As filed with the Securities and Exchange Commission on May 26, 2026.

Registration No. 333-[•]

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

______________________________________

Form F-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

______________________________________

BLEICHROEDER ACQUISITION FRANCE MERGER SUB 2
(Exact name of registrant as specified in its charter)

______________________________________

Republic of France	7374	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

For co-registrants, see “Table of Co-Registrants” on the following page.

1345 Avenue of the Americas, Fl 47
New York, New York 10105
212-984-3835

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

______________________________________

Michel Combes
President
1345 Avenue of the Americas, Fl 47
New York, New York 10105
(212) 984-3835
(Name, address, including zip code, and telephone number, including area code, of agent for service)

______________________________________

Copies to:

Lynwood E. Reinhardt Jocelyne E. Kelly S. Ashley Jaber Reed Smith LLP 2850 North Harwood Street Suite 1500 Dallas, Texas 75201 (469) 680-4200	Albert W. Vanderlaan Marsha Mogilevich Orrick, Herrington & Sutcliffe LLP 51 West 52nd Street New York, New York 10019 (617) 880-2219

______________________________________

Approximate date of commencement of proposed sale to the public: As soon as practicable after (i) this registration statement is declared effective and (ii) upon completion of the applicable transactions described in the enclosed proxy statement/prospectus.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer) ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The Registrant and Co-Registrants hereby amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant and Co-Registrants shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

TABLE OF CO-REGISTRANTS

Exact Name of Co-Registrant as Specified in its Charter	State or Other Jurisdiction of Incorporation or Organization	Primary Standard Industrial Classification Code Number	I.R.S. Employer Identification Number
Bleichroeder Acquisition Corp. II(1)(2)	Cayman Islands	6770	N/A
Pasqal Holding SAS(3)(4)	Republic of France	7374	N/A

____________

(1)      The Co-Registrant has the following principal executive office:

Bleichroeder Acquisition Corp. II
1345 Avenue of the Americas, Fl 47
New York, New York 10105

(2)      The agent for service for the Co-Registrant is:

Robert Folino
1345 Avenue of the Americas, Fl 47
New York, New York 10105
(212) 984-3835

(3)      The Co-Registrant has the following principal executive office:

Pasqal Holding SAS
24 Av. Emile Baudot
91120 Palaiseau
France
+33 (0) 6 03 74 68 32

(4)      The agent for service for the Co-Registrant is:

Cogency Global Inc.
122 East 42nd Street, 18th Floor
New York, NY 10168

The information in this preliminary proxy statement/prospectus is not complete and may be changed. These securities may not be issued until the registration statement filed with the U.S. Securities and Exchange Commission is effective. This preliminary proxy statement/prospectus is not an offer to sell these securities and does not constitute the solicitation of an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY — SUBJECT TO COMPLETION, DATED May 26, 2026

PROXY STATEMENT FOR EXTRAORDINARY GENERAL MEETING
OF SHAREHOLDERS OF
BLEICHROEDER ACQUISITION CORP. II

1345 Avenue of the Americas, Fl 47
New York, New York 10105
(212) 984-3835

NOTICE OF EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS OF
BLEICHROEDER ACQUISITION CORP. II

TO BE HELD ON [•], 2026

To the Shareholders of Bleichroeder Acquisition Corp. II:

NOTICE IS HEREBY GIVEN that an extraordinary general meeting of shareholders (the “extraordinary general meeting”) of Bleichroeder Acquisition Corp. II, a Cayman Islands exempted company (“Bleichroeder”), to be held online via live webcast, at [•] a.m., Eastern Time, on [•], 2026, or at such other time, on such other date and at such other place to which the meeting may be adjourned. For the purposes of the Existing Governing Documents (as defined below), the physical location of the extraordinary general meeting will be at the offices of Reed Smith LLP, 2850 N. Harwood St., Suite 1500, Dallas, Texas 75201. To attend and participate in the extraordinary general meeting virtually, you must register at www.[•], which is referred to in the accompanying proxy statement/prospectus as the Bleichroeder meeting website. Upon completing your registration, you will receive further instructions via email, including a unique link that will allow you access to the extraordinary general meeting and to vote and submit questions during the extraordinary general meeting. You are cordially invited to consider and vote upon the following proposals:

(1)    Proposal No. 1 — The Business Combination Proposal: to approve by ordinary resolution, subject to the passing of each of the other Condition Precedent Proposals, the entry into, execution, and adoption of the Agreement and Plan of Merger, dated as of February 28, 2026 (as amended by that certain Amendment No. 1 to the Agreement and Plan of Merger, dated as of May 26, 2026, and as may be further amended, supplemented or otherwise modified from time to time, the “Business Combination Agreement”) the additional agreements contemplated therein, and the transactions contemplated therein and thereby, including the Reincorporation Merger (as defined below) and the Merger (as defined below) (the “Business Combination”), by and among Bleichroeder, Bleichroeder Acquisition France Merger Sub 2, a French société anonyme and subsidiary of Bleichroeder (“Merger Sub”), and Pasqal Holding SAS, a French société par actions simplifiée (the “Legacy Pasqal”), copies of each of which are attached to the accompanying proxy statement/prospectus as Annex A and Annex A-1, pursuant to which, among other things, (i) Bleichroeder will merge with and into Merger Sub (the “Reincorporation Merger”), with Merger Sub continuing as the surviving company (the “Bleichroeder Surviving Corporation”), and (ii) as promptly as practicable after the date that the Reincorporation Plan of Merger has been registered by the Cayman Registrar in accordance with the Cayman Companies Act, or such later time as specified in or otherwise in accordance with the Reincorporation Plan of Merger and the Cayman Companies Act (the “Reincorporation Merger Effective Time”) and in accordance with applicable French laws, Legacy Pasqal will merge with and into Bleichroeder Surviving Corporation (the “Merger” and, together with the Reincorporation Merger, the “Mergers”), with Bleichroeder Surviving Corporation continuing as the surviving company and changing its name to “Pasqal Holding SA” or such other name selected by Legacy Pasqal (“New Pasqal”) (the proposal, the “Business Combination Proposal”);

The full text of the resolution to be considered and, if thought fit, passed and approved is as follows:

“RESOLVED, as an ordinary resolution, subject to the passing of each of the other Condition Precedent Proposals, that the entry into and execution of the Agreement and Plan of Merger, dated as of February 28, 2026 (as amended by that certain Amendment No. 1 to the Agreement and Plan of Merger, dated as of May 26, 2026, and as may be further amended, supplemented or otherwise modified from time to time, the “Business Combination Agreement”), the additional agreements contemplated therein, and the transactions contemplated therein and thereby, including the Mergers (as defined below) (the “Business Combination”), by and among Bleichroeder Acquisition Corp. II, a Cayman Islands exempted company (“Bleichroeder”), Bleichroeder Acquisition France Merger Sub 2, a French société anonyme and subsidiary of Bleichroeder (“Merger Sub”), and Pasqal Holding SAS, a French société par actions simplifiée (the “Legacy Pasqal”), copies of each of which are attached hereto as Annex A and Annex A-1, (i) Bleichroeder will merge with and into Merger Sub (the “Reincorporation Merger”), with Merger Sub continuing as the surviving company (the “Bleichroeder Surviving Corporation”), and (ii) as promptly as practicable after the date that the Reincorporation Plan of Merger has been registered by the Cayman Registrar in accordance with the Cayman Companies Act, or such later time as specified in or otherwise in accordance with the Reincorporation Plan of Merger and the Cayman Companies Act, Legacy Pasqal will merge with and into Bleichroeder Surviving Corporation (the “Merger” and, together with the Reincorporation Merger, the “Mergers”), with Bleichroeder Surviving Corporation continuing as the surviving company (“New Pasqal”), be authorized, approved, ratified and confirmed in all respects, and the transactions contemplated by the Business Combination Agreement (including the Business Combination) be authorized, approved, ratified and confirmed in all respects.”

(2)    Proposal No. 2 — The Reincorporation Merger Proposal: to approve by a special resolution, that subject to the passing of each of the other Condition Precedent Proposals, the plan of merger (the “Reincorporation Plan of Merger”) relating to the Reincorporation Merger in the form attached to the accompanying proxy statement/prospectus as Annex B, subject to such amendments as may be approved by the directors of Bleichroeder and the authorized signatories of Merger Sub, including the annexures thereto, pursuant to which Bleichroeder will merge with and into Merger Sub, with Bleichroeder Surviving Corporation continuing as the surviving company, such that the undertaking, property and liabilities of Bleichroeder and Merger Sub vest in Bleichroeder Surviving Corporation by virtue of such merger pursuant to the provisions of Part 16 of Companies Act (Revised) of the Cayman Islands, as amended (the “Cayman Companies Act”) and the French Code de commerce (the “French Commercial Code”), the adoption of the articles of association of Bleichroeder Surviving Corporation be in the form attached to the Reincorporation Plan of Merger with effect from the Reincorporation Merger Effective Time and the draft merger agreement and all filing and publication to be filed with the Registre du Commerce et des Sociétés in relation to the Reincorporation Merger, and all matters related thereto in accordance with the French Code de commerce (the transaction, “Reincorporation Merger,” and the proposal, the “Reincorporation Merger Proposal”);

The full text of the resolution to be considered and, if thought fit, passed and approved is as follows:

“RESOLVED, as a special resolution, that, subject to the passing of each of the other Condition Precedent Proposals:

(a)     Bleichroeder Acquisition Corp. II (“Bleichroeder”) be authorized to merge with and into Bleichroeder Acquisition France Merger Sub 2 (“Merger Sub”), with Merger Sub continuing as the surviving company (“Bleichroeder Surviving Corporation”), such that the undertaking, property and liabilities of Bleichroeder and Merger Sub vest in Bleichroeder Surviving Corporation by virtue of such merger pursuant to the provisions of Part 16 of the Companies Act (Revised) of the Cayman Islands and the French Code de commerce (the “Reincorporation Merger”);

(b)    the plan of merger relating to the Reincorporation Merger in the form attached to the accompanying proxy statement/prospectus as Annex B, subject to such amendments as may be approved by the directors of Bleichroeder and the authorized signatories of Merger Sub, including the annexures thereto (the “Reincorporation Plan of Merger”), be authorized, approved and confirmed in all respects;

(c)     the articles of association of Bleichroeder Surviving Corporation be in the form attached to the Reincorporation Plan of Merger with effect from the effective time of the Reincorporation Merger;

(d)    Bleichroeder be and is hereby authorized to enter into the Reincorporation Plan of Merger, and the Reincorporation Plan of Merger be executed by any one director on behalf of Bleichroeder;

(e)     any one director, Ogier (Cayman) LLP, or Bleichroeder’s registered office services provider be authorized to file the Reincorporation Plan of Merger, together with any supporting documentation, for registration to the Registrar of Companies of the Cayman Islands and to make such additional filings or take such additional steps as they deem necessary in respect of the Reincorporation Merger; and

(f)     the draft merger agreement and all filings and publications to be filed with the Registre du Commerce et des Sociétés in relation to the Reincorporation Merger, and all matters related thereto in accordance with the French Code de commerce be to the extent required ratified, authorized, approved and confirmed in all respects.”

(3)    Proposal No. 3 — The Merger Proposal: to approve by a special resolution, subject to the passing of each of the other Condition Precedent Proposals and following the Reincorporation Merger Effective Time, the draft merger agreement, a copy of which is attached to the accompanying proxy statement/prospectus as Annex C (the “French Merger Agreement”) and all matters related thereto in accordance with the French Commercial Code, pursuant to which Legacy Pasqal will merge with and into Bleichroeder Surviving Corporation, with Bleichroeder Surviving Corporation continuing as the surviving company, such that the undertaking, property and liabilities of Bleichroeder Surviving Corporation and Legacy Pasqal vest in New Pasqal by virtue of such merger pursuant to the French Commercial Code (the transaction, the “Merger,” and the proposal, the “Merger Proposal”);

The full text of the resolution to be considered and, if thought fit, passed and approved is as follows:

“RESOLVED, as a special resolution, that subject to the passing of each of the other Condition Precedent Proposals, and following the Reincorporation Merger Effective Time:

(a)     Bleichroeder Surviving Corporation be authorized to merge with Legacy Pasqal, with Bleichroeder Surviving Corporation continuing as the absorbing and surviving company (“New Pasqal”), such that the undertaking, property and liabilities of Bleichroeder Surviving Corporation and Legacy Pasqal vest in New Pasqal by virtue of such merger pursuant to the French Code de commerce (the “Merger”);

(b)    the draft merger agreement, a copy of which is attached to the accompanying proxy statement/prospectus as Annex C (the “French Merger Agreement”), and all matters related thereto in accordance with the French Code de commerce be ratified, authorized, approved and confirmed in all respects;

(c)     Bleichroeder Surviving Corporation be and is hereby authorized to enter into the Merger, the French Merger Agreement be executed by any officer or director on behalf of Bleichroeder Surviving Corporation and any officer, director or authorized service provider of Bleichroeder Surviving Corporation be authorized to file the French Merger Agreement, together with any supporting documentation, for registration with the Registre du Commerce et des Sociétés and to make such additional filings or take such additional steps as they deem necessary in respect of the Merger;

(d)    the amended and restated articles of association of New Pasqal (“New Pasqal Articles of Association”) and the New Pasqal Board Internal Regulations (the “New Pasqal Board Internal Regulations”) to be in effect following the Business Combination, copies of which are attached to the accompanying proxy statement/prospectus as Annex H-1 and Annex H-2, respectively (together, the “Proposed Governing Documents”), be in the form attached to the French Merger Agreement with effect from the effective time of the Merger;

(e)     the French Merger Agreement, a copy of which is attached to the accompanying proxy statement/prospectus as Annex C, all filing and publication in relation to the Merger and all matters related thereto in accordance with the French Code de commerce be ratified, authorized, approved and confirmed in all respects; and

(f)     the delegation of power to the board of directors of Bleichroeder Surviving Corporation to effect the Merger.”

(4)    Proposal No. 4 — The Governing Documents Proposal: to approve by a special resolution, subject to the passing of each of the other Condition Precedent Proposals, following the Reincorporation Merger Effective Time and by virtue of the Merger, the Proposed Governing Documents, copies of which are attached to the accompanying proxy statement/prospectus as Annex H-1 and Annex H-2, respectively, with such principal changes as described in the Advisory Governing Documents Proposals (as defined below) with effect from the closing of the Business Combination (the “Closing,” and the proposal, the “Governing Documents Proposal”);

The full text of the resolution to be considered and, if thought fit, passed and approved is as follows:

“RESOLVED, as a special resolution, that subject to the passing of each of the other Condition Precedent Proposals, following the Reincorporation Merger Effective Time and by virtue of the Merger, the amended and restated articles of association of New Pasqal and the New Pasqal Board Internal Regulations to be

in effect following the Business Combination, copies of which are attached to the accompanying proxy statement/prospectus as Annex H-1 and Annex H-2, respectively, be authorized, approved and adopted in all respects as the governing documents of New Pasqal, with such principal changes as described in the Advisory Governing Documents Proposals (as defined below) with effect from the closing of the Business Combination.”

(5)    Proposal No. 5 — The Advisory Governing Documents Proposals: upon four separate proposals to approve on an advisory, non-binding basis by an ordinary resolution, subject to the passing of each of the other Condition Precedent Proposals (collectively, the “Advisory Governing Documents Proposals”) the material differences between the Proposed Governing Documents and the existing amended and restated memorandum and articles of association of Bleichroeder, adopted by a special resolution passed on January 7, 2026 (the “Existing Governing Documents”);

The full text of the resolution to be considered and, if thought fit, passed and approved is as follows:

“RESOLVED, as four separate ordinary resolutions on a non-binding and advisory basis only, subject to the passing of each of the other Condition Precedent Proposals, that the following governance provisions contained in the Proposed Governing Documents be and are hereby approved and adopted:

(a)     Advisory Governing Documents Proposal 5A:    Under the Proposed Governing Documents, directors of New Pasqal would be appointed by shareholders through ordinary resolution, and the New Pasqal Board would have the ability to fill vacancies arising from death, resignation, or removal between shareholder meetings, subject to ratification at the next meeting;

(b)    Advisory Governing Documents Proposal 5B:    The Proposed Governing Documents would eliminate the advance notice procedures and defaults to French laws, which allows shareholders holding a minimum percentage of share capital (starting at 5%) to request that draft resolutions be added to the meeting agenda, subject to statutory filing requirements generally no later than 25 days before the meeting.

(c)     Advisory Governing Documents Proposal 5C:    The New Pasqal Articles of Association would change the company name of New Pasqal from “Bleichroeder Acquisition France Merger Sub 2” to “Pasqal Holding SA”.

(d)    Advisory Governing Documents Proposal 5D:    The New Pasqal Articles of Association would remove certain provisions related to Bleichroeder’s status as a blank check company that will no longer be applicable upon consummation of the Business Combination.”

(6)    Proposal No. 6 — The Director Election Proposal: to approve by an ordinary resolution, subject to the passing of each of the other Condition Precedent Proposals, the election of directors to serve on the New Pasqal Board following the consummation of the Business Combination for the applicable term under the Proposed Governing Documents, or in each case until their respective successors are duly elected and qualified, or until their earlier resignation, removal or death (the “Director Election Proposal”);

The full text of the resolution to be considered and, if thought fit, passed and approved is as follows:

“RESOLVED, as an ordinary resolution, subject to the passing of each of the other Condition Precedent Proposals, that the nine persons listed below be elected to serve terms on New Pasqal’s board of directors effective as of the Effective Time as set forth in the Proposed Governing Documents or until their respective successors are duly elected and qualified, or until their earlier resignation, removal or death:

Dr. Wasiq Bokhari

Alain Aspect

Georges-Olivier Reymond

Michel Combes

Barbara Dalibard

Kathy Savitt

[•]

[•]

[•]”

(7)    Proposal No. 7 — The Incentive Plan Proposal: to approve by an ordinary resolution, for the purposes of complying with the rules of The Nasdaq Stock Market LLC (“Nasdaq”) and subject to the passing of each of the other Condition Precedent Proposals, a new long-term incentive plan, a copy of which is attached to this proxy statement/prospectus as Annex I, which will be approved by the New Pasqal Board (the “Incentive Plan”) and will provide for awards for a number of New Pasqal ordinary shares, par value €       per share (the “New Pasqal Ordinary Shares”), of up to ten percent (10%) of the aggregate number of New Pasqal Ordinary Shares issued and outstanding immediately after the Closing on a fully diluted and as-converted basis (after giving effect to redemptions by public shareholders (as defined below), if any) (the “Incentive Plan Proposal”);

The full text of the resolution to be considered and, if thought fit, passed and approved is as follows:

“RESOLVED, as an ordinary resolution, that the adoption of the Incentive Plan, a copy of which is attached to the proxy statement/prospectus as Annex I, be approved in all respects.”

(8)    Proposal No. 8 — The Share Issuance Proposal: to approve by an ordinary resolution, including for purposes of complying with the applicable provisions of Nasdaq Listing Rules 5635(a), (b) and (d), and subject to the passing of each of the other Condition Precedent Proposals, the issuance or potential issuance of (i) senior unsecured convertible bonds convertible into New Pasqal Ordinary Shares (the “Senior Unsecured Convertible Bonds”), (ii) warrants to purchase a number of New Pasqal Ordinary Shares equal to 125% of the total number of New Pasqal Ordinary Shares into which the Senior Unsecured Convertible Bonds are initially convertible at Closing (the “Investment Warrants”), (iii) New Pasqal Ordinary Shares to be issued to shareholders of New Pasqal in connection with the Business Combination, and (iv) New Pasqal Ordinary Shares issuable upon the conversion or exercise of the Senior Unsecured Convertible Bonds and Investment Warrants (the “Share Issuance Proposal,” and together with the Business Combination Proposal, the Reincorporation Merger Proposal, the Merger Proposal, the Governing Documents Proposal, the Incentive Plan Proposal, and the Share Issuance Proposal, the “Condition Precedent Proposals”);

The full text of the resolution to be considered and, if thought fit, passed and approved is as follows:

“RESOLVED, as an ordinary resolution, that, for the purposes of complying with the applicable Nasdaq Listing Rules, the issuance of (i) senior unsecured convertible bonds convertible into New Pasqal Ordinary Shares, (ii) warrants to purchase a number of New Pasqal Ordinary Shares equal to 125% of the total number of New Pasqal Ordinary Shares into which the Senior Unsecured Convertible Bonds are initially convertible at Closing, (iii) New Pasqal Ordinary Shares to be issued to shareholders of New Pasqal in connection with the Business Combination, and (iv) New Pasqal Ordinary Shares issuable upon the conversion or exercise of the Senior Unsecured Convertible Bonds and Investment Warrants be and are hereby approved.”

(9)    Proposal No. 9 — The Adjournment Proposal: to approve by an ordinary resolution, the adjournment of the extraordinary general meeting to a later date or dates, if necessary or convenient, in the reasonable determination of the chairman of Bleichroeder (x) to permit further solicitation and vote of proxies in the event that there are insufficient votes for any of the foregoing, (y) if Bleichroeder determines that one or more of the conditions to Closing is not or will not be satisfied or waived or (z) to facilitate the Reincorporation Merger, the Merger or any other transaction contemplated in connection with the Business Combination (i) to the extent necessary to ensure that any required supplement or amendment to the accompanying proxy statement/prospectus is provided to Bleichroeder’s shareholders or (ii) to permit further solicitation and vote of proxies in the event that there are insufficient votes for the approval of one or more of the proposals at the extraordinary general meeting (the “Adjournment Proposal”);

The full text of the resolution to be considered and, if thought fit, passed and approved is as follows:

“RESOLVED, as an ordinary resolution, that the adjournment of the extraordinary general meeting to a later date or dates, if necessary or convenient, in the reasonable determination of the chairman of Bleichroeder (x) to permit further solicitation and vote of proxies in the event that there are insufficient votes for any of the foregoing, (y) if Bleichroeder determines that one or more of the conditions to Closing is not or will not be satisfied or waived or (z) to facilitate the Reincorporation Merger, the Merger or any other transaction contemplated in connection with the Business Combination (i) to the extent necessary to ensure that any required supplement or amendment to the accompanying proxy statement/prospectus is provided to Bleichroeder shareholders or (ii) to permit further solicitation and vote of proxies in the event that there are insufficient votes for the approval of one or more of the proposals at the extraordinary general meeting be approved.”

Each of the Condition Precedent Proposals, the Advisory Governing Documents Proposal, the Director Election Proposal, the Incentive Plan Proposal and the Adjournment Proposal (collectively, the “Transaction Proposals”) is more fully described in the accompanying proxy statement/prospectus, which we urge each Bleichroeder shareholder to review carefully.

Only holders of record of Bleichroeder’s Class A ordinary shares, par value $0.0001 per share (“Bleichroeder Class A Ordinary Shares”), and Class B ordinary shares, par value $0.0001 per share (“Bleichroeder Class B Ordinary Shares,” together with the Bleichroeder Class A Ordinary Shares, the “Bleichroeder Ordinary Shares”), at the close of business on [•], 2026 are entitled to notice of and to vote and have their votes counted at the extraordinary general meeting and any adjournment of the extraordinary general meeting.

The accompanying proxy statement/prospectus and accompanying proxy card are being provided to Bleichroeder’s shareholders in connection with the solicitation of proxies to be voted at the extraordinary general meeting and at any adjournment of the extraordinary general meeting. Whether or not you plan to attend the extraordinary general meeting, all Bleichroeder’s shareholders are urged to read the accompanying proxy statement/prospectus, including the Annexes thereto and the documents referred to herein carefully and in their entirety. You should also carefully consider the risk factors described in “Risk Factors” beginning on page 25 of the accompanying proxy statement/prospectus.

The board of directors of Bleichroeder (the “Bleichroeder Board”) and the special committee of the Bleichroeder Board (the “Special Committee”) took into account the draft opinion of Newbridge Securities Corporation (“Newbridge”), rendered on February 25, 2026 to the effect that, as of that date and based on and subject to the assumptions made, procedures followed, matters considered and qualifications and limitations on the review undertaken described in such opinion, the Business Combination is fair, from a financial point of view, to the Bleichroeder shareholders (other than the Sponsor).

After careful consideration, the Bleichroeder Board and the Special Committee have each unanimously (i) determined that it is advisable and in the best interests of Bleichroeder and its shareholders, as a whole, to enter into the Business Combination Agreement and the additional agreements related thereto to which it is a party, and to consummate the Mergers, and the other transactions contemplated therein, (ii) approved and declared advisable the Business Combination Agreement and the additional agreements related thereto to which it is a party, and performance thereof and the consummation of the Mergers and the other transactions contemplated therein, (iii) determined that the transactions contemplated by the Business Combination Agreement and the additional agreements related thereto constitute a “Business Combination” as defined in Bleichroeder’s organizational documents, and (iv) recommended that shareholders of Bleichroeder vote “FOR” each of the Transaction Proposals. When you consider the recommendation of these proposals by the board of directors of Bleichroeder, you should keep in mind that Bleichroeder’s directors and officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the sections entitled “The Business Combination Proposal — Interests of Bleichroeder’s Directors and Executive Officers in the Business Combination” and “Risk Factors — Risks Related to Bleichroeder and the Business Combination — Our Sponsor, certain members of our board of directors and our officers have interests in the Business Combination that may conflict with those of other shareholders in recommending that shareholders vote in favor of approval of the Business Combination and the other proposals described in this proxy statement/prospectus” in the accompanying proxy statement/prospectus for a further discussion of these considerations.

Pursuant to the Existing Governing Documents, each holder of Bleichroeder Class A Ordinary Shares, who is not Bleichroeder Sponsor 2 LLC, a Delaware limited liability company (the “Sponsor”), a shareholder of Bleichroeder immediately prior to its initial public offering, a member of Bleichroeder’s management team, or a member of the Bleichroeder Board of Directors (the “Bleichroeder Board”), may request that Bleichroeder redeem all or a portion of its Bleichroeder Class A Ordinary Shares (such shares, the “public shares” and such holders the “public shareholders”) for cash in connection with any vote on the Business Combination. As a public shareholder, in the event that the Business Combination is approved and consummated, you will be entitled to receive a per share redemption price payable in cash, equal to the aggregate amount then on deposit in the trust account (the “Trust Account”) calculated as of two business days prior to the consummation of the Business Combination, including interest earned on the Trust Account (which interest shall be net of taxes payable), divided by the number of then issued public shares (such redemption price being referred to herein as the “Redemption Price”), for any public shares to be redeemed only if you:

(i)     hold public shares, whether you are a record holder or hold your shares in “street name,”

(ii)    elect to separate the units that you hold into the underlying public shares and public warrants, to the extent you hold public shares through units, prior to exercising your redemption rights with respect to your public shares;

(iii)   timely submit a written request to Continental Stock Transfer & Trust Company (“Continental”), Bleichroeder’s transfer agent, in which you (a) request that Bleichroeder redeem all or a portion of your public shares for cash, and (b) identify yourself as a beneficial holder and provide your legal name, phone number, and address; and

(iv)   timely deliver your share certificates to our transfer agent, Continental, or deliver your shares to our transfer agent, Continental, electronically using the DWAC (Deposit/Withdrawal At Custodian) system of the Depository Trust Company (“DTC”).

Holders must complete the procedures for electing to redeem their public shares in the manner described above prior to [•] p.m., Eastern Time, on [•], 2026 (two business days before the extraordinary general meeting) in order for their shares to be redeemed. Given the relatively short exercise period, it is advisable for shareholders to use electronic delivery of their public shares. Any request to redeem such shares, once made, may be withdrawn at any time up to [•] p.m., Eastern Time, on [•], 2026.

Holders of units must elect to separate the units into the underlying public shares and warrants prior to exercising redemption rights with respect to the public shares. If holders hold their units in an account at a brokerage firm or bank, holders must notify their broker or bank that they elect to separate the units into the underlying public shares and warrants, or if a holder holds units registered in its own name, the holder must contact Continental directly and instruct them to do so. The redemption rights include the requirement that a holder must identify itself in writing as a beneficial holder and provide its legal name, phone number, and address to Continental in order to validly redeem its shares. Public shareholders may elect to redeem public shares regardless of whether or how they vote in respect of the Business Combination Proposal. If the Business Combination is not consummated, the public shares will be returned to the respective holder, broker, or bank.

If the Business Combination is approved and consummated, and if a public shareholder properly exercises its right to redeem all or a portion of the public shares that it holds and timely delivers its shares to Continental, Bleichroeder will redeem such public shares for the Redemption Price. For illustrative purposes, as of [•], 2026, this would have amounted to approximately $[•] per issued and outstanding public share.

If a public shareholder exercises its redemption rights in full, then it will be electing to exchange its public shares for the Redemption Price and will no longer own public shares. See the section entitled “The Extraordinary General Meeting of Bleichroeder Shareholders — Redemption Rights” in the accompanying proxy statement/prospectus for a detailed description of the procedures to be followed if you wish to redeem your public shares for the Redemption Price.

Notwithstanding the foregoing redemption rights, the Existing Governing Documents provide that a public shareholder, together with any affiliate of such public shareholder or any other person with whom such public shareholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended), will be restricted from redeeming its public shares with respect to more than an aggregate of 15% of the public shares. Accordingly, if a public shareholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the public shares, then any such shares in excess of that 15% limit would not be redeemed for the “Redemption Price”, without Bleichroeder’s prior consent. There will be no redemption rights with respect to Bleichroeder’s warrants.

The Sponsor, which directly owns 9,583,333 Bleichroeder Class B Ordinary Shares (the “Founder Shares”), and the initial shareholders (which indirectly own a portion of such shares), have agreed pursuant to that certain letter agreement, dated as of January 7, 2026 (the “Sponsor Letter Agreement”) to, among other things, (i) vote all of the Founder Shares and all shares they acquired prior to the announcement of the Business Combination in favor of the Business Combination and (ii) not redeem any Bleichroeder Ordinary Shares owned by the Sponsor or the initial shareholders in connection with such shareholder approval in connection with the Business Combination, in each case, on the terms and subject to the conditions set forth in the Sponsor Letter Agreement.

The Business Combination Agreement is subject to the satisfaction or waiver of certain other closing conditions as described in the accompanying proxy statement/prospectus, including, among other things, the approval of the Condition Precedent Proposals. There can be no assurance that the closing conditions will be satisfied or that the parties to the Business Combination Agreement would waive any such provision of the Business Combination Agreement.

Consideration Received by the Sponsor and its Affiliates: In connection with the Business Combination, the Sponsor will receive (i) 9,583,333 shares of New Pasqal Ordinary Shares upon the conversion of 9,583,333 Founder Shares, which were initially purchased in a private placement prior to the initial public offering of Bleichroeder (the “IPO”) for an aggregate consideration of $25,000 and (ii) 5,000,000 warrants issued by New Pasqal to purchase up to 5,000,000 New Pasqal Ordinary Shares, upon the exchange for 5,000,000 private placement warrants. The Sponsor and the underwriters of IPO, in a private placement that closed concurrently with the IPO, purchased in aggregate 7,750,000 private placement warrants for an aggregate purchase price of $7,750,000. Of those 7,750,000 private placement warrants, the Sponsor purchased 5,000,000 private placement warrants and the underwriters purchased 2,750,000 private placement warrants. Each such private placement warrant will be exchanged for one warrant of New Pasqal to purchase one New Pasqal Ordinary Share in connection of the Business Combination. Inflection Point Fund I LP (in whose general partner Mr. Gundlach has, individually and through affiliates, a non-voting, non-controlling indirect financial interest) has an indirect interest in 1,000,000 of the private placement warrants and 2,000,000 Founder Shares for its membership interest in the Sponsor. Science & Technology Partners, L.P. (“STP”) also holds an indirect interest in 1,000,000 of the private placement warrants and 2,000,000 Founder Shares, through its membership interest in the Sponsor. See the section entitled “Questions and Answers — Who is our Sponsor?” The warrants to be issued by New Pasqal in exchange for the private placement warrants will have an exercise price of $11.50 per warrant, subject to adjustment. Such warrants may become exercisable 30 days after the completion of the Business Combination and will expire five years after the completion of the Business Combination or earlier upon redemption or liquidation. Once these warrants become exercisable, such exercise may further dilute your interests in the company. See the section entitled “Risk Factors — Existing shareholders will experience significant dilution as a result of the Business Combination and related transactions, and the market price of its ordinary shares may be adversely affected. Future transactions contemplated by the definitive documentation for the Business Combination may also have a dilutive effect.” in the accompanying proxy statement/prospectus for a detailed description.

Bleichroeder pays MJP Advisory Group LLC (“MJP”), an affiliate of Bleichroeder’s Chief Operating Officer and current Chief Executive Officer, $18,000 per month plus out-of-pocket expenses for his services as Chief Operating Officer, pursuant to an advisory agreement. Upon completion of our initial business combination or our liquidation, an amount equal to $600,000 less the total amount of all such monthly payments made up to that time shall be payable under such agreement. For more details, see the section entitled “Certain Relationships and Related Party Transactions — Services Agreement.”

As of the date of this proxy statement/prospectus, other than the service fee payable to MJP, no compensation of any kind, including finder’s and consulting fees, has been paid to the Sponsor, members of our management team, or any of their affiliates, for services rendered prior to or in connection with the completion of the Business Combination. Additionally, these entities or individuals may be reimbursed for out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. As of the date of this proxy statement/prospectus, there are no out-of-pocket expenses to be reimbursed. The reimbursement of expenses and advances and the securities issued to the Sponsor and Inflection Point Fund may result in a material dilution of the equity interests of non-redeeming Public Shareholders. See the sections titled “Dilution”, “Summary of the Proxy Statement/Prospectus — Interests of Bleichroeder’s Directors and Executive Officers in the Business Combination” and “Summary of the Proxy Statement/Prospectus — Consideration Received by the Sponsor and its Affiliates”.

Potential conflicts of interest in connection with the Business Combination

There may be actual or potential material conflicts of interest between or among (i) the Sponsor, Bleichroeder’s officers and directors, Pasqal’s officers and directors and (ii) unaffiliated security holders of Bleichroeder. Such conflicts of interest may include a material conflict of interest arising in determining whether to proceed with the Business Combination, the compensation of Bleichroeder’s directors and officers and the compensation of the Sponsor and its affiliates in connection with the Business Combination. Pasqal’s directors and officers have interests in the Business Combination that are different from, or in addition to, those of the Bleichroeder shareholders and rights holders generally. “Summary of the Proxy Statement/Prospectus — Interests of Bleichroeder’s Directors and Executive Officers in the Business Combination” and “Summary of the Proxy Statement/Prospectus — Consideration Received by the Sponsor and its Affiliates”.

Your vote is very important. Whether or not you plan to attend the extraordinary general meeting, please return your proxy form as soon as possible by following the instructions in the accompanying proxy statement/prospectus to make sure that your shares are represented at the extraordinary general meeting. If you hold your shares in “street name” through a bank, broker, or other nominee, you will need to follow the instructions provided to you by your bank, broker, or other nominee to ensure that your shares are represented and voted at the extraordinary general meeting.

If you sign, date, and return your proxy card without indicating how you wish to vote, your proxy will be voted “FOR” each of the proposals presented at the extraordinary general meeting. If you fail to return your proxy card or fail to instruct your bank, broker, or other nominee how to vote, and do not attend the extraordinary general meeting in person, the effect will be, among other things, that your shares will not be counted for purposes of determining whether a quorum is present at the extraordinary general meeting. If you are a shareholder of record and you attend the extraordinary general meeting and wish to vote in person, you may withdraw your proxy and vote in person.

Your attention is directed to the remainder of the accompanying proxy statement/prospectus following this notice (including the Annexes and other documents referred to herein) for a more complete description of the proposed Business Combination and related transactions and each of the proposals. You are encouraged to read the accompanying proxy statement/prospectus carefully and in its entirety, including the Annexes hereto and other documents referred to herein. If you have any questions or need assistance voting your Bleichroeder Ordinary Shares, please contact [•], Bleichroeder’s proxy solicitor, by calling [•], or banks and brokers can call collect at [•], or by emailing [•].

Thank you for your participation. We look forward to your continued support.

By Order of the Board of Directors of Bleichroeder Acquisition Corp. II

Andrew Gundlach
Executive Chairman

This proxy statement/prospectus is dated, and is first being mailed to shareholders of Bleichroeder on or about that date.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORY AGENCY HAS APPROVED OR DISAPPROVED THE TRANSACTIONS DESCRIBED IN THIS PROXY STATEMENT/PROSPECTUS OR ANY OF THE SECURITIES TO BE ISSUED IN THE BUSINESS COMBINATION, PASSED UPON THE MERITS OR FAIRNESS OF THE BUSINESS COMBINATION OR RELATED TRANSACTIONS OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY CONSTITUTES A CRIMINAL OFFENSE.

BLEICHROEDER ACQUISITION CORP. II

1345 Avenue of the Americas, Fl 47

New York, New York 10105

(212) 984-3835

Dear Shareholders of Bleichroeder Acquisition Corp. II:

We cordially invite you to attend an extraordinary general meeting of shareholders (the “extraordinary general meeting”) of Bleichroeder Acquisition Corp. II, a Cayman Islands exempted company (“Bleichroeder”), to be held online via live webcast, at [•] a.m., Eastern Time, on [•], 2026, or at such other time, on such other date and at such other place to which the meeting may be adjourned. For the purposes of the amended and restated memorandum and articles of association of Bleichroeder, adopted by a special resolution passed on January 7, 2026 (the “Existing Governing Documents”), the physical location of the extraordinary general meeting will be at the offices of Reed Smith LLP, 2850 N. Harwood St., Suite 1500, Dallas, Texas 75201. To attend and participate in the extraordinary general meeting virtually, you must register at www.[•], which is referred to in the accompanying proxy statement/prospectus and on the Bleichroeder meeting website. Upon completing your registration, you will receive further instructions via email, including a unique link that will allow you access to the extraordinary general meeting and to vote and submit questions during the extraordinary general meeting.

At the extraordinary general meeting, our shareholders will be asked to consider and vote upon a proposal, which we refer to as the “Business Combination Proposal,” to approve by an ordinary resolution, the entry into and execution of the Agreement and Plan of Merger, dated as of February 28, 2026 (as amended by that certain Amendment No. 1 to the Agreement and Plan of Merger, dated as of May 26, 2026, and as may be further amended, supplemented or otherwise modified from time to time, the “Business Combination Agreement”), the additional agreements contemplated therein, and the transactions contemplated therein and thereby, including the Reincorporation Merger (as defined below) and the Merger (as defined below) (the “Business Combination”), by and among Bleichroeder, Bleichroeder Acquisition France Merger Sub 2, a French société anonyme and subsidiary of Bleichroeder (“Merger Sub”), and Pasqal Holding SAS, a French société par actions simplifiée (the “Legacy Pasqal”), copies of each of which are attached to the accompanying proxy statement/prospectus as Annex A and Annex A-1. The Business Combination Agreement provides that, among other things, (i) Bleichroeder will merge with and into Merger Sub (the “Reincorporation Merger”), with Merger Sub continuing as the surviving company (“Bleichroeder Surviving Corporation”), and (ii) as promptly as practicable after the date that the Reincorporation Plan of Merger has been registered by the Cayman Registrar in accordance with the Cayman Companies Act, or such later time as specified in or otherwise in accordance with the Reincorporation Plan of Merger and the Cayman Companies Act (the “Reincorporation Merger Effective Time”), and in accordance with applicable French laws, Legacy Pasqal will merge with and into Bleichroeder Surviving Corporation (the “Merger” and, together with the Reincorporation Merger, the “Mergers”), with Bleichroeder Surviving Corporation continuing as the surviving company and changing its name to “Pasqal Holding SA” or such other name selected by Legacy Pasqal (“New Pasqal”).

As further described in the accompanying proxy statement/prospectus, subject to the terms and conditions of the Business Combination Agreement, the closing of the Business Combination (the “Closing”) will occur as follows:

First, the parties to the Business Combination Agreement will, pursuant to the terms and conditions therein, effect the Reincorporation Merger by executing and filing the reincorporation plan of merger, a copy of which is attached to the accompanying proxy statement/prospectus as Annex B (the “Reincorporation Plan of Merger”), including the annexures thereto, subject to such amendments as may be approved by the directors of Bleichroeder and the authorized signatories of Merger Sub, with the Registrar of Companies in the Cayman Islands. At the Reincorporation Merger Effective Time and immediately following the unit separation of Bleichroeder’s units (as described in the proxy statement/prospectus) (the “Unit Separation”):

•        each issued and outstanding (i) Class A ordinary share, par value $0.0001 per share (each a “Bleichroeder Class A Ordinary Share”), including each Bleichroeder Class A Ordinary Share held as a result of the Unit Separation, and excluding (x) any shares in respect of which dissenters’ rights have been validly exercised, (y) any shares held directly or indirectly in the treasury of Bleichroeder or any Bleichroeder Class A Ordinary Share held by any direct or indirect wholly owned subsidiary of Bleichroeder immediately prior to the Reincorporation Merger Effective Time (the “Treasury Shares”), and any (z) Bleichroeder

Class A Ordinary Share held by a holder who has validly exercised its redemption rights (“Redeeming Shares”), and (ii) Class B ordinary share, par value $0.0001 per share (each, a “Bleichroeder Class B Ordinary Share,” and together with the Bleichroeder Class A Ordinary Shares, the “Bleichroeder Ordinary Shares”) will be cancelled and converted automatically into one ordinary share, par value €         per share, of Bleichroeder Surviving Corporation (the “Bleichroeder Surviving Corporation Ordinary Share”);

•        each issued and outstanding warrant to purchase Bleichroeder Class A Ordinary Shares (each, a “Bleichroeder Warrant”), including the Bleichroeder Warrants held as a result of the Unit Separation, will cease separate existence and trading and will be converted into a warrant to purchase one Bleichroeder Surviving Corporation Ordinary Share (each, a “Bleichroeder Surviving Corporation Warrant”);

•        each Redeeming Share issued and outstanding will automatically be cancelled and cease to exist and will represent only the right to be paid a pro rata share of the aggregate amount payable with respect to all such Redeeming Shares in accordance with the terms of the Existing Governing Documents;

•        each Treasury Share will be cancelled and extinguished without any conversion thereof or payment therefor; and

•        the one issued and outstanding ordinary share, par value €10 per share, of Merger Sub owned by Bleichroeder will be cancelled and no consideration shall be delivered therefor.

As soon as practicable following the Reincorporation Merger Effective Time and in accordance with French laws, Legacy Pasqal will merge with Bleichroeder Surviving Corporation by way of a merger by absorption (fusion-absorption) in accordance with the applicable provisions of the French Commercial Code, including Articles L. 236-1 et seq. At the effective time of the Merger (the “Merger Effective Time”), Legacy Pasqal will be dissolved without liquidation (dissolution sans liquidation) together with the completion of a universal transfer (transmission universelle de patrimoine), pursuant to which New Pasqal will succeed all the rights and obligations of Legacy Pasqal, and, among other things:

•        each issued and outstanding (i) “Class Seed” Ordinary Share, par value €0.10 per share, of Legacy Pasqal, (ii) common ordinary share, par value €0.10 per share, of Legacy Pasqal, (iii) “Class A” ordinary share, €0.10 per share, of Legacy Pasqal, (iv) “Class B” ordinary share, €0.10 per share, of Legacy Pasqal, and (v) “Class C” ordinary share, €0.10 per share, of Legacy Pasqal, will be exchanged for Bleichroeder Surviving Corporation Ordinary Share (hereinafter referred to as the “New Pasqal Ordinary Shares”) using an exchange ratio of 24.01 (the “Exchange Ratio”) calculated in accordance with the draft merger agreement, a copy of which is attached to the accompanying proxy statement/prospectus as Annex C, and in accordance with the requirements of French laws to be entered into in connection with the Merger (the “French Merger Agreement”) by dividing the value of a Legacy Pasqal share by the value of a Bleichroeder Surviving Corporation share (i.e., $10 per share). The value of a Legacy Pasqal share is obtained by dividing the pre-transaction equity valuation of Legacy Pasqal of $2,000,000,000 (the “Pre-Transaction Equity Valuation”) by the total number of Legacy Pasqal shares outstanding on a non-fully diluted basis, or 8,330,989 shares. Under French law, the merger of Legacy Pasqal into Bleichroeder Surviving Corporation is structured as a fusion-absorption governed by the French Commercial Code, and the exchange ratio (parité d’échange) is derived from the valeur réelle (real or fair value) of Legacy Pasqal as a going concern, determined on the basis of a multi-criteria valuation negotiated at arm’s length. An independent merger appraiser (commissaire à la fusion), appointed by court order, will verify that the relative values attributed to the shares are appropriate and that the exchange ratio is fair, and such Exchange Ratio is accordingly subject to change; and

•        each issued and outstanding equity warrant governed by French laws (bons de souscription de parts de créateur d’entreprise) of Legacy Pasqal (“Rollover BSPCEs”) will be assumed by New Pasqal, and will grant the right to subscribe for New Pasqal Ordinary Shares, with the number of shares adjusted, as applicable to reflect the Exchange Ratio, on the same terms and conditions as were applicable to the Rollover BSPCEs as of immediately prior to the Merger Effective Time (including vesting, exercise period and expiration date), except as otherwise provided by the French Merger Agreement, or as required by applicable law.

Following the Merger Effective Time, the Bleichroeder Surviving Corporation Ordinary Shares will be referred to as “New Pasqal Ordinary Shares” and the Bleichroeder Surviving Corporation Warrants will be referred to as “New Pasqal Warrants.”

Financing for the Business Combination

The Business Combination is expected to be financed through a combination of (i) funds remaining in the trust account that holds a portion of the proceeds of Bleichroeder’s initial public offering and the concurrent sale of the private placement warrants (the “Trust Account”), following the exercise of all Bleichroeder shareholders’ redemption rights, (ii) the proceeds of the March 2026 Financing (as defined below), and (iii) funds raised from any other financing transactions agreed upon by Bleichroeder, Legacy Pasqal and Merger Sub, including the proceeds from any future subscription purchase agreements or similar to be entered into prior to the consummation of the Business Combination.

In connection with the transactions contemplated by the Business Combination Agreement, Bleichroeder, Merger Sub and certain investors (the “Investors”) entered into a securities purchase agreement, dated as of March 4, 2026 and as amended on May 23, 2026 (as it may be further amended, restated or otherwise modified, the “March 2026 SPA”), pursuant to which Investors have agreed, among other things subject to certain conditions, to subscribe for $312.5 million aggregate principal amount of senior unsecured convertible bonds convertible into New Pasqal Ordinary Shares (the “Senior Unsecured Convertible Bonds”) and receive warrants to subscribe up to a number of New Pasqal Ordinary Shares equal to 125% of the total number of New Pasqal Ordinary Shares into which the Senior Unsecured Convertible Bonds are initially convertible at an exercise price of $12.00 per New Pasqal Ordinary Share at the Closing, subject to adjustments provided in the March 2026 SPA (each, an “Investment Warrant”), for an aggregate subscription price of $250.0 million, reflecting a 20% original issue discount in a private placement (the “March 2026 Financing”). Each of the Investment Warrants will be immediately exercisable upon issuance and will expire five years from the date of Closing. The closing of the March 2026 Financing shall occur substantially concurrent with the Closing.

It is anticipated that, of the issued and outstanding New Pasqal Ordinary Shares upon completion of the Business Combination, Bleichroeder Sponsor 2 LLC (the “Sponsor”), and its affiliates will own approximately 3.6%, shareholders of Legacy Pasqal will own approximately 75.7%, the Investors (other than the Sponsor’s affiliates) will own approximately 9.9% and our public shareholders will own approximately 10.9%, respectively, of the issued and outstanding New Pasqal Ordinary Shares. These percentages are calculated based on a number of assumptions and are subject to adjustment in accordance with the terms of the Business Combination Agreement. These relative percentages assume that none of the public shareholders exercise their redemption rights. These percentages do not include any transactions that may be entered into after the date hereof or any exercise or conversion of the New Pasqal Warrants. If any of the public shareholders exercise redemption rights, or any of the other assumptions are not true, these percentages will be different. You should read “Summary of the Proxy Statement/Prospectus — Ownership of New Pasqal Upon Completion of the Business Combination” and “Unaudited Pro Forma Condensed Combined Financial Information” for further information.

In addition to the Business Combination Proposal, you will also be asked to consider, vote upon and approve: (a) by a special resolution, among other things the Reincorporation Merger and the entry into and execution of the Reincorporation Plan of Merger, a copy of which is attached to the accompanying proxy statement/prospectus as Annex B, subject to such amendments as may be approved by the directors of Bleichroeder and the authorized signatories of Merger Sub, including the annexures thereto (the “Reincorporation Merger Proposal”), (b) by a special resolution, the French Merger Agreement and the entry into and execution of the French Merger Agreement, a copy of which is attached to the accompanying proxy statement/prospectus as Annex C (the “Merger Proposal”), (c) by a special resolution, the adoption of the New Pasqal Articles of Association and the New Pasqal Board Internal Regulations to be in effect following the Business Combination, copies of which are attached to the accompanying proxy statement/prospectus as Annex H-1 and Annex H-2, respectively (the “Governing Documents Proposal”), (d) upon four separate proposals on an advisory, non-binding basis by an ordinary resolution, the material differences between the New Pasqal Articles of Association and the New Pasqal Board Internal Regulations to be in effect following the Business Combination, copies of which are attached to the accompanying proxy statement/prospectus as Annex H-1 and Annex H-2, respectively, and the Existing Governing Documents (the “Advisory Governing Documents Proposals”), (e) by an ordinary resolution, the appointment of certain directors of New Pasqal with effect from the Closing (the “Director Election Proposal”), (f) by an ordinary resolution, a new equity incentive plan, a copy of which is attached to this proxy statement/prospectus as Annex I (the “Incentive Plan Proposal”), (g) by an ordinary resolution, the issuance of Senior Unsecured Convertible Bonds, the Investment Warrants, New Pasqal Ordinary Shares underlying the foregoing and New Pasqal Ordinary Shares to be issued to the shareholders of New Pasqal in connection with the Business Combination (the “Share Issuance Proposal,” and the Business Combination Proposal, the Reincorporation Merger Proposal, the Merger Proposal, the Governing Documents Proposal, and the Incentive Plan Proposal, the “Condition Precedent Proposals”), and (h) an adjournment proposal, as an ordinary resolution, to approve the adjournment of the extraordinary general meeting to a later date or dates, if necessary or convenient, in the reasonable determination of the chairman of Bleichroeder (x) to permit further solicitation and vote of proxies in the event that there are insufficient votes for any of the foregoing, (y) if Bleichroeder determines that one or more of the conditions to Closing is not or will not be satisfied or waived or (z) to facilitate the Reincorporation Merger, the Merger or any other transaction contemplated in connection with the Business Combination (i) to the extent necessary to ensure that any required supplement or amendment to the accompanying proxy statement/prospectus is provided to Bleichroeder’s shareholders or (ii) to permit further solicitation and vote of proxies in the event that there are insufficient votes for the approval of one or more of the proposals at the extraordinary general meeting (the “Adjournment Proposal,” and together with the Condition Precedent Proposals, the Advisory Governing Documents Proposals, the Director Election Proposal, and the Incentive Plan Proposal, the “Transaction Proposals”). Each of the Transaction Proposals is more fully described in the accompanying proxy statement/prospectus, which each Bleichroeder shareholder is encouraged to read carefully and in its entirety.

The Adjournment Proposal provides for a vote to adjourn the extraordinary general meeting to a later date or dates, if necessary or convenient, in the reasonable determination of the chairman of Bleichroeder (x) to permit further solicitation and vote of proxies in the event that there are insufficient votes for any of the foregoing, (y) if Bleichroeder determines that one or more of the conditions to Closing is not or will not be satisfied or waived or (z) to facilitate the Reincorporation Merger, the Merger or any other transaction contemplated, (i) to the extent necessary to ensure that any required supplement or amendment to the accompanying proxy statement/prospectus is provided to Bleichroeder shareholders or (ii) to permit further solicitation and vote of proxies in the event that there are insufficient votes for the approval of one or more of the proposals at the extraordinary general meeting be approved.

In connection with the Business Combination, certain related agreements have been, or will be entered into on or prior to the closing of the Business Combination, including subscription agreements in connection with the transactions contemplated thereby (each as defined in the accompanying proxy statement/prospectus). See the section entitled “Certain Agreements Related to the Business Combination” in the accompanying proxy statement/prospectus for more information.

Under the Business Combination Agreement, the Closing is subject to a number of customary closing conditions, including but not limited to, that the Condition Precedent Proposals be approved by the applicable requisite vote of the Bleichroeder’s and Legacy Pasqal’s shareholders, respectively, and that New Pasqal have access to no less than $150,000,000 (prior to the payment of any transaction expenses), from (i) funds remaining in the Trust Account following the exercise of public shareholders’ redemption rights, (ii) the proceeds of the March 2026 Financing, and (iii) funds raised from any other financing transactions agreed upon by Bleichroeder, Legacy Pasqal and Merger Sub, including the proceeds from any future securities purchase agreements to be entered into prior to the consummation of the Business Combination, but excluding, for the avoidance of doubt, the series C equity raise closed by Legacy Pasqal on February 27, 2026 (the “Legacy Pasqal Series C Equity Raise”). If any of the conditions to Legacy Pasqal’s obligation to consummate the Business Combination are not satisfied, then Legacy Pasqal will not be required to consummate the Business Combination.

Bleichroeder Class A Ordinary Shares and the warrants entitling the holders thereof to purchase Bleichroeder Class A Ordinary Shares as part of the units offered by Bleichroeder in the initial public offering (the “public warrants”) are currently listed on Nasdaq under the symbols “BBCQ” and “BBCQW”, respectively. Certain of Bleichroeder Class A Ordinary Shares and public warrants currently trade as units consisting of one Bleichroeder Class A Ordinary Share and one-third of one redeemable warrant, and are listed on Nasdaq under the symbol “BBCQU”. Following the Closing, the New Pasqal Ordinary Shares and New Pasqal Warrants are intended to be listed, subject to Nasdaq approval, under the proposed symbols “PSQL” and “PSQLW”, respectively. New Pasqal intends to apply for listing the New Pasqal Ordinary Shares and New Pasqal Warrants on Nasdaq under the name “Pasqal Holding SA” to be effective at the time of the consummation of the Business Combination. New Pasqal will not have units traded following consummation of the Business Combination.

It is important for you to know that, at the time of Bleichroeder’s extraordinary general meeting, the parties may not have received from Nasdaq either confirmation of the listing of the New Pasqal Ordinary Shares or that approval will be obtained prior to the consummation of the Business Combination, and it is possible that the listing condition to the consummation of the Business Combination may be waived by the parties to the Business Combination Agreement. As a result, you may be asked to vote to approve the Business Combination and the other proposals included in this proxy statement/prospectus without such confirmation, and, further, it is possible that such confirmation may never be received and the Business Combination could still be consummated if such condition is waived or is subject to an exception and therefore the New Pasqal Ordinary Shares would not be listed on any nationally recognized securities exchange.

Within the twelve months following the consummation of the Business Combination, New Pasqal shall use its reasonable best efforts to dual-list on Nasdaq and the Euronext N.V. Paris (“Euronext”), subject to market conditions. In connection with such listing, New Pasqal may issue additional equity securities. No certainty can be provided as to the timing of any such listing or offering or whether either will be ultimately successful.

Bleichroeder is an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, and consequently, following the Business Combination, New Pasqal will be an “emerging growth company.” As such, New Pasqal has elected to comply with certain reduced public company reporting requirements.

Pursuant to the Existing Governing Documents, each holder of Bleichroeder Class A Ordinary Shares who is not the Sponsor, a shareholder of Bleichroeder immediately prior to its initial public offering, a member of the Bleichroeder’s management team, or a member of the board of directors of Bleichroeder (the “Bleichroeder Board”) may request that Bleichroeder redeem all or a portion of its Bleichroeder Class A Ordinary Shares (such shares, the “public shares” and such holders the “public shareholders”) for cash in connection with any vote on the Business Combination. As a public shareholder, in the event that the Business Combination is approved and consummated, you will be entitled to receive a per share redemption price payable in cash, equal to the aggregate amount then on deposit in the Trust Account calculated as of two business days prior to the consummation of the Business Combination, including interest earned on the Trust Account (which interest shall be net of taxes payable), divided by the number of then issued public shares (such redemption price being referred to herein as the “Redemption Price”), for any public shares to be redeemed only if you:

(i)     hold public shares, whether you are a record holder or hold your shares in “street name,”

(ii)    elect to separate the units that you hold into the underlying public shares and public warrants, to the extent you hold public shares through units, prior to exercising your redemption rights with respect to your public shares;

(iii)   timely submit a written request to Continental Stock Transfer & Trust Company (“Continental”), Bleichroeder’s transfer agent, in which you (a) request that Bleichroeder redeem all or a portion of your public shares for cash, and (b) identify yourself as a beneficial holder and provide your legal name, phone number, and address; and

(iv)   timely deliver your share certificates to our transfer agent, Continental, or deliver your shares to our transfer agent, Continental, electronically using the DTC’s DWAC (Deposit/Withdrawal At Custodian) system.

Holders must complete the procedures for electing to redeem their public shares in the manner described above prior to [•] p.m., Eastern Time, on [•], 2026 (two business days before the extraordinary general meeting) in order for their shares to be redeemed. Given the relatively short exercise period, it is advisable for shareholders to use electronic delivery of their public shares. Any request to redeem such shares, once made, may be withdrawn at any time up to [•] p.m., Eastern Time, on [•], 2026.

Holders of units must elect to separate the units into the underlying public shares and warrants prior to exercising redemption rights with respect to the public shares. If holders hold their units in an account at a brokerage firm or bank, holders must notify their broker or bank that they elect to separate the units into the underlying public shares and warrants, or if a holder holds units registered in its own name, the holder must contact Continental directly and instruct them to do so. The redemption rights include the requirement that a holder must identify itself in writing as a beneficial holder and provide its legal name, phone number, and address to Continental in order to validly redeem its shares. Public shareholders may elect to redeem public shares regardless of whether or how they vote in respect of the Business Combination Proposal. If the Business Combination is not consummated, the public shares will be returned to the respective holder, broker, or bank.

If the Business Combination is approved and consummated, and if a public shareholder properly exercises its right to redeem all or a portion of the public shares that it holds and timely delivers its shares to Continental, Bleichroeder will redeem such public shares for the Redemption Price. For illustrative purposes, as of [•], 2026, this would have amounted to approximately $[•] per issued and outstanding public share.

If a public shareholder exercises its redemption rights in full, then it will be electing to exchange its public shares for the Redemption Price and will no longer own public shares. See “The Extraordinary General Meeting of Bleichroeder Shareholders — Redemption Rights” in this proxy statement/prospectus for a detailed description of the procedures to be followed if you wish to redeem your public shares for the Redemption Price.

Notwithstanding the foregoing redemption rights, Bleichroeder’s Existing Governing Documents provide that a public shareholder, together with any affiliate of such public shareholder or any other person with whom such public shareholder is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from redeeming its public shares with respect to more than an aggregate of 15% of the public shares. Accordingly, if a public shareholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the public shares, then any such shares in excess of that 15% limit would not be redeemed for the “Redemption Price”, without our prior consent. There will be no redemption rights with respect to Bleichroeder’s warrants.

The Sponsor, which directly owns 9,583,333 Bleichroeder Class B Ordinary Shares (the “Founder Shares”), and the initial shareholders (which indirectly own a portion of such shares), have agreed pursuant to that certain letter agreement, dated as of January 7, 2026 (the “Sponsor Letter Agreement”) to, among other things, (i) vote all of their Founder Shares and all shares they acquire prior to the announcement of the Business Combination in favor of the Business Combination and (ii) not redeem any Bleichroeder Ordinary Shares owned by the Sponsor or the initial shareholders in connection with such shareholder approval in connection with the Business Combination, in each case, on the terms and subject to the conditions set forth in the Sponsor Letter Agreement.

TO EXERCISE YOUR REDEMPTION RIGHTS, YOU MUST DEMAND IN WRITING THAT YOUR PUBLIC SHARES (OR A SPECIFIED PORTION OF THEM) ARE REDEEMED FOR A PRO RATA PORTION OF THE FUNDS HELD IN THE TRUST ACCOUNT AND TENDER YOUR SHARES TO CONTINENTAL, BLEICHROEDER’S TRANSFER AGENT, AT LEAST TWO BUSINESS DAYS PRIOR TO THE VOTE AT THE EXTRAORDINARY GENERAL MEETING. IN ORDER TO EXERCISE YOUR REDEMPTION RIGHT, YOU NEED TO IDENTIFY YOURSELF AS A BENEFICIAL HOLDER AND PROVIDE YOUR LEGAL NAME, PHONE NUMBER, AND ADDRESS IN YOUR WRITTEN DEMAND. YOU MAY TENDER YOUR SHARES BY EITHER DELIVERING YOUR SHARE CERTIFICATE TO CONTINENTAL OR BY DELIVERING YOUR SHARES ELECTRONICALLY USING THE DTC’S DWAC (DEPOSIT/WITHDRAWAL AT CUSTODIAN) SYSTEM. IF THE BUSINESS COMBINATION IS NOT COMPLETED, THEN THESE SHARES WILL BE RETURNED TO YOU OR YOUR ACCOUNT. IF YOU HOLD THE SHARES IN STREET NAME, YOU WILL NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BANK OR BROKER TO WITHDRAW THE SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR REDEMPTION RIGHTS.

In addition, if the Business Combination is consummated, New Pasqal, the Sponsor and certain other shareholders will enter into an Amended and Restated Registration Rights Agreement (the “A&R Registration Rights Agreement”) that will amend and restate the Bleichroeder’s current Registration Rights Agreement, dated as of January 7, 2026, in its entirety, as of the Closing. Pursuant to the A&R Registration Rights Agreement, New Pasqal will agree to file with the SEC a resale shelf registration statement covering the resale of all Registrable Securities (as defined in the A&R Registration Rights Agreement) no later than 30 business days following the Closing and use commercially reasonable efforts to cause the resale shelf registration statement to be declared effective as soon as practicable after filing thereof, but in no event later than the earlier of (i) the 90th calendar day (or the 120th calendar day if the SEC notifies New Pasqal that it will “review” the resale shelf registration statement) after the Closing Date and (ii) the tenth (10th) business day after the date New Pasqal is notified by the SEC that the resale shelf registration statement will not be reviewed or will not be the subject of further review. Subject to certain customary exceptions, at any time and from time to time, holders with registration rights having a reasonably anticipated gross aggregate offering price of at least $25,000,000 of the then-outstanding Registrable Securities may make a written demand for underwritten and other shelf take-downs. Additionally, the holders of Registrable Securities will be able to make a written demand for registration under the Securities Act of 1933, as amended, of all or a portion of their Registrable Securities, subject to certain limitations so long as such demand includes a number of Registrable Securities with a reasonably anticipated gross aggregate offering price of at least $25 million. Any such demand may be in the form of an underwritten offering, it being understood that, subject to certain exceptions, New Pasqal shall not be required to conduct more than one (1) underwritten offering (including underwritten shelf take-downs) in any 180-day period. The holders of Registrable Securities will have “piggy-back” registration rights to include their securities in other registration statements filed by New Pasqal subsequent to the Closing. See the section entitled “Certain Agreements Related to the Business Combination — Amended and Restated Registration Rights Agreement” in the accompanying proxy statement/prospectus for more information related to the A&R Registration Rights Agreement.

We are providing the accompanying proxy statement/prospectus and accompanying proxy card to our shareholders in connection with the solicitation of proxies to be voted at the extraordinary general meeting and at any adjournments or postponements of the extraordinary general meeting. Whether or not you plan to attend the extraordinary general meeting, all Bleichroeder shareholders are urged to read the accompanying proxy statement/prospectus, including the Annexes thereto and other documents referred to therein, carefully and in their entirety. You should also carefully consider the risk factors described in “Risk Factors” beginning on page 25 of the accompanying proxy statement/prospectus.

After careful consideration, the Bleichroeder Board has unanimously (i) determined that it is advisable and in the best interests of Bleichroeder and its shareholders, as a whole, to enter into the Business Combination Agreement and the additional agreements related thereto to which it is a party, and to consummate the Mergers, and the other transactions contemplated therein, (ii) approved and declared advisable the Business Combination Agreement and the additional agreements related thereto to which it is a party, and performance thereof and the consummation of the Mergers and the other transactions contemplated therein, (iii) determined that the transactions contemplated by the Business Combination Agreement and the additional agreements related thereto constitute a “Business Combination” as defined in Bleichroeder’s organizational documents, and (iv) recommended that shareholders of Bleichroeder vote “FOR” each of the Transaction Proposals. When you consider the recommendation of these proposals by the Bleichroeder Board, you should keep in mind that Bleichroeder’s directors and officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the sections entitled “The Business Combination Proposal — Interests of Bleichroeder’s Directors and Executive Officers in the Business Combination” and “Risk Factors — Risks Related to Bleichroeder and the Business Combination — Our Sponsor, certain members of our board of directors and our officers have interests in the Business Combination that may conflict with those of other shareholders in recommending that shareholders vote in favor of approval of the Business Combination and the other proposals described in this proxy statement/prospectus” in the accompanying proxy statement/prospectus for a further discussion of these considerations.

The approval of the Reincorporation Merger Proposal, the Merger Proposal, the Governing Documents Proposal, requires a special resolution under Cayman Islands law or the Existing Governing Documents of Bleichroeder, being a resolution passed by a majority of at least two-thirds (2/3) of the votes which are cast by the holders of the issued and outstanding Bleichroeder Ordinary Shares who, being present in person or represented by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting. The approval of each of the Business Combination Proposal, the Advisory Governing Documents Proposals, the Director Election Proposal, the Incentive Plan Proposal, the Share Issuance Proposal and the Adjournment Proposal requires an ordinary resolution under Cayman Islands law and the Existing Governing Documents of Bleichroeder, being a resolution passed by a simple majority of the votes which are cast by the holders of the issued and outstanding Bleichroeder Ordinary Shares who, being present in person or represented by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting. The Closing of the Business Combination is conditioned on the approval of the Business Combination Proposal, the Reincorporation Merger Proposal, the Merger Proposal, the Governing Documents Proposal, the Director Election Proposal, the Incentive Plan Proposal, and the Share Issuance Proposal.

Your vote is very important. Whether or not you plan to attend the extraordinary general meeting, please return your proxy card as soon as possible by following the instructions in the accompanying proxy statement/prospectus to make sure that your shares are represented at the extraordinary general meeting. If you hold your shares in “street name” through a bank, broker, or other nominee, you will need to follow the instructions provided to you by your bank, broker, or other nominee to ensure that your shares are represented and voted at the extraordinary general meeting.

If you sign, date, and return your proxy card without indicating how you wish to vote, your proxy will be voted “FOR” each of the proposals presented at the extraordinary general meeting. If you fail to return your proxy card or fail to instruct your bank, broker, or other nominee how to vote, and do not attend the extraordinary general meeting in person, the effect will be, among other things, that your shares will not be counted for purposes of determining whether a quorum is present at the extraordinary general meeting. Accordingly, your failure to vote by proxy or to vote in person at the extraordinary general meeting will have no effect on the outcome of the vote on any of the proposals presented at the extraordinary general meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting and will have no effect on any of the proposals. If you are a shareholder of record and you attend the extraordinary general meeting and wish to vote in person, you may withdraw your proxy and vote in person.

On behalf of the Bleichroeder Board, I would like to thank you for your support and look forward to the successful completion of the Business Combination.

[•], 2026
Sincerely,

Andrew Gundlach
Executive Chairman

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORY AGENCY HAS APPROVED OR DISAPPROVED THE TRANSACTIONS DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS, PASSED UPON THE MERITS OR FAIRNESS OF THE BUSINESS COMBINATION OR RELATED TRANSACTIONS OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY CONSTITUTES A CRIMINAL OFFENSE.

The accompanying proxy statement/prospectus is dated [•], 2026 and is first being mailed to shareholders on or about [•], 2026.

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Page
ANNEXES
Annex A – Business Combination Agreement	A-1
Annex A-1 – Amendment to the Business Combination Agreement	A-1-1
Annex B – Form of Reincorporation Plan of Merger*	B-1
Annex C – Form of French Merger Agreement*	C-1
Annex D – Sponsor Support Agreement	D-1
Annex E – Company Support Agreement	E-1
Annex F – Form of Lock-Up Agreement	F-1
Annex G – Form of Amended and Restated Registration Rights Agreement	G-1
Annex H-1 – Form of Amended and Restated Articles of Association of New Pasqal*	H-1-1
Annex H-2 – Form of New Pasqal Board Internal Regulations*	H-2-1
Annex I – Form of New Pasqal 2026 Equity Incentive Plan*	I-1
Annex J – Opinion of Newbridge Securities Corporation	J-1
Annex K – Form of Bleichroeder Acquisition Corp. II Proxy Card*	K-1

____________

*        To be filed by amendment.

ABOUT THIS PROXY STATEMENT/PROSPECTUS

This document, which forms part of a registration statement on Form F-4 filed with the U.S. Securities and Exchange Commission (the “SEC”), by Bleichroeder Acquisition France Merger Sub 2 (File No. 333-[•]) and the co-registrants hereto, constitutes a prospectus of Bleichroeder Acquisition France Merger Sub 2 under Section 5 of the Securities Act of 1933, as amended (the “Securities Act”), with respect to the New Pasqal Ordinary Shares to be issued under the Business Combination Agreement if the Business Combination described herein is consummated.

This document also constitutes a notice of meeting and a proxy statement under Section 14(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), with respect to the extraordinary general meeting of Bleichroeder shareholders at which Bleichroeder shareholders will be asked to consider and vote upon, proposals to approve the Business Combination by the adoption of the Business Combination Agreement, among other matters.

Pursuant to the Business Combination Agreement, among other things, (i) Bleichroeder will merge with and into Merger Sub (the “Reincorporation Merger”), with Merger Sub continuing as the surviving company (“Bleichroeder Surviving Corporation”), and (ii) as promptly as practicable after the Reincorporation Merger and in accordance with French Law, Legacy Pasqal will merge with and into Bleichroeder Surviving Corporation (the “Merger” and, together with the Reincorporation Merger, the “Mergers”), with Bleichroeder Surviving Corporation continuing as the surviving company and changing its name to “Pasqal Holding SA” or such other name selected by Legacy Pasqal (“New Pasqal”).

FINANCIAL STATEMENT PRESENTATION

Pasqal SAS

The audited consolidated financial statements of Pasqal SAS as of and for the years ended December 31, 2025 and 2024, and the related notes thereto, were prepared in accordance with the International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”) and are included elsewhere in this proxy statement/prospectus.

Legacy Pasqal

On February 28, 2026, Pasqal SAS effected an internal reorganization (the “Pasqal Reorganization”), pursuant to which Pasqal SAS became a wholly owned subsidiary of Legacy Pasqal and the existing shareholders of Pasqal SAS became shareholders of Legacy Pasqal. Upon consummation of the Mergers, Legacy Pasqal will merge with and into Bleichroeder Surviving Corporation, with Bleichroeder Surviving Corporation continuing as the surviving company, referred to herein as New Pasqal. Prior to the consummation of the Mergers, Legacy Pasqal has no material assets or operating activities outside of those of Pasqal SAS. Accordingly, no financial statements of Legacy Pasqal have been included in this proxy statement/prospectus.

Bleichroeder

The audited consolidated financial statements of Bleichroeder are presented in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and pursuant to the rules and regulations of the SEC.

EXCHANGE RATE PRESENTATION

Certain amounts described herein have been expressed in U.S. dollars for convenience and, when expressed in U.S. dollars in the future, such amounts may be different from those set forth herein due to intervening exchange rate fluctuations.

CONVENTIONS WHICH APPLY TO THIS PROXY STATEMENT/PROSPECTUS

In this proxy statement/prospectus, unless otherwise specified or the context otherwise requires, “$,” “US$” and “U.S. dollar” each refer to the United States dollar, and “euro” or “€” refers to the currency established for participating member states of the European Union (“E.U.”) as of the beginning of stage three of the European Monetary Union on January 1, 1999.

INDUSTRY AND MARKET DATA

In this proxy statement/prospectus, we present industry data, information and statistics regarding the markets in which Legacy Pasqal competes, as well as Legacy Pasqal’s statistics, data and other information provided by third parties relating to markets, market sizes, market shares, market positions and other industry data pertaining to Legacy Pasqal’s business and markets. Such information is supplemented where necessary with Legacy Pasqal’s own internal estimates, taking into account publicly available information about other industry participants and the judgment of Legacy Pasqal’s management where information is not publicly available. This information appears in the section entitled “Information about Legacy Pasqal” and other sections of this proxy statement/prospectus.

Industry publications, research, studies and forecasts generally state that the information they contain has been obtained from sources believed to be reliable, but that the accuracy and completeness of such information is not guaranteed. Forecasts and other forward-looking information obtained from these sources are subject to the same qualifications and uncertainties as the other forward-looking statements in this proxy statement/prospectus. These forecasts and forward-looking information are subject to uncertainty and risk due to a variety of factors, including those described under the sections entitled “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors.” These and other factors could cause results to differ materially from those expressed in any forecasts or estimates.

TRADEMARKS, SERVICE MARKS AND TRADE NAMES

Bleichroeder and Legacy Pasqal (and its subsidiaries) own or have rights to trademarks, trade names and service marks that they use in connection with the operation of their businesses. In addition, their names, logos and website names and addresses are their trademarks or service marks. Other trademarks, trade names and service marks appearing in this proxy statement/prospectus are the property of their respective owners. Solely for convenience, in some cases, the trademarks, trade names and service marks referred to in this proxy statement/prospectus are listed without the applicable ®, ™ and SM symbols, but such references are not intended to indicate, in any way, that we or the owners thereof will not assert, to the fullest extent under applicable law, our or their rights to these trademarks, trade names and service marks.

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FREQUENTLY USED TERMS

Unless otherwise stated or unless the context otherwise requires:

•        the term “Legacy Pasqal” means Pasqal Holding SAS, a French société par actions simplifiée, and its consolidated subsidiaries;

•        the term “Bleichroeder” means Bleichroeder Acquisition Corp. II, a Cayman Islands exempted company;

•        the term “Merger Sub” means Bleichroeder Acquisition France Merger Sub 2, a société anonyme formed under the laws of the Republic of France, of which Bleichroeder owns substantially all of the outstanding share capital prior to the Reincorporation Merger;

•        the term “Bleichroeder Surviving Corporation” means Merger Sub as the surviving company following the Reincorporation Merger and prior to the Merger; and

•        the term “New Pasqal” means Bleichroeder Surviving Corporation, société anonyme, following the merger of Legacy Pasqal with Bleichroeder Surviving Corporation, and its consolidated subsidiaries.

All references to “we,” “us” or “our” refer to Bleichroeder, unless the context otherwise requires or as specified in certain sections or subsections of this proxy statement/prospectus, including, “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Legacy Pasqal” and “Information About Legacy Pasqal”, as indicated therein, in which case, “we,” “us,” or “our” refer to Legacy Pasqal prior to the consummation of the Business Combination, which will be the business of New Pasqal and its consolidated subsidiaries following the consummation of the Business Combination.

In this proxy statement/prospectus:

“Adjournment Proposal” means a proposal to approve by an ordinary resolution the adjournment of the extraordinary general meeting to a later date or dates, if necessary or convenient, in the reasonable determination of the chairman of Bleichroeder (x) to permit further solicitation and vote of proxies in the event that there are insufficient votes for any of the foregoing, (y) if Bleichroeder determines that one or more of the conditions to Closing is not or will not be satisfied or waived or (z) to facilitate the Reincorporation Merger, the Merger or any other transaction contemplated in connection with the Business Combination (i) to the extent necessary to ensure that any required supplement or amendment to the accompanying proxy statement/prospectus is provided to Bleichroeder’s shareholders or (ii) to permit further solicitation and vote of proxies in the event that there are insufficient votes for the approval of one or more of the proposals at the extraordinary general meeting, see the section entitled “The Adjournment Proposal”.

“Advisory Governing Documents Proposals” means the four separate proposals to approve on an advisory, non-binding basis by an ordinary resolution, subject to the passing of each of the other Condition Precedent Proposals the material differences between the Proposed Governing Documents and the Existing Governing Documents, see the section entitled “The Advisory Governing Documents Proposals”.

“A&R Registration Rights Agreement” means the agreement to be entered into by New Pasqal, the Sponsor, and certain other shareholders concurrently with the Closing, pursuant to which that certain Registration Rights Agreement, dated as of January 7, 2026, shall be amended and restated in its entirety, as of the Closing, a copy of which is attached to this proxy statement/prospectus as Annex G.

“Bleichroeder Board” means the board of directors of Bleichroeder, from time to time.

“Bleichroeder Class A Ordinary Shares” means Bleichroeder’s Class A ordinary shares, par value $0.0001 per share.

“Bleichroeder Class B Ordinary Shares” means Bleichroeder’s Class B ordinary shares, par value $0.0001 per share.

“Bleichroeder Ordinary Shares” means the Bleichroeder Class A Ordinary Shares and the Bleichroeder Class B Ordinary Shares.

“Bleichroeder Securities” means the Bleichroeder Class A Ordinary Shares and Bleichroeder Warrants.

“Bleichroeder shareholders” means the holders of Bleichroeder Ordinary Shares.

“Bleichroeder Surviving Corporation Ordinary Share” means an ordinary share, par value €           per share, of Bleichroeder Surviving Corporation.

“Bleichroeder Surviving Corporation Warrant” means a warrant to purchase a Bleichroeder Surviving Corporation Ordinary Share.

“Bleichroeder Warrants” means the public warrants and the private placement warrants.

“Bleichroeder warrant holders” means holders of the public warrants and the private placement warrants.

“broker non-vote” means the failure of a Bleichroeder shareholder, who holds his or her shares in “street name” through a broker or other nominee, to give voting instructions to such broker or other nominee.

“BM2” means Bleichroeder Manager 2 LLC, the managing member of the Sponsor.

“Bpifrance” or “BPI” means Bpifrance, a French société anonyme, having its registered office at 27-31, avenue du Général Leclerc, 94700 Maisons-Alfort, France.

“Business Combination” means the Mergers and the other transactions contemplated by the Business Combination Agreement and the additional agreements related thereto, collectively.

“Business Combination Agreement” means Agreement and Plan of Merger, a copy of which is attached to this proxy statement/prospectus as Annex A, entered into on February 28, 2026, by and among Bleichroeder, Merger Sub and Legacy Pasqal, as amended by that certain Amendment No. 1 to the Agreement and Plan of Merger entered into on May 26, 2026, a copy of which is attached to this proxy statement/prospectus as Annex A-1 and as may be further amended, supplemented or otherwise modified from time to time.

“Business Combination Proposal” means the proposal to approve by an ordinary resolution subject to the passing of each of the other Condition Precedent Proposals the entry into, execution, and adoption of the Business Combination Agreement and the transactions contemplated thereby, by and among Bleichroeder, Merger Sub, and Legacy Pasqal, copies of each of which are attached to the accompanying proxy statement/prospectus as Annex A and Annex A-1, see the sections entitled “The Business Combination Proposal” and “The Business Combination Agreement.”

“Business Day” means any day other than a Saturday, a Sunday or a legal holiday on which commercial banking institutions in New York, New York, the Cayman Islands, or Paris, France are authorized or required by applicable law to close for business.

“Cayman Registrar” means the Registrar of Companies of the Cayman Islands.

“Clear Street” means Clear Street LLC.

“Closing” means the consummation of the Business Combination, including the transactions contemplated by the Business Combination Agreement.

“Closing Date” means the date to which the Business Combination, including the transactions contemplated by the Business Combination Agreement, are consummated.

“Co-Founders” means Michel Combes and Andrew Gundlach, Bleichroeder’s Executive Chairman of the Bleichroeder Board, and each a member of Bleichroeder’s Sponsor.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Cohen” means Cohen & Company Capital Markets, a division of Cohen & Company Securities, LLC.

“coherence” means the ability of a quantum system to maintain a well-defined phase relationship between different states in a superposition (when qubits are in multiple states at the same time).

“Cayman Companies Act” means the Companies Act (Revised) of the Cayman Islands as the same may be amended from time to time.

“Completion Window” means the period of time in which Bleichroeder has to complete its initial business combination pursuant to the terms of the Existing Governing Documents, which is the date that is within 24 months from the closing of its IPO, or (i) such earlier liquidation date as the Bleichroeder Board may approve or (ii) such later date as Bleichroeder shareholders may approve.

“Condition Precedent Proposals” means the Business Combination Proposal, the Reincorporation Merger Proposal, the Merger Proposal, the Governing Documents Proposal, the Incentive Plan Proposal, and the Share Issuance Proposal.

“Continental” means Continental Stock Transfer & Trust Company.

“Designation Right” means the right to designate one IP Nominee to be included as one of the directors that Bleichroeder is entitled to designate to the New Pasqal Board at the Closing under the Business Combination Agreement.

“Director Election Proposal” means the proposal to approve by an ordinary resolution, subject to the approval of each of the other Condition Precedent Proposals, the election of directors to serve on the New Pasqal Board following the consummation of the Business Combination for the applicable term under the New Pasqal Articles of Association, or in each case until their respective successors are duly elected and qualified, or until their earlier resignation, removal or death, see the section entitled “The Director Election Proposal”.

“DTC” means the Depository Trust Company.

“entanglement” means a fundamental phenomenon where two or more quantum bits (qubits) become interconnected and instantly correlated with the state of each other, regardless of the distance between them. This unique linkage enables quantum systems to represent and manipulate complex correlations in data.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Ratio” means the exchange ratio of 24.01 calculated in accordance with the French Merger Agreement by dividing the value of a Legacy Pasqal share by the value of a Bleichroeder Surviving Corporation share (i.e., $10 per share). The value of a Legacy Pasqal share is obtained by dividing the Pre-Transaction Equity Valuation of Legacy Pasqal of $2,000,000,000 by the total number of Legacy Pasqal shares outstanding on a non-fully diluted basis, or 8,330,989 shares. Under French law, the merger of Legacy Pasqal into Bleichroeder Surviving Corporation is structured as a fusion-absorption governed by the French Commercial Code, and the exchange ratio (parité d’échange) is derived from the valeur réelle (real or fair value) of Legacy Pasqal as a going concern, determined on the basis of a multi-criteria valuation negotiated at arm’s length. An independent merger appraiser (commissaire à la fusion), appointed by court order, will verify that the relative values attributed to the shares are appropriate and that the exchange ratio is fair, and such Exchange Ratio is accordingly subject to change.

“Existing Governing Documents” means the amended and restated memorandum and articles of association of Bleichroeder, adopted by a special resolution passed on January 7, 2026.

“Euronext” means Euronext N.V. Paris.

“extraordinary general meeting” means the extraordinary general meeting of Bleichroeder to be held online via live webcast, at [•] a.m., Eastern Time, on [•], 2026, or at such other time, on such other date and at such other place to which the meeting may be adjourned. For the purposes of the Existing Governing Documents, the physical location of the extraordinary general meeting will be at the offices of Reed Smith LLP, 2850 N. Harwood St., Suite 1500, Dallas, Texas 75201.

“Effective Time” means the time at which the Business Combination becomes effective.

“E.U.” means the European Union.

“Fairness Opinion” means the fairness opinion from Newbridge dated February 28, 2026, a copy of which is attached to the accompanying proxy statement/prospectus as Annex J.

“fault-tolerant quantum computing” means quantum computing that operates reliably even in the presence of errors, provided the error rate is below a certain threshold.

“fidelity” means the likelihood that a gate operation between two qubits is performed correctly without introducing errors.

“Founder Shares” means the 9,583,333 Bleichroeder Class B Ordinary Shares owned by the Sponsor.

“French Commercial Code” means the French Code de commerce.

“French Merger Agreement” means the draft merger agreement substantially in the form of Annex C hereto, in form and substance acceptable to Bleichroeder, Merger Sub and Bleichroeder Surviving Corporation and in accordance with the requirements of the French Commercial Code to be entered into in connection with the Merger, a copy of which is attached to the accompanying proxy statement/prospectus as Annex C.

“Governing Documents Proposal” means the proposal to approve by a special resolution, subject to the approval of each of the other Condition Precedent Proposals, following the Reincorporation Merger Effective Time and by virtue of the Merger, the adoption of the Proposed Governing Documents to be in effect following the Business Combination, see the section entitled “The Governing Documents Proposal”.

“ICA (Canada)” means Investment Canada Act (Canada).

“IFRS” means International Financial Reporting Standards, as issued by the International Accounting Standards Board.

“Incentive Plan” means the 2026 Long-Term Incentive Plan of Pasqal Holding SA.

“Incentive Plan Proposal” means the proposal to approve by an ordinary resolution, subject to the approval of each of the other Condition Precedent Proposals, the adoption of a new equity incentive plan, a copy of which is attached to the accompanying proxy statement/prospectus as Annex I, see the section entitled “The Incentive Plan Proposal”.

“Inflection Point” means Inflection Point Fund I LP, in whose general partner Mr. Gundlach has, individually and through affiliates, a non-voting, non-controlling indirect financial interest.

“initial shareholders” means certain of Bleichroeder’s officers and directors, holders of Bleichroeder private placement warrants, and persons who, directly or indirectly, holds membership interests in the Founder Shares through the Sponsor via Inflection Point and STP.

“Investment” means the convertible financing by Legacy Pasqal and Bleichroeder with select key investors as evidenced by the March 2026 SPA.

“Investment Company Act” means the Investment Company Act of 1940, as amended.

“Investment Warrants” means the warrants to purchase a number of New Pasqal Ordinary Shares equal to 125% of the total number of New Pasqal Ordinary Shares to be issued pursuant to the March 2026 SPA immediately following the consummation of the Business Combination.

“Investment Warrants Terms and Conditions” means the Terms and Conditions (termes et conditions des bons de souscriptions d’actions) attached to New Pasqal’s shareholders decision issuing the Investment Warrants.

“IP Investors” means, in connection with the Investment provided for under the March 2026 SPA, those certain investors led by Inflection Point holding the Designation Right to designate one IP Nominee.

“IP Nominee” means the individual designated by the IP Investors to be included as one of the directors that Bleichroeder is entitled to designate to the New Pasqal Board at the Closing under the Business Combination Agreement, in accordance with such IP Investors’ Designation Right.

“Investors” means the accredited investors party to the March 2026 SPA.

“IPO” means Bleichroeder’s initial public offering of units, consummated on January 9, 2026.

“JOBS Act” means the Jumpstart Our Business Startups Act of 2012, as amended.

“Legacy Pasqal Board” means the board of directors of Legacy Pasqal.

“Legacy Pasqal Series C Equity Raise” means the series C equity raise closed by Legacy Pasqal on February 27, 2026.

“management” or “management team” means the officers of Bleichroeder.

“March 2026 Financing” means the $312.5 million aggregate principal amount of Senior Unsecured Convertible Bonds convertible into New Pasqal Ordinary Shares and Investment Warrants for an aggregate purchase price of $250.0 million to be issued pursuant to the March 2026 SPA immediately following the closing of the Business Combination.

“Masse” means the holders of the Senior Unsecured Convertible Bonds who are organized as a group for the representation of their interests.

“March 2026 SPA” means the Securities Purchase Agreement, entered into on March 4, 2026 and amended on May 23, 2026 by and among Bleichroeder, Merger Sub and the Investors, as it may be amended, restated or otherwise modified from time to time.

“MC Advisory” means MC Advisory L.L.C-FZ, an entity formed in Dubai (of which Michel Combes, one of our Co-Founders, is the manager).

“Merger” means the merger of Legacy Pasqal with and into Bleichroeder Surviving Corporation, with Bleichroeder Surviving Corporation surviving the merger and continuing as New Pasqal, the surviving company, pursuant to the French Merger Agreement and changing its name to “Pasqal Holding SA” or such other name to be selected by Legacy Pasqal.

“Mergers” means the Merger and the Reincorporation Merger.

“Merger Effective Time” means the date on which the board of Bleichroeder Surviving Corporation acknowledges the completion of the French Merger, or such later time as specified in or otherwise in accordance with the French Merger Agreement or the French Commercial Code.

“Merger Proposal” means a proposal, to approve, by a special resolution, subject to the passing of each of the other Condition Precedent Proposals, and following the Reincorporation Merger Effective Time, the French Merger Agreement and the entry into and execution of the French Merger Agreement, a copy of which is attached to the accompanying proxy statement/prospectus as Annex C, see the section entitled “The Merger Proposal”.

“Nasdaq” means the Nasdaq Stock Market LLC.

“neutral atoms” refer to the modality that builds quantum systems by isolating, controlling and measuring atoms in a vacuum chamber using lasers, enabling long coherence times, high gate fidelities and precision sensing.

“Newbridge” means Newbridge Securities Corporation, the independent provider of the Fairness Opinion.

“New Pasqal Articles of Association” means the articles of association, as amended and restated, of New Pasqal that will be in effect following the Closing.

“New Pasqal Board” means the board of directors of New Pasqal, effective upon the Closing.

“New Pasqal Ordinary Shares” means ordinary shares, par value €         per share, of New Pasqal, formerly referred to as Bleichroeder Surviving Corporation Ordinary Shares prior to the Merger Effective Time.

“New Pasqal Warrants” means the public warrants, the private placement warrants, and the working capital loan warrants, if any, issued by Bleichroeder, to acquire Bleichroeder Class A Ordinary Shares (or Bleichroeder Surviving Corporation Ordinary Shares, as the case may be) that are outstanding immediately prior to the Effective Time and are governed by the terms of the Warrant Agreement, as converted in the Mergers such that they represent the right to acquire the same number of New Pasqal Ordinary Shares, at the same exercise price and on the same terms as in effect immediately prior to the Reincorporation Merger Effective Time, and formerly referred to as Bleichroeder Surviving Corporation Warrants prior to the Merger Effective Time.

“New Pasqal Securities” means the New Pasqal Ordinary Shares and New Pasqal Warrants.

“New Pasqal Shareholders” means, the shareholders of New Pasqal.

x

“Pasqal Reorganization” means the internal reorganization pursuant to which Pasqal SAS and its subsidiaries became the wholly owned subsidiaries of Pasqal Holding SAS, a new holding company.

“PCAOB” means the Public Company Accounting Oversight Board.

“Person” means an individual, corporation, partnership (including a general partnership, limited partnership or limited liability partnership), limited liability company, association, trust or other entity or organization, including a government, domestic or foreign, or political subdivision thereof, or an agency or instrumentality thereof.

“private placement warrants” means the warrants to purchase Bleichroeder Class A Ordinary Shares purchased by the Sponsor, Cohen and Clear Street in a private placement in connection with the IPO.

“PFIC” means a “passive foreign investment company” within the meaning of Section 1297(a) of the Code.

“Proposed Governing Documents” means the New Pasqal Articles of Association and the New Pasqal Board Internal Regulations to be in effect following the Business Combination, copies of which are attached to this proxy statement/prospectus as Annex H-1 and Annex H-2, respectively.

“prospectus” means the prospectus included in the Registration Statement on Form F-4 (Registration No. 333-[•]) filed with the SEC.

“public shares” means Bleichroeder Class A Ordinary Shares included in the units sold by Bleichroeder in its IPO.

“public shareholders” means the holders of public shares.

“public warrants” means the warrants included in the units sold in Bleichroeder’s IPO, each of which is exercisable for one Bleichroeder Class A Ordinary Share, in accordance with its terms.

“quantum advantage” means when a quantum device (e.g., quantum computer) outperforms the best-in-class classical device at a task.

“quantum computing” means computations that run simultaneously from qubits’ superposed states, which are manipulated with wave interference.

“qubits” means the basic unit of quantum information; unlike bits (0 or 1) used in classical computing, qubits can hold both values simultaneously.

“Redeeming Shares” means Bleichroeder Class A Ordinary Shares held by a holder who has validly exercised its redemption rights.

“Redemption Price” means a per share redemption price payable in cash, equal to the aggregate amount then on deposit in the Trust Account calculated as of two business days prior to the consummation of the Business Combination, including interest earned on the Trust Account (which interest shall be net of taxes payable), divided by the number of then issued public shares for any public shares to be redeemed pursuant to the Existing Governing Documents and the terms and conditions herein.

“redemption” means the redemption of public shares for cash pursuant to the Existing Governing Documents.

“Registrable Securities” has the meaning set forth in the A&R Registration Rights Agreement substantially in the form attached hereto as Annex G hereto.

“Reincorporation Merger” means the merger by which Bleichroeder will merge with and into Merger Sub in accordance with the Reincorporation Plan of Merger with Merger Sub continuing as the surviving entity, such that the undertaking, property and liabilities of Bleichroeder and Merger Sub vest in the Bleichroeder Surviving Corporation by virtue of such merger pursuant to the provisions of Part 16 of the Cayman Companies Act and the French Code de commerce.

“Reincorporation Merger Effective Time” means the date that the Reincorporation Plan of Merger has been registered by the Cayman Registrar in accordance with the Cayman Companies Act, or such later time as specified in or otherwise in accordance with the Reincorporation Plan of Merger and the Cayman Companies Act.

“Reincorporation Merger Proposal” means a proposal to approve, by a special resolution, subject to the approval of each of the other Condition Precedent Proposals, among other things, the Reincorporation Merger and the entry into and execution of the Reincorporation Plan of Merger, a copy of which is attached to the accompanying proxy statement/prospectus as Annex B, subject to such amendments as may be approved by the directors of Bleichroeder and the authorized signatories of Merger Sub, including the annexures thereto, see the section entitled “The Reincorporation Merger Proposal”.

“Reincorporation Plan of Merger” means the plan of merger, a copy of which is attached to this proxy statement/prospectus as Annex B, including the annexures thereto, subject to such amendments as may be approved by the directors of Bleichroeder and the authorized signatories of Merger Sub, pursuant to which Bleichroeder will be merged with and into Merger Sub, following which Merger Sub will continue as the surviving company.

“Requisite Holders” means, for as long as 10% of the Senior Unsecured Convertible Bonds issued as of the Closing are held by Inflection Point Asset Management LLC and certain other holders of the Senior Unsecured Convertible Bonds and their respective affiliates, the affirmative vote or action of the Masse.

“Rollover BSPCEs” means each outstanding Legacy Pasqal BSPCE (bons de souscription de parts de créateur d’entreprise), which are French startup stock warrants that give employees the right to subscribe to shares at a predefined exercise price, that, at the Closing, will be assumed by New Pasqal and will grant the right to subscribe for New Pasqal Ordinary Shares, with the number of shares adjusted, as applicable, to reflect the exchange ratio set forth in the French Merger Agreement and as set forth in the allocation schedule to be delivered pursuant to the Business Combination Agreement.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Senior Unsecured Convertible Bonds” means the $312.50 million aggregate principal amount of senior unsecured convertible bonds convertible into New Pasqal Ordinary Shares that the Investors have agreed, subject to certain conditions, to purchase, immediately following the consummation of the Business Combination, pursuant to the March 2026 SPA.

“Senior Unsecured Convertible Bonds Terms and Conditions” means the Terms and Conditions (termes et conditions des obligations convertibles en actions ordinaires) attached to New Pasqal’s shareholders decision issuing the Senior Unsecured Convertible Bonds.

“Share Issuance Proposal” means a proposal to approve, by an ordinary resolution, for purposes of complying with applicable provisions of Nasdaq Listing Rule 5635(a), (b) and (d), and subject to the approval of each of the other Condition Precedent Proposals, the issuance or potential issuance of (i) the Senior Unsecured Convertible Bonds, (ii) the Investment Warrants, (iii) New Pasqal Ordinary Shares to be issued to New Pasqal Shareholders in connection with the Business Combination, and (iv) New Pasqal Ordinary Shares issuable upon the conversion or exercise of the Senior Unsecured Convertible Bonds and Investment Warrants, see the section entitled “The Share Issuance Proposal”.

“Special Committee” means the committee comprised entirely of independent and disinterested directors of Bleichroeder formed to consider and negotiate the terms and conditions of the Business Combination and to recommend to the Bleichroeder Board whether to pursue the Business Combination and, if so, on what terms and conditions.

“Sponsor” means Bleichroeder Sponsor 2 LLC, a Delaware limited liability company.

“Sponsor Letter Agreement” means the letter agreement, dated as of January 7, 2026, by and among Sponsor, Bleichroeder and its directors and officers pursuant to which the parties agreed to vote all of their Founder Shares in favor of the Business Combination and related transactions and to take certain other actions in support of the Business Combination Agreement and related transactions.

“STP” means Science & Technology Partners, L.P.

“superposition” means the potential for a qubit to be in a state of 0, 1, or in a quantum superposition of both 0 and 1 at the same time.

“Transaction Proposals” means the Business Combination Proposal, the Reincorporation Merger Proposal, the Merger Proposal, the Governing Documents Proposal, the Advisory Governing Documents Proposals, the Director Election Proposal, the Incentive Plan Proposal, the Share Issuance Proposal and the Adjournment Proposal.

“transfer agent” means Continental, Bleichroeder’s transfer agent.

“Treasury Shares” means any shares held in the treasury of Bleichroeder.

“Trust Account” means the trust account that holds a portion of the proceeds of the IPO and the concurrent sale of the private placement warrants.

“units” means the 28,750,000 units issued in connection with the IPO, each of which consisted of one Bleichroeder Class A Ordinary Share and one-third of one redeemable public warrant.

“Unit Separation” means the separation of Bleichroeder’s units.

“Warrant Agreement” means that certain Warrant Agreement, dated as of January 7, 2026, by and between Bleichroeder and Continental, as warrant agent, as amended in connection with the Business Combination.

“Working Capital Loans” refer to $2,000,000 loans from the Sponsor to Bleichroeder at Closing.

“U.S. GAAP” means United States generally accepted accounting principles.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement/prospectus includes statements that express Bleichroeder’s and Legacy Pasqal’s opinions, expectations, beliefs, plans, objectives, assumptions or projections regarding future events or future results and therefore are, or may be deemed to be, “forward-looking statements.” These forward-looking statements can generally be identified by the use of forward-looking terminology, including the terms “believes,” “estimates,” “anticipates,” “expects,” “seeks,” “projects,” “intends,” “plans,” “may,” “will” or “should” or, in each case, their negative or other variations or comparable terminology. These forward-looking statements include all matters that are not historical facts. They appear in a number of places throughout this proxy statement/prospectus and include statements regarding the parties’ intentions, beliefs or current expectations concerning, among other things:

•        the ability to consummate the Business Combination;

•        the anticipated timing of the Business Combination;

•        costs related to the Business Combination;

•        the ability to recognize the anticipated benefits of the proposed Business Combination, which may be affected by, among other things, competition, the ability of New Pasqal to grow and the ability of New Pasqal to retain its key employees;

•        New Pasqal’s projected financial performance, growth rate, innovations, and market opportunity, technology roadmap, including anticipated milestones and the timing thereof;

•        the expected benefits of the Business Combination and New Pasqal’s ability to maintain and enter into new contracts, awards and other relationships, including partnerships or collaborations with governments and government entities;

•        the initial listing of New Pasqal’s securities on Nasdaq and its ability to meet Nasdaq’s continued listing standards;

•        changes in New Pasqal’s strategy, future operations, financial position, estimated revenues and losses, projected costs, prospects and plans;

•        New Pasqal’s success in retaining or recruiting, or changes required in, its officers, key employees or directors following the completion of the Business Combination;

•        New Pasqal’s expectations regarding its ability to obtain and maintain intellectual property protection and not infringe on the rights of others;

•        changes in applicable laws or regulations;

•        New Pasqal’s ability to execute its strategy while managing French State influence and complying with French law as well as applicable foreign laws;

•        expectations regarding the time during which New Pasqal will be an emerging growth company under the JOBS Act;

•        New Pasqal’s ability to raise financing in the future on terms acceptable to it, if at all;

•        New Pasqal’s estimates regarding expenses, future revenue, future capital requirements and sources and uses of cash; and

•        the highly competitive and rapidly evolving nature of the quantum computing industry in which New Pasqal will operate.

These forward-looking statements are based on information available as of the date of this proxy statement/prospectus, and current expectations, forecasts and assumptions, and involve a number of judgments, risks and uncertainties and are not predictions of actual performance. Accordingly, forward-looking statements should not be relied upon as representing our views as of any subsequent date, and we do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

These forward-looking statements involve a number of risks, uncertainties (some of which are beyond the parties’ control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to:

•        Those described in the section entitled “Risk Factors”;

•        other factors disclosed in this proxy statement/prospectus; and

•        other factors beyond New Pasqal, Legacy Pasqal or Bleichroeder’s control.

Should one or more of these risks or uncertainties materialize, or should any of the assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. New Pasqal, Legacy Pasqal and Bleichroeder will not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

QUESTIONS AND ANSWERS ABOUT THE BUSINESS COMBINATION

The following questions and answers briefly address some commonly asked questions about the proposals to be presented at the extraordinary general meeting, including with respect to the proposed Business Combination. The following questions and answers may not include all the information that is important to Bleichroeder shareholders. We urge our shareholders to read carefully this entire proxy statement/prospectus, including the financial statements and annexes and other documents referred to herein.

Q:     Why am I receiving this proxy statement/prospectus?

A:     Bleichroeder shareholders are being asked to consider and vote upon seven Condition Precedent Proposals, including a Business Combination Proposal, to approve, as an ordinary resolution and ratify, the entry into and execution of the Business Combination Agreement and the transactions contemplated thereby, including the Business Combination, pursuant to which, among other things, (i) the Reincorporation Merger will occur, in which Bleichroeder will merge with Merger Sub, with Merger Sub continuing as the surviving company, and (ii) as promptly as practicable after the Reincorporation Merger Effective Time, the Merger will occur, in which Legacy Pasqal will merge with and into Bleichroeder Surviving Corporation, with Bleichroeder Surviving Corporation continuing as the surviving company, New Pasqal.

A copy of the Business Combination Agreement and its amendment are attached to this proxy statement/prospectus as Annex A and Annex A-1, and you are encouraged to read it in its entirety. This proxy statement/prospectus includes descriptions of the Business Combination Agreement and the transactions contemplated thereby, including the Mergers, the additional agreements. These descriptions do not purport to be complete and are qualified in their entirety by reference to the full text of the applicable agreement attached to this proxy statement/prospectus.

This proxy statement/prospectus also provides for approval of the Reincorporation Merger Proposal, the Merger Proposal, the Governing Documents Proposal, the Director Election Proposal, the Incentive Plan Proposal, the Share Issuance Proposal and the Adjournment Proposal, as more fully described herein. The approval of the Reincorporation Merger Proposal, the Merger Proposal and the Governing Documents Proposal requires a special resolution under Cayman Islands law or the Existing Governing Documents of Bleichroeder, being a resolution passed by a majority of at least two-thirds (2/3) of the votes which are cast by the holders of the issued and outstanding Bleichroeder Ordinary Shares who, being present in person or represented by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting. The approval of each of the Business Combination Proposal, the Director Election Proposal, Incentive Plan Proposal, the Share Issuance Proposal and the Adjournment Proposal requires an ordinary resolution under Cayman Islands law and the Existing Governing Documents of Bleichroeder, being a resolution passed by a simple majority of the votes which are cast by the holders of the issued and outstanding Bleichroeder Ordinary Shares who, being present in person or represented by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting. The Closing of the Business Combination is conditioned on the approval of the Business Combination Proposal, the Reincorporation Merger Proposal, the Merger Proposal, the Governing Documents Proposal, the Director Election Proposal, the Incentive Plan Proposal, and the Share Issuance Proposal.

Bleichroeder Class A Ordinary Shares and public warrants are currently listed on Nasdaq under the symbols “BBCQ” and “BBCQW”, respectively. Certain of Bleichroeder Class A Ordinary Shares and public warrants currently trade as units consisting of one Bleichroeder Class A Ordinary Share and one-third of one redeemable warrant, and are listed on Nasdaq under the symbol “BBCQU”. New Pasqal intends to apply for listing under the name “Pasqal Holding SA” or such other name selected by Legacy Pasqal to be effective at the time of the consummation of the Business Combination, of the New Pasqal Ordinary Shares and New Pasqal Warrants on Nasdaq. New Pasqal will not have units traded following consummation of the Business Combination.

Within the twelve months following the consummation of the Business Combination, New Pasqal shall use its reasonable best efforts to dual-list on Nasdaq and Euronext, subject to market conditions. In connection with such listing on Euronext, New Pasqal may issue additional equity securities. No certainty can be provided as to the timing of any such listing or offering or whether either will be ultimately successful.

This proxy statement/prospectus and its annexes contain important information about the proposed Business Combination and the Transaction Proposals to be acted upon at the extraordinary general meeting. You should read this proxy statement/prospectus and its annexes carefully and in their entirety. This document also constitutes a prospectus of New Pasqal with respect to the New Pasqal Ordinary Shares and the New Pasqal Warrants that it will issue in the proposed Business Combination.

YOUR VOTE IS IMPORTANT. SHAREHOLDERS ARE URGED TO SUBMIT THEIR PROXIES AS SOON AS POSSIBLE AFTER CAREFULLY REVIEWING THIS PROXY STATEMENT/PROSPECTUS.

Q:     What matters will shareholders consider at the extraordinary general meeting?

A:     At the extraordinary general meeting Bleichroeder will ask its shareholders to consider and vote “FOR” each of the following proposals:

The Business Combination Proposal — to approve, by an ordinary resolution, subject to the passing of each of the other Condition Precedent Proposals, the entry into, execution, and adoption of the Business Combination Agreement, its amendment, and the transactions contemplated thereby, by and among Bleichroeder, Merger Sub, and Legacy Pasqal, copies of each of which are attached to the accompanying proxy statement/prospectus as Annex A and Annex A-1, see the sections entitled “The Business Combination Proposal” and “The Business Combination Agreement”;

The Reincorporation Merger Proposal — to approve, by a special resolution, subject to the approval of each of the other Condition Precedent Proposals, among other things, the Reincorporation Merger and the entry into and execution of the Reincorporation Plan of Merger, a copy of which is attached to the accompanying proxy statement/prospectus as Annex B, subject to such amendments as may be approved by the directors of Bleichroeder and the authorized signatories of Merger Sub, including the annexures thereto, see the section entitled “The Reincorporation Merger Proposal”;

The Merger Proposal — to approve, by a special resolution, subject to the passing of each of the other Condition Precedent Proposals, and following the Reincorporation Merger Effective Time, the French Merger Agreement and the entry into and execution of the French Merger Agreement, a copy of which is attached to the accompanying proxy statement/prospectus as Annex C, see the section entitled “The Merger Proposal”;

The Governing Documents Proposal — to approve, by a special resolution, subject to the approval of each of the other Condition Precedent Proposals, following the Reincorporation Merger Effective Time and by virtue of the Merger, the adoption of the Proposed Governing Documents to be in effect following the Business Combination, see the section entitled “The Governing Document Proposal”;

The Advisory Governing Documents Proposals — the four separate proposals to approve on an advisory, non-binding basis by an ordinary resolution, subject to the passing of each of the other Condition Precedent Proposals the material differences between the Proposed Governing Documents and the Existing Governing Documents, see the section entitled “The Advisory Governing Documents Proposals”;

The Director Election Proposal — to approve, by an ordinary resolution, subject to the approval of each of the other Condition Precedent Proposals, the election of directors to serve on the New Pasqal Board following the consummation of the Business Combination for the applicable term under the New Pasqal Articles of Association, or in each case until their respective successors are duly elected and qualified, or until their earlier resignation, removal or death, see the section entitled “The Director Election Proposal”;

The Incentive Plan Proposal — to approve, by an ordinary resolution, subject to the approval of each of the other Condition Precedent Proposals, the adoption of a new equity incentive plan, a copy of which is attached to the accompanying proxy statement/prospectus as Annex I, see the section entitled “The Incentive Plan Proposal”;

The Share Issuance Proposal — to approve, by an ordinary resolution, for purposes of complying with applicable provisions of Nasdaq Listing Rule 5635(a), (b) and (d), and subject to the approval of each of the other Condition Precedent Proposals, the issuance or potential issuance of (i) the Senior Unsecured Convertible Bonds, (ii) the Investment Warrants, (iii) New Pasqal Ordinary Shares to be issued to New Pasqal Shareholders in connection with the Business Combination, and (iv) New Pasqal Ordinary Shares issuable upon the conversion or exercise of the Senior Unsecured Convertible Bonds and Investment Warrants, see the section entitled “The Share Issuance Proposal” and

The Adjournment Proposal — to approve, by an ordinary resolution, the adjournment of the extraordinary general meeting to a later date or dates, if necessary or convenient, in the reasonable determination of the chairman of Bleichroeder (x) to permit further solicitation and vote of proxies in the event that there are insufficient votes for any of the foregoing, (y) if Bleichroeder determines that one or more of the conditions to Closing is not or will not be satisfied or waived or (z) to facilitate the Reincorporation Merger, the Merger or any other transaction contemplated in connection with the Business Combination (i) to the extent necessary to ensure that any required supplement or amendment to the accompanying proxy statement/prospectus is provided to Bleichroeder’s shareholders or (ii) to permit further solicitation and vote of proxies in the event that there are insufficient votes for the approval of one or more of the proposals at the extraordinary general meeting, see the section entitled “The Adjournment Proposal”.

The Business Combination is conditioned upon the approval of the Business Combination Proposal, the Reincorporation Merger Proposal, the Merger Proposal, the Governing Documents Proposal, the Director Election Proposal, the Incentive Plan Proposal and the Share Issuance Proposal (collectively, the “Condition Precedent Proposals”).

For more information, please see the sections entitled “The Business Combination Proposal,” “The Reincorporation Merger Proposal,” “The Merger Proposal,” “The Governing Documents Proposal,” “The Advisory Governing Documents Proposals,” “The Director Election Proposal,” “The Incentive Plan Proposal,” “The Share Issuance Proposal” and “The Adjournment Proposal.”

Bleichroeder will hold the extraordinary general meeting to consider and vote upon these proposals. This proxy statement/prospectus contains important information about the Business Combination and the other matters to be acted upon at the extraordinary general meeting. Bleichroeder shareholders should read it carefully and in its entirety.

Q:     What differences will there be between the Proposed Governing Documents and the Existing Governing Documents that shareholders will consider at the extraordinary general meeting?

A:     Bleichroeder’s Existing Governing Documents will effectively be replaced by the Proposed Governing Documents of New Pasqal given that Bleichroeder shareholders will, effective as of the consummation of the Business Combination (and assuming such shareholders do not redeem their public shares) hold New Pasqal Ordinary Shares subject to the Proposed Governing Documents. Bleichroeder shareholders are asked to consider and vote upon and to approve by ordinary resolution three separate proposals in connection with the material differences between the Existing Governing Documents and the Proposed Governing Documents:

Existing Governing Documents of Bleichroeder	Proposed Governing Documents of New Pasqal
Method to Appoint and Elect Directors (Governing Documents Proposal 5A)

Prior to the closing of an initial business combination, Bleichroeder may appoint or remove any director by ordinary resolution of the holders of Class B Ordinary Shares. Prior to the closing of an initial business combination, holders of the Bleichroeder Class A Ordinary Shares have no right to vote on the appointment or removal of any director.

Per the Proposed Governing Documents, immediately following the Closing, the New Pasqal Board will consist of no more than 9 directors.

Without prejudice to the power of the shareholders’ meeting to appoint a person to be a director by ordinary resolution and subject to the Proposed Governing Documents, in the event of a vacancy resulting from the death, resignation or removal of a director, the board of directors may, between two shareholders’ meetings and provided that a quorum of directors remains in office, appoint a person as director on a provisional basis to fill such vacancy. Any such appointment shall be submitted for ratification at the next shareholders’ meeting. If the appointment is not ratified, the decisions taken and acts performed previously by the board of directors shall nevertheless remain valid. A director appointed to replace another shall hold office only for the remaining term of his or her predecessor.

However, if the number of directors in office falls below the minimum required by applicable laws and regulations, a shareholders’ meeting shall be convened in accordance with the provisions set out by such laws and regulations in order to complete the composition of the board of directors.

Existing Governing Documents of Bleichroeder	Proposed Governing Documents of New Pasqal
Shareholder Advance Notice Procedures of Director Nominations and New Business (Governing Documents Proposal 5B)

Shareholders seeking to bring business before an annual general meeting, or to nominate candidates for appointment as directors at an annual general meeting, must provide written notice of such business to Bleichroeder. To be timely, a shareholder’s notice will need to be received by the company secretary (or, if none is appointed, any other officer) at our principal executive offices not later than the close of business on the 90th day nor earlier than the close of business on the 150th day prior to the anniversary date of the immediately preceding annual general meeting.

The Existing Governing Documents specify certain requirements as to the form and content of a shareholders’ meeting. These provisions may preclude our shareholders from bringing matters before our annual general meeting or from making nominations for directors at our annual general meeting. The Existing Governing Documents allow the chairman of the meeting at a meeting of the shareholders to adopt rules and regulations for the conduct of meetings which may have the effect of precluding the conduct of certain business at a meeting if the rules and regulations are not followed. These provisions may also defer, delay or discourage a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to influence or obtain control of us.

The Proposed Governing Documents do not include provisions related to advance notice procedural requirements that shareholders must comply with in order to propose nominations of candidates to be elected as directors or any other proper business to be considered by shareholders at an annual general meeting.

However, under French law, shareholders may request that draft resolutions be included on the agenda of shareholders’ meetings provided they hold a minimum fraction of the company’s share capital. Pursuant to Article L. 225-105 of the French Commercial Code, this threshold is 5% of the share capital where the capital does not exceed €750,000; where it exceeds that amount, the required holding is calculated according to a decreasing scale set out in Article R. 225-71 of the French Commercial Code. The request must be sent to the company’s registered office by registered letter with acknowledgment of receipt or by electronic communication and must comply with specific time limits, generally no later than the twenty-fifth day preceding the shareholders’ meeting. The request must include the text of the proposed resolution, where appropriate a brief statement of reasons, and proof that the requesting shareholders hold the required number of shares. In addition, where the proposed resolution concerns the nomination of a candidate to the board of directors, the submission must also contain certain information regarding the candidate, such as their identity, age and professional background.

Change to the Corporate Name (Governing Documents Proposal 5C)
The name of the company under the Existing Governing Documents is Bleichroeder Acquisition Corp. II.	The New Pasqal Articles of Association will change the company name of New Pasqal to Pasqal Holding SA.
Other Changes in Connection with Adoption of the Proposed Governing Documents (Governing Documents Proposal 5D)
The Existing Governing Documents include provisions related to Bleichroeder’s status as a blank check company prior to the consummation of a business combination.

The Proposed Governing Documents do not include such provisions related to New Pasqal’s status as a blank check company, which no longer will apply upon consummation of the Business Combination, as New Pasqal will cease to be a blank check company at such time.

Q:     Are any of the proposals conditioned on one another?

A:     Yes. The Closing is conditioned on the approval of the Business Combination Proposal, the Reincorporation Merger Proposal, the Merger Proposal, the Governing Documents Proposal, the Director Election Proposal, the Incentive Plan Proposal, and the Share Issuance Proposal. If Bleichroeder does not consummate the Business Combination and fails to complete an initial business combination within 24 months from the closing of its IPO, or (i) such earlier liquidation date as the Bleichroeder Board may approve or (ii) such later date as Bleichroeder shareholders may approve (the “Completion Window”), Bleichroeder will be required to liquidate and dissolve.

Q:     Why is Bleichroeder proposing the Business Combination Proposal?

A:     Bleichroeder is a blank check company incorporated on August 27, 2025 as a Cayman Islands exempted company and formed for the purpose of effecting a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities, which we refer to throughout this prospectus as our initial business combination. While Bleichroeder may pursue an initial business combination in any industry, sector or geographic region, it focuses its efforts on North American and European businesses in disruptive growth sectors. Disruptive growth sectors may include companies within sectors that are being transformed via technology adoption, where Bleichroeder believes its management team’s operational and investment expertise will provide it with a competitive advantage. Bleichroeder is not permitted under the Existing Governing Documents to effect a business combination with a blank check company or a similar type of company with nominal operations. Bleichroeder has identified several general criteria and guidelines it believes are important in analyzing prospective target businesses for a business combination for evaluating acquisition opportunities. Bleichroeder has sought a target that it believes:

•        utilizes our global network of contacts, which provides access to differentiated deal flow and significant deal-sourcing capabilities;

•        has a strong, experienced management team, or provides a platform to assemble an effective management team with a track record of driving growth and profitability;

•        provides a platform for add-on acquisitions, which we believe will be an opportunity for our sponsor and its members and management team to deliver incremental shareholder value post-acquisition;

•        would benefit from our Sponsor’s and management team’s experience, which can be applied to improve the operations and market position of the target;

•        has a defensible market position, with demonstrated advantages when compared to its competitors and which create barriers to entry against new competitors;

•        has a differentiated or unique product offering with multiple avenues for growth and margin expansion;

•        is at an inflection point, such as requiring additional management expertise, is able to innovate through new operational techniques, or where we believe we can drive improved financial performance;

•        is a fundamentally sound company that is underperforming its potential;

•        exhibits unrecognized value or other characteristics, desirable returns on capital, and a need for capital to achieve the company’s growth strategy, that we believe has been misevaluated by the marketplace based on our analysis and due diligence review;

•        has a diversified customer base better positioned to endure economic downturns, changes in the industry landscape and evolving customer, supplier and competitor preferences;

•        will offer an attractive risk-adjusted return for our shareholders, potential upside from growth in the target business and an improved capital structure that will be weighed against any identified downside risks; and

•        can benefit from being a publicly traded, is prepared to be a publicly traded company, and can utilize access to broader capital markets.

Based on its due diligence investigations of Legacy Pasqal and the industry in which it operates, including the financial and other information provided by Legacy Pasqal in the course of negotiations, the Bleichroeder Board believes that Legacy Pasqal meets the criteria and guidelines listed above. However, there is no assurance of this. See the sections entitled “The Business Combination Proposal — The Special Committee’s and Bleichroeder Board’s Reasons for Approval of the Business Combination” and “The Business Combination Proposal — Summary of the Fairness Opinion of Newbridge Securities Corporation as Financial Advisor to the Special Committee”.

Although the Bleichroeder Board believes that the Business Combination presents an attractive business combination opportunity and is in the best interests of Bleichroeder and Bleichroeder shareholders, the Bleichroeder Board did consider certain potentially material negative factors in arriving at that conclusion.

These factors are discussed in greater detail in the sections entitled “The Business Combination Proposal — The Special Committee’s and Bleichroeder Board’s Reasons for Approval of the Business Combination”, “Risk Factors — Risk Related to Pasqal’s Business and Industry”, “Risk Factors — Risks Related to Ownership of New Pasqal’s Stock following the Business Combination” and “Risk Factors — Risks Related to Bleichroeder and the Business Combination.” You should also consider that certain of Bleichroeder’s directors and officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the sections entitled “The Business Combination Proposal — Interests of Bleichroeder’s Directors and Executive Officers in the Business Combination” and “Risk Factors — Risks Relating to Bleichroeder and the Business Combination — Our Sponsor, certain members of our board of directors and our officers have interests in the Business Combination that may conflict with those of other shareholders in recommending that shareholders vote in favor of approval of the Business Combination and the other proposals described in this proxy statement/prospectus.”

Q:     What will Legacy Pasqal shareholders receive in return for the Merger of Legacy Pasqal with Bleichroeder Surviving Corporation?

A:     As part of the consummation of the Merger:

•        each issued and outstanding (i) “Class Seed” Ordinary Share, par value €0.10 per share, of Legacy Pasqal, (ii) common ordinary share, par value €0.10 per share, of Legacy Pasqal, (iii) “Class A” ordinary share, €0.10 per share, of Legacy Pasqal, (iv) “Class B” ordinary share, €0.10 per share, of Legacy Pasqal, and (v) “Class C” ordinary share, €0.10 per share, of Legacy Pasqal, will be exchanged for New Pasqal Ordinary Shares using the Exchange Ratio of 24.01 and

•        each Rollover BSPCEs will be assumed by New Pasqal, and will grant the right to subscribe for New Pasqal Ordinary Shares, with the number of shares adjusted, as applicable to reflect the Exchange Ratio, on the same terms and conditions as were applicable to the Rollover BSPCEs as of immediately prior to the Merger Effective Time (including vesting, exercise period and expiration date), except as otherwise provided by the French Merger Agreement.

Q:     Who is Legacy Pasqal?

A:     Legacy Pasqal is at the forefront of developing neutral-atom quantum computing technology, focused on building scalable quantum processing units (“QPUs”) that deliver highly scalable computational capabilities, operate in standard data centers and provide consistent performance enabled by precise qubit control and improved coherence times in both analog and digital modes. Founded in 2019, Pasqal seeks a leading role in advancing the field of quantum computing and believes it has established itself as a major global player in the space.

Legacy Pasqal employs a modular approach to its neutral-atom processors, enabling the expansion of qubit arrays without compromising performance or fidelity. Legacy Pasqal’s technology supports the arrangement of large numbers of neutral atoms (over 1,000 trapped atoms already demonstrated) in both two- and three-dimensional configurations, paving the way for systems with tens of thousands of physical qubits and hundreds of logical qubits by the end of this decade (over 200 logical qubits anticipated by 2029). By continuously improving qubit coherence, accuracy of operations through gate fidelity, and error correction strategies, Legacy Pasqal seeks to ensure that its quantum systems remain reliable and accurate as they scale, overcoming key barriers to widespread quantum adoption.

Q:     Will Bleichroeder obtain new financing in connection with the Business Combination?

A:     The Business Combination is expected to be financed through a combination of (i) funds remaining in the Trust Account following the exercise of all public shareholders’ redemption rights, (ii) the proceeds of the March 2026 Financing, and (iii) funds raised from any other financing transactions agreed upon by Bleichroeder, Legacy Pasqal and Merger Sub, including the proceeds from any future securities purchase agreements to be entered into prior to the consummation of the Business Combination.

In connection with the transactions contemplated by the Business Combination Agreement, Bleichroeder, Merger Sub and the Investors entered into the March 2026 SPA, dated as of March 4, 2026 and amended on May 23, 2026, pursuant to which the Investors have agreed, among other things, subject to certain conditions, to purchase, at Closing, $312.5 million aggregate principal amount of Senior Unsecured Convertible Bonds and Investment Warrants, for an aggregate purchase price of $250.0 million. The closing of the March 2026 Financing shall occur substantially concurrent with the Closing. Inflection Point and STP, each a member of BM 2, participated in the March 2026 Financing. BM 2 is the managing member of the Sponsor and in whose general partner Mr. Gundlach has, individually and through affiliates, a non-voting, non-controlling indirect financial interest.

The Senior Unsecured Convertible Bonds will be issued pursuant to the Terms and Conditions (termes et conditions des obligations convertibles en actions ordinaires) attached to New Pasqal’s shareholders decision issuing the Senior Unsecured Convertible Bonds (the “Senior Unsecured Convertible Bonds Terms and Conditions”), and the Investment Warrants will be issued pursuant to the Terms and Conditions (termes et conditions des bons de souscriptions d’actions) attached to New Pasqal’s shareholders decision issuing the Investment Warrants (the “Investment Warrants Terms and Conditions”).

The March 2026 SPA includes customary representations and warranties from Bleichroeder, Merger Sub and the Investors and is subject to customary closing conditions. The March 2026 SPA also includes customary covenants and agreements related to transfer restrictions, SEC reports, and indemnification. The Senior Unsecured Convertible Bonds and the Investment Warrants may be amended by approval of New Pasqal and the vote or action by written consent of holders of a majority of the outstanding principal of the Convertible Bonds, or as otherwise required in accordance with the French Commercial Code. Holders of the New Pasqal Ordinary Shares issuable upon conversion of the Senior Unsecured Convertible Bonds and New Pasqal Ordinary Shares underlying any Investment Warrants will have the registration rights set forth in the A&R Registration Rights Agreement. See the section entitled “Certain Agreements Related to the Business Combination — Securities Purchase Agreement”.

Q:     What equity stake will current Bleichroeder shareholders and Legacy Pasqal shareholders have in New Pasqal after the Closing?

A:     As of the date of this proxy statement/prospectus, there are (i) 28,750,000 Bleichroeder Class A Ordinary Shares issued and outstanding (consisting of 18,034,273 Bleichroeder Class A Ordinary Shares and 10,715,727 Bleichroeder Class A Ordinary Shares underlying public units) and (ii) 9,583,333 Bleichroeder Class B Ordinary Shares issued and outstanding (all of which are held directly by the Sponsor and a portion of which are held indirectly by the initial shareholders) and (iii) 10,715,727 units outstanding, with each unit consisting of one Bleichroeder Class A Ordinary Share and one-third of one redeemable warrant. As of the date of this proxy statement/prospectus, there are (x) 7,750,000 private placement warrants outstanding (5,000,000 are held by the Sponsor, 2,612,500 are held by Cohen, and 137,500 are held by Clear Street) and (y) 9,583,333 public warrants outstanding (consisting of 6,011,413 public warrants issued and outstanding and 3,571,909 public warrants underlying public units). Each whole warrant entitles the holder thereof to purchase one Bleichroeder Class A Ordinary Share and, following the Reincorporation Merger Effective Time, will be converted into a warrant that entitles the holder thereof to purchase one New Pasqal Ordinary Share. New Pasqal will issue [•] Investment Warrants in connection with the March 2026 Financing. Therefore, as of the date of this proxy statement/prospectus (assuming that none of Bleichroeder’s outstanding public shares are redeemed in connection with the Business Combination and giving effect to the exercise of all of the private placement warrants, the public warrants, Investment Warrants and the conversion of the Senior Unsecured Bonds), New Pasqal’s fully diluted share capital would be [•] New Pasqal Ordinary Shares.

Bleichroeder cannot predict how many of the public shareholders will exercise their right to have their public shares redeemed for cash. As a result, Bleichroeder has elected to provide the unaudited pro forma condensed combined financial information under four different redemption scenarios of Bleichroeder shares into cash, each of which produce different allocations of total Bleichroeder equity between holders of Bleichroeder

Ordinary Shares. The following table illustrates varying ownership levels in New Pasqal immediately following the consummation of the Business Combination, based on the varying levels of redemptions by the public shareholders and the following additional assumptions:

	Share Ownership in New Pasqal(1)
	Assuming No Redemptions(2)	Assuming 50% Redemptions(3)	Assuming 75% Redemptions(4)	Assuming 100% Redemptions(5)
Legacy Pasqal Shareholders	75.7%	80.0%	82.4%	84.9%
Bleichroeder Public Shareholders	10.9%	5.8%	3.0%	0.0%
The Sponsor(6)	3.6%	3.8%	3.9%	4.1%
Investors(7)	9.9%	10.4%	10.7%	11.1%

____________

*        Percentages may not sum to 100% due to rounding.

(1)      As of immediately following the consummation of the Business Combination. Percentages may not add to 100% due to rounding. For a more detailed description of share ownership upon consummation of the Business Combination, see the section entitled “Security Ownership of Certain Beneficial Owners and Management.” The table excludes the potential dilutive effect of 17,333,333 New Pasqal Warrants (comprised of 9,583,333 public warrants and 7,750,000 private placement warrants), 38,564,113 New Pasqal Ordinary Shares underlying New Pasqal BSPCEs and New Pasqal options and 32,552,083 New Pasqal Ordinary Shares issuable upon the exercise of the Investment Warrants.

(2)     Assumes that no public shares are redeemed in connection with the Business Combination.

(3)      Assumes that 14,375,000 outstanding public shares, or approximately 50.0% of the public shares subject to redemption, are redeemed for an aggregate payment of approximately $143,750,000 (based on the estimated per-share price of approximately $10.00 per share) from the Trust Account based on funds in the Trust Account as of [•], 2026.

(4)      Assumes that 21,562,500 outstanding public shares, or approximately 75.0% of the public shares subject to redemption, are redeemed for an aggregate payment of approximately $215,625,000 (based on the estimated per-share price of approximately $10.00 per share) from the Trust Account based on funds in the Trust Account as of [•], 2026.

(5)      Assumes that all of the public shares are outstanding, or approximately 100.0% of the public shares subject to redemption, are redeemed for an aggregate payment of approximately $287,500,000 (based on the estimated per-share price of approximately $10.00 per share) from the Trust Account based on funds in the Trust Account as of [•], 2026.

(6)      Considering the exercise of all New Pasqal Warrants, the Sponsor and the initial shareholders would own (i) [•]% of New Pasqal’s share capital under the no redemptions scenario and (ii) [•]% of New Pasqal’s share capital under the “Assuming [•]% Redemptions” scenario.

(7)      Reflects $312.5 million aggregate principal amount of Senior Unsecured Convertible Bonds and Investment Warrants in connection with the March 2026 Financing. The amount shown for the Investors reflects 26,041,667 New Pasqal Ordinary Shares issuable upon conversion of Senior Unsecured Convertible Bonds and excludes 32,552,083 New Pasqal Ordinary Shares issuable upon the exercise of the Investment Warrants.

Q:     What conditions must be satisfied to complete the Business Combination?

A:     There are a number of closing conditions in the Business Combination Agreement, including but not limited to, that the Condition Precedent Proposals be approved by the applicable requisite vote of the Bleichroeder shareholders and that New Pasqal have access to no less than $150,000,000 (prior to the payment of any transaction expenses), from (i) funds remaining in the Trust Account following the exercise of public shareholders’ redemption rights, (ii) the proceeds of the March 2026 Financing, and (iii) funds raised from any other financing transactions agreed upon by Bleichroeder, Legacy Pasqal and Merger Sub, including the proceeds from any future securities purchase agreements to be entered into prior to the consummation of the Business Combination, but excluding, for the avoidance of doubt, the Legacy Pasqal Series C Equity Raise closed by Legacy Pasqal on February 27, 2026. The Closing of the Business Combination is conditioned on the approval of the Business Combination Proposal, the Reincorporation Merger Proposal, the Merger Proposal, the Governing Documents Proposal, Director Election Proposal, the Incentive Plan Proposal, and the Share Issuance Proposal. For a summary of the conditions that must be satisfied or waived prior to completion of the Business Combination, see the section entitled “The Business Combination Agreement.”

Q:     What happens if I sell my Bleichroeder Class A Ordinary Shares before the extraordinary general meeting?

A:     The record date for the extraordinary general meeting will be [•], 2026, which is earlier than the date of the Closing. If you transfer your Bleichroeder Class A Ordinary Shares after the record date, but before the extraordinary general meeting, unless the transferee obtains from you a proxy to vote those shares, you will retain your right to vote at the extraordinary general meeting. However, you will not be entitled to receive any New Pasqal Ordinary Shares following the Closing because only Bleichroeder shareholders on the date of the Closing will be entitled to receive New Pasqal Ordinary Shares in connection with the Closing.

Q:     What vote is required to approve the proposals presented at the extraordinary general meeting?

A:     The approval of the Reincorporation Merger Proposal, the Merger Proposal, the Governing Documents Proposal, requires a special resolution under Cayman Islands law or the Existing Governing Documents of Bleichroeder, being a resolution passed by a majority of at least two-thirds (2/3) of the votes which are cast by the holders of the issued and outstanding Bleichroeder Ordinary Shares who, being present in person or represented by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting. The approval of each of the Business Combination Proposal, the Advisory Governing Documents Proposals, the Director Election Proposal, the Incentive Plan Proposal, the Share Issuance Proposal and the Adjournment Proposal requires an ordinary resolution under Cayman Islands law and the Existing Governing Documents of Bleichroeder, being a resolution passed by a simple majority of the votes which are cast by the holders of the issued and outstanding Bleichroeder Ordinary Shares who, being present in person or represented by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting. The Closing of the Business Combination is conditioned on the approval of the Business Combination Proposal, the Reincorporation Merger Proposal, the Merger Proposal, the Governing Documents Proposal, the Director Election Proposal, the Incentive Plan Proposal, and the Share Issuance Proposal.

If you sign, date, and return your proxy card without indicating how you wish to vote, your proxy will be voted “FOR” each of the proposals presented at the extraordinary general meeting. If you fail to return your proxy card or fail to instruct your bank, broker, or other nominee how to vote, and do not attend the extraordinary general meeting in person, the effect will be, among other things, that your shares will not be counted for purposes of determining whether a quorum is present at the extraordinary general meeting. Accordingly, your failure to vote by proxy or to vote in person at the extraordinary general meeting will have no effect on the outcome of the vote on any of the proposals presented at the extraordinary general meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting and will have no effect on any of the proposals. If you are a shareholder of record and you attend the extraordinary general meeting and wish to vote in person, you may withdraw your proxy and vote in person.

Q:     What are the material differences, if any, in the terms and price of securities issued at the time of the IPO as compared to the securities that are expected to be issued as part of the March 2026 Financing at the closing of the Business Combination?

A:     The units issued at the time of the IPO consisted of one Bleichroeder Class A Ordinary Share and one-third of one redeemable warrant, at an offering price of $10.00 per unit. In connection with the Business Combination, each Bleichroeder Ordinary Share will be converted into one New Pasqal Ordinary Share, and each issued and outstanding warrant to purchase Bleichroeder Class A Ordinary Shares will be converted into one New Pasqal Warrant, subject to the same terms and conditions existing prior to such conversion.

The March 2026 Financing differs materially from the securities issued at the IPO. In the March 2026 Financing, the Investors agreed, subject to certain conditions therein, to purchase Senior Unsecured Convertible Bonds and Investment Warrants governed by French law. In comparison, the securities purchased in the IPO were Bleichroeder Units, with each unit consisting of one Bleichroeder Class A Ordinary Share and one-third of one redeemable public warrant to purchase a Bleichroeder Class A Ordinary Share.

Q:     How many votes do I have at the extraordinary general meeting?

A:     Bleichroeder shareholders are entitled to one vote at the extraordinary general meeting for each Bleichroeder Ordinary Share held of record as of the record date. As of the close of business on [•], 2026, which is on the record date, there were [•] issued and outstanding Bleichroeder Ordinary Shares.

Q:     How will the Sponsor and other initial shareholders vote?

A:    The Sponsor, which directly owns 9,583,333 Founder Shares, and the initial shareholders (which indirectly own a portion of such shares), have agreed pursuant to that certain letter agreement, dated as of January 7, 2026 (the “Sponsor Letter Agreement”) to, among other things, (i) vote all of their Founder Shares and all shares they acquire prior to the announcement of the Business Combination in favor of the Business Combination and (ii) not redeem any Bleichroeder Ordinary Shares owned by the Sponsor or the initial shareholders in connection with such shareholder approval in connection with the Business Combination, in each case, on the terms and subject to the conditions set forth in the Sponsor Letter Agreement.

Assuming only a majority of all the Bleichroeder Ordinary Shares entitled to vote at the meeting are represented at the extraordinary general meeting in person or by proxy, including the Sponsor and the initial shareholders subject to the voting obligations under the Sponsor Letter Agreement, (i) 9,970,500 Bleichroeder Ordinary Shares will need to be voted in favor of the Business Combination Proposal, the Director Election Proposal, the Incentive Plan Proposal, the Share Issuance Proposal and the Adjournment Proposal (each of which requires the affirmative vote of a simple majority of votes which are cast by the holders of the issued and outstanding Bleichroeder Ordinary Shares who, being present in person or represented by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting), and of these 9,970,500 Bleichroeder Ordinary Shares, 7,477,875 of the Bleichroeder Ordinary Shares not held by the Sponsor and the initial shareholders, which represents 20% of the total issued and outstanding Bleichroeder Ordinary Shares, will need be voted in favor of the Business Combination Proposal, the Director Election Proposal, the Incentive Plan Proposal, the Share Issuance Proposal and the Adjournment Proposal and (ii) 12,777,778 Bleichroeder Ordinary Shares will need to be voted in favor of the Reincorporation Merger Proposal, the Merger Proposal and the Governing Documents Proposal (each of which requires the affirmative vote of a majority of at least a two-thirds (2/3) of the votes which are cast by the holders of the issued and outstanding Bleichroeder Ordinary Shares who, being present in person or represented by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting), and of these 12,777,778 Bleichroeder Ordinary Shares, 3,194,445 of the Bleichroeder Ordinary Shares not held by the Sponsor and the initial shareholders, which represents approximately 8.3% of the total issued and outstanding Bleichroeder Ordinary Shares and approximately 11.1% of the Bleichroeder Class A Ordinary Shares not held by the Sponsor and the initial shareholders, which of the total issued and outstanding Bleichroeder Ordinary Shares, will need to be voted in favor of the Reincorporation Merger Proposal, the Merger Proposal and the Governing Documents Proposal.

Assuming all the Bleichroeder Ordinary Shares entitled to vote at the meeting are represented at the extraordinary general meeting in person or by proxy, including the Sponsor and the initial shareholders subject to the voting obligations under the Sponsor Letter Agreement, (i) 19,166,667 Bleichroeder Ordinary Shares will need to be voted in favor of the Business Combination Proposal, the Director Election Proposal, the Incentive Plan Proposal, the Share Issuance Proposal and the Adjournment Proposal (each of which requires the affirmative vote of a simple majority of the votes which are cast by the holders of the issued and outstanding Bleichroeder Ordinary Shares who, being present in person or represented by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting), and of these 19,166,667 Bleichroeder Ordinary Shares, 9,583,334 of the Bleichroeder Ordinary Shares not held by the Sponsor and the initial shareholders, which represents approximately 25.0% of the total issued and outstanding Bleichroeder Ordinary Shares and approximately 33.3% of the Bleichroeder Class A Ordinary Shares not held by the Sponsor and the initial shareholders, will need to be voted in favor of the Business Combination Proposal, the Director Election Proposal, the Incentive Plan Proposal, the Share Issuance Proposal and the Adjournment Proposal, and (ii) 25,555,556 Bleichroeder Ordinary Shares will need to be voted in favor of the Reincorporation Merger Proposal, the Merger Proposal and the Governing Documents Proposal (each of which requires the affirmative vote of at least a two-thirds (2/3) of votes which are cast by the holders of the issued and outstanding Bleichroeder Ordinary Shares who, being present in person or represented by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting), and of these 25,555,556 Bleichroeder Ordinary Shares, 15,972,223 of the Bleichroeder Ordinary Shares not held by the Sponsor and the initial shareholders, which represents approximately 41.7% of the total issued and outstanding Bleichroeder Ordinary Shares and approximately 55.6% of the Bleichroeder Class A Ordinary Shares not held by the Sponsor and the initial shareholders, will need to be voted in favor of the Reincorporation Merger Proposal, the Merger Proposal and the Governing Documents Proposal.

Assuming that only the holders of one-third of our issued and outstanding ordinary shares, representing a quorum under our Existing Governing Documents, vote their shares, we would not need any of the 28,750,000 public shares to be voted in favor of an initial business combination that is structured as a statutory merger or consolidation with another company in order to have our initial business combination approved by a special resolution.

Q:     What interests do Bleichroeder’s current officers and directors have in the Business Combination?

A:     In considering the recommendation of the Bleichroeder Board to vote in favor of the Business Combination, shareholders should be aware that, aside from their interests as shareholders, our Sponsor and certain of our directors and officers have interests in the Business Combination that may conflict with those of other shareholders generally. Our directors were aware of and considered these interests, among other matters, in evaluating the Business Combination and in recommending to shareholders that they approve the Business Combination. Shareholders should take these interests into account in deciding whether to approve the Business Combination. These interests include, among other things:

•        the fact that certain of our directors and officers are principals of our Sponsor;

•        the fact that 9,583,333 Founder Shares held directly by our Sponsor (and a portion of which is held indirectly by the initial shareholders), for which it paid $25,000 in aggregate, will convert into 9,583,333 New Pasqal Ordinary Shares upon the Closing, and that such shares will have a significantly higher value at the time of the Business Combination when they convert into New Pasqal Ordinary Shares, as described further below; and if an initial business combination is not consummated, our Sponsor will lose $95,833,330 in value of the Founder Shares, valued at an assumed price of $10.00 per share, the value implied by the Business Combination:

	Bleichroeder Class B Ordinary Shares(1)(2)	Value of Bleichroeder Class B Ordinary Shares implied by Business Combination(2)(3)	Value of Bleichroeder Class B Ordinary Shares based on recent trading price(4)
Sponsor(2)	9,583,333	$95,833,330	$	[•]

____________

(1)      Interests shown consist solely of Founder Shares. Such shares will convert into Bleichroeder Interests shown consist solely of Founder Shares. Such shares will convert into Bleichroeder Surviving Corporation Ordinary Shares upon the Reincorporation Merger and thereafter automatically convert into New Pasqal Ordinary Shares upon the Closing on a one-for-one basis.

(2)      Bleichroeder Manager 2 LLC (“BM2”) is the managing member of Bleichroeder Sponsor 2 LLC, our Sponsor. MC Advisory (of which Michel Combes, one of Bleichroeder’s Co-Founders, is the manager), as well as Andrew Gundlach, our Executive Chairman, are the managing members of BM2 and hold voting and investment discretion with respect to the ordinary shares held of record by the Sponsor. Messrs. Combes and Gundlach through their affiliates and controlled entities, own direct and indirect interests in the membership interests of the Sponsor, and hold approximately 52.57% of the Sponsor membership interests reflecting indirect interests in the Founder Shares. Bleichroeder’s Chief Operating Officer and Chief Executive Officer, as well as Bleichroeder’s Chief Financial Officer, hold an indirect interest in an aggregate of 500,000 Founder Shares through membership interests in Bleichroeder’s Sponsor and certain of Bleichroeder’s independent directors hold, in connection with his or her service as a director, in the aggregate, an indirect interest in 60,000 Founder Shares through membership interests in Bleichroeder’s Sponsor. Each such person disclaims any beneficial ownership of the reported shares other than to the extent of any pecuniary interest they may have therein, directly or indirectly.

(3)      Assumes a value of $10.00 per share, the deemed value of the New Pasqal Ordinary Shares in the Business Combination. Also assumes the completion of the Business Combination and that the New Pasqal Ordinary Shares are unrestricted and freely tradable.

(4)      Assumes a value of $[•] per share, which was the closing price of the Bleichroeder Class A Ordinary Shares on the Nasdaq on [•], 2026. Also assumes the completion of the Business Combination and that the New Pasqal Ordinary Shares are unrestricted and freely tradable.

•        the fact that if an initial business combination is not consummated within the Completion Window, our Sponsor, officers, directors and their respective affiliates will lose their entire investment in us of $5,025,000 in the aggregate that includes the 5,000,000 private warrants acquired for a purchase price of $5,000,000;

•        the fact that given the differential in the purchase price that our Sponsor paid for the Founder Shares as compared to the price of the public shares sold in the IPO and the 9,583,333 New Pasqal Ordinary Shares that the Sponsor will receive upon conversion of the Founder Shares in connection with the Business Combination, the Sponsor and its affiliates may earn a positive rate of return on their investment even if the New Pasqal Ordinary Shares trade below the price initially paid for the public shares in the IPO and the public shareholders experience a negative rate of return following the completion of the Business Combination;

•        the fact that our Sponsor, officers and directors have agreed to waive their rights to liquidating distributions from the Trust Account with respect to any shares held by them if Bleichroeder fails to complete an initial business combination within the Completion Window and accordingly, our Sponsor, officers and directors will benefit from the completion of the Business Combination and may be incentivized to complete an acquisition of a less favorable target company or on terms less favorable to shareholders rather than liquidate;

•        the fact that if the Trust Account is liquidated, including in the event we are unable to complete an initial business combination within the Completion Window, our Sponsor has agreed that it will be liable to us if and to the extent any claims by a third party (other than our independent registered public accounting firm) for services rendered or products sold to us, or a prospective target business with which we have entered into a transaction agreement, reduce the amounts in the Trust Account to below (i) $10.00 per public share or (ii) such lesser amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account, due to reductions in the value of the trust assets, net of the amount of taxes payable, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under our indemnity of the underwriters of our IPO against certain liabilities, including liabilities under the Securities Act;

•        the fact that, unless a business combination is consummated, our directors are only entitled to reimbursement for any out-of-pocket expenses incurred by them on our behalf incident to identifying, investigating and consummating a business combination from funds outside of the Trust Account, which funds are limited;

•        the continuation of certain of our officers and directors at New Pasqal; and

•        the fact that pursuant to the A&R Registration Rights Agreement, the Sponsor and the initial shareholders will have certain registration rights, demand rights and piggy-back registration rights with respect to their Registrable Securities.

Q:     What material negative factors did the Bleichroeder Board consider in connection with the Business Combination?

A:     The Bleichroeder Board believes that the acquisition of Legacy Pasqal will provide its shareholders with an opportunity to participate in a company that is well positioned to provide a cornerstone asset for Bleichroeder to maximize value for shareholders and is well aligned with all the key factors central to Bleichroeder’s strategy. However, the Bleichroeder Board did consider certain potentially material negative factors in arriving at that conclusion, such as regulatory risk, litigation risks, technological risks, the risk that shareholders would not approve the Business Combination and the risk that a significant number of shareholders would exercise their redemption rights. These factors are discussed in greater detail in the section entitled “The Business Combination Proposal — The Special Committee’s and Bleichroeder Board’s Reasons for Approval of the Business Combination,” as well as in the section entitled “Risk Factors — Risks Related to Bleichroeder and the Business Combination.”

Q:     Who is our Sponsor?

A.     The Sponsor is a Delaware limited liability company which was formed in 2025, to invest in our company. Although our Sponsor is permitted to undertake any activities permitted under the Delaware Limited Liability Company Act and other applicable laws, our Sponsor’s business is focused on investing in our company. BM2 is the managing member of our sponsor, and MC Advisory, as well as Andrew Gundlach, our Executive Chairman, are the managing members of BM2 and hold voting and investment discretion with respect to the ordinary shares held of record by the Sponsor. Other than Messrs. Combes, Gundlach, Inflection Point, STP and members of Bleichroeder’s management team, including certain of our directors, no other person will have a direct or indirect material interest in our sponsor or BM2.

The Sponsor was formed prior to the IPO for the purpose of acting as the Sponsor of Bleichroeder. It is responsible for organizing, directing, and managing the business and affairs of Bleichroeder from its incorporation, through the consummation of the IPO, the negotiation of the Business Combination Agreement, until the consummation of the Business Combination. The Sponsor’s activities included identifying and negotiating terms with the underwriter of the IPO, other third-party service providers such as Bleichroeder’s auditors and legal counsel, and Bleichroeder’s directors and officers, and searching for and negotiating with potential business combination targets. Other than its investment in Bleichroeder and its work on behalf of Bleichroeder, the Sponsor is not engaged in any business.

The Sponsor has made investments in Bleichroeder. Prior to the IPO, the Sponsor made an initial investment in Bleichroeder of $25,000 to cover certain pre-IPO expenses, in exchange for the issuance of Founder Shares, or approximately $0.003 per share. In connection with the closing of our IPO our Sponsor also purchased 5,000,000 private placement warrants from Bleichroeder for $5,000,000.

Inflection Point (in whose general partner Mr. Gundlach has, individually and through affiliates, a non-voting, non-controlling indirect financial interest) invested $1,000,000 in BM2, for which it received an indirect interest in 1,000,000 of the private placement warrants owned by the Sponsor. Subject to Inflection Point indirectly purchasing, through BM2, the private placement warrants allocated to it simultaneously with the closing of the IPO, BM2 issued membership interests at a nominal purchase price to Inflection Point reflecting an indirect interest in an aggregate of 2,000,000 Founder Shares, or 20.87% of the Founder Shares held by the Sponsor, following the exercise in full of the underwriter’s over-allotment option.

STP invested $4,000,000 in the Sponsor, for which it received an indirect interest in 1,000,000 of the private placement warrants owned by the Sponsor. Subject to STP indirectly purchasing, through the Sponsor, the private placement warrants allocated to it simultaneously with the closing of the IPO, the Sponsor issued membership interests at a nominal purchase price to STP reflecting an indirect interest in an aggregate of 2,000,000 Founder Shares, or 20.87% of the Founder Shares held by the Sponsor, following the exercise in full of the underwriter’s over-allotment option.

Neither Inflection Point nor STP have any right to vote the Founder Shares, private placement warrants or securities underlying the private placement warrants that it holds indirectly through its membership interests in BM2 or the Sponsor, as applicable.

Bleichroeder’s Chief Operating Officer and Chief Executive Officer, as well as Bleichroeder’s Chief Financial Officer, received an aggregate indirect interest in 500,000 Founder Shares through membership interests in Bleichroeder’s Sponsor, and certain of our directors also received for his or her service as a director an indirect interest in either 15,000 Founder Shares or 30,000 Founder Shares through membership interests in the Sponsor, but do not have the right to control the Sponsor or participate in any decision regarding the disposal of any security held by the Sponsor, or otherwise. Other than the members of our management team, none of the other direct or indirect members of the Sponsor will participate in our company’s operational activities. Assuming Bleichroeder’s independent directors and, as described above, Inflection Point and STP are issued direct and indirect membership interests in the Sponsor, Messrs. Combes and Gundlach will hold approximately 52.57% of the Sponsor membership interests reflecting indirect interests in the Founder Shares and approximately 60.00% of the Sponsor membership interests reflecting indirect interests in the private placement warrants.

Members of our management team and Co-Founders have prior experience with SPACs and may continue sponsoring, investing or otherwise becoming involved with other SPACs and de-SPAC transactions.

Mr. Combes acted as a Sponsor Principal and Mr. Gundlach acted as an Independent Non-Executive Director for Odyssey Acquisition S.A. (“Odyssey”). In April 2022, Odyssey completed its business combination with BenevolentAI. Founded in 2013, BenevolentAI is a UK-headquartered company focused on the development and application of artificial intelligence (AI) for scientific innovation in drug discovery. Mr. Combes also served as the President of LDH Growth Corp I (“LDH Growth”), which was a SoftBank-sponsored SPAC focused on Latin America that raised $230 million in March 2021. Mr. Combes resigned from the Board in May 2022 and as President in October 2022 alongside his departure from SoftBank Group International. LDH Growth ultimately redeemed its shares in March 2023.

In January 2021, affiliates of the Inflection Point Fund founded Inflection Point Acquisition Corp. (“IPAX”), a SPAC formed for substantially similar purposes as our company. IPAX completed its initial public offering in September 2021, in which it sold 32,975,000 units, each consisting of one IPAX Class A ordinary share and one-half of one warrant to purchase one IPAX Class A ordinary share, for an offering price of $10.00 per unit, generating aggregate proceeds of $329,750,000. On September 16, 2022, IPAX announced its business combination with Intuitive Machines, Inc. (“LUNR”), a diversified space exploration, infrastructure, and services company with marquee contracts supporting NASA’s $93 billion Artemis program. Prior to the extraordinary general meeting of IPAX shareholders to approve the business combination with LUNR, holders of 27,481,818 IPAX Class A ordinary shares, or 83.34% of the outstanding IPAX Class A ordinary shares and 89.37% of the outstanding IPAX Class A ordinary shares not held by affiliates of IPAX, exercised their right to redeem those shares for cash at a price of approximately $10.1843 per share, for an aggregate of approximately $279.9 million. The transaction with LUNR closed on February 13, 2023, and began trading on Nasdaq on February 14, 2023 under the ticker “LUNR.” We believe LUNR represents a high-quality, public-ready company with a history of significant revenue growth. We believe the deal’s valuation was attractive and the significant $50 million capital commitment from an affiliate of IPAX’s sponsor supporting the transaction was a main differentiator. IPAX supported the transaction with extensive due diligence, significant investor outreach, and comprehensive planning, including a detailed media plan and retaining due diligence and capital markets advisors. There was no vote held to extend the date by which IPAX was required to complete its initial business combination because IPAX completed its initial business combination with LUNR within 24 months of its initial public offering.

LUNR’s shares of Class A common stock are, and its warrants were, listed on the Nasdaq Stock Market under the symbols “LUNR” and “LUNRW,” respectively. Under the terms of the warrant agreement governing LUNR’s warrants, LUNR had the right to redeem all outstanding warrants if the last sales price of the Class A common stock was at least $18.00 per share for any 20 trading days within any 30-day trading period ending on the third business day prior to the date on which a notice of redemption is given. The last sales price of the Class A common stock was at least $18.00 per share on each of 20 trading days within the 30-day trading period ending on January 30, 2025. Accordingly, LUNR redeemed the warrants effective as of March 6, 2025.

In March 2023, affiliates of the Inflection Point Fund founded Inflection Point Acquisition Corp. II (“IPXX”), a SPAC formed for substantially similar purposes as our company. IPXX completed its initial public offering in May 2023, in which it sold 25,000,000 units, each consisting of one IPXX Class A ordinary share and one-half of one warrant to purchase one IPXX Class A ordinary share, for an offering price of $10.00 per unit, generating aggregate proceeds of $250,000,000. On August 21, 2024, IPXX entered into a business combination agreement with USARE, a company whose mission is to establish a vertically integrated, domestic rare earth magnet supply chain that supports the future state of energy, mobility, and national security in the United States. USARE is developing a NdFeB magnet manufacturing plant in the United States, and establishing domestic rare earth and critical minerals supply, extraction, and processing capabilities to supply its magnet manufacturing plant and market surplus materials to third-parties. IPXX held a vote on November 18, 2024 to extend the date by which IPXX must complete an initial business combination from November 30, 2024 to August 21, 2025. In connection with such extension, holders of 22,794,651 Class A ordinary shares of IPXX, or 91.18% of the outstanding IPXX public shares, exercised their right to redeem those shares for cash at a price of approximately $10.83 per share, for an aggregate of $246.9 million. Prior to the extraordinary general meeting of IPXX shareholders to approve the business combination with USARE, holders of 128,140 IPXX Class A ordinary shares, or 5.8% of the outstanding IPXX Class A ordinary shares, exercised their right to redeem those shares for cash at a price of approximately $11.00 per share, for an aggregate of $1,409,139.27. The transaction with USARE closed on March 13, 2025 and began trading on March 14, 2025 under the ticker “USAR.” We believe USARE represents a promising opportunity in an industry with significant tailwinds. We believe the deal’s valuation was attractive and the significant $31.7 million capital commitment from affiliates of IPXX’s sponsor and their network of investors supporting the transaction was a main differentiator.

USARE’s shares of common stock are, and its warrants were, listed on the Nasdaq Stock Market under the symbols “USAR” and “USARW,” respectively. Under the terms of the warrant agreement governing USAR’s warrants, USAR had the right to redeem all outstanding warrants if the last sales price of the common stock was at least $18.00 per share for any 20 trading days within any 30-day trading period ending on the third business day prior to the date on which a notice of redemption is given. The last sales price of the common stock was at least $18.00 per share on each of 20 trading days within the 30-day trading period ending on October 27, 2025. Accordingly, USARE redeemed the warrants effective as of December 1, 2025.

In January 2024, affiliates of the Inflection Point Fund founded IPCX, a SPAC formed for substantially similar purposes as our company. IPCX completed its initial public offering in April 2025, in which it sold 25,300,000 units, each consisting of one Class A ordinary share of IPCX and one right to receive one-tenth of one Class A ordinary share, for an offering price of $10.00 per unit, generating aggregate proceeds of $253,000,000. On August 25, 2025, IPCX announced its business combination with A1R WATER, a global leader in atmospheric water generation. The transaction is expected to close in the first quarter of 2026. IPCX’s units, Class A ordinary shares and rights are listed on Nasdaq under the symbols “IPCXU”, “IPCX” and “IPCXR”, respectively.

In June 2024, members of our management team founded Inflection Point Acquisition Corp. IV (f/k/a Bleichroeder Acquisition Corp. I, “IPDX”), a SPAC formed for substantially similar purposes as our company by a separate management team. IPDX completed its initial public offering in November 2024, in which it sold 25,000,000 units, each consisting of one Class A ordinary share of IPDX and one right to receive one-tenth of one Class A ordinary share of IPDX upon consummation of IPDX’s initial business combination, for an offering price of $10.00 per unit, generating aggregate gross proceeds of $250,000,000. IPF has an economic interest in approximately 60.1% of the founder shares and 100% of the private placement securities of IPDX. On August 14, 2025, IPDX announced a business combination agreement with Merlin Labs, Inc. (“MRLN”), a leading developer of assured, autonomous flight technology for defense customers. Prior to the extraordinary general meeting of IPDX shareholders to approve the business combination with MRLN, holders of 22,550,551 IPDX Class A ordinary shares, or 90.20% of the outstanding IPDX Class A ordinary shares exercised their right to redeem those shares for cash at a price of approximately $10.5591 per share, for an aggregate of approximately $238.1 million. The transaction with MRLN closed on March 16, 2026, and began trading on Nasdaq on March 17, 2026 under the ticker “MRLN.” We believe MRLN represents an innovative company with significant potential to change the nature of flight. We believe the deal’s valuation was attractive and the significant $140 million capital commitments from IPF and its network of investors supporting the transaction was a main differentiator. There was no vote held to extend the date by which IPDX was required to complete its initial business combination because IPDX completed its initial business combination with MRLN within 24 months of its initial public offering.

In May 2024, a separate management team formed a special purpose acquisition company, Maywood Acquisition Corp. (“IPEX”) for substantially similar purposes as our company. IPEX completed its initial public offering in February 2025, in which it sold 8,625,000 units, each consisting of one IPEX Class A ordinary share and one right to receive one-fifth of one IPEX Class A ordinary share upon consummation of IPEX’s initial business combination, for an offering price of $10.00 per unit, generating aggregate gross proceeds of $250,000,000. In September 2025, Inflection Point Fund acquired control of IPEX, as well as approximately 33% of the founder shares of IPEX. In connection with such acquisition, On October 14, 2025, IPEX announced a business combination agreement with GOWell Technology Limited, a leading global innovator in well logging technologies. The transaction is expected to close in the first half of 2026. IPEX’s units, Class A ordinary shares and rights are listed on Nasdaq under the symbols “IPEXU”, “IPEX” and “IPEXR”, respectively.

In addition, our Co-Founders Michel Combes and Andrew Gundlach, and our director Kathy Savitt, have had additional experience in SPACs. Mr. Combes acted as a Sponsor Principal and Mr. Gundlach acted as an Independent Non-Executive Director for Odyssey Acquisition S.A. which completed its business combination with BenevolentAI in April 2022. Ms. Savitt currently serves on the board of directors for EGH Acquisition Corp. (NASDAQ: EGHA) which completed its initial public offering in May 2025.

Past performance by our management team, our Sponsor and their respective affiliates is not a guarantee of success with respect to the Business Combination. You should not rely on the historical record of the performance of our management team or businesses associated with them, as indicative of our future performance of an investment in Bleichroeder or New Pasqal or the returns we will, or are likely to, generate going forward.

Q:     Did the Bleichroeder Board or the Special Committee obtain a third-party valuation or fairness opinion in determining whether or not to proceed with the Business Combination?

A:     Yes. The Bleichroeder Board formed a special committee comprised entirely of independent and disinterested directors (the “Special Committee”) to consider and negotiate the terms and conditions of the Business Combination and to recommend to the Bleichroeder Board whether to pursue the Business Combination and, if so, on what terms and conditions.

The Special Committee of the Bleichroeder Board engaged Newbridge Securities Corporation (“Newbridge”), an independent provider, on February 16, 2026. On February 25, 2026, Newbridge presented to the Special Committee a draft fairness opinion that it was prepared to render on the Business Combination, to the effect that, as of that date and based on and subject to the assumptions made, procedures followed, matters considered and qualifications and limitations on the review undertaken described in such opinion, the Business Combination is fair, from a financial point of view, to the Bleichroeder shareholders (other than the Sponsor). The Special Committee recommended the Business Combination to the Bleichroeder Board on February 26, 2026, and the Bleichroeder Board approved and recommended the Business Combination on February 26, 2026 based on the analysis provided in the draft fairness opinion, among other factors. On February 28, 2026, Newbridge delivered its final fairness opinion (the “Fairness Opinion”), a copy of which is attached to this proxy statement/prospectus as Annex J and is substantially the same as the draft fairness opinion presented to the Special Committee on February 25, 2026. The Fairness Opinion provided that as of that date and based on and subject to the assumptions, limitations, qualifications and other conditions set forth therein, each of (i) Legacy Pasqal’s Pre-Transaction Equity Valuation in the Business Combination of $2 billion was fair, from a financial point of view, to the Bleichroeder shareholders and (ii) the Business Combination satisfied the 80% net asset test.

In connection with the rendering of its opinion to the Special Committee, Bleichroeder has agreed to pay Newbridge a fee of $75,000, of which $10,000 was paid as a retainer, $55,000 was paid upon delivery of the Fairness Opinion, and $10,000 will be paid upon the initial filing of the proxy statement/prospectus. No portion of Newbridge’s fee is refundable or contingent upon the conclusion reached in the Fairness Opinion. For a description of Newbridge’s opinion to the Special Committee, please see “The Business Combination Proposal — Summary of the Fairness Opinion of Newbridge Securities Corporation as Financial Advisor to the Special Committee.”

Q:     Why did the Bleichroeder Board obtain the Fairness Opinion after approving the Business Combination?

A:     The Special Committee engaged Newbridge on February 16, 2026. On February 25, 2026, Newbridge presented to the Special Committee a draft fairness opinion that it was prepared to render on the Business Combination, to the effect that, as of that date and based on and subject to the assumptions made, procedures followed, matters considered and qualifications and limitations on the review undertaken described in such opinion, the Business Combination is fair, from a financial point of view, to the Bleichroeder shareholders. The Bleichroeder Board approved and recommended the Business Combination on February 26, 2026 before Newbridge delivered its Fairness Opinion on February 28, 2026. The Bleichroeder Board’s approval was not conditioned on obtaining the Fairness Opinion.

The Special Committee and the Bleichroeder Board considered the Fairness Opinion, together with other information described in this proxy statement/prospectus, in recommending that shareholders of Bleichroeder vote in favor of the Business Combination. In approving the Business Combination on the basis of the draft fairness opinion prior to receipt of the final Fairness Opinion, the Bleichroeder Board considered the time-sensitive nature of the transaction. Specifically, Legacy Pasqal was required to enter into a business combination agreement on or before February 28, 2026 in order to avoid a valuation reset applicable to its Series C preferred stock, which reset would have resulted in a reduction of Legacy Pasqal’s Pre-Transaction Equity Valuation and the issuance of additional rights to Series C holders that would have caused substantial dilution to Bleichroeder and its shareholders. The Bleichroeder Board further considered that Newbridge had confirmed that the draft fairness opinion presented on February 25, 2026 was substantially the same in all material respects as the final opinion Newbridge expected to deliver, with only certain customary completion procedures remaining prior to finalization. In light of these considerations, and in order to preserve shareholder value by avoiding the dilutive consequences of delay, the Bleichroeder Board determined that it was in the best interests of Bleichroeder and its shareholders to approve the Business Combination on February 26, 2026.

Q:     Do I have redemption rights?

A:     If you are a holder of public shares, you may elect to redeem your public shares in connection with the vote on the Business Combination, for a per share redemption price payable in cash, equal to the aggregate amount then on deposit in the Trust Account calculated as of two business days prior to the consummation of the Business Combination, including interest earned on the Trust Account (such interest shall be net of taxes payable), divided by the number of then issued public shares (such redemption price being referred to herein as the “Redemption Price”). Holders of the outstanding public warrants do not have redemption rights with respect to such warrants in connection with the Business Combination.

The Founder Shares and public shares, if any, held by Bleichroeder’s Sponsor, the management team, or a member of the Bleichroeder Board will be excluded from the pro rata calculation used to determine the per-share redemption price. For illustrative purposes, based on funds in the Trust Account of approximately $289 million on February 28, 2026, the estimated per share redemption price would have been approximately $10.05. This is greater than the $10.00 IPO price of Bleichroeder’s units. Additionally, public shares properly tendered for redemption will only be redeemed if the Business Combination is approved and consummated; otherwise, holders of such shares will only be entitled to a pro rata portion of the Trust Account, including interest earned on the funds held in the Trust Account (which interest is net of taxes payable (other than excise or similar taxes), and less up to $100,000 of interest to pay dissolution expenses) divided by the number of then issued and outstanding public shares, in connection with the liquidation of the Trust Account.

Notwithstanding the foregoing, a Bleichroeder shareholder, together with any affiliate of such public shareholder or any other person with whom such Bleichroeder shareholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from redeeming its public shares with respect to more than an aggregate of 15% of the public shares. Accordingly, if a public shareholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the public shares, then any such shares in excess of that 15% limit would not be redeemed for the “Redemption Price”, without our prior consent. There will be no redemption rights with respect to Bleichroeder’s warrants. See “Risk Factors — Risks Related to Bleichroeder and the Business Combination — If a shareholder or a “group” of shareholders are deemed to hold in excess of 15% of the issued and outstanding Bleichroeder Class A Ordinary Shares, such shareholder or group will lose the ability to redeem all such shares in excess of 15% of the issued and outstanding Bleichroeder Class A Ordinary Shares.” There will be no redemption rights with respect to Bleichroeder’s warrants.

The Sponsor, which directly owns 9,583,333 Founder Shares, and the initial shareholders (which indirectly own a portion of such shares), have agreed pursuant to that certain letter agreement, dated as of January 7, 2026 (the “Sponsor Letter Agreement”) to, among other things, (i) vote all of their Founder Shares and all shares they acquire prior to the announcement of the Business Combination in favor of the Business Combination and (ii) not redeem any Bleichroeder Ordinary Shares owned by the Sponsor or the initial shareholders in connection with such shareholder approval in connection with the Business Combination, in each case, on the terms and subject to the conditions set forth in the Sponsor Letter Agreement.

Assuming 50% redemption of 28,750,000 public shares (or 14,375,000 public shares) (see “Unaudited Pro Forma Condensed Combined Financial Information” for further information), and using the closing warrant price on the Nasdaq of $0.9250 as of March 23, 2026, the aggregate fair value of warrants that can be retained by the redeeming shareholders, assuming 50% redemption of 28,750,000 public shares (or 14,375,000 public shares), is $4.43 million. The actual market price of the warrants may be higher or lower on the date that a warrantholder seeks to sell such warrants. Additionally, we cannot assure the holders of warrants that they will be able to sell their warrants in the open market as there may not be sufficient liquidity in such securities when a warrantholder wishes to sell their warrants. Further, while the level of redemptions of public shares will not directly change the value of the warrants because the warrants will remain outstanding regardless of the level of redemptions, as redemptions of public shares increase, the holder of warrants who exercises such warrants will ultimately own a greater interest in New Pasqal because there would be fewer shares outstanding overall. See “Risk Factors — Risks Related to Bleichroeder and the Business Combination — Bleichroeder public shareholders and existing shareholders will experience significant dilution as a result of the Business Combination and the March 2026 Financing and related transactions, and the market price of its Bleichroeder Class A Ordinary Shares may be adversely affected. Future transactions contemplated by the definitive documentation for the Business Combination may also have a dilutive effect.”

Q:     Is there a limit on the number of shares I may redeem?

A:     A public shareholder, together with any affiliate of his or any other person with whom he is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act) will be restricted from seeking redemption rights in an amount of shares exceeding 15% of the public shares without our consent.

Q:     Will how I vote affect my ability to exercise redemption rights?

A:     No. You may exercise your redemption rights whether you vote your public shares for or against the Business Combination Proposal or do not vote your shares. As a result, the Business Combination Proposal can be approved by Bleichroeder shareholders who will redeem their public shares and no longer remain Bleichroeder shareholders, leaving Bleichroeder shareholders who choose not to redeem their public shares holding shares in a company with a less liquid trading market, fewer shareholders, less cash and the potential inability to meet the initial listing standards of Nasdaq.

Q:     How do I exercise my redemption rights?

A:     In order to exercise your redemption rights, you must, prior to [•] p.m. Eastern time on [•], 2026 (two business days before the extraordinary general meeting), (i) hold public shares, whether you are a record holder or hold your shares in “street name,” (ii) elect to separate the units that you hold into the underlying public shares and public warrants, to the extent you hold public shares through units, prior to exercising your redemption rights with respect to your public shares, (iii) timely submit a written request to Continental Stock Transfer & Trust Company (“Continental”), Bleichroeder’s transfer agent, in which you (a) request that Bleichroeder redeem all or a portion of your public shares for cash, and (b) identify yourself as a beneficial holder and provide your legal name, phone number, and address, and (iv) timely deliver your share certificates to our transfer agent, Continental, or deliver your shares to our transfer agent, Continental, electronically using the DTC’s DWAC (Deposit/Withdrawal At Custodian) system. Continental’s address is listed under the question “Who can help answer my questions?” below. Bleichroeder requests that any requests for redemption include the identity as to the beneficial owner making such request. Electronic tender of your shares generally will be faster than delivery of physical share certificates.

A physical share certificate will not be needed if your shares are tendered to Bleichroeder’s transfer agent electronically. In order to obtain a physical share certificate, a shareholder’s broker and/or clearing broker, DTC and Bleichroeder’s transfer agent will need to act to facilitate the request. It is Bleichroeder’s understanding that shareholders should generally allot at least one week to obtain physical certificates from the transfer agent. However, because Bleichroeder does not have any control over this process or over the brokers or DTC, it may take significantly longer than one week to obtain a physical share certificate. If it takes longer than anticipated to obtain a physical certificate, shareholders who wish to redeem their shares may be unable to obtain physical certificates by the deadline for exercising their redemption rights and thus will be unable to redeem their shares.

Holders must complete the procedures for electing to redeem their public shares in the manner described above prior to [•] p.m., Eastern Time, on [•], 2026 (two business days before the extraordinary general meeting) in order for their shares to be redeemed. Given the relatively short exercise period, it is advisable for shareholders to use electronic delivery of their public shares. Any request to redeem such shares, once made, may be withdrawn at any time up to [•] p.m., Eastern Time, on [•], 2026.

Q:     What are the U.S. federal income tax consequences of exercising my redemption rights?

A:     The exercise of redemption rights will be a taxable transaction for a U.S. Holder (as defined in “Material U.S. Federal Income Tax Considerations”). A U.S. Holder of Bleichroeder Class A Ordinary Shares that exercises its redemption rights may (subject to the application of the “passive foreign investment company” or “PFIC” rules, as discussed under “Material U.S. Federal Income Tax Considerations — Passive Foreign Investment Company Rules”) be treated as selling such Bleichroeder Class A Ordinary Shares, resulting in the recognition of capital gain or capital loss. There may be certain circumstances in which the redemption may be treated as a distribution for U.S. federal income tax purposes depending on the number of ordinary shares that a U.S. Holder owns or is deemed to own (including through the ownership of warrants). For a more complete discussion of the U.S. federal income tax considerations of an exercise of redemption rights by a U.S. Holder, see the section entitled “Material U.S. Federal Income Tax Considerations — Redemption of Bleichroeder Class A Ordinary Shares.”

All holders of Bleichroeder Securities are urged to consult with their tax advisors regarding the potential tax consequences to them of exercising their redemption rights, including the applicability and effect of U.S. federal, state, local and non-U.S. tax laws.

Q:     What are the U.S. federal income tax consequences of the Reincorporation Merger to U.S. Holders of Bleichroeder Class A Ordinary Shares and Bleichroeder Warrants?

A:     As discussed in more detail below and subject to the limitations and qualifications described under “Material U.S. Federal Income Tax Considerations — Tax Treatment of the Reincorporation Merger,” the Reincorporation Merger is intended to qualify as a “reorganization” within the meaning of Section 368(a)(1)(F) of the Code (an “F Reorganization”). Assuming the Reincorporation Merger so qualifies, U.S. Holders (as defined in “Material U.S. Federal Income Tax Considerations” below) will not recognize gain or loss for U.S. federal income tax purposes on the exchange of Bleichroeder Class A Ordinary Shares and/or Bleichroeder Warrants (together, the “Bleichroeder Securities”) for New Pasqal Ordinary Shares and/or New Pasqal Warrants (together, the

“New Pasqal Securities”) pursuant to the Reincorporation Merger. For a more complete discussion of the U.S. federal income tax considerations that may be relevant to a U.S. Holder in respect of the Reincorporation Merger, see the section titled “Material U.S. Federal Income Tax Considerations — Tax Treatment of the Reincorporation Merger.”

All holders of Bleichroeder Securities are urged to consult with their tax advisors regarding the potential tax consequences to them of the Reincorporation Merger and Business Combination, including the applicability and effect of U.S. federal, state, local and non-U.S. tax laws.

Q:     If I hold Bleichroeder Warrants, can I exercise redemption rights with respect to my warrants?

A:     No. There are no redemption rights with respect to the Bleichroeder Warrants. However, even if you redeem your Bleichroeder Class A Ordinary Shares, you will still be able to retain your Bleichroeder Warrants (which will convert into New Pasqal Warrants in connection with the Mergers). Regardless of the number of Bleichroeder Class A Ordinary Shares that are redeemed, 9,583,333 New Pasqal public warrants and 7,750,000 New Pasqal private warrants will be outstanding following the Business Combination. If any holders of Bleichroeder Class A Ordinary Shares redeem their public shares at closing in accordance with Bleichroeder’s Existing Governing Documents but continue to hold public warrants after the closing, the aggregate value of the public warrants that may be retained by them, based on the closing trade price per Bleichroeder public warrant of $[•] as of [•], 2026 would be approximately $[•]. Following the Business Combination, New Pasqal may redeem outstanding New Pasqal Warrants prior to their expiration at a time that is disadvantageous to the holder thereof. Please see “Risk Factors — We may redeem your unexpired warrants prior to their exercise at a time that is disadvantageous to you, thereby making your warrants worthless” for more information.

Q:     Do I have appraisal rights if I object to the proposed Mergers and Business Combination?

A:     Under the Cayman Companies Act, shareholders of a Cayman Islands company ordinarily have dissenters’ rights with respect to a merger. The Cayman Companies Act prescribes when dissenters’ rights will be available and provides that shareholders are entitled to receive fair value for their shares. Dissenters’ rights are not available under the Cayman Companies Act if an open market for the shares exists on a recognized stock exchange, such as Nasdaq, for a specified period after a merger is authorized. Regardless of whether dissenters’ rights are or are not available, shareholders can exercise the rights of redemption as set out herein. The redemption proceeds payable to shareholders who exercise such redemption rights represents the fair value of those shares. See “The Extraordinary General Meeting of Bleichroeder — Redemption Rights” in this proxy statement/prospectus for a detailed description of the procedures to be followed if you wish to redeem your public shares for cash.

Q:     What happens to the funds held in the Trust Account upon consummation of the Business Combination?

A:     If the Business Combination is approved and consummated, the funds held in the Trust Account will be released (i) to pay Bleichroeder shareholders who properly exercise their redemption rights, (ii) to pay $12,250,000 of deferred underwriting commissions, (iii) certain other fees, costs and expenses (including regulatory fees, legal fees, accounting fees, printer fees, and other professional fees) that were incurred by Bleichroeder or Legacy Pasqal in connection with the transactions contemplated by the Business Combination and pursuant to the terms of the Business Combination Agreement, (iv) unpaid franchise and income taxes of Bleichroeder and (v) for general corporate purposes of the New Pasqal following the Business Combination, including, but not limited to, working capital for operations, capital expenditures and future potential acquisitions.

Q:     What happens if the Business Combination Proposal is not approved?

A:     If the Business Combination Proposal is not approved, the Business Combination will not be consummated.

Q:     What happens if the Business Combination is not consummated?

A:     There are certain circumstances under which the Business Combination Agreement may be terminated. See the section entitled “The Business Combination Agreement — Termination” for information regarding the parties’ specific termination rights.

If, as a result of the termination of the Business Combination Agreement or otherwise, Bleichroeder is unable to complete a business combination within the Completion Window, Bleichroeder’s Existing Governing Documents provide that Bleichroeder will: (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but not more than ten business days thereafter, subject to lawfully available funds, redeem 100% of the Bleichroeder public shares, at a per-share price, payable in cash equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account (which interest shall be net of taxes payable (other than excise or similar tax) and less up to $100,000 of interest to pay dissolution expenses) divided by the number of then issued and outstanding public shares, which redemption will completely extinguish Bleichroeder public shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any) subject to applicable law; and (iii) as promptly as reasonably possible following such redemption, subject to the approval of remaining Bleichroeder shareholders and the Bleichroeder Board, liquidate and dissolve, subject in each case to Bleichroeder’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of applicable law. The holders of Founder Shares have no right to any liquidation distributions with respect to any portion of the Founder Shares in the event that Bleichroeder fails to consummate a Business Combination. In the event of liquidation, there will be no distribution with respect to outstanding Bleichroeder Warrants. Accordingly, the Bleichroeder Warrants will expire worthless. See the section entitled “Risk Factors — If Bleichroeder is unable to complete the Business Combination or any other business combination within the Completion Window, Bleichroeder will cease all operations except for the purpose of winding up, liquidating and dissolving. In such event, third parties may bring claims against Bleichroeder and, as a result, the proceeds held in the Trust Account could be reduced and the per share liquidation price received by shareholders could be less than $10.00 per share and Bleichroeder’s warrants will expire worthless.”

Q:     When is the Business Combination expected to be completed?

A:     It is currently anticipated that the Business Combination will be consummated during the second half of 2026.

For a description of the conditions precedent to the Closing, see the section entitled “The Business Combination Agreement.”

Q:     What do I need to do now?

A:     You are urged to carefully read and consider the information contained in this proxy statement/prospectus, including the financial statements and annexes attached hereto, and to consider how the Business Combination will affect you as a shareholder. You should then vote as soon as possible in accordance with the instructions provided in this proxy statement/prospectus and on the enclosed proxy card or, if you hold your shares through a brokerage firm, bank or other nominee, on the voting instruction form provided by the broker, bank or nominee.

Q:     How do I vote?

A:     You will be entitled to vote or direct votes to be cast at the extraordinary general meeting if you owned one or more Bleichroeder Ordinary Shares at the close of business on [•], 2026, which is the record date for the extraordinary general meeting. You are entitled to one vote per proposal for each Bleichroeder Ordinary Share that you owned as of the close of business on the record date, which you may cast in person at the extraordinary general meeting or by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker, bank or other nominee to ensure that votes related to the shares you beneficially own are properly counted. In this regard, you must provide the record holder of your shares with instructions on how to vote your shares or, if you wish to attend the extraordinary general meeting and vote in person, obtain a proxy from your broker, bank or nominee. On the record date, there were [•] Bleichroeder Ordinary Shares outstanding, of which [•] were Bleichroeder Class A Ordinary Shares and [•] were Bleichroeder Class B Ordinary Shares held by our Sponsor.

Q:     What will happen if I abstain from voting or fail to vote at the extraordinary general meeting?

A:     At the extraordinary general meeting, Bleichroeder will count a properly executed proxy marked “abstain” with respect to a particular proposal as present for purposes of determining whether a quorum is present. For purposes of approval, an abstention or failure to vote will have no effect on the Transaction Proposals.

Q:     What will happen if I sign and return my proxy card without indicating how I wish to vote?

A:     Signed and dated proxies received by Bleichroeder without an indication of how the shareholder intends to vote on a proposal will be voted in favor of each proposal presented to the shareholders.

Q:     Do I need to attend the extraordinary general meeting to vote my shares?

A:     No. You are invited to attend the extraordinary general meeting to vote on the proposals described in this proxy statement/prospectus. However, you do not need to attend the extraordinary general meeting to vote your shares. Instead, you may submit your proxy by signing, dating and returning the applicable enclosed proxy card(s) in the pre-addressed postage paid envelope. Your vote is important. Bleichroeder encourages you to vote as soon as possible after carefully reading this proxy statement/prospectus.

Q:     If I am not going to attend the extraordinary general meeting in person, should I return my proxy card instead?

A:     Yes. After carefully reading and considering the information contained in this proxy statement/prospectus, please submit your proxy, as applicable, by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided.

Q:     If my shares are held in “street name,” will my broker, bank or nominee automatically vote my shares for me?

A:     No. If your broker holds your shares in its name and you do not give the broker voting instructions, under the applicable stock exchange rules, your broker may not vote your shares on any of the proposals. If you do not give your broker voting instructions and the broker does not vote your shares, this is referred to as a “broker non-vote.” Broker non-votes will be counted for purposes of determining the presence of a quorum at the extraordinary general meeting, but will have no effect on the Transaction Proposals. However, in no event will a broker non-vote have the effect of exercising your redemption rights for a pro rata portion of the Trust Account, and therefore no shares as to which a broker non-vote occurs will be redeemed in connection with the proposed Business Combination by virtue of that non-vote.

Q:     May I change my vote after I have mailed my signed proxy card?

A:     Yes. You may change your vote by sending a later-dated, signed proxy card to Bleichroeder’s proxy solicitor prior to the vote at the extraordinary general meeting, or attend the extraordinary general meeting and vote in person (including online). You also may revoke your proxy by sending a notice of revocation to the same address, provided such revocation is received prior to the vote at the extraordinary general meeting. If your shares are held in street name by a broker, bank or other nominee, you must contact the broker, bank or nominee to change your vote.

Q:     What should I do if I receive more than one set of voting materials?

A:     You may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive in order to cast your vote with respect to all of your shares.

Q:     What is the quorum requirement for the extraordinary general meeting?

A:     No business shall be transacted at any general meeting unless a quorum is present. The holders of at least one-third of the Bleichroeder Ordinary Shares being individuals present in person or by proxy or if a corporation or other non-natural person by its duly authorized representative or proxy shall be a quorum. If a quorum is not present within half an hour from the time appointed for the meeting to commence or if during such a meeting a quorum ceases to be present, the meeting shall stand adjourned to the same day in the next week at the same time and/or place or to such other day, time and/or place as the Directors may determine, and if at the adjourned meeting a quorum is not present within half an hour from the time appointed for the meeting to commence, the holders of the Bleichroeder Ordinary Shares present shall be a quorum.

As of the record date for the extraordinary general meeting, the presence of the holders of at least 12,777,778 Bleichroeder Ordinary Shares would be required to achieve a quorum.

Your shares will be counted towards the quorum only if you submit a valid proxy (or your broker, bank or other nominee submits one on your behalf) or if you vote in person at the extraordinary general meeting. Abstentions and broker non-votes will be counted towards the quorum requirement.

Q:     What happens to the Bleichroeder Warrants I hold if I validly exercise my redemption rights?

A:     Properly exercising your redemption rights as a Bleichroeder shareholder does not result in either a vote “FOR” or “AGAINST” the Business Combination Proposal. If the Business Combination is completed, all of your Bleichroeder Warrants will become New Pasqal Warrants as described in this proxy statement/prospectus. If the Business Combination is not completed, you will continue to hold your Bleichroeder Warrants, and if Bleichroeder does not otherwise consummate an initial business combination within the Completion Window, Bleichroeder will be required to liquidate and dissolve, and your warrants will expire worthless.

Q:     Who will solicit and pay the cost of soliciting proxies?

A:     Bleichroeder will pay the cost of soliciting proxies for the extraordinary general meeting. Bleichroeder has engaged [•] (“[•]”) to assist in the solicitation of proxies for the extraordinary general meeting. Bleichroeder has agreed to pay [•] a fee of $[•]. Bleichroeder will reimburse [•] for reasonable out-of-pocket expenses and will indemnify [•] and its affiliates against certain claims, liabilities, losses, damages and expenses. Bleichroeder also will reimburse banks, brokers and other custodians, nominees and fiduciaries representing beneficial owners of Bleichroeder Ordinary Shares for their expenses in forwarding soliciting materials to beneficial owners of Bleichroeder Ordinary Shares and in obtaining voting instructions from those owners. Bleichroeder’s directors, officers and employees may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

Q:     Who can help answer my questions?

A:     If you have questions about the proposals or if you need additional copies of this proxy statement/prospectus or the proxy card you should contact Bleichroeder’s proxy solicitor:

[•]
Shareholders may call toll free: [•]
Banks and Brokers may call collect: [•]
Email: [•]

You may also contact Bleichroeder at:

1345 Avenue of the Americas, Fl 47
New York, New York 10105
212-984-3835

To obtain timely delivery, Bleichroeder shareholders must request the materials no later than five business days prior to the extraordinary general meeting.

You may also obtain additional information about Bleichroeder from documents filed with the SEC by following the instructions in the section entitled “Where You Can Find More Information.”

If you intend to seek redemption of your public shares, you will need to send a letter requesting redemption and deliver your shares (either physically or electronically) to Bleichroeder’s transfer agent prior to [•] p.m., New York time, on [•], 2026, the second business day prior to the extraordinary general meeting. If you have questions regarding the certification of your position or delivery of your shares, please contact:

Continental Stock Transfer & Trust Company
One State Street Plaza, 30th Floor
New York, New York 10004
E-mail: [•]
E-mail: [•]

SUMMARY OF THE PROXY STATEMENT/PROSPECTUS

The following summary highlights selected information from this proxy statement/prospectus. It does not contain all of the information that may be important to you. You are urged to read carefully this entire proxy statement/prospectus (including the financial statements and annexes attached hereto) and other documents which are referred to in this proxy statement/prospectus in order to fully understand the Business Combination and the Transaction Proposals. See “Where You Can Find More Information” on page 330. Unless the context otherwise requires, all references in this subsection to “Bleichroeder,” “we,” “us” or “our” refer to the business of Bleichroeder Acquisition Corp. II prior to the consummation of the Business Combination.

The Parties to the Business Combination

Bleichroeder Acquisition Corp. II

Bleichroeder is a blank check company incorporated on August 27, 2025 as a Cayman Islands exempted company. Bleichroeder was incorporated for the purpose of effectuating a merger, amalgamation share exchange, asset acquisition, share purchase, reorganization or other similar Business Combination with one or more businesses or entities. Based on our business activities, Bleichroeder is a “shell company” as defined under the Exchange Act because we have no operations and nominal assets consisting almost entirely of cash.

On January 9, 2026, Bleichroeder closed its IPO of 28,750,000 units, including the exercise in full by the underwriters of an option to purchase up to 3,750,000 Units at the offering price to cover over-allotments, with each unit consisting of one Bleichroeder Class A Ordinary Share and one-third of one redeemable warrant. Each whole warrant is exercisable for one Bleichroeder Class A Ordinary Share at a purchase price of $11.50 per share, subject to adjustment as provided in the final prospectus for the IPO. The Units were sold at an offering price of $10.00 per unit, generating total gross proceeds of $287.5 million (before underwriting discounts and commissions and offering expenses). Simultaneously with the closing of the IPO, Bleichroeder completed a private placement of 7,750,000 private placement warrants to the Sponsor, Cohen and Clear Street at a price of $1.00 per private placement warrant, generating gross proceeds to Bleichroeder of $7,750,000. As of April 30, the balance of the funds in the Trust Account was approximately $290.6 million, and Bleichroeder had $12,250,000 of deferred underwriting commissions plus taxes payable on the income earned on the Trust Account; 80% thereof represents approximately $231 million.

Bleichroeder’s Class A Ordinary Shares and public warrants are currently listed on Nasdaq under the symbols “BBCQ” and “BBCQW”, respectively. Certain of Bleichroeder Class A Ordinary Shares and warrants currently trade as units consisting of one Bleichroeder Class A Ordinary Share and one-third of one redeemable warrant, and are listed on Nasdaq under the symbol “BBCQU”. New Pasqal intends to apply for listing under the name “Pasqal Holding SA” or such other name to be selected by Legacy Pasqal to be effective at the time of the consummation of the Business Combination, of the New Pasqal Ordinary Shares and New Pasqal Warrants on Nasdaq, subject to Nasdaq approval, under the proposed symbols “PSQL” and “PSQLW”, respectively. New Pasqal will not have units traded following consummation of the Business Combination.

Immediately prior to the consummation of the Business Combination, Bleichroeder’s executive offices are located at 1345 Avenue of the Americas, Fl 47, New York, New York 10105 and Bleichroeder’s telephone number is 212-984-3835.

Bleichroeder Acquisition France Merger Sub 2

Merger Sub was incorporated as a société anonyme under the laws of the Republic of France on May 19, 2026. On May 20, 2026, Bleichroeder purchased 99.99998% of the issued and outstanding equity of Merger Sub, resulting in Merger Sub becoming a majority owned subsidiary of Bleichroeder, solely for the purpose of effectuating the Business Combination, and it does not own any material assets or conduct any business activities other than activities incidental to effectuating the Business Combination. Michel Combs, one of the Co-Founders and member of our Sponsor, owns 0.00002% of the issued and outstanding equity of Merger Sub because, under French law, a société anonyme requires at least two shareholders. The address and telephone number for Merger Sub’s principal executive officers are the same as those for Bleichroeder.

Pasqal Holding SAS

Pasqal SAS is a French company founded in 2019, out of the Institut d’Optique, by Dr. Georges-Olivier Reymond, Dr. Christophe Jurczak, Professor Alain Aspect, Nobel Prize Laureate Physics, 2022, Professor Antoine Browaeys, John S. Bell Winner, 2025, and Dr. Thierry Lahaye. The members of the founding team are co-inventors of neutral-atom technology. In February 2026, the company underwent an internal reorganization, which resulted in, among other things, the creation of a new French holding company (Pasqal Holding SAS), and the segregation of certain operations and activities within Pasqal. As a pioneer in neutral-atom quantum computing, Pasqal seeks a leading role in advancing the field of quantum computing and believes it has established itself as a major global player in the space. In connection with the consummation of the Business Combination, Legacy Pasqal will merge with and into Bleichroeder Surviving Corporation, with Bleichroeder Surviving Corporation continuing as the surviving entity, and the shareholders of Legacy Pasqal will receive New Pasqal Ordinary Shares and the New Pasqal Warrants, as applicable, in accordance with the Business Combination Agreement.

See “Information About Legacy Pasqal” contained elsewhere in this proxy statement/prospectus for more information.

The Business Combination

Subject to the terms and conditions of the Business Combination Agreement, the following transactions will occur:

1.      Prior to the closing of the Business Combination, Bleichroeder shall be merged with and into Merger Sub with Merger Sub continuing as the surviving company.

2.      At the Reincorporation Merger Effective Time, (i) each issued and outstanding Bleichroeder Class A Ordinary Share and Bleichroeder Class B Ordinary Share will be converted into one Bleichroeder Surviving Corporation Ordinary Share, and (ii) each issued and outstanding whole warrant to purchase Bleichroeder Class A Ordinary Shares will be converted into one Bleichroeder Surviving Corporation Warrant, subject to the same terms and conditions existing prior to such conversion.

3.      As promptly as practicable after the Reincorporation Merger and in accordance with French laws, Legacy Pasqal will merge with and into Bleichroeder Surviving Corporation, with Bleichroeder Surviving Corporation continuing as the surviving company.

4.      At the Merger Effective Time (as defined below), Legacy Pasqal shall merge with and into Bleichroeder Surviving Corporation and each issued and outstanding (i) “Class Seed” Ordinary Share, par value €0.10 per share, of Legacy Pasqal, (ii) common Ordinary Share, par value €0.10 per share, of Legacy Pasqal, (iii) “Class A” Ordinary Share, par value €0.10 per share, of Legacy Pasqal, (iv) “Class B” Ordinary Share, par value €0.10 per share, of Legacy Pasqal, (v) “Class C” Ordinary Share, par value €0.10 per share, of Legacy Pasqal, will be exchanged for New Pasqal Ordinary Shares as described further herein based on the Exchange Ratio of 24.01 and (vi) each issued and outstanding Rollover BSPCE will be assumed by New Pasqal, and will grant the right to subscribe for New Pasqal Ordinary Shares, with the number of shares adjusted, as applicable, to reflect the Exchange Ratio, on the same terms and conditions as were applicable to the Rollover BSPCEs as of immediately prior to the Merger Effective Time (including vesting, exercise period, and expiration date), except as otherwise provided by the French Merger Agreement or as required by applicable law.

A copy of the Business Combination Agreement and its amendment are attached to this proxy statement/prospectus as Annex A. and Annex A-1. The Business Combination is expected to be consummated in the second half of 2026, after the required approval by our shareholders and the fulfillment of certain other conditions.

Organizational Structure

Simplified Pre-Business Combination Structure

The following diagram depicts the organizational structure of Bleichroeder, New Pasqal and Legacy Pasqal immediately before the Business Combination.

Public Shareholders+
Sponsor
Legacy Pasqal
Shareholders
Bleichroeder
Legacy Pasqal
Merger Sub
(New Pasqal)
Subsidiaries

Simplified Post-Business Combination Structure

The following diagram depicts the organizational structure of New Pasqal and its subsidiaries immediately after the consummation of the Business Combination.

Transaction Consideration

The Business Combination values Legacy Pasqal at a $2.0 billion pre-transaction equity valuation (the “Pre-Transaction Equity Valuation”).

At the Reincorporation Merger Effective Time and immediately following the Unit Separation:

•        each issued and outstanding Bleichroeder Warrant, including the Bleichroeder Warrants held as a result of the Unit Separation (as defined below), will cease to be a Bleichroeder Warrant and will be converted into a warrant (“Bleichroeder Surviving Corporation Warrant”) to purchase one ordinary share, par value €         per share, of Merger Sub (the “Bleichroeder Surviving Corporation Ordinary Shares”);

•        each issued and outstanding (i) Bleichroeder Class A Ordinary Share, including each Bleichroeder Class A Ordinary Share held as a result of the Unit Separation, and excluding (x) any shares in respect of which dissenters’ rights have been validly exercised, (y) any shares held directly or indirectly in the treasury of Bleichroeder or any Bleichroeder Class A Ordinary Share held by any direct or indirect wholly owned subsidiary of Bleichroeder (the “Treasury Shares”), and any (z) Bleichroeder Class A Ordinary Share held by a holder who has validly exercised its redemption rights (“Redeeming Shares”), and (ii) Bleichroeder Class B Ordinary Share will be cancelled and converted automatically into one Bleichroeder Surviving Corporation Ordinary Share;

•        each Redeeming Share issued and outstanding will automatically be cancelled and cease to exist and will represent only the right to be paid a pro rata share of the aggregate amount payable with respect to all such Redeeming Shares in accordance with the Existing Governing Documents;

•        each Treasury Share will be cancelled and extinguished without any conversion thereof or payment therefor; and

•        the one issued and outstanding ordinary share, par value €10 per share, of Merger Sub held by Bleichroeder will be cancelled and no consideration shall be delivered therefor.

In connection with the Reincorporation Merger, immediately prior to the Reincorporation Merger Effective Time, each Bleichroeder unit issued and outstanding will automatically detach and the holder thereof will be deemed to hold one Bleichroeder Class A Ordinary Share and one-third of a Bleichroeder Warrant, and will cease separate existence and trading (the “Unit Separation”).

At the effective time of the Merger (the “Merger Effective Time”):

•        each issued and outstanding (i) “Class Seed” Ordinary Share, par value €0.10 per share, of Legacy Pasqal, (ii) common Ordinary Share, par value €0.10 per share, of Legacy Pasqal, (iii) “Class A” Ordinary Share, par value €0.10 per share, of Legacy Pasqal, (iv) “Class B” Ordinary Share, par value €0.10 per share, of Legacy Pasqal, and (v) “Class C” Ordinary Share, par value €0.10 per share, of Legacy Pasqal, will be exchanged for New Pasqal Ordinary Shares using the Exchange Ratio of 24.01;

•        each issued and outstanding Rollover BSPCE will be assumed by New Pasqal, and will grant the right to subscribe for New Pasqal Ordinary Shares, with the number of shares adjusted, as applicable, to reflect the Exchange Ratio set forth in the French Merger Agreement, on the same terms and conditions as were applicable to the Rollover BSPCEs as of immediately prior to the Merger Effective Time (including vesting, exercise period, and expiration date), except as otherwise provided by the French Merger Agreement or as required by applicable law;

•        each Bleichroeder Surviving Corporation Warrant will be converted into a New Pasqal Warrant; and

•        each Bleichroeder Surviving Corporation Ordinary Share will be converted into a New Pasqal Ordinary Share.

For more information about the Business Combination see the sections entitled “The Business Combination Proposal” and “The Business Combination Agreement.” A copy of the Business Combination Agreement and its amendment are attached to this proxy statement/prospectus as Annex A and Annex A-1.

Conditions Precedent to Complete the Business Combination

The obligation of the Parties to consummate the Business Combination is subject to certain customary closing conditions, including, but not limited to, (i) the expiration or termination of any applicable waiting periods under applicable antitrust and/or foreign investment laws; (ii) no legal restraint or prohibition issued by any governmental entity enjoining, prohibiting or preventing the consummation of the Business Combination being in effect; (iii) the effectiveness of the registration statement of which this proxy statement/prospectus forms a part; (iv) the receipt of the requisite approvals of each of Bleichroeder’s and Legacy Pasqal’s shareholders; (v) the approval for listing of New Pasqal Ordinary Shares and New Pasqal Warrants on Nasdaq (or other principal market mutually agreed by Bleichroeder and Legacy Pasqal); (vi) minimum closing cash of $150,000,000 available to New Pasqal from (x) funds remaining in the Trust Account following the exercise of public shareholders’ redemption rights, (y) the proceeds of the March 2026 Financing, and (z) funds raised from any other financing transactions agreed upon by Bleichroeder, Legacy Pasqal and Merger Sub, including the proceeds from any future securities purchase agreements to be entered into prior to the consummation of the Business Combination, but excluding, for the avoidance of doubt, the Legacy Pasqal Series C Equity Raise closed by Legacy Pasqal on February 27, 2026; (vii) the initial board of directors of New Pasqal being constituted as described herein; and (viii) customary bring-down conditions.

The obligation of Bleichroeder and Merger Sub to consummate the Business Combination is also subject to the fulfillment of other customary closing conditions, including, but not limited to, (i) there having been no continuing Company Material Adverse Effect (as defined in the Business Combination Agreement), (ii) execution and delivery of an officer’s certificate by an officer of Legacy Pasqal certifying the accuracy of certain conditions, and (iii) the receipt of executed Lock-Up Agreements (as each is defined below) and certain non-competition and non-solicitation agreements between New Pasqal and certain of Legacy Pasqal’s employees.

The obligation of Legacy Pasqal to consummate the Business Combination is also subject to the fulfillment of other customary closing conditions, including, but not limited to, (i) there having been no continuing Parent Material Adverse Effect (as defined in the Business Combination Agreement), (ii) execution and delivery of an officer’s certificate by an officer of Bleichroeder certifying the accuracy of certain conditions, and (iii) the receipt of executed Lock-Up Agreements.

Certain Agreements Related to the Business Combination

Sponsor Support Agreement

Concurrently with the execution of the Business Combination Agreement, Bleichroeder, Legacy Pasqal, Merger Sub, and the Sponsor, entered into a sponsor support agreement (the “Sponsor Support Agreement”), pursuant to which, among other things, the Sponsor has agreed to vote (i) in favor of the Parent Party Shareholder Approval Matters and (ii) in opposition to any proposals (A) for an Alternative Transaction (as defined in the Business Combination Agreement) or any merger, consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by Bleichroeder, (B) other than as contemplated in the Business Combination Agreement, or (C) for any alternative transactions or agreements that would reasonably be expected to prevent, impede, interfere with, delay, postpone or adversely affect the Business Combination. Additionally, the Sponsor agreed not to redeem any Bleichroeder Ordinary Shares or other equity securities of Bleichroeder in connection with the Business Combination, to be bound to certain transfer restrictions with respect to its Bleichroeder Ordinary Shares and any other equity securities of Bleichroeder held by Sponsor prior to the expiration of the Sponsor Support Agreement, waive the anti-dilution protections set forth in Bleichroeder’s Existing Governing Documents with respect to the conversion of the Bleichroeder Class B Ordinary Shares, and waive any appraisal or rights to dissent from the Business Combination or the Mergers.

For additional information, see “Certain Agreements Related to the Business Combination — Sponsor Support Agreement”.

Company Support Agreement

Concurrently with the execution of the Business Combination Agreement, certain shareholders of Legacy Pasqal entered into a company support agreement (the “Company Support Agreement”) with Bleichroeder and Merger Sub, pursuant to which each of such Legacy Pasqal shareholders has agreed to, among other things, (i) vote in favor of the Business Combination Agreement, the Mergers, and each other proposal related to the Business Combination, and against any alternative transactions or agreements that would reasonably be expected to prevent, impede, interfere with, delay, postpone or adversely affect the Business Combination, (ii) be bound to certain transfer restrictions with respect to its shares and other equity securities of Legacy Pasqal prior to the expiration of the Sponsor Support Agreement, and (iii) vote in opposition to any proposals for an Alternative Transaction (as defined in the Company Support Agreement).

For additional information, see “Certain Agreements Related to the Business Combination — Company Support Agreement”.

Lock-Up Agreements

In connection with the Closing, New Pasqal, the Sponsor, certain shareholders of Legacy Pasqal, certain shareholders of Bleichroeder and certain directors and officers (collectively, the “Lock-Up Parties”) will enter into lock-up agreements (the “Lock-Up Agreements”), pursuant to which each of the Lock-Up Parties will agree not to effect any sale or distribution (except for certain permitted transfers) of the New Pasqal Ordinary Shares held by such holder after the Closing until the earlier of (i) 180 days after the date on which the Closing occurs, (ii) the day after the date on which the closing price of the New Pasqal Ordinary Shares equals or exceeds $12.00 per share (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing after the date on which the Closing occurs, and (iii) the date on which New Pasqal consummates a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of New Pasqal’s shareholders having the right to exchange their shares for cash, securities or other property, subject to certain exceptions set forth in the Lock-Up Agreements.

For additional information, see “Certain Agreements Related to the Business Combination — Lock-Up Agreements”.

Amended and Restated Registration Rights Agreement

At the Closing, New Pasqal, the Sponsor, the Investors and certain securityholders of Legacy Pasqal will enter into an amended and restated registration rights agreement (the “A&R Registration Rights Agreement”), pursuant to which, among other things, the Sponsor, the Investors and such securityholders will be granted certain customary registration rights, on the terms and subject to the conditions therein, with respect to securities of New Pasqal that they will hold following the Business Combination.

For additional information, see “Certain Agreements Related to the Business Combination — Amended and Restated Registration Rights Agreement”.

Representations and Warranties

The Business Combination Agreement contains representations and warranties of the Parties thereto with respect to, among other things, (i) entity organization, formation and qualification, (ii) authorization to enter into the Business Combination Agreement, (iii) capital structure, (iv) consents and approvals, (v) financial statements, (vi) liabilities, (vii) permits, (viii) litigation, (ix) material contracts, (x) tax matters, (xi) intellectual property, (xii) absence of changes, (xiii) environmental matters, (xiv) employee matters, (xv) compliance with applicable laws, (xvi) regulatory matters, (xvii) labor matters, (xviii) benefit plans, (xix) insurance, (xx) real and personal property, (xxi) brokers, (xxii) transactions with affiliates, (xxiii) data privacy and security requirements, and (xxiv) compliance with international trade and anti-corruption laws. The representations and warranties of Bleichroeder, the Merger Sub, and Legacy Pasqal (the “Parties”) contained in the Business Combination Agreement will terminate and be of no further force and effect as of the Closing.

Covenants

The Business Combination Agreement contains covenants of each of the Parties thereto that are customary for transactions of this type, including, among others, covenants with respect to (i) the operations of Bleichroeder and Legacy Pasqal prior to the Closing; (ii) the Parties’ efforts to satisfy conditions to consummate the Business Combination; (iii) restrictions on public announcements or press releases with respect to the Business Combination; (iv) the delivery by Legacy Pasqal of certain financial statements of Legacy Pasqal audited in accordance with the standards of PCAOB (the “PCAOB Financials”) on or prior to September 30, 2026; and (v) the preparation and filing of this registration in connection with the registration under the Securities Act of the New Pasqal Ordinary Shares and New Pasqal Warrants to be issued pursuant to the Business Combination Agreement, which will also contain a prospectus and proxy statement included for the purpose of soliciting proxies from Bleichroeder’s shareholders to vote in favor of certain matters, including:

(i)     the adoption and approval of the Business Combination Agreement, the additional agreements contemplated therein, and the transaction contemplated therein and thereby, including the Mergers, in accordance with Bleichroeder’s Existing Governing Documents and applicable law;

(ii)    the entry and filing of a plan of merger and all other documents required by the Cayman Companies Act, and the French Commercial Code in force on the date of the Business Combination Agreement (the “Reincorporation Plan of Merger”) and all matters related thereto in accordance with the Cayman Companies Act;

(iii)   the approval of the entry of Bleichroeder Surviving Corporation into the French Merger Agreement, following and subject to approval of the consummation of the Reincorporation Merger and the transactions contemplated by the Reincorporation Plan of Merger;

(iv)   subject to the effectiveness of the Reincorporation Merger pursuant to the Reincorporation Plan of Merger, the adoption of the amended and restated articles of association of Bleichroeder Surviving Corporation;

(v)    the adoption of a new equity incentive plan in the form and substance reasonably acceptable to Bleichroeder and Legacy Pasqal and approved by New Pasqal’s board of directors;

(vi)   the adjournment of the extraordinary general meeting of Bleichroeder to a later date or dates, if necessary or convenient, in the reasonable determination of the chairman of Bleichroeder, (x) to permit further solicitation and vote of proxies in the event that there are insufficient votes for any of the foregoing, (y) if Bleichroeder determines that one or more of the conditions to Closing is not or will not be satisfied or waived or (z) to facilitate the Reincorporation Merger, the Merger or any other transactions contemplated by the Business Combination Agreement; and

(vii)  such other matters as Legacy Pasqal, Bleichroeder and Merger Sub will mutually determine to be necessary and appropriate in order to effect the Mergers and the other transactions contemplated by the Business Combination Agreement.

Ownership of New Pasqal Upon Completion of the Business Combination

As of the date of this proxy statement/prospectus, there are (i) 28,750,000 Bleichroeder Class A Ordinary Shares issued and outstanding (consisting of 18,034,273 Bleichroeder Class A Ordinary Shares and 10,715,727 Bleichroeder Class A Ordinary Shares underlying public units), (ii) 9,583,333 Bleichroeder Class B Ordinary Shares issued and outstanding (all of which are held directly by the Sponsor and a portion of which are held indirectly by the initial shareholders) and (iii) 10,715,727 public units issued and outstanding, with each unit consisting of one Bleichroeder Class A Ordinary Share and one-third of one redeemable warrant. As of the date of this proxy statement/prospectus, there are (x) 7,750,000 private placement warrants outstanding (5,000,000 are held by the Sponsor, 2,612,500 are held by Cohen, and 137,500 are held by Clear Street) and (y) there are 9,583,333 public warrants outstanding (consisting of 6,011,413 public warrants issued and outstanding and 3,571,909 public warrants underlying public units). Each whole warrant entitles the holder thereof to purchase one Bleichroeder Class A Ordinary Share and, following the Reincorporation Merger Effective Time, will be converted into a warrant that entitles the holder thereof to purchase one New Pasqal Ordinary Share. New Pasqal will issue [•] Investment

Warrants in connection with the March 2026 Financing. Therefore, as of the date of this proxy statement/prospectus (assuming that none of Bleichroeder’s outstanding public shares are redeemed in connection with the Business Combination and giving effect to the exercise of all of the private placement warrants, the public warrants, the Investment Warrants and the conversion of the Senior Unsecured Convertible Bonds), New Pasqal’s fully diluted share capital would be [•] New Pasqal Ordinary Shares.

Bleichroeder cannot predict how many of the public shareholders will exercise their right to have their public shares redeemed for cash. As a result, Bleichroeder has elected to provide the unaudited pro forma condensed combined financial information under four different redemption scenarios of Bleichroeder shares into cash, each of which produce different allocations of total Bleichroeder equity between holders of Bleichroeder Ordinary Shares:

	Share Ownership in New Pasqal(1)
	Assuming No Redemptions(2)	Assuming 50% Redemptions(3)	Assuming 75% Redemptions(4)	Assuming 100% Redemptions(5)
Legacy Pasqal Shareholders	75.7%	80.0%	82.4%	84.9%
Bleichroeder Public Shareholders	10.9%	5.8%	3.0%	0.0%
The Sponsor(6)	3.6%	3.8%	3.9%	4.1%
Investors(7)	9.9%	10.4%	10.7%	11.1%

____________

*        Percentages may not sum to 100% due to rounding.

(1)      As of immediately following the consummation of the Business Combination. Percentages may not add to 100% due to rounding. For a more detailed description of share ownership upon consummation of the Business Combination, see the section entitled “Security Ownership of Certain Beneficial Owners and Management.” The table excludes the potential dilutive effect of 17,333,333 New Pasqal Warrants (comprised of 9,583,333 public warrants and 7,750,000 private placement warrants), 38,564,113 New Pasqal Ordinary Shares underlying New Pasqal BSPCEs and New Pasqal options and 32,552,083 New Pasqal Ordinary Shares issuable upon the exercise of the Investment Warrants.

(2)      Assumes that no public shares are redeemed in connection with the Business Combination.

(3)      Assumes that 14,375,000 outstanding public shares, or approximately 50.0% of the public shares subject to redemption, are redeemed for an aggregate payment of approximately $143,750,000 (based on the estimated per-share price of approximately $10.00 per share) from the Trust Account based on funds in the Trust Account as of [•], 2026.

(4)      Assumes that 21,562,500 outstanding public shares, or approximately 75.0% of the public shares subject to redemption, are redeemed for an aggregate payment of approximately $215,625,000 (based on the estimated per-share price of approximately $10.00 per share) from the Trust Account based on funds in the Trust Account as of [•], 2026.

(5)      Assumes that all of the public shares are outstanding, or approximately 100.0% of the public shares subject to redemption, are redeemed for an aggregate payment of approximately $287,500,000 (based on the estimated per-share price of approximately $10.00 per share) from the Trust Account based on funds in the Trust Account as of [•], 2026.

(6)      Considering the exercise of all New Pasqal Warrants, the Sponsor and the initial shareholders would own (i) [•]% of New Pasqal’s share capital under the no redemptions scenario and (ii) [•]% of New Pasqal’s share capital under the “Assuming [•]% Redemptions” scenario.

(7)      Reflects $312.5 million aggregate principal amount of Senior Unsecured Convertible Bonds and Investment Warrants in connection with the March 2026 Financing. The amount shown for the Investors reflects 26,041,667 New Pasqal Ordinary Shares issuable upon conversion of Senior Unsecured Convertible Bonds and excludes 32,552,083 New Pasqal Ordinary Shares issuable upon the exercise of the Investment Warrants.

All of the relative percentages above are for illustrative purposes only and are based on the assumptions set out elsewhere in this proxy statement/prospectus and as described above. Should one or more of the assumptions prove incorrect, actual ownership percentages may vary materially from those described in this proxy statement/prospectus as anticipated, believed, estimated, expected or intended. See “Unaudited Pro Forma Condensed Combined Financial Information.”

Redemption Rights

Pursuant to Bleichroeder’s Existing Governing Documents, Bleichroeder is providing each holder of Bleichroeder Class A Ordinary Shares, who is not the Sponsor, a member of the Bleichroeder’s management team, or a member of the Bleichroeder Board with the opportunity to elect to have their public shares redeemed in connection with the vote to approve the Business Combination at a per share redemption price payable in cash, equal to the aggregate amount then on deposit in the Trust Account calculated as of two business days prior to the consummation of the Business Combination, including interest earned on the Trust Account (such interest shall be net of taxes payable), divided by the number of then issued public shares (such redemption price being referred to herein as the “Redemption Price”). For illustrative purposes, based on the fair value of marketable securities held in the Trust Account as of           , 2026 of approximately $            million, the estimated per share redemption price would have been approximately $            or $            per share. Bleichroeder Shareholders may elect to redeem their public shares even if they vote for the Business Combination Proposal and the other proposals.

If a public shareholder exercises its redemption rights, then such public shareholder will be exchanging its public shares for cash and will not hold public shares upon consummation of the Business Combination. Such a public shareholder will be entitled to receive cash for its public shares only if it properly demands redemption and delivers its public shares (either physically or electronically) to Continental in accordance with the procedures described herein. See the section titled “The Extraordinary General Meeting of Bleichroeder Shareholders — Redemption Rights” for the procedures to be followed if you wish to redeem your public shares for cash.

In connection with the IPO, the Sponsor and Bleichroeder’s executive officers and directors agreed to waive any redemption rights with respect to any Bleichroeder Ordinary Shares held by them in connection with the completion of the Business Combination. Such waivers are standard in transactions of this type and the Sponsor and Bleichroeder’s executive officers and directors did not receive separate consideration for the waiver.

Description of New Pasqal Securities

New Pasqal will be a French société anonyme upon the Closing. As of the date of this proxy statement/prospectus there was one New Pasqal Ordinary Share issued and outstanding. See “Description of New Pasqal’s Securities.”

Management of New Pasqal Following the Business Combination

Upon consummation of the Business Combination, the directors of New Pasqal will include (i) Alain Aspect, as Non-Executive Chairman of the Board; (ii) Michel Combes, as lead independent director and as a member of the Audit Committee; (iii) Dr. Wasiq Bokhari; (iv) Georges-Olivier Reymond; (v) Barbara Dalibard, as Chairman of the Nominating and Governance Committee (or its equivalent); (vi) Kathy Savitt, a member the Audit Committee (or its equivalent); (vii)           , a director to be designated by Bpifrance; (viii)           , a director to be designated by EIC Fund; and (ix)           , a director to be designated by either Bleichroeder or Pasqal and mutually agreed by Bleichroeder and Pasqal, who will serve as chairperson of the remuneration committee and as a member of the nominating and governance committee (or its equivalent).

In addition, upon consummation of the Business Combination, New Pasqal’s executive team will be comprised of (i) Dr. Wasiq Bokhari, as Chief Executive Officer and (ii) Dr. Loïc Henriet, as Chief Technology Officer.

See “Management of New Pasqal Following the Business Combination” for further information.

Certain Material U.S. Federal Income Tax Considerations of the Reincorporation Merger

The Reincorporation Merger is intended to qualify as a “reorganization” within the meaning of Section 368(a)(1)(F) of the Code. Assuming the Reincorporation Merger so qualifies, U.S. Holders (as defined in “Material U.S. Federal Income Tax Considerations”) will not recognize gain or loss for U.S. federal income tax purposes on the exchange of Bleichroeder Securities for New Pasqal Securities pursuant to the Reincorporation Merger. However, there is no assurance that the Reincorporation Merger will qualify as intended, and such qualification is not a condition of the Reincorporation Merger or the Business Combination. Further, the parties did not and will not seek a ruling from the IRS regarding the U.S. federal income tax consequences of the Reincorporation Merger. If the Reincorporation Merger fails to qualify as a “reorganization” within the meaning of Section 368(a)(1)(F) of the Code, it may constitute a taxable transaction, and in such case, a U.S. Holder that exchanges its Bleichroeder Securities for New Pasqal Securities pursuant to the Reincorporation Merger generally would recognize gain or loss equal to the difference between (i) the fair market value of the New Pasqal Securities received, and (ii) the U.S. Holder’s adjusted tax basis in the Bleichroeder Securities exchanged therefor. For a more detailed discussion of certain material U.S. federal income tax considerations of the Reincorporation Merger to U.S. Holders, see the section titled “Material U.S. Federal Income Tax Considerations — Tax Treatment of the Reincorporation Merger.”

Accounting Treatment

The Business Combination is expected to be accounted for as a capital reorganization in accordance with IFRS. Under this method of accounting, Bleichroeder will be treated as the “acquired” company for financial reporting purposes, and Legacy Pasqal will be the accounting “acquirer”. This determination is primarily based on the assumption that:

•        Legacy Pasqal’s existing shareholders will hold a majority of the voting power of New Pasqal;

•        Legacy Pasqal is the larger entity in terms of substantive operations and employee base;

•        Legacy Pasqal will designate a majority of the members of the board of directors of New Pasqal;

•        Legacy Pasqal’s operations will comprise the ongoing operations of New Pasqal; and

•        Legacy Pasqal’s existing senior management will comprise all of the senior management of New Pasqal.

Another determining factor is that Bleichroeder does not meet the definition of a “business” pursuant to IFRS 3, and accordingly, for accounting purposes, the Business Combination will be accounted for as a capital reorganization within the scope of IFRS 2. The net assets of Bleichroeder will be stated at historical cost, with no goodwill or other intangible assets recorded. In accordance with IFRS 2, any excess of the fair value of New Pasqal Ordinary Shares issued to Bleichroeder shareholders over the fair value of the identifiable net assets of Bleichroeder acquired represents compensation for the service of a stock exchange listing and is expensed as incurred.

Appraisal or Dissenters’ Rights

Holders of Bleichroeder Ordinary Shares may have appraisal rights in connection with the Reincorporation Merger under the Cayman Companies Act.

Holders of record of Bleichroeder Ordinary Shares may be entitled to give notice to Bleichroeder prior to the extraordinary general meeting to approve the Reincorporation Merger contemplated thereby that they wish to exercise statutory dissenter rights and make a demand for payment of the fair market value for his, her or its Bleichroeder Ordinary Shares if they follow the procedures set out in Section 238 of the Cayman Companies Act, noting that any such dissenters’ rights may not apply pursuant to Section 239 of the Cayman Companies Act, which states that no such dissenters’ rights shall be available in respect of shares of any class for which an open market exists on a recognized stock exchange or recognized interdealer quotation system at the expiry date of the period allowed for written notice of an election to dissent, provided that the merger consideration constitutes inter alia shares of any company which at the effective date of the Merger are listed on a national securities exchange. However, regardless of whether such rights are or are not available, shareholders are still entitled to exercise the rights of redemption as set out herein, and the Bleichroeder Board has determined that the redemption proceeds payable to shareholders who exercise such redemption rights represents the fair value of those shares. Extracts of relevant sections of the Cayman Companies Act follow:

238. (1) A member of a constituent company incorporated under this Act shall be entitled to payment of the fair value of that person’s shares upon dissenting from a merger or consolidation.

239. (1) No rights under section 238 shall be available in respect of the shares of any class for which an open market exists on a recognized stock exchange or recognized interdealer quotation system at the expiry date of the period allowed for written notice of an election to dissent under section 238(5), but this section shall not apply if the holders thereof are required by the terms of a plan of merger or consolidation pursuant to section 233 or 237 to accept for such shares anything except - (a) shares of a surviving or consolidated company, or depository receipts in respect thereof; (b) shares of any other company, or depository receipts in respect thereof, which shares or depository receipts at the effective date of the merger or consolidation, are either listed on a national securities exchange or designated as a national market system security on a recognized interdealer quotation system or held of record by more than two thousand holders; (c) cash in lieu of fractional shares or fractional depository receipts described in paragraphs (a) and (b); or (d) any combination of the shares, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in paragraphs (a), (b) and (c).

Holders of Bleichroeder’s warrants and Bleichroeder’s units do not have appraisal rights in respect to such securities in connection with the Reincorporation Merger under the Cayman Companies Act.

Bleichroeder shareholders are recommended to seek their own advice as soon as possible on the application and procedure to be followed in respect of the appraisal rights under the Cayman Companies Act.

Status as Emerging Growth Company

Following the Business Combination, New Pasqal will be an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002 (“SOX”), reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and obtaining shareholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. New Pasqal has elected not to opt out of such extended transition period which means that when an accounting standard is issued or revised and it has different application dates for public or private companies, New Pasqal, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of New Pasqal’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used. See “Risk Factors — Pasqal will be an “emerging growth company” and it cannot be certain if the reduced SEC reporting requirements applicable to emerging growth companies will make Pasqal’s Ordinary Shares less attractive to investors, which could have a material and adverse effect on Pasqal, including its growth prospects.”

Regulatory Matters

The Business Combination and the transactions contemplated by the Business Combination Agreement are subject to filings with the Registrar of Companies of the Cayman Islands necessary to effectuate the Reincorporation Merger, which will be filed on behalf of Bleichroeder and Merger Sub with the Registrar of Companies of the Cayman Islands upon the approval of the Reincorporation Merger Proposal and satisfaction of all other conditions not waived by the applicable parties under the Business Combination Agreement. The Business Combination and the transactions contemplated by the Business Combination Agreement are also subject to a notification filing to the Director of Investments pursuant to the ICA (Canada).

Interests of Bleichroeder’s Directors and Executive Officers in the Business Combination

When considering the Bleichroeder Board’s recommendation that our shareholders vote in favor of the approval of the Business Combination, Bleichroeder’s shareholders should be aware that our Sponsor and certain of its directors and officers have interests in the Business Combination that may conflict with the interests of other shareholders generally. The Bleichroeder Board did not retain an unaffiliated representative to negotiate the terms of the Business Combination on behalf of the public shareholders’ interests, and the terms of the transaction are fair and reasonable based on Newbridge’s fairness opinion. Bleichroeder’s directors were aware of and considered these interests, among other matters, in evaluating the Business Combination, and in recommending to shareholders that they approve the Business Combination. Bleichroeder’s shareholders should take these interests into account in deciding whether to approve the Business Combination. These interests include:

•        the fact that certain of our directors and officers are principals of our Sponsor;

•        the fact that 9,583,333 Founder Shares held directly by our Sponsor (and a portion of which is held indirectly by the initial shareholders, including through Inflection Point and STP), for which it paid $25,000 in aggregate, will convert into 9,583,333 New Pasqal Ordinary Shares upon the Closing, and that such shares will have a significantly higher value at the time of the Business Combination when they convert into New Pasqal Ordinary Shares, as described further below, and will be worthless if an initial business combination is not consummated:

	Bleichroeder Class B Ordinary Shares(1)(2)	Value of Bleichroeder Class B Ordinary Shares implied by Business Combination(2)(3)	Value of Bleichroeder Class B Ordinary Shares based on recent trading price(4)
Sponsor(2)	9,583,333	$95,833,330	$

____________

(1)      Interests shown consist solely of Founder Shares. Such shares will convert into Bleichroeder Surviving Corporation Ordinary Shares upon the Reincorporation Merger and thereafter automatically convert into New Pasqal Ordinary Shares upon the Closing on a one-for-one basis.

(2)      BM2 is the managing member of Bleichroeder Sponsor 2 LLC, our Sponsor. MC Advisory (of which Michel Combes, one of Bleichroeder’s Co-Founders, is the manager), as well as Andrew Gundlach, our Executive Chairman, are the managing members of BM2 and hold voting and investment discretion with respect to the ordinary shares held of record by the Sponsor. Messrs. Combes and Gundlach through their affiliates and controlled entities, own direct and indirect interests in the membership interests of the Sponsor, and hold approximately 52.57% of the Sponsor membership interests reflecting indirect interests in the Founder Shares. Bleichroeder’s Chief Operating Officer and Chief Executive Officer, as well as Bleichroeder’s Chief Financial Officer, hold an indirect interest in an aggregate of 500,000 Founder Shares through membership interests in Bleichroeder’s Sponsor and certain of Bleichroeder’s independent directors hold, in connection with his or her service as a director, in the aggregate, an indirect interest in 60,000 Founder Shares through membership interests in Bleichroeder’s Sponsor. Each such person disclaims any beneficial ownership of the reported shares other than to the extent of any pecuniary interest they may have therein, directly or indirectly.

(3)      Assumes a value of $10.00 per share, the deemed value of the New Pasqal Ordinary Shares in the Business Combination. Also assumes the completion of the Business Combination and that the New Pasqal Ordinary Shares are unrestricted and freely tradable.

(4)      Assumes a value of $[•] per share, which was the closing price of the Bleichroeder Class A Ordinary Shares on the Nasdaq on [•], 2026. Also assumes the completion of the Business Combination and that the New Pasqal Ordinary Shares are unrestricted and freely tradable.

•        the fact that if an initial business combination is not consummated within the Completion Window, our Sponsor, officers, directors and their respective affiliates will lose their entire investment in us of $5,025,000 in the aggregate that includes the 5,000,000 private warrants acquired for a purchase price of $5,000,000. In addition, our Sponsor will lose $95,833,330 in value of the Founder Shares, valued at an assumed price of $10.00 per share, the value implied by the Business Combination;

•        the fact that given the differential in the purchase price that our Sponsor paid for the Founder Shares as compared to the price of the public shares sold in the IPO and the 9,583,333 New Pasqal Ordinary Shares that the Sponsor will receive upon conversion of the Founder Shares in connection with the Business Combination, the Sponsor and its affiliates may earn a positive rate of return on their investment even if the New Pasqal Ordinary Shares trade below the price initially paid for the public shares in the IPO and the public shareholders experience a negative rate of return following the completion of the Business Combination;

•        the fact that our Sponsor, officers and directors have agreed to waive their rights to liquidating distributions from the Trust Account with respect to any shares held by them if Bleichroeder fails to complete an initial business combination and accordingly within the Completion Window, our Sponsor, officers and directors will benefit from the completion of the Business Combination and may be incentivized to complete an acquisition of a less favorable target company or on terms less favorable to shareholders rather than liquidate;

•        the fact that if the Trust Account is liquidated, including in the event we are unable to complete an initial business combination within the Completion Window, our Sponsor has agreed that it will be liable to us if and to the extent any claims by a third party (other than our independent registered public accounting firm) for services rendered or products sold to us, or a prospective target business with which we have entered into a transaction agreement, reduce the amounts in the Trust Account to below (i) $10.00 per public share or (ii) such lesser amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account, due to reductions in the value of the trust assets, net of the amount of taxes payable, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under our indemnity of the underwriters of our IPO against certain liabilities, including liabilities under the Securities Act;

•        the fact that, unless a business combination is consummated, our directors are only entitled to reimbursement for any out-of-pocket expenses incurred by them on our behalf incident to identifying, investigating and consummating a business combination from funds outside of the Trust Account, which funds are limited;

•        the continuation of certain of our officers and directors at New Pasqal; and

•        the fact that pursuant to the A&R Registration Rights Agreement, the Sponsor and the initial shareholders have certain registration rights, demand rights and piggy-back registration rights with respect to their Registrable Securities.

These interests may influence our directors in making their recommendation that you vote in favor of the approval of the Business Combination Proposal. You should take these interests into account in deciding whether to approve the Business Combination. You should also read the section entitled “The Business Combination Proposal — Certain Other Interests in the Business Combination.”

The Special Committee’s and Bleichroeder Board’s Reasons for Approval of the Business Combination

In reaching its unanimous resolution by the Bleichroeder Board as described elsewhere in this proxy statement/prospectus (i) determined that it is advisable and in the best interests of Bleichroeder and its shareholders, as a whole, to enter into the Business Combination Agreement and the additional agreements related thereto to which it is a party, and to consummate the Mergers, and the other transactions contemplated therein, (ii) approved and declared advisable the Business Combination Agreement and the additional agreements related thereto to which it is a party, and performance thereof and the consummation of the Mergers and the other transactions contemplated therein, (iii) determined that the transactions contemplated by the Business Combination Agreement and the additional agreements related thereto constitute a “Business Combination” as defined in Bleichroeder’s organizational documents, and (iv) recommended that shareholders of Bleichroeder vote “FOR” each of the Transaction Proposals, the Bleichroeder Board considered a wide variety of factors in connection with its evaluation of the Business Combination, including the fact that the Business Combination does not permit the Bleichroeder Board to change, withdraw, withhold, qualify or modify its recommendation in favor of adoption of the Transaction Proposals. Bleichroeder’s reasons for the Bleichroeder Board’s approval of the Business Combination, and all other information presented in this section, is forward-looking in nature and, therefore, should be read in light of the factors discussed under “Cautionary Statement Regarding Forward-Looking Statements.”

In evaluating the Business Combination, and before making these determinations and recommendations, the Bleichroeder Board consulted with its management team, legal counsel, quantum expert diligence advisors and other advisors and considered a variety of factors. In light of the complexity of those factors, the Bleichroeder Board did not consider it practicable to, nor did it attempt to, quantify or otherwise assign relative weights to the specific factors it took into account in reaching its decision. Different individual members of the Bleichroeder Board may have given different weight to different factors in their evaluation of the Business Combination. Among those factors, the Bleichroeder Board reviewed the results of due diligence conducted by Bleichroeder’s management, legal advisors, quantum expert diligence advisors and third-party consultants, which included, but not limited to:

•        Research on the quantum computing industry, including both hardware and software, and related quantum computing modalities, neutral atom versus trapped ion, etc., which affirmed Bleichroeder’s belief that there is ample opportunity for first movers in the industry, both globally and specifically within the United States, to solidify competitive positioning and capitalize on significant commercial and sovereign initiatives on quantum computing;

•        Conference calls and in person meetings with Legacy Pasqal’s management team and representatives regarding operations, company hardware and software, intellectual property, end customer markets, total addressable market and growth prospects, among other customary due diligence matters;

•        Review of Pasqal’s historical financial investments, including Legacy Pasqal’s raising of approximately €300 million in financing by certain reputable accredited investors, including Bpifrance, European Innovation Council, and Temasek;

•        Findings of third-party commercial due diligence review of Legacy Pasqal’s operations and business strategy, such as its strategy to pursue analog quantum computing prior to reaching fault tolerant quantum computing and why this is a competitive advantage in the market;

•        Review of Pasqal’s historical financials, current and targeted sovereign and commercial end markets, intellectual property and information technology and certain other legal due diligence; and

The prospectus for the IPO identified the general criteria and guidelines that Bleichroeder believed would be important in evaluating prospective target businesses, although Bleichroeder indicated that these criteria are not intended to be exhaustive. Any evaluation by Bleichroeder relating to the merits of a particular business combination may be based on additional considerations, factors and criteria that our management team may deem relevant. Bleichroeder may enter into a business combination with a target business that does not meet these criteria and guidelines. The Bleichroeder Board considered these criteria in its evaluation of Pasqal.

•        Significant Historical Commercial Traction and Business and Financial Prospects.

•        Experienced and Committed Management Team.

•        Provides a Platform for Add-On Acquisitions.

•        Reasonableness of Valuation.

•        Commitment of Existing Shareholders and Sovereign Backing.

The Bleichroeder Board concluded that the potential benefits that it expected Bleichroeder and its shareholders to achieve as a result of the Business Combination outweighed the potentially negative factors associated with the Business Combination. The Bleichroeder Board also noted that Bleichroeder shareholders would have a substantial economic interest in the combined company (depending on the level of Bleichroeder shareholders that sought redemption of their Bleichroeder public shares into cash). Accordingly, the Bleichroeder Board unanimously determined that the Business Combination Agreement, the related agreements to which Bleichroeder is a party and the Business Combination is fair to, and in the best interests of, Bleichroeder and its shareholders.

After careful consideration, on February 26, 2026, the Bleichroeder Board, based in part upon the recommendation of the Special Committee, unanimously (i) determined that it is advisable and in the best interests of Bleichroeder and its shareholders, as a whole, to enter into the Business Combination Agreement and the additional agreements related thereto to which it is a party, and to consummate the Mergers, and the other transactions contemplated therein, (ii) approved and declared advisable the Business Combination Agreement and the additional agreements related thereto to which it is a party, and performance thereof and the consummation of the Mergers and the other transactions contemplated therein, (iii) determined that the transactions contemplated by the Business Combination Agreement and the additional agreements related thereto constitute a “Business Combination” as defined in the Existing Governing Documents, and (iv) recommended that shareholders of Bleichroeder vote “FOR” each of the Transaction Proposals.

For more information about the Bleichroeder Board’s decision-making process concerning the Business Combination, please see the section entitled “The Business Combination Proposal — The Special Committee’s and Bleichroeder Board’s Reasons for Approval of the Business Combination.”

Date, Time and Place of Extraordinary General Meeting

The extraordinary general meeting will be held online via live webcast, at [•] a.m., Eastern Time, on [•], 2026, or at such other time, on such other date and at such other place to which the meeting may be adjourned. For the purposes of the Existing Governing Documents, the physical location of the extraordinary general meeting will be at the offices of Reed Smith LLP, 2850 N. Harwood St., Suite 1500, Dallas, Texas 75201. The Bleichroeder extraordinary general meeting can be accessed virtually by visiting our meeting website (www.[•]), where our shareholders will be able to listen to the meeting, submit questions and vote online.

Record Date and Voting

You will be entitled to vote or direct votes to be cast at the extraordinary general meeting if you owned one or more Bleichroeder Ordinary Shares at the close of business on [•], 2026, which is the record date for the extraordinary general meeting. You are entitled to one vote per proposal for each Bleichroeder Ordinary Share that you owned as of the close of business on the record date, which you may cast in person at the extraordinary general meeting or by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker, bank or other nominee to ensure that votes related to the shares you beneficially own are properly counted. In this regard, you must provide the record holder of your shares with instructions on how to vote your shares or, if you wish to attend the extraordinary general meeting and vote in person, obtain a proxy from your broker, bank or nominee. On the record date, there were [•] Bleichroeder Ordinary Shares outstanding, of which [•] were Bleichroeder Class A Ordinary Shares and [•] were Bleichroeder Class B Ordinary Shares held by our Sponsor and initial shareholders.

Our Sponsor and initial shareholders have agreed to vote all of their Founder Shares and any Bleichroeder Ordinary Shares acquired by them in favor of the Business Combination Proposal. Our issued and outstanding warrants do not have voting rights at the extraordinary general meeting.

Proxy Solicitation

Proxies may be solicited by mail, telephone or in person. Bleichroeder has engaged [•] as the proxy solicitor to assist in the solicitation of proxies. If a Bleichroeder Shareholder grants a proxy, it may still vote its shares itself if it revokes its proxy before the extraordinary general meeting. A Bleichroeder Shareholder may also change its vote by submitting a later-dated proxy or attending and voting, during the extraordinary general meeting as described in the section of this proxy statement/prospectus entitled “Extraordinary General Meeting of Shareholders — Revocability of Proxies.”

Quorum and Vote Required for Shareholder Proposals

A quorum of our shareholders is necessary to hold a valid meeting. The holders of at least one-third of the Bleichroeder Ordinary Shares being individuals present in person or by proxy or if a corporation or other non-natural person by its duly authorized representative or proxy shall be a quorum. Abstentions and broker non-votes will count as present for the purposes of establishing a quorum.

The approval of the Reincorporation Merger Proposal, the Merger Proposal, the Governing Documents Proposal, requires a special resolution under Cayman Islands law or the Existing Governing Documents of Bleichroeder, being a resolution passed by a majority of at least two-thirds (2/3) of the votes which are cast by the holders of the issued and outstanding Bleichroeder Ordinary Shares who, being present in person or represented by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting. The approval of each of the Business Combination Proposal, the Advisory Governing Documents Proposals, the Director Election Proposal, the Incentive Plan Proposal, the Share Issuance Proposal and the Adjournment Proposal requires an ordinary resolution under Cayman Islands law and the Existing Governing Documents of Bleichroeder, being a resolution passed by a simple majority of the votes which are cast by the holders of the issued and outstanding Bleichroeder Ordinary Shares who, being present in person or represented by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting. The Closing of the Business Combination is conditioned on the approval of the Business Combination Proposal, the Reincorporation Merger Proposal, the Merger Proposal, the Governing Documents Proposal, the Director Election Proposal, the Incentive Plan Proposal, the Share Issuance Proposal.

Fairness Opinion

The Special Committee of the Bleichroeder Board engaged Newbridge Securities Corporation, an independent provider, on February 16, 2026. On February 25, 2026, Newbridge presented to the Special Committee a draft fairness opinion that it was prepared to render on the Business Combination, to the effect that, as of that date and based on and subject to the assumptions made, procedures followed, matters considered and qualifications and limitations on the review undertaken described in such opinion, the Business Combination is fair, from a financial point of view, to the Bleichroeder shareholders. Newbridge delivered its Fairness Opinion on February 28, 2026, after the Bleichroeder Board had approved and recommended the Business Combination on February 26, 2026. The Special Committee and the Bleichroeder Board considered the Fairness Opinion, together with other information, in connection with their recommendation of the Business Combination to shareholders (other than the Sponsor). We include a summary of Newbridge’s Fairness Opinion materially relating to the transaction, as required by Item 4(b) of Form F-4, under “The Business Combination Proposal — Summary of the Fairness Opinion of Newbridge Securities Corporation as Financial Advisor to the Special Committee,” and we have filed Newbridge’s consent to the inclusion of its opinion as Exhibit 23.6. A copy of the Fairness Opinion is also attached to this proxy statement/prospectus as Annex J. The Fairness Opinion provided that as of that date and based on and subject to the assumptions, limitations, qualifications and other conditions set forth therein, each of (i) Legacy Pasqal’s Pre-Transaction Equity Valuation in the Business Combination of $2 billion was fair, from a financial point of view, to the Bleichroeder shareholders (other than the Sponsor) and (ii) the Business Combination satisfied the 80% net asset test. Bleichroeder obtained such Fairness Opinion to (1) inform themselves with respect to all material information reasonably available to them and (2) act with appropriate care in considering the Business Combination. You should also read the section entitled “The Business Combination Proposal — Summary of the Fairness Opinion of Newbridge Securities Corporation as Financial Advisor to the Special Committee.”

Recommendation of the Bleichroeder Board

The Bleichroeder Board believes that the Business Combination Proposal, the Reincorporation Merger Proposal, the Merger Proposal, the Governing Documents Proposal, the Advisory Governing Documents Proposals, the Director Election Proposal, the Incentive Plan Proposal, the Share Issuance Proposal and the other proposals to be presented at the extraordinary general meeting are in the best interests of Bleichroeder and its shareholders, as a whole, and recommends that its shareholders vote “FOR” the Business Combination Proposal, “FOR” the Reincorporation Merger Proposal, “FOR” the Merger Proposal, “FOR” the Governing Documents Proposal, “FOR” the Director Election Proposal, “FOR” the Incentive Plan Proposal, “FOR” the Share Issuance Proposal, and “FOR” the Adjournment Proposal, in each case, if presented at the extraordinary general meeting.

The existence of financial and personal interests of one or more of our directors may result in a conflict of interest on the part of such director(s) between what he, she, or they may believe is in the best interests of Bleichroeder and our shareholders and what he, she, or they may believe is best for himself, herself, or themselves in determining to recommend that shareholders vote for the proposals. In addition, Bleichroeder’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the sections entitled “The Business Combination Proposal — Interests of Bleichroeder’s Directors and Executive Officers in the Business Combination” and “Risk Factors — Risks Related to Bleichroeder and the Business Combination — Our Sponsor, certain members of our board of directors and our officers have interests in the Business Combination that may conflict with those of other shareholders in recommending that shareholders vote in favor of approval of the Business Combination and the other proposals described in this proxy statement/prospectus” for a further discussion of these considerations.

Sources and Uses of Funds for the Business Combination

The following table summarizes the sources and uses for funding the Business Combination. Where actual amounts are not known or knowable, the figures below represent Bleichroeder’s good faith estimate of such amounts.

Sources (in millions)		Uses (in millions)
Legacy Pasqal Pre-Transaction Equity Valuation	$2,000.0	Legacy Pasqal Pre-Transaction Equity Valuation	$2,000.0
Proceeds from Trust Account(1)	$290.6	Estimated Transaction Fees and Expenses	$36.0
Cash of Legacy Pasqal(2)(3)	$144.6	Cash to New Pasqal’s Balance Sheet	$649.1
Proceeds from March 2026 Financing	$250.0
Total Sources	$2,685.1	Total Uses	$2,685.1

____________

(1)      Includes $12,250,000 of deferred underwriting commission payable to the underwriters of the IPO upon consummation of the Business Combination.

(2)      Reflects Legacy Pasqal’s existing cash balance as of April 30, 2026.

(3)      Figures are converted to USD based on EUR/USD conversion rate at 1.1702 as of April 30, 2026.

Underwriting Fees as a Percentage of IPO Proceeds Net of Redemptions

	No Redemptions(1)	50% Redemptions(2)
IPO underwriting fees(3)	$17,250,000	$10,000,000
IPO proceeds net of redemptions	$287,500,000	$143,750,000
Underwriting fees as a % of IPO proceeds net of redemptions	6.00%	6.96%

____________

(1)      This scenario assumes that no public shares are redeemed. This scenario further assumes [•].

(2)      This scenario assumes that 14,375,000 outstanding public shares, or approximately 50% of the public shares subject to redemption, are redeemed for an aggregate payment of approximately $143,750,000 (based on the estimated per-share price of approximately $10.00 per share) from the Trust Account based on funds in the Trust Account as of [•], 2026. This scenario further assumes [•].

(3)      Includes $12,250,000 of deferred underwriting commission payable to the underwriters of the IPO upon consummation of the Business Combination.

Interests of Bleichroeder’s Directors and Executive Officers in the Business Combination

When considering the Bleichroeder Board’s recommendation that our shareholders vote in favor of the approval of the Business Combination, Bleichroeder shareholders should be aware that our Sponsor and certain of its directors and officers have interests in the Business Combination that may conflict with the interests of other shareholders generally. The Bleichroeder Board did not retain an unaffiliated representative to negotiate the terms of the Business Combination on behalf of the public shareholders’ interests. In recommending the Business Combination to shareholders, the Bleichroeder Board considered, among other things, Newbridge’s fairness opinion, together with the other factors described in this proxy statement/prospectus. Bleichroeder shareholders should take these interests into account in deciding whether to approve the Business Combination. These interests include:

•        the fact that certain of our directors and officers are principals of our Sponsor;

•        the fact that 9,583,333 Founder Shares held directly by our Sponsor, for which it paid $25,000 in aggregate, will convert into 9,583,333 New Pasqal Ordinary Shares upon the Closing, and that such shares will have a significantly higher value at the time of the Business Combination when they convert into New Pasqal Ordinary Shares, as described further below, and will be worthless if an initial business combination is not consummated:

	Bleichroeder Class B Ordinary Shares(1)(2)	Value of Bleichroeder Class B Ordinary Shares implied by Business Combination(2)(3)	Value of Bleichroeder Class B Ordinary Shares based on recent trading price(4)
Sponsor(2)	9,583,333	$95,833,330	$	[•]

____________

(1)      Interests shown consist solely of Founder Shares. Such shares will convert into Bleichroeder Surviving Corporation Ordinary Shares upon the Reincorporation Merger and thereafter automatically convert into New Pasqal Ordinary Shares upon the Closing on a one-for-one basis.

(2)      BM2 is the managing member of Bleichroeder Sponsor 2 LLC, our Sponsor. MC Advisory (of which Michel Combes, one of Bleichroeder’s Co-Founders, is the manager), as well as Andrew Gundlach, our Executive Chairman, are the managing members of BM2 and hold voting and investment discretion with respect to the ordinary shares held of record by the Sponsor. Messrs. Combes and Gundlach through their affiliates and controlled entities, own direct and indirect interests in the membership interests of the Sponsor, and hold approximately 52.57% of the Sponsor membership interests reflecting indirect interests in the Founder Shares.

          Bleichroeder’s Chief Operating Officer and Chief Executive Officer, as well as Bleichroeder’s Chief Financial Officer, hold an indirect interest in an aggregate of 500,000 Founder Shares through membership interests in Bleichroeder’s Sponsor and certain of Bleichroeder’s independent directors hold, in connection with his or her service as a director, in the aggregate, an indirect interest in 60,000 Founder Shares through membership interests in Bleichroeder’s Sponsor. Each such person disclaims any beneficial ownership of the reported shares other than to the extent of any pecuniary interest they may have therein, directly or indirectly.

(3)      Assumes a value of $10.00 per share, the deemed value of the New Pasqal Ordinary Shares in the Business Combination. Also assumes the completion of the Business Combination and that the New Pasqal Ordinary Shares are unrestricted and freely tradable.

(4)      Assumes a value of $[•] per share, which was the closing price of the Bleichroeder Class A Ordinary Shares on the Nasdaq on [•], 2026. Also assumes the completion of the Business Combination and that the New Pasqal Ordinary Shares are unrestricted and freely tradable.

•        the fact that if an initial business combination is not consummated within the Completion Window, our Sponsor, officers, directors and their respective affiliates will lose their entire investment in us of $5,025,000 in the aggregate that includes the 5,000,000 private warrants acquired for a purchase price of $5,000,000. In addition, our Sponsor will lose $95,833,330 in value of the Founder Shares, valued at an assumed price of $10.00 per share, the value implied by the Business Combination;

•        the fact that given the differential in the purchase price that our Sponsor paid for the Founder Shares as compared to the price of the public shares sold in the IPO and the 9,583,333 New Pasqal Ordinary Shares that the Sponsor will receive upon conversion of the Founder Shares in connection with the Business Combination, the Sponsor and its affiliates may earn a positive rate of return on their investment even if the New Pasqal Ordinary Shares trade below the price initially paid for the public shares in the IPO and the public shareholders experience a negative rate of return following the completion of the Business Combination;

•        the fact that our Sponsor, officers and directors have agreed to waive their rights to liquidating distributions from the Trust Account with respect to any shares held by them if Bleichroeder fails to complete an initial business combination within the Completion Window and accordingly, our Sponsor, officers and directors will benefit from the completion of the Business Combination and may be incentivized to complete an acquisition of a less favorable target company or on terms less favorable to shareholders rather than liquidate;

•        the fact that if the Trust Account is liquidated, including in the event we are unable to complete an initial business combination within the Completion Window, our Sponsor has agreed that it will be liable to us if and to the extent any claims by a third party (other than our independent registered public accounting firm)

for services rendered or products sold to us, or a prospective target business with which we have entered into a transaction agreement, reduce the amounts in the Trust Account to below (i) $10.00 per public share or (ii) such lesser amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account, due to reductions in the value of the trust assets, net of the amount of taxes payable, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under our indemnity of the underwriters of our IPO against certain liabilities, including liabilities under the Securities Act;

•        the fact that, unless a business combination is consummated, our directors are only entitled to reimbursement for any out-of-pocket expenses incurred by them on our behalf incident to identifying, investigating and consummating a business combination from funds outside of the Trust Account, which funds are limited;

•        the continuation of certain of our officers and directors at New Pasqal; and

•        the fact that pursuant to the A&R Registration Rights Agreement, the Sponsor and the initial shareholders have certain registration rights, demand rights and piggy-back registration rights with respect to their Registrable Securities.

These interests may influence our directors in making their recommendation that you vote in favor of the approval of the Business Combination Proposal. You should take these interests into account in deciding whether to approve the Business Combination. You should also read the section entitled “The Business Combination Proposal — Certain Other Interests in the Business Combination.”

Consideration Received by the Sponsor and its Affiliates

Set forth below is a summary of the terms and amount of the consideration received or to be received by the Sponsor and its affiliates in connection with the Business Combination, the amount of securities issued or to be issued by New Pasqal to the Sponsor and its affiliates and the price paid or to be paid for such securities or any related March 2026 Financing transaction.

Entity/Individual	Amount of Compensation Received or to be Received or Securities Issued or to be Issued	Consideration Paid or to be Paid
Bleichroeder Sponsor 2 LLC	9,583,333 Class B Ordinary Shares	$25,000
Bleichroeder Sponsor 2 LLC

5,000,000 Private placement warrants purchased simultaneously with the closing of the IPO, the warrants underlying which may be exercised on a cashless basis along with the public warrants under the circumstances specified in the Warrant Agreement that may result in material dilution to Bleichroeder public shareholders

		$5,000,000 (whether or not the underwriters’ over-allotment option is exercised in full)
	Up to $500,000 in loans	Repayment of loans made to us to cover offering related and organizational expenses

Up to $2,000,000 in working capital loans, which loans may be convertible into private placement warrants at a price of $1.00 per warrant at the option of the lender, which may be exercised on a cashless basis along with the public warrants under the circumstances specified in the Warrant Agreement that may result in material dilution to our public shareholders

		Working capital loans to finance transaction costs in connection with an initial business combination

Entity/Individual	Amount of Compensation Received or to be Received or Securities Issued or to be Issued	Consideration Paid or to be Paid
	March 2026 Financing investment of $312.5 million aggregate principal amount of Senior Unsecured Convertible Bonds and Investment Warrants	$[•]
Bleichroeder Sponsor 2 LLC Michel Combes Andrew Gundlach Robert Folino Marcello Padula Antoine Theysset Kathy Savitt Philippe Nyssen Clemence Rasigni	Reimbursement for any out-of-pocket expenses related to identifying, investigating and completing an initial business combination	Services in connection with identifying, investigating and completing an initial business combination
Holders of Class B ordinary shares	Anti-dilution protection upon conversion into Bleichroeder Class A Ordinary Shares at a greater than one-to-one ratio	Issuance of the Class A ordinary shares issuable in connection with the conversion of the Founder Shares on a greater than one-to-one basis upon conversion
	Anti-dilution protection upon increase of offering size	Issuance of additional Class B ordinary shares if the offering size increases
Bleichroeder Sponsor 2 LLC Michel Combes Andrew Gundlach Robert Folino Marcello Padula Antoine Theysset Kathy Savitt Philippe Nyssen Clemence Rasigni	Finder’s fees, advisory fees, consulting fees or success fees

Any services in order to effectuate the completion of our initial business, which, if made prior to the completion of our initial business combination, will be paid from funds held outside the trust account

MJP Advisory Group

Upon consummation of the IPO offering, we pay an affiliate of our Chief Operating Officer, who is also our current Chief Executive Officer, $18,000 per month plus out-of-pocket expenses for his services as Chief Operating Officer, pursuant to an advisory agreement; upon completion of our initial business combination or our liquidation, we will pay an amount equal to $600,000 less the total amount of all such monthly payments made up to that time shall be payable under such agreement, as further described in this prospectus

Services as Chief Operating Officer

Because our Sponsor acquired the Founder Shares at a nominal price, our public shareholders incurred immediate and material dilution upon the closing of the IPO, assuming no value was ascribed to the warrants included in the units. Further, the Bleichroeder Class A Ordinary Shares issuable in connection with the conversion of the Founder Shares may have resulted in material dilution to our public shareholders due to the anti-dilution rights of our Founder Shares that may result in an issuance of Bleichroeder Class A Ordinary Shares on a greater than one-for-one basis upon conversion. Additionally, our public shareholders may have experienced material dilution from the exercise of private placement warrants to be purchased by our Sponsor and the underwriters simultaneously with the closing of the IPO, as well as from the conversion of any working capital loans into private placement warrants, if elected by the Sponsor. The cashless exercise of the private placement warrants, including private placement warrants that may be issued upon conversion of working capital loans, along with the public warrants under the circumstances specified in the warrant agreement as described herein, may result in material dilution to our public shareholders. See the sections titled “Risk Factors — Risks Related to Bleichroeder and the Business Combination — The nominal purchase price paid by the Sponsor and Bleichroeder’s officers and directors for the Founder Shares may result in significant dilution to the implied value of your public shares upon consummation of the Business Combination” and “Dilution.”

Summary of Risk Factors

Unless the context otherwise requires, references in this section of this proxy statement/prospectus to “Pasqal” refer to Legacy Pasqal and its consolidated subsidiaries prior to the Business Combination and to New Pasqal and its consolidated subsidiaries after giving effect to the Business Combination.

Pasqal’s business and an investment in New Pasqal Ordinary Shares are subject to numerous risks and uncertainties. In evaluating the proposals set forth in this proxy statement/prospectus, you should carefully read this proxy statement/prospectus, including the financial statements and annexes attached hereto, and especially consider the factors discussed in the section entitled “Risk Factors.” Some of these risks include:

•        Pasqal is in its growth stage and has a limited operating history, which makes it difficult to forecast its future results of operations and its funding requirements. It is also possible quantum computing might never become commercially viable or embraced. Our technology roadmap, including the anticipated milestones and timing thereof, may change.

•        Pasqal has a history of operating losses and expects to incur significant expenses and continuing losses for the foreseeable future.

•        Pasqal may face unforeseen risks and challenges as a result of its corporate reorganization.

•        Pasqal may require a significant amount of additional capital to pursue its business objectives and respond to business opportunities, challenges and unforeseen circumstances, and Pasqal cannot be sure that additional financing will be available on terms reasonably acceptable or at all. If Pasqal is unable to raise additional funding when needed, it may be required to delay, limit or substantially reduce its development efforts.

•        Pasqal may rely heavily on future collaborative partners.

•        Pasqal’s technical roadmap and plans for commercialization involves technology that is still under development and may not become available on the expected timeline or achieve the intended performance level.

•        The quantum computing industry is competitive on a global scale and Pasqal may not be successful in competing in this industry or establishing and maintaining confidence in its long-term business prospects among current and future partners and customers. Additionally, competitive pressures may put pressure on our pricing, which may require us to reduce our pricing in order to provide competitively priced access to our products and services.

•        Pasqal’s products and services are dependent upon Pasqal’s relationship with various third-party providers, and any disruption of or interference with Pasqal’s use of such third-party providers would adversely affect Pasqal’s business, results of operations and financial condition.

•        Pasqal’s future growth depends, in part, on its ability to penetrate multiple markets, in which it would be subject to additional regulatory burdens and other political, social and geographical risks and uncertainties.

•        Pasqal may be subject to restrictions or delays in changes of control or significant investments due to French State influence and foreign investment regulations.

•        Pasqal may experience delays or limitations in strategic decision-making due to governance structure and restrictions under French law.

•        If Pasqal is unable to obtain and maintain patent protection for its technology, or if the scope of the patent protection obtained is not sufficiently broad or robust, Pasqal’s competitors could develop and commercialize products and technology similar or identical to Pasqal’s, and Pasqal’s ability to successfully commercialize its products and technology may be adversely affected.

•        Pasqal will qualify as a foreign private issuer within the meaning of the rules under the Exchange Act, and as such Pasqal is exempt from certain provisions applicable to United States domestic public companies.

•        Because Pasqal is organized under the laws of France, you may face difficulties in protecting your interests, your ability to protect your rights through the U.S. federal courts may be limited and investors may be unable to recover in civil proceedings for U.S. securities laws violations.

•        Pasqal may face limitations on shareholder liquidity and transferability of its securities due to French State interests and regulatory requirements.

•        Pasqal’s business is exposed to risks associated with litigation, investigations and regulatory proceedings.

•        Pasqal may be subject to risks and obligations arising from its international operations and commitments to invest in specific countries.

•        CFIUS or other regulatory agencies may modify, delay or prevent the Business Combination.

•        Our Sponsor, certain members of our board of directors and our officers have interests in the Business Combination that may conflict with those of other shareholders in recommending that shareholders vote in favor of approval of the Business Combination and the other proposals described in this proxy statement/prospectus.

•        Bleichroeder public shareholders will experience significant dilution as a result of the Business Combination and the March 2026 Financing and related transactions, and the market price of its Bleichroeder Class A Ordinary Shares may be adversely affected. Future transactions contemplated by the definitive documentation for the Business Combination may also have a dilutive effect.

•        Securities of companies formed through SPAC mergers such as ours may experience a material decline in price relative to the share price of the SPAC prior to the merger.

•        Members of our management team and board of directors have significant experience as founders, board members, officers, executives or employees of other companies. Certain of those persons have been, are currently, or may become, involved in litigation, investigations or other proceedings, including related to those companies or otherwise. This may have an adverse effect on us, which may impede our ability to consummate an initial business combination.

•        The Business Combination is subject to conditions, including certain conditions that may not be satisfied on a timely basis, if at all.

•        The nominal purchase price paid by the Sponsor and our officers and directors for the Founder Shares may result in significant dilution to the implied value of the public shares upon consummation of the Business Combination.

•        There is no guarantee of a positive return on New Pasqal Ordinary Shares.

•        Pasqal’s international operations may subject Pasqal to greater than anticipated tax liabilities.

•        Any new tax legislation introduced by governments may change the current tax treatment, which could adversely impact our cash flow.

•        The Reincorporation Merger may be a taxable event for U.S. Holders of Bleichroeder Securities.

•        New Pasqal may be or become a PFIC, which could result in adverse U.S. federal income tax consequences to U.S. Holders.

•        The U.S. federal income tax treatment of the redemption of Bleichroeder Class A Ordinary Shares depends on a shareholder’s specific facts and circumstances.

SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following selected unaudited pro forma condensed combined financial information (the “selected pro forma data”) gives effect to the Business Combination, the Pasqal Reorganization, the subsequent financing events related to the Series C Financing, redemption of the Redeemable Bonds and other subsequent financing events, and the March 2026 Financing and related adjustments (collectively, the “Transactions”) as described in the section entitled “Unaudited Pro Forma Condensed Combined Financial Information.”

The Business Combination is expected to be accounted for as capital reorganization in accordance with IFRS as issued by the IASB. Under this method of accounting, Bleichroeder will be treated as the “acquired” company for financial reporting purposes, and Legacy Pasqal will be the accounting “acquirer”. Bleichroeder does not meet the definition of a “business” pursuant to IFRS 3, Business Combinations, and accordingly, for accounting purposes, the Business Combination will be accounted for as a capital reorganization within the scope of IFRS 2, Share-based Payments (“IFRS 2”). The Business Combination is treated as the equivalent of New Pasqal issuing its ordinary shares in exchange for the net assets of Bleichroeder. As a result, the net assets of Bleichroeder will be stated at historical cost, with no goodwill or other intangible assets recorded. In accordance with IFRS 2, any excess of the fair value of New Pasqal Ordinary Shares issued to Bleichroeder shareholders over the fair value of the identifiable net assets of Bleichroeder acquired represents compensation for the service of a stock exchange listing and will be expensed as incurred.

The selected unaudited pro forma condensed combined balance sheet data as of December 31, 2025 depicts the accounting for the Transactions as if they had occurred on December 31, 2025. The selected unaudited pro forma condensed combined statement of operations data for the year ended December 31, 2025 depicts the accounting for the Transactions as if they had occurred on January 1, 2025.

The selected pro forma data has been derived from, and should be read in conjunction with, the more detailed unaudited pro forma condensed combined financial information (the “Pro Forma Financial Information”) of Bleichroeder and Legacy Pasqal appearing elsewhere in this proxy statement/prospectus and the accompanying notes to the Pro Forma Financial Information. In addition, the Pro Forma Financial Information is based on, and should be read in conjunction with, the historical consolidated financial statements and related notes of the entities for the applicable periods included in this proxy statement/prospectus. The selected pro forma data has been presented for informational purposes only and is not necessarily indicative of what the combined financial position or results of operations actually would have been had the Transactions been completed as of the dates indicated. The Pro Forma Financial Information does not give effect to any anticipated synergies, operating efficiencies or cost savings that may be associated with the Transactions. In addition, the selected pro forma data does not purport to project the future financial position or operating results of Bleichroeder and Legacy Pasqal subsequent to the close of the Transactions.

The selected unaudited pro forma condensed combined financial data has been prepared assuming two redemption scenarios as follows:

•        Assuming No Redemptions (Scenario 1):    This presentation assumes that no public shareholders of Bleichroeder exercise their right to have their Bleichroeder public shares subject to possible redemption converted into their pro rata share of the Trust Account and thus the full amount held in the Trust Account as of the Closing is available for the Business Combination; and

•        Assuming Maximum Redemptions (Scenario 2):    This presentation assumes that public shareholders of Bleichroeder holding 28,750,000 Bleichroeder public shares subject to possible redemption will exercise their redemption rights for their pro rata share of the funds in the Trust Account, based on an assumed redemption price of $10.00 or €8.51 per share calculated using approximately €244.7 million pro forma cash in the Trust Account upon the consummation of Bleichroeder IPO on January 9, 2026, divided by 28,750,000 Bleichroeder public shares subject to possible redemption. This scenario gives effect to redemptions of Bleichroeder public shares for an aggregate redemption payment of €244.7 million using the assumed €8.51 per share redemption price. This scenario includes all adjustments contained in the “no redemptions” scenario and presents additional adjustments to reflect the effect of the maximum redemptions.

	As of December 31, 2025
	Scenario 1: Assuming No Redemptions into Cash (IFRS)	Scenario 2: Assuming Full Redemptions into Cash (IFRS)
	(In thousands)
Selected Unaudited Pro Forma Condensed Combined Balance Sheet Data
Total assets	€706,479	€472,163
Total liabilities	€513,454	€513,454
Total shareholders’ equity (deficit)	€193,025	€(41,291)
	For the Year Ended December 31, 2025
	Scenario 1: Assuming No Redemptions into Cash (IFRS)	Scenario 2: Assuming Full Redemptions into Cash (IFRS)
	(In thousands, except share and per share amounts)
Selected Unaudited Pro Forma Condensed Combined Statement of Operations Data
Revenue	€16,468	€16,468
Loss for the year	€(389,797)	€(372,171)
Weighted average ordinary shares outstanding – basic and diluted	238,333,333	209,583,333
Net loss per ordinary share – basic and diluted	€(1.64)	€(1.78)

RISK FACTORS

You should carefully review and consider the following risk factors and the other information contained in this proxy statement/prospectus, including the financial statements and notes to the financial statements included herein, in evaluating the Business Combination and the proposals to be voted upon at the extraordinary general meeting. Certain of the following risk factors apply to the business and operations of Legacy Pasqal and will also apply to the business and operations of New Pasqal following the completion of the Business Combination. The occurrence of one or more of the events or circumstances described in these risk factors, alone or in combination with other events or circumstances, may adversely affect the ability to complete or realize the anticipated benefits of the Business Combination, and may have a material adverse effect on the business, cash flows, financial condition, results of operations and prospects of Pasqal following the Business Combination. The risks discussed below are not exhaustive and are based on certain assumptions made by Bleichroeder and Pasqal that later may prove to be incorrect or incomplete. Bleichroeder and Pasqal may face additional risks and uncertainties that are not presently known to them, or that are currently deemed immaterial, which may also impair the business or financial condition of Pasqal. The following discussion should be read in conjunction with the financial statements and notes to the financial statements included herein and the section entitled “Cautionary Note Regarding Forward-Looking Statements.”

References in this section of this proxy statement/prospectus to “Pasqal” “the Company,” “we,” “our,” or “us” refer to Legacy Pasqal and its consolidated subsidiaries prior to the Business Combination and to New Pasqal and its consolidated subsidiaries after giving effect to the Business Combination, as the context requires.

Risks Related to Pasqal’s Financial Condition and Status as an Early Stage Company

Pasqal is in its growth stage and has a limited operating history, concentrated customer base and an early-stage commercial model, which makes it difficult to forecast its future results of operations and its funding requirements. It is also possible quantum computing might never become commercially viable or embraced. Our technology roadmap, including the anticipated milestones and timing thereof, may change.

Pasqal was founded in 2019 and, as a result of its limited operating history, its ability to accurately forecast its future results of operations is limited and subject to a number of uncertainties, including Pasqal’s ability to plan for and model future growth. Accordingly, Pasqal’s historical results should not be considered indicative of its future performance. Pasqal’s ability to generate revenues will largely be dependent on its ability to develop and produce neutral atom-based quantum technology. Pasqal has experience in delivering early versions of its systems in limited quantities, and scaling them to high volumes requires additional learnings and work. Scaling production to higher volumes will require additional operational capabilities, industrialization efforts, and process improvements. There are significant technological and logistical challenges associated with developing, producing, marketing, selling, and distributing products in an advanced technology industry, and Pasqal may not be able to resolve all of the difficulties that may arise, including managing production at a scale or quality consistent with customer demand, in a timely or cost-effective manner, or at all. As a result, Pasqal’s scalable business model has not been formed and its technical roadmap may not be realized as quickly as hoped, or even at all. Pasqal may further update its technology roadmap in the future, including anticipated milestones and timeline. The development of Pasqal’s scalable business model will likely require substantially higher costs than incurred to date, while revenues will not substantially increase until more powerful, scalable computers are produced and commercially available, which requires technological advancements that may not occur on the currently anticipated timetable or at all. Pasqal’s success as a business ultimately relies upon fundamental research and development breakthroughs in the coming years, and there is no certainty these milestones will be achieved as quickly as hoped, or even at all.

In future periods, Pasqal’s growth could slow or decline for a number of reasons, including slowing demand for its products and services, increased competition, changes to technology, inability to scale up Pasqal’s technology, a decrease in the growth of the market, or Pasqal’s failure, for any reason, to continue to take advantage of growth opportunities. Pasqal has also encountered, and will continue to encounter, risks and uncertainties frequently experienced by growing companies in rapidly changing industries. If Pasqal’s assumptions regarding these risks and uncertainties are incorrect or change, or if Pasqal does not address these risks successfully, its operating and financial results could differ materially from its expectations.

As an early-stage company, Pasqal has generated revenues from a limited number of customers, and its customer contracts to date have been largely project-based and individually negotiated. Pasqal has not yet established a broad, diversified customer base with recurring revenue streams, and its existing customer engagements have generally not been repeated in nature; past sales to any particular customer are not necessarily indicative of future sales to that customer. While the Company intends to expand and diversify its customer base over time, there can be no assurance that it will be successful in attracting new customers or that new customer relationships will generate revenues at levels comparable to those of its existing customers. Pasqal’s ability to grow its customer base will depend on a number of factors, including market acceptance of its quantum computing solutions, Pasqal’s pricing and go-to-market strategy, and broader adoption of quantum computing technologies. Until Pasqal is able to establish a larger and more diversified customer base, its revenues may be volatile and difficult to predict.

Pasqal’s ability to transition to a more standardized, recurring commercial model will depend on, among other things, the development of scalable quantum computing products, broader market adoption, and Pasqal’s ability to structure repeatable commercial arrangements with new and existing customers. There can be no assurance that Pasqal will be successful in making this transition, and until it does, its revenues may remain volatile and difficult to predict.

Pasqal has a history of operating losses and expects to incur significant expenses and continuing losses for the foreseeable future.

Pasqal has incurred net losses since inception and experienced negative cash flows from operations. Pasqal incurred net losses of €(48.5) million and €(92.4) million in 2024 and 2025, respectively. As of December 31, 2025 Pasqal had an accumulated deficit of €(32.5) million. These losses and accumulated deficit are a result of the substantial investments Pasqal has made to grow its business and Pasqal expects to make significant expenditures to expand its business in the future. To date, its primary sources of capital have been through private placements of its securities, revenue from the sale of its products and services and government assistance in the form of grants. Until such time as Pasqal can generate significant revenue from its products and services, Pasqal expects to finance its cash needs through public or private equity or debt financings or other capital sources. However, Pasqal may be unable to raise additional funds or enter into such other arrangements, when needed, on favorable terms or at all.

Pasqal has not yet achieved profitability on an annual or quarterly basis and it is unclear if Pasqal will be able to achieve or sustain, if achieved, profitability. Pasqal plans to continue to invest in its research and development, sales, marketing and professional services efforts, and Pasqal anticipates that its operating expenses will continue to increase as Pasqal scales its business and expand its operations. Pasqal also expects its general and administrative expense to increase as a result of its growth and operating as a public company. Pasqal’s expenses may be greater than it anticipates, and its investments intended to reach its technical targets and scale its business and make its technical infrastructure more efficient may not be successful. Pasqal’s ability to achieve and sustain profitability is based on numerous factors, many of which are beyond its control. Pasqal may never be able to generate sufficient revenue to achieve or sustain profitability and it may incur significantly higher losses in future periods.

In addition, Pasqal may make decisions that would reduce its short-term operating results if Pasqal believes those decisions will improve the experiences of its customers or if Pasqal believes such decisions will improve its operating results over the long-term. These decisions may not be consistent with the expectations of investors and may not produce the long-term benefits Pasqal expects, in which case its business may be materially and adversely affected.

Pasqal has generated initial, limited revenues from project sales, that were largely project-based, and Pasqal’s ability to scale project sales into a repeatable, standardized commercial model remains uncertain.

Pasqal has generated initial revenues from product sales. However, such revenues have historically been limited and largely project-based. The Company’s future growth will depend on its ability to transition from customized or one-off projects to scalable and repeatable commercial model with standardized products, pricing and contractual terms applicable to a broader customer base. If Pasqal is unable to achieve this transition, its revenues and growth prospects could be affected.

Pasqal may face unforeseen risks and challenges as a result of its corporate reorganization.

On February 28, 2026, Pasqal undertook a significant corporate reorganization, pursuant to which all shareholders of Pasqal SAS contributed their shares in Pasqal SAS to Legacy Pasqal in exchange of Legacy Pasqal Shares. As a result, Pasqal may face unforeseen legal, tax, or operational risks related to such reorganization. Unforeseen issues could include, among other things, disputes over transfers of assets, recognition of tax positions, or fulfillment of contractual or regulatory obligations. Any such issues could result in additional costs, delays, or disruptions to Pasqal’s business, and could adversely affect its financial condition or its ability to execute its business strategy. Furthermore, the reorganization may require adjustments due to evolving regulatory and business needs.

Pasqal may require a significant amount of additional capital to pursue its business objectives and respond to business opportunities, challenges and unforeseen circumstances, and Pasqal cannot be sure that additional financing will be available on terms reasonably acceptable or at all. If Pasqal is unable to raise additional funding when needed, it may be required to delay, limit or substantially reduce its development efforts.

Pasqal’s business and its future plans for expansion are capital-intensive, and the specific timing of cash inflows and outflows may fluctuate substantially from period to period. Pasqal’s operating plan may change because of factors currently unknown, and Pasqal may need to seek additional funds sooner than planned, through public or private equity or debt financings or other sources, such as strategic collaborations or other transactions. In addition, Pasqal may seek additional capital even if it believes that it has sufficient funds for current or future operating plans. Such financings may result in dilution to shareholders, the issuance of securities (including convertible debt) with priority as to liquidation and dividend and other rights more favorable than ordinary shares, and the imposition of covenants, including those limiting or restricting Pasqal’s ability to take certain actions, such as incurring additional debt or equity, making capital expenditures or declaring dividends, imposing repayment obligations or other restrictions that may adversely affect its business. Additionally, the March 2026 Financing, as well as significant indebtedness incurred as a result of the March 2026 Financing and the issuance of the Senior Unsecured Convertible Bonds may make Pasqal’s future fund raising more difficult. See the risk factor titled “We will incur significant indebtedness as a result of the March 2026 Financing and the issuance of the Senior Unsecured Convertible Bonds and we may incur additional indebtedness in the future. The indebtedness created by the sale of Senior Unsecured Convertible Bonds and any future indebtedness we incur exposes us to risks that could adversely affect our business, financial condition, and results of operations.”

Any funds Pasqal raises may not be sufficient to fund its operations or enable it to continue to implement its long-term business strategy. Further, its ability to raise additional capital may be adversely impacted by worsening global economic conditions, disruptions to and volatility in the credit and financial markets in the United States and France and current and future military conflicts and wars around the world including related sanctions, tariffs and trade protection measures. There can be no assurance that deterioration in credit and financial markets and loss of confidence in economic conditions will not occur. A severe or prolonged economic downturn could result in a variety of risks to our business, including weakened demand for Pasqal’s products and services and its ability to raise additional capital when needed on acceptable terms, if at all. If the equity and credit markets deteriorate, it may make any necessary financing more difficult, more costly and more dilutive. Failure to secure any necessary financing in a timely manner and on favorable terms could impair Pasqal’s ability to achieve its growth strategy, could harm its financial performance and stock price, could require it to delay or abandon its business plans and could require it to delay, limit or substantially reduce its development efforts.

There can be no assurance that financing will be available to Pasqal on favorable terms or at all. The inability to obtain financing when needed may make it more difficult for Pasqal to operate its business or implement its growth plans. In addition, Pasqal’s ability to raise additional capital through the sale of securities could be significantly impacted by the resale of Pasqal’s securities by holders of its securities which could result in a significant decline in the trading price of Pasqal’s securities and potentially hinder its ability to raise capital.

Pasqal may not be able to scale and adapt its business and existing technology in a timely or cost-effective manner to meet customer and market demand, which could result in lower profitability or cause it to fail to execute on its business strategies.

In order to grow its business, Pasqal will need to continually evolve and scale its business and operations to meet customer and market demand. Quantum computing technology has never been sold at large-scale commercial levels. Evolving and scaling its business and operations places increased demands on Pasqal’s technology and management as well as its financial and operational resources to:

•        attract new customers and grow its customer base;

•        maintain and increase the rates at which existing customers use its platform, sell additional products and services to its existing customers, and reduce customer churn;

•        invest in its platform and product offerings;

•        effectively manage organizational change;

•        accelerate and/or refocus research and development activities;

•        expand manufacturing and supply chain capacity;

•        increase sales and marketing efforts;

•        broaden customer-support and services capabilities;

•        maintain or increase operational efficiencies;

•        implement new or improved technologies in our products and services;

•        implement appropriate operational and financial systems; and

•        maintain effective financial disclosure controls and procedures.

Commercial traction of quantum computing technology may never occur. As noted above, there are significant technological challenges associated with developing, producing, marketing and selling services in the advanced technology industry, including Pasqal’s services, and Pasqal may not be able to resolve all of the difficulties that may arise in a timely or cost-effective manner, or at all. Pasqal may not be able to cost effectively manage production at a scale or quality consistent with customer demand in a timely or economical manner.

In order to meet the performance and other requirements of our future customers, Pasqal intends to continue to make significant investments to increase capacity and to develop and implement new technologies in its products and services. These technologies include hardware and infrastructure, cloud provisioning, software architecture and the team’s capacity to triage and provide direct support. Pasqal may not be successful in developing or implementing these technologies. In addition, as Pasqal’s business grows, it must continue to improve and expand its information technology infrastructure. It takes a significant amount of time to plan, develop and test improvements to Pasqal’s technologies and infrastructure, and we may not be able to accurately forecast demand or predict the results we will realize from such improvements.

Pasqal’s ability to scale is dependent also upon components it must source from multiple industries, including the electronics and laser systems industries., and shortages or supply interruptions in any of these components will adversely impact Pasqal’s ability to deliver revenues.

If large-scale development of Pasqal’s quantum computers commences, its computers may contain defects in design and manufacture that may cause them to not perform as expected or that may require repair and design changes. Pasqal’s quantum computers are inherently complex and incorporate technology and components that have not been used for other applications and that may contain defects and errors, particularly when first introduced. Pasqal has a limited frame of reference from which to evaluate the long-term performance of its computers. There can be no assurance that Pasqal will be able to detect and fix any defects in its quantum computers in a timely manner that does not disrupt its services to its customers or at all. If Pasqal’s technology fails to perform as expected, customers may seek out a competitor or turn away from quantum computing entirely, each of which could adversely affect Pasqal’s sales and brand and could adversely affect Pasqal’s business, prospects and results of operations. If defects in Pasqal’s technology lead to erroneous outputs, third parties relying on those outputs may draw from them erroneous conclusions, creating a risk that Pasqal will be liable to those third parties.

Furthermore, ongoing improvements to Pasqal’s infrastructure may be more expensive than Pasqal anticipates, and may not yield the expected savings in operating costs or the expected performance benefits. If Pasqal cannot evolve and scale its business and operations effectively, it may not be able to execute its business strategies in a cost-effective manner and its business, financial condition, profitability and results of operations could be adversely affected.

Pasqal may rely heavily on future collaborative partners.

Pasqal has entered into, and may enter into, strategic partnerships to develop and commercialize its current and future research and development programs with other companies to accomplish one or more of the following:

•        obtain expertise in relevant markets;

•        obtain sales and marketing services or support;

•        obtain equipment and facilities;

•        develop relationships with potential future customers; and

•        generate revenue.

Pasqal may not be successful in establishing or maintaining suitable partnerships, and Pasqal may not be able to negotiate collaboration agreements having terms satisfactory to Pasqal, or at all. Failure to make or maintain these arrangements or a delay or failure in a collaborative partner’s performance under any such arrangements could harm its business and financial condition.

Pasqal’s estimates of market opportunity and forecasts of market growth may prove to be inaccurate, and even if the market in which Pasqal competes achieves the forecasted growth, Pasqal’s business could fail to grow at similar rates, if at all.

Market opportunity estimates and growth forecasts, including those generated by Pasqal and those derived from market reports by leading research and consulting firms, are subject to significant uncertainty and are based on assumptions that may not prove to be accurate, as well as data published by third parties that Pasqal has not independently verified. The variables that go into the calculation of Pasqal’s market opportunity are subject to change over time, and there is no guarantee that any particular number or percentage of companies covered by its market opportunity estimates will purchase its products at all or generate any particular level of revenue for Pasqal. In addition, alternatives to quantum computing may present themselves and if they did, could substantially reduce the market for quantum computing services. Any expansion in Pasqal’s market depends on a number of factors, including the cost, performance, and perceived value associated with quantum computing solutions. The methodology and assumptions used to estimate market opportunities may differ materially from the methodologies and assumptions previously used to estimate total addressable market. Advances in classical computing may prove more robust for longer than currently anticipated. This could adversely affect the timing of any quantum advantage being achieved, if at all.

Pasqal’s success will depend upon its ability to expand, scale its operations and increase its sales capability. Even if the market in which Pasqal competes meets the size estimates and growth forecasted, Pasqal’s business could fail to grow at similar rates, if at all.

Moreover, because of Pasqal’s unique technology, Pasqal’s customers will require particular support and service functions, some of which are not currently available. If Pasqal experiences delays in adding such support capacity or servicing Pasqal customers efficiently, or experience unforeseen issues with the reliability of Pasqal’s technology, it could overburden Pasqal’s servicing and support capabilities. Similarly, increasing the number of Pasqal’s customers, products or services, for example by entering into government contracts and expanding to new geographies, has required and may continue to require Pasqal to rapidly increase the availability of these services. Failure to adequately support and service Pasqal’s customers may inhibit Pasqal’s growth and ability to expand computing targets globally.

There can be no assurance that Pasqal’s projections on which such targets are based will prove accurate or that the pace of growth will meet customer expectations. Failure to grow at rates similar to that of the quantum industry may adversely affect Pasqal’s operating results and ability to effectively compete within the industry.

Pasqal’s contracts with French governmental entities and the European Commission may subject Pasqal to regulatory and budgetary risks that could potentially impact its revenues and financial condition.

Our revenues may be derived from governmental contracts, including those with French and European public entities such as the Direction Générale de l’Armement and the European Commission.

These contracts are subject to specific regulations, public procurement processes, and budgetary constraints applicable to government customers. Any reduction, delay, suspension, or termination of these contracts, whether due to shifts in government priorities, changes in public budgets, administrative decisions, or increased regulatory standards, could potentially have an adverse impact on our revenues and financial results, and may negatively affect our ability to secure future governmental projects. As a result, our revenues may fluctuate depending on the timing, renewal, and performance under these government contracts.

Pasqal may not manage growth effectively.

Pasqal’s failure to manage growth effectively could harm its business, results of operations and financial condition. Pasqal anticipates that a period of significant expansion will be required to address potential growth. This expansion will place a significant strain on Pasqal’s management, operational and financial resources. For example, expansion of and upgrades to our facilities and systems is continual and ongoing, and we may not complete expansions and upgrades on terms originally anticipated, in a timely manner or at all, which could have a material impact on our business, financial condition or results of operations. Expansion will require significant cash investments and management resources and there is no guarantee that they will generate additional sales of Pasqal’s products or services, or that Pasqal will be able to avoid cost overruns or be able to hire additional personnel to support them. In addition, Pasqal will also need to ensure its compliance with regulatory requirements in various jurisdictions applicable to the sale, installation and servicing of its products. To manage the growth of its operations and personnel, Pasqal must establish appropriate and scalable operational and financial systems, procedures and controls and establish and maintain a qualified finance, administrative and operations staff. Pasqal may be unable to acquire the necessary capabilities and personnel required to manage growth or to identify, manage and exploit potential strategic relationships and market opportunities.

The hiring and retention of a highly qualified Chief Financial Officer (“CFO”) may be necessary for Pasqal’s future success.

Jean-Yves Quentel, the Chief Financial Officer of Pasqal, has informed the Company that he wishes to pursue other opportunities. Mr. Quentel will leave the Company by May 30, 2026 following the hiring of a Chief Financial Officer by the Company. The Company has already started its search for a new Chief Financial Officer. Mr. Quentel has agreed to continue assisting the Company on a part time basis until a new Chief Financial Officer is appointed in the event a new Chief Financial Officer is not hired by May 30, 2026.

Risks Related to Pasqal’s Business and Industry

Pasqal’s technical roadmap and plans for commercialization involves technology that is still under development and may not become available on the expected timeline or achieve the intended performance level.

Pasqal’s current and planned products are inherently complex and incorporate technology and components that have not been used for other applications and that may contain defects and errors, particularly when first introduced. Pasqal has a limited frame of reference from which to evaluate the long-term performance of its products and services and Pasqal may be unable to detect and fix any defects in its quantum computers or cloud services infrastructure prior to the sale of products or services to potential consumers. Pasqal’s products may contain defects in design, manufacturing and/or delivery that may cause them to fail to perform as expected or may require repair, recalls and/or design changes. These could be affected by infrastructure downtime either within Pasqal’s own service or because of third-party service providers on which Pasqal is dependent. If Pasqal’s products or services fail to perform as expected, customers may delay orders or terminate further orders, each of which could adversely affect Pasqal’s sales and brand and could adversely affect Pasqal’s business, prospects and results of operations.

If Pasqal cannot evolve and scale its business and operations effectively, Pasqal may not be able to execute its business strategies in a cost-effective manner and its business, financial condition, profitability and results of operations could be adversely affected.

Building quantum computers requires advances in both science and engineering, and Pasqal may not have the ability to deliver those advances. The markets in which Pasqal operates are still rapidly evolving and highly competitive and the impact of rapidly changing science and engineering technologies could have an impact on the delivery of Pasqal’s technical roadmap which means that future generations of products both in quantum and in gate model may be delayed or may never be delivered. If this happens, Pasqal’s technical roadmap may be delayed or may never be achieved, either of which would have a material impact on Pasqal’s business, financial condition or results of operations.

The quantum computing industry is competitive on a global scale and Pasqal may not be successful in competing in this industry or establishing and maintaining confidence in its long-term business prospects among current and future partners and customers. Additionally, competitive pressures may put pressure on our pricing, which may require us to reduce our pricing in order to provide competitively priced access to our products and services.

The markets in which Pasqal operates are fragmented by approach, rapidly evolving and highly competitive. As the marketplace continues to mature and new technologies and competitors enter, Pasqal expects competition to intensify. Pasqal’s current competitors include:

•        large, well-established tech companies that generally compete across Pasqal’s products, including Honeywell, Google, Microsoft, Amazon, and IBM;

•        large research organizations funded by sovereign nations such as China, Russia, Canada, Australia and the United Kingdom, and those in the European Union as of the date of this proxy statement/prospectus and Pasqal believes additional countries in the future;

•        less-established public and private companies with competing technology, including companies located outside the United States; and

•        new or emerging entrants seeking to develop competing technologies.

Many of Pasqal’s competitors have substantially greater brand recognition, customer and other third-party relationships, and financial, technical and other resources, including an experienced sales force and sophisticated supply chain management, including major distribution agreements with consultants, system integrators and resellers. They may be able to respond more quickly and effectively than Pasqal to new or changing opportunities, technologies, standards, customer requirements and buying practices or to cross-subsidize their quantum offerings from their other higher margin operations. In addition, many countries (in addition to France) are focused on developing quantum computing solutions either in the private or public sector and may subsidize quantum computers which may make it difficult for Pasqal to compete. Many of these competitors do not face the same challenges Pasqal does in growing its business. In addition, other competitors may be able to compete with Pasqal by bundling their other products or making acquisitions in a way that does not allow Pasqal to offer a competitive solution. Following such potential consolidations, companies may create more compelling product offerings and be able to offer more attractive pricing options, making it more difficult for us to compete effectively. Smaller or early-stage companies may also prove to be significant competitors, particularly if they pursue competing solutions through collaborative arrangements with large and established companies.

With the adoption of new technologies, such as AI and machine learning, and new market entrants, we expect competition to intensify in the future. For example, our competitors may more successfully incorporate AI into their products, gain or leverage superior access to certain AI technologies and achieve higher market acceptance of their AI solutions. In addition, as we continue to expand our focus into new use cases or other product offerings beyond software development teams, we expect competition to increase. Pricing pressures and increased competition generally could result in reduced sales, reduced margins, losses, or the failure of our products to achieve or maintain more widespread market acceptance, any of which could harm our business, results of operations and financial condition.

Our competitors have extensive experience in developing and protecting intellectual property and may develop and patent processes or products earlier than us, obtain regulatory approvals for competing products more rapidly than we are able to and develop more effective and less expensive products or technologies that would render our products non-competitive or obsolete. We may also face intellectual property litigation risks if competitors assert patents or other intellectual property rights that overlap with our technologies or product offerings.

Additionally, if Pasqal does not achieve its objectives in a timely manner, Pasqal may lose competitive positioning relative to other quantum computing companies, as well as competing technologies and alternative solutions. Because there are a large number of market participants, including certain sovereign nations (in addition to France), such as the United States, focused on developing quantum computing technology, Pasqal must dedicate significant resources to achieving any technical objectives on the timelines established by its management team. Any failure to achieve objectives in a timely manner could adversely affect Pasqal’s business, operating results and financial condition.

For all of these reasons, competition may negatively impact Pasqal’s ability to maintain and grow consumption of its platform or put downward pressure on its prices and gross margins, any of which could materially harm the reputation, business, results of operations, and financial condition of Pasqal.

Pasqal’s products and services are dependent upon its relationships with various third-party providers, including cloud providers and suppliers of specialized components such as laser systems, and any disruption of or interference with Pasqal’s use of such third parties would adversely affect Pasqal’s business, results of operations and financial condition.

Pasqal relies upon third parties to operate its platform, third-party facilities to house some of its systems, third parties to provide its services, and specialized components sourced from third-party providers, including laser system providers, to operate its business. Pasqal’s business is currently dependent upon its relationships with cloud providers (such as Google Cloud and Microsoft Azure) and producers of lasers. There are no assurances that Pasqal will be able to commercialize quantum computers from these relationships or without continued access to high-quality and reliable components and services from such providers.

Any disruption of or interference with Pasqal’s use of such third-party providers or locations, including extended outages, interruptions, or the unavailability of services on commercially reasonable terms, could adversely affect Pasqal’s business, results of operations and financial condition. Pasqal could experience delays in its ability to provide its solutions or run its business, increased expenses, interruptions in its ability to manage finances, and impairments in its processes for managing sales of its platform and supporting its customers until equivalent services, if available, are identified, obtained, and implemented. If Pasqal needs to transition to alternative providers, it may face difficulties securing providers on acceptable terms or with the capabilities required to support its systems. As Pasqal seeks to scale production to higher volumes, its reliance on these third-party providers may increase, and any failure to effectively manage its supply chain could limit its ability to meet customer demand and achieve its growth objectives.

Pasqal has experienced, and expects that it may experience, interruptions, delays and outages in service and availability due to a variety of factors, including infrastructure changes, human or software errors, hosting disruptions and capacity constraints, which may result from technical failures, natural disasters, fraud or security attacks. If Pasqal’s security, or that of its hosting provider, is compromised, or if Pasqal’s platform or products are unavailable or users are unable to use Pasqal’s products within a reasonable amount of time or at all, Pasqal’s business, results of operations and financial condition could be adversely affected. Pasqal’s ability to conduct security audits on its hosting provider is limited and its contracts do not contain strong indemnification terms in Pasqal’s favor. In some instances, Pasqal may not be able to identify or remedy the causes of these performance problems within a time period acceptable to customers, and it may become increasingly difficult to maintain and improve platform performance as products become more complex and usage increases. Any changes in service levels from Pasqal’s hosting providers may adversely affect its ability to meet customer requirements.

Pasqal’s cloud providers and certain suppliers, including laser producers, have internal or potential competing technologies and significant resources. There is a risk that such providers could use their control over public clouds or essential components to embed competing capabilities, bundle competing products, provide unfavorable pricing, leverage customer relationships to exclude Pasqal from opportunities, or treat Pasqal and its customers differently with respect to terms, conditions or regulatory requirements. These providers may also acquire or partner with competing technology providers and thereby accelerate adoption of competing technologies. All of the foregoing could make it difficult or impossible for Pasqal to provide products and services that compete favorably.

Pasqal currently relies on a limited number of specialized suppliers for critical components, including lasers used in its quantum processors. Partnerships with such suppliers could be terminated, may not scale as anticipated, or may not materialize at all. If Pasqal’s contractual and other business relationships with its third-party providers are terminated, suspended, or materially changed, including through the elimination of components or services on which Pasqal depends, Pasqal may be unable to provide its solutions at the same scale, experience significant delays, and incur additional expenses in transitioning to alternative providers.

Any of the foregoing circumstances may harm Pasqal’s reputation, cause customers to stop using its products, impair its ability to attract new customers and increase revenue from existing customers, subject Pasqal to financial penalties and liabilities under service level agreements, result in reduced use of its systems, increased expenses, and otherwise adversely affect Pasqal’s business, financial condition and results of operations.

Even if Pasqal is successful in developing quantum computing systems and executing its strategy, competitors in the industry may achieve technological breakthroughs which render its quantum computing systems obsolete or inferior to other products.

Pasqal’s continued growth and success depend on its ability to innovate and develop quantum computing technology in a timely manner and effectively market these products. Without timely innovation and development, Pasqal’s quantum computing solutions could be rendered obsolete or less competitive by changing customer preferences or because of the introduction of a competitor’s newer technologies. Pasqal believes that many competing technologies will require a technological breakthrough in one or more problems related to science, fundamental physics or manufacturing. While it is uncertain whether such technological breakthroughs will occur in the next several years that does not preclude the possibility that such technological breakthroughs could eventually occur. Any technological breakthroughs which render Pasqal’s technology obsolete or inferior to other products, could have a material effect on Pasqal’s business, financial condition or results of operations.

Pasqal’s revenue projections are dependent on its ability to sell the QPUs in a cost-competitive fashion in the market.

Pasqal’s revenue projections are dependent on its ability to sell the QPUs in a cost-competitive fashion in the market. These revenue projections are based on economies of scale due to demand for Pasqal’s computer systems, technological innovation and negotiations with third-party parts suppliers. If these revenue projections do not materialize, Pasqal’s quantum computing solution may become less competitive than those produced by its competitors, which could have a material effect on Pasqal’s business, financial condition or results of operations.

QPU contracts typically involve delivery and commissioning lead times of approximately two years following contract execution and receipt of payment. As a result of this extended timeline between receipt of customer payment and the ultimate transfer of the equipment, these contracts contain a significant financing component, requiring the transaction price to be adjusted by discounting at the prevailing market interest rate. We may need to identify solutions that can act as consistent sources of revenue or change our pricing model from time to time. As the market for our platform matures, or as competitors introduce new solutions that compete with ours, we may be unable to attract potential customers at the same prices or based on the same pricing models that we intend to implement. Our assessments of competitive pricing may not be accurate and we could be underpricing or overpricing our platform and services. Our limited history means we do not have long-term market data on the optimal method of pricing our products and services and maximizing the opportunities they represent. In addition, if the offerings on our platform or our services change, we may need to revise our pricing strategies. Any such changes to our pricing strategies or our ability to efficiently price our offerings could adversely affect our business, results of operations and financial condition. In addition, as we continue to expand internationally, we also must determine the appropriate pricing strategy to enable us to compete effectively internationally. Pricing pressures and decisions could result in reduced sales, reduced margins, losses or the failure of our products and services to achieve or maintain more widespread market acceptance, any of which could negatively impact our overall business, results of operations and financial condition. Moreover, larger companies and public sector organizations, which are a primary focus of our direct sales efforts, may demand substantial price concessions. As a result, we may be required to price below our targets in the future, which could adversely affect our revenue, gross margin, profitability, cash flows and financial condition.

The quantum computing industry is in its early stages and is volatile, and if it does not develop, if it develops slower than Pasqal expects, if it develops in a manner that does not require use of Pasqal’s products and services, if it encounters negative publicity or if Pasqal’s solution does not drive commercial engagement, the growth of Pasqal’s business will be harmed.

The market for quantum computers is still rapidly evolving, characterized by rapidly changing technologies, competitive pricing and competitive factors, evolving government regulation and industry standards, and changing customer demands and behaviors. If the market for quantum computers in general does not develop as expected, or develops more slowly than expected, Pasqal’s business, prospects, financial condition and operating results could be harmed. Pasqal has focused its efforts on the optimization market with its quantum computers, and in the near term expect its business to grow from this market. If optimization does not require quantum computing or if other classical or quantum solutions perform better than its products and services, Pasqal could see a decrease in customer uptake and revenue. In addition, Pasqal’s growth and future demand for Pasqal’s products is highly dependent upon the adoption by developers and customers of quantum computing, as well as on Pasqal’s ability to demonstrate the value of quantum computing to Pasqal’s customers. Delays in future generations of Pasqal’s quantum computers or technical failures at other quantum computing companies could limit market acceptance of Pasqal’s solution. Negative publicity concerning Pasqal’s solution or the quantum computing industry as a whole could limit market acceptance of Pasqal’s solution. While Pasqal believes quantum computing will solve many large-scale problems, Pasqal does not yet have evidence that quantum computers will be able to do so and such problems may never be solvable by quantum computing technology. If Pasqal’s customers do not perceive the benefits of Pasqal’s solution, or if Pasqal’s solution does not drive customer engagement, then Pasqal’s market may not develop at all, or it may develop more slowly than Pasqal expects. If any of these events occur, it could have a material adverse effect on Pasqal’s business, financial condition or results of operations. If progress towards “quantum advantage” (as described below) slows relative to expectations, it could adversely impact revenues and customer confidence to continue to pay for testing, access and “quantum readiness.” This would harm or even eliminate revenues in the period before quantum advantage.

If Pasqal’s products and services fail to deliver customer value to a broader range of customers than classical approaches, Pasqal’s business, financial condition and future prospects may be harmed.

“Quantum advantage” means the moment when a quantum computer can compute faster than existing classical computers, while quantum supremacy is achieved once quantum computers are powerful enough to complete calculations that traditional supercomputers cannot perform at all. Broad quantum advantage is when quantum advantage is seen in many applications and developers prefer quantum computers to a traditional computer. No current quantum computers, including Pasqal’s quantum hardware, have reached a broad quantum advantage, and they may never reach such advantage. Achieving a broad quantum advantage will be critical to the success of any quantum computing company, including Pasqal. However, achieving quantum advantage would not necessarily lead to commercial viability of the technology that accomplished such advantage, nor would it mean that such system could outperform classical computers in tasks other than the one used to determine a quantum advantage. Other companies, including some of Pasqal’s customers, are working on classical approaches that target similar use cases, increasing competition and risk of not capturing market share. As quantum computing technology continues to mature, broad quantum advantage may take decades to be realized, if ever. If Pasqal cannot develop quantum computers that have quantum advantage, customers may not continue to purchase its products and services. If customers decide to wait until broad quantum advantage is reached, this could impair the growth of Pasqal’s business. If other companies’ quantum computers reach a broad quantum advantage prior to the time Pasqal’s reaches such capabilities, it could lead to a loss of customers. If any of these events occur, it could have a material adverse effect on Pasqal’s business, financial condition or results of operations.

Since quantum computing is a new form of computing, some customers may want to understand the details of how Pasqal’s products operate. However, because this is proprietary and trade secret information Pasqal cannot or may not want to share and Pasqal may lose customers as a result.

Pasqal could suffer disruptions, outages, defects and other performance and quality problems with its quantum computing systems, its production technology partners or with the public cloud, data centers and internet infrastructure on which it relies. Real or perceived errors, disruptions, outages, defects and other performance and quality problems in Pasqal’s products and services could materially and adversely affect its operating results, financial condition and growth prospects.

Pasqal’s business depends on its quantum computing systems to be available. Pasqal has experienced, and may in the future further experience, disruptions, outages, defects and other performance and quality problems with its systems. Pasqal has also experienced, and may in the future further experience, disruptions, outages, defects and other performance and quality problems with the public cloud and internet infrastructure on which its systems rely. These problems can be caused by a variety of factors, including failed introductions of new functionality, vulnerabilities and defects in proprietary and open-source software, hardware components, human error or misconduct, capacity constraints, design limitations or denial of service attacks or other security-related incidents. Pasqal does not have a contractual right with its public cloud providers that compensates it for any losses due to availability interruptions in the public cloud.

Any real or perceived disruptions, outages, defects and other performance and quality problems with Pasqal’s quantum computing system or with the public cloud and internet infrastructure on which it relies, could result in reduced use of Pasqal’s systems, increased expenses, including service credit obligations, and harm to the Pasqal brand and reputation, any of which could have a material adverse effect on Pasqal’s business, financial condition and results of operations.

Pasqal’s products may not achieve market success, but will still require significant costs to develop.

Pasqal believes that it must continue to dedicate significant resources to its research and development efforts before knowing whether there will be market acceptance of its quantum computing technologies. Furthermore, the technology for Pasqal’s products is new, and the performance of these products is uncertain. Pasqal’s quantum computing technologies could fail to attain sufficient market acceptance, if at all, for many reasons, including:

•        pricing and the perceived value of Pasqal’s systems relative to its cost;

•        delays in releasing quantum computers with sufficient performance and scale to the market;

•        failure to produce products of consistent quality that offer functionality comparable or superior to existing or new products;

•        ability to produce products fit for their intended purpose;

•        failures to accurately predict market or customer demands;

•        defects, errors or failures in the design or performance of Pasqal’s quantum computing system;

•        negative publicity about the performance or effectiveness of Pasqal’s system;

•        strategic reaction of companies that market competitive products; and

•        the introduction or anticipated introduction of competing technology.

To the extent Pasqal is unable to effectively develop and market a quantum computing system to address these challenges and attain market acceptance, its business, operating results and financial condition may be adversely affected.

Pasqal is highly dependent on its ability to attract and retain senior executive leadership and other key employees, such as quantum physicists, software engineers and other key technical employees, and on effective succession planning and the transfer of knowledge among key scientific, technical and managerial personnel. If Pasqal fails to retain talented, highly qualified senior management, engineers and other key employees or attract them when needed, or fails to ensure smooth leadership transitions, such failure could negatively impact its business.

Pasqal’s future success is highly dependent on its ability to attract and retain its executive officers, key employees and other qualified personnel. As Pasqal builds its brand and becomes more well known, there is increased risk that competitors or other companies may seek to hire Pasqal’s personnel. The loss of the services provided by these individuals will adversely impact the achievement of Pasqal’s business strategy. These individuals could leave Pasqal’s employment at any time, as they are “at will” employees. A loss of a member of senior management, or an engineer or other key employee particularly to a competitor, could also place Pasqal at a competitive disadvantage. Effective succession planning is also important to Pasqal’s long-term success. Failure to ensure effective transfer of knowledge and smooth transitions involving key employees could hinder the company’s strategic planning and execution.

Pasqal’s future success also depends on its continuing ability to attract, develop, motivate, and retain highly qualified and skilled employees. The market for highly skilled workers and leaders in the quantum computing industry is extremely competitive. In particular, hiring qualified personnel specializing in supply chain management, engineering and sales, as well as other technical staff and research and development personnel is critical to Pasqal’s business and the development of its quantum computing systems. Some of these professionals are hard to find and Pasqal may encounter significant competition in its efforts to hire them. Many of the other companies with which Pasqal competes for qualified personnel have greater financial and other resources than it does. The effective operation of Pasqal’s supply chain, including the acquisition of critical components and materials, the development of its quantum computing technologies, the commercialization of its quantum computing technologies and the effective operation of its managerial and operating systems all depend upon Pasqal’s ability to attract, train and retain qualified personnel in the aforementioned specialties. Additionally, changes in immigration and work permit laws and regulations or the administration or interpretation of such laws or regulations could impair Pasqal’s ability to attract and retain highly qualified employees. If Pasqal cannot attract, train and retain qualified personnel in this competitive environment, it may experience delays in the development of its quantum computing technologies and be otherwise unable to develop and grow its business as projected, or even at all.

Pasqal’s future growth and success depend on its ability to sell effectively to customers.

Pasqal’s future growth and success depend on its ability to sell effectively to its customers. Pasqal’s potential customers tend to be large companies and public sector customers. Therefore, Pasqal’s future success will depend on its ability to effectively sell its products to such large companies and public sector customers. Sales to these end-customers involve risks that may not be present (or that are present to a lesser extent) with sales to smaller customers. These risks include, but are not limited to, (i) increased purchasing power and leverage held by public sector customers and large customers in negotiating contractual arrangements with Pasqal and (ii) longer sales cycles and the associated risk that substantial time and resources may be spent on a potential end-customer that elects not to purchase Pasqal’s solutions. Public sector customers and large organizations often undertake a significant evaluation process that results in a lengthy sales cycle. In addition, product purchases by public sector customers and large organizations are frequently subject to budget constraints, multiple approvals and unanticipated administrative, processing and other delays. In the future, we may be required to increase our marketing spend to sell effectively to customers.

Additionally, changes in government spending could have adverse consequences on Pasqal’s financial position, results of operations and business. Pasqal’s anticipated future revenues from the government result from contracts awarded under various government programs. Significant reduction in government spending could have long-term consequences to our financial results and operations. In addition, changes in government priorities and requirements could impact the funding, or the timing of funding, of our programs, which could negatively impact our results of operations and financial condition.

Finally, public sector customers and large organizations typically have longer implementation cycles, require greater product functionality and scalability, require a broader range of services, demand that vendors take on a larger share of risks, require acceptance provisions that can lead to a delay in revenue recognition and expect greater payment flexibility. All of these factors can add further risk to business conducted with these potential customers.

Pasqal may not be able to accurately estimate the future supply and demand for its quantum computers, which could result in a variety of inefficiencies in its business and hinder its ability to generate revenue. If Pasqal fails to accurately predict its manufacturing requirements, it could incur additional costs or experience delays.

It is difficult to predict Pasqal’s future revenues and appropriately budget for its expenses, and Pasqal may have limited insight into trends that may emerge and affect its business. Pasqal anticipates being required to provide forecasts of its demand to its current and future suppliers prior to the scheduled delivery of products to potential customers. Currently, there is no historical basis for making judgments on the demand for Pasqal’s quantum computers or its ability to develop, manufacture, and deliver quantum computers, or Pasqal’s profitability, if any, in the future.

If Pasqal overestimates its requirements, its suppliers may have excess inventory, which indirectly would increase its costs. If Pasqal underestimates its requirements, its suppliers may have inadequate inventory, which could interrupt manufacturing of its products and result in delays in shipments and revenues. In addition, lead times for materials and components that Pasqal’s suppliers order may vary significantly and depend on factors such as the specific supplier, contract terms and demand for each component at a given time. If Pasqal fails to order sufficient quantities of product components in a timely manner, the delivery of quantum computers and related compute time to its potential customers could be delayed, which would harm its business, financial condition and operating results.

Pasqal’s ability to scale its operations and meet customer demand for its QPUs is dependent on having adequate manufacturing facilities. Pasqal’s current facilities may not provide sufficient space to support the production volumes required to accommodate a growth in demand. The assembly, calibration, and testing of QPUs requires specialized environments with precise environmental controls, and expanding or reconfiguring Pasqal’s facilities to increase production capacity may involve significant time, capital expenditure, and operational disruption. If Pasqal is unable to secure additional space on acceptable terms, or if there are delays in constructing, equipping, or qualifying new or expanded facilities, Pasqal may be unable to manufacture QPUs in the quantities or on the timelines required by its customers.

Pasqal’s deployment cost estimates are highly sensitive to a range of economic factors, and Pasqal’s ability to control or manage our costs may be limited.

Capital and operating costs for the foreseeable future, are difficult to project, inherently variable and are subject to significant change based on a variety of factors including regulatory oversight, operating agreements, supply chain availability, inflation and other factors The commercial viability of Pasqal’s quantum computing systems depends in part on its ability to reduce the cost of developing, manufacturing and operating its quantum processing units and related infrastructure. Achieving such cost reductions will require continued technological improvements, industrialization efforts and process optimization, which may not occur as expected or withing the anticipated timeframe. If Pasqal is unable to reduce these costs sufficiently, the adoption of its quantum computing solutions and its ability to achieve profitable operations could be affected. While we believe our cost estimates are reasonable, they may increase significantly through design maturity, when accounting for supply chain availability or as a result of other factors. To the extent cost reductions in these areas are not achieved within the expected timeframe or magnitude, our products, may not be cost competitive with alternative technologies, which may have a material adverse effect on our business prospects, financial condition, results of operations and cash flows and could harm our reputation.

In the future Pasqal may be required to record significant charges for impairment of its long-lived assets, other assets or investments.

An adverse change in market conditions, including a negative change to Pasqal’s position in the market or lack of growth in demand for Pasqal’s products could be considered to be an impairment triggering event. Such changes in the future could impact valuation assumptions relating to the recoverability of assets and may result in impairment charges to Pasqal’s long-lived assets, other assets or investments, which would have a negative impact on Pasqal’s operating results and harm Pasqal’s business.

There are inherent uncertainties in management’s estimates, judgments and assumptions used in assessing recoverability of intangible and other long-lived assets. Any material changes in key assumptions, including failure to meet business plans, a deterioration in the U.S. and global financial markets, an increase in interest rates or an increase in the cost of equity financing by market participants within the industry or other unanticipated events and circumstances, may decrease Pasqal’s projected cash flows or increase discount rates and could potentially result in an impairment charge. From time to time, Pasqal may be required to record a significant charge to earnings in Pasqal’s consolidated financial statements during the period in which any impairment of Pasqal’s long-lived assets is determined, which might have a materially adverse impact on Pasqal’s business operations and Pasqal’s financial position or results of operations.

Pasqal’s quantum computing systems may not be compatible with some or all industry-standard software and hardware in the future, which could harm its business.

Pasqal’s quantum computing systems may not be compatible with some or all industry-standard software and hardware in the future, its business could be harmed. Pasqal has focused its efforts on creating quantum computing hardware, the operating system for such hardware and a suite of software programs that optimize execution of quantum algorithms on its hardware. If a proprietary (not open source) software toolset became the standard for quantum application development in the future by a competitor, usage of Pasqal hardware might be limited as a result which would have a negative impact on Pasqal. Similarly, if a piece of hardware became a necessary component for quantum computing (for instance, quantum networking) and Pasqal cannot integrate with it, the result might have a negative impact on Pasqal. If Pasqal’s customers are unable to achieve compatibility between other software and hardware and Pasqal’s hardware, it could impact Pasqal’s relationships with such customers or with customers, generally, if the incompatibility is more widespread. In addition, the mere announcement of an incompatibility problem relating to Pasqal’s products with higher level software tools could cause Pasqal to suffer reputational harm and/or lead to a loss of customers. Any adverse impacts from the incompatibility of Pasqal’s quantum computing solutions could adversely affect Pasqal’s business, operating results and financial condition.

Pasqal’s operations are subject to a variety of cybersecurity, physical hardware, and human-related security risks that could result in significant operational disruption, financial loss, legal liability, or reputational harm.

Pasqal’s operations rely on information technology systems for the use, storage and transmission of sensitive and confidential information with respect to Pasqal’s customers, Pasqal’s customers’ customers, Pasqal’s employees and other third parties. Cyberattacks and other malicious internet-based activity continue to increase, and cloud-based platform providers of products and services, such as Pasqal, have been and are expected to continue to be targeted by sophisticated hackers and cybercriminals, including nation-state and nation-state-supported actors, who employ advanced techniques such as social engineering (phishing), automated attacks (including denial-of-service attacks), malicious code (including viruses and worms), ransomware, and employee theft or misuse, which may evade detection for extended periods. Due to Pasqal’s use of third-party cloud infrastructure, Pasqal depends in part on third-party security measures to protect against cybersecurity-related attacks. Despite efforts to create security barriers, it is not feasible for Pasqal to entirely mitigate these risks, as the techniques used to obtain unauthorized access to or compromise of systems change frequently. A breach of Pasqal’s networks, or those of its service providers or vendors, could result in unauthorized access to, use of, loss of, or unauthorized disclosure of sensitive and confidential information, including personal information, and disruption of business operations.

Pasqal’s quantum processing units are highly complex and sensitive systems, and damage to a QPU, whether caused by a malicious actor or accident, could result in significant repair or replacement costs, project delays, and inability to meet customer commitments. Equipment failures affecting Pasqal’s information technology infrastructure could result in the unavailability of critical data and systems and disruption of operations, and potentially lead to the loss or unauthorized disclosure of confidential company or customer information.

Additionally, Pasqal’s operations may be adversely affected by employee negligence, misconduct, or insider threats. Employees or contractors with access to sensitive systems, intellectual property, or confidential data may, whether intentionally or inadvertently, cause security breaches, damage to equipment, or unauthorized disclosure of proprietary information.

Many governments, including the French government and the European Commission, have enacted laws requiring companies to provide notice of data security incidents involving certain types of personal data, and some of Pasqal’s customers require notification of data security breaches. Security compromises experienced by Pasqal, its competitors, or its customers may lead to public disclosures and negative publicity, harm Pasqal’s reputation, erode confidence in its security measures, negatively affect its ability to attract new customers, encourage customers to restrict use of its platform or not renew subscriptions, or subject Pasqal to lawsuits, regulatory fines or other liability.

Pasqal’s existing general liability insurance coverage and coverage for cyber liability or errors or omissions may not continue to be available on acceptable terms or in sufficient amounts to cover one or more large claims, and Pasqal’s insurer may deny coverage with respect to future claims. The successful assertion of one or more large claims that exceed available insurance coverage, or changes in Pasqal’s insurance policies, including premium increases or the imposition of large deductibles or co-insurance requirements, would harm Pasqal’s business.

Any of the foregoing risks, individually or in combination, could materially adversely affect Pasqal’s business, financial condition, and results of operations.

Unfavorable conditions in the quantum computing industry or the global economy, including uncertain geopolitical conditions, could limit Pasqal’s ability to grow Pasqal’s business and negatively affect Pasqal’s results of operations.

Unfavorable conditions in the quantum computing industry or the global economy, could limit Pasqal’s ability to grow its business and negatively affect its results of operations. Pasqal’s results of operations may vary based on the impact of changes in its industry or the global economy on the company or its customers and potential customers. Negative conditions in the general economy both in the United States, France and in other countries, including conditions resulting from changes in gross domestic product growth, inflation, financial and credit market fluctuations, tightening of the credit markets, including as a result of bank failures and any resulting issues in the broader U.S., European or global financial system, any higher interest rates, recessions, international trade relations, political turmoil, natural catastrophes, warfare, and terrorist attacks, could negatively impact Pasqal’s business, financial condition, results of operation, and liquidity or cause a decrease in business investments, including the progress on development of quantum technologies, and negatively affect the growth of Pasqal’s business. Similarly, geopolitical tensions in and around Ukraine, the Middle East and other areas of the world, including the conflict in the Middle East arising from strikes by Israel and the U.S. on Iran that began on February 28, 2026, the ensuing multi-week armed conflict involving retaliatory Iranian missile and drone strikes across the region, the resumption of the Israel-Hezbollah conflict in Lebanon, and the effective closure of the Strait of Hormuz, have created extreme volatility in the global capital markets and are expected to have further global economic consequences, including disruptions of the global supply chain and energy markets. Although a conditional ceasefire was announced on April 8, 2026, the situation remains unresolved. The ceasefire has been tested by further exchanges of fire, negotiations remain ongoing, and traffic through the Strait of Hormuz has not fully resumed. Any breakdown of the ceasefire, resumption of hostilities or further acts of war, terror, or responses to each could result in similar or increased impacts on the global economy. Increased inflation rates can adversely affect Pasqal by increasing Pasqal’s costs, including labor and employee benefit costs. In addition, higher inflation also could increase Pasqal’s customers’ operating costs, which could result in reduced budgets for Pasqal’s customers and potentially less demand for Pasqal’s quantum software products and the development of quantum technologies. Any significant increases in inflation and related increase in interest rates could have a material adverse effect on Pasqal’s business, results of operations and financial condition.

The occurrence of adverse events, cancellations of significant projects, delays in project timelines, adjustments in cost structures, and other negative developments announced by competitors could have an impact on Pasqal’s operations, financial performance, and future prospects.

The occurrence of newsworthy events in the quantum computing industry as a whole, including, but not limited to, the delay of major projects, inflated cost adjustments, fluctuations in product pricing strategies, cancellations of public offerings, customer withdrawals, or disruptions in supply chain may adversely affect Pasqal’s business in several ways, including:

•        Negative news or events associated with industry peers may lead to decreased investor confidence in the sector, which could impact the broader stock market performance of companies operating within the industry, including Pasqal. This could result in fluctuations or declines in Pasqal’s stock price irrespective of Pasqal’s internal performance.

•        Adverse events involving Pasqal’s competitors may alter the competitive landscape, affecting market share dynamics, pricing strategies, and overall positioning within the industry. This could impact Pasqal’s ability to retain or expand Pasqal’s market presence.

•        Changes in market dynamics influenced by competitors’ actions, such as inflated cost adjustments or potential cancellations, could have ripple effects on Pasqal’s financial stability and profitability, influencing Pasqal’s financial metrics and potentially impacting investor perceptions.

While Pasqal implements risk mitigation strategies, there is no guarantee that Pasqal will be insulated from the adverse effects of such events and the occurrence of any of these events could negatively impact Pasqal’s business operations and financial condition.

Pasqal’s operations, business, customers and partners could be adversely affected by climate change and related environmental sustainability matters.

There are increasing and rapidly evolving concerns over the risks of climate change and related environmental sustainability matters. Pasqal’s operations, business, customers and partners could be adversely affected by climate change. The physical risks of climate change include rising average global temperatures, rising sea levels and an increase in the frequency and severity of extreme weather events and natural disasters. Such events and disasters could disrupt Pasqal’s operations or the operations of customers or third parties on which Pasqal relies and could result in market volatility. Additionally, Pasqal may face risks related to the transition to a low-carbon economy. Pasqal could experience increased expenses resulting from strategic planning, litigation and changes to Pasqal’s technology, operations, products and services, access to energy and water, as well as reputational harm as a result of negative public sentiment, regulatory scrutiny and reduced stakeholder confidence, due to Pasqal’s response to climate change or real or perceived vulnerability to climate change-related risks. Changes in consumer preferences, travel patterns and legal requirements could increase expenses or otherwise adversely impact Pasqal’s business, customers and partners.

Government actions and regulations, such as tariffs and trade protection measures, may limit Pasqal’s ability to obtain products from its suppliers or sell its products and services to customers.

Changes to trade policies, including tariff rates and customs duties, by the United States, France and other countries in which Pasqal’s suppliers are located could adversely impact Pasqal’s business. Tariffs or other trade restrictions imposed on components sourced from Pasqal’s suppliers could increase Pasqal’s costs and adversely affect its margins. In addition, tariffs imposed on Pasqal’s QPUs and other products entering the U.S. could require Pasqal to adjust its pricing, which may reduce demand or compress its margins. There is also a possibility of future tariffs, trade protection measures or other restrictions imposed on its products or on its customers by the U.S. or other countries that could have a material adverse effect on its business. Pasqal cannot predict what actions may ultimately be taken with respect to tariffs or international trade policies, and any such actions could materially and adversely affect Pasqal’s business, liquidity, financial condition and/or results of operations.

In reaction to new trade and geopolitical circumstances, the EU and its member states, including France, are already changing their traditionally open trade policies in order to provide more support to their sovereign interests (see the draft EU Industrialisation Accelerating Act although in its current version this project would not impact Pasqal). It is not possible to discard that such reorientation might become more aggressive in the future. In addition, should Pasqal’s technology become important for military and internal security purposes, the French government could envisage limiting the use of this technology in non-amicable countries, for instance via a strict application of export control rules. Such changes, if they materialize, could adversely affect Pasqal’s business, liquidity, financial conditions, and/or results of operations.

Acquisitions, divestitures, strategic investments and strategic partnerships could disrupt Pasqal’s business and harm its financial condition and operating results.

Pasqal may pursue growth opportunities by acquiring complementary businesses, solutions or technologies through strategic transactions, investments or partnerships. As an early-stage company, Pasqal may enter into certain of these transactions which, while potentially less profitable, may nevertheless be of strategic value and provide important opportunities for visibility and market positioning. The identification of suitable candidates for such transactions can be costly and time consuming and can distract Pasqal’s management team from its current operations. To the extent Pasqal chooses to pursue such transactions, it may be unable to consummate them on favorable terms. The success of such transactions will depend, in part, on a variety of factors, including Pasqal’s ability to obtain debt or equity financing on acceptable terms and requisite governmental approvals. If Pasqal is unable to obtain such financing on terms favorable to it or at all, such transactions may adversely affect its liquidity and capital structure.

Any strategic transaction might not strengthen Pasqal’s competitive position, may increase some of its risks, and may be viewed negatively by its customers, partners or investors. Even if Pasqal successfully completes a strategic transaction, it may not be able to effectively integrate the acquired business, technology, systems, control environment, solutions, personnel or operations into its business. Pasqal may experience unexpected changes in how it is required to account for strategic transactions pursuant to IFRS and may not achieve the anticipated benefits of any strategic transaction. Pasqal cannot provide assurances that the anticipated strategic benefits of these transactions will be realized in the long term or at all. Further, Pasqal may fail to identify or assess the magnitude of certain liabilities, shortcomings or other circumstances prior to entering into such transactions. Pasqal may incur unexpected costs, claims or liabilities during the transaction or assume them from the acquired company, or may discover adverse conditions post-acquisition for which it has limited or no recourse. Pasqal may not obtain sufficient warranties, indemnities, insurance or other protections, which could result in unexpected litigation or regulatory exposure, unfavorable accounting treatment, unexpected increases in taxes, a loss of anticipated tax benefits or other adverse effects on Pasqal’s business, operating results or financial condition. Additionally, some warranties and indemnities may give rise to unexpected and significant liabilities.

Pasqal’s facilities or operations could be damaged or adversely affected as a result of prolonged power outages, natural disasters and other catastrophic events.

Pasqal’s facilities or operations could be adversely affected by events outside of its control, such as natural disasters, and other calamities. Pasqal cannot assure you that any backup systems will be adequate to protect it from the effects of fire, floods, typhoons, earthquakes, power loss, telecommunications failures, break-ins, war, riots, terrorist attacks or similar events. Any of the foregoing events may give rise to interruptions, breakdowns, system failures, technology platform failures or internet failures, which could cause delays in development and fabrication, the loss or corruption of data or malfunctions of software or hardware as well as adversely affect Pasqal’s ability to provide services.

Pasqal’s use of generative artificial intelligence (“AI”) tools may pose risks to Pasqal’s proprietary software and systems and subject Pasqal to legal liability.

Pasqal uses generative AI tools in its business, and expects to use generative AI tools in the future, for various internal and external uses. Generative AI refers to deep-learning models that can generate new data, such as text, images and other content, by analyzing and emulating existing data. Advanced generative AI tools, which may produce content indistinguishable from that generated by humans, are a relatively novel development, with benefits, risks and liabilities still unknown. Recent decisions of governmental entities and courts (such as the U.S. Copyright Office, U.S. Patent and Trademark Office and U.S. Court of Appeals for the Federal Circuit) interpret U.S. copyright and patent law as limited to protecting works and inventions created by human authors and inventors, respectively. Pasqal is therefore unlikely to be able to obtain U.S. copyright or patent protection for works or inventions wholly created by a generative AI tool, and Pasqal’s ability to obtain U.S. copyright and patent protection for source code, text, images, inventions, or other materials, which are developed with some use of generative AI tools, may be limited, if available at all. Likewise, the availability of such IP protections in other countries is unclear. In addition, Pasqal may have little or no insight into and no control over the content and materials used by vendors to train these generative AI tools. There is ongoing litigation over whether the use of copyrighted materials to train the AI models used in these tools is lawful, and the impact of decisions in such litigation on Pasqal’s use of generative AI tools is unknown. Additionally, Pasqal’s use of third-party generative AI tools to develop source code, text, images, inventions, or other materials may expose Pasqal to greater risks than utilizing contracted human developers, as third-party generative AI vendors typically do not provide warranties or indemnities with respect to the output generated by such generative AI tools, and generative AI tools may also hallucinate, providing output that appears correct but is erroneous.

Additionally, while Pasqal employs practices designed to evaluate, track and mitigate risk around Pasqal’s use of third-party generative AI tools, Pasqal’s use of such tools may inadvertently violate a third party’s rights, be non-compliant with the applicable terms of use or Pasqal’s other legal obligations, or result in a security or privacy risk or data leakage. Pasqal’s use of this technology could result in additional compliance costs, regulatory investigations and actions, and lawsuits. For example, Pasqal may face claims from third parties claiming infringement of their intellectual property rights or mandatory compliance with open-source software or other license terms with respect to software or other materials or content Pasqal believed to be available for use and not subject to license terms or other third-party proprietary rights. Any of these claims could result in legal proceedings and could require Pasqal to purchase costly licenses, comply with the requirements of third-party licenses, or limit or cease using the implicated software or other materials or content, unless and until Pasqal can re-engineer such software, materials or content to avoid infringement or change the use of, or remove, the implicated third-party materials, which could reduce or eliminate the value of Pasqal’s technologies and services. Pasqal’s use of generative AI tools to generate code may also present additional security risks because the generated source code may contain security vulnerabilities. Additionally, the vendors of these generative AI tools may fail to comply with their contractual obligations to Pasqal regarding the confidentiality or security of any data or other inputs provided to such vendor or outputs generated by their generative AI tools. Pasqal’s sensitive information or that of Pasqal’s customers could be leaked, disclosed, or revealed as a result of or in connection with Pasqal’s employees’, personnel’s or vendors’ use of third-party generative AI technologies.

Pasqal relies on funding and financial contributions from contracts with the public sector, including the governments in Europe, Canada and South Korea.

Historically, Pasqal has derived a portion of its revenue and financial contributions from the European, Canadian and South Korean governments and government agencies. Pasqal believes that the success and growth of our business for the foreseeable future will depend, in part, on its ability to win government contracts, grants and loans, and to attract repayable or non-repayable contributions from various government agencies.

These grants are typically evaluated on an annual or project basis, based on prevailing local regulations and policies, and are thus non-recurring in nature. Consequently, there is no guarantee that Pasqal will continue receiving or benefiting from them in the future and it is also challenging for Pasqal to predict the amounts of future grants. Under the terms and conditions of the government grants received and anticipated to be received, in some the cases, the Company is required to meet certain requirements such as achievement of employment targets and execution of committed investment expenditures. There can be no assurance that Pasqal will be able to fully satisfy these conditions or perform such obligations, and it is possible that regulatory authorities may discontinue such grants or require Pasqal to repay part or all of the government grants Pasqal previously received. Any reduction, cancellation, or repayment resulting from Pasqal’s failure to perform such obligations could adversely affect Pasqal’s business, financial condition, and results of operations.

Many of our government customers and many government funding programs are subject to budgetary constraints and our continued performance under these contracts, or award of additional contracts from these agencies, could be jeopardized by spending reductions or budget cutbacks at these agencies.

A significant decline in government expenditures generally, or with respect to programs for which Pasqal provides products and/or services, could adversely affect its business and prospects. Pasqal’s operating results may also be negatively impacted by other developments that affect these government programs generally, including the following:

•        changes in government programs that are related to Pasqal’s products and services or the funding R&D or related commercialization supports;

•        changes in the availability of, or ability to qualify for, R&D tax credits, such as through the Government of Canada’s Scientific Research and Experimental Development program;

•        adoption of new laws or regulations relating to government contracting or changes to existing laws or regulations;

•        changes in political or public support for security and defense programs;

•        public sentiment regarding economic nationalism and protectionism;

•        delays or changes in the government appropriations and budget process;

•        ability to comply with existing and new or modified laws and regulations applicable to its business;

•        uncertainties associated with the current global threat environment and other geo-political matters; and

•        delays in the payment of our invoices by government payment offices.

These developments and other factors could cause governmental agencies to reduce their purchases under existing contracts, to exercise their rights to terminate contracts at-will or to abstain from renewing contracts or entering into new contracts, any of which would cause Pasqal’s revenue to decline and could otherwise harm Pasqal’s business, financial condition and results of operations. Similarly, these developments and other factors could lead to a reduction in available funding under repayable or non-repayable contributions agreements or tax credits under public sector programs.

Risks Related to Pasqal’s International Expansion and Future Operations

Because Pasqal’s success depends, in part, on its ability to expand sales internationally, its business is susceptible to risks associated with international operations.

Pasqal currently maintains offices and/or has personnel in the United States, France, Saudi Arabia, Canada and South Korea and expects to continue to expand its international operations by developing its sales and operational presence in additional jurisdictions. Pasqal cannot be certain that the investment and resources required to establish and expand operations in other countries will produce desired levels of revenue or profitability, and its limited experience in marketing, selling and supporting its platform outside of its existing markets increases the risk that such expansion efforts will not be successful.

Conducting international operations subjects Pasqal to a variety of risks, some of which it has not generally faced in its existing markets, including:

•        lack of familiarity with, and the burdens of complying with, foreign laws, legal standards, privacy and cybersecurity requirements, tariffs and other barriers, and the risk of penalties to Pasqal, its customers or its employees if its practices are deemed non-compliant;

•        practical difficulties in enforcing intellectual property rights and reduced or varied protection for such rights in certain jurisdictions;

•        evolving legal and regulatory frameworks for privacy and cybersecurity, which may require the establishment of local data storage systems, additional data centers and network infrastructure, and locally compliant documentation, resulting in substantial expense and diversion of resources;

•        unexpected changes in regulatory requirements, taxes, trade laws, tariffs, export quotas, customs duties and other trade restrictions;

•        difficulties in managing systems integrators, partners and international operations, including staffing challenges, differing employment laws and classification requirements;

•        increased or unexpected supply chain challenges or delays and differing technology standards;

•        different pricing environments, longer sales cycles, extended payment cycles and difficulties in collecting accounts receivable;

•        increased financial reporting and accounting burdens and complexities;

•        increased costs associated with recruiting and retaining employees, including highly skilled personnel, and regulatory restrictions and legal costs associated with issuing equity compensation in certain jurisdictions;

•        global political and regulatory changes, including restrictions on immigration and travel;

•        fluctuations in exchange rates and foreign exchange controls that may reduce the value of foreign revenue or increase operating costs;

•        global public health threats and geopolitical events, including tensions in and around Ukraine and the Middle East, including the escalation of conflict and hostilities in connection with strikes by Israel and the U.S. on Iran that began on February 28, 2026 and related retaliatory attacks, which could adversely affect Pasqal’s operations in the Middle East;

•        potentially adverse tax consequences, including value added tax regimes, transfer pricing requirements and restrictions on the repatriation of earnings;

•        permanent establishment risks and complexities related to payroll, tax and social security obligations; and

•        protectionist laws and business practices that favor local businesses, price controls, and restrictions on the export or import of technology.

Operating internationally also requires significant management attention and financial resources, and Pasqal may be unable to effectively engage with customers in international markets due to limited sales force capacity. Compliance with applicable laws and regulations increases the cost of doing business, and Pasqal may be unable to keep pace with regulatory changes. In addition, in many countries it is common for others to engage in business practices that are prohibited by Pasqal’s internal policies or applicable laws. Although Pasqal has implemented policies and procedures designed to ensure compliance, there can be no assurance that its employees, contractors, partners and agents will comply with such laws and policies. Violations could result in delays in revenue recognition, financial reporting misstatements, enforcement actions, reputational harm, disgorgement of profits, fines, civil and criminal penalties, damages, injunctions or restrictions on the importation or exportation of its solutions.

From time to time, Pasqal may evaluate the performance of its subsidiaries and consider strategic alternatives, including restructuring or wind-down of certain operations. Its international operations are conducted through subsidiaries subject to the laws of multiple jurisdictions, including local insolvency and creditor protection regimes that differ from those in the United States. If any such subsidiary becomes subject to insolvency or similar proceedings, Pasqal’s ability to direct or influence the outcome may be limited, and such proceedings could give rise to claims by creditors or other third parties, result in costly litigation or regulatory actions, divert management’s attention and lead to adverse publicity. While Pasqal does not believe any current subsidiary insolvency proceeding will have a material adverse effect, there can be no assurance that such proceedings will be resolved without adverse consequences or that additional claims will not be asserted.

If Pasqal is unable to successfully manage these risks and challenges, its business, financial condition, revenues, results of operations and cash flows could be materially adversely affected.

Pasqal’s operations and strategic partnerships in the Middle East expose Pasqal to heightened geopolitical, regulatory, and operational risks that could materially and adversely affect its business, financial condition, and results of operations.

The Middle East has experienced, and continues to experience, significant geopolitical instability, including the conflict arising from strikes by Israel and the U.S. on Iran that began on February 28, 2026, the ensuing multi-week armed conflict involving retaliatory Iranian strikes on U.S. military bases, Gulf states (including Saudi Arabia), and Israel, and the effective closure of the Strait of Hormuz. A conditional ceasefire was announced on April 8, 2026, however the situation remains fragile and unresolved. Any escalation or breakdown of the ceasefire, including the resumption or widening of armed conflict, the imposition of international sanctions, retaliatory military actions, acts of terrorism, or disruptions to critical infrastructure, could directly or indirectly affect Pasqal’s operations in Saudi Arabia, delay or impair the deployment and operation of its QPUs, and jeopardize its ability to perform under existing and possible future contractual arrangements. In particular, a widening of the conflict involving Iran and its proxies in the region could pose risks to the physical security of Pasqal’s assets and personnel in Saudi Arabia, disrupt supply chains for critical components needed to maintain and operate quantum computing systems, and create conditions that make it impractical to conduct business in the region.

Pasqal’s international operations may subject Pasqal to greater than anticipated tax liabilities.

The amount of taxes Pasqal may pay in different jurisdictions depends on the application of the tax laws of various jurisdictions, including the United States, to Pasqal’s international business activities, changes in tax rates, new or revised tax laws or interpretations of existing tax laws and policies, and Pasqal’s ability to operate its business in a manner consistent with its corporate structure and intercompany arrangements. The taxing authorities of the jurisdictions in which Pasqal operates may challenge Pasqal’s methodologies for pricing intercompany transactions pursuant to any future intercompany arrangement or disagree with Pasqal’s determinations as to the income and expenses attributable to specific jurisdictions. If such a challenge or disagreement were to occur, and Pasqal’s position was not sustained, Pasqal could be required to pay additional taxes, interest and penalties, which could result in one-time tax charges, higher effective tax rates, reduced cash flows, and lower overall profitability of Pasqal’s operations. Pasqal’s consolidated financial statements could fail to reflect adequate reserves to cover such a contingency. Similarly, a taxing authority could assert that Pasqal is subject to tax in a jurisdiction where Pasqal believes it has not established a taxable connection, often referred to as a “permanent establishment” under international tax treaties, and such an assertion, if successful, could increase Pasqal’s expected tax liability in one or more jurisdictions.

Risks Related to Litigation and Government Regulation

Pasqal’s future growth depends, in part, on its ability to penetrate multiple markets, in which it would be subject to additional regulatory burdens and other political, social and geographical risks and uncertainties.

Pasqal’s future profitability will depend, in part, on its ability to commercialize its products and services, in markets in Europe, the United States and other countries, which would subject Pasqal to additional risks and uncertainties, including:

•        foreign currency exchange rate fluctuations and currency controls;

•        economic weakness, including inflation and rising interest rates, or political instability in particular economies and markets;

•        potentially adverse and/or unexpected tax consequences, including penalties due to the failure of tax planning or due to the challenge by tax authorities on the basis of transfer pricing and liabilities imposed from inconsistent enforcement;

•        the burden of complying with complex and changing regulatory, tax, accounting and legal requirements, many of which vary between countries;

•        tariffs or other trade protection measures, trade barriers, import or export licensing requirements or other restrictive actions;

•        compliance with tax, employment, immigration and labor laws for employees living or traveling abroad;

•        workforce uncertainty in countries where labor unrest is common;

•        reduction or loss of protection of intellectual property rights in some foreign countries; and

•        becoming subject to the different, complex and changing laws, regulations and court systems of multiple jurisdictions and compliance with a wide variety of foreign laws, treaties and regulations.

These and other risks associated with international operations may adversely affect Pasqal’s ability to attain or maintain profitable operations.

Pasqal (and its service providers’) actual or perceived failure to comply with stringent and evolving European and other foreign laws, regulations, rules, contractual obligations, policies, and other obligations related to data privacy and security could harm its reputation, subject it to fines and liability, and otherwise adversely affect its business.

Pasqal and its service providers must comply with numerous foreign and domestic laws, regulations, guidance, industry standards, external and internal privacy and security policies, contractual requirements, and other obligations regarding privacy and the storing, sharing, use, processing, disclosure, security, and protection of personal information and other data, such as information that Pasqal collects. Pasqal strives to comply with all applicable requirements and obligations; however, new laws, policies, codes of conduct, and legal obligations may arise, continue to evolve, be interpreted and applied in a manner that is inconsistent from one jurisdiction to another, and conflict with one another. Any failure or perceived failure by Pasqal or third parties working on Pasqal’s behalf to comply with applicable laws and regulations, any privacy and data security obligations pursuant to contract or pursuant to Pasqal’s stated privacy or security policies, or obligations to third parties may result in governmental enforcement actions (including fines, penalties, judgments, settlements, and public censure), civil claims, litigation, damage to Pasqal’s reputation, and loss of goodwill, any of which could have an adverse effect on Pasqal’s business, operations, and financial performance.

In the United States, federal, state, and local governments have enacted numerous data privacy and security laws, including data breach notification laws, personal data privacy laws, consumer protection laws, and other similar laws. Certain states can or may impose stricter requirements for processing certain personal data, including sensitive information, such as conducting data privacy impact assessments. These state laws allow for statutory fines for noncompliance. These developments further complicate compliance efforts and increase legal risk and compliance costs for Pasqal, the third parties upon whom Pasqal relies, and Pasqal’s customers. Our employees and personnel may use generative artificial intelligence, or AI, technologies to support their work, and the disclosure and use of personal data in generative AI technologies is subject to various privacy laws and other privacy obligations. Governments have passed and are likely to pass additional laws regulating generative AI. The use of this technology might result in additional compliance costs, regulatory investigations and actions, and lawsuits.

The global data protection landscape is rapidly evolving, and Pasqal expects that there will continue to be new and proposed laws, regulations, and industry standards concerning privacy, data protection, and information security, and Pasqal cannot yet determine the impact that such future laws, regulations, and standards may have on its business. The EU General Data Protection Regulation (the “EU GDPR”) applies to the collection and processing of personal data by Pasqal. The EU GDPR has increased compliance burdens on Pasqal, such as requiring the following:

•        processing personal data only for specified, explicit, and legitimate purposes for which personal data were collected;

•        establishing a legal basis for processing personal data and creating obligations for controllers and processors to appoint data protection officers in certain circumstances;

•        increasing transparency obligations to data subjects for controllers (including presentation of certain information in a concise, intelligible, and easily accessible form about how their personal data is used and their rights vis-à-vis that data and its use);

•        introducing the obligation to carry out so-called data protection impact assessments in certain circumstances;

•        establishing limitations on collection and retention of personal data through “data minimization” and “storage limitation” principles;

•        introducing obligations to honor increased rights for data subjects (such as rights for individuals to be “forgotten,” rights to data portability, and rights to object, etc., in certain circumstances);

•        formalizing a heightened and codified standard of data subject consent;

•        establishing obligations to implement certain technical and organizational safeguards to protect the security and confidentiality of personal data; and

•        introducing the obligation to provide notice of certain personal data breaches to the relevant supervisory authority or authorities and affected individuals.

The processing of sensitive personal data is subject to compliance with specific exceptions under the EU and UK GDPR which may impose heightened compliance burdens and is a topic of active interest among foreign regulators.

The EU and UK GDPR also provide for more robust regulatory enforcement and greater penalties for noncompliance than previous data protection laws, including fines of up to 20 million euros under the EU GDPR, 17.5 million pound sterling under the UK GDPR, or in each case, 4% of global annual revenue for the preceding financial year, whichever is higher. In addition to administrative fines, a wide variety of other potential enforcement powers are available to competent supervisory authorities in respect of potential and suspected violations of the EU and UK GDPR, including extensive audit and inspection rights, and powers to order temporary or permanent bans on all or some processing of personal data carried out by non-compliant actors. The EU and UK GDPR also confer a private right of action on data subjects and consumer associations to lodge complaints with supervisory authorities, seek judicial remedies, and obtain compensation for damages resulting from violations of the EU and UK GDPR.

In the ordinary course of business, Pasqal may transfer personal data from Europe and other jurisdictions to the United States or other countries. Europe and other jurisdictions have enacted laws requiring data to be localized or limiting the transfer of personal data to other countries. In particular, the EEA and the United Kingdom have significantly restricted the transfer of personal data to the United States and other countries whose privacy laws are generally believed to be inadequate. Other jurisdictions may adopt similarly stringent interpretations of their data localization and cross-border data transfer laws. Although there are currently various mechanisms that may be used to transfer personal data from the EEA and United Kingdom to the United States in compliance with law, such as the EEA standard contractual clauses, the UK’s International Data Transfer Agreement / Addendum, and the EU-U.S. Data Privacy Framework and the UK extension thereto (which allows for transfers to relevant U.S.-based organizations who self-certify compliance and participate in the Framework), these mechanisms are subject to legal challenges, and there is no assurance that we can satisfy or rely on these measures to lawfully transfer personal data to the United States.

If there is no lawful manner for us to transfer personal data from the EEA or UK, including, for example, obtaining individuals’ explicit consent to transfer their personal data from the EEA or UK to the United States or other countries, Pasqal will face increased exposure to regulatory actions, substantial fines, and injunctions against processing personal data from the EEA or United Kingdom. Additionally, other countries outside of Europe have enacted or are considering enacting similar cross-border data transfer restrictions and laws requiring local data residency, which could increase the cost and complexity of delivering Pasqal’s products and operating Pasqal’s business. The type of challenges Pasqal faces in Europe will likely also arise in other jurisdictions that adopt laws similar in construction to the EU and UK GDPR or regulatory frameworks of equivalent complexity.

It is possible that the EU and UK GDPR or other laws and regulations relating to privacy and data protection may be interpreted and applied in a manner that is inconsistent from jurisdiction to jurisdiction or inconsistent with our current policies and practices, and compliance with such laws and regulations could require us to change our business practices and compliance procedures in a manner adverse to our business. We cannot guarantee that we are in compliance with all such applicable data protection laws and regulations, and we cannot be sure how these regulations will be interpreted, enforced, or applied to our operations. Furthermore, other jurisdictions outside the EEA are similarly introducing or enhancing privacy and data security laws, rules, and regulations, which could increase our compliance costs and the risks associated with noncompliance. It is possible that these laws may be interpreted and applied in a manner that is inconsistent with our practices, and our efforts to comply with the evolving data protection rules may be unsuccessful. We cannot guarantee that we, our third-party collaborators, or our vendors are in compliance with all applicable data protection and privacy laws and regulations as they are enforced now or as they evolve. Further, for example, our privacy policies may be insufficient to protect any personal information we collect, or may not comply with applicable laws. Our non-compliance could result in government-imposed fines or orders requiring that we change our practices, which could adversely affect our business. In addition to the risks associated with enforcement activities and potential contractual liabilities, our ongoing efforts to comply with evolving laws and regulations at the federal and state level may be costly and require ongoing modifications to our policies, procedures, and systems.

Our actual or perceived failure to adequately comply with applicable laws and regulations relating to privacy and data protection, or to protect personal data and other data we process or maintain, could result in regulatory enforcement actions against us, including fines, penalties, orders that require a change in our practices, additional reporting requirements and/or oversight, and public censure, claims for damages by affected individuals, other lawsuits, or reputational damage.

Pasqal is subject to anti-corruption laws, as well as export control laws, customs laws, sanctions laws, and other laws governing its operations. If Pasqal fails to comply with these laws, Pasqal could be subject to civil or criminal penalties, other remedial measures, and legal expenses, which could adversely affect its business, results of operations, and financial condition.

Pasqal is subject to other laws and regulations governing its international operations, including regulations administered by the authorities in the United States, France and the E.U., including applicable export control regulations, economic sanctions on countries and persons, and customs requirements and currency exchange regulations, collectively referred to as the trade control laws.

Exports of Pasqal’s products must be made in compliance with trade control laws. In some cases, certain reporting requirements may need to be performed. In addition, these laws may restrict or prohibit altogether the supply of certain of Pasqal’s products or services to certain governments, persons, entities, countries, and territories. Changes in Pasqal’s products and services and changes in applicable trade control laws may create delays in the introduction or provision of Pasqal’s products and services in certain jurisdictions, prevent others from using Pasqal’s product services or, in some cases, prevent the export or import of Pasqal’s product services to certain countries, governments, or persons altogether. Any limitation on Pasqal’s ability to export or provide Pasqal’s products and services could adversely affect Pasqal’s business, financial condition, and results of operations.

Pasqal is also subject to anti-corruption laws in the countries where Pasqal operates, including the United States and France. The Foreign Corrupt Practices Act (“FCPA”) prohibits companies and their employees, third-party intermediaries, and other associated persons from paying, offering, authorizing payment, or providing anything of value, directly or indirectly, to any foreign official, political party, or candidate for the purpose of influencing any act or decision of a foreign entity in order to obtain or retain business. The FCPA also obligates companies whose securities are listed in the United States to comply with certain accounting provisions requiring the company to maintain books and records that accurately and fairly reflect all transactions of the corporation, including international subsidiaries, and to devise and maintain an adequate system of internal accounting controls.

Compliance with the FCPA is expensive and difficult, particularly in countries in which corruption is a recognized problem.

French anti-corruption laws also prohibit acts of bribery and influence peddling:

•        Article 433-1, 1°, of the French Criminal Code (bribery of domestic public officials);

•        Article 433-1, 2°, and 433-2 of the French Criminal Code (influence peddling involving domestic public officials);

•        Article 434-9 of the French Criminal Code (bribery of domestic judicial staff);

•        Article 434-9-1 of the French Criminal Code (influence peddling involving domestic judicial staff);

•        Articles 435-1 and 435-3 of the French Criminal Code (bribery of foreign or international public officials);

•        Article 435-9 of the French Criminal Code (bribery of foreign or international judicial staff);

•        Articles 435-2, 435-4, 435-8 and 435-10 of the French Criminal Code (active and passive influence peddling involving foreign or international public officials and foreign or international judicial staff);

•        Articles 445-1 and 445-2 of the French Criminal Code (bribery of private individuals); and

•        French Law n°2016-1691 of December 9th, 2016 on Transparency, the Fight Against Corruption and the Modernization of the Economy (Sapin 2 Law), which provides for numerous new obligations for large companies such as the obligation (i) to draw up and adopt a code of conduct defining and illustrating the different types of behavior to be proscribed as being likely to characterize acts of corruption or influence peddling, (ii) to set up an internal warning system designed to enable the collections of reports from employees relating to the existence of conduct or situations contrary to the company’s code of conduct, (iii) to set up risk mapping designed to identify, analyze and prioritize the company’s exposure to external corruption risks, based on the sectors of activity and geographical areas in which the company operates, (iv) to set up procedures regarding risk mapping for assessing the situation of exposed third parties (such as customers, primary suppliers and intermediaries), (v) to set up accounting control procedures, whether internal or external, designed to ensure that the books, registers and accounts are not used to conceal acts of corruption or influence peddling, (vi) set up a training program for managers and staff most exposed to the risks of corruption and influence peddling; (vii) to set up a disciplinary system for sanctioning company employees in the event of a breach of the company’s code of conduct or a system for monitoring and evaluating the measures implemented.

Pasqal might not be effective in ensuring compliance by its employees, representatives, contractors, business partners, and agents with all applicable anti-corruption laws, including the FCPA, the French anti-corruption laws, or other applicable legal requirements, including trade control laws. If Pasqal is not in compliance with the FCPA, the French anti-corruption laws, and other anti-corruption laws or trade control laws, Pasqal may be subject to criminal and civil penalties, disgorgement and other sanctions and remedial measures, and legal expenses, which could have an adverse impact on its business, financial condition, results of operations, and liquidity. Likewise, any investigation of any potential violations of the FCPA, the French anti-corruption laws, other anti-corruption laws or trade control laws by the United States or other authorities could also have an adverse impact on Pasqal’s reputation, Pasqal’s business, results of operations, and financial condition.

Pasqal’s business is exposed to risks associated with litigation, investigations and regulatory proceedings.

Pasqal may in the future face legal, administrative and regulatory proceedings, claims, demands and/or investigations involving stockholder, consumer, competition, intellectual property, data privacy, employment, whistleblower, product liability and/or other issues relating to its business on a global basis. Litigation and regulatory proceedings are inherently uncertain, and adverse rulings could occur, including monetary damages, or an injunction stopping Pasqal from engaging in certain business practices, or requiring other remedies, such as compulsory licensing of patents. An unfavorable outcome or settlement may result in a material adverse impact on Pasqal’s business, results of operations, financial position and overall trends. In addition, regardless of the outcome, litigation can be costly, time-consuming, and disruptive to Pasqal’s operations. Any claims or litigation, even if fully indemnified or insured, could damage Pasqal’s reputation and make it more difficult to compete effectively or to obtain adequate insurance in the future. In addition, the laws and regulations Pasqal’s business is subject to are complex and change frequently. Pasqal may be required to incur significant expense to comply with changes in, or remedy violations of, these laws and regulations.

Additionally, Pasqal could be adversely affected by reviews, inquiries, or actions by the Committee on Foreign Investment in the United States (the “CFIUS”). The CFIUS has authority to review, condition, delay, or block certain transactions involving foreign investment in U.S. businesses for national security reasons, including transactions where a non-U.S. company acquires or has control over any U.S. operations. While Pasqal’s U.S. presence is currently limited and the risk of CFIUS intervention appears small, any such review or mitigation could result in delays, increased costs and restrictions on Pasqal’s business and operations.

Furthermore, while Pasqal maintains insurance for certain potential liabilities, such insurance does not cover all types and amounts of potential liabilities and is subject to various exclusions as well as caps on amounts recoverable. Even if Pasqal believes a claim is covered by insurance, insurers may dispute Pasqal’s entitlement to recovery for a variety of potential reasons, which may affect the timing and, if the insurers prevail, the amount of Pasqal’s recovery.

Pasqal may become subject to product liability claims, which could harm its financial condition and liquidity if Pasqal is not able to successfully defend or insure against such claims.

Pasqal may become subject to product liability claims, even those without merit, which could harm its business prospects, operating results, and financial condition. Pasqal may face inherent risk of exposure to claims in the event its quantum computers do not perform as expected or malfunction. A successful product liability claim against Pasqal could require Pasqal to pay a substantial monetary award. Moreover, a product liability claim could generate substantial negative publicity about Pasqal’s quantum computers and business and inhibit or prevent commercialization of other future quantum computers, which would have material adverse effects on Pasqal’s brand, business, prospects and operating results. Any insurance coverage might not be sufficient to cover all potential product liability claims. Any lawsuit seeking significant monetary damages either in excess of Pasqal’s coverage, or outside of Pasqal’s coverage, may have a material adverse effect on Pasqal’s reputation, business and financial condition. Pasqal may not be able to secure additional product liability insurance coverage on commercially acceptable terms or at reasonable costs when needed, particularly if it does face liability for its products and is forced to make a claim under its policy.

Pasqal is subject to requirements relating to environmental and safety regulations and environmental remediation matters which could adversely affect its business, operating results and reputation.

Pasqal is subject to numerous environmental laws and regulations governing, among other things, solid and hazardous waste storage, treatment and disposal, and remediation of releases of hazardous materials. There are significant capital, operating and other costs associated with compliance with these environmental laws and regulations. Environmental laws and regulations may become more stringent in the future, which could increase costs of compliance or require Pasqal to manufacture with alternative technologies and materials.

Federal, state and local authorities also regulate a variety of matters, including, but not limited to, health, safety and permitting in addition to the environmental matters discussed above. New legislation and regulations may require Pasqal to make material changes to its operations, resulting in significant increases to the cost of production.

Pasqal’s manufacturing process will have hazards such as but not limited to hazardous materials, machines with moving parts, and high voltage and/or high current electrical systems typical of large manufacturing equipment and related safety incidents. There may be safety incidents that damage machinery or product, slow or stop production, or harm employees. Consequences may include litigation, regulation, fines, increased insurance premiums, mandates to temporarily halt production, workers’ compensation claims, or other actions that impact the company brand, finances, or ability to operate.

Pasqal may be subject to restrictions or delays in changes of control or significant investments due to French State influence and foreign investment regulations.

Pasqal is subject to French foreign investment regulations, which require prior authorization from the French Ministry of the Economy for the acquisition of significant interests by non-French investors in companies operating in sensitive sectors, including quantum technology and defense. Bpifrance is a French public investment bank that is jointly controlled by the French government and Caisse des Dépôts et Consignations (Deposits and Consignments Fund controlled by the French parliament).

These factors may restrict or delay future changes in control or significant acquisitions of its shares, or strategic transactions involving Pasqal, including mergers, acquisitions, or sales of substantial assets. If Pasqal or its shareholders fail to obtain required governmental approvals, certain transactions may be invalidated or impossible, and Pasqal could face regulatory sanctions or the loss of key governmental contracts. This regulatory environment may also deter potential investors or partners, limiting Pasqal’s strategic options and access to capital.

Pasqal may experience delays or limitations in strategic decision-making due to governance structure and restrictions under French law.

Certain strategic decisions, such as the transfer of all or most intellectual property, the sale of all or most significant assets, or changes to Pasqal’s jurisdiction of incorporation, are subject to the prior approval of the shareholders of Pasqal and of a strategic committee of Pasqal SAS which will be comprised of certain existing shareholders, including a representative of Bpifrance.

Furthermore, Pasqal’s operations will be governed by a business allocation agreement between New Pasqal and Pasqal SAS. This agreement will establish a framework for the segregation of activities within the Pasqal, including the allocation of research and development and hardware activities to Pasqal and its subsidiaries. The business allocation agreement is intended to ensure compliance with French sovereignty and national security requirements, and any amendment to the business allocation agreement will require approval by the strategic committee, which will include a representative of Bpifrance.

These governance arrangements are intended to ensure alignment with French national interests and to provide oversight of sensitive activities. However, they may also limit Pasqal’s ability to respond quickly to market opportunities, implement strategic initiatives, or adapt its business model. The requirement for unanimous approval from shareholders or committees may result in delays or the inability to complete certain transactions if consensus cannot be reached. This could place Pasqal at a competitive disadvantage relative to companies with more flexible governance structures.

Contracts with the U.S. and French government and state agencies are subject to a number of challenges and risks.

Contracts with U.S. and French government and state agencies are subject to a number of challenges and risks. The bidding process for government contracts can be highly competitive, expensive and time-consuming, often requiring significant up front time and expense without any assurance that these efforts will generate revenue.

Pasqal also must comply with both local and international laws and regulations relating to the formation, administration, and performance of contracts, which provide public sector customers rights, many of which are not typically found in commercial contracts. Any changes to the government regulations applicable to government contracts could affect Pasqal’s ability to enter into, or the profitability of, contracts with government entities.

In addition, other parties’ perceptions of Pasqal’s relationship with the U.S. and France could adversely affect Pasqal’s business prospects in jurisdictions outside the U.S. and France. Conversely, other parties’ perceptions of Pasqal’s relationship with foreign (non-U.S. governments and non-French) governments could adversely affect Pasqal’s business prospects with the U.S. or French governments.

Accordingly, Pasqal’s business, financial condition, results of operations, and growth prospects may be adversely affected by certain events or activities, including, but not limited to:

•        changes in government fiscal or procurement policies, or decreases in government funding available for procurement of goods and services generally, or for Pasqal’s federal government contracts specifically;

•        changes in U.S. and French government programs or applicable requirements;

•        restrictions in the grant of personnel security clearances to Pasqal’s employees;

•        ability to maintain facility clearances required to perform on classified contracts for U.S. and French government agencies, as applicable;

•        changes in the political environment, including before or after a change to the leadership within the government administration, and any resulting uncertainty or changes in policy or priorities and resultant funding;

•        changes in the U.S. and French governments’ attitude towards Pasqal as a company or Pasqal’s technology;

•        appeals, disputes, or litigation relating to government procurement, including but not limited to bid protests by unsuccessful bidders on potential or actual awards of contracts to Pasqal or Pasqal’s partners by the government;

•        the adoption of new laws or regulations or changes to existing laws or regulations;

•        budgetary constraints, including automatic reductions as a result of “sequestration,” operating under continuing resolutions, disruptions from government shutdowns, or similar measures and constraints imposed by any lapses in appropriations for the federal government or certain of its departments and agencies;

•        influence by, or competition from, third parties with respect to pending, new, or existing contracts with government customers;

•        changes in legal obligations or political or social attitudes with respect to security or privacy issues;

•        potential delays or changes in the government appropriations or procurement processes, including as a result of events such as war, incidents of terrorism, natural disasters, and public health concerns; and

•        increased or unexpected costs or unanticipated delays caused by other factors outside of Pasqal’s control.

Any such event or activity, among others, could cause governments and governmental agencies to delay or refrain from entering into contracts with Pasqal and/or purchasing Pasqal’s computers in the future, reduce the size or timing of payment with respect to Pasqal’s services to or purchases from existing or new government customers, or otherwise have an adverse effect on Pasqal’s business, results of operations, financial condition, and growth prospects.

Pasqal may be subject to penalties or lose French or other government contracts if, when required by the French government, it fails to protect classified information.

Pasqal may be required to protect classified information, including information related to defense-related research and development and core hardware activities, as well as organize a segregation of this information within specific subsidiaries managed exclusively by French nationals with appropriate security clearances. This segregation would be designed to comply with French sovereignty and national security requirements, and to protect classified technologies and information.

Any unauthorized transfer of classified information, intellectual property, or other confidential information could result in regulatory penalties, the loss of governmental contracts, or reputational harm. In addition, these requirements may limit Pasqal’s flexibility to reorganize its operations, pursue international expansion, or enter into certain partnerships, which could adversely affect its growth prospects and operational efficiency.

Pasqal may be subject to risks and obligations arising from its international operations and commitments to invest in specific countries.

Operations in international markets may subject Pasqal to additional business, political, regulatory, operational, financial, and economic risks, any of which could increase Pasqal’s costs and hinder its growth. Pasqal has made, and may continue to make, formal commitments to governmental authorities to invest in certain countries, including the United States, Canada, Saudi Arabia, South Korea, and France as part of its growth strategy. These commitments may include obligations to establish operations, create jobs, or invest specified amounts of capital within agreed timeframes.

Pasqal faces risks associated with expanding into markets where it has limited or no experience or recognition. Pasqal may be unable to attract a sufficient number of customers, fail to anticipate competitive conditions, or face difficulties in operating effectively in these new markets. Due to the evolving and potentially conflicting regulatory environment for the quantum computing industry across the globe, Pasqal may also be required to comply with more stringent compliance requirements in overseas markets. Failure to timely comply with such requirements or to meet investment commitments could result in penalties, loss of governmental support, reputational harm, or the inability to secure future permits, licenses, or incentives in those jurisdictions. Complying with the laws and regulations of different countries, as well as fulfilling investment obligations, may also require Pasqal to invest more resources and incur higher costs, to assign or license partially or in whole intellectual property assets, which may impact the Company’s profitability.

Successful operations in international markets will also depend on a number of other factors, including Pasqal’s ability to (i) identify appropriate overseas markets,(ii) localize products and adapt them to local preferences, (iii) compete with local developers, publishers, and operators with existing market shares and experience, (iv) protect its intellectual property rights in multiple jurisdictions and manage the related costs, (v) identify appropriate partners and establish and maintain cooperative relationships with them, (vi) manage costs associated with doing business in foreign jurisdictions and (vii) address the impact of potential political, economic, and social instability.

These and other risks associated with international activities and investment commitments could significantly affect Pasqal’s financial condition and operating results.

Pasqal may be subject to restrictions and obligations arising from undertakings given to the Canadian government in connection with the acquisition of Aeponyx Enterprises Inc., which could limit its operational flexibility and growth.

Pasqal has entered into a series of undertakings and compliance obligations with the Canadian government in connection with its 2024 acquisition of Aeponyx Enterprises Inc., These undertakings and compliance obligations cover a range of areas, including, but not limited to, governance commitments regarding certain employment restrictions, prohibitions on collaboration involving Aeponyx personnel, products or technology (but allowing the incorporation of Aeponyx technology in Pasqal products), requirements regarding the location of work in Canada and the use of certain foundries, and obligations to continue the development of Aeponyx technology within Canada.

Compliance with these undertakings may limit Pasqal’s ability to reorganize its operations, relocate personnel or activities, enter into certain collaborations or partnerships or access Aeponyx technologies. Any failure to comply with these commitments could result in regulatory penalties, restrictions on future acquisitions or investments in Canada, or reputational harm. Furthermore, these obligations may require Pasqal to allocate resources to maintain operations and technology development in Canada, which could adversely affect its operational flexibility, cost structure, and ability to pursue strategic opportunities elsewhere.

CFIUS or other regulatory agencies may modify, delay or prevent the Business Combination.

CFIUS has authority to review direct and indirect foreign acquisitions of and certain foreign investments in U.S. businesses. CFIUS can have authority to examine and, potentially, disturb a foreign investment transaction if, among other circumstances, a foreign entity will gain control over a “U.S. business” within the meaning of governing requirements.

In addition, transactions with foreign counterparties involving a U.S. businesses that has a qualifying nexus to “critical technology,” “critical infrastructure,” or “sensitive personal data” are subject to a lower CFIUS jurisdiction threshold that is triggered when a foreign investor will not “control” the U.S. business, but will be afforded certain information or governance rights with respect to the U.S. business — including board representation or observer rights, access to certain nonpublic technical information, or the right to involvement in certain company decision making.

When a foreign acquisition or investment transaction is subject to CFIUS jurisdiction (a “Covered Transaction”), the CFIUS regulations may require the parties thereto to submit pre-closing filings seeking CFIUS approval to close the transaction at issue. In the absence of such “mandatory” filing requirements, and if the parties forego a “voluntary” CFIUS filing, CFIUS may initiate a review of the covered transaction post-closing on its own initiative. If during the course of a review of a covered transaction CFIUS determines that the transaction gives rise to national security concerns, CFIUS may prohibit, unwind (order divestment), or place restrictions on the transaction.

It appears likely that the Business Combination will fall within CFIUS’s jurisdiction, CFIUS may inquire about, intervene in, prohibit, or unwind the transaction or parts thereof before or after the closing. For example, CFIUS may decide to modify the transaction by limiting certain foreign shareholder rights, or to delay the Business Combination to address perceived national security concerns therewith. If CFIUS determines that it is unable to address perceived national security issues with the transaction by modifying the terms thereof, CFIUS may request the President of the United States to prohibit the Business Combination before closing, or unwind the transaction or parts thereof after closing — including by requiring one or more foreign investors to divest of some or all of their ownership interest in Bleichroeder. Should CFIUS inquire about the Business Combination or require a formal review thereof, the time necessary for the completion of such inquiry or review may prevent the Business Combination from occurring within the applicable time period required under Bleichroeder’s certificate of incorporation. These risks may limit the attractiveness of, delay or prevent Bleichroeder from pursuing the Business Combination.

In addition, New Pasqal will acquire, direct or indirect, control of the Canadian subsidiaries currently held by Legacy Pasqal (Pasqal Canada Inc. and Aeponyx Enterprises Inc), which requires notification to the Director of Investments under the ICA (Canada). Following such notification, the Government of Canada can initiate a national security review of the Business Combination and the transactions contemplated by the Business Combination Agreement. This could result in delays in the completion of the transaction, the transaction ultimately being prohibited, or Pasqal being subject to restrictions and obligations arising from undertakings given to the Canadian government or otherwise ordered by the Governor in Council (Canada).

Any foreign direct investment regulatory review, whether by CFIUS, pursuant to the ICA (Canada) or otherwise, could be lengthy, and Bleichroeder has limited time to complete the Business Combination. If Bleichroeder is unable to consummate the Business Combination within the applicable time-period required under Bleichroeder’s certificate of incorporation, Bleichroeder will be required to wind up, redeem and liquidate. If Bleichroeder is required to wind up, redeem and liquidate, Bleichroeder shareholders will miss the opportunity to benefit from an investment in a target company and the appreciation in value of such investment through a business combination.

Foreign investment regulations may restrict or delay future changes in control or significant acquisitions of Pasqal.

Pasqal operates under a group structure that is subject to French foreign investment regulations, particularly in sectors deemed sensitive such as quantum technology and defense. Under French law, the direct or indirect acquisition of a significant interest in Pasqal by non-EU persons or entities (or by multiple non-EU acquirers acting in concert) is subject to prior authorization by the French Ministry of the Economy. These regulations are intended to protect French national interests and may apply to any future takeover, significant acquisition of its shares, or change of control involving Pasqal, provided the acquirers are non-EU entities.

Accordingly, any attempt by a non-EU investor (or by multiple non-EU acquirers acting in concert) to acquire a controlling stake or to cross the threshold of 25% or more of the voting rights (or 10% or more if Pasqal’s shares are admitted to trading on a regulated market) may be delayed, restricted, or even prohibited by the French authorities. If a non-EU investor acquires (i) 25% or more of Pasqal’s voting rights, or (ii) 10% or more of Pasqal’s voting rights if Pasqal’s shares are admitted to trading on a regulated market (e.g., Euronext Paris), without the prior authorization of the French Ministry of the Economy, such acquisition may be considered null and void under French law or such investor may lose its voting rights and/or rights to any dividends and be subject to fines or other criminal and civil liabilities. These restrictions may limit the ability of shareholders to freely transfer their shares or to effect a change of control, and may adversely affect the market value and liquidity of Pasqal’s securities.

Depending on where it operates, Pasqal may, in the future, also be subject to foreign investment regulations in other countries, with comparable consequences.

Risks Related to Pasqal’s Intellectual Property

If Pasqal is unable to obtain and maintain patent protection for its technology, or if the scope of the patent protection obtained is not sufficiently broad or robust, Pasqal’s competitors could develop and commercialize products and technology similar or identical to Pasqal’s, and Pasqal’s ability to successfully commercialize its products and technology may be adversely affected.

Pasqal’s success depends, in large part, on Pasqal’s ability to obtain and maintain patent protection in the United States, France and other countries with respect to Pasqal’s technology. Pasqal has sought, and intends to seek, to protect its proprietary position by filing patent applications in Europe, the United States and other jurisdictions related to its technology that are important to its business.

Pasqal’s pending and future patent applications may not result in patents being issued which protect Pasqal’s technology or products or which effectively prevent others from commercializing competitive technologies. Because patent applications in most countries are confidential for a period of time after filing, and some remain so until issued, Pasqal cannot be certain that Pasqal or its licensors were the first to file a patent application relating to any particular aspect of a product. Foreign patents may be subject also to opposition or comparable proceedings in the corresponding foreign patent office.

The patent prosecution process is expensive, time-consuming, and complex, and Pasqal may not be able to file, prosecute, maintain, enforce, or license all necessary or desirable patent applications at a reasonable cost or in a timely manner. It is also possible that Pasqal will fail to identify patentable aspects of its research and development output before it is too late to obtain patent protection.

Pasqal has not pursued or maintained, and may not pursue or maintain in the future, patent protection for its technologies in every country or territory in which Pasqal may sell its products. In addition, the laws of some countries do not protect intellectual property rights to the same extent as European laws and federal and state laws in the United States. Consequently, Pasqal may not be able to prevent third parties from infringing its patents in all countries outside the European Economic Area (the “EEA”) or the United States, or from selling or importing products that infringe its patents in and into the EEA or the United States or other jurisdictions.

Moreover, the scope claimed in a patent application can be significantly reduced before the patent is issued, and its scope can be reinterpreted after issuance. Even if the patent applications Pasqal licenses or owns do issue as patents, they may not issue in a form that will provide Pasqal with any meaningful protection, prevent competitors or other third parties from competing with Pasqal, or otherwise provide Pasqal with any competitive advantage. Pasqal’s competitors or other third parties may be able to circumvent Pasqal’s patents by developing similar or alternative products in a non-infringing manner.

The issuance of a patent is not conclusive as to its inventorship, scope, validity, or enforceability, and Pasqal’s patents may be challenged in the courts or patent offices in EEA countries, the United States, and other jurisdictions. Such challenges may result in loss of exclusivity or in patent claims being narrowed, invalidated, or held unenforceable, which could limit Pasqal’s ability to stop others from using or commercializing similar or identical technology and products or could limit the duration of the patent protection of Pasqal’s technology and products.

In addition, although Pasqal’s employees are generally required to assign their intellectual property rights to Pasqal, there can be no assurance that such assignments will be effective or enforceable in all circumstances, or that former employees will not challenge the scope or validity of such assignments, which could result in disputes, litigation, or claims over the ownership of intellectual property developed during their employment.

Furthermore, Pasqal’s owned and in-licensed patents may be subject to a reservation of rights by one or more third parties. As a result, such third parties may have certain rights, including “march-in” rights, to such patent rights and technology. When new technologies are developed with such partners, they generally obtain certain rights in any resulting patents, including a nonexclusive license authorizing the party to use the invention for noncommercial purposes. These rights may permit the funding partner to disclose Pasqal’s confidential information to third parties and to exercise “march-in” rights to use or allow third parties to use Pasqal’s licensed technology. The funding partner can exercise its “march-in” rights if it determines that action is necessary because Pasqal fails to achieve practical application of the government-funded technology, to meet requirements of federal regulations, or to give preference to the United States or other country industry. In addition, Pasqal’s rights in such inventions may be subject to certain requirements to manufacture products embodying such inventions in the United States or other countries. Any exercise by the funding partners of such rights could harm Pasqal’s competitive position, business, financial condition, results of operations, and prospects.

Obtaining and maintaining Pasqal’s patent rights depends on compliance with various procedural, document submission, fee payment, and other requirements imposed by government patent agencies, and Pasqal’s patent protection could be reduced or eliminated for noncompliance with these requirements.

The degree of future protection afforded by Pasqal’s intellectual property rights is uncertain because intellectual property rights have limitations and may not adequately protect Pasqal’s business. The following examples are illustrative:

•        others may be able to develop technologies that are similar to Pasqal’s technology platforms but that are not covered by the claims of any patents, should they issue, that Pasqal owns or licenses;

•        Pasqal might not have been the first to file patent applications covering certain of Pasqal’s technologies;

•        others may independently develop similar or alternative technologies or duplicate any of Pasqal’s technologies without infringing Pasqal’s intellectual property rights;

•        it is possible that Pasqal’s pending patent applications will not lead to issued patents;

•        issued patents that Pasqal owns or licenses may not provide Pasqal with any competitive advantages or may be held invalid or unenforceable as a result of legal challenges;

•        Pasqal’s competitors might conduct research and development activities in the United States and other countries where Pasqal does not have patent rights, and then use the information learned from such activities to develop competitive products for sale in Pasqal’s major commercial markets;

•        Pasqal may not develop additional proprietary technologies that are patentable; and

•        the patents of others may have an adverse effect on Pasqal’s business.

The United States Patent and Trademark Office (the “USPTO”) and various foreign governmental patent agencies require compliance with a number of procedural, documentary, fee payment, and other similar provisions during the patent application process. In addition, periodic maintenance fees, renewal fees, annuity fees and various other government fees on patents and/or patent applications will have to be paid to the USPTO and various government patent agencies outside the United States over the lifetime of Pasqal’s owned and licensed patents and/or applications and any patent rights Pasqal may own or license in the future. Pasqal relies on its service providers or its licensors to pay these fees. Pasqal employs reputable law firms and other professionals to help Pasqal comply, and Pasqal is also dependent on its licensors to take the necessary action to comply with these requirements with respect to Pasqal’s licensed intellectual property. Noncompliance events that could result in abandonment or lapse of a patent or patent application include, but are not limited to, failure to respond to official actions within prescribed time limits, nonpayment of fees, and failure to properly legalize and submit formal documents. If Pasqal or Pasqal’s licensors fail to maintain the patents and patent applications covering Pasqal’s products or technologies, Pasqal may not be able to use such patents and patent applications or stop a competitor from marketing technologies that are the same as or similar to Pasqal’s technology, which would have an adverse effect on Pasqal’s business. In many cases, an inadvertent lapse can be cured by payment of a late fee or by other means in accordance with the applicable rules. There are situations, however, in which noncompliance can result in abandonment or lapse of the patent or patent application, resulting in partial or complete loss of patent rights in the relevant jurisdiction. In such an event, potential competitors might be able to enter the market and this circumstance could harm Pasqal’s business.

In addition, if Pasqal fails to apply for applicable patent term extensions or adjustments, Pasqal will have a more limited time during which Pasqal can enforce its granted patent rights. In addition, if Pasqal is responsible for patent prosecution and maintenance of patent rights in-licensed to Pasqal, any of the foregoing could expose Pasqal to liability to the applicable patent owner.

Third parties may initiate legal proceedings alleging that Pasqal is infringing, misappropriating, or otherwise violating their intellectual property rights, the outcome of which would be uncertain and could have a negative impact on the success of Pasqal’s business.

Pasqal’s commercial success depends, in part, upon Pasqal’s ability and the ability of others with whom Pasqal may collaborate to develop, manufacture, market, and sell its current and any future products and technologies without infringing, misappropriating, or otherwise violating the proprietary rights and intellectual property of third parties.

Pasqal may in the future become party to, or be threatened with, adversarial proceedings or litigation regarding intellectual property rights with respect to its current and any future products and technology, including interference proceedings, post grant review and inter partes review before the USPTO. Foreign patents may be subject also to opposition or comparable proceedings in the corresponding foreign patent office. Third parties may assert infringement claims against Pasqal based on existing patents or patents that may be granted in the future, regardless of their merit. There is a risk that third parties may choose to engage in litigation with Pasqal to enforce or to otherwise assert their patent rights against Pasqal. Even if Pasqal believes such claims are without merit, a court of competent jurisdiction could hold that these third-party patents are valid, enforceable and infringed, which could have a negative impact on Pasqal’s ability to commercialize Pasqal’s current and any future products.

In order to successfully challenge the validity of any such United States patent in federal court, Pasqal would need to overcome a presumption of validity. As this is a high burden and requires Pasqal to present clear and convincing evidence as to the invalidity of any such United States patent claim, there is no assurance that a court of competent jurisdiction would invalidate the claims of any such United States patent. Moreover, given the vast number of patents in Pasqal’s field of technology, Pasqal cannot be certain that Pasqal does not infringe existing patents or that Pasqal will not infringe patents that may be granted in the future. While Pasqal may in the future decide to initiate proceedings to challenge the validity of these or other patents in the future, Pasqal may be unsuccessful, and courts or patent offices in Europe, the United States, and other jurisdictions could uphold the validity of any such patent. Even if Pasqal is successful in obtaining a first-instance judgement from a court or patent office that such patents are invalid, such judgements may be subject to appeal procedures which suspend revocation of the patent until a final appeal judgment is reached. This may result in many years of uncertainty and could ultimately lead to reversal of the original judgment and the patent being upheld. Furthermore, because patent applications can take many years to issue and are typically confidential for 18 months or more after filing, and because pending patent claims can be revised before issuance, there may be applications now pending which may later result in issued patents that may be infringed by the manufacture, use, or sale of Pasqal’s technology. Regardless of when filed, Pasqal may fail to identify relevant third-party patents or patent applications, or Pasqal may incorrectly conclude that a third-party patent is invalid or not infringed by Pasqal’s products or activities. If a patent holder believes that Pasqal’s products or technology platform infringes its patent, the patent holder may sue Pasqal even if Pasqal has received patent protection for Pasqal’s technology. Moreover, Pasqal may face patent infringement claims from nonpracticing entities that have no relevant product revenue and against whom Pasqal’s own patent portfolio may thus have no deterrent effect. If a patent infringement suit were threatened or brought against Pasqal, Pasqal could be forced to stop or delay research, development, manufacturing, or sales of the product that is the subject of the actual or threatened suit.

If Pasqal is found to infringe a third party’s valid and enforceable intellectual property rights, Pasqal could be required to obtain a license from such third party to continue developing, manufacturing, and marketing Pasqal’s product(s) and technology. Under any such license, Pasqal would most likely be required to pay various types of fees, milestones, royalties, or other amounts. Moreover, Pasqal may not be able to obtain any required license on commercially reasonable terms or at all, and if such an instance arises, Pasqal’s ability to commercialize Pasqal’s products may be impaired or delayed, which could in turn significantly harm Pasqal’s business. Parties making claims against Pasqal may also seek and obtain injunctive or other equitable relief, which could effectively block Pasqal’s ability to further develop and commercialize Pasqal’s products.

The licensing or acquisition of third-party intellectual property rights is a competitive area, and more established companies may also pursue strategies to license or acquire third-party intellectual property rights that Pasqal may consider attractive or necessary. These established companies may have a competitive advantage over Pasqal due to their size, capital resources, and greater commercialization capabilities. In addition, companies that perceive Pasqal to be a competitor may be unwilling to assign or license rights to Pasqal. Pasqal also may be unable to license or acquire third-party intellectual property rights on terms that would allow Pasqal to make an appropriate return on its investment or any return on its investment at all. If Pasqal is unable to successfully obtain rights to required third-party intellectual property rights or maintain the existing intellectual property rights Pasqal has, Pasqal may have to abandon development of Pasqal’s products and technologies, which could have an adverse effect on its business, financial condition, results of operations, and prospects. Furthermore, even if Pasqal was able to obtain a license, it could be nonexclusive, thereby giving Pasqal’s competitors and other third parties access to the same technologies licensed to Pasqal, and it could require Pasqal to make substantial licensing and royalty payments. Pasqal could be forced, including by court order, to cease developing, manufacturing, and commercializing the infringing technology or product candidate. Pasqal may also have to redesign its products, which may not be commercially or technically feasible or may require substantial time and expense. In addition, Pasqal could be found liable for monetary damages, including treble damages and attorneys’ fees, if Pasqal is found to have willfully infringed a patent or other intellectual property right. Pasqal may be required to indemnify collaborators or contractors against such claims. A finding of infringement could prevent Pasqal from manufacturing and commercializing Pasqal’s current or any future product candidates or force Pasqal to cease some or all of Pasqal’s business operations, which could harm Pasqal’s business. Even if Pasqal is successful in defending against such claims, litigation can be expensive and time-consuming and would divert management’s attention from Pasqal’s core business. Furthermore, because of the substantial amount of discovery required in connection with intellectual property litigation, there is a risk that some of Pasqal’s confidential information could be compromised by disclosure during this type of litigation. There could also be public announcements of the results of hearings, motions, or other interim proceedings or developments. If securities analysts or investors perceive these results to be negative, it could have an adverse effect on the price of Pasqal’s securities.

Claims that Pasqal has misappropriated the confidential information or trade secrets of third parties could have a similar negative impact on Pasqal’s business, financial condition, results of operations, and prospects.

Certain of Pasqal’s intellectual property rights, know-how, and technologies have been licensed from, co-owned with, or developed in collaboration with universities, research institutions, consortium partners, acquisition targets, and other third parties.

Pasqal’s origins in academic research mean that aspects of its quantum computing technology may be subject to license agreements, co-ownership arrangements, or other contractual terms that impose limitations on Pasqal’s ability to exclusively use, sublicense, or commercialize such intellectual property. The terms of these arrangements may restrict Pasqal’s freedom to operate in certain fields of use, geographies, or applications, or may grant the counterparty rights to use or license the same or related intellectual property in ways that could be competitive with Pasqal’s products and services.

Pasqal’s platform and software stack rely in part on open-source software components, which are licensed under various open-source license terms and the use of open-source software presents a number of risks.

Certain open-source licenses require that any software that incorporates or is derived from open-source components be made available in source code form and be distributed under the same or similar license terms. If Pasqal has inadvertently incorporated open-source software into its proprietary software in a manner that triggers such obligations, Pasqal could be required to disclose portions of its proprietary source code, license its proprietary software on unfavorable terms, or re-engineer its software stack to eliminate the open-source components, any of which could be costly, time-consuming, and disruptive to Pasqal’s operations. Pasqal’s compliance efforts with respect to open-source license terms may not always be sufficient, and the interpretation of certain open-source license provisions remains subject to legal uncertainty. In addition, open-source software is developed by distributed communities of contributors and may contain security vulnerabilities, bugs, or defects that are not promptly identified or remediated. Because Pasqal does not control the development or maintenance of open-source software it utilizes, there can be no assurance that such software will continue to be maintained, updated, or supported by the relevant community, or that security vulnerabilities will be addressed in a timely manner. Furthermore, the terms of open-source licenses may be changed or reinterpreted in ways that impose additional obligations or restrictions on Pasqal’s use of such software, and new versions of open-source components may be released under different or more restrictive license terms. Any of the foregoing could require Pasqal to devote significant resources to re-engineering portions of its software stack, delay product development or releases, expose Pasqal to intellectual property claims or litigation, or otherwise have a material adverse effect on Pasqal’s business, financial condition, and results of operations.

Pasqal may be involved in lawsuits to protect or enforce its patents or its other intellectual property rights, which could be expensive, time-consuming, and unsuccessful.

Competitors may infringe, misappropriate, or otherwise violate Pasqal’s patents, or Pasqal’s other intellectual property rights, or may allege that Pasqal has infringed on their intellectual property rights. To counter infringement or unauthorized use or defend against such claims, Pasqal may be required to file legal claims, which can be expensive and time-consuming and are likely to divert significant resources from Pasqal’s core business, including distracting Pasqal’s technical and management personnel from their normal responsibilities.

In addition, in an infringement proceeding, a court may decide that a patent of Pasqal’s is not valid or is unenforceable, or may refuse to stop the other party from using the technology at issue on the grounds that Pasqal’s patents do not cover the technology in question. An adverse result in any litigation or defense proceedings could put one or more of Pasqal’s owned or licensed patents at risk of being invalidated or interpreted narrowly and could put Pasqal’s owned or licensed patent applications at risk of not issuing. The initiation of a claim against a third party might also cause the third party to bring counterclaims against Pasqal, such as claims asserting that Pasqal’s patent rights are invalid or unenforceable. In patent litigation in the United States, defendant counterclaims alleging invalidity or unenforceability are commonplace. Grounds for a validity challenge could be an alleged failure to meet any of several statutory requirements, including lack of novelty, obviousness, non-enablement, or lack of statutory subject matter. Grounds for an unenforceability assertion could be an allegation that someone connected with prosecution of the patent withheld relevant material information from the USPTO or similar foreign authorities or made a materially misleading statement during prosecution. Third parties may also raise similar validity claims before the USPTO in post-grant proceedings such as exparte reexaminations, inter partes review, post-grant review, or oppositions or similar proceedings outside the United States, in parallel with litigation or even outside the context of litigation. The outcome following legal assertions of invalidity and unenforceability is unpredictable. Pasqal cannot be certain that there is or will be no invalidating prior art, of which Pasqal and the patent examiner were unaware during prosecution. For the patents and patent applications that Pasqal has licensed, Pasqal may have limited or no right to participate in the defense of any licensed patents against challenge by a third party. If a defendant were to prevail on a legal assertion of invalidity or unenforceability, Pasqal would lose at least part, and perhaps all, of any future patent protection on Pasqal’s current or future products. Such a loss of patent protection could harm Pasqal’s business.

Pasqal may not be able to prevent, alone or with its licensors, misappropriation of its intellectual property rights, particularly in countries where the laws may not protect those rights as fully as in the United States. Pasqal’s business could be harmed if in litigation the prevailing party does not offer Pasqal a license, or if the license offered as a result is not on commercially reasonable terms. Any litigation or other proceedings to enforce Pasqal’s intellectual property rights may fail and, even if successful, may result in substantial costs and distract Pasqal’s management and other employees.

Pasqal may not have sufficient financial or other resources to adequately conduct such litigation or proceedings. Some of Pasqal’s competitors may be able to sustain the costs of such litigation or proceedings more effectively than Pasqal can because of their greater financial resources and more mature and developed intellectual property portfolios. Accordingly, despite Pasqal’s efforts, Pasqal may not be able to prevent third parties from infringing upon, misappropriating, or successfully challenging its intellectual property rights. Uncertainties resulting from the initiation and continuation of patent litigation or other proceedings could have an adverse effect on Pasqal’s ability to compete in the marketplace.

Developments in patent law could have a negative impact on Pasqal’s business.

Changes in either the patent laws or interpretation of the patent laws could increase the uncertainties and costs surrounding the prosecution of patent applications and the enforcement or defense of issued patents. For example, from time to time, the United States Congress, the USPTO, or similar foreign authorities may change the standards of patentability, and any such changes could have a negative impact on Pasqal’s business. In addition, the Leahy-Smith America Invents Act, or the America Invents Act, which was signed into law in September 2011, includes a number of significant changes to United States patent law. These changes include a transition from a “first-to-invent” system to a “first-to-file” system, changes to the way issued patents are challenged, and changes to the way patent applications are disputed during the examination process, such as allowing third-party submission of prior art to the USPTO during patent prosecution. These changes may favor larger and more established companies that have greater resources to devote to patent application filing and prosecution. Under a first-to-file system, assuming that other requirements for patentability are met, the first inventor to file a patent application generally will be entitled to the patent on an invention regardless of whether another inventor made the invention earlier. The USPTO has developed new regulations and procedures to govern the full implementation of the America Invents Act, and many of the substantive changes to patent law associated with the America Invents Act, and, in particular, the first-to-file provisions, became effective in March 2013. Substantive changes to patent law associated with the America Invents Act, or any subsequent United States legislation regarding patents, may affect Pasqal’s ability to obtain patents, and if obtained, to enforce or defend them. Accordingly, it is not clear what, if any, impact the America Invents Act will have on the cost of prosecuting Pasqal’s United States patent applications, Pasqal’s ability to obtain United States patents based on Pasqal’s discoveries, and Pasqal’s ability to enforce or defend any patents that may issue from Pasqal’s patent applications, all of which could have a material adverse effect on Pasqal’s business, prospects, financial condition, and results of operations.

In addition, changes to or different interpretations of patent laws in the United States and other countries may permit others to use Pasqal’s or Pasqal’s partners’ discoveries or to develop and commercialize Pasqal’s technology and products without providing any compensation to Pasqal, or may limit the number of patents or claims Pasqal can obtain. Recent United States Supreme Court rulings have narrowed the scope of United States patent protection available in certain circumstances and weakened the rights of patent owners in certain situations. This combination of events has created uncertainty with respect to the validity and enforceability of patents, once obtained. Depending on future actions by the United States Congress, the federal courts, the USPTO, as well as similar bodies in other countries, the laws and regulations governing patents could change in unpredictable ways that could have a material adverse effect on Pasqal’s existing patent portfolio and Pasqal’s ability to protect and enforce Pasqal’s intellectual property in the future, which could have a material adverse effect on Pasqal’s business, prospects, financial condition, and results of operations.

Risks Related to Investment in a French Company and Pasqal’s Status as a Foreign Private Issuer

Pasqal currently reports and Pasqal will report financial results under IFRS, which differs in certain significant respect from U.S. GAAP.

Pasqal currently reports and Pasqal will continue to report financial results under IFRS as issued by the IASB. There are and there may in the future be certain significant material differences between IFRS and U.S. GAAP. As a result, financial information and reported earnings of Pasqal for historical or future periods could be significantly different if they were prepared in accordance with U.S. GAAP. In addition, Pasqal is not required to and does not intend to provide a reconciliation between IFRS and U.S. GAAP as a foreign private issuer. As a result, you may not be able to meaningfully compare our financial statements under IFRS with those of companies that prepare financial statements under U.S. GAAP. Please see the section entitled “Risks Related to New Pasqal’s Foreign Private Issuer Status” for more information.

As a société anonyme formed under the laws of the Republic of France, Pasqal is permitted to adopt certain home country practices in relation to corporate governance matters that differ significantly from the Nasdaq corporate governance listing standards applicable to domestic U.S. companies; these practices may afford less protection to shareholders than they would enjoy if Pasqal complied fully with the Nasdaq corporate governance listing standards.

Pasqal is a foreign private issuer as such term is defined in Rule 405 under the Securities Act and is a société anonyme formed under the laws of the Republic of France, and, after the consummation of the Business Combination, will be listed on the Nasdaq. The Nasdaq listing rules permit a foreign private issuer like Pasqal to follow the corporate governance practices of its home country. Certain corporate governance practices in France, which is Pasqal’s home country, may differ significantly from the Nasdaq corporate governance listing standards applicable to domestic U.S. companies.

Among other things, Pasqal is not required to have: (i) a majority of the board of directors consisting of independent directors; (ii) a compensation committee consisting of independent directors; (iii) a nominating and corporate governance committee consisting of independent directors; or (iv) regularly scheduled executive sessions with only independent directors each year.

Although not required and as may be changed from time to time, Pasqal intends to have, as of the consummation of the Business Combination, a majority-independent board of directors and a compensation committee consisting of independent directors. Subject to the foregoing, Pasqal intends to rely on the exemptions listed above. As a result, you may not be provided with the benefits of certain corporate governance requirements of the Nasdaq applicable to U.S. domestic public companies.

Because Pasqal is organized under the laws of France, the rights of Pasqal shareholders may differ from the rights they would have as shareholders of a United States corporation, which could adversely impact trading in New Pasqal Ordinary Shares and its ability to conduct equity financings, and New Pasqal shareholders may face difficulties in protecting their interests, their ability to protect their rights through the U.S. federal courts may be limited and investors may be unable to recover in civil proceedings for U.S. securities laws violations.

Pasqal’s corporate affairs are governed by Proposed Governing Documents and the laws of the Republic of France, including the French Commercial Code (Code de commerce). The rights of Pasqal’s shareholders and the responsibilities of its directors and officers under French law are different from those applicable to a corporation incorporated in the United States. For example, under Delaware law, the board of directors of a Delaware corporation bears the ultimate responsibility for managing the business and affairs of a corporation. In discharging this function, directors of a Delaware corporation owe fiduciary duties of care and loyalty to the corporation and its shareholders. French law similarly imposes duties on directors of a French company, including a duty to act in good faith and to exercise the care, diligence, and skill that a reasonably prudent person would exercise in comparable circumstances. However, French directors must act in the “corporate interest” (intérêt social). Additionally, under Delaware law, a shareholder may bring a derivative action on behalf of a company to enforce a company’s rights. French law also permits derivative-type actions. Pursuant to Article L.225-252 of the French Commercial Code, individual shareholders or groups of shareholders may bring an action sociale ut singuli on behalf of the company to seek damages from directors for harm caused to the company. However, the procedural framework and scope of such actions differ from those under Delaware law. For claims other than those against directors, the decision to initiate legal proceedings generally lies with the company’s legal representative (e.g., the Président in a SAS). See “Comparison of Shareholders’ Rights” for an additional explanation of the differences.

Further, the disclosure requirements applicable to Pasqal under French and European Union law differ from those applicable to U.S. issuers under the Securities Exchange Act of 1934. While French and EU regulations — including the Transparency Directive, the Market Abuse Regulation and the Prospectus Regulation — impose substantial disclosure obligations on listed companies, the specific content, timing and format of such disclosures differ from the securities laws and regulations in the U.S., and there may be less publicly available information about Pasqal than is regularly published by or about U.S. issuers. In addition, while French law provides certain protections for minority shareholders — including mandatory tender offer rules, approval procedures for related-party transactions and judicial remedies against abuse of majority power (abus de majorité) — these protections operate differently from, and in some respects may be less extensive than, those available under U.S. state corporation laws. Similarly, enforcement mechanisms and the availability of private litigation remedies differ between the two jurisdictions, with French law relying more on regulatory oversight by the AMF than on private securities litigation.

Judgments of U.S. courts, including those predicated on the civil liability provisions of the federal securities laws of the United States, may not be enforceable in French courts. As a result, holders of securities who obtain a judgment against us in the United States may not be able to require us to pay the amount of the judgment. It may not be possible for holders to effect service of process within the United States upon our directors and officers or to enforce against these persons, or us, judgments of United States courts predicated upon civil liability provisions of the federal securities laws of the United States. In addition, shareholders of French companies may not have standing to initiate a shareholders derivative action in a federal court of the United States.

Therefore, Pasqal shareholders may have more difficulty in protecting their interests in connection with actions taken by Pasqal’s directors, officers or principal shareholders than they would as shareholders of a corporation incorporated in the United States. As a result of these differences, Pasqal shareholders may have more difficulty protecting their interests than they would as shareholders of a U.S. issuer.

Our operations in France could be adversely affected by complex labor laws, union activity and potential labor disruptions.

We have a significant number of permanent employees in France, where labor laws provide employees with extensive protections, including rights to collective bargaining, consultation through works councils, and legal support through union representation.

Our operations in France are subject to complex labor regulations, and we may be required to consult with or obtain the opinion of employee representative bodies before implementing material operational changes. In addition, strikes and other labor disruptions could adversely impact our operations, delay strategic initiatives, and increase costs. Any failure to comply with French labor laws or manage labor relations effectively could materially and adversely affect our business, financial condition, and results of operations.

Currency exchange rate fluctuations present a risk to our operations and financial results.

Our operations based in France expose us to fluctuations in exchange rates between the Euro and other major currencies, notably the U.S. dollar. Given the volatile nature of currency markets, these fluctuations may significantly impact our results. For example, an appreciation of the Euro against the U.S. dollar could increase the relative price of our services for clients outside the Eurozone, potentially reducing demand and impacting revenue. Conversely, a depreciation of the Euro against the U.S. dollar would increase our costs for any goods or services we procure or pay for in dollars, further affecting profitability.

Our exposure to foreign exchange risk is considerable, making our cash flow and earnings susceptible to currency market volatility. This volatility could materially affect our financial performance, particularly if adverse exchange rate movements reduce our competitive pricing or increase the relative cost of key imports.

French tax legislation may change, which could adversely affect the tax treatment of shareholders.

The French tax authorities may disagree with the tax treatment described in this registration statement, and their determination may be upheld by a court. Future legislation, regulations, administrative rulings or court decisions may adversely affect the accuracy of the statements regarding French tax treatment herein. Changes in French tax laws, including changes to withholding tax rates, the taxation of dividends or capital gains, or the rules applicable to tax treaties, could increase the tax burden on shareholders. Such changes may be implemented on a prospective or retroactive basis, and there can be no assurance that any such changes would not materially affect the financial position of shareholders or the value of Pasqal’s securities.

French tax law may limit Pasqal’s ability to deduct interest for tax purposes, which could increase its tax burden.

As a French tax resident company, Pasqal is subject to interest deductibility limitations set forth under French tax law, including those provided under Articles 212 bis and 39, 1-3° of the French Tax Code. Under Article 212 bis, net financial expenses may only be deductible up to the higher of (i) €3 million or (ii) 30% of the taxpayer’s “tax EBITDA” (as defined under French tax law), subject to certain adjustments and conditions. Additional restrictions may apply to interest paid to related parties or in connection with intra-group financing arrangements. These limitations may be further tightened under ATAD II provisions which aim at dealing with the deduction of certain expenses or the taxation of certain income which are recognized in the context of a cross-border hybrid situation. To the extent Pasqal incurs significant indebtedness, including in connection with the Business Combination or future financings, these rules could limit the deductibility of a material portion of Pasqal’s interest expenses and thereby increase its effective tax rate. This could have a material adverse effect on Pasqal’s business, financial condition, results of operations and cash flows.

Pasqal’s ability to use its tax loss carry-forwards may be limited, which could adversely affect its financial condition and results of operations.

Pasqal has incurred significant operating losses since its incorporation and, as a result, has accumulated substantial tax loss carry-forwards. Under French tax law, tax loss carry-forwards may be carried forward indefinitely but their utilization is subject to an annual cap: only one million euro increased by 50% of the excess profits may be offset in any given fiscal year. In addition, the ability to effectively use such tax loss carry-forwards will depend on a variety of factors, including: (i) Pasqal’s ability to generate sufficient future taxable income against which tax losses may be utilized; (ii) changes in applicable French tax law and regulations, including potential further restrictions on the use of tax loss carry-forwards; (iii) the outcome of present and future tax audits or disputes with the French tax authorities; and (iv) potential limitations on the transfer or use of tax losses in connection with the Business Combination, the Reincorporation Merger or future reorganizations. If Pasqal is unable to fully utilize its tax loss carry-forwards, its effective tax rate may increase, which could have a material adverse effect on its business, financial condition and results of operations.

The French financial transaction tax may apply to certain acquisitions of Pasqal’s shares, which could affect the liquidity and market value of Pasqal’s shares.

Under Article 235 ter ZD of the French Tax Code, a financial transaction tax (taxe sur les transactions financières) applies, subject to certain conditions and exemptions, to certain acquisitions of equity securities or equivalent instruments of French companies whose market capitalization exceeds €1 billion as of December 1st of the year preceding the year during which the taxable acquisition takes place, and whose shares are admitted to trading on a regulated market within the European Union, the European Economic Area or a foreign regulated market formally recognized as such by the Autorité des Marchés Financiers (“AMF”) (as of now, Nasdaq has not been formally recognized as a regulated market by the AMF). The tax is currently levied at a rate of 0.4% of the acquisition price of the shares. If Pasqal’s market capitalization were to exceed the applicable threshold and Pasqal were to be admitted on a French or European market, or a foreign regulated market formally recognized as such by the AMF or if the scope of the financial transaction tax is broadened, acquisitions of Pasqal’s shares on the secondary market could become subject to this tax. The imposition of such a tax could increase transaction costs for investors, reduce the liquidity of Pasqal’s shares and adversely affect their market value. Pasqal has no control over future changes to the rate, scope or conditions of the financial transaction tax. The Merger itself should not trigger any financial transaction tax under Article 235 ter ZD of the French Tax Code.

The Business Combination and related reorganizations could give rise to adverse tax consequences.

The Business Combination involves a series of reorganization steps, including the Reincorporation Merger and the Merger between the Bleichroeder Surviving Corporation and Legacy Pasqal. The parties intend for these transactions to qualify for favorable tax treatment under applicable French tax law, including as a tax-free exchange under Sections 150-0 B, 210 A and 210-B of the French Tax Code. However, qualification for such favorable tax treatment depends on the satisfaction of numerous conditions and on the interpretation of complex provisions of French tax law. The French tax authorities have not been asked to provide a ruling or confirmation as to the tax treatment of the Business Combination, and no assurance can be given that the relevant tax authorities will not challenge the intended characterization. If any of the reorganization steps were to fail to qualify for the intended tax treatment, Pasqal, its shareholders or both could be subject to material and unexpected tax liabilities, including corporate income tax on unrealized gains, registration duties, or the acceleration of deferred gains in the hands of shareholders. In addition, the reorganizations may affect Pasqal’s ability to benefit from certain tax attributes, including tax loss carry-forwards. Any such adverse tax consequences could have a material adverse effect on Pasqal’s business, financial condition and results of operations, as well as on the returns to its shareholders.

Like in other countries, French government authorities may, in certain extreme cases for public interests, have the power to exercise nationalization, expropriation, requisition, or compulsory licensing with respect to our assets, properties or intellectual property rights.

French law provides public authorities with certain powers to nationalize, expropriate, requisition, compulsorily license or otherwise interfere with private property rights in limited circumstances, where public necessity, national defense, public health or other essential public interests are implicated. These powers may apply to assets and properties located in France and, in certain circumstances, to intellectual property rights. Under French constitutional principles, deprivation of property is permitted only where public necessity, legally determined, clearly requires it and subject to just and prior compensation. Although such powers are never or very rarely used (and never outside special historical circumstances), the following can be said about them.

French defense legislation, like legislations in other countries, permits requisition of persons, goods and services in circumstances involving actual or foreseeable threats to activities essential to the life of the nation, protection of the population, territorial integrity, continuity of institutions or France’s defense commitments. Requisition is typically not a lasting deprivation of property but an obligation for the owner to produce certain goods and services or permit the State to use its assets. Requisition measures are financially compensated but may not include lost net profits. EU intellectual property law provide for compulsory patent licensing mechanisms in the event of declared crisis or for public health, national economic needs or defense purposes. If such measures were applied to our intellectual property, we could lose exclusivity or be required to license rights to third parties or the State, for compensation determined by agreement or by a French court. Although these measures are conceived to be exceptional and subject to compensation mechanisms, there can be no assurance that compensation would be adequate to totally offset the harm resulting from any such measure.

Any nationalization, expropriation, requisition, compulsory licensing or similar governmental action affecting our assets, business operations or intellectual property rights could materially adversely affect our ability to conduct our business, commercialize our products, or generate revenues, and could have a material adverse effect on our business, financial condition, results of operations and prospects.

The issuance, exercise of BSPCEs and sale of underlaying shares may give rise to adverse tax and social security consequences for New Pasqal and for BSPCE holders and could negatively affect investors’ financial returns and the liquidity of their investment.

BSPCEs are equity warrants governed by Article 163 bis G of the French Tax Code, that entitle eligible employees and corporate officers to subscribe for shares at a predefined exercise price under certain conditions. BSPCEs can benefit from a preferential tax and social security regime under French law, provided that a number of conditions are satisfied both at the level of the issuing company and at the level of the individual beneficiaries at the time of grant.

At the company level, BSPCE eligibility requires for French entities, among other conditions, that the issuing company (i) is a joint stock company (société par actions) incorporated less than fifteen years prior to the date of grant, (ii) is subject to French corporate income tax, (iii) has at least 15% (prior to 2026, 25%) of its share capital held directly and continuously by natural persons or by entities that themselves meet certain holding requirements, and (iv) is not formed as a result of a restructuring, extension of a pre-existing activity, or takeover of such activity, unless additional conditions are met. At the beneficiary level, BSPCEs may only be granted to employees and certain corporate officers.

In addition, the exercise price of BSPCEs must be set at a level at least equal to the fair market value of the underlying shares at the time of grant. The French tax authorities provide further guidance in their published comments on valuation methodologies, including the potential application of discounts. The determination of fair market value for a privately-held company preparing to go public such as New Pasqal involves inherent uncertainty and requires the application of valuation methods, even if documented properly, that are subject to potential challenge of the French tax authorities.

In the event of a successful challenge by the French tax or social security authorities, holders of BSPCEs could face a reclassification of their exercise gains as employment income and thus support personal income tax at progressive rates, social security contributions, together with late payment interest and potential penalties. In parallel, New Pasqal, as the employer, could also be liable for social security contributions on the reclassified amounts, together with late payment interest and potential penalties.

Furthermore, the Business Combination or any subsequent change in New Pasqal’s corporate structure, shareholding or tax residence could affect the eligibility conditions for BSPCEs or the ability of New Pasqal to issue new BSPCEs in the future but would not affect the qualification of outstanding BSPCEs. Changes in applicable French tax law, administrative guidance, or case law, including any legislative reforms affecting the taxation of equity-based compensation, could also adversely modify the tax and social security treatment of outstanding or future BSPCEs. Any such adverse consequences could negatively affect investors’ financial returns and the liquidity of their investment, reduce the attractiveness of BSPCEs as a compensation and retention tool and have a material adverse effect on New Pasqal’s ability to attract, retain and motivate key employees.

Risks Related to Ownership of Pasqal’s Shares

If Pasqal’s Ordinary Shares are not listed on Nasdaq, or if Pasqal fails to meet Nasdaq’s continued listing standards, Pasqal’s Ordinary Shares could be delisted, which could limit investors’ ability to trade New Pasqal Ordinary Shares and subject Pasqal to additional trading restrictions.

Pasqal intends to apply to have New Pasqal Ordinary Shares listed on Nasdaq upon consummation of the Business Combination. Pasqal may not be able to meet the initial listing requirements or even if New Pasqal Ordinary Shares are so listed, it may be unable to maintain the listing of such securities in the future.

Failure by Pasqal to meet the initial listing requirements or to remain listed would likely have a negative effect on the price of the listed securities and would impair the ability of shareholders to sell or purchase the securities. In the event of a de-listing, Pasqal can provide no assurance that any action taken by Pasqal to restore compliance with listing requirements would allow Pasqal’s securities to become listed again, stabilize the market price or improve the liquidity of Pasqal’s securities, prevent Pasqal’s securities from dropping below the Nasdaq minimum bid price requirement or prevent future non-compliance with Nasdaq’s listing requirement. If Nasdaq does not list New Pasqal Ordinary Shares, and if the related closing condition is waived by the parties in order to consummate the Business Combination, or if New Pasqal Ordinary Shares are de-listed, Pasqal could face significant material adverse consequences, including a limited availability of market quotations for New Pasqal Ordinary Shares, a limited amount of news and analyst coverage on the company, and a decreased ability to issue additional New Pasqal Ordinary Shares or obtain additional financing in the future. Additionally, if Pasqal’s securities are not listed on, or become delisted from, Nasdaq for any reason, and are quoted on the OTC Bulletin Board, an inter-dealer automated quotation system for equity securities that is not a national securities exchange, the liquidity and price of Pasqal’s securities may be more limited than if Pasqal was quoted or listed on Nasdaq or another national securities exchange. You may be unable to sell your securities unless a market can be established or sustained.

There can be no assurance that Pasqal’s Ordinary Shares will be approved for listing on the regulated market of Euronext, and if such listing is successful, a dual listing of New Pasqal Ordinary Shares may adversely affect the liquidity and value of New Pasqal Ordinary Shares.

In addition to the Nasdaq listing detailed above, the parties to the Business Combination Agreement have agreed to use their reasonable best efforts to obtain listing of New Pasqal Ordinary Shares on the regulated market of Euronext, subject to market conditions and considerations, within 12 months from the closing of the Business Combination. Pasqal may not be able to meet the initial listing requirements for the Euronext, and even if New Pasqal Ordinary Shares are so listed, it may be unable to maintain the listing of such securities in the future.

In the event of such a secondary listing on Euronext (in addition to Nasdaq), trading of New Pasqal Ordinary Shares in these markets will take place in different currencies (U.S. dollars on Nasdaq and Euros on Euronext), at different times (resulting from different time zones, different trading days and different public holidays in the United States and France) and with different settlement mechanics. The trading prices of New Pasqal Ordinary Shares on these two markets may differ due to these and other factors and we cannot predict the effect of this dual listing on the value of New Pasqal Ordinary Shares. Any decrease in the price of New Pasqal Ordinary Shares on Euronext could cause a decrease in the trading price of New Pasqal Ordinary Shares on Nasdaq and vice versa. Investors could seek to sell or buy New Pasqal Ordinary Shares to take advantage of any price differences between the markets through a practice referred to as arbitrage. Any arbitrage activity could create unexpected volatility in both the trading prices on one exchange and New Pasqal Ordinary Shares available for trading on the other exchange. Further, the dual listing of New Pasqal Ordinary Shares may reduce the liquidity of these securities in one or both markets and may adversely affect the development of an active trading market for New Pasqal Ordinary Shares in the United States.

Pasqal may face limitations on shareholder liquidity and transferability of its securities due to French State interests and regulatory requirements.

Following the implementation of Regulation (EU) 2019/452 of 19 March 2019, the scope of French foreign investment screening has been expanded to cover additional economic sectors. Prior authorization from the French Minister of Economy is required for investments in companies that (i) participate in the exercise of public authority, even occasionally, (ii) may affect public order, public security or national defense interests, or (iii) are engaged in the research, production or trade of arms, ammunition, explosives or related materials.

Due to the presence of French State interests and the application of French foreign investment regulations, shareholders in Pasqal may face significant restrictions on the transfer of their shares or on the ability to effect a change of control. In particular, under the French foreign investment control regime, the direct or indirect acquisition by a non-EU acquirer (or by multiple non-EU acquirers acting in concert) of 25% or more of the voting rights of Pasqal, or 10% or more of the voting rights of Pasqal if Pasqal’s shares are admitted to trading on a regulated market (e.g. Euronext Paris), requires the prior authorization of the French Ministry of the Economy. This approval process may be lengthy, subject to conditions, or even denied, depending on the nature of the acquirer and the strategic importance of Pasqal’s business activities. See “Risk Factors — Risks Related to Litigation and Government Regulation — Foreign investment regulations may restrict or delay future changes in control or significant acquisitions of Pasqal.”

These restrictions may result in delays or prevent certain transactions from being completed, and may be outside the control of Pasqal or its shareholders. As a result, the liquidity and market value of Pasqal’s securities may be adversely affected, and shareholders may be unable to realize the full value of their investment or to exit their position in a timely manner. Furthermore, these regulatory requirements may limit Pasqal’s ability to attract new investors, pursue certain strategic transactions, or respond flexibly to changes in its shareholder base.

Depending on where its activities will develop, Pasqal may, in the future, also be subject to foreign investment regulations in other countries, with comparable consequences.

Ownership among our existing executive officers, directors and their affiliates may prevent new investors from influencing significant corporate decisions.

As of the closing of the Business Combination, our directors, executive officers and their affiliates as a group beneficially own approximately        % of the issued and outstanding New Pasqal Ordinary Shares (assuming no redemptions by Bleichroeder shareholders). As a result, these shareholders will be able to exercise a significant level of control over all matters requiring shareholder approval, including the election of directors, any amendment of the articles of association and approval of significant corporate transactions. This control could have the effect of delaying or preventing a change of control or changes in management and will make the approval of certain transactions difficult or impossible without the support of these shareholders.

Transfers of outstanding Legacy Pasqal equity by Pasqal shareholders prior to the consummation of the Business Combination could adversely affect the ownership, governance and market price of New Pasqal Ordinary Shares.

Prior to the consummation of the Business Combination, existing shareholders of Legacy Pasqal may sell or otherwise transfer their equity interests in Legacy Pasqal to third parties. Any such transfers could change the expected ownership of the combined company and may result in new investors whose interests differ from those of the current Legacy Pasqal shareholders. To the extent transferred shares are not subject to existing voting, support or lock-up arrangements, such transfers could create uncertainty regarding the ownership and governance of the combined company and could increase volatility in the market price of New Pasqal Ordinary Shares following the closing. Pasqal may incur additional costs or face delays to address transfer-related regulatory or contractual requirements.

The market price and trading volume of New Pasqal Ordinary Shares may be volatile and could decline significantly following the Business Combination.

The stock markets, including Nasdaq on which Pasqal intends to list New Pasqal Ordinary Shares to be issued in the Business Combination, have from time to time experienced significant price and volume fluctuations. Even if an active, liquid and orderly trading market develops and is sustained for New Pasqal Ordinary Shares following the Business Combination, the market prices of New Pasqal Ordinary Shares may be volatile and could decline significantly. In addition, the trading volumes in New Pasqal Ordinary Shares may fluctuate and cause significant price variations to occur. If the market prices of New Pasqal Ordinary Shares decline significantly, you may be unable to resell your New Pasqal Ordinary Shares at or above the market price of New Pasqal Ordinary Shares as of the date immediately following the consummation of the Business Combination. There can be no assurance that the market prices of New Pasqal Ordinary Shares will not fluctuate widely or decline significantly in the future in response to a number of factors, including, among others, the following:

•        the realization of any of the risk factors presented in this proxy statement/prospectus;

•        actual or anticipated differences in our estimates, or in the estimates of analysts, for Pasqal’s revenues, results of operations, cash flows, liquidity or financial condition;

•        announcements by Pasqal or its competitors of significant business developments including acquisitions, dispositions, strategic partnerships, joint venture or capital commitments;

•        changes in customers;

•        acquisitions or expansion plans;

•        Pasqal’s involvement in litigation and government investigations;

•        sale of New Pasqal Ordinary Shares or other securities in the future;

•        market conditions in Pasqal’s industry;

•        changes in key personnel;

•        the trading volume of New Pasqal Ordinary Shares;

•        actual, potential or perceived control, accounting or reporting problems of Pasqal;

•        changes in accounting principles, policies and guidelines;

•        other events or factors, including but not limited to those resulting from infectious diseases, health epidemics and pandemics, natural disasters, war, acts of terrorism or responses to these events; and

•        general economic and market conditions.

In addition, the stock markets have experienced extreme price and volume fluctuations. Broad market and industry factors may materially harm the market price of New Pasqal Ordinary Shares, regardless of our operating performance. The trading price may also be adversely affected by third parties attempting to drive the market price up or down, including short sellers and others who may publish rumors or commentary, including anonymously on social media, which can negatively affect our stock price and increase volatility. In the past, following periods of volatility in the market price of a company’s securities, securities class action litigation has often been instituted against that company. If Pasqal were involved in any similar litigation it could incur substantial costs and our management’s attention and resources could be diverted. The impact of any of the foregoing on our management, employees, partners, customers and operating results could, in turn, exacerbate volatility in the market price and trading volume of New Pasqal Ordinary Shares.

We do not know whether a market will develop for New Pasqal Ordinary Shares or what the market price of New Pasqal Ordinary Shares will be and, as a result, it may be difficult for holders of New Pasqal Ordinary Shares to sell their New Pasqal Ordinary Shares.

Before this offering, there was no public trading market for New Pasqal Ordinary Shares. Although we have applied to list New Pasqal Ordinary Shares on Nasdaq, an active trading market for New Pasqal Ordinary Shares may never develop or be sustained following this offering. If a market for New Pasqal Ordinary Shares does not develop or is not sustained, it may be difficult for holders of New Pasqal Ordinary Shares to sell their New Pasqal Ordinary Shares at an attractive price, if at all. This risk will be exacerbated if there is a high level of redemptions of Bleichroeder Ordinary Shares in connection with the closing of the Business Combination. Additionally, if our securities are not listed on, or become delisted from, Nasdaq for any reason, and are quoted on the OTC Bulletin Board, an inter-dealer automated quotation system for equity securities that is not a national securities exchange, the liquidity and price of our securities may be more limited than if we were quoted or listed on Nasdaq or another national securities exchange. You may be unable to sell your securities unless a market can be established or sustained.

If a significant number of Bleichroeder Ordinary Shares are elected to be redeemed in connection with the Business Combination, the stock ownership of Pasqal will be highly concentrated, which will reduce the public “float” and may have a depressive effect on the market price of New Pasqal Ordinary Shares.

If a significant number of Bleichroeder Ordinary Shares are elected to be redeemed in connection with the Business Combination, the stock ownership of the combined company will be highly concentrated within a small number of existing Pasqal shareholders. This will reduce the public “float” and may have a depressive and volatile effect on the market price of the ordinary shares of the combined company when demand for Pasqal stock changes.

There is no guarantee that the decision by any Bleichroeder public shareholders to not redeem their public shares will put such shareholders in a better future economic position. Such shareholders will experience immediate dilution as a result of the issuance of New Pasqal Ordinary Shares as consideration in connection with the Business Combination and may experience further dilution in connection with the issuance of securities in the March 2026 Financing.

If a Bleichroeder public shareholder decides not to redeem its Bleichroeder public shares and elects to continue as a holder of New Pasqal Ordinary Shares following the completion of the Business Combination, there is no assurance as to the price at which Pasqal shareholders may be able to sell New Pasqal Ordinary Shares in the future. Certain events following the consummation of the Business Combination may cause a decrease in New Pasqal Ordinary Shares stock price over time, and a decision not to redeem Bleichroeder public shares may ultimately result in a lower value realized by a Bleichroeder public shareholder relative to a decision to redeem in connection with the completion of the Business Combination. Specifically, if a Bleichroeder public shareholder does not redeem its shares, such shareholder will bear the risk of ownership of New Pasqal Ordinary Shares after the consummation of the Business Combination, and there can be no assurance that a shareholder will be able to sell its New Pasqal Ordinary Shares in the future for a greater amount than the redemption price set forth in this proxy statement/prospectus. A Bleichroeder public shareholder should consult his, her or its own tax or financial advisor for assistance on how this may affect its individual situation.

Upon the Business Combination, the percentage ownership of Pasqal by Bleichroeder public shareholders who do not redeem their Bleichroeder public shares will be diluted as a result of the issuance of New Pasqal Ordinary Shares as consideration in connection with the Business Combination. If any of the Bleichroeder public shareholders exercise their redemption rights, the percentage of New Pasqal Ordinary Shares held by the former Bleichroeder public shareholders will decrease and the percentages of outstanding New Pasqal Ordinary Shares held by the Sponsor and Pasqal shareholders will increase, in each case, relative to the percentage held if none of the Bleichroeder public shares are redeemed. In addition, the percentage ownership of Pasqal by Bleichroeder public shareholders who do not redeem their Bleichroeder public shares may be further diluted in the future as a result of the issuance of New Pasqal Ordinary Shares upon conversion of the Senior Unsecured Convertible Bonds and the issuance of New Pasqal Ordinary Shares underlying the Investment Warrants.

Upon completion of the Business Combination, Bleichroeder shareholders will become Pasqal shareholders, Bleichroeder warrant holders will become holders of New Pasqal Warrants and the market price for New Pasqal Ordinary Shares may be affected by factors different from those that historically have affected Bleichroeder securities.

Upon completion of the Business Combination, Bleichroeder shareholders will become Pasqal shareholders and Bleichroeder’s warrant holders will become holders of New Pasqal Warrants, which may be exercised to acquire New Pasqal Ordinary Shares. Pasqal’s business will materially differ from that of Bleichroeder, and, accordingly, the results of operations of Pasqal will be affected by numerous factors that are different from those currently affecting the results of operations of Bleichroeder. Bleichroeder is a special purpose acquisition company incorporated in the Cayman Islands that is not engaged in any operating activity, directly or indirectly. Pasqal is a société anonyme formed under the laws of the Republic of France and, after the consummation of the Business Combination, its subsidiaries will be engaged in the businesses of Pasqal. Pasqal’s business and results of operations will be affected by regional, country and industry risks and operating risks to which Bleichroeder was not exposed. For a discussion of the future business of Pasqal currently conducted and proposed to be conducted by Pasqal, see the sections of this proxy statement/prospectus titled “Information about Pasqal” and “Risk Factors — Risks Related to Pasqal’s Business and Industry.”

We may redeem your unexpired warrants prior to their exercise at a time that is disadvantageous to you, thereby making your warrants worthless.

We have the ability to redeem outstanding warrants (other than the private placement warrants) at any time after they become exercisable and prior to their expiration, at a price of $0.01 per warrant, provided that the last reported sales price of our shares equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30 trading-day period ending on the third trading day prior to the date on which we give proper notice of such redemption and provided certain other conditions are met. If and when the warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws. We will use our best efforts to register or qualify such shares of ordinary shares under the blue sky laws of the state of residence in those states in which the warrants were offered by us in this offering. Redemption of the outstanding warrants could force you (i) to exercise your warrants and pay the exercise price therefor at a time when it may be disadvantageous for you to do so, (ii) to sell your warrants at the then-current market price when you might otherwise wish to hold your warrants or (iii) to accept the nominal redemption price which, at the time the outstanding warrants are called for redemption, is likely to be substantially less than the market value of your warrants.

Notice of redemption shall be mailed by first class mail, postage prepaid, by us not less than thirty (30) days prior to the Redemption Date to the registered holders of the public warrants to be redeemed at their last addresses as they shall appear on the registration books. Any notice mailed in the manner herein provided shall be conclusively presumed to have been duly given whether or not the registered holder received such notice. In addition, beneficial owners of the warrants will be notified of such redemption by our posting of the redemption notice to DTC.

New Pasqal Warrants will become exercisable for New Pasqal Ordinary Shares, which would increase the number of shares eligible for future resale in the public market and result in dilution to Pasqal’s shareholders.

New Pasqal Warrants to purchase an aggregate of            New Pasqal Ordinary Shares will become exercisable in accordance with the terms of the Warrant Amendment Agreement and the existing Warrant Agreement governing those securities. Assuming the Business Combination closes, these warrants will become exercisable 30 days after the completion of the Business Combination. The exercise price of these warrants will be $11.50 per share. To the extent such warrants are exercised, additional New Pasqal Ordinary Shares will be issued, which will result in dilution to the holders of New Pasqal Ordinary Shares and increase the number of shares eligible for resale in the public market. In addition, the Investment Warrants to purchase New Pasqal Ordinary Shares will be immediately exercisable upon issuance at Closing and will expire five years from the date of Closing. The exercise price of these warrants is $12.00 per New Pasqal Ordinary Share, subject to certain anti-dilution and other adjustments as set forth in the Terms and Conditions governing such warrants. Sales of substantial numbers of such shares in the public market or the fact that such warrants may be exercised could adversely affect the market price of New Pasqal Ordinary Shares.

Subsequent to the consummation of the Business Combination, Pasqal may issue additional ordinary shares, which would increase the number of shares eligible for future resale in the public market and result in dilution to its shareholders.

Pasqal may issue additional ordinary shares or other equity securities of equal or senior rank in the future in connection with, among other things, capital-raising initiatives, future investments and acquisitions, or repayment of outstanding indebtedness, in most cases without stockholder approval.

The issuance of additional shares or other equity securities of equal or senior rank would have the following effects:

•        existing shareholders’ proportionate ownership interest will decrease;

•        the number of shares eligible for resale in the public market will increase;

•        the amount of cash available per share, including for payment of dividends in the future, may decrease;

•        the relative voting strength of each share of previously outstanding ordinary shares may be diminished; and

•        the market price of Pasqal’s Ordinary Shares may decline.

We will incur significant indebtedness as a result of the March 2026 Financing and the issuance of the Senior Unsecured Convertible Bonds and we may incur additional indebtedness in the future. The indebtedness created by the sale of Senior Unsecured Convertible Bonds and any future indebtedness we incur exposes us to risks that could adversely affect our business, financial condition, and results of operations.

Our indebtedness could have significant negative consequences for our business, results of operations and financial condition, including:

•        increasing our vulnerability to adverse economic and industry conditions;

•        limiting our ability to obtain additional financing;

•        requiring the dedication of a portion of our cash flow from operations to service our indebtedness, thereby reducing the amount of our cash flow available for other purposes;

•        limiting our flexibility in planning for, or reacting to, changes in our business; and

•        placing us at a possible competitive disadvantage with less leveraged competitors and competitors that may have better access to capital resources.

We cannot assure you that we will continue to maintain sufficient cash reserves or that our business will generate cash flow from operations at levels sufficient to permit us to pay principal, premium, if any, and interest on our indebtedness, or that our cash needs will not increase. Further, in the ordinary course of its business, Pasqal has also entered into, and may in the future be required to enter into, bank guarantees and similar arrangements to support its performance obligations under customer contracts. These arrangements may require Pasqal to pledge cash deposits or other collateral, which could reduce Pasqal’s liquidity and financial flexibility. If we are unable to generate sufficient cash flow or otherwise obtain funds necessary to make required payments, or if we fail to comply with the various requirements of the Senior Unsecured Convertible Bonds or any indebtedness which we may incur in the future, we would be in default, which could have a material adverse effect on our business, results of operations and financial condition.

The Senior Unsecured Convertible Bonds to be issued and outstanding after the closing of the Business Combination may impact New Pasqal’s financial results, result in dilution to our shareholders, create downward pressure on the price of the New Pasqal Ordinary Shares, and restrict New Pasqal’s ability to raise additional capital or take advantage of future opportunities.

Following the closing of the Business Combination and subject to the conditions to conversion set forth in the Senior Unsecured Convertible Bond Terms and Conditions, a holder of the Senior Unsecured Convertible Bonds will have the right, at such holder’s option, to convert all or any portion of its bonds into New Pasqal Ordinary Shares at an initial conversion rate of $12.00 per share. The conversion rate and conversion price will be subject to customary adjustments upon the occurrence of certain events.

If New Pasqal Ordinary Shares are issued to the Investors upon conversion, there will be dilution to New Pasqal Shareholders and the market price of New Pasqal Ordinary Shares may decrease due to the additional selling pressure in the market. Any downward pressure on the price of New Pasqal Ordinary Shares caused by the sale, or potential sale, of shares issuable upon conversion of the Senior Unsecured Convertible Bonds could also encourage short sales by third parties, creating additional selling pressure on our share price.

The Senior Unsecured Convertible Bonds contain certain restrictions and limitations that could impact New Pasqal’s ability to operate its business.

For as long as 10% of the Senior Unsecured Convertible Bonds issued as of the closing of the Business Combination are held by Inflection Point Asset Management LLC and certain other holders of the Senior Unsecured Convertible Bonds and their respective affiliates, New Pasqal shall not, without the affirmative vote or action of the Masse (the “Requisite Holders”), take any of the following actions: (i) liquidate, dissolve or wind up the affairs of New Pasqal, or commence or consent to any bankruptcy proceeding relating to New Pasqal; (ii) amend, alter, or repeal any provision of the bylaws or the Senior Unsecured Convertible Bonds Terms and Conditions in a manner that materially and adversely affects the powers, preferences or rights given to the holders of the Senior Unsecured Convertible Bonds; (iii) create or authorize the creation of or issue any other equity security or security convertible into or exercisable for any equity security unless such security ranks junior to the Senior Unsecured Convertible Bonds with respect to its rights, preferences and privileges, or increase the aggregate amount of the Senior Unsecured Convertible Bonds accordingly; (iv) pay any cash dividend or redeem any equity or equity-linked security prior to repayment in full, redemption or conversion of the Senior Unsecured Convertible Bonds into New Pasqal Ordinary Shares, other than stock repurchased at cost from former employees and consultants in connection with the cessation of their service or pursuant to the terms of any equity incentive plan of New Pasqal; (v) enter into any transaction with an affiliate, other than the issuance of equity or awards to eligible participants under New Pasqal’s incentive plan, equity plan or equity-based compensation plan, or with respect to employment, consulting or award agreements with respect to executive officers of New Pasqal, in each case regardless of whether such person (or such person’s affiliates) would be considered an affiliate of New Pasqal; or (vi) incur or guarantee any new indebtedness, including secured and/or senior debt, other than equipment leases or trade payables incurred in the ordinary course of business; provided, however, that the Senior Unsecured Convertible Bonds shall not be considered indebtedness for purposes of this calculation. These restrictions could affect New Pasqal’s ability to operate its business, may limit its ability in the future to satisfy currently outstanding obligations and may limit its ability to take advantage of potential business opportunities as they arise.

If securities or industry analysts do not publish research, publish inaccurate or unfavorable research or cease publishing research about Pasqal, its share price and trading volume could decline significantly.

The trading market for New Pasqal Ordinary Shares will depend, in part, on the research and reports that securities or industry analysts publish about Pasqal or its business. Pasqal may be unable to sustain coverage by well-regarded securities and industry analysts. If either none or only a limited number of securities or industry analysts maintain coverage of Pasqal, or if these securities or industry analysts are not widely respected within the general investment community, the demand for New Pasqal Ordinary Shares could decrease, which might cause its share price and trading volume to decline significantly. In the event that Pasqal obtains securities or industry analyst coverage or, if one or more of the analysts who cover Pasqal downgrade their assessment of Pasqal or publish inaccurate or unfavorable research about Pasqal’s business, the market price and liquidity for New Pasqal Ordinary Shares could be negatively impacted.

If Pasqal’s operating and financial performance in any given period does not meet the guidance provided to the public or the expectations of investment analysts, the market price of Pasqal’s Ordinary Shares may decline.

In the future, Pasqal may, but is not obligated to, provide public guidance on its expected operating and financial results for future periods. Any such guidance will consist of forward-looking statements, subject to the risks and uncertainties described in this filing. Pasqal’s actual results may not always be in line with or exceed any guidance it may provide, especially in times of economic uncertainty. Further, lengthy sales cycle may contribute to substantial fluctuations in Pasqal’s quarterly or annual operating results as significant sales can be delayed to subsequent periods. If, in the future, Pasqal’s operating or financial results for a particular period do not meet any guidance provided or the expectations of investment analysts, or if Pasqal reduces its guidance for future periods, the market price of its ordinary shares may decline as well. There can be no assurance that Pasqal will issue or continue to issue public guidance in the future.

Our financial results may vary significantly from period to period.

Pasqal expects revenue and operating results to vary from period to period. Pasqal may incur significant operating expenses during the start-up and early stages of large contracts and may not be able to recognize corresponding revenue in that same quarter. Pasqal may also incur additional expenses when contracts are terminated or expire and are not renewed. Pasqal may also incur additional expenses when customers are newly acquired. Additionally, payments due to Pasqal from our customers may be delayed for a variety of reasons, and these delays could cause significant fluctuations from period to period.

Additional factors that may cause our financial results to fluctuate from period to period include those addressed elsewhere in this “Risk Factors” section and the following factors, among others:

•        the terms of customer contracts that affect the timing of revenue recognition;

•        labor availability and costs for hourly and management personnel;

•        profitability of New Pasqal’s products, especially in new markets;

•        changes in interest rates;

•        impairment of long-lived assets;

•        macroeconomic conditions, both nationally and locally;

•        size and scope of Pasqal’s revenue arrangements with its customers;

•        negative publicity related to Pasqal’s products;

•        changes in customer preferences and competitive conditions;

•        the loss of strategic relationships or existing contracts with any customer;

•        lengthy customer sales cycle, leading to difficulty in forecasting the timing of purchasing decisions;

•        expansion to new markets; and

•        fluctuations in commodity prices.

The requirements of being a public company may strain Pasqal’s resources, divert Pasqal management’s attention and affect Pasqal’s ability to attract and retain qualified board members.

Pasqal will incur additional legal, accounting and other expenses following completion of the Business Combination. Pasqal will be subject to the reporting requirements of the Securities Exchange Act of 1934, the Sarbanes-Oxley Act, the Dodd-Frank Act, the Nasdaq listing requirements and other applicable securities rules and regulations. These expenses may increase even more if Pasqal no longer qualifies as an “emerging growth company,” as defined in Section 2(a) of the Securities Act. The Exchange Act requires, among other things, that Pasqal file annual and current reports with respect to its business and operating results. The Sarbanes-Oxley Act requires, among other things, that Pasqal maintains effective disclosure controls and procedures and internal control over financial reporting. Management may not be able to effectively and timely implement controls and procedures that adequately respond to the increased regulatory compliance and reporting requirements that will be applicable to Pasqal after the Business Combination. Pasqal may need to hire more employees post-Business Combination or engage outside consultants to comply with these requirements, which will increase its post-Business Combination costs and expenses. If Pasqal is not able to implement the requirements of Section 404 of the Sarbanes-Oxley Act, including any additional requirements once Pasqal is no longer an emerging growth company, in a timely manner or with adequate compliance, Pasqal may not be able to assess whether internal controls over financial reporting are effective, which may subject Pasqal to adverse regulatory consequences and could harm investor confidence and the market price of Pasqal’s Ordinary Shares.

Changing laws, regulations and standards relating to corporate governance and public disclosure are creating uncertainty for public companies, increasing legal and financial compliance costs and making some activities more time-consuming. These laws, regulations and standards are subject to varying interpretations, in many cases due to their lack of specificity, and, as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies. This could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices. Pasqal expects these laws and regulations to increase its legal and financial compliance costs after the Business Combination and to render some activities more time-consuming and costly, although Pasqal is currently unable to estimate these costs with any degree of certainty.

Pasqal’s management team has limited experience managing a publicly traded company, interacting with public company investors and complying with the increasingly complex laws pertaining to public companies. Pasqal’s management team may not successfully or efficiently manage the transition to being a public company subject to significant regulatory oversight and reporting obligations under the federal securities laws and regulations and the continuous scrutiny of securities analysts and investors. The need to establish the corporate infrastructure demanded of a public company may divert the management’s attention from implementing its growth strategy, which could prevent Pasqal from improving its business, financial condition and results of operations. Furthermore, Pasqal expects these rules and regulations to make it more difficult and more expensive for Pasqal to obtain director and officer liability insurance, and consequently Pasqal may be required to incur substantial costs to obtain such coverage. These additional obligations could have a material adverse effect on its business, financial condition, results of operations and prospects. These factors could also make it more difficult for Pasqal to attract and retain qualified members of its board of directors, particularly to serve on Pasqal’s audit committee, remuneration committee and nominating and corporate governance committee, and qualified executive officers.

As a result of disclosure of information in this proxy statement/prospectus and in filings required of a public company, Pasqal’s business and financial condition will become more visible, which may result in threatened or actual litigation, including by competitors and other third parties. If such claims are successful, Pasqal’s business and operating results could be adversely affected, and, even if the claims do not result in litigation or are resolved in Pasqal’s favor, these claims, the time and resources necessary to resolve them and negative publicity, could have an adverse effect on its business, financial condition, results of operations and prospects.

We have identified material weaknesses in our internal control over financial reporting. If we are unable to remediate these material weaknesses, or if we fail to establish and maintain effective internal control over financial reporting, we may be unable to timely produce or accurately report our financial results or prevent fraud. We may identify additional material weaknesses in our internal controls over financial reporting which we may not be able to remedy in a timely manner.

As of December 31, 2024 and 2025, management identified material weaknesses in Pasqal’s internal control over financial reporting.

The material weaknesses relate to:

•        the design and formalization of the Company’s control environment and entity-level ICFR governance framework;

•        the absence of an effective risk assessment process covering financial reporting risks;

•        deficiencies in information technology general controls;

•        insufficiently designed and documented review controls over significant and complex accounting judgments and non-routine transactions; and

•        limitations in internal resources, both in terms of personnel quantity and technical expertise, including with respect to IFRS and SEC reporting and disclosure requirements as a first-time SEC registrant.

Specifically:

•        We did not design and maintain an internal control environment and governance framework commensurate with our financial reporting requirements. Certain financial reporting responsibilities were concentrated among a limited number of individuals, segregation of duties was not consistently implemented across all relevant processes, and documentation and formalization of key controls and independent review activities were not sufficiently formalized and documented.

•        We did not design and maintain a sufficiently formalized and documented process to identify and assess changes in our business and operations that could impact financial reporting risks. Our risk assessment activities were primarily based on management experience and ad hoc processes, without a comprehensive and periodically updated framework aligned with the COSO principles.

•        We did not design and maintain effective information technology general controls over systems relevant to financial reporting. In particular, deficiencies were identified in change management processes, user access controls (including privileged access), periodic access reviews, governance over and oversight of third-party IT service providers, and documentation of system implementations and modifications. In addition, certain key financial data and reports relied on manual processing and adjustments, increasing the risk of data integrity issues.

•        We did not design and maintain effective controls to ensure that significant and non-routine accounting matters and judgments are consistently documented and independently reviewed on a timely basis. These matters include, among others, business combinations, share-based compensation, capital instruments, and other complex or non-recurring transactions. Although analyses were performed, including with the assistance of external advisors, effective controls were not consistently designed and maintained to ensure such analyses were appropriately documented, reviewed and approved on a timely basis.

•        As a first-time SEC registrant, we did not have sufficient internal capabilities or formalized processes to address SEC reporting and disclosure requirements. In addition, we had limited internal resources, both in terms of personnel quantity and technical expertise, including with respect to IFRS and SEC reporting and disclosure requirements, which impacted both the design and operating effectiveness of our internal controls over financial reporting.

Accordingly, there is a reasonable possibility that a material misstatement of our annual or interim consolidated financial statements would not be prevented or detected on a timely basis.

Although adjustments identified in connection with the preparation of our consolidated 2024 and 2025 financial statements were recorded and corrected prior to issuance, the existence of these material weaknesses could result in future misstatements if not remediated.

Neither we nor our independent registered public accounting firm undertook a comprehensive assessment of our internal control over financial reporting under the Sarbanes-Oxley Act. However, in connection with the preparation of our consolidated financial statements, management identified the material weaknesses described above. Had we performed a formal assessment of our internal control over financial reporting, or had our independent registered public accounting firm performed an audit of our internal control over financial reporting, additional control deficiencies may have been identified. Following the completion of the Business Combination, we will be required to comply with the requirements of Section 404 of the Sarbanes-Oxley Act, and we expect to continue to enhance our internal control framework as part of this process.

We have initiated a remediation plan to address these material weaknesses. However, the remediation efforts are ongoing and will require significant time, costs and resources. We intend to complete the remediation of these material weaknesses as expeditiously as possible, aiming to get remediation completed prior to the date on which we cease to qualify as an “emerging growth company”. We cannot provide assurance that we will be able to complete full remediation by then or that additional material weaknesses will not be identified in the future.

Our remediation plan includes, among other measures:

•        strengthening our finance organization, including the recruitment and training of personnel with appropriate IFRS and SEC public company reporting expertise;

•        enhancing the documentation of our accounting policies, technical accounting analyses and key judgments;

•        implementing formalized control procedures, including independent review and approval controls over complex and non-routine transactions;

•        developing and implementing a more formalized financial reporting risk assessment process aligned with the COSO framework;

•        strengthening IT governance and implementing more robust information technology general controls; and

•        continuing to leverage external advisors to support complex accounting and SEC reporting matters during this transition period.

As of the date of this filing:

•        certain remediation actions have been initiated, including:

•        the preparation of technical accounting documentation and position papers;

•        increased involvement of external advisors to support complex accounting and SEC reporting matters; and

•        other remediation actions remain to be implemented, including:

•        the full formalization and implementation of control procedures across key financial reporting processes;

•        the development and implementation of a comprehensive financial reporting risk assessment framework;

•        further strengthening of internal finance resources and technical expertise; and

•        the implementation and testing of IT general controls.

There can be no assurance that the remediation plan will be fully implemented within the expected timeframe, that the remediation measures will be sufficient to address the identified material weaknesses, or that additional material weaknesses will not be identified in the future.

We have incurred and expect to continue to incur material costs in connection with our remediation efforts, including external advisory fees, incremental personnel costs, training costs, IT control enhancement costs, and process documentation and implementation costs. These costs are not expected to be capitalized and will be recognized as incurred.

Pasqal will be an “emerging growth company” and it cannot be certain if the reduced SEC reporting requirements applicable to emerging growth companies will make Pasqal’s Ordinary Shares less attractive to investors, which could have a material and adverse effect on Pasqal, including its growth prospects.

Upon consummation of the Business Combination, Pasqal will be an “emerging growth company” as defined in the JOBS Act. Pasqal will remain an “emerging growth company” until the earliest to occur of (i) the last day of the fiscal year (a) following the fifth anniversary of the closing of the Business Combination, (b) in which Pasqal has total annual gross revenue of at least $1.235 billion or (c) in which Pasqal is deemed to be a large accelerated filer, which means the market value of New Pasqal Ordinary Shares held by non-affiliates exceeds $700 million as of the last business day of Pasqal’s prior second fiscal quarter, and (ii) the date on which Pasqal issued more than $1.0 billion in non-convertible debt during the prior three-year period. Pasqal intends to take advantage of exemptions from various reporting requirements that are applicable to most other public companies, whether or not they are classified as “emerging growth companies,” including, but not limited to, an exemption from the provisions of Section 404(b) of the Sarbanes-Oxley Act requiring that Pasqal’s independent registered public accounting firm provide an attestation report on the effectiveness of its internal control over financial reporting and reduced disclosure obligations regarding executive compensation, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

Furthermore, even after Pasqal no longer qualifies as an “emerging growth company,” as long as Pasqal continues to qualify as a foreign private issuer under the Exchange Act, Pasqal will be exempt from certain provisions of the Exchange Act that are applicable to U.S. domestic public companies, including, but not limited to, the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act and the rules under the Exchange Act requiring the filing with the SEC of quarterly reports on Form 10-Q containing unaudited financial and other specified information, and current reports on Form 8-K, upon the occurrence of specified significant events. In addition, Pasqal will not be required to file annual reports and financial statements with the SEC as promptly as U.S. domestic companies whose securities are registered under the Exchange Act, and are not required to comply with Regulation FD, which restricts the selective disclosure of material information.

As a result, Pasqal’s shareholders may not have access to certain information they deem important. Pasqal cannot predict if investors will find New Pasqal Ordinary Shares less attractive because it relies on these exemptions. If some investors do find New Pasqal Ordinary Shares less attractive as a result, there may be a less active trading market and share price for New Pasqal Ordinary Shares may be more volatile.

It is not expected that Pasqal will pay dividends in the foreseeable future after the Business Combination.

It is expected that Pasqal will retain most, if not all, of its available funds and any future earnings after the Business Combination to fund the development and growth of its business. In addition, Pasqal is a holding company and its subsidiaries immediately after the consummation of the Business Combination will be located in various locations, including Europe, Canada, the United States, Saudi Arabia and South Korea. Part of Pasqal’s primary internal sources of funds to meet its cash needs will be its share of the dividends, if any, paid by Pasqal’s subsidiaries. The distribution of dividends to Pasqal from the subsidiaries in certain markets where Pasqal operates is subject to restrictions imposed by the applicable laws and regulations in these markets. As a result, it is not expected that Pasqal will pay any cash dividends in the foreseeable future.

Following completion of the Business Combination, Pasqal’s board of directors will have complete discretion as to whether to distribute dividends. Even if the board of directors decides to declare and pay dividends, the timing, amount and form of future dividends, if any, will depend on the future results of operations and cash flow, capital requirements and surplus, the amount of distributions, if any, received by Pasqal from subsidiaries, Pasqal’s financial condition, contractual restrictions and other factors deemed relevant by the board of directors. There is no guarantee that the shares of Pasqal will appreciate in value after the Business Combination or that the trading price of the shares will not decline. Holders of New Pasqal Ordinary Shares should not rely on an investment in New Pasqal Ordinary Shares as a source for any future dividend income.

If New Pasqal Ordinary Shares are not eligible for deposit and clearing within the facilities of the DTC, then transactions in New Pasqal Ordinary Shares may be disrupted.

The facilities of DTC are a widely used mechanism that allow for rapid electronic transfers of securities between the participants in the DTC system, which include many large banks and brokerage firms. Pasqal expects that New Pasqal Ordinary Shares will be eligible for deposit and clearing within the DTC system. DTC is not obligated to accept New Pasqal Ordinary Shares for deposit and clearing within its facilities in connection with the listing and, even if DTC does initially accept New Pasqal Ordinary Shares, it will generally have discretion to cease to act as a depository and clearing agency for New Pasqal Ordinary Shares.

If DTC determines prior to the completion of the transactions that New Pasqal Ordinary Shares are not eligible for clearance within the DTC system, then Pasqal would not expect to complete the transactions and the listing contemplated by this proxy statement/prospectus in its current form. However, if DTC determines at any time after the completion of the transactions and the listing that New Pasqal Ordinary Shares were not eligible for continued deposit and clearance within its facilities, then Pasqal believes New Pasqal Ordinary Shares would not be eligible for continued listing on a U.S. securities exchange and trading in the shares would be disrupted. While Pasqal would pursue alternative arrangements to preserve its listing and maintain trading, any such disruption could have a material adverse effect on the market price of New Pasqal Ordinary Shares.

Short sellers may engage in manipulative activity intended to drive down the market price of Pasqal’s ordinary shares, which could also result in related regulatory and governmental scrutiny, among other effects.

Short selling is the practice of selling securities that the seller does not own but rather has borrowed or intends to borrow from a third party with the intention of later buying lower priced identical securities to return to the lender. Accordingly, it is in the interest of a short seller of Pasqal’s ordinary shares for the price to decline. At any time, short sellers may publish, or arrange for the publication of, opinions or characterizations that are intended to create negative market momentum. Issuers, like Pasqal, whose securities have historically had limited trading history or volumes and/or have been susceptible to relatively high volatility levels can be vulnerable to such short seller attacks. Short selling reports can cause increased volatility in an issuer’s stock price, and result in regulatory and governmental inquiries. A short seller report about Pasqal could result in an inquiry or formal investigation from a governmental organization or other regulatory body, including any inquiry from the SEC or the U.S. Department of Justice, which could result in a material diversion of Pasqal’s management’s time and could have a material adverse effect on its business and results of operations.

Market values of growth-oriented companies like ours, particularly companies that entered into business combination agreements with SPACs, have at times been affected by adverse economic and market forces which may induce downward pressure on the price and trading volume of the New Pasqal ordinary shares.

In recent years, there have been fluctuations in the valuation of growth-oriented companies, particularly those that entered into business combination agreements with SPACs. Inflationary pressures, increases in interest rates and other adverse economic and market forces have contributed to these drops in market value. As a result, Bleichroeder’s securities are subject to potential downward pressures, which may result in high redemptions of the cash available from the trust account. If there are substantial redemptions, there will be a lower float of Bleichroeder’s ordinary shares outstanding, which may cause further volatility in the price of our securities and adversely impact Pasqal’s ability to secure financing following the Closing.

Pasqal and Bleichroeder will incur significant transaction costs, which could be higher than currently anticipated, and these transaction costs add risk to Pasqal’s ability to execute on its business plan.

Both Pasqal and Bleichroeder have incurred and expect to continue to incur significant, non-recurring costs in connection with consummating the Business Combination. All expenses incurred in connection with the Business Combination, including all legal, and other fees, expenses, and costs, will be for the account of the party incurring such fees, expenses, and costs. Aggregate transaction expenses for Pasqal and Bleichroeder as a result of the Business Combination are currently estimated to be approximately $36 million.

The rights of the shareholders of Pasqal may be different from the rights of shareholders of U.S. companies and provisions of Proposed Governing Documents and applicable law may impede or discourage a takeover, which could deprive Pasqal’s investors of the opportunity to receive a premium for New Pasqal Ordinary Share or to make changes in Pasqal’s board of directors.

Pasqal’s corporate affairs are governed by Proposed Governing Documents and the laws of the Republic of France. The rights of shareholders and the responsibilities of members of Pasqal’s board of directors may differ from the rights of shareholders and duties of directors in companies governed by the laws of U.S. jurisdictions. In the performance of its duties, Pasqal’s board of directors are required under French law to act in the corporate interest (intérêt social) of Pasqal.

Under French law, shareholders’ ability to bring derivative actions on behalf of a company, or to bring actions against third parties to recover indirect losses, may be more limited than in certain U.S. jurisdictions. Generally, shareholders may only bring an individual claim against a third party where the acts or omissions of such third party also constitute a tort toward the shareholder, causing the shareholder direct, personal and distinct loss.

French law provides limited collective litigation mechanisms. While certain forms of collective actions exist under French law, including actions brought by approved associations of investors, such mechanisms are more limited than class actions available in certain U.S. jurisdictions and may not be available with respect to acts affecting shareholders’ rights. Approved associations of shareholders or investors may be permitted to bring claims in respect of wrongful acts harming the “collective interest” of the investors or of certain categories of investors. Such associations may request that the court order responsible persons to comply with relevant legal requirements to end irregularities or eliminate their effects. They may also seek indemnification in the name of individual investors who have suffered individual damages if mandated by at least two such investors.

The provisions of French corporate law and Proposed Governing Documents may have the effect of concentrating control over certain corporate decisions and transactions in the hands of Pasqal’s board of directors. As a result, holders of Pasqal’s shares may encounter differences in the manner in which they may protect their interests in connection with actions taken by members of Pasqal’s board of directors than if Pasqal were incorporated in the United States.

In addition, several provisions of Proposed Governing Documents and the laws of the Republic of France may discourage, delay or prevent a merger, consolidation or acquisition that shareholders may consider favorable, such as requirements to disclose the crossing of ownership thresholds. Under French law, Pasqal’s shareholder meeting may empower Pasqal’s board of directors to issue shares, or warrants to subscribe new shares, and restrict or exclude preemptive rights on the issue of those shares or warrants, including in the context of takeover offers. These provisions could impede the ability of Pasqal’s shareholders to benefit from a change in control and, as a result, could materially adversely affect the market price of New Pasqal Ordinary Shares and Pasqal’s shareholders’ ability to realize any potential change of control premium. French law generally does not provide appraisal rights comparable to those available under certain U.S. laws to shareholders seeking to challenge the consideration payable in connection with certain mergers or similar transactions.

Claims for indemnification by Pasqal’s directors and officers may reduce Pasqal’s available funds to satisfy successful third-party claims against Pasqal and may reduce the amount of money available to Pasqal.

Under French law, provisions of bylaws that waive or limit the civil liability of directors are prohibited. However, French law allows sociétés anonymes to contract for and maintain liability insurance against civil liabilities incurred by any of their directors and officers arising from acts performed in the course of their duties as directors or officers of the company. While fines or criminal penalties cannot be indemnified or insured under French law, insurance policies may cover certain defense costs incurred in connection with criminal proceedings, subject to applicable law and policy terms. We intend to maintain liability insurance for our directors and officers, including insurance against liability under the Securities Act. Pasqal has or will maintain insurance on behalf of its directors and executive officers. We also plan to enter into agreements with our directors and executive officers to provide contractual indemnification. With certain exceptions and subject to limitations on indemnification under French law, these agreements will provide for indemnification for damages and expenses including, among other things, attorneys’ fees, judgments and settlement amounts incurred by any of these individuals in any action or proceeding arising out of his or her actions in that capacity.

These arrangements may discourage shareholders from bringing actions against our directors and executive officers for alleged breaches of duty. These provisions also may reduce the likelihood of litigation against directors and executive officers, even though such an action, if successful, might otherwise benefit us and our shareholders. Furthermore, a shareholder’s investment may be adversely affected to the extent the company pays any costs of settlement or damages against directors and officers pursuant to these arrangements.

A significant portion of our total outstanding shares are restricted from immediate resale but may be sold into the market in the near future. This could cause the market price of the New Pasqal’s Ordinary Shares to drop significantly, even if Pasqal’s business is doing well.

Sales of a substantial number of New Pasqal Ordinary Shares in the public market could occur at any time. These sales, or the perception in the market that the holders of a large number of shares intend to sell shares, could reduce the market price of New Pasqal Ordinary Shares. Although the Sponsor, certain shareholders of Legacy Pasqal, certain shareholders of Bleichroeder and certain directors and officers will be prohibited from transferring any securities of New Pasqal until the earlier of (i) 180 days after the date on which the Closing occurs, (ii) the day after the date on which the closing price of the New Pasqal Ordinary Shares equals or exceeds $12.00 per share (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing after the date on which the Closing occurs, and (iii) the date on which New Pasqal consummates a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of New Pasqal’s shareholders having the right to exchange their shares for cash, securities or other property, in each case, subject to certain customary exceptions, these shares may be sold after the expiration or early termination or release of the respective applicable lock-up provisions. As restrictions on resale end and the registration statements are available for use, the market price of New Pasqal Ordinary Shares could decline if the holders of currently restricted shares sell them or are perceived by the market as intending to sell them.

As restrictions on resale end, the sale or possibility of sale of these shares could have the effect of increasing the volatility in Pasqal’s share price or the market price of New Pasqal Ordinary Shares could decline if the holders of currently restricted shares sell them or are perceived by the market as intending to sell them.

Moreover, following the Closing, the Registration Rights Agreement will obligate Pasqal to file one or more registration statements with the SEC for the registration for resale of certain securities held by the Sponsor and certain of Pasqal Ordinary’s significant shareholders. If any of these additional shares are sold, or if it is perceived that they will be sold, in the public market, the market price of New Pasqal Ordinary Shares could decline.

There are risks to unaffiliated investors by taking Pasqal public through a business combination rather than through an initial public offering.

Unaffiliated investors are subject to certain risks as a result of Pasqal going public through a merger rather than through a traditional underwritten initial public offering. Unlike a traditional underwritten initial public offering of Pasqal’s securities, the initial listing of New Pasqal Ordinary Shares as a result of the Business Combination will not benefit from the following:

•        the book-building process undertaken by underwriters that helps to inform efficient price discovery with respect to opening trades of newly listed securities; and

•        underwriter support to help stabilize, maintain or affect the public price of the new issue immediately after listing.

The lack of such a process in connection with the listing of Pasqal’s securities could result in diminished investor demand, inefficiencies in pricing and a more volatile public price for Pasqal’s securities during the period immediately following the listing than in connection with an underwritten initial public offering.

In addition, the Sponsor and Bleichroeder’s directors and officers have interests in the Business Combination that may conflict with the interests of Bleichroeder shareholders and that would not be present in a traditional underwritten public offering of New Pasqal Ordinary Shares. For further information, see the section entitled “The Business Combination Proposal — Interests of Bleichroeder’s Directors and Executive Officers in the Business Combination.”

Following the consummation of the Business Combination, New Pasqal’s only significant asset will be its ownership interest in the Pasqal SAS business, and such ownership may not be sufficiently profitable or valuable to enable New Pasqal to satisfy its other financial obligations.

Following the consummation of the Business Combination, New Pasqal will have no direct operations and no significant assets other than its ownership interest in the Pasqal SAS business. New Pasqal will depend on the Pasqal SAS business for distributions, loans and other payments to generate the funds necessary to meet its financial obligations, including its expenses as a publicly traded company. The earnings from, or other available assets of, the Pasqal SAS business may not be sufficient to pay dividends or make distributions or loans to enable New Pasqal to pay any dividends on the ordinary shares or satisfy its other financial obligations.

Please see the sections entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Bleichroeder — Liquidity and Capital Resources” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Legacy Pasqal — Liquidity and Capital Resources” for more information.

Risks Related to Bleichroeder and the Business Combination

Unless the context otherwise requires, references in this subsection “Risks Related to Bleichroeder and the Business Combination” to “we,” “us,” and “our” generally refer to Bleichroeder in the present tense or New Pasqal from and after the Business Combination.

There can be no assurance that Bleichroeder will be able to raise sufficient capital to consummate the Business Combination.

On February 28, 2026, Bleichroeder entered into the Business Combination Agreement by and among Merger Sub, and Legacy Pasqal, pursuant to which, among other things and subject to the terms and conditions therein, (i) Bleichroeder will merge with and into Merger Sub, with Merger Sub, referred to as Bleichroeder Surviving Corporation, continuing as the surviving company of the Reincorporation Merger and (ii) as promptly as practicable after the Reincorporation Merger Effective Time, Legacy Pasqal will merge with and into Bleichroeder Surviving Corporation, with Bleichroeder Surviving Corporation being the surviving company of the Merger.

Under the Business Combination Agreement, the closing of the Business Combination is subject to a number of customary closing conditions, including but not limited to, that the Condition Precedent Proposals be approved by the applicable requisite vote of the Bleichroeder shareholders and that New Pasqal have access to no less than $150,000,000 (prior to the payment of any transaction expenses), from (i) funds remaining in the Trust Account following the exercise of public shareholders’ redemption rights, (ii) the proceeds of the March 2026 Financing, and (iii) funds raised from any other financing transactions agreed upon by Bleichroeder, Legacy Pasqal and Merger Sub, including the proceeds from any future securities purchase agreements to be entered into prior to the consummation of the Business Combination, but excluding, for the avoidance of doubt, the Legacy Pasqal Series C Equity Raise closed by Legacy Pasqal on February 27, 2026. If any of the conditions to Legacy Pasqal’s obligation to consummate the Business Combination are not satisfied, then Legacy Pasqal will not be required to consummate the Business Combination.

As of the date of this proxy statement/prospectus, there was approximately $290.6 million in the Trust Account, including $12,250,000 of deferred underwriting commissions plus taxes payable on the income earned on the Trust Account.

In connection with the transactions contemplated by the Business Combination Agreement, Bleichroeder, Merger Sub and the Investors entered into the March 2026 SPA, dated as of March 4, 2026 and amended on May 23, 2026, pursuant to which Investors have agreed, among other things subject to certain conditions, to subscribe for $312.5 million aggregate principal amount of Senior Unsecured Convertible Bonds and Investment Warrants, for an aggregate purchase price of $250.0 million, reflecting a 20% original issue discount, in a private placement. The Investment Warrants will be immediately exercisable upon issuance and will expire five years from the date of Closing. The closing of March 2026 Financing shall occur substantially concurrent with the Closing.

Furthermore, while Bleichroeder, Legacy Pasqal and Merger Sub is continuing to work toward obtaining additional funding, there can be no assurances that Bleichroeder will be able to secure such additional funding. If there is a significant amount of redemption rights being exercised by public shareholders or the applicable conditions precedent for the March 2026 Financing is not satisfied, we may not meet one of the closing conditions as required by the Business Combination Agreement, which required New Pasqal having access to no less than $150,000,000 (prior to the payment of any transaction expenses) at the consummation of the Business Combination. Any other shortfall may also materially reduce the amount of available working capital for New Pasqal, which may materially and adversely affect New Pasqal’s business, financial condition and results of operations.

Our Sponsor, certain members of our board of directors and our officers have interests in the Business Combination that may conflict with those of other shareholders in recommending that shareholders vote in favor of approval of the Business Combination and the other proposals described in this proxy statement/prospectus.

When considering the Bleichroeder Board recommendation that its shareholders vote in favor of the approval of the Business Combination, shareholders should be aware that directors and executive officers of Bleichroeder have interests in the Business Combination that may be different from, or in addition to, the interests of its shareholders. These interests include:

•        the fact that certain of our directors and officers are principals of our Sponsor;

•        the fact that our Sponsor and the initial shareholders have waived their right to redeem any of the Founder Shares and public shares in connection with a shareholder vote to approve the Business Combination;

•        the fact that our Sponsor paid an aggregate of $25,000 for the Founder Shares, which will convert into 9,583,333 Bleichroeder Class A Ordinary Shares in accordance with the terms of Bleichroeder’s Existing Governing Documents, and such securities will have a significantly higher value at the time of consummation of the Business Combination, estimated at approximately $[•] based on the closing price of $[•] per public share on Nasdaq on [•], 2026, the record date for the extraordinary general meeting, but will be worthless if an initial business combination is not consummated;

•        the fact that our Sponsor, officers and directors have agreed to waive their rights to liquidating distributions from the Trust Account with respect to certain shares held by them if Bleichroeder fails to complete an initial business combination within the Completion Window, and accordingly, our Sponsor, officers and directors will benefit from the completion of a business combination and may be incentivized to complete an acquisition of a less favorable target company or on terms less favorable to shareholders rather than liquidate;

•        the fact that if an initial business combination is not consummated within the Completion Window, our Sponsor, officers, directors and their respective affiliates may lose their entire investment in us of $5,025,000 in the aggregate that includes the 5,000,000 private placement warrants acquired for a purchase price of $5,000,000. In addition, our Sponsor will lose $95,833,330 in value of the Founder Share, valued at an assumed price of $10.00 per share, the value implied by the Business Combination;

•        the fact that the certain affiliates of our directors and officers paid approximately $5,000,000 for 5,000,000 private placement warrants, each of which will be exercisable 30 days after the completion of the initial business combination for one Bleichroeder Class A Ordinary Share at an exercise price of $11.50 per share. If we do not consummate an initial business combination within the Completion Window, then the proceeds from the sale of the private placement warrants will be part of the liquidation distribution to the public shareholders and the warrants held by the Sponsor will be worthless. The warrants held by the Sponsor had an aggregate market value of approximately $[•] based upon the closing price of $[•] per warrant on Nasdaq on [•], 2026, the record date for the extraordinary general meeting;

•        the fact that if the Trust Account is liquidated, including in the event we are unable to complete an initial business combination within the required time period, the Sponsor has agreed that it will be liable to us if and to the extent any claims by a third party for services rendered or products sold to us, or a prospective target business with which we have entered into a written letter of intent, confidentiality or other similar agreement or business combination agreement (except for the Company’s independent registered public accounting firm), reduce the amount of funds in the Trust Account to below the lesser of (i) $10.00 per public share and (ii) the actual amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.00 per share due to reductions in the value of the trust assets, in each case net of taxes, if any, and up to $100,000 of dissolution expenses, provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to the monies held in the Trust Account (whether or not such waiver is enforceable) nor will it apply to any claims under our indemnity of the underwriters of this offering against certain liabilities, including liabilities under the Securities Act; and

•        Bleichroeder’s Existing Governing Documents contain a waiver of corporate opportunities. With such waiver, there could be business combination targets that may be suitable or worth consideration for a combination with Bleichroeder but not offered due to a Bleichroeder director’s duties to another entity, subject always to a director’s fiduciary duties under Cayman Islands law. Bleichroeder does not believe that the potential conflict of interest relating to the waiver of the corporate opportunities in its existing governing documents impacted its search for an acquisition target and Bleichroeder was not prevented from reviewing any opportunities as a result of such waiver.

The personal and financial interests of our Sponsor, officers and directors and entities affiliated with them may have influenced their decision to approve the Business Combination, and may influence them in operating New Pasqal following the Business Combination. You should consider these interests when evaluating the business combination and the recommendation of the Bleichroeder Board to vote in favor of the Business Combination Proposal and other proposals to be presented to the shareholders. For a more complete description of these interests, see the section entitled “The Business Combination Proposal — Interests of Bleichroeder’s Directors and Executive Officers in the Business Combination.”

Bleichroeder’s Sponsor, officers and directors have agreed to vote in favor of the Business Combination, regardless of how the public shareholders vote.

Bleichroeder’s Sponsor, officers and directors have agreed to vote their Founder Shares as well as any public shares purchased during or after the IPO (including in open market and privately negotiated transactions), in favor of the Business Combination. As a result, assuming all shareholders entitled to vote are present in person or represented by proxy, in addition to our Sponsor and initial shareholders’ Founder Shares, Bleichroeder would need only 15,972,224, or approximately 55.6% of the 28,750,000 public shares sold in the IPO, to be voted in favor of the Business Combination in order to have it approved. Bleichroeder’s initial shareholders own shares representing 25% of its outstanding ordinary shares immediately following the completion of the IPO. Accordingly, it is more likely that the necessary shareholder approval for the Business Combination will be received than would be the case if Bleichroeder’s initial shareholders agreed to vote their Founder Shares in accordance with the majority of the votes cast by our public shareholders. Notably, if only one third of all Bleichroeder shareholders entitled to vote are present in person or represented by proxy at the extraordinary general meeting, which threshold is sufficient to establish a quorum under Bleichroeder’s Existing Governing Documents, then we would not need any additional public shares sold in the IPO to be voted in favor of the Business Combination in order to have it approved.

Past performance by our management team and their affiliates may not be indicative of future performance of an investment in us or in the future performance of the post-Business Combination entity.

Information regarding performance by, or businesses associated with, our management team or businesses associated with them is presented for informational purposes only. Past performance by our management team, including with respect to Bleichroeder Acquisition I Corp., is not a guarantee of success with respect to the Business Combination. You should not rely on the historical record of the performance of our management team or businesses associated with them as indicative of our future performance of an investment in Bleichroeder or New Pasqal or the returns we will, or are likely to, generate going forward.

Bleichroeder public shareholders and existing shareholders will experience significant dilution as a result of the Business Combination and the March 2026 Financing and related transactions, and the market price of its Bleichroeder Class A Ordinary Shares may be adversely affected. Future transactions contemplated by the definitive documentation for the Business Combination may also have a dilutive effect.

As a result of the Business Combination, the March 2026 Financing, and related transactions, Bleichroeder public shareholders will experience significant dilution. Bleichroeder anticipates that, upon completion of the Business Combination, the voting interests in New Pasqal will be as set forth in the table below.

	Share Ownership in New Pasqal(1)
	Assuming No Redemptions(2)	Assuming 50% Redemptions(3)	Assuming 75% Redemptions(4)	Assuming 100% Redemptions(5)
Legacy Pasqal Shareholders	75.7%	80.0%	82.4%	84.9%
Bleichroeder Public Shareholders	10.9%	5.8%	3.0%	0.0%
The Sponsor(6)	3.6%	3.8%	3.9%	4.1%
Investors(7)	9.9%	10.4%	10.7%	11.1%

____________

*       Percentages may not sum to 100% due to rounding.

(1)    As of immediately following the consummation of the Business Combination. Percentages may not add to 100% due to rounding. For a more detailed description of share ownership upon consummation of the Business Combination, see the section entitled “Security Ownership of Certain Beneficial Owners and Management.” The table excludes the potential dilutive effect of 17,333,333 New Pasqal Warrants (comprised of 9,583,333 public warrants and 7,750,000 private placement warrants), 38,564,113 New Pasqal Ordinary Shares underlying New Pasqal BSPCEs and New Pasqal options and 32,552,083 New Pasqal Ordinary Shares issuable upon the exercise of the Investment Warrants.

(2)    Assumes that no public shares are redeemed in connection with the Business Combination.

(3)    Assumes that 14,375,000 outstanding public shares, or approximately 50.0% of the public shares subject to redemption, are redeemed for an aggregate payment of approximately $143,750,000 (based on the estimated per-share price of approximately $10.00 per share) from the Trust Account based on funds in the Trust Account as of [•], 2026.

(4)    Assumes that 21,562,500 outstanding public shares, or approximately 75.0% of the public shares subject to redemption, are redeemed for an aggregate payment of approximately $215,625,000 (based on the estimated per-share price of approximately $10.00 per share) from the Trust Account based on funds in the Trust Account as of [•], 2026.

(5)    Assumes that all of the public shares are outstanding, or approximately 100.0% of the public shares subject to redemption, are redeemed for an aggregate payment of approximately $287,500,000 (based on the estimated per-share price of approximately $10.00 per share) from the Trust Account based on funds in the Trust Account as of [•], 2026.

(6)    Considering the exercise of all New Pasqal Warrants, the Sponsor and the initial shareholders would own (i) [•]% of New Pasqal’s share capital under the no redemptions scenario and (ii) [•]% of New Pasqal’s share capital under the “Assuming [•]% Redemptions” scenario.

(7)    Reflects $312.5 million of commitments in connection with the March 2026 Financing. The amount shown for the Investors reflects 26,041,667 New Pasqal Ordinary Shares issuable upon conversion of Senior Unsecured Convertible Bonds and excludes 32,552,083 New Pasqal Ordinary Shares issuable upon the exercise of the Investment Warrants.

Because we may pursue additional financing prior to, or concurrent with, the consummation of the Business Combination, and because we cannot predict the actual number of shares that will be redeemed, there can be no assurance regarding which scenario will be closest to the actual results. However, as of the date hereof, we have entered into the March 2026 SPA, wherein the Investors have agreed, among other things, to purchase, for an aggregate purchase price of $250.0 million, (a) Senior Unsecured Convertible Bonds and (b) Investment Warrants. The closing of the March 2026 Financing shall occur substantially concurrent with the Closing.

The voting percentages set forth above were calculated based on the amounts set forth in the sources and uses tables set forth in the section entitled “Sources and Uses of Funds for the Business Combination” and do not take into account (i) warrants that will remain outstanding immediately following the Business Combination and may be exercised thereafter (commencing 30 days after the completion of an initial business combination), or (ii) the issuance of any shares upon completion of the Business Combination under the Incentive Plan, but does include the

Founder Shares which, on the effective date of the Business Combination, will convert into 9,583,333 Bleichroeder Class A Ordinary Shares in accordance with the terms of Bleichroeder’s Existing Governing Documents. For more information, please see the section entitled “Unaudited Pro Forma Condensed Combined Financial Information.”

If the actual facts are different than the assumptions set forth above, the voting percentages set forth above will be different. For example, there are currently outstanding an aggregate of 17,333,322 warrants to acquire Bleichroeder Class A Ordinary Shares, which comprise of 5,000,000 private placement warrants held by the Sponsor, 2,612,500 private placement warrants held by Cohen, 137,500 private placement warrants held by Clear Street, and 9,583,333 public warrants. Each of our outstanding warrants will be exercisable 30 days after the completion of an initial business combination for one Bleichroeder Class A Ordinary Share. If we assume that each outstanding warrant is exercised and Bleichroeder Class A Ordinary Shares are issued as a result of such exercise, with payment to Bleichroeder of the exercise price of $11.50 per warrant, our fully diluted share capital would increase by a total of 17,333,322 shares, with approximately $199.3 million in the aggregate paid to Bleichroeder to exercise the warrants.

Following the Business Combination, New Pasqal will have outstanding warrants to purchase up to 17,333,322 New Pasqal Ordinary Shares (comprised of 9,583,333 public warrants and 7,750,000 private placement warrants, and not including up to 2,000,000 additional private placement warrants issuable upon conversion of working capital loans) at an exercise price of $11.50 per warrant, subject to adjustment. Such warrants will become exercisable 30 days after the completion of the Business Combination, provided that New Pasqal has an effective registration statement under the Securities Act covering the New Pasqal Ordinary Shares issuable upon exercise of the warrants and a current prospectus relating to them is available (or New Pasqal permits holders to exercise their warrants on a cashless basis under the circumstances specified in the Warrant Agreement), and such shares are registered, qualified or exempt from registration under the securities, or blue sky, laws of the state of residence of the holder. The warrants will expire five years after the completion of the Business Combination or earlier upon redemption or liquidation. Once these warrants become exercisable, such exercise may further dilute your interests in the company. The issuance of any such securities will dilute existing holders of New Pasqal Ordinary Shares and may also have the impact of adversely affecting the market price of New Pasqal Ordinary Shares. The issuance of additional New Pasqal Ordinary Shares or other New Pasqal equity in connection with a listing or alternative capital raising post-Closing will result in dilution for some or all of New Pasqal Shareholders. In addition, New Pasqal will have [•] outstanding Investment Warrants to purchase up to a number of New Pasqal Ordinary Shares equal to 125% of the total number of New Pasqal Ordinary Shares into which the Senior Unsecured Convertible Bonds are initially convertible at an exercise price of $12.00 per New Pasqal Ordinary Share. Such warrants will be exercisable immediately upon issuance, which shall occur substantially concurrent with the completion of the Business Combination. Once these warrants become exercisable, such exercise may further dilute your interests in the company.

To the extent that any Bleichroeder Class A Ordinary Shares are issued upon exercise of any of the warrants to purchase Bleichroeder Class A Ordinary Shares, there will be a potential increase in the number of Bleichroeder Class A Ordinary Shares eligible for resale in the public market. Sales of a substantial number of such shares in the public market could adversely affect the market price of Bleichroeder Class A Ordinary Shares.

The issuance of any such securities will dilute existing holders of Bleichroeder Class A Ordinary Shares and may also have the impact of adversely affecting the market price of Bleichroeder Class A Ordinary Shares.

Securities of companies formed through SPAC mergers such as ours may experience a material decline in price relative to the share price of the SPAC prior to the merger.

As with most SPAC initial public offerings in recent years, Bleichroeder issued shares for $10.00 per share upon the closing of its initial public offering. As with other SPACs, the $10.00 per share price of Bleichroeder reflected each share having a one-time right to redeem such share for a pro rata portion of the proceeds held in the Trust Account equal to approximately $10.00 per share prior to the consummation of the Business Combination. Following Closing, the shares outstanding will no longer have any such redemption right and their value will be solely dependent upon the fundamental value of New Pasqal, which, like the securities of other companies formed through SPAC mergers in recent years, may be significantly less than $10.00 per share.

The fairness opinion obtained by the Special Committee from Newbridge Securities Corporation was only one of many factors considered in evaluating the Business Combination.

The Special Committee of the Bleichroeder Board engaged Newbridge, an independent provider, and obtained the final Fairness Opinion from Newbridge on February 28, 2026. The Special Committee recommended the Business Combination to the Bleichroeder Board on February 26, 2026, and the Bleichroeder Board approved the Business Combination on February 26, 2026 in reliance on the draft fairness opinion delivered by Newbridge on February 25, 2026. The fairness opinion provided that as of that date and based on and subject to the assumptions, limitations, qualifications and other conditions set forth therein, each of (i) Legacy Pasqal’s Pre-Transaction Equity Valuation in the Business Combination of $2 billion was fair, from a financial point of view, to the Bleichroeder shareholders (other than the Sponsor) and (ii) the Business Combination satisfied the 80% net asset test. Bleichroeder obtained such fairness opinion to (1) inform themselves with respect to all material information reasonably available to them and (2) act with appropriate care in considering the Business Combination. However, neither the fairness opinion nor the related analyses of Newbridge were determinative of the aggregate consideration or of the views of the Bleichroeder Board with respect to the Business Combination. The type and amount of consideration payable under the Business Combination Agreement were determined through negotiations between Bleichroeder and Legacy Pasqal, and the decision to enter into the Business Combination Agreement was a business decision made solely by the Bleichroeder Board.

The fairness opinion received by the Special Committee after the Bleichroeder Board’s approval of the Business Combination Agreement and prior to signing of the Business Combination Agreement does not reflect changes in circumstances since the date of the opinion.

Changes in the operations and prospects of Legacy Pasqal, general market and economic conditions, and other factors that may be beyond the control of Legacy Pasqal and Bleichroeder may alter the value of Legacy Pasqal or the trading price of Bleichroeder Class A Ordinary Shares at or prior to the time the Business Combination is consummated. The opinion of Newbridge delivered to the Special Committee after the Bleichroeder Board’s approval of the Business Combination Agreement and prior to execution of the Business Combination Agreement was delivered on, and dated, February 28, 2026. Newbridge’s opinion does not speak as of the time the Business Combination will be completed or as of any date other than the date of such opinion. Newbridge does not have any obligation or responsibility to update, revise or reaffirm its opinion. Bleichroeder does not anticipate asking Newbridge to update its opinion or requesting any third-party provide a new fairness opinion. Newbridge’s opinion is included as Annex J to this proxy statement/prospectus. For a description of the opinion that the Special Committee received from Newbridge, see “The Business Combination Proposal — Summary of the Fairness Opinion of Newbridge Securities Corporation as Financial Advisor to the Special Committee.”

Legacy Pasqal and Bleichroeder will be subject to business uncertainties and contractual restrictions while the Business Combination is pending.

Uncertainty about the effect of the Business Combination on employees and third parties may have an adverse effect on Legacy Pasqal and Bleichroeder. Bleichroeder and Legacy Pasqal have incurred and expect to incur significant costs in connection with consummating the Business Combination and operating as a public company following the consummation of the Business Combination. Bleichroeder and Legacy Pasqal may incur additional costs to retain key employees. All expenses incurred in connection with the Business Combination Agreement and the transactions contemplated thereby (including the Business Combination), including all legal, accounting, consulting, investment banking and other fees, expenses and costs, will be paid by the party incurring such costs and expenses if the Business Combination does not take place. Upon the Closing, accrued and unpaid expenses will be paid by and/or reimbursed by wire transfer of immediately available funds from New Pasqal. The transaction expenses incurred in connection with the Business Combination will reduce the cash available to New Pasqal subsequent to the Closing.

Our warrant agreement designates the courts of the State of New York or the United States District Court for the Southern District of New York as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by holders of our warrants, which could limit the ability of warrant holders to obtain a favorable judicial forum for disputes with us.

Our warrant agreement provides that, subject to applicable law, (i) any action, proceeding or claim against us arising out of or relating in any way to the warrant agreement, including under the Securities Act, will be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of

New York, and (ii) that we irrevocably submit to such jurisdiction, which jurisdiction shall be the exclusive forum for any such action, proceeding or claim. We will waive any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum.

Notwithstanding the foregoing, these provisions of the warrant agreement do not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal district courts of the United States of America are the sole and exclusive forum. Any person or entity purchasing or otherwise acquiring any interest in any of our warrants shall be deemed to have notice of and to have consented to the forum provisions in our warrant agreement. If any action, the subject matter of which is within the scope of the forum provisions of the warrant agreement, is filed in a court other than a court of the State of New York or the United States District Court for the Southern District of New York (a “foreign action”) in the name of any holder of our warrants, such holder shall be deemed to have consented to (i) the personal jurisdiction of the state and federal courts located in the State of New York in connection with any action brought in any such court to enforce the forum provisions (an “enforcement action”), and (ii) having service of process made upon such warrant holder in any such enforcement action by service upon such warrant holder’s counsel in the foreign action as agent for such warrant holder.

This choice-of-forum provision may limit a warrant holder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us, which may discourage such lawsuits. Alternatively, if a court were to find this provision of our warrant agreement inapplicable or unenforceable with respect to one or more of the specified types of actions or proceedings, we may incur additional costs associated with resolving such matters in other jurisdictions, which could materially and adversely affect our business, financial condition and results of operations and result in a diversion of the time and resources of our management and the Bleichroeder Board.

Members of our management team and board of directors have significant experience as founders, board members, officers, executives or employees of other companies. Certain of those persons have been, are currently, or may become, involved in litigation, investigations or other proceedings, including related to those companies or otherwise. This may have an adverse effect on us, which may impede our ability to consummate an initial business combination.

During the course of their careers, members of our management team and board of directors have had significant experience as founders, board members, officers, executives or employees of other companies. Certain of those persons have been, are currently or may in the future become involved in litigation, investigations or other proceedings, including relating to the business affairs of such companies, transactions entered into by such companies, or otherwise. Any such litigation, investigations or other proceedings may divert the attention and resources of our management team and board of directors away from identifying and selecting a target business or businesses for our initial business combination and may negatively affect our reputation, which may impede our ability to complete an initial business combination.

Bleichroeder may be targeted by securities class action and derivative lawsuits that could result in substantial costs and may delay or prevent the Business Combination from being completed.

Securities class action lawsuits and derivative lawsuits are often brought against public companies that have entered into merger agreements. Even if the lawsuits are without merit, defending against these claims can result in substantial costs and divert management time and resources. An adverse judgment could result in monetary damages, which could have a negative impact on Bleichroeder’s liquidity and financial condition. Additionally, if a plaintiff is successful in obtaining an injunction prohibiting completion of the Business Combination, then that injunction may delay or prevent the Business Combination from being completed or from being completed within the expected time frame, which may adversely affect Bleichroeder and Legacy Pasqal’s respective businesses, financial condition and results of operation.

As a result, the exercise price of your warrants could be increased, the exercise period could be shortened and the number of our ordinary shares purchasable upon exercise of a public warrant could decrease without your approval.

Our warrants are issued in registered form under a Warrant Agreement between Continental, as warrant agent, and us. To amend our Warrant Agreement in a manner that adversely affects the interests of our public warrant holders, we must receive the approval of at least a majority of the then outstanding public warrant holders. Accordingly, we may amend the terms of the public warrants in a manner adverse to you without your approval. There is no limit to our ability to amend the public warrants provided such consent is obtained. Examples of such amendments could be amendments to, among other things, increase the exercise price of the public warrants, convert the public warrants into cash or stock, or to shorten the exercise period or decrease the number of ordinary shares purchasable upon exercise of a public warrant.

If you exercise your public warrants on a “cashless basis,” you will receive fewer New Pasqal Ordinary Shares from such exercise than if you were to exercise such warrants for cash.

There are circumstances in which the exercise of the public warrants may be required or permitted to be made on a cashless basis. First, if a registration statement covering New Pasqal Ordinary Shares issuable upon exercise of the warrants is not effective by the 60th business day after the closing of our initial business combination, warrant holders may, until such time as there is an effective registration statement, exercise warrants on a cashless basis in accordance with Section 3(a)(9) of the Securities Act or another exemption. Second, warrant holders may otherwise exercise warrants on a cashless basis during any other period when New Pasqal shall fail to have maintained an effective registration statement covering the New Pasqal Ordinary Shares issuable upon exercise of the Warrants, pursuant to the exemption provided by Section 3(a)(9) of the Securities Act, provided that such exemption is available; if that exemption, or another exemption, is not available, holders will not be able to exercise their warrants on a cashless basis. Third, if we call the public warrants for redemption, our management will have the option to require all holders that wish to exercise warrants to do so on a cashless basis. In the event of an exercise on a cashless basis, a holder would pay the warrant exercise price by surrendering the warrants for that number of New Pasqal Ordinary Shares equal to the quotient obtained by dividing (i) the product of the number of New Pasqal Ordinary Shares underlying the warrants, multiplied by the excess of the fair market value (as defined in the next sentence) over the exercise price by (ii) the fair market value. The “fair market value” is the average reported last sale price of the New Pasqal Ordinary Shares for the ten trading days ending on the third trading day prior to the date on which the notice of exercise is received by the warrant agent or on which the notice of redemption is sent to the holders of warrants, as applicable. As a result, you would receive fewer New Pasqal Ordinary Shares from such exercise than if you were to exercise such warrants for cash.

We may amend the terms of the warrants in a manner that may be adverse to holders of public warrants with the approval by the holders of at least 50% of the then outstanding public warrants. In addition, we may amend the terms of our warrant agreement to allow for our warrants to be classified as equity in our financial statements with the approval by the holders of at least a majority of the public warrants and the private placement warrants, voting together as a single class. As a result, the exercise price of your warrants could be increased, the exercise period could be shortened and the number of our Class A Ordinary Shares purchasable upon exercise of a warrant could be decreased, all without your approval.

Our warrants are issued as French equity warrants (bons de souscription d’actions ordinaires) pursuant to the terms and conditions governing such warrants (the “Terms and Conditions”), which are binding upon Pasqal Holding SA and the holders of the warrants (the “Holders”). The Terms and Conditions do not provide for unilateral amendments by New Pasqal. Instead, the Terms and Conditions may be modified, waived or amended only with the written consent of New Pasqal and holders representing at least fifty and one-hundredth percent (50.01%) of the warrants then outstanding, or as otherwise required under applicable provisions of the French Commercial Code or the Terms and Conditions. Under French law, the holders of the warrants are organized as a “Masse” for the collective representation of their interests, in accordance with Articles L.228-103 and R.228-60 et seq. of the French Commercial Code. Decisions of the holders relating to the modification of the Terms and Conditions are taken in accordance with the quorum and majority requirements provided under applicable French law and the Terms and Conditions. Continental Stock Transfer & Trust Company acts solely as transfer agent of New Pasqal.

If Bleichroeder is unable to complete the Business Combination or any other business combination within the Completion Window, Bleichroeder will cease all operations except for the purpose of winding up, liquidating and dissolving. In such event, third parties may bring claims against Bleichroeder and, as a result, the proceeds held in the Trust Account could be reduced and the per share liquidation price received by shareholders could be less than $10.00 per share and Bleichroeder’s warrants will expire worthless.

Bleichroeder’s placing of funds in the Trust Account may not protect those funds from third party claims against Bleichroeder. Under the terms of Bleichroeder’s Existing Governing Documents, Bleichroeder must complete the Business Combination or any other business combination within the Completion Window, or Bleichroeder must cease all operations except for the purpose of winding up, redeeming 100% of the outstanding public shares and, subject to the approval of its remaining shareholders and its board of directors, liquidating and dissolving. In such event, third parties may bring claims against Bleichroeder. Although Bleichroeder has obtained waiver agreements from certain vendors and service providers (other than its independent registered public accounting firm), prospective target businesses and other entities with which Bleichroeder does business waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account for the benefit of public shareholders, other entities may not execute such agreements, or even if they execute such agreements they may not be prevented from bringing claims against the Trust Account, including, but not limited to, fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain advantage with respect to a claim against Bleichroeder’s assets, including the funds held in the Trust Account. If any third party refuses to execute an agreement waiving such claims to the monies held in the Trust Account, Bleichroeder’s management will perform an analysis of the alternatives available to it and will only enter into an agreement with a third party that has not executed a waiver if management believes that such third party’s engagement would be significantly more beneficial to Bleichroeder than any alternative.

Examples of possible instances where Bleichroeder may engage a third party that refuses to execute a waiver include the engagement of a third party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver, or in cases where management is unable to find a service provider willing to execute a waiver. In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with Bleichroeder and will not seek recourse against the Trust Account for any reason. Upon redemption of the public shares, if Bleichroeder does not complete its initial business combination within the prescribed timeframe, or upon the exercise of a redemption right in connection with its initial business combination, Bleichroeder will be required to provide for payment of claims of creditors that were not waived that may be brought against Bleichroeder within the ten years following redemption. Accordingly, the per-share Redemption Amount received by public shareholders could be less than the $10.00 per share initially held in the Trust Account, due to claims of such creditors.

The Sponsor has agreed that it will be liable to us if and to the extent any claims by a third party for services rendered or products sold to us (except for Bleichroeder’s independent registered public accounting firm), or a prospective target business with which we have entered into a written letter of intent, confidentiality or other similar agreement or business combination agreement, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.00 per public share and (ii) the actual amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.00 per public share due to reductions in the value of the trust assets, in each case net of taxes, if any, and up to $100,000 of dissolution expenses, provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to the monies held in the Trust Account (whether or not such waiver is enforceable) nor will it apply to any claims under our indemnity of the underwriters of this offering against certain liabilities, including liabilities under the Securities Act.

However, we have not asked our Sponsor to reserve for such indemnification obligations, nor have we independently verified whether our sponsor has sufficient funds to satisfy its indemnity obligations and we believe that our Sponsor’s only assets are securities of our company. Therefore, we cannot assure you that our Sponsor would be able to satisfy those obligations. As a result, if any such claims were successfully made against the Trust Account, the funds available for our initial business combination and redemptions could be reduced to less than $10.00 per public share. In such event, we may not be able to complete our initial business combination, and you would receive such lesser amount per share in connection with any redemption of your public shares. There will be no liquidation distributions with respect to Bleichroeder’s warrants, which will expire worthless. None of our officers or directors will indemnify us for claims by third parties including, without limitation, claims by vendors and prospective target businesses.

Bleichroeder’s directors may decide not to enforce the indemnification obligations of the Sponsor, resulting in a reduction in the amount of funds in the Trust Account available for distribution to its public shareholders.

In the event that the proceeds in the Trust Account are reduced below the lesser of (i) $10.00 per share, and (ii) the actual amount per share held in the Trust Account as of the date of the liquidation of the Trust Account if less than $10.00 per share due to reductions in the value of the trust assets, in each case net of the interest which may be withdrawn to pay taxes, and the Sponsor asserts that it is unable to satisfy its obligations or that it has no indemnification obligations related to a particular claim, Bleichroeder’s independent directors will determine whether to take legal action against the Sponsor to enforce its indemnification obligations.

While Bleichroeder currently expects that its independent directors would take legal action on its behalf against the Sponsor to enforce its indemnification obligations to Bleichroeder, it is possible that in exercising their business judgment, and subject to their fiduciary duties, the independent directors may choose not to do so in any particular instance if, for example, the cost of such legal action is deemed by them to be too high relative to the amount recoverable, or if the independent directors determine that a favorable outcome is not likely. If Bleichroeder’s independent directors choose not to enforce these indemnification obligations, the amount of funds in the Trust Account available for distribution to public shareholders may be reduced below $10.00 per share.

If, before distributing the proceeds in the Trust Account to Bleichroeder public shareholders, Bleichroeder files an involuntary insolvency petition (or the same is filed against Bleichroeder) that is not dismissed, the claims of creditors in such proceeding may have priority over the claims of Bleichroeder shareholders.

If, before distributing the proceeds in the Trust Account to public shareholders, Bleichroeder files an involuntary insolvency petition (or the same is filed against Bleichroeder) that is not dismissed, the proceeds held in the Trust Account could be subject to applicable insolvency law, and may be included in Bleichroeder’s insolvency estate and subject to the claims of third parties with priority over the claims of public shareholders. To the extent any insolvency claims deplete the Trust Account, the per share amount that would otherwise be received by public shareholders in connection with its liquidation would be reduced.

If, after Bleichroeder distributes the proceeds in the Trust Account to its public shareholders, Bleichroeder files an involuntary insolvency petition (or the same is filed against Bleichroeder) that is not dismissed, an insolvency court may seek to recover such proceeds, and Bleichroeder and the Bleichroeder Board may be exposed to claims of punitive damages.

If, after Bleichroeder distributes the proceeds in the Trust Account to its public shareholders, Bleichroeder files an involuntary insolvency petition (or the same is filed against Bleichroeder) that is not dismissed, any distributions received by shareholders could be viewed under applicable debtor/creditor and/or insolvency laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, an insolvency court could seek to recover all amounts received by public shareholders. In addition, the Bleichroeder Board may be viewed as having breached its fiduciary duty to Bleichroeder’s creditors and/or having acted in bad faith, thereby exposing itself and Bleichroeder to claims of punitive damages, by paying public shareholders from the Trust Account prior to addressing the claims of creditors. Bleichroeder cannot assure you that claims will not be brought against it (and/or Bleichroeder shareholders) for these reasons.

The ability of shareholders to exercise redemption rights with respect to a large number of shares could increase the probability that the Business Combination would be unsuccessful and that shareholders would have to wait for liquidation to redeem their shares.

At the time Bleichroeder entered into the Business Combination Agreement, Bleichroeder did not know how many shareholders would exercise their redemption rights, and therefore Bleichroeder structured the Business Combination based on its expectations as to the number of shares that will be submitted for redemption. If a larger number of shares are submitted for redemption than the number Bleichroeder initially expected, this could lead to its failure to consummate the Business Combination, its failure to obtain or maintain the listing of its securities on Nasdaq or another national securities exchange, or a lack of liquidity. Each of the foregoing could impair Bleichroeder’s ability to fund its operations and adversely affect its business, financial condition and results of operations.

The Business Combination is subject to conditions, including certain conditions that may not be satisfied on a timely basis, if at all.

The completion of the Business Combination is subject to a number of conditions and is not assured. It is subject to risks, including the risk that approval of the Business Combination by Bleichroeder shareholders is not obtained or that there are not sufficient funds in the Trust Account, in each case subject to certain terms specified in the Business Combination Agreement (as described under “The Business Combination Agreement — Conditions to the Closing”), or that other Closing conditions are not satisfied. If Bleichroeder does not complete the Business Combination, Bleichroeder could be subject to several risks, including:

•        the parties may be liable for damages to one another under the terms and conditions of the Business Combination Agreement;

•        negative reactions from the financial markets, including declines in the price of Bleichroeder’s shares due to the fact that current prices may reflect a market assumption that the Business Combination will be completed;

•        the attention of Bleichroeder’s management will have been diverted to the Business Combination rather than Bleichroeder’s pursuit of other opportunities that could have been beneficial to that organization; and

•        the loss of the significant transaction costs incurred to date, which may limit Bleichroeder’s ability to complete an alternative business combination.

The nominal purchase price paid by the Sponsor and Bleichroeder’s officers and directors for the Founder Shares may result in significant dilution to the implied value of the public shares upon consummation of the Business Combination.

The value of the Founder Shares following the Closing is likely to be substantially higher than the nominal price paid for them, even if the trading price of Bleichroeder Class A Ordinary Shares is substantially less than $10.00 per share. As a result, the Sponsor and Bleichroeder’s officers and directors are likely able to recoup their investment in Bleichroeder and make a substantial profit on that investment, even if the public shares have lost significant value. Accordingly, the Sponsor and Bleichroeder’s officers and directors may have an economic incentive that differs from that of the public shareholders to pursue and consummate an initial Business Combination rather than to liquidate and to return all of the cash in the Trust Account to the public shareholders, even if that business combination were with a riskier or less-established target business.

Bleichroeder’s warrants may have an adverse effect on the market price of Bleichroeder Class A Ordinary Shares and make it more difficult to effectuate an initial business combination.

Bleichroeder issued an aggregate of 17,333,333 warrants in connection with its IPO (comprised of 9,583,333 public warrants included in the units and 7,750,000 private placement warrants). In addition, if the Sponsor makes any working capital loans, it may convert up to $2,000,000 of such Working Capital Loans into private placement warrants of the post-business combination entity at a price of $1.00 per warrant at the option of our Sponsor. As of January 9, 2026, no such Working Capital Loans were outstanding.

Bleichroeder’s public warrants are redeemable by it for Bleichroeder Class A Ordinary Shares. To the extent Bleichroeder issues Bleichroeder Class A Ordinary Shares to effectuate a business transaction, the potential for the issuance of a substantial number of additional Bleichroeder Class A Ordinary Shares upon exercise of these warrants could make Bleichroeder a less attractive acquisition vehicle to a prospective partner business. Such warrants, when exercised, will increase the number of issued and outstanding Bleichroeder Class A Ordinary Shares and reduce the value of the Bleichroeder Class A Ordinary Shares issued to complete the Business Combination. Therefore, our warrants may make it more difficult to effectuate a Business Combination or increase the cost of acquiring a prospective partner business.

Our warrants are accounted for as a warrant liability and are recorded at fair value upon issuance with changes in fair value each period reported in earnings, which may have an adverse effect on the market price of Bleichroeder Class A Ordinary Shares or may make it more difficult for us to consummate an initial business combination.

We issued an aggregate of 17,333,333 warrants in connection with our initial public offering (comprised of 9,583,333 public warrants included in the units and 7,750,000 private placement warrants). In addition, if the Sponsor makes any working capital loans, it may convert up to $2,000,000 of such Working Capital Loans into Private Placement Warrants of the post business combination entity at a price of $1.00 per warrant at the option of the lender. As of January 9, 2026, no such Working Capital Loans were outstanding.

We account for private and public warrants as a warrant liability and record at fair value upon issuance any changes in fair value each period reported in earnings as determined by us based upon the closing market price of the public warrants. The impact of changes in fair value on earnings may have an adverse effect on the market price of Bleichroeder Class A Ordinary Shares. In addition, potential targets may seek a SPAC that does not have warrants that are accounted for as a warrant liability, which may make it more difficult for us to consummate an initial business combination with a target business. Our warrants are accounted for as a warrant liability and are recorded at fair value upon issuance with changes in fair value each period reported in earnings, which may have an adverse effect on the market price of our ordinary shares.

Bleichroeder has previously identified material weaknesses in its internal control over financial reporting.

Our management is responsible for establishing and maintaining adequate internal control over financial reporting designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. Our management will likewise be required, on a quarterly basis, to evaluate the effectiveness of our internal controls and to disclose any changes and material weaknesses identified through such evaluation in those internal controls. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected on a timely basis.

Our management concluded that its disclosure controls and procedures were not effective due to material weaknesses in internal control over financial reporting related to our accounting for complex financial instruments, calculation of earnings per share using the two-class method and to properly accrue expenses. As a result, we plan to enhance our processes to identify and appropriately apply applicable accounting requirements to better evaluate and understand the nuances of the complex accounting standards that apply to our financial statements. Our plans currently include providing enhanced access to accounting literature, research materials and documents and increased communication among our personnel and third-party professionals with whom we consult regarding complex accounting applications. We have improved our processes around tracking agreements and enhanced our processes to get updated confirmations from all service providers to ensure completeness of accruals. The elements of our remediation plan can only be accomplished over time, and we can offer no assurance that these initiatives will ultimately have the intended effects.

Any failure to maintain such internal control could adversely impact our ability to report our financial position and results from operations on a timely and accurate basis. If our financial statements are not accurate, investors may not have a complete understanding of our operations. Likewise, if our financial statements are not filed on a timely basis, we could be subject to sanctions or investigations by Nasdaq, the SEC or other regulatory authorities. In either case, there could result a material adverse effect on our business. Ineffective internal controls could also cause investors to lose confidence in our reported financial information, which could have a negative effect on the trading price of our Shares or our ability to complete a business combination.

We can give no assurance that the measures we have taken and plan to take in the future will remediate the material weaknesses identified or that any additional material weaknesses or restatements of financial results will not arise in the future due to a failure to implement and maintain adequate internal control over financial reporting or circumvention of these controls. In addition, even if we are successful in strengthening our controls and procedures, in the future those controls, and procedures may not be adequate to prevent or identify irregularities or errors or to facilitate the fair presentation of our financial statements.

Unlike many blank check companies, Bleichroeder does not have a specified maximum redemption threshold. The absence of such a redemption threshold may make it easier for Bleichroeder to consummate the Business Combination even if a substantial majority of Bleichroeder shareholders do not agree.

Since Bleichroeder has no specified percentage threshold for redemption contained in Bleichroeder’s Existing Governing Documents, its structure is different in this respect from the structure used by many blank check companies. Historically, blank check companies would not be able to consummate an initial business combination if the holders of such company’s public shares voted against a proposed business combination and elected to redeem more than a specified maximum percentage of the shares sold in such company’s initial public offering, which percentage threshold was typically between 19.99% and 39.99%. As a result, many blank check companies were unable to complete a business combination because the number of shares with respect to which the related public shareholder elected to redeem exceeded the maximum redemption threshold pursuant to which such company could proceed with its initial business combination. As a result, Bleichroeder may be able to consummate the Business Combination even if a substantial majority of its public shareholders do not agree with the Business Combination and have redeemed their shares.

If a shareholder or a “group” of shareholders are deemed to hold in excess of 15% of the issued and outstanding Bleichroeder Class A Ordinary Shares, such shareholder or group will lose the ability to redeem all such shares in excess of 15% of the issued and outstanding Bleichroeder Class A Ordinary Shares.

Bleichroeder’s Existing Governing Documents provide that a public shareholder, individually or together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), is restricted from seeking redemption rights with respect to an aggregate of more than 15% of the public shares sold in the IPO without Bleichroeder’s prior written consent. This restriction will reduce the relevant shareholder’s influence over Bleichroeder’s ability to consummate its initial business combination and such shareholder could suffer a material loss on its investment in Bleichroeder if it sells such excess shares in open market transactions. Such shareholders will continue to hold that number of shares exceeding 15% and, in order to dispose of such shares, would be required to sell their shares in open market transaction, potentially at a loss.

Risks Related to Ownership of New Pasqal’s Stock following the Business Combination

There is no guarantee of a positive return on New Pasqal Ordinary Shares.

New Pasqal can make no guarantee in respect of the market price of New Pasqal Ordinary Shares, and any acquirer of shares in New Pasqal, whether by direct issue, conversion, or acquisition on-market, may not necessarily make a profit on any capital expended in the acquisition. The value of New Pasqal Ordinary Shares will be determined by the stock market and will be subject to a range of factors beyond the control of New Pasqal and its directors and management.

The market price of publicly traded stock is affected by many variables not directly related to the success of the company. These factors include, but are not limited to, the demand for, and availability of, the company’s shares, movements in domestic interest rates, exchange rates, fluctuations in the French, United States and international stock markets, and general domestic and economic activity. Securities markets can experience high levels of price and volume volatility, and the market price of securities of many companies can experience wide fluctuations which have not necessarily been related to the operating performance, underlying asset values or prospects of such companies. There can be no assurance that such fluctuations will not affect the price of New Pasqal’s securities going forward.

There is no certainty that New Pasqal will pay dividends.

Any future determination as to the payment of dividends by New Pasqal will be at the discretion of the New Pasqal Board and will depend on numerous factors including its costs, revenue, financial covenants, capital expenditure requirements, and financial strategy. No assurance in relation to the future payment of dividends or franking credits attaching to dividends can be given by New Pasqal.

Because New Pasqal has no current plans to pay cash dividends on New Pasqal Ordinary Shares for the foreseeable future, you may not receive any return on investment unless you sell New Pasqal Ordinary Shares for a price greater than that which you paid for them.

New Pasqal may retain future earnings, if any, for future operations, expansion and debt repayment and has no current plans to pay any cash dividends for the foreseeable future. Any decision to declare and pay dividends as a public company in the future will be made at the discretion of the Bleichroeder Board and will depend on, among other things, New Pasqal’s results of operations, financial condition, cash requirements, contractual restrictions and other factors that the New Pasqal Board may deem relevant. In addition, New Pasqal’s ability to pay dividends may be limited by covenants of any existing and future outstanding indebtedness New Pasqal or its subsidiaries incur. As a result, you may not receive any return on an investment in New Pasqal Ordinary Shares unless you sell New Pasqal Ordinary shares for a price greater than that which you paid for it.

Subsequent to the consummation of the Business Combination, New Pasqal may be required to take write-downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on its financial condition, results of operations and share price, which could cause you to lose some or all of your investment.

Although Bleichroeder has conducted due diligence on Legacy Pasqal, Bleichroeder cannot assure you that this due diligence revealed all material issues that may be present in Legacy Pasqal’s business, that it would be possible to uncover through a customary amount of due diligence or that factors outside of our control will not later arise. As a result, New Pasqal may be forced to write-down or write-off assets, restructure its operations, or incur impairment or other charges that could result in losses. Even if the due diligence successfully identifies certain risks, additional, unexpected risks may arise or previously known risks may materialize in a manner not consistent with its preliminary risk analysis. Even though these charges may be non-cash items and not have an immediate impact on its liquidity, the fact that New Pasqal reports charges of this nature could contribute to negative market perceptions about New Pasqal or its securities. In addition, charges of this nature may cause New Pasqal to violate lending covenants to which it may be subject. Accordingly, any shareholders who choose to remain shareholders following the Business Combination could suffer a reduction in the value of their shares. Such shareholders are unlikely to have a remedy for such reduction in value unless they are able to successfully claim that the reduction was due to the breach by New Pasqal’s officers or directors of a duty of care or other fiduciary duty owed to them, or if they are able to successfully bring a private claim under securities laws that the proxy solicitation materials relating to the Business Combination contained an actionable material misstatement or material omission.

The unaudited pro forma condensed combined financial information included in this proxy statement/prospectus may not be indicative of what New Pasqal’s actual financial position or results of operations would have been.

The unaudited pro forma condensed combined financial information in this proxy statement/prospectus is presented for illustrative purposes only and is not necessarily indicative of what Bleichroeder’s actual financial position or results of operations would have been had the Business Combination been completed on the dates indicated. See the section entitled “Unaudited Pro Forma Condensed Combined Financial Information” for more information.

There can be no assurance that the New Pasqal Ordinary Shares and New Pasqal Warrants will be approved for listing on Nasdaq following the Closing, or that New Pasqal will be able to comply with the listing standards of Nasdaq.

The New Pasqal Ordinary Shares and New Pasqal Warrants are expected to be listed on Nasdaq following the Business Combination. New Pasqal’s eligibility for listing on Nasdaq depends on a number of factors, including the number of shares that are redeemed in connection with the vote at the extraordinary general meeting to approve the Business Combination and New Pasqal having a minimum level of shareholders’ equity following the Closing, among meeting other listing standards. If, after the Business Combination, New Pasqal is unable to obtain or maintain the listing of its New Pasqal Ordinary Shares on Nasdaq for failure to meet the listing standards, New Pasqal and its shareholders could face significant material adverse consequences, including:

•        a limited availability of market quotations for New Pasqal’s securities;

•        a determination that New Pasqal Ordinary Shares is a “penny stock,” which will require brokers trading in New Pasqal Ordinary Shares to adhere to more stringent rules, possibly resulting in a reduced level of trading activity in the secondary trading market for New Pasqal Ordinary Shares;

•        a limited amount of analyst coverage; and

•        a decreased ability to issue additional securities or obtain additional financing in the future.

Provisions in the Proposed Governing Documents may inhibit a takeover of New Pasqal, which could limit the price investors might be willing to pay in the future for New Pasqal’s Ordinary Shares and could entrench management.

The Proposed Governing Documents may permit the issuance of one or more classes or series of preference shares, subject to authorization by the shareholders’ meeting in accordance with applicable French law. Such preference shares could include specific voting, dividend, liquidation or other preferential rights as permitted under French law and approved by shareholders. The terms of one or more classes or series of preference shares may affect the rights attaching to New Pasqal Ordinary Shares.

In addition, French law may affect the governance of New Pasqal and the manner in which shareholders may exercise their rights, including:

(i)     in case of vacancy in the New Pasqal Board, new members may be co-opted by the remaining directors, subject to ratification by the next ordinary general meeting of shareholders in accordance with Article L.225-24 of the French Commercial Code,

(ii)    advance notice procedures with which shareholders must comply to propose resolutions or nominate candidates to the New Pasqal Board, in accordance with the French Commercial Code, and

(iii)   shareholders holding at least 5% of the share capital having the right to request the addition of items or draft resolutions to the agenda of general meetings in accordance with the French Commercial Code.

You may not have the same benefits as an investor in an underwritten public offering.

New Pasqal will become a publicly listed company upon the completion of the Business Combination. The Business Combination and the other transactions described in this proxy statement/prospectus are not an underwritten initial public offering of Bleichroeder’s securities and differ from an underwritten initial public offering in several significant ways, which include, but are not limited to, the following factors.

Like other business combinations and spin-offs, in connection with the Business Combination, you will not receive the benefits of the due diligence performed by the underwriters in an underwritten public offering. Investors in an underwritten public offering may benefit from the role of the underwriters in such an offering. In an underwritten public offering, an issuer initially sells its securities to the public market via one or more underwriters, who distribute or resell such securities to the public. Underwriters have liability under the U.S. securities laws for material misstatements or omissions in a registration statement pursuant to which an issuer sells securities. Because the underwriters have a “due diligence” defense to any such liability by, among other things, conducting a reasonable investigation, the underwriters and their counsel conduct a due diligence investigation of the issuer. Due diligence entails engaging legal, financial and/or other experts to perform an investigation as to the accuracy of an issuer’s disclosure regarding, among other things, its business and financial results. Auditors of the issuer will also deliver a “comfort” letter with respect to the financial information contained in the registration statement. In making their investment decision, investors have the benefit of such diligence in underwritten public offerings. In contrast, Bleichroeder and Legacy Pasqal have each engaged a financial advisor (rather than underwriters) in connection with the Business Combination. While such financial advisors or their respective affiliates may act as underwriters in underwritten public offerings, the role of a financial advisor differs from that of an underwriter. For example, financial advisors do not act as intermediaries in the sale of securities.

In addition, because there are no underwriters engaged in connection with the Business Combination, prior to the opening of trading on Nasdaq on the trading day immediately following the Closing, there will be no book building process and no price at which underwriters initially sold shares to the public to help inform efficient and sufficient price discovery with respect to the initial post-Closing trades on Nasdaq. Therefore, buy and sell orders submitted prior to and at the opening of initial post-Closing trading of New Pasqal Ordinary Shares on Nasdaq will not have the benefit of being informed by a published price range or a price at which the underwriters initially sold shares to the public, as would be the case in an underwritten initial public offering. There will be no underwriters assuming risk in connection with an initial resale of New Pasqal Ordinary Shares or helping to stabilize, maintain or affect the public price of New Pasqal Ordinary Shares following the closing. Moreover, we will not engage in, and have not and will not, directly or indirectly, request the financial advisors to engage in, any special selling efforts or stabilization or price support activities in connection with New Pasqal Ordinary Shares that will be outstanding immediately following the closing. All of these differences from an underwritten public offering of Legacy Pasqal’s securities could result in a more volatile price for New Pasqal Ordinary Shares.

Further, we will not conduct a traditional “roadshow” with underwriters prior to the opening of initial post-Closing trading of New Pasqal Ordinary Shares on Nasdaq. There can be no guarantee that any information made available in this proxy statement/prospectus and/or otherwise disclosed or filed with the SEC will have the same impact on investor education as a traditional “roadshow” conducted in connection with an underwritten initial public offering. As a result, there may not be efficient or sufficient price discovery with respect to New Pasqal Ordinary Shares or sufficient demand among potential investors immediately after the Closing, which could result in a more volatile price for New Pasqal Ordinary Shares.

In addition, our initial shareholders, including our Sponsor, as well as their respective affiliates and permitted transferees, have interests in the Business Combination that are different from or are in addition to our public shareholders and that would not be present in an underwritten public offering of Legacy Pasqal’s securities. Such interests may have influenced the Bleichroeder Board in making their recommendation that you vote in favor of the approval of the Business Combination Proposal and the other proposals described in this proxy statement/prospectus. See the section titled “The Business Combination Proposal — Interests of Bleichroeder’s Directors and Executive Officers in the Business Combination.”

Such differences from an underwritten public offering may present material risks to unaffiliated investors that would not exist if Legacy Pasqal became a publicly listed company through an underwritten initial public offering instead of upon completion of the Business Combination.

Following the consummation of the Business Combination, New Pasqal will incur significant increased expenses and administrative burdens as a public company, which could have an adverse effect on its business, financial condition and results of operations.

Following the consummation of the Business Combination, New Pasqal will face increased legal, accounting, administrative and other costs and expenses as a public company that Legacy Pasqal did not (and will continue not to) incur as a private company. The SOX, including the requirements of Section 404, as well as rules and regulations subsequently implemented by the SEC, the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and the rules and regulations promulgated and to be promulgated thereunder, the PCAOB and the securities exchanges, impose additional reporting and other obligations on public companies. Compliance with public company requirements will increase costs and make certain activities more time-consuming. A number of those requirements will require New Pasqal to carry out tasks Legacy Pasqal has not been required to do previously. In addition, expenses associated with SEC reporting requirements will be incurred. Furthermore, if any issues in complying with those requirements are identified (for example, if the auditors identify a material weakness or significant deficiency in the internal control over financial reporting), New Pasqal could incur additional costs rectifying those issues, and the existence of those issues could adversely affect New Pasqal’s reputation or investor perceptions of it. It may also be more expensive to obtain director and officer liability insurance. Risks associated with New Pasqal’s status as a public company may make it more difficult to attract and retain qualified persons to serve on the Bleichroeder Board or as executive officers. The additional reporting and other obligations imposed by these rules and regulations will increase legal and financial compliance costs and the costs of related legal, accounting and administrative activities. These increased costs will require New Pasqal to divert a significant amount of money that could otherwise be used to expand its business and achieve strategic objectives. Advocacy efforts by shareholders and third parties may also prompt additional changes in governance and reporting requirements, which could further increase costs.

If the benefits of the Business Combination do not meet the expectations of investors or securities analysts, the market price of New Pasqal’s securities may decline.

If the benefits of the Business Combination do not meet the expectations of investors or securities analysts, the market price of New Pasqal’s securities prior to the Closing may decline. The market values of New Pasqal’s securities at the time of the Business Combination may vary significantly from their prices on the date the Business Combination Agreement was executed, the date of this proxy statement, or the date on which Bleichroeder shareholders will vote on the Business Combination.

In addition, following the Business Combination, fluctuations in the price of New Pasqal’s securities could contribute to the loss of all or part of your investment. The valuation ascribed to Legacy Pasqal in the Business Combination may not be indicative of the price that will prevail in the trading market following the Business Combination. If an active market for New Pasqal’s securities develops and continues, the trading price of its securities following the Business Combination could be volatile and subject to wide fluctuations in response to various factors, some of which are beyond our control. Any of the factors listed below could have a material adverse effect on your investment in New Pasqal’s securities and New Pasqal’s securities may trade at prices significantly below the price you paid for them. In such circumstances, the trading price of New Pasqal’s securities may not recover and may experience a further decline.

Factors affecting the trading price of New Pasqal’s securities may include:

•        actual or anticipated fluctuations in New Pasqal’s quarterly financial results or the quarterly financial results of companies perceived to be similar to it;

•        changes in the market’s expectations about New Pasqal’s operating results;

•        changes in the industries in which New Pasqal and its customers operate;

•        success of competitors;

•        New Pasqal’s operating results failing to meet the expectation of securities analysts or investors in a particular period;

•        changes in financial estimates and recommendations by securities analysts concerning New Pasqal or the industries in which it operates in general;

•        operating and stock price performance of other companies that investors deem comparable to New Pasqal;

•        changes in laws and regulations affecting New Pasqal’s business;

•        commencement of, or involvement in, litigation involving New Pasqal;

•        changes in New Pasqal’s capital structure, such as future issuances of securities or the incurrence of additional debt;

•        the volume of New Pasqal Ordinary Shares available for public sale;

•        any major change in the Bleichroeder Board or management;

•        sales of substantial amounts of New Pasqal Ordinary Shares by New Pasqal’s directors, executive officers or significant shareholders or the perception that such sales could occur; and

•        general economic and political conditions such as recessions, interest rates, fuel prices, international currency fluctuations and acts of war or terrorism.

Broad market and industry factors may materially harm the market price of New Pasqal’s securities irrespective of its operating performance. The stock market in general has experienced price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of the particular companies affected. The trading prices and valuations of these stocks, and of New Pasqal’s securities, may not be predictable. A loss of investor confidence in the market for the securities of other companies that investors perceive to be similar to New Pasqal could depress New Pasqal’s share price regardless of its business, prospects, financial condition, or results of operations. A decline in the market price of New Pasqal’s securities also could adversely affect its ability to issue additional securities and its ability to obtain additional financing in the future.

Future issuances of debt securities and equity securities may adversely affect us, including the market price of New Pasqal’s Ordinary Shares and may be dilutive to existing shareholders.

In the future, we may incur debt or issue equity ranking senior to the New Pasqal Ordinary Shares. Those securities will generally have priority upon liquidation. Such securities also may be governed by an indenture or other instrument containing covenants restricting its operating flexibility. Additionally, any convertible or exchangeable securities that we issue in the future may have rights, preferences and privileges more favorable than those of the New Pasqal Ordinary Shares. Because our decision to issue debt or equity in the future will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing, nature or success of our future capital raising efforts. As a result, future capital raising efforts may reduce the market price of New Pasqal Ordinary Shares and be dilutive to existing shareholders.

Risks Related to Redemptions

If shareholders fail to comply with the redemption requirements specified in this proxy statement/prospectus, they will not be entitled to redeem their public shares for a pro rata portion of the Trust Account.

Holders of public shares are not required to affirmatively vote against the Business Combination Proposal or any other proposal in order to exercise their rights to redeem their public shares for a pro rata portion of the Trust Account. To exercise their redemption rights, they are required to submit a request in writing and deliver the certificate for their shares (either physically or electronically) to the transfer agent prior to the deadline (two business days prior to the vote at the extraordinary general meeting). Shareholders electing to redeem their shares will receive the Redemption Price. See the section entitled “Risks Related to Bleichroeder and the Business Combination” for more information.

Bleichroeder public shareholders who wish to redeem their public shares for a pro rata portion of the Trust Account must comply with specific requirements for redemption that may make it more difficult for public shareholders to exercise their redemption rights prior to the deadline.

A public shareholder will be entitled to receive cash for any public shares to be redeemed only if such public shareholder:

(i)     holds public shares, whether they are a record holder or hold their shares in “street name,”

(ii)    if the public shareholder holds public shares through units, the public shareholder elects to separate its units into the underlying public shares and public warrants prior to exercising its redemption rights with respect to the public shares;

(iii)   timely submits a written request to Continental, Bleichroeder’s transfer agent, in which it (a) requests that Bleichroeder redeem all or a portion of its public shares for cash, and (b) identifies itself as a beneficial holder and provides its legal name, phone number, and address; and

(iv)   timely delivers its share certificates to our transfer agent or delivers its shares to our transfer agent electronically using the DTC’s DWAC (Deposit/Withdrawal At Custodian) system.

Holders must complete the procedures for electing to redeem their public shares in the manner described above prior to [•] p.m., Eastern Time, on [•], 2026 (two business days before the extraordinary general meeting) in order for their shares to be redeemed. Given the relatively short exercise period, it is advisable for shareholders to use electronic delivery of their public shares. Any request to redeem such shares, once made, may be withdrawn at any time up to [•] p.m., Eastern Time, on [•], 2026.

If the Business Combination is consummated, and if a public shareholder properly exercises its right to redeem all or a portion of the public shares that it holds and timely delivers its share certificates (if any) and other redemption forms (as applicable) to Continental, Bleichroeder’s transfer agent, New Pasqal will redeem such public shares for a per-share price, payable in cash, equal to the pro rata portion of the Trust Account established at the consummation of our initial public offering, calculated as of two business days prior to the consummation of the Business Combination. Please see the section entitled “Extraordinary General Meeting of Bleichroeder — Redemption Rights” for additional information on how to exercise your redemption rights.

There is no guarantee that a public shareholder’s decision whether to redeem its public shares for a pro rata portion of the Trust Account will put the public shareholder in a better future economic position.

Bleichroeder can give no assurance as to the price at which a public shareholder may be able to sell its public shares in the future following the completion of the Business Combination or any alternative business combination. Certain events following the consummation of any initial business combination, including the Business Combination, may cause an increase in Bleichroeder and/or New Pasqal’s public share price, and may result in a lower value realized now than a shareholder of Bleichroeder and/or New Pasqal might realize in the future had the shareholder not redeemed its public shares. Similarly, if a shareholder does not redeem its public shares, the shareholder will bear the risk of ownership of the public shares after the consummation of any initial business combination, and there can be no assurance that a shareholder can sell its shares in the future for a greater amount than the redemption price set forth in this proxy statement/prospectus. A shareholder should consult the shareholder’s own financial advisor for assistance on how this may affect his, her or its individual situation.

The ability of our public shareholders to exercise redemption rights with respect to a large number of our shares could increase the probability that the Business Combination would be unsuccessful and that you would have to wait for liquidation in order to redeem your shares.

At the time Bleichroeder entered into the Business Combination Agreement, Bleichroeder did not know how many shareholders would exercise their redemption rights, and therefore Bleichroeder structured the Business Combination based on its expectations as to the number of shares that will be submitted for redemption. If a larger number of shares are submitted for redemption than the number Bleichroeder initially expected, this could lead to its failure to consummate the Business Combination, its failure to obtain or maintain the listing of its securities on Nasdaq or another national securities exchange, or a lack of liquidity. Each of the foregoing could impair Bleichroeder’s ability to fund its operations and adversely affect its business, financial condition and results of operations. See the section entitled “Risks Related to Bleichroeder and the Business Combination” for more information.

Since the Business Combination Agreement requires that the aggregate cash proceeds available for release from the Trust Account (including funds from the March 2026 Financing) in connection with the transactions contemplated in the Business Combination Agreement shall be equal to or greater than $150 million, there is increased probability that the Business Combination would be unsuccessful. If the Business Combination is unsuccessful, you would not receive your pro rata portion of the Trust Account until we liquidate the Trust Account. If you are in need of immediate liquidity, you could attempt to sell your shares in the open market; however, at such time our shares may trade at a discount to the pro rata amount per share in the Trust Account. In either situation, you may suffer a material loss on your investment or lose the benefit of funds expected in connection with our redemption until we liquidate or you are able to sell your shares in the open market.

Risks Related to Acquiring and Operating a Business in Non-U.S. Countries

Because New Pasqal’s operations are located outside of the United States, Bleichroeder may face additional burdens in connection with investigating, agreeing to and completing the Business Combination, and, if the Business Combination is consummated, New Pasqal may be subject to a variety of additional risks that may negatively impact its operations.

Legacy Pasqal and New Pasqal’s operations are located in France. As such, New Pasqal will be subject to risks associated with cross-border business combinations, including in connection with investigating, agreeing to and completing the Business Combination, conducting due diligence in a foreign jurisdiction, and having such transaction approved by any local governments, regulators or agencies.

If Bleichroeder consummates the Business Combination, New Pasqal would be subject to special considerations and risks associated with companies operating in an international setting, including, but not limited to, any of the following:

•        costs and difficulties inherent in managing cross-border business operations;

•        rules and regulations regarding currency redemption;

•        complex corporate withholding taxes on individuals;

•        laws governing the manner in which future business combinations may be effected;

•        exchange listing and/or delisting requirements;

•        tariffs and trade barriers;

•        regulations related to customs and import/export matters;

•        local or regional economic policies and market conditions;

•        unexpected changes in regulatory requirements;

•        longer payment cycles;

•        tax issues, such as tax law changes and variations in tax laws as compared to United States tax laws;

•        currency fluctuations and exchange controls;

•        rates of inflation;

•        challenges in collecting accounts receivable;

•        cultural and language differences;

•        employment regulations;

•        underdeveloped or unpredictable legal or regulatory systems;

•        corruption;

•        protection of intellectual property;

•        social unrest, crime, strikes, riots and civil disturbances;

•        regime changes and political upheaval;

•        terrorist attacks, natural disasters, pandemics and wars; and

•        deterioration of political relations with the United States.

Bleichroeder may not be able to adequately address these additional risks, which may prevent it from completing the Business Combination, and if it completes the Business Combination, its operations might suffer, either of which may adversely impact its business, financial condition and results of operations.

Existing and future government laws, regulations and other legal requirements that govern our business may increase our costs of doing business and may restrict our operations.

As a business with international reach, we are subject to complex laws and regulations, including investment screening laws, in jurisdictions in which we operate. Those laws and regulations may be interpreted in different ways. They may also change from time to time, as may related interpretations and other guidance. Changes in laws or regulations could result in higher expenses and payments, and uncertainty relating to laws or regulations may also affect how we conduct our operations and structure our investments and could limit our ability to enforce our rights.

We may be subject to review and enforcement actions under domestic and foreign laws that screen investments and to other national-security-related laws and regulations. In France, for example, foreign investments in certain sensitive sectors are subject to prior authorization by the Minister of the Economy pursuant to Article L. 151-3 of the French Monetary and Financial Code and its implementing provisions, including Articles R151-1 et seq. of the French Monetary and Financial Code. These rules allow the French authorities to review, condition, or prohibit certain foreign investments in activities deemed strategic for national interests. Investments by particular investors may need to be notified to or approved by the competent French authorities, which may impose additional conditions, delays, or reporting obligations. In certain jurisdictions (including France), these legal and regulatory requirements may be more stringent than in the United States. As a result of these laws and regulations, investments by particular investors may need to be filed with local regulators, which in turn may impose added costs on our business, impact our operations, and/or limit our ability to engage in strategic transactions that might otherwise be beneficial to us and our investors.

The Business Combination may be delayed or ultimately prohibited and Bleichroeder may not be able to complete the proposed Business Combination, since such initial business combination may be subject to regulatory review and approval requirements, including pursuant to foreign investment regulations and review by governmental entities such as the Committee on Foreign Investment in the United States (“CFIUS”) as well as the Minister of Industry of Canada, the Foreign Investment Review and Economic Security Division of Innovation, Science and Economic Development Canada (“FIRES”) and/or the Governor in Council (Canada) pursuant to the ICA (Canada), or may be ultimately prohibited.

In connection with the Business Combination, Bleichroeder will merge with and into Merger Sub, with Merger Sub continuing as the surviving company (referred hereinafter as Bleichroeder Surviving Corporation), and, as promptly as practicable thereafter, Legacy Pasqal will merge with and into Bleichroeder Surviving Corporation with Bleichroeder Surviving Corporation continuing as the surviving entity (referred to as New Pasqal). Pursuant to such Mergers, our shareholders will receive Bleichroeder Surviving Corporation Ordinary Shares in exchange for their Bleichroeder Class A Ordinary Shares and thereafter New Pasqal Ordinary Shares in exchange for their Bleichroeder Surviving Corporation Ordinary Shares. The Business Combination may be subject to regulatory review and approval requirements by governmental entities, which may cause the Business Combination to be delayed or ultimately prohibited. For example, CFIUS has authority to review direct or indirect foreign investments in U.S. companies. Among other things, CFIUS is empowered to require certain foreign investors to make mandatory filings, to charge filing fees related to such filings, and to self-initiate national security reviews of foreign direct and indirect investments in U.S. companies if the parties to that investment choose not to file voluntarily. If CFIUS determines that an investment threatens national security, CFIUS has the power to impose restrictions on the investment or recommend that the

U.S. president prohibit and/or unwind it. Whether CFIUS has jurisdiction to review an acquisition or investment transaction depends on, among other factors, the nature and structure of the transaction, the nationality of the parties, the level of beneficial ownership interest and the nature of any information or governance rights involved.

We note that (i) Bleichroeder is a Cayman Islands exempted company (for U.S. securities law purposes), (ii) Legacy Pasqal is a société par actions simplifiée formed under the laws of the Republic of France, (iii) Merger Sub is a société anonyme formed under the laws of the Republic of France, (iv) our Sponsor, Bleichroeder Sponsor 2 LLC, is a Delaware limited liability company whose members are U.S. persons and Bleichroeder’s largest shareholder, and (v) following the Business Combination, our Sponsor will be a significant combined company shareholder. In our view, it is unlikely that the Business Combination would be subject to or impacted by a CFIUS review. Nevertheless, we may determine that we will submit to CFIUS review on a voluntary basis, or to proceed with the transaction without submitting to CFIUS and risk CFIUS intervention, before or after closing the transaction. CFIUS may decide to block or delay the proposed Business Combination, or impose conditions with respect to it, which may delay or prevent us from consummating the proposed Business Combination.

The process of government review, whether by CFIUS or otherwise, could be lengthy. Because we have only a limited time to complete our initial business combination, our failure to obtain any required approvals within the requisite time period may require us to liquidate. If we are unable to consummate the Business Combination within the applicable time period required, including as a result of extended regulatory review, we will (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but not more than ten business days thereafter, subject to lawfully available funds, redeem 100% of the Bleichroeder public shares, at a per-share price, payable in cash equal to the aggregate amount then on deposit in the Trust Account (which interest shall be net of taxes payable (other than excise or similar taxes) and less up to $100,000 of interest to pay dissolution expenses) divided by the number of then issued and outstanding public shares, which redemption will completely extinguish Bleichroeder public shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any) subject to applicable law; and (iii) as promptly as reasonably possible following such redemption, subject to the approval of remaining Bleichroeder shareholders and the Bleichroeder board, liquidate and dissolve, subject in each case to Bleichroeder’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of applicable law. In such event, Bleichroeder shareholders will miss the opportunity to benefit from the Business Combination and the chance of realizing any future gains in the value of such investment. Additionally, there will be no redemption rights or liquidation distributions with respect to the Bleichroeder warrants, which will expire worthless if Bleichroeder fails to complete an initial business combination within the completion window. In the event of such distribution, it is possible that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be less than $10.00 per share.

Risks Related to New Pasqal’s Foreign Private Issuer Status

As a foreign private issuer, New Pasqal is exempt from certain Nasdaq corporate governance requirements and a number of rules under the U.S. securities laws. You will therefore not have the same protections afforded to shareholders of companies that are subject to Nasdaq requirements and the information available to holders of the New Pasqal Ordinary Shares may be limited.

New Pasqal will qualify as a “foreign private issuer,” as defined in the SEC’s rules and regulations, and, consequently, New Pasqal will not be subject to all of the disclosure requirements applicable to public companies organized within the United States. For example, New Pasqal will be exempt from certain rules under the Exchange Act including, among other things: (i) the rules under the Exchange Act requiring the filing of annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K with the SEC; (ii) the sections of the Exchange Act regulating the solicitation of proxies, consents, or authorizations in respect of a security registered under the Exchange Act and (iii) the selective disclosure rules by issuers of material nonpublic information under Regulation FD.

Moreover, New Pasqal is not required to file periodic reports and financial statements with the SEC as frequently or within the same time frames as U.S. companies with securities registered under the Exchange Act. New Pasqal currently prepares its financial statements in accordance with IFRS. The post-combination Company will not be required to file financial statements prepared in accordance with or reconciled to U.S. GAAP so long as its financial statements are prepared in accordance with IFRS as issued by the International Accounting Standards Board. New Pasqal is not required to comply with Regulation FD, which imposes restrictions on the selective disclosure of material information to shareholders.

As a foreign private issuer, New Pasqal will file an annual report on Form 20-F within four months of the close of each fiscal year ended December 31 and furnish reports on Form 6-K relating to certain material events promptly after New Pasqal publicly announces these events. However, because of the above exemptions for foreign private issuers, which New Pasqal intends to rely on, the information New Pasqal is required to file with or furnish to the SEC will be less extensive and less timely compared to that required to be filed with the SEC by U.S. domestic issuers. Accordingly, New Pasqal Shareholders may receive less or different information about New Pasqal than you currently receive about Bleichroeder or that investors would receive about a United States domestic public company.

The determination of foreign private issuer status is made annually on the last business day of an issuer’s most recently completed second fiscal quarter.

Pursuant to the Business Combination Agreement, New Pasqal has agreed to use commercially reasonable efforts to maintain its status as a foreign private issuer, however, in the future, New Pasqal could lose its status as a foreign private issuer under current SEC rules and regulations if more than 50% of New Pasqal’s outstanding voting securities become directly or indirectly held of record by U.S. holders and any one of the following is true: (i) the majority of New Pasqal’s directors or executive officers are U.S. citizens or residents; (ii) more than 50% of New Pasqal’s assets are located in the United States; or (iii) New Pasqal’s business is administered principally in the United States. If New Pasqal loses its status as a foreign private issuer in the future, it will no longer be exempt from the rules described above and, among other things, will be required to file periodic reports and annual and quarterly financial statements as if it were a company incorporated in the United States. If this were to happen, New Pasqal would likely incur substantial costs in fulfilling these additional regulatory requirements, including potentially costs related to the preparation of financial statements in accordance with U.S. GAAP, and members of New Pasqal’s management would likely have to divert time and resources from other responsibilities to ensuring these additional regulatory requirements are fulfilled.

In addition, certain information may be provided by New Pasqal in accordance with French law, which may differ in substance or timing from such disclosure requirements under the Exchange Act.

The corporate governance rules of Nasdaq on which New Pasqal intends to list New Pasqal Ordinary Shares require listed companies to have, among other things, a majority of independent board members and independent director oversight of executive compensation, nomination of directors and corporate governance matters. However, as a foreign private issuer, New Pasqal will be permitted to, and it may, follow home country practice in lieu of the above requirements, subject to certain exceptions. As long as New Pasqal relies on the foreign private issuer exemption for certain of these corporate governance standards, a majority of the New Pasqal Board will not be required to be independent directors and its compensation committee and nominating and corporate governance committee are not required to be composed entirely of independent directors. Therefore, the New Pasqal Board’s approach to governance may be different from that of a board of directors consisting of a majority of independent directors, and, as a result, management oversight may be more limited than if it were subject to all the corporate governance standards of Nasdaq. Accordingly, you will not have the same protections afforded to shareholders of companies that are subject to all the corporate governance requirements of Nasdaq on which New Pasqal lists its New Pasqal Ordinary Shares.

New Pasqal may lose its foreign private issuer status in the future, which could result in significant additional cost and expense.

In the future, New Pasqal would lose its “foreign private issuer” status if a majority of its shareholders, directors or management are U.S. citizens or residents and New Pasqal fails to meet additional requirements necessary to avoid loss of that status. Although New Pasqal has elected to comply with certain U.S. regulatory provisions, the loss of its “foreign private issuer” status would make such provisions mandatory. The regulatory and compliance costs to New Pasqal under U.S. securities laws as a U.S. domestic issuer may be significantly higher. If New Pasqal is not a foreign private issuer, it will be required to file periodic reports and registration statements on U.S. domestic issuer forms with the SEC, which are more detailed and extensive than the forms required to be filed by a foreign private issuer. For example, the annual report on Form 10-K requires domestic issuers to disclose executive compensation information on an individual basis with specific disclosure regarding the domestic compensation philosophy, objectives, annual total compensation (base salary, bonus, and equity compensation) and potential payments in connection with change in control, retirement, death or disability, while the annual report on Form 20-F permits foreign private issuers to disclose compensation information on an aggregate basis. New Pasqal may also be required to modify certain of its policies to comply with good governance practices associated with U.S. domestic issuers. Such conversion and modifications will involve additional costs. In addition, New Pasqal may lose its ability to rely upon exemptions from certain corporate governance requirements on U.S. stock exchanges that are available to foreign private issuers.

You may face difficulties in protecting your interests as a shareholder, as French law provides substantially different protection when compared to the laws of the United States.

New Pasqal is incorporated under the laws of the Republic of France. The rights of holders of shares are governed by French law, including the provisions of the articles of association. These rights differ in certain respects from the rights of shareholders in typical U.S. corporations and the rights of shareholders in Cayman corporations, including Bleichroeder. See “Description of New Pasqal’s Securities” and “Comparison of Shareholders’ Rights” in this proxy statement/prospectus for a description of the principal differences between the provisions of the French Commercial Code applicable to New Pasqal and the Cayman Companies Act applicable to Bleichroeder relating to shareholders’ rights and protections.

New Pasqal’s corporate affairs are governed by the New Pasqal Organization Documents and the laws of the Republic of France, including the Commerce Code. The rights of New Pasqal’s shareholders and the responsibilities of its directors and officers under French law are different from those applicable to a corporation incorporated in the United States. Further, under French law, there may be differences in the type, timing and format of publicly available information about New Pasqal compared with that regularly published by or about U.S. issuers. In addition, the legal and regulatory framework governing the securities of French companies differs from that applicable to U.S. issuers, and French laws and regulations in respect of corporate governance matters provide protections to minority shareholders that differ in scope and operation from those available under state corporation laws in the United States. Therefore, New Pasqal’s shareholders may face differences in the manner and extent to which they may protect their interests in connection with actions taken by New Pasqal’s directors, officers or principal shareholders compared with shareholders of corporations incorporated in the United States. As a result of these differences, the rights and remedies available to New Pasqal’s shareholders may differ from those available to shareholders of U.S. issuers.

It may be difficult to enforce a U.S. judgment against New Pasqal or its directors and officers outside the United States, or to assert U.S. securities law claims outside of the United States.

Several of New Pasqal’s directors and executive officers are not residents of the United States, and the majority of its assets and the assets of these persons are located outside the United States. As a result, it may be difficult or impossible for investors to effect service of process upon New Pasqal within the United States or other jurisdictions, including judgments predicated upon the civil liability provisions of the federal securities laws of the United States. See “Description of New Pasqal’s Securities” Additionally, it may be difficult to assert U.S. securities law claims in actions originally instituted outside of the United States. Foreign courts may refuse to hear a U.S. securities law claim because foreign courts may not be the most appropriate forums in which to bring such a claim. Even if a foreign court agrees to hear a claim, it may determine that the law of the jurisdiction in which the foreign court resides, and not U.S. law, is applicable to the claim. Further, if U.S. law is found to be applicable, the content of applicable U.S. law must be proved as a fact, which can be a time-consuming and costly process, and certain matters of procedure would still be governed by the law of the jurisdiction in which the foreign court resides.

In particular, investors should be aware that there is uncertainty as to whether the courts of the Republic of France would recognize and enforce judgments of U.S. courts obtained against New Pasqal or its directors or management or against the selling shareholder predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States. There is also uncertainty as to whether the courts of the Republic of France would entertain original actions against New Pasqal or its directors or officers or against the selling shareholder predicated upon the securities laws of the United States or any state in the United States. As a result of the difficulty associated with enforcing a judgment against New Pasqal, you may not be able to collect any damages awarded by either a U.S. or foreign court.

Risks Related to U.S. Tax Matters

If the Reincorporation Merger does not qualify as “reorganization” for U.S. federal income tax purposes, there may be adverse consequences to U.S. Holders of Bleichroeder Securities.

The Reincorporation Merger is intended to qualify as a “reorganization” within the meaning of Section 368(a)(1)(F) of the Code and, as a result, a U.S. Holder (as defined in “Material U.S. Federal Income Tax Considerations”) would not recognize gain or loss on the exchange of Bleichroeder Securities for New Pasqal Securities pursuant to the Reincorporation Merger. However, if the Reincorporation Merger were to fail to qualify as a “reorganization” within the meaning of Section 368(a)(1)(F) of the Code, then the Reincorporation Merger may constitute a fully taxable transaction, and in such case, a U.S. Holder that exchanges Bleichroeder Securities for New Pasqal Securities pursuant to the Reincorporation Merger generally would recognize gain or loss equal to the difference between (i) the fair market value of the New Pasqal Securities received, and (ii) the U.S. Holder’s adjusted tax basis in the Bleichroeder Securities exchanged therefor. For a more detailed discussion of certain material U.S. federal income tax considerations of the Reincorporation Merger to U.S. Holders, see the section entitled “Material U.S. Federal Income Tax Considerations — Tax Treatment of the Reincorporation Merger.”

New Pasqal may be or become a PFIC, which could result in adverse U.S. federal income tax consequences to U.S. Holders.

If New Pasqal (or prior to the Reincorporation Merger, Bleichroeder) is a PFIC for any taxable year that is included in the holding period of a U.S. Holder of New Pasqal Ordinary Shares or New Pasqal Warrants, such U.S. Holder may be subject to certain adverse U.S. federal income tax consequences and may be subject to additional reporting requirements. There can be no assurance that New Pasqal will not be treated as a PFIC for any taxable year. For a more detailed discussion with respect to New Pasqal’s PFIC status, see the section entitled “Material U.S. Federal Income Tax Considerations — Passive Foreign Investment Company Rules.”

The U.S. federal income tax treatment of the redemption of Bleichroeder Class A Ordinary Shares depends on a shareholder’s specific facts.

The U.S. federal income tax treatment of a redemption of Bleichroeder Class A Ordinary Shares will depend on whether the redemption qualifies as a sale or exchange of such Bleichroeder Class A Ordinary Shares under Section 302 of the Code, which will depend largely on the total number of shares held or treated as held by the shareholder electing to redeem Bleichroeder Class A Ordinary Shares (including any stock constructively owned by the holder as a result of owning warrants or otherwise) relative to all of the shares outstanding both before and after the redemption. If such redemption is not treated as a sale or exchange of Bleichroeder Class A Ordinary Shares for U.S. federal income tax purposes, the redemption will instead be treated as dividend income for U.S. federal income tax purposes to the extent of Bleichroeder’s current or accumulated earnings and profits (as determined under U.S. federal income tax principles). For a more detailed discussion of the U.S. federal income tax treatment of the redemption of Bleichroeder Class A Ordinary Shares, see the section entitled “Material U.S. Federal Income Tax Considerations — Redemption of Bleichroeder Class A Ordinary Shares.”

Any new tax legislation introduced by governments may change the current tax treatment, which could adversely impact our cash flow.

Our tax treatment is subject to the enactment of, or changes in, tax laws, regulations and treaties, or the interpretation thereof, tax policy initiatives and reforms under consideration and the practices of tax authorities in various jurisdictions, all of which could change on a prospective or retroactive basis. Such changes may include, but are not limited to, the taxation of operating income, investment income, dividends received or (in the specific context of withholding tax) dividends paid, payroll taxes, fringe benefit taxes, and changes in royalties. We are unable to predict what tax reform may be proposed or enacted in the future or what effect such changes would have on our business, but such changes, to the extent they are brought into tax legislation, regulations, policies or practices, could affect our financial position overall or effective tax rates in the future, reduce post-tax returns to our shareholders, and increase the complexity, burden and cost of tax compliance.

THE EXTRAORDINARY GENERAL MEETING OF BLEICHROEDER SHAREHOLDERS

For purposes of this section, “we,” “us” or “our” refer to Bleichroeder, unless the context otherwise requires.

The Bleichroeder Extraordinary General Meeting

We are furnishing this proxy statement/prospectus to you as part of the solicitation of proxies by the Bleichroeder Board for use at the extraordinary general meeting to be held on [•], 2026, and at any adjournment or postponement thereof. This proxy statement/prospectus is first being furnished to our shareholders on or about [•], 2026. This proxy statement/prospectus provides you with information you need to know to be able to vote or instruct how your vote should be cast at the extraordinary general meeting.

Date, Time and Place of Extraordinary General Meeting

The extraordinary general meeting will be held online via live webcast, at [•] a.m., Eastern Time, on [•], 2026, or at such other time, on such other date and at such other place to which the meeting may be adjourned. For the purposes of the Existing Governing Documents, the physical location of the extraordinary general meeting will be at the offices of Reed Smith LLP, 2850 N. Harwood St., Suite 1500, Dallas, Texas 75201. The Bleichroeder extraordinary general meeting can be accessed virtually by visiting our meeting website (www.[•]), where our shareholders will be able to listen to the meeting, submit questions and vote online.

Purpose of the Extraordinary General Meeting

At the Bleichroeder extraordinary general meeting, we will ask our shareholders to consider and vote upon the following proposals:

(1)    Proposal No. 1 — The Business Combination Proposal:    to approve by ordinary resolution, subject to the passing of each of the other Condition Precedent Proposals, the entry into, execution, and adoption of the Business Combination Agreement, its amendment, the additional agreements contemplated therein, and the transactions contemplated therein and thereby, including the Reincorporation Merger and the Merger, by and among Bleichroeder, the Merger Sub, and Legacy Pasqal, a copy of which is attached to the accompanying proxy statement/prospectus as Annex A and Annex A-1, pursuant to which, among other things, (i) Bleichroeder will merge with and into Merger Sub, with Merger Sub continuing as the surviving company, and (ii) as promptly as practicable after the date that the Reincorporation Plan of Merger has been registered by the Cayman Registrar in accordance with the Cayman Companies Act, or such later time as specified in or otherwise in accordance with the Reincorporation Plan of Merger and the Cayman Companies Act and in accordance with applicable French laws, Legacy Pasqal will merge with and into Bleichroeder Surviving Corporation, with Bleichroeder Surviving Corporation continuing as the surviving company and changing its name to “Pasqal Holding SA” or such other name selected by Legacy Pasqal;

The full text of the resolution to be considered and, if thought fit, passed and approved is as follows:

“RESOLVED, as an ordinary resolution, subject to the passing of each of the other Condition Precedent Proposals, that the entry into and execution of the Agreement and Plan of Merger, dated as of February 28, 2026 (as amended by that certain Amendment No. 1 to the Agreement and Plan of Merger, dated as of May 26, 2026, and as may be further amended, supplemented or otherwise modified from time to time, the “Business Combination Agreement”), the additional agreements contemplated therein, and the transactions contemplated therein and thereby, including the Mergers (as defined below) (the “Business Combination”), by and among Bleichroeder Acquisition Corp. II, a Cayman Islands exempted company (“Bleichroeder”), Bleichroeder Acquisition France Merger Sub 2, a French société anonyme and subsidiary of Bleichroeder (“Merger Sub”), and Pasqal Holding SAS, a French société par actions simplifiée (the “Legacy Pasqal”), copies of each of which are attached hereto as Annex A and Annex A-1, (i) Bleichroeder will merge with and into Merger Sub (the “Reincorporation Merger”), with Merger Sub continuing as the surviving company (the “Bleichroeder Surviving Corporation”), and (ii) as promptly as practicable after the date that the Reincorporation Plan of Merger has been registered by the Cayman Registrar in accordance with the Cayman Companies Act, or such later time as specified in or otherwise in accordance with the Reincorporation Plan of Merger and the Cayman Companies Act,

Legacy Pasqal will merge with and into Bleichroeder Surviving Corporation (the “Merger” and, together with the Reincorporation Merger, the “Mergers”), with Bleichroeder Surviving Corporation continuing as the surviving company (“New Pasqal”), be authorized, approved, ratified and confirmed in all respects, and the transactions contemplated by the Business Combination Agreement (including the Business Combination) be authorized, approved, ratified and confirmed in all respects;”

(2)    Proposal No. 2 — The Reincorporation Merger Proposal:    to approve by a special resolution, subject to the passing of each of the other Condition Precedent Proposals, the Reincorporation Merger and the Reincorporation Plan of Merger relating to the Reincorporation Merger in the form attached to the accompanying proxy statement/prospectus as Annex B, subject to such amendments as may be approved by the directors of Bleichroeder and the authorized signatories of Merger Sub, including the annexures thereto, pursuant to which Bleichroeder will merge with and into Merger Sub, with Merger Sub (or Bleichroeder Surviving Corporation) continuing as the surviving company, such that the undertaking, property and liabilities of Bleichroeder and Merger Sub vest in Bleichroeder Surviving Corporation by virtue of such merger pursuant to the provisions of Part 16 of Cayman Companies Act and the French Commercial Code, the adoption of the articles of association of Bleichroeder Surviving Corporation be in the form attached to the Reincorporation Plan of Merger with effect from the Reincorporation Merger Effective Time and the draft merger agreement and all filing and publication to be filed with the Registre du Commerce et des Sociétés in relation to the Reincorporation Merger, and all matters related thereto in accordance with the French Code de commerce;

The full text of the resolution to be considered and, if thought fit, passed and approved is as follows:

“RESOLVED, as a special resolution, that, subject to the passing of each of the other Condition Precedent Proposals,:

(a)     Bleichroeder Acquisition Corp. II (“Bleichroeder”) be authorized to merge with and into Bleichroeder Acquisition France Merger Sub 2 (“Merger Sub”), with Merger Sub continuing as the surviving company (“Bleichroeder Surviving Corporation”), such that the undertaking, property and liabilities of Bleichroeder and Merger Sub vest in Bleichroeder Surviving Corporation by virtue of such merger pursuant to the provisions of Part 16 of the Companies Act (Revised) of the Cayman Islands and the French Code de commerce (the “Reincorporation Merger”);

(b)    the plan of merger relating to the Reincorporation Merger in the form attached to the accompanying proxy statement/prospectus as Annex B, subject to such amendments as may be approved by the directors of Bleichroeder and the authorized signatories of Merger Sub, including the annexures thereto (the “Reincorporation Plan of Merger”) be authorized, approved and confirmed in all respects;

(c)     the articles of association of Bleichroeder Surviving Corporation be in the form attached to the Reincorporation Plan of Merger with effect from the effective time of the Reincorporation Merger;

(d)     Bleichroeder be and is hereby authorized to enter into the Reincorporation Plan of Merger and the Reincorporation Plan of Merger be executed by any one director on behalf of Bleichroeder;

(e)     any one director, Ogier (Cayman) LLP or Bleichroeder’s registered office services provider be authorized to file the Reincorporation Plan of Merger, together with any supporting documentation, for registration to the Registrar of Companies of the Cayman Islands and to make such additional filings or take such additional steps as they deem necessary in respect of the Reincorporation Merger; and

(f)     the draft merger agreement and all filings and publications to be filed with the Registre du Commerce et des Sociétés in relation to the Reincorporation Merger, and all matters related thereto in accordance with the French Code de commerce be to the extent required ratified, authorized, approved and confirmed in all respects;”

(3)    Proposal No. 3 — The Merger Proposal:    to approve by a special resolution, subject to the passing of each of the other Condition Precedent Proposals and following the Reincorporation Merger Effective Time, the Merger and the French Merger Agreement, a copy of which is attached to the accompanying proxy statement/prospectus as Annex C, and all matters related thereto in accordance with the French

Commercial Code, pursuant to which Legacy Pasqal will merge with and into Bleichroeder Surviving Corporation, with Bleichroeder Surviving Corporation continuing as the surviving company, such that the undertaking, property and liabilities of Bleichroeder Surviving Corporation and Legacy Pasqal vest in New Pasqal by virtue of such merger pursuant to the French Commercial Code;

The full text of the resolution to be considered and, if thought fit, passed and approved is as follows:

“RESOLVED, as a special resolution, that subject to the passing of each of the other Condition Precedent Proposals, and following the Reincorporation Merger Effective Time:

(a)     Bleichroeder Surviving Corporation be authorized to merge with Legacy Pasqal, with Bleichroeder Surviving Corporation continuing as the absorbing and surviving company (“New Pasqal”), such that the undertaking, property and liabilities of Bleichroeder Surviving Corporation and Legacy Pasqal vest in New Pasqal by virtue of such merger pursuant to the French Code de commerce (the “Merger”);

(b)    the draft merger agreement, a copy of which is attached to the accompanying proxy statement/prospectus as Annex C (the “French Merger Agreement”) and all matters related thereto in accordance with the French Code de commerce be ratified, authorized, approved and confirmed in all respects;

(c)     Bleichroeder Surviving Corporation be and is hereby authorized to enter into the Merger, the French Merger Agreement be executed by any officer or director on behalf of Bleichroeder Surviving Corporation and any officer, director or authorized service provider of Bleichroeder Surviving Corporation be authorized to file the French Merger Agreement, together with any supporting documentation, for registration with the Registre du Commerce et des Sociétés and to make such additional filings or take such additional steps as they deem necessary in respect of the Merger;

(d)    the amended and restated articles of association of New Pasqal (“New Pasqal Articles of Association”) and the New Pasqal Board Internal Regulations to be in effect following the Business Combination, copies of which are attached to the accompanying proxy statement/prospectus as Annex H-1 and Annex H-2, respectively (together, the “Proposed Governing Documents”), be in the form attached to the French Merger Agreement with effect from the effective time of the Merger;

(e)     the French Merger Agreement, a copy of which is attached to the accompanying proxy statement/prospectus as Annex C, all filing and publication in relation to the Merger and all matters related thereto in accordance with the French Code de commerce be ratified, authorized, approved and confirmed in all respects; and

(f)     the delegation of power to the board of directors of Bleichroeder Surviving Corporation to effect the Merger;”

(4)    Proposal No. 4 — The Governing Documents Proposal:    to approve by a special resolution, subject to the passing of each of the other Condition Precedent Proposals, following the Reincorporation Merger Effective Time and by virtue of the Merger, the Proposed Governing Documents, copies of which are attached to the accompanying proxy statement/prospectus as Annex H-1 and Annex H-2, respectively, with such principal changes as described in the Advisory Governing Documents Proposals (as defined below) with effect from the Closing;

The full text of the resolution to be considered and, if thought fit, passed and approved is as follows:

“RESOLVED, as a special resolution, that, subject to the passing of each of the other Condition Precedent Proposals, following the Reincorporation Merger Effective Time and by virtue of the Merger, the amended and restated articles of association of New Pasqal and New Pasqal Board Internal Regulations to be in effect following the Business Combination, copies of which are attached to the accompanying proxy statement/prospectus as Annex H-1 and Annex H-2, respectively, be authorized, approved and adopted in all respects as the governing documents of New Pasqal, with such principal changes as described in the Advisory Governing Documents Proposals (as defined below) with effect from the closing of the Business Combination;”

(5)    Proposal No. 5 — The Advisory Governing Documents Proposals:    upon four separate proposals to approve on an advisory, non-binding basis by an ordinary resolution, subject to the passing of each of the other Condition Precedent Proposals the material differences between the Proposed Governing Documents and the Existing Governing Documents;

The full text of the resolution to be considered and, if thought fit, passed and approved is as follows:

“RESOLVED, as four separate ordinary resolutions on a non-binding and advisory basis only, subject to the passing of each of the other Condition Precedent Proposals, that the following governance provisions contained in the Proposed Governing Documents be and are hereby approved and adopted:

(a)     Advisory Governing Documents Proposal 5A:    Under the Proposed Governing Documents, directors of New Pasqal would be appointed by shareholders through ordinary resolution, and the New Pasqal Board would have the ability to fill vacancies arising from death, resignation, or removal between shareholder meetings, subject to ratification at the next meeting;

(b)    Advisory Governing Documents Proposal 5B:    The Proposed Governing Documents would eliminate the advance notice procedures and defaults to French laws, which allows shareholders holding a minimum percentage of share capital (starting at 5%) to request that draft resolutions be added to the meeting agenda, subject to statutory filing requirements generally no later than 25 days before the meeting;

(c)     Advisory Governing Documents Proposal 5C:    The New Pasqal Articles of Association would change the company name of New Pasqal from “Bleichroeder Acquisition France Merger Sub 2” to “Pasqal Holding SA”;

(d)    Advisory Governing Documents Proposal 5D:    The New Pasqal Articles of Association would remove certain provisions related to Bleichroeder’s status as a blank check company that will no longer be applicable upon consummation of the Business Combination;”

(6)    Proposal No. 6 — The Director Election Proposal:    to approve by an ordinary resolution, subject to the passing of each of the other Condition Precedent Proposals, the election of directors to serve on the New Pasqal Board following the consummation of the Business Combination for the applicable term under the Proposed Governing Documents, or in each case until their respective successors are duly elected and qualified, or until their earlier resignation, removal or death;

The full text of the resolution to be considered and, if thought fit, passed and approved is as follows:

“RESOLVED, as an ordinary resolution, subject to the passing of each of the other Condition Precedent Proposals, that the nine persons listed below be elected to serve terms on New Pasqal’s board of directors effective as of the Effective Time as set forth in the Proposed Governing Documents or until their respective successors are duly elected and qualified, or until their earlier resignation, removal or death:

Dr. Wasiq Bokhari

Alain Aspect

Georges-Olivier Reymond

Michel Combes

Barbara Dalibard

Kathy Savitt

[•]

[•]

[•];”

(7)    Proposal No. 7 — The Incentive Plan Proposal:    to approve by an ordinary resolution, for the purposes of complying with the rules of The Nasdaq Stock Market LLC (“Nasdaq”) and subject to the passing of each of the other Condition Precedent Proposals, the Incentive Plan, a copy of which is attached to this proxy statement/prospectus as Annex I, and will provide for awards for a number of New Pasqal Ordinary

Shares, of up to ten percent (10%) of the aggregate number of New Pasqal Ordinary Shares issued and outstanding immediately after the Closing on a fully diluted and as-converted basis (after giving effect to redemptions by public shareholders (as defined below), if any);

The full text of the resolution to be considered and, if thought fit, passed and approved is as follows:

“RESOLVED, as an ordinary resolution, that the adoption of the Incentive Plan, a copy of which is attached to the proxy statement/prospectus as Annex I, be approved in all respects;”

(8)    Proposal No. 8 — The Share Issuance Proposal:    to approve by an ordinary resolution, including for purposes of complying with the applicable provisions of Nasdaq Listing Rules 5635(a), (b) and (d), and subject to the passing of each of the other Condition Precedent Proposals, the issuance or potential issuance of (i) Senior Unsecured Convertible Bonds, (ii) the Investment Warrants, (iii) New Pasqal Ordinary Shares to be issued to shareholders of New Pasqal in connection with the Business Combination, and (iv) New Pasqal Ordinary Shares issuable upon the conversion or exercise of the Senior Unsecured Convertible Bonds and Investment Warrants;

The full text of the resolution to be considered and, if thought fit, passed and approved is as follows:

“RESOLVED, as an ordinary resolution, that, for the purposes of complying with the applicable Nasdaq Listing Rules, the issuance of (i) senior unsecured convertible bonds convertible into New Pasqal Ordinary Shares, (ii) warrants to purchase a number of New Pasqal Ordinary Shares equal to 125% of the total number of New Pasqal Ordinary Shares into which the Senior Unsecured Convertible Bonds are initially convertible at Closing, (iii) New Pasqal Ordinary Shares to be issued to shareholders of New Pasqal in connection with the Business Combination, and (iv) New Pasqal Ordinary Shares issuable upon the conversion or exercise of the Senior Unsecured Convertible Bonds and Investment Warrants be and are hereby approved;”

(9)    Proposal No. 9 — The Adjournment Proposal:    to approve by an ordinary resolution, the adjournment of the extraordinary general meeting to a later date or dates, if necessary or convenient, in the reasonable determination of the chairman of Bleichroeder (x) to permit further solicitation and vote of proxies in the event that there are insufficient votes for any of the foregoing, (y) if Bleichroeder determines that one or more of the conditions to Closing is not or will not be satisfied or waived or (z) to facilitate the Reincorporation Merger, the Merger or any other transaction contemplated in connection with the Business Combination (i) to the extent necessary to ensure that any required supplement or amendment to the accompanying proxy statement/prospectus is provided to Bleichroeder’s shareholders or (ii) to permit further solicitation and vote of proxies in the event that there are insufficient votes for the approval of one or more of the proposals at the extraordinary general meeting;

The full text of the resolution to be considered and, if thought fit, passed and approved is as follows:

“RESOLVED, as an ordinary resolution, that the adjournment of the extraordinary general meeting to a later date or dates, if necessary or convenient, in the reasonable determination of the chairman of Bleichroeder (x) to permit further solicitation and vote of proxies in the event that there are insufficient votes for any of the foregoing, (y) if Bleichroeder determines that one or more of the conditions to Closing is not or will not be satisfied or waived or (z) to facilitate the Reincorporation Merger, the Merger or any other transaction contemplated in connection with the Business Combination (i) to the extent necessary to ensure that any required supplement or amendment to the accompanying proxy statement/prospectus is provided to Bleichroeder shareholders or (ii) to permit further solicitation and vote of proxies in the event that there are insufficient votes for the approval of one or more of the proposals at the extraordinary general meeting be approved.”

The Closing of the Business Combination is conditioned on the approval of the Business Combination Proposal, the Reincorporation Merger Proposal, the Merger Proposal, the Governing Documents Proposal, the Director Election Proposal, the Incentive Plan Proposal, and the Share Issuance Proposal.

Recommendation of the Bleichroeder Board

The Bleichroeder Board believes that the Business Combination Proposal, the Reincorporation Merger Proposal, the Merger Proposal, the Governing Documents Proposal, the Advisory Governing Documents Proposals, the Director Election Proposal, the Incentive Plan Proposal, the Share Issuance Proposal, and the other proposals to be presented at the extraordinary general meeting are in the best interests of Bleichroeder and its shareholders and recommends that its shareholders vote “FOR” the Business Combination Proposal, “FOR” the Reincorporation Merger Proposal, “FOR” the Merger Proposal, “FOR” the Governing Documents Proposal, “FOR” the Advisory Governing Documents Proposals, “FOR” the Director Election Proposal, “FOR” the Incentive Plan Proposal, “FOR” the Share Issuance Proposal, and “FOR” the Adjournment Proposal, in each case, if presented at the extraordinary general meeting.

The existence of financial and personal interests of one or more of our directors may result in a conflict of interest on the part of such director(s) between what he, she, or they may believe is in the best interests of Bleichroeder and our shareholders and what he, she, or they may believe is best for himself, herself, or themselves in determining to recommend that shareholders vote for the proposals.

When you consider the recommendation of the Bleichroeder Board in favor of the Transaction Proposals you should keep in mind that certain of our directors and officers have interests in the Business Combination that may conflict with your interests as a shareholder. These interests include, among other things:

•        the fact that certain of our directors and officers are principals of our Sponsor;

•        the fact that 9,583,333 Founder Shares held directly by our Sponsor (and a portion of which is held indirectly by the initial shareholders, including through Inflection Point and STP), for which it paid $25,000 in aggregate, will convert into 9,583,333 New Pasqal Ordinary Shares upon the Closing, and that such shares will have a significantly higher value at the time of the Business Combination when they convert into New Pasqal Ordinary Shares, as described further below, and will be worthless if an initial business combination is not consummated:

	Bleichroeder Class B Ordinary Shares(1)(2)	Value of Bleichroeder Class B Ordinary Shares implied by Business Combination(2)(3)	Value of Bleichroeder Class B Ordinary Shares based on recent trading price(4)
Sponsor(2)	9,583,333	$95,833,330	$	[•]

____________

(1)      Interests shown consist solely of Founder Shares. Such shares will convert into Bleichroeder Surviving Corporation Ordinary Shares upon the Reincorporation Merger and thereafter will automatically convert into New Pasqal Ordinary Shares upon the Closing on a one-for-one basis.

(2)      Bleichroeder Manager 2 LLC (“BM2”) is the managing member of Bleichroeder Sponsor 2 LLC, our Sponsor. MC Advisory (of which Michel Combes, one of Bleichroeder’s Co-Founders, is the manager), as well as Andrew Gundlach, our Executive Chairman, are the managing members of BM2 and hold voting and investment discretion with respect to the ordinary shares held of record by the Sponsor. Messrs. Combes and Gundlach disclaim any beneficial ownership of the securities held by the Sponsor other than to the extent of any pecuniary interest they may have therein, directly or indirectly. Messrs. Combes and Gundlach through their affiliates and controlled entities, own direct and indirect interests in the membership interests of the Sponsor, and hold approximately 52.57% of the Sponsor membership interests reflecting indirect interests in the Founder Shares. Bleichroeder’s Chief Operating Officer and Chief Executive Officer, as well as Bleichroeder’s Chief Financial Officer, hold an indirect interest in an aggregate of 500,000 Founder Shares through membership interests in the Sponsor and certain of Bleichroeder’s independent director hold, in connection with his or her service as a director, in the aggregate, an indirect interest in 60,000 Founder Shares through membership interests in the Sponsor. Each such person disclaims any beneficial ownership of the reported shares other than to the extent of any pecuniary interest they may have therein, directly or indirectly.

(3)      Assumes a value of $10.00 per share, the deemed value of the New Pasqal Ordinary Shares in the Business Combination. Also assumes the completion of the Business Combination and that the New Pasqal Ordinary Shares are unrestricted and freely tradable.

(4)      Assumes a value of $[•] per share, which was the closing price of the Bleichroeder Class A Ordinary Shares on the Nasdaq on [•], 2026. Also assumes the completion of the Business Combination and that the New Pasqal Ordinary Shares are unrestricted and freely tradable.

•        the fact that if an initial business combination is not consummated within the Completion Window, our Sponsor, officers, directors and their respective affiliates will lose their entire investment in us of $5,025,000 in the aggregate that includes the 5,000,000 private warrants acquired for a purchase price of $5,000,000. In addition, our Sponsor will lose $95,833,330 in value of the Founder Shares, valued at an assumed price of $10.00 per share, the value implied by the Business Combination;

•        the fact that given the differential in the purchase price that our Sponsor paid for the Founder Shares as compared to the price of the public shares sold in the IPO and the 9,583,333 New Pasqal Ordinary Shares that the Sponsor will receive upon conversion of the Founder Shares in connection with the Business Combination, the Sponsor and its affiliates may earn a positive rate of return on their investment even if the New Pasqal Ordinary Shares trade below the price initially paid for the public shares in the IPO and the public shareholders experience a negative rate of return following the completion of the Business Combination;

•        the fact that our Sponsor, officers and directors have agreed to waive their rights to liquidating distributions from the Trust Account with respect to any shares held by them if Bleichroeder fails to complete an initial business combination within the Completion Window and accordingly, our Sponsor, officers and directors will benefit from the completion of the Business Combination and may be incentivized to complete an acquisition of a less favorable target company or on terms less favorable to shareholders rather than liquidate;

•        the fact that if the Trust Account is liquidated, including in the event we are unable to complete an initial business combination within the Completion Window, our Sponsor has agreed that it will be liable to us if and to the extent any claims by a third party (other than our independent registered public accounting firm) for services rendered or products sold to us, or a prospective target business with which we have entered into a transaction agreement, reduce the amounts in the Trust Account to below (i) $10.00 per public share or (ii) such lesser amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account, due to reductions in the value of the trust assets, net of the amount of taxes payable, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under our indemnity of the underwriters of our IPO against certain liabilities, including liabilities under the Securities Act;

•        the fact that, unless a business combination is consummated, our directors are only entitled to reimbursement for any out-of-pocket expenses incurred by them on our behalf incident to identifying, investigating and consummating a business combination from funds outside of the Trust Account, which funds are limited;

•        the continuation of certain of our officers and directors at New Pasqal; and

•        the fact that pursuant to the A&R Registration Rights Agreement, the Sponsor and the initial shareholders will have certain registration rights, demand rights and piggy-back registration rights with respect to their Registrable Securities.

Record Date and Voting

You will be entitled to vote or direct votes to be cast at the extraordinary general meeting if you owned one or more Bleichroeder Ordinary Shares at the close of business on 9,583,333, 2026, which is the record date for the extraordinary general meeting. You are entitled to one vote per proposal for each Bleichroeder Ordinary Share that you owned as of the close of business on the record date, which you may cast in person at the extraordinary general meeting or by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker, bank or other nominee to ensure that votes related to the shares you beneficially own are properly counted. In this regard, you must provide the record holder of your shares with instructions on how to vote your shares or, if you wish to attend the extraordinary general meeting and vote in person, obtain a proxy from your broker, bank or nominee. On the record date, there were 28,750,000 Bleichroeder Ordinary Shares outstanding, of which [•] were Bleichroeder Class A Ordinary Shares and [•] were Bleichroeder Class B Ordinary Shares held by our Sponsor and initial shareholders.

Our Sponsor and initial shareholders have agreed to vote all of their Founder Shares and any Bleichroeder Ordinary Shares acquired by them in favor of the Business Combination Proposal. Our issued and outstanding warrants do not have voting rights at the extraordinary general meeting.

Voting Your Shares

Each Bleichroeder Ordinary Share that you own in your name entitles you to one vote on each of the proposals for the extraordinary general meeting. Your one or more proxy cards show the number of Bleichroeder Ordinary Shares that you own.

If you are a holder of record, there are two ways to vote your Bleichroeder Ordinary Shares at the extraordinary general meeting:

•        You can vote by completing, signing and returning the enclosed proxy card in the postage-paid envelope provided. If you hold your shares in “street name” through a bank, broker or other nominee, you will need to follow the instructions provided to you by your bank, broker or other nominee to ensure that your shares are represented and voted at the extraordinary general meeting. If you vote by proxy card, your “proxy,” whose name is listed on the proxy card, will vote your shares as you instruct on the proxy card. If you sign and return the proxy card but do not give instructions on how to vote your shares, your Bleichroeder Ordinary Shares will be voted, as recommended by the Bleichroeder Board. With respect to each proposal for the extraordinary general meeting, that means voting “FOR” for each.

•        You can attend the extraordinary general meeting and vote in person. You will be given a ballot when you arrive. However, if your Bleichroeder Ordinary Shares are held in the name of your broker, bank or other nominee, you must get a proxy from the broker, bank or other nominee. That is the only way we can be sure that the broker, bank or other nominee has not already voted your Bleichroeder Ordinary Shares.

Who Can Answer Your Questions About Voting Your Bleichroeder Ordinary Shares

If you have any questions about how to vote or direct a vote in respect of your Bleichroeder Ordinary Shares, you may contact our proxy solicitor:

[•]
Shareholders may call toll free: [•]
Banks and Brokers may call collect: [•]
Email: [•]

Quorum and Vote Required for Shareholder Proposals

A quorum of our shareholders is necessary to hold a valid meeting. The holders of at least one-third of the Bleichroeder Ordinary Shares being individuals present in person or by proxy or if a corporation or other non-natural person by its duly authorized representative or proxy shall be a quorum. Abstentions and broker non-votes will count as present for the purposes of establishing a quorum.

The approval of the Reincorporation Merger Proposal, the Merger Proposal, the Governing Documents Proposal, requires a special resolution under Cayman Islands law or the Existing Governing Documents of Bleichroeder, being a resolution passed by a majority of at least two-thirds (2/3) of the votes which are cast by the holders of the issued and outstanding Bleichroeder Ordinary Shares who, being present in person or represented by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting. The approval of each of the Business Combination Proposal, the Advisory Governing Documents Proposals, the Director Election Proposal, the Incentive Plan Proposal, the Share Issuance Proposal and the Adjournment Proposal requires an ordinary resolution under Cayman Islands law and the Existing Governing Documents of Bleichroeder, being a resolution passed by a simple majority of the votes which are cast by the holders of the issued and outstanding Bleichroeder Ordinary Shares who, being present in person or represented by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting. The Closing of the Business Combination is conditioned on the approval of the Business Combination Proposal, the Reincorporation Merger Proposal, the Merger Proposal, the Governing Documents Proposal, the Director Election Proposal, the Incentive Plan Proposal, the Share Issuance Proposal.

Abstentions and Broker Non-Votes

Brokers who hold shares in “street name” for a beneficial owner of those shares typically have the authority to vote in their discretion on “routine” proposals when they have not received instructions from beneficial owners. However, brokers are not permitted to exercise their voting discretion with respect to the approval of matters that are “non-routine” without specific instructions from the beneficial owner. It is expected that all proposals to be voted on at the extraordinary general meeting will be “non-routine” matters.

Proxies that are marked “abstain” and proxies relating to “street name” shares that are returned to us but marked by brokers as “not voted” will be treated as shares present for purposes of determining the presence of a quorum on all matters. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting, and otherwise will have no effect on a particular proposal.

Revocability of Proxies

If you have submitted a proxy to vote your shares and wish to change your vote, you may do so by delivering a later-dated, signed proxy card to [•], our proxy solicitor, prior to the date of the extraordinary general meeting or by voting in person at the extraordinary general meeting. Attendance at the extraordinary general meeting alone will not change your vote. You also may revoke your proxy by sending a notice of revocation to [•].

Redemption Rights

If the Business Combination is consummated, and if a public shareholder properly exercises its right to redeem all or a portion of the public shares that it holds and timely delivers its shares to Continental, Bleichroeder will redeem such public shares for the Redemption Price. For illustrative purposes, as of [•], 2026, this would have amounted to approximately $[•] per issued and outstanding public share.

Our shareholders may elect to redeem their public shares even if they vote for the Business Combination Proposal and the other proposals.

Our Existing Governing Documents provide that a Bleichroeder shareholder, together with any affiliate of such public shareholder or any other person with whom such Bleichroeder shareholder is acting in concert or as a “group” (as defined in Section 13 of the “Exchange Act”), will be restricted from redeeming its public shares with respect to more than an aggregate of 15% of the public shares. Accordingly, if a public shareholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the public shares, then any such shares in excess of that 15% limit would not be redeemed for the “Redemption Price”, without our prior consent and such excess public shares would be converted into the merger consideration in connection with the Business Combination. There will be no redemption rights with respect to Bleichroeder’s warrants.

Our Sponsor, which directly owns 9,583,333 Founder Shares, and the initial shareholders (which indirectly own a portion of such shares), have agreed pursuant to the Sponsor Letter Agreement to, among other things, (i) vote in favor of the Business Combination Agreement and the transactions contemplated thereby (including any material differences between the Existing Governing Documents and the Proposed Governing Documents) and (ii) not redeem any Bleichroeder Ordinary Shares owned by the Sponsor or the initial shareholders in connection with such shareholder approval in connection with the Business Combination, in each case, on the terms and subject to the conditions set forth in the Sponsor Letter Agreement.

Assuming 50% redemption of 28,750,000 public shares (or 14,375,000 public shares) (see “Unaudited Pro Forma Condensed Combined Financial Information” for further information), and using the closing warrant price on the Nasdaq of $0.9250 as of March 23, 2026, the aggregate fair value of warrants that can be retained by the redeeming shareholders, assuming 50% redemption of 28,750,000 public shares (or 14,375,000 public shares), is $4.43 million. The actual market price of the warrants may be higher or lower on the date that a warrantholder seeks to sell such warrants. Additionally, we cannot assure the holders of warrants that they will be able to sell their warrants in the open market as there may not be sufficient liquidity in such securities when a warrantholder wishes to sell their warrants. Further, while the level of redemptions of public shares will not directly change the value of the warrants because the warrants will remain outstanding regardless of the level of redemptions, as redemptions of public shares increase, the holder of warrants who exercises such warrants will ultimately own a greater interest in New Pasqal because there would be fewer shares outstanding overall. See “Risk Factors — Risks Related to Bleichroeder and the Business Combination — Bleichroeder public shareholders and existing shareholders will experience significant dilution as a result of the Business Combination and the March 2026 Financing and related transactions, and the market price of its Bleichroeder Class A Ordinary Shares may be adversely affected. Future transactions contemplated by the definitive documentation for the Business Combination may also have a dilutive effect.”

In order to exercise your redemption rights, you must:

(i)     hold public shares, whether you are a record holder or hold your shares in “street name,”

(ii)    elect to separate the units that you hold into the underlying public shares and public warrants, to the extent you hold public shares through units, prior to exercising your redemption rights with respect to your public shares;

(iii)   timely submit a written request to Continental Stock Transfer & Trust Company (“Continental”), Bleichroeder’s transfer agent, in which you (a) request that Bleichroeder redeem all or a portion of your public shares for cash, and (b) identify yourself as a beneficial holder and provide your legal name, phone number, and address; and

(iv)   timely deliver your share certificates to our transfer agent, Continental, or deliver your shares to our transfer agent, Continental, electronically using the DTC’s DWAC (Deposit/Withdrawal At Custodian) system.

Holders must complete the procedures for electing to redeem their public shares in the manner described above prior to [•] p.m., Eastern Time, on [•], 2026 (two business days before the extraordinary general meeting) in order for their shares to be redeemed. Given the relatively short exercise period, it is advisable for shareholders to use electronic delivery of their public shares. Any request to redeem such shares, once made, may be withdrawn at any time up to [•] p.m., Eastern Time, on [•], 2026.

Holders of units must elect to separate the units into the underlying public shares and warrants prior to exercising redemption rights with respect to the public shares. If holders hold their units in an account at a brokerage firm or bank, holders must notify their broker or bank that they elect to separate the units into the underlying public shares and warrants, or if a holder holds units registered in its own name, the holder must contact Continental directly and instruct them to do so. The redemption rights include the requirement that a holder must identify itself in writing as a beneficial holder and provide its legal name, phone number, and address to Continental in order to validly redeem its shares. Public shareholders may elect to redeem public shares regardless of whether or how they vote in respect of the Business Combination Proposal. If the Business Combination is not consummated, the public shares will be returned to the respective holder, broker, or bank.

We will pay the redemption price to our shareholders who properly exercise their redemption rights promptly following the Closing. The Closing is subject to the satisfaction of a number of conditions. As a result, there may be a significant delay between the deadline for exercising redemption requests prior to the extraordinary general meeting and payment of the redemption price.

As noted above, holders of our outstanding units must separate the underlying public shares and public warrants prior to exercising redemption rights with respect to the public shares.

If a broker, dealer, commercial bank, trust company or other nominee holds your units, you must instruct such nominee to separate your units. Your nominee must send written instructions by facsimile to Continental. Such written instructions must include the number of units to be split and the nominee holding such units. Your nominee must also initiate electronically, using the DTC’s DWAC (Deposit/Withdrawal At Custodian) system, a withdrawal of the relevant units and a deposit of an equal number of public shares and public warrants. This must be completed far enough in advance to permit your nominee to exercise your redemption rights upon the separation of the public shares from the units. While this is typically done electronically on the same business day, you should allow at least one full business day to accomplish the separation. If you fail to cause your public shares to be separated in a timely manner, you will likely not be able to exercise your redemption rights.

Prior to exercising redemption rights, shareholders should review the market price of Bleichroeder Class A Ordinary Shares as they may receive higher proceeds from the sale of their Bleichroeder Class A Ordinary Shares in the public market than from exercising their redemption rights if the market price per share is higher than the redemption price. However, we cannot assure you that you will be able to sell your Bleichroeder Class A Ordinary Shares in the open market, even if the market price per share is higher than the redemption price stated above, as there may not be sufficient liquidity in the Bleichroeder Class A Ordinary Shares when you wish to sell your shares.

If you exercise your redemption rights, your public shares will cease to be issued and outstanding immediately prior to the Business Combination and will only represent the right to receive the Redemption Price. You will no longer own those shares and will have no right to participate in, or have any interest in, the future growth, if any, of Bleichroeder or New Pasqal following the Business Combination. You will be entitled to receive cash for these shares only if you properly and timely request redemption.

If the Business Combination is not approved and we do not consummate an initial business combination within the Completion Window, we will be required to liquidate and dissolve our Trust Account by returning the then-remaining funds in such account to the public shareholders and our warrants will expire worthless.

Underwriting Fees as a Percentage of IPO Proceeds Net of Redemptions

	No Redemptions(1)	50% Redemptions(2)
IPO underwriting fees(3)	$17,250,000	$10,000,000
IPO proceeds net of redemptions	$287,500,000	$143,750,000
Underwriting fees as a % of IPO proceeds net of redemptions	6.00%	6.96%

____________

(1)      This scenario assumes that no public shares are redeemed.

(2)      This scenario assumes that 14,375,000 outstanding public shares, or approximately 50% of the public shares subject to redemption, are redeemed for an aggregate payment of approximately $143,750,000 (based on the estimated per-share price of approximately $10.00 per share) from the Trust Account based on funds in the Trust Account as of [•], 2026.

(3)      Includes $12,250,000 of deferred underwriting commission payable to the underwriters of the IPO upon consummation of the Business Combination.

Appraisal or Dissenters’ Rights

Bleichroeder shareholders may have appraisal rights in connection with the Reincorporation Merger under the Cayman Companies Act.

Holders of record of Bleichroeder Ordinary Shares may be entitled to give notice to Bleichroeder prior to the extraordinary general meeting to approve the Reincorporation Merger contemplated thereby that they wish to exercise statutory dissenter rights and make a demand for payment of the fair market value for his, her or its Bleichroeder Ordinary Shares if they follow the procedures set out in Section 238 of the Cayman Companies Act, noting that any such dissenters’ rights may not apply pursuant to Section 239 of the Cayman Companies Act, which states that no such dissenters’ rights shall be available in respect of shares of any class for which an open market exists on a recognized stock exchange or recognized interdealer quotation system at the expiry date of the period allowed for written notice of an election to dissent, provided that the merger consideration constitutes inter alia shares of any company which at the effective date of the Merger are listed on a national securities exchange. However, regardless of whether such rights are or are not available, shareholders are still entitled to exercise the rights of redemption as set out herein, and the Bleichroeder Board has determined that the redemption proceeds payable to shareholders who exercise such redemption rights represents the fair value of those shares. Extracts of relevant sections of the Cayman Companies Act follow:

238. (1) A member of a constituent company incorporated under this Act shall be entitled to payment of the fair value of that person’s shares upon dissenting from a merger or consolidation.

239. (1) No rights under section 238 shall be available in respect of the shares of any class for which an open market exists on a recognized stock exchange or recognized interdealer quotation system at the expiry date of the period allowed for written notice of an election to dissent under section 238(5), but this section shall not apply if the holders thereof are required by the terms of a plan of merger or consolidation pursuant to section 233 or 237 to accept for such shares anything except - (a) shares of a surviving or consolidated company, or depository receipts in respect thereof; (b) shares of any other company, or depository receipts in respect thereof, which shares or depository receipts at the effective date of the merger or consolidation, are either listed on a national securities exchange or designated as a national market system security on a recognized interdealer quotation system or held of record by more than two thousand holders; (c) cash in lieu of fractional shares or fractional depository receipts described in paragraphs (a) and (b); or (d) any combination of the shares, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in paragraphs (a), (b) and (c).

Holders of Bleichroeder’s warrants and Bleichroeder’s units do not have appraisal rights in respect to such securities in connection with the Reincorporation Merger under the Cayman Companies Act.

Bleichroeder shareholders are recommended to seek their own advice as soon as possible on the application and procedure to be followed in respect of the appraisal rights under the Cayman Companies Act.

Solicitation of Proxies

We will pay the cost of soliciting proxies for the extraordinary general meeting. We have engaged [•] to assist in the solicitation of proxies for the extraordinary general meeting. We have agreed to pay [•] a fee of $[•]. We will reimburse [•] for reasonable out-of-pocket expenses and will indemnify [•] and its affiliates against certain claims, liabilities, losses, damages and expenses. We also will reimburse banks, brokers and other custodians, nominees and fiduciaries representing beneficial owners of Bleichroeder Class A Ordinary Shares for their expenses in forwarding soliciting materials to beneficial owners of Bleichroeder Class A Ordinary Shares and in obtaining voting instructions from those owners. Our directors, officers and employees may also solicit proxies by telephone, facsimile, mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

Potential Purchases of Public Shares

The Sponsor and Bleichroeder officers and directors do not have any plans at this time to purchase Public Shares from Public Shareholders or to take any other actions to incentivize non-redemption. However, at any time prior to the extraordinary general meeting, during a period when they are not then aware of any material nonpublic information regarding Bleichroeder or its securities, the Sponsor and Bleichroeder’s officers and directors or their affiliates may purchase Public Shares in privately negotiated transactions or in the open market, although they are under no obligation to do so. There is no limit on the number of Public Shares that such persons may purchase in such transactions, subject to compliance with applicable law and SEC rules. However, other than as expressly stated herein, they have no current commitments, plans or intentions to engage in such transactions and have not formulated any terms or conditions for any such transactions. None of the funds in the Trust Account will be used to purchase Public Shares in such transactions. Such purchases of Public Shares may include a contractual acknowledgment that such shareholder, although still the record holder of Bleichroeder’s shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights.

In the event that the Sponsor and Bleichroeder’s officers and directors or their affiliates purchase Public Shares in privately negotiated transactions from Public Shareholders who have already elected to exercise their redemption rights, such selling shareholders would be required to revoke their prior elections to redeem their shares. The purpose of such transaction could be to increase the likelihood of obtaining shareholder approval of the Business Combination, or satisfy the Minimum Cash Condition, where it appears that such requirement would otherwise not be met. Bleichroeder expects any such purchases will be reported pursuant to Section 13 and Section 16 of the Exchange Act to the extent such purchasers are subject to such reporting requirements.

In addition, if such purchases are made, the public “float” of Bleichroeder Class A Ordinary Share and the number of beneficial holders of Bleichroeder Class A Shares and Public Warrants may be reduced, possibly making it difficult to obtain or maintain the quotation, listing or trading of Bleichroeder’s securities on the OTC Markets.

In the event the Sponsor and Bleichroeder’s officers and directors or their affiliates were to purchase Public Shares from Public Shareholders, such purchases would be structured in compliance with the requirements of Rule 14e-5 under the Exchange Act. To the extent that the Sponsor and Bleichroeder’s officers and directors or their affiliates purchase Public Shares in compliance with the requirements of Rule 14e-5 under the Exchange Act, such shares would not be voted in favor of approving the Business Combination.

Share Ownership

The Sponsor, which directly owns 9,583,333 Founder Shares, and the initial shareholders (which indirectly own a portion of such shares), have agreed pursuant to that certain letter agreement, dated as of January 7, 2026 (the “Sponsor Letter Agreement”) to, among other things, (i) vote all of their Founder Shares and all shares they acquire prior to the announcement of the Business Combination in favor of the Business Combination and (ii) not redeem any Bleichroeder Ordinary Shares owned by the Sponsor or the initial shareholders in connection with such shareholder approval in connection with the Business Combination, in each case, on the terms and subject to the conditions set forth in the Sponsor Letter Agreement.

THE BUSINESS COMBINATION PROPOSAL

Background of the Business Combination

Bleichroeder is a blank check company incorporated in the Cayman Islands for the purpose of effecting a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. The terms of the Business Combination Agreement are the result of arm’s length negotiations between representatives of Bleichroeder and Legacy Pasqal. The transactions contemplated by the Business Combination Agreement and related agreements are a result of an extensive search for a potential transaction utilizing the network and investing, operating and transaction experience of Bleichroeder’s management and the Bleichroeder Board, led by Bleichroeder’s Andrew Gundlach, who was then the President and Chief Executive Officer, and Co-Founder Michel Combes.

Legacy Pasqal is a French Company founded in 2019, out of the Institut d’Optique, by Professor Dr. Alain Aspect (Nobel Prize Laureate Physics, 2022), Georges-Olivier Reymond, Christophe Jurczak, Dr. Antoine Browaeys, and Dr. Thierry Lahaye. Legacy Pasqal is at the forefront of developing scalable QPUs that deliver highly scalable computational capabilities, operate in standard data centers and provide consistent performance enabled by precise qubit control and improved coherence times. Legacy Pasqal’s neutral-atom technology enables complex computational challenges to be solved for numerous applications in key sectors such as energy and utilities, finance, high value materials and manufacturing, healthcare and pharmaceuticals, logistics, aerospace and defense and AI. Legacy Pasqal’s commitment to innovation is reflected in its ongoing research collaborations with leading industrial and academic partners, as well as its ability to make its quantum computing capabilities accessible through leading cloud-based services. These initiatives are driving the practical adoption of quantum technology and expanding its real-world applications. In addition to its strong technology platform and experienced management team, Legacy Pasqal’s capital requirements, market opportunity and strategic positioning align well with the capabilities of the Bleichroeder platform, making it an attractive partner for a business combination.

The terms of the Business Combination with Legacy Pasqal are the result of negotiations between representatives of Bleichroeder and Legacy Pasqal. Prior to the Business Combination, Bleichroeder had not entered into a definitive agreement with any target business. Members of the Sponsor who are officers and/or directors of Bleichroeder (the “Bleichroeder team”) had, however, previously engaged in preliminary discussions with Legacy Pasqal to negotiate an initial business combination on behalf of a separate SPAC vehicle, Bleichroeder Acquisition Corp. I (“SPAC I”), which parties ultimately decided against, for reasons further described below. However, there was no agreement, arrangement, or understanding between the Sponsor and SPAC I, or its or their officers, directors, or affiliates, with respect to determining whether to proceed with the Business Combination with Legacy Pasqal or any other initial business combination. SPAC I is a special purpose acquisition company affiliated with members of the Bleichroeder team, and each of Messrs. Michel Combes, was a member of the sponsor of SPAC I and Andrew Gundlach, served as Chairman, President and Chief Executive Officer of SPAC I.

Prior Discussions Between the Sponsor and Legacy Pasqal

Prior to the Business Combination, the Bleichroeder team, in performing their roles for other positions and roles they held at other special purpose acquisition companies, conducted a wide search, leveraging their network of business and investment relationships, which led to the identification of many potential business combination targets. Commencing in January 2025, the Bleichroeder team, on behalf of SPAC I, initiated discussions with Legacy Pasqal regarding a potential business combination, in their respective capacities with SPAC I and not on behalf of Bleichroeder or in connection with the Business Combination. From January until April 2025, the Bleichroeder team conducted multiple management meetings and independent diligence on the business. On April 21, 2025, SPAC I delivered a non-binding letter of intent to Legacy Pasqal, which Legacy Pasqal did not countersign. The terms of the proposed transaction contemplated a best-efforts $200 million PIPE raise. In light of the challenging capital markets environment at the time, and the uncertainty of raising a PIPE of that size, the letter of intent did not include a minimum cash condition or an exclusivity period. Instead, the letter of intent contemplated that the parties would work together over a pre-determined 120-day period to determine whether there was a market to raise the quantum of capital necessary to consummate the transaction. However, in May 2025, Legacy Pasqal decided to discontinue negotiations with SPAC I in order to pursue a potential business combination at that time with an unaffiliated SPAC sponsor. The Legacy Pasqal board ultimately determined that the terms set forth in the letter of intent submitted by the other SPAC sponsor were better aligned with the Company’s interests at the time. SPAC I subsequently entered into a business combination agreement with Merlin Labs Inc. on August 13, 2025, which was consummated on March 16, 2026.

Legacy Pasqal and the Bleichroeder team did not have any contact after negotiations ceased as both parties were pursuing other opportunities. In November 2025, Legacy Pasqal, through its financial advisor, Pegasus, and Mr. Bonnin in his capacity as partner of Pegasus, contacted Messrs. Combes and Gundlach to provide a general business update, and to inform them that the letter of intent with the other unaffiliated SPAC sponsor had expired. In addition, Mr. Bonnin informed Messrs. Combes and Gundlach that Legacy Pasqal was conducting a Series C financing round. The Bleichroeder team, in turn, provided an update on the status of the Merlin Labs Inc. business combination. There was no discussion of a potential business combination between Legacy Pasqal and any Bleichroeder-affiliated vehicle during this conversation, and there was no further contact between the parties following this November 2025 conversation.

Bleichroeder completed its IPO in January 2026. Following the IPO, the Bleichroeder team contacted Legacy Pasqal to propose entering into a new non-disclosure agreement in order to engage in a more detailed discussion regarding the status of Legacy Pasqal’s business, the sequencing of its planned capital raises (including its plans following its proposed Series C financing round), and its longer-term strategic objectives, as described further below. During those discussions, the Bleichroeder team learned that Legacy Pasqal was in the final stages of its Series C financing round and that the term sheet with the lead investor contained a valuation-reset provision that would be triggered if Legacy Pasqal had not entered into a definitive business combination agreement to become a public company by February 28, 2026.

There was no agreement, arrangement, or understanding between Legacy Pasqal and the Bleichroeder team to enter into a business combination with any special purpose acquisition company, and no agreement, arrangement, or understanding between Legacy Pasqal and the Bleichroeder team with respect to determining whether to explore a potential business combination with Legacy Pasqal or to proceed with the Business Combination. However, following execution of the new non-disclosure agreement in January 2026, both parties recognized that the SPAC market appeared better positioned from a capital-raising perspective than it had been earlier in 2025, particularly relative to other quantum computing companies, as reflected in recent capital-raising activity and stock price performance, and in light of the fact that there was only one other publicly traded neutral-atom quantum computing comparable. These facts and circumstances provided greater certainty as to the ability to obtain financing in connection with de-SPAC transactions and to retain public shareholders and trust account capital. Further, based on discussions with Legacy Pasqal management during this period, Legacy Pasqal remained an attractive target to the Bleichroeder team due to its strategic positioning, technology portfolio, and potential to access global capital markets, and had an additional year of operations and historical financials, which the Bleichroeder team reviewed during the course of its due diligence.

As discussed in greater details below, the Bleichroeder team conducted management meetings and review of the Series C data room containing due diligence materials, and ultimately decided to submit a non-binding letter of intent to Legacy Pasqal in late January 2026.

Timeline of the General Search Process

On January 9, 2026, Bleichroeder closed the IPO of 28,750,000 units, including the exercise in full by the underwriters of an option to purchase up to 3,750,000 Units at the offering price to cover over-allotments, with each unit consisting of one Bleichroeder Class A Ordinary Share and one-third of one redeemable warrant. Each whole warrant is exercisable for one Bleichroeder Class A Ordinary Share at a purchase price of $11.50 per share, subject to adjustment as provided in the final prospectus for the IPO. The Units were sold at an offering price of $10.00 per unit, generating total gross proceeds of $287.50 million before deducting underwriting discounts and commissions and offering expenses. Simultaneously with the closing of the IPO, Bleichroeder completed a private placement of 7,750,000 private placement warrants to (i) the Sponsor, (ii) Cohen and (iii) Clear Street, at a price of $1.00 per private placement warrant, generating gross proceeds to Bleichroeder of $7.75 million.

A total of approximately $287.50 million from the proceeds of the IPO and the private placement were placed in the Trust Account. Except for a portion of the interest earned on the funds held in the Trust Account that may be released to Bleichroeder to pay franchise and income taxes, none of the funds held in the Trust Account will be released until the earlier of the completion of Bleichroeder’s initial business combination or the redemption of 100% of Bleichroeder’s public shares if Bleichroeder is unable to (i) consummate a business combination within 24 months from the closing of the IPO, or by January 9, 2028, or (ii) obtain the approval of Bleichroeder’s shareholders to extend the deadline for Bleichroeder to consummate an initial business combination.

Since its IPO, Bleichroeder evaluated numerous opportunities across industries and verticals, predominately focused on business in the technology, media and telecommunications sectors, as well as sectors that are being transformed via technology adoption. Bleichroeder identified certain general, non-exclusive criteria and guidelines that it believed were important in analyzing prospective target businesses for a business combination. Bleichroeder used these criteria and guidelines in evaluating business combination opportunities. In evaluating prospective targets, Bleichroeder focused on a business that:

•        utilizes Bleichroeder’s global network of contacts, which provides access to differentiated deal flow and significant deal-sourcing capabilities;

•        has a strong, experienced management team, or provides a platform to assemble an effective management team with a track record of driving growth and profitability;

•        provides a platform for add-on acquisitions, which Bleichroeder believes will be an opportunity for its Sponsor and its members and management team to deliver incremental shareholder value post-acquisition;

•        would benefit from its Sponsor’s and management team’s experience, which can be applied to improve the operations and market position of the target;

•        has a defensible market position, with demonstrated advantages when compared to its competitors and which create barriers to entry against new competitors;

•        has a differentiated or unique product offering with multiple avenues for growth and margin expansion;

•        is at an inflection point, such as requiring additional management expertise, is able to innovate through new operational techniques, or where Bleichroeder believes it can drive improved financial performance;

•        is a fundamentally sound company that is underperforming its potential;

•        exhibits unrecognized value or other characteristics, desirable returns on capital and a need for capital to achieve the company’s growth strategy, that Bleichroeder believes has been misevaluated by the marketplace based on its analysis and due diligence review;

•        has a diversified customer base better positioned to endure economic downturns, changes in the industry landscape and evolving customer, supplier and competitor preferences;

•        will offer an attractive risk-adjusted return for Bleichroeder’s shareholders, potential upside from growth in the target business and an improved capital structure that will be weighed against any identified downside risks; and

•        can benefit from being a publicly traded, is prepared to be a publicly traded company, and can utilize access to broader capital markets.

Beginning shortly after its IPO, Bleichroeder held meetings among members of the Bleichroeder team, certain of Bleichroeder’s advisors, the Sponsor and its affiliates, and in many cases the Bleichroeder Board, in order to discuss matters relating to Bleichroeder’s initial business combination. Such meetings were intended to allow management and certain of its advisors to provide updates regarding the status of the evaluation of, and outreach to, potential business combination targets.

During the search process, the Bleichroeder team conducted an evaluation of potential targets based on relevant considerations, factors, and criteria that Bleichroeder identified in its IPO. Beginning shortly after the closing of the IPO and through January 30, 2026 (the date on which Bleichroeder entered into a non-binding letter of intent with Legacy Pasqal — the interaction with Legacy Pasqal, specifically, is described below in the section entitled “— Background of the Business Combination — Chronology of the Current Transaction”), Bleichroeder, its Sponsor, and its affiliates identified potential target companies across various industries and made contact with representatives of such potential target companies to discuss the potential for a business combination transaction. The potential target companies were narrowed down to eleven potential targets with which Bleichroeder entered into non-disclosure agreements in order to engage in more in-depth discussions regarding a potential transaction, including Legacy Pasqal. Based on initial assessments of the potential target companies with which Bleichroeder entered into non-disclosure agreements, including with respect to their product and market fit, growth potential, and the strength of their management teams, and in consultation with the Bleichroeder Board, the Bleichroeder team held meetings with eight of the eleven potential targets, including Legacy Pasqal, to evaluate the business of these potential targets further as well as to determine which potential targets had marketable businesses well-suited for going public and well-situated to enter into a business combination within a reasonable time. Other than Legacy Pasqal, Bleichroeder did not execute a letter of intent, exclusivity agreement or definitive business combination agreement with any of these prospective targets.

Before entering into a non-binding letter of intent with Legacy Pasqal, the Bleichroeder team engaged in one or more of preliminary due diligence, management meetings or preliminary term discussions with the below potential business combination targets:

•        Candidate A (Crypto):    In January 2026, the Bleichroeder team engaged with Candidate A and began discussions with Candidate A regarding a potential business combination. The Bleichroeder team did not provide a non-binding letter of intent, but did discuss key terms. As part of the discussion, the Bleichroeder team began receiving due diligence materials from Candidate A following the signing of a non-disclosure agreement. In January 2026, Candidate A cordially declined to continue discussions further, citing the founder was not ready to dilute his stake at the contemplated valuation.

•        Candidate B (Energy):    In January 2026, the Bleichroeder team engaged with Candidate B. Between the completion of its IPO and throughout January 2026, the parties discussed and negotiated terms, but did not execute a letter of intent. Based on information obtained during due diligence, the Bleichroeder team determined that given the nature of the transaction, which contemplated a spin out from an existing public European Company, there was significant operational uncertainty, execution risk, and capital investment required to achieve a potential business combination, which the Bleichroeder team believed there was not a market for, and ultimately decided not to pursue the Candidate B opportunity.

•        Candidate C (Space Satellite):    In January 2026, the Bleichroeder team engaged with Candidate C. Bleichroeder commenced reviewing due diligence materials from Candidate C. Based on information obtained during due diligence, Bleichroeder determined that the long-term growth prospects would get displaced by some of the larger similarly situated companies that were rumored to come to market via traditional initial public offerings. As such, the Bleichroeder team determined not to pursue a potential transaction with Candidate C.

•        Candidate D (Artificial Intelligence):    In January 2026, the Bleichroeder team engaged with Candidate D. Discussions between the Bleichroeder team and Candidate D did not progress in any material respect following the signing of a non-disclosure agreement. Candidate D informed the Bleichroeder team shortly after signing the non-disclosure agreement that it had decided to pursue an alternative financing and the discussions between the parties were terminated in January 2026.

•        Candidate E (Nuclear Energy):    In January 2026, the Bleichroeder team engaged with Candidate E. Bleichroeder commenced reviewing due diligence materials from Candidate E and held a management meeting to further discuss the business. Following the management meeting, the Bleichroeder team determined that given the early stage of Candidate E’s development, including its pre-revenue status and the nascency of its commercial operations, Candidate E lacked the operational maturity, financial profile, and demonstrable traction necessary to support the requirements of a publicly traded company and ultimately decided not to pursue the Candidate E opportunity.

•        Candidate F (Nuclear Energy):    In January 2026, the Bleichroeder team engaged with Candidate F. Bleichroeder commenced reviewing due diligence materials from Candidate F and held a management meeting to further discuss the business. Following the management meeting, the Bleichroeder team determined that given the Candidate F’s pre-revenue status, its projected timeline to initial revenue generation extending to 2035, and the substantial capital investment required to reach commercialization, the opportunity presented a degree of execution risk that the Bleichroeder team did not believe was suitable for a publicly traded company and ultimately decided not to pursue the Candidate F opportunity.

•        Candidate G (SMB Banking):    In January 2026, the Bleichroeder team engaged with Candidate G. Discussions between the Bleichroeder team and Candidate G did not progress in any material respect following the signing of a non-disclosure agreement. The Bleichroeder team held an initial meeting with the largest shareholder of Candidate G, but ultimately decided that the strategy of Candidate G was better suited to be private than public.

Following its evaluation of the prospective targets described above, the Bleichroeder team determined that Legacy Pasqal presented the most attractive opportunity for an initial business combination based on its public-company readiness, its technology and market positioning relative to other prospective targets, the relative feasibility of financing a business combination with Legacy Pasqal, and the ability to enter into a definitive business combination agreement with Legacy Pasqal within a timeframe consistent with the time period contemplated by Bleichroeder’s organizational documents.

Chronology of the Current Transaction

The following chronology summarizes the key meetings and events that led to the signing of the non-binding Letter of Intent (“LOI”), the Business Combination Agreement and the ancillary documents with Legacy Pasqal in order to consummate the transactions contemplated thereby, but it does not purport to catalogue every conversation among representatives of Bleichroeder, Legacy Pasqal and their respective advisors.

In 2025, prior to and unrelated to the IPO, Messrs. Combes, Gundlach and Padula engaged in a strategic review and evaluation of Legacy Pasqal on behalf of another potential acquiror. In connection with this strategic review and evaluation, Messrs. Combes, Gundlach and Padula and Dr. Bokhari discussed their respective businesses. Over the course of the intervening months, Dr. Bokhari provided periodic updates about Legacy Pasqal’s business and industry generally to Messrs. Combes, Gundlach and Padula.

On January 11, 2026, Mr. Padula contacted Dr. Bokhari to inform him of the IPO, advise that the parties enter into a mutual non-disclosure agreement with respect to a potential strategic transaction (“NDA”) and schedule a teleconference to discuss interim updates related to Legacy Pasqal’s business and industry. Later that day, Bleichroeder’s counsel Reed Smith LLP (“Reed Smith”) prepared a draft NDA, which Mr. Padula shared with Dr. Bokhari.

On January 12, 2026, Legacy Pasqal sent the draft NDA to their counsel Orrick, Herrington & Sutcliffe LLP (“Orrick”) for review.

From January 12 through January 14, 2026, representatives of Bleichroeder and Reed Smith exchanged drafts of the NDA with representatives of Legacy Pasqal and Orrick.

On January 14, 2026, Bleichroeder and Legacy Pasqal entered into the NDA.

On January 16, 2026, Bleichroeder delivered a due diligence request list to Legacy Pasqal and received initial access to Legacy Pasqal’s data room.

On January 20, 2026, Mr. Gundlach and Dr. Bokhari, along with Pierre Bonnin, strategic advisor to Legacy Pasqal, had dinner in Paris, with Mr. Padula joining via telephone, and discussed the details regarding a potential strategic transaction, including Legacy Pasqal’s growth trajectory and capital needs, governance considerations for a combined company and potential transaction timing. Dr. Bokhari advised that Legacy Pasqal was targeting entry into a business combination agreement on or before February 28, 2026, to avoid a contractual valuation reset applicable to its outstanding Series C preferred stock, which would reduce the pre-money valuation from $1.36 billion to $1.16 billion and result in the issuance of additional rights to Series C holders on a 1:5 basis, resulting in significant dilution to Legacy Pasqal’s shareholders. Dr. Bokhari also indicated that Legacy Pasqal had previously pursued a de-SPAC transaction with another SPAC partner, where the LOI expired without progressing to a business combination agreement.

On January 22, 2026, Messrs. Combes, Gundlach and Padula held a call with Messrs. Bokhari and Bonnin to discuss the contents of the Legacy Pasqal data room. During this call, Dr. Bokhari provided an updated business overview and reviewed 2025 performance. Messrs. Combes, Gundlach and Padula asked detailed diligence questions regarding customers, revenue recognition, go-to-market strategy, current commercial traction of the business, Legacy Pasqal’s shareholder base and other matters to update their analysis of Legacy Pasqal.

Between January 20 and January 22, 2026, Bleichroeder and Reed Smith discussed preparation of an LOI, including, among other things, (i) lock-up provisions, (ii) sponsor shares, (iii) non-compete, (iv) potential dual-listing on Euronext Paris, (v) thew New Pasqal equity incentive plan, and (vi) the New Pasqal Board and management composition.

On January 23, 2026, Bleichroeder submitted a draft LOI to Legacy Pasqal.

On January 23, 2026, Bleichroeder contacted Global Quantum Intelligence (“GQI”) to discuss a potential technical due diligence engagement whereby GQI would assist Bleichroeder in diligence of Legacy Pasqal’s quantum computing and quantum software technologies. Given the highly specialized and technical nature of the quantum sector, Bleichroeder was focused on engaging a technical expert that could thoroughly diligence Legacy Pasqal’s quantum hardware and software and provide insight on the benefits and considerations of the technology, both on an absolute basis and relative basis (i.e., compared to peers within the industry and across modalities).

Between January 24 and January 27, 2026, Messrs. Combes, Gundlach and Padula spoke with and exchanged e-mails with Messrs. Bokhari and Bonnin regarding the LOI and related transaction considerations. During this time, representatives of Reed Smith and Orrick exchange drafts of the LOI. Mr. Gundlach spoke with members of the Bleichroeder Board by phone to review key terms. Items negotiated included, among other things, (i) the minimum cash condition, (ii) various provisions related to potential financings, including the Investment (as defined below), (iii) French law considerations, (iv) composition of the New Pasqal Board and management team, (v) the New Pasqal equity incentive plan, (vi) post-closing formation of a subsidiary in consideration of potential future defense applications, and (vii) the time period for dual listing on Euronext Paris, subject to market performance and exchange requirements.

On January 27, 2026, Mr. Padula contacted Newbridge to discuss a potential engagement for Newbridge to provide a fairness opinion in connection with the proposed transaction. Later on January 27, 2026, Newbridge executed an NDA with Bleichroeder and provided a list of their de-SPAC fairness opinion credentials, including precedent transactions within the computing sector.

On January 27, 2026, Bleichroeder also executed an NDA with GQI to discuss the proposed LOI and the terms of a potential engagement, contingent upon execution of the LOI, following which Mr. Padula and André Konig, Chief Executive Officer of GQI, discussed the potential transaction and details of the related engagement.

On January 28, 2026, Dr. Bokhari called Mr. Combes to advise him that Legacy Pasqal had received an indication from another SPAC. Dr. Bokhari requested a further updated financial analysis of a potential strategic transaction, which representatives of Bleichroeder provided to representatives of Legacy Pasqal.

Later on January 28, 2026, Mr. Bonnin called Messrs. Combes, Gundlach and Padula to provide feedback regarding their financial analysis and to seek clarification on the mechanics of the proposed transaction, following which Dr. Bokhari presented an updated financial analysis to the Legacy Pasqal Board.

On January 29, 2026, Mr. Bonnin provided regular e-mail and telephonic updates to Mr. Padula on the status of the discussions that were taking place between Legacy Pasqal management and the Legacy Pasqal Board. Messrs. Gundlach, Padula, Bokhari and Bonnin spoke by phone to review key terms the parties had been negotiating since January 24, 2026, as noted above. Representatives of Reed Smith and Orrick exchanged drafts of the LOI, reflecting the discussions. After final revisions, the parties reached alignment and prepared for execution.

On January 30, 2026, the LOI was executed.

On January 30, 2026, GQI delivered a scope of diligence work for the transaction, as well as proposed high-level terms of an engagement letter with Bleichroeder.

On February 1, 2026, GQI and Bleichroeder entered into an engagement letter.

On February 1, 2026, Messrs. Combes, Gundlach and Padula met with Messrs. Bokhari and Bonnin to discuss Bleichroeder’s detailed due diligence request list, including business, financial, legal and technical quantum diligence requests, as well as contemplated transaction timeline.

Later on February 1, 2026, Orrick delivered the first draft Business Combination Agreement to Reed Smith. Between February 1 and February 28, 2026, Orrick and Reed Smith, upon their respective discussions with Legacy Pasqal and Bleichroeder, exchanged drafts of the Business Combination Agreement to finalize its terms. Items negotiated included, among other things, (i) non-compete provisions applicable to key employees; (ii) customary bringdown conditions for fundamental representations; (iii) the scope of, and qualifiers applicable to, certain representations; (iv) transaction expenses; (v) the repayment of loans in the form of warrants or cash; (vi) customary publicity provisions; (vii) financial statement matters; (viii) customary closing conditions, including those relating to the potential Investment and the future PIPE financing; (ix) lock-up arrangements; (x) regulatory matters; (xi) termination rights, including associated break fees; (xii) forfeiture of founder shares to reduce the sponsor promote to 15%, together with a corresponding reduction in the conversion ratio of the sponsor’s private placement warrants; (xiii) Euronext-related matters; (xiv) New Pasqal board composition and other governance matters; and (xv) transaction expenses.

On February 2, 2026, Messrs. Combes, Gundlach, Padula, Bokhari and Bonnin, joined by representatives of Reed Smith and Orrick, held calls to discuss, among other things, an overview of the business and strategic rationale for the transaction, the timeline and process and potential financing options, including the potential Investment and future PIPE financing.

On February 3, 2026, Messrs. Combes, Gundlach and Padula had a follow up discussion with Messrs. Bokhari and Bonnin regarding the potential investor syndicate, diligence, operational matters and a site visit.

On February 4, 2026, Messrs. Gundlach and Padula and representatives of Reed Smith joined Messrs. Bokhari and Bonnin and representatives of Orrick to review structuring considerations. The discussions were focused on effecting a merger that kept the pro forma company a wholly French entity and foreign private issuer, while ensuring that the transaction would not create any immediate tax consequence in the United States, the Cayman Islands or France for investors.

On February 4, 2026, Messrs. Gundlach and Padula had a call with Mr. Konig to discuss the status of the GQI technical diligence report. Mr. Konig provided incremental requests needed from Pasqal for GQI to complete its work.

In early February 2026, Legacy Pasqal and Bleichroeder began preparations to seek additional financing in connection with the Business Combination, in coordination with Jefferies LLC (“Jefferies”), who had been engaged by Legacy Pasqal in November 2025 to act as placement agent in connection with one or more potential private offerings of securities. Legacy Pasqal and Bleichroeder also discussed the potential execution of a convertible financing with select key investors, which Legacy Pasqal and Bleichroeder contemplated would be conducted without the involvement of a placement agent, followed by a subsequent PIPE financing to occur following the public announcement of the transaction, with Jefferies acting as the lead placement agent. During these discussions, the parties, in consultation with legal counsel from Reed Smith and Orrick, addressed the necessity of amending the Jefferies November 2025 engagement letter to facilitate the proposed Investment (the “Jefferies Amendment”).

Following discussions of the contemplated Investment, Bleichroeder and Legacy Pasqal determined that engagement of a sales agent was not necessary and, for cost-efficiency reasons, determined to conduct investor outreach directly. Between February 4, 2026 and February 21, 2026, Bleichroeder negotiated with and entered into NDAs with a select group of institutional accredited investors, including Alyeska Master Fund, LP, Inflection Point Fund I LP (“Inflection Point”), Science and Technology Partners, Bpifrance Innovation I and Continental General Insurance Company, as well as four other investors that were ultimately not invited to participate in the Investment due to sizing considerations (together, the “Investors”). Following entry into an NDA with each Investor and prior to execution of the March 2026 SPA, Bleichroeder and Legacy Pasqal held management meetings with the Investors and engaged in preliminary discussions regarding the Business Combination and the Investment.

On February 8, 2026, Mr. Gundlach and Mr. Padula met with Mr. Konig to discuss Legacy Pasqal’s business, technology and strategy and understand how a technical scientist and third-party quantum expert would position the Legacy Pasqal equity story.

On February 9, 2026, prior to a site visited the following day, (i) Messrs. Combes, Gundlach and Padula of Bleichroeder, (ii) Messrs. Bokhari, Henriet and Reymond of Legacy Pasqal, (iii) Mr. Bonnin, (iv) Mr. Konig of GQI, (v) Mike Blitzer and Kevin Shannon of Inflection Point, and (vi) a representative of another investor that did not ultimately participate in the Investment attended a dinner in Paris, France.

On February 10, 2026, GQI, led by Messrs. Konig, David Shaw and Jerzy Szuniewicz, conducted a technical diligence session at Legacy Pasqal’s offices in Paris, France, which consisted of detailed walk-through of the Legacy Pasqal research and development facility and the quantum computing manufacturing center, as well as multiple detailed breakout sessions with key members of Legacy Pasqal management and the quantum hardware and software engineers. All parties that attended the dinner on February 9, 2026 participated in the site visit. Erika Klauer and Daniel Archer of Science and Technology Parters joined via Microsoft Teams. Representatives of Cantor Fitzgerald & Co. (“Cantor”), Peter Karl and Shalin Patel, also attended in person as advisors to Inflection Point.

On February 11, 2026, the Bleichroeder Board formed the Special Committee to consider the proposed transaction, consisting of all of the independent directors of the Bleichroeder Board. The Special Committee was not the result of any actual or potential conflict of interest of any member of the Bleichroeder Board, and was formed as a committee of convenience to enable expeditious responses to the day-to-day aspects of the discussions with Legacy Pasqal.

On February 11, 2026, representatives of Legacy Pasqal, Orrick, Bleichroeder and Reed Smith, as well as Jefferies and its counsel, Kirkland & Ellis LLP (“Kirkland”), had a call to kick off work on the investor presentation for the potential Investment and subsequent PIPE financing. Throughout February, Legacy Pasqal and Bleichroeder held multiple calls to review and edit the investor presentation, which was ultimately distributed to investors in connection with the Investment and which Bleichroeder and Legacy Pasqal anticipate will be used in connection with any future PIPE financing, with appropriate updates. Given its contemplated use in connection with any future PIPE financing, Jefferies and Kirkland participated in this process.

On February 16, 2026, representatives of Bleichroeder, Legacy Pasqal, Reed Smith, Orrick, Jefferies and Kirkland participated in two diligence calls covering various diligence topics, including but not limited to Legacy Pasqal’s technology roadmap, investor syndicate and business development plans, human resources, intellectual property, tax, and other confirmatory diligence topics.

On February 16, 2026, Ms. Kathy Savitt, as Chair of the Special Committee, reviewed and considered the draft engagement letter from Newbridge with respect to the fairness opinion. Following discussion with other members of the Special Committee and Reed Smith, as well as consideration of Newbridge’s experience and expertise, the Special Committee formally engaged Newbridge to deliver a fairness opinion in connection with the contemplated transaction. Following this engagement and prior to delivery of the fairness opinion on February 25, 2026, Newbridge reviewed drafts of the Business Combination Agreement and the investor presentation, publicly available financial information of Bleichroeder, Legacy Pasqal’s unaudited financial information for fiscal year 2025 and other materials provided by Bleichroeder and Legacy Pasqal, including the Legacy Pasqal’s capitalization table and a summary of prior financing transactions, including applicable pre- and post-money valuations and participating investors. Newbridge also conducted discussions with Bleichroeder and Legacy Pasqal management to understand their businesses, considered an assessment of general economic, market and financial conditions and performed detailed analysis to form its opinion.

On February 18, 2026, Messrs. Konig, Shaw, Gundlach, Combes and Padula had a call with Mr. Konig, who provided a detailed summary of GQI’s initial technical diligence review and GQI’s analysis of the strengths and weaknesses of Legacy Pasqal’s quantum technology, including hardware and software.

On February 19, 2026, Reed Smith delivered the first draft securities purchase agreement for the March 2026 Financing, and the exhibits thereto, to Orrick. Between February 19 and March 4, 2026, Reed Smith and Orrick, upon their respective discussions with Bleichroeder and Legacy Pasqal, exchanged drafts of the March 2026 SPA, including the exhibits thereto, to finalize its terms. Items negotiated included, among other things, (i) the size of the Investment, (ii) the type of securities offered, (iii) the liquidation preference, (iv) voting rights, (v) protective provisions, (vi) representations and warranties, (vii) optional conversion price and treatment, (viii) put rights, (ix) redemption rights, (x) covenants, (xi) the VWAP reset and other standard anti-dilution provisions, and (xii) closing conditions.

On February 19, 2026, Messrs. Bokhari, Blitzer, Shannon and Padula held a call to discuss the proposed Investment structure, the anticipated amount of capital to be invested and proposed indicative terms received from Inflection Point.

On February 19, 2026, Messrs. Gundlach and Padula, along with Messrs. Bokhari and Bonnin met with members of the Lazard Inc. (“Lazard”) investment banking team, who served as advisors to the Legacy Pasqal Board, including Philippe Englebert and Leo Romand-Monnier, to discuss the proposed Investment structure, investor demand and sentiment and overall deal structure and timing. The meeting was held at Lazard’s office in Paris, France. Mr. Combes joined the call via Microsoft Teams.

On February 20, 2026, members of the Legacy Pasqal, Bleichroeder, Orrick and Reed Smith teams held a negotiation discussion of the Business Combination Agreement covering remaining legal points including, among others, the scope of certain representations, warranties and covenants provided by each party under the Business Combination Agreement, the parties to the lock-up agreement, the timing of the proposed dual-listing, the composition of the New Pasqal Board and restricted matters, the deadline for Legacy Pasqal to provide PCAOB-compliant financial statements, and the break-fee and related termination rights. These points were negotiated on the basis of prior discussions on these topics, including the terms of the LOI.

On February 20, 2026, Legacy Pasqal held a management meeting with the members of Newbridge as part of Newbridge’s diligence process in providing a complete and independent fairness opinion to the Special Committee of the Bleichroeder Board.

On February 21, 2026, Bleichroeder management and Newbridge held a call to discuss the fairness opinion and related matters. Newbridge provided an overview of their methodology and preliminary analysis.

On February 23, 2026, Bleichroeder contacted Cantor to discuss a potential engagement for Cantor to serve as Bleichroeder’s capital markets advisor in connection with the Business Combination.

On February 23, 2026, Messrs. Bokhari, Bonnin, Combes, Gundlach and Padula held a call to prepare for Legacy Pasqal’s Board meeting where Messrs. Combes, Gundlach and Padula were asked to present the proposed final Investment structure and initial investor demand and the terms and conditions of the Business Combination Agreement to the Legacy Pasqal Board.

On February 24, 2026, Messrs. Combes, Gundlach and Padula presented to the Legacy Pasqal Board.

At 4 p.m. Eastern Time on February 25, 2026, the Special Committee, consisting of Ms. Savitt, Mr. Theissen, Mr. Nyssen and Ms. Rasigni, held a meeting. Messrs. Combes, Gundlach and Padula, as well as representatives of Reed Smith, Ogier (Cayman) LLP (“Ogier”) and Newbridge attended to provide an overview of the proposed Business Combination, the Business Combination Agreement and the related transaction documents. Presentation materials and proposed drafts of the definitive agreements were made available to the members of the Special Committee in advance of the meeting. Ogier provided an overview of the fiduciary duties applicable to the Special Committee and the Bleichroeder Board. Reed Smith provided a summary of the findings of legal diligence conducted on Legacy Pasqal. Thereafter, Messrs. Gundlach and Padula provided their assessment of Legacy Pasqal, the key terms of the Business Combination and the due diligence that had been conducted in conjunction with the transaction. Newbridge provided a detailed overview of the process it took to evaluate the transaction, and the valuation ascribed to Legacy Pasqal. The Special Committee asked numerous questions of the representative of Newbridge, to which such representative responded. Thereafter, Newbridge rendered an oral opinion (which was subsequently confirmed in writing) to the effect that, as of that date and subject to the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Newbridge as set forth in its written opinion, (i) the Pre-Transaction Equity Valuation to be paid by Bleichroeder in the Merger pursuant to the Business Combination Agreement was fair, from a financial point of view, to the shareholders of Bleichroeder other than the Sponsor, and (ii) the Business Combination had an aggregate fair market value of at least eighty percent (80.0%) of the value of the assets held in the Trust Account for the benefit of the public shareholders (excluding any deferred underwriters fees and taxes payable on the income earned on the Trust Account) at that time. The Special Committee continued its discussion after the representative of Newbridge left the meeting. Thereafter, representatives of Reed Smith provided an overview of the Business Combination Agreement and the other transaction documents, including the March 2026 SPA and exhibits thereto. After further discussion, the Special Committee unanimously resolved that the Business Combination, the Business Combination Agreement, the March 2026 SPA and the other transaction documents were in the best interests of Bleichroeder, and recommended that the Bleichroeder Board approve the Business Combination and the entry into the Business Combination Agreement and each other transaction document. Considering the extensive discussions held by the Special Committee, it was proposed that the Bleichroeder Board approval be completed via written resolutions in the coming days as definitive agreements were finalized. The recommendation of the Special Committee was adopted by unanimous written resolutions in lieu of a meeting dated February 26, 2026.

On February 25, 2026, Bleichroeder contacted Legacy Pasqal about its interest in an engagement with Cantor. Legacy Pasqal expressed concerns about the engagement, given Jefferies fees. Bleichroeder and Cantor discussed, and Cantor agreed to an “no fee” engagement.

On February 26, Cantor sent draft engagement letter to Bleichroeder. From February 26 through March 3, 2026, representatives of Bleichroeder and Reed Smith exchange drafts of the engagement letter with Cantor, clarifying the fee arrangement.

On February 26, 2026, by unanimous written resolutions in lieu of a meeting, the Bleichroeder Board unanimously (i) determined that it is advisable and in the best interests of Bleichroeder and its shareholders, as a whole, to enter into the Business Combination Agreement and the additional agreements related thereto to which it is a party, and to consummate the Mergers, and the other transactions contemplated therein, (ii) approved and declared advisable the Business Combination Agreement and the additional agreements related thereto to which it is a party, and performance thereof and the consummation of the Mergers and the other transactions contemplated therein, (iii) determined that the transactions contemplated by the Business Combination Agreement and the additional agreements related thereto constitute a “Business Combination” as defined in Bleichroeder’s organizational documents, and (iv) recommended that shareholders of Bleichroeder vote “FOR” the Transaction Proposals. In approving the Business Combination, the Bleichroeder Board also determined that the aggregate fair market value of the proposed Business Combination was at least 80% of the assets held in the Trust Account (less any deferred underwriting commissions and taxes payable on interest earned on the Trust Account). The Bleichroeder Board also approved the March 2026 SPA and the transactions contemplated thereby, delegating authority to each Bleichroeder director, office and authorized signatory to finalize the terms thereof and approve any related ancillary documentation.

On February 28, 2026, the Business Combination Agreement was fully executed and signatures were released.

On March 1, 2026, Reed Smith delivered the draft March 2026 SPA to the Investors. Between March 1 and March 4, 2026, Bleichroeder had discussions with the Investors regarding their feedback and the contemplated transaction structure, and the Investors provided comments on the March 2026 SPA, which were shared with Legacy Pasqal and Orrick. Items negotiated included, among other things, (i) tax matters, (ii) protective provisions, (iii) registration rights, (iv) transfer rights, (v) covenants, and (vi) events of default.

Between March 1, 2026 to March 3, 2026, representatives of Legacy Pasqal, Orrick, Bleichroeder, Reed Smith, Jefferies and Kirkland finalized the terms of the Jefferies Amendment pursuant to which Jefferies, among others, agreed to reduce its minimum fee and to add an investor to the list of investors for which Jefferies would earn a lower fee in connection with a PIPE Financing.

On March 3, 2026, Bleichroeder engaged Cantor as its capital markets advisor in connection with the Business Combination. Legacy Pasqal signed an acknowledgment of the engagement letter.

On March 4, 2026, the March 2026 SPA and the Jefferies Amendment were executed and signature pages were released.

On March 5, 2026, entry into the Business Combination Agreement was announced after the close of market. The March 2026 Financing was announced concurrently.

On May 5, 2026, representatives of Jefferies, Legacy Pasqal and Bleichroeder held a conference call to discuss a potential common equity PIPE financing (the “Common PIPE”) in connection with the Business Combination, including the anticipated timing, investor targets, timing of the filing of the Registration Statement on Form F-4 and the overall financing process. During the call, representatives of Legacy Pasqal and Bleichroeder determined to seek to launch the Common PIPE concurrently with the anticipated public filing of the Form F-4 on May 26, 2026. The parties also discussed updates to the investor presentation previously filed in connection with the Business Combination Agreement. Representatives of Bleichroeder and Jefferies continued revising the investor presentation during follow-up drafting sessions held on May 5 and May 6, 2026, and the parties discussed related financing matters during a regularly scheduled working group call on May 7, 2026.

On May 12, 2026, representatives of Bleichroeder held a call with representatives of Cantor to discuss the status of the transaction and financing process. During the call, representatives of Bleichroeder discussed Jefferies’ recommendation to launch the Common PIPE concurrently with the filing of the Form F-4, and representatives of Cantor indicated their view that such timing would allow Legacy Pasqal to capitalize on favorable market conditions. On May 19, 2026, Reed Smith delivered to Legacy Pasqal and Orrick drafts of Amendment No. 1 to the Agreement and Plan of Merger and Assignment and Assumption Agreement (the “Amendment and Assignment Agreement”). Among other things, the Amendment and Assignment Agreement provides for the assignment by Parent Merger Sub to Bleichroeder Acquisition France Merger Sub 2, a société anonyme formed under the laws of the Republic of France (“New Merger Sub”) of all of Parent Merger Sub’s right, title and interest in, to and under the Merger Agreement, and for New Merger Sub to accept such assignment and assume and agree to observe and perform Parent Merger Sub’s duties, obligations, terms, provisions, covenants and liabilities under the Merger Agreement from and after the date thereof.

On May 20, 2026, Orrick delivered to Reed Smith comments on the Amendment and Assignment Agreement. Additionally, on May 20, 2026, Reed Smith sent a draft of an Assignment and Assumption Agreement (the “SPA Assignment Agreement”) in relation to the SPA, pursuant to which New Merger Sub assumed all of Parent Merger Sub’s rights and obligations under the SPA and agreed to be bound by all provisions of the SPA applicable to Parent Merger Sub.

On May 18 and May 20, 2026, representatives of Bleichroeder, Legacy Pasqal, Orrick, Reed Smith, Jefferies and Kirkland also held working group calls to discuss preparations for the anticipated filing of the Form F-4 and the concurrent launch of the Common PIPE, including related investor presentation materials and proposed press release language.

On May 21, 2026, representatives of Legacy Pasqal, Bleichroeder and Jefferies participated in a working session regarding revisions to the investor presentation. Later that day, representatives of Jefferies informed representatives of Legacy Pasqal and Bleichroeder that another Jefferies investment banking team was serving as a bookrunner in connection with the proposed initial public offering of a company operating in the quantum computing industry. In light of such offering, representatives of Jefferies proposed to delay a launch of the Common PIPE by approximately one week until after the anticipated pricing of the other company’s initial public offering. Following further discussions between representatives of Legacy Pasqal and Bleichroeder, representatives of Legacy Pasqal and Bleichroeder determined that they preferred to continue pursuing a launch concurrently with the filing of the Form F-4 rather than delay the financing process by a week, including based on their discussions with other capital markets advisors on May 22, 2026.

On May 22, 2026, Reed Smith delivered an updated draft of the Assignment and Assumption Agreement. Orrick delivered comments to Reed Smith to the Assignment and Assumption Agreement.

Subsequent to discussions among Legacy Pasqal, Bleichroeder and Jefferies on May 22, 2026 and May 23, 2026 regarding the timing of the announcement of the launch of the Common PIPE, Jefferies submitted on May 24, 2026 a notice to Legacy Pasqal terminating its engagement in connection with the proposed Common PIPE in light of Legacy Pasqal’s decision to continue pursuing a launch of the Common PIPE concurrently with the filing of the Form F-4 and prior to the anticipated pricing of the other company’s initial public offering. Also on May 24, 2026, representatives of Legacy Pasqal and Bleichroeder held discussions with representatives of Cantor regarding Cantor’s ability to support the proposed Common PIPE financing. During those discussions, representatives of Cantor expressed confidence regarding market receptivity to a proposed financing transaction and a contemplated launch date simultaneous with the filing of the Form F-4, and Legacy Pasqal thereafter indicated its intention to engage Cantor in connection with the proposed financing process.

On May 26, 2026, the Amendment and Assignment Agreement and the SPA Amendment were executed and signature pages were released.

Alternative Transactions

Neither Legacy Pasqal, on the one hand, nor Bleichroeder, Merger Sub nor New Pasqal will, and such persons will cause each of their respective Subsidiaries, Affiliates and Representatives not to, directly or indirectly, (i) encourage, solicit, initiate, engage or participate in negotiations with any person concerning, or make any offers or proposals related to, any Alternative Transaction (as defined below), (ii) take any other action intended or knowingly designed to facilitate the efforts of any person relating to a possible Alternative Transaction, (iii) enter into, engage in or continue any discussions or negotiations with respect to an Alternative Transaction with, or provide any non-public information, data or access to employees to, any person that has made, or that is considering making, a proposal with respect to an Alternative Transaction or (iv) approve, recommend or enter into any Alternative Transaction or any contract related to any Alternative Transaction. The term “Alternative Transaction” means any of the following transactions involving Legacy Pasqal, or any direct or indirect subsidiary of Legacy Pasqal, or any of Bleichroeder, Merger Sub or New Pasqal (other than the Business Combination): (i) any merger, consolidation, share exchange, business combination, amalgamation, recapitalization, consolidation, liquidation or dissolution or other similar transaction, or (ii) any sale, lease, exchange, transfer or other disposition of a material portion of the assets of such person (other than the sale, the lease, transfer or other disposition of assets in the ordinary course of business) or any class or series of the share capital or capital stock or other equity interests of Legacy Pasqal or the its direct or indirect subsidiaries or Bleichroeder, Merger Sub or New Pasqal in a single transaction or series of transactions.

The Special Committee’s and Bleichroeder Board’ Reasons for Approval of the Business Combination

On February 16, 2026, the Special Committee of the Bleichroeder Board engaged Newbridge Securities Corporation for the benefit of its Board in connection with the consideration by the Bleichroeder Board of the Business Combination between Bleichroeder and Legacy Pasqal. Subject to various procedures, terms, conditions, assumptions, qualifications and limitations, Newbridge valued Legacy Pasqal. On February 25, 2026, Newbridge presented to the Special Committee a draft fairness opinion that it was prepared to render on the Business Combination, to the effect that, as of that date and based on and subject to the assumptions made, procedures followed, matters considered and qualifications and limitations on the review undertaken described in such opinion, the Business Combination is fair, from a financial point of view, to the Bleichroeder shareholders (other than the Sponsor). The Special Committee recommended the Business Combination to the Bleichroeder Board on February 26, 2026, and the Bleichroeder Board approved and recommended the Business Combination on February 26, 2026. On February 28, 2026, Newbridge rendered its formal written opinion that as of that date the Pre-Transaction Equity Valuation to be paid by Bleichroeder for Legacy Pasqal as provided in the Business Combination Agreement is fair to Bleichroeder and its public shareholders from a financial point of view. See discussion under “Summary of the Opinion of Newbridge Securities as Financial Advisor to the Special Committee.” All descriptions of and disclosures concerning the Newbridge opinion are qualified in their entirety by reference to the specific text of the opinion, a copy of which is included as Annex J to this proxy statement/prospectus.

In reaching its unanimous resolution by the Bleichroeder Board as described elsewhere in this proxy statement/prospectus to (i) determine that it is advisable and in the best interests of Bleichroeder and its shareholders, as a whole, to enter into the Business Combination Agreement and the additional agreements related thereto to which it is a party, and to consummate the Mergers, and the other transactions contemplated therein, (ii) approve and declared advisable the Business Combination Agreement and the additional agreements related thereto to which it is a party, and performance thereof and the consummation of the Mergers and the other transactions contemplated therein, (iii) determine that the transactions contemplated by the Business Combination Agreement and the additional agreements related thereto constitute a “Business Combination” as defined in Bleichroeder’s organizational documents, and (iv) recommend that shareholders of Bleichroeder vote “FOR” each of the Transaction Proposals, the Bleichroeder Board and the Special Committee considered a wide variety of factors in connection with its evaluation of the Business Combination, including the fact that the Business Combination does not permit the Bleichroeder Board to change, withdraw, withhold, qualify or modify its recommendation in favor of adoption of the Transaction Proposals. In light of the complexity of those factors, the Bleichroeder Board, as a whole, did not consider it practicable to, nor did it attempt to, quantify or otherwise assign relative weights to the specific factors it took into account in reaching its decision. Individual members of the Bleichroeder Board may have given different weight to different factors. Bleichroeder’s reasons for the Bleichroeder Board’s approval of the Business Combination, and all other information presented in this section, is forward-looking in nature and, therefore, should be read in light of the factors discussed under “Cautionary Statement Regarding Forward-Looking Statements.”

In evaluating the Business Combination, and before making these determinations and recommendations, the Bleichroeder Board consulted with its management team, legal counsel, quantum expert diligence advisors and other advisors and considered a variety of factors. In light of the complexity of those factors, the Bleichroeder Board did not consider it practicable to, nor did it attempt to, quantify or otherwise assign relative weights to the specific factors it took into account in reaching its decision. Different individual members of the Bleichroeder Board may have given different weight to different factors in their evaluation of the Business Combination. Among those factors, the Bleichroeder Board reviewed the results of due diligence conducted by Bleichroeder’s management, legal advisors, quantum expert diligence advisors and third-party consultants, which included:

•        Research on the quantum computing industry, including both hardware and software, and related quantum computing modalities, neutral atom versus trapped ion, etc., which affirmed Bleichroeder’s belief that there is ample opportunity for first movers in the industry, both globally and specifically within the United States, to solidify competitive positioning and capitalize on significant commercial and sovereign initiatives on quantum computing;

•        Conference calls and in person meetings with Legacy Pasqal’s management team and representatives regarding operations, company hardware and software, intellectual property, end customer markets, total addressable market and growth prospects, among other customary due diligence matters;

•        Review of Pasqal’s historical financial investments, including Legacy Pasqal’s raising of approximately €300 million in financing by certain reputable accredited investors, including Bpifrance, European Innovation Council, and Temasek;

•        Findings of third-party commercial due diligence review of Legacy Pasqal’s operations and business strategy, such as its strategy to pursue analog quantum computing prior to reaching fault tolerant quantum computing and why this is a competitive advantage in the market;

•        Review of Pasqal’s historical financials, current and targeted sovereign and commercial end markets, intellectual property and information technology and certain other legal due diligence; and

•        Multiple due diligence trips to Pasqal’s facilities in Palaiseau, France.

•        The prospectus for the IPO states that Bleichroeder intended to seek businesses in the TMT sectors, as well as attractive business opportunities within sectors that are being transformed via technology adoption, the following sub-sectors were of particular interest based on the management team’s experience, network and focus:

•        Advanced connectivity driven by digital infrastructure providing global internet access; including remote areas previously unserved by traditional telecommunications networks;

•        Adoption of artificial intelligence (“AI”) capabilities such as machine learning and natural-language processing — which is either currently impacting or has the near-term potential to impact effectively all industries, including those with high barriers to entry;

•        Continued mobile and digitalization across vast swaths of the economy;

•        Digital-trust’ technologies facilitating the continued development of online and mobile-first solutions across sensitive sectors (e.g., financial technology, payments, communications, etc.);

•        Widespread adoption of cloud computing and other solutions that allow small and medium-sized companies to thrive without incurring substantial fixed costs;

•        Next-generation software development enabling nontechnical employees and entrepreneurs to create applications and develop solutions that optimize complicated tasks and organizational needs;

•        Emergence of autonomous robotics across manufacturing, logistics, healthcare, and consumer applications — enhancing productivity, reducing costs, and enabling entirely new classes of services and business models;

•        Early-stage commercialization of quantum computing centered on capturing value from the industry shift from equipment and components to application software and services, enhancing accessibility and integration across sectors;

•        Autonomous mobility aiming to shift towards intelligent, zero emission mobility ecosystems from traditional transportation with priorities on sustainability, efficiency, and user-centric innovation.

•        Additionally, the prospectus for the IPO states that Bleichroeder would focus on businesses with emphasis on the following favorable industry and business characteristics, including:

•        utilizes our global network of contacts, which provides access to differentiated deal flow and significant deal-sourcing capabilities;

•        has a strong, experienced management team, or provides a platform to assemble an effective management team with a track record of driving growth and profitability;

•        provides a platform for add-on acquisitions, which we believe will be an opportunity for our sponsor and its members and management team to deliver incremental shareholder value post-acquisition;

•        would benefit from our Co-Founders’ and management team’s experience, which can be applied to improve the operations and market position of the target;

•        has a defensible market position, with demonstrated advantages when compared to its competitors and which create barriers to entry against new competitors;

•        has a differentiated or unique product offering with multiple avenues for growth and margin expansion;

•        is at an inflection point, such as requiring additional management expertise, is able to innovate through new operational techniques, or where we believe we can drive improved financial performance;

•        exhibits unrecognized value or other characteristics, desirable returns on capital, and a need for capital to achieve the company’s growth strategy, that we believe has been misevaluated by the marketplace based on our analysis and due diligence review;

As detailed above, the prospectus for the IPO identified the general criteria and guidelines that Bleichroeder believed would be important in evaluating prospective target businesses, although Bleichroeder indicated that these criteria are not intended to be exhaustive. Any evaluation by Bleichroeder relating to the merits of a particular business combination may be based on additional considerations, factors and criteria that our management team may deem relevant. Bleichroeder may enter into a business combination with a target business that does not meet these criteria and guidelines. The Bleichroeder Board considered these criteria in its evaluation of Pasqal.

•        Significant Historical Commercial Traction and Business and Financial Prospects:    Bleichroeder searched for targets with a differentiated and defensible technology offering that are already demonstrating commercial traction, with multiple avenues for growth and margin expansion. Pasqal satisfies this criterion. Legacy Pasqal has developed a differentiated neutral atom quantum computing platform and is already generating commercial revenue through the deployment of quantum processing units capable of solving problems beyond the reach of classical systems. Customers include Sumitomo, LGE and CMA CGM and other blue chip customers globally. To date, Pasqal has installed seven quantum processing units, with three additional quantum processing units currently in production, demonstrating early but meaningful commercialization in a nascent industry. Bleichroeder believes that, given increasing demand across industries such as defense, energy, pharmaceuticals, and advanced materials, Legacy Pasqal is well positioned to scale alongside market adoption. As demand for quantum computing accelerates, Bleichroeder believes Legacy Pasqal is positioned to expand its production capacity, drive operating leverage, and capitalize on multiple growth vectors across hardware, software, and applications.

•        Experienced and Committed Management Team:    The Bleichroeder Board considered the fact that New Pasqal is expected to be led by members of Pasqal’s senior management team, who have deep technology expertise and extensive experience in quantum computing and software, in a number of sectors. The senior management team is expected to remain with New Pasqal in the capacity of officers and/or directors, which will provide helpful continuity in advancing New Pasqal’s strategic goals.

•        Provides a Platform for Add-On Acquisitions:    Bleichroeder searched for companies which would provide a platform for add-on acquisitions, which Bleichroeder believes would be an opportunity for the Sponsor and its members and Bleichroeder’s management team to deliver incremental shareholder value post-acquisition. Bleichroeder believes that Legacy Pasqal satisfies this criterion. Quantum computing remains a highly nascent and fragmented industry, with multiple competing modalities (neutral atoms, superconducting, photonics, ion traps) and no dominant platform. The Sponsor believes this creates a compelling opportunity for Legacy Pasqal to serve as a consolidation platform through targeted acquisitions across hardware, software, and application layers. With its differentiated neutral atom approach, early commercial deployments, and growing ecosystem partnerships, Legacy Pasqal is well positioned to pursue strategic acquisitions of complementary technologies and teams. The Sponsor believes that a disciplined M&A strategy will enable Pasqal to accelerate product development, expand its application stack, and establish itself as a global leader in quantum computing. The Bleichroeder team is optimistic about opportunities for Pasqal to grow its business after the Business Combination by working with other companies which have complementary technologies and capabilities.

•        Reasonableness of Valuation:    Following a review of the financial data provided to the Bleichroeder Board, including Legacy Pasqal’s historical financial statements and certain draft unaudited financial information for the fiscal year ended 2025, Bleichroeder’s due diligence review of Legacy Pasqal’s business and the views of Bleichroeder’s fairness opinion provider (which supported Bleichroeder management’s view regarding valuation), the Bleichroeder Board considered the aggregate consideration to be paid and determined that the aggregate consideration was reasonable in light of such data and financial information.

•        Commitment of Existing Shareholders and Sovereign Backing:    The Bleichroeder Board considered the fact that Pasqal’s founders and key institutional shareholders, most notably Bpifrance, as the French public investment bank. Further, Bpifrance’s commitment to assuming a board seat in the pro-forma company reflects the support and commitment to the continued growth prospects and support of a French national asset.

In the course of their deliberations, the Special Committee and the Bleichroeder Board considered a variety of uncertainties, risks and other challenges relevant to the Business Combination, including the below (which are not weighted or in any order of significance):

•        Technological and Market Adoption Risk:    Legacy Pasqal is highly reliant on the success of its proprietary neutral-atom quantum computing technology, which remains in an early stage of development within a rapidly evolving sector with uncertain timelines to broad commercial adoption. While Legacy Pasqal has demonstrated meaningful progress with neutral atom quantum systems, including commercially deployed analog quantum processors, the industry as a whole has yet to achieve large-scale fault-tolerant quantum computing, and it is unclear which architectures or approaches will ultimately prove dominant. There is risk that technological advancements may take longer than anticipated, that competing modalities (e.g., superconducting, trapped ion, or photonic systems) may outperform neutral atom approaches, or that customer demand develops more slowly than expected. Customers and partners use Legacy Pasqal’s quantum processing units (QPUs) for complex computational tasks that may be critical to their operations, research, or strategic decision-making, and enterprise and government users are still in the early stages of identifying high-value quantum use cases, with many applications remaining in proof-of-concept phases, which may delay meaningful revenue scale. If errors or defects in New Pasqal’s technology impair the operation of its QPUs, result in inaccurate computational outputs, or cause system failures, significant customer losses, reputational harm, and legal liability could result. Any of these events could expose New Pasqal to claims and significant liability, adversely affect its financial condition and results of operations, and imperil the ongoing operation of its business. Accordingly, New Pasqal’s growth prospects are dependent not only on its own execution but also on the maturation of the broader quantum ecosystem, including software tooling, developer adoption, and integration into classical computing environments.

•        Limited Customer:    Base Legacy Pasqal currently relies on a relatively small group of customers, primarily government agencies, research institutions, and early-stage enterprise partners. While these relationships validate Legacy Pasqal’s technology, many are pilot programs or proof-of-concept engagements rather than long-term, recurring contracts. As a result, Legacy Pasqal is exposed to changes in funding priorities and may face limited revenue visibility. If Legacy Pasqal is unable to expand and diversify its customer base or convert existing relationships into scaled commercial deployments, its business and financial condition could be adversely affected.

•        Regulatory Risk:    Legacy Pasqal is subject to French foreign investment regulations and the oversight of the French Ministry of the Economy, which require prior authorization for certain transactions involving non-French investors or changes of control. Additionally, Legacy Pasqal is subject to export control regulations that may restrict its ability to sell its quantum computing technology in certain markets. If New Pasqal fails to obtain required governmental authorizations, or if such authorizations are modified, suspended, or revoked, New Pasqal may be unable to complete strategic transactions, expand internationally, or commercialize its technology on the timelines it projects, which may have an adverse impact on its business, financial condition, and results of operations.

•        Benefits Not Achieved:    The risk that the potential benefits of the Business Combination or anticipated performance of New Pasqal may not be fully achieved, or may not be achieved within the expected timeframe and that the results of operations of New Pasqal business may differ materially from the historical financial statements prepared by Legacy Pasqal and reviewed by the Bleichroeder Board.

•        Liquidation of Bleichroeder:    The risks and costs to Bleichroeder if the Business Combination is not completed, including the risk of diverting management focus and resources from other businesses combination opportunities, which could result in Bleichroeder being unable to effect an initial business combination within the required timeframe under the Existing Governing Documents and force Bleichroeder to liquidate and the Bleichroeder Rights to expire and become worthless.

•        Shareholder Vote:    The risk that the shareholders of Bleichroeder may fail to approve the Business Combination.

•        Closing Conditions:    The fact that completion of the Business Combination is conditioned on the satisfaction of certain closing conditions that are not within the parties’ control.

•        Litigation:    The possibility of litigation challenging the Business Combination or that an adverse judgment granting permanent injunctive relief could indefinitely enjoin consummation of the Business Combination.

•        Fees and Expenses:    The fees and expenses associated with completing the Business Combination.

•        Interests of Certain Persons:    The Special Committee and the Bleichroeder Board were aware that the Sponsor, Bleichroeder’s Board and management team have interests in the Business Combination that are in addition to, and that may be different from, the interests of unaffiliated Bleichroeder shareholders. For instance, the Sponsor will benefit from the completion of a business combination and may be incentivized to complete an acquisition of a less favorable target company or on terms less favorable to shareholders. The Bleichroeder Board took several steps to mitigate these potential conflicts of interest, including requiring Special Committee approval of the Business Combination. The Special Committee also engaged Newbridge to render an opinion on the fairness to Bleichroeder’s unaffiliated shareholders of the consideration to be paid by Bleichroeder to acquire Legacy Pasqal.

•        Public Shareholders Will Have a Minority Ownership Interest in New Pasqal:    The fact that current Bleichroeder shareholders will experience immediate dilution as a consequence of the issuance of shares of New Pasqal as consideration in the Business Combination and, as a result, such shareholders will collectively own a minority interest in New Pasqal after the Closing. Having a minority ownership interest may reduce the influence that current shareholders of Bleichroeder have on the management of New Pasqal.

•        Competition.    The fact that there are a number of companies competing in the quantum computing space and the possibility that Legacy Pasqal may be unable to attract additional customers, or the possibility that one of its competitors may be able to develop new technologies or business strategies that may negatively impact New Pasqal’s growth prospects.

•        Redemption.    The risks and costs to Bleichroeder if the Business Combination is not completed, including the risk of diverting management focus and resources from other initial business combination opportunities, which could result in Bleichroeder being unable to effect an initial business combination by within the time set forth in the Existing Governing Documents forcing Bleichroeder to redeem the public shares for a pro rata portion of the funds held in the Trust Account, subject to its obligations under Cayman Islands law to provide for claims of creditors and the requirement of other applicable law, and the Bleichroeder rights to expire and become worthless.

•        Public Company Status.    The requirements of being a public company, including compliance with the SEC’s requirements regarding internal control over financial reporting, may strain New Pasqal’s resources and divert management’s attention, and the increases in legal, accounting and compliance expenses that will result from the Business Combination may be greater than New Pasqal anticipates.

•        Other Risks:    The various other risks associated with the Business Combination, Bleichroeder’s business and the business of Legacy Pasqal described in the “Risk Factors” section of this proxy statement/prospectus.

In addition to considering the factors described above, the Special Committee of the Bleichroeder Board also recognized and considered that the Sponsor, its affiliates and the officers and directors of Bleichroeder have interests in the Business Combination that are in addition to, and that may be different from, the interests of the public shareholders resulting in potential conflicts of interests. The Bleichroeder Board reviewed and considered the foregoing interests during the negotiation of the Business Combination and in evaluating and unanimously approving the Business Combination Agreement and the transactions contemplated therein.

The Bleichroeder Board did not prepare a separate standalone valuation or appraisal of Legacy Pasqal. In evaluating the reasonableness of the aggregate consideration to be paid in the Business Combination, the Bleichroeder Board considered valuation-related analyses prepared by Bleichroeder management and by Newbridge, the Newbridge fairness opinion delivered to the Special Committee on behalf of the Bleichroeder Board, Legacy Pasqal’s historical and unaudited financial information for fiscal year 2025, the diligence materials reviewed in connection with the Business Combination, and market data regarding publicly traded and recently de-SPAC’d quantum computing peers and recently completed business combination transactions in the quantum sector. Newbridge served as financial advisor to the Special Committee in connection with the Business Combination, performed financial analyses and rendered the Newbridge fairness opinion described elsewhere in this prospectus. Newbridge did not negotiate the aggregate consideration or other transaction terms.

The financial information of Legacy Pasqal that was reviewed by the Bleichroeder Board in connection with its evaluation of the Business Combination consisted of Legacy Pasqal’s unaudited financial information for fiscal year 2025, including unaudited revenue of approximately $19.4 million, cash of approximately $145.0 million and debt of approximately $0.0 million. Based on the agreed Pre-Transaction Equity Valuation of Legacy Pasqal of $2.0 billion, less Legacy Pasqal’s cash and plus Legacy Pasqal’s debt, the implied pre-money enterprise value of Legacy Pasqal was approximately $1,855.0 million, representing an implied enterprise value to fiscal year 2025 revenue multiple of approximately 95.6x. The Bleichroeder Board reviewed the same unaudited fiscal year 2025 financial information of Legacy Pasqal that was reviewed by Newbridge in connection with the preparation of its financial analyses and the Newbridge fairness opinion. Neither the Bleichroeder Board nor Newbridge reviewed any forecasts or projections of Legacy Pasqal’s future financial performance, and no such forecasts or projections were prepared by Legacy Pasqal management for use by either the Bleichroeder Board or Newbridge.

The determination of Legacy Pasqal’s $2.0 billion Pre-Transaction Equity Valuation was based on a thorough assessment of its operational status, secured customer engagements, and technological advancements. Legacy Pasqal is a neutral-atom quantum computing company, which has installed seven quantum computers to date with three additional systems currently in production. Legacy Pasqal recorded approximately 100% revenue growth in 2025 (unaudited) and has approximately $80 million in booked and awarded business, including grants and multi-year commercial contracts expected to be realized over time. Legacy Pasqal currently serves more than 25 commercial customers and partners, including Sumitomo, CMA CGM, and LGE, and maintains strategic technology partnerships with IBM (as a member of the IBM Quantum Network) and NVIDIA, integrating its quantum systems natively into accelerated and high-performance computing environments. Legacy Pasqal benefits from deep scientific leadership, having been co-founded by 2022 Nobel Prize Laureate Alain Aspect, and is further supported by French sovereign backing through equity participation and strategic partnerships. The valuation-related analyses considered by the Bleichroeder Board, prepared by Bleichroeder management and by Newbridge, applied multiple methodologies, including (i) a market multiple approach (benchmarking against publicly traded and recently de-SPAC’d quantum computing peers such as IonQ, Inc., D-Wave Quantum Inc., Rigetti Computing, Inc., Xanadu Quantum Tecnologies Inc. (“Xanadu”), Infleqtion, Inc. (“Infleqtion”), and IQM Finland Oy (“IQM”)), assuming the last twelve months revenue multiple to enterprise value, (ii) a comparable transaction analysis (based on recently completed business combination transactions in the quantum-sector, including Infleqtion’s $1.8 billion pre-money valuation, Xanadu’s $3.0 billion pre-money valuation, IQM’s $1.8 billion pre-money valuation, as well as other private financings), and (iii) growth-stage deep-tech valuation techniques. These assessments accounted for Legacy Pasqal’s QPU base, contracted revenue backlog, blue-chip customer roster, manufacturing scalability, supporting the Bleichroeder Board’s view that the agreed Pre-Transaction Equity Valuation of Legacy Pasqal of $2.0 billion was reasonable.

The Bleichroeder Board concluded that the potential benefits that it expected Bleichroeder and its shareholders to achieve as a result of the Business Combination outweighed the potentially negative factors associated with the Business Combination. The Bleichroeder Board also noted that Bleichroeder shareholders would have a substantial economic interest in the combined company (depending on the level of Bleichroeder shareholders that sought redemption of their Bleichroeder public shares into cash). Accordingly, the Bleichroeder Board unanimously determined that the Business Combination Agreement, the related agreements to which Bleichroeder is a party and the Business Combination is fair to, and in the best interests of, Bleichroeder and its shareholders.

After careful consideration, on February 26, 2026, the Bleichroeder Board, based in part upon the recommendation of the Special Committee, unanimously (i) determined that it is advisable and in the best interests of Bleichroeder and its shareholders, as a whole, to enter into the Business Combination Agreement and the additional agreements related thereto to which it is a party, and to consummate the Mergers, and the other transactions contemplated therein, (ii) approved and declared advisable the Business Combination Agreement and the additional agreements related thereto to which it is a party, and performance thereof and the consummation of the Mergers and the other transactions contemplated therein, (iii) determined that the transactions contemplated by the Business Combination Agreement and the additional agreements related thereto constitute a “Business Combination” as defined in the Existing Governing Documents, and (iv) recommended that shareholders of Bleichroeder vote “FOR” each of the Transaction Proposals.

Certain Engagements in Connection with the Business Combination and Related Transactions

Cantor Engagement

Cantor Fitzgerald & Co. (“Cantor”) was engaged by Bleichroeder on March 3, 2026 as Bleichroeder’s financial advisor in connection with the Business Combination. In connection to its services as financial advisor to Bleichroeder, Cantor is not entitled to any fees or compensation, except as follows:

(1)    if the Business Combination is consummated, Cantor is entitled to any reasonable and documented out-of-pocket expenses incurred by Cantor in connection with its engagement as Bleichroeder’s financial advisor (the “Cantor Reimbursable Expenses”), such aggregate amount of Cantor Reimbursable Expenses (including legal expenses) shall not exceed $400,000, and no individual expense (other than legal expenses) shall exceed $10,000, in each case, unless preapproved in advance by Bleichroeder, and

(2)    if the Business Combination or any financing and/or offering of securities undertaken in connection with the Business Combination (“Concurrent Financing”) is consummated, Cantor is entitled to receive reasonable and customary capital markets advisory and placement agency fees relating to such Concurrent Financing, whereby Cantor has the right, but not the obligation, to act as Bleichroeder’s (a) capital markets advisor in connection with the consummation of the Business Combination, and (b) joint lead placement agent for any Concurrent Financing.

Summary of the Fairness Opinion of Newbridge Securities Corporation as Financial Advisor to the Special Committee

On February 16, 2026, the Special Committee of the Bleichroeder Board engaged Newbridge Securities Corporation to act as its financial advisor in connection with entering into the Business Combination Agreement. Newbridge, as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. The Special Committee of the Bleichroeder Board selected Newbridge to act as its financial advisor in connection with entering into the Business Combination Agreement on the basis of Newbridge’s experience in similar transactions and its reputation in the investment community.

On February 25, 2026, at a meeting of the Bleichroeder Board held to evaluate the Business Combination Agreement, Newbridge presented to the Special Committee a draft fairness opinion that it was prepared to render on the Business Combination, to the effect that, as of that date and based on and subject to the assumptions made, procedures followed, matters considered and qualifications and limitations on the review undertaken described in such opinion, the Business Combination is fair, from a financial point of view, to the Bleichroeder shareholders (other than the Sponsor). The Special Committee recommended the Business Combination to the Bleichroeder Board on February 26, 2026, and the Bleichroeder Board approved and recommended the Business Combination on February 26, 2026. Newbridge’s written opinion was subsequently delivered, and dated, February 28, 2026, to the effect that, as of the date of the opinion and based on and subject to various assumptions and limitations described in its written opinion, each of (i) the Pre-Transaction Equity Valuation to be paid pursuant to the Business Combination is fair, from a financial point of view, to Bleichroeder shareholders, and (ii) the Business Combination has an aggregate fair market value of at least eighty percent (80.0%) of the value of the assets held by Bleichroeder in its Trust Account for the benefit of the shareholders of Bleichroeder other than the Sponsor (excluding any deferred underwriters discounts and commissions held in the Trust Account and taxes payable on the income earned on the Trust Account) at the time of the Business Combination Agreement.

The full text of Newbridge’s written opinion to the Bleichroeder Board, which describes, among other things, the assumptions made, procedures followed, factors considered and limitations on the review undertaken, is attached as Annex J hereto and is incorporated by reference herein in its entirety. The following summary of Newbridge’s opinion is qualified in its entirety by reference to the full text of the opinion. Newbridge delivered its opinion to the Special Committee and the Bleichroeder Board for their benefit and use (in such capacities) in connection with and for the purposes of their evaluation of the Business Combination Agreement from a financial point of view. Newbridge’s opinion also does not address the relative merits of entering the Business Combination Agreement as compared to any alternative business strategies or transactions that might exist for Bleichroeder, or the underlying business decision of Bleichroeder whether to proceed with those business strategies or transactions. Newbridge has consented to the inclusion of its opinion as Annex J and to references to its name and opinion in this proxy statement/prospectus, and its written consent has been filed as Exhibit 23.5.

In connection with rendering its opinion, Newbridge, among other things:

•        considered our assessment of general economic, market and financial conditions as well as our experience in connection with similar transactions, and business and securities valuations generally;

•        reviewed various drafts of the Business Combination Agreement;

•        reviewed publicly available financial information of Bleichroeder filed with the SEC, from January 8, 2026, through February 27, 2026;

•        conducted discussions with Bleichroeder’s management team to better understand Bleichroeder’s recent business history, and acquisition strategy;

•        reviewed the draft investor presentation, dated February 2026, describing Legacy Pasqal’s history, business and operations, strategy and the Business Combination;

•        conducted discussions with Legacy Pasqal’s management team to better understand Legacy Pasqal’s recent business history and future drivers of growth;

•        reviewed Legacy Pasqal’s unaudited financial information for fiscal year 2025; and

•        performed a Public Company Comparable analysis of similar companies to Legacy Pasqal, that included variables such as companies trading on a major U.S. stock exchange and have businesses in the “Quantum Computing” sector to attain 2025 Enterprise Value/Revenue multiples.

In conducting its review and arriving at its opinion, Newbridge did not independently verify any of the foregoing information and Newbridge assumed and relied upon such information being accurate and complete in all material respects, and Newbridge further relied upon the assurances of management teams of both Bleichroeder and Legacy Pasqal that they are not aware of any facts that would make any of the information reviewed by Newbridge inaccurate, incomplete or misleading in any material respect. In addition, Newbridge has not assumed any responsibility for any independent valuation or appraisal of the assets or liabilities, including any ongoing litigation and administrative investigations, if any, of Legacy Pasqal, nor has Newbridge been furnished with any such valuation or appraisal. In addition, Newbridge has not assumed any obligation to conduct, nor has it conducted any physical inspection of the properties or facilities of Legacy Pasqal.

The issuance of Newbridge’s opinion was approved by an authorized internal committee of Newbridge. Newbridge’s opinion is necessarily based on economic, market and other conditions as they exist and can be evaluated on, and the information made available to it on, the date thereof. Newbridge expressed no opinion as to the underlying valuation, future performance or long-term viability of Bleichroeder and its successors. Further, Newbridge expressed no opinion as to what the value of the Bleichroeder Ordinary Shares actually will be when the Business Combination is consummated or the prices at which Bleichroeder Ordinary Shares will trade at any time. It should be understood that, although subsequent developments may affect Newbridge’s opinion, Newbridge does not have any obligation to update, revise or reaffirm its opinion and has expressly disclaimed any responsibility to do so.

The following represents a brief summary of the material financial analysis reviewed by the Bleichroeder Board and performed by Newbridge in connection with its opinion. The financial analysis summarized below includes information presented in tabular format. In order to fully understand the financial analysis carried out by Newbridge, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analysis performed by Newbridge. Considering the data set forth in the tables below without considering the full narrative description of the financial analysis, including the methodologies and assumptions underlying the analysis, could create a misleading or incomplete view of the financial analysis performed by Newbridge.

Comparable Public Company Analysis

To calculate the Enterprise Value (“EV”)/Revenue multiples for the public comparable dataset versus the transaction multiple Legacy Pasqal’s with which Bleichroeder was acquiring Legacy Pasqal, Newbridge first selected six (6) public companies that most resembled Legacy Pasqal’s business. These public comparables had to have the following criteria: (i) listed on a major stock exchange in the United States, (ii) operate in the “Quantum Computing” sector and (iii) had to have commercialized revenue over the last twelve months.

The table below summarizes certain observed historical and projected financial performance and trading multiples of the selected public companies were sourced from S&P Capital IQ data as of February 23, 2026.

Comparable Public Company Analysis Quantum Computing Company Name	2/23/2026	Balance Sheet			Income Statement Revenue 2025	Valuation Multiples EV/Revenue 2025
	Stock Symbol	Stock Price	Market Capitalization	Enterprise Value
IonQ, Inc.	NYSE: IONQ	$30.80	$10,904.70	$9,865.30	$108.6	90.9x
D-Wave Quantum Inc.	NYSE: QBTS	$18.10	$6,675.40	$5,879.00	$25.6	229.3x
Rigetti Computing, Inc.	NasdaqCM: RGTI	$16.00	$5,287.00	$4,847.60	$7.6	637.4x
Xanadu Quantum Technologies Inc.	NasdaqGM: CHAC	$10.40	$3,326.10	$3,325.80	$2.7	1,231.8x
Infleqtion, Inc.	NYSE: INFQ	$12.50	$2,684.40	$2,684.40	$29.0	92.6x
IQM Finland Oy	NasdaqGM: RAAQ	$10.50	$1,975.50	$1,975.50	$35.0	56.4x
					MEDIAN	160.9x
Not Included
Quantum Computing Inc.	NasdaqCM: QUBT	$7.9	$1,766.1	$1,213.10	$0.9	1,372.3x

Source: S&P Capital IQ as of February 23rd, 2026

The EV/Revenue multiples were in a range between 56.4x and 1,231x, with a median of 160.9x. We will note that there was a datapoint that we did not include NASDAQ: QUBT, which was trading as of February 23, 2026, at a 1,372.3x EV/Revenue multiple, and that is because the approximately $0.9M in revenue was not from commercialization of quantum computing, but from grants received.

There have been a series of public market transactions of companies in the Quantum Computing sector that are going public through a merger with a Special Purpose Acquisition Company that were pre-revenue.

•        September 2025(1) | Horizon Quantum Computing to go public at approximately a $500M pre-money valuation with dMY Squared Technology Group (DMYY) — target company has no revenue

•        January 2026(2) | SEEQC, Inc. to go public at approximately a $1,000M pre-money valuation with Alegro Merger Corporation (ALGR) — target company has no revenue

There have also been some recent private market transactions of companies in the Quantum Computing sector that were pre-revenue prior to their receiving a significant investment.

•        September 2025(3) | Investors including Honeywell, JP Morgan Chase, Amgen and NVentures invested $600M into Quantinuum at an approximately $10,838M pre-money value, and this was prior to it having achieved revenue.

•        September 2025(4) | Investors including BlackRock, Temasek, Macquarie Capital, and the Qatar Investment Authority invested $1,000M into PsiQuantum at an approximately $7,000M pre-money value, and this was prior to it having achieved revenue.

Acquisition Multiple for Legacy Pasqal

Bleichroeder is acquiring Legacy Pasqal at a 95.6x EV/Revenue multiple. The Pre-Transaction Equity Value is $2,000,000,000 subtracting out $145.0M of cash that is currently on the balance sheet, plus $0.0M in debt, equals an Enterprise Value of $1,855,000. The Enterprise Value divided by 2025 Legacy Pasqal Revenue of $19.4 million equals a 95.6x EV/Revenue multiple.

Miscellaneous

The discussion set forth above is a summary of the material financial analysis presented by Newbridge to the Bleichroeder Board in connection with its opinion. The preparation of a financial opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analyses and the application of those methods to the particular circumstances and, therefore, a financial opinion is not readily susceptible to partial analysis or summary description. Newbridge believes that its analysis summarized above must be considered as a whole. Newbridge further believes that selecting portions of its analysis and the factors considered, or focusing on information presented in tabular format, without considering all analysis and factors or the narrative description of the analysis, could create a misleading or incomplete view of the processes underlying Newbridge’s analysis and opinion.

The estimates of the future performance of Bleichroeder in or underlying Newbridge’s analysis are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than those estimates or those suggested by Newbridge’s analysis. The analysis does not purport to be an appraisal or to reflect the prices at which a company might actually be sold or the prices at which any securities have traded or may trade at any time in the future. Accordingly, the estimates used in, and the valuations resulting from, the analyses described above are inherently subject to substantial uncertainty and should not be taken to be Newbridge’s view of the actual value of the Bleichroeder Ordinary Shares.

____________

(1)      https://thequantuminsider.com/2025/09/09/horizon-quantum-to-go-public-in-the-u-s-through-definitive-business-combination-agreement-with-dmy-squared-technology-group/

(2)      https://thequantuminsider.com/2026/01/16/seeqc-to-go-public-through-merger-with-allegro-merger-corp/

(3)      https://www.honeywell.com/us/en/press/2025/09/honeywell-announces-600-million-capital-raise-for-quantinuum-at-10b-pre-money-equity-valuation-to-advance-quantum-computing-at-scale

(4)      https://www.psiquantum.com/news-import/psiquantum-1b-fundraise

Conclusion

The range of values in the EV/Revenue multiples were between 56.4x and 1,231x, with a median of $160.9x. Bleichroeder is acquiring Legacy Pasqal at a total pre-money consideration EV/Revenue multiple of 95.6x, at lower than the median of the public comparables.

Based upon and subject to the foregoing, it is Newbridge’s opinion that as of the date of February 28, 2026 (i) the total pre-money consideration to be paid pursuant to the Business Combination is fair, from a financial point of view, to Bleichroeder shareholders, (other than the Sponsor) and (ii) the Business Combination has an aggregate fair market value of at least eighty percent (80.0%) of the value of the assets held by Bleichroeder in its Trust Account for the benefit of the shareholders of Bleichroeder other than the Sponsor (excluding any deferred underwriters discounts and commissions held in the Trust Account and taxes payable on the income earned on the Trust Account) at the time of the Business Combination Agreement.

The type and amount of consideration payable in the Business Combination Agreement was determined through negotiations between Bleichroeder and Legacy Pasqal and was approved by the Bleichroeder Board. The decision to enter into the Business Combination Agreement was solely that of the Bleichroeder Board. As described above, Newbridge’s opinion and analyses were only one of many factors considered by the Bleichroeder Board in its evaluation of entering into the Business Combination Agreement and should not be viewed as determinative of the views of the Bleichroeder’s or Legacy Pasqal’s management with respect to entering into the Business Combination Agreement.

Fees and Expenses

As compensation for Newbridge’s services in connection with the rendering of its Fairness Opinion to the Bleichroeder Board, Bleichroeder agreed to pay Newbridge a fee of $75,000. $10,000 of the fee was paid as a retainer, $55,000 was paid upon delivery of the Fairness Opinion, and $10,000 will be paid upon the initial filing of the proxy statement/prospectus. No portion of Newbridge’s fee is refundable or contingent upon the conclusion reached in the Fairness Opinion.

Satisfaction of 80% Test

It is a requirement under our Existing Governing Documents and Nasdaq listing requirements that the Business Combination be with one or more operating businesses or assets with a fair market value equal to at least 80% of the value of assets held in the Trust Account (excluding the deferred underwriting commissions and taxes payable on the income earned on the Trust Account) at the time of our execution of a definitive agreement for our initial business combination.

As of the date of the execution of the Business Combination Agreement, the balance of the funds in the Trust Account was approximately $290.6 million, and Bleichroeder had $12,250,000 of deferred underwriting commissions plus taxes payable on the income earned on the Trust Account; 80% thereof represents approximately $232.4 million. In reaching its conclusion that the Business Combination meets the 80% asset test, the Bleichroeder Board looked at the $2 billion Pre-Transaction Equity Value ascribed to Legacy Pasqal under the terms of the Business Combination Agreement. In determining whether this purchase price represents the fair market value of Legacy Pasqal, the Bleichroeder Board considered all of the factors described above in this section, the fact that the purchase price for Legacy Pasqal was the result of an arm’s length negotiation and the fairness opinion rendered by Newbridge on February 28, 2026, which confirmed that the Business Combination has an aggregate fair market value of at least 80% of the value of the assets held in the Trust Account (excluding deferred underwriters’ discounts and commissions and taxes payable on the income earned on the Trust Account).

Interests of Bleichroeder’s Directors and Executive Officers in the Business Combination

When considering the Bleichroeder Board’s recommendation that our shareholders vote in favor of the approval of the Business Combination, Bleichroeder shareholders should be aware that our Sponsor and certain of its directors and officers have interests in the Business Combination that may conflict with the interests of other shareholders generally. The Bleichroeder Board did not retain an unaffiliated representative to negotiate the terms of the Business Combination on behalf of the public shareholders’ interests. In recommending the Business Combination to shareholders, the Bleichroeder Board considered, among other things, Newbridge’s fairness opinion, together with the other factors described in this proxy statement/prospectus. Bleichroeder shareholders should take these interests into account in deciding whether to approve the Business Combination. These interests include:

•        the fact that certain of our directors and officers are principals of our Sponsor;

•        the fact that 9,583,333 Founder Shares held directly by our Sponsor, for which it paid $25,000 in aggregate, will convert into 9,583,333 New Pasqal Ordinary Shares upon the Closing, and that such shares will have a significantly higher value at the time of the Business Combination when they convert into New Pasqal Ordinary Shares, as described further below, and will be worthless if an initial business combination is not consummated:

	Bleichroeder Class B Ordinary Shares(1)(2)	Value of Bleichroeder Class B Ordinary Shares implied by Business Combination(2)(3)	Value of Bleichroeder Class B Ordinary Shares based on recent trading price(4)
Sponsor(2)	9,583,333	$95,833,330	$	[•]

____________

(1)    Interests shown consist solely of Founder Shares. Such shares will convert into Bleichroeder Surviving Corporation Ordinary Shares upon the Reincorporation Merger and thereafter automatically convert into New Pasqal Ordinary Shares upon the Closing on a one-for-one basis.

(2)    BM2 is the managing member of Bleichroeder Sponsor 2 LLC, our Sponsor. MC Advisory (of which Michel Combes, one of Bleichroeder’s Co-Founders, is the manager), as well as Andrew Gundlach, our Executive Chairman, are the managing members of BM2 and hold voting and investment discretion with respect to the ordinary shares held of record by the Sponsor. Messrs. Combes and Gundlach through their affiliates and controlled entities, own direct and indirect interests in the membership interests of the Sponsor, and hold approximately 52.57% of the Sponsor membership interests reflecting indirect interests in the Founder Shares.

Bleichroeder’s Chief Operating Officer and Chief Executive Officer, as well as Bleichroeder’s Chief Financial Officer, hold an indirect interest in an aggregate of 500,000 Founder Shares through membership interests in Bleichroeder’s Sponsor and certain of Bleichroeder’s independent directors hold, in connection with his or her service as a director, in the aggregate, an indirect interest in 60,000 Founder Shares through membership interests in Bleichroeder’s Sponsor. Each such person disclaims any beneficial ownership of the reported shares other than to the extent of any pecuniary interest they may have therein, directly or indirectly.

(3)    Assumes a value of $10.00 per share, the deemed value of the New Pasqal Ordinary Shares in the Business Combination. Also assumes the completion of the Business Combination and that the New Pasqal Ordinary Shares are unrestricted and freely tradable.

(4)    Assumes a value of $[•] per share, which was the closing price of the Bleichroeder Class A Ordinary Shares on the Nasdaq on [•], 2026. Also assumes the completion of the Business Combination and that the New Pasqal Ordinary Shares are unrestricted and freely tradable.

•        the fact that if an initial business combination is not consummated within the Completion Window, our Sponsor, officers, directors and their respective affiliates will lose their entire investment in us of $5,025,000 in the aggregate that includes the 5,000,000 private warrants acquired for a purchase price of $5,000,000. In addition, our Sponsor will lose $95,833,330 in value of the Founder Shares, valued at an assumed price of $10.00 per share, the value implied by the Business Combination;

•        the fact that given the differential in the purchase price that our Sponsor paid for the Founder Shares as compared to the price of the public shares sold in the IPO and the 9,583,333 New Pasqal Ordinary Shares that the Sponsor will receive upon conversion of the Founder Shares in connection with the Business Combination, the Sponsor and its affiliates may earn a positive rate of return on their investment even if the New Pasqal Ordinary Shares trade below the price initially paid for the public shares in the IPO and the public shareholders experience a negative rate of return following the completion of the Business Combination;

•        the fact that our Sponsor, officers and directors have agreed to waive their rights to liquidating distributions from the Trust Account with respect to any shares held by them if Bleichroeder fails to complete an initial business combination within the Completion Window and accordingly, our Sponsor, officers and directors will benefit from the completion of the Business Combination and may be incentivized to complete an acquisition of a less favorable target company or on terms less favorable to shareholders rather than liquidate;

•        the fact that if the Trust Account is liquidated, including in the event we are unable to complete an initial business combination within the Completion Window, our Sponsor has agreed that it will be liable to us if and to the extent any claims by a third party (other than our independent registered public accounting firm) for services rendered or products sold to us, or a prospective target business with which we have entered into a transaction agreement, reduce the amounts in the Trust Account to below (i) $10.00 per public share or (ii) such lesser amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account, due to reductions in the value of the trust assets, net of the amount of taxes payable, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under our indemnity of the underwriters of our IPO against certain liabilities, including liabilities under the Securities Act;

•        the fact that, unless a business combination is consummated, our directors are only entitled to reimbursement for any out-of-pocket expenses incurred by them on our behalf incident to identifying, investigating and consummating a business combination from funds outside of the Trust Account, which funds are limited;

•        the continuation of certain of our officers and directors at New Pasqal; and

•        the fact that pursuant to the A&R Registration Rights Agreement, the Sponsor and the initial shareholders have certain registration rights, demand rights and piggy-back registration rights with respect to their Registrable Securities.

These interests may influence our directors in making their recommendation that you vote in favor of the approval of the Business Combination Proposal. You should take these interests into account in deciding whether to approve the Business Combination. You should also read the section entitled “The Business Combination Proposal — Certain Other Interests in the Business Combination.”

Certain Other Interests in the Business Combination

In addition to the interests of Bleichroeder’s directors and officers in the Business Combination, you should be aware that Bleichroeder’s and [•], have financial interests that may conflict with the interests of Bleichroeder shareholders and Bleichroeder warrant holders generally.

[•]

Regulatory Approvals Required for the Business Combination

Bleichroeder and Legacy Pasqal are not aware of any additional regulatory approvals in either the United States, the Cayman Islands or France required for the consummation of the Business Combination.

The Business Combination and the transactions contemplated by the Business Combination Agreement, specifically the change of control of Legacy Pasqal’s Canadian subsidiaries, are subject a notification filing to the Director of Investments under the ICA (Canada). Following such notification, the Government of Canada can initiate a national security review of the Business Combination and the transactions contemplated by the Business Combination Agreement. This could result in delays in the completion of the transaction, the transaction ultimately being prohibited, or Pasqal being subject to restrictions and obligations arising from undertakings given to the Canadian government or otherwise ordered by the Governor in Council (Canada).

At any time before or after consummation of the Business Combination, U.S. Federal Trade Commission (“FTC”), the Antitrust Division of the Department of Justice (“Antitrust Division”), or other applicable competition authorities could take such action under applicable antitrust laws as each deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the Business Combination. Private parties may also seek to take legal action under the antitrust laws under certain circumstances. We cannot assure you that the Antitrust Division, the FTC, any state attorney general, or any other government authority will not attempt to challenge the Business Combination on antitrust grounds, and, if such a challenge is made, we cannot assure you as to its result.

Neither Bleichroeder nor Legacy Pasqal is aware of any other material regulatory approvals or actions that are required for completion of the Business Combination. A pre-merger notification for this transaction was not required under the HSR Act and the rules that have been promulgated thereunder by the FTC. It is presently contemplated that if any such additional regulatory approvals or actions are required, those approvals or actions will be sought. There can be no assurance, however, that any additional approvals or actions will be obtained.

Sources and Uses of Funds for the Business Combination

The following table summarizes the sources and uses for funding the Business Combination. Where actual amounts are not known or knowable, the figures below represent Bleichroeder’s good faith estimate of such amounts.

Sources (in millions)		Uses (in millions)
Legacy Pasqal Pre-Transaction Equity Valuation	$2,000.0	Legacy Pasqal Pre-Transaction Equity Valuation	$2,000.0
Proceeds from Trust Account(1)	$290.6	Estimated Transaction Fees and Expenses	$36.0
Cash of Legacy Pasqal(2)(3)	$144.6	Cash to New Pasqal’s Balance Sheet	$649.1
Proceeds from March 2026 Financing	$250.0
Total Sources	$2,685.1	Total Uses	$2,685.1

____________

(1)      Includes $12,250,000 of deferred underwriting commission payable to the underwriters of the IPO upon consummation of the Business Combination.

(2)      Reflects Legacy Pasqal’s existing cash balance as of April 30, 2026.

(3)      Figures are converted to USD based on EUR / USD conversion rate at 1.1702 as of April 30, 2026.

Listing of New Pasqal Ordinary Shares

Approval of the listing on the Nasdaq of New Pasqal Ordinary Shares to be issued in connection with the Business Combination, subject to official notice of issuance, is a condition to each party’s obligation to complete the Business Combination.

Anticipated Accounting Treatment

The Business Combination is expected to be accounted for as a capital reorganization in accordance with IFRS. Under this method of accounting, Bleichroeder will be treated as the “acquired” company for financial reporting purposes, and Legacy Pasqal will be the accounting “acquirer”. This determination is primarily based on the assumption that:

•        Legacy Pasqal’s existing shareholders will hold a majority of the voting power of New Pasqal;

•        Legacy Pasqal is the larger entity in terms of substantive operations and employee base;

•        Legacy Pasqal will designate a majority of the members of the board of directors of New Pasqal;

•        Legacy Pasqal’s operations will comprise the ongoing operations of New Pasqal; and

•        Legacy Pasqal’s existing senior management will comprise all of the senior management of New Pasqal.

Another determining factor is that Bleichroeder does not meet the definition of a “business” pursuant to IFRS 3, and accordingly, for accounting purposes, the Business Combination will be accounted for as a capital reorganization within the scope of IFRS 2. The net assets of Bleichroeder will be stated at historical cost, with no goodwill or other intangible assets recorded. In accordance with IFRS 2, any excess of the fair value of New Pasqal Ordinary Shares issued to Bleichroeder shareholders over the fair value of the identifiable net assets of Bleichroeder acquired represents compensation for the service of a stock exchange listing and is expensed as incurred.

Required Vote

The approval of the Business Combination Proposal requires an ordinary resolution under Bleichroeder Existing Governing Documents, being a resolution passed by a simple majority of the votes which are cast by the holders of the issued and outstanding the Bleichroeder Ordinary Shares who, being present in person or represented by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting.

Resolution to be Voted Upon

The full text of the resolution to be proposed is as follows:

“RESOLVED, as an ordinary resolution, subject to the passing of each of the other Condition Precedent Proposals, that the entry into and execution of the Agreement and Plan of Merger, dated as of February 28, 2026 (as amended by that certain Amendment No. 1 to the Agreement and Plan of Merger, dated as of May 26, 2026, and as may be further amended, supplemented or otherwise modified from time to time, the “Business Combination Agreement”), the additional agreements contemplated therein, and the transactions contemplated therein and thereby, including the Mergers (as defined below) (the “Business Combination”), by and among Bleichroeder Acquisition Corp. II, a Cayman Islands exempted company (“Bleichroeder”), Bleichroeder Acquisition France Merger Sub 2, a French société anonyme and subsidiary of Bleichroeder (“Merger Sub”), and Pasqal Holding SAS, a French société par actions simplifiée (the “Legacy Pasqal”), copies of each of which are attached hereto as Annex A and Annex A-1, (i) Bleichroeder will merge with and into Merger Sub (the “Reincorporation Merger”), with Merger Sub continuing as the surviving company (the “Bleichroeder Surviving Corporation”), and (ii) as promptly as practicable after the date that the Reincorporation Plan of Merger has been registered by the Cayman Registrar in accordance with the Cayman Companies Act, or such later time as specified in or otherwise in accordance with the Reincorporation Plan of Merger and the Cayman Companies Act, Legacy Pasqal will merge with and into Bleichroeder Surviving Corporation (the “Merger” and, together with the Reincorporation Merger, the “Mergers”), with Bleichroeder Surviving Corporation continuing as the surviving company (“New Pasqal”), be authorized, approved, ratified and confirmed in all respects, and the transactions contemplated by the Business Combination Agreement (including the Business Combination) be authorized, approved, ratified and confirmed in all respects.”

Recommendation with Respect to the Business Combination

The Bleichroeder Board has determined that the Business Combination Proposal, including the execution of the Business Combination Agreement and transactions contemplated thereby is advisable, and in the best interests of, Bleichroeder and its shareholders as a whole, and recommends that the shareholders vote or instruct that their vote be cast “FOR” the approval of the Business Combination Proposal.

THE BLEICHROEDER BOARD RECOMMENDS THAT BLEICHROEDER SHAREHOLDERS VOTE “FOR” THE BUSINESS COMBINATION PROPOSAL. WHEN YOU CONSIDER THE RECOMMENDATION OF THE BLEICHROEDER BOARD, YOU SHOULD KEEP IN MIND THAT BLEICHROEDER’S DIRECTORS AND EXECUTIVE OFFICERS HAVE INTERESTS IN THE BUSINESS COMBINATION THAT MAY CONFLICT WITH YOUR INTERESTS AS A SHAREHOLDER, WHICH ARE DESCRIBED ELSEWHERE IN THIS PROXY STATEMENT/PROSPECTUS.

THE BUSINESS COMBINATION AGREEMENT

The following summary describes certain material provisions of the Business Combination Agreement. This summary is qualified in its entirety by reference to the full text of the Business Combination Agreement, which is attached to this proxy statement/prospectus as Annex A. You are encouraged to carefully read the Business Combination Agreement in its entirety for a more complete understanding of the Business Combination. The Business Combination Agreement is included to provide investors and security holders with information regarding the terms of the Business Combination Agreement. In particular, the assertions embodied in those warranties by the parties contained in the Business Combination Agreement are subject to important qualifications and limitations agreed to by the parties in connection with the negotiation of the Business Combination Agreement. The warranties in the Business Combination Agreement are also qualified and read down by the underlying disclosure material provided in an online data room and other disclosure materials which may not have been filed publicly and which are subject to a contractual standard of materiality different from that generally applicable to shareholders and were used for the purpose of allocating risk among the parties rather than establishing matters as facts. These disclosure schedules contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the Business Combination Agreement. Bleichroeder and Legacy Pasqal do not believe that these schedules contain information that is material to an investment decision.

Structure of the Business Combination

On February 28, 2026, Bleichroeder entered into the Business Combination Agreement with Merger Sub and Legacy Pasqal. The Business Combination Agreement provides that, among other things and subject to the terms and conditions therein, (i) Bleichroeder will merge with and into Merger Sub (the “Reincorporation Merger”), pursuant to the provisions of Part 16 of the Cayman Companies Act and the French Commercial Code, with Merger Sub being the surviving company (“Bleichroeder Surviving Corporation,”), and (ii) as promptly as practicable after the date that the Reincorporation Plan of Merger has been registered by the Cayman Registrar in accordance with the Cayman Companies Act, or such later time as specified in or otherwise in accordance with the Reincorporation Plan of Merger and the Cayman Companies Act (the “Reincorporation Merger Effective Time”), Legacy Pasqal will merge with and into Bleichroeder Surviving Corporation by way of a merger of absorption (fusion-absorption) in accordance with the applicable provisions of the French Commercial Code to effect the Merger, with Bleichroeder Surviving Corporation being the surviving company of the Merger and changing its name to “Pasqal Holding SA” or such other name selected by Legacy Pasqal (“New Pasqal”).

The Reincorporation Merger

In accordance with the terms and subject to the conditions of the Business Combination Agreement, on a date no later than three Business Days after the satisfaction or waiver of all the conditions described below under the subsection entitled “— Conditions to Closing,” unless mutually agreed by Bleichroeder and Legacy Pasqal to another time, Bleichroeder and Merger Sub will cause the Reincorporation Merger to be consummated by executing and filing the Reincorporation Plan of Merger and all other documents required by the Cayman Companies Act with the Registrar of Companies of the Cayman Islands (the “Cayman Registrar”) and the Registre du Commerce et des Sociétés (the “French Registrar”), in accordance with the relevant provisions of the Cayman Companies Act and the French Commercial Code.

In connection with the Reincorporation Merger, immediately prior to the Reincorporation Merger Effective Time, each Bleichroeder unit issued and outstanding as of such time will automatically detach and the holder thereof will be deemed to hold one Bleichroeder Class A Ordinary Share and one-third of one Bleichroeder Warrant, and will cease separate existence and trading (the “Unit Separation”).

At the Reincorporation Merger Effective Time and immediately following the Unit Separation:

•        each issued and outstanding (i) Bleichroeder Class A Ordinary Share, including each Bleichroeder Class A Ordinary Share held as a result of the Unit Separation, and excluding (x) any shares in respect of which dissenters’ rights have been validly exercised, (y) any shares held directly or indirectly in the treasury of

Bleichroeder or any Bleichroeder Class A Ordinary Share held by any direct or indirect wholly owned subsidiary of Bleichroeder (the “Treasury Shares”), and any (z) Bleichroeder Class A Ordinary Share held by a holder who has validly exercised its redemption rights (“Redeeming Shares”), and (ii) each Bleichroeder Class B Ordinary Share, will be cancelled and converted automatically into one ordinary share, par value €    of Bleichroeder Surviving Corporation (the “Bleichroeder Surviving Corporation Ordinary Share”);

•        each issued and outstanding Bleichroeder Warrant, including the Bleichroeder Warrants held as a result of the Unit Separation, will cease separate existence and trading and will be converted into a warrant to purchase one Bleichroeder Surviving Corporation Ordinary Share (“Bleichroeder Surviving Corporation Warrant”);

•        each Redeeming Share issued and outstanding will automatically be cancelled and cease to exist and will represent only the right to be paid a pro rata share of the aggregate amount payable with respect to all such Redeeming Shares in accordance with the Existing Governing Documents;

•        each Treasury Share will be cancelled and extinguished without any conversion thereof or payment therefor; and

•        the one issued and outstanding ordinary share, par value €10 per share, of Merger Sub held by Bleichroeder will be cancelled and no consideration shall be delivered therefor.

The Merger

In accordance with the terms and subject to the conditions of the Business Combination Agreement, as soon as practicable under applicable laws, after the Reincorporation Merger Effective Time and the Merger Approval Date, Legacy Pasqal will merge with Bleichroeder Surviving Corporation by way of a merger by absorption (fusion-absorption) in accordance with the applicable provisions of the French Commercial Code, including Articles L. 236-1 et seq.

Pursuant to the terms of the French Merger Agreement and in accordance with French laws, at the effective time of the Merger (the “Merger Effective Time”), Legacy Pasqal will be dissolved without liquidation (dissolution sans liquidation) together with the completion of a universal transfer (transmission universelle de patrimoine) pursuant to which, New Pasqal will succeed all the rights and obligations of Legacy Pasqal, and, among other things:

•        each issued and outstanding (i) “Class Seed” Ordinary Share, par value €0.10 per share, of Legacy Pasqal, (ii) common ordinary share, par value €0.10 per share, of Legacy Pasqal, (iii) “Class A” ordinary share, €0.10 per share, of Legacy Pasqal, (iv) “Class B” ordinary share, €0.10 per share, of Legacy Pasqal, and (v) “Class C” ordinary share, €0.10 per share, of Legacy Pasqal, will be exchanged for Bleichroeder Surviving Corporation Ordinary Share (hereinafter referred to as the “New Pasqal Ordinary Shares”) using the Exchange Ratio of 24.01; and

•        each issued and outstanding equity warrant governed by French laws (bons de souscription de parts de créateur d’entreprise) of Legacy Pasqal (“Rollover BSPCEs”) will be assumed by New Pasqal, and will grant the right to subscribe for New Pasqal Ordinary Shares, with the number of shares adjusted, as applicable to reflect the Exchange Ratio, on the same terms and conditions as were applicable to the Rollover BSPCEs as of immediately prior to the Merger Effective Time (including vesting, exercise period and expiration date), except as otherwise provided by the French Merger Agreement, or as required by applicable law.

Following the Merger Effective Time, the Bleichroeder Surviving Corporation Ordinary Shares will be referred to as “New Pasqal Ordinary Shares” and the Bleichroeder New Pasqal Warrants will be referred to as “New Pasqal Warrants.”

Exchange Ratio

The Exchange Ratio of 24.01 is calculated in accordance with the draft merger agreement, a copy of which is attached to the accompanying proxy statement/prospectus as Annex C, and in accordance with the requirements of French laws to be entered into in connection with the Merger by dividing the overall value of Legacy Pasqal and the value of a Legacy Pasqal share by the value of Bleichroeder Surviving Corporation share (i.e., $10 per share). The value of a Legacy Pasqal share is obtained by dividing the Pre-Transaction Equity Valuation of Legacy Pasqal of $2,000,000,000 by the total number of Legacy Pasqal shares outstanding on a non-fully diluted basis, or 8,330,989 shares. Under French law, the merger of Legacy Pasqal into Bleichroeder Surviving Corporation is structured as a fusion-absorption governed by the French Commercial Code, and the exchange ratio (parité d’échange) is derived from the valeur réelle (real or fair value) of Legacy Pasqal as a going concern, determined on the basis of a multi-criteria valuation negotiated at arm’s length. An independent merger appraiser (commissaire à la fusion), appointed by court order, will verify that the relative values attributed to the shares are appropriate and that the Exchange Ratio is fair, and such Exchange Ratio is accordingly subject to change.

The Closing

The Closing is expected to take place (i) at least one Business Day after the date on which the later to occur of the required approval of the shareholders of Merger Sub and the required approval of Bleichroeder’s shareholders at the extraordinary general meeting has been obtained and (ii) after the Reincorporation Merger Effective Time (the “Merger Approval Date”). The Closing will take place by conference call and by exchange of signature pages via email or other electronic transmission, as permitted under applicable laws, or at such other place and time as Bleichroeder, Bleichroeder Surviving Corporation and Legacy Pasqal may mutually agree upon (and the date on which the Closing actually occurs referred to as the “Closing Date”).

Organizational Structure

Simplified Pre-Business Combination Structure

The following diagram depicts the organizational structure of Bleichroeder, Legacy Pasqal and Merger Sub immediately before the Business Combination.

Post-Business Combination Structure

The following diagram depicts the organizational structure of New Pasqal and its subsidiaries immediately after the consummation of the Business Combination.

____________

(1)      Assumes holders of Legacy Pasqal equity receive $2,000,000,000 of New Pasqal Ordinary Shares in the Business Combination. For more information about the transaction consideration, see the section entitled “— Transaction Consideration” below.

Management of New Pasqal

The Business Combination Agreement provides that, upon an immediately following the Merger Effective Time, New Pasqal’s initial board of directors will consist of nine directors, five of whom will be French or European citizens and non-U.S. residents, and will be mutually acceptable to Bleichroeder and Legacy Pasqal. The New Pasqal’s board of directors will initially consist of:

•        Alain Aspect, as non-executive chairman;

•        Michel Combes, who will serve as lead independent director and as a member of the audit committee;

•        Wasiq Bokhari, who will serve as New Pasqal’s Chief Executive Officer;

•        Georges-Olivier Reymond;

•        Barbara Dalibard, who will serve as chairman of the nominating and governance committee (or its equivalent); and

•        Kathy Savitt, who will serve a member of the audit committee (or its equivalent).

The remaining directors will be determined, prior to the Closing, and will be independent directors under the Nasdaq rules, such remaining directors will be designated as follows, in accordance with the Nasdaq listing rules and applicable law:

•        Bpifrance Investissement will have the right, but not the obligation, to designate one director;

•        EIC Fund will have the right, but not the obligation, to designate one director; and

•        the remaining one director may be designated by either Bleichroeder or Legacy Pasqal and mutually agreed by Bleichroeder and Legacy Pasqal (acting upon approval of Legacy Pasqal’s supervisory board), and will serve as the chairperson of the remuneration committee (or its equivalent) and as a member of the nominating and governance committee.

Upon and immediately following the Merger Effective Time, the New Pasqal Board Internal Regulations will include the following list of restricted matters which will require a two-thirds majority vote of the members of the New Pasqal Board:

•        the approval of the budget as well as any variation of more than ten percent (10%) of the expenses of the budget;

•        the issue or creation of any security;

•        the determination of the compensation (including variable compensation, long-term incentive plan, severance package and/or the compensation of any non-compete clause) and other material terms of employment (including, as the case may be, the entering or amendment of any service agreement) of the Chief Executive Officer, the Chairman and the Chief Financial Officer;

•        any setting up of a new business activity not related to quantum computing by New Pasqal and/or its subsidiaries;

•        any change to New Pasqal’s by-laws (including for the avoidance of doubt a change of New Pasqal’s corporate form but excluding any amendment of the by-laws as required by the applicable laws or regulations or as a result of a share capital increase or pursuant to the exercise of any incentive plan securities) and any change of the nationality of New Pasqal (i.e. a change of the registered officer out of France);

•        payment of dividends or other distribution;

•        any share redemptions or repurchases with the exception of (i) the repurchase by New Pasqal of shares resulting from the exercise of founders’ warrants (bons de souscription de parts de créateurs d’entreprise) up to 2% of the share capital on a fully diluted basis and (ii) the exercise of warrants of New Pasqal;

•        change of control, merger or sale of substantially all assets of New Pasqal;

•        any winding up of New Pasqal, or any of its subsidiaries or branches (succursales) or closure of any business line;

•        any acquisition in cash of company(ies) for an amount above €10 million (individually or in aggregate since the date of the Business Combination Agreement);

•        a change of the place of listing of New Pasqal’s shares;

•        incurring any indebtedness;

•        affiliate/related party transactions (it being specified that the interested party will not vote and take part to the discussions with respect to the affiliate/related party transactions);

•        creation of a non-wholly owned subsidiary;

•        any expense not provided for in the budget and representing individually or in aggregate an expense of more than €400,000;

•        any amendment to the “Accord de Répartition des Activistes”;

•        any change in the threshold referred to above; or

•        commit or agree or permit any subsidiary to do any of the foregoing.

Representations and Warranties

The Business Combination Agreement contains customary representations and warranties of Pasqal and its subsidiaries relating, among other things, to:

•        corporate existence and power;

•        authorization;

•        governmental authorization;

•        non-contravention;

•        capitalization;

•        corporate records;

•        subsidiaries;

•        consents;

•        financial statements;

•        books and records;

•        absence of certain changes;

•        tax matters;

•        legal and regulatory matters;

•        intellectual matters;

•        data privacy;

•        employee matters;

•        material contracts;

•        property and assets;

•        insurance;

•        accounts payable;

•        affiliate transactions;

•        top customers, vendors and suppliers;

•        finders’ fees; and

•        powers of attorney and suretyships.

The Business Combination Agreement contains customary representations and warranties of Bleichroeder and Merger Sub or Bleichroeder Surviving Corporation, as applicable, relating, among other things, to:

•        corporate existence and power;

•        authorization;

•        governmental authorization;

•        non-contravention;

•        capitalization;

•        subsidiaries;

•        disclosures and reporting obligations;

•        business activities;

•        trust account;

•        PIPE investment;

•        Tax matters;

•        legal and regulatory matters;

•        employee matters;

•        sponsor agreement;

•        fairness opinion;

•        affiliate transactions; and

•        finders’ fees.

Conduct of Legacy Pasqal

Pursuant to the Business Combination Agreement, from February 28, 2026 until the earlier of (i) the date the Business Combination Agreement is terminated pursuant to its terms and (ii) the Closing Date (such period the “Interim Period”), except in the case of actions by Legacy Pasqal, if Bleichroeder has otherwise provided prior written consent (which consent will not be unreasonably conditioned, withheld or delayed), or, in the case of actions by Bleichroeder, Merger Sub or Bleichroeder Surviving Corporation, if Legacy Pasqal has otherwise provided prior written consent (which consent will not be unreasonably conditioned, withheld or delayed) and except as permitted by the Business Combination Agreement or as required by applicable law, each party will, and Legacy Pasqal will cause its subsidiaries to, conduct their respective businesses in the ordinary course, consistent with past practices and will use its commercially reasonable efforts to preserve intact their business operations, goodwill and relationships with employees, clients, suppliers and other third parties with whom it has business relationships. The Parties also agreed that, subject to certain limited exceptions, without the consent of the other party, each party will not:

•        amend, modify or supplement its organization documents or, in respect of Bleichroeder, Merger Sub, or Bleichroeder Surviving Corporation, the Investment Management Trust Agreement, other than pursuant to the Business Combination Agreement;

•        (i) with respect to the Legacy Pasqal or any of its subsidiaries, amend, waive any provision of, terminate prior to its scheduled expiration date, or otherwise compromise in any way, any material contract in a manner that is materially adverse to the interests of Legacy Pasqal or any of its subsidiaries, as applicable, or (ii) with respect to Bleichroeder, amend, waive any provision of, terminate prior to its scheduled expiration date, or otherwise compromise in any way, the Investment Management Trust Agreement (other than ministerial changes that do not have an economic impact);

•        solely with respect to Legacy Pasqal or any of its subsidiaries, enter into any contract, agreement, license or, commitment, after February 28, 2026, including for capital expenditures, that would be considered a material contract and would obligate the payment of more than €5,000,000 (individually or in the aggregate), except for entry into any contract in the ordinary course of business consistent with past practice;

•        solely with respect to Legacy Pasqal or any of its subsidiaries, make any capital expenditures in excess of €10,000,000 (individually or in the aggregate), except for in the ordinary course of business consistent with past practice;

•        sell, assign, transfer, lease, license, sublicense, convey, pledge or otherwise encumber or subject to any lien (other than a permitted lien), abandon, cancel, fail to maintain, or otherwise dispose of any of Legacy Pasqal’s or any of its subsidiaries’, or Bleichroeder’s, as applicable, material tangible or intangible assets or assets covered by any contract except (i) pursuant to existing contracts or commitments disclosed in the Business Combination Agreement, (ii) sales of inventory or licensees in the ordinary course consistent with past practice, and (iii) not exceeding €5,000,000 in the aggregate;

•        pay, declare or promise to pay any dividends or other distributions with respect to its capital stock or share capital, or pay, declare or promise to pay any other payments to any of Legacy Pasqal’s shareholder (other than, in the case of a Legacy Pasqal’s shareholder who is an employee, payments of salary accrued in said period at the current salary rate);

•        obtain or incur or guarantee any loan or other indebtedness, except for trade payables in the ordinary course of business consistent with past practice (except for the Working Capital Loans);

•        merge or consolidate with or acquire any other Person or be acquired by any other Person;

•        make any change in its accounting principles other than in accordance with the applicable accounting policies or methods or write down the value of any inventory or assets other than in the ordinary course of business consistent with past practice;

•        extend any loans other than travel or other expense advances to employees in the ordinary course of business;

•        issue, redeem or repurchase any share capital or capital stock or share, membership interests or other securities, or issue any securities exchangeable for or convertible into any share or any shares of its share capital or capital stock, other than in connection with the March 2026 Financing, any other PIPE Investment or as otherwise contemplated by the Business Combination Agreement or any other agreement contemplated therein (as each is defined in the Business Combination Agreement);

•        except in the ordinary course of business or as required by the terms of any of Legacy Pasqal’s equity award plans or as required by French law, (i) hire any officer, employee or consultant who would receive annual base compensation in excess of $200,000 or to hold an executive level position, (ii) materially increase the severance or change of control benefits offered to any current or new employees, directors or consultants, or (iii) pay any bonus or make any profit-sharing or similar payment to, or materially increase the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its employees, directors or consultants;

•        make, change or revoke any material tax election or change any annual tax accounting periods; settle or compromise any material claim, notice, audit report or assessment in respect of material taxes; amend any material tax return; prepare any material tax return in a manner which is not consistent with past practice; agree or consent to the extension or waiver of the limitation period applicable to any claim or assessment in respect of material taxes with any governmental authority, or enter into any tax allocation, tax sharing, tax indemnity or other closing agreement relating to any material taxes (other than a contract entered into in the ordinary course of business consistent with past practices, the primary purpose of which is not related to taxes);

•        take or fail to take any actions that would cause or would be reasonably likely to cause any of Bleichroeder, Bleichroeder Surviving Corporation or New Pasqal, as applicable, to cease being a “foreign private issuer” within the meaning of the rules of the Exchange Act;

•        settle or agree to settle any actions;

•        terminate or modify any material permit; or

•        undertake any legally binding obligation to do any of the foregoing.

Alternative Transactions

The Business Combination Agreement provides that during the Interim Period, the Parties will, and will cause each of their respective subsidiaries, affiliates and representatives not to, directly or indirectly, (i) encourage, solicit, initiate, engage or participate in negotiations with any Person concerning, or make any offers or proposals related to, any Alternative Transaction, (ii) take any other action intended or knowingly designed to facilitate the efforts of any Person relating to a possible Alternative Transaction, (iii) enter into, engage in or continue any discussions or negotiations with respect to an Alternative Transaction with, or provide any non-public information, data or access to employees to, any Person that has made, or that is considering making, a proposal with respect to an Alternative Transaction or (iv) approve, recommend or enter into any Alternative Transaction or any Contract related to any Alternative Transaction.

In the event of an unsolicited proposal for, or an indication of interest in entering into, an Alternative Transaction, communicated in writing to a party or any of its respective representatives or agents (each, an “Alternative Proposal”), such party will as promptly as practicable (and in any event within two Business Days after receipt) advise the other

Parties in writing of such Alternative Proposal and the material terms and conditions of any such Alternative Proposal (including any changes thereto) and the identity of the Person making any such Alternative Proposal. The Parties will keep the other Parties informed on a reasonably current basis of material developments with respect to any such Alternative Proposal.

An “Alternative Transaction” means, any of the following transactions involving Legacy Pasqal or its subsidiaries, Bleichroeder, Merger Sub or Bleichroeder Surviving Corporation (other than the transactions contemplated by the Business Combination Agreement): (i) any merger, consolidation, share exchange, business combination, amalgamation, recapitalization, consolidation, liquidation or dissolution or other similar transaction, or (ii) any sale, lease, exchange, transfer or other disposition of a material portion of the assets of such Person (other than the sale, the lease, transfer or other disposition of assets in the ordinary course of business) or any class or series of the share capital or capital stock or other equity interests of Legacy Pasqal or its subsidiaries, Bleichroeder, Merger Sub or Bleichroeder Surviving Corporation in a single transaction or series of transactions.

Financial Information

Pursuant to the Business Combination Agreement, Legacy Pasqal will use commercially reasonable efforts to deliver as soon as practicable to Bleichroeder by September 30, 2026 certain audited financial statements of Legacy Pasqal for the fiscal years ended in 2024 and 2025 (the “Legacy Pasqal Financial Statements”). The Legacy Pasqal Financial Statements will be prepared in accordance with IFRS and Regulation S-X requirements and audited in accordance with all applicable requirements of the PCAOB and Legacy Pasqal will use its commercially reasonable efforts to ensure the Legacy Pasqal Audited Financial Statements contain an unqualified report of its auditors.

Nasdaq Listing

Pursuant to the Business Combination Agreement, during the Interim Period, Bleichroeder and, following the Reincorporation Merger Effective Time, Bleichroeder Surviving Corporation will use its reasonable best efforts to ensure Bleichroeder, and following the Reincorporation Merger Effective Time, Bleichroeder Surviving Corporation, remains listed as a public company and the Bleichroeder Class A Ordinary Shares, and following the Reincorporation Merger Effective Time, the Bleichroeder Surviving Corporation Ordinary Shares, are listed on Nasdaq (or other principal market mutually agreed by Bleichroeder and Legacy Pasqal).

Additional Covenants of the Parties

The Parties made certain covenants under the Business Combination Agreement, including, among others, covenants in connection with:

•        using reasonable efforts to obtain all necessary regulatory approvals;

•        the approval of Bleichroeder’s shareholders of the proposals included herein;

•        Bleichroeder agreed that its board of directors may not withdraw, modify, amend, or qualify its recommendation to the shareholders to approve the proposals herein or approve, recommend or declare advisable any Alternative Transaction or Alternative Proposal;

•        cooperation in the preparation of this proxy statement/prospectus;

•        confidentiality and publicity relating to the Business Combination Agreement and the transactions contemplated therein;

•        the Parties providing with commercially reasonable access to all of their respective employees, properties, contracts, books and records;

•        Bleichroeder’s right to elect, in its sole discretion, whether the outstanding balance of one or more working capital loans for an aggregate of $2,000,000 from Sponsor to Bleichroeder (the “Working Capital Loans”) at Closing will be paid by New Pasqal in the form of (i) cash, or (ii) warrants exercisable into New Pasqal Ordinary Shares;

•        during the Interim Period, the preparation of a good faith estimate of all transaction expenses incurred by it to such date by each party, delivered to the other party on the first Business Day of each month;

•        indemnification obligations of New Pasqal and Legacy Pasqal with respect to each present and former director, manager, and officer of New Pasqal, Legacy Pasqal, and Bleichroeder and each of their respective subsidiaries; and

•        the intended tax treatment of the Business Combination.

Conditions to Closing

General Conditions

The obligations of the Parties to consummate, or cause to be consummated, the Business Combination are subject to the satisfaction of the following conditions, any one or more of which may be waived (if legally permitted) by all such Parties:

•        no order or law issued by any court of competent jurisdiction or other governmental entity or other legal restraints or prohibition preventing the consummation of the transactions contemplated by the Business Combination Agreement and the additional agreements contemplated by the Business Combination Agreement will be in effect;

•        the filings with, and notices to, any governmental authority required in connection with the transactions contemplated by the Business Combination Agreement, if any, will have been made and any applicable waiting periods under antitrust and/or foreign investment laws have expired;

•        New Pasqal’s registration statement to be filed with the SEC will have become effective;

•        Bleichroeder’s shareholder approval has been obtained and remains in full force and effect;

•        Legacy Pasqal’s shareholder approval has been obtained and remains in full force and effect;

•        New Pasqal will have access to no less than $150,000,000 (prior to the payment of any transaction expenses), from (i) funds remaining in the Trust Account following the exercise of redemption rights by Bleichroeder’s shareholders, (ii) the proceeds of the March 2026 Financing under the March 2026 SPAs and Subscription Agreements entered into as of the date of the Business Combination Agreement and any additional Subscription Agreements entered into after the date of the Business Combination Agreement in accordance with the Business Combination Agreement, and (iii) funds raised from any other financing transactions agreed upon by the Parties and their respective board of directors, but excluding, for the avoidance of doubt, the Legacy Pasqal Series C Equity Raise closed by Legacy Pasqal on February 27, 2026;

•        The adoption, execution and delivery of the organizational documents necessary to give effect to the Reincorporation Merger and the Reincorporation Plan of Merger;

•        All actions taken such that the board of directors of New Pasqal immediately following the Closing will be constituted in accordance with the Business Combination Agreement; and

•        The shares and warrants of New Pasqal will be listed and approved for listing on the Nasdaq Stock Market or another principal market mutually agreed to by New Pasqal and Bleichroeder, and will be eligible for continued listing on the Nasdaq Global Market or such other principal market, as applicable, immediately following the Closing.

Conditions to Obligations of Bleichroeder, Merger Sub and Bleichroeder Surviving Corporation

The obligations of Bleichroeder, Merger Sub and Bleichroeder Surviving Corporation to consummate, or cause to be consummated, the Business Combination are subject to the satisfaction or waiver (if legally permitted) by such party of the following conditions:

•        Legacy Pasqal will have performed and complied in all material respects with the covenants and agreements required to be performed or complied with by Legacy Pasqal under the Business Combination Agreement at or prior to the Closing Date;

•        each of the representations and warranties of New Pasqal in the Business Combination Agreement, without giving any effect to any limitation as to “materiality” or “Material Adverse Effect” will be true and correct at and as of (i) the date of the Business Combination Agreement and (ii) the Closing Date (except that if the representations and warranties speak only as of a specific date prior to the Closing Date, such representations and warranties will only be true and correct as of such earlier date), other than where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not had, and as would not reasonably be expected to have, a Material Adverse Effect, it being understood and agreed that (A) the representation and warranties in Section 4.1 (Corporate Existence and Power), Section 4.2 (Authorization), Section 4.4 (Non-Contravention), Section 4.7(a) (Subsidiaries) and Section 4.23 (Finders’ Fees) of the Business Combination Agreement will not be qualified by materiality, “material” or “Material Adverse Effect” or any similar limitation, and be true and correct in all material respects, and (B) Legacy Pasqal’s representations and warranties in Section 4.5 (Capitalization) will be true and correct in all respects except for de minimis inaccuracies at and as of such date;

•        since the date of the Business Combination Agreement, there has not occurred a Material Adverse Effect which is continuing;

•        Bleichroeder, Merger Sub and Bleichroeder Surviving Corporation will have received a recent certificate signed by the Chief Executive Officer and Chief Financial Officer of Legacy Pasqal to the effect set forth in Section 9.2(a) through 9.2(c) of the Business Combination Agreement;

•        Bleichroeder, Merger Sub and Bleichroeder Surviving Corporation will have received a recent certificate of good standing (i) as of the date no later than ten days prior to the Closing Date regarding Legacy Pasqal from the French Registrar, and (ii) as of the most practicable date regarding each other subsidiary of Legacy Pasqal from its applicable jurisdiction;

•        the execution of specified parties into a Lock-Up Agreement; and

•        the execution of specified parties into a Non-Competition and Non-Solicitation Agreement.

Conditions to Obligations of New Pasqal

The obligations of New Pasqal to consummate, or cause to be consummated, the Business Combination are subject to the satisfaction or waiver (if legally permitted) by such party of the following conditions:

•        Bleichroeder, Merger Sub and Bleichroeder Surviving Corporation will have performed and complied in all material respects with the covenants and agreements required to be performed or complied with by such party under the Business Combination Agreement at or prior to the Closing Date;

•        each of the representations and warranties of Bleichroeder, Merger Sub and Bleichroeder Surviving Corporation in the Business Combination Agreement, without giving any effect to any limitation as to “materiality” or “Material Adverse Effect” will be true and correct at and as of (i) the date of the Business Combination Agreement and (ii) the Closing Date (except that if the representations and warranties speak only as of a specific date prior to the Closing Date, such representations and warranties will only be true and correct as of such earlier date), other than where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not had, and as would not reasonably be expected to have, a Material Adverse Effect, it being understood and agreed that (A) the representation and warranties in Section 5.1 (Corporate Existence and Power), Section 5.2 (Authorization), Section 5.4 (Non-Contravention) and Section 5.17 (Finders’ Fees) of the Business Combination Agreement will not be qualified by materiality, “material” or “Material Adverse Effect” or any similar limitation, and be true and correct in all material respects, and (B) Bleichroeder, Merger Sub and Bleichroeder Surviving Corporation representations and warranties in Section 5.5 (Capitalization) will be true and correct in all respects except for de minimis inaccuracies at and as of such date;

•        since the date of the Business Combination Agreement, there has not occurred a Material Adverse Effect which is continuing;

•        Legacy Pasqal will have received a recent certificate signed by an authorized officer of Bleichroeder, Merger Sub or Bleichroeder Surviving Corporation to the effect set forth in Section 9.3(a) through 9.3(c) of the Business Combination Agreement;

•        the execution of specified parties into a Lock-Up Agreement; and

•        Bleichroeder will have delivered to Legacy Pasqal written resignations, in forth and substance reasonable acceptable to Legacy Pasqal, from each of the officers and directors of Bleichroeder as of the Merger Effective Time.

Material Adverse Effect

As used herein, “Material Adverse Effect” means any change, event, effect, or occurrence (each, an “Effect”) that, individually or in the aggregate with any other Effect, has had or would reasonably be expected to result in a material adverse change or have a material adverse effect upon on the assets, liabilities, financial condition, business, operations or properties of the party, and any of the party’s subsidiaries, taken as a whole; provided, however, that “Material Adverse Effect” will not include any Effect, directly or indirectly, arising out of or attributable to:

•        General economic or political conditions (or, solely with respect to Legacy Pasqal, any changes thereto);

•        Conditions generally affecting the industries in which the party operates (including legal and regulatory changes) (or, solely with respect to Legacy Pasqal, any changes thereto);

•        Acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof;

•        any action required (or, solely with respect to Bleichroeder, expressly required), by the Business Combination Agreement or any action taken (or omitted to be taken) with the written consent of or at the written request of the other party, or Effects attributable to the consummation of the transactions contemplated by the Business Combination Agreement or the announcement of the execution of the Business Combination Agreement;

•        any changes in applicable laws or accounting rules (including U.S. GAAP or IFRS) or the enforcement, implementation or interpretation thereof;

•        any natural or man-made disaster or acts of God, or the occurrence or continuation of any epidemic, pandemic or other similar outbreak, any impact arising therefrom, or any action taken or any order imposed by any governmental authority as a result thereof;

•        solely with respect to Legacy Pasqal or its subsidiaries, any failure of Legacy Pasqal or its subsidiaries, taken as a whole, to meet any projections, predictions, forecasts or budgets (as distinguished from any Effect giving rise to or contributing to such failure); or

•        Effects affecting financial, credit or securities markets, in general, including changes in interest rates or foreign exchange rates.

Termination

Generally

The Business Combination Agreement may be terminated and the Mergers and the other transactions contemplated therein may be abandoned at any time prior to the Merger Approval Date, notwithstanding the receipt of the required vote of Legacy Pasqal’s shareholders and the adoption of the Business Combination Agreement and the transactions contemplated therein by the equityholders of Legacy Pasqal or Bleichroeder:

•        by mutual written consent of Bleichroeder and Legacy Pasqal;

•        by either Bleichroeder or Legacy Pasqal, duly authorized by its respective board of directors, on or after December 31, 2026 (the “Outside Date”), if the Merger is not consummated by the Outside Date, provided, however, that this right to terminate the Business Combination Agreement will not be available and the Outside Date will automatically be extended to December 31, 2027, without action of any Parties, unless Bleichroeder and Legacy Pasqal both send written notice of termination to the other or otherwise mutually agree in writing to terminate the Business Combination Agreement at least ten Business Days prior to December 31, 2026, provided, further, that this right to terminate the Business Combination Agreement will not be available to Bleichroeder or Legacy Pasqal if the if the failure of the consummation of the Mergers on or before the Outside Date is due to such party’s breach or failure to perform any of its representations, warranties, covenants or agreements set forth in the Business Combination Agreement; provided further, that the right to terminate the Business Combination Agreement will not be available and the Outside Date will automatically be extended by an additional 60 days: (i) in the event the registration statement has not been declared effective by the SEC (unless such failure is a result of a breach by any party) or (ii) the issuance of clearance or approval from a governmental authority under antitrust and/or foreign investment laws; provided further, that the Parties agree that if the Merger has not been consummated prior to the Outside Date, without prejudice to the right to terminate under this section, the Parties will enter into good faith discussions, with a view to continuing to pursue the transactions contemplated by the Business Combination Agreement on terms and conditions mutually agreed by the Parties;

•        by either Bleichroeder or Legacy Pasqal, duly authorized by its respective board of directors, if an order by a governmental authority has been issued and is in effect that prohibits or prevents the consummation of the Closing and is final and unappealable; provided, however, that this right to terminate the Business Combination Agreement will not be available to a party if such order was due to such party’s breach of or failure to perform under the Business Combination Agreement;

•        by either Bleichroeder or Legacy Pasqal, duly authorized by its respective board of directors, if any of Bleichroeder’s shareholder proposals does not receive the requisite vote at the extraordinary general meeting (unless such extraordinary general meeting has been adjourned or postponed, in which case at the final adjournment or postponement thereof);

•        by either Bleichroeder, Merger Sub or Bleichroeder Surviving Corporation if (i) there is any breach of any representation, warranty, covenant or agreement on the part of Legacy Pasqal set forth in the Business Combination Agreement, such that certain closing conditions would not be satisfied at the closing, subject to a 20-day cure period;

•        by Legacy Pasqal if (i) there is any breach of any representation, warranty, covenant or agreement on the part of either Bleichroeder, Merger Sub or Bleichroeder Surviving Corporation set forth in the Business Combination Agreement, such that certain closing conditions would not be satisfied at the closing, subject to a 20-day cure period;

•        by Bleichroeder if Legacy Pasqal fails to deliver the Legacy Pasqal Financial Statements to Bleichroeder on or before September 30, 2026 (“Financial Statement Termination”); or

•        by Bleichroeder or Legacy Pasqal, if such other party fails to consummate the transactions contemplated by the Business Combination Agreement upon satisfaction of all the conditions to Closing (other than those conditions that by their nature would be satisfied at the Closing and those conditions that may be waived by Bleichroeder or Legacy Pasqal, as applicable) or otherwise terminates the Business Combination Agreement in breach of the Business Combination Agreement, provided in each case, that Bleichroeder or Legacy Pasqal, as the case may be, is ready and willing to consummate the transactions contemplated by the Business Combination Agreement at such time (“Failure to Close Termination”).

Effect of Termination

If the Business Combination Agreement is terminated, then in addition to any other rights, powers or remedies provided by law, each party will be released from its obligations under the Business Combination Agreement (other than certain specified obligations) but retains the rights it has against any other party in connection with any breach or claim that has arisen before termination.

Legacy Pasqal must pay Bleichroeder a termination fee of $3 million if Bleichroeder exercises its right to terminate the Business Combination Agreement for either (i) the Financial Statement Termination, or (ii) the Failure to Close Termination.

Expenses

Under the Business Combination Agreement, if the Closing does not take place, each party agrees to pay their own costs and expenses in connection with the preparation, negotiation, execution and completion of the Business Combination Agreement. Upon the Closing, accrued and unpaid transaction expenses of Legacy Pasqal and Bleichroeder, Merger Sub or Bleichroeder Surviving Corporation will be paid by and/or reimbursed by wire transfer of immediately available funds, from New Pasqal.

Amendment or Waiver

Subject to applicable law, any provision of the Business Combination Agreement may be amended or waived prior to the Merger Effective Time if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each of the Parties, or, in the case of a waiver, by each party against whom the waiver is to be effective, however, following the approval of the Business Combination Agreement and the Merger by Bleichroeder’s shareholders, no amendment or waiver may be made that will reduce the amount or change the kind of consideration to be received in exchange for any equity securities of Legacy Pasqal without its further approval.

Governing Law

Other than (i) the draft merger agreement relating to the Reincorporation Merger (ii) the French Merger Agreement relating to the Merger, (iii) the French corporate documents in relation to (x) the implementation of the Reincorporation Merger and the French Merger and (y) the corporate documents at the level of Bleichroeder Surviving Corporation which are governed by the French law, and the Reincorporation Plan of Merger, which is governed by Cayman Islands law, the Business Combination Agreement is governed by and construed and enforced in accordance with the Laws of the State of Delaware, without giving effect to any choice or conflict of Law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

In the event of any dispute arising out of or in connection with this Agreement, or any matters described or contemplated in this Agreement, the Parties agree that any Party may elect to first refer such dispute to non-binding mediation under the ICC Mediation Rules. In the event that either (i) such dispute has not been settled pursuant to the ICC Mediation Rules within 30 days following the filing of a request for mediation by any Party or within such other period as the Parties may agree in writing, or (ii) if the Party bringing such dispute elects to forego mediation, then a Party may refer such dispute exclusively to the International Chamber of Commerce (the “ICC”) and such dispute will thereafter be finally adjudicated under the Rules of Arbitration of the ICC (the “ICC Rules”) by one arbitrator (A) appointed in accordance with the ICC Rules, and (B) in any case having substantial experience adjudicating and arbitrating disputes among parties relating to mergers and acquisitions in the State of Delaware under and in accordance with the internal laws of the State of Delaware. The venue and seat of arbitration will be Paris, France. The language to be used in the arbitral proceedings will be English. The arbitration proceedings will be confidential. The arbitrators will have the authority to issue or order injunctions, specific performance and other equitable remedies.

CERTAIN AGREEMENTS RELATED TO THE BUSINESS COMBINATION

This section describes the material provisions of certain additional agreements entered into or to be entered into pursuant to the Business Combination Agreement, which we refer to as the “Related Agreements,” but does not purport to describe all of the terms thereof. The Related Agreements have been or will be filed with the SEC at a future date. Shareholders and other interested parties are urged to read such Related Agreements in their entirety. The following summary is qualified in its entirety by reference to the complete text of each of the Related Agreements themselves, and you are urged to read such Related Agreements in their entirety. The Sponsor Support Agreement is attached hereto as Annex D, the Company Support Agreement is attached hereto as Annex E, the form of Lock-Up Agreement is attached hereto as Annex F, and the form of Amended and Restated Registration Rights Agreement is attached hereto as Annex G.

Sponsor Support Agreement

Concurrently with the execution of the Business Combination Agreement, Bleichroeder, Legacy Pasqal, Merger Sub, and Sponsor, entered into a sponsor support agreement, pursuant to which, among other things, the Sponsor has agreed to vote (i) in favor of Bleichroeder’s proposals included in this proxy statement/prospectus and (ii) in opposition to any proposals (A) for an Alternative Transaction or any merger, consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by Bleichroeder, (B) other than as contemplated in the Business Combination Agreement, or (C) for any alternative transactions or agreements that would reasonably be expected to prevent, impede, interfere with, delay, postpone or adversely affect the Business Combination. Additionally, the Sponsor agreed not to redeem any Bleichroeder Ordinary Shares or other equity securities of Bleichroeder in connection with the Business Combination, to be bound to certain transfer restrictions with respect to its Bleichroeder Ordinary Shares and any other equity securities of Bleichroeder held by Sponsor prior to the expiration of the Sponsor Support Agreement, waive the anti-dilution protections set forth in the Existing Governing Documents with respect to the conversion of the Founder Shares, and waive any appraisal or rights to dissent from the Business Combination or the Mergers.

Company Support Agreement

Concurrently with the execution of the Business Combination Agreement, certain shareholders of Legacy Pasqal entered into a company support agreement with Bleichroeder and Merger Sub, pursuant to which each such Legacy Pasqal shareholder has agreed to, among other things, (i) vote in favor of the Business Combination Agreement, the Mergers, and each other proposal related to the Business Combination, and against any alternative transactions or agreements that would reasonably be expected to prevent, impede, interfere with, delay, postpone or adversely affect the Business Combination, (ii) be bound to certain transfer restrictions with respect to its shares and other equity securities of Legacy Pasqal prior to the expiration of the Company Support Agreement, and (iii) vote in opposition to any proposals for an Alternative Transaction.

Lock-Up Agreements

In connection with the Closing, New Pasqal, the Sponsor, certain shareholders of Legacy Pasqal, certain shareholders of Bleichroeder and certain directors and officers will enter into Lock-Up Agreements, pursuant to which, among other things, each of the Lock-Up Parties will agree not to effect any sale or distribution of the New Pasqal Ordinary Shares held by such holder after the Closing until the earlier of (i) 180 days after the date on which the Closing occurs, (ii) the day after the date on which the closing price of the New Pasqal Ordinary Shares equals or exceeds $12.00 per share (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing after the date on which the Closing occurs, and (iii) the date on which New Pasqal consummates a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of New Pasqal’s shareholders having the right to exchange their shares for cash, securities or other property, subject to certain exceptions set forth in the Lock-Up Agreements.

Amended and Restated Registration Rights Agreement

Currently, the Sponsor and initial shareholders have the benefit of registration rights with respect to the Bleichroeder private placement warrants that they hold pursuant to a registration rights agreement dated as of January 7, 2026 (the “Registration Rights Agreement”) entered into in connection with Bleichroeder’s IPO.

In connection with the Closing, the RRA Parties will enter into the A&R Registration Rights Agreement, which will amend and restate the Registration Rights Agreement.

The A&R Registration Rights Agreement will provide for, among other things, the following:

•        Shelf registration rights:    No later than thirty (30) business days following the Closing, New Pasqal will file a Resale Shelf Registration Statement registering all of the Registrable Securities (as defined in the A&R Registration Rights Agreement). New Pasqal will use commercially reasonable efforts to cause the Resale Shelf Registration Statement to be declared effective as soon as practicable after filing thereof, but in no event later than the earlier of (i) the 90th calendar day (or the 120th calendar day if the SEC notifies New Pasqal that it will “review” the Resale Shelf Registration Statement) after the Closing Date and (ii) the tenth (10th) Business Day (as defined in the A&R Registration Rights Agreement) after the date New Pasqal is notified (orally or in writing, whichever is earlier) by the SEC that such Shelf Registration Statement will not be “reviewed” or will not be subject to further review. Subject to certain customary exceptions, at any time and from time to time, holders with registration rights having a reasonably anticipated gross aggregate offering price of at least $25,000,000 of the then-outstanding Registrable Securities may make a written demand for underwritten and other shelf take-downs.

•        Demand registration rights:    At any time and from time to time, holders with registration rights having a reasonably anticipated gross aggregate offering price of at least $25,000,000 of the then-outstanding Registrable Securities may make a written demand for registration of all or part of their Registrable Securities, provided that, among certain other limitations, the securities of such RRA Parties are not subject to lock up and no resale shelf registration statement for such securities is then effective. Upon receipt of such demand, New Pasqal will be required to file a registration statement covering all or any portion of the RRA Parties’ Registrable Securities (as defined therein) requested to be included, including, under certain circumstances, the offering of such Registrable Securities (as defined therein) in the form of an underwritten offering.

•        “Piggy-back” registration rights:    Pursuant to the Securities Act and subject to certain customary exceptions (including underwriter cutbacks), at any time after the Closing, if New Pasqal proposes to file a registration statement with respect to an offering of its equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into, equity securities, for New Pasqal’s own account or for the account of the shareholders of New Pasqal, then New Pasqal will (i) notify the holders of Registrable Securities of such offering as soon as possible but not less than ten (10) days before the anticipated filing of such registration statement, and (ii) offer such holders the opportunity to include in such registration statement (including any underwritten offering) register the sale of such number of Registrable Securities that such holders may request in writing within five (5) days following receipt of notice from New Pasqal.

•        Expenses and indemnification:    All fees, costs and expenses of registrations and transfers will be borne by New Pasqal in accordance with the A&R Registration Rights Agreement and underwriting discounts and selling commissions and certain other fees attributable to the Registrable Securities will be borne by the holders selling or transferring such Registrable Securities. The reasonable and documented fees and out-of-pocket expenses of one counsel for all of the holders participating in an underwritten offering shall be reimbursed by New Pasqal, provided that such reimbursable fees and expenses of counsel shall not exceed $50,000 per registration. The A&R Registration Rights Agreement will contain customary cross-indemnification provisions, under which New Pasqal is obligated to indemnify holders of Registrable Securities (as defined therein) in the event of material misstatements or omissions in the applicable registration statement attributable to New Pasqal, and holders of Registrable Securities are obligated to indemnify New Pasqal for material misstatements or omissions attributable to them.

•        Registrable Securities and Term:    Securities of New Pasqal will cease to be Registrable Securities (as defined therein) when (a) such Registrable Securities have been sold, transferred, disposed of or exchanged in accordance with the plan of distribution set forth in a registration statement that covers such Registrable Securities; (b) such Registrable Securities shall have ceased to be outstanding; (c) such Registrable Securities have been sold to, or through, a broker, dealer or Underwriter in a public distribution or other public securities transaction; (d) such Registrable Securities shall have been otherwise transferred by a holder, a new certificate or book-entry for such security not bearing a legend restricting further transfer shall have been delivered by New Pasqal and subsequent public distribution of such security shall not require registration under the Securities Act; or (e) such Registrable Securities are eligible for resale without registration pursuant to Rule 144 under the Securities Act (or any successor rule promulgated thereafter by the SEC) without volume or manner-of-sale restrictions and without the requirement for New Pasqal to be in compliance with the current public information required by Rule 144(i)(2) under the Securities Act. Registration Rights under the A&R Registration Rights Agreement will terminate on the earlier of (i) the fifth (5th) anniversary of the date of the A&R Registration Rights Agreement and (ii) with respect to any holder of Registrable Securities, the date on which such holder no longer holds Registrable Securities.

•        Liquidated Damages:    Subject to certain exceptions, if (A) the Shelf Registration Statement has not been filed by the Filing Deadline (as defined in the A&R Registration Rights Agreement), (B) the Shelf Registration Statement has not been declared effective by the Effectiveness Deadline (as defined in the A&R Registration Rights Agreement), or (C) at any time on or after the Effectiveness Deadline the Shelf Registration Statement (or any subsequent Shelf Registration Statement covering Registrable Securities) ceases to be effective or unusable for the public resale of Registrable Securities for more than fifteen (15) consecutive Business Days or for more than an aggregate of forty-five (45) Business Days in any twelve (12) month period (each such event, a “Registration Default”), then, as liquidated damages and not as a penalty, New Pasqal shall pay to each Investor an amount in cash (the “Liquidated Damages”) equal to 1.00% of the aggregate amount paid pursuant to the SPA by such Investor for its securities thereunder then held by such Investor for each 30-day period or pro rata for any portion thereof during which the failure continues; provided that such Liquidated Damages to any Investor may not exceed, in the aggregate, 7.5% of the aggregate purchase price paid by such Investor to New Pasqal under the SPA.

The form of the A&R Registration Rights Agreement is attached to this proxy statement/prospectus as Annex G.

Securities Purchase Agreement

In connection with the transactions contemplated by the Business Combination Agreement, Bleichroeder, Merger Sub and certain investors entered into a securities purchase agreement, dated as of March 4, 2026 and as amended on May 23, 2026 (as it may be further amended, restated or otherwise modified, the “March 2026 SPA”), pursuant to which Investors have agreed, among other things subject to certain conditions, to subscribe $312.5 million aggregate principal amount of senior unsecured convertible bonds convertible into New Pasqal Ordinary Shares and receive warrants to subscribe up to a number of New Pasqal Ordinary Shares equal to 125% of the total number of New Pasqal Ordinary Shares into which the Senior Unsecured Convertible Bonds are initially convertible at an exercise price of $12.00 per New Pasqal Ordinary Share, subject to adjustments provided in the March 2026 SPA at the closing of the Business Combination, for an aggregate subscription price of $250.0 million, reflecting a 20% original issue discount in a private placement. Each of the Investment Warrants will be immediately exercisable upon issuance and will expire five years from the date of Closing. The closing of the March 2026 Financing shall occur substantially concurrent with the Closing. In accordance with the French Commercial Code, the Senior Unsecured Convertible Bonds will be issued pursuant to the Terms and Conditions (termes et conditions des obligations convertibles en actions ordinaires) attached to New Pasqal’s shareholders decision issuing the Senior Unsecured Convertible Bonds, and the Investment Warrants will be issued pursuant to the Terms and Conditions (termes et conditions des bons de souscriptions d’actions) attached to New Pasqal’s shareholders decision issuing the Investment Warrants.

The March 2026 SPA includes customary representations and warranties from Bleichroeder, Merger Sub and the Investors and is subject to customary closing conditions. The March 2026 SPA also includes customary covenants and agreements related to transfer restrictions, SEC reports, and indemnification. The Senior Unsecured Convertible Bonds may be amended only with the written consent of New Pasqal and bondholders holding a majority of the outstanding aggregate principal amount of the Senior Unsecured Convertible Bonds, or as otherwise required in accordance with the French Commercial Code. Holders of the New Pasqal Ordinary Shares issuable upon conversion of the Investment Warrants are governed by their separate Terms and Conditions and may be amended in accordance with those Terms and Conditions and applicable French law governing bons de souscription d’actions (BSA); the amendment mechanics for the Investment Warrants are separate from, and do not depend on, the consent of holders of the Senior Unsecured Convertible Bonds. Senior Unsecured Convertible Bonds and New Pasqal Ordinary Shares underlying any Investment Warrants will have the registration rights set forth in the A&R Registration Rights Agreement.

Ranking:    The Senior Unsecured Convertible Bonds shall rank senior to the New Pasqal Ordinary Shares and any other class or series of capital stock of New Pasqal currently existing or hereafter authorized, classified or reclassified by New Pasqal, and junior and subordinated to other unsecured and unsubordinated obligations of New Pasqal.

Bondholders Representative:    Holders of the Senior Unsecured Convertible Bonds shall be organized as a group for the representation of their interests (the “Masse”). The Masse shall be governed by the provisions of the French Code de commerce and will act in part through a bondholders representative (representant de la masse) and in part through collective decisions of the Convertible Bondholders, whether by general meetings or written consultations as permitted under Article L. 228-46-1 of the French Commercial Code. Any reasonable and documented costs or expenses incurred by the holders of the Senior Unsecured Convertible Bonds in connection with the operation and consultation of the Masse shall be reimbursed by New Pasqal upon presentation of the relevant invoices.

Interest Payments:    The Senior Unsecured Convertible Bonds shall bear from their issuance until they are converted or redeemed, interests payable in cash on a semi-annual basis at a rate equal to 10%. However, if a payment in cash has not been made on a semi-annual payment date, payment on the next semi-annual payment date shall be in PIK at a rate of 12% payable and compounded annually from the last payment date on which a payment in cash has been made.

Liquidation Preference:    Upon any liquidation or deemed liquidation event, the holders of Senior Unsecured Convertible Bonds will be entitled to receive out of the available proceeds, before any distribution is made to holders of common stock or any other junior securities, an amount equal to 100% of the Accrued Value (as defined in the Senior Unsecured Convertible Bonds Terms and Conditions). Thereafter, the holders of Senior Unsecured Convertible Bonds will be entitled to receive their pro rata share of the remaining available proceeds available for distribution to bondholders, pro rata based on the number of Ordinary Shares held by each such holder, including all Ordinary Shares converted and all Ordinary Shares issuable upon conversion immediately prior to such liquidation, dissolution or winding up of New Pasqal.

Protective Provisions:    For as long as 10% of the Senior Unsecured Convertible Bonds issued as of the Closing are held by Inflection Point Asset Management LLC and certain other holders of the Senior Unsecured Convertible Bonds, New Pasqal shall not, without the affirmative vote or action of the Masse, take any of the following actions: (i) liquidate, dissolve or wind up the affairs of New Pasqal, or commence or consent to any bankruptcy proceeding relating to New Pasqal (to the extent permitted under French law); (ii) amend, alter, or repeal any provision of the bylaws, the Senior Unsecured Convertible Bonds Terms and Conditions in a manner that materially and adversely affects the powers, preferences or rights given to the holders of the Senior Unsecured Convertible Bonds; (iii) create or authorize the creation of or issue any other equity security or security convertible into or exercisable for any equity security unless such security ranks junior to the Senior Unsecured Convertible Bonds with respect to its rights, preferences and privileges, or increase the aggregate amount of the Senior Unsecured Convertible Bonds accordingly; (iv) pay any cash dividend or redeem any equity or equity-linked security prior to repayment in full, redemption or conversion of the Senior Unsecured Convertible Bonds into New Pasqal Ordinary Shares, other than stock repurchased at cost from former employees and consultants in connection with the cessation of their service or pursuant to the terms of any equity incentive plan of New Pasqal; (v) enter into any transaction with an affiliate, other than the issuance of equity or awards to eligible participants under New Pasqal’s incentive plan, equity plan or equity-based compensation plan, or with respect to employment, consulting or award agreements with respect to executive officers of New Pasqal, in each case regardless of whether such person (or such person’s affiliates) would be considered an affiliate of New Pasqal; or (vi) incur or guarantee any new indebtedness, including secured and/or senior debt, other than equipment leases or trade payables incurred in the ordinary course of business; provided, however, that the Senior Unsecured Convertible Bonds shall not be considered indebtedness for purposes of this calculation. The Company will promptly deliver written notice to the Senior Unsecured Convertible Bonds of the occurrence of any breach or default of the foregoing, each of which shall be considered as an event of default unless, if curable, it has not been cured within five business days of formal notice sent by registered letter with acknowledgement of receipt (lettre recommandée avec accusé de reception) or by bailiff service (notification par commissaire de justice).

Optional Conversion:    Each Convertible Bond may be converted into New Pasqal Ordinary Shares at any time at the option of the holder at a rate equal to the then-Accrued Value, divided by the then-applicable conversion price. The conversion price will initially be $12.00, subject to adjustments for stock dividends, stock splits, combinations, reclassifications and similar events and customary anti-dilution adjustments, including with respect to future issuances or sales of New Pasqal Ordinary Shares at prices less than the conversion price then in effect. In addition, on the date that is six months after the Closing, if the 20-day volume-weighted average price of the New Pasqal Ordinary Shares is less than the conversion price then in effect, the conversion price will be adjusted to the greater of (i) such volume weighted average price and (ii) $7.80.

Redemption Rights:    Unless prohibited by applicable law governing distributions to shareholders, the Senior Unsecured Convertible Bonds shall be redeemable at the option of each holder of Senior Unsecured Convertible Bonds commencing any time after the 5th anniversary of the Closing at a price equal to the Accrued Value. New Pasqal shall elect to settle with (i) cash from distributable amounts in accordance with article L. 232-11 of the French Commercial Code; (ii) cash proceeds from a new issue of equity securities carried out for the purpose of such redemption; (iii) New Pasqal Ordinary Shares on a price per share basis at least 20.0% lower than the last closing price immediately preceding the issuance of notice pursuant to which New Pasqal has elected its settlement method; or (iv) a combination thereof.

Call Rights:    Unless prohibited by applicable law governing distributions to shareholders, all or a portion of the Senior Unsecured Convertible Bonds shall be redeemable at the option of New Pasqal commencing any time (i) prior to the first anniversary of the Closing at a price equal to the 150% of the Accrued Value, (ii) on or after the 1st anniversary but prior to the 2nd anniversary of the Closing at a price equal to the 140% of the Accrued Value, (iii) on or after the second anniversary of the Closing but prior to the third anniversary of the Closing at a price equal to the 130% of the Accrued Value, (iv) on or after the third anniversary of the Closing but prior to the fourth anniversary of the Closing at a price equal to the 120% of the Accrued Value, (v) on or after the fourth anniversary of the Closing but prior to the 5th anniversary of the Closing at a price equal to the 110% of the Accrued Value, or (vi) on or after the fifth anniversary of the Closing at a price equal to the 100% of the Accrued Value.

Investment Warrants:    At the closing of the March 2026 Financing, the Investors will receive Investment Warrants to purchase New Pasqal Ordinary Shares. The Investment Warrants will be immediately exercisable upon issuance at Closing and will expire five years from the date of Closing. The Investment Warrants include customary cash and cashless exercise provisions. Each Investment Warrant is initially exercisable at $12.00 per New Pasqal Ordinary Share, subject to the same anti-dilution and other adjustments as the Senior Unsecured Convertible Bonds.

Warrant Redemption:    Commencing on the one year anniversary of the Closing, New Pasqal may redeem all outstanding Investment Warrants, in whole and not in part, at any time, upon prior written notice of redemption, at the price of €    per Warrant, if, and only if, the last reported sale price of the New Pasqal Ordinary Shares underlying such Investment Warrants equals or exceeds $18.00 per share for any 20 trading days within a 30-trading day period, and subject to certain other conditions.

Investment Warrants Representative.    Holders of Investment Warrants shall be organized as a group for the representation of their interests (the “Warrants Masse”). The Warrants Masse shall be governed by the provisions of the French Code de commerce and will act in part through a representative (representant de la masse) and in part through collective decisions of the Convertible Bondholders, whether by general meetings or written consultations as permitted under Article L. 228-46-1 of the French Commercial Code.

Inflection Point Designation Rights:    In connection with the March 2026 Financing, Bleichroeder and the Sponsor agreed to provide certain investors (the “IP Investors”) led by Inflection Point Fund I LP (“Inflection Point”), a member of Bleichroeder Manager 2 LLC, the Sponsor’s managing member, the right to designate one individual (the “IP Nominee”) to be included as one of the directors that Bleichroeder is entitled to designate to the New Pasqal Board at the Closing (the “Designation Right”) under the Business Combination Agreement. Each of Bleichroeder and the Sponsor agreed to take all actions within its respective power, including voting (or causing to be voted) any securities of Bleichroeder or New Pasqal over which it exercises voting control, and to exercise all rights it may have under the Business Combination Agreement, any organizational documents, any investor rights or similar agreement, or otherwise, to designate the IP Nominee to the New Pasqal Board.

THE REINCORPORATION MERGER PROPOSAL

Overview

The Reincorporation Merger Proposal, if approved, will authorize the Reincorporation Merger and approve the Reincorporation Plan of Merger.

A copy of the Reincorporation Plan of Merger is attached to this proxy statement/prospectus as Annex B, subject to such amendments as may be approved by the directors of Bleichroeder and the authorized signatories of Merger Sub, including the annexures thereto.

Reasons for the Reincorporation Merger Proposal

The purpose of the Reincorporation Merger is to establish a French anonyme company immediately prior to the Merger and the Business Combination that would be a “foreign private issuer” as that term is defined under the Exchange Act. As a result of the Reincorporation Merger, Bleichroeder shareholders will no longer be shareholders of Bleichroeder and (other than Treasury Shares, dissenting shares and Bleichroeder shareholders who exercise their redemption rights) will become shareholders of Bleichroeder Surviving Corporation immediately prior to the Merger, as a foreign private issuer.

Summary of the Reincorporation Merger

It is expected that, pursuant to the Reincorporation Plan of Merger and in accordance with the applicable provisions of the Cayman Companies Act and the French Commercial Code, Bleichroeder will be merged with and into Merger Sub, the separate corporate existence of Bleichroeder will cease and Merger Sub will continue as the surviving company. No later than forty-five (45) days prior to Merger Sub’s extraordinary general meeting of shareholders, Bleichroeder and Merger Sub will execute and file a draft merger agreement (projet de traité de fusion) and all other documents required under the French Commercial Code with the French Registrar, in form and substance reasonably acceptable to Bleichroeder and Merger Sub. The filing will be followed by publication in a legal gazette, and such filing and publication will trigger a thirty (30)-day creditor opposition period. Following the expiration of such opposition period and the issuance of a certificate of compliance by the French Registrar, the extraordinary general meeting of shareholders of Merger Sub, to be held on the same date or before as the extraordinary general meeting of shareholders of Bleichroeder, will approve the Reincorporation Merger, the related share capital increases and any corresponding capital reductions, will amend the articles of association, and grant the necessary delegations of authority to implement, execute and, if required, amend the merger agreement and complete the Reincorporation Merger. In connection with the Reincorporation Merger, for Bleichroeder, on a date no later than three (3) business days after the satisfaction or waiver of all of the conditions set forth in the Business Combination Agreement that are required to be satisfied prior to the Closing or such other time as is mutually agreed by Bleichroeder and Legacy Pasqal, Bleichroeder and Merger Sub will cause the Reincorporation Merger to be consummated by executing and filing a plan of merger in the form attached to the accompanying proxy statement/prospectus as Annex B, subject to such amendments as may be approved by the directors of Bleichroeder and Merger Sub, including the annexures thereto (the “Reincorporation Plan of Merger”) and all other documents required by the Cayman Companies Act or necessary to effect the Reincorporation Plan of Merger, in each case in form and substance reasonably acceptable to Bleichroeder and Legacy Pasqal, in accordance with the relevant provisions of the Cayman Companies Act. The Reincorporation Merger will be effective on the date that the Reincorporation Plan of Merger has been registered by the Cayman Registrar in accordance with the Cayman Companies Act, or such later time as specified in or otherwise in accordance with the Reincorporation Plan of Merger and the Cayman Companies Act (the “Reincorporation Merger Effective Time”).

Immediately prior to or at the Reincorporation Merger Effective Time and immediately following the Unit Separation (as defined below):

•        each issued and outstanding warrant exercisable for one Bleichroeder Class A Ordinary Share at an exercise price of $11.50 per share (a “Bleichroeder Warrant”), including the Bleichroeder Warrants held as a result of the Unit Separation, will cease separate existence and trading and will be converted into one warrant to purchase one ordinary share, par value €    per share, of Bleichroeder Surviving Corporation (the “Bleichroeder Surviving Corporation Ordinary Shares”)

•        each issued and outstanding (i) Bleichroeder Class A Ordinary Share, including each Bleichroeder Class A Ordinary Share held as a result of the Unit Separation, and excluding (x) any shares in respect of which dissenters’ rights have been validly exercised, (y) any shares held directly or indirectly in the treasury of

Bleichroeder or any Bleichroeder Class A Ordinary Share held by any direct or indirect wholly owned subsidiary of Bleichroeder (the “Treasury Shares”), and any (z) Bleichroeder Class A Ordinary Share held by a holder who has validly exercised its redemption rights (“Redeeming Shares”), and (ii) Bleichroeder Class B Ordinary Share will be cancelled and converted automatically into one Bleichroeder Surviving Corporation Ordinary Share;

•        each Redeeming Share issued and outstanding will automatically be cancelled and cease to exist and will represent only the right to be paid a pro rata share of the aggregate amount payable with respect to all such Redeeming Shares in accordance with Bleichroeder’s Existing Governing Documents;

•        each Treasury Share will be cancelled and extinguished without any conversion thereof or payment therefor; and;

•        the one issued and outstanding ordinary share, par value €10 per share, of Merger Sub held by Bleichroeder will be cancelled and no consideration shall be delivered therefor.

In connection with the Reincorporation Merger, immediately prior to the Reincorporation Merger Effective Time, each Bleichroeder unit issued and outstanding as of such time will automatically detach and the holder thereof will be deemed to hold one Bleichroeder Class A Ordinary Share and one-third of one Bleichroeder Warrant, and will cease separate existence and trading (the “Unit Separation”).

Regulatory Approvals; Third-Party Consents

Bleichroeder is not required to make any filings or to obtain any approvals or clearances from any antitrust or foreign investment regulatory authorities in the United States or other countries in order to complete the Reincorporation Merger. However, because the Reincorporation Merger is intended to occur at least three business days prior to the Merger and prior to the Business Combination, it will not occur unless the Merger and the Business Combination can be completed, which will require the approvals as described under “The Business Combination Proposal.” Bleichroeder must comply with applicable United States federal and state securities laws in connection with the Reincorporation Merger, including the filing with Nasdaq of a press release disclosing the Reincorporation Merger, among other things.

The Reincorporation Merger will not breach any covenants or agreements binding upon Bleichroeder and will not be subject to any additional federal or state regulatory requirements, except compliance with the laws of the Cayman Islands and the Republic of France necessary to effect the Reincorporation Merger.

Vote Required for Approval

The approval of the Reincorporation Merger Proposal requires a special resolution under Cayman Islands law, being a resolution passed by a majority of at least two-thirds (2/3) of the votes which are cast by the holders of the issued and outstanding Bleichroeder Ordinary Shares who, being present in person or represented by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting. Abstentions and broker non-votes, while considered present for the purpose of establishing a quorum, will not count as votes cast at the extraordinary general meeting, and other will have no effect on a particular proposal.

Resolution to be Voted Upon

The full text of the resolution to be proposed is as follows:

“RESOLVED, as a special resolution, that, subject to the passing of each of the other Condition Precedent Proposals:

(a)  Bleichroeder Acquisition Corp. II (“Bleichroeder”) be authorized to merge with and into Bleichroeder Acquisition France Merger Sub 2 (“Merger Sub”), with Merger Sub continuing as the surviving company (“Bleichroeder Surviving Corporation”), such that the undertaking, property and liabilities of Bleichroeder and Merger Sub vest in Bleichroeder Surviving Corporation by virtue of such merger pursuant to the provisions of Part 16 of the Companies Act (Revised) of the Cayman Islands and the French Code de commerce (the “Reincorporation Merger”);

(b)    the plan of merger relating to the Reincorporation Merger in the form attached to the accompanying proxy statement/prospectus as Annex B, subject to such amendments as may be approved by the directors of Bleichroeder and the authorized signatories of Merger Sub, including the annexures thereto (the “Reincorporation Plan of Merger”) be authorized, approved and confirmed in all respects;

(c)     the articles of association of Bleichroeder Surviving Corporation be in the form attached to the Reincorporation Plan of Merger with effect from the effective time of the Reincorporation Merger;

(d)    Bleichroeder be and is hereby authorized to enter into the Reincorporation Plan of Merger and the Reincorporation Plan of Merger be executed by any one director on behalf of Bleichroeder;

(e)     any one director, Ogier (Cayman) LLP or Bleichroeder’s registered office services provider be authorized to file the Reincorporation Plan of Merger, together with any supporting documentation, for registration to the Registrar of Companies of the Cayman Islands and to make such additional filings or take such additional steps as they deem necessary in respect of the Reincorporation Merger; and

(f)     the draft merger agreement and all filings and publications to be filed with the Registre du Commerce et des Sociétés in relation to the Reincorporation Merger, and all matters related thereto in accordance with the French Code de commerce be to the extent required ratified, authorized, approved and confirmed in all respects.”

Recommendation of the Bleichroeder Board

THE BLEICHROEDER BOARD, BASED IN PART UPON THE RECOMMENDATION OF THE SPECIAL COMMITTEE, UNANIMOUSLY RECOMMENDS THAT BLEICHROEDER SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE REINCORPORATION MERGER PROPOSAL.

The existence of financial and personal interests of Bleichroeder’s directors and officers may result in a conflict of interest on the part of one or more of the directors between what he, she or they may believe is in the best interests of Bleichroeder and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. See the section entitled “The Business Combination Proposal — Interests of Bleichroeder’s Directors and Executive Officers in the Business Combination” and “Risk Factors — Risks Related to Bleichroeder and the Business Combination — Our Sponsor, certain members of our board of directors and our officers have interests in the Business Combination that may conflict with those of other shareholders in recommending that shareholders vote in favor of approval of the Business Combination and the other proposals described in this proxy statement/prospectus” for a further discussion of these considerations.

THE MERGER PROPOSAL

Overview

The Merger Proposal, if approved, will authorize the French Merger Agreement.

A copy of the French Merger Agreement is attached to this proxy statement/prospectus as Annex C.

Reasons for the Merger Proposal

The Bleichroeder Board believes that it would be in the best interests of Bleichroeder, immediately following the Reincorporation Merger and immediately prior to the consummation of the Business Combination, to effect the Merger. In addition, because Pasqal principally operates in France, it was the view of the Bleichroeder Board that New Pasqal should be structured as a corporation organized under the laws of the Republic of France.

Following the consummation of the Merger, New Pasqal will be a foreign private issuer, and as a foreign private issuer, New Pasqal will be exempt from certain rules under the Exchange Act, prescribing the furnishing and content of proxy statements. In addition, New Pasqal will not be required under the Exchange Act to file quarterly periodic reports and financial statements with the SEC, and will not be required to disclose in its periodic reports all of the information that U.S. domestic issuers are required to disclose. New Pasqal will also continue to report under IFRS and EUR (as opposed to USD and GAAP). New Pasqal will also be permitted to follow corporate governance practices in accordance with the Republic of France law in lieu of most of the corporate governance rules set forth by Nasdaq. As a result, New Pasqal’s corporate governance practices differ in some respects from those required to be followed by U.S. companies listed on a national securities exchange.

Summary of the Merger

At the effective time of the Merger (the “Merger Effective Time”), in accordance with French Law, Legacy Pasqal will be dissolved without liquidation (dissolution sans liquidation) together with the completion of a universal transfer (transmission universelle de patrimoine), pursuant to which New Pasqal will succeed to all the rights and obligations of Legacy Pasqal and, among other things:

•        each issued and outstanding (i) “Class Seed” Ordinary Share, par value €0.10 per share, of Legacy Pasqal, (ii) common Ordinary Share, par value €0.10 per share, of Legacy Pasqal, (iii) “Class A” Ordinary Share, par value €0.10 per share, of Legacy Pasqal, (iv) “Class B” Ordinary Share, par value €0.10 per share, of Legacy Pasqal, and (v) “Class C” Ordinary Share, par value €0.10 per share, of Legacy Pasqal, will be exchanged for New Pasqal Ordinary Shares using the Exchange Ratio of 24.01; and

•        each issued and outstanding equity warrant governed by French law (bons de souscription de parts de créateur d’entreprise) of Legacy Pasqal (“Rollover BSPCEs”) will be assumed by New Pasqal, and will grant the right to subscribe for New Pasqal Ordinary Shares, with the number of shares adjusted, as applicable, to reflect the Exchange Ratio, on the same terms and conditions as were applicable to the Rollover BSPCEs as of immediately prior to the Merger Effective Time (including vesting, exercise period, and expiration date), except as otherwise provided by the French Merger Agreement or as required by applicable law.

Regulatory Approvals; Third-Party Consents

The Merger Proposal will change the identity of those controlling Legacy Pasqal’s current subsidiaries in Canada. As New Pasqal will obtain control of these Canadian subsidiaries from Legacy Pasqal, the transaction is subject to a notification filing to the Director of Investments in Canada, pursuant to the ICA (Canada). Following such notification, the Government of Canada can initiate a national security review. This could result in delays in the completion of the transaction, the transaction ultimately being prohibited, or New Pasqal being subject to restrictions and obligations arising from undertakings given to the Canadian government or otherwise ordered by the Governor in Council (Canada).

Bleichroeder and Legacy Pasqal are not aware of any additional regulatory approvals in either the United States, the Cayman Islands or France required to complete the Merger Proposal.

Vote Required for Approval

The approval of the Merger Proposal requires a special resolution, being a resolution passed by a majority of at least two-thirds (2/3) of the votes which are cast by the holders of the issued and outstanding Bleichroeder Ordinary Shares who, being present in person or represented by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting. Abstentions and broker non-votes, while considered present for the purpose of establishing a quorum, will not count as votes cast at the extraordinary general meeting, and other will have no effect on a particular proposal.

Resolution to be Voted Upon

The full text of the resolution to be proposed is as follows:

“RESOLVED, as a special resolution, that, subject to the passing of each of the other Condition Precedent Proposals, and following the Reincorporation Merger Effective Time:

(a)     Bleichroeder Surviving Corporation be authorized to merge with Legacy Pasqal, with Bleichroeder Surviving Corporation continuing as the absorbing and surviving company (“New Pasqal”), such that the undertaking, property and liabilities of Bleichroeder Surviving Corporation and Legacy Pasqal vest in New Pasqal by virtue of such merger pursuant to the French Code de commerce (the “Merger”);

(b)    the draft merger agreement, a copy of which is attached to the accompanying proxy statement/prospectus as Annex C (the “French Merger Agreement”) and all matters related thereto in accordance with the French Code de commerce be ratified, authorized, approved and confirmed in all respects;

(c)     Bleichroeder Surviving Corporation be and is hereby authorized to enter into the Merger, the French Merger Agreement be executed by any officer or director on behalf of Bleichroeder Surviving Corporation and any officer, director or authorized service provider of Bleichroeder Surviving Corporation be authorized to file the French Merger Agreement, together with any supporting documentation, for registration with the Registre du Commerce et des Sociétés and to make such additional filings or take such additional steps as they deem necessary in respect of the Merger;

(d)    the amended and restated articles of association of New Pasqal (“New Pasqal Articles of Association”) and the New Pasqal Board Internal Regulations to be in effect following the Business Combination, copies of which are attached to the accompanying proxy statement/prospectus as Annex H-1 and Annex H-2, respectively (together, the “Proposed Governing Documents”), be in the form attached to the French Merger Agreement with effect from the effective time of the Merger;

(e)     the French Merger Agreement, a copy of which is attached to the accompanying proxy statement/prospectus as Annex C, all filing and publication in relation to the Merger and all matters related thereto in accordance with the French Code de commerce be ratified, authorized, approved and confirmed in all respects; and

(f)     the delegation of power to the board of directors of Bleichroeder Surviving Corporation to effect the Merger.”

Recommendation of the Bleichroeder Board

THE BLEICHROEDER BOARD, BASED IN PART UPON THE RECOMMENDATION OF THE SPECIAL COMMITTEE, UNANIMOUSLY RECOMMENDS THAT BLEICHROEDER SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE MERGER PROPOSAL.

The existence of financial and personal interests of Bleichroeder’s directors and officers may result in a conflict of interest on the part of one or more of the directors between what he, she or they may believe is in the best interests of Bleichroeder and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. See the section entitled “The Business Combination Proposal — Interests of Bleichroeder’s Directors and Executive Officers in the Business Combination” and “Risk Factors — Risks Related to Bleichroeder and the Business Combination — Our Sponsor, certain members of our board of directors and our officers have interests in the Business Combination that may conflict with those of other shareholders in recommending that shareholders vote in favor of approval of the Business Combination and the other proposals described in this proxy statement/prospectus” for a further discussion of these considerations.

THE GOVERNING DOCUMENTS PROPOSAL

Overview

Bleichroeder shareholders are being asked to approve, by a special resolution, subject to the passing of each of the other Condition Precedent Proposals, the Proposed Governing Documents in connection with the replacement of the Existing Governing Documents of Bleichroeder. The list below, as detailed further in the Advisory Governing Documents Proposal, reflects a summary of the key changes to be effected by the Proposed Governing Documents, which is qualified in its entirety by reference to the full text of the New Pasqal Articles of Association, a copy of which is included as Annex H-1 to this proxy statement/prospectus, and by reference to the full text of the New Pasqal Board Internal Regulations, a copy of which is included as Annex H-2 to this proxy statement/prospectus:

•        Differences regarding the methods to appoint and elect directors;

•        Differences regarding shareholder advance notice procedures for director nominations and new business;

•        Changes to the corporate name;

•        Other changes made to remove provisions related to former status as a blank check company.

Vote Required for Approval

The approval of the Governing Documents Proposal requires a special resolution under Cayman Islands law, being a resolution passed by a majority of at least two-thirds (2/3) of the votes which are cast by the holders of the issued and outstanding Bleichroeder Ordinary Shares who, being present in person or represented by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting. Abstentions and broker non-votes, while considered present for the purpose of establishing a quorum, will not count as votes cast at the extraordinary general meeting, and other will have no effect on a particular proposal.

Resolution to be Voted Upon

The full text of the resolution to be proposed is as follows:

“RESOLVED, as a special resolution, that subject to the passing of each of the other Condition Precedent Proposals, following the Reincorporation Merger Effective Time and by virtue of the Merger, the amended and restated articles of association of New Pasqal and the New Pasqal Board Internal Regulations to be in effect following the Business Combination, copies of which are attached to the accompanying proxy statement/prospectus as Annex H-1 and Annex H-2, respectively, be authorized, approved and adopted in all respects as the governing documents of New Pasqal, with such principal changes as described in the Advisory Governing Documents Proposals (as defined below) with effect from the closing of the Business Combination.”

Recommendation of the Bleichroeder Board

THE BLEICHROEDER BOARD, BASED IN PART UPON THE RECOMMENDATION OF THE SPECIAL COMMITTEE, UNANIMOUSLY RECOMMENDS THAT BLEICHROEDER SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE GOVERNING DOCUMENTS PROPOSAL.

The existence of financial and personal interests of Bleichroeder’s directors and officers may result in a conflict of interest on the part of one or more of the directors between what he, she or they may believe is in the best interests of Bleichroeder and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. See the section entitled “The Business Combination Proposal — Interests of Bleichroeder’s Directors and Executive Officers in the Business Combination” and “Risk Factors — Risks Relating to Bleichroeder and the Business Combination — Our Sponsor, certain members of our board of directors and our officers have interests in the Business Combination that may conflict with those of other shareholders in recommending that shareholders vote in favor of approval of the Business Combination and the other proposals described in this proxy statement/prospectus” for a further discussion of these considerations.

THE ADVISORY GOVERNING DOCUMENTS PROPOSALS

Overview

Assuming the Business Combination Proposal, the Reincorporation Merger Proposal, and the Merger Proposal are approved, if the Business Combination is consummated, the amended and restated memorandum and articles of association of Bleichroeder (the “Existing Governing Documents”) will effectively be replaced by the Proposed Governing Documents given that Bleichroeder shareholders will, effective as of the consummation of the Business Combination (and assuming such shareholders do not redeem their public shares) hold New Pasqal Ordinary Shares subject to the Proposed Governing Documents.

Bleichroeder shareholders are asked to consider and vote upon and to approve, on a non-binding and advisory basis, by ordinary resolution, four separate proposals in connection with the replacement of the Existing Governing Documents with the Proposed Governing Documents. These four proposals are being presented separately in accordance with SEC guidance to give shareholders the opportunity to present their separate views on important corporate governance provisions of the Proposed Governing Documents and will be voted upon on a non-binding advisory basis. This separate vote is not otherwise required by Cayman Islands or French laws, but pursuant to SEC guidance, Bleichroeder is required to submit these provisions to its shareholders separately for approval. The shareholder votes regarding these proposals are advisory in nature, and are not binding on Bleichroeder, the Bleichroeder Board, New Pasqal or the New Pasqal Board. Furthermore, the Business Combination is not conditioned on the separate approval of the Advisory Governing Documents Proposals (separate and apart from the approval of the Governing Documents Proposal). Accordingly, regardless of the outcome of the non-binding advisory vote on these proposals, Bleichroeder intends that the Proposed Governing Documents will take effect at the Closing, assuming approval of the Business Combination Proposal and the Governing Documents Proposal.

The Proposed Governing Documents differ materially from the Existing Governing Documents. The below table sets forth a summary of the material differences between the Existing Governing Documents and the Proposed Governing Documents. The summaries provided below in this proposal relating to such material differences are qualified by reference to the complete text of the Existing Governing Documents, a copy of which is filed as Exhibit 3.1 with the Registration on Form F-4 to which this prospectus form a part, and the complete text of the Proposed Governing Documents, copies of which are attached to this proxy statement/prospectus as Annex H-1 and Annex H-2. Bleichroeder shareholders are urged to carefully read the relevant provisions of New Pasqal’s Proposed Governing Documents that will be in effect as of consummation of the Business Combination.

Existing Governing Documents of Bleichroeder	Proposed Governing Documents of New Pasqal
Method to Appoint and Elect Directors (Advisory Governing Documents Proposal 5A)

Prior to the closing of an initial business combination, Bleichroeder may appoint or remove any director by ordinary resolution of the holders of Class B Ordinary Shares. Prior to the closing of an initial business combination, holders of the Bleichroeder Class A Ordinary Shares have no right to vote on the appointment or removal of any director.

According to French law, without prejudice to the power of the shareholders’ meeting to appoint a person to be a director by ordinary resolution and subject to the Proposed Governing Documents, in the event of a vacancy resulting from the death, resignation or removal of a director, the board of directors may, between two shareholders’ meetings and provided that a quorum of directors remains in office, appoint a person as director on a provisional basis to fill such vacancy. Any such appointment shall be submitted for ratification at the next shareholders’ meeting. If the appointment is not ratified, the decisions taken and acts performed previously by the board of directors shall nevertheless remain valid.

However, if the number of directors in office falls below the minimum required by applicable laws and regulations, a shareholders’ meeting shall be convened in accordance with the provisions set out by such laws and regulations in order to complete the composition of the board of directors.

Existing Governing Documents of Bleichroeder	Proposed Governing Documents of New Pasqal
Shareholder Advance Notice Procedures of Director Nominations and New Business (Advisory Governing Documents Proposal 5B)

Shareholders seeking to bring business before an annual general meeting, or to nominate candidates for appointment as directors at an annual general meeting, must provide written notice of such business to Bleichroeder. To be timely, a shareholder’s notice will need to be received by the company secretary (or, if none is appointed, any other officer) at our principal executive offices not later than the close of business on the 90th day nor earlier than the close of business on the 150th day prior to the anniversary date of the immediately preceding annual general meeting.

The Existing Governing Documents also specify certain requirements as to the form and content of a shareholders’ meeting. These provisions may preclude our shareholders from bringing matters before our annual general meeting or from making nominations for directors at our annual general meeting. The Existing Governing Documents allow the chairman of the meeting at a meeting of the shareholders to adopt rules and regulations for the conduct of meetings which may have the effect of precluding the conduct of certain business at a meeting if the rules and regulations are not followed. These provisions may also defer, delay or discourage a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to influence or obtain control of us.

The Proposed Governing Documents do not include provisions related to advance notice procedural requirements that shareholders must comply with in order to propose nominations of candidates to be elected as directors or any other proper business to be considered by shareholders at an annual general meeting.

However, under French law, shareholders may request that draft resolutions be included on the agenda of shareholders’ meetings provided they hold a minimum fraction of the company’s share capital. Pursuant to Article L. 225-105 of the French Commercial Code, this threshold is 5% of the share capital where the capital does not exceed €750,000; where it exceeds that amount, the required holding is calculated according to a decreasing scale set out in Article R. 225-71 of the French Commercial Code. The request must be sent to the company’s registered office by registered letter with acknowledgment of receipt or by electronic communication and must comply with specific time limits, generally no later than the twenty-fifth day preceding the shareholders’ meeting. The request must include the text of the proposed resolution, where appropriate a brief statement of reasons, and proof that the requesting shareholders hold the required number of shares. In addition, where the proposed resolution concerns the nomination of a candidate to the board of directors, the submission must also contain certain information regarding the candidate, such as their identity, age and professional background.

Change to the Corporate Name (Advisory Governing Documents Proposal 5C)
The name of the company under the Existing Governing Documents is Bleichroeder Acquisition Corp. II.

The Proposed Governing Documents do not include such provisions related to New Pasqal’s status as a blank check company, which no longer will apply upon consummation of the Business Combination, as New Pasqal will cease to be a blank check company at such time.

Other Changes in Connection with Adoption of the Proposed Governing Documents (Advisory Governing Documents Proposal 5D)
The Existing Governing Documents include provisions related to Bleichroeder’s status as a blank check company prior to the consummation of a business combination.

The Proposed Governing Documents do not include such provisions related to New Pasqal’s status as a blank check company, which no longer will apply upon consummation of the Business Combination, as New Pasqal will cease to be a blank check company at such time.

Advisory Governing Documents Proposal 5A — Approval of Method to Appoint and Elect Directors

Overview

Bleichroeder shareholders are being asked to vote, on a non-binding advisory basis, and approve Advisory Governing Documents Proposal 5A, pursuant to which, upon the Closing, New Pasqal’s director nominees are to be elected by an ordinary resolution of the holders of New Pasqal Ordinary Shares in accordance with the New Pasqal Articles of Association at each annual general meeting of New Pasqal to fill the seats of those directors whose terms expire at such annual general meeting.

The Existing Governing Documents provide that prior to the closing of an initial business combination, Bleichroeder may appoint or remove any director by ordinary resolution of the holders of Bleichroeder Class B Ordinary Shares. Prior to the closing of an initial business combination, holders of the Bleichroeder Class A Ordinary Shares have no right to vote on the appointment or removal of any director.

The Proposed Governing Documents provide that director nominees must be elected by an ordinary resolution of the holders of New Pasqal Ordinary Shares in accordance with the New Pasqal Articles of Association at each annual general meeting of New Pasqal to fill the seats of those directors whose terms expire (after             years) at the annual general meeting and the persons to stand for election at each annual general meeting of New Pasqal shall be nominated by the directors. Without prejudice to the power of New Pasqal to appoint a person to be a director by ordinary resolution and subject to the New Pasqal Articles of Association, the board of directors, so long as a quorum of directors remains in office, has the power at any time and from time to time to appoint any person to be a director so as to fill a casual vacancy or otherwise. See the section entitled “Management of New Pasqal Following the Business Combination” for further discussion of these considerations.

Reasons for Advisory Governing Documents Proposal 5A

The purpose of this proposal is to effect the method of appointment and election of directors to the New Pasqal Board as negotiated between the parties in connection with the Business Combination Agreement.

Advisory Governing Documents Proposal 5B — Approval of Advance Notice Procedural Requirements for Shareholders

Overview

Bleichroeder shareholders are being asked to vote, on a non-binding advisory basis, and approve Advisory Governing Documents Proposal 5B, pursuant to which the Proposed Governing Documents of New Pasqal will include various provisions related to advance notice procedural requirements that shareholders must comply with in order to propose nominations of candidates to be elected as directors to the New Pasqal Board or any other proper business to be considered by shareholders at an annual general meeting.

The Proposed Governing Documents do not include provisions related to advance notice procedural requirements that shareholders must comply with in order to propose nominations of candidates to be elected as directors or any other proper business to be considered by shareholders at an annual general meeting.

However, under French law, shareholders may request that draft resolutions be included on the agenda of shareholders’ meetings provided they hold a minimum fraction of the company’s share capital. Pursuant to Article L. 225-105 of the French Commercial Code, this threshold is 5% of the share capital where the capital does not exceed €750,000; where it exceeds that amount, the required holding is calculated according to a decreasing scale set out in Article R. 225-71 of the French Commercial Code. The request must be sent to the company’s registered office by registered letter with acknowledgment of receipt or by electronic communication and must comply with specific time limits, generally no later than the twenty-fifth day preceding the shareholders’ meeting. The request must include the text of the proposed resolution, where appropriate a brief statement of reasons, and proof that the requesting shareholders hold the required number of shares. In addition, where the proposed resolution concerns the nomination of a candidate to the board of directors, the submission must also contain certain information regarding the candidate, such as their identity, age and professional background.

This summary is qualified by reference to the complete text of the Proposed Governing Documents, copies of which are attached to this proxy statement/prospectus as Annex H-1 and Annex H-2, respectively. All shareholders are encouraged to read the Proposed Governing Documents in their entirety for a more complete description of their terms.

Reasons for Advisory Governing Documents Proposal 5B

The purpose of this proposal is to establish an advance notice procedure for shareholders who wish to propose nominations of candidates to be elected as directors to the New Pasqal Board or any other proper business to be considered by shareholders at an annual general meeting.

Advisory Governing Documents Proposal 5C — Approval of Name Change in connection with the Adoption of the Proposed Governing Documents

Overview

Bleichroeder shareholders are being asked to vote, on a non-binding advisory basis, and approve Advisory Governing Documents Proposal 5C, pursuant to which the Proposed Governing Documents of New Pasqal will change the corporate name of New Pasqal from “Bleichroeder Acquisition France Merger Sub 2” to “Pasqal Holding SA” or such other name selected by Legacy Pasqal.

Reasons for Advisory Governing Documents Proposal 5C

Our board of directors believes that the provisions that relate to the change of corporate name will accurately reflect the operations and brand name of the surviving company, New Pasqal, after Closing.

Advisory Governing Documents Proposal 5D — Approval of Other Changes in connection with the Adoption of the Proposed Governing Documents

Overview

Bleichroeder shareholders are being asked to vote, on a non-binding advisory basis, and approve Advisory Governing Documents Proposal 5D, pursuant to which the Proposed Governing Documents of New Pasqal will not include the various provisions of the Existing Governing Documents that are applicable only to blank check companies, which will no longer be applicable to us upon the consummation of the Business Combination.

The Proposed Governing Documents do not include provisions related to a blank check company (including those related to operation of the Trust Account, winding up our operations should we not complete an initial business combination by a specified date, and other such blank check-specific provisions as are present in the Existing Governing Documents) because following the consummation of the Business Combination, New Pasqal will not be a blank check company. The Proposed Governing Documents do not contain the requirement to dissolve New Pasqal and allowing it to continue as a corporate entity with perpetual existence following the Business Combination. Perpetual existence is the usual period of existence for corporations, and our board of directors believes it is the most appropriate period for New Pasqal following the Business Combination.

Reasons for Advisory Governing Documents Proposal 5D

Our board of directors believes that the provisions that relate to the operation of Bleichroeder as a blank check company prior to the consummation of its initial business combination would not be applicable after the Business Combination (such as the obligation to dissolve and liquidate if an initial business combination is not consummated in a certain period of time).

Vote Required for Approval

Approval of each Advisory Governing Documents Proposal requires an ordinary resolution on a non-binding and advisory only basis, being a resolution passed by a simple majority of the votes which are cast by the holders of the issued and outstanding Bleichroeder Ordinary Shares who, being present in person or represented by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting. The shareholder votes regarding these proposals are advisory in nature, and are not binding on Bleichroeder, the Bleichroeder Board, New Pasqal or the New Pasqal Board. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting and otherwise will have no effect on the outcome of the vote on the Advisory Governing Documents Proposals.

Resolution to be Voted Upon

The full text of the resolution to be proposed is as follows:

“RESOLVED, as four separate ordinary resolutions on a non-binding and advisory basis only, subject to the passing of each of the other Condition Precedent Proposals, that the following governance provisions contained in the Proposed Governing Documents be and are hereby approved and adopted:

(a)     Advisory Governing Documents Proposal 5A:    Under the Proposed Governing Documents, directors of New Pasqal would be appointed by shareholders through ordinary resolution, and the New Pasqal Board would have the ability to fill vacancies arising from death, resignation, or removal between shareholder meetings, subject to ratification at the next meeting;

(b)    Advisory Governing Documents Proposal 5B:    The Proposed Governing Documents would eliminate the advance notice procedures and defaults to French laws, which allows shareholders holding a minimum percentage of share capital (starting at 5%) to request that draft resolutions be added to the meeting agenda, subject to statutory filing requirements generally no later than 25 days before the meeting.

(c)     Advisory Governing Documents Proposal 5C:    The New Pasqal Articles of Association would change the company name of New Pasqal from “Bleichroeder Acquisition France Merger Sub 2” to “Pasqal Holding SA”.

(d)    Advisory Governing Documents Proposal 5D:    The New Pasqal Articles of Association would remove certain provisions related to Bleichroeder’s status as a blank check company that will no longer be applicable upon consummation of the Business Combination.”

Recommendation of the Bleichroeder Board

THE BLEICHROEDER BOARD, BASED IN PART UPON THE RECOMMENDATION OF THE SPECIAL COMMITTEE, UNANIMOUSLY RECOMMENDS THAT BLEICHROEDER SHAREHOLDERS VOTE “FOR” THE APPROVAL OF EACH OF THE ADVISORY GOVERNING DOCUMENTS PROPOSALS.

The existence of financial and personal interests of Bleichroeder’s directors and officers may result in a conflict of interest on the part of one or more of the directors between what he, she or they may believe is in the best interests of Bleichroeder and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. See the section entitled “The Business Combination Proposal — Interests of Bleichroeder’s Directors and Executive Officers in the Business Combination” and “Risk Factors — Risks Related to Bleichroeder and the Business Combination — Our Sponsor, certain members of our board of directors and our officers have interests in the Business Combination that may conflict with those of other shareholders in recommending that shareholders vote in favor of approval of the Business Combination and the other proposals described in this proxy statement/prospectus” for a further discussion of these considerations.

THE DIRECTOR ELECTION PROPOSAL

Unless the context otherwise requires, references in this section to “we,” “our” and “us” generally refer to Bleichroeder prior to the business combination.

Overview

Assuming the Business Combination Proposal, the Reincorporation Merger Proposal, the Merger Proposal, the Governing Documents Proposal and the Incentive Plan Proposal are approved, Bleichroeder is seeking shareholder approval by ordinary resolution of the election, effective immediately in connection with the Closing, of the individuals listed below to serve as directors of New Pasqal, each until his or her respective successor is duly elected and qualified, subject to such director’s earlier death, resignation, retirement, disqualification or removal.

Election of Directors

Pursuant to the Business Combination Agreement, Bleichroeder has agreed to take all necessary action, including causing the members of the Bleichroeder Board to resign, so that effective at the Closing, the entire New Pasqal Board will consist of nine individuals, five of whom will be French or European citizens and non-U.S. residents.

Under the Proposed Governing Documents, the term of office of the directors is             . It expires at the end of the general meeting which decides on the accounts for the past financial year and is held in the year in which their term of office expires. Directors are always eligible for re-election.

Bleichroeder is proposing the approval by ordinary resolution of the election of the following six individuals, who will take office immediately following the Closing: (1) Mr. Alain Aspect, as non-executive chairman; (2) Michel Combes, as lead independent director and member of the audit committee; (3) Wasiq Bokhari, as chief executive officer; (4) Georges-Olivier Reymond; (5) Barbara Dalibard, as independent director and chairman of the nominating and governance committee (or its equivalent); (6) Kathy Savitt, as independent director and member of the audit committee (or its equivalent).

It is anticipated that Alain Aspect will be designated as non-executive chairman of the New Pasqal Board. Upon the consummation of the Business Combination, the remaining directors other than              and              will be independent directors under Nasdaq rules, and will include one director designated by Bpifrance Investissement, one director designated by EIC Fund, and one director mutually agreed upon by Bleichroeder Acquisition Corp. II and Pasqal Holding SAS who will serve as chairperson of the remuneration committee and as a member of the nominating and governance committee.

In the event of a vacancy due to the death or resignation of one or more directorships, the board of directors may, between two general meetings, make provisional appointments. However, if the number of directors in office is less than the minimum required by laws and regulations, the general meeting will be convened in accordance with the terms and conditions provided for by the laws and regulations for the purpose of completing the number of members of the board of directors. Provisional appointments made by the board of directors are subject to ratification at the next general meeting. In the absence of ratification, the deliberations taken and the acts previously carried out by the board of directors shall nevertheless remain valid. The director appointed to replace another director shall remain in office only for the remainder of the term of office of his predecessor.

The remaining directors will be determined prior to the Closing and upon and immediately following the Effective Time, such remaining directors will be independent directors under Nasdaq rules and will be designated as follows, in accordance with the Nasdaq listing rules and applicable law:

•        Bpifrance will have the right, but not the obligation, to designate one director representing Bpifrance (that can be, if acceptable under Nasdaq rules, a Bpifrance entity (i.e. “personne morale”) represented by an individual);

•        EIC Fund will have the right, but not the obligation, to designate one director; and

•        the remaining one director may be designated by either Parent or the Company and mutually agreed by Parent and the Company (acting upon approval of the Company’s Supervisory Board), and will serve as the chairperson of New Pasqal’s board of directors’ remuneration committee (or its equivalent) and as a member of the nominating and governance committee (or its equivalent).

The Bleichroeder Board knows of no reason why any of the nominees will be unavailable or decline to serve as a director. The information presented below is as of the record date and is based in part on information furnished by the nominees and in part from Bleichroeder’s and Legacy Pasqal’s records.

For more information about the experience of each of these director nominees of the New Pasqal Board following the Closing, see the section of this proxy statement/prospectus entitled “Board of Directors and Management After the Business Combination”; and for more information about the compensation of the members of the Bleichroeder Board and executive officers of Bleichroeder prior to the Closing, see the section of this proxy statement/prospectus entitled “Other Information Related to Bleichroeder — Management, Directors and Executive Officers.”

Vote Required for Approval

The approval of Director Election Proposal requires an ordinary resolution under Cayman Islands law, being a resolution passed by a simple majority of the votes which are cast by the holders of the issued and outstanding Bleichroeder Ordinary Shares who, being present in person or represented by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting, and otherwise will have no effect on the proposal.

The Director Election Proposal is conditioned on the approval of each of the other Condition Precedent Proposals. Therefore, if any of the other Condition Precedent Proposals are not approved, the Director Election Proposal will have no effect, even if approved by the requisite votes of holders of Bleichroeder Ordinary Shares.

Resolution to be Voted Upon

The full text of the resolution to be passed is as follows:

“RESOLVED, as an ordinary resolution, subject to the passing of each of the other Condition Precedent Proposals, that the nine persons listed below be elected to serve terms on New Pasqal’s board of directors effective as of the Effective Time as set forth in the Proposed Governing Documents or until their respective successors are duly elected and qualified, or until their earlier resignation, removal or death:

Dr. Wasiq Bokhari

Alain Aspect

Georges-Olivier Reymond

Michel Combes

Barbara Dalibard

Kathy Savitt

[•]

[•]

[•]”

Recommendation of the Bleichroeder Board

THE BLEICHROEDER BOARD, BASED IN PART UPON THE RECOMMENDATION OF THE SPECIAL COMMITTEE, UNANIMOUSLY RECOMMENDS THAT BLEICHROEDER SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE DIRECTOR ELECTION PROPOSAL.

The existence of financial and personal interests of Bleichroeder’s directors and officers may result in a conflict of interest on the part of one or more of the directors between what he, she or they may believe is in the best interests of Bleichroeder and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. See the section entitled “The Business Combination Proposal — Interests of Bleichroeder’s Directors and Executive Officers in the Business Combination” and “Risk Factors — Risks Related to Bleichroeder and the Business Combination — Our Sponsor, certain members of our board of directors and our officers have interests in the Business Combination that may conflict with those of other shareholders in recommending that shareholders vote in favor of approval of the Business Combination and the other proposals described in this proxy statement/prospectus” for a further discussion of these considerations.

THE INCENTIVE PLAN PROPOSAL

Unless the context otherwise requires, references in this section to “we,” “our” and “us” generally refer to Bleichroeder prior to the business combination.

Overview

Assuming each of the other Condition Precedent Proposals is approved, Bleichroeder is asking its shareholders to approve a new equity incentive plan, referred to as the “Incentive Plan,” and the material terms thereunder. A total number of New Pasqal Ordinary Shares will initially be reserved for issuance under the Incentive Plan as detailed in Section 6.7 of the Business Combination Agreement.

The Incentive Plan was approved by the Bleichroeder Board on            , 2026, subject to shareholder approval at the extraordinary general meeting, and approval by the New Pasqal Board and the shareholders of New Pasqal, in each case, prior to the Closing. The Incentive Plan will become effective as of, and contingent upon, the Effective Time, assuming approval of this proposal by Bleichroeder shareholders. If the Incentive Plan is not approved by the Bleichroeder shareholders, it will not become effective and no awards will be granted thereunder. The Incentive Plan is described in more detail below. A copy of the Incentive Plan is attached to this proxy statement/prospectus as Annex I.

After careful consideration, the Bleichroeder Board believes that approving the Incentive Plan is in the best interests of Bleichroeder. The Incentive Plan promotes ownership in New Pasqal by its employees, non-employee directors and independent contractors, and aligns incentives between these service providers and shareholders by permitting these service providers to receive compensation in the form of awards denominated in, or based on the value of, New Pasqal Ordinary Shares. Therefore, the Bleichroeder Board recommends that our shareholders approve the Incentive Plan.

General Information

The purpose of the Incentive Plan is to provide a means whereby New Pasqal can secure and retain the services of employees, directors and consultants, to provide incentives for such persons to exert maximum efforts for the success of New Pasqal and its affiliates and to provide a means by which such persons may be given an opportunity to benefit from increases in value of New Pasqal’s Ordinary Shares through the granting of awards under the Incentive Plan.

Approval of the Incentive Plan by our shareholders is required, among other things, in order to comply with stock exchange rules requiring shareholder approval of equity compensation plans and to allow the grant of awards under the Incentive Plan. If this proposal is approved by our shareholders, the Incentive Plan will become effective as of the Closing. In the event that our shareholders do not approve this proposal, the Incentive Plan will not become effective.

New Pasqal’s equity compensation program, as implemented under the Incentive Plan, will allow New Pasqal to be competitive with comparable companies in its industry by giving it the resources to attract and retain talented individuals to achieve its business objectives and build shareholder value. It is critical to New Pasqal’s long-term success that the interests of employees and other service providers be tied to their success as “owners” of the business. Approval of the Incentive Plan will allow New Pasqal to grant equity awards at levels it determines to be appropriate in order to attract new employees and other service providers, retain existing employees and service providers and to provide incentives for such persons to exert maximum efforts for New Pasqal’s success and ultimately increase shareholder value. The Incentive Plan allows New Pasqal to utilize a broad array of equity incentives with flexibility in designing equity incentives to offer competitive equity compensation packages in order to retain and motivate the talent necessary for New Pasqal.

If the Incentive Plan is approved by our shareholders, there will be a number of New Pasqal Ordinary Shares equal to         % of the fully diluted, and as converted, outstanding New Pasqal Ordinary Shares immediately following the consummation of the business combination available for grant under the Incentive Plan as of the Effective Time, subject to increase as detailed herein. The Bleichroeder Board believes this pool size is necessary to provide sufficient reserved shares for a level of grants that will attract, retain, and motivate employees and other participants.

Description of the Incentive Plan

Beneficiaries under the equity incentive plan will be granted equity awards pursuant to the terms and conditions of the Incentive Plan and any applicable award agreement. Details will be provided regarding the Incentive Plan and the form Incentive Plan will be filed in a subsequent amendment to this proxy statement/prospectus.

New Plan Benefits

As of the date hereof, no awards have been granted under the Incentive Plan, and the Incentive Plan does not provide for set benefits or amounts and we have not approved any awards that are conditioned on shareholder approval of the Incentive Plan. If the Incentive Plan Proposal is approved, the awards, if any, that will be made to eligible persons under the Incentive Plan are subject to the discretion of the Administrator. Therefore, the benefits and number of shares subject to awards that may be granted in the future are not yet determinable and a new plan benefits table is thus not provided.

Registration with the SEC

New Pasqal intends to file a Registration Statement on Form F-1 relating to the issuance of New Pasqal Ordinary Shares under the Incentive Plan with the SEC pursuant to the Securities Act, as soon as practicable after New Pasqal becomes eligible to use such form, subject to the prior approval of the Incentive Plan by the Bleichroeder shareholders.

Vote Required for Approval

The approval of the Incentive Plan Proposal requires an ordinary resolution, being a resolution passed by a simple majority of the votes which are cast by the holders of the issued and outstanding Bleichroeder Ordinary Shares who, being present in person or represented by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting. Abstentions will be counted in connection with the determination of whether a valid quorum is established, but will have no effect on the incentive plan proposal.

The Incentive Plan Proposal is one of the Condition Precedent Proposals that must be approved at the extraordinary general meeting, and the Incentive Plan will become effective as of and contingent upon the Closing. Because the Closing is conditioned upon approval of all Condition Precedent Proposals, if any of such proposals are not approved, the Incentive Plan Proposal will have no effect, even if approved by the requisite holders of Bleichroeder Ordinary Shares. If any of those proposals are not approved at the extraordinary general meeting (or any adjournment or postponement thereof), then unless certain conditions in the Business Combination Agreement are waived by the applicable parties to the Business Combination Agreement, the Business Combination Agreement may be terminated by either Legacy Pasqal or Bleichroeder and the business combination may not be consummated.

As of the date of this proxy statement/prospectus, the Sponsor has agreed, and Bleichroeder’s officers and directors intend, to vote the Bleichroeder Ordinary Shares owned by them in favor of the Incentive Plan Proposal.

Resolution to be Voted Upon

The full text of the resolution to be passed is as follows:

“RESOLVED, as an ordinary resolution, that the adoption of the Incentive Plan, a copy of which is attached to the proxy statement/prospectus as Annex I, be approved in all respects.”

Recommendation of the Bleichroeder Board

THE BLEICHROEDER BOARD, BASED IN PART UPON THE RECOMMENDATION OF THE SPECIAL COMMITTEE, UNANIMOUSLY RECOMMENDS THAT BLEICHROEDER SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE INCENTIVE PLAN PROPOSAL.

The existence of financial and personal interests of Bleichroeder’s directors and officers may result in a conflict of interest on the part of one or more of the directors between what he, she or they may believe is in the best interests of Bleichroeder and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. See the section entitled “The Business Combination Proposal — Interests of Bleichroeder’s Directors and Executive Officers in the Business Combination” and “Risk Factors — Risks Related to Bleichroeder and the Business Combination — Our Sponsor, certain members of our board of directors and our officers have interests in the Business Combination that may conflict with those of other shareholders in recommending that shareholders vote in favor of approval of the Business Combination and the other proposals described in this proxy statement/prospectus” for a further discussion of these considerations.

THE SHARE ISSUANCE PROPOSAL

Overview

Assuming the other Condition Precedent Proposals passed, Bleichroeder’s shareholders are also being asked to approve, by ordinary resolution, the Share Issuance Proposal.

Reasons for the Share Issuance Proposal

We are seeking shareholder approval in order to comply with Nasdaq Listing Rules, including 5635(a), (b) and (d). Under Nasdaq Listing Rule 5635(a), shareholder approval is required prior to the issuance of securities in connection with the acquisition of another company if such securities are not issued in a public offering for cash and (A) have, or will have upon issuance, voting power equal to or in excess of 20% of the voting power outstanding before the issuance of common stock (or securities convertible into or exercisable for common stock); or (B) the number of shares of common stock to be issued is or will be equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance of the stock or securities. Collectively, New Pasqal may issue securities representing 20% or more of our outstanding common stock or 20% or more of the voting power, in each case outstanding before the issuance, pursuant to the issuance of common stock and securities convertible into or exercisable for common stock in connection with the Business Combination.

Under Nasdaq Listing Rule 5635(b), shareholder approval is required when any issuance or potential issuance will result in a “change of control” of the issuer. Although Nasdaq has not adopted any rule on what constitutes a “change of control” for purposes of Rule 5635(b), Nasdaq has previously indicated that the acquisition of, or right to acquire, by a single investor or affiliated investor group, as little as 20% of the common stock (or securities convertible into or exercisable for common stock) or voting power of an issuer could constitute a change of control.

Under Nasdaq Listing Rule 5635(d), shareholder approval is required prior to the issuance of securities in certain circumstances, including if the number of securities to be issued is, or will be upon issuance, equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance.

In connection with the transactions contemplated by the Business Combination Agreement, Bleichroeder, Merger Sub and certain accredited investors (the “Investors”) entered into a securities purchase agreement, dated as of March 4, 2026 and as amended on May 23, 2026 (the “March 2026 SPA”), pursuant to which Investors have agreed, among other things subject to certain conditions, to purchase $312.5 million aggregate principal amount of senior unsecured convertible bonds convertible into New Pasqal Ordinary Shares (the “Senior Unsecured Convertible Bonds”) and warrants to purchase a number of New Pasqal Ordinary Shares equal to 125% of the total number of New Pasqal Ordinary Shares into which the Senior Unsecured Convertible Bonds are initially convertible at an exercise price of $12.00 per New Pasqal Ordinary Share (each, an “Investment Warrant”) at the closing of the Business Combination (the “Closing”), for an aggregate purchase price of $250.0 million, reflecting a 20% original issue discount in a private placement.

The closing of the March 2026 Financing shall occur substantially concurrent with the Closing. Upon the consummation of the Business Combination, New Pasqal expects to issue (A) the Senior Unsecured Convertible Bonds, (B) the Investment Warrants, (D) up to 200,000,000 New Pasqal Ordinary Shares to shareholders of Pasqal in connection with the Business Combination (other than the holders of the Senior Unsecured Convertible Bonds and the Investment Warrants in respect of those securities).

Accordingly, the aggregate number of New Pasqal Ordinary Shares that New Pasqal will issue in connection with the Business Combination and that will be issuable upon conversion of the Senior Unsecured Convertible Bonds and the issuance of Investment Warrants that New Pasqal will issue will exceed 20% of both the voting power and the New Pasqal Ordinary Shares outstanding before such issuance and may result in a change of control of the registrant, and for these reasons, Bleichroeder is seeking the approval of Bleichroeder shareholders for the issuance of (i) the Senior Unsecured Convertible Bonds, (ii) the Investment Warrants, (iii) New Pasqal Ordinary Shares to be issued to New Pasqal Shareholders in connection with the Business Combination, and (iv) New Pasqal Ordinary Shares issuable upon the conversion or exercise of the Senior Unsecured Convertible Bonds and Investment Warrants.

Vote Required for Approval

The approval of the Share Issuance Proposal requires an ordinary resolution under Cayman Islands law, being a resolution passed by a simple majority of the votes which are cast by the holders of the issued and outstanding Bleichroeder Ordinary Shares who, being present in person or represented by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting, and otherwise will have no effect on the proposal.

The Share Issuance Proposal is conditioned on the approval of each of the other Condition Precedent Proposals. Therefore, if each of the other Condition Precedent Proposals is not approved, the Share Issuance Proposal will have no effect, even if approved by holders of Bleichroeder Ordinary Shares.

Resolution to be Voted Upon

The full text of the resolution to be passed is as follows:

“RESOLVED, as an ordinary resolution, that, for the purposes of complying with the applicable Nasdaq Listing Rules, the issuance of (i) senior unsecured convertible bonds convertible into New Pasqal Ordinary Shares, (ii) warrants to purchase a number of New Pasqal Ordinary Shares equal to 125% of the total number of New Pasqal Ordinary Shares into which the Senior Unsecured Convertible Bonds are initially convertible at Closing, (iii) New Pasqal Ordinary Shares to be issued to New Pasqal Shareholders in connection with the Business Combination, and (iv) New Pasqal Ordinary Shares issuable upon the conversion or exercise of the Senior Unsecured Convertible Bonds and Investment Warrants be and are hereby approved.”

Recommendation of the Bleichroeder Board

THE BLEICHROEDER BOARD UNANIMOUSLY RECOMMENDS THAT BLEICHROEDER SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE SHARE ISSUANCE PROPOSAL.

The existence of financial and personal interests of Bleichroeder’s directors and officers may result in a conflict of interest on the part of one or more of the directors between what he, she or they may believe is in the best interests of Bleichroeder and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. See the section entitled “The Business Combination Proposal — Interests of Bleichroeder’s Directors and Executive Officers in the Business Combination” and “Risk Factors — Risks Related to Bleichroeder and the Business Combination — Our Sponsor, certain members of our board of directors and our officers have interests in the Business Combination that may conflict with those of other shareholders in recommending that shareholders vote in favor of approval of the Business Combination and the other proposals described in this proxy statement/prospectus” for a further discussion of these considerations.

THE ADJOURNMENT PROPOSAL

The Adjournment Proposal allows the Bleichroeder Board to submit a proposal to approve, as an ordinary resolution, the adjournment of the extraordinary general meeting to a later date or dates (i) to the extent necessary to ensure that any required supplement or amendment to this proxy statement/prospectus is provided to Bleichroeder shareholders or (ii) in order to solicit additional proxies from Bleichroeder shareholders in favor of one or more of the proposals at the extraordinary general meeting.

Consequences if the Adjournment Proposal is Not Approved

If the Adjournment Proposal is not approved by Bleichroeder shareholders, the Bleichroeder Board may not be able to adjourn the extraordinary general meeting to a later date in the event that, based on the tabulated votes, there are not sufficient votes at the time of the extraordinary general meeting to approve the Condition Precedent Proposals, which are the Business Combination Proposal, the Reincorporation Merger Proposal, the Merger Proposal, the Governing Documents Proposal, the Director Election Proposal, the Incentive Plan Proposal, and the Share Issuance Proposal.

Vote Required For Approval

The approval of the Adjournment Proposal requires an ordinary resolution under Cayman Islands law, being a resolution passed by a simple majority of the votes which are cast by the holders of the issued and outstanding Bleichroeder Ordinary Shares who, being present in person or represented by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting, and otherwise will have no effect on the proposal.

Resolution to be Voted Upon

The full text of the resolution to be proposed is as follows:

“RESOLVED, as an ordinary resolution, that the adjournment of the extraordinary general meeting to a later date or dates, if necessary or convenient, in the reasonable determination of the chairman of Bleichroeder (x) to permit further solicitation and vote of proxies in the event that there are insufficient votes for any of the foregoing, (y) if Bleichroeder determines that one or more of the conditions to Closing is not or will not be satisfied or waived or (z) to facilitate the Reincorporation Merger, the Merger or any other transaction contemplated in connection with the Business Combination (i) to the extent necessary to ensure that any required supplement or amendment to the accompanying proxy statement/prospectus is provided to Bleichroeder shareholders or (ii) to permit further solicitation and vote of proxies in the event that there are insufficient votes for the approval of one or more of the proposals at the extraordinary general meeting be approved.”

Recommendation of the Bleichroeder Board

THE BLEICHROEDER BOARD, BASED IN PART UPON THE RECOMMENDATION OF THE SPECIAL COMMITTEE, UNANIMOUSLY RECOMMENDS THAT BLEICHROEDER SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE ADJOURNMENT PROPOSAL.

The existence of financial and personal interests of Bleichroeder’s directors and officers may result in a conflict of interest on the part of one or more of the directors between what he, she or they may believe is in the best interests of Bleichroeder and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. See the section entitled “The Business Combination Proposal — Interests of Bleichroeder’s Directors and Executive Officers in the Business Combination” and “Risk Factors — Risks Related to Bleichroeder and the Business Combination — Our Sponsor, certain members of our board of directors and our officers have interests in the Business Combination that may conflict with those of other shareholders in recommending that shareholders vote in favor of approval of the Business Combination and the other proposals described in this proxy statement/prospectus” for a further discussion of these considerations.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

On February 28, 2026, Bleichroeder Acquisition Corp. II (“Bleichroeder” or “Parent”), a special purpose acquisition company, Bleichroeder Acquisition France Merger Sub 2 (“Merger Sub”), a wholly-owned subsidiary of Bleichroeder, and Pasqal Holding SAS (“Legacy Pasqal”) entered into an agreement and plan of merger (as amended by that certain Amendment No. 1 to the Agreement and Plan of Merger, dated as of May 26, 2026, and as may be further amended, supplemented or otherwise modified from time to time, the “Business Combination Agreement”). The Business Combination provides that, among other things and subject to the terms and conditions therein, (i) Bleichroeder will merge with and into Merger Sub to effect the Reincorporation Merger, with Merger Sub being the surviving entity in the Reincorporation Merger as the “Bleichroeder Surviving Corporation” (such transaction, the “Reincorporation Merger”); (ii) as promptly as practicable after the date that the Reincorporation Plan of Merger has been registered by the Cayman Registrar in accordance with the Cayman Companies Act, or such later time as specified in or otherwise in accordance with the Reincorporation Plan of Merger and the Cayman Companies Act (the “Reincorporation Merger Effective Time”), Legacy Pasqal will be merged with and into Bleichroeder Surviving Corporation by way of a merger of absorption (fusion-absorption) in accordance with the applicable provisions of the French Commercial Code to effect the Merger, with Bleichroeder Surviving Corporation being the surviving entity (such transaction, the “Merger”) and changing its name to “Pasqal Holding SA” or such other name selected by Legacy Pasqal. Bleichroeder Surviving Corporation following the consummation of the Merger is referred to herein as “New Pasqal” and the Reincorporation Merger and the Merger are collectively referred to herein as the “Business Combination.”

In connection with the Business Combination Agreement, on February 28, 2026, Pasqal SAS effected an internal reorganization (the “Pasqal Reorganization”), pursuant to which Pasqal SAS and its subsidiaries became the wholly-owned subsidiary of Legacy Pasqal. Following the consummation of the Pasqal Reorganization, Legacy Pasqal owns 100% of the share capital of Pasqal SAS and its subsidiaries. Pasqal SAS and Legacy Pasqal are collectively referred to herein as “Legacy Pasqal”. See Note 1 for further details.

During January and February 2026, Legacy Pasqal executed a shareholders’ agreement with certain new and existing investors for the issuance of 499,769 Series C shares of Legacy Pasqal (“Legacy Pasqal Series C Shares”) at a price of €139.54 per share for total gross proceeds of €69.7 million (the “Series C Financing”). See Note 3, Series C Financing for further details.

During the period from April 2025 to December 2025, Legacy Pasqal entered into subscription agreements with certain new and existing investors for the purchase of redeemable bonds (the “Redeemable Bonds”) for aggregate proceeds of €68.3 million. On March 2, 2026, the Redeemable Bonds were redeemed for 682,448 Legacy Pasqal Series C Shares in connection with the Series C Financing. See Note 3, Redeemable Bonds for further details.

In connection with the Business Combination, Bleichroeder and Merger Sub entered into a securities purchase agreement, dated as of March 4, 2026 and as amended on May 23, 2026, with certain investors pursuant to which such investors have agreed, among other things subject to certain conditions, to subscribe for $312.5 million aggregate principal amount of senior unsecured convertible bonds convertible into New Pasqal Ordinary Shares (the “Senior Unsecured Convertible Bonds”) and receive warrants to subscribe up to a number of New Pasqal Ordinary Shares equal to 125% of the total number of New Pasqal Ordinary Shares into which the Senior Unsecured Convertible Bonds are initially convertible at an exercise price of $12.00 per New Pasqal Ordinary Share (each, an “Investment Warrants”) at the Closing, for an aggregate purchase price of $250.0 million, reflecting a 20% original issue discount in a private placement (such investment, the “March 2026 Financing”). The closing of the March 2026 Financing shall occur substantially concurrent with the Closing. See Note 1, March 2026 Financing for further details.

The following unaudited pro forma condensed combined financial information presents the combination of the financial information of Bleichroeder and Legacy Pasqal as of December 31, 2025, after giving effect to the transactions, including the Business Combination, the Pasqal Reorganization, the subsequent financing events related to the Series C Financing, redemption of the Redeemable Bonds and other subsequent financing events (collectively, presented as “Pasqal Financing Transaction Adjustments”), the March 2026 Financing and related adjustments described in the accompanying notes (together, the “Transactions”). The unaudited pro forma condensed combined balance sheet as of December 31, 2025 reflects adjustments that depict the accounting for the Transactions as if they had been consummated on December 31, 2025 (the “Balance Sheet Pro Forma Transaction Accounting Adjustments”). The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2025 combines the historical results of Bleichroeder and Legacy Pasqal for this period and depicts the accounting for the Transactions as if they had occurred on January 1, 2025, which is the beginning of the earliest period presented (“Statements of Operations Pro Forma Transaction Accounting Adjustments”). Collectively, the Balance Sheet Pro Forma Transaction Accounting Adjustments and Statements of Operations Pro Forma Transaction Accounting Adjustments are referred to in this section as “transaction accounting adjustments”.

The unaudited pro forma condensed combined financial information has been derived from and should be read in conjunction with:

•        the accompanying notes to the unaudited pro forma condensed combined financial information;

•        the historical audited consolidated financial statements of Pasqal SAS for the year ended December 31, 2025, and the related notes included elsewhere in this proxy statement/prospectus;

•        the historical audited financial statements of Bleichroeder for the period from August 27, 2025 (Inception) through December 31, 2025, and the related notes included elsewhere in this proxy statement/prospectus;

•        the historical audited balance sheet of Bleichroeder as of January 9, 2026, and the related notes filed on Form 8-K on January 9, 2026;

•        the Business Combination Agreement incorporated by reference into this proxy statement/prospectus; and

•        the sections titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Bleichroeder,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Legacy Pasqal,” and other financial information relating to Bleichroeder and Legacy Pasqal included elsewhere in this proxy statement/prospectus.

The historical audited consolidated financial statements of Legacy Pasqal have been prepared in accordance with IFRS as issued by the International Accounting Standards Board (“IASB”) and presented in euros. The historical audited financial statements of Bleichroeder have been prepared in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”) and presented in U.S. dollars. The historical financial information of Bleichroeder has been translated into euros and adjusted to give effect to the differences between U.S. GAAP and IFRS, for the purposes of the unaudited pro forma condensed combined financial information. Refer to Note 4 for further information.

The unaudited pro forma condensed combined financial information is provided for illustrative purposes only and is not necessarily indicative of what the actual results of operations and financial position would have been had the Transactions taken place on the dates indicated, nor is it indicative of the future consolidated results of operations or financial position of the combined company. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors. The unaudited pro forma adjustments represent management’s estimates based on information available as of the date of these unaudited pro forma condensed combined financial statements and are subject to change as additional information becomes available and analyses are performed.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
AS OF DECEMBER 31, 2025
SCENARIO 1: ASSUMING NO REDEMPTIONS INTO CASH
(In thousands, except share and per share amounts)

	Bleichroeder									Legacy Pasqal
	Historical (US GAAP)	IPO Adjustments (Note 2)		As Adjusted (US GAAP)	IFRS Adjustments and Reclassifications (Note 5)		Pro Forma Adjustments		As Adjusted (IFRS)	Historical (IFRS)	Pasqal Financing Transaction Adjustments (Note 3)		As Adjusted (IFRS)	Transaction Accounting Adjustments		Pro Forma Combined (IFRS)
Assets
Non-current assets
Goodwill	€—	€—		€—	€—		€—		€—	€19,676	€—		€19,676	€—		€19,676
Other intangible assets	—	—		—	—		—		—	17,451	—		17,451			17,451
Property, plant and equipment, net	—	—		—	—		—		—	28,119	—		28,119			28,119
Right-of-use assets	—	—		—	—		—		—	8,978	—		8,978			8,978
Deposits	—	—		—	—		—		—	8,421	—		8,421			8,421
Government grant receivables	—	—		—	—		—		—	1,198	—		1,198			1,198
Deferred offering costs	184	(184)	2(c)	—	—		—		—	—	—		—			—
Total non-current assets	184	(184)		—	—		—		—	83,843	—		83,843	—		83,843

Current assets
Inventories, net	—	—		—	—		—		—	11,309	—		11,309	—		11,309
Trade receivables	—	—		—	—		—		—	5,608	—		5,608	—		5,608
Government grant receivables – current	—	—		—	—		—		—	8,181	—		8,181	—		8,181
Tax receivables	—	—		—	—		—		—	3,111	—		3,111	—		3,111
Other current assets	—	—		—	4	5(c)	—		4	2,010	—		2,010	—		2,014
Prepaid expenses	4	—		4	(4)	5(c)	—		—	—	—		—	—		—
Cash and cash equivalents	—	(289)	2(c)	1,777	—		244,744	8(c)	236,093	73,762	69,738	3(a)	143,500	212,820	8(i)	592,413
		2,277	2(d)				(10,428)	8(f)
		(211)	2(f)
Cash held in Trust Account	—	244,744	2(a)	244,744	—		(244,744)	8(c)	—	—	—		—	—		—
		6,597	2(b)
		(4,320)	2(c)
		(2,277)	2(d)
Total current assets	4	246,521		246,525	—		(10,428)		236,097	103,981	69,738		173,719	212,820		622,636
Total assets	€188	€246,337		€246,525	€—		€(10,428)		€236,097	€187,824	€69,738		€257,562	€212,820		€706,479

Equity
Legacy Pasqal
Share capital	€—	€—		€—	€—		€—		€—	€715	€50	3(a)	€833	€(833)	8(g)	€—
											68	3(c)
Share premium	—	—		—	—		—		—	70,158	69,688	3(a)	235,007	(232,755)	8(g)	—
											95,161	3(c)		(2,252)	8(j)
Accumulated deficit	—	—		—	—		—		—	(32,533)	—		(32,533)	32,533	8(g)	—

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET — (Continued)
AS OF DECEMBER 31, 2025
SCENARIO 1: ASSUMING NO REDEMPTIONS INTO CASH
(In thousands, except share and per share amounts)

	Bleichroeder									Legacy Pasqal
	Historical (US GAAP)	IPO Adjustments (Note 2)		As Adjusted (US GAAP)	IFRS Adjustments and Reclassifications (Note 5)		Pro Forma Adjustments		As Adjusted (IFRS)	Historical (IFRS)	Pasqal Financing Transaction Adjustments (Note 3)		As Adjusted (IFRS)	Transaction Accounting Adjustments		Pro Forma Combined (IFRS)
Other reserves & comprehensive income	—	—		—	—		—		—	49,601	—		49,601	(49,601)	8(g)	—
Loss for the year	—	—		—	—		—		—	(92,355)	7,049	3(b)	(85,306)	98,058	8(g)	—
														(12,752)	8(j)
Bleichroeder
Class A ordinary shares	—	—		—	—		2	8(d)	2	—	—		—	(2)	8(h)	—
Class B ordinary shares	1	—		1	—		—		1	—	—		—	(1)	8(h)	—
Additional paid-in capital	20	2,872	2(a)	—	—		1,330	8(b)	246,072	—	—		—	(246,072)	8(h)	—
		6,597	2(b)				244,742	8(d)
		(192)	2(c)
		(9,297)	2(e)
Accumulated deficit	(53)	(8,595)	2(e)	(8,648)	(9,469)	5(b)	(13,550)	8(a)	(32,997)	—	—		—	32,997	8(h)	—
							(1,330)	8(b)
New Pasqal
Share capital	—	—		—	—		—		—	—	—		—	3,833	8(h)	23,833
														20,000	8(g)
Share premium	—	—		—	—		—		—	—	—		—	213,588	8(g)	547,827
														209,245	8(h)
														124,994	8(h)
Accumulated deficit	—	—		—	—		—		—	—	—		—	(32,533)	8(g)	(32,533)
Other reserves & comprehensive income	—	—		—	—		—		—	—	—		—	49,601	8(g)	49,601
Loss for the year	—	—		—	—		—		—	—	—		—	(98,058)	8(g)	(395,703)
														(124,994)	8(h)
														(172,651)	8(i)
Total shareholders’ equity	(32)	(8,615)		(8,647)	(9,469)		231,194		213,078	(4,414)	172,016		167,602	(187,655)		193,025

Class A ordinary shares subject to possible redemption	—	241,872	2(a)	244,744	(244,744)	5(a)	—		—	—	—		—	—		—
		(15,020)	2(c)
		17,892	2(e)

Liabilities
Non-current liabilities
Borrowings	—	—		—	—		—		—	7,640	—		7,640	285,711	8(i)	293,351
Lease liabilities	—	—		—	—		—		—	9,627	—		9,627	—		9,627
Employee benefit liabilities	—	—		—	—		—		—	11,051	—		11,051	—		11,051

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET — (Continued)
AS OF DECEMBER 31, 2025
SCENARIO 1: ASSUMING NO REDEMPTIONS INTO CASH
(In thousands, except share and per share amounts)

	Bleichroeder									Legacy Pasqal
	Historical (US GAAP)	IPO Adjustments (Note 2)		As Adjusted (US GAAP)	IFRS Adjustments and Reclassifications (Note 5)		Pro Forma Adjustments		As Adjusted (IFRS)	Historical (IFRS)	Pasqal Financing Transaction Adjustments (Note 3)		As Adjusted (IFRS)	Transaction Accounting Adjustments		Pro Forma Combined (IFRS)
Deferred tax liabilities	—	—		—	—		—		—	366	—		366	—		366
Deferred income from government grants	—	—		—	—		—		—	9,484	—		9,484	—		9,484
Deferred underwriting fee	—	10,428	2(c)	10,428	—		(10,428)	8(f)	—	—	—		—	—		—
Warrant liabilities	—	—		—	9,469	5(b)	13,550	8(a)	23,019	—	—		—	99,760	8(i)	122,779
Ordinary shares subject to possible redemption	—	—		—	244,744	5(a)	(244,744)	8(d)	—	—	—		—	—		—
Total non-current liabilities	—	10,428		10,428	254,213		(241,622)		23,019	38,168	—		38,168	385,471		446,658

Current liabilities
Borrowings	—	—		—	—		—		—	105,164	(7,049)	3(b)	2,886	—		2,886
							—				(95,229)	3(c)
Lease liabilities	—	—		—	—		—		—	524	—		524	—		524
Provisions	—	—		—	—		—		—	356	—		356	—		356
Trade and other payables	—	—		—	—		—		—	9,556	—		9,556	15,004	8(j)	24,560
Contract liabilities	—	—		—	—		—		—	22,977	—		22,977	—		22,977
Deferred income from government grants	—	—		—	—		—		—	7,409	—		7,409	—		7,409
Other current liabilities	—	—		—	—		—		—	8,084	—		8,084	—		8,084
Accrued offering costs	9	(9)	2(c)	—	—		—		—	—	—		—	—		—
Promissory note – related party	211	(211)	2(f)	—	—		—		—	—	—		—	—		—
Total current liabilities	220	(220)		—	—		—		—	173,978	(102,278)		51,792	15,004		66,796
Total liabilities	220	10,208		10,428	254,213		(241,622)		23,019	192,238	(102,278)		89,960	400,475		513,454
Total shareholders’ equity and liabilities	€188	€246,337		€246,525	€—		€(10,428)		€236,097	€187,824	€69,738		€257,562	€212,820		€706,479

See accompanying notes to the unaudited pro forma condensed combined financial information.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
AS OF DECEMBER 31, 2025
SCENARIO 2: ASSUMING MAXIMUM REDEMPTIONS INTO CASH
(In thousands, except share and per share amounts)

	Bleichroeder									Legacy Pasqal
	Historical (US GAAP)	IPO Adjustments (Note 2)		As Adjusted (US GAAP)	IFRS Adjustments and Reclassifications (Note 5)		Pro Forma Adjustments		As Adjusted (IFRS)	Historical (IFRS)	Pasqal Financing Transaction Adjustments (Note 3)		As Adjusted (IFRS)	Transaction Accounting Adjustments		Pro Forma Combined (IFRS)
Assets
Non-current assets
Goodwill	€—	€—		€—	€—		€—		€—	€19,676	€—		€19,676	€—		€19,676
Other intangible assets	—	—		—	—		—		—	17,451	—		17,451	—		17,451
Property, plant and equipment, net	—	—		—	—		—		—	28,119	—		28,119	—		28,119
Right-of-use assets	—	—		—	—		—		—	8,978	—		8,978	—		8,978
Deposits	—	—		—	—		—		—	8,421	—		8,421	—		8,421
Government grant receivables	—	—		—	—		—		—	1,198	—		1,198	—		1,198
Deferred offering costs	184	(184)	2(c)	—	—		—		—	—	—		—	—		—
Total non-current assets	184	(184)		—	—		—		—	83,843	—		83,843	—		83,843

Current assets
Inventories, net	—	—		—	—		—		—	11,309	—		11,309	—		11,309
Trade receivables	—	—		—	—		—		—	5,608	—		5,608	—		5,608
Government grant receivables – current	—	—		—	—		—		—	8,181	—		8,181	—		8,181
Tax receivables	—	—		—	—		—		—	3,111	—		3,111	—		3,111
Other current assets	—	—		—	4	5(c)	—		4	2,010	—		2,010	—		2,014
Prepaid expenses	4	—		4	(4)	5(c)	—		—	—	—		—	—		—
Cash and cash equivalents	—	(289)	2(c)	1,777	—		—		1,777	73,762	69,738	3(a)	143,500	212,820	8(i)	358,097
		2,277	2(d)
		(211)	2(f)
Cash held in Trust Account	—	244,744	2(a)	244,744	—		(244,744)	8(e)	—	—	—		—	—		—
		6,597	2(b)
		(4,320)	2(c)
		(2,277)	2(d)
Total current assets	4	246,521		246,525	—		(244,744)		1,781	103,981	69,738		173,719	212,820		388,320
Total assets	€188	€246,337		€246,525	€—		€(244,744)		€1,781	€187,824	€69,738		€257,562	€212,820		€472,163

Equity
Legacy Pasqal
Share capital	€—	€—		€—	€—		€—		€—	€715	€50	3(a)	€833	€(833)	8(g)	€—
											68	3(c)
Share premium	—	—		—	—		—		—	70,158	69,688	3(a)	235,007	(234,367)	8(g)	—
											95,161	3(c)		(640)	8(j)

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET — (Continued)
AS OF DECEMBER 31, 2025
SCENARIO 2: ASSUMING MAXIMUM REDEMPTIONS INTO CASH
(In thousands, except share and per share amounts)

	Bleichroeder									Legacy Pasqal
	Historical (US GAAP)	IPO Adjustments (Note 2)		As Adjusted (US GAAP)	IFRS Adjustments and Reclassifications (Note 5)		Pro Forma Adjustments		As Adjusted (IFRS)	Historical (IFRS)	Pasqal Financing Transaction Adjustments (Note 3)		As Adjusted (IFRS)	Transaction Accounting Adjustments		Pro Forma Combined (IFRS)
Accumulated deficit	—	—		—	—		—		—	(32,533)	—		(32,533)	32,533	8(g)	—
Other reserves & comprehensive income	—	—		—	—		—		—	49,601	—		49,601	(49,601)	8(g)	—
Loss for the year	—	—		—	—		—		—	(92,355)	7,049	3(b)	(85,306)	99,670	8(g)	—
														(14,364)	8(j)
Bleichroeder
Class A ordinary shares	—	—		—	—		—		—	—	—		—	—		—
Class B ordinary shares	1	—		1	—		—		1	—	—		—	(1)	8(h)	—
Additional paid-in capital	20	2,872	2(a)	—	—		1,330	8(b)	11,758	—	—		—	(11,758)	8(h)	—
		6,597	2(b)				10,428	8(f)
		(192)	2(c)
		(9,297)	2(e)
Accumulated deficit	(53)	(8,595)	2(e)	(8,648)	(9,469)	5(b)	(13,550)	8(a)	(32,997)	—	—		—	32,997	8(h)	—
							(1,330)	8(b)
New Pasqal
Share capital	—	—		—	—		—		—	—	—		—	958	8(h)	20,958
														20,000	8(g)
Share premium	—	—		—	—		—		—	—	—		—	215,200	8(g)	298,760
														(22,196)	8(h)
														105,756	8(h)
Accumulated deficit	—	—		—	—		—		—	—	—		—	(32,533)	8(g)	(32,533)
Other reserves & comprehensive income	—	—		—	—		—		—	—	—		—	49,601	8(g)	49,601
Loss for the year	—	—		—	—		—		—	—	—		—	(99,670)	8(g)	(378,077)
														(105,756)	8(h)
														(172,651)	8(i)
Total shareholders’ equity (deficit)	(32)	(8,615)		(8,647)	(9,469)		(3,122)		(21,238)	(4,414)	172,016		167,602	(187,655)		(41,291)

Class A ordinary shares subject to possible redemption	—	241,872	2(a)	244,744	(244,744)	5(a)	—		—	—	—		—	—		—
		(15,020)	2(c)
		17,892	2(e)
Liabilities
Non-current liabilities
Borrowings	—	—		—	—		—		—	7,640	—		7,640	285,711	8(i)	293,351
Lease liabilities	—	—		—	—		—		—	9,627	—		9,627	—		9,627

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET — (Continued)
AS OF DECEMBER 31, 2025
SCENARIO 2: ASSUMING MAXIMUM REDEMPTIONS INTO CASH
(In thousands, except share and per share amounts)

	Bleichroeder									Legacy Pasqal
	Historical (US GAAP)	IPO Adjustments (Note 2)		As Adjusted (US GAAP)	IFRS Adjustments and Reclassifications (Note 5)		Pro Forma Adjustments		As Adjusted (IFRS)	Historical (IFRS)	Pasqal Financing Transaction Adjustments (Note 3)		As Adjusted (IFRS)	Transaction Accounting Adjustments		Pro Forma Combined (IFRS)
Employee benefit liabilities	—	—		—	—		—		—	11,051	—		11,051	—		11,051
Deferred tax liabilities	—	—		—	—		—		—	366	—		366	—		366
Deferred income from government grants	—	—		—	—		—		—	9,484	—		9,484	—		9,484
Deferred underwriting fee	—	10,428	2(c)	10,428	—		(10,428)	8(f)	—	—	—		—	—		—
Warrant liabilities	—	—		—	9,469	5(b)	13,550	8(a)	23,019	—	—		—	99,760	8(i)	122,779
Ordinary shares subject to possible redemption	—	—		—	244,744	5(a)	(244,744)	8(e)	—	—	—		—	—		—
Total non-current liabilities	—	10,428		10,428	254,213		(241,622)		23,019	38,168	—		38,168	385,471		446,658

Current liabilities
Borrowings	—	—		—	—		—		—	105,164	(7,049)	3(b)	2,886	—		2,886
											(95,229)	3(c)
Lease liabilities	—	—		—	—		—		—	524	—		524	—		524
Provisions	—	—		—	—		—		—	356	—		356	—		356
Trade and other payables	—	—		—	—		—		—	9,556	—		9,556	15,004	8(j)	24,560
Contract liabilities	—	—		—	—		—		—	22,977	—		22,977	—		22,977
Deferred income from government grants	—	—		—	—		—		—	7,409	—		7,409	—		7,409
Other current liabilities	—	—		—	—		—		—	8,084	—		8,084	—		8,084
Accrued offering costs	9	(9)	2(c)	—	—		—		—	—	—		—	—		—
Promissory note – related party	211	(211)	2(f)	—	—		—		—	—	—		—	—		—
Total current liabilities	220	(220)		—	—		—		—	154,070	(102,278)		51,792	15,004		66,796
Total liabilities	220	10,208		10,428	254,213		(241,622)		23,019	192,238	(102,278)		89,960	400,475		513,454
Total shareholders’ equity (deficit) and liabilities	€188	€246,337		€246,525	€—		€(244,744)		€1,781	€187,824	€69,738		€257,562	€212,820		€472,163

See accompanying notes to the unaudited pro forma condensed combined financial information.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2025
SCENARIO 1: ASSUMING NO REDEMPTIONS INTO CASH
(In thousands, except share and per share amounts)

	Bleichroeder								Legacy Pasqal					Transaction Accounting Adjustments			Pro Forma Combined (IFRS)
	Historical (US GAAP)	IFRS Adjustments and Reclassifications (Note 5)			Pro Forma Adjustments			As Adjusted (IFRS)	Historical (IFRS)	Pasqal Financing Transaction Adjustments (Note 3)			As Adjusted (IFRS)
Revenue	€—	€—			€—			€—	€16,468	€—			€16,468	€—			€16,468
Government grant income	—	—			—			—	7,211	—			7,211	—			7,211
Other operating income	—	—			—			—	1,907	—			1,907	—			1,907
Purchases of material	—	—			—			—	(5,057)	—			(5,057)	—			(5,057)
Changes in inventory	—	—			—			—	(3,335)	—			(3,335)	—			(3,335)
Employee salaries and benefit expenses	—	—			(1,330)	9	(a)	(1,330)	(38,671)	—			(38,671)	—			(40,001)
Professional services and other services	—	—			—			—	(19,641)	—			(19,641)	(12,752)	9	(b)	(32,393)
Depreciation and amortization	—	—			—			—	(8,667)	—			(8,667)	—			(8,667)
Other operating expenses	—	(54)	5	(d)	—			(54)	(711)	—			(711)	(124,994)	9	(c)	(125,759)
Formation and general and administrative costs	(54)	54	5	(d)	—			—	—				—	—			—
Operating loss	(54)	—			(1,330)			(1,384)	(50,496)	—			(50,496)	(137,746)			(189,626)

Change in fair value of financial instruments at FVTPL	—	—			—			—	(34,931)	34,931	3	(d)	7,049	(27,640)	9	(d)	(20,591)
										7,049	3	(e)
Finance income	—	—			—			—	1,574	—			1,574	—			1,574
Interest expense	—	—			—			—	(3,871)	—			(3,871)	—			(3,871)
Other financial expense	—	—			—			—	(4,539)	—			(4,539)	(172,651)	9	(e)	(177,190)
Loss before tax	(54)	—			(1,330)			(1,384)	(92,263)	41,980			(50,283)	(338,037)			(389,704)
Income tax (expense) benefit	—				—			—	(93)	—			(93)	—			(93)
Loss for the year	€(54)	€—			€(1,330)			€(1,384)	€(92,356)	€41,980			€(50,376)	€(338,037)			€(389,797)

Weighted average ordinary shares outstanding – basic and diluted	8,333,333								6,929,134								238,333,333	9	(f)
Net loss per ordinary share – basic and diluted	€(0.01)								€(13.33)								€(1.64)	9	(f)

See accompanying notes to the unaudited pro forma condensed combined financial information.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2025
SCENARIO 2: ASSUMING MAXIMUM REDEMPTIONS INTO CASH
(In thousands, except share and per share amounts)

	Bleichroeder								Legacy Pasqal
	Historical (US GAAP)	IFRS Adjustments and Reclassifications (Note 5)			Pro Forma Adjustments			As Adjusted (IFRS)	Historical (IFRS)	Pasqal Financing Transaction Adjustments (Note 3)			As Adjusted (IFRS)	Transaction Accounting Adjustments			Pro Forma Combined (IFRS)
Revenue	€—	€—			€—			€—	€16,468	€—			€16,468	€—			€16,468
Government grant income	—	—			—			—	7,211	—			7,211	—			7,211
Other operating income	—	—			—			—	1,907	—			1,907	—			1,907
Purchases of material	—	—			—			—	(5,057)	—			(5,057)	—			(5,057)
Changes in inventory	—	—			—			—	(3,335)	—			(3,335)	—			(3,335)
Employee salaries and benefit expenses	—	—			(1,330)	9	(a)	(1,330)	(38,671)	—			(38,671)	—			(40,001)
Professional services and other services	—	—						—	(19,641)	—			(19,641)	(14,364)	9	(b)	(34,005)
Depreciation and amortization	—	—			—			—	(8,667)	—			(8,667)	—			(8,667)
Other operating expenses	—	(54)	5	(d)	—			(54)	(711)	—			(711)	(105,756)	9	(c)	(106,521)
Formation and general and administrative costs	(54)	54	5	(d)	—			—	—				—	—			—
Operating loss	(54)	—			(1,330)			(1,384)	(50,496)	—			(50,496)	(120,120)			(172,000)

Change in fair value of financial instruments at FVTPL	—	—			—			—	(34,931)	34,931	3	(d)	7,049	(27,640)	9	(d)	(20,591)
										7,049	3	(e)
Finance income	—	—			—			—	1,574	—			1,574	—			1,574
Interest expense	—	—			—			—	(3,871)	—			(3,871)	—			(3,871)
Other financial expense	—	—			—			—	(4,539)	—			(4,539)	(172,651)	9	(e)	(177,190)
Loss before tax	(54)	—			(1,330)			(1,384)	(92,263)	41,980			(50,283)	(320,411)			(372,078)
Income tax (expense) benefit	—				—			—	(93)				(93)				(93)
Loss for the year	€(54)	€—			€(1,330)			€(1,384)	€(92,356)	€41,980			€(50,376)	€(320,411)			€(372,171)

Weighted average ordinary shares outstanding – basic and diluted	8,333,333								6,929,134								209,583,333	9	(f)
Net loss per ordinary share – basic and diluted	€(0.01)								€(13.33)								€(1.78)	9	(f)

See accompanying notes to the unaudited pro forma condensed combined financial information.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

1.      Description of the Transactions

On February 28, 2026, Bleichroeder, Merger Sub and Legacy Pasqal entered into the Business Combination Agreement, pursuant to which, among other things: (i) in connection with the Reincorporation Merger, Bleichroeder will merge with and into Merger Sub, with Merger Sub being the surviving entity as the “Bleichroeder Surviving Corporation”; (ii) as promptly as practicable after the Reincorporation Merger Effective Time and in accordance with applicable French laws, Legacy Pasqal will be merged with and into Bleichroeder Surviving Corporation, with Bleichroeder Surviving Corporation continuing as the surviving entity.

In connection with the Business Combination Agreement, on February 28, 2026, Pasqal SAS effected the Pasqal Reorganization, resulting in Legacy Pasqal owning 100% of the share capital of Pasqal SAS and its subsidiaries. The following was effected in connection with the Pasqal Reorganization:

•        Immediately prior to the Pasqal Reorganization, all outstanding options to purchase ordinary shares of Pasqal SAS were converted to options to purchase ordinary shares of Legacy Pasqal (“Legacy Pasqal Options”), pursuant to an assignment, assumption and amendment agreement entered into with the respective holders on February 28, 2026.

•        Upon consummation of the Pasqal Reorganization on February 28, 2026, the outstanding Series A ordinary shares, Series B ordinary shares, Series C ordinary shares, Series Seed ordinary shares and ordinary shares of Pasqal SAS were converted on a one-for-one basis into Class A ordinary shares, Class B ordinary shares, Class C ordinary shares, Class Seed ordinary shares and ordinary shares of Legacy Pasqal (collectively, the “Legacy Pasqal Ordinary Shares”).

•        Upon consummation of the Pasqal Reorganization, the outstanding BSPCEs of Pasqal SAS, which are equity warrants governed by French law, to the extent unexercised, were converted into BSPCEs of Legacy Pasqal (“Legacy Pasqal BSPCEs”), subject to terms identical to the BSPCEs held under the current shareholders’ agreements.

•        The existing SAR agreements were amended by way of an addendum such that the shares underlying the SARs became Legacy Pasqal Ordinary Shares.

Unless the context otherwise requires, references to “Legacy Pasqal” in these unaudited pro forma condensed combined financial statements represent Pasqal SAS and its subsidiaries as reorganized pursuant to the Pasqal Reorganization and reflect the post-reorganization structure as if it had been in place for the periods presented. The Pasqal Reorganization did not materially affect the underlying financial position or results of operations and resulted primarily in Legacy Pasqal becoming the parent entity of Pasqal SAS and its subsidiaries. Accordingly, no pro forma adjustments related to the Pasqal Reorganization are required.

In connection with the Reincorporation Merger, the following will be effected:

•        Immediately prior to the date that the Reincorporation Plan of Merger has been registered by the Cayman Registrar in accordance with the Cayman Companies Act, or such later time as specified in or otherwise in accordance with the Reincorporation Plan of Merger and the Cayman Companies Act (the “Reincorporation Merger Effective Time”), (i) each Bleichroeder unit issued and outstanding as of such time (see Note 2) will be automatically detach and the holder thereof will be deemed to hold on Class A ordinary share of Bleichroeder (“Bleichroeder Class A Ordinary Share”) and one third of one Bleichroeder Warrant, and will cease separate existence and trading (the “Unit Separation”).

•        At the Reincorporation Merger Effective Time and immediately following the Unit Separation, each issued and outstanding (i) Bleichroeder Class A Ordinary Share, including each Bleichroeder Class A Ordinary Share held as a result of the Unit Separation, and excluding (x) any shares in respect of which dissenters’ rights have been validly exercised, (y) any shares held directly or indirectly in the treasury of Bleichroeder or any Bleichroeder Class A Ordinary Share held by any direct or indirect wholly owned subsidiary of Bleichroeder (the “Treasury Shares”), and any (z) Bleichroeder Class A Ordinary Share held by a holder who has validly exercised its redemption rights (“Redeeming Shares” or “Bleichroeder public shares”), and (ii) each Bleichroeder Class B Ordinary Share (collectively “Bleichroeder Ordinary Shares”) will be cancelled and automatically converted into one ordinary share, par value €0.10 of Bleichroeder Surviving Corporation (“Bleichroeder Surviving Corporation Ordinary Share”).

•        At the Reincorporation Merger Effective Time and immediately following the Unit Separation, each issued and outstanding Bleichroeder Warrant (as defined in Note 2), including those held as a result of the Unit Separation, will cease separate existence and trading and will be converted into a warrant to purchase one Bleichroeder Surviving Corporation Ordinary Share (“Bleichroeder New Pasqal Warrant”).

•        At the Reincorporation Merger Effective Time and immediately following the Unit Separation, each Bleichroeder Ordinary Share subject to possible redemption issued and outstanding of which the holder thereof has exercised their redemption right to a pro-rata share of the funds in the trust account of Bleichroeder (the “Trust Account”), will automatically be cancelled and cease to exist and will represent only the right to be paid a pro rata share of the Trust Account.

•        At the Reincorporation Merger Effective Time and immediately following the Unit Separation, each Treasury Shares will be canceled and extinguished without any conversion thereof or payment therefor.

•        At the Reincorporation Merger Effective Time and immediately following the Unit Separation, each issued and outstanding ordinary share, par value €10 per share, of Merger Sub will be cancelled and no consideration shall be delivered.

Upon closing of the Merger (the “Merger Effective Time” or “Closing”):

•        Each issued and outstanding (i) “Class Seed” Pasqal Ordinary Share, par value €0.10 per share, of Legacy Pasqal, (ii) common ordinary share, par value €0.10 per share, of Legacy Pasqal, (iii) “Class A” ordinary share, €0.10 per share, of Legacy Pasqal, (iv) “Class B” ordinary share, €0.10 per share, of Legacy Pasqal, and (v) “Class C” ordinary share, €0.10 per share, of Legacy Pasqal, will be exchanged for shares of New Pasqal, based on using the Exchange Ratio.

•        Each issued and outstanding equity warrant governed by French law (bons de souscription de parts de créateur d’entreprise) of Legacy Pasqal (“Pasqal BSPCE”) will be assumed by New Pasqal and will grant the right to subscribe for New Pasqal Ordinary Shares, with the number of shares adjusted, as applicable to reflect the Exchange Ratio, on the same terms and conditions as were applicable to the Company BSPCE as of immediately prior to the Merger Effective Time (including vesting, exercise period and expiration date), except as otherwise provided by the French Merger Agreement or as required by applicable law.

Following the Merger, the separate corporate existence of Legacy Pasqal will cease and Bleichroeder Surviving Corporation will continue as New Pasqal. The Bleichroeder Surviving Corporation Ordinary Shares and the Bleichroeder New Pasqal Warrants outstanding at the Merger Effective Time will remain outstanding as “New Pasqal Ordinary Shares” and “New Pasqal Warrants”.

The Business Combination is subject to the satisfaction of closing conditions, including (i) the requisite approval of the Business Combination by the shareholders of Bleichroeder (following the Reincorporation Merger, the shareholders of Bleichroeder Surviving Corporation) and Legacy Pasqal, and (ii) the requirement that at the Merger Effective Time, New Pasqal will have access to no less than $150.0 million from (a) funds in the Trust Account following the public shareholders’ exercise of their redemption rights; (b) the proceeds of the March 2026 Financing (as defined below); and (c) funds raised from any other financing transactions agreed upon by Bleichroeder and Legacy Pasqal, but excluding the Series C Financing (as defined below).

Related events that impact the unaudited pro forma condensed combined financial information are discussed in further detail below:

March 2026 Financing

In connection with the Business Combination, Bleichroeder and Merger Sub entered into a securities purchase agreement, dated as of March 4, 2026 and as amended on May 23, 2026, with certain investors pursuant to which such investors have agreed, among other things subject to certain conditions, to subscribe for $312.5 million aggregate principal amount of the Senior Unsecured Convertible Bonds and receive warrants to subscribe up to a number of New Pasqal Ordinary Shares equal to 125% of the total number of New Pasqal Ordinary Shares into which the Senior Unsecured Convertible Bonds are initially convertible at an exercise price of $12.00 per New Pasqal Ordinary Share at the Closing, for an aggregate purchase price of $250.0 million, reflecting a 20% original issue discount in a private placement. The Senior Unsecured Convertible Bonds will bear interest at a rate of either 10% per annum payable in cash semi-annually or 12% per annum in Payment-in-Kind (“PIK”) and will be convertible, at the option of the holder, into New Pasqal Ordinary Shares at a price of $12.00 per share. Based on the initial conversion price, the Senior

Unsecured Convertible Bonds would be initially convertible into an aggregate of 26,041,667 New Pasqal Ordinary Shares. Following the fifth anniversary of the Closing, the Senior Unsecured Convertible Bonds will be redeemable at the option of the holder and may be settled in cash or New Pasqal Ordinary Shares at the election of New Pasqal, pursuant to the terms of the subscription agreements. The Investment Warrants will be immediately exercisable for an aggregate of 32,552,083 New Pasqal Ordinary Shares upon issuance and will expire five years from the date of the Business Combination. The closing of the March 2026 Financing shall occur substantially concurrent with the Closing.

The Senior Unsecured Convertible Bonds and the Investment Warrants are expected to be accounted for in accordance with IAS 32 and IFRS 9. The Senior Unsecured Convertible Bonds require settlement through the delivery of a variable number of the New Pasqal’s own equity instruments and do not meet the criteria for equity classification. Accordingly, the host convertible bond is qualified for and classified as a financial liability in accordance with IAS 32 and is designated as a financial liability measured at fair value through profit or loss (“FVTPL”), with transaction costs expensed as incurred, if any. The Investment Warrants are freestanding instruments that do not meet the fixed-for-fixed criterion for equity classification and are classified as derivative financial liabilities measured at FVTPL.

At initial recognition, both instruments are measured at their respective fair values. Any difference between the total proceeds received and the aggregate fair value of the Senior Unsecured Convertible Bonds and the Investment Warrants at issuance results in a day-one gain or loss. A day-one gain or loss may be deferred in accordance with IFRS 9 when the fair value measurement includes significant unobservable inputs and recognized in profit or loss over the term of the instruments. However, when the most significant inputs to the fair value measurement become observable, any such day-one gain or loss should be recognized immediately in profit or loss. As the closing of the Business Combination results in the share price of New Pasqal Ordinary Shares, which represents the most significant input to the fair value measurement for both instruments, becoming observable, the day-one loss is expected to be recognized immediately in profit or loss. Accordingly, the Senior Unsecured Convertible Bonds and the Investment Warrants are initially recognized at their respective fair values and the related day-one loss is recognized in profit or loss immediately upon the closing of the Business Combination.

The pro forma values of the Senior Unsecured Convertible Bonds and the Investment Warrants are estimated using a Monte Carlo simulation model. The significant assumptions utilized in estimating the fair value of the Senior Unsecured Convertible Bonds and the Investment Warrants include the following: (i) New Pasqal Ordinary Share price of $10.00 or €8.51 per share, using an exchange rate of 1.1747 USD per EUR on December 31, 2025; (ii) risk-free rate of 3%; (iii) expected equity volatility of 40%; (iv) expected term of 5 years; (v) credit spread of 18.81%; and (vi) implied probability of default of 18.86%. The valuation also assumes cash coupon payments at a rate of 10%, reflecting management’s assessment of the most likely settlement scenario. Based on these assumptions, the Senior Unsecured Convertible Bonds are estimated at approximately 107.4% of par value. The associated Investment Warrants are valued based on a unit price of approximately $3.60 or €3.06 per warrant.

Sponsor-Granted Membership Interests

In November 2025, Bleichroeder Sponsor 2 LLC (the “Sponsor”) granted membership interests which equate to an aggregate of 300,000 Bleichroeder Class B Ordinary Shares (“Founder Shares”) to the Chief Operating Officer of Bleichroeder, 200,000 Founder Shares to the Chief Financial Officer of Bleichroeder and 30,000 Founder Shares to two independent directors of Bleichroeder. The membership interests constitute share-based payment arrangements within the scope of IFRS 2 — Share-based Payment (“IFRS 2”), as they were granted in exchange for services to be rendered by the recipients. The membership interests are subject to a performance condition to provide services during the period from issuance through the completion of a business combination. The total fair value of the membership interests was determined to be $1.6 million or €1.3 million upon issuance. As of December 31, 2025, no compensation expense was recognized in the historical financial statements of Bleichroeder.

2.      Bleichroeder Initial Public Offering and Private Placement

On January 9, 2026, Bleichroeder consummated its initial public offering of 28,750,000 units (the “Public Units”), which included the full exercise by the underwriters of their over-allotment option of 3,750,000 Public Units, at an offering price of $10.00 per Public Unit (the “Bleichroeder IPO”). Each Public Unit consists of one Bleichroeder Class A ordinary share and one-third of one redeemable warrant (“Public Warrant”).

Simultaneously with the closing of the Bleichroeder IPO, Bleichroeder consummated the sale of an aggregate of 7,750,000 private placement warrants (the “Private Warrants,” and collectively with the Public Warrants, the “Bleichroeder Warrants”) at a price of $1.00 per Private Warrant or €0.85, using an exchange rate of 1.1747

USD per EUR on December 31, 2025, for pro forma balance sheet purposes, for gross proceeds of $7.8 million or €6.6 million (the “Bleichroeder Private Placement”). Of the 7,750,000 Private Warrants sold in the Bleichroeder Private Placement, 5,000,000 Private Warrants were purchased by the Sponsor and 2,750,000 Private Warrants were purchased by Bleichroeder’s underwriters.

The adjustments included in the unaudited pro forma condensed combined financial information related to the Bleichroeder IPO and Bleichroeder Private Placement described above are as follows:

a)      To reflect the initial public offering of 28,750,000 Public Units at an offering price of $10.00 per unit on January 9, 2026, for aggregate gross proceeds of $287.5 million or €244.7 million, which was recognized in cash held in Trust Account. Proceeds of $3.4 million or €2.9 million were allocated to the Public Warrants based on their fair value, which was recorded in additional paid-in capital. The remaining proceeds of $284.1 million or €241.8 million were recognized within mezzanine equity as Bleichroeder Class A ordinary shares subject to possible redemption.

b)      To reflect the sale of 7,750,000 Private Warrants at an offering price of $1.00 or €0.85 per unit, for aggregate gross proceeds of $7.8 million or €6.6 million, which was recognized as an increase in cash held in Trust Account and additional paid-in capital.

c)      To reflect the transaction costs incurred in connection with the Bleichroeder IPO of $17.9 million or €15.2 million, which were recognized as (i) a reduction in Bleichroeder Class A ordinary shares subject to possible redemption of $17.6 million or €15.0 million representing transaction costs attributable to the issuance of Bleichroeder Class A ordinary shares, and (ii) a reduction to additional paid-in capital of $0.2 million or €0.2 million, representing transaction costs attributable to the issuance of the Public Warrants. Of the total transaction costs, (i) $12.3 million or €10.4 million were deferred and recognized as deferred underwriting fee liability, (ii) $5.1 million or €4.3 million are settled from the Bleichroeder Private Placement proceeds and recognized as a reduction of the cash held in the Trust account, (iii) $0.3 million or €0.3 million is paid from cash and cash equivalent, (iv) $0.2 million or €0.2 million is derecognized from deferred offering costs and (v) $11 thousand or €9 thousand is derecognized from accrued offering costs.

d)      To reflect the release of excess funds of $2.7 million or €2.3 million from cash held in Trust Account to cash and cash equivalents, representing the remaining proceeds from the Bleichroeder Private Placement after the $5.1 million or €4.3 million cash settlement of transaction costs described in Note 2(c)(ii).

e)      To reflect the remeasurement of the carrying value of Bleichroeder Class A ordinary shares subject to possible redemption to their redemption value as an increase in Bleichroeder Class A ordinary shares subject to possible redemption of $21.0 million or €17.9 million, a reduction of the balance of in additional paid-in capital of $10.9 million or €9.3 million to zero, and an increase in accumulated deficit of $10.1 million or €8.6 million.

f)      To reflect the payment of an unsecured promissory note from the Sponsor of $0.2 million or €0.2 million upon completion of the Bleichroeder IPO as a decrease in cash and cash equivalents and promissory note — related party.

3.      Pasqal Financing Transactions

Series C Financing

During January and February 2026, Legacy Pasqal completed the closing of the Series C Financing, pursuant to which Legacy Pasqal issued 499,769 Legacy Pasqal Series C Shares to certain existing and new investors at a price of €139.54 per share, for aggregate gross proceeds of approximately €69.7 million. The Legacy Pasqal Series C Shares issued in the Series C Financing have the following Ratchet warrants attached (collectively referred to as the “BSA Ratchets”):

•        “BSA Ratchet C” warrants are attached to all Legacy Pasqal Series C Shares and entitle the holder to subscribe, at a nominal value, for additional Legacy Pasqal Series C Shares in the event that Legacy Pasqal issues new shares or other securities that give access to a portion of its share capital based on a per-share price lower than the per-share price in the Series C Financing of €139.54 (a “Qualified Financing Round”). The BSA Ratchet C warrants cease to be exercisable on the date Legacy Pasqal completes a direct or indirect initial public offering, including in connection with the Business Combination.

•        “BSA Ratchet C*” warrants are held by any participant in Series C Financing whose investment was completed or committed prior to December 31, 2025 and entitle the holder to subscribe, at a nominal value, for additional Legacy Pasqal Series C Shares in the event that Legacy Pasqal completes an initial public offering, including through a special purpose acquisition company, under which the pre-money valuation of Legacy Pasqal on a fully-diluted basis is less than $2.0 billion (a “Qualified IPO”). The BSA Ratchet C* warrants cease to be exercisable following a period of sixty days from the notification by Legacy Pasqal of either a Qualified IPO or a direct or indirect initial public offering project (including in connection with the Business Combination) with a pre-money valuation of Legacy Pasqal on a fully diluted basis that is greater than or equal to $2.0 billion.

•        “BSA Ratchet C**” warrants are held by any participant in Series C Financing whose investment was completed or committed prior to December 31, 2025 and entitle the holder to subscribe, at a nominal value, for additional Legacy Pasqal Series C Shares in the event Legacy Pasqal does not sign a business combination agreement with a special purpose acquisition company. Upon execution of the Business Combination Agreement on February 28, 2026, the BSA Ratchet C** warrants expired.

The BSA Ratchet warrants do not meet the definition of an equity instrument and meets the definition of a derivative financial instrument in accordance with IAS 32 — Financial Instruments: Presentation (“IAS 32”) and IFRS 9 — Financial Instruments (“IFRS 9”), with changes in the fair value recognized in profit or loss. The fair value of the BSA Ratchet warrants was determined to be immaterial as of the respective issuance dates and December 31, 2025, as the warrants provide economic benefits only upon the occurrence of specified contingent events. Based on management’s assessment of facts and circumstances existing as of the issuance dates and December 31, 2025, including the expected financing strategy and progress toward the Business Combination, and using information available at that time, the occurrence of such contingent events was not expected, resulting in an expected negligible payoff. As a result, the proceeds received from the Series C Financing were allocated entirely to the shares issued.

Additionally, in connection with the Business Combination, the BSA Ratchet C and BSA Ratchet C* warrants, to the extent unexercised, will expire in connection with the Closing.

Redeemable Bonds

During the period from April 2025 to December 2025, Legacy Pasqal issued the Redeemable Bonds to certain new and existing investors for aggregate proceeds of €68.3 million, which are reported as borrowings in the consolidated statement of financial position of Legacy Pasqal. The Redeemable Bonds bear interest at a fixed rate of 12% per annum and mature on June 30, 2026. The Redeemable Bonds reflect the characteristics of a compound instrument under IAS 32. As the conversion option does not meet the definition of an equity instrument, it is treated as a derivative instrument measured at fair value in accordance with IFRS 9. Legacy Pasqal elected to measure the entire instrument at FVTPL, without separating the embedded derivative related to the conversion option.

Upon the occurrence of a redemption event as defined in the underlying subscription agreements, Legacy Pasqal redeemed the Redeemable Bonds, together with accrued interest, in consideration for a number of Legacy Pasqal Series C Shares, each of which is attached to a share subscription warrant entitling the holder to subscribe to Legacy Pasqal Series C Shares. The Series C Financing represented a qualified equity financing redemption event that resulted in the redemption of the Redeemable Bonds on March 2, 2026 into 682,448 Legacy Pasqal Series C Shares at the Series C Financing price of €139.54.

Upon conversion, Legacy Pasqal remeasured the fair value of the financial liability associated with the Redeemable Bonds as of the conversion date and derecognized the carrying amount of the liability, with a corresponding increase to equity. Accordingly, Legacy Pasqal recognized a €7.1 million of change in fair value of financial instruments at FVTPL immediately prior to the conversion in the consolidated statement of profit or loss of Legacy Pasqal. As the Series C Ratchet warrants attached to Legacy Pasqal Series C Shares were determined to have a nil fair value at inception, the entire fair value of the Redeemable Bonds at the conversion date was allocated to Legacy Pasqal Series C Shares issued upon conversion.

As of the date of this proxy statement/prospectus, the Redeemable Bonds issued have been fully converted into Legacy Pasqal Series C Shares and no other Redeemable Bonds are expected to be issued and outstanding at Closing.

The adjustments included in the unaudited pro forma condensed combined financial information related to the Pasqal Financing Transactions described above are as follows:

Pro Forma Condensed Combined Balance Sheet

a)      To reflect the issuance of 499,769 Legacy Pasqal Series C Shares with attached BSA Ratchets for aggregate proceeds of €69.7 million subsequent to December 31, 2025, pursuant to the Series C Financing. The issued Legacy Pasqal Series C Shares are reflected as an increase in share capital, reflecting the par value of the Legacy Pasqal Series C Shares, with the excess proceeds recorded as an increase in share premium. The BSA Ratchet warrants attached to the Series C Shares were assessed in accordance with applicable IFRS guidance and were determined to have nil fair value as of the issuance date. As a result, the proceeds received from the Series C Financing were allocated entirely to the shares issued. See Note 3, Series C Financing.

b)      To reflect the remeasurement of Legacy Pasqal’s Redeemable Bonds to fair value immediately prior to conversion, resulting in a €7.1 million reduction in the fair value of Legacy Pasqal’s Redeemable Bonds with a corresponding adjustment to loss for the year. Immediately prior to conversion, the Redeemable Bonds had a fair value of €95.2 million from €102.3 million recorded in the historical consolidated statement of financial position of Legacy Pasqal, determined based on the issuance of 682,448 Legacy Pasqal Series C Shares received upon conversion using the Series C Financing price.

c)      To reflect the conversion of the outstanding principal balance of Redeemable Bonds and accrued interest of €95.2 million of into 682,448 Legacy Pasqal Series C Shares subsequent to December 31, 2025, upon the completion of the Series C Financing in February 2026, which was considered a qualified equity financing event pursuant to the underlying subscription agreements. The issued Legacy Pasqal Series C Shares are reflected as an increase in share capital, reflecting the par value of the Legacy Pasqal Series C Shares, with the excess proceeds recorded as an increase in share premium. See Note 3, Redeemable Bonds.

Pro Forma Condensed Combined Statement of Operations

d)      To eliminate the change in fair value of the Redeemable Bonds incurred on the Redeemable Bonds reflected in the historical consolidated statement of profit or loss of Legacy Pasqal, assuming that the adjustment described in Note 3(c) was made on January 1, 2025.

e)      To reflect the remeasurement of Legacy Pasqal’s Redeemable Bonds to fair value immediately prior to conversion, assuming the conversion described in Note 3(b) occurred on January 1, 2025. The remeasurement resulted in a €7.1 million change in the fair value of Legacy Pasqal’s Redeemable Bonds.

4.      Basis of Pro Forma Presentation

The unaudited pro forma condensed combined financial information was prepared in accordance with Article 11 of SEC Regulation S-X, as amended by the final rule, Release No. 33-10786, Amendments to Financial Disclosures about Acquired and Disposed Businesses. Release No. 33-10786 replaces the historical pro forma adjustments criteria with simplified requirements to depict the transaction accounting adjustments and presents the reasonably estimable synergies and other transaction effects that have occurred or are reasonably expected to occur (“Management’s Adjustments”). Management has elected not to present Management’s Adjustments and will only be presenting transaction accounting adjustments in the unaudited pro forma condensed combined financial information. The transaction accounting adjustments presented in the unaudited pro forma condensed combined financial information are made to provide relevant information necessary for an understanding of the combined company reflecting the accounting for the Transactions. The unaudited pro forma condensed combined financial information does not give effect to any anticipated synergies, operating efficiencies, tax savings, or cost savings that may be associated with the Transactions. Bleichroeder and Legacy Pasqal have not had any historical relationship prior to the Business Combination. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

Management has made significant estimates and assumptions in its determination of the transaction accounting adjustments. The transaction accounting adjustments are based on certain currently available information and certain assumptions and methodologies that management believes are reasonable under the circumstances. The transaction accounting adjustments, which are described in these notes, may be revised as additional information becomes available and is evaluated. Therefore, it is likely that the actual adjustments will differ from the transaction accounting adjustments, and it is possible the difference may be material.

The unaudited pro forma condensed combined financial information has been prepared using the assumptions below with respect to the potential redemptions for cash of Bleichroeder Ordinary Shares subject to possible redemptions:

•        Assuming No Redemptions (Scenario 1):    This presentation assumes that no public shareholders of Bleichroeder exercise their right to have their Bleichroeder public shares subject to possible redemption converted into their pro rata share of the Trust Account and thus the full amount held in the Trust Account as of the Closing is available for the Business Combination; and

•        Assuming Maximum Redemptions (Scenario 2):    This presentation assumes that public shareholders of Bleichroeder holding 28,750,000 Bleichroeder public shares subject to possible redemption will exercise their redemption rights for their pro rata share of the funds in the Trust Account, based on an assumed redemption price of $10.00 or €8.51 per share calculated using approximately €244.7 million pro forma cash in the Trust Account upon the consummation of Bleichroeder IPO on January 9, 2026, divided by 28,750,000 Bleichroeder public shares subject to possible redemption. This scenario gives effect to redemptions of Bleichroeder public shares for an aggregate redemption payment of €244.7 million using the assumed €8.51 per share redemption price. This scenario includes all adjustments contained in the “no redemptions” scenario and presents additional adjustments to reflect the effect of the maximum redemptions.

The following table summarizes the pro forma number of New Pasqal Ordinary Shares outstanding following the consummation of the Transactions under a no redemption scenario and maximum redemption scenario, excluding the potential dilutive effect of 17,333,333 outstanding New Pasqal Warrants (comprised of 9,583,333 Public Warrants and 7,750,000 Private Warrants), 38,564,113 New Pasqal BSPCEs and New Pasqal options, 26,041,667 New Pasqal Ordinary Shares issuable upon the conversion of the Senior Unsecured Convertible Bonds, and 32,552,083 New Pasqal Ordinary Shares issuable upon the exercise of the Investment Warrants. The New Pasqal Warrants will become exercisable 30 days after the completion of the Business Combination and will expire five years after the completion of the Business Combination or earlier upon their redemption or liquidation. The Investment Warrants will be immediately exercisable upon issuance and will expire five years from the date of the Business Combination.

Equity Capitalization Summary Upon Consummation of the Business Combination	December 31, 2025
	Scenario 1: Assuming No Redemptions into Cash		Scenario 2: Assuming Maximum Redemptions into Cash
	Number of Shares Owned	% Ownership	Number of Shares Owned	% Ownership
Bleichroeder Sponsor and Bleichroeder’s executive officers and directors(1)	9,583,333	4%	9,583,333	5%
Public shareholders	28,750,000	12%	—	0%
Legacy Pasqal shareholders	200,000,000	84%	200,000,000	95%
Total New Pasqal Ordinary Shares	238,333,333	100%	209,583,333	100%

____________

(1)      Includes the 530,000 Founder Shares that will be vested upon completion of the Business Combination. See Note 1, Sponsor-Granted Membership Interests.

Assuming that all outstanding New Pasqal Warrants, New Pasqal BSPCEs, New Pasqal options, and New Pasqal Investment Warrants and Senior Unsecured Convertible Bonds issued in connection with the March 2026 Financing were exercisable and exercised following completion of the Business Combination (and each other assumption applicable to the table set forth above remains the same), then the combined voting power of New Pasqal and combined economic interest in New Pasqal will be as shown below:

Equity Capitalization Summary (fully diluted basis)	December 31, 2025
	Scenario 1: Assuming No Redemptions into Cash		Scenario 2: Assuming Maximum Redemptions into Cash
	Number of Shares Owned	% Ownership	Number of Shares Owned	% Ownership
Bleichroeder Sponsor and Bleichroeder’s executive officers and directors(1)	9,583,333	3%	9,583,333	3%
Public shareholders	28,750,000	8%	—	0%
Legacy Pasqal shareholders(2)	238,564,113	68%	238,564,113	74%
Investors pursuant to the March 2026 Financing	26,041,667	7%	26,041,667	8%
New Pasqal Warrants(3)	17,333,333	5%	17,333,333	5%
New Pasqal Investment Warrants	32,552,083	9%	32,552,083	10%
Total fully diluted New Pasqal Ordinary Shares	352,824,529	100%	324,074,529	100%

____________

(1)      Includes the 530,000 Founder Shares that will be vested upon completion of the Business Combination. See Note 1, Sponsor-Granted Membership Interests.

(2)      Includes 1,606,386 outstanding Legacy Pasqal BSPCEs and Legacy Pasqal options issued to former Legacy Pasqal shareholders as of the date of this proxy statement/prospectus, which represent an aggregate of 38,564,113 New Pasqal BSPCEs and New Pasqal Options after application of the estimated Exchange Ratio of 24.0068.

(3)      Comprised of 9,583,333 Public Warrants and 7,750,000 Private Warrants.

5.      IFRS Adjustments and Reclassifications

The historical financial information of Bleichroeder as of and for the year ended December 31, 2025 was prepared in accordance with U.S. GAAP and has been adjusted to give effect to the differences between U.S. GAAP and IFRS.

The IFRS adjustments and included in the unaudited pro forma condensed combined balance sheet as of December 31, 2025 are as follows:

a)      To reflect the reclassification of Bleichroeder Class A ordinary shares subject to possible redemption from mezzanine equity under U.S. GAAP to liabilities under IFRS, as the shareholders have the right to require Bleichroeder to redeem their pro rata share of the funds in the Trust Account and Bleichroeder has an irrevocable obligation to deliver cash or another financial instrument for such redemption.

b)      To reflect the reclassification of the $3.4 million or €2.9 million Public Warrants described in Note 2(a) and $7.8 million or €6.6 million Private Warrants described in Note 2(b) from equity classification under U.S. GAAP to liability classification under IFRS, due to both the Public Warrants and Private Warrants having net share settlement provisions that permit settlement in a variable number of shares, which preclude equity classification under IAS 32. As Bleichroeder’s additional paid-in capital was zero, after giving effect to Bleichroeder’s IPO-related entries described Note 2, the resulting IFRS adjustment in equity related to the warrant classification was recorded as an adjustment to accumulated deficit.

c)      To reflect the reclassification adjustments to align Bleichroeder’s historical financial statement balances with the presentation of Legacy Pasqal’s historical financial statements.

The IFRS adjustments and included in the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2025 are as follows:

d)      To reflect the reclassification adjustments to align Bleichroeder’s historical financial statement balances with the presentation of Legacy Pasqal’s historical financial statements.

6.      Accounting for the Business Combination

The Business Combination is expected to be accounted for as a capital reorganization in accordance with IFRS as issued by the IASB. Under this method of accounting, Bleichroeder will be treated as the “acquired” company for financial reporting purposes, and Legacy Pasqal will be the accounting “acquirer”. This determination is primarily based on the assumption that:

•        Legacy Pasqal’s existing shareholders will hold a majority of the voting power of New Pasqal;

•        Legacy Pasqal is the larger entity in terms of substantive operations and employee base;

•        Legacy Pasqal will designate a majority of the members of the board of directors of New Pasqal;

•        Legacy Pasqal’s operations will comprise the ongoing operations of New Pasqal; and

•        Legacy Pasqal’s existing senior management will comprise all of the senior management of New Pasqal.

Bleichroeder does not meet the definition of a “business” pursuant to IFRS 3 — Business Combinations (“IFRS 3”), and accordingly, for accounting purposes, the Business Combination will be accounted for as a capital reorganization within the scope of IFRS 2. The Business Combination is treated as the equivalent of New Pasqal issuing its ordinary shares in exchange for the net assets of Bleichroeder. As a result, the net assets of Bleichroeder will be stated at historical cost, with no goodwill or other intangible assets recorded. In accordance with IFRS 2, any excess of the fair value of New Pasqal Ordinary Shares issued to Bleichroeder shareholders over the fair value of the identifiable net assets of Bleichroeder acquired represents compensation for the service of a stock exchange listing and is expensed as incurred.

7.      New Pasqal Ordinary Shares Issued to Legacy Pasqal shareholders upon the Closing of the Business Combination

The New Pasqal Ordinary Shares expected to be issued to Legacy Pasqal shareholders at the closing of the Business Combination is determined based on the estimated Exchange Ratio of 24.0068 calculated as of the date of this proxy statement/prospectus, as follows:

Legacy Pasqal Ordinary Shares outstanding as of December 31, 2025	7,148,772
Legacy Pasqal Ordinary Shares issued subsequent to December 31, 2025 in connection with the Series C Financing	499,769
Legacy Pasqal Ordinary Shares issued upon conversion of the Redeemable Bonds	682,448
Total Legacy Pasqal Ordinary Shares outstanding prior to the Closing	8,330,989
Estimated Exchange Ratio	24.0068
Estimated New Pasqal Ordinary Shares to be issued to Legacy Pasqal shareholders upon Closing	200,000,000

8.      Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet

The unaudited pro forma condensed combined balance sheet as of December 31, 2025 reflects transaction accounting adjustments that depict the accounting for the Transactions.

The pro forma notes and adjustments, based on preliminary estimates that could change materially as additional information is obtained, are as follows:

Balance Sheet Pro forma Transaction Accounting Adjustments:

Bleichroeder pro forma transaction accounting adjustments:

a)      To reflect the change in fair value of the Public Warrants and Private Warrants of $15.9 million or €13.6 million, based on the market price for the Public Warrants of $1.56 or €1.33 as of May 13, 2026, translated using an exchange rate of 1.1747 USD per EUR, which represents the exchange rate in effect as of the pro forma balance sheet date of December 31, 2025. The resulting adjustment was recorded as an increase in warrant liabilities and accumulated deficit. The fair value of the Private Warrants was determined using the fair value of the Public Warrants as the terms and conditions of the Private Warrants are substantially identical to those of the Public Warrants.

b)      To reflect the accelerated vesting of membership interests that equate to an aggregate of 530,000 Founder Shares to Bleichroeder’s executive officers and directors for their services performed during the period from issuance through the completion of the Business Combination. The accelerated vesting is recorded as an increase in additional paid-in capital and an increase in accumulated deficit of $1.6 million or €1.3 million, representing the grant date fair value of the membership interests subject to a performance condition. See Note 1, Sponsor-Granted Membership Interests.

c)      To reflect, in Scenario 1, the release of €244.7 million from the cash held in Trust Account to cash upon the completion of the Business Combination, assuming no Bleichroeder public shareholders exercise their rights to have their ordinary shares redeemed for their pro rata share of the Trust Account.

d)      To reflect Scenario 1, which assumes that no holders of Bleichroeder Ordinary Shares subject to possible redemption exercise their redemption rights, resulting in the reclassification of 28,750,000 Bleichroeder Ordinary Shares subject to possible redemption from a liability to equity upon consummation of the Business Combination and recording the corresponding increase in Bleichroeder Class A ordinary shares at par value with the remaining balances recorded in additional paid-in capital.

e)      To reflect, in Scenario 2, the assumption that the holders of 28,750,000 Bleichroeder Ordinary Shares subject to possible redemption exercise their redemption rights prior to the consummation of the Business Combination at a redemption price of approximately $10.00 or €8.51 per share, using an exchange rate of 1.1747 USD per EUR on the pro forma balance sheet date of December 31, 2025, resulting in aggregate redemptions of approximately €244.7 million from the Trust Account, as if such redemption had occurred on December 31, 2025.

f)      Under Scenario 1, to reflect the cash settlement of the €10.4 million deferred underwriting fee incurred during the Bleichroeder IPO that is payable upon completion of the Business Combination.

Under Scenario 2, to reflect the derecognition of the €10.4 million deferred underwriting fee liability, which is contingent upon and calculated as a percentage of the gross proceeds held in the Trust Account and would otherwise become payable only upon the completion of the Business Combination. Under this scenario, all public shares are assumed to be redeemed in full, resulting in a zero balance in the Trust Account at closing. Accordingly, the deferred underwriting fee is no longer due or payable and is derecognized, with a corresponding increase in additional paid-in capital.

Business Combination accounting adjustments:

g)      Under Scenario 1, to reflect the conversion of Legacy Pasqal shares into 200,000,000 New Pasqal Ordinary Shares, based on an estimated exchange ratio of 24.0068 New Pasqal Ordinary Shares per Legacy Pasqal share, which resulted in an increase in New Pasqal share capital at €0.10 par value of €20.0 million, share premium of €213.6 million, accumulated deficit of €32.5 million, other reserves of €49.6 million and loss for the year of €98.1 million. As a result of the conversion, Legacy Pasqal’s equity balances were derecognized, reflecting decreases in share capital of €0.8 million, share premium of €232.8 million, accumulated deficit of €32.5 million, other reserves of €49.6 million and loss for the year of €98.1 million.

Under Scenario 2, to reflect the conversion of Legacy Pasqal shares into 200,000,000 New Pasqal Ordinary Shares based on the same estimated exchange ratio, which resulted in an increase in New Pasqal share capital at €0.10 par value of €20.0 million, share premium of €215.2 million, accumulated deficit of €32.5 million, other reserves of €49.6 million and loss for the year of €99.7 million. As a result of the conversion, Legacy Pasqal’s equity balances were derecognized, reflecting decreases in share capital of €0.8 million, share premium of €234.4 million, accumulated deficit of €32.5 million, other reserves of €49.6 million and loss for the year of €99.7 million.

h)      To reflect the issuance of New Pasqal Ordinary Shares on a one-for-one basis, pursuant to the Reincorporation Merger in exchange for the net assets of Bleichroeder. Under Scenario 1, 38,333,333 New Pasqal Ordinary Shares will be issued and recorded as an increase to New Pasqal share capital at €0.10 par value of €3.8 million and New Pasqal’s share premium of €209.2 million in exchange for Bleichroeder’s net assets resulting in the derecognition of Bleichroeder’s equity. The derecognition of Bleichroeder’s equity reflects a €2 thousand decrease in Class A Ordinary Shares, a €1 thousand decrease in Class B Ordinary Shares, a €246.1 million decrease in additional paid in capital (after giving effect to the adjustments described in Notes 2(a), 2(b), 2(c), 2(e), 8(b) and 8(d)) and a €33.0 million decrease in accumulated deficit (after giving effect to the adjustments described in Notes 2(e), 5(b), 8(a) and 8(b)).

Under Scenario 2, 9,583,333 New Pasqal Ordinary Shares will be issued and recorded as an increase to New Pasqal share capital at €0.10 par value of €1.0 million and a corresponding reduction New Pasqal’s share premium of €22.2 million in exchange for Bleichroeder’s net assets resulting in the derecognition of Bleichroeder’s equity. The derecognition of Bleichroeder’s equity reflects a €1 thousand decrease in Class B Ordinary Shares, a €11.8 million decrease in additional paid in capital (after giving effect to the adjustments described in Notes 2(a), 2(b), 2(c), 2(e), 8(b), and 8(f)) and a €33.0 million decrease in accumulated deficit (after giving effect to the adjustments described in Notes 2(e), 5(b), 8(a) and 8(b)).

The excess of the fair value of the New Pasqal Ordinary Shares issued by New Pasqal over the fair value of Bleichroeder identifiable net assets at the date of the Business Combination is recorded as a listing services expense in accordance with IFRS 2. The fair value of the New Pasqal Ordinary Shares is estimated based on the market price of Bleichroeder Ordinary Shares of $10.36 or €8.82 per share as of May 13, 2026. Under Scenario 1, the fair value of the New Pasqal Ordinary Shares issued to Bleichroeder shareholders is €338.1 million compared to the estimated fair value of adjusted Bleichroeder identifiable net assets at the date of the Business Combination of €213.1 million resulting in a preliminary estimated listing services expense of €125.0 million. Under Scenario 2, the fair value of the New Pasqal Ordinary Shares issued to Bleichroeder shareholders is €84.5 million compared to the estimated fair value of adjusted Bleichroeder identifiable net liabilities at the date of the Business Combination of €21.2 million resulting in a preliminary listing services expense of €105.8 million.

	Scenario 1 (Assuming No Redemptions into Cash)		Scenario 2 (Assuming Full Redemptions into Cash)
	Shares	Amounts	Shares	Amounts
	(In thousands, except share and per share amounts)
Bleichroeder shareholders
Public shareholders	28,750,000	€253,554	—	€—
Sponsor	9,583,333	84,518	9,583,333	84,518
Total fair value of New Pasqal Ordinary Shares to be issued to Bleichroeder shareholders	38,333,333	€338,072	9,583,333	€84,518

Adjusted net assets of Bleichroeder as of December 31, 2025		213,078		(21,238)
IFRS 2 charge for listing services		€124,994		€105,756

The fair value of the New Pasqal Ordinary Shares issued by New Pasqal to Bleichroeder shareholders is preliminary and subject to change based on fluctuations in the price of Bleichroeder Ordinary Shares through the closing of the Business Combination. In Scenario 1, a one percent change in the market price per share would result in a change of €3.4 million in the estimated listing services expense. In Scenario 2, one percent change in the market price per share would result in a change of €0.8 million in the estimated expense.

i)       To reflect the issuance and sale of the Senior Unsecured Convertible Bonds and the Investment Warrants in connection with the closing of the Business Combination, for gross cash proceeds of €212.8 million, pursuant to the March 2026 Financing. Upon issuance, the Senior Unsecured Convertible Bonds and the Investment Warrants are measured at their relative fair values and recorded in borrowings of €285.7 million and warrant liabilities of €99.8 million, respectively, in the unaudited condensed combined pro forma balance sheet. Any difference between the total proceeds received and the aggregate fair value of the Senior Unsecured Convertible Bonds and the Investment Warrants at issuance results in a day-one gain or loss, which may be deferred and recognized in profit or loss over the term of the issued instruments on a straight-line basis, or recognized immediately, when the underlying inputs for the fair value measurement become observable. Since the Business Combination results in the share price of New Pasqal Ordinary Shares, which represents the most significant input to fair value measurement for both instruments, being observable, the day-one loss of €172.7 million is expected to be recognized immediately in loss for the year, and the Senior Unsecured Convertible Bonds and the Investment Warrants are recognized on the unaudited condensed combined pro forma balance sheet for their respective fair value of €285.7 million and €99.8 million, respectively. See Note 1, March 2026 Financing.

j)       To reflect preliminary estimated transaction costs of €15.0 million that are expected to be incurred by Legacy Pasqal in connection with the Business Combination, such as advisory, legal, accounting and auditing fees and other professional fees. As of the pro forma balance sheet date, the €15.0 million transaction costs have been accrued and allocated between newly issued shares and newly listed but previously existing shares. Under Scenario 1, approximately €2.2 million is allocated to newly issued shares and included as an adjustment to share premium, and approximately €12.8 million is allocated to the newly listed but previously existing shares and included as an adjustment to loss for the year and reflected in the pro forma condensed combined statement of operations for the year ended December 31, 2025.

Under Scenario 2, approximately €0.6 million is allocated to newly issued shares and included as an adjustment to share premium, and approximately €14.4 million is allocated to the newly listed but previously existing shares and included as an adjustment to loss for the year and reflected in the pro forma condensed combined statement of operations for the year ended December 31, 2025.

9.      Adjustments to Unaudited Pro Forma Condensed Combined Statement of Operations

The pro forma notes and adjustments, based on preliminary estimates that could change materially as additional information is obtained, are as follows:

Statement of Operations Pro forma Transaction Accounting Adjustments:

Bleichroeder pro forma transaction accounting adjustments:

a)      To reflect the compensation expense related to the accelerated vesting of membership interests upon the closing of the Business Combination that equates to an aggregate of 530,000 Founder Shares to Bleichroeder’s executive officers and directors, assuming that the adjustment described in Note 8(b) was made on January 1, 2025.

Business Combination accounting adjustments

b)      To reflect the preliminary estimated transaction costs that are expected to be incurred by Legacy Pasqal in connection with the Business Combination, such as advisory, legal, accounting and auditing fees and other professional fees, that are allocated to the newly listed but previously existing shares under Scenario 1 and Scenario 2, assuming that the adjustment described in Note 8(j) was made on January 1, 2025.

c)      To reflect the preliminary estimated stock exchange listing expense recognized, in accordance with IFRS 2, for the excess of the fair value of New Pasqal Ordinary Shares issued and the fair value of Bleichroeder’s identifiable net assets acquired from the Transactions under Scenario 1 and Scenario 2, assuming that the adjustment described in Note 8(h) was made on January 1, 2025.

d)     To reflect the annual estimated interest expense associated with the March 2026 Financing, assuming the Senior Unsecured Convertible Bonds were issued on January 1, 2025. The interest rate assumed for purposes of preparing the unaudited pro forma condensed combined financial information is using the interest rate of 10% payable in cash on a semi-annual basis, representing the most likely scenario, as the Senior Unsecured Convertible Bonds may be settled in cash or New Pasqal Ordinary Shares at the election of New Pasqal pursuant to the terms of the securities purchase agreement. Assuming an interest rate of 12% per annum in PIK on an annual basis under Scenario 1, the pro forma net loss for the year ended December 31, 2025 would be €395.3 million and the pro forma net loss per share of New Pasqal, basic and diluted, would be €1.66. Under Scenario 2, the pro forma net loss for the year ended December 31, 2025 would be €377.7 million and the pro forma net loss per share of New Pasqal, basic and diluted, would be €1.80.

e)      To reflect the recognition of the day-one loss of €172.7 million arising from the issuance of the Senior Unsecured Convertible Bonds and the Investment Warrants assuming that the adjustment described in Note 8(i) occurred on January 1, 2025.

f)      The pro forma basic and diluted net loss per share amounts presented in the unaudited pro forma condensed combined statement of operations are based upon the number of New Pasqal Ordinary Shares outstanding at Closing, as if the Transactions had occurred on January 1, 2025. For periods in which Bleichroeder, Legacy Pasqal, or the combined company reported a net loss, diluted loss per share is the same as basic loss per share, since dilutive potential shares are not assumed to have been issued as their effect would be anti-dilutive. The calculation of weighted-average shares outstanding for pro forma basic and diluted net loss per share assumes that the shares issuable in connection with the Transactions have been outstanding for the entirety of the period presented.

Pro forma basic and diluted net loss per share is calculated as follows for the year ended December 31, 2025:

	Year Ended December 31, 2025
	Scenario 1: Assuming No Redemptions into Cash	Scenario 2: Assuming Full Redemptions into Cash
	(In thousands, except share and per share amounts)
Numerator:
Pro forma net loss – basic and diluted	€(389,797)	€(372,171)

Denominator:
Historical weighted average number of Bleichroeder Ordinary Shares outstanding	8,333,333	8,333,333
Bleichroeder Ordinary Shares no longer subject to forfeiture upon consummation of the Bleichroeder IPO	1,250,000	1,250,000
New Pasqal Ordinary Shares owned by public shareholders that were subject to redemption upon Closing	28,750,000	—
Estimated New Pasqal Ordinary Shares expected to be issued to Legacy Pasqal shareholders upon Closing (see Note 7)	200,000,000	200,000,000
Weighted average New Pasqal Ordinary Shares outstanding used in basic and diluted net loss per share	238,333,333	209,583,333
Pro forma net loss per share of New Pasqal – basic and diluted	€(1.64)	€(1.78)

The outstanding (i) 38,564,113 New Pasqal BSPCEs and New Pasqal options, (ii) 26,041,667 New Pasqal Ordinary Shares issuable upon the conversion of the Senior Unsecured Convertible Bonds, (iii) 32,552,083 New Pasqal Ordinary Shares issuable upon the exercise of the Investment Warrants, and (iv) 17,333,333 New Pasqal Ordinary Shares issuable upon the exercise of the New Pasqal Warrants (comprised of 9,583,333 Public Warrants and 7,750,000 Private Warrants), have been excluded from the computation of diluted net loss per share attributable to ordinary shareholders for the year ended December 31, 2025, because including them would have been antidilutive.

DILUTION

The following table presents the net tangible book value per share under each of (i) the no redemption scenario, (ii) the 50% redemption scenario and (iii) the maximum redemption scenario assuming various sources of material probable dilution (but excluding the effects of the Business Combination transaction itself).

(in thousands, except share and per share amounts)	No Redemption Scenario(1)	50% Redemption Scenario(2)	Maximum Redemption Scenario(3)
IPO offering price per share(4)	€8.51	€8.51	€8.51

Bleichroeder net tangible book value (deficit) as of December 31, 2025, as adjusted(5)	€205,778	€88,620	€(28,538)
As adjusted Bleichroeder shares outstanding(6)	38,333,333	23,958,333	9,583,333
Net tangible book value per share	€5.37	€3.70	€(2.98)

Dilution per share to Public Shareholders	€3.14	€4.81	€11.49
Equalizing company value(7)	€326,324	€203,953	€81,581

____________

(1)      Assumes that no public shareholders exercise redemption rights with respect to their public shares for a pro rata share of the funds in the Trust Account, which is a redemption scenario that could occur.

(2)      Assumes that holders of 50% of the public shares, 14,375,000 public shares, exercise redemption rights will exercise their redemption rights for an aggregate payment of approximately $143.8 million or €122.4 million (based on the estimated per-share redemption price of $10.00 or approximately €8.51 per share, using an exchange rate of 1.1747 USD per EUR on December 31, 2025) from the Trust Account based on funds in the Trust Account upon the consummation of Bleichroeder IPO on January 9, 2026, which is a redemption scenario that could occur.

(3)      Assumes that holders of 100% of the public shares, 28,750,000 public shares, exercise redemption rights will exercise their redemption rights for an aggregate payment of approximately $287.5 million or €244.7 million (based on the estimated per-share redemption price of $10.00 or approximately €8.51 per share) from the Trust Account based on funds in the Trust Account upon the consummation of Bleichroeder IPO on January 9, 2026, which is a redemption scenario that could occur.

(4)      Represents IPO offering price per share of $10.00 or €8.51, using an exchange rate of 1.1747 USD per EUR on December 31, 2025.

(5)      See table below for reconciliation of Bleichroeder net tangible book value, as adjusted.

(6)      See table below for reconciliation of as adjusted Bleichroeder shares.

(7)      Represents the price for each redemption scenario at which the potential dilution from the Business Combination results in the amount of non-redeeming shareholders’ interest per share being at least $10.00 or €8.51 (the initial public offering price of the units).

The following table illustrates the as-adjusted net tangible book value to the Bleichroeder shareholders and net changes in net tangible book value to the Bleichroeder shareholders as a result of Bleichroeder’s IPO, transaction costs, funds released from the Trust Account at the Closing, and other material effects on Bleichroeder’s net tangible book value per share.

(in thousands, except share and per share amounts)	No Redemption Scenario(1)	50% Redemption Scenario(2)	Maximum Redemption Scenario(3)
Numerator adjustments
Bleichroeder historical net tangible book deficit as of December 31, 2025(4)	€(32)	€(32)	€(32)
Adjusted for Bleichroeder’s IPO transaction(5)	(8,615)	(8,615)	(8,615)
Adjusted for trust account balance upon the consummation of Bleichroeder’s IPO(6)	244,744	122,372	—
Anticipated transaction expenses(7)	(7,300)	(7,300)	(7,300)
Impact of reduction in deferred underwriting fee	—	5,214	10,428
Impact of recognition of warrant liability	(23,019)	(23,019)	(23,019)
Bleichroeder net tangible book value (deficit) as of December 31, 2025, as adjusted	€205,778	€88,620	€(28,538)

(in thousands, except share and per share amounts)	No Redemption Scenario(1)	50% Redemption Scenario(2)	Maximum Redemption Scenario(3)
Denominator adjustments
Bleichroeder Public Shareholders	28,750,000	14,375,000	—
Bleichroeder Sponsor and Bleichroeder’s executive officers and directors	9,583,333	9,583,333	9,583,333
As adjusted Bleichroeder shares outstanding	38,333,333	23,958,333	9,583,333

____________

(1)      Assumes that no public shareholders exercise redemption rights with respect to their public shares for a pro rata share of the funds in the Trust Account, which is a redemption scenario that could occur.

(2)      Assumes that holders of 50% of the public shares, 14,375,000 public shares, will exercise their redemption rights for an aggregate payment of approximately $143.8 million or €122.4 million (based on the estimated per-share redemption price of $10.00 or approximately $8.51per share, using an exchange rate of 1.1747 USD per EUR on December 31, 2025) from the Trust Account based on funds in the Trust Account upon the consummation of Bleichroeder IPO on January 9, 2026, which is a redemption scenario that could occur.

(3)      Assumes that holders of 100% of the public shares, 28,750,000 public shares, will exercise their redemption rights for an aggregate payment of approximately $287.5 million or €244.7 million (based on the estimated per-share redemption price of $10.00 or approximately $8.51 per share) from the Trust Account based on funds in the Trust Account upon the consummation of Bleichroeder IPO on January 9, 2026, which is a redemption scenario that could occur.

(4)      Bleichroeder’s net tangible book value was calculated by total assets minus total liabilities minus ordinary shares subject to redemption.

(5)      Bleichroeder’s net tangible book value was adjusted to give effect to the consummation of Bleichroeder’s initial public offering of units and the sale of private placement warrants consummated on January 9, 2026, assuming such transactions had been consummated on December 31, 2025.

(6)      Bleichroeder’s net tangible book value was adjusted for trust account balance upon the consummation of Bleichroeder IPO on January 9, 2026 as a result of different levels of redemption.

(7)      Transaction expenses related to the Business Combination that have not recorded on Bleichroeder’s financial statements as of December 31, 2025, which will have impacts on the calculation of net tangible book value upon closing of the Business Combination.

New Pasqal is expected to have a maximum of 238,333,333 shares of New Pasqal Ordinary Shares outstanding or issuable immediately following the Closing (excluding shares of New Pasqal Ordinary Shares issuable upon exercise of New Pasqal Warrants and Investment Warrants and upon the conversion of the Senior Unsecured Convertible Bonds) after giving effect to the Business Combination under the no redemptions scenario. Where there are no redemptions, the valuation of Bleichroeder is based on the offering price each public share of $10.00 or €8.51, using an exchange rate of 1.1747 USD per EUR on December 31, 2025 (for this purpose ascribing no value to the Bleichroeder Warrants) and is therefore calculated as: $10.00 or €8.51(per share price at IPO) times 238,333,333 shares, or $2.4 billion or €2.0 billion. The following table illustrates the valuation based on the offering price of the securities at the IPO price of $10.00 or €8.51 per share under each redemption scenario:

(in thousands, except share and per share amounts)	No Redemption Scenario(1)	50% Redemption Scenario(2)	Maximum Redemption Scenario(3)
Valuation of shares issued to public shareholders	€244,743	€122,372	€—
Shares of New Pasqal Ordinary Shares issued in exchange for Public Shares	28,750,000	14,375,000	—
Valuation of shares held by Bleichroeder Sponsor and Bleichroeder’s executive officers and directors	€81,581	€81,581	€81,581
Shares of New Pasqal Ordinary Shares issued in exchange for securities held by Bleichroeder Sponsor and Bleichroeder’s executive officers and directors	9,583,333	9,583,333	9,583,333
Valuation of shares issued to shareholders of Legacy Pasqal	€1,702,562	€1,702,562	€1,702,562
Shares of New Pasqal Ordinary Shares issued in exchange for Legacy Pasqal securities in the Business Combination	200,000,000	200,000,000	200,000,000
Total valuation	€2,028,886	€1,906,515	€1,784,143
Total shares of New Pasqal Ordinary Shares outstanding or issuable without further consideration at Closing(4)	238,333,333	223,958,333	209,583,333

____________

(1)      Assumes that no public shareholders exercise redemption rights with respect to their public shares for a pro rata share of the funds in the Trust Account, which is a redemption scenario that could occur.

(2)      Assumes that holders of 50% of the public shares, 14,375,000 public shares, will exercise their redemption rights for an aggregate payment of approximately $143.8 million or €122.4 million (based on the estimated per-share redemption price of $10.00 or approximately €8.51 per share) from the Trust Account based on funds in the Trust Account upon the consummation of Bleichroeder IPO on January 9, 2026, which is a redemption scenario that could occur.

(3)      Assumes that holders of 100% of the Public Shares, 28,750,000 public shares, will exercise their redemption rights for an aggregate payment of approximately $287.5 million or €244.7 million (based on the estimated per-share redemption price of $10.00 or approximately €8.51 per share) from the Trust Account based on funds in the Trust Account upon the consummation of Bleichroeder IPO on January 9, 2026, which is a redemption scenario that could occur.

(4)      Excludes shares of New Pasqal Ordinary Shares issuable upon exercise of New Pasqal Warrants and Investment Warrants and upon the conversion of the Senior Unsecured Convertible Bonds.

CAYMAN ISLANDS TAX CONSIDERATIONS

The following is a discussion on certain Cayman Islands income tax consequences of an investment in the securities of Bleichroeder. The discussion is a general summary of present law, which is subject to prospective and retroactive change. It is not intended as tax advice, does not consider any investor’s particular circumstances, and does not consider tax consequences other than those arising under Cayman Islands law.

Under Existing Cayman Islands Laws:

Payments of dividends and capital in respect of Bleichroeder’s securities will not be subject to taxation in the Cayman Islands and no withholding will be required on the payment of a dividend or capital to any holder of the securities, nor will gains derived from the disposal of the securities be subject to Cayman Islands income or corporate tax. The Cayman Islands currently has no income, corporate or capital gains tax and no estate duty, inheritance tax or gift tax.

Bleichroeder has been incorporated under the laws of the Cayman Islands as an exempted company with limited liability and, as such, has received an undertaking from the Financial Secretary of the Cayman Islands in the following form:

The Tax Concessions Act
(Revised)
Undertaking as to Tax Concessions

In accordance with the Tax Concessions Act (Revised), with the following undertaking is hereby given to Bleichroeder Acquisition Corp. II (“Bleichroeder”):

(a)     That no law which is hereafter enacted in the Islands imposing any tax to be levied on profits, income, gains or appreciations shall apply to Bleichroeder or its operations; and

(b)    In addition, that no tax to be levied on profits, income, gains or appreciations or which is in the nature of estate duty or inheritance tax shall be payable:

(i)     on or in respect of the shares, debentures or other obligations of Bleichroeder; or

(ii)    by way of the withholding in whole or part, of any relevant payment as defined in the Tax Concessions Act.

These concessions shall be for a period of THIRTY years from the 29 day of August, 2025.

FRENCH TAX CONSIDERATIONS

The Surviving Corporation is treated as a tax resident of France, under French tax legislation and any applicable tax treaty, on the Merger Effective Time.

For the purposes of this discussion, “Surviving Corporation” means the French entity resulting from the Merger between (i) the “Bleichroeder Surviving Corporation”, referring to the French entity resulting from the Reincorporation Merger between Bleichroeder Acquisition Corp. II and Bleichroeder Acquisition France Merger Sub 2 and (ii) “Legacy Pasqal” (Pasqal Holding SAS), with the Bleichroeder Surviving Corporation being the surviving company, referred herein as the “Combined Company”. For purposes of this discussion, the term “French individual” is used to mean an individual who:

•        is domiciled and a resident of France for tax purposes;

•        is subject to personal income tax in France (impôt sur le revenu);

•        owns New Pasqal Ordinary Shares (and, as the case may be, New Pasqal Warrants) as part of the individual’s private portfolio and does not hold New Pasqal Ordinary Shares (and, as the case may be, New Pasqal Warrants) through a fixed base located outside of France or an enterprise that carries out an industrial, commercial, farming or other professional activity;

•        does not carry out stock market transactions under conditions similar to those which define an activity carried out by a person conducting such operations on a professional basis; and

•        does not hold and has not acquired the New Pasqal Ordinary Shares (and, as the case may be, New Pasqal Warrants) through a company savings plan (plan d’épargne d’entreprise) or a group savings plan (plan d’épargne de groupe) or through a stock option plan or a performance share plan (if the New Pasqal Ordinary Shares were acquired or are held through any such plan or arrangement — they should consult their personal tax advisor to determine the specific French tax and social security implications applicable to their situation).

•        The term “French legal entity” is used to mean a legal entity that:

•        is a French tax resident subject to corporate income tax in France (impôt sur les sociétés);

•        does not own its interest in the Surviving Corporation through a permanent establishment outside France; and

•        The term “French Holders” is used to mean:

•        a French individual; or

•        a French legal entity.

The term “Non-French-resident Holders” is used to mean holders of New Pasqal Ordinary Shares after completion of the Business Combination (and, as the case may be, New Pasqal Warrants after completion of the Business Combination) that are not residents in France for tax purposes, that do not carry out a trade or operate a business through a branch or agency or permanent establishment or fixed base in France to which their New Pasqal Ordinary Shares are attributable and that do not hold (and have not held at any time during the past five years), directly or indirectly, alone or together with their spouse, ascendants and descendants, 25% or more of the financial rights in the Surviving Corporation.

This discussion is only a summary of the French tax regime applicable under French legislation applicable to date and does not constitute an exhaustive description of, nor a legal opinion on, all the French tax consequences that may apply to Surviving Corporation shareholders before or after the transaction described herein. It does not address all aspects of French taxation that may be relevant in light of the specific circumstances of particular investors, some of whom may be subject to special tax rules.

We have not sought, and do not intend to seek, a ruling from French tax authorities as to any French tax consequences described herein. Each investor should seek advice from their own tax advisor.

This discussion does not address the treatment of New Pasqal Ordinary Shares that are held through a foreign trust. French law has enacted rules relating to trusts, in particular specific tax and filing requirements as well as modifications to wealth, estate and gift taxes as they apply to trusts. Given the complex nature of these rules and the fact that their application varies depending on the status of the trust, the grantor, the beneficiary and the assets held in the trust, the following summary does not address the tax treatment of the New Pasqal Ordinary Shares held in a trust. If New Pasqal Ordinary Shares are held in trust, the grantor, trustee and beneficiary are urged to consult their own tax advisors regarding the specific tax consequences of acquiring, owning and disposing of the shares.

The French Tax Authorities (“FTA”) may disagree with the discussion herein, and its determination may be upheld by a court. Moreover, there can be no assurance that future legislation, regulations, administrative rulings or court decisions will not adversely affect the accuracy of the statements in this discussion.

ALL INVESTORS SHOULD CONSULT THEIR TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM IN THE FRAME OF TRANSACTIONS DESCRIBED HEREIN AND IN PARTICULAR THE BUSINESS COMBINATION AND THE OWNERSHIP AND DISPOSITION OF SECURITIES OF THE COMBINED COMPANY, INCLUDING THE APPLICABILITY AND EFFECT OF ANY LOCAL, FOREIGN AND OTHER TAX LAWS.

Tax Residence of the Surviving Corporation

The Surviving Corporation is treated as a French tax resident pursuant to Section 209 of the French tax code since it carries out a business in France and more generally under tax treaties signed by France since its place of effective management is situated in France. As a result it is subject to corporate income tax on activities carried out in France and those performed abroad but which taxation is awarded to France pursuant to a tax treaty.

Tax treatment of the Business Combination

The parties intend that the Business Combination resulting from the Merger will qualify as a tax-free exchange under Sections 150-0 B, 38-7, 38-7 bis, 210-0 A, 210 A and 210-B of the French Tax Code. As a result, as long as the Merger qualifies as a merger, contribution or exchange according to French law, and subject to specific conditions and commitments to be taken, as the case may be, by the relevant party, French residents holders of the Legacy Pasqal Shares generally may not recognize gain or loss at the time of the Merger for French tax purposes, such gain or loss being generally deferred until a subsequent taxable event occurs.

Tax consequences to Non-French-Resident Holders of the Surviving Corporation

The Business Combination

Generally speaking, no material French tax consequences should arise to U.S. holders of Legacy Pasqal Shares or shares of Bleichroeder Surviving Corporation in the frame of the following transaction: domestic merger between the Bleichroeder Surviving Corporation and Legacy Pasqal (Merger).

Ownership and disposition of Securities of the Surviving Corporation

Dividend Taxation

When they benefit non-French-resident, dividends distributed by French companies are, in principle, subject to withholding tax, but it also depends on the application of any income tax treaty that might apply to reduce such withholding taxes.

Pursuant to Sections 119 bis, 2 and 187, 1 of the French Tax Code, the withholding tax rate is:

•        12.8% for individuals;

•        15% for non-profit entities;

•        75% for amounts distributed and paid to an account situated in a non-cooperative state (non-cooperative state in the meaning of Section 238-0 A of the French Tax Code); or

•        Equal to the standard French corporate income tax rate (i.e. 25%) for other legal entities.

The jurisdiction in which you are subject to tax on this dividend may award you a foreign tax credit allowing to minimize or avoid double-taxation (subject to applicable tax treaties).

Capital Gain Taxation

According to Sections 244 bis B and 244 bis C of the French Tax Code, the sale of New Pasqal Ordinary Shares by non-French-Resident Holders should not be taxable in France, as long as no holder holds more than 25% of the share capital of the Surviving Corporation. However, please note that any holder domiciled, established or incorporated in a non-cooperative state may be subject to a 75% withholding tax (non-cooperative state in the meaning of Section 238-0 A of the French Tax Code).

In addition, please note that non-French legal entities subject to Section 244 bis B of the French Tax Code may, under certain conditions, obtain a refund so that their effective taxation aligns with the French long-term participation exemption regime. Where the conditions are met (notably that the shares qualify as “titres de participation” within the meaning of Article 219, I-a quinquies of the French Tax Code, a direct and continuous holding of at least two years and proper payment of the Section 244 bis B tax), the foreign company may claim a refund equal to the excess of Section 244 bis B tax over the corporate income tax that would have been due had it been a French resident company, i.e., corporate income tax applied only to a 12% lump-sum add-back (quote-part de frais et charges).Investors should consult their tax advisors as to the tax consequences of the receipt of dividends or the sale of New Pasqal Ordinary Shares.

Tax consequences to French Holders

The Business Combination

Domestic merger between the Bleichroeder Surviving Corporation and Legacy Pasqal (Merger)

Under Sections 115-1 and 121-1 of the French Tax Code, the issuance of the New Pasqal Ordinary Shares by the Surviving Corporation to the Legacy Pasqal shareholders in consideration for their Legacy Pasqal Shares should not be considered as a distribution of income.

French Individuals

Pursuant to Section 150-0 B of the French Tax Code, any capital gain or loss realized by a French individual upon the exchange of their Legacy Pasqal Shares for New Pasqal Ordinary Shares pursuant to the Merger should not be taken into account for the purposes of determining such individual’s personal income tax for the calendar year in which the exchange occurs.

If you are a French individual, the application of such tax deferral regime will result in the following:

•        you will not be required to declare on your tax returns for the relevant year the capital gain or loss realized upon the exchange of your Legacy Pasqal shares for the New Pasqal Ordinary Shares. Any capital gain arising from such exchange will be deferred for French tax purposes. This tax deferral applies automatically; and

•        it will not be possible to use any capital loss arising from the exchange of Legacy Pasqal Shares for New Pasqal Ordinary Shares to offset capital gains realized.

This tax deferral will cease upon, notably, disposal, buy-back, redemption or cancellation of the New Pasqal Ordinary Shares received in exchange for the Legacy Pasqal Shares pursuant to the Merger. The net capital gain or loss realized at the time of a subsequent sale or other disposition of New Pasqal Ordinary Shares will be calculated by reference to the acquisition price or value for tax purposes of the Legacy Pasqal Shares exchanged pursuant to the Merger and will be subject to personal income tax and related social levies under the tax regime applicable to sales of securities at the time of the subsequent sale.

French Legal Entities

Pursuant to Section 38-7 bis of the French Tax Code and subject to certain conditions being met, any capital gain or loss realized by a French legal entity upon the exchange of its Legacy Pasqal Shares for New Pasqal Ordinary Shares, according to the Merger should, upon election, be deferred and included in the relevant French legal entity’s taxable income for the financial year in which the shares received in exchange are later disposed of.

If you are a French legal entity and an election for such tax deferral treatment is made, the application of the said regime will result in any capital gain or loss resulting from the subsequent disposal of New Pasqal Ordinary Shares received pursuant to the Merger being computed by reference to the tax basis of your Legacy Pasqal Shares exchanged for the New Pasqal Ordinary Shares. You will then be subject to special reporting requirements on an annual basis pursuant to Section 54 septies of the French Tax Code. Failure to report or to file accurate and complete documents required by the aforementioned section may result in a penalty equal to five percent (5%) of the amount not properly reported.

The gain or loss included in your taxable income for the financial year in which the subsequent disposal occurs would be subject to the tax treatment applicable to New Pasqal Ordinary Shares as of that date.

In the absence of an election for the application of the tax deferral treatment, and pursuant to Section 219, I-a quinquies of the French Tax Code, any capital gain realized by a French legal entity upon the exchange of Legacy Pasqal Shares for New Pasqal Ordinary Shares could be subject to a 0% separate rate with a 12% lump-sum add-back (quote-part de frais et charges) taxed at the standard corporate income tax rate, if the shares qualify as a “participation” under French Law and have been held for at least two years.

In the absence of an election for the application of the tax deferral treatment, and if the shares do not qualify as a “participation” under French Law (Section 219, I-A quinquies of the French Tax Code), any capital gain realized by a French legal entity upon the exchange of Legacy Pasqal Shares for New Pasqal Ordinary Shares pursuant to the Merger could be subject to corporate income tax at the relevant standard rate applicable to such French legal entity, increased, as the case may be, by an additional contribution of 3.3% which is assessed on the corporate income tax due, after deduction of an allowance that may not exceed €763,000 per 12-month period (Section 235 ter ZC of the French Tax Code).

Also, any capital loss incurred as a result of the exchange of Legacy Pasqal Shares for Surviving Corporation pursuant to the Merger may be deductible from the taxable income subject to corporate income tax (provided that the shares do not qualify as a “participation” under French law).

Registration Duties and Financial Transaction Tax

The Merger should not trigger any registration duties in France or Financial Transaction Tax set forth in Section 235 ter ZD of the French Tax Code.

Ownership and Disposition of Securities of the Combined Company

Dividend Taxation

For the purposes of this section, it is assumed that Surviving Corporation is treated as a tax resident of France, under French tax legislation and any applicable tax treaty.

French Individuals

For French individuals who hold New Pasqal Ordinary Shares, the taxation of the dividends will occur in two steps.

First, the gross amount of the dividends received from Surviving Corporation will be subject to a 12.8% withholding in accordance with Section 117 quater of the French Tax Code.

If the paying agent is established in France, the 12.8% withholding will be levied by such paying agent. If the paying agent is established outside of France, the 12.8% withholding will either (i) be paid directly by the French individual to the French Treasury or (ii) be levied by such paying agent if such paying agent is established in a jurisdiction that is a member of the European Economic Area and has been appointed for the levy of such withholding by the French individual.

If the reference taxable income of the household of the French individual for the antepenultimate calendar year would be less than €50,000 (single, divorced or widowed taxpayers) or €75,000 (taxpayers subject to joint taxation), an exemption from the 12.8% withholding will be available either (i) automatically, if the paying agent is established outside of France or (ii) upon request and under certain conditions, if the paying agent is established in France.

Second, the gross amount of the dividends will in principle be subject to French personal income tax at a flat rate of 12.8%. Alternatively, pursuant to Section 200 A of the French Tax Code, it would be possible to elect, before the deadline related to the filing of the personal income tax return for the applicable year, that such dividends be taken into account for the purposes of the determination of the net global income subject to the progressive income tax rate scale. The election is global, irrevocable and applies on a yearly basis to all types of income falling within the scope of the 12.8% flat tax rate. If such an election is made, the dividends will be taken into account for the purposes of the determination of the net global income subject to the progressive income tax rate scale, with a 40% allowance under certain conditions.

The 12.8% withholding will be deducted from the personal income tax effectively due by the French individual for the relevant calendar year (if it exceeds the amount of such income tax, the excess could be refunded by the French Treasury).

The gross amount of the dividends will also be subject to social levies at a global 18.6% rate, of which 6.8% would be deductible from the aggregate taxable income of the taxpayer for the year during which they are paid, if and only if an election for the taxation based on the progressive income tax rate scale is filed. Said social levies will be withheld by the paying agent under the same conditions as those described above regarding the 12.8 percent withholding to be levied in accordance with Section 117 quater of the French Tax Code.

In addition, the exceptional contribution on high incomes set forth in Section 223 sexies of the French Tax Code may also apply depending on the reference taxable income of the French individual. This exceptional contribution is calculated by applying a rate of:

•        3% for the portion of reference taxable income (i) in excess of €250,000 and lower or equal to €500,000 for taxpayers who are single, widowed, separated or divorced, and (ii) in excess of €500,000 and lower or equal to €1,000,000 for taxpayers subject to joint taxation; and

•        4% for the portion of reference taxable income exceeding (i) €500,000 for taxpayers who are single, widowed, separated or divorced and (ii) €1,000,000 for taxpayers subject to joint taxation.

In addition, where the combined amount of personal income tax and the exceptional contribution on high incomes is lower than 20% of the household’s reference taxable income (subject to certain adjustments), a differential contribution set forth in Section 224 of the French Tax Code may apply in order to bring the overall level of taxation up to 20%.

This differential contribution applies to tax households domiciled in France whose reference taxable income exceeds €250,000 for taxpayers who are single, widowed, separated or divorced, and €500,000 for taxpayers subject to joint taxation.

New Pasqal Ordinary Shares Held in a PEA

Provided certain conditions and all other requirements for the application of the share savings plan (plan d’épargne en actions) (“PEA”) regime are met (including New Pasqal Ordinary Shares’ eligibility to be held in a PEA), dividends received by French individuals in respect of New Pasqal Ordinary Shares held in a PEA will be exempt from personal income tax (and will also not be subject to the 12.8% withholding) and will temporarily be exempt from social levies as long as these dividends remain invested in the PEA.

Subject to certain conditions, the PEA allows:

•        during the lifetime of the PEA, to benefit from an exemption from personal income tax and social levies with respect to capital gains and other income (including dividends) generated by the investment made through the PEA, provided, in particular, that such income and capital gains remain invested within the PEA; and

•        at the time of the closing of the PEA (if it occurs more than five (5) years after the opening date of the PEA) or at the time of a partial withdrawal from the PEA (if such withdrawal occurs more than five (5) years after the opening date of the PEA), to benefit from an exemption from personal income tax of the net gain earned since the opening of the plan. Such net gain remains, however, subject to social levies at a rate which may vary depending on the date on which the gain is realized or acquired and depending on the opening date of the PEA. Such net gain is not taken into account for the calculation of the exceptional contribution on high incomes described above.

Specific provisions, not described in this prospectus, are applicable in case of realization of capital losses, closing of the plan or withdrawal before the end of the fifth year following the opening date of the PEA or withdrawal from the PEA in the form of a life annuity.

If you intend to hold New Pasqal Ordinary Shares in a PEA, you should consult your own tax advisors.

French Legal Entities

The gross amount dividends paid by the Surviving Corporation to a French legal entity will generally be subject (unless said entity benefits from the parent-subsidiary regime laid down under Sections 145 and 216 of the French Tax Code) to corporate income tax at the relevant applicable standard rate to such French legal entity, increased, as the case may be, by an additional contribution of 3.3% which is assessed on the corporate income tax due, after deduction of an allowance that may not exceed €763,000 per 12-month period (Section 235 ter ZC of the French Tax Code).

However, where the French legal entity benefits from the parent-subsidiary regime laid down under Section 145 and 216 of the French Tax Code, such dividends will in principle be exempt from corporate income tax, subject to a 5% lump-sum add-back (quote-part de frais et charges), provided that the shares qualify as a “participation” under French Law and are held for at least two years.

Capital Gains Taxation

For the purposes of this section, it is assumed that the Surviving Corporation is treated as a tax resident of France, under French tax legislation and any applicable tax treaty.

French Individuals

Pursuant to Sections 150-0 A and s., 158, 6 bis et 200 A of the French Tax Code, net capital gains realized on the sale of New Pasqal Ordinary Shares by a French individual will be subject to personal income tax at a 12.8% flat tax, without application of any rebate.

Alternatively, pursuant to Section 200 A of the French Tax Code, it would be possible to elect, before the deadline related to the filing of the personal income tax return for the applicable year, that such capital gains be taken into account for the purposes of the determination of the net global income subject to the progressive personal income tax rate scale. The election is global, irrevocable and applies on a yearly basis to all types of income normally falling within the scope of the 12.8% flat tax.

If such an election is made, the net capital gains derived from the sale of New Pasqal Ordinary Shares, provided that the Legacy Pasqal Shares exchanged for New Pasqal Ordinary Shares under the Merger have been acquired or subscribed by the French individual before January 1, 2018 (see below), will be taken into account for the purposes of the determination of the net global income subject to the progressive personal income tax rate scale after application of a rebate in accordance with Section 150-0 D, 1 ter of the French Tax Code equal to, subject to certain exceptions:

•        50% of their amount if the shares have been held for at least two (2) years but less than eight years at the time of their disposal; and

•        65% of their amount if the shares have been held for at least eight (8) years at the time of their disposal.

Subject to exceptions, this holding period will be computed as from the subscription date or acquisition date of the Legacy Pasqal Shares. In any case, no such rebate will apply to Legacy Pasqal Shares acquired or subscribed on or after January 1, 2018.

Capital losses incurred by a French individual during a calendar year may be offset against capital gains of the same nature realized in the same calendar year or the ten (10) following calendar years. French individuals with reportable net capital losses or realizing a loss upon the disposal of New Pasqal Ordinary Shares are invited to consult their own tax advisors in order to analyze the rules governing the use of such losses.

The net capital gains resulting from the sale of New Pasqal Ordinary Shares will also be subject to social levies at an overall rate of 18.6%, without any rebate, of which 6.8% will be deductible from the aggregate taxable income of the taxpayer of the year during which they are paid, if and only if an election for the taxation based on the progressive income tax rate scale is filed.

In addition, the exceptional contribution on high incomes set forth in Section 223 sexies of the French Tax Code may also apply depending on the reference taxable income of the French individual (see “Dividend Taxation — French Individuals”), it being specified that the reference taxable income will include the capital gains resulting from the disposal of the New Pasqal Ordinary Shares by the French individual.

Furthermore, where the combined amount of personal income tax and the exceptional contribution on high incomes is lower than 20% of the household’s reference taxable income (subject to certain adjustments), the differential contribution provided for under Section 224 of the French Tax Code may apply (see “Dividend Taxation — French Individuals”), it being specified that the reference taxable income should in principle include the capital gains resulting from the disposal of the New Pasqal Ordinary Shares by the French individual.

The disposal of the New Pasqal Ordinary Shares should trigger the termination of tax deferral or rollover regimes from which a French individual may have benefited with respect to prior transactions, including the Merger.

Pursuant to Section 150-0 B of the French Tax Code, any capital gain or loss realized by a French individual upon a future exchange of their New Pasqal Ordinary Shares should not be taken into account for the purposes of determining such individual’s personal income tax for the calendar year in which the exchange occurs.

For additional details, please refer to the sub-section entitled “Domestic merger between the Bleichroeder Surviving Corporation and Legacy Pasqal (Merger) — French Individuals”.

Provided certain conditions and all other requirements for the application of the PEA regime are met (including New Pasqal Ordinary Shares’ eligibility to be held in a PEA), net capital gains realized by French individuals in respect of New Pasqal Ordinary Shares held in a PEA will be exempt from personal income tax and temporarily exempt from social levies as long as these gains remain invested in the PEA.

See “— Ownership and Disposition of Securities of the Combined Company — Dividend Taxation — New Pasqal Ordinary Shares Held in a PEA”. If you intend to hold New Pasqal Ordinary Shares in a PEA, you should consult your own tax advisors.

French Legal Entities

Capital gain realized upon the transfer of New Pasqal Ordinary Shares by a French legal entity will generally be subject to corporate income tax at the relevant standard tax rate applicable to such French legal entity, increased, as the case may be, by an additional contribution of 3.3% assessed on the corporate income tax due, after deduction of an allowance that may not exceed €763,000 per 12-month period (Section 235 ter ZC of the French Tax Code).

Capital losses incurred as a result of a transfer of New Pasqal Ordinary Shares by a French legal entity will in principle be deductible from taxable income subject to corporate income tax assuming that the shares do not qualify as “participation” within the meaning of Section 219, I-a quinquies of the French Tax Code or where the shares qualify as “participation” but have been held for less than two years.

Please also note that the disposal of New Pasqal Ordinary Shares received by a French legal entity in exchange for Legacy Pasqal Shares pursuant to the Merger should trigger the termination of tax deferral or rollover regimes from which the French legal entity may have benefited with respect to prior transactions, including the Merger.

Pursuant to Sections 38.7 bis or Section 210-B of the French Tax Code, any capital gain or loss realized by a French legal entity in the event of a future exchange of their New Pasqal Ordinary Shares may, upon election, be deferred and included in the relevant French legal entity’s taxable income for the financial year in which the shares received in exchange are later disposed of, if specific requirements are met.

Section 210-B of the French Tax Code may apply inter alia, notably to the extent holders of New Pasqal Ordinary Shares all exchange, as part of the same transaction and at the same time (as defined under the French administrative guidelines: BOI-IS-FUS-20-40-20, § 10), more than 50% of New Pasqal Ordinary Shares in favor of the same beneficiary company. It may also apply where the contribution confers on the beneficiary company either more than

30% of the voting rights, with no other shareholder holding a higher fraction, or the highest fraction of voting rights where it already holds more than 30%, with thresholds assessed by aggregating all concomitant contributions and subject, in particular, to the 10% cash-boot cap and the conditions of Article 38, 7 bis.

For additional details in particular if the election is not made, and that a capital loss is realized upon this exchange of shares, please refer to the sub-section entitled “— Domestic merger between the Bleichroeder Surviving Corporation and Legacy Pasqal (Merger) — French Legal Entities”.

French Legal Entities are invited to consult their own advisor to ensure adequate treatment of the exchange of New Pasqal Ordinary Shares. Exercise, Sale or Redemption of New Pasqal Warrants (or shares of Surviving Corporation after exercise of the Warrants).

Tax consequences for Non-French-Resident Holders

According to Sections 244 bis B and 244 bis C of the French Tax Code, the exercise, sale or redemption of New Pasqal Warrants, or the sale of New Pasqal Ordinary Shares after exercise of said warrants, by non-French-Resident Holders should not be taxable in France. However, please note that any holder domiciled, established or incorporated in a non-cooperative state may be subject to a 75% withholding tax (non-cooperative state in the meaning of Section 238-0 A of the French Tax Code).

Tax consequences for French Holders

A French Holder will generally not recognize gain or loss upon the acquisition of stock of the Combined Company as a result of the exercise of a Surviving Corporation Warrant for cash. A French Holder’s tax basis in shares of the Combined Company received upon exercise of the Surviving Corporation Warrant generally should be an amount equal to the sum of the French Holder’s tax basis in the Surviving Corporation Warrant exchanged therefore and the exercise price. The French Holder’s holding period for a share of stock of the Combined Company received upon exercise of the Surviving Corporation Warrant will begin on the date following the date of exercise of the Surviving Corporation Warrant and will not include the period during which the French Holder held the Surviving Corporation Warrant. If a Surviving Corporation Warrant is allowed to lapse unexercised, a French Holder generally will recognize a capital loss equal to such holder’s tax basis in the Surviving Corporation Warrant.

If a Surviving Corporation Warrant is redeemed pursuant to its terms or otherwise sold in a taxable transaction, a French Holder generally will recognize gain or loss in an amount equal to the difference between (i) the amount of cash received in such redemption or sale and (ii) the French Holder’s adjusted tax basis in its warrant so redeemed or sold.

French Individuals

Pursuant to Sections 150-0 A and s., 158, 6 bis et 200 A of the French Tax Code, net capital gains realized on the sale or redemption of New Pasqal Warrants, or the sale of New Pasqal Ordinary Shares after exercise of the warrants, by a French individual will generally be subject to personal income tax at a 12.8% flat tax, without application of any rebate, and 18.6% flat social security contribution rate.

French legal entities

Capital gain realized upon the sale or redemption of New Pasqal Warrants by a French legal entity will generally be subject to corporate income tax at the relevant standard tax rate applicable to such French legal entity, increased, as the case may be, by an additional contribution of 3.3% assessed on the corporate income tax due, after deduction of an allowance that may not exceed €763,000 per 12-month period (Section 235 ter ZC of the French Tax Code).

Capital gain realized upon the sale of New Pasqal Ordinary Shares after exercise of the warrants by a French legal entity will, in principle, also be subject to corporate income tax at the standard rate, unless such shares qualify as “participation” within the meaning of Article 219, I-a quinquies of the French Tax Code and have been held for at least two years, in which case the capital gain will be exempt from corporate income tax, subject to a 12% lump-sum add-back.

For additional details regarding the sale of New Pasqal Ordinary Shares, please refer to the sub-section entitled “Ownership and Disposition of Securities of the Combined Company — Capital Gains Taxation — French legal entities”.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following discussion is a general summary of certain material U.S. federal income tax considerations to U.S. Holders (as defined below) of (i) the Reincorporation Merger, (ii) the exercise of the redemption rights by the Bleichroeder Class A Ordinary Shares, and (iii) the ownership and disposition of New Pasqal Securities received by holders of Bleichroeder Securities in the Reincorporation Merger. The information set forth in this section is based on the Code, final, temporary and proposed U.S. Treasury regulations promulgated thereunder (“Treasury Regulations”), published rulings and administrative pronouncements of the U.S. Internal Revenue Service (the “IRS”) and court decisions, all as in effect as of the date hereof. These authorities are subject to change or differing interpretations, possibly on a retroactive basis, in a manner that could affect the tax considerations discussed below.

For purposes of this summary, a “U.S. Holder” means a beneficial owner of Bleichroeder Securities (and New Pasqal Securities received in the Reincorporation Merger in exchange therefor) that is for U.S. federal income tax purposes:

•        a citizen or individual resident of the United States;

•        a corporation (or other entity treated as a corporation) that is created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•        an estate whose income is includible in gross income for U.S. federal income tax purposes regardless of its source; or

•        a trust if (i) a U.S. court can exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust, or (ii) it has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

This discussion does not address all aspects of U.S. federal income taxation that may be relevant to any particular U.S. Holder based on such U.S. Holder’s individual circumstances. In particular, this discussion considers only U.S. Holders that hold Bleichroeder Securities and, after completion of the Mergers, will hold New Pasqal Securities, as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address the alternative minimum tax, the Medicare tax on net investment income, the special tax accounting rules under Section 451(b) of the Code or the U.S. federal income tax consequences to holders that are subject to special rules, including, without limitation:

•        banks or certain other financial institutions or financial services entities;

•        brokers, dealers or traders in securities;

•        persons that are subject to the mark-to-market accounting rules under Section 475 of the Code;

•        tax-exempt entities;

•        governments or agencies or instrumentalities thereof;

•        tax-qualified retirement plans;

•        insurance companies;

•        regulated investment companies;

•        real estate investment trusts;

•        expatriates or former long-term residents of the United States;

•        persons that acquired Bleichroeder Securities pursuant to an exercise of employee options, in connection with employee incentive plans or otherwise as compensation;

•        persons that hold Bleichroeder Securities, or who will hold New Pasqal Securities, as part of a straddle, constructive sale, hedging, redemption, or other risk reduction strategy or as part of a conversion transaction or other integrated transaction;

•        the Sponsor or persons who purchase Bleichroeder Securities as part of a private placement;

•        persons whose functional currency is not the U.S. dollar;

•        S corporations, partnerships or entities or arrangements treated as partnerships or other pass-through entities for U.S. federal income tax purposes, or shareholders, partners or members of such S corporations, partnerships or other pass-through entities;

•        persons who actually or constructively own 5% (measured by vote or value) or more of the Bleichroeder Ordinary Shares, or, following the Mergers, New Pasqal Ordinary Shares (except as specifically provided below); and

•        holders who are not U.S. Holders.

This discussion does not address any tax laws other than the U.S. federal income tax law, such as U.S. federal gift or estate tax laws, state, local or non-U.S. tax laws or, except as discussed herein, any tax reporting obligations of a holder of Bleichroeder Securities.

If an entity or arrangement which is classified as a partnership for U.S. federal income tax purposes is the beneficial owner of Bleichroeder Securities, the U.S. federal income tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership. A holder that is a partnership and the partners in such partnership should consult their tax advisors with regard to the U.S. federal income tax consequences of the Reincorporation Merger, the exercise of the redemption rights with respect to the Bleichroeder Class A Ordinary Shares, and the ownership and disposition of New Pasqal Securities.

THIS SUMMARY DOES NOT PURPORT TO BE A COMPREHENSIVE ANALYSIS OR DESCRIPTION OF ALL POTENTIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGERS, THE OWNERSHIP AND DISPOSITION OF NEW PASQAL SECURITIES, OR THE EXERCISE OF REDEMPTION RIGHTS. HOLDERS OF BLEICHROEDER SECURITIES SHOULD CONSULT THEIR TAX ADVISERS REGARDING THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE MERGERS AND OF THE OWNERSHIP AND DISPOSITION OF NEW PASQAL SECURITIES AFTER THE BUSINESS COMBINATION, OR THE REDEMPTION OF THEIR NEW PASQAL ORDINARY SHARES, INCLUDING THE APPLICABILITY AND EFFECTS OF U.S. FEDERAL, STATE, LOCAL, AND NON-U.S. TAX LAWS.

Tax Treatment of the Reincorporation Merger

The Reincorporation Merger is intended to qualify as a “reorganization” within the meaning of Section 368(a)(1)(F) of the Code (i.e., an F Reorganization). Reed Smith LLP will deliver an opinion that the Reincorporation Merger will qualify as an F Reorganization, which will be filed as Exhibit 8.1 to the registration statement on Form F-4, of which this proxy statement/prospectus forms a part. However, the obligations of the parties to complete the Business Combination are not conditioned on the receipt of an opinion from Reed Smith LLP or any other counsel regarding the Reincorporation Merger’s qualification as an F Reorganization. The opinion of Reed Smith LLP described above will be based on facts and representations contained in the representation letters provided by Bleichroeder and on customary factual assumptions, and further assumes that the Reincorporation Merger is completed in the manner set forth in the Business Combination Agreement and in the registration statement on Form F-4, of which this proxy statement/prospectus forms a part. If any such assumption or representation is or becomes inaccurate, the U.S. federal income tax consequences of the Reincorporation Merger could be adversely affected. A tax opinion represents the legal judgment of counsel rendering the opinion and is not binding on the IRS or any court, and no party has or intends to request (and the completion of the Business Combination is not conditioned on the receipt of) a ruling from the IRS with respect to any aspect of the U.S. federal income tax treatment of the Reincorporation Merger. Accordingly, there could be no assurance that the IRS will not challenge this position, or that any such challenge would not be sustained by a court.

Assuming the Reincorporation Merger qualifies as an F Reorganization, and subject to the PFIC rules discussed below:

•        a U.S. Holder that exchanges its Bleichroeder Securities pursuant to the Reincorporation Merger generally will not recognize gain or loss on the exchange of such Bleichroeder Securities for New Pasqal Securities;

•        the aggregate tax basis for U.S. federal income tax purposes of the New Pasqal Ordinary Shares received by such U.S. Holder in the Reincorporation Merger will equal the aggregate adjusted tax basis of the Bleichroeder Ordinary Shares surrendered in exchange therefor;

•        the aggregate tax basis for U.S. federal income tax purposes of the New Pasqal Warrants received by such U.S. Holder in the Reincorporation Merger will equal the aggregate adjusted tax basis of the Bleichroeder Warrants surrendered in exchange therefor; and

•        a U.S. Holder’s holding period in the New Pasqal Securities received in the Reincorporation Merger will include the holding period in the Bleichroeder Securities surrendered in exchange therefor. However, it is unclear whether the redemption rights with respect to the Bleichroeder Class A Ordinary Shares may prevent the holding period of the New Pasqal Ordinary Shares from commencing prior to the termination of such rights.

If the Reincorporation Merger does not qualify as an F Reorganization, then it may be treated for U.S. federal income tax purposes as a taxable transaction, and in such case, and subject to the PFIC rules discussed below, a U.S. Holder of Bleichroeder Securities generally would recognize gain or loss in an amount equal to the difference, if any, between (i) the fair market value of the New Pasqal Securities which such U.S. Holder received in the Reincorporation Merger and (ii) such U.S. Holder’s adjusted tax basis in the Bleichroeder Securities surrendered in exchange therefor.

U.S. Holders should consult their tax advisors with respect to the potential tax consequences to them of the Reincorporation Merger, the qualification of the Reincorporation Merger as a tax-free reorganization, and the application of the PFIC rules with respect to the transfer of their Bleichroeder Securities pursuant to the Reincorporation Merger.

Redemption of Bleichroeder Class A Ordinary Shares

This section is addressed to U.S. Holders of Bleichroeder that elect to have their shares redeemed for cash (“Redeeming U.S. Holders”). Subject to the PFIC rules discussed below, if a Redeeming U.S. Holder’s ownership of Bleichroeder Class A Ordinary Shares is completely terminated or if the redemption meets certain other tests described below, such Redeeming U.S. Holder generally will recognize capital gain or loss in an amount equal to the difference between the cash received upon the redemption and such Redeeming U.S. Holder’s adjusted basis in the Bleichroeder Class A Ordinary Shares exchanged therefor. Such gain or loss will be long-term capital gain or loss if the Redeeming U.S. Holder’s holding period of such Bleichroeder Class A Ordinary Shares is more than one year at the time of the redemption. Long-term capital gains of non-corporate U.S. Holders generally is eligible to be taxed at reduced rates. The deductibility of capital losses is subject to limitations. U.S. Holders who hold different blocks of Bleichroeder Class A Ordinary Shares (generally, shares purchased or acquired on different dates or at different prices) should consult their tax advisors to determine how the above rules apply to them. Special constructive ownership rules apply in determining whether a Redeeming U.S. Holder’s ownership of Bleichroeder Class A Ordinary Shares is treated as completely terminated.

Cash received upon a redemption that does not completely terminate a Redeeming U.S. Holder’s interest may still give rise to capital gain or loss if the redemption is either (i) “substantially disproportionate” with respect to the holder or (ii) “not essentially equivalent to a dividend.” In determining whether a redemption is substantially disproportionate or not essentially equivalent to a dividend with respect to a Redeeming U.S. Holder, such Redeeming U.S. Holder is deemed to own not just stock actually owned but also any stock underlying a right to acquire stock, such as warrants, and also, in some cases, stock owned by certain family members, certain estates and trusts of which the Redeeming U.S. Holder is a beneficiary, and certain affiliated entities.

Generally, a redemption will be “substantially disproportionate” with respect to a Redeeming U.S. Holder if (i) such Redeeming U.S. Holder’s percentage ownership of the outstanding voting stock (including all classes which carry voting rights) of Bleichroeder is reduced immediately after the redemption to less than 80% of the Redeeming U.S. Holder’s percentage interest in such stock immediately before the redemption; (ii) such Redeeming U.S. Holder’s percentage ownership of the outstanding stock (both voting and nonvoting) immediately after the redemption is reduced to less than 80% of such percentage ownership immediately before the redemption; and (iii) such Redeeming U.S. Holder owns, immediately after the redemption, less than 50% of the total combined voting power of all classes of shares of Bleichroeder entitled to vote.

Whether a redemption will be considered “not essentially equivalent to a dividend” with respect to a Redeeming U.S. Holder will depend upon the particular circumstances of such Redeeming U.S. Holder. At a minimum, however, such redemption must result in a meaningful reduction in such Redeeming U.S. Holder’s actual or constructive percentage ownership of Bleichroeder. Whether the redemption results in a meaningful reduction of a Redeeming U.S. Holder’s ownership of Bleichroeder will depend on the facts and circumstances. However, the IRS has ruled that even a small reduction in a small minority shareholder’s proportionate interest in a publicly held corporation is a “meaningful reduction” if the shareholder exercises no control over the corporate affairs of the corporation.

If none of the redemption tests described above is satisfied, the consideration paid to a Redeeming U.S. Holder will be treated as dividend income for U.S. federal income tax purposes to the extent of Bleichroeder’s current or accumulated earnings and profits (as determined under U.S. federal income tax principles). Any distribution in excess of Bleichroeder’s earnings and profits will reduce (but not below zero) a Redeeming U.S. Holder’s basis in its Bleichroeder’s Class A Ordinary Shares, and any remaining excess will be treated as gain realized on the sale or other disposition of its Bleichroeder Class A Ordinary Shares.

As these rules are complex, U.S. Holders of Bleichroeder’s Class A Ordinary Shares considering exercising their redemption rights should consult their tax advisors as to whether a redemption of their Bleichroeder’s Class A Ordinary Shares will be treated as a sale or as a distribution under the Code.

Consequences of Ownership and Disposition of New Pasqal Ordinary Shares and New Pasqal Warrants

Taxation of Distributions

Subject to the PFIC rules discussed below, a U.S. Holder generally will be required to include in gross income as dividends the amount of any cash distribution paid on the New Pasqal Ordinary Shares to the extent the distribution is paid out of New Pasqal’s current or accumulated earnings and profits (as determined under U.S. federal income tax principles). Subject to the PFIC rules discussed below, distributions in excess of such earnings and profits generally will be applied against and reduce the U.S. Holder’s basis in its New Pasqal Ordinary Shares (but not below zero) and, to the extent in excess of such basis, will be treated as gain from the sale or exchange of such New Pasqal Ordinary Shares. Because New Pasqal may not maintain calculations of earnings and profits under U.S. federal income tax principles, it is expected that the full amount of distributions (if any) paid by New Pasqal will be reported as dividends for U.S. federal income tax purposes.

With respect to corporate U.S. Holders, dividends with respect to New Pasqal Ordinary Shares will be taxable at regular corporate tax rates and will not be eligible for the dividends-received deduction generally allowed to domestic corporations in respect of dividends received from other domestic corporations. With respect to non-corporate U.S. Holders, subject to the PFIC rules, dividends with respect to New Pasqal Ordinary Shares generally will be taxed as “qualified dividend income” at preferential long-term capital gains rates (see “Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of New Pasqal Ordinary Shares and New Pasqal Warrants” below) if (i) New Pasqal Ordinary Shares are readily tradable on an established securities market in the United States or New Pasqal is eligible for the benefits of an approved qualifying income tax treaty with the United States that includes an exchange of information program, (ii) certain holding period and at-risk requirements are met, (iii) New Pasqal is not treated as a PFIC in the taxable year in which the dividend is paid or the preceding taxable year, and (iv) certain other requirements are met. U.S. Holders should consult their tax advisors regarding the availability of the preferential rate for any dividends paid with respect to New Pasqal Ordinary Shares.

Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of New Pasqal Ordinary Shares and New Pasqal Warrants

Subject to the PFIC rules discussed below, a U.S. Holder generally will recognize capital gain or loss on the sale or other taxable disposition of the New Pasqal Ordinary Shares or New Pasqal Warrants. The amount of gain or loss recognized on a sale or other taxable disposition by a U.S. Holder generally will be equal to the difference between (i) the sum of the amount of cash and the fair market value of any property received in such disposition, and (ii) the U.S. Holder’s adjusted tax basis in its New Pasqal Ordinary Shares or New Pasqal Warrants so disposed of. Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. Holder’s holding period for such New Pasqal Ordinary Shares or New Pasqal Warrants exceeds one year at the time of such disposition. It is unclear, however, whether the redemption rights with respect to the Bleichroeder Class A Ordinary Shares may have suspended the running of the applicable holding period for this purpose. Long-term capital gain realized by a non-corporate U.S. Holder is currently eligible to be taxed at reduced rates. See “Exercise, Lapse or Redemption of a New Pasqal Warrant” below for a discussion regarding a U.S. Holder’s basis in a New Pasqal Ordinary Share acquired pursuant to the exercise of a New Pasqal Warrant. The deductibility of capital losses is subject to certain limitations.

Exercise, Lapse or Redemption of a New Pasqal Warrant

Subject to the PFIC rules discussed below, and except as discussed below with respect to the cashless exercise of a New Pasqal Warrant, a U.S. Holder generally will not recognize gain or loss upon the acquisition of a New Pasqal Ordinary Share on the exercise of a New Pasqal Warrant for cash. A U.S. Holder’s tax basis in a New Pasqal Ordinary Share received upon exercise of a New Pasqal Warrant generally will equal the sum of the U.S. Holder’s tax basis in such warrant and the price paid by the U.S. Holder upon exercise of such warrant. It is unclear whether a U.S. Holder’s holding period for the New Pasqal Ordinary Share will commence on the date of exercise of the New Pasqal Warrant or the day following the date of exercise of the warrant; in either case, the holding period will not include the period during which the U.S. Holder held the New Pasqal Warrant. If a New Pasqal Warrant is allowed to lapse unexercised, a U.S. Holder generally will recognize a capital loss equal to such holder’s tax basis in such warrant.

The tax consequences of a cashless exercise of a warrant are not clear under current law. A cashless exercise may not be taxable, either because the exercise is not a realization event or because the exercise is treated as a recapitalization for U.S. federal income tax purposes. In either situation, a U.S. Holder’s tax basis in the New Pasqal Ordinary Shares received generally would equal the U.S. Holder’s tax basis in the New Pasqal Warrants exercised therefor. If the cashless exercise was not treated as a realization event (but is not a recapitalization), it is unclear whether a U.S. Holder’s holding period for the New Pasqal Ordinary Share will commence on the date of exercise of the New Pasqal Warrant or the day following the date of exercise of the warrant. If the cashless exercise were treated as a recapitalization, the holding period of the New Pasqal Ordinary Share would include the holding period of the New Pasqal Warrants.

It is also possible that a cashless exercise may be treated in part as a taxable exchange in which gain or loss would be recognized. In such event, a portion of the New Pasqal Warrants to be exercised on a cashless basis could, for U.S. federal income tax purposes, be deemed to have been surrendered in consideration for the exercise price of the remaining New Pasqal Warrants, which would be deemed to be exercised. For this purpose, a U.S. Holder may be deemed to have surrendered New Pasqal Warrants with an aggregate value equal to the exercise price for the total number of New Pasqal Warrants to be deemed exercised. In such case, subject to the PFIC rules discussed below, the U.S. Holder would recognize capital gain or loss with respect to the surrendered warrants in an amount equal to the difference between the fair market value of the New Pasqal Warrants deemed surrendered and the U.S. Holder’s tax basis in such New Pasqal Warrants. In this case, a U.S. Holder’s tax basis in the New Pasqal Ordinary Shares received would equal the sum of the U.S. Holder’s tax basis in the New Pasqal Warrants deemed exercised and the exercise price of such warrants. It is unclear whether a U.S. Holder’s holding period for the New Pasqal Ordinary Shares would commence on the date of exercise of the New Pasqal Warrant or the day following the date of exercise of the New Pasqal Warrant.

Due to the absence of authority on the U.S. federal income tax treatment of a cashless exercise, there can be no assurance which, if any, of the alternative tax consequences and holding periods described above would be adopted by the IRS or a court of law. Accordingly, U.S. Holders should consult their tax advisors regarding the tax consequences of a cashless exercise.

Possible Constructive Distributions

The terms of each New Pasqal Warrant provide for an adjustment to the number of New Pasqal Ordinary Shares for which the warrant may be exercised or to the exercise price of the warrant in certain events. An adjustment which has the effect of preventing dilution generally is not taxable. U.S. Holders of warrants would, however, be treated as receiving a constructive distribution from New Pasqal if, for example, the adjustment increases such U.S. Holder’s proportionate interest in New Pasqal’s assets or earnings and profits (e.g., through an increase in the number of New Pasqal Ordinary Shares that would be obtained upon exercise or through a decrease in the exercise price of the New Pasqal Warrants) as a result of a distribution of cash to the holders of New Pasqal Ordinary Shares which is taxable to the U.S. Holders of such New Pasqal Ordinary Shares as described under “— Taxation of Distributions” above. Such constructive distribution would be subject to tax as described under “— Taxation of Distributions” above in the same manner as if the U.S. Holders of the New Pasqal Warrants received a cash distribution from New Pasqal equal to the fair market value of the increase in the interest.

Passive Foreign Investment Company Rules

The treatment of U.S. Holders of Bleichroeder Securities and New Pasqal Securities could be materially different from that described above if Bleichroeder or New Pasqal is or was treated as a PFIC for U.S. federal income tax purposes.

Definition of a PFIC

In general, a non-U.S. corporation will be classified as a PFIC if either: (a) at least 75% of its gross income is “passive income” for purposes of the PFIC rules, or (b) at least 50% of the value of its gross assets (determined on the basis of a quarterly average) is attributable to assets that produce or are held for the production of passive income. Passive income for this purpose generally includes dividends, interest, royalties, rents, gains from commodities and securities transactions, and net gains from the disposition of assets which produce passive income. For purposes of these rules, interest income earned by a corporation would be considered to be passive income and cash or cash equivalents held by a corporation would be considered to be a passive asset. A corporation will be treated as owning a proportionate share of the assets and earning a proportionate share of the income of another corporation if the first-mentioned corporation owns, directly or indirectly, 25% or more (by value) of the stock of the other corporation. Pursuant to a start-up exception, a corporation will not be a PFIC for the first taxable year the corporation has gross income (the “start-up year”), if (1) no predecessor of the foreign corporation was a PFIC; (2) the corporation satisfies to the IRS that it will not be a PFIC for either of the first two taxable years following the start-up year; and (3) the corporation is not in fact a PFIC for either of those two years.

PFIC Status of Bleichroeder and New Pasqal

Bleichroeder is a blank check company, with no current active business, and is likely classified as a PFIC for its initial taxable year ending on December 31, 2025, as a result of the application of the PFIC income or asset test described above. Assuming the Reincorporation Merger qualifies as an F Reorganization, New Pasqal would be treated as Bleichroeder’s successor for U.S. federal income tax purposes after the Reincorporation Merger, and Bleichroeder’s current taxable year would not close and would continue under New Pasqal. Following the Business Combination, the PFIC income and asset tests in respect of New Pasqal would be applied based on the assets and activities of the combined business. Based on the timing of the Business Combination and the income and assets of the combined company, it is possible that New Pasqal would not meet the PFIC asset or income test in the taxable year in which the Reincorporation Merger occurs. However, because the revenue production of the combined business is uncertain and PFIC status is based on income, assets and activities for the entire taxable year, it is not possible to determine the PFIC status of New Pasqal for any taxable year until after the close of the taxable year. Accordingly, there can be no assurance that Bleichroeder or, after the Reincorporation Merger, New Pasqal will not meet the PFIC income or asset test for the current taxable year or any future taxable year.

The PFIC determination is made annually. Nevertheless, under the “once a PFIC, always a PFIC” rule, Bleichroeder Ordinary Shares or, after the Reincorporation Merger, New Pasqal Ordinary Shares will be treated as stock of a PFIC in a taxable year even if Bleichroeder or New Pasqal is not a PFIC in such taxable year, provided that Bleichroeder (or New Pasqal) was a PFIC at any time during a U.S. Holder’s holding period of Bleichroeder Ordinary Shares or New Pasqal Ordinary Shares (including New Pasqal Ordinary Shares received in the Reincorporation Merger, if the Reincorporation Merger qualifies as an F Reorganization), unless such U.S. Holder (i) makes a valid qualified electing fund election or mark-to-market election (each described below) for such U.S. Holder’s First PFIC Holding Year (as defined below) or (ii) makes a “purging election” under the PFIC rules (as described below).

Application of PFIC Rules to Bleichroeder Securities and New Pasqal Securities

If (i) Bleichroeder or, after the Reincorporation Merger, New Pasqal is determined to be a PFIC for any taxable year (or portion thereof) that is included in the holding period of a U.S. Holder, and (ii) in the case of Bleichroeder Ordinary Shares or New Pasqal Ordinary Shares, such U.S. Holder did not make a timely and effective QEF election (as defined below) for Bleichroeder’s or New Pasqal’s (as the case may be) first taxable year as a PFIC in which such U.S. Holder held (or was deemed to hold) Bleichroeder Ordinary Shares or New Pasqal Ordinary Shares (as the case may be) (such taxable year as it relates to each U.S. Holder, the “First PFIC Holding Year”) or a mark-to-market election (each described below), and did not make a “purging election” under the PFIC rules (as described below), then such U.S. Holder will generally be subject to special rules (the “Default PFIC Regime”) with respect to:

•        any gain recognized by such U.S. Holder on the sale, redemption or other disposition of its Bleichroeder Securities or, after the Reincorporation Merger, its New Pasqal Securities; and

•        any “excess distribution” made to a U.S. Holder (generally, any distributions to a U.S. Holder during a taxable year of such U.S. Holder that are greater than 125% of the average annual distributions received by such U.S. Holder in respect of Bleichroeder Securities or New Pasqal Securities during the three preceding taxable years of such U.S. Holder or, if shorter, such U.S. Holder’s holding period for such securities).

Under the Default PFIC Regime:

•        a U.S. Holder’s gain or excess distribution will be allocated ratably over such U.S. Holder’s holding period for its Bleichroeder Securities or New Pasqal Securities (taking into account the relevant holding period of the Bleichroeder Ordinary Shares or Bleichroeder Warrants exchanged therefor in the Reincorporation Merger, if the Reincorporation Merger qualifies as an F Reorganization);

•        the amount of gain allocated to such U.S. Holder’s taxable year in which such U.S. Holder recognized the gain or received the excess distribution, or to the period in such U.S. Holder’s holding period before the first day of such U.S. Holder’s First PFIC Holding Year, will be taxed as ordinary income; and

•        the amount of gain allocated to other taxable years (or portions thereof) of such U.S. Holder and included in such U.S. Holder’s holding period will be taxed at the highest marginal tax rate in effect for that year and applicable to such U.S. Holder, and an additional amount equal to the interest charge generally applicable to underpayments of tax will be imposed in respect of the tax attributable to each such other taxable year (or portion thereof) of such U.S. Holder’s holding period.

Section 1291(f) of the Code requires that, to the extent provided in Treasury Regulations, a U.S. Holder who disposes of stock of a PFIC recognizes gain notwithstanding any other provision of the Code. No final Treasury Regulations are currently in effect under Section 1291(f) of the Code. However, proposed Treasury Regulations under Section 1291(f) of the Code have been promulgated with a retroactive effective date. If Bleichroeder Ordinary Shares constitute shares in a PFIC with respect to any U.S. Holder and the Reincorporation Merger qualifies as an F Reorganization, those proposed Treasury Regulations, if finalized in their current form, would provide an exception to gain recognition otherwise required under the PFIC rules. However, it is difficult to predict whether, in what form, and with what effective date, final Treasury Regulations under Section 1291(f) of the Code will be adopted.

QEF Election and Mark-to-Market Election

In general, if Bleichroeder or, after the Reincorporation Merger, New Pasqal is determined to be a PFIC, a U.S. Holder may avoid the Default PFIC Regime with respect to its Bleichroeder Ordinary Shares or New Pasqal Ordinary Shares (but not its Bleichroeder Warrants or New Pasqal Warrants) by making a timely and effective “qualified electing fund” election (a “QEF election”) for such U.S. Holder’s First PFIC Holding Year. In order to comply with the requirements of a QEF election with respect to Bleichroeder Ordinary Shares or New Pasqal Ordinary Shares, a U.S. Holder must receive certain information from Bleichroeder or New Pasqal (as applicable). If Bleichroeder and/or New Pasqal is determined to be a PFIC for any taxable year, upon written request, New Pasqal intends to use its best efforts to provide a U.S. Holder such information as the IRS may require, including a PFIC Annual Information Statement, in order to enable such U.S. Holder to make and maintain a QEF election. However, there can be no assurance that Bleichroeder or New Pasqal will be able to timely provide such information or that such information will be sufficient for such U.S. Holder to make or maintain a QEF election.

If a U.S. Holder of Bleichroeder Ordinary Shares or New Pasqal Ordinary Shares makes an effective QEF election with respect to Bleichroeder or, after the Reincorporation Merger, New Pasqal for such U.S. Holder’s First PFIC Holding Year, such U.S. Holder will be required to include in income its pro rata share of Bleichroeder’s or New Pasqal’s (as applicable) net capital gains (as long-term capital gain) and other earnings and profits (as ordinary income) on a current basis, in each case whether or not distributed, in the taxable year of such U.S. Holder in which or with which Bleichroeder’s or New Pasqal’s taxable year ends if Bleichroeder or New Pasqal is treated as a PFIC for that taxable year. A subsequent distribution of such earnings and profits that were previously included in income generally should not be taxable as a dividend to such U.S. Holders. The tax basis of a U.S. Holder’s shares in a PFIC with respect to which a QEF election has been made will be increased by amounts that are included in income, and decreased by amounts distributed but not taxed as dividends, under the above rules. A U.S. Holder generally may make a separate election to defer the payment of taxes on undistributed income inclusions under the QEF election rules, but if deferred, any such taxes will be subject to an interest charge. A U.S. Holder will not be subject to the QEF election inclusion regime for any taxable year of Bleichroeder or New Pasqal that ends within or with a taxable year of such U.S. Holder and in which Bleichroeder or New Pasqal is not a PFIC if (i) such U.S. Holder made an effective QEF election for such U.S. Holder’s First PFIC Holding Year, or (ii) such U.S. Holder made an effective QEF election after such U.S. Holder’s First PFIC Year and a “purging election” under the PFIC rules (discussed below).

It is not entirely clear how various aspects of the PFIC rules apply to the Bleichroeder Warrants or New Pasqal Warrants. However, a U.S. Holder may not make a QEF election with respect to Bleichroeder Warrants or New Pasqal Warrants. As a result, after the Reincorporation Merger, if a U.S. Holder sells or otherwise disposes of New Pasqal Warrants (other than upon exercise of New Pasqal Warrants), any gain recognized generally will be subject to the Default PFIC Regime if Bleichroeder or New Pasqal was a PFIC at any time during the U.S. Holder’s holding period for the New Pasqal Warrants (or Bleichroeder Warrants exchanged therefor if the Reincorporation Merger qualifies as an F Reorganization).

If a U.S. Holder that exercises Bleichroeder Warrants properly makes a QEF election with respect to the newly acquired New Pasqal Ordinary Shares (or has previously made a QEF election with respect to Bleichroeder Ordinary Shares), the QEF election will apply to the newly acquired New Pasqal Ordinary Shares, but the Default PFIC Regime, adjusted to take into account the current income inclusions resulting from the QEF election, may continue to apply with respect to such newly acquired New Pasqal Ordinary Shares (which generally will be deemed to have a holding period for purposes of the PFIC rules that includes the period the U.S. Holder held the exercised warrants), unless New Pasqal ceases to be a PFIC and such U.S. Holder makes a “purging election” under the PFIC rules. One type of purging election would create a deemed sale of such shares at their fair market value on the last day of the last taxable year in which Bleichroeder or New Pasqal is classified as a PFIC. The gain recognized by such purging election would be subject to the Default PFIC Regime described above. As a result of such purging election, the U.S. Holder would increase the adjusted basis in the New Pasqal Ordinary Shares acquired upon the exercise of the New Pasqal Warrants by the gain recognized and would have a new holding period in such shares that begins the day after the deemed sale for purposes of the PFIC rules. U.S. Holders should consult their tax advisors regarding the application of the rules governing purging elections to their particular circumstances.

The QEF election is made on a shareholder-by-shareholder basis and, once made, can be revoked only with the consent of the IRS. A U.S. Holder generally makes a QEF election by attaching a completed IRS Form 8621 (Information Return by a Shareholder of a Passive Foreign Investment Company or Qualified Electing Fund), including the information provided in a PFIC Annual Information Statement, to a timely filed U.S. federal income tax return for the tax year to which the election relates. Retroactive QEF elections generally may be made only by filing a protective statement with such return and if certain other conditions are met, or with the consent of the IRS. U.S. Holders should consult their tax advisors regarding the availability and tax consequences of a retroactive QEF election under their particular circumstances.

The Default PFIC Regime may also be avoided if a U.S. Holder, at the close of its taxable year, owns (or is deemed to own) shares in a PFIC that are treated as marketable shares and the U.S. Holder makes an election to mark such shares to their market value for the taxable year (a “mark-to-market election”). If the U.S. Holder makes a valid mark-to-market election for such U.S. Holder’s First PFIC Holding Year, such U.S. Holder generally will not be subject to the Default PFIC Regime in respect to its Bleichroeder Ordinary Shares or New Pasqal Ordinary Shares as long as such shares continue to be treated as marketable shares. Instead, the electing U.S. Holder generally will include as ordinary income for each year that Bleichroeder or New Pasqal is treated as a PFIC the excess, if any, of the fair market value of its Bleichroeder Ordinary Shares or New Pasqal Ordinary Shares at the end of its taxable year over the U.S. Holder’s adjusted basis in its Bleichroeder Ordinary Shares or New Pasqal Ordinary Shares. The U.S. Holder also will be allowed to take an ordinary loss in respect of the excess, if any, of its adjusted basis of its Bleichroeder Ordinary Shares or New Pasqal Ordinary Shares over the fair market value of its Bleichroeder Ordinary Shares or New Pasqal Ordinary Shares at the end of its taxable year (but only to the extent of the net amount of previously included income as a result of the mark-to-market election). The U.S. Holder’s basis in its Bleichroeder Ordinary Shares or

New Pasqal Ordinary Shares will be adjusted to reflect any such income or loss recognized. Gain recognized on a sale or other taxable disposition of the Bleichroeder Ordinary Shares or New Pasqal Ordinary Shares in a taxable year in which Bleichroeder or New Pasqal is a PFIC will be treated as ordinary income, and any loss will be ordinary to the extent of the net amount of previously included income as a result of the mark-to-market election (and thereafter will be capital loss, the deductibility of which is subject to limitations). Special tax rules may also apply if a U.S. Holder makes a mark-to-market election for a taxable year after such U.S. Holder’s First PFIC Holding Year. Currently, a mark-to-market election may not be made with respect to Bleichroeder Warrants or New Pasqal Warrants.

The mark-to-market election is available for stock that is regularly traded on a national securities exchange that is registered with the Securities and Exchange Commission, including NASDAQ, or on a foreign exchange or market that the IRS determines has rules sufficient to ensure that the market price represents a legitimate and sound fair market value. U.S. Holders should consult their tax advisors regarding the availability and tax consequences of a mark-to-market election in their particular circumstances.

If New Pasqal is a PFIC and, at any time, any non-U.S. subsidiary is classified as a PFIC, U.S. Holders would generally be deemed to own a portion of the shares of such lower-tier PFIC, and generally could incur liability under the Default PFIC Regime described above if New Pasqal receives a distribution from, or disposes of all or part of New Pasqal’s interest in, the lower-tier PFIC or if such U.S. Holders otherwise are deemed to have disposed of an interest in the lower-tier PFIC. A mark-to-market election generally would not be available with respect to such lower-tier PFIC. U.S. Holders are urged to consult their tax advisors regarding the tax issues raised by lower-tier PFICs.

A U.S. Holder that owns (or is deemed to own) shares in a PFIC during any taxable year of such U.S. Holder may be required to file IRS Form 8621 (whether or not a QEF or mark-to-market election is made) with such U.S. Holder’s U.S. federal income tax return and provide such other information as may be required by the Treasury Regulations or other IRS guidance.

The rules dealing with PFICs, including the Default PFIC Regime, QEF elections, purging elections, and mark-to-market elections are very complex and affected by various factors in addition to those described above. U.S. Holders should consult their tax advisors concerning the application of the PFIC rules to Bleichroeder Securities or New Pasqal Securities under their particular circumstances.

Information Reporting and Backup Withholding

Distributions with respect to New Pasqal Ordinary Shares and proceeds from the sale, exchange, or redemption of New Pasqal Ordinary Shares may be subject to information reporting to the IRS and possible U.S. backup withholding at a current rate of 24%. Backup withholding will not apply, however, to a U.S. Holder who furnishes a correct taxpayer identification number and makes any other required certification on IRS Form W-9 or who is otherwise exempt from backup withholding. U.S. Holders who are required to establish their exempt status generally must provide such certification on IRS Form W-9.

U.S. backup withholding is not an additional tax. Amounts withheld as U.S. backup withholding may be credited against a U.S. Holder’s U.S. federal income tax liability, and a U.S. Holder may obtain a refund of any excess amounts withheld under the backup withholding rules, if the required information is timely furnished to the IRS. Transactions effected through certain brokers or other intermediaries may be subject to U.S. backup withholding, and such brokers or intermediaries may be required by law to do U.S. backup withholding.

U.S. Holders are urged to consult their tax advisors regarding the application of the U.S. information reporting and backup withholding rules.

THE U.S. FEDERAL TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND MAY NOT BE APPLICABLE DEPENDING UPON A HOLDER’S PARTICULAR CIRCUMSTANCES. EACH HOLDER OF BLEICHROEDER ORDINARY SHARES OR BLEICHROEDER WARRANTS SHOULD CONSULT ITS TAX ADVISORS WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES TO SUCH HOLDERS OF THE REINCORPORATION MERGER, EXERCISE OF REDEMPTION RIGHTS, AND OWNERSHIP AND DISPOSITION OF NEW PASQAL ORDINARY SHARES AND NEW PASQAL WARRANTS, INCLUDING THE EFFECTS OF U.S. FEDERAL, STATE, LOCAL AND NON-U.S. TAX LAWS.

INFORMATION ABOUT BLEICHROEDER

Introduction

Bleichroeder is a blank check company incorporated as a Cayman Islands exempted company on August 27, 2025 for the purpose of effecting a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization, or similar business combination with one or more businesses or entities, referred to throughout this proxy statement/prospectus as Bleichroeder’s initial business combination.

Initial Public Offering

On January 9, 2026, Bleichroeder closed its IPO of 28,750,000 units, including the exercise in full by the underwriters of an option to purchase up to 3,750,000 Units at the offering price to cover over-allotments, with each unit consisting of one Bleichroeder Class A Ordinary Share and one-third of one redeemable warrant. Each whole warrant is exercisable for one Bleichroeder Class A Ordinary Share at a purchase price of $11.50 per share, subject to adjustment as provided in the final prospectus for Bleichroeder’s IPO. The Units were sold at an offering price of $10.00 per unit, generating total gross proceeds of $287.5 million (before underwriting discounts and commissions and offering expenses).

Simultaneously with the closing of the IPO, Bleichroeder completed a private placement of 7,750,000 private placement warrants to the Sponsor, Cohen and Clear Street at a price of $1.00 per private placement warrant, generating gross proceeds to Bleichroeder of $7,750,000. The private placement warrants, which were purchased by the Sponsor, Cohen and Clear Street are identical to the public warrants except that, so long as the private placement warrants are held by the Sponsor, or its permitted transferees, the private placement warrants (and the Class A ordinary shares issuable upon exercise of the private placement warrants) (i) may not, subject to certain limited exceptions, be transferred, assigned or sold by the holders until 30 days after the completion of our initial business combination, (ii) are entitled to registration rights and (iii) with respect to private placement warrants held by Cohen, Clear Street and/or their designees, will not be exercisable more than five years from the closing of the IPO in accordance with FINRA Rule 5110(g)(8) (see “Description of New Pasqal’s Securities — Warrants — Private Placement Warrants”). The private placement warrants have been issued pursuant to, and are governed by, the Private Placement Warrants Purchase Agreements.

Upon the closing of the IPO and the sales of the private placement warrants being issued, a total of $287.5 million of the proceeds from the IPO and the private placement (which excludes $12,250,000 in the underwriters’ deferred fees) was placed in the Trust Account, with Continental Stock Transfer & Trust Company acting as trustee. Except with respect to interest earned on the funds held in the Trust Account that may be released to Bleichroeder to pay its franchise and income tax obligations, the funds held in the Trust Account will not be released from the Trust Account until the earliest of (i) the completion of Bleichroeder’s initial business combination, (ii) the redemption of any public shares properly submitted in connection with a shareholder vote to amend Bleichroeder’s Existing Governing Documents prior to the consummation of a business combination (A) to modify the substance or timing of Bleichroeder’s obligation to allow redemption in connection with Bleichroeder’s initial business combination or to redeem 100% of the public shares if Bleichroeder does not complete its initial business combination within 24 months from the closing of the IPO; or (B) with respect to any other provision relating to rights of holders of Bleichroeder Class A Ordinary Shares or pre-initial business combination activity, and (iii) the redemption of all of the public shares if Bleichroeder has not completed its initial business combination within 24 months from the closing of the IPO, subject to applicable law.

Prior to the consummation of the IPO, on September 22, 2025, the Sponsor purchased 9,583,333 Founder Shares for an aggregate purchase price of $25,000. The Founder Shares included an aggregate of up to 1,250,000 shares subject to forfeiture to the extent that the underwriters’ over-allotment was not exercised in full or in part, so that the number of Founder Shares would collectively represent approximately 25% of Bleichroeder’s issued and outstanding ordinary shares after the IPO.

On September 22, 2025, Bleichroeder issued non-interest bearing, unsecured promissory note (the “2025 Note”) to the Sponsor pursuant to which Bleichroeder borrowed $500,000 for transaction costs reasonably related to the consummation of the Business Combination. The 2025 Note was due at the earlier of June 30, 2026 or the closing of the IPO. The 2025 Note was repaid upon the closing of IPO.

Fair Market Value of Target Business

As required by the Nasdaq rules, Bleichroeder’s initial business combination must be approved by a majority of Bleichroeder’s independent directors. The Nasdaq rules also require that Bleichroeder must complete its initial business combination with one or more businesses that together having an aggregate fair market value of at least 80% of the value of the assets held in the Trust Account (excluding the amount of any deferred underwriting commissions and taxes payable on the interest earned on the Trust Account). Bleichroeder refers to this as the 80% of net assets test. The Bleichroeder Board determined that this test was met in connection with the proposed Business Combination as described in “The Business Combination Proposal.”

We may structure our initial business combination such that the post transaction company owns or acquires less than 100% of such interests or assets of the target business in order to meet certain objectives of the target management team or shareholders or for other reasons, but we will only complete such Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for Bleichroeder not to be required to register as an investment company under the Investment Company Act. Even if the post-transaction company owns or acquires 50% or more of the voting securities of the target, our shareholders prior to the Business Combination may collectively own a minority interest in the post-transaction company, depending on valuations ascribed to the target and us in the Business Combination. For example, we could pursue a transaction in which we issue a substantial number of new shares in exchange for all of the outstanding capital stock, shares or other equity interests of a target. In this case, we would acquire a 100% controlling interest in the target. However, as a result of the issuance of a substantial number of new shares, our shareholders immediately prior to our initial business combination could own less than a majority of our issued and outstanding shares subsequent to our initial business combination. If less than 100% of the equity interests or assets of a target business or businesses are owned or acquired by the post transaction company, the portion of such business or businesses that is owned or acquired is what will be taken into account for purposes of the 80% of net assets test described above. If the business combination involves more than one target business, the 80% of net assets test will be based on the aggregate value of all of the target businesses.

Corporate Information

Bleichroeder’s executive offices are located at 1345 Avenue of the Americas, Fl 47, New York, NY 10105 and Bleichroeder’s telephone number is 212-984-3835.

We are a Cayman Islands exempted company. Exempted companies are Cayman Islands companies conducting business mainly outside the Cayman Islands and, as such, are exempted from complying with certain provisions of the Cayman Companies Act. As an exempted company, we have received a tax exemption undertaking from the Cayman Islands government, in accordance with Section 6 of the Tax Concessions Act (Revised) of the Cayman Islands to the effect that, for a period of 30 years from the date of the undertaking, no law which is enacted in the Cayman Islands imposing any tax to be levied on profits, income, gains or appreciations will apply to us or our operations and, in addition, that no tax to be levied on profits, income, gains or appreciations or which is in the nature of estate duty or inheritance tax will be payable (i) on or in respect of our shares, debentures or other obligations, or (ii) by way of the withholding in whole or in part of any relevant payment as defined in the Tax Concessions Act.

We are an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the JOBS Act. As such, we are eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to (i) not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, (ii) reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and (iii) exemptions from the requirements of holding a non-binding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. If some investors find our securities less attractive as a result of these exemptions, there may be a less active trading market for our securities and the prices of our securities may be more volatile.

In addition, Section 107 of the JOBS Act also provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We intend to take advantage of the benefits of this extended transition period.

We will remain an emerging growth company until the earlier of (i) the last day of the fiscal year (a) following the fifth anniversary of the completion of our IPO, (b) in which we have total annual gross revenue of at least $1.235 billion, or (c) in which we are deemed to be a large accelerated filer, which means the market value of our Bleichroeder Class A Ordinary Shares that are held by non-affiliates exceeds $700 million as of the prior June 30th, and (ii) the date on which we have issued more than $1.0 billion in non-convertible debt securities during the prior three-year period. References herein to “emerging growth company” will have the meaning associated with it in the JOBS Act.

Additionally, we are a “smaller reporting company” as defined in Rule 10(f)(1) of Regulation S-K. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements. We will remain a smaller reporting company until the last day of any fiscal year for so long as either (i) the market value of our ordinary shares held by non-affiliates did not exceed $250 million as of the prior June 30th, or (ii) our annual revenues did not exceed $100 million during such completed fiscal year and the market value of our ordinary shares held by non-affiliates did not exceed $700 million as of the prior June 30th.

Limitation on Liability and Indemnification of Officers and Directors

Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against willful default, willful neglect, actual fraud or the consequences of committing a crime. The Existing Governing Documents provide that our officers and directors, together with every former officer and former director, will be indemnified by us to the fullest extent permitted by applicable law, against any liability, action, proceeding, claim, demand, costs, damages or expenses, including legal expenses, whatsoever incurred as a result of any act or failure to act in carrying out their functions except through their own actual fraud, willful default or willful neglect. We have purchased a policy of directors’ and officers’ liability insurance that insures our officers and directors against the cost of defense, settlement or payment of a judgment in some circumstances and insures us against our obligations to indemnify our officers and directors.

Our officers and directors have agreed, and any persons who may become officers or directors prior to the initial business combination will agree, to waive any right, title, interest or claim of any kind in or to any monies in the trust account, and to waive any right, title, interest or claim of any kind they may have in the future as a result of, or arising out of, any services provided to us and will not seek recourse against the trust account for any reason whatsoever. Accordingly, any indemnification provided will only be able to be satisfied by us if (i) we have sufficient funds outside of the trust account or (ii) we consummate an initial business combination.

Our indemnification obligations may discourage shareholders from bringing a lawsuit against our officers or directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against our officers and directors, even though such an action, if successful, might otherwise benefit us and our shareholders. Furthermore, a shareholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against our officers and directors pursuant to these indemnification provisions.

We believe that these provisions, the insurance and the indemnity agreements are necessary to attract and retain talented and experienced officers and directors.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Redemption of Public Shares and Liquidation if No Initial Business Combination

Bleichroeder’s Existing Governing Documents provide that Bleichroeder will have the duration of the Completion Window to complete an initial business combination. If Bleichroeder does not complete an initial business combination within such Completion Window, Bleichroeder will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter (and subject to lawfully available funds therefor), redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account (which interest shall be net of taxes payable, if any, and less up to $100,000 of interest to pay dissolution expenses), divided by the number of then-outstanding public shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of Bleichroeder’s remaining shareholders and the Bleichroeder Board, liquidate and dissolve, subject in each case to Bleichroeder’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidation distributions with respect to Bleichroeder’s warrants, which will expire worthless if Bleichroeder fails to complete an initial business combination within the Completion Window.

The Sponsor, officers and directors have entered into a letter agreement with Bleichroeder, pursuant to which they have waived their rights to liquidation distributions from the Trust Account with respect to any Founder Shares held by them if Bleichroeder fails to complete Bleichroeder’s initial business combination within the Completion Window. However, if the Sponsor, officers and directors acquire public shares in or after the IPO, they will be entitled to liquidation distributions from the Trust Account with respect to such public shares if Bleichroeder fails to complete an initial business combination within the allotted Completion Window.

The Sponsor, officers and directors have agreed, pursuant to a written agreement with Bleichroeder, that they will not propose any amendment to Bleichroeder’s Existing Governing Documents prior to the consummation of the initial business combination (i) to modify the substance or timing of Bleichroeder’s obligation to redeem 100% of the public shares if Bleichroeder does not complete an initial business combination within the Completion Window or (ii) with respect to any other provision relating to the rights of the holders of Bleichroeder Class A Ordinary Shares or pre-initial business combination activity, in each case unless Bleichroeder provides public shareholders with the opportunity to redeem their public shares upon effectiveness of any such amendment at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account (less taxes payable (other than excise or similar taxes)), divided by the number of then issued and outstanding public shares, subject to applicable law.

Bleichroeder expects that all costs and expenses associated with implementing its winding up, as well as payments to any creditors, will be funded from amounts held outside the Trust Account, although we cannot assure you that there will be sufficient funds for such purpose. However, if those funds are not sufficient to cover the costs and expenses associated with implementing its winding up, to the extent that there is any interest accrued in the Trust Account not required to pay taxes on interest income earned on the Trust Account balance, Bleichroeder may request the trustee to release to Bleichroeder an additional amount of up to $100,000 of such accrued interest to pay those costs and expenses.

If Bleichroeder were to expend all of the net proceeds of the IPO and the sale of the private placement warrants, other than the proceeds deposited in the Trust Account, and without taking into account interest, if any, earned on the Trust Account, the per-share redemption amount received by shareholders upon Bleichroeder’s dissolution would be approximately $10.05. The proceeds deposited in the Trust Account could, however, become subject to the claims of Bleichroeder’s creditors which would have higher priority than the claims of public shareholders. Bleichroeder cannot assure you that the actual per-share redemption amount received by shareholders will not be substantially less than $10.05. While Bleichroeder intends to pay all creditors’ claims, if any, Bleichroeder cannot assure you that it will have funds sufficient to pay or provide for those claims.

Although Bleichroeder will seek to have all vendors, service providers, prospective target businesses or other entities with which Bleichroeder does business execute agreements with Bleichroeder waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account for the benefit of public shareholders, there is no guarantee that they will execute such agreements or even if they execute such agreements that they would be prevented from bringing claims against the Trust Account, including but not limited to fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain an advantage with respect to a claim against Bleichroeder’s assets, including the funds held in the Trust Account. If any third party refuses to execute an agreement waiving such claims to the monies held in the Trust Account, Bleichroeder’s management will consider whether alternatives are reasonably available to it and will only enter into an agreement with a third party if management believes that such third party’s engagement would be in Bleichroeder’s best interests under the circumstances. Examples of possible instances where Bleichroeder may engage a third party that refuses to execute a waiver include the engagement of a third-party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where management is unable to find a service provider willing to execute a waiver. WithumSmith+Brown, PC, Bleichroeder’s independent registered public accounting firm, has not executed an agreement with Bleichroeder waiving such claims to the monies held in the Trust Account.

In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with Bleichroeder and will not seek recourse against the Trust Account for any reason. In order to protect amounts held outside the Trust Account, the Sponsor has agreed that it will be liable to Bleichroeder if and to the extent any claims by a third party for services rendered or products sold to Bleichroeder (except for its independent registered public accounting firm), or a prospective target business with which Bleichroeder has entered into a written letter of intent, confidentiality or other similar agreement or business combination agreement, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.00 per public share, and (ii) the actual amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.00 per public share due to reductions in the value of the trust assets, less taxes payable, provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to the monies held in the Trust Account (whether or not such waiver is enforceable), nor will it apply to any claims under Bleichroeder’s indemnity of the underwriters of the IPO against certain liabilities, including liabilities under the Securities Act. However, Bleichroeder has not asked the Sponsor to reserve for such indemnification obligations, nor has Bleichroeder independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations and believes that the Sponsor’s only assets are securities of Bleichroeder. Therefore, Bleichroeder cannot assure you that the Sponsor would be able to satisfy those obligations. As a result, if any such claims were successfully made against the Trust Account, the funds available for Bleichroeder’s initial business combination and redemptions could be reduced to less than $10.00 per public share. In such event, Bleichroeder may not be able to complete Bleichroeder’s initial business combination, and you would receive such lesser amount per share in connection with any redemption of your public shares. None of Bleichroeder’s officers or directors will indemnify Bleichroeder for claims by third parties including, without limitation, claims by vendors and prospective target businesses.

In the event that the proceeds in the Trust Account are reduced below the lesser of (i) $10.00 per public share and (ii) the actual amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account if less than $10.00 per share, due to reductions in the value of the trust assets less taxes payable, and the Sponsor asserts that it is unable to satisfy its indemnification obligations or that it has no indemnification obligations related to a particular claim, Bleichroeder’s independent directors would determine whether to take legal action against the Sponsor to enforce its indemnification obligations. While Bleichroeder currently expects that its independent directors would take legal action on Bleichroeder’s behalf against the Sponsor to enforce its indemnification obligations to Bleichroeder, it is possible that Bleichroeder’s independent directors in exercising their business judgment may choose not to do so in any particular interest if, for example, the cost of such legal action is deemed by the independent directors to be too high relative to the amount recoverable, or if the independent directors determine that a favorable outcome is not likely. Accordingly, Bleichroeder cannot assure you that due to claims of creditors the actual value of the per-share redemption price will not be less than $10.00 per share.

Bleichroeder will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers, prospective target businesses or other entities with which Bleichroeder does business execute agreements with Bleichroeder waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

If Bleichroeder files a bankruptcy or insolvency petition or an involuntary bankruptcy or insolvency petition is filed against Bleichroeder that is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy or insolvency law, and may be included in Bleichroeder’s bankruptcy estate and subject to the claims of third parties with priority over the claims of public shareholders. To the extent any bankruptcy claims deplete the Trust Account, Bleichroeder cannot assure you Bleichroeder will be able to return $10.00 per share to public shareholders. Additionally, if Bleichroeder files a bankruptcy or insolvency petition or an involuntary bankruptcy or insolvency petition is filed against Bleichroeder that is not dismissed, any distributions received by shareholders could be viewed under applicable debtor/creditor and/or bankruptcy/insolvency laws as either a “preferential transfer” or a “fraudulent conveyance,” Preference or disposition. As a result, a liquidator or bankruptcy or other court could seek to recover some or all amounts received by public shareholders. Furthermore, the Bleichroeder Board may be viewed as having breached its fiduciary duty to Bleichroeder or its creditors and/or may have acted in bad faith, and thereby exposing itself and Bleichroeder to claims of punitive damages, by paying public shareholders from the Trust Account prior to addressing the claims of creditors. Bleichroeder cannot assure you that claims will not be brought against Bleichroeder for these reasons.

Public shareholders will be entitled to receive funds from the Trust Account only (i) in the event of the redemption of the public shares if Bleichroeder does not complete its initial business combination within the Completion Window, (ii) in connection with a shareholder vote to amend Bleichroeder’s Existing Governing Documents prior to the consummation of the initial business combination (A) to modify the substance or timing of Bleichroeder’s obligation to allow redemption in connection with its initial business combination or to redeem 100% of its public shares if it does not complete its initial business combination within the Completion Window or (B) with respect to any other material provisions relating to the rights of holders of Bleichroeder Class A Ordinary Shares or pre-initial business combination activity or (iii) if they redeem their respective shares for cash upon the completion of the initial business combination, subject to applicable law and any limitations (including but not limited to cash requirements) created by the terms of the proposed business combination. In no other circumstances will a shareholder have any right or interest of any kind to or in the Trust Account. In the event Bleichroeder seeks shareholder approval in connection with its initial business combination, a shareholder’s voting in connection with the Business Combination alone will not result in a shareholder’s redeeming its shares to Bleichroeder for an applicable pro rata share of the Trust Account. Such shareholder must have also exercised its redemption rights described above. These provisions of Bleichroeder’s Existing Governing Documents, like all provisions of its Existing Governing Documents, may be amended with a shareholder vote.

Facilities

Bleichroeder currently utilizes office space at 1345 Avenue of the Americas, Fl 47, New York, NY 10105. Bleichroeder’s offices are provided to Bleichroeder by an affiliate of the Sponsor at no cost. Bleichroeder considers its current office space adequate for its current operations.

Employees and Officers

Bleichroeder currently has three officers. These individuals are not obligated to devote any specific number of hours to Bleichroeder’s affairs but they intend to devote as much of their time as they deem necessary to Bleichroeder’s affairs until Bleichroeder has completed an initial business combination. The amount of time they will devote in any time period will vary based on the stage of the initial business combination process Bleichroeder is in. Bleichroeder does not intend to have any full-time employees prior to the completion of its initial business combination.

Legal Proceedings

There is no material litigation, arbitration or governmental proceeding currently pending against Bleichroeder or any members of its management team in their capacity as such.

Periodic Reporting and Audited Financial Statements

Bleichroeder has registered its securities under the Exchange Act and has reporting obligations, including the requirement to file annual and quarterly reports with the SEC. In accordance with the requirements of the Exchange Act, Bleichroeder’s annual reports contain financial statements audited and reported on by Bleichroeder’s independent registered public accounting firm, and Bleichroeder’s quarterly reports contain financial statements reviewed by Bleichroeder’s independent registered public accounting firm. Bleichroeder has filed with the SEC its Annual Report on Form 10-K for the fiscal year ended December 31, 2025.

The Sponsor

Our Sponsor is a Delaware limited liability company which was formed in 2025, to invest in our company. Although our Sponsor is permitted to undertake any activities permitted under the Delaware Limited Liability Company Act and other applicable laws, the Sponsor’s business is focused on investing in Bleichroeder. BM2 is the managing member of our sponsor, and MC Advisory, as well as Andrew Gundlach, our Executive Chairman, are the managing members of BM2 and hold voting and investment discretion with respect to the ordinary shares held of record by our Sponsor. Other than Messrs. Combes, Gundlach, Inflection Point, STP, and members of our management team, including certain of our directors, no other person will have a direct or indirect material interest in our sponsor or BM2.

Our Sponsor was formed prior to the IPO for the purpose of acting as the sponsor of Bleichroeder. It is responsible for organizing, directing, and managing the business and affairs of Bleichroeder from its incorporation, through the consummation of the IPO, the negotiation of the Business Combination Agreement, until the consummation of the Business Combination. Our Sponsor’s activities included identifying and negotiating terms with the underwriter of the IPO, other third-party service providers such as Bleichroeder’s auditors and legal counsel, and Bleichroeder’s directors and officers, and searching for and negotiating with potential business combination targets. Other than its investment in Bleichroeder and its work on behalf of Bleichroeder, our Sponsor is not engaged in any business.

Our Sponsor has made investments in Bleichroeder. Prior to our IPO, our Sponsor made an initial investment in Bleichroeder of $25,000 to cover certain pre-IPO expenses, in exchange for the issuance of Founder Shares, or approximately $0.003 per share. In connection with the closing of our IPO our Sponsor also purchased 5,000,000 private placement warrants from Bleichroeder for $5,000,000.

Inflection Point Fund I LP (in whose general partner Mr. Gundlach has, individually and through affiliates, a non-voting, non-controlling indirect financial interest), which we refer to as the “Inflection Point” throughout this registration statement, invested $1,000,000 in BM2, for which it received an indirect interest in 1,000,000 of the private placement warrants owned by our Sponsor. Subject to Inflection Point indirectly purchasing, through BM2, the private placement warrants allocated to it simultaneously with the closing of our IPO, BM2 issued membership interests at a nominal purchase price to Inflection Point reflecting an indirect interest in an aggregate of 2,000,000 Founder Shares, or 20.87% of the Founder Shares held by the Sponsor, following the exercise in full of the underwriter’s over-allotment option.

STP invested $4,000,000 in our Sponsor, for which it received an indirect interest in 1,000,000 of the private placement warrants owned by the sponsor. Subject to STP indirectly purchasing, through the Sponsor, the private placement warrants allocated to it simultaneously with the closing of our IPO, our Sponsor issued membership interests at a nominal purchase price to STP reflecting an indirect interest in an aggregate of 2,000,000 Founder Shares, or 20.87% of the Founder Shares held by the Sponsor, following the exercise in full of the underwriter’s over-allotment option.

Neither Inflection Point nor STP have any right to vote the Founder Shares, private placement warrants or securities underlying the private placement warrants that it holds indirectly through its membership interests in BM2 or the Sponsor, as applicable.

Bleichroeder’s Chief Operating Officer and Chief Executive Officer, as well as Bleichroeder’s Chief Financial Officer, received an aggregate indirect interest in 500,000 Founder Shares through membership interests in our Sponsor, and certain of our directors received for his or her service as a director an indirect interest in either 15,000 Founder Shares or 30,000 Founder Shares through membership interests in our Sponsor, but do have the right to control the sponsor or participate in any decision regarding the disposal of any security held by the sponsor, or otherwise. Other than the members of our management team, none of the other direct or indirect members of our Sponsor will participate in our company’s operational activities. Assuming our independent directors and, as described above, Inflection Point and STP are issued direct and indirect membership interests in our Sponsor, Messrs. Combes and Gundlach will hold approximately 52.57% of the sponsor membership interests reflecting indirect interests in the Founder Shares (and approximately 60.00% of the Sponsor membership interests reflecting indirect interests in the private placement warrants).

The following table sets forth the payments to be received by our Sponsor and its affiliates from us prior to or in connection with the completion of our Business Combination and the securities issued and to be issued by us to our Sponsor or its affiliates:

Entity/Individual	Amount of Compensation to be Received or Securities Issued or to be Issued	Amount of Compensation to be Received or Securities Issued or to be Issued	Consideration Paid or to be Paid
Bleichroeder Sponsor 2 LLC	Finder’s fees, advisory fees, consulting fees or success fees	9,583,333 Founder Shares	$25,000
Bleichroeder Sponsor 2 LLC		5,000,000 Private placement warrants to be purchased simultaneously with the closing of the IPO, the warrants underlying which may be exercised on a cashless basis along with the public warrants under the circumstances specified in the Warrant Agreement that may result in material dilution to Bleichroeder’s public shareholders	$5,000,000
		Up to $500,000 in loans	Repayment of loans made to us to cover offering related and organizational expenses

Up to $2,000,000 in working capital loans, which loans may be convertible into private placement warrants at a price of $1.00 per warrant at the option of the lender, which may be exercised on a cashless basis along with the public warrants under the circumstances specified in the Warrant Agreement that may result in material dilution to Bleichroeder’s public shareholders

			Working capital loans to finance transaction costs in connection with an initial business combination
Bleichroeder Sponsor 2 LLC Michel Combes Andrew Gundlach Robert Folino Marcello Padula Antoine Theysset Kathy Savitt Philippe Nyssen Clémence Rasigni		Reimbursement for any out-of-pocket expenses related to identifying, investigating and completing an initial business combination	Services in connection with identifying, investigating and completing an initial business combination
Holders of Bleichroeder Class B Ordinary Shares		Anti-dilution protection upon conversion into Class A ordinary shares at a greater than one-to-one ratio	Issuance of the Class A ordinary shares issuable in connection with the conversion of the Founder Shares on a greater than one-to-one basis upon conversion

Entity/Individual	Amount of Compensation to be Received or Securities Issued or to be Issued	Amount of Compensation to be Received or Securities Issued or to be Issued	Consideration Paid or to be Paid
		Anti-dilution protection upon increase of offering size	Issuance of additional Class B ordinary shares if the offering size increases
Bleichroeder Sponsor 2 LLC Michel Combes Andrew Gundlach Robert Folino Marcello Padula Antoine Theysset Kathy Savitt Philippe Nyssen Clémence Rasigni
MJP Advisory Group

Bleichroeder pays an affiliate of its Chief Operating Officer, who is also its current Chief Executive Officer, $18,000 per month plus out-of-pocket expenses for his services as Chief Operating Officer, pursuant to an advisory agreement; upon completion of its initial business combination or our liquidation, an amount equal to $600,000 less the total amount of all such monthly payments made up to that time shall be payable under such agreement, as further described in this proxy statement/prospectus

Because the Sponsor acquired the Founder Shares at a nominal price, our public shareholders incurred immediate and material dilution upon the closing of the IPO, assuming no value is ascribed to the warrants included in the units. Further, the Bleichroeder Class A Ordinary Shares issuable in connection with the conversion of the Founder Shares may result in material dilution to our public shareholders due to the anti-dilution rights of the Founder Shares that may result in an issuance of Bleichroeder Class A Ordinary Shares on a greater than one-for-one basis upon conversion. Additionally, public shareholders may experience material dilution from the exercise of private placement warrants purchased by the Sponsor, Cohen and Clear Street simultaneously with the closing of the IPO, as well as from the conversion of any working capital loans, if any, into private placement warrants, if elected by the Sponsor. The cashless exercise of the private placement warrants, including private placement warrants that may be issued upon conversion of working capital loans, along with the public warrants under the circumstances specified in the Warrant Agreement as described herein, may result in material dilution to public shareholders. See the sections titled “Risk Factors — Risks Related to Bleichroeder and the Business Combination — The nominal purchase price paid by the Sponsor and Bleichroeder’s officers and directors for the Founder Shares may result in significant dilution to the implied value of your public shares upon the consummation of our initial business combination.” and “Dilution.”

The Founder Shares will automatically convert into Bleichroeder Class A Ordinary Shares concurrently with or immediately following the consummation of our initial business combination or earlier at the option of the holder on a one-for-one basis, subject to adjustment for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like, and subject to further adjustment as provided herein. In the case that additional Bleichroeder Class A Ordinary Shares, or any other equity-linked securities, are issued or deemed issued in excess of the amounts sold in the IPO and related to or in connection with the Closing of the Business Combination, the ratio at which Bleichroeder Class B Ordinary Shares convert into Bleichroeder Class A Ordinary Shares will be adjusted (unless the holders of a majority of the outstanding Bleichroeder Class B Ordinary Shares agree to waive such adjustment with respect to any such issuance or deemed issuance) so that the number of Bleichroeder Class A Ordinary Shares issuable upon conversion of all Bleichroeder Class B Ordinary Shares will equal, in the aggregate, 25% of the sum of (i) all Bleichroeder Ordinary Shares issued and outstanding at the closing of the IPO, plus (ii) all Bleichroeder Class A Ordinary Shares and equity-linked securities issued or deemed issued in connection with the Closing of the Business Combination (excluding any shares or equity-linked securities issued, or to be issued, to New Pasqal Shareholders in the Business Combination and any private placement-equivalent warrants issued to our Sponsor or any of its affiliates or to our officers or directors upon conversion of working capital loans made to us) minus (iii) any redemptions of Bleichroeder Class A Ordinary Shares by public shareholders in connection with the Business Combination, and any shares or equity-linked securities issued, or to be issued, to any seller in the Business Combination and in connection with any amendment to the Existing Governing Documents made prior to the consummation of the initial business combination (A) to modify the substance or timing of our obligation to allow redemption in connection with our initial business combination or to redeem 100% of our public shares if we do not complete our initial business combination within the completion window or (B) with respect to any other material provisions relating to the rights of holders of Class A ordinary shares or pre-business combination activity; provided that such conversion of Founder Shares will never occur on a less than one-for-one basis.

If we raise additional funds through equity or convertible debt issuances, Bleichroeder public shareholders may suffer significant dilution. This dilution would increase to the extent that the anti-dilution provision of the Founder Shares result in the issuance of Bleichroeder Class A Ordinary Shares on a greater than one-for-one basis upon conversion of the Founder Shares at the time of our initial business combination. In addition, the cashless exercise of the public warrants and private placement warrants would further increase the dilution to our public shareholders.

Pursuant to the Sponsor Letter Agreement entered into with us, each of our Sponsor, directors and officers has agreed to restrictions on its ability to transfer, assign, or sell the Founder Shares and private placement warrants, as summarized in the table below.

Subject Securities	Expiration Date	Natural Persons and Entities Subject to Restrictions	Exceptions to Transfer Restrictions
Founder Shares

The earlier of (A) six months after the completion of our initial business combination or earlier if, subsequent to our initial business combination, the closing price of the Bleichroeder Class A Ordinary Shares equals or exceeds $12.00 per share (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing after our initial business combination and (B) the date following the completion of our initial business combination on which we complete a liquidation, merger, share exchange or other similar transaction that results in all of our shareholders having the right to exchange their

Bleichroeder Sponsor 2 LLC Michel Combes Andrew Gundlach Robert Folino Marcello Padula Antoine Theysset Kathy Savitt Philippe Nyssen Clémence Rasigni

Transfers permitted (a) to our officers, directors or consultants, any affiliate or family member of any of our officers, directors or consultants, any members or partners of the Sponsor or their affiliates and funds and accounts advised by such members or partners, any affiliates of the Sponsor, or any employees of such affiliates, (b) in the case of an individual, as a gift to such person’s immediate family or to a trust, the beneficiary of which is a member of such person’s immediate family, an affiliate of such person or to a charitable organization; (c) in the case of an individual, by virtue of laws of descent and distribution upon death of such person; (d) in the case of an individual, pursuant to a qualified domestic relations order; (e) by private

Subject Securities	Expiration Date	Natural Persons and Entities Subject to Restrictions	Exceptions to Transfer Restrictions
Bleichroeder Class A Ordinary Shares for cash, securities or other property.

sales or transfers made in connection with any forward purchase agreement or similar arrangement, in connection with an extension of the Completion Window or in connection with the consummation of a business combination at prices no greater than the price at which the shares or warrants were originally purchased; (f) pro rata distributions from our Sponsor to its respective members, partners or shareholders pursuant to our Sponsor’s limited liability company agreement or other charter documents; (g) by virtue of the laws of the Cayman Islands or our Sponsor’s limited liability company agreement upon dissolution of our Sponsor, (h) in the event of our liquidation prior to our consummation of our initial business combination; (i) in the event that, subsequent to our consummation of an initial business combination, we complete a liquidation, merger, share exchange or other similar transaction which results in all of our shareholders having the right to exchange their Bleichroeder Class A Ordinary Shares for cash, securities or other property or (j) to a nominee or custodian of a person or entity to whom a transfer would be permissible under clauses (a) through (g); provided, however, that in the case of clauses (a) through (g) and clause (j) these permitted transferees must enter into a written agreement agreeing to be bound by these transfer restrictions and the other restrictions contained in the Sponsor Letter Agreement.

Subject Securities	Expiration Date	Natural Persons and Entities Subject to Restrictions	Exceptions to Transfer Restrictions
Private placement warrants (including underlying securities)	30 days after the completion of our initial business combination	Bleichroeder Sponsor 2 LLC Michel Combes Andrew Gundlach Robert Folino Marcello Padula Antoine Theysset Kathy Savitt Philippe Nyssen Clémence Rasigni Cohen Clear Street	Same as above, except the underwriters shall also be permitted to make the same type of transfers to their affiliates as the Sponsor can make to its affiliates as described above.
Any units, warrants, ordinary shares or any other securities convertible into, or exercisable or exchangeable for, any units, ordinary shares, founder shares or warrants	180 days	Bleichroeder Sponsor 2 LLC Michel Combes Andrew Gundlach Robert Folino Marcello Padula Antoine Theysset Kathy Savitt Philippe Nyssen Clémence Rasigni Inflection Point STP

The representative in its sole discretion may release any of the securities subject to these lock-up agreements at any time. Our Sponsor, officers and directors are also subject to separate transfer restrictions on their Founder Shares and private placement warrants pursuant to the Sponsor Letter Agreement described herein.

In addition, in order to facilitate the Business Combination or for any other reason determined by our Sponsor in its sole discretion, our Sponsor may surrender or forfeit, transfer or exchange our Founder Shares, private placement warrants or any of our other securities, including for no consideration, as well as subject any such securities to earn-outs or other restrictions, or otherwise amend the terms of any such securities or enter into any other arrangements with respect to any such securities. We may also issue Bleichroeder Class A Ordinary Shares upon conversion of the Bleichroeder Class B Ordinary Shares at a ratio greater than one-to-one at the time of the Closing of the Business Combination as a result of the anti-dilution provisions as set forth therein.

Pursuant to the Sponsor Letter Agreement entered into with us, each of our Sponsor, directors and officers have agreed to a lock-up and restrictions on their ability to transfer, assign, or sell the Founder Shares and private placement warrants and securities underlying the private placement warrants. Further, the sponsor membership interests are locked up and not transferable because the Sponsor Letter Agreement prohibits indirect transfers.

The Sponsor Letter Agreement may be amended without shareholder approval. Such transfer restrictions have been amended in connection with business combinations for certain other special purpose acquisition companies. While we do not expect the Bleichroeder Board to approve any amendment to the Sponsor Letter Agreement prior to the Business Combination, it may be possible that the Bleichroeder Board, in exercising its business judgment and subject to its fiduciary duties, chooses to approve one or more amendments to the Sponsor Letter Agreement.

We may also pay consulting, success or finder fees to our Sponsor, Co-Founders or a member of our management team, or their respective affiliates in connection with the consummation of the Business Combination, and we may engage our Sponsor or an affiliate of our Sponsor as an advisor or otherwise in connection with the Business Combination and certain other transactions and pay such person or entity a salary or fee in an amount that constitutes a market standard for comparable transactions. Except as set out in the immediately preceding sentence, no terms for any such arrangements have been determined and no written agreements exist with respect to such arrangements.

Directors and Executive Officers; Biographies

Our directors and officers are as follows:

Name	Age	Position
Andrew Gundlach	54	Executive Chairman
Marcello Padula	33	Chief Executive Officer and Chief Operating Officer
Robert Folino	57	Chief Financial Officer
Antoine Theysset	49	Director
Kathy Savitt	61	Director
Philippe Nyssen	37	Director
Clémence Rasigni	52	Director

Andrew Gundlach, who has been our Chairman, President and Chief Executive Officer since inception, is the President and Chief Executive Officer of Bleichroeder LP (“Bleichroeder LP”), a registered investment advisor focused on ultra-high-net worth families. In April 2026, Mr. Gundlach resigned from his positions as Chairman, President and Chief Executive Officer. Mr. Gundlach was subsequently appointed to serve as Executive Chairman of the Board, effective April 29, 2026. Mr. Gundlach re-created Bleichroeder with the support of First Eagle, the successor to Arnhold and S. Bleichroeder Holdings, Inc., which was renamed First Eagle Holdings in 2015 after private equity funds managed by The Blackstone Group and Corsair Capital acquired a controlling stake in the company, a transaction Mr. Gundlach initiated, negotiated and helped architect. Mr. Gundlach joined Arnhold and S. Bleichroeder Holdings, Inc. in 2006 to launch and co-run 21 April Funds Ltd., and soon thereafter served as a director to help negotiate and support the restructuring of the business via a minority investment from TA Associates. Thereafter, Mr. Gundlach continued to serve for over 15 years as a key director of this leading asset management firm in the public equity, high-yield municipal, and private credit markets with over $130 billion in assets under management. Since 2015 he has also headed Goldiron LP (“Goldiron”), a registered investment advisor focused on institutions and ultra-high-net-worth investors. Prior to joining Bleichroeder LP and First Eagle, Mr. Gundlach was a founding partner of Artemis Advisors, a hedge fund backed with a strategic investment from XL Capital of Bermuda, an insurance company. Mr. Gundlach co-chaired the Board of Directors of Materia, Inc. and led its sale to Exxon in December 2021, bringing Nobel Prize-winning technology with proprietary processes to commercial scale. Additionally, he was invited to invest alongside Sofina SA, a public Belgian company, in their recapitalization and investment into Cambridge Associates, the preeminent advisory firm in asset allocation, manager selection and alternative investments. Mr. Gundlach is a Member of the Council on Foreign Relations, where he has served on the Investment Committee, and is an adjunct professor at Columbia Business School’s Heilbrunn Center for Graham & Dodd Investing, where he teaches courses on investing, and currently serves on the School’s Board and Endowment Board. In addition, Mr. Gundlach currently serves on the Board of Directors of Welltower (NYSE: WELL), a publicly traded health care infrastructure REIT. Mr. Gundlach began his career in the Investment Banking and M&A departments of Morgan Stanley and JPMorgan. He holds a BS and a Masters in International Relations and Affairs from Georgetown University, and an MBA from Columbia Business School.

Robert Folino has been our Chief Financial Officer since inception. Prior to his role as Chief Financial Officer, Mr. Folino served as Chief Financial Officer of BACQ from June 2024 to the present. Mr. Folino joined Bleichroeder, a registered investment advisor, as a trader in 2018 where he and Mr. Gundlach worked closely to help establish the firm. In 2019, Mr. Folino was made Chief Operating Officer and Head of Trading of Bleichroeder. He is currently responsible for overseeing all aspects of accounting, tax and financial operations of the funds, the management company, and its general partner entities. Prior to joining Bleichroeder, Mr. Folino worked for First Eagle Investment Management for 22 years, where he held positions of increasing responsibility. He joined Arnhold and S. Bleichroeder, the predecessor firm to First Eagle Investment Management, in 1996 as a junior arbitrage trader for the Merger Arbitrage Department. Mr. Folino holds a BA in Finance from Rider University.

Marcello Padula has been our Chief Operating Officer since inception. In April 2026, Mr. Padula was appointed as the Chief Executive Officer of the Company. Mr. Padula previously served as an advisor to BACQ and was a key member of the deal team in the pending Merlin Labs transaction. In addition to serving as an advisor to BACQ, Mr. Padula was also its Chief Financial Officer from May 2025 to July 2025. Prior to this, Mr. Padula most recently served as Investment Banking Vice President at BofA Securities, Inc., from July 2019 to November 2024, within the Consumer & Retail Practice where he executed multiple capital markets and mergers and acquisitions transactions. During his over 5 years of investment banking experience, Mr. Padula has executed over $25 Billion in transaction value for clients. Prior to that, Mr. Padula worked as a Capital Markets Analyst at Proskauer Rose in their capital markets practice from March 2018 to June 2019 and as an Associate at Morgan Stanely from February 2015 to March 2018. Mr. Padula holds a Bachelor of Science degree in Chemistry from Loyola University Maryland.

Antoine Theysset is one of our directors who has 25 years of international strategy and operations experience in the Technology, Media and Entertainment industry. He currently serves on the board of directors of BACQ. Mr. Theysset has been serving as a director and advisor to the Chief Executive Officer of Improbable Worlds Ltd, a technology company providing metaverse infrastructure and applications, since January 2024. Prior to that, from 2018 to 2023, he was an Operating Partner with SoftBank Investment Advisers, focused on its Consumer Tech and Media investments. Prior to joining SoftBank to drive value creation for its portfolio companies and serving as investor/director on their Boards, Antoine led McKinsey’s Fast Growth Tech practice development in the Consumer Tech and Media markets. He has been advising startups and VC funds on growth strategy and international expansion, both with McKinsey and as advisor/operating partner to 2 early stage funds. His previous experiences include 8 years in various executive roles in London and New York with News Corporation (COO of the International Division of Fox Interactive Media, SVP Corporate Development, etc.), strategy consulting with Cap Gemini, Universal Music Group, and Vivendi Universal Net’s Strategic Planning and Corporate Development. He graduated from NYU Stern with an MBA in Finance and Marketing, 2 certificates in Entertainment, Media and Technology, and Digital Economy, and is a graduate of the double-degree program in International Business from Northeastern University and NEOMA Business School/CESEM. Mr. Theysset was selected to serve as a director due to his extensive international strategy and operations experience.

Kathy Savitt serves as one of our directors and has extensive senior executive operating experience, as well as public and private board roles across a variety of industries. Since June 2025 she has served as Chief Executive Officer of Curology, Inc., a personalized skincare company, and since January 2016 she has served as the co-founder and general partner of Perch Partners, a strategic growth and marketing firm. Since November 2024, she has served as a director of BACQ and since May 2025 she has served as a director of EGH Acquisition Corp. (NASDAQ: EGHA), a blank check company which completed its initial public offering in May 2025. Her professional experience includes serving as past President and Chief Business Officer of Boom Supersonic, a private designer of supersonic airliners, from 2020 to March 2024, Chief Marketing and Media Officer at Yahoo (NYSE: AABA) from 2012 to 2015 and holding senior leadership marketing roles at Amazon (NASDAQ: AMZN) from 2002 to 2006, and American Eagle Outfitters (NYSE: AEO) from 2009 to 2012. Prior to this, she served as Founder and Chief Executive Officer of Lockerz, an international social commerce website and as Co-Founder and President at MWW/Savitt (part of the MWW Group, a public relations firm). Her board experience includes serving as Chairperson for Volta Charging (NYSE: VLTA) from 2018 to 2023 (where she served as lead independent director upon the company’s going public and then as Chairperson until its company’s sale in 2023) and as a board member for Alaska Airlines (NYSE: ALK) from 2014 to 2017, and Build-A-Bear Workshop (NYSE: BBW) from 2009 to 2011. Ms. Savitt holds a Bachelor of Arts from Cornell University. Ms. Savitt was selected to serve as a director due to her extensive public and private company experience across a variety of industries.

Philippe Nyssen serves as one of our directors and as a member of our Audit Committee. He has been serving as the Co-Manager at IronPine Sarl, an independent sponsor and advisory services provider focused on mergers & acquisitions since April 2022. Prior to this, from June 2014 to April 2025, Mr. Nyssen served various roles at Sofina, a global investment firm focused on growth, venture, and fund investments, most recently as Head of Consumer from July 2021 to March 2025. In that role, he led origination, diligence, structuring and execution across venture and growth transactions, and served as Board Director of Dott from March 2021 to January 2025 and SellerX from December 2021 to March 2025, where he worked on sponsor-side M&A including debt refinancing, capital structure optimization and operational value-creation initiatives. Mr. Nyssen started his career as an Associate at PwC Luxembourg from September 2012 to May 2014. Mr. Nyssen holds an M.B.A from The Wharton School, University of Pennsylvania, where he was a Palmer Scholar and recipient of the Frank E. Destribats Endowed Fellowship and holds a M.S. in Business Engineering from Solvay Brussels School of Economics and Management and a B.S. in Business Engineering from HEC-ULg Management School.

Clémence Rasigni serves as one of our directors. She has over two decades of expertise in capital markets. Ms. Rasigni has been serving as a capital market advisor across structured debt and equity for public and private companies since March 2022. From January 2000 to March 2022, Ms. Rasigni worked in equity capital markets at Merrill Lynch (now part of Bank of America) and most recently served as a Senior Managing Director within the equity capital markets group from January 2009 to March 2022, overseeing origination and execution for equity-linked products across all sectors, with a dedicated focus on the technology, healthcare and retail/consumer space. Ms. Rasigni has advised numerous boards and C-suite executives from large public corporations on optimal capital structure, strategic financings and impactful investor outreach. Ms. Rasigni holds master’s degrees from Ecole Polytechnique and Ecole des Ponts et Chaussées.

Number and Terms of Office of Officers and Directors

Our board of directors is divided into three classes with only one class of directors being appointed in each year, and with each class (except for those directors appointed prior to our first annual general meeting) serving a three-year term. Prior to, or in connection with, the closing of our initial business combination, only holders of our Class B ordinary shares will be entitled to vote on the appointment and removal of directors or continuing the company in a jurisdiction outside the Cayman Islands (including any special resolution required to amend our constitutional documents or to adopt new constitutional documents, in each case, as a result of our approving a transfer by way of continuation in a jurisdiction outside the Cayman Islands). Holders of our public shares will not be entitled to vote on such matters during such time. These provisions of the Existing Governing Documents relating to these rights of holders of Class B ordinary shares may be amended by a special resolution passed by the affirmative vote of at least 90% (or, where such amendment is proposed in respect of the consummation of our initial business combination, two-thirds) of the votes cast by such shareholders as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at the applicable general meeting of the company. In accordance with Nasdaq corporate governance requirements, we are not required to hold an annual general meeting until one year after our first fiscal year end following our listing on Nasdaq. The term of office of the first class of directors, which consist of Mr. Nyssen and Ms. Rasigni. The term of office of the second class of directors, which will consist of Ms. Savitt and Mr. Theysset, will expire at the second annual general meeting. The term of office of the third class of directors, which will consist of Mr. Gundlach, will expire at the third annual general meeting. Our officers are appointed by the board of directors and serve at the discretion of the board of directors, rather than for specific terms of office. Our board of directors is authorized to appoint officers as it deems appropriate pursuant to our Existing Governing Documents.

Director Independence

The rules of Nasdaq require that a majority of the Bleichroeder Board generally must be independent, subject to certain limited exceptions set forth under the rules of Nasdaq. An “independent director” is defined generally as a person who, in the opinion of the Bleichroeder Board, has no material relationship with the listed company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the company). The Bleichroeder Board has determined that Mr. Theysset, Ms. Savitt, Mr. Nyssen and Ms. Rasigni are each an “independent director” as defined in the Nasdaq listing standards and applicable SEC rules. Our independent directors will have regularly scheduled meetings at which only independent directors are present.

Executive Officer and Director Compensation

None of Bleichroeder’s executive officers or directors have received any cash compensation for services rendered to it. Bleichroeder is not prohibited from paying any fees (including advisory fees), reimbursements or cash payments to the Sponsor, officers or directors, or Bleichroeder’s or their affiliates, for services rendered to it prior to or in connection with the completion of its initial business combination, including the following payments, all of which, if made prior to the completion of its initial business combination, will be paid from funds held outside the Trust Account:

•        Repayment of up to an aggregate of $500,000 in loans made to Bleichroeder by the Sponsor to cover offering-related and organizational expenses;

•        Payment of consulting, success or finder fees to Bleichroeder’s independent directors, or their respective affiliates in connection with the consummation of an initial business combination;

•        Bleichroeder may engage the Sponsor or an affiliate of our Sponsor as an advisor or otherwise in connection with an initial business combination and certain other transactions and pay such person or entity a salary or fee in an amount that constitutes a market standard for comparable transactions;

•        Bleichroeder’s Chief Operating Officer and Chief Executive Officer, as well as the Chief Financial Officer, will receive an aggregate indirect interest in 500,000 Founder Shares (given the exercise of the underwriter’s overallotment option) through membership interests in the Sponsor, and certain of Bleichroeder’s independent directors hold, in connection with their services as directors, in aggregate, an indirect interest in 60,000 Founder Shares (regardless of the exercise of the underwriter’s overallotment option) through membership interests in the Sponsor;

•        Payments to an affiliate of Bleichroeder’s Chief Operating Officer of $18,000 per month, then upon completion of its initial business combination or its liquidation, an amount equal to $600,000 less the total amount of all such monthly payments made up to that time, for services as Chief Operating Officer pursuant to an advisory agreement; prior to our initial business combination, no payments under this agreement shall be made from amounts held in the Trust Account;

•        Reimbursement for any out-of-pocket expenses related to identifying, investigating, negotiating and completing an initial business combination; and

•        Repayment of loans which may be made by the Sponsor or an affiliate of the Sponsor or certain of Bleichroeder’s officers and directors to finance transaction costs in connection with an intended initial business combination. Up to $2,000,000 of such loans may be convertible into private placement warrants of the post-business combination entity at a price of $1.00 per warrant at the option of the lender. Such warrants would be identical to the private placement warrants. Except for the foregoing, the terms of such loans, if any, have not been determined and no written agreements exist with respect to such loans.

Committees of the Board of Directors

The Bleichroeder Board has established two standing committees: an audit committee and a compensation committee. The rules of Nasdaq and Rule 10A-3 of the Exchange Act require that the audit committee of a listed company be comprised solely of independent directors, and the rules of Nasdaq require that the compensation committee and the nominating and corporate governance committee of a listed company be comprised solely of independent directors. Each committee operates under a charter that was approved by the Bleichroeder Board and has the composition and responsibilities described below.

Audit Committee

We have established an audit committee of the Board. Mr. Theysset, Ms. Savitt and Mr. Nyssen serve as the members of our audit committee. Mr. Theysset, Ms. Savitt and Mr. Nyssen are each independent.

Ms. Savitt serves as the chairman of the audit committee. Each member of the audit committee is financially literate and our board of directors has determined that Mr. Theysset and Ms. Savitt each qualify as an “audit committee financial expert” as defined in applicable SEC rules.

Our audit committee charter details the principal functions of the audit committee, including:

•        assisting board oversight of (1) the integrity of our financial statements, (2) our compliance with legal and regulatory requirements, (3) our independent registered public accounting firm’s qualifications and independence, and (4) the performance of our internal audit function and independent registered public accounting firm; the appointment, compensation, retention, replacement, and oversight of the work of the independent registered public accounting firm and any other independent registered public accounting firm engaged by us;

•        pre-approving all audit and non-audit services to be provided by the independent registered public accounting firm or any other registered public accounting firm engaged by us, and establishing pre-approval policies and procedures; reviewing and discussing with the independent registered public accounting firm all relationships the independent registered public accounting firm have with us in order to evaluate their continued independence;

•        setting clear policies for audit partner rotation in compliance with applicable laws and regulations; obtaining and reviewing a report, at least annually, from the independent registered public accounting firm describing (1) the independent registered public accounting firm’s internal quality-control procedures and (2) any material issues raised by the most recent internal quality-control review, or peer review, of the independent registered public accounting firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years respecting one or more independent audits carried out by the firm and any steps taken to deal with such issues;

•        meeting to review and discuss our annual audited financial statements and quarterly financial statements with management and the independent registered public accounting firm, including reviewing our specific disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations”; reviewing and approving any related party transaction required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC prior to us entering into such transaction; and

•        reviewing with management, the independent registered public accounting firm, and our legal advisors, as appropriate, any legal, regulatory or compliance matters, including any correspondence with regulators or government agencies and any employee complaints or published reports that raise material issues regarding our financial statements or accounting policies and any significant changes in accounting standards or rules promulgated by the Financial Accounting Standards Board, the SEC or other regulatory authorities.

Compensation Committee

We have established a compensation committee of the Bleichroeder Board. The members of our compensation committee will be Mr. Theysset and Ms. Savitt. Ms. Savitt will serve as chair of the compensation committee. Under the Nasdaq listing standards and applicable SEC rules, we are required to have a compensation committee of at least two members, all of whom must be independent. Mr. Theysset and Ms. Savitt. are each independent. We adopted a compensation committee charter, which details the purpose and responsibility of the compensation committee, including:

•        reviewing and approving on an annual basis the corporate goals and objectives relevant to our chief executive officer’s compensation, evaluating our chief executive officer’s performance in light of such goals and objectives and determining and approving the remuneration (if any) of our chief executive officers based on such evaluation;

•        reviewing and making recommendations to our board of directors with respect to the compensation, and any incentive compensation and equity-based plans that are subject to board approval of all of our other officers;

•        reviewing our executive compensation policies and plans;

•        implementing and administering our incentive compensation equity-based remuneration plans;

•        assisting management in complying with our proxy statement and annual report disclosure requirements;

•        approving all special perquisites, special cash payments and other special compensation and benefit arrangements for our executive officers and employees;

•        producing a report on executive compensation to be included in our annual proxy statement; and

•        reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors.

The charter also provides that the compensation committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, legal counsel or other adviser and will be directly responsible for the appointment, compensation and oversight of the work of any such adviser. However, before engaging or receiving advice from a compensation consultant, external legal counsel or any other adviser, the compensation committee will consider the independence of each such adviser, including the factors required by Nasdaq and the SEC.

Director Nominations

We do not have a standing nominating committee though we intend to form a corporate governance and nominating committee as and when required to do so by law or Nasdaq rules. In accordance with Rule 5605(e)(2) of the Nasdaq rules, a majority of the independent directors may recommend a director nominee for selection by our board of directors. Our board of directors believes that the independent directors can satisfactorily carry out the responsibility of properly selecting or approving director nominees without the formation of a standing nominating committee. The directors who will participate in the consideration and recommendation of director nominees are Mr. Theysset, Ms. Savitt, Mr. Nyssen and Ms. Rasigni. In accordance with Rule 5605(e)(1)(A) of the Nasdaq rules, all such directors are independent. As there is no standing nominating committee, we do not have a nominating committee charter in place.

The board of directors will also consider director candidates recommended for nomination by our shareholders during such times as they are seeking proposed nominees to stand for appointment at the next annual general meeting (or, if applicable, an extraordinary general meeting). Our shareholders that wish to nominate a director for appointment to our board of directors should follow the procedures set forth in the Existing Governing Documents.

We have not formally established any specific, minimum qualifications that must be met or skills that are necessary for directors to possess. In general, in identifying and evaluating nominees for director, our board of directors considers educational background, diversity of professional experience, knowledge of our business, integrity, professional reputation, independence, wisdom, and the ability to represent the best interests of our shareholders. Prior to our initial business combination, holders of our public shares will not have the right to recommend director candidates for nomination to our board of directors.

Compensation Committee Interlocks and Insider Participation

None of our executive officers currently serves, in the past year has served, as a member of the compensation committee of any entity that has one or more executive officers serving on the Bleichroeder Board.

Compensation Recovery and Clawback Policy

Under the Sarbanes-Oxley Act, in the event of misconduct that results in a financial restatement that would have reduced a previously paid incentive amount, we can recoup those improper payments from our executive officers. The SEC also recently adopted rules which direct national stock exchanges to require listed companies to implement policies intended to recoup bonuses paid to executives if the company is found to have misstated its financial results.

The Bleichroeder Board has approved the adoption of the Executive Compensation Clawback Policy (the “Clawback Policy”), in order to comply with the final clawback rules adopted by the SEC under Rule 10D-1 under the Exchange Act (the “Rule”), and the listing standards, as set forth in the Nasdaq Listing Rule 5608 (the “Final Clawback Rules”).

The Clawback Policy provides for the mandatory recovery of erroneously awarded incentive-based compensation from our current and former executive officers as defined in the Rule (“Covered Officers”) in the event that we are required to prepare an accounting restatement, in accordance with the Final Clawback Rules. The recovery of such compensation applies regardless of whether a Covered Officer engaged in misconduct or otherwise caused or contributed to the requirement of an accounting restatement. Under the Clawback Policy, our Board of Directors may recoup from the Covered Officers erroneously awarded incentive compensation received within a lookback period of the three completed fiscal years preceding the date on which we are required to prepare an accounting restatement.

Code of Ethics

We have adopted a Code of Ethics applicable to our directors, officers and employees. You will be able to review this document by accessing our public filings at the SEC’s website at www.sec.gov. In addition, a copy of the Code of Ethics and the charters of the committees of our board of directors will be provided without charge upon request from us. See the section of this prospectus entitled “Where You Can Find More Information.” If we make any amendments to our Code of Ethics other than technical, administrative or other non-substantive amendments, or grant any waiver, including any implicit waiver, from a provision of the Code of Ethics applicable to our principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions requiring disclosure under applicable SEC or Nasdaq rules, we will disclose the nature of such amendment or waiver on our website. The information included on our website is not incorporated by reference into this Form S-1 or in any other report or document we file with the SEC, and any references to our website are intended to be inactive textual references only.

Please see the section entitled “Management of New Pasqal Following the Business Combination” for further information with respect to the New Pasqal Board and executive officers of New Pasqal, as well as the board committees and committee compositions.

Conflicts of Interest

All of our executive officers and certain of our directors have or may have fiduciary and contractual duties to certain companies in which they have invested or of which they may be directors or officers. These entities may compete with Bleichroeder for acquisition opportunities. If these companies decide to pursue any such opportunity, Bleichroeder may be precluded from pursuing it. However, we do not expect these duties to present a significant conflict of interest with our search for an initial business combination. Additionally, we do not believe these duties have materially affected our search for an acquisition target or will materially affect our ability to complete the Business Combination.

Under Cayman Islands law, directors and officers owe the following fiduciary duties:

•        duty to act in good faith in what the director or officer believes to be in the best interests of the company as a whole;

•        duty to exercise powers for the purposes for which those powers were conferred and not for a collateral purpose;

•        duty not to improperly fetter the exercise of future discretion;

•        duty to exercise powers fairly as between different sections of shareholders;

•        duty not to put themselves in a position in which there is a conflict between their duty to the company and their personal interests; and

•        duty to exercise independent judgment.

In addition to the above, directors also owe a duty of care which is not fiduciary in nature. This duty has been defined as a requirement to act as a reasonably diligent person having both the general knowledge, skill and experience that may reasonably be expected of a person carrying out the same functions as are carried out by that director in relation to the company and the general knowledge, skill and experience of that director.

As set out above, directors have a duty not to put themselves in a position of conflict and this includes a duty not to engage in self-dealing, or to otherwise benefit as a result of their position. However, in some instances what would otherwise be a breach of this duty can be forgiven and/or authorized in advance by the shareholders provided that there is full disclosure by the directors. This can be done by way of permission granted in the memorandum and articles of association, or alternatively by shareholder approval at general meetings.

Certain of our officers and directors presently have, and any of them in the future may have additional, fiduciary or contractual obligations to another entity, pursuant to which such officer or director is or will be required to present a business combination opportunity to such entity. Accordingly, if any of our officers or directors becomes aware of a business combination opportunity which is suitable for an entity to which he or she has then-current fiduciary or contractual obligations, he or she will honor his or her fiduciary or contractual obligations to present such business combination opportunity to such entity, and may only decide to present it to us if such entity rejects the opportunity, and consummating the same would not violate any restrictive covenants to which such officers and directors are subject. Notwithstanding the foregoing, we may pursue an acquisition opportunity with an entity to which one of our officers or directors has a fiduciary or contractual obligation. Any such entity may co-invest with us in the prospective partner business at the time of an initial business combination, or we could raise additional proceeds to complete the acquisition by issuing to such entity a class of equity or equity-linked securities. Our Existing Governing Documents provide that, to the fullest extent permitted by applicable law (i) no individual serving as a director or an officer shall have any duty, except and to the extent expressly assumed by contract, to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as us, and (ii) we renounce any interest or expectancy in, or in being offered an opportunity to participate in, any potential transaction or matter which may be a corporate opportunity for any director or officer, on the one hand, and us, on the other. We do not believe, however, that the fiduciary duties or contractual obligations of our officers or directors will materially affect our ability to complete an initial business combination.

Below is a table summarizing the entities to which our executive officers, directors and advisors currently have fiduciary duties, contractual obligations or other material management relationships:

Individuals	Entity	Entity’s Business	Affiliation
Andrew Gundlach	Bleichroeder LP	Investments	Officer
	First Eagle Investment Management	Investments	Director
	Goldiron LP	Investments	Officer
Robert Folino	Bleichroeder LP	Investments	Officer
Marcello Padula	MJP Advisory Group LLC	Investments	Officer
Antoine Theysset	Improbable Worlds, Ltd.	Technology	Director
Kathy Savitt	EGH Acquisition Corp.	Blank Check	Director
	Curology, Inc.	Skincare	Officer
	Perch Partners	Consulting	Officer
Philippe Nyssen	IronPine Sarl	Advisory Services and Investments	Co-Manager
	PCN & Co SRL	Advisory Services and Investments	Sole Manager
	Profitless BV	Retail	Co-Manager
Clémence Rasigni	None	—	—

There are also other potential conflicts of interest:

•        Our officers and directors are not required to, and will not, commit their full time to our affairs, which may result in a conflict of interest in allocating their time between our operations and our search for a business combination and their other businesses. We do not intend to have any full-time employees prior to the completion of our initial business combination. Certain of our officers is engaged in several other business endeavors for which he may be entitled to substantial compensation, and our officers are not obligated to contribute any specific number of hours per week to our affairs.

•        Our initial shareholders hold Founder Shares and private placement warrants. Our Sponsor, officers and directors have entered into a letter agreement with us, pursuant to which they have agreed to waive their redemption rights with respect to their Founder Shares and public shares in connection with the completion of our initial business combination. Additionally, our Sponsor, officers and directors have agreed to waive their rights to liquidating distributions from the Trust Account with respect to their Founder Shares if we fail to complete our initial business combination within the Completion Window. If we do not complete our initial business combination within the prescribed time frame, the private placement warrants will expire worthless.

•        Our Sponsor and each of the initial shareholders, directors and officers of Bleichroeder entered into a Letter Agreement pursuant to which they agreed not to transfer, assign or sell any of their Founder Shares and any Bleichroeder Class A Ordinary Shares issuable upon conversion thereof until the earlier to occur of (i) six months after the consummation of the Business Combination, or earlier if, subsequent to the consummation of the Business Combination, the closing price of the Ordinary Shares equals or exceeds $12.00 per share (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30 trading-day period commencing after the Business Combination and (ii) the date following the completion of the Business Combination on which the Company completes a liquidation, merger, share exchange or other similar transaction that results in all of its shareholders having the right to exchange their Bleichroeder Ordinary Shares for cash, securities or other property. Any permitted transferees, including our officers and directors and other persons or entities affiliated with our Sponsor, will be subject to the same restrictions and other agreements as our Sponsor and initial shareholders with respect to any Founder Shares.

•        The private placement warrants (including the Bleichroeder Class A Ordinary Shares issuable upon exercise of those warrants) will not be transferable until 30 days following the completion of our initial business combination. Because certain of our officers and directors will own ordinary shares or warrants directly or indirectly, they may have a conflict of interest in determining whether a particular target business is an appropriate business with which to effectuate a business combination.

We cannot assure you that any of the above mentioned conflicts will be resolved in Bleichroeder’s favor.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF BLEICHROEDER

The following discussion and analysis of Bleichroeder’s financial condition and results of operations should be read in conjunction with Bleichroeder’s audited financial statements and the notes related thereto which are included elsewhere in this proxy statement/prospectus. Certain information contained in the discussion and analysis set forth below includes forward-looking statements. Bleichroeder’s actual results may differ materially from those anticipated in these forward-looking statements as a result of many factors, including those set forth under “Cautionary Note Regarding Forward-Looking Statements.”

Overview

Bleichroeder is a blank check company incorporated in the Cayman Islands on August 27, 2025 formed for the purpose of effecting a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or other similar Business Combination with one or more businesses or entities. Bleichroeder intends to effectuate the initial Business Combination using cash derived from the proceeds of the IPO and the sale of the Bleichroeder Warrants, Bleichroeder Class A Ordinary Shares, debt or a combination of cash, shares and debt.

Bleichroeder expects to continue to incur significant costs in the pursuit of our acquisition plans. Bleichroeder cannot assure you that its plans to complete the Business Combination will be successful.

Results of Operations

We have neither engaged in any operations nor generated any revenues to date. Our only activities from August 27, 2025 (inception) through March 31, 2026 were organizational activities, those necessary to prepare for the IPO, described below, and subsequent to the closing of the IPO, identifying a target company for an initial business combination. We do not expect to generate any operating revenues until after the completion of our Business Combination. Subsequent to the IPO, we generate non-operating income in the form of interest income on marketable securities held in the Trust Account. We incur expenses as a result of being a public company (for legal, financial reporting, accounting and auditing compliance), as well as for due diligence expenses.

For the three months ended March 31, 2026, we had a net loss of $2,692,419, which consisted of formation, general and administrative costs partially offset by interest earned on investments held in Trust Account.

For the period from August 27, 2025 (inception) through December 31, 2025, Bleichroeder had a net loss of $62,576, which consisted of formation, general and administrative costs.

Liquidity, Capital Resources and Going Concern

Until the consummation of the IPO, our only source of liquidity was an initial purchase of shares of Class B ordinary shares, par value $0.0001 per share, by the Sponsor and loans from the Sponsor.

On January 9, 2026, we consummated the IPO of 28,750,000 units, which includes the full exercise by the underwriters of their over-allotment option of 3,750,000 units, at $10.00 per unit, generating gross proceeds of $287,500,000. Simultaneously with the closing of the IPO, we consummated the sale of an aggregate of 7,750,000 Private Placement Warrants at a price of $1.00 per private placement warrant, generating gross proceeds of $7,750,000. Of those 7,750,000 private placement warrants, the Sponsor purchased 5,000,000 private placement warrants, and the underwriters, Cohen and Clear Street, purchased 2,750,000 private placement warrants (or 2,612,500 and 137,500 private placement warrants, respectively).

Following the IPO, the exercise of the over-allotment option in full, and the sale of the private placement warrants, a total of $287,500,000 was placed in the Trust Account. We incurred total transaction costs of $17,870,483, consisting of $5,000,000 of cash underwriting fee, $12,250,000 of deferred underwriting fee, and $620,483 of other offering costs.

For the three months ended March 31, 2026, net cash used in operating activities was $831,724. Net loss of $2,692,419 was affected by investments held in Trust Account of $2,215,723 and by general and administrative costs of $344,862, and changes in accrued expenses of $4,421,280.

For the period from August 27, 2025 (inception) through December 31, 2025, net cash used in operating activities was $0. Net loss of $62,576 was affected by formation costs paid by Sponsor in exchange of issuance of Class B ordinary shares of $14,746, general and administrative costs paid through promissory note — related party of $47,530, and changes in accrued expenses of $300.

We intend to use substantially all of the funds held in the Trust Account, including any amounts representing interest earned on the Trust Account (less income taxes payable), to complete our Business Combination. To the extent that our share capital or debt is used, in whole or in part, as consideration to complete our Business Combination, the remaining proceeds held in the Trust Account will be used as working capital to finance the operations of the target business or businesses, make other acquisitions and pursue our growth strategies.

We intend to use the funds held outside the Trust Account primarily to identify and evaluate target businesses, perform business due diligence on prospective target businesses, travel to and from the offices, plants or similar locations of prospective target businesses or their representatives or owners, review corporate documents and material agreements of prospective target businesses, and structure, negotiate and complete a Business Combination.

In order to fund working capital deficiencies or finance transaction costs in connection with a Business Combination, the Sponsor, or certain of our officers and directors or their affiliates may, but are not obligated to, loan us funds as may be required. If we complete the Business Combination, we would repay such loaned amounts. In the event that a Business Combination does not close, we may use a portion of the working capital held outside the Trust Account to repay such loaned amounts but no proceeds from our Trust Account would be used for such repayment. Up to $2,000,000 of such Working Capital Loans may be convertible into private placement warrants of the post Business Combination entity at a price of $1.00 per warrant at the option of the lender. The private placement warrants would be identical to the private placement warrants sold in the IPO.

In connection with the Company’s assessment of going concern considerations in accordance with ASC 205-40, “Presentation of Financial Statements — Going Concern,” we may need to raise additional capital through loans or additional investments from our Sponsor, shareholders, officers, directors, or third parties. Our officers, directors and Sponsor may, but are not obligated to, loan us funds, from time to time or at any time, in whatever amount they deem reasonable in their sole discretion, to meet our working capital needs. Accordingly, we may not be able to obtain additional financing. If we are unable to raise additional capital, it may be required to take additional measures to conserve liquidity, which could include, but not necessarily be limited to, curtailing operations, suspending the pursuit of a potential transaction, and reducing overhead expenses. We cannot provide any assurance that new financing will be available to it on commercially acceptable terms, if at all.

Our liquidity condition raises substantial doubt about our ability to continue as a going concern. Management plans to address this uncertainty through a Business Combination. However, there can be no assurance that we will be able to consummate any Business Combination by the end of the Completion Window.

Off-Balance Sheet Arrangements

We have no obligations, assets or liabilities, which would be considered off-balance sheet arrangements as of March 31, 2026 and December 31, 2025. We do not participate in transactions that create relationships with unconsolidated entities or financial partnerships, often referred to as variable interest entities, which would have been established for the purpose of facilitating off-balance sheet arrangements. We have not entered into any off-balance sheet financing arrangements, established any special purpose entities, guaranteed any debt or commitments of other entities, or purchased any non-financial assets.

Contractual Obligations

We do not have any long-term debt, capital lease obligations, operating lease obligations or long-term liabilities, other than an to pay an affiliate of our Chief Operating Officer of $18,000 per month, then upon completion of our initial business combination or our liquidation, an amount equal to $600,000 less the total amount of all such monthly payments made up to that time, for services as Chief Operating Officer pursuant to an advisory agreement, as further described in this prospectus; prior to our initial business combination, no payments under this agreement shall be made from amounts held in the trust account.

The underwriters had a 45-day option from the date of the IPO to purchase up to an additional 3,750,000 units to cover over-allotments, if any. On January 9, 2026, the underwriters elected to fully exercise their over-allotment option to purchase an additional 3,750,000 units at a price of $10.00 per unit.

The underwriters were entitled to a cash underwriting discount of $5,000,000 (2.00% of the gross proceeds of the units sold in the IPO) which was paid at the closing of the IPO.

In addition, the underwriters are entitled to a deferred underwriting discount of 4.00% of the gross proceeds of the IPO held in the Trust Account, up to $12,250,000 in the aggregate upon the completion of our Initial Business Combination subject to the terms of the underwriting agreement.

Critical Accounting Estimates

The preparation of the unaudited condensed consolidated financial statements and related disclosures in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the unaudited condensed consolidated financial statements, and expenses during the period reported. Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the unaudited condensed consolidated financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could materially differ from those estimates. We used a third-party valuation expert to value the public warrants as of the IPO. As of March 31, 2026, other than the public warrants at the IPO, we did not have any critical accounting estimates to be disclosed.

Recent Accounting Standards

Management does not believe that any recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on our unaudited condensed consolidated financial statements.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF LEGACY PASQAL

References in this section of the proxy statement/prospectus to “Pasqal”, “the Company”, “we”, “us”, or “our” refer to Legacy Pasqal and its subsidiaries prior to the completion of the Business Combination and to New Pasqal and its subsidiaries after giving effect to the Business Combination. The following discussion and analysis provides information which Pasqal’s management believes is relevant to an assessment and understanding of its results of operations and financial condition. The discussion and analysis should be read together with the sections of this proxy statement/prospectus entitled “Information About Legacy Pasqal”, and Pasqal’s audited consolidated financial statements and related notes thereto that are included elsewhere in this proxy statement/prospectus. In addition to historical consolidated financial information, this discussion and analysis contains forward-looking statements based upon current expectations that involve risks, uncertainties and assumptions. See the section entitled “Cautionary Note Regarding Forward-Looking Statements.” Actual results and timing of selected events may differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under “Risk Factors” or elsewhere in this proxy statement/prospectus.

Overview

Pasqal builds and develops neutral-atom quantum processing units (“QPUs”), which we believe are designed to transform cutting-edge scientific breakthroughs into real-world business solutions across multiple industries. Its neutral-atom technology is at the forefront of developing scalable QPUs that deliver highly-scalable computational capabilities, operate in standard data centers, and enable precise qubit control and improved coherence times in both analog and digital modes, supporting consistent performance across a range of computational workloads.

Pasqal employs a modular approach to its neutral-atom processors, enabling the expansion of qubit arrays without compromising performance or fidelity. Its technology supports the arrangement of large numbers of neutral atoms in both two- and three-dimensional configurations, paving the way for systems with tens of thousands of physical qubits and hundreds of logical qubits by the end of this decade. By continuously improving qubit coherence, accuracy of operations through gate fidelity, and error correction strategies, Pasqal seeks to ensure that its quantum systems remain reliable and accurate as they scale, overcoming key barriers to widespread quantum adoption.

Pasqal’s neutral-atom technology enables complex computational challenges to be solved for numerous applications in key sectors such as energy and utilities, finance, high value materials and manufacturing, healthcare and pharmaceuticals, logistics, aerospace and defense, and artificial intelligence. Pasqal works with a diverse set of customers and strategic partners globally, including IBM (Pasqal is part of the IBM quantum network), NVIDIA, Google, Microsoft, and leading high-performance computing centers such as GENCI/CEA (“GENCI”), CINECA, and Forschungszentrum Jülich. Pasqal continues to invest in research partnerships and cloud-delivery capabilities to advance the practical adoption of quantum computing and expand the range of real-world applications supported by its technology.

Recent Developments

Reorganization

In connection with the signing of the Agreement and Plan of Merger (the “Business Combination Agreement”), on February 28, 2026, Pasqal SAS effected an internal reorganization (the “Pasqal Reorganization”), pursuant to which Pasqal SAS and its subsidiaries became the wholly-owned subsidiaries of Pasqal Holding SAS, a French société par actions simplifiée and a new holding company (“Legacy Pasqal”). Following the consummation of the Pasqal Reorganization, Legacy Pasqal owns 100% of the share capital of Pasqal SAS and its subsidiaries.

The Business Combination

On February 28, 2026, Bleichroeder Acquisition Corp. II (“Bleichroeder”), a special purpose acquisition company, Bleichroeder Acquisition France Merger Sub 2 (“Merger Sub”), a wholly-owned subsidiary of Bleichroeder, and Pasqal entered into the Business Combination Agreement, pursuant to which, among other things: (i) upon satisfaction or waiver of certain closing conditions as prescribed in the Business Combination Agreement or at such time as is mutually agreed by Bleichroeder and Pasqal, Bleichroeder will merge with and into Merger Sub (the “Reincorporation Merger”), with Merger Sub remaining as the surviving company (the “Bleichroeder Surviving Corporation”) and (ii) as promptly as practicable after the Reincorporation Merger, and in accordance with applicable French laws, Pasqal will merge with and into Bleichroeder Surviving Corporation, with Bleichroeder Surviving Corporation continuing as the surviving entity (the “Merger”). Following the consummation of the Merger, Bleichroeder Surviving Corporation is referred to herein as “New Pasqal.” The Reincorporation Merger together with the Merger and related transactions are collectively referred to herein as the “Business Combination.”

Financing for the Business Combination

In connection with the transactions contemplated by the Business Combination, Bleichroeder and Merger Sub entered into a securities purchase agreement dated as of March 4, 2026 and as amended on May 23, 2026, with certain investors (the “Investors”) pursuant to which the Investors agreed to subscribe for $312.5 million aggregate principal amount of senior unsecured convertible bonds convertible into New Pasqal Ordinary Shares (the “Senior Unsecured Convertible Bonds”) and receive warrants to subscribe up to a number of New Pasqal Ordinary Shares equal to 125% of the total number of New Pasqal Ordinary Shares into which the Senior Unsecured Convertible Bonds are initially convertible at an exercise price of $12.00 per New Pasqal Ordinary Share at the closing of the Business Combination (the “Investment Warrants”), for an aggregate purchase price of $250.0 million, reflecting a 20% original issue discount in a private placement (the “March 2026 Financing”). The Investment Warrants will be immediately exercisable upon issuance and will expire five years from the closing date of the Business Combination. The closing of the March 2026 Financing shall occur substantially concurrent with the closing of the Business Combination.

The Senior Unsecured Convertible Bonds and the Investment Warrants are expected to be accounted for in accordance with International Accounting Standards (“IAS”) 32, Financial Instruments: Presentation (“IAS 32”) and International Financial Reporting Standards (“IFRS”) 9, Financial Instruments (“IFRS 9”). The Senior Unsecured Convertible Bonds require settlement through the delivery of a variable number of the New Pasqal’s own equity instruments and do not meet the criteria for equity classification. Accordingly, the host convertible bond is qualified for and classified as a financial liability in accordance with IAS 32 and is designated as a financial liability measured at fair value through profit or loss (“FVTPL”), with transaction costs expensed as incurred, if any. The Investment Warrants are freestanding instruments that do not meet the fixed-for-fixed criterion for equity classification and are classified as derivative financial liabilities measured at FVTPL.

At initial recognition, both instruments are measured at their respective fair values. Any difference between the total proceeds received and the aggregate fair value of the Senior Unsecured Convertible Bonds and the Investment Warrants at issuance results in a day-one gain or loss. Because the fair value measurements include significant unobservable inputs, any day-one gain or loss can be deferred in accordance with IFRS 9 and recognized in profit or loss over the term of the instruments on a straight-line basis. New Pasqal expects to defer the day-one loss and allocate it between the Senior Unsecured Convertible Bonds and the Investment Warrants based on their relative fair values, resulting in initial carrying amounts of both instruments that are equal to their respective fair values net of the respective allocated day-one loss.

Technological Achievement

PROQCIMA Agreement

In early 2026, Pasqal achieved a key technological milestone under the French government’s PROQCIMA agreement. As part of this program, Pasqal presented the results of its work to experts from the French Direction Générale de l’Armement and members of the scientific community appointed by the Agence Nationale de la Recherche. During this review, Pasqal successfully demonstrated, under live conditions, an initial capability to construct and operate the key building blocks of a logical qubit, reflecting progress toward more fault-tolerant quantum computing architectures. The demonstration was designed to evidence a repeatable and robust capability rather than an isolated experimental result. The PROQCIMA agreement, led by the French Ministry of Armed Forces under the France 2030 investment plan and the national quantum technologies strategy, aims to support the development of two quantum computers with 128 logical qubits by 2032.

XPRIZE Quantum Applications Competition

In May 2026, Pasqal was selected as a finalist in the XPRIZE Quantum Applications competition, a three-year, $5 million global competition supported by Google Quantum AI, Google.org, and the Geneva Science and Diplomacy Anticipator (GESDA). The competition is designed to identify teams whose quantum computing solutions are grounded in clear, real-world use cases and ready for rigorous benchmarking against classical methods. Pasqal was selected from a competitive pool of 62 wildcard registration submissions and is one of five wildcard finalists advancing alongside the Phase I cohort into Phase II, where teams will be evaluated on quantified impact, hardware feasibility, and demonstrable advantage over classical approaches.

Trends and Key Factors Affecting Performance

Pasqal’s business is supported by continued growth in commercial activity through (i) direct sales of its QPUs and (ii) sales of QPU-related services consisting of cloud services or cloud access to the QPUs, research and development, software and algorithms, and operating and maintenance. Pasqal’s revenue was €16.4 million for the year ended December 31, 2025 compared to €3.5 million for the year ended December 31, 2024; this revenue growth is driven by increasing demand for neutral-atom quantum computing solutions across research, industrial, and public-sector customers. Recent equity financings have strengthened Pasqal’s liquidity position, providing capital to further scale its quantum computing platforms, advance system deployments, and accelerate the development of field-ready solutions, as well as for general corporate purposes. This enhanced capital base supports continued investment in technology development, product commercialization, and market expansion, positioning Pasqal to pursue sustained long-term growth. The following represent key trends and factors affecting its performance.

Technology Milestones

Many of Pasqal’s potential commercial opportunities depend on its ability to demonstrate the technological feasibility and performance of its neutral-atom quantum computing platform and to continue advancing its technology in a timely manner in order to remain competitive in a rapidly evolving industry. Achieving these objectives requires the successful execution of several technological milestones, including scaling hardware capacity, improving qubit performance, and further developing the software and cloud infrastructure supporting Pasqal’s products and services.

Pasqal’s technology development strategy combines two complementary approaches. In the near term, Pasqal is advancing analog quantum computing capabilities based on physical qubits, which may support the development of initial commercial applications. At the same time, Pasqal continues to pursue a longer-term roadmap focused on digital fault-tolerant quantum computing, which aims to address errors that may occur during quantum computations.

Progress along this roadmap is generally assessed through a number of technical performance indicators, including the number of qubits available in a system, the repetition rate of quantum operations, and the fidelity of quantum gate operations. Improvements in these metrics are expected to contribute over time to the performance and scalability of Pasqal’s quantum computing systems.

Pasqal is also investing in a range of supporting technologies designed to enhance the performance and scalability of its hardware platform. Among these technologies are photonic integrated circuits (“PICs”), which are being explored as part of Pasqal’s hardware architecture and may contribute to improved qubit control and system integration. PICs represent one element within a broader set of enabling technologies under development as part of Pasqal’s research and development activities.

The quantum computing industry remains subject to significant technological uncertainty and rapid innovation. Competing quantum computing architectures, as well as alternative computing approaches, including advances in classical high-performance computing and artificial intelligence, may affect the pace of adoption of quantum computing technologies. As a result, Pasqal’s ability to develop commercially viable solutions will depend in part on its capacity to execute its technology roadmap while adapting to technological developments and competitive dynamics within the broader computing landscape.

Government Funding

A portion of Pasqal’s business is conducted with various governments, consisting of the governments and government agencies in Europe, Canada, United States of America, and South Korea. Since many of Pasqal’s government customers and government funding programs are subject to budget constraints, Pasqal’s continued performance under these contracts or award of additional contracts from these agencies, could be jeopardized by governmental regulations, public procurement processes and spending reductions or budget cutbacks from the governments and government agencies. As a result, the changes in government spending levels and the timely funding thereof could impact Pasqal’s financial performance. The long-term outlook for Pasqal’s business is influenced by government funding priorities, the diversity of Pasqal’s programs and customers, and Pasqal’s ability to evolve its products and services and successfully execute on its contracts.

Strategic Partnerships

Pasqal’s future growth depends in part on its ability to identify, establish, and maintain strategic partnerships. Historically, Pasqal has relied upon third parties to operate its platform, house some of its systems, provide its services, and provide certain specialized components, such as laser components, to operate its business. Any disruption to, or interference with, Pasqal’s reliance on these third-party providers or facilities could adversely affect its business, results of operations, and financial condition. Pasqal expects to continue evaluating and pursuing additional academic, institutional, and commercial partnership opportunities that are complementary to its technology roadmap and long-term business objectives.

Macroeconomic Considerations

Results of operations have varied and may continue to vary due to uncertainties in the current economic and political context. Negative conditions in the general economy, including inflationary factors, increases in the prices of certain raw materials and energy, supply chain disruptions, shortages of electronic components, interest rates, financial and credit market fluctuations, international trade relations and tariffs, pandemics, political turmoil, natural catastrophes, warfare, and terrorist attacks, could negatively affect Pasqal’s business, including progress toward the development of quantum computing. It is not possible at this time to estimate the long-term impact that these and related events could have on Pasqal’s business, as the impact will depend on future developments, which are highly uncertain and cannot be predicted. If these conditions persist and deepen, Pasqal could experience an inability to access additional capital if needed, or its results of operations and liquidity could otherwise be impacted.

Additionally, Pasqal’s operations and revenues are partially dependent on projects in Saudi Arabia. Ongoing geopolitical developments in the Middle East and broader global economic uncertainty, including supply chain disruptions and regional security considerations, could impact project execution timelines or future contract awards. While no material disruptions have been experienced to date, any escalation in regional tensions or changes in government priorities could adversely affect Pasqal’s operations, financial condition, and cash flows.

Pasqal closely monitors and manages potential increases in its cost structures, including changes in the prices of raw material, inflation in wages and supply chain, and generally includes a price adjustment clause in its customer contracts to limit exposure to fluctuations in these inputs. Pasqal is also closely monitoring ongoing developments regarding U.S. custom tariffs in order to anticipate any potential impact on its business and results of operations.

Basis of Presentation

Pasqal conducts business through one operating segment, which is the development and implementation of quantum computers. Its activities have been conducted primarily in France. Pasqal’s historical results are reported in IFRS Accounting Standards as issued by the International Accounting Standards Board (“IASB”).

Key Components of Results of Operations

Revenue

Pasqal generates revenue primarily through (i) sales of QPUs and (ii) sales of QPU-related services consisting of cloud services or cloud access to the QPUs, research and development, software and algorithms, and operating and maintenance. Pasqal’s suite of products and services includes production-ready neutral atom quantum computers, its comprehensive accompanying software suite, which includes powerful solvers, developer quantum software development kits and scalable emulation tools, and cloud computing solutions. Pasqal’s product and service offerings are sold both directly to enterprise and research customers, and through partnerships with external software providers and hyperscalers who resell and integrate Pasqal’s quantum capabilities into broader solutions. Pasqal also generates revenue from sales of its cryogenic systems used in quantum technology research (“Cryostat”) which is recognized at a point in time when control transfers to the customers, generally upon delivery or acceptance as specified in the contract.

Pasqal’s primary revenue streams and related recognition policies are as follows:

•        Sales of QPUs — Revenue is recognized at a point in time when control transfers to the customer, generally upon installment of the QPUs and acceptance by the customer, as specified in the contract.

•        Sales of QPU-related services consisting of cloud services or cloud access to the QPUs, research and development, software and algorithms, and operating and maintenance — Revenue is recognized over time on a usage or straight-line basis over the service period. Revenue related to research and development services is recognized over time using the cost-to-cost method to measure progress to completion.

Government Grant Income

Government grant income represents a component of Pasqal’s operating income and primarily reflects funding received in connection with research and development activities, including programs supported by French, European and other public institutions. The level of government grant income may vary from period to period depending on the timing of project milestones, the recognition of eligible costs, and the availability of public funding programs. Government grants related to operating expenses are recognized in income over the period in which the related costs are incurred, while grants related to assets are recognized over the useful life of the underlying assets.

Certain Pasqal’s borrowings bear interest at rates below the prevailing market rate for comparable instruments. In accordance with IFRS 9, these borrowings were initially recognized at fair value using market borrowing rates. The difference between the cash proceeds received and the initial fair value of the loans is accounted for as a government grant under IAS 20, Accounting for Government Grants and Disclosure of Government Assistance and presented as deferred income from government grants, which is recognized in profit or loss on a systematic basis over the respective borrowing terms.

Other Operating Income

Other operating income consists primarily of changes in fair value of the contingent consideration related to the acquisition of Aeponyx Enterprises Inc., foreign exchange gains on trade receivables and trade and other payables, and other non-recurring items.

Purchases of Material

Purchases of material consist of the purchases of goods, raw materials, and consumables to be used in the development of specialized quantum computing hardware and the delivery of related software and cloud services.

Changes in Inventory

Changes in inventories consists of the raw materials, supplies and other inputs used in the development of quantum computing hardware during the period.

Employee Salaries and Benefit Expenses

Employee salaries and benefit expenses consist of compensation-related expenses including employee salaries and wages, social security and other employee benefit contributions, and share-based compensation costs.

Professional Services and Other Services

Professional services and other services consist of expenses for outsourced activities, primarily related to fees incurred for third-party professional services such as legal, intellectual property advisors, consultants, and technical and scientific subcontractors. Professional services and other services also include costs for short-term and low-value leases that qualify for the recognition exemption under IFRS 16, Leases, advertising costs, travel and entertainment costs, repairs and maintenance costs and other miscellaneous costs incurred for outsourced services.

Depreciation and Amortization

Depreciation and amortization expense results from depreciation of property, plant and equipment that are recognized over their estimated useful lives, amortization of intangible assets that are recognized over their estimated useful lives, and amortization of right-of-use assets over the lease term.

Net Impairment Losses

Net impairment losses consist of an impairment of the acquired intangible assets as part of Pasqal’s historical acquisition of Qu&Co Solutions GmbH (“Qu&Co”) in 2021, in connection with the wind-down of Qu&Co following the closure of Pasqal Netherlands B.V. on June 24, 2025.

Other Operating Expenses

Other operating expenses consist primarily of taxes on salaries and other taxes and levies, losses incurred on the disposal of property, plant and equipment, and other miscellaneous operating expenses.

Other Income (Expenses)

Change in Fair Value of Financial Liabilities at FVTPL

The change in fair value of financial liabilities at FVTPL primarily consists of changes in the fair values of convertible bonds and redeemable bonds. The bonds are recognized at their fair value and subsequently remeasured to fair value at each reporting period, with resulting gains and losses recognized in profit or loss.

Finance Income

Finance income consists primarily of interest income earned from cash and cash equivalents and realized foreign currency translation gains on foreign currency transactions.

Interest Expense

Interest expense consists of interest incurred on borrowings, which primarily include Bpifrance loans, a loan facility with Investissement Québec, a promissory note with BDC Capital Inc. and various other loans.

Other Financial Expense

Other financial expense consists of interest expense on lease liabilities and realized foreign currency translation losses on foreign currency transactions.

Income Tax (Expense) Benefit

Income tax (expense) benefit consists of income taxes related to the jurisdictions in which Pasqal conducts business.

Results of Operations

The following table sets forth Pasqal’s results of operations for the years ended December 31, 2025 and 2024:

	For the Year Ended December 31,
	2025	2024	€ Change	% Change
	(in thousands, except percentages)
Revenue	€16,468	€3,508	€12,960	369%
Government grant income	7,211	10,794	(3,583)	-33%
Other operating income	1,907	259	1,648	636%
Purchases of material	(5,057)	(6,799)	1,742	-26%
Changes in inventory	(3,335)	7,220	(10,555)	-146%
Employee salaries and benefit expenses	(38,671)	(27,860)	(10,811)	39%
Professional services and other services	(19,641)	(20,933)	1,292	-6%
Depreciation and amortization	(8,667)	(6,241)	(2,426)	39%
Net impairment losses	—	(290)	290	-100%
Other operating expenses	(711)	(6,407)	5,696	-89%
Operating loss	(50,496)	(46,750)	(3,746)	8%

Change in fair value of financial liabilities at FVTPL	(34,931)	4	(34,935)	-873375%
Finance income	1,574	1,041	533	51%
Interest expense	(3,871)	(2,522)	(1,349)	53%
Other financial expense	(4,539)	(617)	(3,922)	636%
Loss before tax	(92,263)	(48,844)	(43,419)	89%
Income tax (expense) benefit	(93)	347	(440)	-127%
Loss for the year	€(92,355)	€(48,498)	€(43,857)	90%

Revenue

	For the Year Ended December 31,
	2025	2024	€ Change	% Change
	(in thousands, except percentages)
QPU sales	€7,457	€—	€7,457	n/a
QPU-related services	6,459	2,064	4,395	213%
Cryostat sales	2,552	1,444	1,108	77%
Total revenue	€16,468	€3,508	€12,960	369%

Total revenue is comprised of direct sales of QPU, sales of QPU-related services, and Cryostat sales. QPU sales were €7.5 million for the year ended December 31, 2025, with no revenue recognized for the year ended December 31, 2024. The increase was primarily attributable to the commissioning and the recognition of revenue under the GENCI and Forschungszentrum Jülich QPUs contracts as the related performance obligations were satisfied during the year ended December 31, 2025, which contributed approximately €6.1 million of revenue.

Revenue from QPU-related services increased by €4.4 million, or 213% from €2.1 million for the year ended December 31, 2024 to €6.5 million for the year ended December 31, 2025. This increase was primarily driven by higher revenue recognized under the French Direction Générale de l’Armement contract, resulting in revenue of €5.0  million for the year ended December 31, 2025, as compared to €0.8 million for the year ended December 31, 2024.

Cryostat sales increased by €1.1 million, or 77% from €1.4 million for the year ended December 31, 2024 to €2.6 million for the year ended December 31, 2025. This increase was primarily driven by a greater number of cryostat deliveries in 2025 as compared to 2024, as revenue is recognized upon delivery.

Government Grant Income

	For the Year Ended December 31,
	2025	2024	€ Change	% Change
	(in thousands, except percentages)
Government grant income	€7,211	€10,794	€(3,583)	-33%

Government grant income decreased by €3.6 million, or 33% from €10.8 million for the year ended December 31, 2024 to €7.2 million for the year ended December 31, 2025. The decrease was primarily driven by (i) the wind-down of Qu&Co, following the closure of Pasqal Netherlands B.V, which contributed €1.5 million of government grant income for the year ended December 31, 2024, (ii) a €1.0 million reduction in research tax credit income driven mainly by legislative changes reducing eligible expenses during the year ended December 31, 2025, and (iii) the completion of the Quantum for Bio project, for which €0.7 million was recognized for the year ended December 31, 2024.

Other Operating Income

	For the Year Ended December 31,
	2025	2024	€ Change	% Change
	(in thousands, except percentages)
Other operating income	€1,907	€259	€1,648	636%

Other operating income increased by €1.6 million, or 636% from €0.3 million for the year ended December 31, 2024 to €1.9 million for the year ended December 31, 2025. The increase is primarily due to the €0.7 million change in fair value of the contingent consideration for the acquisition of Aeponyx Enterprises Inc. and the recognition of €0.6 million reversal of the 2024 VAT provision.

Purchases of Material

	For the Year Ended December 31,
	2025	2024	€ Change	% Change
	(in thousands, except percentages)
Purchases of raw materials and consumables	€(4,992)	€(6,645)	€1,653	-25%
Other purchases	(65)	(155)	90	-58%
Total purchases of material	€(5,057)	€(6,799)	€1,742	-26%

Purchases of raw materials and consumables decreased by €1.7 million, or 25% from €6.6 million for the year ended December 31, 2024 to €5.0 million for the year ended December 31, 2025. The decrease was driven by lower purchases of raw materials and consumables due to cost-reduction measures implemented in 2025, which reduced purchases of raw materials and the utilization in operations during the year ended December 31, 2025.

Changes in Inventory

	For the Year Ended December 31,
	2025	2024	€ Change	% Change
	(in thousands, except percentages)
Changes in inventory	€(3,335)	€7,220	€(10,555)	-146%

Changes in inventory decreased by €10.6 million, or 146% from income of €7.2 million for the year ended December 31, 2024 to loss of €3.3 million for the year ended December 31, 2025. The changes in inventories in 2025 were primarily driven by the delivery of QPUs during the year, along with reduced procurement activity compared to prior period. The changes in inventories in 2024 were mainly attributable to the initial production phase of the first QPUs.

Employee Salaries and Benefit Expenses

	For the Year Ended December 31,
	2025	2024	€ Change	% Change
	(in thousands, except percentages)
Salaries, wages and benefits	€(18,011)	€(18,808)	€797	-4%
Social security contributions	(6,261)	(5,268)	(993)	19%
Other salaries expenses	(14,214)	(3,648)	(10,566)	290%
Allowance for retirement plan	(186)	(137)	(49)	36%
Employee salaries and benefit expenses	€(38,671)	€(27,860)	€(10,811)	39%

For the year ended December 31, 2025, salaries, wages and benefits were €18.0 million, decreased by €0.8 million or 4% compared to the year ended December 31, 2024, due to the decrease in the average number of employees from 293 in 2024 to 286 in 2025.

Social security contributions increased by €1.0 million, or 19% from €5.3 million for the year ended December 31, 2024 to €6.3  million for the year ended December 31, 2025. The increase is primarily due to the increase in the headcount in the French workforce from 198 in 2024 to 224 in 2025.

Other salaries expenses increased by €10.6 million, or 290% from €3.6 million for the year ended December 31, 2024 to €14.2 million for the year ended December 31, 2025. This increase was primarily driven by higher expenses related to BSPCEs, SARs, and stock options, which amounted to €13.8 million in the year ended December 31, 2025, compared to €2.8 million in the prior year.

Professional Services and Other Services

	For the Year Ended December 31,
	2025	2024	€ Change	% Change
	(in thousands, except percentages)
Fees for external professional services	€(11,909)	€(11,053)	€(856)	8%
Property costs (including rentals)	(2,540)	(2,455)	(85)	3%
Advertising and public relation expenses	(688)	(2,384)	1,696	-71%
Travel and entertainment expenses	(978)	(2,236)	1,258	-56%
Other outsourced services	(840)	(1,359)	519	-38%
Other external charges	(640)	(454)	(186)	41%
Maintenance and repairs	(926)	(316)	(610)	193%
Insurance	(294)	(189)	(105)	56%
Bank fees	(390)	(173)	(217)	125%
Transport costs	(336)	(159)	(177)	111%
Telephone and postage	(100)	(154)	54	-35%
Total professional services and other services	€(19,641)	€(20,933)	€1,292	-6%

Fees for external professional services increased by €0.9 million, or 8% from €11.1 million for the year ended December 31, 2024 to €11.9 million for the year ended December 31, 2025. The increase was primarily driven by costs incurred in connection with the Company’s preparation for becoming a public company, including advisory, legal, and other professional services.

Advertising and public relation expenses decreased by €1.7 million, or 71% from €2.4 million for the year ended December 31, 2024 to €0.7 million for the year ended December 31, 2025. The decrease was primarily attributable to cost-reduction measures implemented in 2025 in connection with the Company’s preparation for becoming a public company.

Travel and entertainment expenses decreased by €1.3 million, or 56% from €2.2  million for the year ended December 31, 2024 to €1.0 million for the year ended December 31, 2025. This change is consistent with cost-reduction measures implemented in 2025 in connection with the Company’s preparation for becoming a public company, including the temporary suspension of international expansion initiatives and participation in seminars.

Other outsourced services decreased by €0.5 million, or 38% from €1.4  million for the year ended December 31, 2024 to €0.8 million for the year ended December 31, 2025. The decrease is consistent with cost-reduction measures implemented in 2025 in connection with the Company’s preparation for becoming a public company.

Maintenance and repairs increased by €0.6 million, or 193% from €0.3 million for the year ended December 31, 2024 to €0.9  million for the year ended December  31, 2025. This increase was primarily driven by higher maintenance activity related to the expansion of deployed QPUs and associated infrastructure, as well as increased repair costs resulting from the growth of operations in the year ended December 31, 2025.

Depreciation and Amortization

	For the Year Ended December 31,
	2025	2024	€ Change	% Change
	(in thousands, except percentages)
Depreciation and amortization	€(8,667)	€(6,241)	€(2,426)	39%

Depreciation and amortization increased by €2.4 million, or 39% from €6.2 million for the year ended December 31, 2024 to €8.7 million for the year ended December 31, 2025. The increase was primarily attributable to higher depreciation of tangible and intangible assets, including €1.3 million increase related to fixtures and fittings and €0.8 million increase related to intangible assets in connection with the acquisition of Aeponyx Enterprises Inc, as compared to the year ended December 31, 2024. The increase in fixtures and fittings was primarily attributable to refurbishment works at the Company’s head office (Phenix premises) in Palaiseau undertaken in late 2024. The increase in the intangible assets was due to full year amortization of the Aeponyx Enterprises Inc. intangible assets acquired in July 2024.

Net Impairment Losses

	For the Year Ended December 31,
	2025	2024	€ Change	% Change
	(in thousands, except percentages)
Net impairment losses	€—	€(290)	€290	-100%

Net impairment losses were €0.3 million for the year ended December 31, 2024 with no net impairment losses recognized for the year ended December 31, 2025. Intangible assets related to Qu&Co were impaired for an amount of €0.3 million as of December 31, 2024, following the closure on June 24, 2025.

Other Operating Expenses

	For the Year Ended December 31,
	2025	2024	€ Change	% Change
	(in thousands, except percentages)
Other operating expenses	€(711)	€(6,407)	€5,696	-89%

Other operating expenses decreased by €5.7 million, or 89% from €6.4 million for the year ended December 31, 2024 to €0.7 million for the year ended December 31, 2025. The decrease was attributable to the €1.4 million onerous contract provision related to the Québec Inc. contract recognized for the year ended December 31, 2024. For the year ended December 31, 2025, the €1.4 million provision for onerous contract was reversed with the positive impact recognized in other operating expenses; the €1.4 million provision was then reclassified as a write-down of work-in-progress inventory recognized in changes in inventory. The decrease in other operating expenses was also attributable to €2.7 million of lease termination costs related to the cancellation of the Sentier lease recognized for the year ended December 31, 2024 that did not occur for the year ended December 31, 2025.

Other Income (Expenses)

Change in Fair Value of Financial Liabilities at FVTPL

	For the Year Ended December 31,
	2025	2024	€ Change	% Change
	(in thousands, except percentages)
Change in fair value of financial liabilities at FVTPL	€(34,931)	€4	€(34,935)	-873375%

Change in fair value of financial liabilities at FVTPL decreased by €34.9 million, or 873375% from €0.0 million for the year ended December 31, 2024 to (€34.9) million for the year ended December 31, 2025. The decrease was primarily attributable to €34.5 million related to the change in fair value of the ORA Bonds (defined below) issued between April and December 2025, compared to €0.2 million of changes in fair value recognized for the OCA Bonds (defined below) offset by €0.2 million for the change in fair value of the financial liability related to the acquisition of Aeponyx Enterprises Inc. for the year ended December 31, 2024.

Finance Income

	For the Year Ended December 31,
	2025	2024	€ Change	% Change
	(in thousands, except percentages)
Finance income	€1,574	€1,041	€533	51%

Finance income increased by €0.5 million, or 51% from €1.0 million for the year ended December 31, 2024 to €1.6 million for the year ended December 31, 2025. The increase was driven by an increase of €0.6 million in foreign exchange gains on financial operations, partially offset by a decrease of €0.1 million in financial income from cash and cash equivalents. The increase in foreign exchange gains on financial operations was primarily due to favorable changes in foreign currency exchange rates.

Interest Expense

	For the Year Ended December 31,		€ Change	% Change
	2025	2024
	(in thousands, except percentages)
Interest expense	€(3,871)	€(2,522)	€(1,349)	53%

Interest expense increased by €1.3 million, or 53%, from €2.5 million for the year ended December 31, 2024 to €3.9 million for the year ended December 31, 2025. The increase was primarily driven by higher interest on borrowings, reflecting new debt, including the IFA loan (defined below) of €5.1 million entered into in 2025, as well as an increase of €1.0 million in accretion expense on contract liabilities.

Other Financial Expense

	For the Year Ended December 31,		€ Change	% Change
	2025	2024
	(in thousands, except percentages)
Other financial expense	€(4,539)	€(617)	€(3,922)	636%

Other financial expense increased by €3.9 million, or 636% from €0.6 million for the year ended December 31, 2024 to €4.5 million for the year ended December 31, 2025. The increase was primarily attributable to an increase of €1.6 million in issuance costs of the ORA Bonds (defined below) issued in 2025, an increase of €2.1 million in foreign exchange losses on financial operations and increase of €0.2 million in interest expense on lease liabilities. The increase in foreign exchange losses on financial operations was primarily due to unfavorable changes in foreign currency exchange rates.

Income Tax (Expense) Benefit

	For the Year Ended December 31,		€ Change	% Change
	2025	2024
	(in thousands, except percentages)
Income tax (expense) benefit	€(93)	€347	€(440)	-127%

Income tax (expense) benefit decreased by €0.4 million, or 127% from €0.3 million for the year ended December 31, 2024 to (€0.1) million for the year ended December 31, 2025. The difference between the theoretical tax and the income tax expense benefit recognized is primarily due to tax losses carried forward for which no deferred tax assets have been recognized.

Liquidity and Capital Resources

Since inception, Pasqal has incurred significant losses and as of December 31, 2025, Pasqal had an accumulated deficit of €32.5 million. For the years ended December 31, 2025 and 2024, Pasqal incurred net losses of €92.4 million and €48.5 million, respectively. Pasqal expects to incur significant losses for the foreseeable future.

Pasqal has historically funded its operations, capital expenditures, and working capital requirements from private financings from investors through issuances of shares and convertible bonds, loans and borrowings from financial institutions, and grants received from government organizations. As of December 31, 2025, Pasqal had cash and cash equivalents of €73.8 million. Subsequent to December 31, 2025, Pasqal issued 499,769 Series C shares at a price of €139.54 per share, for total proceeds of €69.7 million. Pasqal believes that its cash and cash equivalents as of December 31, 2025 and the proceeds it received from the Series C financing will be sufficient to meet its working capital and capital expenditure needs for the next twelve months from the date of this proxy statement/prospectus.

Pasqal receives cash from government grants, which may not be recurring in nature. For the years ended December 31, 2025 and 2024, the Company received government investment and income-related grants in cash of €8.0 million and €1.4 million, respectively. These government grants historically received were awarded by local governments in France, other European countries, and South Korea, primarily in recognition of Pasqal’s contributions to its research, development, and industrial deployment programs and projects. These grants are typically evaluated on an annual or project basis, based on prevailing local regulations and policies, and are thus non-recurring in nature. Consequently, there is no guarantee that Pasqal will continue receiving or benefiting from them in the future and it is also challenging for Pasqal to predict the amounts of future grants. Under the terms and conditions of the government grants received and anticipated to be received, in some the cases, the Company is required to meet certain requirements such as achievement of certain technological milestones, achievement of employment targets, and execution of committed investment expenditures. There can be no assurance that Pasqal will be able to fully satisfy these conditions or perform such obligations, and it is possible that regulatory authorities may discontinue such grants or require Pasqal to repay part or all of the government grants Pasqal previously received. Any reduction, cancellation, or repayment resulting from Pasqal’s failure to perform such obligations could adversely affect Pasqal’s business, financial condition, and results of operations.

Pasqal expects that the proceeds from the Business Combination and the March 2026 Financing, together with cash flows from operating activities and proceeds from future debt and equity financings, are expected to support its ongoing business operations and future growth strategy. The aggregate proceeds Pasqal receives from the Business Combination will depend on the level of redemptions of Bleichroeder’s public shareholders. Under the Business Combination Agreement, the closing of the Business Combination is subject to a number of conditions, including (i) the requisite approval of the Business Combination by the shareholders of Bleichroeder and Pasqal, and (ii) the requirement that at the closing of the Merger, New Pasqal will have access to no less than $150.0 million from (a) funds in the trust account following the public shareholders’ exercise of their redemption rights; (b) the proceeds of the March 2026 Financing; and (c) funds raised from any other financing transactions agreed upon by Bleichroeder and Pasqal, but excluding the Series C financing.

Pasqal’s future capital requirements will depend on several factors, including its ability to attract and retain customers, the continuing market acceptance of its products and services, the introduction of new or upgraded products and services, the technological choices it makes, the expansion of sales and marketing activities, and overall economic conditions. Pasqal’s primary short-term cash requirements are to fund working capital and lease obligations. Working capital requirements can vary significantly from period to period, particularly as a result of the timing of receipts and disbursements related to long-term contracts. Pasqal’s medium-term to long-term cash requirements are primarily to invest in facilities, equipment, technologies, personnel, research and development, and strategic acquisitions. Pasqal could be required, or could elect, to seek additional funding through public or private equity or debt financings or other capital sources; however, additional funds may not be available on terms acceptable to Pasqal, if at all.

Pasqal’s product roadmap benefits significantly from external funding sources to advance the technological roadmap across quantum computing. Pasqal invests aggressively in research and development across quantum computing, including capital expenditures, business development, and engineering. In addition to the neutral-atom quantum computers in its technological roadmap, Pasqal also provides (i) cloud services that let users run quantum algorithms, simulations, and applications without specialized on-premises hardware and (ii) a software suite that enables the design, compilation, and integration of quantum algorithms into existing applications and workflows. Pasqal expects to continue to invest in research and development as a public company to fund these technological priorities and scale toward digital fault-tolerant quantum computing. While there can be no assurances, Pasqal intends to raise such capital through additional equity or debt fundraising activities. If additional financing is required from outside sources, Pasqal may not be able to raise it on terms acceptable to Pasqal or at all. If Pasqal is unable to raise additional capital when desired, Pasqal’s business, results of operations, and financial condition would be materially and adversely affected.

First-Demand Guarantee

In connection with a contract entered into with its customer, Saudi Arabian Oil Company, Pasqal provided a first-demand bank guarantee in favor of the customer to support its performance obligations under the related agreement. As collateral for this guarantee, Pasqal pledged a cash deposit with the issuing bank; the cash deposit by Pasqal is recognized as deposits within non-current assets in Pasqal’s consolidated financial statements. As of December 31, 2025, the associated pledged deposit totaled €7.3 million.

Borrowings

As of December 31, 2025 and 2024, Pasqal’s outstanding borrowings, including accrued interest and excluding any convertible bonds, consisted of the following:

	As of December 31,
	2025	2024
	(in thousands)
BDC Capital Inc.	€2,090	€2,578
Investissement Québec – Pasqal Canada	2,691	2,106
BPI Amorçage Investissement	1,256	1,493
BPI Innovation R&D	1,067	1,282
Investissement Québec – Aeponyx	—	432
IFA Loan	1,930	—
Other borrowings	1,492	704
Less:
Unamortized discounts and deferred finance charges	—	(29)
Total borrowings	€10,526	€8,566

Current	€2,886	€713
Non-current	7,640	7,853
Total borrowings	€10,526	€8,566

As of December 31, 2025, Pasqal’s outstanding borrowings consists of primarily the below debt agreements.

BDC Capital Inc.

On July 18, 2024, Pasqal entered into a loan agreement with BDC Capital Inc. in the aggregate principal amount of €2.0 million. The loan bears interest at a fixed rate of 15.00 % per annum and matures on September 19, 2026.

Investissement Québec — Pasqal Canada

On September 27, 2024, Pasqal entered into a loan agreement with Investissement Québec for a facility of up to CAD 15.0 million or €9.9 million, with a maturity date of September 27, 2034. On September 27, 2024, Pasqal received an initial disbursement under the facility of CAD 4.2 million or €2.8 million. In addition, on April 14, 2025, Pasqal received an additional drawdown under the facility of CAD 1.1 million or €0.7 million. Borrowings under the facility bear interest at a fixed rate of 4.09% per annum, which is below the market rate for comparable borrowings. The difference between the proceeds received and the fair value at inception is treated as a government grant resulting in recognition of deferred income with government grant income recognized in profit or loss on a systematic basis over the term of the loan. See Note 10 of Pasqal’s audited consolidated financial statements included elsewhere in this proxy statement/prospectus for further details.

BPI Loans

On December 31, 2021, Pasqal entered into an Amorçage Investissement loan with BPI in an aggregate principal amount of €2.0 million, with a maturity date of December 31, 2029. The loan bears interest at a fixed rate of 3.57% per annum, which is below the market rate for comparable borrowings. The difference between the proceeds received and the fair value at inception is treated as a government grant resulting in recognition of deferred income with government grant income recognized in profit or loss on a systematic basis over the term of the loan. See Note 10 of Pasqal’s audited consolidated financial statements included elsewhere in this proxy statement/prospectus for further details.

On September 30, 2021, Pasqal entered into an Innovation R&D loan with BPI in an aggregate principal amount of €2.0 million, with a maturity date of June 30, 2029. The loan bears interest at a fixed rate of 0.71% per annum, which is below the market rate for comparable borrowings. The difference between the proceeds received and the fair value at inception is treated as a government grant resulting in recognition of deferred income with government grant income recognized in profit or loss on a systematic basis over the term of the loan. See Note 10 of Pasqal’s audited consolidated financial statements included elsewhere in this proxy statement/prospectus for further details.

IFA Loan

On October 7, 2025, Pasqal entered into a USD 15.0 million or €12.9 million ten-year financing arrangement with the Illinois Finance Authority (“IFA”) to support its development in the U.S. As of December 31, 2025, Pasqal had drawn €5.1 million under the IFA loan. The IFA loan bears interest at a fixed rate of 3.55% per annum and includes a deferred-interest period; the IFA loan bears an interest rate below the market rate for comparable borrowings. The difference between the proceeds received and the fair value at inception is treated as a government grant resulting in recognition of deferred income with government grant income recognized in profit or loss on a systematic basis over the term of the loan. See Note 10 of Pasqal’s audited consolidated financial statements included elsewhere in this proxy statement/prospectus for further details.

In parallel, Pasqal entered into a long-term Tax Credit Agreement with the State of Illinois (“MICRO”), under which it may earn refundable tax credits over a ten-year period based on eligible expenses. The revocation of MICRO credits constitutes an event of default under the loan agreement. A variable fee may be owed to the IFA for quantum computers manufactured at the Illinois site and sold or leased during the loan term. As of December 31, 2025, no such fee has been incurred.

The financing arrangements described above are not subject to financial covenants that could affect the terms, repayment schedule, or continuity of the financing arrangements.

Convertible Bonds

OCA Bonds

On July 5, 2024, Pasqal issued convertible bonds to CMA CGM Group for an aggregate principal amount of €5.0 million with an interest rate of 5% per annum and maturity date of December 31, 2025 (the “OCA Bonds”). The OCA Bonds are converted into the most senior class of shares upon a change of control or at the option of the holder, at maturity. The OCA Bonds also convert upon a qualifying raise that occurs more than three months from the OCA Bonds’ issuance date, into the same class of shares issued to investors in that raise. In addition to the conversion features, the OCA Bonds have redemption features which permits the holder of the OCA Bonds to redeem for cash upon an event of default, upon a qualifying raise that occurs within three months from the OCA Bonds’ issuance date, or at maturity.

On October 15, 2025, the CMA CGM Group requested repayment of an amount equal to the aggregate principal and accrued interest, totaling €5.3 million. The liability due to CMA CGM Group was settled through the issuance of convertible bonds for €5.3 million (the “ORA Bonds”).

Redeemable Bonds

ORA Bonds

Between April 2025 and December 2025, Pasqal issued ORA Bonds to various parties for an aggregate principal amount of €68.3 million with an interest rate per annum of 12% and maturity date of June 30, 2026. The ORA Bonds are converted to either Series B or Series C shares, accompanied by the related ratchet warrants, upon the occurrence of one of the following events: qualified equity financing, non-qualified equity financing (at the option of the holder), exit event, IPO event, event of default, at maturity date, or any other mutually agreed redemption event. On March 2, 2026, the ORA Bonds were converted to 682,542 Series C shares at €139.54 per share, accompanied by ratchet warrants as a result of the issuance of Series C shares on February 28, 2026, which represented a qualified equity financing redemption event.

Upon conversion, Pasqal remeasured the fair value of the ORA Bonds as of the conversion date and derecognized the carrying amount of the liability, with a corresponding increase to equity. Accordingly, Pasqal recognized €7.1 million of change in fair value in the consolidated statement of profit or loss immediately prior to the conversion. As the ratchet warrants attached to the Series C shares were determined to have a nil fair value at inception, the entire fair value of the ORA Bonds at the conversion date was allocated to the Series C shares issued upon conversion.

Series C Financing

In December 2025, Pasqal executed a shareholders’ agreement with certain new and existing investors for the issuance of 225,741 Series C shares of Pasqal for total proceeds of €31.5 million, at a per-share price of €139.54. During January and February 2026, Pasqal issued 499,769 Series C shares at a price of €139.54 per share, for total proceeds of €69.7 million. Under the terms of the shareholders agreement, the Series C have the following ratchet warrants attached (collectively referred to as the “BSA Ratchets”):

•        “BSA Ratchet C” warrants are attached to all Pasqal Series C shares and entitle the holder to subscribe, at a nominal value, for additional Pasqal Series C shares in the event that Pasqal issues new shares or other securities that give access to a portion of its share capital based on a per-share price lower than the per-share price in the Series C financing of €139.54. The BSA Ratchet C warrants cease to be exercisable on the date Pasqal completes a direct or indirect initial public offering, including in connection with the Business Combination.

•        “BSA Ratchet C*” warrants are held by any participant in Series C financing whose investment was completed or committed prior to December 31, 2025 and entitle the holder to subscribe, at a nominal value, for additional Pasqal Series C shares in the event that Pasqal completes an initial public offering, including through a special purpose acquisition company, under which the pre-money valuation of Pasqal on a fully-diluted basis is less than $2.0 billion (a “Qualified IPO”). The BSA Ratchet C* warrants cease to be exercisable following a period of sixty days from the notification by Pasqal of either a Qualified IPO or a direct or indirect initial public offering project (including in connection with the Business Combination) with a pre-money valuation of Pasqal on a fully diluted basis that is greater than or equal to USD $2.0 billion.

•        “BSA Ratchet C**” warrants are held by any participant in Series C financing whose investment was completed or committed prior to December 31, 2025 and entitle the holder to subscribe, at a nominal value, for additional Pasqal Series C shares in the event Pasqal does not sign a business combination agreement with a special purpose acquisition company. Upon execution of the Business Combination Agreement on February 28, 2026, the BSA Ratchet C** warrants expired.

Future Funding Requirements

Pasqal’s primary use of cash is to fund its business operations, which consist primarily of employee-related costs, research and development activities, working capital requirements, lease obligations, capital expenditures and other anticipated costs to scale operations in the future and operate as a public company. Pasqal requires a significant amount of cash for expenditures and continued investment in ongoing quantum research and development and business operations.

Without giving effect to the Business Combination, Pasqal has sufficient cash and cash equivalents to fund its operations and meet its obligations as they become due over the next twelve months.

Because of the numerous risks and uncertainties associated with research, development, and commercialization of Pasqal’s quantum technology, Pasqal is unable to estimate the exact amount of its working capital requirements. Pasqal’s operating plan may change because of factors currently unknown, and Pasqal may need to seek additional funds sooner than planned, through public or private equity or debt financings or other sources, such as strategic collaborations or other transactions. In addition, Pasqal may seek additional capital even if Pasqal believes that it has sufficient funds for current or future operating plans. Such financings may result in dilution to shareholders, issuance of securities with priority as to liquidation and dividend and other rights more favorable than ordinary shares, imposition of debt covenants and repayment obligations or other restrictions that may adversely affect the business. Debt financing and equity financing, if available, may involve agreements that include covenants limiting or restricting Pasqal’s ability to take specific actions, such as incurring additional debt, making capital expenditures or declaring dividends. If Pasqal is unable to raise additional funds through equity or debt financings when needed, Pasqal may be required to delay, limit, or substantially reduce its quantum computing development efforts. Pasqal’s future capital requirements and the adequacy of available funds will depend on many factors, including those set forth in the section titled “Risk Factors” included elsewhere in this proxy statement/prospectus.

As of December 31, 2025, Pasqal’s contractual obligations and commitments are related to its lease obligations for office spaces and manufacturing facilities and contractual payments on its outstanding borrowings described above. The following table summarizes Pasqal’s contractual obligations and commitments as of December 31, 2025. The amounts are gross and undiscounted, and include contractual interest payments and anticipated prepayments and related penalties:

	Carrying Amount	Contractual Cash Flow	Within 1 Year	Between 1 and 5 Years	Beyond
	(in thousands)
Lease liabilities	€10,151	€13,068	€2,235	€6,834	€3,999
Borrowings:
BDC Capital Inc.	2,090	2,090	2,090	—	—
Investissement Québec – Pasqal Canada	2,691	3,444	111	1,669	1,664
BPI Amorçage Investissement	1,256	1,600	400	1,200	—
BPI Innovation R&D	1,067	1,400	400	1,000	—
IFA Loan	1,930	5,114	—	1,852	3,262
Other borrowings	1,492	1,492	172	1,320	—
Total(1)	€20,677	€28,208	€5,408	€13,875	€8,925

____________

(1)      Excludes commitments and guarantees between Legacy Pasqal and New Pasqal and its subsidiaries and the first-demand guarantee in connection with the contract entered into with Saudi Arabian Oil Company.

Cash Flows

The following table sets forth Pasqal’s cash flows for the years ended December 31, 2025 and 2024:

	For the Year Ended December 31,
	2025	2024
	(in thousands)
Net cash flows used in operating activities	€(24,270)	€(29,922)
Net cash flows used in investing activities	(5,371)	(28,595)
Net cash flows from financing activities	96,723	4,764
Net change in cash and cash equivalents	€67,082	€(53,754)

Year Ended December 31, 2025

Cash Flows Used in Operating Activities

Pasqal’s cash flows from operating activities are significantly affected by the growth of the business, changes in fair value of financial liabilities at FVTPL, changes in provisions, ongoing working capital needs to support growth in personnel-related expenditures, and fluctuations in other current assets and liabilities.

Net cash used in operating activities during the year ended December 31, 2025, was €24.3 million, resulting primarily from a net loss of €92.4 million, offset by €53.6 million in net change of non-cash adjustments in the period and change in operating assets and liabilities of €14.3 million.

The €53.6 million in non-cash adjustments primarily include share-based payment and other personnel expenses of €9.7 million, change in provision of €4.1 million, depreciation of property, plant and equipment and amortization of intangible assets and impairments of €8.8 million, changes in the fair value of financial liabilities at FVTPL of €34.9 million, gains and losses on disposal of assets of €0.2 million, financial expense of €3.4 million, and interest paid of €1.2 million.

The €14.3 million change in operating assets and liabilities for the year ended December 31, 2025 consisted primarily of a €10.0 million increase in contract liabilities, a €3.8 million increase in trade payables and related accounts, a €3.4 million decrease in inventories and a €0.9 million increase in other liabilities, partially offset by a €3.5 million increase in trade receivables and related accounts and a €0.3 million increase in other receivables. The increase in contract liabilities was primarily due to an increase in advances received from customers. The increase in trade payables and related accounts was mainly attributable to higher legal, audit and consulting fees incurred in connection with the Company’s preparation for becoming a public company. The decrease in inventories was primarily due to the delivery of QPUs during the year, combined with a €1.6 million impairment of work-in-progress inventory related to the contract entered into with Québec Inc. in 2025. The increase in other liabilities was primarily due to the recognition of deferred income related to the Korean grant of €0.9 million. The increase in trade receivables and related accounts was primarily attributable to the delivery of QPUs during the year, while the increase in other receivables was mainly due to interest receivable on financial assets.

Cash Flows Used in Investing Activities

Net cash used in investing activities during the year ended December 31, 2025, was €5.4 million, resulting primarily from the purchase of property, plant and equipment of €5.7 million, purchase of intangible assets of €5.1 million, change in deposits of €2.1 million primarily related to the first-demand guarantee in connection with the recovery of the first-demand guarantee related to the Sentier lease, receipt of government investment grants of €3.9 million, proceeds from the sale of intangible asset of €0.2 million, and payment of €0.5 million to former shareholders of MyCryoFirm, which was acquired by Pasqal in 2022.

Cash Flows Provided by Financing Activities

Net cash from financing activities during the year ended December 31, 2025, was €96.7 million resulting from proceeds from borrowings of €69.4 million, including €63.0 million related to the issuance of the ORA Bonds, proceeds from issuance of Series C shares of €30.8 million, offset by repayments of borrowings and the principal portion of lease liabilities of €2.3 million, and interest payments €1.2 million.

Year Ended December 31, 2024

Cash Flows Used in Operating Activities

Pasqal’s cash flows from operating activities are significantly affected by the growth of the business, ongoing working capital needs to support growth in personnel-related expenditures, and fluctuations in inventories, trade receivables and related accounts, other receivables, and contract liabilities.

Net cash used in operating activities during the year ended December 31, 2024, was €29.9 million, resulting primarily from a net loss of €48.5 million, offset by €16.5 million in net change of non-cash adjustments in the period and change in operating assets and liabilities of €2.0 million.

The €16.5 million in non-cash adjustments primarily include share-based payment and other personnel expenses of €2.4 million, depreciation of property, plant and equipment and amortization of intangible assets and impairments of €11.7 million, financial expense of €1.7 million, and interest paid of €0.7 million.

The €2.0 million change in operating assets and liabilities for the year ended December 31, 2024 consisted of €14.2 million increase in contract liabilities, €8.6 million increase in inventories, €1.9 million increase in trade receivables and related accounts, €1.8 million increase in other receivables, €0.9 million increase in other liabilities, offset by €0.7 million decrease in trade payables and related accounts. The increase in contract liabilities was primarily due to an increase in advances received from customers. The increase in inventories was primarily due to the purchase of parts required to manufacture the quantum computers with delivery dates in 2025. The increase in trade receivables and related accounts was primarily due to an increase in unbilled revenue. The increase in other receivables was primarily due to interest receivables from financial accounts. The increase in other liabilities was primarily due to the recognition of €0.8 million of tax payables. The decrease in trade payables and related accounts was primarily due to shorter payment terms from key suppliers.

Cash Flows Used in Investing Activities

Net cash used in investing activities during the year ended December 31, 2024, was €28.6 million, resulting from the purchase of property, plant and equipment of €19.2 million, purchase of intangible assets of €0.9 million, change in deposits of €8.3 million related to the first-demand guarantee in connection with the contract entered into with Saudi Arabian Oil Company in 2024, and payment of €0.5 million to former shareholders of MyCryoFirm, which was acquired by Pasqal in 2022, offset by the impact of net cash acquired from Aeponyx Enterprises Inc. of €0.3 million.

Cash Flows Provided by Financing Activities

Net cash from financing activities during the year ended December 31, 2024, was €4.8 million resulting from proceeds from borrowings of €7.8 million, offset by repayments of borrowings of €1.0 million, payments of the principal portion of lease liabilities of €1.4 million, and interest payments €0.6 million.

Critical Accounting Estimates and Judgments

Pasqal’s consolidated financial statements are prepared in accordance with IFRS as issued by the IASB. In preparing its consolidated financial statements, Pasqal makes assumptions, judgments and estimates that can have a significant impact on amounts reported in the consolidated financial statements. Pasqal bases its material judgments, estimates and assumptions on historical experience and various other factors, including expectations of future events that are believed to be reasonable under the circumstances. Actual results could differ materially from these estimates under different assumptions or conditions and are recognized prospectively. Pasqal regularly re-evaluates its material judgments, estimates and assumptions. See Note 4 of Pasqal’s audited consolidated financial statements included elsewhere in this proxy statement/prospectus for further details.

The estimates and assumptions that have significant risks of causing material adjustments in Pasqal’s consolidated financial statements relate to:

Revenue Recognition

Pasqal recognizes revenue in accordance with IFRS 15, Revenues from Contracts with Customers (“IFRS 15”). Pasqal’s revenue recognition requires significant judgement in assessing how customer contracts give rise to enforceable rights and obligations and determining the appropriate accounting treatment under IFRS 15. The most significant judgements in applying IFRS 15 relate to the identification of distinct performance obligations within customer contracts, the assessment of the timing of revenue recognition (at a point in time versus over time), and the determination of standalone selling prices for distinct performance obligations. The estimates involved in revenue recognition may materially impact the timing and allocation of revenue, and changes in assumptions could result in significant variations in reported results. Management reviews Pasqal’s revenue recognition policies for consistency and applies estimation techniques that reflect current market conditions. However, evolving contract structures, pricing models, and customer arrangements may require adjustments in future periods. Accordingly, Pasqal monitors these factors and evaluates the sensitivity of key assumptions to assess their potential effect on financial reporting and ensure transparency regarding potential impacts on financial performance.

Pasqal derives revenue from three significant types of revenue contracts in 2025: (i) sales of QPUs (ii) sales of QPU-related services and (iii) Cryostat sales. In 2024, Pasqal derived revenue from the sales of QPU-related services and Cryostat sales.

For sales of QPUs to customers, Pasqal recognizes revenue when control of the goods or services has been transferred to the customer and Pasqal’s performance obligations to customers have been satisfied. Pasqal measures revenue at an amount that reflects the consideration to which Pasqal expects to be entitled in exchange for transferring goods or services to a customer. Sales of QPUs typically include delivery and commissioning lead time of two years after signing the contract and receipt of payment. Considering the length of time between the customers’ payment and the transfer of the equipment, these contracts contain a significant financing component and the transaction price is discounted at the prevailing interest rate in the market.

For sales of QPU-related services to customers, revenue is recognized on a straight-line basis over the service period. Pasqal’s service agreements are generally fixed term and straight-line revenue recognition is an appropriate measure of progress towards satisfaction of the performance obligation.

For Cryostat sales, Pasqal recognizes revenue when control of the goods or services has been transferred to the customer and Pasqal’s performance obligations to customers have been satisfied. Pasqal measures revenue at an amount that reflects the consideration to which Pasqal expects to be entitled in exchange for transferring goods or services to a customer.

Fair Value Measurement of ORA Bonds

Pasqal classifies its ORA Bonds as financial liabilities and measures the ORA Bonds at fair value at each reporting date in the consolidated financial statements. The fair values of these financial liabilities cannot be determined based on quoted prices in active markets and are therefore measured using a valuation model based on discounted expected cash flows, taking into account the different conversion and redemption scenarios over the contractual term. Pasqal calculates the fair value of the ORA Bonds using the following key inputs: recovery rate, expected volatility, credit spread, and an underlying share price derived from the most recent observable transaction, being the latest financing round as of the valuation date. The determination of fair value requires the use of judgement, and changes in the assumptions applied could have a significant impact on the reported fair values of these financial instruments.

Capitalization of Development Expenses

Pasqal capitalizes certain product development costs when management determines that technological and economic feasibility has been achieved, typically upon reaching defined milestones under its project management model. This process involves significant judgment, including assumptions regarding the technical feasibility of completing the intangible asset such that it will be available for use or sale, Pasqal’s intention and ability to complete the asset and either use or sell it, how the asset will generate future economic benefits, the availability of resources to complete the development, and the ability to reliably measure expenditures incurred during development. Capitalized development costs, net of accumulated amortization totaled €0.3 million and €0.6 million as of December 31, 2025 and 2024, respectively, are presented as other intangible assets on the consolidated statements of financial position, and are subject to impairment testing whenever indicators of impairment arise. Such indicators may include changes in market conditions, technological developments, or lower-than-expected project performance. Adverse changes in these factors or in key assumptions could result in a material impairment charge. Management believes its estimates are reasonable; however, actual results may differ.

Share-Based Payments

Share-Based Compensation Expense

Pasqal accounts for share-based payments in accordance with IFRS 2, Share-based Payment (“IFRS 2”). Share-based compensation expense relates to equity awards issued to its employees and non-employees which consists of Founder Share Subscription Warrants (“BSPCEs”) and Stock Appreciation Rights (“SARs”) with service conditions and options with both service and non-market performance vesting conditions.

The fair value of share-based payment awards, which consists of BSPCEs, options, and SARs, is measured on the grant date and is estimated using a Monte Carlo simulation model, which involves significant judgment and reliance on complex assumptions. BSPCEs and options are equity settled awards. SARs are cash settled awards. Pasqal calculates the fair value of the share-based compensation using the following key inputs:

•        Risk-free interest rate: the risk-free rate applied in the valuation corresponds to the yield on French government bonds, using a maturity consistent with the expected exit horizon.

•        Expected volatility: the volatility assumption is derived from the observed share-price volatility of publicly listed companies operating in an industry comparable to Pasqal. The selected volatilities are measured over periods aligned with the various exit scenarios considered. Volatility is calculated on a weekly basis and subsequently annualized.

•        Exit date: a probabilistic distribution of potential exit dates is applied.

For SARs, fair value is remeasured at each reporting date until settlement, with changes recognized in profit or loss.

Pasqal measures and records compensation expense related to share-based awards based on the fair value of those awards as determined on the date of grant. Pasqal recognizes share-based compensation expense for BSPCEs and options over the service period, which generally represents the vesting period during which an employee provides service in exchange for the award. The expense recorded related to BSPCEs and options is adjusted at each reporting date to reflect the best estimate of the total number of equity instruments expected to be vested. Pasqal recognizes share-based compensation expense for SARs over the service period, which generally represents the vesting period during which an employee provides service in exchange for the award. The expense recorded related to SARs is remeasured each reporting period to reflect the current fair value of Pasqal’s shares and the estimated number of SARs that are expected to be vested.

Compensation expense for awards to non-employees is recognized in the same manner as if we had paid cash in exchange for the goods or services, which is generally over the vesting period of the award.

Management also reassesses the number of awards expected to vest based on non-market performance conditions, and any revisions are reflected in the consolidated financial statements. These estimates are subject to significant uncertainty and could materially impact future results. While Pasqal engages external valuation specialists, management retains responsibility for the assumptions used. Assumptions and methodologies are reviewed periodically, and changes may result in material adjustments to compensation expense. Actual outcomes may differ materially from these estimates due to changes in market conditions, volatility, or strategic developments, and such differences could significantly affect reported results in future periods.

When BSPCEs and options are forfeited, any expenses previously recognized are reversed with effect from the date of the forfeiture. When SARs are forfeited, the liability is derecognized, and expenses previously recognized are reversed.

Fair Value of Pasqal’s Ordinary Shares

As a privately held company, there has been no public market for Pasqal’s ordinary shares to date. The estimated fair value of Pasqal’s ordinary shares has been determined by its board of directors as of the date of each option grant, with input from management, considering the most recently available third-party valuations of its ordinary shares and its board of directors’ assessment of additional objective and subjective factors that it believed were relevant and which may have changed from the date of the most recent valuation through the date of the grant.

Pasqal’s third-party valuations of ordinary shares were estimated by allocating Pasqal’s total equity value to the various classes of shares. Pasqal’s total equity value was projected using a Monte Carlo simulation, incorporating assumptions regarding share price volatility and the expected timing of an exit event. Under each simulated exit scenario, the corresponding equity value is allocated across the various classes of shares in accordance with their respective economic rights. The fair value of Pasqal’s ordinary shares is therefore determined as the average of the simulated values attributable to ordinary shares, discounted at the risk-free interest rate.

In addition to considering the results of these third-party valuations, Pasqal’s board of directors considered various objective and subjective factors to determine the fair value of its ordinary shares as of each grant date, including:

•        the prices at which Pasqal sold its ordinary shares with preferential rights relative to its ordinary shares at the time of each grant;

•        the lack of an active public market, for Pasqal’s ordinary shares and ordinary shares with preferential rights;

•        external market conditions affecting the quantum computing industry and trends within the industry;

•        Pasqal’s financial position, including cash and cash equivalents on hand, and its historical and forecasted performance and operating results;

•        the likelihood of achieving a liquidity event, such as an initial public offering or sale of Pasqal in light of prevailing market conditions; and

•        the analysis of initial public offerings and the market performance of similar companies in the quantum computing industry.

The assumptions underlying these valuations represented management’s best estimate, which involved inherent uncertainties and the application of management’s judgment. As a result, if Pasqal had used significantly different assumptions or estimates, the fair value of its ordinary shares and its share-based compensation expense could have been materially different. For the year ended December 31, 2025, if there was a 10% increase in the valuation of the ordinary shares at each of the valuation dates and to the underlying exercise price of share-based awards granted during the year, the impact to the share-based compensation expense would have been an increase of €2.3 million. If there was a 10% decrease in the valuation of the ordinary shares at each of the valuation dates and to the underlying exercise price of share-based awards granted during the year, the impact to the share-based compensation expense would have been an decrease of €2.2 million.

Once a public trading market for Pasqal’s ordinary shares has been established in connection with the completion of the Business Combination, it will no longer be necessary for Pasqal’s board of directors to estimate the fair value of its ordinary shares in connection with its accounting for share-based awards and other such awards Pasqal may grant, as the fair value of its ordinary shares will be determined based on the quoted market price of its ordinary shares.

Share-Based Awards Granted

The following table summarizes by grant date the number of shares subject to BSPCEs granted from July 1, 2025 through the date of this proxy statement/prospectus, the per share exercise price of the BSPCEs, the per share fair value of ordinary shares underlying the BSPCEs on each grant date and the per share estimated fair value of the BSPCEs:

Grant Date	Number of Shares Subject to BSPCEs Granted	Per Share Exercise Price of BSPCEs	Per Share Fair Value of Common Stock	Per Share Estimated Fair Value of BSPCEs
October 31, 2025	425,380	€73.17	€58.69	€35.87
November 5, 2025	68,700	€74.00	€58.57	€37.27

There were no other share-based awards granted from July 1, 2025 through the date of this proxy statement/prospectus.

Emerging Growth Company Status

Pasqal is an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended, as modified by the Jumpstart Our Business Startups Act (the “JOBS Act”). As such, Pasqal is eligible to take advantage of certain exemptions from various reporting requirements that are otherwise applicable to other public companies. These provisions include: (i) being permitted to provide only two years of audited financial statements in addition to any required unaudited interim financial statements and a correspondingly reduced “Management’s Discussion and Analysis of Financial Condition and Results of Operations” disclosure in this prospectus; (ii) not being required to comply with the auditor attestation requirements in the assessment of the internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act; (iii) reduced disclosure obligations regarding executive compensation; (iv) exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved; and (v) exemptions from compliance with the requirements of the Public Company Accounting Oversight Board regarding the communication of critical audit matters in the auditor’s report on the financial statements.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can choose not to take advantage of the extended transition period and comply with the requirements that apply to non-emerging growth companies, and any such election to not take advantage of the extended transition period is irrevocable. Pasqal has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, Pasqal, as an emerging growth company, will adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of Pasqal’s financial statements with another public company, which is neither an emerging growth company nor an emerging growth company that has opted out of using the extended transition period, difficult or impossible because of the potential differences in accounting standards used.

Pasqal will remain an emerging growth company under the JOBS Act until the earliest of (a) the last day of the fiscal year following the fifth anniversary of the effectiveness of the registration statement of which this proxy statement/prospectus forms a part, (b) the last date of the fiscal year in which Pasqal’s total annual gross revenue is equal to or more than $1.235 billion, (c) the date on which Pasqal is deemed to be a “large accelerated filer” under the rules of the SEC with at least $700.0 million of outstanding securities held by non-affiliates or (d) the date on which Pasqal has issued more than $1.0 billion in non-convertible debt securities during the previous three years.

As a foreign private issuer using foreign private issuer forms for Exchange Act reporting requirements (Forms 20-F and 6-K), New Pasqal will not be permitted to take advantage of the scaled reporting requirements available for smaller reporting companies.

Quantitative and Qualitative Disclosures about Market Risk

Pasqal is exposed to market risk in the ordinary course of its business. Market risk represents the risk of loss that may impact Pasqal’s financial position due to adverse changes in financial market prices and rates.

Interest Rate Risk

Interest rate risk is the risk of financial loss due to adverse changes in the value of assets and liabilities as a result of movements in interest rates. As of December 31, 2025, Pasqal’s debt portfolio is comprised entirely of fixed-rate debt. As of December 31, 2024, Pasqal’s debt portfolio is comprised of 97% fixed-rate debt and 3% variable-rate debt. Other than certain interest-bearing assets and instruments classified at amortized cost, Pasqal has no other significant interest-bearing instruments. Pasqal considers its exposure to interest rate risk to be low and does not expect significant impacts from potential interest rate fluctuations.

Foreign Exchange Risk

Foreign exchange risk arises when future commercial transactions or recognized assets and liabilities are denominated in a currency other than the respective group companies’ functional currency. Pasqal has limited exposure to foreign exchange fluctuations. As of December 31, 2025 and 2024, substantially all of Pasqal’s revenue was denominated in Euros. In addition, financial liabilities and lease liabilities are primarily denominated in the functional currencies of the respective entities, which further limits its foreign exchange risk exposure. Based on Pasqal’s foreign currency-denominated cash balances as of December 31, 2025 and 2024, a hypothetical 10% change in the relative value of Euros to other currencies during the years ended December 31, 2025 and 2024 would not have had a material effect on Pasqal’s consolidated financial statements.

INFORMATION ABOUT LEGACY PASQAL

Unless the context otherwise requires, references in this section of this proxy statement/prospectus to “Pasqal” “the Company,” “we,” “us” and “our” refer to Legacy Pasqal and its consolidated subsidiaries prior to the Business Combination and to New Pasqal and its consolidated subsidiaries after giving effect to the Business Combination.

Pasqal builds and delivers industry-ready neutral-atom QPUs, which we believe are designed to transform cutting-edge scientific breakthroughs into real-world business solutions across multiple industries.

Executive Summary

As a pioneer in neutral-atom quantum computing, Pasqal seeks to play a leading role in advancing the field of quantum computing and believes it has established itself as a major global player in the space.

Pasqal is a French Company founded in 2019, out of the Institut d’Optique, by Dr. Georges-Olivier Reymond, Dr. Christophe Jurczak, Professor Alain Aspect, (Nobel Prize Laureate Physics, 2022), Professor Antoine Browaeys and Dr. Thierry Lahaye. The founding team are the co-inventors of neutral-atom technology.

As of the date of this proxy statement/prospectus, Pasqal has raised over $300 million in aggregate funding, employs approximately 300 people worldwide including more than 70 PhDs, holds approximately 90 issued and pending patents, and has offices in France, the United States, Canada, Saudi Arabia, and South Korea.

Pasqal’s key strengths include: (i) being at the forefront of neutral-atom technology, which is believed to be one of the most flexible and scalable technologies among quantum platforms; (ii) controlling every critical aspect of system development to drive operational and financial outcomes; and (iii) having a proven track record of bringing advanced quantum products to market.

The Company is at the forefront of developing scalable QPUs that deliver highly scalable computational capabilities, operate in standard data centers, and provide consistent performance enabled by precise qubit control and improved coherence times in both analog and digital modes. Pasqal’s neutral-atom technology enables complex computational challenges to be solved for numerous applications in key sectors such as energy and utilities, finance, high value materials and manufacturing, healthcare and pharmaceuticals, logistics, aerospace and defense and artificial intelligence (“AI”).

Pasqal’s commitment to innovation is reflected in its ongoing research collaborations with leading industrial and academic partners, as well as its ability to make its quantum computing capabilities accessible through leading cloud-based services. These initiatives are helping to drive the practical adoption of quantum technology and expanding its real-world applications.

To solve the scalability challenges inherent in other quantum computing initiatives, Pasqal employs a modular approach to its neutral-atom processors, enabling the expansion of qubit arrays without compromising performance or fidelity. The Company’s technology supports the arrangement of large numbers of neutral atoms (over 1,000 trapped atoms already demonstrated) in both two- and three-dimensional configurations, paving the way for systems with tens of thousands of physical qubits and hundreds of logical qubits by the end of this decade (over 200 logical qubits anticipated by 2029). By continuously improving qubit coherence, accuracy of operations through gate fidelity, and error correction strategies, Pasqal seeks to ensure that its quantum systems remain reliable and accurate as they scale, overcoming key barriers to widespread quantum adoption.

Pasqal has demonstrated the scaling of its commercial capability with seven QPUs installed and three in production. Pasqal has two operational QPU manufacturing facilities in France and Canada that are expected to ramp up to a capacity of 13 QPUs per year, subject to full staffing, preparation and parts availability. We believe this allows us to match our customers’ timelines and volumes.

Pasqal has worked with over 40 customers and strategic partners globally, including IBM (Pasqal is part of the IBM quantum network), NVIDIA, Google, Microsoft, and leading high-performance computing (“HPC”) centers such as GENCI/CEA, CINECA and Forschungszentrum Jülich. The Company’s revenue to date is derived from direct sales of its QPUs and from cloud-based access to its QPUs, serving a growing base of enterprise and research customers. This has resulted in the development of over 25 commercial use cases across different industry verticals and approximately $78.6 million (€68.4 million) in booked and awarded business, including grants, as of March 31, 2026.

In early 2026, Pasqal achieved a key technological milestone under the French government’s PROQCIMA agreement, successfully demonstrating an initial capability to construct and operate the key building blocks of a logical qubit, reflecting progress toward more fault-tolerant quantum computing architectures. In addition, in May 2026, Pasqal was selected as a finalist in the XPRIZE Quantum Applications competition, a three-year, $5 million global competition supported by Google Quantum AI, Google.org, and the Geneva Science and Diplomacy Anticipator (GESDA), which is designed to identify teams whose quantum computing solutions are grounded in clear, real-world use cases and ready for rigorous benchmarking against classical methods.

Leadership

The Company is led by an experienced management team, including its Chief Executive Officer, Dr. Wasiq Bokhari, and its Chief Technology Officer, Dr. Loïc Henriet. Dr. Wasiq Bokhari brings to Pasqal more than 20 years of experience in deploying and scaling disruptive technologies as an entrepreneur, venture capitalist, and former business and technology leader at Google and Amazon. He has deep operating experience at scale, having built and grown multiple businesses in the deep tech sector. He has a unique combination of deep scientific and technology background combined with his business operating experience. He holds undergraduate degrees and a PhD in physics from the Massachusetts Institute of Technology.

As one of the earliest employees, Dr. Henriet oversees the Company’s hardware and software technological roadmap and its overall technical operations. His background pairs rigorous training in physics with deep knowledge in engineering, computer science and adjacent disciplines. This breadth allows him to integrate scientific, technical, and operational dimensions to maximize impact and value creation for Pasqal. He earned his engineering degree and PhD from École Polytechnique.

All members of Pasqal’s founding team remain actively involved in the Company’s operations and strategic direction. The continued presence of the co-founders, including world leading scientists such as Professor Alain Aspect, Nobel laureate in Physics 2022 (Chairman of Pasqal Scientific Advisory Board), Professor Antoine Browaeys (Chief Scientist), member of the French Académie des Sciences and 2025 John Stewart Bell Prize, and Dr. Georges-Olivier Reymond (Pasqal’s co-founder and former Chief Executive Officer), presents a unique combination of deep technical knowledge and a long-term commitment to innovation. This deeply committed and visionary leadership is a key asset, supporting Pasqal’s mission to deliver practical quantum computing solutions and drive the next wave of technological advancement.

The Pasqal founding team is responsible for creating the neutral-atom technology, which is believed to be one of the most scalable technologies in quantum computing. In 1982, Professor Alain Aspect experimentally demonstrated entanglement in his Nobel-winning experiment; in 2001, Dr Georges-Olivier Reymond performed the first experimental demonstration of a trapped neutral atom; and between 2009 and 2018, Professor Antoine Browaeys demonstrated the Rydberg blockade and worked on quantum simulations.

Overview of Quantum Computing

Quantum Computing History

We believe quantum computing represents a revolutionary change beyond classical approaches, enabling solutions to problems that are intractable for traditional Central Processing Unit (“CPU”) or emerging Graphics Processing Unit (“GPU”)-based systems. Unlike classical computers, which process information in binary bits, quantum computers use qubits that can exist in multiple states simultaneously and be correlated with one another through phenomena such as superposition and entanglement. Over the past century, foundational breakthroughs — including Planck’s discovery of energy quanta, Bohr’s atomic model, and the development of quantum mechanics — have paved the way for today’s quantum technologies. Experimental advances, such as the demonstration of nuclear magnetic resonance and the confirmation of quantum entanglement, have provided the tools and scientific validation necessary for building practical quantum devices.

The idea of harnessing quantum mechanics for computation gained momentum in the 1980s, when physicists like Richard Feynman and David Deutsch proposed that quantum computers could efficiently solve problems that are impossible for classical machines, such as simulating complex molecules or factoring large numbers. In 1983, Professor Dr. Alain Aspect and his team performed experiments that confirmed violations of Bell’s inequalities, providing definitive evidence that quantum entanglement is a real and fundamental feature of nature. The confirmation of entanglement by Professor Dr. Aspect was a turning point for quantum science. These theoretical insights were soon followed by experimental milestones, including the realization of the first quantum logic gates and the ability to trap and control individual atoms with lasers. Such advances laid the groundwork for new quantum computing platforms, including those based on neutral atoms.

Pasqal’s technology is rooted in these scientific achievements. In the early 2000s, researchers, including Dr. Georges-Olivier Reymond, demonstrated the trapping of single neutral atoms using optical tweezers.

Later, the entanglement of individual atoms using the Rydberg blockade effect was achieved. These breakthroughs proved that neutral atoms could be precisely manipulated and entangled, meeting the stringent requirements for quantum information processing. By 2016 and 2018, further progress enabled high-fidelity quantum operations and the control of large, programmable arrays of neutral atoms, establishing this approach as a leading contender for scalable quantum computing.

Building on this foundation, Pasqal was founded in 2019 to commercialize neutral-atom quantum computing. The Company brings together world-class expertise in quantum physics and engineering to transform laboratory innovations into practical quantum systems. Pasqal’s technology leverages the unique advantages of neutral atoms, such as scalability, precision, and stability, to deliver powerful quantum computers capable of addressing real-world challenges in fields ranging from logistics and energy to healthcare and pharmaceuticals, finance, materials and manufacturing, aerospace and defense and AI.

Quantum Computing as the Third Pillar of the Future of Compute

In our view, quantum computing will not replace existing CPU or GPU based computation, but will be a complementary and co-equal third pillar of computation. We expect quantum computing to be primarily used to solve problems that are difficult or impossible for CPU or GPU based computation to solve. In the near term we expect these problems to fall into three categories for Pasqal: materials simulation, quantum machine learning and optimization.

As an illustration of the difference between CPU or GPU based computation and quantum computing, we can look at a specific example of simulation and modeling of materials, chemicals and pharmaceuticals.

Currently, using CPU or GPU based computation, such simulation and modeling are performed inefficiently through approximations resulting in long times and high expense for discovery and design.

This is due to the following two reasons:

First, the number of possible chemical compounds, excluding polymers, is very large. There are approximately 1063 (i.e., 10 followed by 63 zeros) possible chemical compounds. For proteins, the challenge is greater. The number of possible proteins composed of 400 amino acids is 10520 (i.e., 10 followed by 520 zeros). For comparison, it is estimated that the number of atoms in the whole visible universe are about 1080. These number of possible solutions cannot be represented in any existing or foreseeable CPU based computation system’s memory. Beyond that, for any form of CPU or GPU based computation, it is physically impossible to go through all of these possibilities as it would take time that is many times longer than the age of the universe. This challenge of sifting through many possibilities is also encountered in optimization problems where the goal is to find the right answer among billions of alternatives.

Second, beyond the issue of being able to find the right molecule or protein amongst so many possibilities, the atomic and molecular level behavior is governed by the laws of quantum mechanics, including important correlations, that traditional or AI based systems cannot adequately approximate. This results in incomplete and inaccurate simulation of materials. As a result, identifying truly optimal materials or molecules for a given use is often out of reach. Instead, researchers experience costly trial and error in order to find materials or molecules that may be better than the existing ones. This helps explain why many molecules used in drugs or catalysts have remained largely unchanged for decades, often carry side effects, and are difficult to personalize or customize for specific individuals or use cases. These constraints drive significant inefficiencies and limit progress on persistent challenges, including those spanning personal health, energy, advanced materials, and chemical and biological processes.

Quantum computers operate differently. They replicate the actual quantum mechanical environment of the molecules or materials they are trying to simulate, including all the relevant system dynamics and correlations. Furthermore, a quantum computer scales in a fundamentally different — and often exponentially more powerful way than classical systems. A 100 qubit quantum computer can, in principle, represent 2100 or 1029 states. By roughly doubling the qubit count to 215 qubits, a quantum computer can represent 2215 or 1064 states, enough to represent all possible non polymer chemical compounds. A 2000 qubit quantum computer can encompass all possible proteins composed of 400 amino acids. In addition, computation in a quantum computer is inherently “parallel” where the quantum computer can explore all possibilities simultaneously, with quantum algorithms used to extract the right answer efficiently. Traditional computers or AI systems cannot traverse such vast spaces even over billions of years.

The inherent advantages of accurate quantum-mechanical modeling, efficient search across unimaginably large solution spaces, and exponential scaling that matches problem complexity make quantum computers unique and powerful.

This is why we focus on solving material simulations and optimization problems. Pasqal’s neutral-atom technology offers the ability to solve these complex problems that are beyond the reach of classical or AI based computers alone. Pasqal currently offers commercial systems in 200 or more qubit count range, has demonstrated systems with more than 1,000 trapped atoms and can scale to tens of thousands of qubits per QPU. Our quantum computing approach is poised to transform a wide range of industries, including financial services, energy and utilities, materials and manufacturing, logistics, pharmaceuticals and healthcare, logistics, aerospace and defense and AI.

Our quantum computers work alongside traditional computers or AI based systems to solve problems efficiently and at scale. Tasks that are very difficult or impossible for classical or AI systems are offloaded to our quantum computers, and the results are then integrated to produce the final answer. This hybrid approach leverages the best strengths of each form of computation.

In fields like pharmaceuticals and material science, neutral-atom quantum computers have the potential to revolutionize research and development. By simulating molecular and atomic interactions at the quantum level, these systems allow scientists to model molecules with greater accuracy, accelerating the discovery of new drugs and the design of advanced materials. Similarly, the energy sector can use quantum simulations to develop better materials for batteries and renewable energy technologies, supporting the transition to a more sustainable future.

Tasks such as optimizing global supply chains in logistics or minimizing risk in large investment portfolios in financial services involve countless variables and possible outcomes, making them extremely challenging for traditional systems.

Similarly, in AI and machine learning, the scalable architecture of neutral-atom quantum computers can significantly enhance the processing of datasets and the optimization of complex models, paving the way for breakthroughs in personalized medicine, autonomous systems, and more.

Quantum computing also brings both challenges and solutions to cybersecurity. While quantum computers could potentially break many classical encryption systems, they also enable new forms of quantum cryptography that promise more secure communication channels, resistant to both classical and quantum attack. This dual impact is particularly relevant for sectors such as telecommunications, defense, and advanced electronics, where data security and network optimization are critical.

Quantum Computing Market Opportunity

Overall, we believe the market opportunities linked to quantum computing are vast and rapidly expanding. In the near term, as the technology matures, it is expected to drive innovation, efficiency, and competitive advantage across multiple industries. Quantum computing presents a projected $700-800 billion market opportunity from 2035 to 2040, at par with what is expected from generative AI. The directly impacted use cases are predicted to be wide-ranging, from financial services to logistics, including advanced materials and life sciences, driven by algorithmic pillars such as optimization and machine learning that Pasqal is developing. This estimate does not include the impact of new use cases or products uniquely enabled by quantum computation that we cannot foresee at this time.

Quantum computing is expected to realize its full potential in three phases: Phase I — Quantum Utility Era (2024 to 2026); Phase II — Quantum Advantage Era (2027 to 2030); and Phase III — Fault Tolerant (2031 to 2035 and beyond). Each phase targets key industries such as finance, life sciences, energy, pharmaceuticals and cybersecurity, broadening the scope of impact. Pasqal is already commercializing Phase I and expects to deliver and monetize Phases II and III.

Since computation is at the center of every activity in our civilization, quantum computing is a fundamentally impactful capability that we expect will reshape our daily lives.

Our Technology

Pasqal is pioneering a cutting-edge approach to quantum computing based on neutral-atom technology, which we believe stands out as one of the most promising quantum architectures today. A key strength of this approach is its universal hardware platform, which supports both analog and digital quantum computing, delivering practical utility today while providing a clear long-term path toward fault-tolerant quantum computation. Neutral-atom technology works at room temperature and consumes relatively low energy. To appreciate the significance of Pasqal’s work, it is helpful to first understand the fundamentals of quantum computing.

As highlighted above, unlike classical computers, which process information using binary bits that represent either a 0 or a 1, quantum computers use quantum bits, or qubits, which can exist in multiple states at once due to the phenomenon of superposition. This property enables quantum computers to represent and manipulate superpositions of computational states, thereby allowing them to explore large solution spaces in parallel. In addition, quantum computers can exploit entanglement, a uniquely quantum correlation in which the joint state of multiple qubits cannot be described independently, even when the qubits are spatially separated. Further, entanglement provides access to non-classical correlations that can be leveraged for computational performance. For certain problem classes, such as combinatorial optimization (e.g., supply chain optimization) or quantum simulation (e.g., modeling molecular systems relevant to drug discovery), it can result in substantial advantages over classical approaches.

Pasqal’s technology leverages neutral atoms (atoms that carry no electrical charge) as qubits. These neutral atoms are laser-cooled and trapped in precise arrays of laser-generated optical tweezers. This technique allows scientists and engineers to arrange and control individual atoms with remarkable precision. Once the atoms are in place, additional lasers are used to manipulate their quantum states, enabling the creation of superposition and entanglement among the qubits. By using hundreds of such trapped qubits, Pasqal’s quantum computers are designed to execute highly complex calculations that are challenging for classical systems.

The same neutral-atom hardware supports two complementary computational modes. In the near term, Pasqal leads with high-performance analog quantum computing, harnessing naturally occurring interactions between atoms to solve optimization, quantum machine learning and material simulation problems efficiently. On the same physical platform, the system can also operate in a digital, gate-based mode, enabling universal quantum logic and providing a direct pathway toward quantum error correction and, ultimately, fault-tolerant computation. This dual capability and flexibility is a distinctive feature of Pasqal’s approach and underpins its performance today and its long-term scalability.

Traditionally, building quantum computers faced major engineering obstacles. Early quantum platforms often needed ultra-low temperatures, had limited coherence times, and were difficult to scale, which limited their practical use. One of the major advantages of neutral-atom quantum computing is its scalability. Many quantum computing platforms face significant manufacturing challenges due to the sensitivity and instability of their qubits. Unlike other quantum computing platforms, Pasqal does not need to manufacture qubits, as the Company uses neutral atoms as qubits, allowing Pasqal to leverage the uniformity provided by nature itself. This makes it possible to envision quantum computers with millions of high-quality qubits with long coherence times. Additionally, the neutral-atom quantum technology operates at room temperature, without the need for cryogenic refrigeration of qubits, leading to cost-effective and robust infrastructure.

The current mode of operation of a neutral-atom quantum computer can be broken down into several key steps. First, neutral atoms are cooled and trapped in an array using optical tweezers. Next, lasers are used to manipulate the quantum states of the atoms, performing the necessary quantum operations for a given computation. In digital mode, this corresponds to implementing sequences of quantum gates; in analog mode, the system is programmed by setting up the configuration of atoms in a way that represents the problem. During this process, quantum entanglement and superposition allow the computer to implement quantum algorithms intended to outperform certain classical approaches. Finally, once the computation is complete, lasers are again used to measure the states of the qubits through fluorescence and read out the results.

We believe neutral-atom platforms are particularly well positioned for the transition from today’s early computers to large-scale, quantum-error-corrected systems. Optical tweezer arrays provide a path to scaling to thousands and ultimately millions of qubits with flexible, reconfigurable geometries, directly addressing the substantial physical qubit overhead required for fault-tolerant architectures. Because both analog and digital approaches are implemented on the same hardware, advances in control, coherence, and system engineering directly benefit the roadmap toward logical, error-corrected qubits. At the same time, long coherence times, improving gate fidelities and gate speeds based on Rydberg-mediated interactions, and dynamic connectivity enable efficient implementation of error-correcting codes and repeated syndrome extraction. In addition, photonic interconnects between atom arrays offer a pathway to modular architectures, allowing multiple processors to be networked into larger systems without sacrificing qubit quality. These combined attributes support a roadmap from near-term analog quantum advantage to robust, universal, fault-tolerant quantum computing. Since the 2000s and the emergence of quantum computing platforms, neutral atoms have caught up with competing technologies such as trapped ions and superconducting qubits on key metrics like fidelity and outperforming technological platforms on qubit counts.

Through this approach, Pasqal seeks to enable the development of powerful, scalable quantum computers that have the potential to revolutionize industries ranging from logistics and energy to pharmaceuticals and beyond. By combining cutting-edge analog performance today with a credible path to digital, error-corrected quantum computing on the same hardware platform, we believe Pasqal is addressing some of the most significant challenges in quantum computing and positioning itself at the forefront of the next technological revolution.

Intellectual Property

Pasqal’s intellectual property portfolio plays a strategic role in advancing our innovation and leadership in quantum computing. The Company’s patent portfolio seeks to protect our current developments and the intellectual property space for the Company’s technology roadmap and anticipated areas of development. Pasqal relies upon a combination of protections afforded to owners of patents, copyrights, trade secrets, and trademarks, along with confidentiality and proprietary rights agreements with employees, consultants, contractors, vendors and business partners to establish and protect its intellectual property rights.

As of the date of this proxy statement/prospectus, Pasqal has approximately 90 issued and pending patent families across multiple jurisdictions that protect its full-stack technology across hardware, software, and services.

The Company’s hardware-related IP portfolio comprises approximately 56 patent families covering qubit and register-related technologies, QPU operations (fidelity and flexibility), industrialization, and quantum error correction. The Company’s applications and software IP portfolio comprises approximately 35 patent families covering optimization, quantum simulation and materials, quantum machine learning, and quantum software infrastructure.

Most of our issued patents will expire between 2039 and 2046, and the oldest patents for Aeponyx Technologies will expire in 2032.

Pasqal regularly reviews its development efforts to assess the existence and patentability of new inventions, and expects to file additional patent applications when it would benefit our business to do so.

Pasqal pursues international registration of its domain names and trademarks. It is the registered holder of a variety of domain name registrations, including “Pasqal.com”. As of the date of this proxy statement/prospectus Pasqal has 5 registered U.S. trademarks, 19 foreign registered trademarks, and 2 logos pending U.S. trademark applications and 4 recently filed foreign logos.

Technology Strategy and Competitive Strengths

Pasqal’s approach to developing and fostering real world application of quantum computing is structured around the following three core pillars:

•        Rapid deployment of quantum computers:    Pasqal is committed to making quantum computing accessible and impactful today by deploying its neutral-atom QPUs at scale. Over the past year, the Company has deployed QPUs at leading HPC centers in France, Germany and Saudi Arabia, and delivered an additional QPU to Italy, with commissioning planned for 2026. These installations mark a significant step toward integrating quantum processors into real-world computing infrastructures and enabling hybrid quantum-classical workflows. Pasqal is also collaborating with industry leaders, including NVIDIA and IBM, to standardize QPU integration in HPC environments, ensuring seamless orchestration and broader adoption of quantum computing.

•        Demonstration of quantum advantage (QA) on industry-relevant problems:    A central pillar of Pasqal’s strategy is to achieve and demonstrate quantum advantage where quantum computers outperform classical systems on practical, industry-relevant tasks. While competitors focus on universal gate-based computing (which tries to force all quantum physics into logical gates), our analog architecture natively mimics the physical laws of nature while preserving our ability to deliver state of the art logical gate-based computing. Native analog architecture eliminates the computational overhead of gate-based systems, delivering hardware-native solutions today. The Company has developed a 324 qubits QPU specifically optimized for this purpose, with first demonstrations achieved in the field of material sciences. Quantum materials discovery is a promising field that opens new avenues for breakthroughs with potential impacts on a number of industries. Pasqal’s efforts span key algorithmic domains, including optimization, quantum simulation, and machine learning, with applications in logistics, energy, finance, materials science, and pharmaceuticals.

•        An accelerated path toward digital fault-tolerant quantum computing (“FTQC”):    Looking ahead, Pasqal’s technology roadmap is focused on scaling toward digital fault-tolerant quantum computing, being quantum computing capable of automatically correcting errors that occur during quantum calculations. The Company has reached 1,000 physical trapped atoms and aims to reach 10,000 physical qubits by 2028, while simultaneously improving reliability through the development of logical qubits. Pasqal is also investing in photonic integrated circuits (PICs) to enhance qubit control fidelity and hardware scalability, following its acquisition of Aeponyx Technologies, a leading photonic integrated circuit company based in Canada. PICs are a strategic component for both Pasqal’s research and development and production hardware activities. PICs enable new capabilities, such as high-speed modulators, low-noise laser sources, low-noise amplifiers, and advanced filters, that are compatible with scaling quantum technology to tens of thousands of qubits. In addition, PICs present a unique opportunity to simplify the engineering of complex optical systems, supporting industrialization through greater compactness and large-scale production. To enable rapid and smooth innovation, Pasqal has built a modular, upgradable hardware architecture for future-proof excellence. This commitment to innovation is intended to keep Pasqal’s modular hardware platform competitive and capable of supporting the transition from today’s analog quantum computing to tomorrow’s fully digital, error-corrected systems.

We believe Pasqal’s approach stands out due to several key competitive strengths:

•        We are at the forefront of neutral-atom quantum technology, which we believe offers unmatched flexibility and scalability among quantum platforms. This foundation supports scalable quantum computing and opens the door to advanced applications.

•        We handle every critical aspect of our system’s development. By integrating all critical components in-house, we can innovate faster, enhance system reliability, and improve both manufacturing efficiency and financial outcomes.

•        We have a proven track record of bringing advanced quantum products to market, as we have already delivered functioning QPUs to external HPC centers in France, Germany, Saudi Arabia and Italy. Our focus is on commercializing neutral-atom platforms with a clear roadmap for scaling.

•        We believe we have one of the largest bases of high–qubit-count QPUs deployed, operational, or in active production among pure-play industry peers worldwide.

Products & Offerings

Quantum Hardware

While the long-term objective is to achieve FTQC and to reach universality of computation and improve quantum computing key metrics, which is expected to surpass classical systems in terms of speed, accuracy, and energy efficiency, Pasqal’s neutral-atom QPU hardware is already being used to address specific use cases in optimization, simulation, and machine learning.

Pasqal’s current commercially HPC integrated Orion machine features from 140 up to 200 physical qubits and requires only 4 kW compared to more than 1,400 kW for a classical supercomputer. Pasqal enables QPU for delivery and installation on-site so that its customers benefit from dedicated availability and full control over hardware updates.

With each next generation of machine (Vela expected in 2027, 200+ physical qubits, Centaurus expected in 2028, for early FTQC, and Lyra expected in 2029 delivering impactful FTQC), Pasqal’s processors are increasing not only in qubit count, but also in repetition rate, fidelity, and number of parallel gate operations (running tasks simultaneously).

To date, seven (7) Orion QPUs have been installed, of which four (4) QPUs have already been delivered to third parties: the first to the French supercomputing center GENCI/CEA, the second to the Jülich Supercomputing Centre at Forschungszentrum Jülich, the third in Saudi Arabia, and the fourth to the Italy-based European HPC center, CINECA, with commissioning of the CINECA unit planned for 2026.

Cloud Services

Pasqal is working to provide remote access to quantum hardware for clients worldwide. Pasqal offers a robust suite of cloud services designed to make quantum computing accessible to a broad range of users, from researchers and developers to enterprise clients. Through partnerships with major cloud providers such as Microsoft Azure and Google Cloud Marketplace, as well as its own user portal, Pasqal enables seamless remote access to its neutral-atom QPUs.

As a result of Pasqal’s full-stack approach, the cloud services allow users to run quantum algorithms, perform simulations, and experiment with quantum applications without the need for specialized on-premises hardware. Pasqal’s cloud platform supports analog quantum computing mode and is integrated with advanced software tools like Pulser and Pulser Studio, which facilitate the design, testing, and deployment of quantum algorithms. By providing scalable, on-demand access to quantum hardware and a comprehensive software stack, Pasqal’s cloud offering accelerates innovation, supports education and research, and empowers organizations to explore and develop real-world quantum solutions.

Software Platforms

Pasqal’s software stack is designed to address real-world challenges across industries such as logistics, finance, energy, telecom, and chemistry, supporting successful projects and industrial solutions.

User applications represent the front-end, where users design, develop, and submit quantum programs along with specifying computational resources. The Company offers ready-to-use libraries built around quantum-hybrid algorithms, tailored to problem classes like combinatorial optimization, dynamical system simulation, and quantum-inspired machine learning, with the aim of aligning customer needs with quantum solutions. Pasqal’s multi-level software development kit enables users to design quantum algorithms, compile them for neutral-atom architectures, and integrate them seamlessly into existing classical applications and workflows.

The middleware layer coordinates the hybrid execution environment, being the bridge between classical HPC (or cloud), AI and quantum computing. This offers scalable options for experimentation, benchmarking, and integration into larger quantum-classical workflows.

The core quantum engine manages quantum processing, control, and measurement.

Through consultation and training, Pasqal also supports businesses and researchers in adopting and implementing quantum technologies.

Manufacturing

Neutral-atom technology is a cost-effective approach compared with other competing platforms and enables scalable quantum computing. Building on this strength, Pasqal invested early in its lifetime, in in-house manufacturing capabilities foundational to its success. The Company’s investment in infrastructure and processes is expected to enable it to ramp up its capacity in the next few years to up to thirteen (13) QPUs per year, subject to full staffing and parts availability.

Go-to-Market & Business Model

Go-to-Market

Our business strategy is to provide high performance and cost effective quantum computing capabilities to our customers. Our customers are typically large supercomputing centers, enterprises in multiple sectors, the research community and industry innovators developing new materials, drugs and processes.

We generate revenue through three segments (i) direct sales of our QPUs, (ii) cloud services or cloud access to our QPUs through strategic partners and (iii) software and algorithms related to our QPUs and for specific use cases. Direct sales of our QPUs target large public or enterprise customers. Cloud access to our QPUs is designed for broader research community and for application-specific use cases for enterprise customers. We are a global company with a significant presence and customer base in France and the European Union, and a growing footprint in the U.S., the Gulf Cooperation Council and Asia-Pacific regions. Our approach allows us to expand efficiently across different markets.

Business Model, commercialization levers and growth

Building on enterprise-grade QPU and manufacturing capabilities, the company plans to shift from one-off sales to structured enterprise sales model with tailored strategies and deeper engagement across HPC centers and universities in Europe, the United States, the Gulf Cooperation Council and Asia-Pacific regions with dedicated regional teams.

As commercial capabilities expand, the Company expects to scale cloud-based quantum access and accelerate adoption of Quantum Computing As A Service using enterprise ready applications and QPU emulation for target industries. Initially, the Company expects to leverage a quantum advantage inflection point as a business driver and broaden the range of monetizable use cases during the quantum advantage era.

Based on promising results and the potential of quantum computing, Pasqal expects to deliver quantum embedded data unavailable by classical methods to unlock new insights in catalysis, corrosion and memory materials, creating a new business lever: Quantum Data as a Service.

Customers & Key Partners

Pasqal sees the future of quantum computing as dependent on building a strong network of forward-thinking organizations that are dedicated to advancing the field. The Company has been actively forming commercial and collaborative partnerships with groups that not only understand the unique challenges of their industries but also bring specialized scientific and engineering knowledge.

As such, Pasqal collaborates with a diverse range of leading clients and partners across sectors such as finance, healthcare, energy, and logistics. With approximately $78.6 million (€68.4 million) booked and awarded business including grants as of March 31, 2026, Pasqal’s network includes reputable academic institutions, research laboratories, and technology companies focused on advancing practical quantum computing applications. So far, Pasqal has concentrated on building a variety of customer relationships (leading to the identification of over 25 commercial use cases) and research collaborations with:

•        leading players in the energy sector seeking to leverage quantum computing for new use cases and algorithm development, such as EDF and Saudi Aramco, with whom Pasqal is deploying and operating the first 200-qubit quantum computer in Saudi Arabia;

•        companies in the logistics and mobility sector aiming at integrating quantum technology into the optimization of their operations, such as the CMA CGM Group;

•        companies in the industry and materials science sectors aiming at accelerating to solve complex business challenges and materials discovery through atomic structure modeling, multiphysics and material simulations such as LG Electronics Inc., Panasonic Industry, and Sumitomo Corporation;

•        global cloud service providers expanding access to quantum computing technology, such as Microsoft and Google Cloud, with whom Pasqal announced in 2025 integrations enabling users to access Pasqal’s neutral-atom quantum computer via Microsoft Azure Quantum and to access the Pasqal Cloud platform and QPU through the Google Cloud Marketplace, allowing organizations to integrate quantum capabilities into their workflows and enhance computational efficiency;

•        materials sciences researchers and quantum algorithm developers at renowned laboratories in academic venues such as Institut d’Optique Graduate School, Jülich, CEA, Cineca, Université de Sherbrooke, Calgary University, and KAIST; and

•        global technology leaders collaborating on integrated quantum-classical computing frameworks for high-performance computing, such as IBM (Pasqal being a member of IBM quantum network), with whom Pasqal established the first partnership of its kind between a major U.S. technology institution and a company developing neutral atom-based quantum processors, leveraging IBM’s Qiskit quantum software.

Sales & Marketing

Our go-to-market strategy centers on engaging high-value enterprise, public-sector, and research customers globally, both directly and through a network of ecosystem partners, including leading cloud providers and HPC centers. This model supports early adoption of our neutral-atom computing capabilities in mission-critical and high-value workflows and establishes a foundation for scaled procurement and embedded deployments as performance advances. We pursue opportunities across Europe and internationally, serving more than 30 customers in over 7 countries, and maintain deep collaborations with national research agencies and HPC institutions. We also form targeted strategic collaborations with major technology partners to integrate our systems into established compute workflows and accelerate customer adoption via the cloud, working alongside partners such as IBM, NVIDIA, Google, and Microsoft.

Pasqal’s marketing and public affairs strategy has centered on building global visibility, fostering industry partnerships, and positioning itself as a leader in quantum innovation. For example, in 2024, the Company participated in several industry and technology events, including a high-performance computing workshop organized by King Abdullah University of Science and Technology in Saudi Arabia focused on the convergence of high-performance computing and quantum computing. In the same year, Pasqal organized a “Quantum Computing for Energy” event in Houston, Texas, which convened participants from industry, research institutions, and investment firms to discuss potential applications of quantum computing in areas including artificial intelligence, climate modeling, and energy systems. The Company also organized Pasqal Thoughts, an event dedicated to discussions on developments in quantum computing and its potential applications across industries.

In addition, the Company conducted a roadshow in the Middle East in 2024, organizing events in Abu Dhabi and Riyadh to engage with regional stakeholders from industry, research institutions, and government organizations. The Company also participated in international technology conferences, including GITEX Global in Dubai.

The Company also organized two editions of a global sustainability-focused hackathon, Blaise Pascal Quantum Challenge, inviting students, developers, researchers, startups, and industry participants to explore applications of quantum computing and artificial intelligence aligned with the United Nations Sustainable Development Goals. The initiative attracted hundreds of participants from more than 70 countries and focused on topics including energy systems optimization, resource efficiency, and sustainable healthcare innovation.

In 2025, the Company continued to participate in a number of international technology and industry events, including LEAP Tech Conference in Saudi Arabia, the Quantum Innovation Summit in Dubai, NVIDIA GTC in the United States, Viva Technology in France, and the Supercomputing Conference in the United States. At the 2025 edition of NVIDIA GTC, Dr. Loïc Henriet participated in a session with Jensen Huang related to developments at the intersection of quantum computing and artificial intelligence. In 2026, the Company hosted its annual Pasqal Thoughts event in Paris, bringing together more than 150 participants from industry, academia, finance, and government across more than 10 countries.

Pasqal’s achievements and partnerships have been widely covered in leading media outlets such as Bloomberg, Reuters, Sifted, HPC Wire, The Quantum Insider, and L’Usine Digitale, further enhancing its reputation and reach in the global quantum technology landscape. As Pasqal’s hardware platforms evolve and scale with successive generations, the Company intends to increase its allocation of resources to sales and marketing activities, with the objective of broadening the base of enterprise customers who directly license access to Pasqal’s quantum computing solutions.

Competition

The quantum computing industry is rapidly changing and highly competitive. As new technologies emerge and more companies enter the field, Pasqal anticipates that competition will intensify over time. This could potentially impact Pasqal’s business performance and financial growth.

Pasqal faces competition from both established and emerging companies that are developing and operating quantum computing technologies. Leading players in quantum hardware and software development include IBM, Google, Microsoft, Amazon, Honeywell, IonQ, PsiQuantum, Rigetti, Quantinuum, Xanadu, Infleqtion, Horizon Quantum, IQM and QuEra. Additionally, many major cloud providers and traditional semiconductor companies are investing in quantum research and may pursue building their own quantum computers. There are also numerous startups focused on creating quantum hardware, software, applications, and cloud-based quantum services.

Pasqal expects its main competitors to be other firms working on advanced quantum computing solutions. Key factors that will shape competition in this space include the underlying technology used to build quantum computers, system performance (such as scalability, speed, and accuracy), ease of access and user experience, software and application support, integration with classical computing workflows, pace of innovation, ability to deliver value through strategic partnerships, quality of customer support, effectiveness of solutions, pricing, brand reputation, financial strength, and the ability to attract and retain top talent.

Competitive analysis of the quantum industry should be viewed through the lens of what advantage customers can realize with real-world commercial applications. With Pasqal’s position at the forefront of neutral-atom quantum technology, extensive intellectual property portfolio, ability to handle in-house every critical aspect of system development, record of commercial execution and emerging use cases demonstrating practical value to enterprise customers, Pasqal believes it is well positioned to compete, grow, and capture a significant share of the quantum computing market. However, Pasqal faces various risks relating to competition as described in “Risk Factors — Risks Related to Pasqal’s Business and Industry — The quantum computing industry is competitive on a global scale and Pasqal may not be successful in competing in this industry or establishing and maintaining confidence in its long-term business prospects among current and future partners and customers. Additionally, competitive pressures may put pressure on our pricing, which may require us to reduce our pricing in order to provide competitively priced access to our products and services.”

Regulatory

The Company’s activities are subject to (or could be subject to in the future) various laws and regulations, particularly in the areas of export control and emerging European quantum technology regulation.

Currently, Pasqal’s QPUs are not classified as dual-use items and therefore are not subject to sensitive export control regulations. However, the Company remains vigilant, as changes in legislation could alter this status. To anticipate such risks, Pasqal has implemented active regulatory monitoring, rigorous internal compliance procedures, and maintains regular dialogue with the relevant authorities to ensure ongoing compliance and responsible international expansion (especially in geographies in which Pasqal is established such as France, United States, Canada, Saudi Arabia and South Korea).

At the European level, the proposed EU Quantum Act, which is not yet in force, may introduce new requirements regarding the development, commercialization, and compliance of quantum technologies. In preparation, Pasqal pursues a proactive advocacy strategy, including participation in industry events and engagement with policymakers, to ensure readiness for any regulatory changes and to promote a framework that supports the competitiveness of the European quantum sector.

Pasqal’s business is subject to certain restrictions and oversight as a result of its relationship with the French State and its corporate governance structure. Bpifrance, the French public investment bank, is a shareholder of Pasqal, and will have representation on the go-forward Pasqal board of directors.

In accordance with French law, certain matters, such as the transfer of all or most of the intellectual property owned by Pasqal, the sale of all or most of the significant assets of Pasqal, or changes to the jurisdiction of incorporation of Pasqal require unanimous approval from the shareholders of Pasqal (including Bpifrance).

In addition to the French Law restrictions detailed above, certain strategic decisions affecting Pasqal’s business operations are subject to the prior approval, in some case unanimously, of a strategic committee established at Pasqal SAS. This committee, which includes a representative of Bpifrance and other key stakeholders, has authority to approve or block decisions relating to, among other things, changes to Pasqal SAS’ jurisdiction of incorporation, the transfer of intellectual property owned by Pasqal outside of France, the sale of significant assets owned by Pasqal to non-EU acquirers, and the appointment of key executive officers.

Furthermore, Pasqal’s operations will be governed by a business allocation agreement between Pasqal SAS and New Pasqal, which will establish a framework for the segregation of operations and activities within the Pasqal group, including the allocation of research and development and hardware activities to Pasqal SAS or its subsidiaries. The business allocation agreement is intended to ensure compliance with French sovereignty and national security requirements, and any amendment to the business allocation agreement will require the unanimous approval of the supervisory board of Pasqal SAS, which will include a representative of Bpifrance. See “Risk Factors — Risks Related to Litigation and Government Regulation — Pasqal may experience delays or limitations in strategic decision-making due to governance structure and restrictions under French law.”

Employees and Human Capital Resources

Pasqal’s success relies heavily on its talented team. The Company takes pride in hiring skilled professionals who are passionate about advancing quantum computing. As of the date of this proxy statement/prospectus, Pasqal employs approximately 300 people, including experts in quantum hardware and software, engineering, and business operations.

Many of Pasqal’s staff are based out of the Palaiseau, France office, and the Company also works with a select group of consultants and contractors to support its core team. Most employees are focused on research and development, and more than 70 PhD degrees are held by these employees.

Pasqal has maintained positive relationships with its workforce and has not faced any work stoppages. Pasqal has maintained positive relationships with its workforce and has not faced any work stoppages. Pasqal’s employees are subject to a collective bargaining agreement (convention collective nationale des bureaux d’études techniques, des cabinets d’ingenieurs-conseils et des sociétés de conseils du 16 juillet 2021 — BET, SYNTEC). None of Pasqal’s employees are represented by a labor union at this time. In addition, working time organization is governed by a company-level agreement signed with employee representatives.

Facilities

Since July 2024, Pasqal’s corporate headquarters have been located in Palaiseau, France, occupying 57,113 square feet pursuant to a lease agreement that is scheduled to expire in June 2034. The headquarters house 14 specialized laboratories, 10 rooms dedicated to QPUs for research and development, production, and cloud activities, as well as more than 200 workstations for employees.

The Company also subleases approximately 6,673 square feet of space in Massy, France under a sublease agreement that is scheduled to expire in August 2028 with an option to renew for an additional one-year term. This facility is currently used to accommodate the parts of the assembly laboratory that have not yet been transferred to the corporate headquarters for operational reasons.

In addition, the Company’s cold and vacuum activity is operated from a facility located in Joinville-le-Pont, France, occupying 7,739 square feet of space, under a lease agreement that is scheduled to expire in November 2033.

In Paris, Pasqal is leasing (i) a coworking space of 1,700 square feet under a lease agreement that is scheduled to expire on July 14, 2026 and (ii) a coworking space of 107 square feet under a lease agreement that is scheduled to expire on June 30, 2026.

In 2025, Pasqal opened its first North American factory in Sherbrooke, in the province of Quebec, Canada, occupying an area of 10,545 square feet. This facility is the Company’s second factory worldwide after the Palaiseau site. This factory operates under a lease agreement that is scheduled to expire in February 2034.

Our Aeponyx subsidiary is currently leasing facilities in Montreal, Canada. The Montreal facility is 4,538 square feet and is governed by a lease agreement that is scheduled to expire in April 2027, with an option to renew for an additional 2-year term.

In the U.S., Pasqal currently leases one coworking space (one desk) in an unassigned common area in Chicago under an arrangement that is scheduled to expire in October 2026.

In Korea, the Company leases an eight-person coworking space in Seoul pursuant to a lease agreement that expires in October 2026. This coworking space is currently used to host our local team. In Daejong, the Company is currently leasing 2,938 square feet in a facility with a lease ending in October 2027. This lease is primarily for interactions with the local academic ecosystem.

Legal Proceedings

From time to time, Pasqal may be subject to actions, claims, suits, or other legal proceedings arising in the ordinary course of business. Management believes that Pasqal is not presently a party to any such actions, claims, suits, or proceedings, the outcome of which, if determined adversely, would have a material adverse effect on the Company’s results of operations, financial condition, or cash flows.

COMPARATIVE HISTORICAL AND UNAUDITED PRO FORMA COMBINED PER SHARE FINANCIAL INFORMATION

The following table sets forth summary historical comparative share information for Legacy Pasqal and Bleichroeder, respectively, and unaudited pro forma condensed combined per share information after giving effect to the Business Combination, the Pasqal Reorganization, Legacy Pasqal’s subsequent financing events related to the Series C Financing, redemption of the Redeemable Bonds and other subsequent financing events, and the March 2026 Financing and related transactions presented under two scenarios:

•        Assuming No Redemptions (Scenario 1):    This presentation assumes that no public shareholders of Bleichroeder exercise their right to have their Bleichroeder public shares subject to possible redemption converted into their pro rata share of the Trust Account and thus the full amount held in the Trust Account as of the Closing is available for the Business Combination; and

•        Assuming Maximum Redemptions (Scenario 2):    This presentation assumes that public shareholders of Bleichroeder holding 28,750,000 Bleichroeder public shares subject to possible redemption will exercise their redemption rights for their pro rata share of the funds in the Trust Account, based on an assumed redemption price of $10.00 or €8.51 per share calculating using approximately €244.7 million pro forma cash in the Trust Account upon the consummation of Bleichroeder IPO on January 9, 2026, divided by 28,750,000 Bleichroeder public shares subject to possible redemption. This scenario gives effect to redemptions of Bleichroeder public shares for an aggregate redemption payment of €244.7 million using the assumed €8.51 per share redemption price. This scenario includes all adjustments contained in the “no redemptions” scenario and presents additional adjustments to reflect the effect of the maximum redemptions.

This information is only a summary and should be read in conjunction with the historical audited financial statements of Legacy Pasqal and Bleichroeder for the year ended December 31, 2025 and related notes thereto that are included elsewhere in this proxy statement/prospectus. The unaudited pro forma combined per share information of Legacy Pasqal and Bleichroeder is derived from, and should be read in conjunction with, the unaudited pro forma condensed combined financial statements and related notes thereto included elsewhere in this proxy statement/prospectus.

The unaudited pro forma combined loss per share information below does not purport to represent the earnings per share which would have occurred had the companies been combined during the period presented, nor earnings per share for any future date or period. The unaudited pro forma combined book value per share information below does not purport to represent what the value of Legacy Pasqal and Bleichroeder would have been had the companies been combined during the period presented.

Year Ended December 31, 2025	Historical		Pro Forma Combined
	Bleichroeder (US GAAP)	Legacy Pasqal (IFRS)	Scenario 1: Assuming No Redemptions into Cash (IFRS)	Scenario 2: Assuming Full Redemptions into Cash (IFRS)
	(In thousands, except share and per share amounts)
Loss for the year	€(54)	€(92,356)	€(389,797)	€(372,171)
Shareholders’ equity (deficit)	€(32)	€(4,414)	€193,025	€(41,291)
Shareholders’ equity (deficit) per share	€(0.00)	€(0.62)	€0.81	€(0.20)
Cash dividends	NA	NA	NA	NA
Weighted average ordinary shares outstanding – basic and diluted	8,333,333	6,929,134	238,333,333	209,583,333
Net loss per ordinary share – basic and diluted	€(0.01)	€(13.33)	€(1.64)	€(1.78)

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Bleichroeder Related Person Transactions

Founder Shares

On September 22, 2025, the Sponsor paid $25,000, or approximately $0.003 per share, to cover certain of Bleichroeder’s offering costs in exchange for 9,583,333 Founder Shares. Such Founder Shares represent 24.9% of the outstanding shares and shares underlying our units, excluding any shares underlying private placement warrants.

In connection with the Bleichroeder IPO, on January 7, 2026, Bleichroeder, the Sponsor and each of the initial shareholders, directors and officers of Bleichroeder entered into a Letter Agreement pursuant to which they agreed not to transfer, assign or sell any of their Founder Shares and any Bleichroeder Class A Ordinary Shares issuable upon conversion thereof until the earlier to occur of (i) six months after the consummation of the Business Combination, or earlier if, subsequent to the consummation of the Business Combination, the closing price of the Ordinary Shares equals or exceeds $12.00 per share (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30 trading-day period commencing after the Business Combination and (ii) the date following the completion of the Business Combination on which the Company completes a liquidation, merger, share exchange or other similar transaction that results in all of its shareholders having the right to exchange their Bleichroeder Ordinary Shares for cash, securities or other property. Any permitted transferees, including our officers and directors and other persons or entities affiliated with our Sponsor, will be subject to the same restrictions and other agreements as our Sponsor and initial shareholders with respect to any Founder Shares. Such provision of the Letter Agreement will be terminated in connection with the Business Combination and the New Pasqal Ordinary Shares issued to each of such holders in connection with the exchange of the Bleichroeder Class A Ordinary Shares into New Pasqal Ordinary Shares will be subject to the Lock-Up Agreements.

Sponsor Support Agreement

Concurrently with the execution of the Business Combination Agreement, Bleichroeder, Legacy Pasqal, Merger Sub, and Sponsor, entered into a sponsor support agreement, pursuant to which, among other things, the Sponsor has agreed to vote (i) in favor of Bleichroeder’s proposals included in this proxy statement/prospectus and (ii) in opposition to any proposals (A) for an Alternative Transaction or any merger, consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by Bleichroeder, (B) other than as contemplated in the Business Combination Agreement, or (C) for any alternative transactions or agreements that would reasonably be expected to prevent, impede, interfere with, delay, postpone or adversely affect the Business Combination. Additionally, the Sponsor agreed not to redeem any Bleichroeder Ordinary Shares or other equity securities of Bleichroeder in connection with the Business Combination, to be bound to certain transfer restrictions with respect to its Bleichroeder Ordinary Shares and any other equity securities of Bleichroeder held by Sponsor prior to the expiration of the Sponsor Support Agreement, waive the anti-dilution protections set forth in Existing Governing Documents with respect to the conversion of the Founder Shares, and waive any appraisal or rights to dissent from the Business Combination or the Mergers.

Lock-Up Agreements

In connection with the Closing, New Pasqal and the Lock-Up Parties will enter into Lock-Up Agreements, pursuant to which, among other things, each of the Lock-Up Parties will agree not to effect any sale or distribution of the New Pasqal Ordinary Shares held by such holder after the Closing until the earlier of (i) 180 days after the date on which the Closing occurs, (ii) the day after the date on which the closing price of the New Pasqal Ordinary Shares equals or exceeds $12.00 per share (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing after the date on which the Closing occurs, and (iii) the date on which New Pasqal consummates a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of New Pasqal’s shareholders having the right to exchange their shares for cash, securities or other property, subject to certain exceptions set forth in the Lock-Up Agreements.

Private Placement Warrants

On January 7, 2026, our Sponsor purchased an aggregate of 5,000,000 private placement warrants from Bleichroeder for an aggregate purchase price of $5,000,000 in a private placement, and Cohen and Clear Street, purchased 2,750,000 Private Placement Warrants (or 2,612,500 and 137,500 Private Placement Warrants, respectively). If Bleichroeder’s initial business combination is not completed within the Completion Window, the proceeds from the sale of the private placement warrants held in the Trust Account will be used to fund, in part, the redemption of the public shares (subject to the requirements of applicable law) and the private placement warrants will expire worthless.

The Sponsor and each of the directors and officers of Bleichroeder, pursuant to the Sponsor Letter Agreement, have agreed not to transfer any private placement warrants (including the Class A Ordinary Shares issuable upon exercise of the private placement warrants) held by it, he or she until thirty (30) days after the completion of the Business Combination. Such provision of the Letter Agreement will be terminated in connection with the Business Combination and the private placement warrants (including the Ordinary Shares issuable upon exercise of the private placement warrants) will be subject to the Lock-Up Agreements.

Promissory Note — Related Party

In connection with Bleichroeder’s IPO, the Sponsor agreed to loan Bleichroeder an aggregate of up to $500,000 to cover expenses related to the IPO pursuant to a promissory note. The promissory note was non-interest bearing, unsecured and due on the earlier of June 20, 2026 or the closing of the IPO. As of January 9, 2026, the Company had borrowed $256,872, which has been paid in full by the Company at the closing of the IPO and the borrowings under the promissory note are no longer available.

Services Agreement

We pay MJP Advisory Group LLC (“MJP”), an affiliate of Bleichroeder’s Chief Operating Officer and Chief Executive Officer, $18,000 per month plus out-of-pocket expenses for his services as Chief Operating Officer, pursuant to an advisory agreement. Upon completion of our initial business combination or our liquidation, an amount equal to $600,000 less the total amount of all such monthly payments made up to that time shall be payable under such agreement. Prior to our initial business combination, no payments under this agreement shall be made from amounts held in the Trust Account. A majority of our board of directors may terminate the agreement; if terminated without cause MJP shall be entitled to receive monthly fees for an additional six (6) months, or the period of time that passes between the termination date and the completion of our initial business combination, whichever is shorter. As of January 9, 2026, no amount has been accrued for these services in the Company’s balance sheet.

Advances from Related Parties

In order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor or certain of Bleichroeder’s officers and directors may, but are not obligated to, loan Bleichroeder funds as may be required (the “Working Capital Loans”). If Bleichroeder completes a Business Combination, Bleichroeder would repay the Working Capital Loans. In the event that a Business Combination does not close, Bleichroeder may use a portion of the working capital held outside the Trust Account to repay the Working Capital Loans but no proceeds from the Trust Account would be used to repay the Working Capital Loans. Up to $2,000,000 of such Working Capital Loans may be convertible into Private Placement Warrants of New Pasqal after the Business Combination at a price of $1.00 per warrant at the option of the lender. As of January 9, 2026, no such Working Capital Loans were outstanding.

Policy for Approval of Related Party Transactions

The audit committee of our board of directors adopted a policy setting forth the policies and procedures for its review and approval or ratification of “related party transactions.” A “related party transaction” is any consummated or Business Combination or series of transactions: (i) in which the company was or is to be a participant; (ii) the amount of which exceeds (or is reasonably expected to exceed) the lesser of $120,000 or 1% of the average of the company’s total assets at year-end for the prior two completed fiscal years in the aggregate over the duration of the transaction (without regard to profit or loss); and (iii) in which a “related party” had, has or will have a direct or indirect material interest. “Related parties” under this policy will include: (i) Bleichroeder’s directors, nominees for director or officers or any person who has served in such roles since the beginning of the most recent fiscal year, even if he or she does not currently serve in that role; (ii) any record or beneficial owner of more than 5% of any class of our voting securities; (iii) any immediate family member of any of the foregoing if the foregoing person is a natural person; and (iv) any other person who may be a “related person” pursuant to Item 404 of Regulation S-K under the Exchange Act. Pursuant to the policy, the audit committee will consider (i) the relevant facts and circumstances of each related party transaction, including if the transaction is on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third party, (ii) the extent of the related party’s interest in the transaction, (iii) whether the transaction contravenes our code of ethics or other policies, (iv) whether the audit committee believes the relationship underlying the transaction to be in the best interests of the company and its shareholders and (v) if the related party is a director or an immediate family member of a director, the effect that the transaction may have on a director’s status as an independent member of the board and on his or her eligibility to serve on the board’s committees. Management will present to the audit committee each proposed related party transaction, including all relevant facts and circumstances relating thereto. Under the policy, we may consummate related party transactions only if our audit committee approves or ratifies the transaction in accordance with the guidelines set forth in the policy. The policy will not permit any director or officer to participate in the discussion of, or decision concerning, a related person transaction in which he or she is the related party.

We are not prohibited from paying any fees (including advisory fees), reimbursements or cash payments to our sponsor, officers or directors, or our or their affiliates, for services rendered to us prior to or in connection with the completion of our initial business combination, including the following payments, all of which, if made prior to the completion of our initial business combination, will be paid from funds held outside the Trust Account:

•        Repayment of up to an aggregate of $500,000 in loans made to us by our sponsor to cover offering-related and organizational expenses;

•        Payment of consulting, success or finder fees to our independent directors, or their respective affiliates in connection with the consummation of our initial business combination;

•        We may engage our sponsor or an affiliate of our sponsor as an advisor or otherwise in connection with our initial business combination and certain other transactions and pay such person or entity a salary or fee in an amount that constitutes a market standard for comparable transactions;

•        Our Chief Operating Officer and Chief Executive Officer, as well as our Chief Financial Officer, received an aggregate indirect interest in 500,000 Founder Shares through membership interests in our sponsor, and certain of our directors received for his or her service as a director an indirect interest in either 15,000 Founder Shares or 30,000 Founder Shares through membership interests in our sponsor;

•        Payments to an affiliate of our Chief Operating Officer, who is also our current Chief Executive Officer, of $18,000 per month, then upon completion of our initial business combination or our liquidation, an amount equal to $600,000 less the total amount of all such monthly payments made up to that time, for services as Chief Operating Officer pursuant to an advisory agreement, as further described in this prospectus; prior to our initial business combination, no payments under this agreement shall be made from amounts held in the Trust Account;

•        Reimbursement for any out-of-pocket expenses related to identifying, investigating, negotiating and completing an initial business combination; and

•        Repayment of loans which may be made by our sponsor or an affiliate of our sponsor or certain of our officers and directors to finance transaction costs in connection with an intended initial business combination. Up to $2,000,000 of such loans may be convertible into private placement warrants of the post-business combination entity at a price of $1.00 per warrant at the option of the lender. Such warrants would be identical to the private placement warrants. Except for the foregoing, the terms of such loans, if any, have not been determined and no written agreements exist with respect to such loans.

A&R Registration Rights Agreement

Currently, the Sponsor and initial shareholders have the benefit of registration rights with respect to the Bleichroeder private placement warrants that they hold pursuant to a registration rights agreement dated as of January 7, 2026 (the “Registration Rights Agreement”) entered into in connection with Bleichroeder’s IPO.

In connection with the Closing, the RRA Parties will enter into the amended and restated registration rights agreement (the “A&R Registration Rights Agreement”), which will amend and restate the Registration Rights Agreement.

The A&R Registration Rights Agreement will provide for, among other things, the following:

•        Shelf registration rights:    No later than thirty (30) business days following the Closing, New Pasqal will file a Resale Shelf Registration Statement registering all of the Registrable Securities (as defined in the A&R Registration Rights Agreement). New Pasqal will use commercially reasonable efforts to cause the Resale Shelf Registration Statement to be declared effective as soon as practicable after filing thereof, but in no event later than the earlier of (i) the 90th calendar day (or the 120th calendar day if the SEC notifies New Pasqal that it will “review” the Resale Shelf Registration Statement) after the Closing Date and (ii) the tenth (10th) Business Day (as defined in the A&R Registration Rights Agreement) after the date New Pasqal is notified (orally or in writing, whichever is earlier) by the SEC that such Shelf Registration Statement will not be “reviewed” or will not be subject to further review. Subject to certain customary exceptions, at any time and from time to time, holders with registration rights having a reasonably anticipated gross aggregate offering price of at least $25,000,000 of the then-outstanding Registrable Securities may make a written demand for underwritten and other shelf take-downs.

•        Demand registration rights:    At any time and from time to time, holders with registration rights having a reasonably anticipated gross aggregate offering price of at least $25,000,000 of the then-outstanding Registrable Securities may make a written demand for registration of all or part of their Registrable Securities, provided that, among certain other limitations, the securities of such RRA Parties are not subject to lock up and no resale shelf registration statement for such securities is then effective. Upon receipt of such demand, New Pasqal will be required to file a registration statement covering all or any portion of the RRA Parties’ Registrable Securities (as defined therein) requested to be included, including, under certain circumstances, the offering of such Registrable Securities (as defined therein) in the form of an underwritten offering.

•        “Piggy-back” registration rights:    Pursuant to the Securities Act and subject to certain customary exceptions (including underwriter cutbacks), at any time after the Closing, if New Pasqal proposes to file a registration statement with respect to an offering of its equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into, equity securities, for New Pasqal’s own account or for the account of the shareholders of New Pasqal, then New Pasqal will (i) notify the holders of Registrable Securities of such offering as soon as possible but not less than ten (10) days before the anticipated filing of such registration statement, and (ii) offer such holders the opportunity to include in such registration statement (including any underwritten offering) register the sale of such number of Registrable Securities that such holders may request in writing within five (5) days following receipt of notice from New Pasqal.

•        Expenses and indemnification:    All fees, costs and expenses of registrations and transfers will be borne by New Pasqal in accordance with the A&R Registration Rights Agreement and underwriting discounts and selling commissions and certain other fees attributable to the Registrable Securities will be borne by the holders selling or transferring such Registrable Securities. The reasonable and documented fees and out-of-pocket expenses of one counsel for all of the holders participating in an underwritten offering shall be reimbursed by New Pasqal, provided that such reimbursable fees and expenses of counsel shall not exceed $50,000 per registration. The A&R Registration Rights Agreement will contain customary cross-indemnification provisions, under which New Pasqal is obligated to indemnify holders of Registrable Securities (as defined therein) in the event of material misstatements or omissions in the applicable registration statement attributable to New Pasqal, and holders of Registrable Securities are obligated to indemnify New Pasqal for material misstatements or omissions attributable to them.

•        Registrable Securities and Term:    Securities of New Pasqal will cease to be Registrable Securities (as defined therein) when (a) such Registrable Securities have been sold, transferred, disposed of or exchanged in accordance with the plan of distribution set forth in a registration statement that covers such Registrable Securities; (b) such Registrable Securities shall have ceased to be outstanding; (c) such Registrable Securities have been sold to, or through, a broker, dealer or Underwriter in a public distribution or other public securities transaction; (d) such Registrable Securities shall have been otherwise transferred by a holder, a new certificate or book-entry for such security not bearing a legend restricting further transfer shall have been delivered by New Pasqal and subsequent public distribution of such security shall not require registration under the Securities Act; or (e) such Registrable Securities are eligible for resale without registration pursuant to Rule 144 under the Securities Act (or any successor rule promulgated thereafter by the SEC) without volume or manner-of-sale restrictions and without the requirement for New Pasqal to be in compliance with the current public information required by Rule 144(i)(2) under the Securities Act. Registration Rights under the A&R Registration Rights Agreement will terminate on the earlier of (i) the fifth (5th) anniversary of the date of the A&R Registration Rights Agreement and (ii) with respect to any holder of Registrable Securities, the date on which such holder no longer holds Registrable Securities.

•        Liquidated Damages:    Subject to certain exceptions, if (A) the Shelf Registration Statement has not been filed by the Filing Deadline (as defined in the A&R Registration Rights Agreement), (B) the Shelf Registration Statement has not been declared effective by the Effectiveness Deadline (as defined in the A&R Registration Rights Agreement), or (C) at any time on or after the Effectiveness Deadline the Shelf Registration Statement (or any subsequent Shelf Registration Statement covering Registrable Securities) ceases to be effective or unusable for the public resale of Registrable Securities for more than fifteen (15) consecutive Business Days or for more than an aggregate of forty-five (45) Business Days in any twelve (12) month period (each such event, a “Registration Default”), then, as liquidated damages and not as a penalty, New Pasqal shall pay to each Investor an amount in cash (the “Liquidated Damages”) equal to 1.00% of the aggregate amount paid pursuant to the SPA by such Investor for its securities thereunder then held by such Investor for each 30-day period or pro rata for any portion thereof during which the failure continues; provided that such Liquidated Damages to any Investor may not exceed, in the aggregate, 7.5% of the aggregate purchase price paid by such Investor to New Pasqal under the SPA.

The form of the A&R Registration Rights Agreement is attached to this proxy statement/prospectus as Annex G.

Securities Purchase Agreement

In connection with the transactions contemplated by the Business Combination Agreement, Bleichroeder, Merger Sub and certain investors entered into a securities purchase agreement dated as of March 4, 2026 and as amended on May 23, 2026, pursuant to which Investors have agreed, among other things subject to certain conditions, to subscribe $312.5 million aggregate principal amount of senior unsecured convertible bonds convertible into New Pasqal Ordinary Shares and receive warrants to subscribe up to a number of New Pasqal Ordinary Shares equal to 125% of the total number of New Pasqal Ordinary Shares into which the Senior Unsecured Convertible Bonds are initially convertible at an exercise price of $12.00 per New Pasqal Ordinary Share, subject to adjustments provided in the March 2026 SPA at the closing of the Business Combination, for an aggregate subscription price of $250.0 million, reflecting a 20% original issue discount in a private placement. Each of the Investment Warrants will be immediately exercisable upon issuance and will expire five years from the date of Closing. The closing of the Investment shall occur substantially concurrent with the Closing. In accordance with the French Commercial Code, the Senior Unsecured Convertible Bonds will be issued pursuant to the Terms and Conditions (termes et conditions des obligations convertibles en actions ordinaires) attached to New Pasqal’s shareholders decision issuing the Senior Unsecured Convertible Bonds, and the Investment Warrants will be issued pursuant to the Terms and Conditions (termes et conditions des bons de souscriptions d’actions) attached to New Pasqal’s shareholders decision issuing the Investment Warrants.

Ranking:    The Senior Unsecured Convertible Bonds shall rank senior to the New Pasqal Ordinary Shares and any other class or series of capital stock of New Pasqal currently existing or hereafter authorized, classified or reclassified by New Pasqal, and junior and subordinated to other unsecured and unsubordinated obligations of New Pasqal.

Bondholders Representative:    Holders of the Senior Unsecured Convertible Bonds shall be organized as Masse. The Masse shall be governed by the provisions of the French Code de commerce and will act in part through a bondholders representative (representant de la masse) and in part through collective decisions of the Convertible Bondholders, whether by general meetings or written consultations as permitted under Article L. 228-46-1 of the French Commercial Code. Any reasonable and documented costs or expenses incurred by the holders of the Senior Unsecured Convertible Bonds in connection with the operation and consultation of the Masse shall be reimbursed by New Pasqal upon presentation of the relevant invoices.

Interest Payments:    The Senior Unsecured Convertible Bonds shall bear from their issuance until they are converted or redeemed, interests payable in cash on a semi-annual basis at a rate equal to 10%. However, if a payment in cash has not been made on a semi-annual payment date, payment on the next semi-annual payment date shall be in PIK at a rate of 12% payable and compounded annually from the last payment date on which a payment in cash has been made.

Liquidation Preference:    Upon any liquidation or deemed liquidation event, the holders of Senior Unsecured Convertible Bonds will be entitled to receive out of the available proceeds, before any distribution is made to holders of common stock or any other junior securities, an amount equal to 100% of the Accrued Value (as defined in the Senior Unsecured Convertible Bonds Terms and Conditions). Thereafter, the holders of Senior Unsecured Convertible Bonds will be entitled to receive their pro rata share of the remaining available proceeds available for distribution to bondholders, pro rata based on the number of Ordinary Shares held by each such holder, including all Ordinary Shares converted and all Ordinary Shares issuable upon conversion immediately prior to such liquidation, dissolution or winding up of New Pasqal.

Protective Provisions:    For as long as 10% of the Senior Unsecured Convertible Bonds issued as of the Closing are held by Inflection Point Asset Management LLC and certain other holders of the Senior Unsecured Convertible Bonds, New Pasqal shall not, without the affirmative vote or action of the Masse, take any of the following actions: (i) liquidate, dissolve or wind up the affairs of New Pasqal, or commence or consent to any bankruptcy proceeding relating to New Pasqal (to the extent permitted under French law); (ii) amend, alter, or repeal any provision of the bylaws, the Senior Unsecured Convertible Bonds Terms and Conditions in a manner that materially and adversely affects the powers, preferences or rights given to the holders of the Senior Unsecured Convertible Bonds; (iii) create or authorize the creation of or issue any other equity security or security convertible into or exercisable for any equity security unless such security ranks junior to the Senior Unsecured Convertible Bonds with respect to its rights, preferences and privileges, or increase the aggregate amount of the Senior Unsecured Convertible Bonds accordingly; (iv) pay any cash dividend or redeem any equity or equity-linked security prior to repayment in full, redemption or conversion of the Senior Unsecured Convertible Bonds into New Pasqal Ordinary Shares, other than stock repurchased at cost from former employees and consultants in connection with the cessation of their service or pursuant to the terms of any equity incentive plan of New Pasqal; (v) enter into any transaction with an affiliate, other than the issuance of equity or awards to eligible participants under New Pasqal’s incentive plan, equity plan or equity-based compensation plan, or with respect to employment, consulting or award agreements with respect to executive officers of New Pasqal, in each case regardless of whether such person (or such person’s affiliates) would be considered an affiliate of New Pasqal; or (vi) incur or guarantee any new indebtedness, including secured and/or senior debt, other than equipment leases or trade payables incurred in the ordinary course of business; provided, however, that the Senior Unsecured Convertible Bonds shall not be considered indebtedness for purposes of this calculation. The Company will promptly deliver written notice to the Senior Unsecured Convertible Bonds of the occurrence of any breach or default of the foregoing, each of which shall be considered as an event of default unless, if curable, it has not been cured within five business days of formal notice sent by registered letter with acknowledgement of receipt (lettre recommandée avec accusé de reception) or by bailiff service (notification par commissaire de justice).

Optional Conversion:    Each Convertible Bond may be converted into New Pasqal Ordinary Shares at any time at the option of the holder at a rate equal to the then-Accrued Value, divided by the then-applicable conversion price. The conversion price will initially be $12.00, subject to adjustments for stock dividends, stock splits, combinations, reclassifications and similar events and customary anti-dilution adjustments, including with respect to future issuances or sales of New Pasqal Ordinary Shares at prices less than the conversion price then in effect. In addition, on the date that is six months after the Closing, if the 20-day volume-weighted average price of the New Pasqal Ordinary Shares is less than the conversion price then in effect, the conversion price will be adjusted to the greater of (i) such volume weighted average price and (ii) $7.80.

Redemption Rights:    Unless prohibited by applicable law governing distributions to shareholders, the Senior Unsecured Convertible Bonds shall be redeemable at the option of each holder of Senior Unsecured Convertible Bonds commencing any time after the 5th anniversary of the Closing at a price equal to the Accrued Value. New Pasqal shall elect to settle with (i) cash from distributable amounts in accordance with article L. 232-11 of the French Commercial Code; (ii) cash proceeds from a new issue of equity securities carried out for the purpose of such redemption; (iii) New Pasqal Ordinary Shares on a price per share basis at least 20.0% lower than the last closing price immediately preceding the issuance of notice pursuant to which New Pasqal has elected its settlement method; or (iv) a combination thereof.

Call Rights:    Unless prohibited by applicable law governing distributions to shareholders, all or a portion of the Senior Unsecured Convertible Bonds shall be redeemable at the option of New Pasqal commencing any time (i) prior to the first anniversary of the Closing at a price equal to the 150% of the Accrued Value, (ii) on or after the 1st anniversary but prior to the 2nd anniversary of the Closing at a price equal to the 140% of the Accrued Value, (iii) on or after the second anniversary of the Closing but prior to the third anniversary of the Closing at a price equal to the 130% of the Accrued Value, (iv) on or after the third anniversary of the Closing but prior to the fourth anniversary of the Closing at a price equal to the 120% of the Accrued Value, (v) on or after the fourth anniversary of the Closing but prior to the 5th anniversary of the Closing at a price equal to the 110% of the Accrued Value, or (vi) on or after the fifth anniversary of the Closing at a price equal to the 100% of the Accrued Value.

Investment Warrants:    At the closing of the March 2026 Financing, the Investors will receive Investment Warrants to purchase New Pasqal Ordinary Shares. The Investment Warrants will be immediately exercisable upon issuance at Closing and will expire five years from the date of Closing. The Investment Warrants include customary cash and cashless exercise provisions. Each Investment Warrant is initially exercisable at $12.00 per New Pasqal Ordinary Share, subject to the same anti-dilution and other adjustments as the Senior Unsecured Convertible Bonds.

Warrant Redemption:    Commencing on the one year anniversary of the Closing, New Pasqal may redeem all outstanding Investment Warrants, in whole and not in part, at any time, upon prior written notice of redemption, at the price of €         per Warrant, if, and only if, the last reported sale price of the New Pasqal Ordinary Shares underlying such Investment Warrants equals or exceeds $18.00 per share for any 20 trading days within a 30-trading day period, and subject to certain other conditions.

Investment Warrants Representative:    Holders of Investment Warrants shall be organized as a Warrants Masse. The Warrants Masse shall be governed by the provisions of the French Code de commerce and will act in part through a representative (representant de la masse) and in part through collective decisions of the Convertible Bondholders, whether by general meetings or written consultations as permitted under Article L. 228-46-1 of the French Commercial Code.

Inflection Point Designation Rights:    In connection with the March 2026 Financing, Bleichroeder and the Sponsor agreed to provide the IP Investors led by Inflection Point, the right to designate an IP nominee to be included as one of the directors that Bleichroeder is entitled to designate to the New Pasqal Board at the Closing (the “Designation Right”) under the Business Combination Agreement. Each of Bleichroeder and the Sponsor agreed to take all actions within its respective power, including voting (or causing to be voted) any securities of Bleichroeder or New Pasqal over which it exercises voting control, and to exercise all rights it may have under the Business Combination Agreement, any organizational documents, any investor rights or similar agreement, or otherwise, to designate the IP Nominee to the New Pasqal Board.

Director Independence

So long as Bleichroeder obtains and maintains a listing for its securities on Nasdaq, a majority of its board of directors generally must be independent, subject to certain limited exceptions set forth under the rules of Nasdaq. An “independent director” is defined generally as a person who in the opinion of the company’s board of directors, has no material relationship with the listed company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the company). The Bleichroeder Board determined that Mr. Theysset, Mr. Nyssen, Ms. Rasigni and Ms. Savitt are each an “independent director” as defined in the Nasdaq listing standards and applicable SEC rules. The Bleichroeder independent directors have regularly scheduled meetings at which only independent directors are present.

Legacy Pasqal Related Person Transactions

Service Agreement with Wasiq Bokhari

On September 8, 2023, a subsidiary of Legacy Pasqal entered into a service agreement with Mr. Wasiq Bokhari, who has served as Legacy Pasqal’s chairman since January 2024. Pursuant to the agreement, Dr. Bokhari provided advisory services to Legacy Pasqal and its subsidiaries, including corporate growth strategy, fundraising assistance and operational support. Compensation under the agreement was $10,000 per week. The agreement included a non-compete provision prohibiting Dr. Bokhari, for six months following termination, from working with or for any competitor of Legacy Pasqal. This service agreement was terminated effective as of the date of Mr. Bokhari’s appointment as mandataire social on October 29, 2025.

Stock Appreciation Rights

From December 23, 2019 to December 11, 2025, Pasqal SAS entered into certain share appreciation rights (“SAR”) agreements (the “SAR Agreements”) with certain Pasqal SAS’ employees and employees of Pasqal SAS’ subsidiaries. In connection with the Business Combination, from [•], 2026 to [•], 2026, Legacy Pasqal entered into the amendments to the SAR Agreements to provide that (i) the reference securities used to calculate the appreciation payable upon a qualifying liquidity event, as defined therein, is Legacy Pasqal’s securities, and (ii) the qualifying liquidity events, as defined therein, that trigger payment under the SAR Agreements are liquidity events occurring at the level of Legacy Pasqal. Each SAR award is subject to a four-year vesting schedule, and certain SAR awards are subject to additional performance-based vesting conditions set forth therein.

Company Support Agreement

Concurrently with the execution of the Business Combination Agreement, certain shareholders of Pasqal entered into a company support agreement (the “Company Support Agreement”) with Bleichroeder, Legacy Pasqal and Merger Sub, pursuant to which each such shareholders agreed to, among other things, (i) vote in favor of the Business Combination Agreement, the Mergers, and each other proposal related to the Business Combination, and against any alternative transactions or agreements that would reasonably be expected to prevent, impede, interfere with, delay, postpone or adversely affect the Business Combination, (ii) be bound to certain transfer restrictions with respect to its shares and other equity securities of Pasqal prior to the expiration of the Company Support Agreement, and (iii) vote in opposition to any proposals for an Alternative Transaction (as defined in the Company Support Agreement). See “Certain Agreements Related to the Business Combination” in the accompanying proxy statement/prospectus for more information.

Shareholders Agreement

In connection with Pasqal SAS’ Series A and Series B rounds in 2021 and 2022, Pasqal SAS entered into certain shareholders’ agreements (“Series A and Series B SHAs”) with certain Pasqal SAS shareholders. The Series A and Series B SHAs have been terminated and are no longer in effect. In 2025, Pasqal SAS entered into a shareholders’ agreement in connection with its Series C round (“Series C SHA”).

On February 28, 2026, Legacy Pasqal entered into a shareholders’ agreement (“SHA,” together with the Series C SHA, the “Existing SHAs”) that provided certain rights to Legacy Pasqal shareholders including certain approval rights, restrictions on transfers, rights of first offer and refusal, tag-along rights, drag-along rights, observer rights and information rights. The Existing SHAs will terminate upon the consummation of the Business Combination.

BSPCEs

In connection with the Pasqal Reorganization, all 2019 BSPCE were exercised by their holders and then contributed their shares in Pasqal SAS to Legacy Pasqal. Furthermore, all 2021-1, 2021-2, 2022, 2024, 2025-1 and 2025-2 BSPCE at the level of Pasqal SAS were cancelled, and new BSPCE were issued by Legacy Pasqal and granted to the relevant beneficiaries.

New Pasqal Related Person Transactions

Business Allocation Agreement between Pasqal Holding SAS and Pasqal SAS

In connection with the Pasqal Reorganization, Pasqal SAS and Legacy Pasqal will enter into a business allocation agreement pursuant to which all activities relating to the development of core intellectual property or the production of next-generation hardware must be carried out within Pasqal SAS or its subsidiaries, and none of these activities carried out by Pasqal SAS may be transferred to a subsidiary of Pasqal SAS located outside France without the agreement of a strategic committee (the “Strategic Committee”) consisting of five members: the CEO of New Pasqal, the Chairman of Pasqal SAS, two members of the board of directors of New Pasqal, and a representative of Bpifrance. The agreement will have an initial term of 15 years, renewable at the request of either party for an additional period of 5 years.

Strategic Committee

In connection with the consummation of the Business Combination, a Strategic Committee will be established at Pasqal SAS pursuant to its articles of association, consisting of five members, including (i) the Chief Executive Officer of New Pasqal, (ii) Pasqal SAS’ President, (iii) two board members of New Pasqal and (iv) a representative of Bpifrance, one of Legacy Pasqal’s shareholders that will remain a shareholder of New Pasqal. The consent of the Strategic Committee will be required in connection with decisions relating to, among other things, changes to Pasqal SAS’ jurisdiction of incorporation, the sale of a major portion of intellectual property or assets to a non-French acquirer, the development of any intellectual property by Pasqal SAS filed outside of France, the license of any intellectual property by Pasqal SAS to any subsidiary of the Pasqal Group, any transfer to be made pursuant to the Business Allocation Agreement, any amendment to the Business Allocation Agreement, any production of critical parts that are not one generation behind outside of France, any amendment to the definition of core hardware technical activities subject to a firewall, and the ratification of the appointment of Pasqal SAS’ President.

Lock-Up Agreements

In connection with the Closing, New Pasqal, the Sponsor, certain shareholders of Legacy Pasqal, certain shareholders of Bleichroeder and certain directors and officers will enter into lock-up agreements (the “Lock-Up Agreements”), pursuant to which, among other things, each of the Lock-Up Parties will agree not to effect any sale or distribution of the New Pasqal Ordinary Shares held by such holder after the Closing until the earlier of (i) 180 days after the date on which the Closing occurs, (ii) the day after the date on which the closing price of the New Pasqal Ordinary Shares equals or exceeds $12.00 per share (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing after the date on which the Closing occurs, and (iii) the date on which New Pasqal consummates a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of New Pasqal’s shareholders having the right to exchange their shares for cash, securities or other property, subject to certain exceptions set forth in the Lock-Up Agreements. For additional information, see “Certain Agreements Related to the Business Combination — Lock-Up Agreements.”

Indemnification Agreements

We intend to enter into indemnification agreements with each of our executive officers and directors. The indemnification agreements will provide the indemnitees with contractual rights to indemnification, and expense advancement and reimbursement, to the fullest extent permitted under French law, subject to certain exceptions contained in those agreements.

Securities Purchase Agreement

Bpifrance Large Venture, one of Legacy Pasqal’s existing investors and an entity with representation on the New Pasqal Board, participated in the March 2026 Financing. For additional information regarding the terms of the Investment, see “Certain Agreements Related to the Business Combination — Securities Purchase Agreement.”

Policy Regarding Related Party Transactions After the Business Combination

Upon the closing of the Business Combination, New Pasqal intends to adopt a policy and procedures whereby its audit committee will be responsible for reviewing and approving related party transactions. In addition, New Pasqal’s Code of Ethics will require that all of our employees and directors inform New Pasqal of any material transaction or relationship that comes to their attention that could reasonably be expected to create a conflict of interest.

MANAGEMENT OF NEW PASQAL FOLLOWING THE BUSINESS COMBINATION

Unless the context otherwise requires, references in this section to “we”, “us”, and “our”, generally refer to New Pasqal from and after the Business Combination.

The following sets forth certain information, as of the date of this proxy statement/prospectus, concerning the persons who are expected to serve as directors and executive officers of New Pasqal following the consummation of the Business Combination. Each executive officer is appointed for such term as may be prescribed by the board of directors or until a successor has been chosen and qualified or until such officer’s death, resignation or removal. Unless otherwise indicated, the business address of all executive officers and directors is 24 Av. Emile Baudot, 91120 Palaiseau, France.

Name	Age	Position(s)
Dr. Wasiq Bokhari	56	Chief Executive Officer and Director
Dr. Loïc Henriet	35	Chief Technology Officer
[•]	[•]	Chief Financial Officer
Alain Aspect	78	Non-Executive Chairman of the Board
Georges-Olivier Reymond	50	Director
Michel Combes	64	Lead Independent Director
Barbara Dalibard	68	Director
Kathy Savitt	[•]	Director
[•]*	[•]	Director
[•]	[•]	Director
[•]	[•]	Director

____________

*        [•] serves on our Board of Directors as the permanent representative of Bpifrance, which was designated as a director pursuant to the Business Combination Agreement. Under French law, a legal entity (personne morale) serving as a director of a société anonyme must be represented by a permanent representative (représentant permanent) who is a natural person.

Executive Officers

Dr. Wasiq Bokhari will serve as Chief Executive Officer and a member of the board of directors of New Pasqal following the consummation of the Business Combination. Dr. Bokhari has served in various capacities at Legacy Pasqal including as President (Président) since March 2026, as Executive Chairman from January 2024 to March 2026 and as an advisor to the Legacy Pasqal Board and chief executive officer from September 2023 to January 2024. Dr. Bokhari also served as the Chief Technology Officer and Chief Product Officer in Residence at TONOMUS, the digital division of NEOM, from August 2023 until October 2024. Prior to that, Dr. Bokhari served as the Director and Chief Executive Officer of Strategic Initiatives at Amazon from May 2017 until June 2022, where he led a 300-person team to build and scale live-streamed marketplaces, consumer devices, and real-time machine learning solutions for video optimization, and played a pivotal role in initiating Amazon’s foray into quantum computing. Before Amazon, Dr. Bokhari served at Google, where he led moonshot initiatives in smart cities, including the creation of Sidewalk Labs. Prior to Google, Dr. Bokhari served as a partner at Draper Nexus, a venture capital firm focused on cutting-edge technology ventures, and as an Entrepreneur in Residence at New Enterprise Associates (NEA) focusing on deep technology investments. Earlier in his career, Dr. Bokhari founded a series of technology companies spanning enterprise middleware, chemical and biological threat detection sensors, inkjet-printed photodiodes for diagnostics, and a robotics-based tracking system for large scale solar projects, which was acquired by SolarCity (now Tesla). Prior to his entrepreneurial career, he was a faculty member in the department of physics at the University of Pennsylvania. Dr. Bokhari holds a Ph.D. in Physics and dual undergraduate degrees in Mathematics and Physics from the Massachusetts Institute of Technology. His Ph.D. thesis was one of the discovery modes of the top quark at Fermilab.

We believe Dr. Bokhari’s perspective, technical expertise, and institutional knowledge as Executive Chairman and President of Legacy Pasqal, together with his extensive experience in quantum computing and deep technology, qualify him to serve as a director.

Dr. Loïc Henriet will serve as Chief Technology Officer of New Pasqal following the consummation of the Business Combination. Dr. Henriet served as Chief Executive Officer of Legacy Pasqal until March 2026, where he was directly responsible for Legacy Pasqal’s hardware and software technological developments as well as its overall operations. As one of its earliest employees, he served as Head of Quantum Software and Applications from June 2019 to November 2021 and later served as Chief Technology Officer from November 2021 to February 2024. Dr. Henriet has also served on the board of directors of Legacy Pasqal. Dr. Henriet holds an engineering degree and a Ph.D. in theoretical quantum physics from École Polytechnique. He is also an alumnus of The Institute of Photonic Sciences.

Board of Directors

Alain Aspect will serve as Non-Executive Chairman of the New Pasqal Board following the consummation of the Business Combination. Mr. Aspect is one of the founders of Legacy Pasqal and currently serves as Chair of Legacy Pasqal’s Scientific Advisory Board, a position he has held since 2023. Mr. Aspect also served as a scientific advisor of Legacy Pasqal from 2019 to 2024. Prior to his work at Pasqal, Mr. Aspect served as a member of the board of Essilor between 2004 and 2013. Mr. Aspect is a Professor at the Institut d’Optique — Université Paris-Saclay, a professor at École Polytechnique (Institut Polytechnique de Paris) emeritus, a CNRS senior researcher emeritus, and is a member of the French Academy of Sciences and the French Academy of Technologies. Mr. Aspect is co-recipient of the 2022 Nobel Prize in Physics for his experimental work on Bell inequalities, probing the foundations of quantum physics “and pioneering quantum information science”. He is a member of several national science academies, including those of Austria, Belgium, France, the United Kingdom, and the United States. Mr. Aspect’s awards include the French National Centre for Scientific Research gold medal (2005), the Wolf Prize (2010), the Niels Bohr International Gold Medal (2013), the Albert Einstein medal (2013), the UNESCO Niels Bohr Gold Medal (2013), and the Balzan Prize for Quantum Information Processing and Communication (2013). Mr. Aspect is an alumnus of ENS Cachan and earned his Ph.D. in physics at the Institut d’Optique — Université d’Orsay (now Université Paris-Saclay).

We believe Professor Aspect’s contributions to quantum physics, including his Nobel Prize-winning research, and his role as a co-founder of Legacy Pasqal qualify him to serve as Non-Executive Chairman.

Georges-Olivier Reymond will serve as a director of New Pasqal following the consummation of the Business Combination. Mr. Reymond is one of the founders of Legacy Pasqal and has served as Legacy Pasqal’s Chief Strategic Alliances Officer since April 2025. As Chief Strategic Alliances Officer, he plays a key role in forging strategic partnerships and implementing quantum programs with major global clients. Since September 2025, Mr. Reymond has also served as a director and General Manager of Pasqal Canada Inc., and as a director of Aeponyx Enterprises Inc., both of which are subsidiaries of Legacy Pasqal. Mr. Reymond previously served as Chief Executive Officer of Legacy Pasqal from its founding in March 2019 until April 2025 and as chairman of the Legacy Pasqal Board of Directors from April 2021 until April 2025. Prior to founding Legacy Pasqal, Mr. Reymond held leadership roles in R&D and project management at UnitySC and Safran, where he specialized in bringing advanced technologies from research to commercialization. Mr. Reymond holds a Ph.D. in Quantum Physics from Université Paris-Sud, where, under the supervision of Philippe Grangier, he pioneered neutral atom technology for quantum computing. In 2025, he received the Yves Rocard Award from the French Society of Physics for outstanding technology transfer.

We believe Mr. Reymond’s expertise in quantum computing, his role as a co-founder of Legacy Pasqal, and his experience leading the company as its Chief Executive Officer qualify him to serve as a director.

Michel Combes will serve as a director of New Pasqal following the consummation of the Business Combination. Since June 2022, Mr. Combes has served as Executive Chairman and Chief Executive Officer of Brightspeed, a broadband services company. Mr. Combes previously served as Chief Executive Officer and President of SoftBank Group International from June 2020 to June 2022, and President and Chief Executive Officer of Sprint (formerly NYSE: S) from January 2018 until April 2020. His prior leadership roles also include Chief Executive Officer of Altice N.V., Chief Executive Officer of Alcatel-Lucent (formerly NYSE: ALU), Chief Executive Officer of Vodafone Europe, Chairperson and Chief Executive Officer of TDF Group, and Chief Financial Officer and senior executive vice president of France Telecom. Mr. Combes has served on the board of directors of F5, Inc. (NASDAQ: FFIV), Philip Morris International Inc. (NYSE: PM), Etisalat (AED: EAND), SoFi Technologies, Inc. (NASDAQ: SOFI), WeWork Inc. (formerly NYSE: WE), and several private companies. Mr. Combes received an M.S. degree from École Polytechnique with a focus in engineering and a doctorate from Paris Dauphine University.

We believe Mr. Combes’s experience as a senior executive of major global technology and telecommunications companies, including his significant public company board experience, qualifies him to serve as a director.

Barbara Dalibard will serve as a director of New Pasqal following the consummation of the Business Combination. From 2016 to 2021, Ms. Dalibard served as Chief Executive Officer of SITA, the world’s largest IT provider to the air transport industry, where she led innovation in global baggage, border, and aircraft systems. Prior to SITA, Ms. Dalibard served as Chief Executive Officer of SNCF Voyageurs from 2010 to 2016, managing France’s passenger rail services and launching the OUIGO low-cost train network. Earlier in her career, Ms. Dalibard held senior technology and telecommunications roles at France Télécom and Orange, including serving as CEO of Orange Business Services, where she expanded enterprise telecom and IT services across 220 countries, and as head of Alcanet International, an Alcatel subsidiary. Ms. Dalibard is the Chair of the Michelin Supervisory Board (Euronext Paris: ML) and has been a board member since 2008. She has served on the board of directors of Rexel S.A. (Euronext Paris: RXL) since 2021. She has also served as a board member of Devoteam since 2021 and ATC Europe since 2024. She also holds a seat on the Académie des Technologies. Ms. Dalibard holds dual master’s degrees from Télécom ParisTech and École Normale Supérieure and is an honorary Corps des Mines engineer. She is an Officer of the Légion d’honneur and the Ordre national du Mérite and holds an Honorary Doctorate from École Polytechnique de Montréal.

We believe Ms. Dalibard’s executive leadership experience in technology and her board experience across multiple industries qualify her to serve as a director.

Kathy Savitt will serve as a director of New Pasqal following the consummation of the Business Combination. Since June 2025, Ms. Savitt has served as Chief Executive Officer of Curology, Inc., a personalized skincare company, and since January 2016 she has served as co-founder and general partner of Perch Partners, a strategic growth and marketing firm. Ms. Savitt previously served as President and Chief Business Officer of Boom Supersonic, a private designer of supersonic airliners, from 2020 to March 2024. Prior to Boom Supersonic, Ms. Savitt served as Chief Marketing and Media Officer at Yahoo! (NYSE: AABA) from 2012 to 2015. Earlier in her career, Ms. Savitt held senior leadership marketing roles at Amazon.com, Inc. (NASDAQ: AMZN) from 2002 to 2006 and at American Eagle Outfitters, Inc. (NYSE: AEO) from 2009 to 2012. Ms. Savitt also previously served as Founder and Chief Executive Officer of Lockerz, an international social commerce website, and as co-founder and president of MWW/Savitt (part of the MWW Group). Ms. Savitt has served as a director of the blank check company Inflection Point Acquisition Corp. IV (NASDAQ: BACQ) since November 2024. Since May 2025, she has also served as a director of EGH Acquisition Corp. (NASDAQ: EGHA), a blank check company which completed its initial public offering in May 2025. Ms. Savitt’s public company board experience also includes serving as Chairperson of Volta Charging, Inc. (NYSE: VLTA) from 2018 to 2023, including as lead independent director upon the company’s going public and then as Chairperson until the company’s sale in 2023, and as a director of Alaska Air Group, Inc. (NYSE: ALK) from 2014 to 2017 and Build-A-Bear Workshop, Inc. (NYSE: BBW) from 2009 to 2011. Ms. Savitt holds a Bachelor of Arts from Cornell University.

We believe Ms. Savitt’s senior executive operating experience across technology-driven businesses and her public company board and governance experience qualify her to serve as a director.

Appointment of Directors

New Pasqal will initially have a nine-member board. Six seats are jointly nominated by Bleichroeder and Legacy Pasqal:

•        Alain Aspect — non-executive chair

•        Michel Combes — lead independent director and member of the audit committee

•        Wasiq Bokhari — chief executive officer

•        Georges-Olivier Reymond — director

•        Barbara Dalibard — chair of the nominating and governance committee

•        Kathy Savitt — member of the audit committee

The remaining three seats are filled as follows:

•        Bpifrance may, but is not required to, name one director (which may be an entity represented by an individual if Nasdaq rules allow).

•        EIC Fund may, but is not required to, name one director.

•        One additional independent director may be nominated by either Bleichroeder or Legacy Pasqal, but the nominee must be mutually agreed by both parties (with Supervisory Board approval). That person will chair the remuneration committee and serve as a member of the nominating and governance committee.

Regardless of who nominates them, at least five of the nine directors must be French or other European citizens who are not U.S. residents.

In connection with the Investment, Bleichroeder and the Sponsor agreed to provide certain IP Investors led by Inflection Point, a member of Bleichroeder Manager 2 LLC, the Sponsor’s managing member, the Designation Right — the right to designate the IP Nominee to be included as one of the directors that Bleichroeder is entitled to designate to the New Pasqal Board at the Closing under the Business Combination Agreement. Each of Bleichroeder and the Sponsor agreed to take all actions within its respective power, including voting (or causing to be voted) any securities of Bleichroeder or New Pasqal over which it exercises voting control, and to exercise all rights it may have under the Business Combination Agreement, any organizational documents, any investor rights or similar agreement, or otherwise, to designate the IP Nominee to the New Pasqal Board.

The Designation Right becomes effective upon the execution and delivery of the binding definitive agreements (“Financing Agreements”) to invest not less than $150 million in the aggregate in New Pasqal Ordinary Shares and automatically terminates, without any further action by any party, upon the earliest to occur of (a) the Closing (at which time the IP Nominee shall have been appointed to the New Pasqal Board), (b) the termination of the Financing Agreements in accordance with their terms, and (c) the termination of the Business Combination Agreement in accordance with its terms. For the avoidance of doubt, the Designation Right does not create any independent right of the IP Investors to represent on the New Pasqal Board and solely functions to obligate Bleichroeder and the Sponsor to allocate one of their existing director designation rights in favor of the IP Designee.

Family Relationships

There are no family relationships among any of New Pasqal’s executive officers or directors.

Foreign Private Issuer Exemption

As a “foreign private issuer,” as defined by the SEC, New Pasqal is permitted to follow home country corporate governance practices, instead of certain corporate governance practices required by Nasdaq for U.S. domestic issuers other than with respect to certain voting and committee requirements.

New Pasqal intends to take all actions necessary for it to maintain compliance as a foreign private issuer under the applicable corporate governance requirements of the Sarbanes-Oxley Act, the rules adopted by the SEC and the Nasdaq corporate governance rules and listing standards.

Certain corporate governance practices in France, which is New Pasqal’s home country, may differ significantly from Nasdaq corporate governance listing standards. Among other things, New Pasqal is not required to have:

•        a majority of the board of directors consist of independent directors;

•        a compensation committee consisting of independent directors;

•        a nominating and governance committee consisting of independent directors; or

•        regularly scheduled executive sessions with only independent directors each year.

Although not required and as may be changed from time to time, New Pasqal intends to have, as of the consummation of the Business Combination, a majority independent board of directors, an independent compensation committee and an independent nominating and governance committee.

Government Oversight

Our business is subject to certain restrictions and oversight as a result of our relationship with the French State and our corporate governance structure. Bpifrance, the French public investment bank, is a shareholder of ours, and will have representation on the New Pasqal Board.

In accordance with French law, certain matters, such as the transfer of all or most of the intellectual property owned by Pasqal, the sale of all or most of the significant assets of Pasqal, or changes to the jurisdiction of incorporation of Pasqal require approval from the shareholders of Pasqal (including Bpifrance).

In addition to the French Law restrictions detailed above, certain strategic decisions affecting Pasqal’s business operations are subject to the prior approval of a strategic committee established at the level of Pasqal SAS consisting of five members, including (i) the Chief Executive Officer of New Pasqal, (ii) Pasqal SAS’ Président, (iii) two board members of New Pasqal and (iv) a representative of Bpifrance, one of Legacy Pasqal’s shareholders that will remain a shareholder of New Pasqal. The consent of the Strategic Committee will be required in connection with decisions relating to, among other things, changes to Pasqal SAS’ jurisdiction of incorporation, the sale of a major portion of intellectual property or assets to a non-French acquirer, the development of any intellectual property by Pasqal SAS filed outside of France, the license of any intellectual property by Pasqal SAS to any subsidiary of Pasqal, any transfer to be made pursuant to the Business Allocation Agreement, any amendment to the Business Allocation Agreement, any production of critical parts that are not one generation behind outside of France, any amendment to the definition of core hardware technical activities subject to a firewall, and the ratification of the appointment of Pasqal SAS’ President.

Furthermore, Pasqal’s operations will be governed by a business allocation agreement between Pasqal SAS and New Pasqal, which will establish a framework for the segregation of operations and activities within Pasqal, including the allocation of research and development and hardware activities to Pasqal SAS or its subsidiaries. The business allocation agreement is intended to ensure compliance with French sovereignty and national security requirements, and any amendment to the business allocation agreement will require the approval of the strategic committee of Pasqal SAS, which will include a representative of BPI.

See “Risk Factors — Risks Related to Litigation and Government Regulation — Pasqal may experience delays or limitations in strategic decision-making due to governance structure and restrictions under French law.”

Independence of our Board of Directors

New Pasqal currently expects that upon consummation of the Business Combination, five of its nine directors will be independent directors and the New Pasqal Board will have an independent audit committee, compensation committee and nominating and governance committee. We anticipate that            ,            ,            ,             and will be “independent directors,” as defined in Nasdaq listing standards and applicable SEC rules.

Composition of the Board of Directors

Lead Independent Director

Our board of directors has appointed Mr. Combes to serve as our Lead Independent Director. As Lead Independent Director, Mr. Combes has the following roles and responsibilities:

•        calling meetings of our independent directors as may be necessary from time to time;

•        presiding executive sessions of our independent directors;

•        advising our Chief Executive Officer and other members of senior management on business strategy and leadership development, as appropriate;

•        serving as principal liaison between our independent directors and our Chief Executive Officer and Chairman;

•        discussing any significant conclusions or requests arising from the independent director sessions with our Chief Executive Officer or Chairman, and otherwise communicating from time to time with our Chief Executive Officer and Chairman;

•        disseminating information to the rest of our board of directors as appropriate;

•        being available, as appropriate, for communication with shareholders;

•        providing leadership to our board of directors if circumstances arise in which the role of our Chief Executive Officer or Chairman may be, or may be perceived to be, in conflict;

•        reviewing and approving agendas and meeting schedules to assure that there is sufficient time for discussion of all agenda items, and information provided to our board of directors; and

•        performing other duties as may be, from time to time, set forth in our bylaws or requested by our board of directors to assist it in the fulfillment of its responsibilities, by individual directors, by our Chief Executive Officer or by our Chairman.

Our board leadership structure allows us to leverage the experience of our Chief Executive Officer, expertise and long-term perspective of our Chairman and the independent perspective of our Lead Independent Director. We believe that this structure, combined with our strong committee system, meets the current corporate governance needs and oversight responsibilities of the board of directors.

Committees of the Board of Directors

Our board of directors will direct the management of its business and affairs, as provided by French law, and will conduct its business through meetings of the board of directors and standing committees. New Pasqal will have a standing audit committee, compensation committee and nominating and governance committee, which will operate under their respective written charters. Our board of directors may from time to time establish other committees.

In addition, from time to time, special committees may be established under the direction of the board of directors when the board of directors deems it necessary or advisable to address specific issues. Following the Business Combination, current copies of New Pasqal’s committee charters will be posted on our website, www.pasqal.com as required by applicable SEC and Nasdaq rules. The information on or available through any of such website is not deemed incorporated in this proxy statement/prospectus and does not form part of this proxy statement/prospectus.

Audit Committee

New Pasqal will adopt an audit committee charter, which details the principal functions of the audit committee, including:

•        monitoring the independence of the independent registered public accounting firm;

•        verifying the rotation of the lead (or coordinating) audit partner having primary responsibility for the audit and the audit partner responsible for reviewing the audit as required by law;

•        inquiring and discussing with management our compliance with applicable laws and regulations;

•        pre-approving all audit services and permitted non-audit services to be performed by our independent registered public accounting firm, including the fees and terms of the services to be performed;

•        appointing or replacing the independent registered public accounting firm;

•        determining the compensation and oversight of the work of the independent registered public accounting firm (including resolution of disagreements between management and the independent registered public accounting firm regarding financial reporting) for the purpose of preparing or issuing an audit report or related work

•        establishing procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or reports which raise material issues regarding our financial statements or accounting policies;

•        monitoring compliance with our Code of Conduct, including reviewing the adequacy and effectiveness of our procedures to ensure proper compliance; and

•        reviewing and approving all payments made to our existing shareholders, executive officers or directors and their respective affiliates. Any payments made to members of our audit committee will be reviewed and approved by our board of directors, with the interested director or directors abstaining from such review and approval.

Compensation Committee

The Compensation Committee’s responsibilities will include, among other things:

•        reviewing and making recommendations to New Pasqal’s board regarding the compensation of New Pasqal’s non-executive directors;

•        reviewing and making recommendations to New Pasqal’s non-executive directors regarding the compensation of executive officers serving on New Pasqal’s board;

•        approving the compensation of New Pasqal’s senior management;

•        recommending changes to New Pasqal’s compensation policy, which will govern the compensation of New Pasqal’s non-executive directors, executive officers and senior management;

•        reviewing and reporting to New Pasqal’s board, development and succession plans for New Pasqal’s executive directors; and

•        overseeing New Pasqal’s equity incentive and benefit plans and human capital management function.

The charter will also provide that the Compensation Committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, legal counsel or other adviser and is directly responsible for the appointment, compensation and oversight of the work of any such adviser. However, before engaging or receiving advice from a compensation consultant, external legal counsel or any other adviser, the Compensation Committee will consider the independence of each such adviser, including in accordance with applicable regulations and Nasdaq listing standards.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee’s responsibilities will include, among other things:

•        identifying and recommending nominees for election by New Pasqal’s board;

•        evaluating New Pasqal’s board on its performance;

•        recommend changes to New Pasqal’s corporate governance framework and guidelines to New Pasqal’s board; and

•        overseeing New Pasqal’s environmental, social and governance policies and practices.

Code of Ethics

New Pasqal intends, prior to or concurrently with the listing of New Pasqal’s Ordinary Shares on Nasdaq, to adopt a Code of Conduct applicable to its directors, officers and employees, including its principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. New Pasqal seeks to conduct business ethically, honestly and in compliance with applicable laws and regulations. New Pasqal’s Code of Conduct sets out the principles and policies designed to guide its business practices with integrity, respect and dedication. Such principles encompass, without limitation, conflicts of interest, corporate opportunities, confidentiality, fair dealing, the protection and proper use of company assets, compliance with laws, rules and regulations, reporting of any illegal or unethical behavior, anti-corruption compliance and public communications. Any waivers of the code for executive officers or directors may be made only by New Pasqal’s board of directions, and will be disclosed in a manner consistent with the applicable rules or regulations of the SEC and Nasdaq, when applicable. New Pasqal expects that any substantive amendments to the Code of Conduct, or any waivers of its requirements, will be disclosed in New Pasqal’s annual report on Form 20-F. Following closing, the Code of Conduct will be posted on New Pasqal’s website. The information contained on, or that can be accessed through, New Pasqal’s website is not part of, and is not incorporated into, this proxy statement/prospectus.

Insider Participation

None of New Pasqal’s executive officers currently serve, or has served during the last year, as a member of the board of directors or compensation committee of any entity, other than New Pasqal, that has one or more executive officers who also serve as a member of our board of directors.

Indemnification Agreements

In connection with the closing of the Business Combination, New Pasqal intends to enter into agreements with its directors and executive officers to provide contractual indemnification. With certain exceptions and subject to limitations on indemnification under French law, these agreements will provide for indemnification for damages and expenses including, among other things, attorneys’ fees, judgments and settlement amounts incurred by any of these individuals in any action or proceeding arising out of his or her actions in that capacity.

Role of the Board in Risk Oversight

The audit committee of New Pasqal, which we will establish upon the consummation of the business combination, will be primarily responsible for overseeing the New Pasqal’s risk management processes on behalf of the New Pasqal Board. Going forward, we expect that New Pasqal’s audit committee will receive reports from management periodically regarding New Pasqal’s assessment of risks. In addition, New Pasqal’s audit committee will report regularly to the New Pasqal Board, which also considers New Pasqal’s risk profile. New Pasqal’s audit committee and the New Pasqal Board will focus on the most significant risks we face and New Pasqal’s general risk management strategies. While New Pasqal Board oversees New Pasqal’s risk management, management is responsible for day-to-day risk management processes. The New Pasqal Board expects management to consider risk and risk management in each business decision, to proactively develop and monitor risk management strategies and processes for day-to-day activities and to effectively implement risk management strategies adopted by New Pasqal’s audit committee and the New Pasqal Board. We believe this division of responsibilities is the most effective approach for addressing the risks we face and that the New Pasqal Board’s leadership structure, which also emphasizes the independence of New Pasqal Board in its oversight of its business and affairs, supports this approach.

EXECUTIVE COMPENSATION

For the purposes of this section, any reference to “Pasqal” shall be deemed to refer to Pasqal SAS and any reference to “Pasqal Holding” shall be deemed to refer to Pasqal Holding SAS.

Historical Corporate Officer Compensation

The aggregate amount expensed with respect to compensation paid, and benefits in kind granted, by Pasqal and its subsidiaries to the members of their respective management bodies for the year ended December 31, 2025, is described in the table below:

(In thousands of euros)
Short-term benefits:	[•]
Wages, salaries and allowances	[•]
Social security charges on salaries	[•]
Post-employment benefits	[•]
Additional benefit payments	[•]
Share-based payments	[•]
Total compensation	[•]

The above table reflects the aggregate amount expensed with respect to historical compensation paid by Pasqal and its subsidiaries for the year ended December 31, 2025 to the corporate officers of Pasqal during fiscal year 2025, The amounts reflected in the above table include annual compensation paid to the foregoing corporate officers in all their capacities, including, in certain instances, as employees or members of management bodies of subsidiaries of Pasqal.

Historical Director Compensation

Pasqal did not pay any compensation to its directors for the year ended December 31, 2025.

Historical Variable Compensation for Fiscal Year 2025

In fiscal year 2025, Pasqal provided corporate officers with quantitative variable compensation opportunities calculated based on achievement of [•].

Corporate officers’ variable compensation for the year ended December 31, 2025, is included in the table in the above section entitled “Historical Corporate Officer Compensation.”

Historical Equity Incentives

Pasqal’s directors and corporate officers held the following BSPCEs (both vested and unvested) as of December 31, 2025:

[•]

As described elsewhere in this proxy statement/prospectus, BSPCEs granted before consummation of the Business Combination will be assumed by New Pasqal and will grant the right to subscribe for New Pasqal Ordinary Shares, with the number of shares adjusted, as applicable, to reflect the Exchange Ratio set forth in the draft merger agreement setting forth terms and conditions of the Business Combination (the “Draft Merger Agreement”) under French law (the “Rollover BSPCEs”). Each Rollover BSPCE shall remain subject to the same terms and conditions as were applicable to the BSPCEs as of immediately prior to the Business Combination (including vesting, exercise period, and expiration date), except as otherwise provided by the Draft Merger Agreement or except as required by applicable law.

Stock appreciation rights (SARs)

Since 2022, Pasqal has granted stock appreciation rights (the “SARs”) to its employees and employees of its subsidiaries.

The SARs are not shares, equity securities, or any form of ownership interest in Pasqal, and do not confer any voting rights or entitlement to dividends. Rather, the SARs constitute a contractual right under which the beneficiaries may, upon the occurrence of certain events specified in the applicable SAR agreements, be entitled to receive a payment, the amount of which is calculated by reference to the increase in value of the relevant underlying shares.

The terms and conditions governing the grant, vesting, and exercise of the SARs, including any triggering events, are set out in the applicable SAR agreements.

As of December 31, 2025, [•] SARs remained outstanding.

A SAR agreement was entered into between Pasqal and Wasiq Bokhari, current Chief Executive Officer (Directeur Général), pursuant to which he was granted 20,000 SARs, each relating to the same number of issued ordinary shares with a nominal value of €0.10 in the share capital of Pasqal. The SARs were granted with a strike price of €74 per SAR.

The SAR agreements will be amended by way of an addendum with each beneficiary so that (i) the underlying share used for calculation purposes upon the occurrence of a liquidity event is a share of Pasqal Holding, and (ii) the liquidity events triggering the payment of the bonus are liquidity events occurring at the level of Pasqal Holding. All SARs are subject to usual vesting periods (over 4 years) and some of them include, in addition, performance vesting.

Executive Officer and Director Compensation Following the Closing of the Business Combination

Following the consummation of the Business Combination, New Pasqal intends to develop an executive compensation program that is designed to align compensation with New Pasqal’s short- and long-term business objectives and shareholder value growth, while enabling New Pasqal to attract, retain, incentivize, and reward individuals who contribute to the long-term success of New Pasqal. The policies of New Pasqal with respect to the compensation of its executive officers and following the Business Combination will be administered by the Board of Directors, within the limits of any authorization granted by the general meeting of New Pasqal shareholders, as applicable.

The New Pasqal Board may utilize the services of third parties from time to time in connection with the recruiting, hiring and determination of compensation awarded to executive employees.

Employment Agreements

Corporate Mandate Agreement of Wasiq Bokhari

New Pasqal will enter into a Corporate Mandate Agreement (the “Mandate Agreement”) with Mr. Wasiq Bokhari governing the terms and conditions of his appointment as Chief Executive Officer (Directeur Général). In consideration for the performance of his duties, Mr. Bokhari will receive an annual gross salary of EUR [•], payable in twelve equal monthly installments of EUR [•]. Professional expenses incurred in New Pasqal’s interest are reimbursed upon presentation of supporting documents, in accordance with applicable Company policies. The Mandate Agreement may be terminated under certain circumstances, including, by mutual agreement, for just cause by decision of the shareholders, by resignation of the CEO (subject to a one-month notice period, which may be reduced upon certain conditions) or upon the CEO’s death, incapacity for work or major disability. This summary is qualified in its entirety by reference to the full text of Mandate Agreement which is filed hereto as Exhibit [•].

New Pasqal may also enter into other corporate officer agreement with its other corporate officers. There are at this time no assurances that any such agreements with New Pasqal will be executed, and if so, what the terms and conditions of any such agreements would be.

Director Compensation

In connection with the Business Combination, it is anticipated that the New Pasqal Board will adopt a new non-employee director compensation policy to govern New Pasqal effective as of the Closing, the terms and conditions of which have not been determined as of the date of this proxy statement/prospectus. It is anticipated that the new policy will be designed to attract and retain high quality non-employee directors by providing competitive compensation.

DESCRIPTION OF NEW PASQAL’S SECURITIES

As a result of the Business Combination, Bleichroeder shareholders who receive New Pasqal Ordinary Shares in the Business Combination will become shareholders of New Pasqal. Your rights as shareholders of New Pasqal will be governed by the laws of France and the New Pasqal Articles of Association. The following description of the material terms of New Pasqal’s share capital, including New Pasqal Ordinary Shares to be issued in the Business Combination, reflects the anticipated state of affairs immediately upon completion of the Business Combination. We urge you to read the applicable provisions of French law and the New Pasqal Articles of Association carefully and in their entirety because they describe your rights as a holder of New Pasqal Ordinary Shares upon consummation of the Business Combination.

I.       Shares

A.     New Pasqal Ordinary Shares

New Pasqal’s Articles of Association will provide that the share capital will be divided into             . New Pasqal Ordinary Shares with a par value of             , fully paid up.

B.     Voting Rights

Except as otherwise provided by law, each holder of a New Pasqal Ordinary Share shall be entitled to vote on each matter submitted to a vote of shareholders and shall be entitled to one (1) vote for each New Pasqal Ordinary Share held of record by such holder as of the record date for determining shareholders entitled to vote on such matter.

Except as otherwise required by law or the New Pasqal Articles of Association, each holder of a New Pasqal Ordinary Share shall be entitled to one vote per share at all general meetings of shareholders.

French law and the New Pasqal Articles of Association currently do not impose any limitations on the rights of persons who are not residents of France to hold or vote shares solely as a result of such non-resident status.

C.     Dividend Rights

The payment terms for dividends approved by the general meeting of shareholders are determined by the general meeting of shareholders or, failing that, by the Board of Directors. However, cash dividends must be paid within a maximum of nine months after the close of the financial year, unless this period is extended by court order.

The ordinary general meeting of shareholders may grant each shareholder, for all or part of any dividend to be distributed, the option of receiving payment in cash or shares, in accordance with applicable law.

When a balance sheet prepared during or at the end of the financial year and certified by an auditor shows that New Pasqal, since the close of the previous financial year, after setting aside the necessary depreciation and provisions, and after deducting any prior losses and amounts to be allocated to reserves in accordance with applicable laws, regulations, or the bylaws, and taking into account retained earnings, has made a profit, interim dividends may be distributed before the financial statements for the year are approved. The amount of these advance payments cannot exceed the amount of the profit as defined above.

D.     Liquidation and Dissolution

Subject to applicable legal provisions, New Pasqal is in liquidation from the moment of its dissolution, regardless of the cause. The shareholders’ general meeting then determines the liquidation procedure and appoints the liquidator(s). New Pasqal’s legal personality continues for the purposes of its liquidation, until its completion.

After settlement of liabilities and reimbursement of capital, and in accordance with French law, any surplus shall be distributed among shareholders pro rata to their rights to profits, unless otherwise provided.

II.     Warrants

In connection with the Business Combination, immediately prior to the Reincorporation Merger Effective Time, the Warrant Agreement dated January 7, 2026, by and between Bleichroeder and Continental Stock Transfer & Trust Company will be amended (the “Warrant Amendment Agreement”) to include New Pasqal, as successor in interest to Bleichroeder, as a party and to provide that each whole warrant under the Warrant Amendment Agreement (a “New Pasqal Warrant”) entitles the registered New Pasqal Warrant holder to purchase one New Pasqal Ordinary Share at a price of $11.50 per share, subject to adjustment.

New Pasqal Warrants

There are currently outstanding an aggregate of 9,583,333 Bleichroeder public warrants and 7,750,000 Bleichroeder private placement warrants, which, following the consummation of the Business Combination, will be replaced by 17,333,333 New Pasqal Warrants issued by New Pasqal in accordance with the laws of France that govern security issuances by French companies. The New Pasqal Warrants will be governed by the laws of the State of New York.

Each New Pasqal Warrant may be exercised during the exercise period (the “Exercise Period”) commencing on the date that is thirty (30) days following the consummation of the Business Combination, and terminating on the earliest to occur of (x) 5:00 p.m., New York City time on the date that is five (5) years after the date on which the Business Combination is consummated, (y) the liquidation of New Pasqal, and (z) with respect to a redemption, 5:00 p.m., New York City time on the redemption date.

Redemption of warrants for cash when the price per ordinary share equals or exceeds $18.00

Once the New Pasqal Warrants become exercisable, New Pasqal may, at its option, redeem the outstanding New Pasqal Warrants:

•        in whole and not in part;

•        at a price of $0.01 per New Pasqal Warrant, in the case of a cash redemption;

•        upon a minimum of 30 days’ prior written notice of redemption to each warrant holder (the “Redemption Period”); and

•        if, and only if, the reported last sale price of New Pasqal Ordinary Shares equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations), for any 20 trading days within a 30 trading day period commencing at least 30 days after the completion of the Business Combination and ending on the third trading day prior to the date on which notice of redemption is given (the “Measurement Period”).

The right to exercise the New Pasqal Warrants will be forfeited unless the New Pasqal Warrants are exercised prior to the redemption date. On and after the redemption date, a record holder of a New Pasqal Warrant will have no further rights except to receive the redemption price for such holder’s New Pasqal Warrant upon surrender of such New Pasqal Warrant.

We will not redeem New Pasqal Warrants as described above unless (i) a registration statement under the Securities Act covering the sale of the New Pasqal Ordinary Shares issuable upon exercise of New Pasqal Warrants is effective and a current prospectus relating to those New Pasqal Ordinary Shares is available throughout the Measurement Period and the 30-day redemption period or (ii) we require holders to exercise the New Pasqal Warrants a “cashless basis” as described below.

If New Pasqal elects to redeem all New Pasqal Warrants on a “cashless basis,” each holder will be required to surrender their New Pasqal Warrants in exchange for the number of New Pasqal Ordinary Shares equal to the quotient obtained by dividing (x) the product of the number of New Pasqal Ordinary Shares underlying the New Pasqal Warrants, multiplied by the excess of the “Fair Market Value” (as defined below), over the warrant price by (y) the Fair Market Value. “Fair Market Value” means the average reported closing price of the New Pasqal Ordinary Shares for the ten trading days ending on the third trading day prior to the date on which the notice of redemption is sent to New Pasqal Warrant holders.

If the foregoing conditions are satisfied and New Pasqal issues a notice of redemption of the New Pasqal Warrants, each New Pasqal Warrant holder will be entitled to exercise his, her or its New Pasqal Warrant at any time prior to the redemption date. However, the price of the New Pasqal Ordinary Shares may fall below the $18.00 redemption trigger price (as may be adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a New Pasqal Warrant), as well as below the $11.50 (for whole shares) New Pasqal Warrant exercise price, after the redemption notice is issued.

No fractional New Pasqal Ordinary Shares will be issued upon exercise. If, upon exercise, a holder would be entitled to receive a fractional interest in a share, New Pasqal will round down to the nearest whole number of the number of New Pasqal Ordinary Shares to be issued to the holder. If, at the time of redemption, New Pasqal Warrants are exercisable for a security other than the New Pasqal Ordinary Shares pursuant to the Warrant Agreement as amended by the Warrant Amendment Agreement (for instance, if New Pasqal is not the surviving company in a merger), the New Pasqal Warrants may be exercised for such security. At such time as the New Pasqal Warrants become exercisable for a security other than the New Pasqal Ordinary Shares, New Pasqal (or the surviving company) will use its commercially reasonable efforts to register under the Securities Act the securities issuable upon the exercise of the New Pasqal Warrants.

Redemption Procedures at the option of a holder

A holder of a New Pasqal Warrant may notify New Pasqal in writing in the event it elects not to effect the exercise of such holder’s New Pasqal Warrant if giving effect to such exercise would result in such holder (together with its affiliates) or any “group” of which the holder or its affiliate is a member, would beneficially own more than 4.9% or 9.9% of the New Pasqal Ordinary Shares immediately after giving effect to such exercise.

Anti-Dilution Adjustments

1.      Share Capitalizations; Sub-division.    If the number of outstanding New Pasqal Ordinary Shares is increased by a share capitalization payable in New Pasqal Ordinary Shares, or by a sub-division of New Pasqal Ordinary Shares or other similar event, then on the effective date of such event, the number of New Pasqal Ordinary Shares issuable on exercise of each New Pasqal Warrant will increase in proportion to such increase in the outstanding New Pasqal Ordinary Shares.

2.      Aggregation of Shares.    If the number of outstanding New Pasqal Ordinary Shares is decreased by a consolidation, combination, reverse share sub-division or reclassification of New Pasqal Ordinary Shares or other similar event, then, on the effective date of such consolidation, combination, reverse share sub-division, reclassification or similar event, the number of New Pasqal Ordinary Shares issuable on exercise of each New Pasqal Warrant will decrease in proportion to such decrease in New Pasqal Ordinary Shares.

3.      Extraordinary Dividends.    If New Pasqal, at any time while the New Pasqal Warrants are outstanding and unexpired, pays a dividend or make a distribution in cash, securities or other assets to all or substantially all of the holders of New Pasqal Ordinary Shares other than (a) as described in subsection 1 above or (b) Ordinary Cash Dividends (as defined below) (any such non-excluded event being referred to herein as an “Extraordinary Dividend”), then the warrant price shall be decreased, effective immediately after the effective date of such Extraordinary Dividend, by the amount of cash and/or the fair market value (as determined by the Board, in good faith) of any securities or other assets paid on each New Pasqal Ordinary Share in respect of such Extraordinary Dividend. “Ordinary Cash Dividends” means any cash dividend or cash distribution which, when combined on a per share basis, with the per share amounts of all other cash dividends and cash distributions paid on the New Pasqal Ordinary Shares during the 365-day period ending on the date of declaration of such dividend or distribution (as adjusted pursuant to the Warrant Agreement) does not exceed $0.50 (being 5% of the offering price of the Units in the IPO) but only with respect to the amount of the aggregate cash dividends or cash distributions equal to or less than $0.50.

Solely for purposes of illustration, if New Pasqal, at a time while New Pasqal Warrants are outstanding and unexpired, pays a cash dividend of $0.35 and previously paid an aggregate of $0.40 of cash dividends and cash distributions on the New Pasqal Ordinary Shares during the 365-day period ending on the date of declaration of such $0.35 dividend, then the Warrant Price will be decreased, effectively immediately after the effective date of such $0.35 dividend, by $0.25 (the absolute value of the difference between $0.75 (the aggregate amount of all cash dividends and cash distributions paid or made in such 365-day period, including such $0.35 dividend) and $0.50 (the greater of (x) $0.50 and (y) the aggregate amount of all cash dividends and cash distributions paid or made in such 365-day period prior to such $0.35 dividend)).

4.      Adjustments in Exercise Price.    Whenever the number of New Pasqal Ordinary Shares purchasable upon the exercise of New Pasqal Warrants is adjusted, as provided in paragraphs 1 and 2 above, the warrant price shall be adjusted (to the nearest cent) by multiplying such warrant price immediately prior to such adjustment by a fraction (x) the numerator of which shall be the number of New Pasqal Ordinary Shares purchasable upon the exercise of New Pasqal Warrants immediately prior to such adjustment, and (y) the denominator of which shall be the number of New Pasqal Ordinary Shares so purchasable immediately thereafter.

5.      Replacement of Securities upon Reorganization, etc.    In case of any reclassification or reorganization of the outstanding New Pasqal Ordinary Shares (other than a change covered by paragraphs 1, 2 or 3 above or that solely affects the par value of the New Pasqal Ordinary Shares), or in the case of any merger or consolidation of New Pasqal with or into another entity or conversion of New Pasqal as another entity (other than a consolidation or merger in which New Pasqal is the continuing corporation and is not a subsidiary of another entity whose shareholders did not own all or substantially all of the New Pasqal Ordinary Shares in substantially the same proportions immediately before such transaction and that does not result in any classification or reorganization of the outstanding New Pasqal Ordinary Shares), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of New Pasqal as an entirety or substantially as an entirety in connection with which New Pasqal is dissolved, the holders of the New Pasqal Warrants shall thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the New Pasqal Warrants and in lieu of the New Pasqal Ordinary Shares immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the New Pasqal Warrants would have received if such holder had exercised his, her or its New Pasqal Warrant(s) immediately prior to such event (the “Alternative Issuance”). If any reclassification or reorganization also results in a change in New Pasqal Ordinary Shares covered by paragraphs 1 and 2, then such adjustment shall be made pursuant to paragraph 1, 2, 3, 4 and this paragraph 5. The provisions of this paragraph 5 will similarly apply to successive reclassifications, reorganizations, mergers or consolidations, sales or other transfers. In no event will the warrant price be reduced to less than the par value per share issuable upon exercise of the New Pasqal Warrant.

Form of Warrants

Each New Pasqal Warrant shall be issued in registered form only, and if a physical certificate is issued, will be in substantially the form attached to the Warrant Agreement as Exhibit B thereto.

All of the New Pasqal Warrants will initially be represented by one or more book-entry certificates.

Amendments

The Warrant Agreement and the Warrant Amendment Agreement may be amended by the parties thereto without the consent of any registered holder (i) for the purpose of (x) curing any ambiguity or to correct any defective provision contained therein, including to conform the provisions therein to the description of the terms of the New Pasqal Warrants, (y) adjusting the definition of “Ordinary Cash Dividend” as contemplated by and in accordance with the second sentence of subsection 4.1.2 of the Warrant Agreement or (z) adding or changing any other provisions with respect to matters or questions arising under the Warrant Agreement or the Warrant Amendment Agreement as the parties may deem necessary or desirable and that the parties deem shall not adversely affect the interest of the registered holders, and (ii) to provide for the delivery of an alternative issuance. All other modifications or amendments, including any modification or amendment to increase the warrant price or shorten the exercise period shall require the vote or written consent of the registered holders of 50% of the number of the then outstanding New Pasqal Warrants and, solely with respect to any amendment to the terms of the New Pasqal Warrants or any provision of the Warrant Agreement or Warrant Amendment Agreement with respect to the New Pasqal Warrants (including, for the avoidance of doubt, the forfeiture or cancellation of any New Pasqal Warrants), 50% of the number of then outstanding New Pasqal Warrants (including the vote or written consent of each underwriter to the IPO). Notwithstanding the foregoing, New Pasqal may lower the warrant price or extend the duration of the exercise period without the consent of the registered holders.

Exercise of Warrants

New Pasqal Warrants may be exercised by delivering to the Continental the warrant certificate evidencing the New Pasqal Warrants to be exercised, or, in the case of a book-entry warrant certificate, the New Pasqal Warrants to be exercised on the records of the depositary to an account of Continental at the depositary designated for such proposes in writing by Continental to the depositary from time to time, a properly completed and executed election to purchase form and payment in full of the warrant price for each New Pasqal Ordinary Share to which the New Pasqal Warrant is exercised and any and all applicable taxes due in connection with the exercise of the New Pasqal Warrant.

No Rights as Shareholder

A New Pasqal Warrant does not entitle the registered holder thereof to any of the rights of a shareholder of New Pasqal, including, without limitation, the right to receive dividends, or other distributions, exercise any preemptive rights to vote or to consent or to receive notice as shareholders in respect of the meetings of shareholders or the election of directors of New Pasqal or any other matter.

No Fractional Warrants

New Pasqal will not issue fractional New Pasqal Warrants.

No Fractional Shares

New Pasqal shall not issue fractional shares upon exercise of New Pasqal Warrants. If, by reason of any adjustment, the holder of any New Pasqal Warrant would be entitled, upon the exercise of such New Pasqal Warrant, to receive a fractional interest in a share, New Pasqal shall, upon such exercise, round up to the nearest whole number of New Pasqal Ordinary Shares to be issued to the warrant holder.

Private Placement Warrants

The private placement warrants which were initially sold as part of the units in the Bleichroeder’s IPO, will also be replaced, following the consummation of the Business Combination, by New Pasqal Warrants entitling their holders to acquire New Pasqal Ordinary Shares. These private placement warrants have terms and provisions that are identical to those of the public warrants which were initially sold as part of the units in Bleichroeder’s IPO, except that the private placement warrants and ordinary shares underlying the warrants The private placement warrants, which were purchased by the Sponsor, Cohen and Clear Street are identical to the public warrants except that, so long as the private placement warrants are held by the Sponsor, or its permitted transferees, the private placement warrants (and the Class A ordinary shares issuable upon exercise of the private placement warrants) (i) may not, subject to certain limited exceptions, be transferred, assigned or sold by the holders until 30 days after the completion of our Business Combination, (ii) are entitled to registration rights and (iii) with respect to private placement warrants held by Cohen, Clear Street and/or their designees, will not be exercisable more than five years from the closing of the IPO in accordance with FINRA Rule 5110(g)(8).

Rollover BSPCE’s

Rollover BSPCEs will be assumed by New Pasqal, and will grant the right to subscribe for New Pasqal Ordinary Shares, with the number of shares adjusted, as applicable to reflect the Exchange Ratio, on the same terms and conditions as were applicable to the Rollover BSPCEs as of immediately prior to the Merger Effective Time (including vesting, exercise period and expiration date), except as otherwise provided by the French Merger Agreement.

III.   Senior Unsecured Convertible Bonds and Investment Warrants

In connection with the transactions contemplated by the Business Combination Agreement, Bleichroeder, Merger Sub and the accredited investors named therein (the “Investors”) entered into a Securities Purchase Agreement, dated as of March 4, 2026 and as amended on May 23, 2026 (the “March 2026 SPA”). Pursuant to the March 2026 SPA, the Investors have agreed, among other things, subject to certain conditions, to purchase $312.5 million aggregate principal amount of senior unsecured convertible bonds convertible into New Pasqal Ordinary Shares (the “Senior Unsecured Convertible Bonds”) and warrants to purchase a number of New Pasqal Ordinary Shares equal to 125% of the total number of New Pasqal Ordinary Shares into which the Senior Unsecured

Convertible Bonds are initially convertible at Closing (the “Investment Warrant”), for an aggregate purchase price of $250 million, reflecting a 20% original issue discount (the “Investment”). The closing of the Investment shall occur substantially concurrent with the Closing.

In accordance with the French Commercial Code, the Senior Unsecured Convertible Bonds will be issued pursuant to the Terms and Conditions (termes et conditions des obligations convertibles en actions ordinaires) attached to New Pasqal’s shareholders decision issuing the Senior Unsecured Convertible Bonds (the “Senior Unsecured Convertible Bonds Terms and Conditions”), and the Investment Warrants will be issued pursuant to the Terms and Conditions (termes et conditions des bons de souscriptions d’actions) attached to New Pasqal’s shareholders decision issuing the Investment Warrants (the “Investment Warrants Terms and Conditions”).

In connection with the Investment, Bleichroeder and the Sponsor agreed to provide certain investors (the “IP Investors”) led by Inflection Point, a member of Bleichroeder Manager 2 LLC, the Sponsor’s managing member, the right to designate one individual (the “IP Nominee”) to be included as one of the directors that Bleichroeder is entitled to designate to the New Pasqal at the Closing (the “Designation Right”) under the Business Combination Agreement. Each of Bleichroeder and the Sponsor agreed to take all actions within its respective power, including voting (or causing to be voted) any securities of Bleichroeder or New Pasqal over which it exercises voting control, and to exercise all rights it may have under the Business Combination Agreement, any organizational documents, any investor rights or similar agreement, or otherwise, to designate the IP Nominee to the New Pasqal Board.

Senior Unsecured Convertible Bonds

The March 2026 SPA includes customary representations and warranties from Bleichroeder, Merger Sub and the Investors and is subject to customary closing conditions. The March 2026 SPA also includes customary covenants and agreements related to transfer restrictions, SEC reports, and indemnification. The Senior Unsecured Convertible Bonds may be amended only with the written consent of New Pasqal and bondholders holding a majority of the outstanding aggregate principal amount of the Senior Unsecured Convertible Bonds, or as otherwise required in accordance with the French Commercial Code. Holders of the New Pasqal Ordinary Shares issuable upon conversion of the Investment Warrants are governed by their separate Terms and Conditions and may be amended in accordance with those Terms and Conditions and applicable French law governing bons de souscription d’actions (BSA); the amendment mechanics for the Investment Warrants are separate from, and do not depend on, the consent of holders of the Senior Unsecured Convertible Bonds. Senior Unsecured Convertible Bonds and New Pasqal Ordinary Shares underlying any Investment Warrants will have the registration rights set forth in the A&R Registration Rights Agreement.

Ranking:    The Senior Unsecured Convertible Bonds shall rank senior to the New Pasqal Ordinary Shares and any other class or series of capital stock of New Pasqal currently existing or hereafter authorized, classified or reclassified by New Pasqal, and junior and subordinated to other unsecured and unsubordinated obligations of the Company.

Bondholders Representative. Holders of the Senior Unsecured Convertible Bonds shall be organized as a group for the representation of their interests (the “Masse”). The Masse shall be governed by the provisions of the French Commercial Code and will act in part through a bondholders representative (representant de la masse) and in part through collective decisions of the Convertible Bondholders, whether by general meetings or written consultations as permitted under Article L. 228-46-1 of the French Commercial Code. Any reasonable and documented costs or expenses incurred by the holders of the Senior Unsecured Convertible Bonds in connection with the operation and consultation of the Masse shall be reimbursed by New Pasqal upon presentation of the relevant invoices.

Interest Payments:    The Senior Unsecured Convertible Bonds will accrue interest at the rate per annum of 10.0% per annum payable in cash semi-annually. However, if a payment in cash has not been made on a semi-annual payment date, payment on the next semi-annual payment date shall be in PIK at a rate of 12% payable and compounded annually from the last payment date on which a payment in cash has been made.

Liquidation Preference:    Upon any liquidation or deemed liquidation event, the holders of Senior Unsecured Convertible Bonds will be entitled to receive out of the available proceeds, before any distribution is made to holders of common stock or any other junior securities, an amount equal to the greater of (i) 100% of the Accrued Value (as defined in the Senior Unsecured Convertible Bonds Terms and Conditions) or (ii) such amount as would have been payable had such Convertible Bond been converted into Ordinary Shares immediately prior to such liquidation, dissolution, winding up or Deemed Liquidation Event based on the then effective rate of conversion and without giving effect to any applicable limitations on conversion. Thereafter, the holders of Senior Unsecured Convertible Bonds will be entitled to receive their pro rata share of the remaining available proceeds available for distribution to shareholders, pro rata based on the number of Ordinary Shares held by each such holder, including all Ordinary Shares converted and all Ordinary Shares issuable upon conversion immediately prior to such liquidation, dissolution or winding up of the Company.

Protective Provisions:    For as long as 10% of the Senior Unsecured Convertible Bonds issued as of the Closing are held by Inflection Point Asset Management LLC and certain other holders of the Senior Unsecured Convertible Bonds and their respective affiliates, New Pasqal shall not, without the affirmative vote or action of the Masse (the “Requisite Holders”), take any of the following actions: (i) liquidate, dissolve or wind up the affairs of New Pasqal, or commence or consent to any bankruptcy proceeding relating to the Company; (ii) amend, alter, or repeal any provision of the bylaws, the Senior Unsecured Convertible Bonds Terms and Conditions in a manner that materially and adversely affects the powers, preferences or rights given to the holders of the Senior Unsecured Convertible Bonds; (iii) create or authorize the creation of or issue any other equity security or security convertible into or exercisable for any equity security unless such security ranks junior to the Senior Unsecured Convertible Bonds with respect to its rights, preferences and privileges, or increase the aggregate amount of the Senior Unsecured Convertible Bonds accordingly; (iv) pay any cash dividend or redeem any equity or equity-linked security prior to repayment in full, redemption or conversion of the Senior Unsecured Convertible Bonds into New Pasqal Ordinary Shares, other than stock repurchased at cost from former employees and consultants in connection with the cessation of their service or pursuant to the terms of any equity incentive plan of New Pasqal; (v) enter into any transaction with an affiliate, other than the issuance of equity or awards to eligible participants under New Pasqal’s incentive plan, equity plan or equity-based compensation plan, or with respect to employment, consulting or award agreements with respect to executive officers of New Pasqal, in each case regardless of whether such person (or such person’s affiliates) would be considered an affiliate of New Pasqal; or (vi) incur or guarantee any new indebtedness, including secured and/or senior debt, other than equipment leases or trade payables incurred in the ordinary course of business; provided, however, that the Senior Unsecured Convertible Bonds shall not be considered indebtedness for purposes of this calculation. The Company must promptly deliver written notice to the bondholders of the occurrence of any breach or default of the foregoing, each of which shall be considered as an event of default unless, if curable, it has not been cured within five business days of formal notice sent by registered letter with acknowledgement of receipt (lettre recommandée avec accusé de reception) or by bailiff service (notification par commissaire de justice).

Optional Conversion:    Each Convertible Bond may be convertible into New Pasqal Ordinary Shares at any time at the option of the holder at a rate equal to the then-Accrued Value, divided by the then-applicable conversion price. The conversion price will initially be $12.00, subject to adjustments for stock dividends, stock splits, combinations, reclassifications and similar events and customary anti-dilution adjustments, including with respect to future issuances or sales of New Pasqal Ordinary Shares at prices less than the conversion price then in effect. In addition, on the date that is six months after the Closing, if the 20-day volume-weighted average price of the New Pasqal Ordinary Shares is less than the conversion price then in effect, the conversion price will be adjusted to the greater of (i) such volume weighted average price and (ii) $7.80.

Redemption Rights:    Unless prohibited by applicable law governing distributions to shareholders, the Senior Unsecured Convertible Bonds shall be redeemable at the option of the Requisite Holders commencing any time after the 5th anniversary of the Closing at a price equal to the Accrued Value. New Pasqal shall elect to settle with (i) cash from distributable amounts in accordance with article L. 232-11 of the French Commercial Code; (ii) cash proceeds from a new issue of equity securities carried out for the purpose of such redemption; (iii) New Pasqal Ordinary Shares on a price per share basis at least 20.0% lower than the last closing price immediately preceding the issuance of the related redemption notice; or (iv) a combination thereof.

Call Rights:    Unless prohibited by applicable law governing distributions to shareholders, all or a portion of the Senior Unsecured Convertible Bonds shall be redeemable at the option of New Pasqal commencing any time (i) prior to the first anniversary of the Closing at a price equal to the 150% of the Accrued Value, (ii) on or after the 1st anniversary but prior to the 2nd anniversary of the Closing at a price equal to the 140% of the Accrued Value, (iii) on or after the second anniversary of the Closing but prior to the third anniversary of the Closing at a price equal to the 130% of the Accrued Value, (iv) on or after the third anniversary of the Closing but prior to the fourth anniversary of the Closing at a price equal to the 120% of the Accrued Value, (v) on or after the fourth anniversary of the Closing but prior to the 5th anniversary of the Closing at a price equal to the 110% of the Accrued Value, or (vi) on or after the fifth anniversary of the Closing at a price equal to the 100% of the Accrued Value.

Investment Warrants

Investment Warrants:    At the closing of the Investment, the Investors will receive Investment Warrants to purchase New Pasqal Ordinary Shares. The Investment Warrants will be immediately exercisable upon issuance at Closing and will expire five years from the date of Closing. The Investment Warrants include customary cash and cashless exercise provisions. Each Investment Warrant is initially exercisable at $12.00 per New Pasqal Ordinary Share, subject to the same anti-dilution and other adjustments as the Senior Unsecured Convertible Bonds.

Warrant Redemption:    Commencing on the one year anniversary of the Closing, New Pasqal may redeem all outstanding Investment Warrants, in whole and not in part, upon prior written notice of redemption if, and only if, the last reported sale price of the New Pasqal Ordinary Shares underlying such Investment Warrants equals or exceeds $18.00 per share for any 20 trading days within a 30-trading day period, subject to certain conditions.

IV.    Dividends

An amount of at least five percent (5%) shall be deducted from the profits for the fiscal year reduced by prior losses, if any, in order to constitute the statutory reserve fund. Such deduction shall cease to be mandatory when the amount in the statutory reserve fund is equal to one-tenth of the share capital.

The distributable profits are at the disposal of the shareholders, gathered at a shareholders’ general meeting, which, based on a proposal of the Board of Directors, may, in all or in part, carry them forward, transfer them to general or special reserve funds, or distribute them to shareholders in the form of dividend.

The shareholders may decide to distribute amounts withdrawn from the reserve funds at its disposal. In such case, the decision shall expressly state the reserve items from which the withdrawals are made. However, dividends shall first be withdrawn from the distributable profits for the fiscal year.

Except in case of a share capital reduction, no distribution may be made to shareholders where shareholders’ equity is, or becomes after such distribution, less than the amount of the share capital plus the reserve funds that the law or the by-laws do not authorize to distribute.

The Board of Directors may resolve that New Pasqal pays out an interim dividend to the shareholders, subject to requirements provided for by French law. In such case, the Board of Directors shall set the amount and the date of payment of the interim dividend.

V.      Certain Anti-Takeover Provisions of the New Pasqal Articles of Association; Certain Anti-Takeover Provisions of French Law

The New Pasqal Articles of Association do not contain any specific anti-takeover provisions. Anti-takeover provisions under French law do not apply to New Pasqal since its shares are not traded on a regulated market in a Member State of the E.U. The French law allows shareholders at general meetings to delegate the authority to the board of directors to issue shares or warrants to subscribe for shares, which may make it more difficult for a shareholder to obtain control over New Pasqal’s general meeting of shareholders.

VI.    Transfer Agent, Warrant Agent and Registrar

The Transfer Agent for New Pasqal’s capital stock will be Continental Stock Transfer & Trust Company. New Pasqal will agree to indemnify Continental Stock Transfer & Trust Company in its roles as Transfer Agent and warrant agent, its agents and each of its shareholders, directors, officers and employees against all claims and losses that may arise out of acts performed or omitted for its activities in that capacity, except for any liability due to any gross negligence, willful misconduct or bad faith of the indemnified person or entity.

VII.  Rule 144

Pursuant to Rule 144 under the Securities Act (“Rule 144”), a person who has beneficially owned restricted New Pasqal Ordinary Shares or warrants of New Pasqal for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been an affiliate of New Pasqal at the time of, or at any time during the three months preceding, a sale and (ii) New Pasqal is subject to the Exchange Act periodic reporting requirements for at least three months before the sale and has filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as it was required to file reports) preceding the sale.

Persons who have beneficially owned restricted New Pasqal Ordinary Shares or warrants of New Pasqal for at least six months but who are affiliates of New Pasqal at the time of, or at any time during the three months preceding, a sale would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

•        1% of the total number of New Pasqal Ordinary Shares then outstanding; or

•        the average weekly reported trading volume of New Pasqal ordinary Shares during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by affiliates of New Pasqal under Rule 144 are also limited by manner of sale provisions and notice requirements and by the availability of current public information about New Pasqal.

VIII. Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies

Rule 144 is not available for the resale of securities initially issued by shell companies (other than business-combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

•        the issuer of the securities that was formerly a shell company has ceased to be a shell company;

•        the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

•        the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials) other than Form 8-K reports; and

•        at least one year has elapsed from the time that the issuer filed current Form 10-type information with the SEC reflecting its status as an entity that is not a shell company.

Following the closing, Bleichroeder will no longer be a shell company, and so, once the conditions described above are satisfied, Rule 144 will become available for the resale of the above-noted restricted securities.

As a result, the Sponsor, Bleichroeder’s officers, directors and other affiliates will be able to sell New Pasqal Ordinary Shares they received upon conversion of their Founder Shares and private warrants, as applicable, pursuant to Rule 144 without registration commencing one year after the closing.

IX.    Registration Rights

Currently, the Sponsor and initial shareholders have the benefit of registration rights with respect to the Bleichroeder private placement warrants that they hold pursuant to a registration rights agreement dated as of January 7, 2026 entered into in connection with Bleichroeder’s IPO.

In connection with the Closing, the RRA Parties will enter into the A&R Registration Rights Agreement, which will amend and restate the Registration Rights Agreement. See “Agreements Related to the Business Combination — A&R Registration Rights Agreement” for more information.

X.     Listing of Ordinary Shares

We intend to apply to obtain the listing of New Pasqal Ordinary Shares and New Pasqal Warrants on Nasdaq under the proposed symbols “PSQL” and “PSQLW” respectively, upon the closing of the Business Combination.

COMPARISON OF SHAREHOLDERS’ RIGHTS

This section describes the material differences between the rights of Bleichroeder shareholders and the rights of New Pasqal Shareholders. Bleichroeder is an exempted company incorporated under the Cayman Companies Act and therefore the rights of Bleichroeder’s shareholders are governed by the Cayman Companies Act and the Existing Governing Documents. New Pasqal will be incorporated under the laws of France and therefore the rights of New Pasqal’s shareholders will be governed by the French Commercial Code, the New Pasqal Articles of Association, as well as other French laws affecting companies. The differences between the rights of Bleichroeder’s shareholders and New Pasqal’s shareholders generally result from the differences between the Cayman Companies Act and the Existing Governing Documents, on the one hand, and the French Commercial Code and the New Pasqal Articles of Association, on the other hand. Following the consummation of the Merger, New Pasqal is expected to be a société anonyme formed under the laws of the Republic of France and governed by the New Pasqal Articles of Association and the French Commercial Code. Following the consummation of the Business Combination, Bleichroeder shareholders will become shareholders of New Pasqal. Thus, in connection with the Business Combination, the rights of Bleichroeder’s shareholders who become New Pasqal Shareholders in the Business Combination will be governed by the laws of France and will also then be governed by the Proposed Articles as in effect after the completion of the Business Combination.

The section does not include a complete description of all differences among the rights of Bleichroeder’s shareholders and New Pasqal’s shareholders or Bleichroeder’s shareholders and New Pasqal’s, nor does it include a complete description of the specific rights referred to below. Furthermore, the description of some of the differences in these rights in this section is not intended to indicate that other differences that may be equally important do not exist. All Bleichroeder shareholders are urged to read carefully and compare the relevant provisions of the French Commercial Code and the Cayman Companies Act, as well as each company’s governing documents. This summary is qualified in its entirety by reference to the full text of each of the New Pasqal Articles of Association and the Existing Governing Document. See the section entitled “Where You Can Find More Information” for information on how to obtain a copy of these documents.

Unless the context otherwise requires, references in this subsection to “we,” “our” and “us” generally refer to Bleichroeder prior to the Business Combination.

AUTHORIZED CAPITAL
Bleichroeder	New Pasqal

The aggregate number of shares which Bleichroeder has the authority to issue is: 500,000,000 Bleichroeder Class A Ordinary Shares, 50,000,000 Bleichroeder Class B Ordinary Shares, and 5,000,000 preferred shares, par value $0.0001 per share. As of the date of this proxy statement/prospectus, no preferred shares are outstanding.

The share capital may be increased either by the issuance of ordinary shares or by increasing the nominal value of existing shares; it may also be increased through the exercise of rights attached to securities granting access to the share capital.

The extraordinary general meeting of shareholders has exclusive authority to decide, based on the report of the board of directors, on any increase in the share capital; however, it may delegate such authority to the board of directors.

Any increase in the share capital must be carried out within a period of five years from the date of the shareholders’ meeting resolving to increase the share capital or to delegate such authority to the board of directors for deciding to increase New Pasqal’s share capital, under certain limitations (e.g. minimum issuance price, time period).

Extraordinary general meetings of shareholders must adopt resolutions to increase the share capital by a two-thirds majority of the votes cast by shareholders present (or deemed present) or represented by proxy. However, unanimous shareholder approval is required only where the share capital increase, by way of an increase in the nominal value of the shares, entails a new cash contribution from each shareholder (thereby increasing their contributions).

VOTING RIGHTS
Bleichroeder	New Pasqal

Only holders of Bleichroeder Class B Ordinary Shares have the right to vote on the appointment and removal of directors prior to the initial business combination. Subject to certain exceptions, with respect to any other matter submitted to a vote of Bleichroeder’s shareholders, including any vote in connection with the initial business combination, except as required by applicable law or stock exchange rule, holders of Bleichroeder Class A Ordinary Shares and holders of Bleichroeder Class B Ordinary Shares will vote together as a single class, with each share entitling the holder to one vote.

Subject to the limitations of the authorised share capital of Bleichroeder, (and to any direction that may be given by Bleichroeder in general meeting) and, where applicable, the rules and regulations of the stock exchange on which the securities of Bleichroeder are listed, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under any, statutes, ordinances, rules, regulations, permits, certificates, judgments, decisions, decrees or orders of any governmental authority applicable to Bleichroeder, and without prejudice to any rights attached to any existing shares, the directors of Bleichroeder may allot, issue, grant options over or otherwise dispose of shares of Bleichroeder (including fractions of a share) with or without preferred, deferred or other rights or restrictions, whether in regard to dividends or other distributions, voting, return of capital or otherwise and to such persons, at such times and on such other terms as they think proper, and may also (subject to the Cayman Companies Act and the Bleichroeder Existing Governing Documents), vary such rights, save that the directors of Bleichroeder shall not allot, issue, grant options over or otherwise dispose of shares (including fractions of a share) to the extent that it may affect the ability of Bleichroeder to carry out a conversion of Bleichroeder Class B Ordinary Shares and where any rights attaching to any class of shares is varied where such variation is considered by the directors of Bleichroeder to have a material adverse effect upon such rights, any such variation shall only be made with the consent in writing of the holders of not less than two-thirds of the issued shares of that class (other than with respect to a waiver of the conversion rights of Bleichroeder Class B Ordinary Shares, which shall only require the consent in writing of the holders of a majority of the issued shares of that class), or with the approval of a resolution passed by a majority of not less than two-thirds of the votes cast at a separate meeting of the holders of the shares of that class.

New Pasqal Articles of Association provide that the holders of the New Pasqal Ordinary Shares shall be entitled to participate in shareholders’ general meetings, it being specified that each New Pasqal share entitles its holder to one (1) vote.

The shareholders’ general meeting of New Pasqal has the authority to decide on the creation of new classes of shares, whether by issuing new shares or by converting all or part of existing shares, such decision being adopted by a two-thirds majority of the votes cast by the shareholders present or represented at the general meeting.

SHAREHOLDER APPROVAL OF BUSINESS COMBINATION
Bleichroeder	New Pasqal

Under Bleichroeder’s Existing Governing Documents, in connection with any proposed initial business combination, Bleichroeder must seek shareholder approval of such initial business combination at a meeting called for such purpose.

Mergers under the Cayman Companies Act require a special resolution, and any other authorization as may be specified in the articles of association of each constituent company in the merger. Parties holding certain security interests in the constituent companies must also consent.

Generally, under the French Commercial Code, completion of a merger or dissolution requires approval by the shareholders’ general meeting decided by a two-thirds majority as it entails amendments to the corporation’s articles of association. Similarly, partial contribution of assets requires the same approval.

In addition, under the French Commercial Code, mergers require the prior approval of the board of directors before the merger agreement may be executed. By exception, mergers in which one corporation owns (i) more than 90% of a second corporation do not require the approval by the shareholders’ general meeting of the second corporation or (ii) more than 100% of a second corporation do not require the approval by the shareholders’ general meetings of both corporations.

More generally, the French Commercial Code requires a special vote of the board of directors in connection with a business combination with an “interested” shareholder or corporate officer (see below).

SPECIAL VOTE REQUIRED FOR COMBINATIONS WITH INTERESTED SHAREHOLDERS
Bleichroeder	New Pasqal

Directors have a duty not to put themselves in a position of conflict. However, in some instances what would otherwise be a breach of this duty can be forgiven and/or authorized in advance by the shareholders provided that there is full disclosure by the directors. This can be done by way of permission granted in a company’s articles of association or alternatively by shareholder approval at shareholder meetings.

The Bleichroeder Existing Governing Documents provide that no person shall be disqualified from the office of director or prevented by such office from contracting with Bleichroeder, either as vendor, purchaser or otherwise, nor shall any such contract or any contract or transaction entered into by or on behalf of Bleichroeder in which any director shall be in any way interested be or be liable to be avoided, nor shall any director so contracting or being so interested be liable to account to Bleichroeder for any profit realised by or arising in connection with any such contract or transaction by reason of such director holding office or of the fiduciary relationship thereby established. A director shall be at liberty to vote in respect of any contract or transaction in which he is interested provided that the nature of the interest of any director in any such contract or transaction shall be disclosed by him at or prior to its consideration and any vote thereon.

Under the French Commercial Code, all related party transactions (conventions réglementées) shall be subject to prior approval by the board of directors.

Related party transactions are defined in Article L. 225-38 of the French Commercial Code and include, inter alia, transactions between New Pasqal and its corporate officers, any shareholder holding more than 10% of its voting rights or an entity having common corporate officers, or any other transactions under which such interested corporate officers or shareholders have direct and indirect interest, including through an intermediary.

Any person directly or indirectly interested must inform the board of directors as soon as they become aware of an agreement falling within the scope of Article L. 225-38 of the French Commercial Code. The board must formally deliberate and grant prior authorization; such authorization cannot result from individual approvals by directors.

Related party transactions are required to be described annually in a report prepared by the company’s statutory auditors, which is presented to the annual shareholders’ general meeting for approval by a simple majority of the votes cast by the shareholders present or represented (excluding the interested shareholder).

Bleichroeder	New Pasqal

Agreements entered into without prior board authorization may be cancelled, but only if they have caused harm to the company. Conversely, the absence of proper reasoning for the authorization, failure to notify the statutory auditors (where required), failure to issue a special report, or failure to obtain shareholder approval does not, in itself, render the agreement void, the sole consequence being that the interested parties may be held liable for any damage suffered by the company.

The interested party, if a director or a shareholder, is not entitled to vote at the meeting of the board of directors nor at the shareholders’ general meeting for the approval of such related party transaction.

ANTI-TAKEOVER PROVISION
Bleichroeder	New Pasqal

Bleichroeder’s Existing Governing Documents provide for a classified board. In addition, prior to the closing of Bleichroeder’s initial business combination, only holders of Bleichroeder Class B Ordinary Shares have the right to appoint and remove directors.

The authorized but unissued Bleichroeder Ordinary Shares and preferred shares are available for future issuances generally without shareholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved ordinary shares and preferred shares could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Anti-takeover provisions under French law do not apply to New Pasqal since its shares are not traded on a regulated market in a Member State of the European Union.
SHAREHOLDER RIGHTS PLAN
Bleichroeder	New Pasqal
No similar provision

Under the French Commercial Code, the board of directors is authorized to make any decision the implementation of which may cause a takeover attempt to fail, subject to the powers expressly reserved to the shareholders, such as amending the bylaws, and within the limits of the corporate interest.

In addition, the board of directors is authorized to implement defensive measures without convening the shareholders’ meeting, including share capital increases or the granting of free warrants, should the shareholders have granted the board of directors delegations of authority to such effect.

Under the French Commercial Code, shareholders can elect to voluntarily set aside the default regime, and reinstate the board of directors neutrality rule vis-à-vis takeovers, by amending the bylaws by a two-thirds majority of the votes cast by the shareholders present or represented at the general meeting.

APPRAISAL RIGHTS
Bleichroeder	New Pasqal

Under certain circumstances, shareholders may dissent to a merger of a Cayman Islands company by following the procedure set out in the Cayman Companies Act. Shareholders that dissent from a Cayman Islands statutory merger are entitled to be paid the fair market value of their shares, which, if necessary, may ultimately be determined by the court.

Not applicable.
SHAREHOLDER CONSENT TO ACTION WITHOUT MEETING
Bleichroeder	New Pasqal

A company’s articles of association may allow shareholders to pass special and ordinary resolutions in writing. Special resolutions passed in writing must be approved by all the members entitled to vote at a general meeting of the company. Ordinary resolutions passed in writing may be approved by such number of shareholders as prescribed by the company’s articles of association.

Subject to limited exceptions, Bleichroeder’s Existing Governing Documents provide that actions required or permitted to be taken by its shareholders may be effected by a duly called annual general meeting or extraordinary general meeting or by a unanimous written resolution of all the Bleichroeder shareholders who are entitled to vote on such matter.

Under the French Commercial Code, no action that is required or permitted to be taken by the shareholder of a public limited company (société anonyme) at any annual or special meeting of shareholders may be effected by written consent or private deed of shareholders in lieu of a meeting; provided that shareholders may exercise their voting rights at shareholders’ general meetings by proxy or by voting by post or electronically in accordance with the French Commercial Code.

MEETINGS OF SHAREHOLDERS
Bleichroeder	New Pasqal

The Existing Governing Documents provide that general meetings may be called only by a majority vote of the Bleichroeder Board, by Bleichroeder’s chief executive officer or by the chairman of Bleichroeder’s Board.

At least five (5) clear days’ notice shall be given of any general meeting. Every notice shall specify the place, the day and the hour of the meeting and the general nature of the business to be conducted at the general meeting and shall be given in the manner hereinafter mentioned or in such other manner if any as may be prescribed by Bleichroeder, provided that a general meeting of Bleichroeder shall, whether or not the notice specified in the Existing Governing Documents has been given and whether or not the provisions of the Existing Governing Documents regarding general meetings have been complied with, be deemed to have been duly convened if it is so agreed:

(a)    in the case of an annual general meeting, by all of the Members entitled to attend and vote thereat; and

(b)    in the case of an extraordinary general meeting, by a majority in number of the Members having a right to attend and vote at the meeting, together holding not less than ninety- five per cent (95%) in par value of the ordinary shares giving that right.

Under the French Commercial Code, ordinary general meetings and extraordinary general meetings are to be held on a date and at a time fixed by the board of directors and stated in the written notice of the meeting. By exception, the meeting may be convened by the statutory auditors, a court-appointed receiver or liquidators.

The written notice must state the place, date and hour of the meeting, as well as the agenda, type of meeting and resolution proposals, not less than fifteen (15) days before the date of the meeting or ten (10) days before the date of the meeting in the case of a second convening notice.

In order for shareholders to bring business before the meeting, such shareholder must have given timely notice to New Pasqal in the manner set forth in the French Commercial Code and must meet the shareholding minimum requirements (mainly 5% of the share capital owned by one or more shareholders, subject to exceptions depending on the size of the corporations’ share capital).

The ordinary general meeting cannot validly deliberate on the first call unless the shareholders present or voting by proxy or by mail hold at least one fifth of the shares with voting rights. If these conditions are not met, the general meeting is summoned again. At this second meeting, the deliberations are valid regardless of the number of shares represented. The ordinary general meeting rules by a simple majority of the votes possessed by the present or represented shareholders.

Bleichroeder	New Pasqal

The accidental omission to give notice of a general meeting to, or the non-receipt of notice of a general meeting by, any person entitled to receive such notice shall not invalidate the proceedings of that general meeting.

Bleichroeder’s shareholders do not have the ability to call general meetings, except in the following circumstances: if at any time there are no Directors, any two (2) shareholders (or if there is only one (1) shareholders then that shareholders) entitled to vote at general meetings of Bleichroeder may convene a general meeting in the same manner as nearly as possible as that in which general meetings may be convened by the Directors.

The extraordinary general meeting cannot validly deliberate unless the shareholders present or voting by proxy or by mail hold at least, on first call, one quarter of the shares with voting rights. If these conditions are not met, the general meeting is summoned again. It cannot validly deliberate unless the shareholders present or voting by proxy or by mail hold at least, on the second call, one fifth of the shares with voting rights. Failing this latter quorum, the second general meeting can be deferred to a date no later than two months after the one on which it had been scheduled. The extraordinary general meeting rules based on a two-thirds majority of the votes possessed by the present or represented shareholders.

NUMBER OF DIRECTORS
Bleichroeder	New Pasqal

The Existing Governing Documents provide that the Bleichroeder Board consists of not less than one person provided however that, subject to the requirement to have at least one director, the directors may from time to time fix the maximum and minimum number of directors to be appointed by resolution of the board of directors.

New Pasqal Articles of Association provide that New Pasqal is administered by a board of directors composed of at least           and no more than           members. The shareholders’ general meeting shall appoint directors and decide on the number of seats within that limit.

VACANCIES ON BOARD OF DIRECTORS
Bleichroeder	New Pasqal
Subject to the Existing Governing Documents, the Bleichroeder Board may increase the size of the board and fill any vacancies.

Under the French Commercial Code, newly created directorships may only be appointed by the shareholders’ general meeting by a simple majority of the votes cast by the shareholders present or represented at the general meeting. The board of directors which convenes the meeting proposes candidates; shareholders may also propose candidates under certain conditions. The shareholders at the meeting may vote for other candidates than those proposed on the agenda, by a simple majority.

Where one or more director positions become vacant between shareholders’ meetings, the vacancy may be filled by a majority vote of the board of directors, subject to ratification at the next shareholders’ meeting.

However, if the number of directors falls below the legal minimum of three (3), the remaining directors must immediately convene a shareholders’ general meeting to restore the number of board members to at least the minimum required by law.

Any director appointed to replace another remains in office for the remaining term of office of its predecessor. Such provisional appointments are subject to the approval by the next ordinary shareholders’ general meeting.

REMOVAL OF DIRECTORS — STAGGERED TERM OF DIRECTORS
Bleichroeder	New Pasqal

A company’s memorandum and articles of association may provide that a director may be removed for any or no reason and that, in addition to shareholders, boards may be granted the power to remove a director.

The Existing Governing Documents provide that prior to the closing of an initial business combination, only holders of Bleichroeder Class B Ordinary Shares are entitled to vote on the removal of any director, and that after the closing of an initial business combination, shareholders may by an ordinary resolution remove any director.

A classified board is permitted under the Cayman Companies Act.

Under the French Commercial Code, shareholders may remove any director at any time at any shareholders’ meeting with or without cause by a majority vote.

Directors cannot be suspended or removed by the board of directors. An executive officer appointed by the board (directeur général (CEO) or directeur général délégué, as the case may be) can have his executive duties suspended at any time by the board. If such executive officer is also a director, he will remain non-executive director as his or her duties as a director can only be removed by a shareholders’ meeting.

While removed directors are not automatically replaced, shareholders may freely appoint new directors at the same general meeting, provided that the board of directors does not exceed the maximum of           directors set forth in the New Pasqal Articles of Association.

New Pasqal Articles of Association will provide that directors are appointed for a term of office of          .

A director’s term of office shall expire at the close of the ordinary shareholders’ general meeting convened to approve the financial statements for the preceding fiscal year, held during which such term expires.

COMMITTEES OF THE BOARD OF DIRECTORS AND BOARD OBSERVERS
Bleichroeder	New Pasqal
The Bleichroeder Board has established two standing committees: an audit committee and a compensation committee.

Under the French Commercial Code, the board of directors may create committees.

New Pasqal Articles of Association will also provide that the board of directors may appoint one or more board observers (censeurs), chosen from among the shareholders, whether natural or legal persons, or from outside the shareholder base.

DUTIES OF DIRECTORS
Bleichroeder	New Pasqal

As a matter of Cayman Islands law, a director owes three types of duties to the company: (i) statutory duties, (ii) fiduciary duties, and (iii) common law duties. The Cayman Companies Act imposes a number of statutory duties on a director. A Cayman Islands director’s fiduciary duties are not codified, however the courts of the Cayman Islands have held that a director owes the following fiduciary duties (a) a duty to act in what the director bona fide considers to be in the best interests of the company, (b) a duty to exercise their powers for the purposes they were conferred, (c) a duty to avoid fettering his or her discretion in the future and (d) a duty to avoid conflicts of interest and of duty. The common law duties owed by a director are those to act with skill, care and diligence that may reasonably be expected of a person carrying out the same functions as are carried out by that director in relation to the company and also, to act with the skill,

In France, a company can have a two-tier board structure: a management board comprising managing directors (Directoire) and a supervisory board comprising the non-executive directors (Conseil de Surveillance), or a single-tier board (Conseil d’administration). Most French companies have adopted a single-tier board. The single-tier board will comprise both executive and non-executive directors.

Under French law, the board of directors supervises the management of the executive officers, sets the guidelines for the company’s activities and oversees their implementation. Subject to the powers expressly assigned by law to the shareholders’ meetings and within the limit of the corporate purpose, it hears any issue relevant to the company’s smooth operation and, by means of its deliberations, settles the matters of concern to it, taking into consideration the social and environmental impact of its activity.

Bleichroeder	New Pasqal

care and diligence in keeping with a standard of care commensurate with any particular skill they have which enables them to meet a higher standard than a director without those skills. In fulfilling their duty of care to us, our directors must ensure compliance with our amended articles of association, as amended and restated from time to time.

Each director has a duty towards the company to properly perform its duties. Furthermore, each board member has a duty to act in the corporate interest of the company.

The corporate interest extends to the interests of all corporate stakeholders, such as shareholders, creditors, employees, customers and suppliers.

In its relations with third parties, the company shall be bound even by the decisions of the board of directors that do not come under the corporate purpose, unless the company can prove that the third party knew that the decision exceeded that purpose or that it could not have been unaware of this in light of the circumstances; publication of the articles of association alone does not constitute sufficient proof.

Any board resolution regarding a change in the company’s articles of association requires shareholders’ approval.

The board of directors may decide in its sole discretion, within the confines of French law and the company’s articles of association, to incur additional indebtedness subject to any contractual restrictions pursuant to existing financing arrangements.

There is no obligation for directors to hold shares in the company unless required by the articles of association. According to New Pasqal Articles of Association, there is no such obligation.

FORUM SELECTION
Bleichroeder	New Pasqal
The Existing Governing Documents provide that the courts of the Cayman Islands are the exclusive forums for certain disputes between Bleichroeder and our shareholders.

Any dispute arising during the existence of New Pasqal or its liquidation, whether between New Pasqal and its shareholders or directors, or among shareholders themselves, relating to corporate matters (excluding securities law matters) or to the interpretation or performance of the New Pasqal Articles of Association, shall be governed by French law and subject to the exclusive jurisdiction of the competent French courts.

CONFLICTS OF INTEREST TRANSACTIONS
Bleichroeder	New Pasqal

As set out above, directors have a duty not to put themselves in a position of conflict. However, in some instances what would otherwise be a breach of this duty can be forgiven and/or authorized in advance by the shareholders provided that there is full disclosure by the directors. This can be done by way of permission granted in the Existing Governing Documents or alternatively by shareholder approval at shareholder meetings.

Pursuant to French law and New Pasqal Articles of Association, any agreement between a company and any director that is not entered into (directly or through an intermediary) (i) in the ordinary course of business and (ii) under standard terms and conditions, is subject to the prior authorization of the board of directors, excluding the participation and vote of the interested director. This agreement is also subject to approval at the next ordinary shareholders’ meeting (by a simple majority), excluding the votes of any interested persons.

CONFLICTS OF INTEREST TRANSACTIONS
Bleichroeder	New Pasqal

The foregoing requirements also apply to agreements between the company and another company if one of the company’s directors is the owner or a general partner, manager, director, general manager or member of the executive or supervisory board of the other company, as well as to agreements in which one of the company’s directors has an indirect interest.

If the transaction has not been pre-approved by the board, it can be nullified if it has negative consequences for the company. If it is not approved by the shareholders, interested directors may be held liable for any negative consequences for the company of the unapproved transaction; such transaction will nevertheless remain valid, except that it can be nullified in case of fraud. Aside from the above rule, there are no specific provisions prohibiting conflicted directors to participate or vote at board meetings. However, as a general rule, directors must act in the interest of the company.

AMENDMENT OF GOVERNING DOCUMENTS
Bleichroeder	New Pasqal

Certain matters must be approved by special resolution of the shareholders as a matter of Cayman Islands law, including alteration of the memorandum or articles of association.

The Cayman Companies Act requires that a special resolution be passed by a majority of at least two-thirds or such higher percentage as set forth in the memorandum and articles of association, of shareholders being entitled to vote and do vote in person or by proxy at a general meeting, or by unanimous written consent of shareholders entitled to vote at a general meeting.

Certain provisions of the Existing Governing Documents, related to the rights of the holders of the Bleichroeder Class B Ordinary Shares, may only be amended if approved by a special resolution passed by the affirmative vote of at least 90% (or, where such amendment is proposed in respect of the consummation of the initial Business Combination, two-thirds) of the votes cast by such shareholders as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at the applicable general meeting of Bleichroeder.

Under the French Commercial Code, any decision to amend the New Pasqal Articles of Association must be approved by an extraordinary shareholders’ general meeting, subject to the following conditions:

—     The shareholders’ general meeting may not, under any circumstances, increase the commitments of shareholders, except in connection with a duly completed share consolidation;

—     In order to validly deliberate, shareholders present or represented must hold at least one quarter (1/4) of the shares with voting rights on the first call, and one fifth (1/5) on the second call;

—     Decisions shall be taken by a majority of two-thirds of the votes validly cast by the shareholders present or represented.

In addition, any proposed amendment affecting the rights attached to a particular class of shares requires the prior approval of a special meeting of shareholders of that class.

The board of directors may amend certain provisions of the New Pasqal Articles of Association, when specifically authorized by the shareholders’ general meeting in specific situations.

INDEMNIFICATION OF OFFICERS AND DIRECTORS
Bleichroeder	New Pasqal

Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of directors and officers, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against the consequences of committing a crime, or against the indemnified person’s own fraud or dishonesty.

Under French law, the legal representatives of a corporation have sole authority to decide whether to initiate legal action to enforce the company’s rights. Such actions may be brought by newly appointed legal representatives acting on behalf of the company against former legal representatives.

LIMITATION OF LIABILITY OF DIRECTORS
Bleichroeder	New Pasqal

Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may limit the liability of directors and officers, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as limiting liability for civil fraud or the consequences of committing a crime.

Under the French Commercial Code and French case law, directors are liable for all their acts contrary to the interests of New Pasqal and must respond to all their faults, even unintentional, whether they are slight or serious.

Pursuant to Article L. 225-251 of the French Commercial Code, directors and other corporate officers are individually or jointly liable, as the case may be, to New Pasqal or to third parties, either:

—     for violations of the legal or regulatory provisions applicable to public limited companies (sociétés anonymes) (e.g., failure to comply with the rules governing the functioning of the board of directors, the conduct of meetings, the amendment of the bylaws and irregularities in the management of the company’s accounts and the distribution of dividends);

—     for violations of the bylaws (e.g., failure to comply with the rules of the bylaws concerning the limitation of the powers of the board of directors, the control of share transfers and the misuse of corporate funds for purposes determined by the bylaws); or

—     for faults committed in their management.

Directors and corporate officers are not liable to third parties for acts made in relation to their corporate office and in the respect of the corporate interest of the corporation.

ADVANCE NOTIFICATION REQUIREMENTS FOR PROPOSALS OF SHAREHOLDERS
Bleichroeder	New Pasqal

The Existing Governing Documents provide that shareholders seeking to bring business before our annual general meeting, or to nominate candidates for appointment as directors at our annual general meeting, must provide written notice of such business to Bleichroeder. To be timely, a shareholder’s notice will need to be received by the company secretary (or, if none is appointed, any other officer) at our principal executive offices not later than the close of business on the 90th day nor earlier than the close of business on the 150th day prior to the anniversary date of the immediately preceding annual general meeting.

The Existing Governing Documents also specify certain requirements as to the form and content of a shareholders’ meeting. These provisions may preclude our shareholders from bringing matters before our annual general meeting or from making nominations for directors at our annual general meeting. The Existing Governing Documents allow the chairman of the meeting at a meeting of the shareholders to adopt rules and regulations for the conduct of meetings which may have the effect of precluding the conduct of certain business at a meeting if the rules and regulations are not followed. These provisions may also defer, delay or discourage a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to influence or obtain control of us.

Under the French Commercial Code, shareholders can take action at a shareholders’ meetings only on matters listed on the meeting agenda, except with respect to the dismissal of directors.

In order for shareholders to bring business before the meeting or submit additional resolution proposals, such shareholder must have given timely notice to New Pasqal in the manner set forth in the French Commercial Code and must meet the shareholding minimum requirements (mainly 5% of the share capital owned by one or more shareholders, subject to exceptions depending on the size of the corporations’ share capital).

SHAREHOLDER SUITS
Bleichroeder	New Pasqal

In the Cayman Islands, the decision to institute proceedings on behalf of a company is generally taken by the company’s board of directors. A shareholder may be entitled to bring a derivative action on behalf of the company only in certain limited circumstances (e.g., where a company acts or proposes to act illegally or ultra vires (beyond the scope of its authority); the act complained of, although not ultra vires, could be effected if duly authorized by a special resolution that has not been obtained; and those who control the company are perpetrating a “fraud on the minority”).

In addition a shareholder is entitled to bring a direct (personal) action against the company if that shareholder’s personal rights are infringed.

Under French law, a shareholder may take any legal action to defend its personal rights and for the personal injury he/she has suffered, distinct from the prejudice suffered by New Pasqal. This action for compensation for the personal injury suffered by the shareholder may be brought against New Pasqal itself, against its directors or against third parties who are responsible for the fault that caused the alleged injury.

In addition, the shareholders may, either individually or as a group, bring an action for damages on behalf of New Pasqal against the directors or the general manager (action sociale ut singuli).

SHAREHOLDER LIABILITY
Bleichroeder	New Pasqal
The Existing Governing Documents provide that the liability of each shareholder is limited to the amount, if any, unpaid on that shareholder’s shares.

Under French law, a shareholder may incur personal civil liability toward third parties only in exceptional circumstances. Such liability arises where the shareholder commits an intentional fault of particular seriousness that is incompatible with the normal exercise of shareholder rights. The mere exercise of shareholder prerogatives, including voting in favor of a decision that later proves unlawful, is not sufficient in itself to trigger liability.

Apart from a detachable fault, a shareholder’s personal liability may arise in limited and specific situations, including the abusive exercise of voting rights, fraudulent dissolution of the company, or denigration of directors.

In addition, shareholders may incur criminal liability in cases of fraudulent overvaluation of contributions in kind at the time of incorporation or in connection with a capital increase.

SHARES ELIGIBLE FOR FUTURE SALE

Upon completion of this offering, New Pasqal will have up to            New Pasqal Ordinary Shares issued and outstanding, assuming no public shares are redeemed in connection with the Business Combination. All of the New Pasqal Ordinary Shares issued in connection with the Business Combination will be freely transferable by persons other than by New Pasqal’s “affiliates” or Bleichroeder’s “affiliates” without restriction or further registration under the Securities Act. Sales of substantial amounts of the New Pasqal Ordinary Shares in the public market could adversely affect prevailing market prices of the New Pasqal Ordinary Shares. Prior to the Business Combination, there has been no public market for New Pasqal Ordinary Shares. New Pasqal has applied for listing of the New Pasqal Ordinary Shares on Nasdaq, but New Pasqal cannot assure you that a regular trading market will develop in the New Pasqal Ordinary Shares.

Lock-up Agreements

In connection with the Closing, New Pasqal, the Sponsor, certain shareholders of Legacy Pasqal, certain shareholders of Bleichroeder and certain directors and officers will enter into Lock-Up Agreements, pursuant to which, among other things, each of the Lock-Up Parties will agree not to effect any sale or distribution of the New Pasqal Ordinary Shares held by such holder after the Closing until the earlier of (i) 180 days after the date on which the Closing occurs, (ii) the day after the date on which the closing price of the New Pasqal Ordinary Shares equals or exceeds $12.00 per share (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing after the date on which the Closing occurs, and (iii) the date on which New Pasqal consummates a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of New Pasqal’s shareholders having the right to exchange their shares for cash, securities or other property, subject to certain exceptions set forth in the Lock-Up Agreements. The Lock-Up Agreements contain customary exceptions, including but not limited to, subject to certain conditions, transfers among affiliates, family members, trusts, and related entities, transfers by operation of law, granting of security interests, conversions or exercises of existing securities, open market acquisitions, sales to cover the exercise price or taxes on Rollover BSPCEs, and transfers in connection with a liquidation or similar transaction.

Regulation S

Regulation S under the Securities Act provides an exemption from registration requirements in the United States for offers and sales of securities that occur outside the United States. Rule 903 of Regulation S provides the conditions to the exemption for a sale by an issuer, a distributor, their respective affiliates or anyone acting on their behalf, while Rule 904 of Regulation S provides the conditions to the exemption for a resale by persons other than those covered by Rule 903. In each case, any sale must be completed in an offshore transaction, as that term is defined in Regulation S, and no directed selling efforts, as that term is defined in Regulation S, may be made in the United States.

New Pasqal is a foreign issuer as defined in Regulation S. As a foreign issuer, securities that New Pasqal sells outside the United States pursuant to Regulation S are not considered to be restricted securities under the Securities Act, and, subject to the offering restrictions imposed by Rule 903, are freely tradable without registration or restrictions under the Securities Act, unless the securities are held by New Pasqal’s affiliates. Generally, subject to certain limitations, holders of New Pasqal’s restricted shares who are not affiliates of New Pasqal or who are affiliates of New Pasqal by virtue of their status as an officer or director of New Pasqal may, under Regulation S, resell their restricted shares in an “offshore transaction” if none of the seller, its affiliate nor any person acting on their behalf engages in directed selling efforts in the United States and, in the case of a sale of New Pasqal restricted shares by an officer or director who is an affiliate of New Pasqal solely by virtue of holding such position, no selling commission, fee or other remuneration is paid in connection with the offer or sale other than the usual and customary broker’s commission that would be received by a person executing such transaction as agent. Additional restrictions are applicable to a holder of New Pasqal restricted shares who will be an affiliate of New Pasqal other than by virtue of his or her status as an officer or director of New Pasqal.

New Pasqal is not claiming the potential exemption offered by Regulation S in connection with the offering of newly issued shares outside the United States and will register all of the newly issued shares under the Securities Act.

Rule 144

All of New Pasqal’s equity shares that will be outstanding upon the completion of the Business Combination, other than those equity shares sold in connection with the Business Combination, are “restricted securities” as that term is defined in Rule 144 under the Securities Act and may be sold publicly in the United States only if they are subject to an effective registration statement under the Securities Act or pursuant to an exemption from the registration requirement such as those provided by Rule 144 and Rule 701 promulgated under the Securities Act. In general, beginning 90 days after the date of this proxy statement/prospectus, a person (or persons whose shares are aggregated) who, at the time of a sale, is not, and has not been during the three months preceding the sale, an affiliate of New Pasqal and has beneficially owned New Pasqal’s restricted securities for at least six months will be entitled to sell the restricted securities without registration under the Securities Act, subject only to the availability of current public information about New Pasqal.

Persons who are affiliates of New Pasqal and have beneficially owned New Pasqal’s restricted securities for at least six months would be subject to additional restrictions, by which such person may sell only a number of restricted securities within any three-month period that does not exceed the greater of the following:

•        1% of the then outstanding equity shares of the same class which, immediately after the Business Combination, will equal New Pasqal Ordinary Shares; or

•        the average weekly trading volume of New Pasqal Ordinary Shares of the same class during the four calendar weeks preceding the date on which notice of the sale is filed with the SEC.

Sales by affiliates of New Pasqal under Rule 144 are also subject to certain requirements relating to manner of sale, notice and the availability of current public information about New Pasqal.

Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies

Rule 144 is not available for the resale of securities initially issued by shell companies (other than Business Combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

•        the issuer of the securities that was formerly a shell company has ceased to be a shell company;

•        the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

•        the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials); and

•        at least one year has elapsed from the time that the issuer filed current Form 10 information with the SEC reflecting its status as an entity that is not a shell company.

Rule 701

In general, under Rule 701 of the Securities Act, each of New Pasqal’s employees, consultants or advisors who purchases equity shares from New Pasqal in connection with a compensatory stock plan or other written agreement executed prior to the completion of the Business Combination is eligible to resell those equity shares in reliance on Rule 144, but without compliance with some of the restrictions, including the holding period, contained in Rule 144. However, the Rule 701 shares would remain subject to lock-up arrangements and would only become eligible for sale when the lock-up period expires.

Registration Rights

At the consummation of the Business Combination, New Pasqal, the Sponsor and certain persons named therein will enter into an A&R Registration Rights Agreement that will amend and restate the Bleichroeder Registration Rights Agreement, dated as of January 7, 2026, in its entirety, as of the Closing Date. Pursuant to the A&R Registration Rights Agreement, New Pasqal will agree to file with the SEC a resale shelf registration statement covering the resale of all Registrable Securities (as defined in the A&R Registration Rights Agreement) no later than 30 business days following the Closing and use commercially reasonable efforts to cause the resale shelf registration statement to be declared effective as soon as practicable after filing thereof, but in no event later than the earlier of (i) the 90th calendar day (or the 120th calendar day if the SEC notifies New Pasqal that it will “review” the resale shelf registration statement after the Closing Date) and (ii) the tenth (10th) business day after the date New Pasqal is notified by the SEC that the resale shelf registration statement will not be reviewed or will not be the subject of further review. Subject to certain customary exceptions, at any time and from time to time, holders with registration rights having a reasonably anticipated gross aggregate offering price of at least $25,000,000 of the then-outstanding Registrable Securities may make a written demand for underwritten and other shelf take-downs. Additionally, the holders of Registrable Securities will be able to make a written demand for registration under the Securities Act of all or a portion of their Registrable Securities, subject to certain limitations so long as such demand includes a number of Registrable Securities with a reasonably anticipated gross aggregate offering price of at least $25 million. Any such demand may be in the form of an underwritten offering, it being understood that, subject to certain other exceptions, New Pasqal shall not be required to conduct more than one (1) underwritten offering (including underwritten shelf take-downs) in any 180-day period. The holders of Registrable Securities will have “piggy-back” registration rights to include their securities in other registration statements filed by New Pasqal subsequent to the Closing.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of Bleichroeder Ordinary Shares as of the date of this proxy statement/prospectus, by:

•        each person known by Bleichroeder to be the beneficial owner of 5% or more of issued and outstanding Bleichroeder Ordinary Shares;

•        each of Bleichroeder’s executive officers and directors; and

•        all of Bleichroeder’s executive officers and directors, as a group.

Beneficial ownership for the purposes of the following table is determined in accordance with the rules and regulations of the SEC. A person is a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of the security, or “investment power,” which includes the power to dispose of or to direct the disposition of the security or has the right to acquire such powers within 60 days. Unless otherwise indicated, Bleichroeder believes that all persons named in the table have sole voting and investment power with respect to all ordinary shares (of the applicable type) beneficially owned by them.

The percentage of beneficial ownership of Bleichroeder in the table below is calculated based on 38,333,333 Bleichroeder Ordinary Shares (inclusive of shares included in outstanding units) issued and outstanding as of the date

Name and Address of Beneficial Owner(1)	Class A Ordinary Shares		Class B Ordinary Shares		Approximate Percentage of Total Outstanding Ordinary Shares
	Number of Shares Beneficially Owned	Percentage of Outstanding Ordinary Shares	Number of Shares Beneficially Owned	Percentage of Outstanding Ordinary Shares
Directors, Officers and Founders
Bleichroeder Sponsor 2 LLC(2)	—	—	9,583,333	100%	24.4%
Andrew Gundlach(2)	—	—	9,583,333	100%	24.4%
Michel Combes(2)	—	—	9,583,333	100%	24.4%
Robert Folino	—	—	—	—	—
Marcello Padula	—	—	—	—	—
Philippe Nyssen	—	—	—	—	—
Clemence Rasigni	—	—	—	—	—
Kathy Savitt	—	—	—	—	—
Antoine Theysset	—	—	—	—	—
All officers and directors as a group (6 persons)	—	—	9,583,333	100%	24.4%

Five Percent Holders
Linden Advisors LP.(3)	1,500,000	5.2%	—	—	3.9%
Millennium Management LLC(4)	1,500,000	5.2%	—	—	3.9%
Continental General Insurance Co(5)	2,000,000	7.0%	—	—	5.2%

____________

(1)      Unless otherwise noted, the business address of each of the following is c/o Bleichroeder Sponsor 2 LLC, 1345 Avenue of the Americas, Fl 47, New York, NY 10105.

(2)     Bleichroeder Sponsor 2 LLC, Bleichroeder’s sponsor, is the record holder of such shares. Bleichroeder Management II LLC, or BM2, is the managing member of Bleichroeder’s sponsor, and MC Advisory L.L.C-FZ, an entity formed in Dubai (of which Michel Combes, one of Bleichroeder’s Co-Founders, is the manager), as well as Andrew Gundlach, Bleichroeder’s Executive Chairman, are the managing members of BM2 and hold voting and investment discretion with respect to the ordinary shares held of record by the sponsor. Mr. Combes and Mr. Gundlach disclaim any beneficial ownership of the securities held by the sponsor other than to the extent of any pecuniary interest they may have therein, directly or indirectly. Messrs. Combes and Gundlach through their affiliates and controlled entities, own direct and indirect interests in the membership interests of Bleichroeder’s sponsor, and hold approximately 52.57% of the sponsor membership interests reflecting indirect interests in the Founder Shares. Bleichroeder’s Chief Operating Officer and Chief Executive Officer, as well as Bleichroeder’s Chief Financial Officer, hold an indirect interest in an aggregate of 500,000 Founder Shares through membership interests in Bleichroeder’s Sponsor and certain independent directors hold, in connection with his or her service as a director, in the aggregate, an indirect interest in 60,000 Founder Shares through membership interests in Bleichroeder’s Sponsor. Each such person disclaims any beneficial ownership of the reported shares other than to the extent of any pecuniary interest they may have therein, directly or indirectly.

(3)      According to a Schedule 13G filed with the SEC on January 13, 2026 on behalf of Linden Capital L.P., Linden GP LLC, Linden Advisors LP and Siu Min Wong. Linden GP is the general partner of Linden Capital and, in such capacity, may be deemed to beneficially own the Class A Ordinary Shares held by Linden Capital. Linden Advisors is the investment manager of Linden Capital and trading advisor or investment advisor for the Managed Accounts. Mr. Wong is the principal owner and controlling person of Linden Advisors and Linden GP. In such capacities, Linden Advisors and Mr. Wong may each be deemed to beneficially own the Class A Ordinary Shares held by Linden Capital and the Managed Accounts. Each of Linden Advisors and Mr. Wong may be deemed the beneficial owner of 1,500,000 Shares. This amount consists of 1,438,311 Shares held by Linden Capital and 61,689 Shares held by the Managed Accounts. As of January 9, 2026 each of Linden GP and Linden Capital may be deemed the beneficial owner of the 1,438,311 Shares held by Linden Capital.

(4)      According to a Schedule 13G filed with the SEC on January 14, 2026 on behalf of Millennium Management LLC, Millennium Group Management LLC and Israel A. Englander. The 1,500,000.00 shares of Class A Ordinary Shares are held by entities subject to voting control and investment discretion by Millennium Management LLC and/or other investment managers that may be controlled by Millennium Group Management LLC (the managing member of Millennium Management LLC) and Mr. Englander (the sole voting trustee of the managing member of Millennium Group Management LLC), and may be deemed beneficially owned by Millennium Management LLC, Millennium Group Management LLC and Mr. Englander.

(5)     According to a Schedule 13G filed with the SEC on January 14, 2026 on behalf of Continental General Insurance Company (“CGIC”), Continental Insurance Group, Ltd.(“CIG”), Continental General Holdings LLC and Gorzynski Michael (“CGH”) and Michael Gorzynsk. As the sole owner of CGIC, CIG may be deemed to beneficially own the 2,000,000 Shares beneficially owned by CGIC. As the sole owner of CIG, CGH may be deemed to beneficially own the 2,000,000 Shares beneficially owned by CGIC. As Manager of CGH, Mr. Gorzynski may be deemed to beneficially own the 2,000,000 Shares beneficially owned by CGIC.

The following table sets forth information regarding the expected beneficial ownership of New Pasqal Ordinary Shares (i) as of the date of this proxy statement/prospectus, which is prior to the consummation of the Business Combination and (ii) immediately following the consummation of the Business Combination by:

•        each person who is expected to beneficially own 5% or more of the issued and outstanding New Pasqal Ordinary Shares;

•        each person who will be an executive officer or director of the New Pasqal following the consummation of the Business Combination; and

•        all of those executive officers and directors of the New Pasqal as a group.

Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to, or the power to receive the economic benefit of ownership of, the securities. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares that the person has the right to acquire within 60 days are included, including through the exercise of any option or other right or the conversion of any other security. However, these shares are not included in the computation of the percentage ownership of any other person.

The total number of New Pasqal Ordinary Shares expected to be issued and outstanding immediately after the consummation of the Business Combination will be (i) assuming a no redemption scenario, [•] and (ii) assuming a scenario of maximum redemptions of Bleichroeder Ordinary Shares, [•], and excludes the potential dilutive effect of 17,333,333 New Pasqal Warrants (comprised of 9,583,333 Public Warrants and 7,750,000 Private Warrants), 38,564,113 New Pasqal Ordinary Shares underlying New Pasqal BSPCEs and New Pasqal Options, 26,041,667 New Pasqal Ordinary Shares issuable upon the conversion of the New Pasqal Convertible Bonds, and 32,552,083 New Pasqal Ordinary Shares issuable upon the exercise of the Investment Warrants. If the actual facts differ from these assumptions, these amounts will differ.

	New Pasqal Ordinary Shares Beneficially Owned as of the date of this proxy statement/prospectus		New Pasqal Ordinary Shares Beneficially Owned Immediately After the Closing
			No Redemption Scenario		Maximum Redemption Scenario
	Pre-closing ordinary shares	% of total ordinary shares	Ordinary Shares	% of total Ordinary Shares	Ordinary Shares	% of total Ordinary Shares
Directors and Executive Officers*:
Dr. Loïc Henriet
Dr. Wasiq Bokhari
Georges-Olivier Reymond
Barbara Dalibard
Kathy Savitt
Michel Combes
Alain Aspect
All Directors and Executive Officers as a Group ( individuals)

5.0% or Greater Beneficial Owners:

____________

*        Unless otherwise indicated, the business address of each director and executive officer is 24, rue Emile Baudot, 91120 Palaiseau, France).

ADDITIONAL INFORMATION

Submission of Future Shareholder Proposals

The Bleichroeder Board is aware of no other matter that may be brought before the extraordinary general meeting. Bleichroeder does not expect to hold a 2026 annual meeting of shareholders because it will not be a separate public company if the Business Combination is completed. Alternatively, if Bleichroeder does not consummate a business combination within the Completion Window, Bleichroeder is required to begin the liquidation process provided for in its Existing Governing Documents. Bleichroeder will dissolve as soon as practicable following such liquidation and will conduct no annual meetings thereafter.

Shareholder Communications

Shareholders and interested parties may communicate with the Bleichroeder Board, any committee chairperson or the non-management directors as a group by writing to the board or committee chairperson in care of Bleichroeder Acquisition Corp. II, 1345 Avenue of the Americas, Fl 47, New York, New York 10105, United States of America. Each communication will be forwarded, depending on the subject matter, to the Bleichroeder Board, the appropriate committee chairperson or all non-management directors.

Delivery of Documents to Shareholders

Pursuant to the rules of the SEC, Bleichroeder and services that it employs to deliver communications to its shareholders are permitted to deliver to two or more shareholders sharing the same address a single copy of the proxy statement/prospectus. Upon written or oral request, Bleichroeder will deliver a separate copy of the proxy statement/prospectus to any shareholder at a shared address to which a single copy of the proxy statement/prospectus was delivered and who wishes to receive separate copies in the future. Shareholders receiving multiple copies of the proxy statement/prospectus may likewise request delivery of single copies of the proxy statement/prospectus in the future. Shareholders may notify Bleichroeder of their requests by calling +1 (212) 984-3835 or writing Bleichroeder at its principal executive offices at 1345 Avenue of the Americas, Fl 47, New York, New York 10105, United States of America.

Enforceability of Civil Liabilities

Bleichroeder is an exempted company incorporated under the laws of the Cayman Islands with limited liability. A majority of the directors and executive officers of Bleichroeder, and certain of the experts named in this proxy statement/prospectus are residents of non-United States jurisdictions and all or a substantial portion of the assets of such persons are located outside the United States. As a result, it may not be possible for investors to effect service of process within the United States upon such persons with respect to matters arising under the Securities Act or to enforce against them, in original actions or in actions for enforcement of judgments of United States courts, liabilities predicated upon the United States federal securities laws.

Bleichroeder has been advised by its Cayman Islands legal counsel, Ogier (Cayman) LLP, that the courts of the Cayman Islands are unlikely (i) to recognize or enforce against Bleichroeder judgments of courts of the United States predicated upon the civil liability provisions of the securities laws of the United States or any State; and (ii) in original actions brought in the Cayman Islands, to impose liabilities against Bleichroeder predicated upon the civil liability provisions of the securities laws of the United States or any State, so far as the liabilities imposed by those provisions are penal in nature. In those circumstances, although there is no statutory enforcement in the Cayman Islands of judgments obtained in the United States, the courts of the Cayman Islands will recognize and enforce a foreign money judgment of a foreign court of competent jurisdiction without retrial on the merits based on the principle that a judgment of a competent foreign court imposes upon the judgment debtor an obligation to pay the sum for which judgment has been given, provided certain conditions are met. For a foreign judgment to be enforced in the Cayman Islands, such judgment must be final and conclusive and for a liquidated sum, and must not be in respect of taxes or a fine or penalty, must not be inconsistent with a Cayman Islands judgment in respect of the same matter, must not be impeachable on the grounds of fraud or obtained in a manner, and or be of a kind the enforcement of which is, contrary to natural justice or the public policy of the Cayman Islands (in this regard, awards of punitive or multiple damages may well be held to be contrary to public policy). A Cayman Islands court may stay enforcement proceedings if concurrent proceedings are being brought elsewhere.

New Pasqal is a corporation organized under the laws of France. The majority of our directors are citizens and residents of countries other than the United States, and the majority of our assets are located outside of the United States. Accordingly, it may be difficult for investors:

•        to obtain jurisdiction over us or our non-U.S. resident officers and directors in U.S. courts in actions predicated on the civil liability provisions of the U.S. federal securities laws;

•        to enforce judgments obtained in such actions against us or our non-U.S. resident officers and directors;

•        to bring an original action in a French court to enforce liabilities based upon the U.S. federal securities laws against us or our non-U.S. resident officers or directors; and

•        to enforce against us or our directors in non-U.S. courts, including French courts, judgments of U.S. courts predicated upon the civil liability provisions of the U.S. federal securities laws.

There is currently no bilateral treaty between France and the United States providing for the automatic recognition and enforcement of judgments, other than arbitral awards, rendered in civil and commercial matters. As a result, a judgment rendered by any U.S. federal or state court, rendered against a French person would not be directly enforceable in France but would require an exequatur proceeding before the competent French civil court.

A party in whose favor such judgment was rendered could initiate enforcement proceedings (exequatur) before the relevant French civil court. Such enforcement may be obtained following proper (i.e., non-ex parte) proceedings, provided that certain conditions are satisfied, in particular relating to the jurisdiction of the foreign court, compliance with French international public policy and the absence of fraud. Under prevailing French case law, such conditions would not generally include a review of the merits of the underlying foreign judgment.

While French law is compensatory in nature, certain types of damages, including but not limited to punitive damages, may be refused or reduced if considered disproportionate and contrary to French international public policy.

In addition, there remains uncertainty as to whether French courts would entertain original actions based solely on U.S. federal or state securities laws.

LEGAL MATTERS

The validity of the New Pasqal Ordinary Shares to be issued in connection with the Business Combination will be passed upon by Orrick, Herrington & Sutcliffe LLP, counsel to New Pasqal.

Other Matters

As of the date of this proxy statement/prospectus, the Bleichroeder Board does not know of any matters that will be presented for consideration at the extraordinary general meeting other than as described in this proxy statement/prospectus. If any other matters properly come before the extraordinary general meeting, or any adjournment or postponement thereof, and are voted upon, the enclosed proxy will be deemed to confer discretionary authority on the individuals that it names as proxies to vote the shares represented by the proxy as to any of these matters.

EXPERTS

The consolidated financial statements of Pasqal SAS and its subsidiaries as of December 31, 2025 and December 31, 2024 and for the years then ended included in this proxy statement/prospectus have been so included in reliance on the report of PricewaterhouseCoopers Audit, an independent registered public accounting firm, given on the authority of said firm as experts in accounting and auditing.

The consolidated financial statements of Bleichroeder Acquisition Corp. II at December 31, 2025, and for the period from August 27, 2025 (inception) through December 31, 2025, appearing in this Prospectus and Registration Statement have been audited by WithumSmith+Brown, PC, an independent registered public accounting firm, as set forth in its report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as an expert in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

Bleichroeder files reports, proxy statements and other information with the SEC as required by the Exchange Act. You may access information on Bleichroeder at the SEC web site containing reports, proxy statements and other information at: www.sec.gov.

If you would like additional copies of this proxy statement/prospectus or if you have questions about the Business Combination, you should contact via phone or in writing:

Bleichroeder Acquisition France Merger Sub 2

c/o Bleichroeder Acquisition Corp. II

1345 Avenue of the Americas, Fl 47

New York, New York 10105

Tel: +1-212-984-3835

You may also obtain these documents by requesting them in writing or by telephone from Bleichroeder’s proxy solicitation agent at the following address and telephone number:

[•]

Tel: [•]

Telephone: banks and brokers can call collect at [•]

Email: [•]

If you are a holder of Bleichroeder Ordinary Shares and would like to request documents, please do so no later than five business days before the extraordinary general meeting in order to receive such documents before the extraordinary general meeting. If you request any documents from Bleichroeder, Bleichroeder will mail them to you by first class mail, or another equally prompt means.

INDEX TO THE FINANCIAL STATEMENTS

BLEICHROEDER ACQUISITION CORP. II

Pasqal SAS

BLEICHROEDER ACQUISITION CORP. II
CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31, 2026	December 31, 2025
	(Unaudited)
Assets
Current Assets
Cash	$1,331,014	$—
Prepaid expenses	234,990	4,503
Total current assets	1,566,004	4,503
Deferred offering costs	—	217,025
Long-term prepaid insurance	114,375	—
Investments held in Trust Account	289,715,723	—
Total Assets	$291,396,102	$221,528

Liabilities and Shareholders’ Deficit
Current Liabilities
Accrued offering costs	$75,000	$10,791
Accrued expenses	4,421,580	300
Promissory note – related party	—	248,013
Total Current Liabilities	4,496,580	259,104
Deferred underwriting fee	12,250,000	—
Total Liabilities	16,746,580	259,104

Commitments and Contingencies

Class A ordinary shares subject to possible redemption, 28,750,000 shares at redemption value of $10.08 and $0 per share at March 31, 2026 and December 31, 2025, respectively	289,715,723	—

Shareholders’ Deficit
Preference shares, $0.0001 par value; 5,000,000 shares authorized; none issued or outstanding at March 31, 2026 and December 31, 2025	—	—
Class A ordinary shares, $0.0001 par value; 500,000,000 shares authorized; none issued and outstanding at March 31, 2026 and December 31, 2025 (excluding 28,750,000 shares subject to possible redemption)	—	—
Class B ordinary shares, $0.0001 par value; 50,000,000 shares authorized; 9,583,333 shares issued and outstanding at March 31, 2026 and December 31, 2025	958	958
Additional paid-in capital	—	24,042
Accumulated deficit	(15,067,159)	(62,576)
Total Shareholders’ Deficit	(15,066,201)	(37,576)
Total Liabilities and Shareholders’ Deficit	$291,396,102	$221,528

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

BLEICHROEDER ACQUISITION CORP. II
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
FOR THE THREE MONTHS ENDED MARCH 31, 2026
(UNAUDITED)

Formation, general, and administrative costs	$4,908,142
Loss from operations	$(4,908,142)

Other income
Interest earned on investments held in Trust Account	2,215,723

Net loss	$(2,692,419)

Weighted average shares outstanding Class A ordinary shares, basic and diluted	25,875,000
Basic and diluted net loss per Ordinary Share, Class A Ordinary Shares	$(0.08)
Weighted average shares outstanding, Class B ordinary shares, basic	9,458,333
Basic net loss per Ordinary Share, Class B Ordinary Shares	$(0.08)
Weighted average shares outstanding, Class B ordinary shares, diluted	9,583,333
Diluted net loss per Ordinary Share, Class B Ordinary Shares	$(0.08)

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

BLEICHROEDER ACQUISITION CORP. II
CONDENSED CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS’ DEFICIT
FOR THE THREE MONTHS ENDED MARCH 31, 2026
(UNAUDITED)

	Class A Ordinary Shares		Class B Ordinary Shares		Additional Paid-in Capital	Accumulated Deficit	Total Shareholders’ Deficit
	Shares	Amount	Shares	Amount
Balance – January 1, 2026	—	$—	9,583,333	$958	$24,042	$(62,576)	$(37,576)
Accretion for Class A ordinary shares to redemption amount	—	—	—	—	(10,921,599)	(12,312,164)	(23,233,763)
Sale of 7,750,000 Private Placement Warrants	—	—	—	—	7,750,000	—	7,750,000
Fair value of Public Warrants at issuance	—	—	—	—	3,373,333	—	3,373,333
Allocated value of transaction costs to Class A ordinary shares	—	—	—	—	(225,776)	—	(225,776)
Net loss	—	—	—	—	—	(2,692,419)	(2,692,419)
Balance – March 31, 2026 (unaudited)	—	$—	9,583,333	$958	$—	$(15,067,159)	$(15,066,201)

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

BLEICHROEDER ACQUISITION CORP. II
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
FOR THE THREE MONTHS ENDED MARCH 31, 2026
(UNAUDITED)

Cash Flows from Operating Activities:
Net loss	$(2,692,419)
Adjustments to reconcile net loss to net cash used in operating activities:
Interest earned on investments held in Trust Account	(2,215,723)
Changes in operating assets and liabilities:
Prepaid expenses	(230,487)
Long-term prepaid insurance	(114,375)
Accrued expenses	4,421,280
Net cash used in operating activities	(831,724)

Cash Flows from Investing Activities:
Investment of cash into Trust Account	(287,500,000)
Net cash used in investing activities	(287,500,000)

Cash Flows from Financing Activities:
Proceeds from sale of Units, net of underwriting discounts paid	282,500,000
Proceeds from sale of Private Placements Warrants	7,750,000
Repayment of promissory note – related party	(256,872)
Payment of offering costs	(330,390)
Net cash used in financing activities	289,662,738

Net Change in Cash	1,331,014
Cash – Beginning of period	—
Cash – End of period	$1,331,014

Non-cash investing and financing activities:
Deferred offering costs included in accrued offering costs	$75,799
Deferred offering costs paid by Sponsor through promissory note – related party	$8,859
Deferred underwriting fee payable	$12,250,000

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

BLEICHROEDER ACQUISITION CORP. II
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2026
(Unaudited)

NOTE 1. DESCRIPTION OF ORGANIZATION, BUSINESS OPERATIONS

Bleichroeder Acquisition Corp. II (the “Company”) is a blank check company incorporated as a Cayman Islands exempted company on August 27, 2025. The Company was incorporated for the purpose of effecting a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses (“Business Combination”).

As of March 31, 2026, the Company had not yet commenced operations. All activity for the period from August 27, 2025 (inception) through March 31, 2026 relates to the Company’s formation, the Initial Public Offering (the “Initial Public Offering”), and subsequent to the Initial Public Offering, identifying a target company for a Business Combination. The Company will not generate any operating revenues prior to the completion of the Business Combination and generates non-operating income in the form of interest and/or dividend income from the proceeds derived from the Initial Public Offering. The Company has selected December 31 as its fiscal year end.

The Company’s Sponsor is Bleichroeder Sponsor 2 LLC (the “Sponsor”). The registration statement for the Company’s Initial Public Offering was declared effective on January 7, 2026. On January 9, 2026, the Company consummated the Initial Public Offering of 28,750,000 units (the “Units” and, with respect to the Class A ordinary shares included in the Units being offered, the “Public Shares”), which includes the full exercise by the underwriters of their over-allotment option of 3,750,000 Units, at $10.00 per Unit, generating gross proceeds of $287,500,000. Each Unit consists of one Class A ordinary share and one-third of one redeemable warrant (each “Public Warrant” and collectively, the “Public Warrants”). Each whole Public Warrant entitles the holder thereof to purchase one Class A ordinary share at a price of $11.50 per share, subject to adjustment.

Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of an aggregate of 7,750,000 private placement warrants (each a “Private Placement Warrant”) at a price of $1.00 per Private Placement Warrant, generating gross proceeds of $7,750,000. Of those 7,750,000 Private Placement Warrants, the Sponsor purchased 5,000,000 Private Placement Warrants, and the underwriters, Cohen & Company Capital Markets (“CCM”) and Clear Street LLC (“CS”), purchased 2,750,000 Private Placement Warrants (or 2,612,500 and 137,500 Private Placement Warrants, respectively).

Transaction costs amounted to $17,870,483, consisting of $5,000,000 of cash underwriting fee, $12,250,000 of deferred underwriting fee, and $620,483 of other offering costs.

The Business Combination must be with one or more target businesses that together have a fair market value equal to at least 80% of the value of the assets held in the Trust Account (as defined below) (excluding the amount of deferred underwriting discounts held and taxes payable on the interest earned on the Trust Account) at the time of the signing an agreement to enter into a Business Combination. However, the Company will only complete a Business Combination if the post-Business Combination company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act of 1940, as amended (the “Investment Company Act”). There is no assurance that the Company will be able to successfully effect a Business Combination.

Following the closing of the Initial Public Offering, on January 9, 2026, an amount of $287,500,000 ($10.00 per Unit) from the net proceeds of the sale of the Units and the Private Placement Warrants was placed in the trust account (the “Trust Account”), with U.S.-based trust account, Continental Stock Transfer & Trust Company, acting as trustee, which will initially be invested only in U.S. government treasury obligations with a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act, which invest only in direct U.S. government treasury obligations; the holding of these assets in this form is intended to be temporary and for the sole purpose of facilitating the intended Business Combination. To mitigate the risk that might be deemed to be an investment company for purposes of the Investment Company Act, which risk increases the longer that the Company holds investments in the Trust Account, the Company may, at any time (based on management team’s ongoing assessment of all factors related to the potential status under the Investment Company Act), instruct the trustee to liquidate the investments held in the Trust Account and instead to hold the funds in the Trust Account in

BLEICHROEDER ACQUISITION CORP. II
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2026
(Unaudited)

NOTE 1. DESCRIPTION OF ORGANIZATION, BUSINESS OPERATIONS (cont.)

cash or in an interest bearing demand deposit account at a bank. Except with respect to interest earned on the funds held in the Trust Account that may be released to the Company to pay its taxes, if any, the proceeds from the Initial Public Offering and the sale of the Private Placement Warrants will not be released from the Trust Account until the earliest of (i) the completion of the Company’s initial Business Combination, (ii) the redemption of the Company’s Public Shares if the Company is unable to complete the initial Business Combination within 24 months from the closing of the Initial Public Offering or by such earlier liquidation date as the board of directors may approve (the “Completion Window”), subject to applicable law, or (iii) the redemption of the Company’s Public Shares properly submitted in connection with a shareholder vote to amend the Company’s Amended and Restated Memorandum and Articles of Association to (A) modify the substance or timing of the Company’s obligation to allow redemption in connection with the initial Business Combination or to redeem 100% of the Company’s Public Shares if the Company has not consummated an initial Business Combination within the Completion Window or (B) with respect to any other material provisions relating to shareholders’ rights or pre-initial Business Combination activity. The proceeds deposited in the Trust Account could become subject to the claims of the Company’s creditors, if any, which could have priority over the claims of the Company’s Public Shareholders.

The Company will provide the Company’s Public Shareholders with the opportunity to redeem all or a portion of their Public Shares upon the completion of the initial Business Combination either (i) in connection with a general meeting called to approve the initial Business Combination or (ii) without a shareholder vote by means of a tender offer. The decision as to whether the Company will seek shareholder approval of a proposed initial Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The Public Shareholders will be entitled to redeem their shares at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account calculated as of two business days prior to the consummation of the initial Business Combination, including interest earned on the funds held in the Trust Account (less taxes payable), divided by the number of then outstanding Public Shares, subject to the limitations. The amount in the Trust Account is initially anticipated to be $10.00 per Public Share.

The Public Shares will be recorded at a redemption value and classified as temporary equity upon the completion of the Initial Public Offering, in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 480, “Distinguishing Liabilities from Equity.”

The Company will have only the duration of the Completion Window to complete the initial Business Combination. However, if the Company is unable to complete its initial Business Combination within the Completion Window, the Company will as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account (less taxes payable and up to $100,000 of interest income to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will constitute full and complete payment for the Public Shares and completely extinguish Public Shareholders’ rights as shareholders (including the right to receive further liquidation or other distributions, if any), subject to the Company’s obligations under Cayman Islands law to provide for claims of creditors and subject to the other requirements of applicable law.

The Sponsor, officers and directors have entered into a letter agreement with the Company, pursuant to which they have agreed to (i) waive their redemption rights with respect to their founder shares and Public Shares in connection with the completion of the initial Business Combination or an earlier redemption in connection with the commencement of the procedures to consummate the initial Business Combination if the Company determines it is desirable to facilitate the completion of the initial Business Combination; (ii) waive their redemption rights with respect to their founder shares and Public Shares in connection with a shareholder vote to approve an amendment to the Company’s Amended and Restated Memorandum and Articles of Association; (iii) waive their rights to liquidating distributions from the Trust Account with respect to their founder shares if the Company fails to complete the initial Business Combination within the Completion Window, although they will be entitled to liquidating distributions from the Trust Account with respect to any Public Shares they hold if the Company fails to complete the initial Business

BLEICHROEDER ACQUISITION CORP. II
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2026
(Unaudited)

NOTE 1. DESCRIPTION OF ORGANIZATION, BUSINESS OPERATIONS (cont.)

Combination within the Completion Window and to liquidating distributions from assets outside the Trust Account; and (iv) vote any founder shares held by them and any Public Shares purchased during or after the Initial Public Offering (including in open market and privately-negotiated transactions) in favor of the initial Business Combination.

The Sponsor has agreed that it will be liable to the Company if and to the extent any claims by a third party for services rendered or products sold to the Company, or a prospective target business with which the Company has entered into a written letter of intent, confidentiality or other similar agreement or Business Combination agreement, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.00 per public share and (ii) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.00 per share due to reductions in the value of the trust assets, less income taxes payable, provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to the monies held in the Trust Account (whether or not such waiver is enforceable) nor will it apply to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). However, the Company has not asked the Sponsor to reserve for such indemnification obligations, nor has the Company independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations and the Company believes that the Sponsor’s only assets are securities of the Company. Therefore, the Company cannot assure that the Sponsor would be able to satisfy those obligations.

Business Combination Agreement

On February 28, 2026 (the “Signing Date”), the Company entered into an Agreement and Plan of Merger (as it may be amended, supplemented or otherwise modified from time to time in accordance with its terms, the “Business Combination Agreement”), by and among Bleichroeder, Bleichroeder Acquisition 2 France, a société par actions simplifiée formed under the laws of the Republic of France and subsidiary of Bleichroeder (“Merger Sub”), and Pasqal Holding SAS, a société par actions simplifiée formed under the laws of the Republic of France (“Pasqal”), pursuant to which, among other things and subject to the terms and conditions therein, (i) Bleichroeder will merge with and into Merger Sub (the “Reincorporation Merger”), with Merger Sub being the surviving entity of the Reincorporation Merger (“Parent Surviving Corporation”), and (ii) as promptly as practicable after the effective time of the Reincorporation Merger (the “Reincorporation Merger Effective Time”), Pasqal will merge with and into the Parent Surviving Corporation by way of a merger by absorption (fusion-absorption) in accordance with the applicable provisions of the French Commercial Code (Code de commerce), including Articles L. 236-1 et seq (the “Merger”, and together with the Reincorporation Merger, the “Mergers”), with Parent Surviving Corporation being the surviving entity of the Merger and changing its name to “Pasqal Holding SA” or such other name selected by Pasqal (“New Pasqal”).

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information and in accordance with the instructions to Form 10-Q and Article 8 of Regulation S-X of the U.S. Securities and Exchange Commission (the “SEC”). Certain information or footnote disclosures normally included in unaudited condensed consolidated financial statements prepared in accordance with GAAP have been condensed or omitted, pursuant to the rules and regulations of the SEC for interim financial reporting. Accordingly, they do not include all the information and footnotes necessary for a complete presentation of financial position, results of operations, or cash flows. In the opinion of management, the accompanying unaudited condensed consolidated financial statements include all adjustments, consisting of a normal recurring nature, which are necessary for a fair presentation of the financial position, operating results and cash flows for the periods presented.

BLEICHROEDER ACQUISITION CORP. II
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2026
(Unaudited)

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

The accompanying unaudited condensed consolidated financial statements should be read in conjunction with the Company’s Annual Report on Form 10-K for the year ended December 31, 2025, as filed with the SEC on March 16, 2026. The interim results for the three months ended March 31, 2026 are not necessarily indicative of the results to be expected for the year ending December 31, 2026 or for any future periods.

Liquidity, Capital Resources and Going Concern

The Company’s liquidity needs up to January 9, 2026 had been satisfied through the loan under an unsecured promissory note from the Sponsor of up to $500,000 (Note 5). As of March 31, 2026, the Company had $1,331,014 of cash and had a working capital deficit of $2,930,576.

In connection with the Company’s assessment of going concern considerations in accordance with ASC 205-40, “Presentation of Financial Statements--Going Concern,” as of this filing , the Company may need to raise additional capital through loans or additional investments from its Sponsor, shareholders, officers, directors, or third parties. The Company’s officers, directors and Sponsor may, but are not obligated to, loan the Company funds, from time to time or at any time, in whatever amount they deem reasonable in their sole discretion, to meet the Company’s working capital needs. Accordingly, the Company may not be able to obtain additional financing. If the Company is unable to raise additional capital, it may be required to take additional measures to conserve liquidity, which could include, but not necessarily be limited to, curtailing operations, suspending the pursuit of a potential transaction, and reducing overhead expenses. The Company cannot provide any assurance that new financing will be available to it on commercially acceptable terms, if at all.

The Company’s liquidity condition raises substantial doubt about the Company’s ability to continue as a going concern. Management plans to address this uncertainty through a Business Combination. However, there can be no assurance that the Company will be able to consummate any Business Combination by the end of the Completion Window.

Principles of Consolidation

Bleichroeder Acquisition 2 France was incorporated as a société par actions simplifiée under the laws of the Republic of France on March 15, 2022. On February 19, 2026, Bleichroeder purchased 100% of the issued and outstanding equity of Merger Sub, resulting in Merger Sub becoming a wholly-owned subsidiary of Bleichroeder, solely for the purpose of effectuating the Business Combination, and it does not own any material assets or conduct any business activities other than activities incidental to effectuating the Business Combination. The address and telephone number for Merger Sub’s principal executive officers are the same as those for Bleichroeder.

The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiary. All significant intercompany balances and transactions have been eliminated in consolidation.

Emerging Growth Company Status

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

BLEICHROEDER ACQUISITION CORP. II
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2026
(Unaudited)

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s unaudited condensed consolidated financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of unaudited condensed consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the unaudited condensed consolidated financial statements and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the unaudited condensed consolidated financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company had $1,331,014 of cash and did not have any cash equivalents as of March 31, 2026. The Company did not have any cash or cash equivalents, as of December 31, 2025.

Investments Held in Trust Account

As of March 31, 2026, the assets held in the Trust Account amounting to $289,715,723, were held in mutual funds composed of U.S. treasury securities. As of December 31, 2025, the Company did not have any assets in the Trust Account.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of a cash account in a financial institution, which, at times, may exceed the Federal Deposit Insurance Corporation coverage limit of $250,000. Any loss incurred or a lack of access to such funds could have a significant adverse impact on the Company’s financial condition, results of operations, and cash flows.

Offering Costs

The Company complies with the requirements of the ASC 340-10-S99 and SEC Staff Accounting Bulletin Topic 5A, “Expenses of Offering.” Offering costs consist principally of professional and registration fees that are related to the Initial Public Offering. FASB ASC 470-20, “Debt with Conversion and Other Options,” addresses the

BLEICHROEDER ACQUISITION CORP. II
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2026
(Unaudited)

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

allocation of proceeds from the issuance of convertible debt into its equity and debt components. The Company applies this guidance to allocate Initial Public Offering proceeds from the Units between Class A ordinary shares and Public Warrants, using the residual method by allocating Initial Public Offering proceeds first to assigned value of the Public Warrants and then to the Class A ordinary shares. Offering costs allocated to the Public Shares were charged to temporary equity and offering costs allocated to the Public Warrants and Private Placement Warrants were charged to shareholders’ deficit as the Public Warrants and Private Placement Warrants, after management’s evaluation, were accounted for under equity treatment.

Income Taxes

The Company accounts for income taxes under FASB ASC Topic 740, “Income Taxes,” which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed for differences between the unaudited condensed consolidated financial statements and tax bases of assets and liabilities that will result in future taxable or deductible amounts, based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

FASB ASC Topic 740 prescribes a recognition threshold and a measurement attribute for the unaudited condensed consolidated financial statements recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company’s management determined that the Cayman Islands is the Company’s major tax jurisdiction. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. As of March 31, 2026 and December 31, 2025, there were no unrecognized tax benefits and no amounts accrued for interest and penalties. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.

The Company is considered to be an exempted Cayman Islands company with no connection to any other taxable jurisdiction and is presently not subject to income taxes or income tax filing requirements in the Cayman Islands or the United States. As such, the Company’s tax provision was zero for the period presented.

Warrant Instruments

The Company accounted for the Public and Private Placement Warrants to be issued in connection with the Initial Public Offering and the private placement in accordance with the guidance contained in FASB ASC Topic 815, “Derivatives and Hedging”. Accordingly, the Company evaluated and classified the warrant instruments under equity treatment at their assigned value.

Share-Based Payment Arrangements

The Company accounts for share awards in accordance with FASB ASC 718, “Compensation — Stock Compensation” (“FASB ASC 718”), which requires that all equity awards be accounted for at their “fair value.” Fair value is measured on the grant date and is equal to the underlying value of the share.

Costs equal to these fair values are recognized ratably over the requisite service period based on the number of awards that are expected to vest, in the period of grant for awards that vest immediately and have no future service condition, or in the period the awards vest immediately after meeting a performance condition becomes probable (i.e., the occurrence of a Business Combination). For awards that vest over time, cumulative adjustments in later periods are recorded to the extent actual forfeitures differ from the Company’s initial estimates; previously recognized compensation cost is reversed if the service or performance conditions are not satisfied and the award is forfeited.

BLEICHROEDER ACQUISITION CORP. II
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2026
(Unaudited)

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Class A Ordinary Shares Subject to Possible Redemption

The Public Shares contain a redemption feature which allows for the redemption of such Public Shares in connection with the Company’s liquidation, or if there is a shareholder vote or tender offer in connection with the Company’s initial Business Combination. In accordance with ASC 480-10-S99, the Company classifies Public Shares subject to redemption outside of permanent deficit as the redemption provisions are not solely within the control of the Company. The Company recognizes changes in redemption value immediately as they occur and will adjust the carrying value of redeemable shares to equal the redemption value at the end of each reporting period. Immediately upon the closing of the Initial Public Offering, the Company recognized the accretion from initial book value to redemption value. The change in the carrying value of redeemable shares will result in charges against additional paid-in capital (to the extent available) and accumulated deficit. Accordingly, as of March 31, 2026, Class A ordinary shares subject to possible redemption are presented at redemption value as temporary equity, outside of the shareholders’ deficit section of the Company’s consolidated balance sheets.

As of March 31, 2026, the Class A ordinary shares subject to possible redemption reflected in the consolidated balance sheets are reconciled in the following table:

Gross proceeds	$287,500,000
Less:
Proceeds allocated to Public Warrants	(3,373,333)
Class A ordinary shares issuance costs	(17,644,707)
Plus:
Accretion of carrying value to redemption value	23,233,763
Class A ordinary shares subject to possible redemption, March 31, 2026	$289,715,723

Net Loss per Ordinary Share

The Company complies with accounting and disclosure requirements of FASB ASC Topic 260, “Earnings Per Share”. Net loss per ordinary share is computed by dividing net loss by the weighted average number of ordinary shares outstanding for the period. Accretion associated with the redeemable shares of Class A ordinary shares is excluded from loss per ordinary share as the redemption value approximates fair value.

The calculation of diluted net loss per ordinary share does not consider the effect of the Public Warrants and the Private Warrants in the calculation of diluted net loss per ordinary share, because in the calculation of diluted net loss per ordinary share, their exercise is contingent upon future events.

The following table reflects the calculation of basic and diluted net loss per ordinary share (in dollars, except per-share amounts):

	For the Three Months Ended March 31, 2026
	Class A	Class B
Basic net income per ordinary share
Numerator:
Allocation of net loss	$(1,971,689)	$(720,730)
Denominator:

Basic weighted average shares outstanding	25,875,000	9,458,333
Basic net loss per ordinary share	$(0.08)	$(0.08)

BLEICHROEDER ACQUISITION CORP. II
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2026
(Unaudited)

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

	For the Three Months Ended March 31, 2026
	Class A	Class B
Diluted net loss per ordinary share
Numerator:
Allocation of net income	$(1,964,738)	$(727,681)
Denominator:

Diluted weighted average shares outstanding	25,875,000	9,583,333
Diluted net loss per ordinary share	$(0.08)	$(0.08)

Recent Accounting Pronouncements

Management does not believe that any recently issued, but not effective, accounting standards, if currently adopted, would have a material effect on the Company’s unaudited condensed consolidated financial statements.

NOTE 3. INITIAL PUBLIC OFFERING

Pursuant to the Initial Public Offering on January 9, 2026, the Company sold 28,750,000 Units, which includes the full exercise by the underwriters of their over-allotment option in the amount of 3,750,000 Units at a purchase price of $10.00 per Unit. Each Unit consists of one Class A ordinary share, and one-third of one redeemable warrant. Each whole warrant entitles the holder to purchase one Class A ordinary share at a price of $11.50 per share, subject to adjustment. Each warrant will become exercisable 30 days after the completion of the initial Business Combination and will expire five years after the completion of the initial Business Combination, or earlier upon redemption or liquidation.

Warrants — As of March 31, 2026, there were 17,333,333 Warrants outstanding, including 9,583,333 Public Warrants and 7,750,000 Private Placement Warrants. Each whole warrant entitles the holder to purchase one Class A ordinary share at a price of $11.50 per share, subject to adjustment as discussed herein. The warrants cannot be exercised until 30 days after the completion of the initial Business Combination, and will expire at 5:00 p.m., New York City time, five years after the completion of the initial Business Combination or earlier upon redemption or liquidation.

The Company will not be obligated to deliver any Class A ordinary shares pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the Class A ordinary shares underlying the warrants is then effective and a prospectus relating thereto is current. No warrant will be exercisable and the Company will not be obligated to issue a Class A ordinary share upon exercise of a warrant unless the Class A ordinary share issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a warrant, the holder of such warrant will not be entitled to exercise such warrant and such warrant may have no value and expire worthless. In no event will the Company be required to net cash settle any warrant. In the event that a registration statement is not effective for the exercised warrants, the purchaser of a unit containing such warrant will have paid the full purchase price for the unit solely for the Class A ordinary share underlying such unit.

Under the terms of the warrant agreement, the Company has agreed that, as soon as practicable, but in no event later than 20 business days, after the closing of its Business Combination, it will use its commercially reasonable efforts to file with the SEC a post-effective amendment to the registration statement for the Initial Public Offering or a new registration statement covering the registration under the Securities Act of the Class A ordinary shares issuable upon exercise of the warrants and thereafter will use its commercially reasonable efforts to cause the same to become effective within 60 business days following the Company’s initial Business Combination and to maintain a current prospectus relating to the Class A ordinary shares issuable upon exercise of the warrants until the expiration of the

BLEICHROEDER ACQUISITION CORP. II
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2026
(Unaudited)

NOTE 3. INITIAL PUBLIC OFFERING (cont.)

warrants in accordance with the provisions of the warrant agreement. If a registration statement covering the Class A ordinary shares issuable upon exercise of the warrants is not effective by the sixtieth (60th) business day after the closing of the initial Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. Notwithstanding the above, if the Class A ordinary shares are at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of Public Warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elects, the Company will not be required to file or maintain in effect a registration statement, and in the event the Company does not so elect, the Company will use its commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.

If the holders exercise their Public Warrants on a cashless basis, they would pay the warrant exercise price by surrendering the warrants for that number of Class A ordinary shares equal to the quotient obtained by dividing (x) the product of the number of Class A ordinary shares underlying the warrants, multiplied by the excess of the “fair market value” of the Class A ordinary shares over the exercise price of the warrants by (y) the fair market value. The “fair market value” is the average reported closing price of the Class A ordinary shares for the 10 trading days ending on the third trading day prior to the date on which the notice of exercise is received by the warrant agent or on which the notice of redemption is sent to the holders of warrants, as applicable.

Redemption of Warrants When the Price per Class A Ordinary Share Equals or Exceeds $18.00:    The Company may redeem the outstanding warrants:

•        in whole and not in part;

•        at a price of $0.01 per warrant;

•        upon a minimum of 30 days’ prior written notice of redemption (the “30-day redemption period”); and

•        if, and only if, the last reported sale price (the “closing price”) of the Class A ordinary shares equals or exceeds $18.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant) for any 20 trading days within a 30-trading day period commencing at least 30 days after completion of the initial Business Combination and ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders.

Additionally, if the number of outstanding Class A ordinary shares is increased by a share capitalization payable in Class A ordinary shares, or by a subdivision of ordinary shares or other similar event, then, on the effective date of such share capitalization, subdivision or similar event, the number of Class A ordinary shares issuable on exercise of each warrant will be increased in proportion to such increase in the outstanding ordinary shares. A rights offering made to all or substantially all holders of ordinary shares entitling holders to purchase Class A ordinary shares at a price less than the fair market value will be deemed a share capitalization of a number of Class A ordinary shares equal to the product of (i) the number of Class A ordinary shares actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for Class A ordinary shares) and (ii) the quotient of (x) the price per Class A ordinary share paid in such rights offering and (y) the fair market value. For these purposes (i) if the rights offering is for securities convertible into or exercisable for Class A ordinary shares, in determining the price payable for Class A ordinary shares, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) fair market value means the volume weighted average price of Class A ordinary shares as reported during the ten (10) trading day period ending on the trading day prior to the first date on which the Class A ordinary shares trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

BLEICHROEDER ACQUISITION CORP. II
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2026
(Unaudited)

NOTE 4. PRIVATE PLACEMENT

Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of an aggregate of 7,750,000 private placement warrants (each “Private Placement Warrant”, collectively the “Private Placement Warrants”) at a price of $1.00 per Private Placement Warrant, generating gross proceeds of $7,750,000. Of those 7,750,000 Private Placement Warrants, the Sponsor purchased 5,000,000 Private Placement Warrants, and the underwriters, CCM and CS, purchased 2,750,000 Private Placement Warrants, (or 2,612,500 and 137,500 private placement warrants, respectively).

The Private Placement Warrants are identical to the Public Warrants sold in the Initial Public Offering except that the Private Placement Warrants (i) may not (including the Class A ordinary shares issuable upon exercise of these Private Placement Warrants), subject to certain limited exceptions, be transferred, assigned or sold by the holders until 30 days after the completion of the initial Business Combination, (ii) will be entitled to registration rights and (iii) with respect to Private Placement Warrants held by the underwriters and/or their designees, will not be exercisable more than five years from the commencement of sales in this offering in accordance with Financial Industry Regulatory Authority (“FINRA”) Rule 5110(g)(8).

NOTE 5. RELATED PARTY TRANSACTIONS

Founder Shares

On September 22, 2025, the Sponsor made a capital contribution of $25,000, or approximately $0.003 per share, through payments of offering costs and expenses on the Company’s behalf, for which the Company issued 9,583,333 Class B ordinary shares, known as founder shares, to the Sponsor. Up to 1,250,000 of the founder shares may be surrendered by the Sponsor for no consideration depending on the extent to which the underwriters’ over-allotment is exercised. On January 9, 2026, the underwriters exercised their over-allotment option in full as part of the closing of the Initial Public Offering. As such, the 1,250,000 Founder Shares are no longer subject to forfeiture.

The founder shares are designated as Class B ordinary shares and, except as described below, are identical to the Class A ordinary shares included in the Units sold in the Initial Public Offering, and holders of founder shares have the same shareholder rights as Public Shareholders, except that (i) the founder shares are subject to certain transfer restrictions, as described in more detail below, (ii) the founder shares are entitled to registration rights; (iii) the Sponsor and the Company’s officers and directors have entered into a letter agreement, pursuant to which they have agreed to (A) waive their redemption rights with respect to their founder shares and Public Shares in connection with the completion of the initial Business Combination, (B) waive their redemption rights with respect to their founder shares and Public Shares in connection with a shareholder vote to approve an amendment to the Amended and Restated Memorandum and Articles of Association prior to the consummation of the initial Business Combination (A) to modify the substance or timing of the obligation to allow redemption in connection with the initial Business Combination or to redeem 100% of the Public Shares if the Company has not consummated an initial Business Combination within the completion window or (B) with respect to any other material provisions relating to shareholders’ rights or pre-initial business combination activity, (C) waive their rights to liquidating distributions from the Trust Account with respect to their founder shares if the Company fails to complete the initial Business Combination within the Completion Window, although they will be entitled to liquidating distributions from the Trust Account with respect to any Public Shares they hold if the Company fails to complete the initial Business Combination within such time period and to liquidating distributions from assets outside the Trust Account and (D) vote any founder shares held by them and any Public Shares purchased during or after the Initial Public Offering (including in open market and privately negotiated transactions, aside from shares they may purchase in compliance with the requirements of Rule 14e-5 under the Exchange Act, which would not be voted in favor of approving the Business Combination transaction) in favor of the initial Business Combination, (iv) the founder shares are automatically convertible into Class A ordinary shares in connection with the consummation of the initial Business Combination or earlier at the option of the holder on a one-for-one basis, subject to adjustment as described herein and in the Company Amended and Restated Memorandum and Articles of Association, and (v) prior to, or in connection with, the closing of the initial Business Combination,

BLEICHROEDER ACQUISITION CORP. II
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2026
(Unaudited)

NOTE 5. RELATED PARTY TRANSACTIONS (cont.)

only holders of the Class B ordinary shares will be entitled to vote on the appointment and removal of directors or continuing the Company in a jurisdiction outside the Cayman Islands (including any special resolution required to amend constitutional documents or to adopt new constitutional documents, in each case, as a result of the approving a transfer by way of continuation in a jurisdiction outside the Cayman Islands).

On November 18, 2025, the Sponsor granted membership interests which equate to an aggregate of 300,000 founder shares to the Chief Operating Officer and membership interests which equate to 200,000 founder shares to the Chief Financial Officer. Also, On November 24, 2025, the Sponsor granted membership interests of an aggregate of 30,000 founder shares to the two independent directors (15,000 each). All membership interests were granted in exchange for their services as director and officers through the Company’s initial Business Combination. The membership interests shall return to the Sponsor if the director is no longer serving the Company on or prior to the initial Business Combination. The granting of the membership interests equating to founder shares to the two independent directors, to the Chief Operating Officer, and to the Chief Financial Officer is in the scope of FASB ASC Topic 718, “Compensation-Stock Compensation” (“ASC 718”). Under ASC 718, stock-based compensation associated with equity classified awards is measured at fair value upon the assignment date. The total fair value of the 30,000 membership interests issued to the two directors and 500,000 membership interests issued to the Chief Operating Officer and Chief Financial Officer on November 18, 2025 and November 24, 2025, was $1,562,530 or $2.948 and $2.951, respectively, per share. The Company established the initial fair value of the founder shares on November 18, 2025 and November 24, 2025, using a calculation prepared by a third party valuation team which takes into consideration the implied share price of $9.88 on both dates, risk-free rate of 3.94% and 3.95%, respectively, and remaining term of 0.14 and 0.12 years, respectively. The membership interests were assigned subject to performance conditions (i.e., providing services through Business Combination). Stock-based compensation would be recognized at the date a Business Combination is considered probable (i.e., upon consummation of a Business Combination) in an amount equal to the number of founder shares that ultimately vest times the assignment date fair value per share (unless subsequently modified) less the amount initially received for the transfer of founder shares. As of March 31, 2026, the Company determined that the initial Business Combination is not considered probable and therefore no compensation expense has been recognized.

On February 6, 2026, the sponsor transferred 15,000 Class A Units to an individual. The transferred units represent an indirect interest in 15,000 Founder Shares. The fair value of the shares as of February 6, 2026, was determined to be $3.77 per share for an aggregate amount of $56,550. The transfer was made in accordance with the terms of the Company’s operating agreement. The transfer of these shares is contingent on the completion of a business combination. The expense will be recorded when the contingent event of a business combination becomes probable. As of March 31, 2026, the closing of the business combination was not considered to be probable.

Promissory Note — Related Party

The Sponsor has agreed to loan the Company an aggregate of up to $500,000 to be used for a portion of the expenses of the Initial Public Offering. The loan is non-interest bearing, unsecured and due at the earlier of June 30, 2026 or the closing of the Initial Public Offering. As of March 31, 2026 and December 31, 2025, the Company borrowed a total of $0 and $248,013 under the promissory note. At the closing of the Initial Public Offering, on January 9, 2026, the Company paid the outstanding borrowings in full and borrowings under the promissory note are no longer available.

Service Agreement

The Company has agreed, upon the completion of the Initial Public Offering, to pay an affiliate of the Chief Operating Officer (“COO”) $18,000 per month, then upon the completion of initial Business Combination or liquidation, an amount equal to $600,000 less the total amount of all such monthly payments made up to that time, for services as COO pursuant to an advisory agreement. Prior to initial Business Combination, no payments under

BLEICHROEDER ACQUISITION CORP. II
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2026
(Unaudited)

NOTE 5. RELATED PARTY TRANSACTIONS (cont.)

this agreement shall be made from amounts held in the Trust Account. As of March 31, 2026 and December 31, 2025, $49,935 and $0 has been incurred and paid for these services and is reflected in the condensed consolidated statement of operations.

Related Party Loans

In order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (the “Working Capital Loans”). If the Company completes a Business Combination, the Company will repay the Working Capital Loans. In the event that a Business Combination does not close, the Company may use a portion of the working capital held outside the Trust Account to repay the Working Capital Loans but no proceeds from the Trust Account would be used to repay the Working Capital Loans. Up to $2,000,000 of such Working Capital Loans may be convertible into Private Placement Warrants of the post Business Combination entity at a price of $1.00 per warrant at the option of the lender. As of March 31, 2026 and December 31, 2025, no such Working Capital Loans were outstanding.

NOTE 6. COMMITMENTS

Risks and Uncertainties

The United States and global markets are experiencing volatility and disruption following the geopolitical instability resulting from the ongoing Russia-Ukraine conflict and the middle east conflicts. In response to the ongoing Russia-Ukraine conflict, the North Atlantic Treaty Organization (“NATO”) deployed additional military forces to eastern Europe, and the United States, the United Kingdom, the European Union and other countries have announced various sanctions and restrictive actions against Russia, Belarus and related individuals and entities, including the removal of certain financial institutions from the Society for Worldwide Interbank Financial Telecommunication (“SWIFT”) payment system. Certain countries, including the United States, have also provided and may continue to provide military aid or other assistance to Ukraine and to Israel, increasing geopolitical tensions among a number of nations. The invasion of Ukraine by Russia and the middle east conflicts and the resulting measures that have been taken, and could be taken in the future, by NATO, the United States, the United Kingdom, the European Union, Israel and its neighboring states and other countries have created global security concerns that could have a lasting impact on regional and global economies. Although the length and impact of the ongoing conflicts are highly unpredictable, they could lead to market disruptions, including significant volatility in commodity prices, credit and capital markets, as well as supply chain interruptions and increased cyberattacks against U.S. companies. Additionally, any resulting sanctions could adversely affect the global economy and financial markets and lead to instability and lack of liquidity in capital markets.

Any of the above mentioned factors, or any other negative impact on the global economy, capital markets or other geopolitical conditions resulting from the Russian invasion of Ukraine, the middle east conflicts and subsequent sanctions or related actions, could adversely affect the Company’s search for an initial Business Combination and any target business with which the Company may ultimately consummate an initial Business Combination.

Registration Rights

The holders of Founder Shares, Private Placement Warrants (and the Class A ordinary shares issuable upon exercise of the Private Placement Warrants) and Private Placement Warrants (and the Class A ordinary shares issuable upon exercise of the Private Placement Warrants) that may be issued upon conversion of Working Capital Loans, if any, and any Class A ordinary shares issuable upon conversion of the founder shares and any Class A ordinary shares held by the initial shareholders at the completion of the Initial Public Offering or acquired prior to or in connection with the initial Business Combination, will be entitled to registration rights pursuant to a registration rights agreement to be signed prior to or on the effective date of the registration statement for the Initial Public Offering. These holders

BLEICHROEDER ACQUISITION CORP. II
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2026
(Unaudited)

NOTE 6. COMMITMENTS (cont.)

will be entitled to make up to three demands excluding short form demands, and have piggyback registration rights. Notwithstanding anything to the contrary, the underwriters may only make a demand on one occasion and only during the five-year period beginning on the effective date of the Initial Public Offering. In addition, the underwriters may participate in a piggyback registration only during the seven-year period beginning on the effective date of the Initial Public Offering. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

The underwriters have a 45-day option from the date of the Initial Public Offering to purchase up to an additional 3,750,000 Units to cover over-allotments, if any. On January 9, 2026, the underwriters elected to fully exercise their over-allotment option to purchase an additional 3,750,000 Units at a price of $10.00 per Unit.

The underwriters were entitled to a cash underwriting discount of $5,000,000 (2.0% of the gross proceeds of the Units sold in the Initial Public Offering) which was paid at the closing of the Initial Public Offering.

Additionally, the underwriters are entitled to a deferred underwriting discount of 4.00% of the gross proceeds of the Initial Public Offering held in the Trust Account, up to $12,250,000 in the aggregate upon the completion of the Company’s Initial Business Combination subject to the terms of the underwriting agreement.

Business Combination Agreement

On February 28, 2026 (the “Signing Date”), the Company entered into an Agreement and Plan of Merger (as it may be amended, supplemented or otherwise modified from time to time in accordance with its terms, the “Business Combination Agreement”), by and among Bleichroeder, Bleichroeder Acquisition 2 France, a société par actions simplifiée formed under the laws of the Republic of France and subsidiary of Bleichroeder (“Merger Sub”), and Pasqal Holding SAS, a société par actions simplifiée formed under the laws of the Republic of France (“Pasqal”), pursuant to which, among other things and subject to the terms and conditions therein, (i) Bleichroeder will merge with and into Merger Sub (the “Reincorporation Merger”), with Merger Sub being the surviving entity of the Reincorporation Merger (“Parent Surviving Corporation”), and (ii) as promptly as practicable after the effective time of the Reincorporation Merger (the “Reincorporation Merger Effective Time”), Pasqal will merge with and into the Parent Surviving Corporation by way of a merger by absorption (fusion-absorption) in accordance with the applicable provisions of the French Commercial Code (Code de commerce), including Articles L. 236-1 et seq (the “Merger”, and together with the Reincorporation Merger, the “Mergers”), with Parent Surviving Corporation being the surviving entity of the Merger and changing its name to “Pasqal Holding SA” or such other name selected by Pasqal (“New Pasqal”).

NOTE 7. SHAREHOLDER’S DEFICIT

Preference Shares — The Company is authorized to issue a total of 5,000,000 preference shares at par value of $0.0001 each. As of March 31, 2026 and December 31, 2025, there were no preference shares issued or outstanding.

Class A Ordinary Shares — The Company is authorized to issue a total of 500,000,000 Class A ordinary shares at par value of $0.0001 each. As of March 31, 2026 and December 31, 2025, there were no Class A ordinary shares issued or outstanding (excluding 28,750,000 Class A ordinary shares subject to possible redemption.)

Class B Ordinary Shares — The Company is authorized to issue a total of 50,000,000 Class B ordinary shares at par value of $0.0001 each. As of March 31, 2026 and December 31, 2025, there were 9,583,333 Class B ordinary shares outstanding.

BLEICHROEDER ACQUISITION CORP. II
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2026
(Unaudited)

NOTE 7. SHAREHOLDER’S DEFICIT (cont.)

The founder shares will automatically convert into Class A ordinary shares in connection with the consummation of the initial Business Combination or earlier at the option of the holder on a one-for-one basis, subject to adjustment for share subdivisions, share capitalizations, reorganizations, recapitalizations and the like. In the case that additional Class A ordinary shares, or any other equity-linked securities, are issued or deemed issued in excess of the amounts sold in the Initial Public Offering and related to or in connection with the closing of the initial Business Combination, the ratio at which Class B ordinary shares convert into Class A ordinary shares will be adjusted (unless the holders of a majority of the outstanding Class B ordinary shares agree to waive such adjustment with respect to any such issuance or deemed issuance) so that the number of Class A ordinary shares issuable upon conversion of all Class B ordinary shares will equal, in the aggregate, 25% of the sum of (i) all ordinary shares issued and outstanding upon the completion of the Initial Public Offering (including any Class A ordinary shares issued pursuant to the underwriters’ over-allotment option and excluding the Class A ordinary shares underlying the Private Placement Warrants issued to the Sponsor), plus (ii) all Class A ordinary shares and equity-linked securities issued or deemed issued in connection with the closing of the initial Business Combination (subject to certain exclusions described herein) minus (iii) any redemptions of Class A ordinary shares by Public Shareholders in connection with an initial Business Combination, and any shares or equity-linked securities issued, or to be issued, to any seller in the Business Combination and in connection with any amendment to the amended and restated memorandum and articles of association made prior to the consummation of the initial Business Combination (A) to modify the substance or timing of the Company’s obligation to allow redemption in connection with the initial Business Combination or to redeem 100% of its Public Shares if the Company does not complete its initial Business Combination within the completion window or (B) with respect to any other material provisions relating to the rights of holders of Class A ordinary shares or pre-business combination activity; provided that such conversion of founder shares will never occur on a less than one-for-one basis.

Holders of record of the Company’s Class A ordinary shares and Class B ordinary shares are entitled to one vote for each share held on all matters to be voted on by shareholders. Unless specified in the amended and restated memorandum and articles of association or as required by the Companies Act or stock exchange rules, an ordinary resolution under Cayman Islands law and the amended and restated memorandum and articles of association, which requires the affirmative vote of at least a majority of the votes cast by such shareholders as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at the applicable general meeting of the Company is generally required to approve any matter voted on by shareholders. Approval of certain actions requires a special resolution under Cayman Islands law, which (except as specified below) requires the affirmative vote of at least two-thirds of the votes cast by such shareholders as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at the applicable general meeting, and pursuant to the amended and restated memorandum and articles of association, such actions include amending the amended and restated memorandum and articles of association and approving a statutory merger or consolidation with another company. There is no cumulative voting with respect to the appointment of directors, meaning, following the initial Business Combination, the holders of more than 50% of the ordinary shares voted for the appointment of directors can elect all of the directors. Prior to, or in connection with, the closing of the initial Business Combination, only holders of the Class B ordinary shares will (i) have the right to vote on the appointment and removal of directors and (ii) be entitled to vote on continuing the Company in a jurisdiction outside the Cayman Islands (including any special resolution required to amend the constitutional documents or to adopt new constitutional documents, in each case, as a result of the Company approving a transfer by way of continuation in a jurisdiction outside the Cayman Islands). Holders of the Class A ordinary shares will not be entitled to vote on these matters during such time. These provisions of the amended and restated memorandum and articles of association may only be amended if approved by a special resolution passed by the affirmative vote of at least 90% (or, where such amendment is proposed in respect of the consummation of the initial Business Combination, two-thirds) of the votes cast by such shareholders as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at the applicable general meeting of the Company.

BLEICHROEDER ACQUISITION CORP. II
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2026
(Unaudited)

NOTE 8. FAIR VALUE MEASUREMENTS

The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:

Level 1:  Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2:  Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

Level 3:  Unobservable inputs based on assessment of the assumptions that market participants would use in pricing the asset or liability.

The fair value of the Public Warrants is $3,373,333, or $0.352 per Public Warrant. The fair value of Public Warrants was determined using Monte Carlo Simulation Model. The Public Warrants have been classified within shareholders’ deficit and will not require remeasurement after issuance. The following table presents the quantitative information regarding market assumptions used in the Level 3 valuation of the Public Warrants:

January 9, 2026
Underlying stock price	$9.93
Exercise price	$11.50
Volatility	5.00%
Probability of De-SPAC and market adjustment	27.7%
Risk-free rate	3.87%
Warrant term (years)	7.00

The following table presents information about the Company’s assets and liabilities that are measured at fair value on a recurring basis as of March 31, 2026 and December 31, 2025, and indicates the fair value hierarchy of the valuation techniques that the Company utilized to determine such fair value:

	Level	March 31, 2026	December 31, 2025
Asset:
Investments held in Trust Account – U.S. Treasury Securities	1	$289,715,723	$—

NOTE 9. SEGMENT INFORMATION

FASB ASC Topic 280, “Segment Reporting,” establishes standards for companies to report in their unaudited condensed financial statements information about operating segments, products, services, geographic areas, and major customers. Operating segments are defined as components of an enterprise for which separate financial information is available that is regularly evaluated by the Company’s CODM, or group, in deciding how to allocate resources and assess performance.

BLEICHROEDER ACQUISITION CORP. II
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2026
(Unaudited)

NOTE 9. SEGMENT INFORMATION (cont.)

The Company’s CODM has been identified as the Chief Financial Officer, who reviews the operating results for the Company as a whole to make decisions about allocating resources and assessing financial performance. Accordingly, management has determined that the Company only has one reporting segment.

The CODM assesses performance for the single segment and decides how to allocate resources based on net income or loss that also is reported on the statement of operations as net income or loss. The measure of segment assets is reported on the condensed balance sheets as total assets. When evaluating the Company’s performance and making key decisions regarding resource allocation, the CODM reviews several key metrics included in net income or loss and total assets, which include the following:

	March 31, 2026	December 31, 2025
Cash	$1,331,014	$—
Investments held in Trust Account	$289,715,723	—
For the Three Months Ended March 31, 2026
Formation, general, and administrative costs	$4,908,142
Interest earned on investments held in Trust Account	$2,215,723

The CODM reviews interest earned on investments held in Trust Account to measure and monitor shareholder value and determine the most effective strategy of investment with the Trust Account funds while maintaining compliance with the Trust Agreement.

Formation, general, and administrative costs are reviewed and monitored by the CODM to manage and forecast cash to ensure enough capital is available to complete an initial business combination or similar transaction within the Completion Window. The CODM also reviews Formation, general, and administrative costs to manage, maintain and enforce all contractual agreements to ensure costs are aligned with all agreements and budget. Formation, general, and administrative costs, as reported on the statement of operations, are the significant segment expenses provided to the CODM on a regular basis.

All other segment items included in net loss are reported on the statement of operations and described within their respective disclosures.

NOTE 10. SUBSEQUENT EVENTS

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the consolidated financial statements were issued. Based upon this review, the Company did not identify any subsequent events that would have required adjustment or disclosure in the consolidated financial statements.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholder and the Board of Directors of
Bleichroeder Acquisition Corp. II:

Opinion on the Financial Statements

We have audited the accompanying balance sheet of Bleichroeder Acquisition Corp. II (the “Company”) as of December 31, 2025, and the related statements of operations, changes in shareholder’s deficit, and cash flows for the period from August 27, 2025 (inception) through December 31, 2025, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2025, and the results of its operations and its cash flows for the period from August 27, 2025 (inception) through December 31, 2025, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (the “PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ WithumSmith+Brown, PC

We have served as the Company’s auditor since 2025.

New York, New York
March 16, 2026
PCAOB ID Number 100

BLEICHROEDER ACQUISITION CORP. II
BALANCE SHEET
DECEMBER 31, 2025

Assets
Current Assets
Prepaid expenses	$4,503
Total Current Assets	4,503
Deferred offering costs	217,025
Total Assets	$221,528

Liabilities and Shareholder’s Deficit
Current Liabilities
Accrued offering costs	$10,791
Accrued expenses	300
Promissory note – related party	248,013
Total Current Liabilities	259,104

Shareholder’s Deficit
Preference shares, $0.0001 par value; 5,000,000 shares authorized; none issued or outstanding	—
Class A ordinary shares, $0.0001 par value; 500,000,000 shares authorized; none issued and outstanding	—
Class B ordinary shares, $0.0001 par value; 50,000,000 shares authorized; 9,583,333 shares issued and outstanding(1)	958
Additional paid-in capital	24,042
Accumulated deficit	(62,576)
Total Shareholder’s Deficit	(37,576)
Total Liabilities and Shareholder’s Deficit	$221,528

____________

(1)      Includes an aggregate of up to 1,250,000 Class B ordinary shares subject to forfeiture by the holders thereof depending on the extent to which the underwriters’ over-allotment option was exercised (Note 5). On January 9, 2026, the Company consummated its Initial Public Offering and sold 28,750,000 Units, including 3,750,000 Units sold pursuant to the exercise of the underwriters’ option in full to purchase additional units to cover the over-allotment; hence, the 1,250,000 shares of Class B ordinary shares were no longer subject to forfeiture.

The accompanying notes are an integral part of these financial statements.

BLEICHROEDER ACQUISITION CORP. II
STATEMENT OF OPERATIONS
FOR THE PERIOD FROM AUGUST 27, 2025 (INCEPTION) THROUGH DECEMBER 31, 2025

Formation, general, and administrative costs	$62,576
Net Loss	$(62,576)

Weighted average shares outstanding, basic and diluted(1)	8,333,333

Basic and diluted net loss per ordinary shares	$(0.01)

____________

(1)      Excluded an aggregate of up to 1,250,000 Class B ordinary shares that were subject to forfeiture depending on the extent to which the underwriters’ over-allotment option was exercised (see Note 5). On January 9, 2026, the Company consummated its Initial Public Offering and sold 28,750,000 Units, including 3,750,000 Units sold pursuant to the exercise of the underwriters’ option in full to purchase additional units to cover the over-allotment; hence, the 1,250,000 shares of Class B ordinary shares were no longer subject to forfeiture.

The accompanying notes are an integral part of these financial statements.

BLEICHROEDER ACQUISITION CORP. II
STATEMENT OF CHANGES IN SHAREHOLDER’S DEFICIT
FOR THE PERIOD FROM AUGUST 27, 2025 (INCEPTION) THROUGH DECEMBER 31, 2025

	Class A Ordinary Shares		Class B Ordinary Shares		Additional Paid-in Capital	Accumulated Deficit	Total Shareholder’s Deficit
	Shares	Amount	Shares(1)	Amount
Balance – August 27, 2025 (inception)	—	$—	—	$—	$—	$—	$—
Issuance of Class B ordinary to Sponsor(1)	—	—	9,583,333	958	24,042	—	25,000
Net loss	—	—	—	—	—	(62,576)	(62,576)
Balance – December 31, 2025	—	$—	9,583,333	$958	$24,042	$(62,576)	$(37,576)

____________

(1)      Includes an aggregate of up to 1,250,000 Class B ordinary shares subject to forfeiture by the holders thereof depending on the extent to which the underwriters’ over-allotment option was exercised (Note 5). On January 9, 2026, the Company consummated its Initial Public Offering and sold 28,750,000 Units, including 3,750,000 Units sold pursuant to the exercise of the underwriters’ option in full to purchase additional units to cover the over-allotment; hence, the 1,250,000 shares of Class B ordinary shares were no longer subject to forfeiture.

The accompanying notes are an integral part of these financial statements.

BLEICHROEDER ACQUISITION CORP. II
STATEMENT OF CASH FLOWS
FOR THE PERIOD FROM AUGUST 27, 2025 (INCEPTION) THROUGH DECEMBER 31, 2025

Cash Flows from Operating Activities:
Net loss	$(62,576)
Adjustments to reconcile net loss to net cash used in operating activities:
Formation costs paid by Sponsor in exchange for the issuance of Class B ordinary shares	14,746
General and administrative costs paid through promissory note – related party	47,530
Changes in operating assets and liabilities:
Accrued expenses	300
Net cash used in operating activities	—

Net Change in Cash	—
Cash – Beginning	—
Cash – Ending	$—

Non-cash investing and financing activities:
Deferred offering costs included in accrued offering costs	$10,791
Deferred offering costs paid by Sponsor in exchange for the issuance of Class B ordinary shares	$10,254
Deferred offering costs paid by Sponsor through promissory note – related party	$195,980
Prepaid expenses paid by Sponsor through promissory note – related party	$4,503

The accompanying notes are an integral part of these financial statements.

BLEICHROEDER ACQUISITION CORP. II
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2025

NOTE 1. DESCRIPTION OF ORGANIZATION, BUSINESS OPERATIONS

Bleichroeder Acquisition Corp. II (the “Company”) is a blank check company incorporated as a Cayman Islands exempted company on August 27, 2025. The Company was incorporated for the purpose of effecting a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses that the Company has not yet identified (“Business Combination”).

As of December 31, 2025, the Company had not yet commenced operations. All activity for the period from August 27, 2025 (inception) through December 31, 2025 relates to the Company’s formation, the Initial Public Offering (the “Initial Public Offering”), and subsequent to the Initial Public Offering, identifying a target company for a Business Combination. The Company will not generate any operating revenues prior to the completion of the Business Combination and will generate non-operating income in the form of interest and/or dividend income from the proceeds derived from the Initial Public Offering. The Company has selected December 31 as its fiscal year end.

The Company’s Sponsor is Bleichroeder Sponsor 2 LLC (the “Sponsor”). The registration statement for the Company’s Initial Public Offering was declared effective on January 7, 2026. On January 9, 2026, the Company consummated the Initial Public Offering of 28,750,000 units (the “Units” and, with respect to the Class A ordinary shares included in the Units being offered, the “Public Shares”), which includes the full exercise by the underwriters of their over-allotment option of 3,750,000 Units, at $10.00 per Unit, generating gross proceeds of $287,500,000. Each Unit consists of one Class A ordinary share and one-third of one redeemable warrant (each “Public Warrant” and collectively, the “Public Warrants”). Each whole Public Warrant entitles the holder thereof to purchase one Class A ordinary share at a price of $11.50 per share, subject to adjustment.

Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of an aggregate of 7,750,000 private placement warrants (each “Private Placement Warrant”, collectively the “Private Placement Warrants”) at a price of $1.00 per Private Placement Warrant, generating gross proceeds of $7,750,000. Of those 7,750,000 Private Placement Warrants, the Sponsor purchased 5,000,000 Private Placement Warrants, and the underwriters, CCM and CS, purchased 2,750,000 Private Placement Warrants (or 2,612,500 and 137,500 Private Placement Warrants, respectively).

Transaction costs amounted to $17,870,483, consisting of $5,000,000 of cash underwriting fee, $12,250,000 of deferred underwriting fee, and $620,483 of other offering costs.

The Business Combination must be with one or more target businesses that together have a fair market value equal to at least 80% of the value of the assets held in the Trust Account (as defined below) (excluding the deferred underwriting commissions and taxes payable on the interest earned on the Trust Account) at the time of the signing an agreement to enter into a Business Combination. However, the Company will only complete a Business Combination if the post-Business Combination company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act of 1940, as amended (the “Investment Company Act”). There is no assurance that the Company will be able to successfully effect a Business Combination.

Following the closing of the Initial Public Offering, on January 9, 2026, an amount of $287,500,000 ($10.00 per Unit) from the net proceeds of the sale of the Units and the Private Placement Warrants was placed in the trust account (the “Trust Account”), with U.S.-based trust account, Continental Stock Transfer & Trust Company, acting as trustee, which will initially be invested only in U.S. government treasury obligations with a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act, which invest only in direct U.S. government treasury obligations; the holding of these assets in this form is intended to be temporary and for the sole purpose of facilitating the intended Business Combination. To mitigate the risk that might be deemed to be an investment company for purposes of the Investment Company Act, which risk increases the longer that the Company holds investments in the Trust Account, the Company may, at any time (based on management team’s ongoing assessment of all factors related to the potential status under the Investment Company Act), instruct the trustee to liquidate the investments held in the Trust Account and instead to hold the funds in the Trust Account in cash or in an interest bearing demand deposit account at a bank. Except with respect to interest earned on the funds

BLEICHROEDER ACQUISITION CORP. II
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2025

NOTE 1. DESCRIPTION OF ORGANIZATION, BUSINESS OPERATIONS (cont.)

held in the Trust Account that may be released to the Company to pay its taxes, if any, the proceeds from the Initial Public Offering and the sale of the Private Placement Units will not be released from the Trust Account until the earliest of (i) the completion of the Company’s initial Business Combination, (ii) the redemption of the Company’s Public Shares if the Company is unable to complete the initial Business Combination within 24 months from the closing of the Initial Public Offering or by such earlier liquidation date as the board of directors may approve (the “Completion Window”), subject to applicable law, or (iii) the redemption of the Company’s Public Shares properly submitted in connection with a shareholder vote to amend the Company’s Amended and Restated Memorandum and Articles of Association to (A) modify the substance or timing of the Company’s obligation to allow redemption in connection with the initial Business Combination or to redeem 100% of the Company’s Public Shares if the Company has not consummated an initial Business Combination within the Completion Window or (B) with respect to any other material provisions relating to shareholders’ rights or pre-initial Business Combination activity. The proceeds deposited in the Trust Account could become subject to the claims of the Company’s creditors, if any, which could have priority over the claims of the Company’s Public Shareholders.

The Company will provide the Company’s Public Shareholders with the opportunity to redeem all or a portion of their Public Shares upon the completion of the initial Business Combination either (i) in connection with a general meeting called to approve the initial Business Combination or (ii) without a shareholder vote by means of a tender offer. The decision as to whether the Company will seek shareholder approval of a proposed initial Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The Public Shareholders will be entitled to redeem their shares at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account calculated as of two business days prior to the consummation of the initial Business Combination, including interest earned on the funds held in the Trust Account (less taxes payable), divided by the number of then outstanding Public Shares, subject to the limitations. The amount in the Trust Account is initially anticipated to be $10.00 per Public Share.

The ordinary shares subject to redemption will be recorded at a redemption value and classified as temporary equity upon the completion of the Initial Public Offering, in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 480, “Distinguishing Liabilities from Equity.”

The Company will have only the duration of the Completion Window to complete the initial Business Combination. However, if the Company is unable to complete its initial Business Combination within the Completion Window, the Company will as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account (less taxes payable and up to $100,000 of interest income to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will constitute full and complete payment for the Public Shares and completely extinguish Public Shareholders’ rights as shareholders (including the right to receive further liquidation or other distributions, if any), subject to the Company’s obligations under Cayman Islands law to provide for claims of creditors and subject to the other requirements of applicable law.

The Sponsor, officers and directors have entered into a letter agreement with the Company, pursuant to which they have agreed to (i) waive their redemption rights with respect to their founder shares and Public Shares in connection with the completion of the initial Business Combination or an earlier redemption in connection with the commencement of the procedures to consummate the initial Business Combination if the Company determines it is desirable to facilitate the completion of the initial Business Combination; (ii) waive their redemption rights with respect to their founder shares and Public Shares in connection with a shareholder vote to approve an amendment to the Company’s Amended and Restated Memorandum and Articles of Association; (iii) waive their rights to liquidating distributions from the Trust Account with respect to their founder shares if the Company fails to complete the initial Business Combination within the Completion Window, although they will be entitled to liquidating distributions from the Trust Account with respect to any Public Shares they hold if the Company fails to complete the initial Business

BLEICHROEDER ACQUISITION CORP. II
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2025

NOTE 1. DESCRIPTION OF ORGANIZATION, BUSINESS OPERATIONS (cont.)

Combination within the Completion Window and to liquidating distributions from assets outside the Trust Account; and (iv) vote any founder shares held by them and any Public Shares purchased during or after the Initial Public Offering (including in open market and privately-negotiated transactions) in favor of the initial Business Combination.

The Sponsor has agreed that it will be liable to the Company if and to the extent any claims by a third party for services rendered or products sold to the Company, or a prospective target business with which the Company has entered into a written letter of intent, confidentiality or other similar agreement or Business Combination agreement, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.00 per public share and (ii) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.00 per share due to reductions in the value of the trust assets, less income taxes payable, provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to the monies held in the Trust Account (whether or not such waiver is enforceable) nor will it apply to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). However, the Company has not asked the Sponsor to reserve for such indemnification obligations, nor has the Company independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations and the Company believes that the Sponsor’s only assets are securities of the Company. Therefore, the Company cannot assure that the Sponsor would be able to satisfy those obligations.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying financial statements are presented in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and pursuant to the rules and regulations of the U.S. Securities and Exchange Commission (the “SEC”).

Liquidity and Capital Resources

The Company’s liquidity needs up to December 31, 2025 had been satisfied through the loan under an unsecured promissory note from the Sponsor of up to $500,000 (Note 5). As of December 31, 2025, the Company had no cash and had a working capital deficit of $254,601.

In connection with the Company’s assessment of going concern in accordance with FASB ASC Topic 205-40, “Presentation of Financial Statements — Going Concern”, the Company has completed its Initial Public Offering on January 9, 2026, at which time the capital in excess of the funds deposited in Trust Account and/or used to fund offering costs and other expenses was released to the Company for general capital purposes. The Company does not believe it will need to raise additional funds in order to meet the expenditures required to operate its business. However, if the estimate of the costs of identifying a target business, undertaking in-depth due diligence and negotiating a Business Combination are less than the actual amount necessary to do so, the Company may have insufficient funds available to operate its business prior to the Initial Business Combination. The Company has the Completion Window to complete the initial Business Combination. Management has determined that upon the consummation of the Initial Public Offering and the sale of the Private Placement Warrants on January 9, 2026, the Company has sufficient funds to finance the working capital needs of the Company within one year from the date of issuance of the financial statements.

Emerging Growth Company Status

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of

BLEICHROEDER ACQUISITION CORP. II
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2025

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company had no cash and did not have any cash equivalents as of December 31, 2025.

Deferred Offering Costs

The Company complies with the requirements of the FASB Topic ASC 340-10-S99 and SEC Staff Accounting Bulletin Topic 5A, “Expenses of Offering.” Deferred Offering costs consist principally of professional and registration fees that are related to the Initial Public Offering. FASB ASC Topic 470-20, “Debt with Conversion and Other Options,” addresses the allocation of proceeds from the issuance of convertible debt into its equity and debt components. The Company applies this guidance to allocate Initial Public Offering proceeds from the Units between Class A ordinary shares and warrants, prorate, allocating the Initial Public Offering proceeds to the assigned value of the warrants and to the Class A ordinary shares. On January 9, 2026, upon completion of the Initial Public Offering, offering costs allocated to the Public Shares are charged to temporary equity and offering costs allocated to the Public and Private Placement Warrants are charged to shareholder’s deficit as Public and Private Placement Warrants, after management’s evaluation, are accounted for under equity treatment.

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under FASB ASC 820, “Fair Value Measurements and Disclosures,” approximates the carrying amounts represented in the balance sheet, primarily due to its short-term nature.

BLEICHROEDER ACQUISITION CORP. II
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2025

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Net Loss Per Class B Ordinary Share

Net loss per Class B ordinary share is computed by dividing net loss by the weighted average number of Class B ordinary shares outstanding during the period, excluding Class B ordinary shares subject to forfeiture. Weighted average shares were reduced for the effect of an aggregate of 1,250,000 ordinary shares that were subject to forfeiture if the over-allotment option was not exercised by the underwriters (see Note 5). As of December 31, 2025, the Company did not have any dilutive securities or other contracts that could, potentially, be exercised or converted into ordinary shares and then share in the earnings of the Company. As a result, diluted net loss per Class B ordinary share is the same as basic net loss per Class B ordinary share for the period presented.

Income Taxes

The Company accounts for income taxes under FASB ASC Topic 740, “Income Taxes,” which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed for differences between the financial statements and tax bases of assets and liabilities that will result in future taxable or deductible amounts, based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

FASB ASC Topic 740 prescribes a recognition threshold and a measurement attribute for the financial statements recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company’s management determined that the Cayman Islands is the Company’s major tax jurisdiction. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. As of December 31, 2025, there were no unrecognized tax benefits and no amounts accrued for interest and penalties. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.

The Company is considered to be an exempted Cayman Islands company with no connection to any other taxable jurisdiction and is presently not subject to income taxes or income tax filing requirements in the Cayman Islands or the United States. As such, the Company’s tax provision was zero for the period presented.

Derivative Financial Instruments

The Company evaluates its financial instruments to determine if such instruments are derivatives or contain features that qualify as embedded derivatives in accordance with FASB ASC Topic 815, “Derivatives and Hedging”. For derivative financial instruments that are accounted for as liabilities, the derivative instrument is initially recorded at its fair value on the grant date and is then re-valued at each reporting date, with changes in the fair value reported in the statement of operations. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is evaluated at the end of each reporting period. Derivative liabilities are classified in the balance sheet as current or non-current based on whether or not net cash settlement or conversion of the instrument could be required within 12 months of the balance sheet date. The underwriters’ over-allotment option is deemed to be a freestanding financial instrument indexed on the contingently redeemable shares and will be accounted for as a liability pursuant to ASC 480 if not fully exercised at the time of the Initial Public Offering. On January 9, 2026, the underwriters exercised their over-allotment option in full in the amount of 3,750,000 Units as part of the closing of the Initial Public Offering.

BLEICHROEDER ACQUISITION CORP. II
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2025

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Warrant Instruments

The Company accounted for the Public and Private Placement Warrants to be issued in connection with the Initial Public Offering and the private placement in accordance with the guidance contained in FASB ASC Topic 815, “Derivatives and Hedging”. Accordingly, the Company evaluated and classified the warrant instruments under equity treatment at their assigned value. As of December 31, 2025, there were no Public Warrants and Private Placement Warrants issued or outstanding.

Share-Based Payment Arrangements

The Company accounts for share awards in accordance with FASB ASC 718, “Compensation — Stock Compensation” (“FASB ASC 718”), which requires that all equity awards be accounted for at their “fair value.” Fair value is measured on the grant date and is equal to the underlying value of the share.

Costs equal to these fair values are recognized ratably over the requisite service period based on the number of awards that are expected to vest, in the period of grant for awards that vest immediately and have no future service condition, or in the period the awards vest immediately after meeting a performance condition becomes probable (i.e., the occurrence of a Business Combination). For awards that vest over time, cumulative adjustments in later periods are recorded to the extent actual forfeitures differ from the Company’s initial estimates; previously recognized compensation cost is reversed if the service or performance conditions are not satisfied and the award is forfeited.

Recent Accounting Pronouncements

In November 2023, the FASB issued Accounting Standards Update (“ASU”) 2023-07, “Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures”. The amendments in this ASU require disclosures, on an annual and interim basis, of significant segment expenses that are regularly provided to the chief operating decision maker (“CODM”), as well as the aggregate amount of other segment items included in the reported measure of segment profit or loss. The ASU requires that a public entity disclose the title and position of the CODM and an explanation of how the CODM uses the reported measure(s) of segment profit or loss in assessing segment performance and deciding how to allocate resources. Public entities will be required to provide all annual disclosures currently required by Topic 280 in interim periods, and entities with a single reportable segment are required to provide all the disclosures required by the amendments in this ASU and existing segment disclosures in Topic 280. This ASU is effective for fiscal years beginning after December 15, 2023, and interim periods within fiscal years beginning after December 15, 2024, with early adoption permitted. The Company adopted ASU 2023-07 on August 27, 2025, its date of incorporation.

Management does not believe that any other recently issued, but not effective, accounting standards, if currently adopted, would have a material effect on the Company’s financial statements.

NOTE 3. INITIAL PUBLIC OFFERING

Pursuant to the Initial Public Offering on January 9, 2026, the Company sold 28,750,000 Units, which includes the full exercise by the underwriters of their over-allotment option in the amount of 3,750,000 Units at a purchase price of $10.00 per Unit. Each Unit consists of one Class A ordinary share, and one-third of one redeemable warrant. Each whole warrant entitles the holder to purchase one Class A ordinary share at a price of $11.50 per share, subject to adjustment. Each warrant will become exercisable 30 days after the completion of the initial Business Combination and will expire five years after the completion of the initial Business Combination, or earlier upon redemption or liquidation.

BLEICHROEDER ACQUISITION CORP. II
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2025

NOTE 3. INITIAL PUBLIC OFFERING (cont.)

Warrants — As of December 31, 2025, there were no Public Warrants and Private Placement Warrants issued or outstanding. Each whole warrant entitles the holder to purchase one Class A ordinary share at a price of $11.50 per share, subject to adjustment as discussed herein. The warrants cannot be exercised until 30 days after the completion of the initial Business Combination, and will expire at 5:00 p.m., New York City time, five years after the completion of the initial Business Combination or earlier upon redemption or liquidation.

The Company will not be obligated to deliver any Class A ordinary shares pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the Class A ordinary shares underlying the warrants is then effective and a prospectus relating thereto is current. No warrant will be exercisable and the Company will not be obligated to issue a Class A ordinary share upon exercise of a warrant unless the Class A ordinary share issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a warrant, the holder of such warrant will not be entitled to exercise such warrant and such warrant may have no value and expire worthless. In no event will the Company be required to net cash settle any warrant. In the event that a registration statement is not effective for the exercised warrants, the purchaser of a unit containing such warrant will have paid the full purchase price for the unit solely for the Class A ordinary share underlying such unit.

Under the terms of the warrant agreement, the Company has agreed that, as soon as practicable, but in no event later than 20 business days, after the closing of its Business Combination, it will use its commercially reasonable efforts to file with the SEC a post-effective amendment to the registration statement for the Initial Public Offering or a new registration statement covering the registration under the Securities Act of the Class A ordinary shares issuable upon exercise of the warrants and thereafter will use its commercially reasonable efforts to cause the same to become effective within 60 business days following the Company’s initial Business Combination and to maintain a current prospectus relating to the Class A ordinary shares issuable upon exercise of the warrants until the expiration of the warrants in accordance with the provisions of the warrant agreement. If a registration statement covering the Class A ordinary shares issuable upon exercise of the warrants is not effective by the sixtieth (60th) business day after the closing of the initial Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. Notwithstanding the above, if the Class A ordinary shares are at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of Public Warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elects, the Company will not be required to file or maintain in effect a registration statement, and in the event the Company does not so elect, the Company will use its commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.

If the holders exercise their Public Warrants on a cashless basis, they would pay the warrant exercise price by surrendering the warrants for that number of Class A ordinary shares equal to the quotient obtained by dividing (x) the product of the number of Class A ordinary shares underlying the warrants, multiplied by the excess of the “fair market value” of the Class A ordinary shares over the exercise price of the warrants by (y) the fair market value. The “fair market value” is the average reported closing price of the Class A ordinary shares for the 10 trading days ending on the third trading day prior to the date on which the notice of exercise is received by the warrant agent or on which the notice of redemption is sent to the holders of warrants, as applicable.

Redemption of Warrants When the Price per Class A Ordinary Share Equals or Exceeds $18.00: The Company may redeem the outstanding warrants:

•        in whole and not in part;

•        at a price of $0.01 per warrant;

BLEICHROEDER ACQUISITION CORP. II
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2025

NOTE 3. INITIAL PUBLIC OFFERING (cont.)

•       upon a minimum of 30 days’ prior written notice of redemption (the “30-day redemption period”); and

•        if, and only if, the last reported sale price (the “closing price”) of the Class A ordinary shares equals or exceeds $18.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant) for any 20 trading days within a 30-trading day period commencing at least 30 days after completion of the initial Business Combination and ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders.

Additionally, if the number of outstanding Class A ordinary shares is increased by a share capitalization payable in Class A ordinary shares, or by a subdivision of ordinary shares or other similar event, then, on the effective date of such share capitalization, subdivision or similar event, the number of Class A ordinary shares issuable on exercise of each warrant will be increased in proportion to such increase in the outstanding ordinary shares. A rights offering made to all or substantially all holders of ordinary shares entitling holders to purchase Class A ordinary shares at a price less than the fair market value will be deemed a share capitalization of a number of Class A ordinary shares equal to the product of (i) the number of Class A ordinary shares actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for Class A ordinary shares) and (ii) the quotient of (x) the price per Class A ordinary share paid in such rights offering and (y) the fair market value. For these purposes (i) if the rights offering is for securities convertible into or exercisable for Class A ordinary shares, in determining the price payable for Class A ordinary shares, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) fair market value means the volume weighted average price of Class A ordinary shares as reported during the ten (10) trading day period ending on the trading day prior to the first date on which the Class A ordinary shares trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

NOTE 4. PRIVATE PLACEMENT

Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of an aggregate of 7,750,000 Private Placement Warrants at a price of $1.00 per Private Placement Warrant, generating gross proceeds of $7,750,000. Of those 7,750,000 Private Placement Warrants, the Sponsor purchased 5,000,000 Private Placement Warrants, and the underwriters, CCM and CS, purchased 2,750,000 Private Placement Warrants, (or 2,612,500 and 137,500 Private Placement Warrants, respectively).

The Private Placement Warrants are identical to the Public Warrants sold in the Initial Public Offering except that the Private Placement Warrants (i) may not (including the Class A ordinary shares issuable upon exercise of these Private Placement Warrants), subject to certain limited exceptions, be transferred, assigned or sold by the holders until 30 days after the completion of the initial Business Combination, (ii) will be entitled to registration rights and (iii) with respect to Private Placement Warrants held by the underwriters and/or their designees, will not be exercisable more than five years from the commencement of sales in the Initial Public Offering in accordance with Financial Industry Regulatory Authority (“FINRA”) Rule 5110(g)(8).

NOTE 5. RELATED PARTY TRANSACTIONS

Founder Shares

On September 22, 2025, the Sponsor made a capital contribution of $25,000, or approximately $0.003 per share, through payments of offering costs and expenses on the Company’s behalf, for which the Company issued 9,583,333 Class B ordinary shares, known as founder shares, to the Sponsor. Up to 1,250,000 of the founder shares may be surrendered by the Sponsor for no consideration depending on the extent to which the underwriters’ over-allotment is exercised. On January 9, 2026, the underwriters exercised their over-allotment option in full as part of the closing of the Initial Public Offering. As such, the 1,250,000 Founder Shares are no longer subject to forfeiture.

BLEICHROEDER ACQUISITION CORP. II
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2025

NOTE 5. RELATED PARTY TRANSACTIONS (cont.)

The founder shares are designated as Class B ordinary shares and, except as described below, are identical to the Class A ordinary shares included in the Units sold in the Initial Public Offering, and holders of founder shares have the same shareholder rights as Public Shareholders, except that (i) the founder shares are subject to certain transfer restrictions, as described in more detail below, (ii) the founder shares are entitled to registration rights; (iii) the Sponsor and the Company’s officers and directors have entered into a letter agreement, pursuant to which they have agreed to (A) waive their redemption rights with respect to their founder shares and Public Shares in connection with the completion of the initial Business Combination, (B) waive their redemption rights with respect to their founder shares and Public Shares in connection with a shareholder vote to approve an amendment to the Amended and Restated Memorandum and Articles of Association prior to the consummation of the initial Business Combination (A) to modify the substance or timing of the obligation to allow redemption in connection with the initial Business Combination or to redeem 100% of the Public Shares if the Company has not consummated an initial Business Combination within the completion window or (B) with respect to any other material provisions relating to shareholders’ rights or pre-initial business combination activity, (C) waive their rights to liquidating distributions from the Trust Account with respect to their founder shares if the Company fails to complete the initial Business Combination within the Completion Window, although they will be entitled to liquidating distributions from the Trust Account with respect to any Public Shares they hold if the Company fails to complete the initial Business Combination within such time period and to liquidating distributions from assets outside the Trust Account and (D) vote any founder shares held by them and any Public Shares purchased during or after the Initial Public Offering (including in open market and privately negotiated transactions, aside from shares they may purchase in compliance with the requirements of Rule 14e-5 under the Exchange Act, which would not be voted in favor of approving the Business Combination transaction) in favor of the initial Business Combination, (iv) the founder shares are automatically convertible into Class A ordinary shares in connection with the consummation of the initial Business Combination or earlier at the option of the holder on a one-for-one basis, subject to adjustment as described herein and in the Company Amended and Restated Memorandum and Articles of Association, and (v) prior to, or in connection with, the closing of the initial Business Combination, only holders of the Class B ordinary shares will be entitled to vote on the appointment and removal of directors or continuing the Company in a jurisdiction outside the Cayman Islands (including any special resolution required to amend constitutional documents or to adopt new constitutional documents, in each case, as a result of the approving a transfer by way of continuation in a jurisdiction outside the Cayman Islands).

On November 18, 2025, the Sponsor granted membership interests which equate to an aggregate of 300,000 founder shares to the Chief Operating Officer and membership interests which equate to 200,000 founder shares to the Chief Financial Officer. Also, On November 24, 2025, the Sponsor granted membership interests of an aggregate of 30,000 founder shares to the two independent directors (15,000 each). All membership interests were granted in exchange for their services as director and officers through the Company’s initial Business Combination. The membership interests shall return to the Sponsor if the director is no longer serving the Company on or prior to the initial Business Combination. The granting of the membership interests equating to founder shares to the two independent directors, to the Chief Operating Officer, and to the Chief Financial Officer is in the scope of FASB ASC Topic 718, “Compensation-Stock Compensation” (“ASC 718”). Under ASC 718, stock-based compensation associated with equity classified awards is measured at fair value upon the assignment date. The total fair value of the 30,000 membership interests issued to the two directors and 500,000 membership interests issued to the Chief Operating Officer and Chief Financial Officer on November 18, 2025 and November 24, 2025, was $1,562,530 or $2.948 and 2.951, respectively, per share. The Company established the initial fair value of the founder shares on November 18, 2025 and November 24, 2025, using a calculation prepared by a third party valuation team which takes into consideration the implied share price of $9.88 on both dates, risk-free rate of 3.94% and 3.95%, respectively, and remaining term of 0.14 and 0.12 years, respectively. The membership interests were assigned subject to a performance condition (i.e., providing services through Business Combination). Stock-based compensation would be recognized at the date a Business Combination is considered probable (i.e., upon consummation of a Business Combination) in an amount equal to the number of founder shares that ultimately vest times the assignment date fair value per share (unless subsequently modified) less the amount initially received for the transfer of founder shares. As of December 31, 2025, the Company determined that the initial Business Combination is not considered probable and therefore no compensation expense has been recognized.

BLEICHROEDER ACQUISITION CORP. II
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2025

NOTE 5. RELATED PARTY TRANSACTIONS (cont.)

Promissory Note — Related Party

The Sponsor has agreed to loan the Company an aggregate of up to $500,000 to be used for a portion of the expenses of the Initial Public Offering. The loan is non-interest bearing, unsecured and due at the earlier of June 30, 2026 or the closing of the Initial Public Offering. As of December 31, 2025, the Company borrowed a total of $248,013 under the promissory note. At the closing of the Initial Public Offering, on January 9, 2026, the Company paid the outstanding borrowings in full and borrowings under the promissory note are no longer available.

Service Agreement

The Company has agreed, upon the completion of the Initial Public Offering, to pay an affiliate of the Chief Operating Officer (“COO”) $18,000 per month, then upon the completion of initial Business Combination or liquidation, an amount equal to $600,000 less the total amount of all such monthly payments made up that time, for services as COO pursuant to an advisory agreement. Prior to initial Business Combination, no payments under this agreement shall be made from amounts held in the Trust Account. As of December 31, 2025, no amount has been accrued for these services in the Company’s balance sheet.

Related Party Loans

In order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (the “Working Capital Loans”). If the Company completes a Business Combination, the Company would repay the Working Capital Loans. In the event that a Business Combination does not close, the Company may use a portion of the working capital held outside the Trust Account to repay the Working Capital Loans but no proceeds from the Trust Account would be used to repay the Working Capital Loans. Up to $2,000,000 of such Working Capital Loans may be convertible into Private Placement Warrants of the post Business Combination entity at a price of $1.00 per warrant at the option of the lender. As of December 31, 2025, no such Working Capital Loans were outstanding.

NOTE 6. COMMITMENTS AND CONTINGENCIES

Risks and Uncertainties

The United States and global markets are experiencing volatility and disruption following the geopolitical instability resulting from the ongoing Russia-Ukraine conflict and the Israel-Hamas conflict. In response to the ongoing Russia-Ukraine conflict, the North Atlantic Treaty Organization (“NATO”) deployed additional military forces to eastern Europe, and the United States, the United Kingdom, the European Union and other countries have announced various sanctions and restrictive actions against Russia, Belarus and related individuals and entities, including the removal of certain financial institutions from the Society for Worldwide Interbank Financial Telecommunication (“SWIFT”) payment system. Certain countries, including the United States, have also provided and may continue to provide military aid or other assistance to Ukraine and to Israel, increasing geopolitical tensions among a number of nations. The invasion of Ukraine by Russia and the Israel-Hamas conflict and the resulting measures that have been taken, and could be taken in the future, by NATO, the United States, the United Kingdom, the European Union, Israel and its neighboring states and other countries have created global security concerns that could have a lasting impact on regional and global economies. Although the length and impact of the ongoing conflicts are highly unpredictable, they could lead to market disruptions, including significant volatility in commodity prices, credit and capital markets, as well as supply chain interruptions and increased cyberattacks against U.S. companies. Additionally, any resulting sanctions could adversely affect the global economy and financial markets and lead to instability and lack of liquidity in capital markets.

BLEICHROEDER ACQUISITION CORP. II
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2025

NOTE 6. COMMITMENTS AND CONTINGENCIES (cont.)

Any of the above mentioned factors, or any other negative impact on the global economy, capital markets or other geopolitical conditions resulting from the Russian invasion of Ukraine, the Israel-Hamas conflict and subsequent sanctions or related actions, could adversely affect the Company’s search for an initial Business Combination and any target business with which the Company may ultimately consummate an initial Business Combination.

Registration Rights

The holders of Founder Shares, Private Placement Warrants (and the Class A ordinary shares issuable upon exercise of the Private Placement Warrants) and Private Placement Warrants (and the Class A ordinary shares issuable upon exercise of the Private Placement Warrants) that may be issued upon conversion of Working Capital Loans, if any, and any Class A ordinary shares issuable upon conversion of the founder shares and any Class A ordinary shares held by the initial shareholders at the completion of the Initial Public Offering or acquired prior to or in connection with the initial Business Combination, will be entitled to registration rights pursuant to a registration rights agreement to be signed prior to or on the effective date of the registration statement for the Initial Public Offering. These holders will be entitled to make up to three demands excluding short form demands, and have piggyback registration rights. Notwithstanding anything to the contrary, the underwriters may only make a demand on one occasion and only during the five-year period beginning on the effective date of the Initial Public Offering. In addition, the underwriters may participate in a piggyback registration only during the seven-year period beginning on the effective date of the Initial Public Offering. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

The underwriters have a 45-day option from the date of the Initial Public Offering to purchase up to an additional 3,750,000 Units to cover over-allotments, if any. On January 9, 2026, the underwriters elected to fully exercise their over-allotment option to purchase an additional 3,750,000 Units at a price of $10.00 per Unit.

The underwriters were entitled to a cash underwriting discount of $5,000,000 (2.0% of the gross proceeds of the Units sold in the Initial Public Offering) which was paid at the closing of the Initial Public Offering.

Additionally, the underwriters are entitled to a deferred underwriting discount of 4.00% of the gross proceeds of the Initial Public Offering held in the Trust Account, up to $12,250,000 in the aggregate upon the completion of the Company’s Initial Business Combination subject to the terms of the underwriting agreement.

NOTE 7. SHAREHOLDER’S DEFICIT

Preference Shares — The Company is authorized to issue a total of 5,000,000 preference shares at par value of $0.0001 each. As of December 31, 2025, there were no preference shares issued or outstanding.

Class A Ordinary Shares — The Company is authorized to issue a total of 500,000,000 Class A ordinary shares at par value of $0.0001 each. As of December 31, 2025, there were no Class A ordinary shares issued or outstanding.

Class B Ordinary Shares — The Company is authorized to issue a total of 50,000,000 Class B ordinary shares at par value of $0.0001 each. As of December 31, 2025, there were 9,583,333 Class B ordinary shares outstanding.

The founder shares will automatically convert into Class A ordinary shares in connection with the consummation of the initial Business Combination or earlier at the option of the holder on a one-for-one basis, subject to adjustment for share subdivisions, share capitalizations, reorganizations, recapitalizations and the like. In the case that additional Class A ordinary shares, or any other equity-linked securities, are issued or deemed issued in excess of the amounts sold in the Initial Public Offering and related to or in connection with the closing of the initial Business Combination, the ratio at which Class B ordinary shares convert into Class A ordinary shares will be adjusted (unless the holders of a majority of the outstanding Class B ordinary shares agree to waive such adjustment with respect to any such

BLEICHROEDER ACQUISITION CORP. II
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2025

NOTE 7. SHAREHOLDER’S DEFICIT (cont.)

issuance or deemed issuance) so that the number of Class A ordinary shares issuable upon conversion of all Class B ordinary shares will equal, in the aggregate, 25% of the sum of (i) all ordinary shares issued and outstanding upon the completion of the Initial Public Offering (including any Class A ordinary shares issued pursuant to the underwriters’ over-allotment option and excluding the Class A ordinary shares underlying the Private Placement Warrants issued to the Sponsor), plus (ii) all Class A ordinary shares and equity-linked securities issued or deemed issued in connection with the closing of the initial Business Combination (subject to certain exclusions described herein) minus (iii) any redemptions of Class A ordinary shares by Public Shareholders in connection with an initial Business Combination, and any shares or equity-linked securities issued, or to be issued, to any seller in the Business Combination and in connection with any amendment to the amended and restated memorandum and articles of association made prior to the consummation of the initial Business Combination (A) to modify the substance or timing of the Company’s obligation to allow redemption in connection with the initial Business Combination or to redeem 100% of its Public Shares if the Company does not complete its initial Business Combination within the completion window or (B) with respect to any other material provisions relating to the rights of holders of Class A ordinary shares or pre-business combination activity; provided that such conversion of founder shares will never occur on a less than one-for-one basis.

Holders of record of the Company’s Class A ordinary shares and Class B ordinary shares are entitled to one vote for each share held on all matters to be voted on by shareholders. Unless specified in the amended and restated memorandum and articles of association or as required by the Companies Act or stock exchange rules, an ordinary resolution under Cayman Islands law and the amended and restated memorandum and articles of association, which requires the affirmative vote of at least a majority of the votes cast by such shareholders as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at the applicable general meeting of the Company is generally required to approve any matter voted on by shareholders. Approval of certain actions requires a special resolution under Cayman Islands law, which (except as specified below) requires the affirmative vote of at least two-thirds of the votes cast by such shareholders as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at the applicable general meeting, and pursuant to the amended and restated memorandum and articles of association, such actions include amending the amended and restated memorandum and articles of association and approving a statutory merger or consolidation with another company. There is no cumulative voting with respect to the appointment of directors, meaning, following the initial Business Combination, the holders of more than 50% of the ordinary shares voted for the appointment of directors can elect all of the directors. Prior to, or in connection with, the closing of the initial Business Combination, only holders of the Class B ordinary shares will (i) have the right to vote on the appointment and removal of directors and (ii) be entitled to vote on continuing the Company in a jurisdiction outside the Cayman Islands (including any special resolution required to amend the constitutional documents or to adopt new constitutional documents, in each case, as a result of the Company approving a transfer by way of continuation in a jurisdiction outside the Cayman Islands). Holders of the Class A ordinary shares will not be entitled to vote on these matters during such time. These provisions of the amended and restated memorandum and articles of association may only be amended if approved by a special resolution passed by the affirmative vote of at least 90% (or, where such amendment is proposed in respect of the consummation of the initial Business Combination, two-thirds) of the votes cast by such shareholders as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at the applicable general meeting of the Company.

NOTE 8. SEGMENT INFORMATION

FASB ASC Topic 280, “Segment Reporting,” establishes standards for companies to report in their financial statements information about operating segments, products, services, geographic areas, and major customers. Operating segments are defined as components of an enterprise that engage in business activities from which it may recognize revenues and incur expenses, and for which separate financial information is available that is regularly evaluated by the Company’s CODM, or group, in deciding how to allocate resources and assess performance.

The Company’s CODM has been identified as the Chief Financial Officer, who reviews the operating results for the Company as a whole to make decisions about allocating resources and assessing financial performance. Accordingly, management has determined that the Company only has one reporting segment.

BLEICHROEDER ACQUISITION CORP. II
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2025

NOTE 8. SEGMENT INFORMATION (cont.)

The CODM assesses performance for the single segment and decides how to allocate resources based on net income or loss that also is reported on the statement of operations as net income or loss. The measure of segment assets is reported on the balance sheet as total assets. When evaluating the Company’s performance and making key decisions regarding resource allocation the CODM reviews several key metrics, which include the following:

December 31, 2025
Deferred offering costs	$217,025
For the Period from August 27, 2025 (Inception) Through December 31, 2025
Formation, general, and administrative costs	$62,576

Formation, general, and administrative costs are reviewed and monitored by the CODM to manage and forecast cash to ensure enough capital is available to complete a Business Combination or similar transaction within the completion window. The CODM also reviews formation, general, and administrative expenses to manage, maintain and enforce all contractual agreements to ensure costs are aligned with all agreements and budget. Formation and general and administrative costs, as reported on the statement of operations, are the significant segment expenses provided to the CODM on a regular basis. All other segment items included in net income or loss are reported on the statement of operations and described within their respective disclosures.

The accounting policies used to measure the profit and loss of the segment are the same as those described in the summary of significant accounting policies.

NOTE 9. SUBSEQUENT EVENTS

The Company evaluated subsequent events and transactions that occurred after the balance sheet date through March 16, 2026, the date that the financial statements were issued. Based upon this review, other than as described below, the Company did not identify any subsequent events that would have required adjustment or disclosure in the financial statements.

The registration statement for the Company’s Initial Public Offering was declared effective on January 7, 2026. On January 9, 2026, the Company consummated the Initial Public Offering of 28,750,000 Units, which includes the full exercise by the underwriters of their over-allotment option of 3,750,000 Units, at $10.00 per Unit, generating gross proceeds of $287,500,000

Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of an aggregate of 7,750,000 Private Placement Warrants, at a price of $1.00 per Private Placement Warrant, generating gross proceeds of $7,750,000.

Following the closing of the Initial Public Offering, on January 9, 2026, an amount of $287,500,000 ($10.00 per Unit) from the net proceeds of the sale of the Units and the Private Placement Warrants was placed in the Trust Account.

On January 9, 2026, the Company fully settled the $256,872 outstanding balance of the promissory note. Borrowings under the promissory note are no longer available.

BLEICHROEDER ACQUISITION CORP. II
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2025

NOTE 9. SUBSEQUENT EVENTS (cont.)

On January 9, 2026, the underwriters were paid in cash an underwriting discount of $5,000,000 simultaneously with the closing of the Initial Public Offering. In addition, the underwriters are entitled to a deferred underwriting discount of $12,250,000 in the aggregate.

On January 23, 2026, the Company announced that, commencing on January 28, 2026, the holders of the Units sold in the Initial Public Offering, may elect to separately trade the Class A ordinary shares and the Warrants included in the Units. No fractional Warrants will be issued upon separation of the Units and only whole Warrants will trade. Any Units not separated will continue to trade on the Nasdaq Global Market under the symbol “BBCQU.” The Class A ordinary shares and the Warrants are expected to trade on the Nasdaq Global Market under the symbols “BBCQ” and “BBCQW,” respectively. Holders of Units will need to have their brokers contact Continental Stock Transfer & Trust Company, the Company’s transfer agent, in order to separate the Units into Class A ordinary Shares and warrants.

On February 28, 2026, the Company entered into an Agreement and Plan of Merger (as it may be amended, supplemented or otherwise modified from time to time in accordance with its terms, the “Business Combination Agreement”), with Bleichroeder Acquisition 2 France, a société par actions simplifiée formed under the laws of the Republic of France and wholly owned subsidiary of Bleichroeder, and Pasqal Holding SAS, a société par actions simplifiée formed under the laws of the Republic of France.

The transaction is expected to be funded by a combination of the Company’s Trust Account and expected proceeds from a public investment in private equity. The closing of the transaction is expected to occur in the second half of 2026 and is subject to customary closing conditions, including regulatory and shareholder approval.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of Pasqal:

Opinion on the Financial Statements

We have audited the accompanying consolidated statements of financial position of Pasqal and its subsidiaries (the “Company”) as of December 31, 2025 and December 31, 2024, and the related consolidated statements of profit or loss and other comprehensive income, consolidated statements of changes in equity and consolidated statements of cash flows for the years then ended, including the related notes (collectively referred to as the “consolidated financial statements”).

In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2025 and December 31, 2024, and the results of its operations and its cash flows for the years then ended in conformity with International Financial Reporting Standards as issued by the International Accounting Standards Board.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits of these consolidated financial statements in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers Audit

Neuilly-sur-Seine, France

May 26, 2026

We have served as the Company’s auditor since 2022.

PASQAL SAS
CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

In € thousand	Notes	December 31, 2025	December 31, 2024
Goodwill	7.1	19,676	20,033
Other intangible assets	7.2	17,451	14,883
Property, plant and equipment, net	7.3	28,119	28,077
Right-of-use assets	7.4	8,978	10,583
Deposits	7.5	8,421	11,202
Government grant receivables	7.5	1,198	1,517
Total non-current assets		83,844	86,294

Inventories, net	8.1	11,309	14,538
Trade receivables	8.2	5,608	2,133
Government grant receivables	8.3	8,181	9,353
Tax receivables	8.3	3,111	4,316
Other current assets	8.3	2,010	2,210
Cash and cash equivalents	8.4	73,762	7,163
Total current assets		103,980	39,713

Total Assets		187,824	126,007

Share capital	9.1	715	692
Share premium	9.1	70,158	131,114
Accumulated deficit	9.2	(32,533)	(75,811)
Other reserves	9.3	49,601	25,176
Loss for the year		(92,355)	(48,498)
Total equity		(4,415)	32,674

Borrowings	10	7,640	7,853
Lease liabilities	11	9,627	10,190
Employee benefit liabilities	13,14	11,051	6,839
Deferred tax liabilities	26	366	276
Deferred income from government grants	15	9,484	4,683
Other non-current liabilities	7.1,17	—	14,913
Total non-current liabilities		38,168	45,754

Borrowings	10	105,164	5,529
Lease liabilities	11	524	836
Provisions	12	356	4,733
Trade and other payables	17	9,556	6,607
Contract liabilities	16	22,977	19,068
Deferred income from government grants	15	7,409	5,331
Other current liabilities	17	8,084	6,475
Total current liabilities		154,070	48,579

Total shareholder’s equity and liabilities		187,824	126,007

PASQAL SAS
CONSOLIDATED STATEMENTS OF PROFIT OR LOSS AND OTHER COMPREHENSIVE INCOME

In € thousand	Notes	For the year ended December 31, 2025	For the year ended December 31, 2024
Revenue	19	16,468	3,508
Government grant income	15	7,211	10,794
Other operating income	23	1,907	259
Purchases of material	20	(5,057)	(6,799)
Changes in inventory	8.1	(3,335)	7,220
Employee salaries and benefit expenses	21	(38,671)	(27,860)
Professional services and other services	22	(19,641)	(20,933)
Depreciation and amortization	7	(8,667)	(6,241)
Net impairment losses	7,8	—	(290)
Other operating expenses	23	(711)	(6,407)
Operating loss		(50,496)	(46,750)
Change in fair value of financial liabilities at FVTPL	10,18	(34,931)	4
Finance income	24	1,574	1,041
Interest expense	25	(3,871)	(2,522)
Other financial expense	25	(4,539)	(617)
Loss before tax		(92,263)	(48,844)
Income (expense) tax benefit	26	(93)	347
Loss for the year		(92,355)	(48,498)
Other comprehensive loss		2025	2024
Items that may be reclassified to profit or loss in subsequent periods		47	(54)
Foreign currency translation adjustments		47	(54)

Items that will not be reclassified to profit or loss/income in subsequent periods		63	(39)
Remeasurement of defined benefit plans	13	85	(31)
Income tax impact		(21)	(8)

Other comprehensive (loss)/income for the year, net of tax		111	(93)
Total comprehensive loss for the year		(92,245)	(48,591)

Earnings per share
Basic and diluted losses per share	27	(13.3)	(7.0)

PASQAL SAS
CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY

In € thousand	Share capital	Share premium	Treasury shares	Accumulated deficit	Other reserves	Other comprehensive income	Loss of the year	Minority interests	Total equity
Balance at January 1, 2024	35	131,114	(1,705)	(22,480)	25,699	(1)	(53,331)	—	79,331

Allocation of profit/loss				(53,331)	—		53,331	—	—
Loss for the year	—	—	—	—	—	—	(48,498)	—	(48,498)
Other comprehensive (loss)/ income	—	—	—	—	—	(39)	—	—	(39)
Total comprehensive loss for the year	—	—	—	—	—	(39)	(48,498)	—	(48,537)

Equity-settled share-based payments	—	—	—	—	1,970	—	—	—	1,970
Variation in translation reserves	—	—	—	—	—	(54)	—	—	(54)
Acquisition (cancellation) of treasury shares	(2)	—	1,705	—	(1,703)	—	—	—	—
Conversion of preferred shares and other variations	660	—	—	—	(696)	—	—	—	(36)
Total transactions with owners	658	—	1,705	—	(430)	(54)	—	—	1,879

Balance at December 31, 2024	692	131,114	—	(75,811)	25,269	(94)	(48,498)	—	32,673
Allocation of profit/loss				(48,498)	—		48,498		—
Loss for the year	—	—	—	—	—	—	(92,355)	—	(92,355)
Other comprehensive (loss)/ income	—	—	—	—	—	63	—	—	63
Total comprehensive loss for the year	—	—	—	—	—	63	(92,355)	—	(92,292)

Issue of share capital	23	30,819	—	—	—	—	—	—	30,842
Equity-settled share-based payments	—	—	—	—	9,475	—	—	—	9,475
Variation in translation reserves	—	—	—	—	—	47	—	—	47
Other variations	—	(91,776)	—	91,776	14,839 (1)	—	—	—	14,839
Total transactions with owners	23	(60,956)	—	91,776	24,315	47	—	—	55,204

Balance at December 31, 2025	715	70,158	—	(32,533)	49,584	16	(92,355)	—	(4,415)

____________

(1)      See Note 9.3.

PASQAL SAS
CONSOLIDATED STATEMENTS OF CASH FLOWS

in € thousand	Notes	For the year ended December 31, 2025	For the year ended December 31, 2024
CASH FLOW USED IN OPERATING ACTIVITIES
Cash used in operations	30	(24,270)	(29,922)
Net cash flows used in operating activities		(24,270)	(29,922)

CASH FLOW USED IN INVESTING ACTIVITIES
Acquisition of property, plant and equipment	7.3	(5,701)	(19,194)
Acquisition of intangible assets	7.2	(5,117)	(869)
Proceeds from sale of intangible asset		155	—
Receipt of government grants		3,893	—
Change in deposits	7.5	2,051	(8,324)
Purchases of subsidiary		(652)	(208)
Net cash flows used in investing activities		(5,371)	(28,595)

CASH FLOW FROM FINANCING ACTIVITIES
Proceeds from borrowings	10	69,435	7,814
Repayment of borrowings and lease liabilities	10,11	(2,343)	(2,376)
Interest paid		(1,211)	(674)
Proceeds from capital increases	9.1	30,842	—
Other cash flows from financing activities		—	(1)
Net cash flows from financing activities		96,723	4,764

Net increase/(decrease) in cash and cash equivalents		67,082	(53,754)

Cash and cash equivalents at the beginning of the year		7,163	60,896
Effects of exchange rate changes on cash and cash equivalents		(483)	20
Cash and cash equivalents at the end of the year		73,762	7,163

PASQAL SAS
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note 1.  Corporate information and description of business

Pasqal S.A.S. (“the Company” or “the parent”) is a simplified corporation incorporated in France under French law. It was created in March 2019 for a term of 99 years and is registered with the Evry Trade and Companies Register under number 849 441 522. The registered office is located at 24 Rue Emile Baudot, 91120 Palaiseau, France. Pasqal S.A.S. and its subsidiaries are collectively referred to as “the Pasqal Group” or “the Group”.

The Group is principally engaged in the development and commercialization of modular neutral-atom quantum processing units (“QPUs”) based on neutral atoms arranged in 2D and 3D lattices, providing useful quantum advantages to its customers to solve real-world problems. They are designed for highly-scalable computational capabilities, precise qubit control, and improved coherence times in both analog and digital modes and can operate in standard data-center environments. Pasqal’s technology targets complex computational use cases across multiple industries and is supported by strategic research, industrial, cloud, and high-performance computing partnerships.

Note 2.  Key events

2.1. Key events during the 2025 financial year

2.1.1 Changes in scope of consolidation

•        In the first quarter of 2025, management decided to close the Japanese subsidiary in connection with an internal reorganization program. The procedure was finalized with an effective date of April 30, 2025. The impact of this closure on the Group’s financial statements is not material. See Note 32 for further disclosures.

•        Pasqal Netherlands B.V. was closed on 24 June 2025. The other entities of the subgroup, Pasqal UK Limited and Qu & Co Solutions GmbH, ceased their activities on the same date. As part of this process, a bankruptcy trustee was appointed in the Netherlands. A strike-off procedure has been initiated for Pasqal UK Limited, and a solvent wind-down will be initiated for Qu&Co Solutions GmbH. The related impact on the Group’s financial statements is not material. See Note 32 for further disclosures.

2.1.2. Changes in corporate governance

•        On April 1, 2025, following the resignation of Georges-Olivier Reymond from his position as Chairman of Pasqal SAS, Loïc Henriet was appointed to replace him.

•        On October 29, 2025, Wasiq Bokhari was appointed as Managing Director.

2.1.3. Financing

•        To secure its financing needs for the 2025 financial year and beyond, the Group completed a refinancing through the issuance of bonds redeemable in shares (ORA) for a total amount of €68,295 thousand between April and December 2025, following a decision of the Supervisory Committee on 20 February 2025. The issuance was carried out pursuant to the authorizations granted by the shareholders at the Shareholders’ Meetings held on March 1 and September 19, 2025. The ORA are designated at fair value through profit or loss and amount to €102,278 thousand as of December 31, 2025. See Note 10 for further disclosures.

•        On 5 July 2024, Pasqal entered into an agreement with CMA CGM Group for the issuance of a €5,000 thousand convertible bond (OCA). On 15 October 2025, CMA CGM requested early redemption for an amount of €5,312 thousand, corresponding to the nominal value plus accrued interest, which was settled through the issuance of an ORA for the same amount. The OCA was derecognized and the ORA was recognized at fair value on the same date. Any resulting difference was recognized in profit or loss. See Note 10 for further disclosures.

•        Starting in December 2025, the Group carried out several capital increases through the issuance of new common shares (“Series C Shares”). In December 2025, 225,741 Series C Shares were subscribed for total proceeds of €31,500 thousand. Further issuances occurred in early 2026 for a total amount of €69,738 thousand (see Notes 9.1 and 31.4 for further disclosures).

PASQAL SAS
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note 2.  Key events (cont.)

2.1.4. Business

•        In March 2025, Pasqal entered into an agreement with the European High Performance Computing Joint Undertaking (EuroHPC JU) for the delivery of EuroQCS-Italy, a first-generation neutral-atom quantum computer to be hosted by CINECA in Bologna and integrated into the Leonardo pre-exascale supercomputer. The system is expected to offer at least 140 qubits in analog mode with commissioning planned in 2026, followed by an upgrade to a hybrid analog/digital architecture in 2027. The contract, co-funded equally by EuroHPC JU and the Italian Ministry of University and Research, has a total price of €12,990 thousand. As at 31 December 2025, no revenue has been recognized, as the commissioning of the system had not yet occurred. See Notes 15 and 19.

2.1.5. Grant agreements

•        On 7 November 2025, Pasqal entered into a grant agreement to support its development plan in South Korea and the broader Asia-Pacific region for a total amount of ₩24 billion (approximately €14 million). In accordance with IAS 20, the grant is allocated between asset-related and income-related components based on the nature of the underlying eligible expenditures. As at 31 December 2025, this grant is presented as deferred income in the statement of financial position and no income has been recognized in profit or loss. See Note 15 for further disclosures.

•        On 7 October 2025, the Group entered into a $15,000 thousand, ten-year financing arrangement with the Illinois Finance Authority (IFA) to support its development in the United States. The loan bears interest at a fixed rate and includes a deferred-interest period. In parallel, the Group entered into a long-term Tax Credit Agreement with the State of Illinois (“MICRO”), under which it may earn refundable tax credits over a ten-year period based on eligible expenses. The revocation of MICRO credits constitutes an event of default under the loan agreement. A variable fee may be owed to the Illinois Finance Authority for quantum computers manufactured at the Illinois site and sold or leased during the loan term. As of 31 December 2025, no such fee has been incurred. See Note 10 for further disclosures.

•        On 1 August 2025, Pasqal was awarded €2,209 thousand for PASQUOPS, a cross-border Franco-German project running from 2025 to 2028 and funded through national innovation agencies in France (BPI) and Germany (VDI). With a total budget of €3,726 thousand, Pasqal leads a consortium of six partners to develop scalable, fault-tolerant neutral-atom quantum computing by improving qubit and gate performance, reducing resources required for logical operations, and identifying relevant real-world applications. See Note 15 for further disclosures.

2.2. Key events during the 2024 financial year

2.2.1. Changes in scope of consolidation

•        On July 29, 2024, Pasqal S.A.S. finalized the acquisition of Aeponyx Enterprises through a holding company, Photonic Integrated Circuits Inc. Aeponyx is specialized in the development of photonic integrated circuits. This acquisition aims to support the growth of the Pasqal Group and the development of quantum computing technologies. Further information is provided in Notes 7.1, 17 and 18.

2.2.2. Changes in shareholder’s equity

•        On June 12, 2024, the shareholders decided to increase the share capital by €659,898.50 through the capitalization of share premiums. This transaction was followed by a 100-for-1 stock split, resulting in 6,946,300 shares outstanding with a par value of €0.10 per share, with no impact on total equity. This stock split has been reflected retrospectively.

•        On July 11, 2024, the Chairman decided to reduce the share capital by €2,330 through the cancellation of 23,300 treasury shares repurchased in 2023, resulting in a €1,702,430 decrease in share premiums.

PASQAL SAS
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note 2.  Key events (cont.)

2.2.3. Financing

•        On July 5, 2024, Pasqal S.A.S. issued a convertible bond to the CMA CGM Group in an amount of €5,000 thousand, completed in August 2024. The bond bears interest at a rate of 5% and matures on December 31, 2025. As of December 31, 2024, it is recognized as a financial instrument at fair value through profit and loss with the corresponding change in fair value recognized in change in fair value of financial liabilities at FVPL. Further details are provided in Note 10.

2.2.4. Other matters

•        In December 2023, the Group signed a lease agreement for new premises in Paris (“Sentier lease”), secured by a first-demand bank guarantee of €2,314 thousand. During the fourth quarter of 2024, management considered different options regarding this lease including its early termination as there was a high probability that those premises would not be occupied. The decision to exit that lease was finally taken in January 2025 and the related termination costs amounting to €2,729 thousand were booked as of December 31, 2024. Those costs also include €414 thousand fit-out and refurbishment costs.

As this situation qualifies as an adjusting event under IAS 10, the financial statements for the year ended December 31, 2024, include a provision of €2,729 thousand for lease termination costs. The amount was determined based on the final settlement agreement signed in June 2025. This provision is classified under current liabilities as it is expected to be settled within 12 months, with the corresponding expense presented in operating loss in the consolidated income statement. This provision was fully utilized in 2025 when the contract was terminated.

•        Following the refurbishment of the Phénix offices, the registered office of Pasqal S.A.S. was relocated to 24 Rue Émile Baudot, 91120 Palaiseau, France. See Note 7.4 for further disclosure.

Note 3.  Basis of consolidation

Subsidiaries are entities controlled by the Group. Control exists when the Group has power over the investee, is exposed (or has rights) to variable returns from its involvement with the investee and has the ability to use its power to affect those returns.

Subsidiaries are fully consolidated from the date control is obtained until the date control ceases. Intercompany balances, transactions, income and expenses are eliminated on consolidation. See Note 32 for further disclosures.

Note 4.  Basis of preparation of the consolidated financial statements

4.1. Statement of compliance

The financial statements have been prepared in accordance with IFRS as issued by the International Accounting Standards Board (IASB). The financial statements have been prepared using International Accounting Standards (IAS and IFRS) and interpretations issued by the International Financial Reporting Interpretations Committee (IFRIC IC) (SIC and IFRIC).

4.2. Reporting period and comparative information

These consolidated financial statements are presented for the year ended December 31, 2025, with comparative information provided for the year ended December 31, 2024.

Certain prior year amounts have been reclassified to conform to the current year presentation. These classifications had no impact on previously reported net income, stockholder’s equity, or cash flows.

PASQAL SAS
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note 4.  Basis of preparation of the consolidated financial statements (cont.)

4.3. Internal control over financial reporting

In connection with the preparation of the consolidated financial statements included in the registration statement on Form F-4, management identified certain material weaknesses in the Company’s internal control over financial reporting as of December 31, 2025.

These material weaknesses are described in the section “Risk Factors” of the registration statement. Management has initiated remediation actions to address these matters.

4.4. Authorization for issue

The consolidated financial statements were authorized for issue by the Group’s Board of Directors on May 23, 2026. The consolidated financial statements were approved by the President of Pasqal SAS on May 23, 2026.

4.5. Judgments and use of estimates

The preparation of consolidated financial statements in accordance with IFRS requires management to make judgments, estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the reporting date, and the reported amounts of income and expenses during the financial year.

These estimates and assessments are evaluated on an ongoing basis based on past experience and various other factors deemed reasonable that form the basis for assessing the carrying amount of assets and liabilities. Actual results may differ materially from these estimates depending on different assumptions or conditions.

The most significant judgments and estimates relate to the following.

4.5.1. Fair value measurement of financial instruments

The Group issues financial instruments that are measured at fair value at each reporting date and classified as financial liabilities in the financial statements. The fair values of these financial liabilities cannot be determined based on quoted prices in active markets and are therefore measured using valuation techniques. The determination of fair value requires the use of judgement, and changes in the assumptions applied could have a significant impact on the reported fair values of these financial instruments. The related financial instruments, valuation techniques and key assumptions are disclosed in Notes 10 and 14.

4.5.2. Development costs

The Group capitalizes costs for product development projects. Initial capitalization of costs is based on management’s judgement that technological and economic feasibility is confirmed, usually when a product development project has reached a defined milestone according to an established project management model. See Note 7.2 for further disclosures.

4.5.3. Valuation of share-based payments

Estimating fair value for share-based payment transactions requires determination of the most appropriate valuation model, which depends on the terms and conditions of the grant. This estimate also requires determination of the most appropriate inputs to the valuation model including the risk-free rate, volatility and expected life of the share option or appreciation right, and making assumptions about them.

The Group measures cash-settled share-based payment transactions using a Monte Carlo model to determine the fair value of the liability incurred. The associated cash-settled plan liability needs to be remeasured at the end of each reporting period up to the date of settlement, with any changes in fair value recognized in profit or loss. This requires a reassessment of the estimates used at the end of each reporting period.

PASQAL SAS
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note 4.  Basis of preparation of the consolidated financial statements (cont.)

For the measurement of the fair value of equity-settled transactions with employees at the grant date, the Group uses a Monte Carlo model.

The assumptions and models used for estimating fair value for share-based payment transactions are disclosed in Note 14.

4.5.4. Revenue recognition

Management is required to apply judgement when assessing how customer contracts give rise to enforceable rights and obligations and in determining the appropriate accounting treatment under IFRS 15. The most significant judgments applied by management in applying IFRS 15 relate to:

•        the identification of performance obligations in customer contracts, and

•        the assessment of the timing of revenue recognition (at a point in time versus over time),

•        the determination of standalone selling prices (“SSP”) for distinct performance obligations.

A key estimate refers to measuring progress for performance obligations satisfied over time, which may rely on input or output methods requiring assumptions regarding total contract costs, expected hours or milestones to completion.

See Note 19 for further disclosures.

4.6. Going concern

The consolidated financial statements have been prepared on a going concern basis.

In assessing the appropriateness of the going concern assumption, management considered the Group’s financial position, expected operating performance and liquidity, including cash flow forecasts covering a period of at least twelve months from the reporting date, i.e. through December 31, 2026.

These forecasts take into account the Group’s expected cash burn, committed financing arrangements in place as of December 31, 2025, and management’s ability to manage operating and investment expenditures.

Based on this assessment, management concluded that the Group has sufficient liquidity to meet its obligations as they fall due over the assessment period and that the going concern basis of accounting remains appropriate as of December 31, 2025. See Note 5 for further disclosures.

4.7. Foreign currencies

The Group’s consolidated financial statements are presented in euros, which is also the parent company’s functional currency. Amounts are rounded to the nearest € thousand, unless otherwise stated.

Foreign currency transactions are converted by applying the average exchange rates prevailing at the transaction date. Monetary assets and liabilities denominated in foreign currencies at the closing date are converted at the closing exchange rate. Translation adjustments are recognized in net income. Non-monetary assets and liabilities denominated in a foreign currency and recorded at historical cost are translated using the exchange rate at the date of the transaction.

Currency gains and losses arising on the translation of net investments in foreign subsidiaries and associates are recognized in equity.

PASQAL SAS
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note 4.  Basis of preparation of the consolidated financial statements (cont.)

The following tables present currency translation rates against the Euro for the Group’s most significant operations.

	2025		2024
Currency	Average rate	Closing rate	Average rate	Closing rate
Pound Sterling (GBP)	0.8571	0.8725	0.8466	0.8292
United States Dollar (USD)	1.1304	1.1733	1.0821	1.0389
Canadian Dollar (CAD)	1.5790	1.6104	1.4819	1.4948
South Korean WON (KRW)	1,606.2193	1,694.9440	1,475.2526	1,532.1444
Saudi Riyal (SAR)	4.2403	4.4003	4.0610	3.8900
Japanese Yen (YEN)	169.1501	184.0899	163.8176	163.0601

4.8. Standards issued but not yet effective

The new and amended standards and interpretations that are issued, but not yet effective, up to the date of issuance of the Group’s financial statements are disclosed below. The Group intends to adopt these new and amended standards and interpretations, if applicable, when they become effective.

4.8.1. IFRS 18 Presentation and Disclosure in Financial Statements

In April 2024, the IASB issued IFRS 18, which replaces IAS 1 Presentation of Financial Statements. IFRS 18 introduces new requirements for presentation within the statement of profit or loss, as well as disclosure of newly defined management-defined performance measures, subtotals of income and expenses, and includes new requirements for aggregation and disaggregation of financial information based on the identified ‘roles’ of the primary financial statements and the notes.

In addition, narrow-scope amendments have been made to IAS 7 Statement of Cash Flows, which include changing the starting point for determining cash flows from operations under the indirect method, and removing the optionality around classification of cash flows from dividends and interest. In addition, there are consequential amendments to several other standards.

IFRS 18, and the amendments to the other standards, is effective for reporting periods beginning on or after 1 January 2027, but earlier application is permitted and must be disclosed. IFRS 18 will apply retrospectively.

The Group does not intend to early adopt IFRS 18 and is currently working to identify all impacts the amendments will have on the primary financial statements and notes to the financial statements.

4.8.2. Amendments to IFRS 9 and IFRS 7 — Amendments to the Classification and Measurement of Financial Instruments

In May 2024, the IASB issued Amendments to IFRS 9 and IFRS 7, Amendments to the Classification and Measurement of Financial Instruments (the Amendments). The Amendments clarify derecognition rules for financial liabilities, provide guidance for assessing ESG-linked contractual cash flows, refine the definition of ‘non-recourse features’ and the characteristics of contractually linked instruments, and introduce new disclosure requirements for contingent features and FVOCI equity instruments

The Amendments are effective for annual periods starting on or after 1 January 2026 with early adoption permitted for classification of financial assets and related disclosures only.

The Group does not anticipate that the amendments will have a material effect on the Group’s financial statements.

PASQAL SAS
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note 5.  Liquidity risk

The Group is exposed to liquidity risk, i.e., the risk that it will be unable to meet its financial obligations relating to the continuation of its business, given the financing requirements for the development of its business.

The table below summarizes the Group’s net cash position as of December 31, 2025:

In € thousand	December 31, 2025	December 31, 2024
Marketable securities – Cash equivalents	26	193
Cash(1)	73,736	6,970
Cash and cash equivalent (A)	73,762	7,163
Borrowings – current	(105,164)	(5,529)
Of which ORA	(102,278)	—
Borrowings – current excluding ORA(2) (B)	(2,886)	(5,529)
Trade and other payables	(9,556)	(6,607)
Other current liabilities	(8,084)	(6,475)
Current liabilities (C)	(17,641)	(13,082)
Net cash position (A) – (B) – (C)	53,235	(11,448)

____________

(1)      Cash includes amounts received under the Korean grant agreement and IFA loan, for €2,832 thousand and €4,737 thousand as of December 31, 2025, see note 8.4.

(2)      For the year ended December 31, 2025, current borrowings exclude the redeemable bonds (“ORA”) as they are redeemable in ordinary shares of the Company. Accordingly, their settlement is not expected to give rise to any cash outflow.

The consolidated financial statements as of December 31, 2025, have been prepared on a going concern basis. In assessing the Group’s ability to continue as a going concern for at least twelve months from the reporting date, management considered the Group’s cash position, projected operating results and cash flows, expected working capital requirements, planned capital expenditures, and the availability of additional sources of financing.

As of December 31, 2025, the Group had cash and cash equivalents of €73,762 thousand. The Group subsequently completed several capital increases between January 2026 and February 2026 through the issuance of new common shares (“Series C Shares”), generating total proceeds of €69,738 thousand (see Note 31.4 for further disclosures). In addition, in connection with the planned business combination and after December 31, 2025, the Group entered into a pre-PIPE financing arrangement with certain investors. This arrangement includes commitments to participate in a contemplated PIPE financing, representing a total of $200,000 thousand in potential convertible financing and associated warrants, subject to definitive agreements and completion of the business combination.

Pasqal believes that its cash and cash equivalents as of December 31, 2025 and the proceeds it received from the Series C will be sufficient to meet its working capital and capital expenditure needs for the next twelve months from the reporting date.

Based on the above, management concluded that the going concern basis of accounting remains appropriate as of December 31, 2025.

Note 6.     Segment information

The Chief Executive Officer (CEO) is the Chief Operating Decision Maker (CODM). The CODM allocates resources and assesses performance at consolidated level using aggregated information based on the Group’s profit or loss.

PASQAL SAS
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note 6.  Segment information (cont.)

The Group operates in a single operating segment which is the development and implementation of quantum computing solutions.

These tables below present the breakdown of non-current assets by geographic area for the years ended December 31, 2025 and 2024, respectively:

In € thousand	31/12/2025	France	Canada	Other
Goodwill	19,676	15,065	4,611	—
Other intangible assets	17,451	4,044	13,406	1
Property, plant and equipment	28,119	24,687	3,407	25
Total	65,247	43,797	21,424	26
In € thousand	31/12/2024	France	Rest of Europe	Canada	Other
Goodwill	20,033	15,065	—	4,968	—
Other intangible assets	14,883	1,505	—	13,378	—
Property, plant and equipment	28,077	24,275	29	3,746	27
Total	62,993	40,845	29	22,092	27

See Note 19.3 for further disclosure on revenue-related segment information.

Note 7.  Non-current assets

7.1. Goodwill

•        Business combinations

All business combinations are accounted for by applying the purchase method. The cost of an acquisition is measured as the aggregate of the consideration transferred, which is measured at acquisition date fair value, and the amount of any non-controlling interests in the acquiree. Acquisition-related costs are expensed as incurred.

The Group determines that it has acquired a business when the acquired set of activities and assets includes an input and a substantive process that together significantly contribute to the ability to create outputs. The acquired process is considered substantive if it is critical to the ability to continue producing outputs, and the inputs acquired include an organized workforce with the necessary skills, knowledge, or experience to perform that process or it significantly contributes to the ability to continue producing outputs and is considered unique or scarce or cannot be replaced without significant cost, effort, or delay in the ability to continue producing outputs.

When the Group acquires a business, it assesses the financial assets and liabilities assumed for appropriate classification and designation in accordance with the contractual terms, economic circumstances and pertinent conditions as of the acquisition date.

•        Measurement of goodwill

Goodwill is initially measured at cost (being the excess of the aggregate of the consideration transferred and the amount recognized for non-controlling interests and any previous interest held over the net identifiable assets acquired and liabilities assumed).

After initial recognition, goodwill is measured at cost less any accumulated impairment losses. For the purpose of impairment testing, goodwill acquired in a business combination is, from the acquisition date, allocated to each of the Group’s cash-generating units that are expected to benefit from the combination, irrespective of whether other

PASQAL SAS
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note 7.  Non-current assets (cont.)

assets or liabilities of the acquiree are assigned to those units. In the event of impairment, the loss is recognized in the income statement under operating loss in “Net impairment losses”. Where goodwill has been allocated to a cash-generating unit (CGU) and part of the operation within that unit is disposed of, the goodwill associated with the disposed operation is included in the carrying amount of the operation when determining the gain or loss on disposal. Goodwill disposed in these circumstances is measured based on the relative values of the disposed operation and the portion of the cash-generating unit retained.

•        Impairment The Group assesses, at each reporting date, whether there is an indication that an asset may be impaired. If any indication exists, or when annual impairment testing for an asset is required, the Group estimates the asset’s recoverable amount. An asset’s recoverable amount is the higher of an asset’s or CGU’s fair value less costs of disposal and its value in use. The recoverable amount is determined for an individual asset, unless the asset does not generate cash inflows that are largely independent of those from other assets or groups of assets. When the carrying amount of an asset or CGU exceeds its recoverable amount, the asset is considered impaired and is written down to its recoverable amount. Goodwill is tested for impairment annually as of 31 December and when circumstances indicate that the carrying value may be impaired. Impairment is determined for goodwill by assessing the recoverable amount of each CGU to which the goodwill relates. When the recoverable amount of the CGU is less than its carrying amount, an impairment loss is recognized. Impairment losses relating to goodwill cannot be reversed in future periods.

Carrying amounts and changes during the period

Changes in the carrying amount of goodwill for the years ended December 31, 2025 and 2024, are as follows:

In € thousand	Goodwill
Goodwill at January 1, 2024	15,065
Increase	—
Decrease	—
Translation adjustments	—
Changes in scope	4,968
Other variations	—
Goodwill at December 31, 2024	20,033
Increase	—
Decrease	—
Translation adjustments	(357)
Changes in scope	—
Other variations	—
Goodwill at December 31, 2025	19,676

Goodwill amounted to €19,676 thousand as of December 31, 2025 and to €20,033 thousand as of December 31, 2024, respectively. It relates to the acquisitions of Pasqal Netherlands B.V. (formerly Qu & Co) in 2021, MCF in 2022, and Aeponyx in 2024. The related goodwill amounts to €14,775 thousand, €290 thousand and €4,611 thousand as of December 31, 2025, respectively. The goodwill on Aeponyx amounted to €4,968 thousand as of December 31, 2024; the decrease in 2025 reflects foreign currency translation adjustments of €(357) thousand.

On July 29, 2024, the Group acquired 100% of the voting shares of Aeponyx Entreprises Inc. (“Aeponyx”), an unlisted company based in Canada that specializes in the design of integrated photonic circuits (PICs) combined with MEMS (Micro-Electro-Mechanical Systems) technologies, with applications in telecommunications, data centers, advanced sensors, and quantum computing. The Group has acquired Aeponyx with a view to enhancing the scalability, stability, and performance of the optical systems used in Pasqal’s quantum processors.

PASQAL SAS
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note 7.  Non-current assets (cont.)

Under Canadian investment regulations, the transaction was subject to a national security review conducted post-closing. This review did not create a suspensive condition that could be considered a substantive hurdle. The approval was obtained in March 2025.

The acquisition has been accounted for using the acquisition method. The consideration transferred included fixed and contingent issuable shares measured at fair value at the acquisition date. The contingent consideration was classified as a financial liability in accordance with IAS 32 and is subsequently remeasured at fair value through profit or loss (refer to Notes 17, 18 and 33 for further disclosures). The consolidated financial statements as of December 31, 2024, include the results of Aeponyx for the five-month period from the acquisition date.

For the year ended December 31, 2024, Aeponyx contributed €1,135 thousand to the loss before tax of the Group from the date of acquisition. Aeponyx did not generate any revenue during the period. If the combination had taken place at the beginning of the year, the net loss of the Group for the year ended December 31, 2024, would have been €50,531 thousand, taking into account the fair value remeasurement of the contingent consideration recognized over the full year (see Notes 17,18 and 33).

For impairment testing purposes, goodwill acquired through business combinations is allocated to the following cash-generating units.

in € thousand	December 31, 2025		December 31, 2024
	QPU cash generating unit	Cryostat cash generating unit	QPU cash generating unit	Cryostat cash generating unit
Goodwill	19,386	290	19,743	290
Assets with indefinite useful lives	19,386	290	19,743	290

Impairment exists when the carrying value of an asset or cash generating unit exceeds its recoverable amount, which is the higher of its fair value less costs of disposal and its value in use. The fair value less costs of disposal calculation is based on available data from binding sales transactions, conducted at arm’s length, for similar assets or observable market prices less incremental costs of disposing of the asset. The value in use calculation is based on a Discounted cash flow (DCF) model. No impairment loss was recognized for the years ended December 31, 2025 and 2024, as the recoverable amount exceeded the carrying amount, based on the Company’s market value as implied by arm’s length equity transactions.

7.2. Other intangible assets

IAS 38 defines an intangible asset as an identifiable non-monetary asset without physical substance that is controlled by the entity. An asset is identifiable:

–       if it is separable (leased, sold, exchanged independently), or

–       if it arises from a contractual or legal right, whether or not that right is separable.

An asset is controlled if the entity has the power to derive future economic benefits from it and to restrict access to it by third parties.

When an intangible asset has a finite useful life, it is depreciated. Assets with indefinite useful lives are not depreciated, but are subject to impairment testing. The indefinite nature is reviewed at each reporting date.

Group’s other intangible assets include software, patents and processes, and development costs.

The depreciation period for software varies between 2 and 3 years. Patents and processes resulting from the acquisition of MCF, Qu&Co, and Aeponyx, are depreciated over 6 years, 4 years and 10 years respectively.

Development costs on an individual project are recognized as an intangible asset when the Group can demonstrate:

•        The technical feasibility of completing the intangible asset so that the asset will be available for use or sale;

•        Its intention to complete and its ability and intention to use or sell the asset;

PASQAL SAS
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note 7.  Non-current assets (cont.)

•        How the asset will generate future economic benefits;

•        The availability of resources to complete the asset;

•        The ability to measure reliably the expenditure during development.

Expenses incurred for development costs relate to the improvement of products or technologies that will be used by one or more customers.

Costs capitalized as development costs include employee expenses, external costs, and project-specific purchasing expenses.

Following the initial recognition of the development costs as an asset, the asset is carried at cost less any accumulated amortization and accumulated impairment losses. Amortization of the asset begins when development is complete, and the asset is available for use. It is amortized over the period of expected future benefit. The amortization period for such projects is five years from the estimated date of commissioning. This amortization period is reviewed by management based on changes in products and/or technologies. During the period of development, the asset is tested for impairment annually.

Carrying amounts and changes during the period

In € thousand	Development costs	Concessions, patents, licenses and similar assets	Intangible assets in progress	Total
Gross intangible assets at January 1, 2024	1,765	1,882	330	3,977
Increase	—	97	772	869
Decrease	—	(413)	—	(413)
Translation adjustments	—	55	(8)	47
Changes in scope(1)	—	13,165	—	13,165
Reclassification	—	258	274	532
Gross intangible assets at December 31, 2024	1,765	15,044	1,368	18,177
Increase	—	287	4,830	5,117
Decrease	—	—	—	—
Translation adjustments	—	(935)	(110)	(1,045)
Changes in scope(1)	—	—	—	—
Reclassification	—	0	217	217
Gross intangible assets at December 31, 2025	1,765	14,396	6,305	22,467

Amortization and depreciation of intangible assets at January 1, 2024	(803)	(824)	—	(1,627)
Increase(2)	(353)	(1,609)		(1,962)
Decrease	—	290		290
Translation adjustments	—	5		5
Changes in scope(1)	—	—		—
Reclassification	—	—		—
Amortization and depreciation of intangible assets at December 31, 2024	(1,156)	(2,138)		(3,294)

PASQAL SAS
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note 7.  Non-current assets (cont.)

In € thousand	Development costs	Concessions, patents, licenses and similar assets	Intangible assets in progress	Total
Increase	(340)	(1,447)	0	(1,787)
Decrease	—	—	—	—
Translation adjustments	—	65	—	65
Changes in scope(1)	—	—	—	—
Reclassification	—	—	—	—
Amortization and depreciation of intangible assets at December 31, 2025	(1,495)	(3,520)	—	(5,016)
Net intangible assets at January 1, 2024	963	1,058	330	2,351
Increase	(353)	(1,513)	772	(1,094)
Decrease	—	(123)	—	(123)
Translation adjustments	—	60	(8)	52
Changes in scope(1)	—	13,165	—	13,165
Reclassification	—	258	274	532
Net intangible assets at December 31, 2024	610	12,906	1,368	14,883
Increase	(340)	(1,160)	4,830	3,330
Decrease	—	—	—	—
Translation adjustments	—	(870)	(110)	(980)
Changes in scope(1)	—	—	—	—
Reclassification	—	—	217	217
Net intangible assets at December 31, 2025	270	10,876	6,305	17,451

____________

(1)      Changes in scope relate to the acquisition of Aeponyx in 2024.

(2)      Intangible assets related to Qu&Co were impaired for an amount of €290 thousand as of December 31, 2024, following the closure on June 24, 2025. This was recorded under “Net impairment losses”. See Note 2.1.1 for further details.

The increase in intangible assets under development in 2025 primarily reflects development expenditures incurred by Pasqal SAS and Aeponyx that meet the capitalization criteria. Non-capitalized research and development costs amounted to €8,171 thousand and €18,866 thousand for the years ended December 31, 2025 and 2024, respectively.

There were no indications of impairment of intangible assets as of December 31, 2025.

7.3. Property, plant & equipment

Property, plant, and equipment are recognized in the consolidated financial statements at their acquisition or production cost, or their fair value when acquired in a business combination, less accumulated depreciation and impairment losses recognized.

The Group has elected to recognize property, plant and equipment at amortized historical cost.

In accordance with IAS 16, depreciation is calculated based on the estimated useful lives of the various categories of fixed assets. Where applicable, the total cost of a tangible asset is allocated among its various components, each of which is recognized separately. This is the case when the various components of an asset have different useful lives or provide benefits to the company at different rates, requiring the use of different depreciation rates and methods.

Depreciation has been determined based on the rate of consumption of the expected economic benefits per asset item on the basis of acquisition cost, according to its probable use. Useful lives are reviewed annually and are adjusted if current expectations differ from previous estimates; these changes in accounting estimates are recognized prospectively.

PASQAL SAS
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note 7.  Non-current assets (cont.)

Depreciation is calculated using the straight-line method, based on the useful lives of each fixed asset component, as follows:

Item type	Depreciation method	Depreciation duration
Technical installations, tools and equipment	Straight-line	5 to 10 years
Miscellaneous fixtures, transport equipment, office furniture, etc.	Straight-line	3 to 10 years

Carrying amounts and changes during the period

In € thousand	Plant, equipment and machinery	Fixtures and fittings	Office supplies	Transport equipment	Hardware equipment	Tangible assets in progress		Total
Gross property, plant and equipment at January 1, 2024	5,734	1,814	148	4	3,049	4,065		14,814
Increase	3,932	14,629 (1)	142	—	491	—		19,194
Decrease	(470)	(488)	—	—	—	—		(959)
Translation adjustments	(7)	(28)	(1)	—	—	—		(37)
Changes in scope(1)	786	23	—	—	—	—		809
Reclassification	(809)	851	(5)	—	—	(461)		(424)
Gross property, plant and equipment at December 31, 2024	9,166	16,799	284	4	3,539	3,604		33,396
Increase	1,728	320	98	—	69	3,485		5,701
Decrease	—	—	—	—	—	—		—
Translation adjustments	(69)	(226)	(10)	—	(7)	—		(312)
Changes in scope(1)	(42)	—	(60)	—	(3)	—		(104)
Reclassification	3,583 (2)	2,006	430	—	—	(6,019	)(2)	—
Gross property, plant and equipment at December 31, 2025	14,366	18,900	744	4	3,598	1,069		38,681

Amortization and depreciation of property, plant, and equipment at January 1, 2024	(1,134)	(252)	(56)	(2)	(832)	—		(2,277)
Increase	(1,398)	(633)	(49)	(1)	(1,069)	—		(3,150)
Decrease	470	112	—	—	—	—		583
Translation adjustments	(6)	3	—	—	—	—		(3)
Changes in scope	(464)	(11)	—	—	—	—		(476)
Reclassification	—	—	5	—	—	—		5
Amortization and depreciation of property, plant, and equipment at December 31, 2024	(2,532)	(782)	(101)	(3)	(1,902)	—		(5,319)

PASQAL SAS
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note 7.  Non-current assets (cont.)

In € thousand	Plant, equipment and machinery	Fixtures and fittings	Office supplies	Transport equipment	Hardware equipment	Tangible assets in progress	Total
Increase	(2,192)	(1,966)	(97)	(1)	(1,111)	—	(5,366)
Decrease	—	—	—	—	—	—	—
Translation adjustments	12	25	2	—	2	—	42
Changes in scope(1)	42	—	38	—	2	—	82
Reclassification	—	—	—	—	—	—	—
Amortization and depreciation of property, plant, and equipment at December 31, 2025	(4,670)	(2,722)	(158)	(4)	(3,008)	—	(10,561)

Net property, plant and equipment at January 1, 2024	4,600	1,562	92	2	2,216	4,065	12,536
Increase	2,534	13,996	93	(1)	(579)	—	16,043
Decrease	—	(376)	—	—	—	—	(376)
Translation adjustments	(13)	(26)	(1)	—	—	—	(40)
Changes in scope(1)	322	11	—	—	—	—	333
Reclassification	(809)	851	—	—	—	(461)	(419)
Net property, plant and equipment at December 31, 2024	6,633	16,017	184	1	1,638	3,604	28,077
Increase	(463)	(1,646)	2	(1)	(1,042)	3,485	335
Decrease	—	—	—	—	—	—	—
Translation adjustments	(57)	(200)	(8)	—	(5)	—	(270)
Changes in scope(1)	—	—	(22)	—	—	—	(22)
Reclassification	3,583	2,006	430	—	—	(6,019)	—
Net property, plant and equipment at December 31, 2025	9,696	16,177	586	—	590	1,069	28,119

____________

(1)      The change in 2024 mainly relates to the refurbishment works of the Company’s head office (Phenix premises) in Palaiseau.

(2)      The reclassification reflects the commissioning of a QPU, transferred from tangible assets in progress to Plant, equipment and machinery on July 01, 2025.

There were no indications of impairment of property, plant & equipment as of December 31, 2025.

PASQAL SAS
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note 7.  Non-current assets (cont.)

7.4. Right-of-use assets

See Note 11 for further disclosures on the accounting policies related to leases.

Carrying amounts and changes during the period

In € thousand	Right of use real estate	Right of use of transport equipment	Total
Gross Rights of use of assets at January 1, 2024	2,984	20	3,004
Increase	11,293	—	11,293
Decrease	(1,724)	—	(1,724)
Translation adjustments	(10)	—	(11)
Changes in scope	—	—	—
Other variations	—	—	—
Gross Rights of use of assets at December 31, 2024	12,542	20	12,562
Increase	116	—	116
Decrease	(1,049)	—	(1,049)
Translation adjustments	(120)	(1)	(121)
Changes in scope	—	(19)	(19)
Other variations	—	—	—
Gross Rights of use of assets at December 31, 2025	11,489	—	11,489

Amortization of rights of use of assets at January 1, 2024	(885)	(5)	(890)
Increase	(1,747)	(4)	(1,751)
Decrease	661	—	661
Translation adjustments	1	—	1
Changes in scope	—	—	—
Other variations	—	—	—
Amortization of rights of use of assets at December 31, 2024	(1,971)	(8)	(1,979)
Increase	(1,606)	(11)	(1,617)
Decrease	1,049	—	1,049
Translation adjustments	17	0	17
Changes in scope	0	19	19
Other variations	—	—	—
Amortization of rights of use of assets at December 31, 2025	(2,511)	—	(2,511)

Net right of use assets at January 1, 2024	2,099	16	2,114
Increase	9,546	(4)	9,542
Decrease	(1,063)	—	(1,063)
Translation adjustments	(10)	—	(10)
Changes in scope	—	—	—
Other variations	—	—	—
Net right of use assets at December 31, 2024	10,571	12	10,583
Increase	(1,490)	(11)	(1,501)
Decrease	0	—	0
Translation adjustments	(104)	(1)	(104)
Changes in scope	—	—	—
Other variations	—	—	—
Net right of use assets at December 31, 2025	8,978	—	8,978

PASQAL SAS
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note 7.  Non-current assets (cont.)

The main Group’s right-of-use assets relate primarily to real estate located in France and Canada, including:

–       Phenix Palaiseau for €6,314 thousand;

–       Office and production sites in Sherbrooke, Quebec, for €1,145 thousand;

–       Gabriel Peri — Joinville le Pont for €977 thousand.

7.5. Other non-current assets

•        Classification and measurement of financial assets

The Group’s financial assets are classified, at initial recognition, as subsequently measured at amortized cost.

The classification of financial assets at initial recognition depends on the financial asset’s contractual cash flow characteristics and the Group’s business model for managing them. The Group’s business model for managing financial assets refers to how it manages its financial assets in order to generate cash flows. The business model determines whether cash flows will result from collecting contractual cash flows, selling the financial assets, or both. Financial assets classified and measured at amortized cost are held within a business model with the objective to hold financial assets in order to collect contractual cash flows.

The Group initially measures its financial assets at their fair value plus transaction costs.

Trade receivables that do not contain a significant financing component or for which the Group has applied the practical expedient are measured at the transaction price.

Financial assets at amortized cost are subsequently measured using the effective interest rate (EIR) method and are subject to impairment. Gains and losses are recognized in profit or loss when the asset is derecognized, modified or impaired.

•        Impairment of financial assets

The Group recognizes an allowance for expected credit losses (ECLs) for financial assets not held at fair value through profit or loss. ECLs are based on the difference between the contractual cash flows due in accordance with the contract and all the cash flows that the Group expects to receive, discounted at an approximation of the original effective interest rate.

ECLs are recognized in two stages. For credit exposures for which there has not been a significant increase in credit risk since initial recognition, ECLs are provided for credit losses that result from default events that are possible within the next 12-months (a 12-month ECL). For those credit exposures for which there has been a significant increase in credit risk since initial recognition, a loss allowance is required for credit losses expected over the remaining life of the exposure, irrespective of the timing of the default (a lifetime ECL).

For trade receivables, the Group applies a simplified approach in calculating ECLs. Therefore, the Group does not track changes in credit risk, but instead recognizes a loss allowance, where applicable on a case-by-case basis, based on lifetime ECLs at each reporting date.

PASQAL SAS
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note 7.  Non-current assets (cont.)

Carrying amounts and changes during the period

In € thousand	Deposits	Government grant receivables – non-current	Total
Non-current financial assets at January 1, 2024	2,876	1,517	4,393
Increase	8,685	—	8,685
Decrease	(359)	—	(359)
Reclassification	—	—	—
Translation adjustments	(2)	—	(2)
Changes in scope(2)	—	—	—
Other variations	—	—	—
Non-current financial assets at December 31, 2024	11,202	1,517	12,719
Increase	515	2,209	2,724
Decrease	(2,565)	(356)	(2,921)
Reclassification(1)	—	(2,172)	(2,172)
Translation adjustments	(640)	—	(640)
Changes in scope(2)	(92)	—	(92)
Other variations	3	—	3
Non-current financial assets at December 31, 2025	8,421	1,198	9,620

____________

(1)      Corresponds to the reclassification of the current portion of government grant receivables as at December 31, 2025.

(2)      Changes in scope in 2025 mainly relate to the liquidation of subsidiaries.

As of December 31, 2025, the other non-current financial assets mainly include:

–       Deposits for an amount of €8,421 thousand, of which term deposits amounting to €7,340 thousand as part of a First Demand Guarantee relating to the contract with the customer Saudi Arabian Oil Company. The deposit bears interest at a gross nominal rate of 4.86%. The first-demand bank guarantee of €2,314 thousand was recovered in 2025 following the cancellation of the Paris lease (see Note 12 for further disclosure).

–       The non-current portion of government grants to be received for an amount of €1,198 thousand.

Note 8.  Current assets

8.1. Inventories

Inventories consist of raw materials and other supplies, purchased parts (lasers, etc.), semi-finished/semi-assembled products, and finished products.

Inventories and work in progress are valued at their cost or market price, whichever is lower.

Inventories of raw materials, other supplies, and purchased parts are valued at acquisition cost using the weighted average unit cost method (WAUC). This acquisition cost includes the purchase price and incidental expenses.

Finished product inventories are valued at production cost. Financial expenses are not included in the valuation of inventories.

When the realizable value of inventories is lower than their cost, the necessary write-downs are recognized.

PASQAL SAS
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note 8.  Current assets (cont.)

Inventories are valued at the lower of cost and net realizable value. Net realizable value is the estimated selling price in the ordinary course of business, less estimated costs of completion and the estimated costs necessary to make the sale.

Carrying amounts and changes during the period

	December 31, 2025			December 31, 2024
In € thousand	Gross	Impairment	Net	Gross	Impairment	Net
Raw materials and other supplies	6,166	—	6,166	9,356	—	9,356
Work in progress – goods	6,695	(1,552)	5,142	5,417	(235)	5,182
Inventories	12,861	(1,552)	11,309	14,773	(235)	14,538

Breakdown of inventories as of December 31, 2025, by geographic area is as follows:

–       France: €8,234 thousand (€10,958 thousand in 2024);

–       Canada: €2,791 thousand (€3,580 thousand in 2024);

–       Rest of the world: €284 thousand (nil in 2024).

This geographical breakdown corresponds to the Group’s production and storage areas.

In connection with the contract with Québec Inc., a subsidiary of DistriQ, Pasqal recognized an impairment of work in progress amounting to €1,552 thousand as of December 31, 2025 and €235 thousand as of December 31, 2024. See Note 12 for further disclosure.

No other impairment of inventory was recognized for the year ended December 31, 2025. Management believes that the impairment risk of the components in inventory is low, given the projected revenue for 2026 and the order backlog.

8.2. Trade receivables

	December 31, 2025			December 31, 2024
In € thousand	Gross	Impairment	Net	Gross	Impairment	Net
Accounts receivable and related accounts	5,608	—	5,608	2,133	—	2,133
Trade receivables	5,608	—	5,608	2,133	—	2,133

The amount of expected credit losses is not significant and not recognized as of December 31, 2025 and 2024.

8.3. Other current assets

	December 31, 2025			December 31, 2024
In € thousand	Gross	Impairment	Net	Gross	Impairment	Net
Government grant receivables – current(1)	8,216	(36)	8,181	9,353	—	9,353
Tax receivables	3,111	—	3,111	4,316	—	4,316
Prepaid expenses and other receivables	2,010	—	2,010	2,210	—	2,210
Other current assets	13,338	(36)	13,302	15,879	—	15,879

____________

(1)      Government grant receivables — current include the French Research Tax Credit (“CIR”) for an amount of €5,202 thousand.

All overdue receivables are immaterial.

PASQAL SAS
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note 8.  Current assets (cont.)

8.4. Cash and cash equivalents

In € thousand	December 31, 2025	December 31, 2024
Marketable securities	26	193
Cash and cash equivalents	73,736	6,970
Total	73,762	7,163

Cash and cash equivalents consist of cash at bank and on hand.

As of 31 December 2025, cash and cash equivalents include amounts received by the Group in connection with the Korean grant agreement and the IFA loan for €2,832 thousand and €4,737 thousand respectively. Although these funds are contractually restricted to eligible expenditures and subject to reporting requirements, such restrictions do not affect the classification of the bank balance as cash and cash equivalents.

In € thousand	Euro	CAD Dollar	US Dollar	KRW	SAR	December 31, 2025
Marketable securities	26	—	—	—	—	26
Cash and cash equivalents	63,649	973	5,531	3,380	203	73,736
December 31, 2025	63,675	973	5,531	3,380	203	73,762

Note 9.  Consolidated Shareholders’ Equity

9.1. Issued share capital

9.1.1. Description of issued share capital

In € thousand	December 31, 2025	December 31, 2024
Number of shares	7,148,772	6,923,000
Par value	0,10	0,10
Paid-in capital in euros	715	692

As of December 31, 2025, the Company’s share capital amounted to €715 thousand, divided into 7,148,772 common shares with a par value of €0.10 each. Share premiums amounted to €70,158 thousand.

In December 2025, the Group issued 225,741 Series C Shares through several capital increases resulting in a total increase of €31,500 thousand, of which €23 thousand in share capital and €31,477 thousand in share premium. Capital increase costs amounting to €681 thousand were recognized as a deduction from share premium. See Notes 2 for further disclosures.

Each Series C Share issued under the Series C Financing carries attached share subscription warrants (collectively, the “BSA Ratchet warrants”) that may entitle the holder to subscribe, at nominal value, for additional Series C Shares upon the occurrence of certain contingent dilutive events (in particular, the issuance of new shares at a per-share price lower than €139.54, or the completion of an initial public offering — including in connection with the planned business combination — with a pre-money valuation of Pasqal SAS on a fully diluted basis lower than $2.0 billion). The BSA Ratchet warrants do not meet the definition of an equity instrument under IAS 32 and are accounted for as derivative financial liabilities measured at fair value through profit or loss in accordance with IFRS 9. Based on management’s assessment of facts and circumstances existing at the respective issuance dates and at December 31, 2025, including the expected progression of the contemplated business combination, the fair value of the BSA Ratchet warrants was determined to be immaterial. Accordingly, the proceeds received from the Series C Financing were allocated entirely to the Series C Shares issued. See Note 18 for further disclosures.

PASQAL SAS
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note 9.  Consolidated Shareholders’ Equity (cont.)

On June 12, 2024, the share capital had been increased by €658 thousand following a 100-for-1 stock split and a corresponding division by 100 of the nominal value. On July 19, 2024, a total of 3,923,000 preferred shares had been converted into common shares.

As of December 31, 2025, the rights attached to the different classes of shares are as follows:

(i)     Equal rights to normal dividend distributions with other ordinary shareholders; and

(ii)    Priority rights that breakdown by class of common shares as described below:

•        Series A, B and C:

Holders of Series A, Series B and Series C Shares benefit from the most senior economic rights in the distribution waterfall. Following an initial allocation of 10% of the proceeds distributed pro rata among all selling shareholders (regardless of share class), holders of Series A, Series B and Series C Shares are entitled, on a pari passu basis among themselves, to receive an amount equal to: (i) the subscription price paid for such shares, plus (ii) any declared but unpaid dividends, minus (iii) the nominal value of such shares (the “Liquidation Preference A/B/C). This preference ranks ahead of all other share classes. In the event of insufficient proceeds, the Liquidation Preference A/B/C is allocated pro rata among the relevant holders based on their respective entitlements.

•        Seed Shares

Holders of Seed Shares are entitled to receive, after satisfaction of the Liquidation Preference A/B/C, an amount equal to: (i) the subscription price paid for such shares, plus (ii) any declared but unpaid dividends, minus (iii) the nominal value of such shares (the “Liquidation Preference Seed”). In the event of insufficient proceeds, the Liquidation Preference Seed is allocated pro rata among the Seed Shareholders based on their respective entitlements.

•        Other common shares

Holders of Common Shares participate in the initial 10% allocation on a pro rata basis alongside all other share classes. Thereafter, Common Shares rank junior to all preferred share classes. Holders of Common Shares are only entitled to receive any residual proceeds remaining after full satisfaction of the Liquidation Preference A/B/C and the Liquidation Preference Seed if the Liquidation Preference A/B/C and/or the Liquidation Preference Seed is/are applicable, it being specified that if the Liquidation Preference A/B/C and/or the Liquidation Preference Seed is/are applicable, holders of Shares are entitled to 10% of the proceeds on a pro-rata basis, and then Common Shares are entitled to receive any residual proceeds remaining after full satisfaction of the Liquidation Preference A/B/C and the Liquidation Preference Seed.

9.1.2. Capital management

For the purpose of the Group’s capital management, capital includes issued capital, share premium and all other equity reserves attributable to the equity holders of the parent. In order to maintain or adjust the capital structure, the Group can repurchase its own shares, issue new shares, or issue securities giving access to its capital.

The primary objective of the Group’s capital management is to continue as a going concern and maximize the shareholder value. Capital management focuses on maintaining adequate levels of equity relative to operational needs, strategic investments, and regulatory requirements.

9.1.3. Distribution of dividends

The Company has not distributed any dividend.

9.2. Accumulated deficit

As of December 31, 2025, the accumulated deficit amounted to €32,533 thousand. This balance reflects accumulated losses of €124,309 thousand, which were partially offset during the year against the share premium for an amount of €91,776 thousand, pursuant to the shareholders’ written consultation dated June 30, 2025. This decision was aimed at absorbing accumulated losses and reinforcing the Group’s equity structure.

PASQAL SAS
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note 9.  Consolidated Shareholders’ Equity (cont.)

9.3 Other reserves

As of December 31, 2025, other reserves amounted to €49,584 thousand.

During 2025, the Group recognized within equity the fixed Exchangeable and Milestone Shares component of the contingent consideration related to Aeponyx acquisition for an amount of €14,839 thousand, following the contractual determination of the exchange ratio upon completion of the Serie C financing. Refer to Notes 17 and 18 for further disclosures.

The share-based payments reserve is used to recognize the value of equity-settled share-based payments provided to employees, including key management personnel, as part of their remuneration. Refer to Note 9.4 for further disclosures of these plans.

23,300 treasury shares were cancelled during the 2024 financial year. See Note 2.2 for further disclosures.

There are no minority shareholders.

9.4. Warrants and options

In accordance with IFRS 2, BSPCEs (Founder Share Subscription Warrants) and options granted to corporate officers, employees and service providers are recognized as employee expenses at a value equal to the fair value of the instrument granted. BSPCE and options are equity-settled awards, resulting in the compensation expense being recognized against equity. The fair value of the expense, equal to the fair value of the financial instrument granted, is measured on the grant date. Share-based payment expense is adjusted at each reporting date to reflect the best available estimate of the number of equity instruments expected to be granted.

See Notes 4.5.3 for further disclosures.

9.4.1. Founder Share Subscription Warrants (“BSPCE”)

BSPCE are French startup stock warrants that give employees the right to subscribe to shares at a predefined exercise price. Under the BSPCE plans, the Group may grant equity instruments to eligible employees. Several BSPCE plans were implemented between 2019 and 2025 as shown in the table below.

Vesting of BSPCEs granted up to 2024 was solely based on employees’ continued service with the Group. In 2025, the Group introduced new BSPCE plans under which vesting continues to be subject to service conditions and, for certain grants, is also contingent upon the achievement of specific non-market performance conditions. The fair value of the share options is measured at the grant date using a Monte-Carlo simulation model, taking into account the terms and conditions under which the options are granted.

The table below shows the BSPCE plans allocated in previous financial years as of December 31, 2025:

Plan	Grant date by the Chairman	Number of BSPCE granted	Number of instruments vested	Number of instruments to be vested	Number of BSPCE cancelled	Number of BSPCE exercised	Number of BSPCE outstanding	Exercise price	Vesting period
BSPCE 04_2019(1)(3)	April 24, 2020	340,000	340,000	—	—	7,200	332,800	€0.37	4 years
BSPCE 07_2019(1)(3)	July 15, 2019	30,000	30,000	—	—	15,000	15,000	€0.37	4 years
BSPCE 04_2021(1)(3)	September 27, 2021	95,100	95,100	—	15,000	1,100	79,000	€14.85	4 years
BSPCE 12_2021(1)(3)	July 01, 2022	69,700	48,000	21,700	38,869	31	30,800	€32.22	4 years
BSPCE 12_2023(2)(3)	December 26, 2023	130,100	64,800	65,300	49,100	—	81,000	€73.17	4 years
BSPCE 06_2024(4)	June 12, 2024	63,386	23,590	39,796	4,100	—	59,286	€74.00	4 years
BSPCE 10_2024(4)	October 31, 2024	5,500	1,450	4,050	—	—	5,500	€74.00	4 years
BSPCE 04_2025(4)	April 15, 2025	92,400	—	92,400	100	—	92,300	€74.00	4 years
BSPCE 10_2025 DG(5)	October 31, 2025	286,920	142,845	144,075	—	—	286,920	€73.17	48 months
BSPCE 10_2025(6)	October 31, 2025	138,460	71,961	66,499	—	—	138,460	€73.17	48 months
BSPCE 11_2025(7)	November 05, 2025	68,700	375	68,325	—	—	68,700	€74.00	4 years
December 31, 2025		1,320,266	818,121	502,145	107,169	23,331	1,189,766

PASQAL SAS
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note 9.  Consolidated Shareholders’ Equity (cont.)

The table below shows the BSPCE plans allocated in previous financial years as of December 31, 2024:

Plan	Grant date by the Chairman	Number of BSPCE granted	Number of instruments vested	Number of instruments to be vested	Number of BSPCE cancelled	Number of BSPCE exercised	Number of BSPCE outstanding	Exercise price	Vesting period
BSPCE 04_2019(1)(3)	April 24, 2020	340,000	340,000	—	—	7,200	332,800	€0.37	4 years
BSPCE 07_2019(1)(3)	July 15, 2019	30,000	30,000	—	—	15,000	15,000	€0.37	4 years
BSPCE 04_2021(1)(3)	September 27, 2021	95,100	71,400	23,700	15,000	1,100	79,000	€14.85	4 years
BSPCE 12_2021(1)(3)	July 01, 2022	69,700	32,000	37,700	30,800	—	38,900	€32.22	4 years
BSPCE 12_2023(2)(3)	December 26, 2023	130,100	31,300	98,800	19,000	—	111,100	€73.17	4 years
BSPCE 06_2024(4)	June 12, 2024	63,386	7,745	55,641	—	—	63,386	€74.00	4 years
BSPCE 10_2024(4)	October 31, 2024	5,500	75	5,425	—	—	5,500	€74.00	4 years
December 31, 2024		733,786	512,520	221,266	64,800	23,300	645,686

____________

(1)      BSPCE 04_2019, BSPCE 07_2019, BSPCE 04_2021, BSPCE 12_2021 were authorized by decision of the Shareholders’ Meeting held on April 26, 2019.

(2)      BSPCE 12_2023 were authorized by unanimous decision of the shareholders on December 22, 2022.

(3)      The number of BSPCEs has been multiplied by 100 following the 100-for-1 stock split decided by unanimous decision of the shareholders on June 12, 2024.

(4)      BSPCE 06_2024, BSPCE 10_2024 and BSPCE 04_2025 were authorized by unanimous decision of the shareholders on June 12, 2024, authorizing the Chairman to implement a plan to issue and allocate 250,000 Founder Share Subscription Warrants (BSPCEs) giving the right to acquire 250,000 common shares of the Company with the cancellation of the preferential subscription right in favor of the Company’s employees.

(5)      BSPCE 10_2025 DG were authorized by unanimous decision of the shareholders on October 29, 2025.

(6)      BSPCE 10_2025 were authorized by unanimous decision of the shareholders on October 13, 2025.

(7)      BSPCE 11_2025 were authorized by unanimous decision of the shareholders on October 29, 2025.

The Group accounts for the BSPCE plans as equity-settled plans.

9.4.2. Options

As part of Pasqal’s acquisition of Aeponyx Inc., options were granted to the former owners of Aeponyx as remuneration for future services rendered. Upon exercise of their options, each beneficiary may ultimately acquire Pasqal shares.

The total number of options granted to key employees amounts to 10,385 options subject to service and non-market performance conditions.

These options are classified as equity-settled plans. The table below shows the outstanding options as of December 31, 2025:

Plan	Grant date by the Chairman	Number of options granted	Number of options cancelled	Number of options exercised	Number of options outstanding	Exercise price	Vesting Period
Options 2024	July 29, 2024	10,385	—	—	10,385	€0.0001	2 years

Note 10. Financial liabilities

All financial liabilities are recognized initially at fair value and, in the case of borrowings, net of directly attributable transaction costs.

After initial recognition, borrowings are subsequently measured at amortized cost using the EIR method.

The Group issued a convertible bond (OCA) in 2024 and bonds redeemable in shares (ORA) in 2025. The OCA is a hybrid financial instrument that presents the characteristics of a compound instrument as defined in IAS 32, i.e., a non-derivative financial instrument that contains both a debt component (related to the contractual cash redemption at maturity and the interest payable) and another component corresponding to the option to convert the instrument into

PASQAL SAS
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note 10. Financial liabilities (cont.)

a variable number of Pasqal shares and therefore does not give rise to an equity component. As a result, the Group classified the OCA entirely as a financial liability. The ORA are hybrid financial instruments that do not meet the fixed-for-fixed criterion under IAS 32 and therefore do not give rise to an equity component. The payment of interest on the ORA is not discretionary at the issuer’s option. As a result, the Group classified the ORA entirely as financial liabilities. Pasqal elected, at initial recognition, to designate these instruments in their entirety at fair value through profit or loss, with subsequent changes in fair value recognized in profit or loss. The instruments are presented under “Borrowings”.

Financial liabilities maturing in more than 1 year are recognized as non-current liabilities, while those maturing in less than 1 year are current liabilities.

Accounting policy for liabilities related to leases and to the fair value of cash-settled transactions is disclosed respectively in Notes 11 and 14.

10.1. Changes during the period in current and non-current borrowings

Carrying amounts and changes during the period

In € thousand	Long-term borrowing from credit institutions – non-current		Issue of investments and advances of the state – non-current	Other loans and financial debts – non-current		Total
Borrowings – non-current at January 1, 2024	2,677		693	—		3,370
Subscription	—		—	2,812		2,812
Reimbursement	(179)		—	—		(179)
Translation adjustments	8		—	12		20
Changes in scope	2,405		—	—		2,405
Reclassification	(373)		(7)	(770)		(1,150)
Fair value and other changes	523		—	52		575
Borrowings – non-current at December 31, 2024	5,061		686	2,106		7,853
Subscription	—		550	5,819	(1)	6,369
Reimbursement	(760)		—	—		(760)
Translation adjustments	(167)		—	(251)		(418)
Changes in scope	—		—	—		—
Reclassification	(2,673	)(3)	(6)	(3,476	)(2)	(6,155)
Fair value and other changes	439		—	312		751
Borrowings – non-current at December 31, 2025	1,900		1,231	4,510		7,640

____________

(1)      Corresponds to the subscription of IFA loan for a principal amount of €5,143 thousand (USD 6,000 thousand) and an additional drawdown of €676 thousand (CAD 1,068 thousand) on Investissement Québec loan.

(2)      Corresponds to the reclassification of the grant component of the IFA and Investissement Québec loans. See Note 10.2 for further disclosure.

(3)      Corresponds to the current portion reclassification, mainly on Aeponyx’s promissory note (BDC loan) for €2,090 thousand (non-current portion of €2,578 thousand in 2024).

Non-current borrowings mainly include:

–       BPI loans for an outstanding amount of €1,810 thousand (€2,323 thousand in 2024).

–       Canadian Investissement Québec loan including capitalized interests for €2,580 thousand (€2,160 thousand in 2024).

–       IFA loan for an outstanding amount €1,930 thousand (none in 2024).

PASQAL SAS
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note 10. Financial liabilities (cont.)

BPI Amorçage Investissement (fixed rate of 3.57%), BPI Innovation R&D (fixed rate of 0.71%), the Canadian loan (fixed rate of 4.09%) and the IFA loan (fixed rate of 3.55%) bear interest rates below the prevailing market rate for comparable instruments. In accordance with IFRS 9, these borrowings were initially recognized at fair value based on market borrowing rates. The difference between the cash proceeds received and the initial fair value of each loan constitutes a government grant under IAS 20 and is presented as deferred income from government grants, recognized in profit or loss on a systematic basis over the respective borrowing terms. See Note 15 for further disclosure.

In € thousand	Bond issues – current	Long-term borrowing from credit institutions – current	Accrued interests on loans	Other loans and financial debts – current	Current bank borrowings and overdrafts	Issue of investments and advances of the state – current	Total
Borrowings – current at January 1, 2024	—	312	—	10	6		328
Subscription	5,000	—	—	—	—	—	5,000
Reimbursement	—	(800)	—	—	—	(7)	(807)
Translation adjustments	—	10	—	—	—	—	10
Changes in scope	—	748			—	—	748
Reclassification	—	283	24	(10)	7	17	321
Fair value and other changes	(184)	—	114	—	—		(70)
Borrowings – current at December 31, 2024	4,816	552	138	—	13	10	5,529
Subscription	68,295	38	44	—	—		68,378
Reimbursement	—	(552)	(138)	—	—	(10)	(700)
Conversion	(5,312)	—	—	—	—	—	(5,312)
Translation adjustments	—	—	(2)	—	(1)	—	(2)
Changes in scope	—	—	—	—	—	—	—
Reclassification	—	—	—	111	—	7	118
Fair value and other changes	34,478	2,673	—	—	2	—	37,153
Borrowings – current at December 31, 2025	102,278	2,711	43	111	14	7	105,164

Current borrowings as of December 31, 2025 and 2024 mainly include the bonds redeemable in shares and the CMA CGM convertible bond, respectively.

–       The Group issued in July 2024 a convertible bond to the CMA CGM Group in the amount of €5,000 thousand. The interest rate was 5% and the maturity date was December 31, 2025. The fair value of the convertible bond was determined using an actuarial methodology, relying on the discounting of future cash flows. Principal assumptions used in determining the fair value were as follows: risk-free rate based on the 6-month Euribor, a recovery rate of 10% in the event of default, a credit spread of 2,050 basis points and an underlying share price derived from the most recent observable transaction, being the latest financing round as of the valuation date.

As of December 31, 2024, the convertible bond was then recorded for €4,816 thousand on the balance sheet with the corresponding change in fair value recognized in change in fair value of financial liabilities at FVPL for €184 thousand. On October 15, 2025, following CMA CGM’s request for early redemption, the OCA was derecognized and settled through the issuance of ORA for an amount of €5,312 thousand, corresponding to the nominal amount plus accrued interest. Prior to derecognition, the instrument was remeasured at fair value in accordance with IFRS 9. The resulting impact was recognized in profit or loss for €306 thousand.

PASQAL SAS
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note 10. Financial liabilities (cont.)

–       Between April and December 2025, the Group issued ORA for a total amount of €68,295 thousand. The ORA carry an annual coupon of 12%, mature on June 30, 2026 and are redeemable in shares, with the number of shares to be issued varying according to the contractually defined conversion terms and the applicable share price at redemption.

These instruments are designated in full at fair value through profit or loss. Their fair value was determined using a valuation model based on discounted expected cash flows, taking into account the different conversion and redemption scenarios over the contractual term. Key valuation assumptions included a 10% recovery rate, a volatility of 40%, a credit spread of 1,917 basis points and an underlying share price derived from the most recent observable transaction, being the latest financing round as of the valuation date. As of December 31, 2025, the ORA were remeasured at €102,278 thousand on the balance sheet, reflecting the overall remeasurement of the instrument based on updated valuation inputs, including the underlying share price at the time of the Series C, as well as the other key assumptions described above. The corresponding change in fair value was recognized in profit or loss under “Change in fair value of financial liabilities at FVPL” for €34,478 thousand.

As of December 31, 2025, the ORA are classified within Level 3 of the fair value hierarchy. The valuation is based on a multi-scenario approach reflecting the various possible contractual redemption events (Qualified Equity Financing, IPO, maturity, Non-Qualified Equity Financing and Exit), each weighted by its probability of occurrence as estimated by management. Actual outcomes may differ from estimate.

10.2. Breakdown of borrowings and other loans by maturity

December 31, 2025

In € thousand	December 31, 2025	< 1 year	Between 1 and 5 years	Beyond
Long-term borrowing from credit institutions – non-current	1,900	—	1,900	—
Issue of government loans – non-current	1,231	—	1,231	—
Other loans and financial debts – non-current	4,510	—	1,335	3,175
Borrowings – non-current	7,640	—	4,465	3,175

Bond issues – current	102,278	102,278	—	—
Long-term borrowing from credit institutions – current	2,711	2,711	—	—
Accrued interests on loans	43	43	—	—
Other loans and financial debts – current	111	111	—	—
Current bank borrowings and overdrafts	14	14	—	—
Issue of government loans – current	7	7	—	—
Borrowings – current	105,164	105,164	—	—

December 31, 2024

In € thousand	December 31, 2024	< 1 year	Between 1 and 5 years	Beyond
Long-term borrowing from credit institutions – non-current	5,061	—	5,061	—
Issue of government loans – non-current	686	—	686	—
Other loans and financial debts – non-current	2,106	—	504	1,602
Borrowings – non-current	7,853	—	6,251	1,602

PASQAL SAS
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note 10. Financial liabilities (cont.)

In € thousand	December 31, 2024	< 1 year	Between 1 and 5 years	Beyond
Bond issues – current	4,816	4,816	—	—
Long-term borrowing from credit institutions – current	552	552	—	—
Accrued interests on loans	138	138	—	—
Current bank borrowings and overdrafts	13	13	—	—
Issue of investments and advances of the state – current	10	10	—	—
Borrowings – current	5,529	5,529	—	—

10.3. Breakdown of borrowings and other loans by maturity (undiscounted Cash Flows)

As of December 31, 2025

In € thousand	December 31, 2025	< 1 year	Between 1 and 5 years	Beyond
Long-term borrowing from credit institutions – non-current	2,290	—	2,290	—
Issue of investments and advances of the state – non-current	1,231	—	1,231	—
Other loans and financial debts – non-current	8,447	—	3,521	4,926
Borrowings – non-current	11,968	—	7,042	4,926
Bond issues – current	68,295	68,295	—	—
Long-term borrowing from credit institutions – current	2,998	2,998	—	—
Accrued interests on loans	43	43	—	—
Other loans and financial debts – current	111	111	—	—
Current bank borrowings and overdrafts	14	14	—	—
Issue of investments and advances of the state – current	7	7	—	—
Borrowings – current	71,468	71,468	—	—

As of December 31, 2024

In € thousand	December 31, 2024	< 1 year	Between 1 and 5 years	Beyond
Long-term borrowing from credit institutions – non-current	6,086	—	6,086	—
Issue of government loans – non-current	686	—	686	—
Other loans and financial debts – non-current	2,858	—	1,035	1,822
Borrowings – non-current	9,630	—	7,807	1,822
			—
Bond issues – current	5,000	5,000	—	—
Long-term borrowing from credit institutions – current	899	899	—	—
Accrued interests on loans	138	138	—	—
Current bank borrowings and overdrafts	13	13	—	—
Issue of investments and advances of the state – current	10	10	—	—
Borrowings – current	6,060	6,060	—	—

PASQAL SAS
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note 10. Financial liabilities (cont.)

10.4. Breakdown of current and non-current financial liabilities by type of interest rate

As a percentage	December 31, 2025	December 31, 2024
Fixed rate liabilities	100%	97%
Variable rate liabilities	—	3%

10.5. Maturities of main financial liabilities at amortized cost

in € thousand	Starting date	Maturity date	Nominal	Annual rate
BPI – Innovation R&D	September 30, 2021	June 30, 2029	2,000	0.71%
BPI Amorçage Investissement	December 31, 2021	December 31, 2029	2,000	3.57%
Investissement Québec – Pasqal Canada	September 27, 2024	September 27, 2034	3,289	4.09%
BDC Capital Inc.	July 18, 2024	September 19, 2026	1,863	15.00%
Illinois Finance Authority	October 7, 2025	October 7, 2035	5,114	3.55%

The Group is not subject to financial covenants that could affect the terms, repayment schedule, or continuity of the financing arrangements.

Borrowings secured by collateral are presented in Note 29.1.

Breakdown of lease liabilities by maturity is given in Note 11.2.

10.6. Breakdown of current and non-current financial liabilities by currency

In € thousand	EUR	CAD	USD	Total
Borrowings – non-current	3,130	2,580	1,930	7,640
Borrowings – current	102,868	2,253	43	105,998
Financial liabilities by currencies at December 31, 2025	105,998	4,833	1,973	112,804
In € thousand	EUR	CAD	USD	Total
Borrowings – non-current	3,168	4,684	—	7,853
Borrowings – current	5,524	5	—	5,529
Financial liabilities by currencies at December 31, 2024	8,692	4,690	—	13,382

Note 11. Lease liabilities

The lease liability is initially measured at the present value of the lease payments to be made over the lease term. This amount is estimated in each currency based on available market data and takes into account the expected lease term. Lease payments may include fixed or variable payments that depend on a rate or index known at the beginning of the contract. The term used to calculate the lease liability generally corresponds to the fixed term of the contract, unless there is reasonable certainty that the contract will be renewed or terminated. Management reviews the terms at each reporting date. The discount rate used is the lessee’s marginal borrowing rate. Lease liability is measured at amortized cost using the effective interest rate method.

The lessee thus records:

–       A non-current asset representing the right to use the leased asset in the assets section of the consolidated statement of financial position (See Note 7.4 for further disclosures);

–       A financial liability representing the obligation to pay this right in the liabilities section of the consolidated statement of financial position;

PASQAL SAS
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note 11. Lease liabilities (cont.)

–       Depreciation charges for rights of use and interest expense on lease liabilities in the consolidated income statement.

The main simplifications introduced by the standard and adopted by the Group are:

–       The exclusion of short-term leases;

–       And the exclusion of leases relating to low-value assets, i.e. assets with a value under €5 thousand.

Lease payments from contracts excluded from the scope of IFRS 16, as well as variable payments not taken into account in the initial measurement of the liability, are recognized as operating expenses.

11.1. Changes in lease liabilities

Carrying amounts and changes during the period

In € thousand	Lease liabilities – non-current	Lease liabilities – current	Total
Lease liabilities at January 1, 2024	760	1,553	2,313
Subscription	11,293	—	11,293
Reimbursement	—	(1,390)	(1,390)
Translation adjustments	(11)	1	(10)
Decrease(1)	(1,180)	—	(1,180)
Reclassification	(672)	672	—
Lease liabilities at December 31, 2024	10,190	835	11,025
Subscription	116	—	116
Reimbursement	—	(883)	(883)
Translation adjustments	(93)	(14)	(107)
Decrease(1)	—	—	—
Reclassification	(585)	585	0
Lease liabilities at December 31, 2025	9,627	524	10,151

____________

(1)      Relates to lease contracts termination.

11.2. Breakdown of lease liabilities by maturity

As of December 31, 2025

In € thousand	December 31, 2025	< 1 year	Between 1 and 5 years	Beyond
Lease liabilities	10,151	524	4,729	4,899
Lease liabilities	10,151	524	4,729	4,899

As of December 31, 2024

In € thousand	December 31, 2024	< 1 year	Between 1 and 5 years	Beyond
Lease liabilities	11,025	836	3,939	6,250
Lease liabilities	11,025	836	3,939	6,250

PASQAL SAS
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note 11. Lease liabilities (cont.)

11.3. Lease expenses

in € thousand	December 31, 2025	December 31, 2024
Depreciation expense of right-of-use assets	(1,606)	(1,751)
Interest expense on lease liabilities	(519)	(311)
Total amount recognized in profit or loss	(2,125)	(2,062)
Short-term leases	(2,483)	(2,430)
Variable lease payments	—	—
Total expense not included in the measurement of lease liability	(2,483)	(2,430)

Note 12. Provisions

In accordance with IAS 37, provisions are recognized at the reporting date when the Group has an obligation to a third party resulting from a past event and it is probable that the settlement of this obligation will result in an outflow of resources embodying economic benefits from the company.

Non-current provisions are discounted if the effect of the time value of money is significant, in accordance with IAS 37. Provisions mainly include provisions for litigation, claims and disputes likely to occur from Group activities, as well as provisions related to the normal operating cycle of business.

Provisions are considered current if they cover an obligation that must be settled or resolved within 12 months of the reporting date. Otherwise, provisions are classified as non-current.

If the Group has a contract that is onerous, the present obligation under the contract is recognized and measured as a provision. However, before a separate provision for an onerous contract is established, the Group recognizes any impairment loss that has occurred on assets dedicated to that contract.

An onerous contract is a contract under which the unavoidable costs (i.e., the costs that the Group cannot avoid because it has the contract) of meeting the obligations under the contract exceed the economic benefits expected to be received under it. The unavoidable costs under a contract reflect the least net cost of exiting from the contract, which is the lower of the cost of fulfilling it and any compensation or penalties arising from failure to fulfil it. The cost of fulfilling a contract comprises the costs that relate directly to the contract (i.e., both incremental costs and an allocation of costs directly related to contract activities).

Carrying amounts and changes during the period

In € thousand	Provisions for litigation	Provisions for onerous contract(1)	Other provisions(2)	Total provisions
January 01, 2024	—	—	5	5
Increases in provisions	—	1,438	3,291	4,728
Provisions used	—	—	—	—
Reversal of unused provisions	—	—	—	—
Reclassifications	—	—	—	—
Translation adjustments	—	—	—	—
Changes in scope	—	—	—	—
December 31, 2024	—	1,438	3,296	4,733

PASQAL SAS
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note 12. Provisions (cont.)

In € thousand	Provisions for litigation	Provisions for onerous contract(1)	Other provisions(2)	Total provisions
Increases in provisions	100	—	261	361
Provisions used	—	—	(3,286)	(3,286)
Reversal of unused provisions	—	—	—	—
Reclassifications	—	(1,361)	—	(1,361)
Translation adjustments	—	(77)	—	(77)
Changes in scope	—	—	(15)	(15)
December 31, 2025	100	—	256	356

____________

(1)      In December 2024, Pasqal Canada Inc. entered into (i) a contract to supply and install a QPU at Quebec Inc.’s premises and (ii) a related five-year operating and maintenance (“O&M”) agreement. Because of the significant uncertainties affecting the contract price payable by the customer, Pasqual recorded a provision for onerous contract. Based on its best estimate, Pasqal recognized in 2024 a €1,438 thousand non-current provision for an onerous contract and a €235 thousand impairment of inventories in progress.

As of December 31, 2025, the overall level of exposure relating to this contract remained unchanged. The previously recognized onerous contract provision was reversed and reallocated to an impairment of the related work-in-progress inventory (see Note 8.1 for further disclosure).

(2)      As of December 31, 2024, other provisions mainly included a provision of €2,729 thousand for lease termination costs in connection with the cancellation by the Group of a signed lease agreement for new premises in Paris (“Sentier lease”). In 2025, this provision was utilized following the effective termination of the lease during the period and the recognition of actual costs incurred (see Note 23 for further disclosure).

Note 13. Employee benefit liabilities

In accordance with IAS 19 — Employee Benefits, the liability with respect to defined benefit plans is estimated by using the projected credit unit method, which relies on demographic and financial assumptions.

Under this method, the cost of retirement benefits is recognized in the consolidated statement of income (loss) in a manner that spreads the expense evenly over the employees’ period of service. Retirement benefit obligations are measured at the present value of estimated future benefit payments, discounted using market rates of high-quality corporate bonds with maturities that approximate the timing of the expected benefit payments.

The change in the provision between the beginning and the end of the period is recognized:

–       in profit or loss, for the portion relating to service costs and net interest expense; and

–       in other comprehensive income (loss), for the portion corresponding to actuarial gains and losses.

The Group doesn’t operate any other defined benefit plans.

The Group’s contributions to the defined contribution plan are recognized as expenses in the consolidated statement of income (loss) for the period in which they are incurred.

As at December 31, 2025, employee benefit liabilities break down as follows:

In € thousand	December 31, 2025	December 31, 2024
Cash-settled share-based payments	10,542	6,146
Defined benefit obligation	509	405
Other employee benefit liabilities	—	288
Total employee benefit liabilities	11,051	6,839

PASQAL SAS
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note 13. Employee benefit liabilities (cont.)

13.1. Employee benefit obligation

France:

All employees of the Company in France are entitled to retirement benefits under French law, which include:

–       retirement pensions paid by social security bodies, funded through contributions from both the Company and the employees (a defined contribution plan); and

–       a lump-sum payment made by the Company to employees when they retire (a defined benefit plan). The amount paid depends on their length of service with the Company and is determined by the collective agreement or Company agreement in force. The retirement indemnity plan (RIP) scheme is statutory and compulsory for all French companies.

This is a defined benefit scheme for which a provision is established. As of December 31, 2025 and 2024, the amounts were €499 thousand and €405 thousand, respectively.

Korea:

Employees of the Company in Korea are entitled to retirement benefits under Korean labor law. All employees who have completed at least one year of continuous service are entitled to a statutory retirement benefit. It corresponds to a lump-sum payment that depends on the employee’s length of service with the Company and becomes payable upon termination of employment.

This statutory severance scheme qualifies as a defined benefit plan under IAS 19. As of December 31, 2025, the benefit obligation amounts to €15 thousand (nil in 2024).

The cost and present value of the defined benefit obligation are determined using actuarial valuations. An actuarial valuation involves making various assumptions that may differ from actual developments in the future. These include the determination of the discount rate, future salary increases, mortality rates and future pension increases. Due to the complexities involved in the valuation and its long-term nature, a defined benefit obligation is highly sensitive to changes in these assumptions. All assumptions are reviewed at each reporting date. The calculation is most sensitive to changes in the discount rate and compensation increase.

Actuarial valuations of Pasqal’s benefit obligations were computed by management with assistance from external actuaries. The principal assumptions used are shown below:

	France			Korea
Principal actuarial assumptions	December 31, 2025	December 31, 2024		December 31, 2025		December 31, 2024
Discount rate	4.30%	3.50	%(1)	2.80	%(2)	n.a
Rate of compensation increase (inflation included)	3.75%	3.75%		5.00%		n.a
Rate of price inflation	n.a	n.a		n.a		n.a
Retirement age	65 years	65 years		60 years		n.a
Mortality table	INSEE TH/TF 18 – 20	INSEE TH/TF 18 – 20		Life tables 1970 – 2014 Korean Ministry of Data and Statistics		n.a

____________

(1)      The discount rate used was based on market rates for high-quality “AA” euro-denominated corporate bonds with a duration close to that of the expected benefit payments. The plan duration at the end of the reporting period is approximately 25 years.

(2)      The discount rate was determined based on sovereign bond market rates with a duration close to that of the expected benefit payments. The plan duration is approximately 2 years.

PASQAL SAS
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note 13. Employee benefit liabilities (cont.)

Tables below reconcile Pasqal’s defined benefit obligations with the amounts recognized in the consolidated income statement and consolidated statement of financial position:

in € thousand	Defined benefit obligations
Defined benefit obligation at January 01, 2024	237
Current service cost	139
Interest cost	12
Actuarial (gains)/losses	31
Plan curtailments	(15)
Defined benefit obligation at December 31, 2024	405
Current service cost	210
Interest cost	21
Actuarial (gains)/losses	(85)
Plan curtailments	(24)
Benefits paid	(12)
Currency translation adjustments	(1)
Defined benefit obligation at December 31, 2025(1)	514

____________

(1)      Including a current portion of €6 thousand. Accordingly, the non-current portion presented within employee benefit liabilities in the statement of financial position amounts to €509 thousand as of December 31,2025.

The following table summarizes the amounts recognized respectively in the statement of profit or loss and in other comprehensive income:

in € thousand	December 31, 2025	December 31, 2024
Pension expense recognized in the statement of profit or loss	207	137
Amount recognized in other comprehensive income	(85)	31

A quantitative sensitivity analysis for significant assumptions as of December 31, 2025, is shown below:

	France		Korea
Changes in assumptions	Impact on defined benefit obligation – 2025 (in € thousand)	Impact on defined benefit obligation – 2024 (in € thousand)	Impact on defined benefit obligation – 2025 (in € thousand)	Impact on defined benefit obligation – 2024 (in € thousand)
Discount rate
-0.25%	31	26	0	n.a
+0.25%	(29)	(24)	(0)	n.a
Compensation increase
-0.25%	(30)	(25)	(0)	n.a
+0.25%	32	27	0	n.a

The sensitivity analyses are based on a change in a significant assumption, keeping all other assumptions constant. The sensitivity analyses may not be representative of an actual change in the defined benefit obligation as it is unlikely that changes in assumptions would occur in isolation from one another.

The expected payments or contributions to the defined benefit plans over the next 5 years amount to €56 thousand.

PASQAL SAS
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note 13. Employee benefit liabilities (cont.)

13.2. Other employee benefit liabilities

In connection with MCF acquisition in 2022, a portion of the former shareholders’ remuneration was conditional upon their continued employment. As the contingency was linked to post-combination service, it was not part of the consideration transferred in the business combination. Instead, it is accounted for as deferred remuneration. The outstanding non-current portion as of December 31, 2024 was €288 thousand. As of December 31, 2025, this deferred remuneration is entirely classified as a current liability and is presented within current personnel-related liabilities (see Note 17 for further disclosure).

Note 14. Share-based payments

Accounting policy for BSPCEs and options is disclosed in Note 9.

In accordance with IFRS 2, SARs (Stock Appreciation Rights) granted to corporate officers, employees and service providers are recognized as employee expenses at a value equal to the instrument granted. SARs are cash-settled awards, resulting in recognition of a liability, as the settlement provided for in the contract is a repurchase by Pasqal (i.e., a cash settlement). The expense, corresponding to the difference between the fair value of the liability due to employees and service providers and the subscription price of the right, is measured on the grant date and allocated over the vesting period of the SARs (the period between the grant by the Chairman and the date on which the rights become exercisable), then revalued each financial year at the fair value of Group’s shares.

See Notes 4.5.3 for further disclosures.

14.1. Share-based payment arrangements

A description of BSPCEs and options is provided in Note 9.

The Group’s employees that are not resident in France may be granted share appreciation rights (SARs), which are cash-settled instruments. Unlike equity instruments, SARs do not entitle the holder to shares. They operate as “phantom” awards used to determine a deferred cash bonus, the outcome of which results in a cash outflow for the company. Vesting of the SARs is based solely on the employee’s continued service with the Group for a period of ten years from the date of grant.

The liability associated with these awards is measured both at initial recognition and at each reporting date until settlement, based on the fair value of the SARs, determined using a Monte-Carlo simulation model that reflects the terms of the grant and the extent of services rendered by employees. Several SAR plans have been granted by the Chairman between 2022 and 2025 as shown in the table below, with outstanding SARs at year-end reflecting the impact of cancellations and exercises that have occurred since the grant dates.

The table below shows the SARs allocated in previous financial years as of December 31, 2025:

Plan	Grant date by the Chairman	Number of SAR granted	Number of instruments vested	Number of instruments to be vested	Number of SAR cancelled	Number of SAR exercised	Number of SAR outstanding	Exercise price	Vesting Period
SAR 2022(1)	April 1, 2022	146,100	98,400	5,100	40,700	1,900	103,500	€14.85	4 years
SAR 2023(1)	December 26, 2023	17,700	7,900	3,600	6,200	—	11,500	€73.17	4 years
SAR 06_2024	June 12, 2024	52,763	17,749	17,763	17,251	—	35,512	€74.00	4 years
SAR 10_2024	October 31, 2024	4,180	380	1,140	2,660	—	1,520	€74.00	4 years
SAR 04_2025	April 15, 2025	4,400	1,100	3,300	—	—	4,400	€74.00	4 years
SAR Aeponyx	April 15, 2025	32,400	—	32,400	—	—	32,400	€74.00	4 years
SAR 2025	April 15, 2025	8,700	—	8,700	—	—	8,700	€74.00	3 to 4 years(2)
December 31, 2025		266,243	125,529	72,003	66,811	1,900	197,532

PASQAL SAS
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note 14. Share-based payments (cont.)

The table below shows the SARs allocated in previous financial years as of December 31, 2024:

Plan	Grant date by the Chairman	Number of SAR granted	Number of instruments vested	Number of instruments to be vested	Number of SAR cancelled	Number of SAR exercised	Number of SAR outstanding	Exercise price	Vesting Period
SAR 2022(1)	April 1, 2022	146,100	85,100	18,400	38,700	1,900	105,500	€14.85	4 years
SAR 2023(1)	December 26, 2023	17,700	3,950	7,550	1,900	—	15,800	€73.17	4 years
SAR 06_2024	June 12, 2024	52,763	6,559	28,953	960	—	51,803	€74.00	4 years
SAR 10_2024	October 31, 2024	4,180	—	1,520	—	—	4,180	€74.00	4 years
December 31, 2024		220,743	95,609	56,423	41,560	1,900	177,283

____________

(1)      The number of SARs has been multiplied by 100 following the 100-for-1 stock split decided by unanimous decision of the shareholders on June 12, 2024.

(2)      Depending on the individual grant terms applicable to each beneficiary.

The Group accounts for the SAR plans as cash-settled plans.

14.2. IFRS 2 expense

The expense recognized over the periods for share-based payment transactions amounted to €13,872 thousand and €2,777 thousand for the years ended December 31, 2025 and December 31, 2024, respectively.

A breakdown of this expense by plan is shown in the following table:

in € thousand	2025	2024
BSPCE	9,069	1,760
Management option	385	161
Free share plan	21	40
SAR	4,396	817
Total	13,872	2,777

The portion of this expense recognized against equity amounted to €9,475 thousand and was recorded within other reserves, whereas the portion recognized against liability amounted to €4,396 thousand and was recognized under employee benefit liabilities.

The IFRS 2 expense to be recognized in future financial years breaks down as follows:

in € thousand	December 31, 2025
2026	8,449
2027	3,289
2028	950
2029	129
Total	12,816

The expense to be recognized in future financial years by plan is broken down as follows:

in € thousand	December 31, 2025
BSPCE	11,324
Management option	223
Free share plan	10
SAR	1,259
Total	12,816

PASQAL SAS
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note 14. Share-based payments (cont.)

The following inputs were used in the valuation of the equity-settled plans granted during 2025 and the cash-settled plans, for the year ended December 31, 2025:

•        Risk-free rate:    the risk-free rate applied in the valuation corresponds to the yield on French government bonds, using a maturity consistent with the expected exit horizon.

•        Volatility analysis:    the volatility assumption is derived from the observed share-price volatility of publicly listed companies operating in an industry comparable to Pasqal. The selected volatilities are measured over periods aligned with the various exit scenarios considered. Volatility is calculated on a weekly basis and subsequently annualized.

•        Exit date assumption:    a probabilistic distribution of potential exit dates is applied.

•        Fair value of the underlying share:    ranging from €56.39 to €95.18 (against a range from €56.61 to €57.46 for 2024), depending on the valuation date. The valuation of the common shares is indirectly derived from the overall valuation of the Group. The total equity value is projected using a Monte Carlo simulation, incorporating assumptions regarding share price volatility and the expected timing of an exit event (based on the same assumptions as those used as inputs for the options).

Under each simulated exit scenario, the corresponding equity value is allocated across the various classes of shares in accordance with their respective economic rights. The fair value of Pasqal’s common shares is therefore determined as the average of the simulated values attributable to common shares, discounted at the risk-free rate.

These assumptions are not necessarily indicative of exercise patterns that may occur.

Note 15. Deferred income from government grants

Government grants are recognized where there is reasonable assurance that the grant will be received and all attached conditions will be complied with. When the grant relates to an expense item, it is recognized as income on a systematic basis over the periods that the related costs, for which it is intended to compensate, are expensed. When the grant relates to an asset, it is recognized as income in equal amounts over the expected useful life of the related asset.

The Group benefits from the following investment grants awarded by the French State and its operators to support its research, development, and industrial deployment programs:

–       An amount of €2,828 thousand was awarded under the French Plan de Relance and the Programme d’Investissements d’Avenir, operated by Bpifrance, to support the CEPREQ project, which aimed to develop the Group’s first industrial production line for quantum processors and establish a dedicated R&D center in Massy (France).

–       Pasqal received €2,495 thousand in public funding from the European Commission under the Horizon 2020 EIC Accelerator program, supporting the development and industrialization of its next-generation neutral-atom quantum processing units, the “Fresnel QPU”.

–       Pasqal was awarded a public funding of €1,269 thousand under the French Concours d’Innovation i-Nov, managed by Bpifrance. The supported program aims to design an architecture capable of significantly increasing the computational repetition rate of the Group’s quantum processors.

–       Pasqal received €1,234 thousand in public funding under the French France 2030 framework, as part of the i-Demo n°1 call for projects. The funded program focuses on developing innovative laser sources for next-generation neutral-atom quantum computers and integrating them into an advanced demonstrator system.

PASQAL SAS
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note 15. Deferred income from government grants (cont.)

–       Pasqal was awarded €2,209 thousand for PASQUOPS (2025 – 2028), a Franco-German project coordinated by Pasqal and supported by national innovation agencies. With a total budget of €3,726 thousand, the project brings together six partners to advance scalable, fault-tolerant quantum computing on neutral-atom platforms by improving qubit and gate performance, reducing logical-operation resource requirements, and identifying high-impact real-world applications.

The Group also receives several income-related grants, the most significant of which comes from the European Innovation Council (EIC) to support the PANDA project (Photon-Atom Non-linearities and Deterministic Applications). This initiative is the result of a collaboration between five partners, combining both academic and industrial expertise, with the shared objective of fostering innovation and advancing scientific research. The PANDA project aims to lay the foundations for a future photonic quantum computer, by exploring and developing technologies based on photon — atom nonlinear interactions.

In December 2025, the Group entered into a cash grant agreement with the Korean Government. The grant is subject to compliance with specific conditions, including the execution of committed investment expenditures, the achievement of employment targets and the use of the funds in accordance with eligible cost categories. Non-compliance with these conditions could result in the reduction, suspension or repayment of the grant, together with potential penalties or interest. This grant is allocated between asset-related and income-related components based on the nature of the underlying eligible expenditures. As of 31 December 2025, the conditions attached to the grant had not yet been fulfilled. Accordingly, the amounts received have been recognized as deferred income from government grants and will be recognized in profit or loss as and when the related conditions are satisfied.

Breakdown of deferred income from government grants is as follows:

In € thousand	December 31, 2025	December 31, 2024
Deferred income from Government grants – non-current	9,484	4,683
Deferred income from Government grants – current	7,409	5,331
Total deferred income from Government grants	16,893	10,014

As of December 31, 2025, deferred income from government grants mainly includes:

–       €2,209 thousand related to Pasquops, recognized as non-current deferred income from government grants;

–       €1,331 thousand related to EIC Accelerator program, of which €832 thousand is classified as non-current;

–       €1,269 thousand related to i-Nov, recognized as non-current deferred income from government grants;

–       €1,111 thousand related to i-Demo, of which €864 thousand is classified as non-current;

–       €998 thousand related to Panda, recorded as current deferred income from government grants;

–       €865 thousand related to CEPREQ, of which €539 thousand is classified as non-current;

–       €4,106 thousand related to the grant component of the BPI, Pasqal Canada Investissement Québec and IFA loans, classified as current;

–       €2,832 thousand related to the Korean grant, of which €1,982 thousand is classified as non-current.

PASQAL SAS
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note 16. Contract liabilities

Carrying amounts and movements during the period

In € thousand	Contract liabilities
Contract liabilities at January 1, 2024	3,173
Billings	14,155
Revenue recognized	—
Translation adjustments	—
Accretion increase(1)	1,740
Accretion release	—
Contract liabilities at December 31, 2024	19,068
Billings	9,997
Revenue recognized	(6,127)
Translation adjustments	(1,012)
Accretion increase(1)	2,718
Accretion release	(1,667)
Contract liabilities at December 31, 2025	22,977

____________

(1)      The accretion reflects the unwinding of discount related to significant financing component identified under IFRS 15.

In 2025, the increase mainly reflects the timing difference between the Group’s billing schedule and the satisfaction of its performance obligations, notably with respect to amounts invoiced under Cineca (€5,345 thousand), DistriQ (€2,981 thousand), Julich (€440 thousand) and Genci contracts (€408 thousand). In 2024, increases mainly reflected advances received from Saudi Arabian Oil Company (€9,038 thousand), DGA (€1,800 thousand), GENCI (€1,640 thousand) and Julich (€1,062 thousand).

In 2025, revenue recognized from the release of contract liabilities amounted to €6,127 thousand (in 2024: nil) following the commissioning of the QPUs on the Genci and Julich contracts, as the related performance obligations were satisfied. See Note 19 for further disclosures.

Certain contracts contain a significant financing component within the meaning of IFRS 15. In accordance with IFRS 15, related contract liabilities are accreted using the Group’s incremental borrowing rate determined at contract inception. In 2025, interest expense recognized during the year totaled €2,718 thousand (in 2024: 1,740 thousand). In 2025, accretion effects relating to the Genci and Julich contracts were released to revenue for an amount of €1,667 thousand, following the commissioning of the QPUs and the satisfaction of the related performance obligations (in 2024: nil). See Note 24 for further disclosures.

The Group applies the IFRS 15 one-year practical expedient and therefore does not recognize a significant financing component when the period between payment and the transfer of goods or services is one year or less.

PASQAL SAS
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note 17. Other liabilities

A breakdown of other non-current and current liabilities is shown in the table below:

in € thousand	December 31, 2025	December 31, 2024
Trade and other payables	9,556	6,607

Personnel-related liabilities(1)	5,028	3,166
Tax payables	1,995	2,688
Other creditors	1,060	620
Other current liabilities	15,678	6,475

Non-current contingent consideration financial liability(2)	—	14,913
Other non-current liabilities	—	14,913
Total	25,235	27,995

____________

(1)      Including MCF former shareholders’ deferred remuneration for €403 thousand. See Note 13.2 for further disclosures.

(2)      The contingent consideration financial liability arose from the acquisition of Aeponyx completed in 2024 and comprised the issuance of 51,923 Exchangeable Shares and 55,384 Milestone Shares of Pasqal SAS, the Milestone Shares being subject to the achievement of specified operational performance milestones on or before August 1, 2026. The contingent consideration was initially recognized as a financial liability in accordance with IAS 32, as settlement was expected to occur through the issuance of a variable number of Pasqal shares and therefore did not meet the fixed-for-fixed criterion for equity classification. On December 16, 2025, the exchange ratio applicable to the Exchangeable and Milestone Shares became contractually fixed. As this portion of the contingent consideration no longer met the definition of a financial liability under IAS 32, the Group recognized the related instrument within equity for an amount of €14,839 thousand, corresponding to its fair value at the reclassification date (see Note 9.3). The related financial liability was measured at fair value of €14,913 thousand as of December 31, 2024. Refer to Note 18 for fair value measurement disclosures and to Note 33 for the prior period revision related to the initial recognition of this liability.

Note 18. Fair value measurement

The Group measures financial instruments at fair value.

Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The fair value measurement is based on the presumption that the transaction to sell the asset or transfer the liability takes place either:

•        In the principal market for the asset or liability; or

•        In the absence of a principal market, in the most advantageous market for the asset or liability.

The principal or the most advantageous market must be accessible by the Group.

The fair value of an asset or a liability is measured using the assumptions that market participants would use when pricing the asset or liability, assuming that market participants act in their economic best interest.

The Group uses valuation techniques that are appropriate in the circumstances and for which sufficient data are available to measure fair value, maximizing the use of relevant observable inputs and minimizing the use of unobservable inputs.

PASQAL SAS
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note 18. Fair value measurement (cont.)

All assets and liabilities for which fair value is measured or disclosed in the financial statements are categorized within the fair value hierarchy, described as follows, based on the lowest level input that is significant to the fair value measurement as a whole:

•        Level 1 — Quoted (unadjusted) market prices in active markets for identical assets or liabilities

•        Level 2 — Valuation techniques for which the lowest level input that is significant to the fair value measurement is directly or indirectly observable

•        Level 3 — Valuation techniques for which the lowest level input that is significant to the fair value measurement is unobservable

For assets and liabilities that are recognized in the financial statements at fair value on a recurring basis, the Group determines whether transfers have occurred between levels in the hierarchy by re-assessing categorization (based on the lowest level input that is significant to the fair value measurement as a whole) at the end of each reporting period.

Valuation experts are involved for fair valuation.

Management assesses that the fair values of cash, trade receivables, trade payables and other current financial assets and liabilities approximate their carrying amounts largely due to the short-term maturities of these instruments.

When the fair values of financial assets and financial liabilities recorded in the statement of financial position cannot be measured based on quoted prices in active markets, their fair value is measured using valuation techniques. A degree of judgement is required in establishing fair values. Related changes in assumptions could affect the reported fair value of financial instruments.

Contingent consideration — Aeponyx acquisition

The contingent consideration related to the acquisition of Aeponyx is measured at fair value using a probability-weighted valuation model based on the estimated number of Milestone Shares expected to be issued and the reference share price of Pasqal SAS.

The valuation incorporates contractual settlement scenarios and management’s assessment of the probability of achievement of the operational and performance milestones. The valuation was supported by an external valuation specialist.

Significant unobservable inputs used in the valuation include:

–       the reference share price of Pasqal SAS;

–       the estimated number of Milestone Shares expected to be issued;

–       the probability of achievement of the operational and performance milestones;

–       the expected settlement mechanics and applicable exchange ratio scenarios; and

–       a discount rate reflecting the time value of money and the credit risk associated with the instrument.

The related financial liability was classified within non-current liabilities as of December 31, 2024. As of December 31, 2025, the fixed Exchangeable and Milestone Shares were recognized within equity following the determination of the exchange ratio upon completion of the Series C financing.

PASQAL SAS
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note 18. Fair value measurement (cont.)

The movements in the fair value of the contingent consideration during the period were as follows:

Movement (in € thousand)	Amount	Reference P&L line
Initial recognition at acquisition date (July 29, 2024)	14,733	—
Fair value remeasurement 2024	180	Change in fair value of financial liabilities
Balance at December 31, 2024 (non-current)	14,913	—
Recognition of fixed Exchangeable Shares within equity	(7,245)	—
Recognition of fixed Milestone Shares within equity	(7,594)
Fair value remeasurement 2025	(526)	Other operating income
Unwinding of discount 2025	452	Other operating income
Remaining balance at December 31, 2025 (current)	—	—

The following table provides the fair value measurement hierarchy of the Group’s financial assets and liabilities:

in € thousand	December 31, 2025					December 31, 2024
	Fair value measurement using					Fair value measurement using
	Quoted prices in active markets (Level 1)	Significant observable inputs (Level 2)	Significant unobservable inputs (Level 3)		At amortized cost(1)	Quoted prices in active markets (Level 1)	Significant observable inputs (Level 2)	Significant unobservable inputs (Level 3)		At amortized cost(1)
Deposits	—	—	—		8,421	—	—	—		11,202
Trade receivables	—	—	—		5,608	—	—	—		2,133
Government grants receivable	—	—	—		9,379	—	—	—		10,870
Cash and cash equivalents	—	—	—		73,762	—	—	—		7,163
Total financial assets	—	—	—		97,170	—	—	—		31,369
Borrowings	—	—	102,278	(2)	10,526	—	—	4,816	(3)	8,566
Lease liabilities	—	—	—		10,151	—	—	—		11,025
Trade and other payables	—	—	—		9,556	—	—	—		6,607
Cash-settled share-based payment liabilities	—	—	10,542		—	—	—	6,146		—
Contingent consideration financial liability(4)	—	—	—		—	—	—	14,913		—
Other financial liabilities	—	—	—		8,084	—	—	—		6,475
Total financial liabilities	—	—	112,820		38,318	—	—	25,875		32,673

____________

(1)      The carrying amount of financial assets measured at amortized cost is deemed to be a reasonable estimation of fair value.

(2)      Corresponds to the fair value of the bonds redeemable in shares measured as at December 31, 2025.

(3)      Corresponds to the fair value of the convertible loan measured as at December 31, 2024.

(4)      Relates to the contingent consideration financial liability arising from the acquisition of Aeponyx completed in 2024. This amount was reclassified, within equity in 2025 (see Note 17). See Notes 17 and 33 for further disclosures on the Exchangeable and Milestone Shares.

Fair values (including accrued interest) for the main financial liabilities are as follows:

•        BPI — Innovation R&D (EUR): €960 thousand at December 31, 2025 (€1,118 thousand at December 31, 2024);

•        BPI Amorçage Investissement (EUR): €1,119 thousand at December 31, 2025 (€1,291 thousand at December 31, 2024);

PASQAL SAS
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note 18. Fair value measurement (cont.)

•        Investissement Québec (CAD): €1,621 thousand at December 31, 2025 (€1,081 thousand at December 31, 2024);

•        BDC Capital Inc (CAD): €1,995 thousand at December 31, 2025 (€2,293 thousand at December 31, 2024);

•        Illinois Finance Authority (USD): €1,634 thousand at December 31, 2025.

Note 19. Revenue

19.1. Revenue recognition

Performance obligations

The Group generates revenue from the sale of quantum equipment (QPU) and from the sale of QPU-related services which include computing time on quantum computers, maintenance services and research and development services.

Revenue from contracts with customers is recognized when control of the goods or services is transferred to the customer at an amount that reflects the consideration to which the Group expects to be entitled in exchange for those goods or services. The Group has concluded that it is the principal in its revenue arrangements.

Revenue from QPU sales (including licenses, hardware and software) is recognized at the point in time when control of the asset is transferred to the customer. QPU sales are recognized at a point in time, as customer arrangements do not meet the criteria for over-time revenue recognition under IFRS 15. In particular, the Group does not develop QPUs for customer-specific configurations, and the related performance obligation is therefore satisfied only upon the transfer of control, generally upon completion of installation and acceptance of the customer.

Revenue from QPU-related services relating to time-sharing computing services, or maintenance, is recognized over time on a usage or straight-line basis. Research and development services revenue is recognized over time using the cost to cost method to measure progress to completion.

In addition, the Group sales cryogenic systems (4K cryostats) used in quantum technology research. Revenue from the sale of cryostats is recognized at the point in time when control of the asset is transferred to the customer.

Revenue unlikely to be collected is not recognized in the financial statements for the period in which the performance obligation is satisfied.

Transaction price

The Group considers whether there are other promises in the contract that are separate performance obligations to which a portion of the transaction price needs to be allocated. In determining the transaction price for each performance obligation, the Group considers, among other factors, the effects of variable consideration and the existence of a significant financing component. Variable (including contingent) consideration is included in the transaction price only to the extent that it is highly probable that no significant reversal of cumulative revenue will arise when the uncertainty is resolved.

Significant financing component

The Group receives advance payments from customers for the sale of quantum processing units (QPU) with a delivery and commissioning lead time of two years after signing the contract and receipt of payment. There is a significant financing component for these contracts considering the length of time between the customers’ payment and the transfer of the equipment, as well as the prevailing interest rate in the market. As such, the transaction price is adjusted and an interest expense is accreted on contract liabilities.

PASQAL SAS
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note 19. Revenue (cont.)

Contract liabilities

A contract liability is recognized if a payment is received or a payment is due (whichever is earlier) from a customer before the Group transfers the related goods or services. Contract liabilities are recognized as revenue when the Group satisfies the related performance obligations in accordance with IFRS 15.

See Note 16 for further disclosures.

19.2. Breakdown of revenue

in € thousand	2025	2024
QPU sales(1)	7,457	—
QPU-related services(2)	6,459	2,064
Cryostat sales	2,552	1,444
Total by products or services	16,468	3,508

____________

(1)      Including the release of the accretion effect related to the significant financing components amounting to €1,667 thousand. See Note 16 for further disclosures.

(2)      QPU-related services are mainly made of R&D services. QPU maintenance services represent €7 thousand. No revenue was recognized on time-sharing computing services as at December 31, 2025.

in € thousand	2025	%	2024	%
France	10,352	63%	2,577	73%
Germany	4,387	27%	161	5%
Rest of Europe	790	5%	544	16%
North America	346	2%	—	—
Asia Pacific	228	1%	387	11%
Rest of the world	365	2%	—	—
Total	16,468	100%	3,508	100%

As of December 31, 2025, three customers each accounted for more than 10% of the Group’s consolidated revenue, generated from QPU sales and QPU-related services in France and Germany. These three customers together accounted for 78% of the Group’s consolidated revenue (€12,826 thousand).

As of December 31, 2024, only one customer accounted for more than 10% of the Group’s consolidated revenue, generated from QPU-related services in France. This customer accounted for 23% of the Group’s consolidated revenue (€800 thousand).

19.3. Remaining performance obligations

The amount of the order book (firm orders not fulfilled) and the provisional schedule for the fulfilment of the unfulfilled performance obligations is as follows:

in € thousand	December 31, 2025
Completion expected in 2026	15,288
Completion expected in 2027 and beyond	20,144
Total order book	35,432

PASQAL SAS
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note 19. Revenue (cont.)

Unfulfilled performance obligations as of December 31, 2024 were as follows:

in € thousand	December 31, 2024
Completion expected in 2025	13,827
Completion expected in 2026 and beyond	22,323
Total order book	36,150

No expected revenue was included for Quebec Inc. due to the significant uncertainty on variable consideration.

Note 20. Purchases of material

In € thousand	2025	2024
Purchases of raw materials and consumables	(4,992)	(6,645)
Other purchases(1)	(65)	(155)
Purchases of material	(5,057)	(6,799)

____________

(1)      Mainly purchases of goods.

Note 21. Employee salaries and benefit expenses

Employee salaries and benefit expenses amount to €38,671 thousand for the year ended December 31, 2025, compared with €27,860 thousand in 2024.

In € thousand	2025	2024
Salaries, wages and benefits	(18,011)	(18,808)
Social security contributions	(6,261)	(5,268)
Other salaries expenses(a)	(14,214)	(3,648)
Allowance for retirement plan(b)	(186)	(137)
Employee salaries and benefit expenses	(38,671)	(27,860)

(a)    Including in 2025:

–       Spreading of the expense relating to post-combination services in relation with the MCF acquisition for €191 thousand (€383 thousand in 2024).

–       Expense for the financial year relating to BSPCEs, SARs and options for an amount of €13,872 thousand (€2,777 thousand in 2024).

(b)    See further disclosures in Note 13 — Defined benefit obligation.

The Group’s average headcount breaks down as follows:

	December 31, 2025	December 31, 2024
Managers	196	182
Technical and administrative staff	29	16
Total France Workforce	224	198

Expatriate and local headcount	62	95
Average Group headcount	286	293

PASQAL SAS
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note 22. Professional services and other services

External services primarily consist of outsourced activities such as accounting and legal fees, lease expenses that fall outside the scope of IFRS 16 — Leases (short-term leases, low-value assets, and variable lease payments, see Notes 7.4 and 11), as well as other miscellaneous expenses. See detailed breakdown below.

In € thousand	2025	2024
Fees for external professional services	(11,909)	(11,053)
Property costs (including rentals)	(2,540)	(2,455)
Advertising and public relation expenses	(688)	(2,384)
Travel and entertainment expenses	(978)	(2,236)
Other outsourced services	(840)	(1,359)
Other external charges	(640)	(454)
Maintenance and repairs	(926)	(316)
Insurance	(294)	(189)
Bank fees	(390)	(173)
Transport costs	(336)	(159)
Telephone, postage	(100)	(154)
Professional services and other services	(19,641)	(20,933)

Note 23. Other operating income and expenses

In € thousand	2025	2024
Change in provisions for onerous contracts	—	(1,438)
Other taxes and levies	(405)	(273)
Other operating expenses	(306)	(4,202)
Other operating income	1,907	259
Net book value of divested intangible assets	—	(123)
Net book value of divested tangible assets	—	(371)
Other operating income and expenses	1,196	(6,148)

Note 24. Finance income

In € thousand	2025	2024
Financial income from cash and cash equivalents	592	706
Foreign exchange gains on financial operations	982	334
Finance income	1,574	1,041

Note 25. Interest expense and other financial expenses

In € thousand	2025	2024
Interest expense(1)	(3,871)	(2,522)
Interest expense on lease liabilities	(519)	(311)
Foreign exchange loss on financial operations	(2,411)	(301)
Issuance costs of financial liabilities measured at FVPL	(1,606)	—
Other financial expense	(3)	(5)
Interest expense and other financial expenses	(8,410)	(3,139)

____________

(1)      Including interest expense related to the accretion of contract liabilities amounting to €2,718 thousand (see Note 16).

PASQAL SAS
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note 26. Income taxes

Deferred taxes are recognized to reflect the differences between the book values and tax values of assets and liabilities.

They result from:

–       Temporary differences arising when the book value of an asset or liability differs from its tax value. These are either:

•        Sources of future taxes: (deferred tax liabilities) these are essentially income for which taxation is deferred;

•        Sources of future deductions (deferred tax assets): these mainly comprise provisions that are temporarily non-deductible for tax purposes.

These assets are recognized to the extent that it is probable that sufficient taxable income will be available against which the temporary differences can be offset, and are reviewed at each reporting date.

–       Tax loss carry-forwards (deferred tax assets) that are likely to be recovered in future periods.

Deferred taxes are measured at the local tax rates expected to apply in the period in which the asset will be realized and the liability settled, based on tax rates that have been enacted or substantively enacted at the reporting date, depending on the country. Thus, as of December 31, 2025, temporary differences and tax loss carry-forwards of French entities were recognized at the rates enacted, i.e., 25% for 2025 and beyond. The tax rate for 2024 was 25%.

To the extent that it is not probable for a group entity to recover net deferred tax assets in the medium term, the net deferred tax assets of that entity are impaired.

26.1. Income tax

The table below shows the allocation of income tax expense between current and deferred taxes:

In € thousand	2025	2024
Corporation tax	(1)	—
Deferred taxes	(92)	347
Income tax	(93)	347

The difference between the theoretical tax charge and the actual income tax expense mainly results from tax losses carried forward for which no deferred tax assets have been recognized.

26.2. Deferred tax assets and liabilities

Deferred tax assets are recognized only to the extent that it is probable that future taxable profits will be available against which deductible temporary differences and tax loss carryforwards can be utilized. Accordingly, deferred tax assets have not been recognized for certain loss-making entities.

As of December 31, 2025, unrecognized deferred tax assets mainly related to tax loss carryforwards of Pasqal SAS amounting to €126.5 million and Pasqal Canada amounting to €7.0 million.

In 2024, the Group’s net deferred tax liability position mainly arose from the fair value step-up recognized on the technology acquired in the Aeponyx acquisition, partially offset by deferred tax assets recognized on Aeponyx’s tax loss carryforwards. In 2025, changes in Aeponyx’s tax loss carryforwards further offset the deferred tax liability relating to the fair value step-up. As a result, the Group’s net deferred tax liability position amounted to €366 thousand as of December 31, 2025 (€276 thousand as of December 31, 2024).

PASQAL SAS
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note 26. Income taxes (cont.)

Deferred taxes	December 31, 2025	December 31, 2024
Deferred tax liabilities(1)	(366)	(276)

Deferred tax by nature
Deferred tax on Aeponyx’s tax loss carryforwards(1)	2,886	3,018
Deferred tax on PPA(1)(2)	(3,251)	(3,294)

Deferred tax by country
Canada	(366)	(276)

____________

(1)      Deferred tax balances mainly relate to the fair value step-up on the technology recognized at the Aeponyx acquisition and to Aeponyx’s tax loss carryforwards existing at the acquisition date.

(2)      See Note 7.1 for further disclosure on Aeponyx’s acquisition.

Note 27. Earnings per share

The following table reflects the calculation of the basic and diluted earnings per share.

in € thousand	2025	2024
Numerator
Loss for the period from continuing operations	(92.355)	(48,498)
Loss attributable to owners of the parent from continuing operations	(92.355)	(48,498)

Denominator
Weighted average number of ordinary shares outstanding used in computing basic and diluted loss per share	6,929,134	6,923,000
Loss per share – basic and diluted	(13.3)	(7.0)

As the Group reported a loss of €92.355 thousand for the year ended December 31, 2025 (€48,498 thousand for the year ended December 31, 2024), diluted loss per share excludes all instruments that could potentially dilute earnings per share in the future periods. They were not included in the calculation of diluted earnings per share because they are antidilutive for the period presented. Accordingly, diluted loss per share is identical to basic loss per share.

As of December 31, 2025, the total number of potential ordinary shares related to instruments that could potentially dilute basic earnings per share amounted to 8,460,074 (as of December 31, 2024: 7,985,184), including contingently issuable upon settlement of contingent consideration arrangements. See Notes 9.4, 10 and 17 for further details on these instruments.

Note 28. Related party disclosures

28.1. Definition of related parties

Related parties are defined in accordance with IAS 24 — Related Party Disclosures. Related parties include, among others, key management personnel (“KMP”), members of governance bodies, shareholders and other parties as defined under IAS 24.

The Group does not have a parent company and therefore does not have an ultimate controlling parent.

28.2. Related party transactions and balances

Transactions and balances (excluding KMP compensation)

Related party transactions mainly relate to shareholders, directors and entities controlled or significantly influenced by members of the Group’s key management personnel or Supervisory Board.

PASQAL SAS
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note 28. Related party disclosures (cont.)

The following transactions and balances with related parties occurred during the period:

in € thousand	December 31, 2025	December 31, 2024
Liabilities
Borrowings	24,364	4,776
Deferred income from grants	2,503	2,503
Other current liabilities	291	—

Income and expenses
Professional services	1,547	1,163
Interest expense	158	95

Key management personnel (KMP) compensation

Key management personnel comprise members of Group’s executive management team and members of Supervisory Board who have authority and responsibility for planning, directing and controlling the activities of the Group. As of December 31, 2025, key management personnel consist of 11 individuals (as of December 31, 2024: 11 individuals), including individuals who ceased their functions during the period.

Key management personnel compensation was as follows:

in € thousand	December 31, 2025	December 31, 2024
Employee short-term benefits	1,993	1,973
Pension expense	25	22
Share-based payment transactions(1)	8,114	16
Total compensation recognized to key management personnel	10,132	2,011

____________

(1)      The increase in Share-based payment expense in 2025 mainly relates to grants and modifications of equity instruments issued to members of key management personnel in connection with the Series C financing and the planned business combination transaction.

The amounts disclosed above represent expenses recognized in profit or loss during the reporting period in respect of key management personnel.

The table below presents the aggregate defined benefit obligation for individuals who hold or have held executive positions during the reporting period:

in € thousand	December 31, 2025	December 31, 2024
Defined benefit obligation	80	62
Total defined benefit obligation	80	62

28.3. Commitments with related parties

The Group has committed to issue contingent consideration shares in connection with the acquisition of Aeponyx to former owners of Aeponyx, who became members of key management personnel following the acquisition. See Note 17 for further disclosures.

PASQAL SAS
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note 29. Off-balance-sheet commitments

29.1. Commitments given

In € thousand	December 31, 2025	December 31, 2024
Guarantees and collateral granted in connection with financing arrangements(a)	22,089	10,035
Other commitments given(b)	21,218	20,855
Total	43,307	30,890

____________

(a)      Guarantees and collateral granted in connection with financing arrangements

These commitments mainly comprise:

–   a joint guarantee granted by Pasqal SAS to Investissement Québec in connection with the CAD 15,000 thousand loan entered into by Pasqal Canada;

–   a corporate guarantee granted by Pasqal SAS in connection with the USD 15,000 thousand loan entered into by Pasqal USA with the Illinois Finance Authority; and

–   a chattel mortgage granted by Pasqal Canada in connection with the Investissement Québec loan for CAD 15,000 thousand.

(b)     Other commitments given

These commitments mainly comprise:

–   the commitment granted to BDC Capital Inc. in connection with the Aeponyx promissory note amounting to CAD 3,000 thousand (approximately €1,863 thousand) as of December 31, 2025; and

–   commitments and guarantees entered into in connection with strategic commercial agreements, notably the first demand bank guarantee issued in relation to the contract with Saudi Arabian Oil Company (“Aramco”), amounting to 9,189 thousand as of December 31, 2025.

29.2. Commitments received

In € thousand	December 31, 2025	December 31, 2024
Undrawn Investissement Québec facility	6,029	14,314
Undrawn Illinois Finance Authority facility	7,671	—
Undrawn Korean government grant facility	11,168	—
Total	24,868	14,314

As of December 31, 2025, the Group had access to an undrawn credit facility with Investissement Québec amounting to CAD 9,704 thousand, out of a total available facility of CAD 15,000 thousand.

In addition, the Group benefits from a financing arrangement with the Illinois Finance Authority totaling USD 15,000 thousand, of which USD 6,000 thousand had been drawn as of December 31, 2025, leaving USD 9,000 thousand available for future drawdown.

In addition, the Group has access to the residual undrawn portion of the cash grant agreement entered into with the Korean Government on November 7, 2025, for a maximum total amount of KRW 24 billion (approximately €14,000 thousand), of which €2,832 thousand had been received as of December 31, 2025 and recognized as deferred income (see Notes 2.1.5 and 15). The undrawn portion remains available subject to the Group’s continued compliance with the conditions of the agreement, including committed investment expenditures, employment targets and use of funds for eligible cost categories.

PASQAL SAS
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note 30. Changes in net working capital related to operating activities

In € thousand	December 31, 2025	December 31, 2024
CASH FLOW USED IN OPERATING ACTIVITIES
Consolidated net loss	(92,355)	(48,498)

Depreciation of PPE, amortization of intangible assets and impairments	8,772	6,868
Change in provisions	(4,092)	4,878
Equity-settled share-based payments & other personnel expense(1)	9,666	2,353
Change in fair value of financial liabilities at FVTPL	34,931	(4)
Gain and losses on disposal of assets	(218)	432
Financial expense – non-cash items	3,385	1,685
Income tax – non-cash items	(93)	(347)
Interest paid	1,211	674
Change in operating working capital	14,336	2,037
Cash generated from operations	(24,270)	(29,922)

____________

(1)      Includes equity-settled share-based payment expense for €9,475 thousand (€1,970 thousand in 2024) and expense relating to post-combination services in relation with the MCF acquisition for €191 thousand (€383 thousand in 2024).

Change in operating working capital is disclosed below:

In € thousand	December 31, 2025	December 31, 2024
Change in operating working capital	14,336	2,037
Change in networking capital for operating activities	14,336	2,037
Change in inventories	3,379	(8,641)
Change in trade receivables and related accounts	(3,469)	(1,912)
Change in other receivables	(273)	(1,761)
Change in trade payables and related accounts	3,835	(707)
Change in contract liabilities	9,997	14,155
Change in other liabilities	867	903

Note 31. Events after the reporting period

The following events occurred after the reporting date and do not provide evidence of conditions that existed as of December 31, 2025. Accordingly, they have not been reflected in the consolidated financial statements.

31.1. Business

•        Subsequent to December 31, 2025, the technical milestone underlying the issuance of 55,384 Milestone Shares in connection with the Aeponyx acquisition was successfully achieved. As a result, the issuance of these shares is expected to occur prior to the contractual deadline of August 1, 2026.

This event will be reflected in the Group’s consolidated financial statements for the year ending December 31, 2026. See Notes 17, 18 and 33 for further disclosures.

PASQAL SAS
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note 31. Events after the reporting period (cont.)

31.2. Business Combination Agreement

On February 28, 2026, the Group entered into a Business Combination Agreement with a special purpose acquisition company (“SPAC”), pursuant to which the Group is expected to become a publicly listed company upon completion of the transaction, subject to the satisfaction of customary closing conditions, regulatory approvals and approval by the SPAC shareholders. As part of this agreement, Pasqal shareholders will receive shares in the combined entity based on an exchange ratio established by reference to the relative equity values of the two parties at the time of the transaction.

The Business Combination Agreement had not been completed as of December 31, 2025, and does not affect the consolidated financial statements for the year then ended.

31.3. Group reorganization

•        Subsequent to December 31, 2025, the Group initiated a legal and operational reorganization project intended to evolve its organizational structure and ownership framework in connection with its anticipated business combination.

This project was formalized through agreements entered into on February 28, 2026. It provides, in particular, for the establishment of a holding company, Pasqal Holding SAS, intended to become the parent company of the Group, as well as the reorganization of certain activities within dedicated subsidiaries.

•        In connection with the implementation of this reorganization, Wasiq Bokhari was appointed President of Pasqal Holding SAS and Loic Henriet managing director of Pasqal Holding SAS. As a result, following completion of the reorganization, Pasqal Holding SAS is expected to assume overall governance and strategic oversight of the Group.

The legal and operational implementation of the reorganization is expected to occur during the first half of 2026 and will involve intragroup transactions, including capital restructuring steps.

As part of this reorganization, the Aeponyx documentation has been updated to enable the exchange of Aeponyx shares against Pasqal Holding SAS shares instead of Pasqal SAS shares.

As these events occurred after the reporting date and do not affect the existence of control as of December 31, 2025, they have no impact on the consolidated financial statements for the year then ended. However, had this transaction been completed prior to the issuance of these financial statements, they would have impacted the potential fully diluted number of shares. The accounting effects of the reorganization will be reflected in the consolidated financial statements of the periods in which the relevant transactions are legally completed.

31.4. Financing

In continuation of the capital increase program initiated in December 2025, the Group proceeded with additional subscriptions of Series C Shares during January and February 2026.

A total of 499,769 Series C Shares were issued over this period, generating proceeds of €69,738 thousand. Following these Series C issuances, and upon completion of the Qualified Equity Financing as contractually defined in the ORA agreements, the ORAs were automatically redeemed in Series C Shares on March 2, 2026.

As a result of this redemption, a total of 682,448 Series C Shares were issued to ORA holders on March 2, 2026. The ORAs were derecognized upon conversion into equity instruments, with the corresponding amount reclassified from financial liabilities to equity.

PASQAL SAS
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note 31. Events after the reporting period (cont.)

On March 4, 2026, in connection with the planned Business Combination, Bleichroeder and Merger Sub entered into a securities purchase agreement with certain investors (the “March 2026 Financing,” previously referred to herein as the “Pre-PIPE”), pursuant to which such investors agreed, subject to customary closing conditions, to purchase a minimum aggregate subscription amount of $250.0 million of New Pasqal Convertible Bonds and to receive warrants to subscribe for a number of New Pasqal ordinary shares equal to 125% of the shares into which the New Pasqal Convertible Bonds are initially convertible, at an exercise price of $12.00 per share (the “Investment Warrants”), for an aggregate purchase price of $200.0 million, reflecting a 20% original issue discount. The New Pasqal Convertible Bonds will bear interest at 10% per annum payable in cash or 12% per annum payable in kind and will be convertible into New Pasqal ordinary shares at $12.00 per share. Moreover, on May 23, 2026, the Supervisory Committee acknowledged an increase in the investment under the SPA Pre-Pipe framework by an amount of up to USD 50 million in accordance with the existing contractual provisions of the SPA Pre-Pipe agreement. This event constitutes a non-adjusting subsequent event.

31.5. Geopolitical and macroeconomic context

While the Group has operations in Saudi Arabia and holds current assets located in the region with a carrying amount of €694 thousand as of December 31, 2025, it has not identified any material impact on its consolidated financial statements as of the reporting date, whether arising directly from its presence in the country or indirectly from the escalation of the conflict in February 2026, which may have broader implications for global economic conditions.

Nevertheless, the Group continues to closely monitor developments in the region and remains prepared to take all appropriate measures necessary to mitigate any potential impact of the conflict on its financial position, financial performance and financial outlook.

As of the reporting date, the Group estimates that its future commercial backlog in the region amounts to approximately €16,658 thousand.

Note 32. Other information

As of December 31, 2024 and December 31, 2025, the Group’s scope of consolidation includes the following subsidiaries:

Entities	Geographical area	2025		2024
		% interest	Consolidation method	% interest	Consolidation method
Pasqal SAS	France	100%	FC(1)	100%	FC(1)
Pasqal Saudi Arabia	Saudi Arabia	100%	FC(1)	100%	FC(1)
Pasqal Canada Inc.	Canada	100%	FC(1)	100%	FC(1)
Aeponyx Entreprises Inc.	Canada	100%	FC(1)	100%	FC(1)
Photonic Integrated Circuits Inc.	Canada	100%	FC(1)	100%	FC(1)
Pasqal Korea	South Korea	100%	FC(1)	100%	FC(1)
Pasqal USA Inc.	United States	100%	FC(1)	100%	FC(1)
QuandCo Solutions GmbH(3)	Germany	—	NC(2)	100%	FC(1)
Pasqal Japan(3)	Japan	—	NC(2)	100%	FC(1)
Pasqal Netherlands(3)	Netherlands	—	NC(2)	100%	FC(1)
Pasqal UK Ltd(3)	United Kingdom	—	NC(2)	100%	FC(1)

____________

(1)      Fully Consolidated.

(2)      Non Consolidated.

(3)      See Note 2.1.1 for further disclosures.

PASQAL SAS
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note 33. Revision to prior period financial statements

During the preparation of these consolidated financial statements for the year ended December 31, 2025, the Group identified a revision which impacts the consolidated financial statements for the year ended December 31, 2024 related to the measurement of the consideration transferred in connection with the acquisition of Aeponyx Inc. (“Aeponyx”), completed on July 29, 2024.

At the acquisition date, the consideration transferred, consisting of fixed and contingent Pasqal shares to be issued, had initially been measured based on the undiscounted implied value of the shares to be issued rather than at fair value, as required by IFRS 3 “Business Combinations” and IFRS 13 “Fair Value Measurement”.

As a result, goodwill and the related financial liability were overstated by €767 thousand at the acquisition date. In addition, the subsequent remeasurement of the financial liability recognized in profit or loss for the year ended December 31, 2024 was understated by €180 thousand.

Applying the SEC Staff Accounting Bulletin No. 99, “Materiality”, the Group determined that these revisions were not material to the previously issued FY2024 financial statements individually or in the aggregate, but that it was appropriate to revise the comparative information included in the 2025 Form F-4 (including the December 31, 2024 balance sheet, statements of changes in equity and statement of profit or loss). We have revised the consolidated statement of financial position, consolidated statement of changes in equity and consolidated statement of profit or loss, Note 7, Note 17 and Note 18 as of December 31, 2024. These revisions had no effect on other comprehensive income or our statement of cash flows for the year ended December 31, 2024.

Consolidated statement of financial position as of December 31, 2024

In € thousand	As previously reported	Adjustments	As revised
Goodwill(1)	20,800	(767)	20,033
Total non-current assets	87,062	(767)	86,294
Total assets	126,774	(767)	126,007
Other non-current liabilities(1)	15,500	(587)	14,913
Total non-current liabilities	45,341	(587)	44,754
Total liabilities	93,920	(587)	93,333
Loss for the year(1)	(48,318)	(180)	(48,498)
Total equity	32,853	(180)	32,674

Consolidated statement of profit or loss for the year ended December 31, 2024

In € thousand	As previously reported	Adjustments	As revised
Change in fair value of financial liabilities at FVTPL(1)	184	(180)	4
Loss before tax	(48,665)	(180)	(48,844)
Loss for the year	(48,318)	(180)	(48,498)

____________

(1)      Represents the revision related to the fair value of the consideration transferred in connection with the acquisition of Aeponyx (see Notes 7.1, 17 and 18).

Annex A

AGREEMENT AND PLAN OF MERGER

dated

February 28, 2026

by and among

Bleichroeder Acquisition Corp. II, a Cayman Islands exempted company,

as Parent,

BLeichroeder Acquisition 2 France, a société par actions simplifiée formed under the laws of the Republic of France,

as Parent Merger Sub,

PASQAL HOLDING SAS, a société par actions simplifiée formed under the laws of the Republic of France,

as the Company

Annex A-i

Annex A-ii

EXHIBITS

Exhibit A	Form of Company Support Agreement
Exhibit B	Form of Sponsor Support Agreement
Exhibit C	Form of Registration Rights Agreement
Exhibit D	Form of Lock-Up Agreement
Exhibit E	Form of Non-Competition and Non-Solicitation Agreement
Exhibit F	Form of Articles of Association of Parent Surviving Corporation
Exhibit G	Form of Draft Merger Agreement
Exhibit H	Surviving Corporation Restricted Matters
Exhibit I	Form of Warrant Amendment Agreement

Annex A-iii

Index of Defined Terms

$	A-14
€	A-14
Action	A-3
Additional Agreements	A-3
Additional Parent Parties SEC Documents	A-39
Additional SEC Reports	A-58
Aeponyx Shareholders’ Shares	A-4
Affiliate	A-3
Agreement	A-1
Allocation Schedule	A-22
Alternative Proposal	A-49
Alternative Transaction	A-48
Anti-Corruption Laws	A-3
Anti-Money Laundering Laws	A-3
Antitrust Laws	A-4
Article 210 A commitments	A-4
Articles of Association of Parent Surviving Corporation	A-16
Audited 2024 Audited Financial Statements	A-57
Audited 2025 Financial Statements	A-57
Available Closing Surviving Corporation Cash	A-61
Books and Records	A-5
Bpifrance	A-3
BSA Ratchet C	A-4
BSA Ratchet C*	A-5
BSA Ratchets	A-5
Business	A-1
Business Combination	A-5
Business Day	A-5
Business Systems	A-5
Cayman Companies Act	A-5
Cayman Registrar	A-16
CFIUS	A-45
Closing	A-19
Closing Date	A-19
Code	A-5
Company	A-1
Company Audited Financial Statements	A-57
Company Board	A-2
Company Board Recommendation	A-2
Company BSPCEs	A-5
Company Class A Ordinary Shares	A-5
Company Class B Ordinary Shares	A-5
Company Class C Ordinary Shares	A-5
Company Class Seed Ordinary Shares	A-5
Company Common Ordinary Shares	A-5
Company Confidential Information	A-5
Company D&O Tail Insurance	A-55
Company Disclosure Schedule(s)	A-23
Company Fundamental Representations	A-6
Company Leases	A-34

Annex A-iv

	Company Licensed IP	A-6
	Company Material Adverse Effect	A-6
	Company Owned IP	A-6
	Company Plan	A-6
	Company Products	A-6
	Company Shares	A-6
	Company Subsidiary	A-6
	Company Support Agreement	A-1
	Confidentiality Agreement	A-6
	Contracts	A-7
	Control	A-7
	Controlled	A-7
	Controlling	A-7
	Convertible Bonds	A-1
	Convertible Bonds Terms and Conditions	A-1
	Copyrights	A-9
	D&O Indemnified Persons	A-55
	Deferred Underwriting Amount	A-7
	Disclosure Schedules	A-36
	Dissenting Shares	A-18
	Draft Merger Agreement	A-19
	Effect	A-6
	Employment Agreements	A-12
	Enforceability Exceptions	A-23
	Environmental Laws	A-7
	Equity Interests	A-7
	ERISA	A-7
	ERISA Affiliate	A-7
EUR		A-14
	Exchange Act	A-7
	Exchange Ratio	A-7
	Financial Statements	A-26
	Fraud	A-7
	Fraud Claims	A-8
	French Commercial Code	A-8
	French Registrar	A-16
	French Tax Code	A-8
	French Tax-Favored Merger Regime	A-2
	French Tax-Favored Regime	A-8
	Generative AI Tools	A-8
	Governmental Authority	A-8
	Group Companies	A-8
	Hazardous Material	A-8
	Hazardous Material Activity	A-8
	HSR Act	A-8
	ICC	A-67
	ICC Rules	A-67
	IFRS	A-8
	Indebtedness	A-8
	Indemnitee Affiliates	A-55
	Intellectual Property	A-9

Annex A-v

Interim Period	A-47
International Trade Laws	A-9
Inventory	A-9
Investment Canada Act	A-9
Investment Management Trust Agreement	A-9
IPO	A-9
Key Employees	A-32
Key Officers	A-9
Know-How	A-10
Knowledge of the Company	A-10
Law	A-10
Laws	A-10
Leases	A-10
Liabilities	A-10
Lien	A-10
Lock-Up Agreements	A-2
LTIP	A-53
LTIP Share Reserve	A-53
Material Contract	A-33
Material Contracts	A-33
Material Customers	A35
Material Suppliers	A-36
Material Weakness Memorandum	A-10
Memorandum and Articles of Association of Parent	A-10
Merger	A-1
Merger Approval Date	A-19
Merger Consideration	A-10
Merger Consideration Shares	A-10
Merger Effective Time	A-19
Merger Intended Tax Treatment	A-20
Mergers	A-1
Nasdaq	A-10
Non-Competition and Non-Solicitation Agreements	A-2
Open Source Software	A-10
Order	A-10
Organizational Documents	A-10
Outside Date	A-62
Parent	A-1
Parent Board	A-2
Parent Board Recommendation	A-2
Parent Class A Ordinary Shares	A-10
Parent Class B Ordinary Shares	A-11
Parent Disclosure Schedule(s)	A-36
Parent Dissenting Shareholder	A-18
Parent Excluded Shares	A-17
Parent Extraordinary General Meeting	A-50
Parent Material Adverse Effect	A-11
Parent Merger Sub	A-1
Parent Merger Sub Board	A-3
Parent Merger Sub Shares	A-11
Parent Ordinary Shares	A-11

Annex A-vi

Parent Parties	A-11
Parent Parties Financial Statements	A-39
Parent Parties Fundamental Representations	A-11
Parent Party	A-11
Parent Party Shareholder Approval Matters	A-50
Parent Preference Shares	A-37
Parent Recommendation	A-58
Parent SEC Documents	A-39
Parent Shareholder Redemption Amount	A-11
Parent Shareholder Redemption Right	A-11
Parent Shareholders	A-2
Parent Subsidiary	A-11
Parent Surviving Corporation	A-1
Parent Surviving Corporation Ordinary Share	A-11
Parent Surviving Corporation Warrants	A-11
Parent Unit	A-11
Parent Warrant Agreement	A-11
Parent Warrants	A-11
Party	A-12
Pasqal SAS	A-1
Patents	A-9
PCAOB	A-12
Permits	A-12
Permitted Liens	A-12
Person	A-12
Personal Information	A-12
PIPE Investment	A-2
PIPE Investors	A-2
PIPE SPAs	A-2
Pre-PIPE Investment	A-1
Pre-PIPE Investors	A-1
Pre-PIPE SPA	A-1
Pre-PIPE Warrants	A-1
Principal Market	A-12
Privacy and Data Security Policies	A-32
Privacy Laws	A-12
Privacy Requirements	A-12
Prospectus	A-50
Proxy Statement/Prospectus	A-50
Purchaser D&O Tail Insurance	A-55
RC Authorization Notice	A-18
RC Written Objection	A-18
Real Property	A-12
Redeeming Parent Shares	A-13
Registered IP	A-30
Registration Rights Agreement	A-2
Registration Statement	A-50
Reincorporation Intended Tax Treatment	A-17
Reincorporation Merger	A-1
Reincorporation Merger Effective Time	A-16
Reincorporation Plan of Merger	A-16

Annex A-vii

Released Claims	A-54
Representative	A-13
Required Parent Shareholder Approval	A-60
Requisite Company Vote	A-23
Restricted Person	A-13
Rollover BSPCEs	A-21
Sanctioned Jurisdiction	A-13
Sanctioned Person	A-13
Sanctions	A-13
Sanctions Laws	A-13
Sarbanes-Oxley Act	A-13
SEC	A-13
Securities Act	A-13
Sensitive Data	A-13
Shareholder Action	A-56
Shareholders	A-1
Shareholders’ Agreements	A-13
Short Form Agreements	A-13
Signing Date	A-1
Software	A-13
Sponsor	A-13
Sponsor Agreement	A-46
Sponsor Support Agreement	A-1
Subscription Agreement	A-2
Subsidiaries	A-13
Subsidiary	A-13
Surviving Corporation	A-1
Surviving Corporation Shares	A-13
Surviving Corporation Warrants	A-13
Syntec CBA	A-32
Tangible Personal Property	A-14
Tax	A-14
Tax Return	A-14
Taxing Authority	A-14
Trademarks	A-9
Transaction Expense	A-14
Transaction Filings	A-51
Transactions	A-14
Transfer Tax	A-14
Treasury Regulations	A-14
Trust Account	A-42
Trustee	A-60
U.S. GAAP	A-14
UCC	A-14
Unaudited 2024 Financial Statements	A-26
Unit Separation	A-17
Universal Transfer	A-20
Warrant Amendment Agreement	A-60
Working Capital Loans	A-14

Annex A-viii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (the “Agreement”), dated as of February 28, 2026 (the “Signing Date”), is by and among Bleichroeder Acquisition Corp. II, a Cayman Islands exempted company (“Parent”), Bleichroeder Acquisition 2 France, a société par actions simplifiée formed under the laws of the Republic of France and wholly owned subsidiary of the Parent (the “Parent Merger Sub”), and Pasqal Holding SAS, a société par actions simplifiée formed under the laws of the Republic of France (the “Company”). Capitalized terms are defined on the pages of this Agreement set forth opposite the capitalized terms listed in the Index of Defined Terms.

WHEREAS, the Company is in the businesses of neutral-atom quantum computing (the “Business”).

WHEREAS, Parent is a blank check company incorporated as a Cayman Islands exempted company and formed for the purpose of effecting a Business Combination.

WHEREAS, the Company is the owner of 100% of the share capital and voting rights of Pasqal SAS, a société par actions simplifiée formed under the laws of the Republic of France (“Pasqal SAS”).

WHEREAS, Parent Merger Sub was formed for the sole purpose of effectuating the Transactions, including the merger of Parent with and into Parent Merger Sub (the “Reincorporation Merger”), in which Parent Merger Sub will be the surviving entity of the Reincorporation Merger (the “Parent Surviving Corporation”).

WHEREAS, as promptly as practicable after the Reincorporation Merger Effective Time, the Parties desire to effect a merger of the Company with and into the Parent Surviving Corporation (the “Merger”, and together with the Reincorporation Merger, the “Mergers”), with Parent Surviving Corporation being the surviving entity of the Merger (the “Surviving Corporation”).

WHEREAS, in connection with the Merger, the shareholders of the Company (the “Shareholders”) will be entitled to receive the applicable Merger Consideration as further described in this Agreement.

WHEREAS, as a condition and inducement to Parent’s and Parent Merger Sub’s willingness to enter into this Agreement, concurrently with the execution and delivery of this Agreement, certain of the Shareholders will enter into a support agreement, substantially in the form attached hereto as Exhibit A (the “Company Support Agreement”), providing that, among other things, such Shareholders will vote in favor of the Merger and the other Transactions on the terms and subject to the conditions set forth in such Company Support Agreement.

WHEREAS, as a condition and inducement to the Company’s willingness to enter into this Agreement, concurrently with the execution and delivery of this Agreement, the Sponsor, Parent, and Parent Merger Sub will enter into a support agreement, substantially in the form attached hereto as Exhibit B (the “Sponsor Support Agreement”), providing that, among other things, the Sponsor will vote in favor of the Parent Party Shareholder Approval Matters, including the Transactions that such parties are entitled to vote on, on the terms and subject to the conditions set forth in such Sponsor Support Agreement.

WHEREAS, as a condition and inducement to the Parties’ willingness to enter into this Agreement, concurrently with the execution and delivery of this Agreement, Parent and Parent Merger Sub, on the one hand and on behalf of the Surviving Corporation, and certain investors named therein (the “Pre-PIPE Investors”), on the other hand, have executed and delivered that certain securities purchase agreement (the “Pre-PIPE SPA”), pursuant to which the Pre-PIPE Investors have agreed, among other things, to subscribe from the Surviving Corporation, and Parent and Parent Merger Sub have agreed, among other things, to issue to such investors, for an aggregate issue amount of $150 million, (a) senior unsecured convertible bonds of the Surviving Corporation convertible into Surviving Corporation Shares, governed by French law (the “Convertible Bonds”), having the rights, preferences and privileges substantially consistent with terms set forth in Exhibit A to the Pre-PIPE SPA, to be attached to the Surviving Corporation’s shareholders decision authorizing the issuance of the Convertible Bonds (the “Convertible Bonds Terms and Conditions”) and (b) warrants (bons de souscription d’actions) to purchase Surviving Corporation Shares, governed by French law (the “Pre-PIPE Warrants”), having the rights, preferences and privileges substantially consistent with the terms set forth in Exhibit A to the Pre-PIPE SPA, to be attached to the Surviving Corporation’s shareholders decision authorizing the issuance of the Pre-Pipe Warrants (the “Pre-PIPE Warrants Terms and Conditions”), pursuant to subscription forms relating to the subscription for (i) the Convertible Bonds and (ii) the Pre-PIPE Warrants (each a “Pre-PIPE Subscription Agreement” and, collectively the “Pre-PIPE Subscription Agreements”), in each case to be delivered substantially concurrently with the Closing (such investment, the “Pre-PIPE Investment”);

Annex A-1

WHEREAS, from time to time following the date hereof and prior to the Closing, Parent and Parent Merger Sub, on behalf of the Surviving Corporation, and/or the Company, as may be the case, may enter into one or more additional securities purchase agreements (collectively with the Pre-PIPE SPA, the “PIPE SPAs”) and related subscription forms (together with the Pre-PIPE Subscription Agreements, the “Subscription Agreements”) with additional future investors (collectively with the Pre-PIPE Investors, the “PIPE Investors”) who agree and subscribe for new ordinary shares of the Surviving Corporation (collectively with the Pre-PIPE Investment, the “PIPE Investment”), pursuant to which such PIPE Investors will agree to participate in the PIPE Investment.

WHEREAS, prior to the Closing, the Surviving Corporation, on the one hand, and each Key Officer, on the other hand, will enter into a Corporate Officer Agreement, each of which will be effective contingent on the Closing.

WHEREAS, in connection with the Closing, the Surviving Corporation, Sponsor, and certain other holders of Parent Ordinary Shares, or Parent Surviving Corporation Ordinary Shares, as the case may be, and Shareholders will enter into a registration rights agreement in substantially the form attached hereto as Exhibit C (the “Registration Rights Agreement”), providing that, among other things, the Surviving Corporation will agree to provide such holders of Parent Ordinary Shares, or Parent Surviving Corporation Ordinary Shares, as the case may be, and such Shareholders with certain registration rights with respect to the Registrable Securities (as defined therein).

WHEREAS, in connection with the Closing, the Surviving Corporation and certain Shareholders will enter into lock-up agreements in substantially the form attached hereto as Exhibit D (the “Lock-Up Agreements”), pursuant to which, among other things, such persons will agree not to effect any sale or distribution of equity or equity-linked securities of the Surviving Corporation during the period set forth therein, subject to certain customary exceptions set forth therein.

WHEREAS, in connection with the Closing, certain Shareholders will enter into non-competition and non-solicitation agreements in substantially the form attached hereto as Exhibit E (the “Non-Competition and Non-Solicitation Agreements”), pursuant to which, among other things, such Shareholders will agree, for a twenty-four month period following the Closing and in return for the consideration being delivered pursuant to this Agreement, to not compete with, and not solicit employees from, the Surviving Corporation for the period of time set forth therein.

WHEREAS, for U.S. federal income Tax purposes, Parent Merger Sub and Parent intend that the Reincorporation Merger will qualify as a “reorganization” within the meaning of Section 368(a)(1)(F) of the Code, and the boards of directors of Parent and Parent Merger Sub have approved this Agreement and intend that it constitute a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3.

WHEREAS, for U.S. federal income Tax purposes, Parent, Parent Merger Sub and the Company intend that the Merger will occur after the Reincorporation Merger and that the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and the boards of directors of Parent, Parent Merger Sub and the Company have approved this Agreement and intend that it constitute a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3.

WHEREAS, for French corporate income tax purposes, the Parties intend that the Merger will qualify for the favorable tax regime provided for under Articles 210 A and seq. of the French Tax Code (the “French Tax-Favored Merger Regime”), which allows for the deferral of taxation on capital gains arising from the transfer of assets from the Company to the Surviving Corporation, subject to the commitments and conditions set forth therein.

WHEREAS, the supervisory board of the Company (the “Company Board”) has (i) determined that the principle of the Merger is fair to, and in the best interests of, the Company and the Shareholders, and (ii) approved and adopted this Agreement and the Additional Agreements and declared them advisable and approved the principle of the Merger and the other Transactions to which the Company is a party (the “Company Board Recommendation”).

WHEREAS, the board of directors of Parent (the “Parent Board”) has unanimously (i) determined that it is advisable and in the best interests of Parent and its shareholders (the “Parent Shareholders”), as a whole, to enter into this Agreement and the Additional Agreements to which it is a party, and to consummate the Mergers, and the other Transactions, (ii) approved and declared advisable the execution and delivery of this Agreement and the Additional Agreements to which it is a party, and performance thereof and the consummation of the Mergers, and the other Transactions, (iii) determined that the Transactions constitute a Business Combination, and (iv) recommended to the Parent Shareholders the approval and the adoption of this Agreement and the Mergers (“Parent Board Recommendation”).

Annex A-2

WHEREAS, the board of directors of Parent Merger Sub (the “Parent Merger Sub Board”) has (i) determined that this Agreement, the Additional Agreements to which Parent Merger Sub is a party, the Mergers, and the other Transactions are fair and advisable to, and in the best interests of, Parent Merger Sub and Parent, in its capacity as sole shareholder of Parent Merger Sub, and (ii) approved and adopted this Agreement, the Additional Agreements to which Parent Merger Sub is a party, the Mergers and the other Transactions.

NOW, THEREFORE, in consideration of the foregoing premises and the respective representations, warranties, covenants, promises, and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is acknowledged and accepted, the Parties, intending to be legally bound, agree as follows:

Article I. DEFINED TERMS

Section 1.1 Defined Terms.

“Action” means any legal action, litigation, suit, complaint, claim, charge, labor dispute, inquiry, investigation, hearing or proceeding, including any audit, claim or assessment for Taxes or otherwise, by or before a Governmental Authority.

“Additional Agreements” means the Company Support Agreement, the Sponsor Support Agreement, the Pre-PIPE SPA, the other PIPE SPAs, the Subscription Agreements, the Registration Rights Agreement, the Lock-Up Agreements, the Non-Competition and Non-Solicitation Agreements, the Articles of Association of the Parent Surviving Corporation, the Warrant Amendment Agreement, the Corporate Officer Agreements and each other agreement, instrument, certificate and document required by, or contemplated in connection with this Agreement to be executed by any of the Parties, in each case only as is applicable to the relevant Party or Parties who is or are a party to such Additional Agreement, as indicated by the context in which such term is used.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with such Person, whether through one or more intermediaries or otherwise, provided, however, that with respect to Bpifrance Investissement (“Bpifrance”) only, “Affiliate” will mean any entity (a) (i) in which the control is held, directly or indirectly, by Bpifrance or the management company which manages, directly or by management delegation, or advises Bpifrance; or (ii) which holds, directly or indirectly, the control of Bpifrance or the management company which manages, directly or by management delegation, or advises Bpifrance; or (iii) in which the control is held, directly or indirectly, by the entity which itself directly or indirectly controls Bpifrance or the management company that directly or by management delegation, manages, or advises Bpifrance; or (iv) which is managed or advised by the same management company as the one that manages or advises Bpifrance or (b) its unitholders / shareholders in the event of its winding-up. For avoidance of any doubt, (a) with respect to all periods prior to the Closing, Sponsor and Parent will be deemed Affiliates of Parent Merger Sub, (b) with respect to all periods subsequent to the Closing, the Surviving Corporation will be deemed an Affiliate of the Company’s Subsidiaries, (c) in no event will the Surviving Corporation, the Company or any of the Company’s Subsidiaries be considered an Affiliate of any portfolio company (other than the Company and its Subsidiaries) of any investment fund affiliated with any direct or indirect equityholder of the Company nor will any portfolio company (other than the Company and its Subsidiaries) of any investment fund affiliated with any direct or indirect equityholder of the Company be considered to be an Affiliate of the Company or any of the Company’s Subsidiaries, and (d) with respect to any individual natural Person, (i) such Person’s spouse, parent, lineal descendant, or sibling, or (ii) a trust for the benefit of such Person and/or the individuals described in the foregoing clause (i) or of which such Person is a trustee, will be deemed an Affiliate of such Person.

“Anti-Corruption Laws” means (i) the French legal and regulatory provisions relating to the fight against corruption and trafficking in influence, including but not limited to those set forth in Book IV, Title III “Des atteintes à l’autorité de l’Etat” and Title IV “Des atteintes à la confiance publique” of the French Code pénal and (ii) other anti-corruption or anti-bribery, including the U.S. Foreign Corrupt Practices Act of 1977, as amended, and any other equivalent or comparable Laws of any jurisdiction applicable to the Company or any of its Subsidiaries.

“Anti-Money Laundering Laws” means (i) any French legal and regulatory provisions relating to fight against money laundering, including but not limited to those set forth in Book III, Title II “Des autres atteintes aux biens” of the French Code pénal, and those relating to fight against financing of terrorism in particular those included in Book IV, Title II “Du Terrorisme” of the French Code pénal and those included in Book V, Title VI “Obligations

Annex A-3

relatives à la lutte contre le blanchiment des capitaux, le financement des activités terroristes, les loteries, jeux et paris prohibés et l’évasion et la fraude fiscales” of the French Code monétaire et financier, and (ii) other applicable financial recordkeeping and reporting requirements of the U.S. Currency and Foreign Transactions Reporting Act of 1970, as amended, the Money Laundering Control Act of 1986, as amended, and fight against money laundering and financing of terrorism statutes of any jurisdiction applicable to the Company or any of its Subsidiaries, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any relevant Governmental Authority.

“Antitrust Laws” mean the HSR Act and all antitrust or competition Laws of any Governmental Authority, including any federal or state Laws or Laws of foreign jurisdictions, regulations or decrees that are designed or intended to prohibit, restrict, or regulate (a) foreign investment, or (b) actions having the purpose or effect of monopolization or restraint of trade or lessening of competition or the creation or strengthening of a dominant position through merger or acquisition.

“Aeponyx Shareholders’ Shares” means a maximum of 117,692 Company Class C Ordinary Shares that may be issued to the former Aeponyx shareholders in connection with the acquisition of Aeponyx by Pasqal SAS.

“Article 210 A Commitments” means the commitments required under Article 210 A, 3 of the French Tax Code to be undertaken by the Surviving Corporation in the Draft Merger Agreement as the absorbing company in order for the Merger to benefit from the French Tax-Favored Regime, including (a) to record on its balance sheet liabilities (i) provisions the taxation of which has been deferred, and (ii) the special reserve in which the absorbed company recorded long-term capital gains previously subject to the reduced rate of 10%, 15%, 18%, 19% or 25%, as well as the reserve in which provisions for fluctuations in prices were recorded pursuant to the sixth paragraph of Article 39, 1, 5° of the French Tax Code, (b) to substitute itself for the absorbed company for the reintegration into taxable income of any results the recognition of which had been deferred for the taxation of the absorbed company, (c) to calculate any capital gains realized upon subsequent disposals of non-depreciable fixed assets received in the Merger based on the value such assets had for tax purposes in the accounts of the absorbed company, (d) to reintegrate into its taxable income the capital gains arising from the transfer of depreciable assets, in equal installments (i) over a period of 15 years for buildings and rights relating to buildings, as well as for plantations and fixtures and fittings of land depreciable over a period of at least 15 years, and (ii) over a period of five years in all other cases; provided that where the total net capital gains on buildings, plantations and fixtures and fittings of land exceeds 90% of the total net capital gain on depreciable assets, the reintegration of capital gains relating to buildings, plantations and fixtures and fittings of land will be made in equal installments over a period equal to the weighted average depreciation period of such assets; provided further that the disposal of a depreciable asset will trigger immediate taxation of the portion of the capital gain relating to such asset that has not yet been reintegrated; provided further that, as consideration, depreciation allowances and subsequent capital gains relating to depreciable assets will be calculated based on the value attributed to them at the time of the transfer; provided further that, from the fiscal year in which the Surviving Corporation deducts from its taxable income, pursuant to Article 39, 1, 2°, third paragraph of the French Tax Code, the amortization of goodwill recorded in its accounts, such goodwill will be subject to the rules of this paragraph (d), and that goodwill that is not subject to amortization deducted from taxable income will be subject to the rules of paragraph (c) above, (e) to record on its balance sheet assets other than fixed assets at the value they had for tax purposes in the accounts of the absorbed company, failing which it must include in its taxable income for the fiscal year in which the Merger becomes effective the profit corresponding to the difference between the new value of such assets and the value they had for tax purposes in the absorbed company’s books, and (f) to comply with any other commitment or condition required under Articles 210 A et seq. of the French Tax Code, including the obligation to maintain a tracking statement of the assets received in the Merger as required by Article 54 septies of the French Tax Code.

“BSA Ratchet C” means the warrants attached to all Class C Ordinary Shares, par value €0.10 each, of the Company (each such BSA Ratchet C being detached from such shares upon their issuance), which entitle their holder to subscribe, at nominal value, for additional Company Class C Ordinary Shares in the event that the Company issues, on one or more occasions, new Shares or other securities giving access, immediately or in the future, to a portion of the Company’s share capital, payable in cash or in kind, based on a price per share lower than the Series C subscription price of €139.54 per share, such BSA Ratchet C ceasing to be exercisable upon the occurrence of the earliest of the following: (i) the exercise of the BSA Ratchet C, (ii) the expiry of a period of five (5) years from their issuance, (iii) the date on which the Company completes a direct or indirect initial public offering on a regulated or organized market

Annex A-4

of the European Union or on an equivalent market in a non-EU country, or (iv) the date on which the Company issues new shares by way of a capital increase of at least €80,000,000 subscribed by existing or new investors at a price per share higher than the Series C subscription price.

“BSA Ratchet C*” means the warrants attached to all Class C Ordinary Shares, par value €0.10 each, of the Company (each such BSA Ratchet C being detached from such shares upon their issuance), which entitle their holder to subscribe, at nominal value, for additional Company Class C Ordinary Shares in the event that the Company completes an initial public offering (through a special purpose acquisition company, as the case may be) pursuant to which the pre-money valuation of the Company on a fully diluted basis is less than $2,000,000,000, such BSA Ratchet C ceasing to be exercisable upon the occurrence of the earliest of the following: (i) the exercise of the BSA Ratchet C, (ii) the expiry of a period of five (5) years from December 18, 2025, (iii) the expiry of a period of sixty (60) days from the notification by the Company of an initial public offering project pursuant to which the pre-money valuation of the Company on a fully diluted basis is equal to or greater than $2,000,000,000, or (iv) the expiry of a period of sixty (60) days from the notification by the Company of an initial public offering project pursuant to which the pre-money valuation of the Company on a fully diluted basis is less than $2,000,000,000.

“BSA Ratchets” means the BSA Ratchet C and BSA Ratchet C*.

“Books and Records” means all books and records, ledgers, employee records, customer lists, files, correspondence, and other records of every kind (whether written, electronic, or otherwise embodied) owned or used by a Person or in which a Person’s assets, the business or its transactions are otherwise reflected, other than stock books and minute books.

“Business Combination” has the meaning given to such term in the Memorandum and Articles of Association of Parent.

“Business Day” means any day other than a Saturday, Sunday or a legal holiday on which commercial banking institutions in New York, New York, the Cayman Islands, or Paris, France are authorized or required by Law to close for business.

“Business Systems” means all Software, computer hardware (whether general or special purpose), electronic data processing, networks, record keeping, communications, telecommunications, interfaces, platforms, servers, peripherals, and computer systems, including any outsourced systems and processes, that are owned or used by the Company or any Company Subsidiary, in each case in the conduct of the Business as currently conducted.

“Cayman Companies Act” means the Companies Act (Revised) of the Cayman Islands.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Company BSPCEs” means the equity warrants governed by French law (bons de souscription de parts de créateur d’entreprise) issued from time to time by the Company.

“Company Class A Ordinary Shares” means the labelled “Class A” Ordinary Shares, par value €0.10 each, of the Company.

“Company Class B Ordinary Shares” means the labelled “Class B” Ordinary Shares, par value €0.10 each, of the Company.

“Company Class C Ordinary Shares” means the labelled “Class C” Ordinary Shares, par value €0.10 each, of the Company (certain Company Class C Ordinary Shares having one (1) BSA Ratchet C attached to them).

“Company Class Seed Ordinary Shares” means the labelled “Class Seed” Ordinary Shares, par value €0.10 each, of the Company.

“Company Common Ordinary Shares” means the common Ordinary Shares, par value €0.10 each, of the Company.

“Company Confidential Information” means any information, knowledge or data concerning the businesses and affairs of the Company or any Company Subsidiary (or their suppliers or customers), including any Intellectual Property rights; provided, that “Confidential Information” will not include information that is (a) previously known by the recipient to which it was furnished, (b) in the public domain through no fault of such recipient, or (c) later lawfully acquired by the recipient from other sources, which sources are not the agent of such recipient.

Annex A-5

“Company Fundamental Representations” means the representations and warranties of the Company set forth in Section 4.1 (Corporate Existence and Power), Section 4.2 (Authorization), Section 4.4 (Non-Contravention), Section 4.7(a) (Subsidiaries), and Section 4.23 (Finders’ Fees).

“Company Licensed IP” means all Intellectual Property rights owned by a third party and licensed to the Company or any Company Subsidiary or to which the Company or any Company Subsidiary otherwise has a right to use, in each case as used in the Business as currently conducted.

“Company Material Adverse Effect” means any change, event, effect, or occurrence, (each, an “Effect”) that, individually or in the aggregate with any other Effect, has had or would reasonably be expected to result in a material adverse change or have a material adverse effect upon on the assets, Liabilities, financial condition, business, operations or properties of the Company and the Company Subsidiaries, taken as a whole; provided, however, that “Company Material Adverse Effect” will not include any Effect, directly or indirectly, arising out of or attributable to (a) any change in general economic or political conditions, (b) changes in conditions generally affecting the industries in which the Group Companies operate (including legal and regulatory changes), (c) acts of war (whether or not declared), armed hostilities, or terrorism, or the escalation or worsening thereof, (d) the taking of any action required by this Agreement or any action taken (or omitted to be taken) with the written consent of or at the written request of any of the Parent Parties, or Effects attributable to the consummation of the Transactions, or the announcement of the execution of, this Agreement, (e) any changes in applicable Laws or accounting rules (including U.S. GAAP and IFRS) or the enforcement, implementation, or interpretation thereof, (f) any natural or man-made disaster or acts of God, or the occurrence or continuation of any epidemic, pandemic or other similar outbreak, any impact arising therefrom, or any action taken or any Order imposed by any Governmental Authority as a relate thereto, (g) any failure of the Company and its Subsidiaries, taken as a whole, to meet any projections, predictions, forecasts or budgets (as distinguished from any Effect giving rise to or contributing so such failure), or (h) Effects affecting financial, credit or securities markets, in general, including changes in interest rates or foreign exchange rates; provided, further, that any Effect in the case of clauses (a), (b), (c), (e), (f) and (h) if any such matter has had a materially disproportionate adverse impact on the Company and the Company Subsidiaries, taken as a whole, relative to other companies of comparable size to the Company operating in the industry or industries in which the Company operates, then the incremental impact of such event will be taken into account for the purpose of determining whether a Company Material Adverse Effect has occurred.

“Company Owned IP” means all Intellectual Property owned in whole or in part by the Company or any Company Subsidiary.

“Company Plan” means any “employee benefit plan” as defined in Section 3(3) of ERISA, whether or not subject to ERISA, and any other employment, individual consulting, retention, termination, severance, separation, transition, incentive, equity or equity-based, deferred compensation, change in control, bonus, retirement, pension, savings, health, welfare, paid time off, retiree or post-termination health or welfare, fringe benefit, or any other compensation or benefit plan, agreement, arrangement, policy or program, including such plans, agreements, arrangements, policies, and programs providing compensation or benefits to any current or former director, officer, employee or other service provider of the Company or any Company Subsidiary.

“Company Products” means all hardware, software, and services (including all “-as-a-Service” and similar cloud-based offerings) sold, licensed, leased, sold pursuant to a subscription, or otherwise provided by the Company as of the Signing Date to a Person for commercial purposes as a part of the Business.

“Company Shares” means the Company Class A Ordinary Shares, the Company Class B Ordinary Shares, the Company Class C Ordinary Shares, the Company Class Seed Ordinary Shares and the Company Common Ordinary Shares.

“Company Subsidiary” means any direct or indirect Subsidiary of the Company.

“Confidentiality Agreement” means the Confidentiality Agreement, dated as of January 14, 2026, between Parent and the Company.

Annex A-6

“Contracts” means the Leases and all contracts, agreements, leases (including equipment leases, car leases and capital leases), licenses, commitments, client contracts, statements of work (SOWs), sales and purchase orders and similar instruments, oral or written, to which the Company and/or any of its Subsidiaries is a party or by which any of its respective assets are bound, including any entered into by the Company and/or any of its Subsidiaries in compliance with this Agreement after the Signing Date and prior to the Closing.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise; and the terms “Controlled” and “Controlling” will have the meaning correlative to the foregoing.

“Corporate Officer Agreements” means the agreements to be entered into prior to or concurrently with the Closing between the Surviving Corporation, on the one hand, and each Key Officer, on the other hand, related to each such Person’s post-Closing employment with the Surviving Corporation.

“Deferred Underwriting Amount” means the portion of the underwriting discounts and commissions held in the Trust Account, which the underwriters of the IPO are entitled to receive upon the Closing in accordance with the Investment Management Trust Agreement.

“Environmental Laws” means all applicable Laws of the United States and any comparable laws of the jurisdictions in which the Company or any of its Subsidiaries operates, that prohibit, regulate or control any Hazardous Material or any Hazardous Material Activity, including, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, the Resource Recovery and Conservation Act of 1976, the Federal Water Pollution Control Act, the Clean Air Act, the Hazardous Materials Transportation Act, and the Clean Water Act of the United States.

“Equity Interests” means, with respect to any Person, any capital stock of, or other ownership, membership, partnership, rights of first refusal or first offer, voting, joint venture, equity interest, preemptive right, stock appreciation, phantom stock, profit participation or similar rights in, such Person or any indebtedness, securities, options, warrants, call, subscription or other rights or entitlements of, or granted by, such Person that are convertible into, or are exercisable or exchangeable for, or give any Person any right or entitlement to acquire any such capital stock or other ownership, partnership, voting, joint venture, equity interest, preemptive right, stock appreciation, phantom stock, profit participation or similar rights, in all cases, whether vested or unvested, of such Person or any similar security or right that is derivative of or provides any economic benefit based, directly or indirectly, on the value or price of any such capital stock or other ownership, partnership, voting, joint venture, equity interest, preemptive right, stock appreciation, phantom stock, profit participation or similar rights, in all cases, whether vested or unvested.

“ERISA” will mean the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” will mean any Person or trade or business (whether or not incorporated) that, together with the Company or Parent, as applicable, is (or at any relevant time has been or would be) treated as a single employer under Section 414(b), (c), (m) or (o) of the Code.

“Exchange Act” means the U.S. Securities Exchange Act of 1934.

“Exchange Ratio” means the final exchange ratio determined in the Draft Merger Agreement for the purposes of the merger by dividing the overall value of the Company and the overall value of the Parent Surviving Corporation (based on $10 per Parent Surviving Corporation Ordinary Share)– each calculated by combining the various valuation criteria adopted in the Draft Merger Agreement and dividing by the number of shares comprising its respective share capital – to determine a unit value for both the Company Shares and the Parent Surviving Corporation Shares, with the comparison of these unit values providing a theoretical exchange ratio, on the basis of which such final exchange ratio is established and used to determine the number of Merger Consideration Shares to be allocated in exchange for each Company Share.

“Fraud” means intentional common law fraud under Delaware law (and not equitable or constructive fraud, unfair dealings fraud, or negligent misrepresentation or omission) by (a) the Company with respect to the representations and warranties of the Company expressly made in this Agreement (as qualified by the Company Disclosure Schedules), or (b) the Parent Parties with respect to the representations and warranties of Parent Parties expressly made in this Agreement (as qualified by the Parent Disclosure Schedules).

Annex A-7

“Fraud Claims” means any claim made by a Party against another Party based on Fraud.

“French Commercial Code” means the French Code de commerce in force on the date hereof.

“French Tax Code” means the French Code général des impôts.

“French Tax-Favored Regime” means the favorable tax regime applicable to mergers under Articles 210 A and seq. of the French Tax Code, allowing for the deferral of taxation on capital gains arising from the transfer of assets, subject to the absorbing company’s compliance with the commitments set forth in Article 210 A of the French Tax Code (Article 210 A Commitments).

“Generative AI Tools” means a generative artificial intelligence technology or tool capable of automatically producing various types of content (such as source code, text, images, audio, and synthetic data) based on user-supplied prompts. For the avoidance of doubt, “Generative AI Tools” do not include tools that provide the following or similar functionalities: (i) rules-based or deterministic software, business logic, robotic process automation (RPA), or scripting, (ii) template or mail-merge systems or content management tools, (iii) search, retrieval-augmented systems that return or rank existing content without synthesizing novel content, (iv) analytics, forecasting, or classification systems that do not produce human-readable generative outputs, or (v) spell-check, grammar-check, autocomplete, or macro/automation tools that merely transform or format user-provided content.

“Governmental Authority” means any French, United States or non-French or -United States government entity, body or authority of any jurisdiction in which the Company, any of its Subsidiaries, Parent or Parent Merger Sub operates, including (a) any United States federal, state or local government (including any town, village, municipality, district or other similar governmental or administrative jurisdiction or subdivision thereof, whether incorporated or unincorporated), (b) any French or other non-United States government or governmental authority or any political subdivision thereof within any jurisdiction in which the Company or any of its Subsidiaries operates, (c) any regulatory or administrative entity, authority, instrumentality, jurisdiction, agency, body or commission of or within France, the United States or any jurisdiction in which the Company, any of its Subsidiaries, Parent or Parent Merger Sub operates, exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power over the Company, any of its Subsidiaries, Parent or Parent Merger Sub, or (d) any official of any of the foregoing acting in such capacity.

“Group Companies” means the Company and each of the Company Subsidiaries.

“Hazardous Material” means any material, emission, chemical, substance or waste that has been designated by any Governmental Authority to be radioactive, toxic, hazardous, a pollutant or a contaminant.

“Hazardous Material Activity” means the transportation, transfer, recycling, storage, use, treatment, manufacture, removal, remediation, release, exposure of others to, sale, labeling, or distribution of any Hazardous Material or any product or waste containing a Hazardous Material, or product manufactured with ozone depleting substances, including, any required labeling, payment of waste fees or charges (including so-called e-waste fees) and compliance with any recycling, product take-back or product content requirements.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“IFRS” means International Financial Reporting Standards issued by the International Accounting Standards Board as in effect from time to time, and applied consistently throughout the periods involved.

“Indebtedness” means, at any time, with respect to any Person, without duplication, any obligations, contingent or otherwise, of such Person or its Subsidiaries, in respect of (a) the principal premium (if any) in respect of all indebtedness for borrowed money, including accrued interest and any per diem interest accruals, including any amount due to any shareholder of such Person, or with respect to deposits or advances of any kind (including amounts by reason of overdrafts and amounts owed by reason of letter of credit reimbursement agreements) including with respect thereto, all interests, fees and costs and prepayment and other penalties, (b) the principal of and premium (if any) in respect of obligations evidenced by bonds, debentures, notes or similar instruments, (c) sale or other title retention agreements relating to property purchased by such Person, (d) issued or assumed as the deferred purchase price of property or services (other than accounts payable to creditors for goods and services incurred in the ordinary course of business), including “earn-outs”, “seller notes”, “exit fees”, “retention payments”, contingent or deferred consideration or purchase price adjustments, (e) the principal and accrued interest components under leases required to be accounted

Annex A-8

for as finance lease obligations under U.S. GAAP (with respect to Parent) or IFRS (with respect to the Company), (f) the termination value of interest rate protection agreements and currency obligation swaps, hedges, derivatives, foreign exchanges or similar arrangements (without duplication of other indebtedness supported or guaranteed thereby), (g) (i) any due and unpaid Taxes for any taxable period (or a portion thereof) ending on or prior to the Closing Date, (ii) with respect to the Group Companies, delinquent amounts owed under or in terms of public regulation or contracts with respect to acquisition compensation, bonuses, or similar compensatory payments to employees of the Group Companies, in each case, that are earned and unpaid as of immediately prior to the Closing (including the employer portion of any employment, withholding, payroll, social security, unemployment or similar Taxes imposed on such amounts), and (iii) any other amounts owed that are delinquent, in arrears or otherwise remain unpaid after their applicable payment due date, but solely to the extent the aggregate amount under clauses (g)(i), (g)(ii) and (g)(iii) exceeds one million euros (€1,000,000), (h) any unfunded or underfunded liabilities pursuant to any defined benefit pension or nonqualified deferred compensation plan or arrangement and any salary or other compensation payment earned and unpaid as of immediately prior to the Closing, (i) all guarantees, breakage costs, prepayment or early termination premiums, penalties, or other fees or expenses payable as a result of the consummation of the Transactions related to the foregoing, and (j) all Indebtedness of another Person referred to in clauses (a) through (i) above guaranteed directly or indirectly, jointly or severally.

“Intellectual Property” means, regardless of the jurisdiction and on a worldwide basis, all (a) patents, patent applications (including provisional applications) and patent disclosures, together with all reissues, continuations, continuations-in-part, divisionals, revisions, extensions or reexaminations thereof (“Patents”), (b) trademarks and service marks, trade dress, logos, trade names, corporate names, brands, slogans, and other source identifiers together with all translations of the foregoing, and all applications, registrations, and renewals in connection therewith, together with all of the goodwill associated with the foregoing (“Trademarks”), (c) copyrights and registrations and applications for registration, renewals and extensions thereof (“Copyrights”) and other works of authorship (whether or not copyrightable), and, to the extent permitted under applicable Laws, moral rights associated with the foregoing, (d) Know-How, customer and supplier lists, improvements, protocols, processes, methods and techniques, research and development information, industry analyses, algorithms, architectures, layouts, drawings, specifications, designs, plans, methodologies, proposals, industrial models, database rights, including rights to use any Personal Information, pricing and cost information, business and marketing plans and proposals, and customer and supplier lists (including lists of prospects) and related information, (e) Internet domain names and social media accounts, (f) rights of privacy and publicity, (g) all other intellectual property or proprietary rights of any kind or description, (h) copies and tangible or intangible embodiments of any of the foregoing, in whatever form or medium, including Software, and (i) all legal rights arising from items (a) through (h), including the right to prosecute and perfect such interests and rights to sue, oppose, cancel, interfere and enjoin based upon such interests, including such rights based on past infringement, if any, in connection with any of the foregoing.

“International Trade Laws” means all export, import, customs, anti-boycott, and other international trade Laws or programs administered, enacted or enforced by any relevant Governmental Authority, including (a) the U.S. Export Administration Regulations, the U.S. International Traffic in Arms Regulations, and the import Laws and regulations administered by U.S. Customs and Border Protection, (b) the anti-boycott Laws administered by the U.S. Departments of Commerce and Treasury, and (c) any other similar export, import, customs, anti-boycott, or other trade Laws or programs in any jurisdiction in which the Company or any of its Subsidiaries operates to the extent they are applicable to the Company.

“Inventory” has the meaning given to it in the UCC.

“Investment Canada Act” means the Investment Canada Act, R.S.C. 1985, c. 28 (1st Supp.), as amended from time to time, together with all regulations promulgated thereunder and all official policies, guidelines, notices and interpretations issued by the Minister responsible for the administration thereof or by the Investment Review Division of Innovation, Science and Economic Development Canada (or any successor agency or department), as may be in effect from time to time.

“Investment Management Trust Agreement” means the investment management trust agreement made as of January 7, 2026, by and between Parent and the Trustee.

“IPO” means the initial public offering of Parent pursuant to a prospectus dated January 8, 2026.

“Key Officers” means Wasiq Bokhari and Loic Henriet.

Annex A-9

“Know-How” means all information, unpatented inventions (whether or not patentable), improvements, practices, algorithms, formulae, trade secrets, techniques, methods, procedures, knowledge, results, protocols, processes, models, designs, drawings, specifications, materials and any other information related to the development, marketing, pricing, distribution, cost, sales and manufacturing of the Company Products.

“Knowledge of the Company” or similar terms will be deemed to include the actual knowledge of the individuals set forth on Section 1.1 and “knowledge of Parent” or similar terms will be deemed to include the actual knowledge of the individuals set forth on Section 1.1 in each instance after reasonable inquiry of their direct reports.

“Law” or “Laws” means any domestic or foreign, federal, state, municipality or local law, statute, ordinance, code, principle of common law, act, treaty, order or other legal requirement of general applicability of any applicable Governmental Authority, including rule or regulation promulgated thereunder.

“Leases” all leases, subleases, licenses, concessions and other occupancy agreements (written or oral) for Real Property, together with all fixtures and improvements erected on the premises leased thereby.

“Liabilities” means any and all liabilities, debt, deficiency, interest, Tax, penalty, fine, demand, judgment, Indebtedness, claims, or obligations of any nature, cause of action or other loss, cost or expense of any kind whatsoever (whether asserted or unasserted, absolute, contingent or otherwise, liquidated or unliquidated, accrued or unaccrued, fixed, determined or determinable, direct or indirect, deferred or actual, known or unknown, matured or unmatured and due or to become due regardless of when asserted) including those arising under any law, action or Order and those arising under any Contract.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge (whether fixed or floating), security interest, financing statement, license or sub-license, encumbrance of any kind in respect of such asset, charge, trust, purchase right, preemptive right, right of first refusal, easement, servitude, encroachment, and any conditional sale, including any agreement to give any of the foregoing or other similar encumbrance of any kind whether consensual, statutory or otherwise.

“Material Weakness Memorandum” means the memorandum on material weakness and remediation plan dated February 17, 2026, made available to Parent.

“Memorandum and Articles of Association of Parent” means the Amended and Restated Memorandum and Articles of Association of Parent, adopted by special resolution passed on January 7, 2026.

“Merger Consideration” means $2,000,000,000, payable as provided in and subject to the terms and conditions of this Agreement, which will be payable in the form of the Merger Consideration Shares.

“Merger Consideration Shares” means the Surviving Corporation Shares issuable to the Shareholders upon the terms and conditions of this Agreement.

“Nasdaq” means the Nasdaq Stock Market, LLC.

“Open Source Software” means any Software that is distributed or otherwise made available under “open source”, “community”, or “free software” terms, including (a) any license that has been approved by the Open Source Initiative, a list of which is available at https://opensource.org/licenses, (b) any license that meets the Open Source Definition promulgated by the Open Source Initiative, which is available at https://opensource.org/osd, (c) any license that requires the disclosure, licensing, or distribution of any source code or proprietary data, or other portion, of any Company Owned IP to any third party, (d) any license to Software that is considered “free” or “open source software” by the Open Source Foundation or the Free Software Foundation, and (e) any license that is substantially similar to those described in any, all, or any combination of the foregoing clauses (a) through (d).

“Order” means any decree, order, judgment, writ, award, injunction, or ruling of or by a Governmental Authority.

“Organizational Documents” means, with respect to any Person, its certificate of incorporation, certificate of formation, articles of incorporation, articles of formation, bylaws, memorandum and articles of association, limited liability company agreement or similar organizational documents, in each case, as amended.

“Parent Class A Ordinary Shares” means the Class A ordinary shares of par value $0.0001 each of Parent.

Annex A-10

“Parent Class B Ordinary Shares” means the Class B ordinary shares of par value $0.0001 each of Parent.

“Parent Material Adverse Effect” means any Effect that, individually or in the aggregate with any other change, event, effect or occurrence, has had or would reasonably be expected to result in a material adverse change or have a material adverse effect upon on the assets, Liabilities, financial condition, business, operations or properties of Parent, or Parent Merger Sub, taken as a whole; provided, however, that “Parent Material Adverse Effect” will not include any Effect, directly or indirectly, arising out of or attributable to (a) general economic or political conditions, (b) conditions generally affecting the industries in which Parent operates (including legal and regulatory changes), (c) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof, (d) any action expressly required by this Agreement or any action taken (or omitted to be taken) with the written consent of or at the written request of the Company or events, circumstances, changes or effects attributable to the consummation of the Transactions or the announcement of the execution of this Agreement, (e) any changes in applicable Laws or accounting rules (including U.S. GAAP and IFRS) or the enforcement, implementation or interpretation thereof, (f) any natural or man-made disaster or acts of God, or the occurrence or continuation of any epidemic, pandemic or other similar outbreak, any impact arising therefrom, or any action taken or any Order imposed by any Governmental Authority as a result thereof, or (g) Effects affecting financial, credit or securities markets, in general, including changes in interest rates or foreign exchange rates; provided, further, that in the case of clauses (a), (b), (c), (e), (f), and (g) if any such matter has had a materially disproportionate adverse impact on Parent or Parent Merger Sub, taken as a whole, relative to other special purpose acquisition companies, then the incremental impact of such event will be taken into account for the purpose of determining whether a Parent Material Adverse Effect has occurred. Notwithstanding the foregoing, with respect to Parent, the number of Parent Shareholders who exercise their Parent Shareholder Redemption Right or the failure to obtain Parent Shareholder Approval will not be deemed to be a Parent Material Adverse Effect.

“Parent Merger Sub Shares” means the ordinary shares, of par value €10 each, of Parent Merger Sub.

“Parent Ordinary Shares” means the Parent Class A Ordinary Shares and the Parent Class B Ordinary Shares.

“Parent Parties” means Parent, Parent Merger Sub, and Parent Surviving Corporation, collectively, and “Parent Party” refers to any one of them individually, as the context so requires.

“Parent Parties Fundamental Representations” means the representations and warranties made by the Parent Parties in Section 5.1 (Corporate Existence and Power), Section 5.2 (Authorization), Section 5.4 (Non-Contravention) and Section 5.17 (Finders’ Fees).

“Parent Shareholder Redemption Amount” means the aggregate amount payable with respect to all Redeeming Parent Shares.

“Parent Shareholder Redemption Right” means the right of an eligible holder (as determined in accordance with the Memorandum and Articles of Association of Parent) of Parent Class A Ordinary Shares issued in the IPO to elect to redeem all or a portion of the Parent Ordinary Shares held by such holder as set forth in the Memorandum and Articles of Association of Parent in connection with any vote on the transactions contemplated under this Agreement.

“Parent Subsidiary” means any direct or indirect Subsidiary of Parent.

“Parent Surviving Corporation Ordinary Shares” means, following the Reincorporation Merger, the ordinary shares of par value €0.10 each of Parent Surviving Corporation.

“Parent Surviving Corporation Warrants” means the Parent Warrants upon their conversion into warrants to purchase Parent Surviving Corporation Ordinary Shares pursuant to the Mergers and the Warrant Amendment Agreement.

“Parent Unit” means a unit of Parent comprised of one Parent Class A Ordinary Share and one-third of one Parent Warrant, including all “private units” described in the Prospectus.

“Parent Warrant Agreement” means that certain Warrant Agreement, dated as of January 7, 2026, by and between Parent and Trustee.

“Parent Warrants” means the redeemable warrants to purchase one Parent Class A Ordinary Share at a price of $11.50 per share pursuant to the Parent Warrant Agreement.

Annex A-11

“Party” means each party that is a signatory to this Agreement and includes, for the avoidance of doubt, the Parent Surviving Corporation upon the Reincorporation Merger Effective Time and the Surviving Corporation upon the Effective Time.

“Permits” means each license, franchise, permit, order, approval, consent, waiver, concession, exemption or other similar authorization of an Governmental Authority required to be obtained and maintained by the Company or any of its Subsidiaries under applicable Law to carry out the Business.

“PCAOB” means the Public Company Accounting Oversight Board.

“Permitted Liens” means (a) all defects, exceptions, covenants, conditions, restrictions, easements, rights of way, encumbrances and other similar matters affecting title to any Real Property and other title defects which do not materially impair the use or occupancy of such Real Property or the operation of the Business, (b) mechanics’, carriers’, workers’, repairers’ and similar statutory or common law Liens arising or incurred in the ordinary course of business for amounts (i) that are not delinquent, (ii) that are not material to the business, operations and financial condition of the Company and/or any of its Subsidiaries so encumbered, either individually or in the aggregate, or (iii) are being contested in good faith, (c) liens for Taxes not yet due and payable or which are being contested in good faith by appropriate Proceedings (and for which adequate accruals or reserves have been established in accordance to U.S. GAAP or IFRS), (d) Liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business, (e) non-exclusive licenses of Intellectual Property granted in the ordinary course of business, (f) Liens that (i) were not incurred in connection with indebtedness for borrowed money, and (ii) are not material to the Company and its Subsidiaries, taken as a whole, (g) any Lien that will be released prior to the Closing, and (h) any other Liens that would not reasonably be expected to, individually or in the aggregate, materially impair the continued use and operation of the assets to which they relate in the business of the Company and its Subsidiaries as presently conducted.

“Person” means an individual, corporation, partnership (including a general partnership, limited partnership or limited liability partnership), limited liability company, association, trust or other entity or organization, including a government, domestic or foreign, or political subdivision thereof, or an agency or instrumentality thereof.

“Personal Information” means any data or information, that, alone or in combination with other data or information, can, directly or indirectly, be associated with, relates to, or can be reasonably used to identify an individual natural Person, or any other data or information that constitutes personal data, personally identifiable information, personal information or similar defined term under any Privacy Law.

“Principal Market” means the Nasdaq Global Market, the Nasdaq Global Select Market, the Nasdaq Capital Market, the NYSE, the NYSE American or such other principal market on which the Parent Ordinary Shares then trade.

“Privacy Laws” means all applicable Laws worldwide relating to the privacy, data security, data protection or processing of Personal Information, including, but not limited to, the Fair Credit Reporting Act, the Gramm-Leach Bliley Act, the Electronic Communications Privacy Act, the Federal Trade Commission Act, the EU General Data Protection Regulation (EU) 2016/679 (“EU GDPR”), the EU GDPR as incorporated into the laws of the UK (the “UK GDPR”, together with the EU GDPR, the “GDPR”), the ePrivacy Directive 2002/58/EC, the UK Privacy and Electronic Communications (EC Directive) Regulations 2003, the UK Data Protection Act 2018, the UK Data (Use and Access) Act 2025, and U.S. state privacy laws, among others, and any and all similar state, federal and foreign Laws to the extent applicable relating to the privacy, data security, data protection, or processing of Personal Information, or data breach (including security incident notification), including any and all binding regulations by any Governmental Authority, and any and all amendments or modifications made from time to time to the foregoing items.

“Privacy Requirements” means all Privacy Laws and the privacy or data security requirements of all Contracts by which Company or a Company Subsidiary is legally bound, including those of any self-regulatory organization with which the Company or any Company Subsidiary was or is required to comply.

“Real Property” means, collectively, all real properties and interests therein (including the right to use), together with all buildings, fixtures, trade fixtures, plants and other improvements located thereon or attached thereto; all rights arising out of use thereof (including air, water, oil and mineral rights); and all subleases, franchises, licenses, permits, easements and rights-of-way which are appurtenant thereto.

Annex A-12

“Redeeming Parent Shares” means the Parent Class A Ordinary Shares in respect of which the eligible (as determined in accordance with the Memorandum and Articles of Association of Parent) holder thereof has validly exercised (and not validly revoked, withdrawn or lost) his, her or its Parent Shareholder Redemption Right.

“Representative” means, as to any Person, any of the officers, directors, managers, employees, agents, counsel, accountants, financial or capital markets advisors, placement agents and consultants of such Person.

“Restricted Person” means any Person identified on the U.S. Department of Commerce’s Denied Persons List, Unverified List or Entity List, the U.S. Department of State’s Debarred List, or the U.S. Department of the Treasury’s Specially Designated Nationals and Blocked Persons List or any other list of Persons administered by the U.S. Office of Foreign Assets Controls.

“Sanctioned Jurisdiction” means any country or territory that is subject to general restrictions relating to exports, imports, financings or investments under the Sanctions Laws. As at the date hereof, the Sanctioned Jurisdictions are North Korea, Cuba, Iran, Sudan, Syria and the territory of Crimea and Sebastopol, as well as the Ukrainian oblasts of Donetsk, Kherson, Luhansk and Zaporizhzhia, it being specified that this list may be amended from time to time.

“Sanctioned Person” means any Person that is (a) organized under the Laws of, or resident or located in, any Sanctioned Jurisdiction, (b) a Restricted Person or on a list of Persons administered by a Sanctions authority of the United States, the United Kingdom, the European Union, any European Union member state, or any other Governmental Authority where the Company or any of its Subsidiaries operates, or (c) owned 50% or more, directly or indirectly, controlled by, or acting on behalf or at the direction of any Person or Persons described in clauses (a) and (b).“Sanctions Laws” or “Sanctions” means any restrictive measures enacted, adopted, administered, imposed or enforced by the United Nations Security Council and/or the European Union and/or the French Republic through the Direction Générale du Trésor (DGT) and/or the US government through the Office of Foreign Assets Control of the US Department of Treasury (OFAC) and/or the Bureau of Industry and Security (BIS) of the US Department of Commerce and/or the United Kingdom through His Majesty’s Treasury (HMT) and/or any other similar authority enacting restrictive measures, to the extent applicable.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the U.S. Securities Act of 1933.

“Sensitive Data” means all confidential information, classified information, trade secrets, Personal Information and any other information, the security or confidentiality of which is protected by Law or Contract, that is collected, maintained, stored, transmitted, used, disclosed or otherwise processed by the Company.

“Shareholders’ Agreements” means the shareholders’ agreements entered into between the Company and the beneficiaries of the Company BSPCEs on February 27, 2026.

“Short Form Agreements” means the short form agreements entered into between Pasqal SAS, or the Company, as applicable, and the beneficiaries of the Company BSPCEs.

“Software” means all computer software, applications, and programs (and all versions, releases, fixes, patches, upgrades and updates thereto, as applicable), including software compilations, development tools, compilers, files, scripts, manuals, design notes, programmers’ notes, architecture, application programming interfaces, mobile applications, user interfaces, in each case, whether in source code, object code or human readable form.

“Sponsor” means Bleichroeder Sponsor 2 LLC, a Delaware limited liability company.

“Subsidiary” or “Subsidiaries” means one or more entities of which at least 50% of the capital stock or share capital or other equity or voting securities or voting power or other power to direct the policies, management and affairs of such entities are Controlled or owned, directly or indirectly, by the respective Person.

“Surviving Corporation Shares” means the ordinary shares (actions ordinaires), par value €0.10 each, of the Surviving Corporation.

“Surviving Corporation Warrant” means, following the Merger, a warrant to purchase one Surviving Corporation Share.

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“Tangible Personal Property” means all tangible personal property and assets and interests therein, including machinery, computers and accessories, furniture, office equipment, communications equipment, automobiles, laboratory equipment and other equipment owned or leased by the Company or any Company Subsidiary.

“Tax” means any federal, state, local or foreign tax, charge, fee, levy, custom, duty, deficiency, or other assessment of any kind or nature, only to the extent the foregoing are in the nature of a tax, imposed by any Taxing Authority (including any income (net or gross), gross receipts, profits, windfall profit, sales, use, goods and services, ad valorem, franchise, license, withholding, employment, social security, workers compensation, unemployment compensation, employment, payroll, transfer, excise, import, real property, personal property, intangible property, occupancy, recording, minimum, alternative minimum, environmental or estimated tax), including any liability therefor as a transferee or successor, as a result of Treasury Regulations Section 1.1502-6 or similar provision of applicable Law or as a result of any Tax sharing, indemnification or similar agreement, together with any interest, penalties, additions to tax or additional amounts imposed with respect thereto.

“Tax Return” means any return, information return, declaration, claim for refund or credit, report or any similar statement, and any amendment thereto, including any attached schedule and supporting information, whether on a separate, consolidated, combined, unitary or other basis, that is filed or required to be filed with any Taxing Authority in connection with the determination, assessment, collection or payment of a Tax or the administration of any Law relating to any Tax.

“Taxing Authority” means any Governmental Authority responsible for the collection, assessment or imposition of any Tax or the administration of any Law relating to any Tax.

“Transaction Expense” means all out-of-pocket fees, costs, expenses, obligations, and liabilities of a Party (including any such fees, costs, expenses, obligations, or liabilities incurred by the Party or its Affiliates (and with respect to Parent, the Sponsor), or its respective directors or officers, in each case, on behalf of such Party or which such party is liable), incurred in connection with, or otherwise related to, the Transactions, the negotiation, execution, and preparation of this Agreement and the Additional Agreements, and the performance and compliance with this Agreement and the Additional Agreements and conditions contained herein and therein, including the fees, expenses, and disbursements of legal counsel, reserves evaluators, auditors and accountants, due diligence expenses, advisory and consulting fees (including financial advisors) and expenses, other third-party fees, and all deferred underwriting fees, and any and all filing fees payable by such Party in connection with the Transactions.

“Transactions” means the transactions contemplated by this Agreement, including the Reincorporation Merger and the Merger, and the Additional Agreements.

“Transfer Tax” means any transfer, documentary, sales, use, real property, stamp, registration, excise, recording, registration, value added and other similar Taxes, fees and costs (including any associated penalties and interest) payable in connection with or by reason of the execution and delivery of this Agreement and the Transactions.

“Treasury Regulations” means the regulations promulgated under the Code.

“UCC” means the Uniform Commercial Code of the State of New York, or any corresponding or succeeding provisions of Laws of the State of New York, or any corresponding or succeeding provisions of Laws, in each case as the same may have been and hereafter may be adopted, supplemented, modified, amended, restated or replaced from time to time.

“U.S. GAAP” means United States Generally Accepted Accounting Principles in effect from time to time, and applied consistently throughout the periods involved.

“Working Capital Loans” means one or more working capital loans for up to an aggregate of $2,000,000 from the Sponsor to the Parent.

“€” or “EUR” means the euros, the legal currency of the Eurozone.

“$” means U.S. dollars, the legal currency of the United States.

Section 1.2 Additional Interpretations. Unless otherwise specified in this Agreement:

(a) Currency. Any amounts of cash that a Person is entitled to receive under this Agreement will be rounded down to the nearest cent.

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(b) Dollar Thresholds. Any dollar or percentage thresholds set forth in this Agreement will not be used as a benchmark for the determination of what is or is not “material” or a “Company Material Adverse Effect” under this Agreement.

(c) Writing. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form.

(d) Cumulative. Each representation, warranty, covenant, and condition in this Agreement will be given full, separate, and independent effect. The provisions in this Agreement are cumulative. A more specific provision will limit the ability of any other, more general provision.

(e) Accounting Terms. Any accounting term has the meaning of the term under U.S. GAAP as consistently applied heretofore by Parent with respect to Parent and under IFRS, as consistently applied heretofore by the Company, with respect to the Company.

(f) Calculation of Time Period.

(i) Whenever this Agreement refers to a number of days, such number will refer to calendar days unless Business Days are specified.

(ii) Whenever any action must be taken under this Agreement on or by a day that is not a Business Day, then such action may be validly taken on or by the next day that is a Business Day.

(iii) When calculating the period of time within which, or following which, any action is to be taken pursuant to this Agreement, the date that is the reference day in calculating such period will be excluded.

(g) Laws, Governmental Authorities, Persons. Any reference to any Law will be deemed also to refer to all rules and regulations promulgated thereunder unless the context requires otherwise. Any reference in this Agreement to (i) a specific rule, regulation, or section or subsection of any Law will be deemed to refer to any amendment or successor provision to such rule, regulation, or section or subsection of such Law, (ii) any Governmental Authority will be deemed to refer to any successor to such Governmental Authority, and (iii) any Person includes the successors and permitted assigns of that Person.

(h) Subsidiaries; Parent. All references in this Agreement to the Subsidiaries of a Person will be deemed to include all direct and indirect Subsidiaries of such Person unless otherwise indicated or the context otherwise requires. All references to “Parent” after the Reincorporation Merger Effective Time and prior to the Merger Effective Time will, for the avoidance of doubt, be intended to refer to the Parent Surviving Corporation, as the context so requires.

(i) Gender and Number. Any reference to gender will include all genders, and words imparting the singular number only will include the plural and vice versa.

(j) Headings. The provision of a Table of Contents, Index of Defined Terms, the division of this Agreement into Articles, Sections, and other subdivisions, and the insertion of headings are for convenience of reference only and will not affect or be utilized in construing or interpreting this Agreement. All references in this Agreement to any “Section” are to the corresponding Section of this Agreement unless otherwise specified.

(k) Drafting.

(i) Mutual Drafting. The Parties participated jointly in the negotiation and drafting of this Agreement and were represented by their own legal counsel in connection with the Transactions, with the opportunity to seek advice as to their legal rights from such counsel. In the event any ambiguity or question of intent or interpretation arises, this Agreement is to be construed as jointly drafted by the Parties and no presumption or burden of proof is to arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement or by reason of the extent to which any such provision is inconsistent with any prior draft of this Agreement. For the avoidance of doubt, the Parties waive the application of any Law, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

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(ii) Including. The word “including” or any variation thereof means “including, without limitation” and will not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it.

(iii) Or. The word “or” will be disjunctive but not exclusive.

Article II. THE MERGERS

Section 2.1 Reincorporation Merger.

(a) Reincorporation Merger Effective Time. At the Reincorporation Merger Effective Time, subject to and upon the terms and conditions of this Agreement and the Reincorporation Plan of Merger and in accordance with the applicable provisions of the Cayman Companies Act and the French Commercial Code, Parent will be merged with and into Parent Merger Sub, the separate corporate existence of Parent will cease and Parent Merger Sub will continue as Parent Surviving Corporation. Prior to the Reincorporation Merger Effective Time, to ensure that the Parent Merger Sub has a governance structure compatible with the contemplated merger and the post-transaction organization, the Parent Merger Sub will be converted from a société par actions simplifiée (SAS) to a société anonyme.

(b) On a date no later than three Business Days after the satisfaction or waiver of all the conditions set forth in Article IX that are required to be satisfied prior to the Closing Date or at such time as is mutually agreed by Parent and the Company, Parent and Parent Merger Sub will cause the Reincorporation Merger to be consummated by executing and filing a plan of merger and all other documents required by the Cayman Companies Act and the French Commercial Code (projet de traité de fusion), in each case in form and substance reasonably acceptable to the Company and Parent (collectively, the “Reincorporation Plan of Merger”), with the Registrar of Companies of the Cayman Islands (the “Cayman Registrar”) and the Registre du Commerce et des Sociétés (the “French Registrar”), in accordance with the relevant provisions of the Cayman Companies Act and the French Commercial Code. The effective time of the Reincorporation Merger will be the date that the Reincorporation Plan of Merger has been registered by the Cayman Registrar in accordance with the Cayman Companies Act, or such later time as specified in or otherwise in accordance with the Reincorporation Plan of Merger or the Cayman Companies Act (the “Reincorporation Merger Effective Time”).

(c) Effect of Reincorporation Merger. At the Reincorporation Merger Effective Time, the effect of the Reincorporation Merger will be as provided in this Agreement, the Reincorporation Plan of Merger, the applicable provisions of the Cayman Companies Act, and the French Commercial Code. At the Reincorporation Merger Effective Time, all the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of Parent and Parent Merger Sub prior to the Reincorporation Merger Effective Time will become the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of the Parent Surviving Corporation, which will include the assumption by the Parent Surviving Corporation of any and all agreements, covenants, duties and obligations of Parent set forth in this Agreement, the Additional Agreements to which Parent is a party (including the Pre-PIPE SPA, the other PIPE SPAs and the Subscription Agreements) and any other outstanding agreements to which Parent is a party, and all securities of the Parent Surviving Corporation issued and outstanding as a result of the conversion under Section 2.1(e) will be registered pursuant to Section 12(b) of the Exchange Act and listed on the Nasdaq Global Market under ticker symbols to be determined by the Company in its sole discretion.

(d) Charter Documents. At the Reincorporation Merger Effective Time, and without any further action on the part of Parent or Parent Merger Sub, the articles of association of Parent Merger Sub, as in effect immediately prior to the Reincorporation Merger Effective Time, will be amended and restated so that they read in their entirety as set forth in Exhibit F hereto, and as so amended and restated, will be the articles of association of Parent Surviving Corporation (the “Articles of Association of Parent Surviving Corporation”).

(e) Directors and Officers of Parent Surviving Corporation. As of the Reincorporation Merger Effective Time, the Persons constituting the officers and directors of Parent prior to the Reincorporation Merger Effective Time will be the officers and directors of Parent Surviving Corporation (and holding the same title as held at Parent) until the Merger Effective Time.

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(f) Effect on Issued Securities of Parent Conversion of Parent Ordinary Shares.

(i) Parent Ordinary Shares. At the Reincorporation Merger Effective Time and immediately following the Unit Separation, each issued and outstanding Parent Class A Ordinary Share (including each Parent Class A Ordinary Share held as a result of the Unit Separation, other than the Parent Excluded Shares and Redeeming Parent Shares and the Parent Dissenting Shares (as applicable)) will be converted automatically into one Parent Surviving Corporation Ordinary Share and each issued and outstanding Parent Class B Ordinary Share will be converted automatically into one Parent Surviving Corporation Ordinary Share. At the Reincorporation Merger Effective Time, all Parent Ordinary Shares will cease to be outstanding and will automatically be canceled and retired and will cease to exist. The holders of issued Parent Ordinary Shares immediately prior to the Reincorporation Merger Effective Time, as evidenced by the register of members of Parent, will cease to have any rights with respect to such Parent Ordinary Shares, except as provided in this Agreement or by Law. Each certificate (if any) previously evidencing Parent Ordinary Shares (other than the Parent Excluded Shares, Redeeming Parent Shares and Parent Dissenting Shares (as applicable)) will be exchanged for a certificate representing the same number of Parent Surviving Corporation Ordinary Shares upon the surrender of such certificate in accordance with Section 2.1(f)(iv).

(ii) Parent Warrants; Treatment of Parent Units. Immediately prior to the Reincorporation Merger Effective Time, each Parent Unit issued and outstanding immediately prior to such time will be automatically detached and the holder thereof will be deemed to hold one Parent Class A Ordinary Share and one-third of one Parent Warrant, and will cease separate existence and trading (the “Unit Separation”). At the Reincorporation Merger Effective Time, each issued and outstanding Parent Warrant (including the Parent Warrants held as a result of the Unit Separation) will cease to be a warrant with respect to Parent Class A Ordinary Shares and will be converted into one Parent Surviving Corporation Warrant, and will cease separate existence and trading. The Parent Surviving Corporation Warrants will have, pursuant to the Warrant Amendment Agreement, substantially the same terms and conditions governing the Parent Warrants, respectively, that are outstanding immediately prior to the Reincorporation Merger Effective Time. At or prior to the Reincorporation Merger Effective Time, Parent Merger Sub will take all corporate action necessary to reserve for future issuance, and will maintain such reservation for so long as any of the Parent Surviving Corporation Warrants remain outstanding, a sufficient number of Parent Surviving Corporation Ordinary Shares for delivery upon the exercise of the Parent Surviving Corporation Warrants after the Reincorporation Merger Effective Time and before the Merger Effective Time.

(iii) Cancellation of Parent Ordinary Shares Owned by Parent. At the Reincorporation Merger Effective Time, any Parent Ordinary Shares held by Parent as treasury shares or any Parent Ordinary Shares held by any direct or indirect wholly owned subsidiary of Parent immediately prior to the Reincorporation Merger Effective Time (collectively, the “Parent Excluded Shares”) will be canceled and extinguished without any conversion thereof or payment therefor. In addition, as of the Reincorporation Merger Effective Time, the one Parent Merger Sub Share owned by Parent immediately prior to the Reincorporation Merger Effective Time will be automatically cancelled and extinguished without any conversion or consideration delivered in exchange therefor.

(iv) No Liability. Notwithstanding anything to the contrary in this Section 2.1(e), none of the Parent Surviving Corporation, Parent or any other Party will be liable to any person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

(g) Surrender of Parent Ordinary Shares. All securities issued upon the surrender of the Parent Ordinary Shares in accordance with the terms of this Agreement will be deemed to have been issued in full satisfaction of all rights pertaining to such securities, provided that any restrictions on the sale and transfer of the Parent Ordinary Shares will also apply to the Parent Surviving Corporation Ordinary Shares so issued in conversion.

(h) Section 368(a)(1)(F) Reorganization. For U.S. federal income Tax purposes, Parent and Parent Merger Sub intend that the Reincorporation Merger will constitute a transaction that qualifies as a “reorganization” within the meaning of Section 368(a)(1)(F) of the Code and the Treasury Regulations promulgated thereunder (the “Reincorporation Intended Tax Treatment”). Parent and Parent Merger Sub (a) adopt this Agreement as a “plan of reorganization” with respect to the Reincorporation Merger within the meaning of Treasury Regulations Section 1.368-2(g), (b) agree to file and retain such information as will be required under Treasury Regulations Section 1.368-3, and (c) agree to file all Tax and other informational returns on a basis consistent with the Reincorporation Intended Tax Treatment, unless otherwise required by a Taxing Authority pursuant to a

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“determination” within the meaning of Section 1313(a) of the Code. Notwithstanding the foregoing or anything else to the contrary contained in this Agreement, Parent and Parent Merger Sub acknowledge and agree that no party is making any representation or warranty as to the qualification of Reincorporation Merger for the Reincorporation Intended Tax Treatment or as to the effect, if any, that any transaction consummated on, after or prior to the Reincorporation Merger Effective Time has or may have on any such reorganization status. Each of the Parent and Parent Merger Sub acknowledges and agrees that each (a) has had the opportunity to obtain independent legal and tax advice with respect to the Transactions, and (b) is responsible for paying its own Taxes, including any adverse Tax consequences that may result if the Reincorporation Merger is determined not to qualify for the Reincorporation Intended Tax Treatment.

(i) Taking of Necessary Action; Further Action. If, at any time after the Reincorporation Merger Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Parent Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of Parent and Parent Merger Sub, the officers and directors of Parent and Parent Merger Sub are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement, including any filings required with respect to the deregistration of the Parent Class A Ordinary Shares, Parent Warrants, or Parent Units with the SEC or the termination of the listing of Parent Class A Ordinary Shares, Parent Warrants, or Parent Units on the Nasdaq Global Market or such other applicable Principal Market as mutually agreed between the Company and Parent (or following the consummation of the Reincorporation Merger, the Company and Parent Surviving Corporation).

(j) Secondary Listing on the Regulated Market of Euronext Paris. Subject to market conditions and considerations, the Parties agree to use their reasonable best efforts to obtain listing of the shares of the Surviving Corporation on the regulated market of Euronext Paris as promptly as practicable following the Closing, and in any event within 12 months from the Closing.

(k) Dissenter’s Rights. The Parties do not expect that dissenters’ rights will arise in connection with the Reincorporation Merger as the Parent Surviving Corporation Shares are expected to be listed on the Nasdaq Global Market following the Reincorporation Merger. However, if, for any reason, dissenters’ rights are validly exercised pursuant to section 238 of the Cayman Companies Act by any Person (each a “Parent Dissenting Shareholder”) in respect of the Reincorporation Merger (the “Dissenting Shares”), then the following will apply:

(i) No Parent Dissenting Shareholder will be entitled to receive the securities of Parent Surviving Corporation in accordance with Sections 2.1(f)(i) and (ii), as applicable with respect to the Parent Ordinary Shares owned by such Parent Dissenting Shareholder immediately prior to the Reincorporation Merger Effective Time unless and until such Person will have effectively withdrawn or lost such Person’s dissenters’ rights under the Cayman Companies Act. Each Parent Dissenting Shareholder will be entitled to receive only the payment resulting from the procedure in section 238 of the Cayman Companies Act with respect to the Parent Dissenting Shares owned by such Parent Dissenting Shareholder. If any Parent shareholder gives to Parent, before the Required Parent Shareholder Approval is obtained at the Parent Extraordinary General Meeting, written objection to the Reincorporation Merger (each, a “RC Written Objection”) in accordance with Section 238(2) of the Cayman Companies Act:

(ii) Parent will, in accordance with Section 238(4) of the Cayman Companies Act, promptly give written notice of the authorization of the Reincorporation Merger (the “RC Authorization Notice”) to each such Parent shareholder who has made a RC Written Objection; and

(iii) unless Parent and the Company elect by agreement in writing to waive this Section 2.1(i), no party will be obligated to commence the Reincorporation Merger, and the Reincorporation Plan of Merger will not be filed with the Cayman Registrar, until at least 20 days will have elapsed since the date on which the RC Authorization Notice is given (being the period allowed for written notice of an election to dissent under Section 238(5) of the Cayman Companies Act, as referred to in Section 239(1) of the Cayman Companies Act), but in any event subject to the satisfaction or waiver of all of the conditions set forth in Section 9.1, Section 9.2 and Section 9.3.

(l) Redeeming Parent Shares. Each Redeeming Parent Share issued and outstanding immediately prior to the Reincorporation Merger Effective Time will automatically be cancelled and cease to exist and will thereafter represent only the right to be paid a pro rata share of the Parent Shareholder Redemption Amount in accordance with Memorandum and Articles of Association of Parent.

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Section 2.2 The Merger.

(a) Merger Effective Time.

(i) Upon and subject to the terms and conditions set forth in this Agreement as soon as practicable under applicable Laws, after the Reincorporation Merger Effective Time and the Merger Approval Date, the applicable Parent Parties will consummate the Merger by procuring that the Company will be merged with and into the Parent Surviving Corporation by way of a merger by absorption (fusion-absorption) in accordance with the applicable provisions of the French Commercial Code, including Articles L. 236-1 et seq.

(ii) The terms and implementation of the Merger will be further detailed in a draft merger agreement in substantially the form attached hereto as Exhibit G (projet de traité de fusion) (the “Draft Merger Agreement”) to be entered into following the Signing Date and prior to the Closing, in a form and substance acceptable to the Parent Parties and in accordance with the requirements of the French Commercial Code. The Draft Merger Agreement will set forth, inter alia, the effective date of the Merger (the “Merger Effective Time”), the Merger premium (prime de fusion) as the case may be, the terms of the Universal Transfer, the Exchange Ratio (parité d’échange), and all other provisions required by applicable Laws.

(iii) Following the Merger, the separate corporate existence of the Company will cease, and the Parent Surviving Corporation will continue as the Surviving Corporation as a result of the Merger under the French Commercial Code.

(iv) Immediately prior to or substantially concurrently with the Merger Effective Time, the Pre-PIPE Investment and any other PIPE Investment will be consummated pursuant to the Pre-PIPE SPA, any other PIPE SPAs and the Subscription Agreements.

(b) Closing of the Merger. Unless this Agreement is earlier terminated in accordance with Article X, the closing of the Merger (the “Closing”) will take place (i) at least one Business Day after the date on which the later to occur of the required approval of the shareholders of Parent Merger Sub and the Requisite Company Vote has been obtained and (ii) after the Reincorporation Merger Effective Time (the “Merger Approval Date”) by conference call and by exchange of signature pages via email or other electronic transmission, as permitted under applicable Laws, or at such other place and time as the Company and the Parent Parties may mutually agree upon (the date on which the Closing actually occurs being hereinafter referred to as the “Closing Date”). The Parties may participate in the Closing via electronic means.

(i) Board of Directors of the Surviving Corporation. Upon and immediately following the Merger Effective Time, the Surviving Corporation’s initial board of directors will consist of nine directors, five of whom will be French or European citizens and non-US residents, and will be mutually acceptable to Parent and the Company. The Surviving Corporation’s board of directors will initially consist of the following members:

(A) Alain Aspect, as non-executive chairman;

(B) Michel Combes, who will serve as lead independent director;

(C) Wasiq Bokhari, who will serve as the chief executive officer of the Surviving Corporation;

(D) Georges-Olivier Reymond;

(E) Barbara Dalibard, who will serve as chairman of the nominating and governance committee (or its equivalent); and

(F) Kathy Savitt, who will serve as chairman of the Surviving Corporation’s board of directors’ audit committee (or its equivalent).

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(ii) The remaining directors shall be determined prior to the Closing, and upon and immediately following the Effective Time, such remaining directors will be independent directors under Nasdaq rules and will be designated as follows, in accordance with the Nasdaq listing rules and applicable Law:

(A) Bpifrance Investissement will have the right, but not the obligation, to designate one director representing BPI (that can be, if acceptable under Nasdaq rules, a BPI entity (i.e. “personne morale”) represented by an individual);

(B) EIC Fund will have the right, but not the obligation, to designate one director; and

(C) the remaining one director may be designated by either Parent or the Company and mutually agreed by Parent and the Company (acting upon approval of the Company’s Supervisory Board), and will serve as the chairperson of the Surviving Corporation’s board of directors’ remuneration committee (or its equivalent).

Upon and immediately following the Merger Effective Time, the Surviving Corporation’s board of directors’ internal regulations will include the list of restricted matters set forth in Exhibit H.

(c) Governance of Pasqal SAS. The Company will take all actions necessary or appropriate to ensure that, as of the Closing, the articles of association of Pasqal SAS provide for the creation of a strategic committee, which will be comprised as set forth on Section 2.2(c) of the Company Disclosure Schedules, and include a list of decisions to be approved by such strategic committee by a majority (which must include the affirmative vote of the representative of Bpifrance) as specified on Section 2.2(c) of the Company Disclosure Schedules.

(d) Pasqal Defense SAS. The Surviving Corporation may, after the Closing, incorporate a subsidiary to be named Pasqal Defense SAS, which shall be incorporated if and when Pasqal SAS has developed defense applications that need to be segregated in a dedicated entity, and which shall have the features set forth on Section 2.2(d) of the Company Disclosure Schedule.

(e) Effect of the Merger. In accordance with applicable Laws and the provisions of the Draft Merger Agreement, and as a result of the operation of the applicable provisions of the French Commercial Code, the Surviving Corporation will succeed to all the rights and obligations of the Company (transmission universelle de patrimoine) as of the Merger Effective Time (the “Universal Transfer”). Without limiting the generality of the foregoing, and subject thereto and to applicable Laws, at the Merger Effective Time, the Universal Transfer will include all the property, rights, privileges, agreements, powers and franchises, debts, Liabilities, duties and obligations of the Company, all of which will, as a result of the operation of the applicable provisions of the French Commercial Code, become the property, rights, privileges, agreements, powers and franchises, debts, Liabilities, duties and obligations of the Surviving Corporation, which will include the assumption by the Surviving Corporation of any and all agreements, covenants, duties and obligations of the Company set forth in this Agreement to be performed after the Merger Approval Date.

(f) Taking of Necessary Action; Further Action. If, at any time after the Merger Approval Date, any further action is necessary or desirable to carry out the Universal Transfer, the officers and directors of the Company are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement. In addition, each Parent Party undertakes to use its reasonable best efforts and to take, or cause to be taken, all actions and to do, or cause to be done, all things required under applicable Laws, and to execute and deliver any documents or instruments necessary, including all formalities required by applicable Laws to issue new shares of the Surviving Corporation, in order to consummate and make effective the Merger.

(g) Ownership of Surviving Corporation Shares. The Surviving Corporation Shares to be issued will be registered shares (actions nominatives) and any transfer of ownership will be duly recorded in the shareholders’ register (registre des mouvements de titres) and the shareholders’ accounts (comptes d’actionnaires) of the Surviving Corporation in accordance with the provisions of the French Commercial Code.

(h) Section 368 Reorganization. For U.S. federal income tax purposes, Parent, Parent Merger Sub (following the Reincorporation Merger, Parent Surviving Corporation) and the Company each intend that the Merger will constitute a transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations promulgated thereunder to which each of Company and Parent Surviving Corporation is a party under Section 368(b) of the Code (the “Merger Intended Tax Treatment”). The Company and Parent Surviving

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Corporation each (i) adopt this Agreement as a “plan of reorganization” with respect to the Merger within the meaning of Treasury Regulations Section 1.368-2(g), (ii) agree to file and retain such information as will be required under Treasury Regulations Section 1.368-3, and (iii) agree to file all Tax and other informational returns on a basis consistent with the Merger Intended Tax Treatment, unless otherwise required by a Taxing Authority pursuant to a “determination” within the meaning of Section 1313(a) of the Code. Notwithstanding the foregoing or anything else to the contrary contained in this Agreement, Parent, Parent Merger Sub (following the Reincorporation Merger, Parent Surviving Corporation) and the Company each acknowledge and agree that no party is making any representation or warranty as to the qualification of Merger for the Merger Intended Tax Treatment or as to the effect, if any, that any transaction consummated on, after or prior to the Merger Effective Time has or may have on any such reorganization status. Each of the Parent, the Company and Parent Merger Sub (following the Reincorporation Merger, Parent Surviving Corporation) acknowledges and agrees that each (i) has had the opportunity to obtain independent legal and tax advice with respect to the Transactions, and (ii) is responsible for paying its own Taxes, including any adverse Tax consequences that may result if the Merger is determined not to qualify for the Merger Intended Tax Treatment.

(i) French Tax-Favored Merger Regime. For French corporate income tax purposes, the Parties intend that the Merger will qualify for the French Tax-Favored Merger Regime. The Surviving Corporation, as the absorbing company, undertakes to comply with all Article 210 A Commitments to be set forth in the Draft Merger Agreement. The Parties acknowledge that the benefit of the French Tax-Favored Merger Regime is conditional upon (i) the Surviving Corporation’s compliance with the Article 210 A Commitments, and (ii) the inclusion of the required commitments in the Draft Merger Agreement in accordance with Article 210 A, 3 of the French Tax Code. The Company and the Surviving Corporation each agree to file all Tax Returns consistent with the French Tax-Favored Merger Regime and to take no position inconsistent therewith.

Article III. CONSIDERATION

Section 3.1 Consideration for Company Shares and Company BSPCEs.

(a) Effect of the Merger on Company and Company Shares. At the Merger Effective Time, by virtue of the Merger, subject to the terms and conditions of the Draft Merger Agreement and in compliance with applicable Laws, and as a result of the operation of the applicable provisions of the French Commercial Code, the Company will be dissolved without liquidation (dissoute sans liquidation) together with the completion of the Universal Transfer to the benefit of the Surviving Corporation, which will correspondingly increase its share capital to reflect the Universal Transfer as of the Merger Effective Time. Each Company Class Seed Ordinary Share, Company Common Ordinary Share, Company Class A Ordinary Share, Company Class B Ordinary Share, and Company Class C Ordinary Share will be exchanged, based on the Exchange Ratio agreed upon in the Draft Merger Agreement, for Surviving Corporation Shares issued by the Surviving Corporation benefiting from the Universal Transfer, in each case, as set forth in the Allocation Schedule.

(b) Effect of the Merger on Company BSPCEs. As from the Merger Effective Time, each outstanding Company BSPCEs will be assumed by the Surviving Corporation, and will grant the right to subscribe for Surviving Corporation Shares, with the number of shares adjusted, as applicable, to reflect the Exchange Ratio set forth in the Draft Merger Agreement (the “Rollover BSPCEs”) and as set forth in the Allocation Schedule. Each Rollover BSPCE will remain subject to the same terms and conditions as were applicable to the Company BSPCEs as of immediately prior to the Merger Effective Time (including vesting, exercise period, and expiration date), except as otherwise provided by the Draft Merger Agreement or except as required by applicable Law. Notwithstanding the foregoing, the corporate transactions described in this Section 3.1(b) will, to the extent necessary to avoid adverse tax consequences pursuant to Section 409A of the Code, occur in a manner consistent with the requirements of Section 409A of the Code and, in the case of any Company BSPCE to which Section 422 of the Code applies, the exercise price and the number of Surviving Corporation Ordinary Shares purchasable pursuant to such warrant will be determined in a manner consistent with the requirements of Section 424(a) of the Code. The Surviving Corporation will take all necessary steps to ensure the continued validity and enforceability of the Company BSPCEs.

(c) Treatment of Certain Company Shares. Immediately prior to the Merger Approval Date, neither the Company nor any Company Subsidiary will own any Company Shares (as treasury shares or otherwise).

(d) No Liability. Notwithstanding anything to the contrary in this Section 3.1, none of the Surviving Corporation or any Party will be liable to any Person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

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(e) Exchange of Company Shares. All securities issued upon the exchange of Company Shares in accordance with the terms of this Agreement will be deemed to have been issued in full satisfaction of all rights pertaining to such securities, provided that any restrictions on the sale and transfer of such Company Shares will also apply to the Merger Consideration Shares so issued in conversion.

(f) Adjustments in Certain Circumstances. Without limiting the other provisions of this Agreement, if at any time during the period between the Signing Date and the signing date of the Draft Merger Agreement, any change in the outstanding securities of the Company, the Parent Ordinary Shares, the Parent Merger Sub Shares, or the Parent Surviving Corporation Shares will occur (other than the issuance of additional shares of the Company, Parent, Parent Merger Sub, or Parent Surviving Corporation as permitted by this Agreement), including by reason of any reclassification, recapitalization, share split (including a reverse share split), or combination, exchange, readjustment of shares, or similar transaction, or any share dividend or distribution paid in shares, then the Merger Consideration and any other amounts payable pursuant to this Agreement will be appropriately adjusted in the Draft Merger Agreement to reflect such change; provided, however, that this sentence will not be construed to permit Parent, Parent Merger Sub, Parent Surviving Corporation, or the Company to take any action with respect to its securities that is prohibited by the terms of this Agreement.

(g) Allocation Schedule. The Company shall deliver to Parent and Parent Merger Sub, at least five (5) Business Days prior to the Closing Date, a schedule (the “Allocation Schedule”) setting forth the allocation of the Merger Consideration among the Shareholders. The Allocation Schedule (i) shall be in accordance with the Organizational Documents of the Company, the Shareholder Agreements and applicable Law and (ii) shall set forth (A) the mailing addresses and email addresses, for each Shareholder, (B) the number and class of Company Shares and/or Company BSPCEs owned by each Shareholder as of immediately prior to the Merger Effective Time, and (C) the portion of the Merger Consideration allocated to each Shareholder (divided into Surviving Corporation Shares and Rollover BSPCEs, and any cash consideration payable in lieu of fractional shares pursuant to Section 3.1(h)). Parent and its counsel will be given an adequate opportunity to review and comment on the Allocation Schedule prior to Closing, and the Company will consider in good faith any comments reasonably requested by Parent in writing. Notwithstanding anything in this Agreement to the contrary, upon delivery, payment and issuance of the Merger Consideration on the Closing Date in accordance with the Allocation Schedule, Parent Surviving Corporation and its Affiliates shall be deemed to have satisfied all obligations with respect to the payment of consideration under this Agreement (including with respect to the Merger Consideration), and none of them shall have (i) any further obligations to the Company, any Shareholder or any other Person with respect to the payment of any consideration under this Agreement (including with respect to the Merger Consideration), or (ii) any Liability with respect to the allocation of the consideration under this Agreement.

(h) No Issuance of Fractional Shares. No fractional shares will be issued pursuant to the Merger, and any fractional entitlements (rompus) will be settled in cash in accordance with the Draft Merger Agreement.

(i) Legend. Each share issued as part of the Merger Consideration Shares will bear legends required under the applicable laws, including the Securities Act.

(j) Withholding. Each of the Parties will be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts as are required to be deducted or withheld with respect to the making of such payment under the Code, or under any provision of state, local or non-U.S. Tax Law; provided, however, that before deducting or withholding from such consideration (other than with respect to compensatory payments), Surviving Corporation will use commercially reasonable efforts to provide the applicable payee with at least five Business Days prior written notice of any anticipated deduction or withholding. To the extent that amounts are so deducted, withheld and timely paid over to the appropriate Taxing Authority in accordance with applicable Law, such amounts will be treated for all purposes under this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. The Parties will cooperate in commercially reasonable efforts to reduce or eliminate any such withholding to the extent permitted by Law, including providing recipients of consideration a reasonable opportunity to provide documentation establishing exemptions from or reductions of such withholdings. In the case of any such payment payable to employees of the Company or its Affiliates in connection with the Merger treated as compensation, the Parties will cooperate to pay such amounts through the Company’s or an Affiliate’s payroll to facilitate applicable withholding, to the extent permitted under applicable Law.

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Article IV. REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the disclosure schedules delivered by the Company simultaneously with the execution of this Agreement (the “Company Disclosure Schedule(s)”), the Company hereby represents and warrants to the Parent Parties that each of the following representations and warranties set forth in this Article IV is true and correct as of the Signing Date and as of the Closing Date, respectively (or, if such representations and warranties are made with respect to a certain date, as of such date). The Parties agree that any reference to a particular schedule will be deemed to be an exception to the representations and warranties of the relevant Part(ies) that are contained in the corresponding section of this Agreement only; provided that where it is apparent on the face of a disclosure under a particular Disclosure Schedule that such disclosure is, or may be reasonably determined to be, relevant to the matters described under any other Sections of this Agreement, such disclosure may also be deemed to be relevant to such other Sections.

Section 4.1 Corporate Existence and Power. The Company is an exempted company duly incorporated, validly existing and in good standing under the Laws of France, and each of its Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it was formed. The copies of the by-laws of the Company and each of its Subsidiaries are complete, accurate and up-to-date in all respects. All documents required to be delivered by the Company and each Company Subsidiary to the relevant commercial and companies registry are complete, accurate and up-to-date in all material respects. The share transfer register of the Company and each Company Subsidiary (where applicable) has been properly kept, is up-to-date and contains complete and accurate details of all matters required by applicable Laws to be entered in it. All legally required formalities, filings, registration of documents and legal publications have been duly made in accordance with applicable regulations. No notice or written indication that any of them is incorrect or should be rectified has been received by the Company and each Company Subsidiary. The Company and each Company Subsidiary have all requisite power and authority, corporate and otherwise, necessary and required to own and operate its properties and assets and to carry on the Business as presently conducted. Neither the Company nor any Company Subsidiary are insolvent or unable to pay its debts as they fall due, or the subject of any judicial or amicable procedure (mandat ad hoc, conciliation, procedure de sauvegarde), receiverships, reorganization, rehabilitation, insolvency, winding up, liquidation or bankruptcy, or has become the subject of any judicial or administrative proceedings to such effect under the Laws of any applicable jurisdiction. In particular, neither the Company nor any Company Subsidiary have been summoned by any of its creditors or by request of the public prosecutor for the purpose of initiating receivership or liquidation proceedings, nor, is it about to be. No changes in, or amendments to, the by-laws of the Company and each Company Subsidiary are pending.

Section 4.2 Authorization(a).

(a) Other than the Requisite Company Vote, the Company has all requisite power and authority to execute and deliver this Agreement and the Additional Agreements to which it is a party and to consummate the Transactions and the transactions contemplated thereby. The execution, delivery and performance by the Company of this Agreement and all Additional Agreements to which the Company is or will be a party, and the consummation by the Company of the Transactions, have been duly authorized by all necessary action on the part of the Company, subject to the authorization and approval of the Draft Merger Agreement by way of a special resolution of the Shareholders in accordance with the Organizational Documents of the Company. This Agreement, and each of the Additional Agreements to which it is a party, constitute, and upon execution and delivery by all parties thereof will constitute, a valid and legally binding agreement of the Company, enforceable against the Company in accordance with their respective terms, except (a) as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other applicable Laws now or hereafter in effect of general application affecting enforcement of creditors’ rights generally, and (b) as may be limited by applicable Laws relating to the availability of specific performance, injunctive relief, or other equitable remedies (causes (a) and (b) collectively referred to as, the “Enforceability Exceptions”).

(b) By resolutions duly adopted (and not thereafter modified or rescinded) by the requisite vote of the Company Board, the Company Board has approved and determined the Company Board Recommendation.

(c) Approval of the Merger by the Company requires the approval of the Shareholders at a shareholders’ meeting in accordance with the Company’s articles of association and Company’s shareholders’ agreement (the “Requisite Company Vote”). The Requisite Company Vote is the only vote or consent of any holders of any securities or Equity Interests of the Company (including the Company Shares) necessary for the Company to approve the Merger. All actions relating to the obtaining of the Requisite Company Vote will be taken in compliance with applicable Law and the Organizational Documents of the Company.

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Section 4.3 Governmental Authorization. None of the execution, delivery nor performance by the Company of this Agreement or any Additional Agreements to which the Company is or will be a party, or the consummation of the Transactions, requires any consent, approval, license, Order or other action by or in respect of, or registration, declaration or filing with, any Governmental Authority, other than (a) the filing of the Draft Merger Agreement, and other related documents required by the French Commercial Code with the clerk of the competent French Commercial Court (greffe) and the French Registrar and the publication of any notification of the Merger required in accordance with the French Commercial Code, (b) the filings or notices as may be required by the SEC, under the Securities Act, under applicable securities Laws or any other applicable securities regulatory authorities, or the Nasdaq Global Market or any other Principal Market, with respect to the Transactions, (c) as the case may be, any notifications or other filings required under applicable Antitrust Laws, (d) such other filings or notices contemplated by this Agreement, (e) as the case may be, any notifications or other filings required under the Investment Canada Act, and (f) such other consents, approvals, authorizations, registrations, qualifications, designations, declarations, filings or actions, the failure of which to make or obtain such filing or notification, would not prevent or materially delay the consummation by the Company, as the case may be, of the Transactions.

Section 4.4 Non-Contravention. Subject to receipt of the Requisite Company Vote, none of the execution, delivery, or performance by the Company of this Agreement or any Additional Agreements to which it is or will be a party does or will (a) contravene or conflict with the Organizational Documents of the Company, and (b) contravene or conflict with or constitute a violation of any provision of any Law or Order binding upon or applicable to the Company, or by which the Company’s or any Company Subsidiary’s assets or properties may be bound, in any material respect, constitute a default under or breach of (with or without the giving of notice or the passage of time or both) or violate or give rise to any right of termination, cancellation, amendment or acceleration of any right or obligation of the Company or any Company Subsidiary or require any payment or reimbursement or result in a loss of any benefit relating to the Business to which the Company or any Company Subsidiary are entitled, or impose any other liability, directly or indirectly, on the Company or any Company Subsidiary, under any provision of any Permit, Contract or other instrument or obligations binding upon the Company or any Company Subsidiary or by which any of the Company Shares, or the shares of any Company Subsidiary, or any of the Company’s or any Company Subsidiary’s assets or properties is or may be bound or any Permit, (c) result in the creation or imposition of any Lien (except Permitted Liens) on any of the Company Shares, or the shares of any Company Subsidiary, or any of the Company’s or any Company Subsidiary’s assets or properties, or (d) cause a loss of any benefit relating to the Business to which the Company or any Company Subsidiary is or may be entitled under any provision of any Permit or Contract binding upon the Company, in the case of (c) through (d), other than as would not be reasonably expected to, individually or in the aggregate, have a Company Material Adverse Effect.

Section 4.5 Capitalization.

(a) (a) As of the Signing Date, the authorized share capital of the Company is €764,855.10 divided into 7,648,551 Company Shares with a par value of ten euro cents (€0.10) each. As of the Signing Date, 3,000,041 Company Common Ordinary Shares, 458,700 Company Class Seed Ordinary Shares, 2,141,400 Company Class A Ordinary Shares, 1,322,900 Company Class B Ordinary Shares, and 725,510 Company Class C Ordinary Shares are issued and outstanding. Except for the Company BSPCEs, the Aeponyx Shareholders’ Shares, and the BSA Ratchets, no other shares of capital stock or other Equity Interests of the Company are issued, reserved for issuance or outstanding or authorized. All of the issued and outstanding Equity Interests of the Company have been (i) duly authorized and validly issued, and fully paid, (ii) were issued and granted or allotted free and clear of all Liens, options, rights of first offer or refusal, purchase options, preemptive rights, subscription rights or any other similar rights, other than transfer restrictions under applicable securities Laws and the Organizational Documents of the Company, as applicable; (iii) were issued and granted in compliance in all material respects with applicable Law; and (iv) and have not been issued in violation of any purchase options, right of first refusal, preemptive rights, subscription or similar rights of any Person. Except for the Company Shares, no other class in the share capital of the Company is outstanding. No share certificates have been issued by the Company since its incorporation.

(b) Except for the Company BSPCEs, the Aeponyx Shareholders’ Shares, the BSA Ratchets and except as set forth on Section 6.1 of the Company Disclosure Schedules, there are no: (i) options, warrants, preemptive rights, calls, convertible securities, performance units, restricted stock units, restricted stock, conversion rights or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued Equity Interests of the Company or obligating the Company to issue or sell Equity Interests of, or other equity or voting interests in, or any securities convertible into or exchangeable or exercisable for Equity Interests of, the Company;

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(ii) outstanding obligations of the Company to repurchase, redeem or otherwise acquire any Equity Interests of the Company or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any Person; (iii) treasury shares of capital stock of the Company; (iv) bonds, debentures, notes or other Indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which shareholders of the Company may vote, issued or outstanding; (v) preemptive or similar rights to purchase or otherwise acquire shares or other Equity Interests of the Company pursuant to any provision of Law (to the exclusion of the droit préférentiel de souscription in accordance with French Law), the Company Articles of Association or any Contract to which the Company is a party; (vi) with the exception of the provisions of the Shareholders’ Agreements and the Short-Form Agreements, Liens (including any right of first refusal, right of first offer, proxy, voting trust, voting agreement or similar arrangement) (other than Permitted Liens) with respect to the shares or other Equity Interests of the Company (whether outstanding or issuable); or (vii) equity appreciation rights, participations, phantom equity, restricted shares, restricted share units, performance shares, contingent value rights or similar securities or rights with respect to the Company. There are no voting trusts, voting agreements, proxies, shareholder agreements or other agreements to which the Company is a party, or to the Company’s knowledge, among any holders of Equity Interests of the Company. The Company has not: (A) redeemed or repaid any Equity Interest contrary to its organizational documents or the terms of issue of any Equity Interest; (B) bought back any shares or reduced its share capital or passed any resolution for the reduction of its share capital; or (C) agreed or offered, whether or not subject to any condition, to do any of the matters referred to in the foregoing clauses (A) and (B). The Company’s Equity Interests set forth on the Allocation Schedule will, as of immediately prior to the Closing, constitute all of the issued and outstanding Equity Interests of the Company, and the portion of the Merger Consideration allocated to each Shareholder set forth in the Allocation will be accurate and complete as of immediately prior to the Closing.

Section 4.6 Corporate Records(a). All material proceedings of Pasqal SAS, including all committees thereof, and of the Shareholders, and all consents to material actions taken thereby, are reflected accurately in all material respects in the minutes and records contained in the corporate minute books (or the applicable equivalent) of Pasqal SAS and made available to Parent.

Section 4.7 Subsidiaries.

(a) Section 4.7(a) of the Company Disclosure Schedules sets forth each Company Subsidiary, and with respect to each Company Subsidiary, its date and place of incorporation, its legal form, its share capital, its ownership and shareholder(s) and its registered address.

(b) All of the outstanding Equity Interests of each Company Subsidiary are duly authorized and validly issued, duly registered and non-assessable (if applicable), were offered, sold and delivered in material compliance with all applicable securities Laws, and are owned by the Company or one of the Company Subsidiaries free and clear of all Liens (other than those, if any, imposed by such Company Subsidiary’s Organizational Documents or applicable securities Laws).

(c) There are no Contracts to which the Company or any of its Affiliates is a party or bound with respect to the voting (including voting trusts or proxies) of the shares or other Equity Interests of any Company Subsidiary other than the Organizational Documents of any such Company Subsidiary.

(d) Subject to applicable Laws, no Company Subsidiary has any limitation on its ability to make any distributions or dividends to its equity holders, whether by Contract or Order.

(e) The Company does not own or have any rights to acquire, directly or indirectly, any shares or other Equity Interests of, or otherwise Control, any Person.

(f) None of the Company or its Subsidiaries is a participant in any joint venture, partnership or similar arrangement.

(g) There are no outstanding contractual obligations of the Company or its Subsidiaries to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any third person.

Section 4.8 Consents. To the Knowledge of the Company, except where the failure to obtain such approval, authorization, order or filings would not be material to the Company or any Company Subsidiary, as applicable, neither the Company nor any Company Subsidiary is a party to, or is bound by, any Contract requiring any consent, approval,

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waiver, order or filing with any Person (other than an individual natural person) as a result of the execution, delivery and/or performance of this Agreement, any Additional Agreement to which the Company is or will be a party, or the consummation of the Transactions.

Section 4.9 Financial Statements.

(a) Attached hereto as Section 4.9(a) of the Company Disclosure Schedules are true, complete, and correct copies of the unaudited balance sheets of the Company and its Subsidiaries, and the related income statements, statements of operations, changes in shareholders’ equity and cash flows, as at and for the fiscal year ended December 31, 2024 (the “Unaudited 2024 Financial Statements”) and, together with the Company Audited Financial Statements when delivered to Parent pursuant to Section 7.1, the “Financial Statements”). The Company Audited Financial Statements will be, when delivered to Parent pursuant to Section 7.1, prepared in accordance with all applicable IFRS requirements issued by the IASB and audited in accordance with all applicable requirements of the PCAOB.

(b) The Company is not and has never been subject to the reporting requirements of Sections 13(a) and 15(d) of the Exchange Act.

(c) The Company Audited Financial Statements will, when delivered to Parent pursuant to Section 7.1, present fairly, in all material respects, the consolidated financial position, cash flows and results of operations of the Company and its Subsidiaries as of the dates and for the periods indicated in such Financial Statements in conformity with all applicable IFRS requirements in all material respects throughout the periods covered thereby (except for the absence of footnotes and other presentation items and for normal and recurring year-end adjustments, in each case, the impact of which is not material). The Company Audited Financial Statements will include when delivered to Parent pursuant to Section 7.1 full provision for all bad and doubtful debts, litigation of any nature, penalties, tax risks, restructuring, warranties. The Company expects that the Company Audited Financial Statements will include when delivered to Parent pursuant to Section 7.1, an unqualified report of the Company’s auditors, and to the Knowledge of the Company, the Company is not aware of any event, fact, or circumstance that would reasonably be expected to prevent such unqualified report from being delivered. There are no off-balance sheet liabilities (“engagements hors bilan”), contingent obligations under any guarantee, indemnity, comfort letter or other assurance of payment or security of whatever nature for, or that the Company has otherwise agreed to become directly liable for, any obligation of any third party, except for liabilities or obligations (i) reflected or reserved for in the Financial Statements or disclosed in any notes thereto, (ii) that have arisen since the date of the most recent balance sheet in the Financial Statements in the ordinary course of business of the Company and its Subsidiaries, (iii) arising under this Agreement and/or the performance by the Company of its obligations hereunder, including the Company’s Transaction Expenses, or (iv) that would not reasonably be expected to have a material effect on the Company and its Subsidiaries, taken as a whole. The accounting records of the Company are in the Company’s possession and control, up to date, been fully and accurately maintained in all material respects in accordance with Laws and do not contain material inaccuracies or discrepancies of any kind.

(d) Except as set forth in the Financial Statements and subject to the conclusions set forth in the Material Weakness Memorandum, each Group Company has established and maintains a system of internal accounting controls that are sufficient to provide, in all material respects, reasonable assurance that:

(i) transactions are executed only in accordance in all material respects with management’s general or specific authorizations;

(ii) transactions are recorded as necessary to permit preparation of the Financial Statements in conformity with IFRS and to maintain asset accountability;

(iii) access to assets is permitted only in accordance with management’s general or specific authorization;

(iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences;

(v) all income and expense items are promptly and properly recorded for the relevant periods in accordance with the revenue recognition and expense policies maintained by the Company, as permitted by IFRS; and

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(vi) The Company has delivered to Parent a true and complete copy of disclosures made to the Company’s independent auditors relating to material weaknesses in internal controls and significant deficiencies in the design or operation of internal controls that would adversely affect the ability of the Company to record, process, summarize and report financial data. None of the Group Companies has identified or has received notice from any independent auditor of (x) any material fraud that involves the Group Companies’ management or other employees who have a significant role in the preparation of financial statements or the internal controls over financial reporting utilized by the Group Companies or (y) any claim or allegation regarding the foregoing.

Section 4.10 Books and Records(i). The Books and Records of Pasqal SAS accurately and fairly reflect the revenues, expenses, assets and liabilities of the Group Companies, in each case, in all material respects.

Section 4.11 Absence of Certain Changes. Except as set forth on Section 4.11 of the Company Disclosure Schedules or contemplated by this Agreement, any Additional Agreements or in connection with the Transactions, between the balance sheet dated December 31, 2025 included in the Financial Statements and the date hereof, (a) each Group Company has conducted the Business in the ordinary course and in a manner consistent with past practices, and (b) there has not been any Company Material Adverse Effect.

Section 4.12 Tax Matters.

(a) Except as set forth on Section 4.16(e) of the Company Disclosure Schedules, the Company and each Company Subsidiary has duly and timely filed all material Tax Returns required by applicable Law and regulations applicable to it and, in general, all formalities or documents required by Law (used in particular, but not limited to, calculating or verifying the amount of Tax or its basis) to be filed by the Company and each Company Subsidiary; all material Taxes (whether or not shown on any Tax Returns) due and owing by the Company or any Company Subsidiary have been timely paid, other than Taxes being contested in good faith and for which adequate reserves have been established in accordance with IFRS; and all such material Tax Returns were true, complete, and correct in all material respects.

(b) There is no Action pending, being conducted or threatened in writing against the Company or any Company Subsidiary in respect of any material Tax, nor has any claim, assessment or deficiency for any material Tax been asserted in writing by any Tax Authority that has not been resolved or settled in full.

(c) No written claim has been made by any Tax Authority in a jurisdiction where the Company or any Company Subsidiary has not filed a Tax Return that it is or may be subject to any Tax Return filing requirements or Taxation by such jurisdiction.

(d) Neither the Company nor any Company Subsidiary is a party to or bound by any Tax sharing agreement, Tax indemnification agreement, Tax allocation agreement or similar agreement (other than Contracts entered into in the ordinary course of business and not relating primarily to Taxes).

(e) Except as set forth on Section 4.16(e) of the Company Disclosure Schedules, the Company and each Company Subsidiary has withheld and timely paid to the appropriate Governmental Authority all material Taxes required to be withheld and paid in connection with any amounts paid or owing to any employee, creditor, independent contractor or other third party and has complied in all material respects with all applicable Laws relating to the payment and withholding of Taxes.

(f) Except as set forth on Section 4.16(e) of the Company Disclosure Schedules, neither the Company nor any Company Subsidiary has an outstanding request for any extension of time within which to pay any material Taxes or file any material Tax Returns (other than automatic extensions requested in the ordinary course), and there has been no waiver or extension of any applicable statute of limitations for the assessment or collection of any material Taxes of the Company or any Company Subsidiary that will remain outstanding as of the Closing Date.

(g) Neither the Company nor any Company Subsidiary has distributed the stock of another Person, or had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

(h) Except as set forth on Section 4.12 of the Company Disclosure Schedules, neither the Company nor any Company Subsidiary has been a party to or bound by any closing agreement, private letter rulings, technical advice memoranda, offer in compromise or similar agreement with any Tax Authority in respect of which the Company

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or any Company Subsidiary could have any material Tax Liability after the Closing. Neither the Company nor any Company Subsidiary has any request for a ruling in respect of material Taxes pending between the Company or any Company Subsidiary and any Tax Authority.

(i) Except as set forth on Section 4.12 of the Company Disclosure Schedules, all material transactions or arrangements made by the Company and each Company Subsidiary have been made on arm’s length terms. The Company and each Company Subsidiary are in compliance in all material respects with all applicable transfer pricing Laws and maintains in all material respects complete and accurate documentation, records and other information in relation to material Tax liabilities as required by law to enable their Tax liabilities to be calculated accurately.

(j) The Company and each Company Subsidiary holds sufficient documentary evidence required to justify the existence of the amount of material research Tax credit which it has used. None of the applications as regards material research Tax credit (Crédit Impôt Recherche) have been successfully challenged by the Tax Authorities.

(k) The Company is not aware of the existence of any fact or circumstances, nor has taken or agreed to take any action or has omitted to take any action, that would reasonably be expected to prevent or impede the Merger from qualifying for the Merger Intended Tax Treatment.

(l) The Company is, and at all times since its formation has been, properly and validly classified for U.S. federal income Tax purposes as a corporation (within the meaning of the Code), and no election has been made to treat the Company other than as a corporation for U.S. federal income Tax purposes.

(m) There are no Liens for Taxes upon any assets of the Company or any Company Subsidiary other than Permitted Liens described in clause (c) of the definition of such term.

(n) Neither the Company nor any Company Subsidiary has any material liability for the Taxes of any Person (other than the Company or any Company Subsidiary) as a result of being a member of an affiliated, aggregate, combined, consolidated, or unitary group, as a transferee or successor, by Contract (other than any Contract entered into in the ordinary course of business and not relating primarily to Taxes), or otherwise by Law.

(o) Except as set forth on Section 4.16(e) of the Company Disclosure Schedules, neither the Company nor any Company Subsidiary will be required to include any item of income in, or exclude any item of deduction from, taxable income for any Tax period (or portion thereof) ending after the Closing as a result of (i) any use of an improper or change in method of accounting before Closing, (ii) any “closing agreement” as described in Section 7121 of the Code (or any comparable or similar provisions of applicable Law) executed before Closing, (iii) any installment sale or open transaction disposition made before the Closing, (iv) any deferred intercompany gain or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any predecessor provision or any similar provision of state, local or foreign Law), (v) prepaid amount received or deferred revenue accrued before the Closing outside the ordinary course, or (vi) an election under Section 108(i) of the Code made before the Closing.

(p) Neither the Company nor any Company Subsidiary is resident for income Tax purposes or has a “permanent establishment” (within the meaning of the applicable Tax treaty or convention) in a country other than the country in which it is organized.

(q) Neither the Company nor any Company Subsidiary has participated in a “listed transaction”, as defined in Section 6707A(c)(2) of the Code and Treasury Regulations Section 1.6011-4(b)(2) (or any similar or corresponding provision of state, local or non-U.S. Law).

(r) The Company is, and at all times since its formation has been, properly and validly classified for French income tax purposes as a corporation (within the meaning of the French Tax Code), and no election has been made to treat the Company as other than as a corporation for French income tax purposes.

Section 4.13 Legal and Regulatory Matters.

(a) Compliance with Laws.

(i) General. Except as would not be material to the Company and its Subsidiaries, taken as a whole, since January 1, 2023, (A) neither the Company nor any Company Subsidiary has violated an applicable Law, and (B) no Action by any Governmental Authority is pending or, to the Knowledge of the Company, threatened alleging any such violation by the Company or any Company Subsidiary.

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(ii) International Trade Matters; Anti-Bribery Compliance.

(A) The Company, any Company Subsidiary, and each of its officers, directors, managers, employees, or to the Knowledge of the Company, agents, subcontractors and vendors and other Persons acting on behalf of the Company (I) are, and have been for the past three years, in material compliance with all applicable Anti-Corruption Laws, Anti-Money Laundering Laws, and International Trade Laws; (II) are, and to the Knowledge of the Company, have been since April 24, 2019, in material compliance with all applicable Sanctions Laws; and (III) have, as has been material, obtained all required licenses, consents, notices, waivers, approvals, orders, registrations, declarations, or other authorizations from, and have made any material filings with, any applicable Governmental Authority for all activities and transactions, including for the import, export, re-export, deemed export, deemed reexport, or transfer required under the Sanctions Laws and International Trade Laws, and the provision of financial services required under Anti-Money Laundering Laws. There are and have since January 1, 2023, been no pending (to the extent that official notice has been provided) or, to the Knowledge of the Company, threatened, Actions against the Company related to any Anti-Corruption Laws, Anti-Money Laundering Laws, Sanctions Laws, or International Trade Laws.

(B) None of the Company, any Company Subsidiary, or, to the Knowledge of the Company, any of its officers, directors, managers, employees or agents acting on behalf of the Company (I) is, and to the Knowledge of the Company, have been since April 24, 2019, been a Sanctioned Person or a Restricted Person, or (II) has transacted business directly or indirectly with any Sanctioned Person or Restricted Person or with or in any Sanctioned Jurisdiction, in each case in material violation of applicable Sanctions Laws or International Trade Laws.

(iii) Environmental Laws. Except in each case as would not, individually or in the aggregate, have a Material Adverse Effect, neither the Company nor any Company Subsidiary has (A) received any written notice of any alleged claim, violation of or Liability under any Environmental Law which has not heretofore been cured or for which there is any remaining liability, (B) disposed of, emitted, discharged, handled, stored, transported, used or released any Hazardous Materials, arranged for the disposal, discharge, storage or release of any Hazardous Materials, or exposed any employee or other individual to any Hazardous Materials so as to give rise to any Liability or corrective or remedial obligation under any Environmental Laws, (C) entered into any agreement that may require it to guarantee, reimburse, pledge, defend, hold harmless or indemnify any other Person with respect to Liabilities arising out of Environmental Laws or the Hazardous Material Activities of the Company, and (D) there are no Hazardous Materials in, on, or under any properties owned, or leased by the Company or any Company Subsidiary such as could give rise to any material liability or corrective or remedial obligation of the Company or any Company Subsidiary under any Environmental Laws.

(b) Permits. The Group Companies have all Permits necessary or required for the lawful conduct of the Business or to own, lease, or operate any of their properties or assets, other than any such Permits which if not held by the Group Companies, would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect. None of the Group Companies is in breach or violation of, or default under, any such Permit, has failed to fulfill and perform any material obligations which are due under such permits, and, to the Knowledge of the Company, no basis exists which, with notice or lapse of time or both, would constitute any such breach, violation or default or give any Governmental Authority grounds to suspend, revoke or terminate any such Permit, except as would not be material to the Company and its Subsidiaries, taken as a whole.

(c) Litigation. Except as would not be material to the Company and its Subsidiaries, taken as a whole, (i) there is no Action (or any basis therefor) pending against, or to the Knowledge of the Company, threatened against, the Company, any Company Subsidiary, any of their respective officers or directors, or the Business, before any court, Governmental Authority or official or which in any manner challenges or seeks to prevent, enjoin, alter or delay the Transactions or this Agreement or the Additional Agreements, (ii) there are no outstanding judgments against the Company or any Company Subsidiary, and (iii) neither the Company nor any Company Subsidiary is, or has been since January 1, 2023, subject to any Action with any Governmental Authority.

(d) Contracts. The Company and each of the Company Subsidiaries have performed all of their obligations under all of the contracts, agreements, Permits, or undertakings by which it is bound without any material default.

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Section 4.14 Intellectual Property.

(a) Section 4.14(i) of the Company Disclosure Schedules contains a list of all of the following, in each case of the Signing Date: registered Patents, Trademarks, domain names, and Copyrights, and applications for any of the foregoing that have been filed with the applicable Governmental Authority, that are owned or purported to be owned (in whole or in part) by the Company or any Company Subsidiary (“Registered IP”). Section 4.14(ii) of the Company Disclosure Schedules contains a list of (x) Company Products and (y) material unregistered Trademarks owned or purported to be owned by Company or any of its Subsidiaries but that is not Registered IP. For all disclosures made pursuant to this Section 4.14(a)(i), the applicable disclosure will also specify, as to each as applicable, the owner, filing date, date of issuance, expiration date, registration or patent number, application number, and jurisdiction(s). With respect to each item of Registered IP, all necessary registration, maintenance and renewal fees in connection with such Registered IP have been paid and all necessary documents and articles in connection with such Registered IP have been filed with the relevant patent, copyright, trademark or other authorities in the relevant jurisdictions for the purposes of maintaining such Registered IP, excluding Registered IP that has lapsed or expired in the ordinary course of business.

(b) Except as would not reasonably be expected to have a Company Material Adverse Effect, the Company Owned IP and the Company Licensed IP constitutes all material Intellectual Property rights used in the operation of the business of the Company and its Subsidiaries as currently conducted and is sufficient for the conduct of the business as currently conducted in all material respects. Except as would not have a Company Material Adverse Effect, the Company and/or any Company Subsidiary (1) owns and possesses, in whole or in part, free and clear of all Liens (other than Permitted Liens and except as set forth on Section 4.14(b) of the Company Disclosure Schedules), all right, title and interest in and to the Company Owned IP and (2) has the right to use all other material Company Licensed IP used in the operation of the business as currently conducted, pursuant to valid and, to the Knowledge of the Company, enforceable written licenses. Except as would not have a Company Material Adverse Effect, all Registered IP that is material to the business of the Company or any Company Subsidiary as currently conducted is subsisting and, to the Knowledge of the Company, valid and enforceable.

(c) Except as would not reasonably be expected to have Company Material Adverse Effect, the Company and each Company Subsidiary has taken and takes commercially reasonable actions to keep confidential the trade secrets and other Company Confidential Information in its possession or control, including the secrecy, confidentiality and value of its trade secrets and other Company Confidential Information. As of the Signing Date, (i) except as would not reasonably be expected to have a Company Material Adverse Effect, there is not and, to the Knowledge of the Company, since January 1, 2024, there have not been any claims properly filed with a Governmental Authority and served on the Company or any Company Subsidiary, or, to the Knowledge of the Company, any claims threatened in writing (including email) to be filed, against the Company or any Company Subsidiary, with any Governmental Authority by any Person (A) contesting the validity, use, ownership, enforceability, patentability or registrability of any of the Company Owned IP, or (B) alleging any infringement or misappropriation of, or other conflict with, any Intellectual Property rights of other persons (including any material demands or offers to license any Intellectual Property rights from any other person), (ii) except as would not reasonably be expected to have a Company Material Adverse Effect, to the Knowledge of the Company, the operation of the Business as currently conducted has not, since January 1, 2024, and does not infringe, misappropriate or violate, any Intellectual Property rights of other Person, and (iii) to the Knowledge of the Company, no other Person has infringed, misappropriated or violated any of the Company Owned IP.

(d) Except as would not, individually or in the aggregate, have or be expected to have a Company Material Adverse Effect, all former and current founders, officers, employees, agents, consultants, contractors, and any other Person who have independently or jointly developed, or otherwise materially contributed to material Company Owned IP have either (i) been operating under the work-for-hire doctrine such that all such work is automatically owned by Company or the applicable Company Subsidiary by operation of law, or (ii) executed written agreements with the Company or a Company Subsidiary pursuant to which such persons assigned to the Company or such Company Subsidiary, on an irrevocable basis, all of their right, title, and interest in and to any such Company Owned IP. None of the material Company Owned IP is based on an invention or work of any Person to whom Company or any Company Subsidiary owes any compensation or remuneration to such Person in relation to such invention or work except for amounts payable to employees, consultants or contractors in connection with employment or services rendered in the ordinary course of business and not in the nature of a royalty or invention-specific compensation.

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(e) Except as would not reasonably be expected to have a Company Material Adverse Effect, the Company and the Company Subsidiaries have established and implemented and maintained, and, to the Knowledge of the Company, are operating in material compliance with all Laws, including Privacy Laws, policies, programs and procedures that are commercially reasonable and include administrative, technical and physical safeguards, designed to protect the confidentiality, integrity and security of all Sensitive Data in their possession, custody or control against unauthorized access, use, modification, disclosure or other misuse (the “Security Procedures”). To the Knowledge of the Company, and except as would not reasonably be expected to have a Company Material Adverse Effect, the Security Procedures have complied with all Laws, including Privacy Laws, in all material respects. For the twenty-four (24) months preceding the Signing Date, the Business Systems have not suffered any material failures, breakdowns, continued substandard performance, unauthorized access or intrusions, or other material adverse events affecting any such Business Systems that, in each case, have caused any substantial disruption of or interruption in or to the use of such Business Systems, except as would not, individually or in the aggregate, have a Company Material Adverse Effect. Except as would not reasonably be expected to have a Company Material Adverse Effect, Company or a Company Subsidiary either owns or maintains a valid license or other right to use the Business Systems as used in connection with the business as currently conducted. To the Knowledge of the Company and except as would not reasonably be expected to have a Company Material Adverse Effect, (i) each material component of the Business Systems is in serviceable working condition; and (ii) the Company and/or the Company Subsidiaries has sufficient rights necessary to use the material Business Systems for the current operations of the Company and the Company Subsidiaries.

(f) Except as would not reasonably be expected to have a Company Material Adverse Effect, to the Knowledge of the Company, none of Software that constitutes Company Owned IP that is included in the Company Products contains, or is distributed, integrated, or bundled with any Software or other materials that are distributed as Open Source Software in a manner (i) that requires the distribution of any Company Owned IP, (ii) that requires Company or any Company Subsidiary to distribute or make available to any Person any Company Owned IP without charge or at a reduced charge, or (iii) that imposes any other material limitation, restriction, or condition on the right of a Group Company with respect to its use or distribution of any Company Owned IP (other than attribution, warranty and liability disclaimer, and notice delivery conditions).

(g) Except as would not reasonably be expected to have a Company Material Adverse Effect, to the Knowledge of the Company, neither Company nor any Company Subsidiary of Company has disclosed or delivered (or is obligated to disclose or deliver) to any Person the source code for any Software that is material Company Owned IP, other than to consultants and independent contractors in connection with their work for a Group Company.

(h) Except as would not be expected to have a Company Material Adverse Effect, the Company and the Company Subsidiaries have used and maintain commercially reasonable efforts, including through the use of anti-virus software, designed to detect and prevent the introduction into the Business Systems and Company Products of any virus, defect, bug, error, Trojan horse, worm, or other code, program, data, or mechanism that is designed to disrupt, disable, erase or harm the operation of any Business System or Company Product in any material respect or cause any of the foregoing damage or corruption of data, hardware, storage media, programs, equipment or communications in any material respect.

(i) To the Knowledge of the Company, neither Company nor any Company Subsidiary has included any Sensitive Data in any prompts or inputs into any third-party Generative AI Tools, except in cases where, to the Knowledge of the Company, such third-party Generative AI Tools do not use such information, prompts or services to train the machine learning or algorithm of such tools or to improve the services related to such tools.

(j) Except as would not reasonably be expected to have a Company Material Adverse Effect or require the transfer or assignment of any ownership right to any Company Owned IP, no government funding, facilities of a university, college, or other educational institution or research center was used in the development of any material Company Owned IP, and, to the Knowledge of the Company, no Governmental Authority, university, college, other educational institution or research center has any claim or right in or to any material Company Owned IP.

Section 4.15 Data Privacy.

(a) In connection with the collection, storage, use, access, disclosure and/or other processing of any Personal Information by or on behalf of Company or any Company Subsidiary, the Company and each Company Subsidiary had a valid, legal basis under Privacy Laws to process the Personal Information, and is in material compliance with all Privacy Requirements and Privacy and Data Security Policies (as defined below).

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(b) The Company and each Company Subsidiary comply with external written privacy and security policies with respect to any Personal Information processed by it or on its behalf, including privacy notices or policies on each website or application operated by or on behalf of the Company or a Company Subsidiary, and a reasonable information security program that includes information security policies, that in each instance comply with all Privacy Laws (collectively, “Privacy and Data Security Policies”). To the Knowledge of the Company, the Company and each Company Subsidiary has entered into with each service provider that processes Personal Information for it or on its behalf, except as such processing would not be material to the operation of the Business as currently conducted, a Contract that materially complies with applicable Privacy Requirements. To the Knowledge of the Company, neither the execution, delivery, or performance of this Agreement, nor the consummation of any of the transactions contemplated under this Agreement, will violate any of the Privacy Requirements or Privacy and Data Security Policies.

(c) To the Knowledge of the Company, there has been no material unlawful or unauthorized access to, or material destruction, loss, use, modification, disclosure, or other processing of, any Sensitive Data owned, stored, used, processed, maintained or controlled by or on behalf of Company or any Company Subsidiary. The Company and Company Subsidiaries have not notified, nor, to the Knowledge of the Company, has the Company or any Company Subsidiary been required to notify pursuant to applicable Law, any Person of any information security breach or security incident involving Personal Information. There are no complaints to, or any actions or claims pending or threatened in writing or, to the Knowledge of the Company, threatened other than in writing, against the Company or any Company Subsidiary alleging a violation of any third Person’s privacy, Personal Information or data rights.

Section 4.16 Employee Matters.

(a) Employee Related Matters.

(i) Section 4.16(a)(i) of the Company Disclosure Schedules contains a list of all Company or Company Subsidiary executive-level (including any division director and vice president-level position) employees (the “Key Employees”) by employee name, employer, office location, year of initial employment, and 2025 base salary.

(ii) Pasqal SAS is bound by the sector-wide engineering firm collective bargaining agreement (the “Syntec CBA”) and apart from the Syntec CBA, the Company is not bound by any other sector-wide collective bargaining agreement, redundancy schemes, redundancy plans or other schemes governing redundancy pay.

(iii) Neither the execution, delivery and performance of this Agreement or any Additional Agreement to which the Company is a party nor the consummation of the Transactions will (either alone or in combination with another event) result in any severance or other cash payment becoming due, or increase the amount of any cash compensation or benefits due, to any current or former employee, officer, director, consultant or other service provider of the Company.

(iv) There are no pending or, to the Knowledge of the Company, threatened claims or Actions against the Company or any Company Subsidiary with respect to employment law.

(b) Employment Matters.

(i) Except as would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect, as of the Signing Date:

(A) to the Knowledge of the Company, no current employee of the Company or any Company Subsidiary, in the ordinary course of his or her duties, has breached any obligation to a former employer in respect of any covenant against competition or soliciting clients or employees or servicing clients or confidentiality or any proprietary right of such former employer; and

(B) to the Knowledge of the Company, there is no pending representation question or union organizing activity respecting employees of the Company or any Company Subsidiary.

(c) Withholding. All obligations of the Company and any of its Subsidiaries applicable to its employees, whether arising by operation of Law, by contract, by past custom or otherwise, or attributable to payments by the Company or any Company Subsidiary to trusts or other funds or to any Governmental Authority, with respect to unemployment compensation benefits, social security benefits or any other benefits for its employees with respect to the employment of said employees through the Signing Date have been paid or adequate accruals therefor have been made on the Company Audited Financial Statements, other than as would not reasonably be expected to, individually

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or in the aggregate, have a Company Material Adverse Effect. All reasonably anticipated obligations of the Company and any of its Subsidiaries with respect to such employees (except for those related to wages during the pay period immediately prior to the Closing Date and arising in the ordinary course of Business), whether arising by operation of Law, by contract, by past custom, or otherwise, for salaries and holiday pay, bonuses and other forms of compensation payable to such employees in respect of the services rendered by any of them prior to the Signing Date have been or will be paid by the Company or the applicable Company Subsidiary prior to the Closing Date, other than as would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect.

(d) Compliance. The Company and each Company Subsidiary are in compliance with all applicable labor and social security Laws, rules and regulations (notably regarding wages, hours, including overtime, work conditions, social benefits, health, safety and hygiene, gender equality, employment of fixed-term and temporary employees), and with all applicable collective bargaining agreements. No complaint or claim has been received by the Company or any Company Subsidiary, and no disputes or litigation are pending or threatened, in relation thereto. Except where the failure to do so would not reasonably be expected to be, material to the Company and its Subsidiaries, taken as a whole, there is no risk of misclassification of any consultancy or services agreements into employment agreements. The employee representatives (or equivalent bodies) of the Company (or, if applicable, any Company Subsidiary) have been duly informed and consulted in accordance with applicable Laws and regulations with respect to the operations contemplated hereunder. Neither the Company nor any Company Subsidiary have received any notice of any claim demand or action by any individual (including employees or former employees of the Company or any Company Subsidiary) alleging any actual or any threatened injury or damage to any person arising from or relating to any material or product used in the Company or any Company Subsidiary premises or facilities or in connection with any operations or activities of the Company or any Company Subsidiary.

(e) Except where the failure to do so would not reasonably be expected to be, material to the Company and its Subsidiaries, taken as a whole, the Company and each Company Subsidiary have paid all contributions (meaning any mandatory or voluntary social security charges, contributions, unemployment insurance, health insurance and retirement contribution schemes under applicable Law) payable and due for any salary, remuneration in kind, bonus, or under any retirement and benefit plans, and has complied with applicable Laws in this regard in all material respects.

Section 4.17 Material Contracts.

(a) Section 4.17(a) of the Company Disclosure Schedules lists, as of the date hereof, each of the following types of Contracts to which a Group Company is a party or by which any of its assets or properties is bound and which are currently in effect, whether oral or written (collectively, the “Material Contracts,” and each a “Material Contract”):

(i) all Contracts (excluding the Contracts with Material Suppliers or contracts entered into with services provider advising the Company and/or Pasqal SAS on the Transactions) that require annual payments or expenses incurred by, or annual payments or income to, a Group Company of one million euros (€1,000,000) or aggregate payments or expenses or aggregate payments or income of one million euros (€1,000,000) or more;

(ii) all Contracts creating a joint venture, strategic alliance, limited liability company or partnership arrangement;

(iii) all Contracts relating to any acquisitions or dispositions of assets by a Group Company (other than acquisitions or dispositions of inventory in the ordinary course of business consistent with past practice);

(iv) all Contracts (A) that materially limit or restrict, or purport to materially limit or restrict, the freedom of a Group Company to compete or engage in any line of business or industry or business activity or in any geographic area; (B) that require a Group Company to conduct any business on a “most favored nations” basis with any third party; or (C) that provide for “exclusivity” or any similar requirement in favor of any third party;

(v) all Contracts relating to property or assets (whether real or personal, tangible or intangible) in which a Group Company holds a leasehold interest and which involve payments to the lessor thereunder in excess of seven hundred thousand euros (€700,000) per year;

(vi) all Contracts creating or otherwise relating to outstanding Indebtedness (other than intercompany Indebtedness) for an aggregate amount in excess of seven hundred thousand euros (€700,000); and

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(x) all Contracts relating to the voting or control of the Equity Interests of a Group Company or the election of directors of a Group Company (other than the organizational documents of a Group Company).

As of the Signing Date, the Group Companies have made available to Parent true and correct copies in all material respects of all Material Contracts, including amendments thereto that are material in nature and in possession of the Group Companies.

(b) As of the Signing Date, each Material Contract is a valid and binding agreement of the applicable Group Company and the other parties thereto, and is in full force and effect, and neither the Company nor, to the Company’s knowledge, any other party thereto, is in material breach or default (whether with or without the passage of time or the giving of notice or both) under the terms of any such Material Contract. No notice of amendment or termination of any such Material Contract has been served or received by the Company (or any Company Subsidiary). No party to a Material Contract of the Company or each of any Company Subsidiary has, or threatened to, during the 12 months prior to the execution of this Agreement, (i) ceased or materially reduced its trading with, or supplying to, the Company or any Company Subsidiary or (ii) not renewed or modified any Material Contract.

(c) Each Contract with any Governmental Authority in existence as of the date of this Agreement was legally awarded to the applicable Group Company.

Section 4.18 Property and Assets.

(a) Leased Property.

(i) Section 4.18(a)(i) of the Company Disclosure Schedules sets forth a list of all Leases to which the Company or a Company Subsidiary is a party (“Company Leases”). With respect to each Company Lease, as the case may be:

(A) each Company Lease is valid, binding and in full force and effect;

(B) all rents and additional rents and other sums, expenses and charges due thereunder have been paid;

(C) the lessee has been in peaceable possession since the commencement of the original term thereof;

(D) no waiver, indulgence or postponement of the lessee’s obligations thereunder has been granted by the lessor;

(E) there exist no default or event of default thereunder by the lessee; and

(F) there are no outstanding claims of breach or indemnification or notice of default or termination thereunder,

; in cases of each of clauses (A) through (F), other than as would not reasonably be expected to, individually or in the aggregate, have a material effect on the Group Companies, taken as a whole.

(ii) The Company or a Company Subsidiary, as the case may be, holds the leasehold estate on the Company Leases free and clear of all Liens, except for the Permitted Liens and the Liens of mortgagees of the Real Property in which such leasehold estate is located.

(b) No Owned Real Property. The Company and its Subsidiaries do not own any real property.

(c) Tangible Personal Property.

(i) Except as would not have a Company Material Adverse Effect, the Tangible Personal Property have no defects, are in good operating condition and repair and function in accordance with their intended uses (ordinary wear and tear excepted) and have been properly maintained, and are suitable for their present uses and meet all specifications and warranty requirements with respect thereto.

(ii) Each Group Company has good, valid, and marketable title in and to, or in the case of the assets which are leased or licensed pursuant to Contracts, a valid leasehold interest or license in or a right to use, all of their assets reflected on the Financial Statements, and no such asset is subject to any Liens (other than Permitted

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Liens), in each case, other than as would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect. Other than as would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect, each Group Company’s assets constitute all of the assets of any kind or description whatsoever, including goodwill, necessary for each Group Company to operate the Business immediately after the Closing in the same manner as the Business is currently being conducted.

Section 4.19 Insurance.

(a) As of the Signing Date, Section 4.19(a) of the Company Disclosure Schedules sets forth, (i) with respect to each material insurance policy (by policy number, insurer, coverage period, coverage amount, annual premium and type of policy) under which the Company or a Company Subsidiary is an insured, a named insured or otherwise the principal beneficiary of coverage, and (ii) the Company’s loss runs with respect to all commercial automobile, commercial general liability, employment practices liability insurance, directors and officers liability insurance, physical damage, cargo, cyber, excess, surplus and umbrella coverages, customary for the type and scope of its properties and businesses. True, complete, and correct copies or comprehensive summaries of such material insurance policies have been made available to Parent.

(b) With respect to each such insurance policy required to be listed on Section 4.19(a), (i) the policy is legal, valid, binding and enforceable in accordance with its terms and, except for policies that have expired under their terms in the ordinary course, is in full force and effect, (ii) the Company is not in material breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice), and no event has occurred which, with notice or the lapse of time, would constitute noncompliance with or breach or default under the policy or entitle any insurer to terminate or cancel any such policy, (iii) as of the Signing Date no insurer on the policy has been declared insolvent or placed in receivership, conservatorship or liquidation, and (iv) as of the Signing Date, all premium with respect to such policies covering all periods up to and including the Closing Date have been paid or will be paid when due and no notice of cancellation, non-renewal, disallowance or reduction in coverage or claim or termination has been received other with respect to any policy which was not replaced on substantially similar terms prior to the date of such cancellation, non-renewal, disallowance or reduction in coverage or claim or termination. None of the Group Companies has made any material claim against an insurance policy as to which the insurer has denied coverage.

Section 4.20 Accounts Payable The accounts payable and accounts receivable of the Group Companies reflected on the most recent balance sheet included in the Financial Statements, and all accounts payable and accounts receivable of the Group Companies arising subsequent to the date of the most recent balance sheet included in the Financial Statements, arose from bona fide transactions of the Group Companies in the ordinary course of business consistent with past practice.

Section 4.21 Affiliate Transactions Except as disclosed in the Company Audited Financial Statements and except as set forth on Section 4.21 of the Company Disclosure Schedules, the Group Companies have not entered into any agreements with any of the Shareholders, Affiliates, current or former director or officer of the Group Companies or any immediate family member or Affiliate of any of the foregoing other than (a) agreements related to employment (including payment of salary, employee benefits, indemnification arrangements and other compensation), (b) reimbursement of shareholders’ accounts, (c) the Additional Agreements, or (d) agreements entered into after date of this Agreement that are either permitted pursuant to or entered into in accordance with Section 6.1(a). To the Knowledge of the Company and except as disclosed in the Company Audited Financial Statements and except as set forth on Section 4.21 of the Company Disclosure Schedules, no Shareholders, Affiliates, current or former director or officer of the Group Companies or any immediate family member or Affiliate of any of the foregoing owns any property, tangible or intangible, used by a Group Company, has any economic interest in any Contracts with the Company or any Contracts that a Group Company or its assets or properties are bound by, or is a borrower or lender, as applicable, under any Indebtedness owed by or to a Group Company, other than with respect to advances to employees for expenses in the ordinary course of business.

Section 4.22 Top Customers, Vendors and Suppliers

(a) Section 4.22(a) of the Company Disclosure Schedules sets forth the top 5 customers of the Group Companies for the year ended December 31, 2025 (collectively, the “Material Customers)” and the amount of consideration paid by each Material Customers to the Group Companies during such periods. No such Material

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Customer has expressed, in writing, to the Group Companies (i) its intention to cancel or otherwise terminate, or materially reduce, its relationship with any Group Company or (ii) that Group Companies is in material breach of the terms of any Contract with such Material Customer.

(b) Section 4.22(b) of the Company Disclosure Schedules sets forth the top 5 vendors to and/or suppliers of the Group Companies (by spend amount) for the year ended December 31, 2025 (collectively, the “Material Suppliers”)” and the amount of consideration paid to each Material Supplier by the Group Companies during such periods. No such Material Supplier has expressed, in writing, to the Group Companies (i) its intention to cancel or otherwise terminate, or materially reduce, its relationship with the Group Companies or (ii) that any Group Company is in material breach of the terms of any Contract with such Material Supplier.

Section 4.23 Finders’ Fees. Except for Lazard, Pegasus Finance, Jefferies, none of the Group Companies nor any of their Affiliates have incurred any liability or obligation to any party for any brokerage, investment bankers’ or finders’ or other intermediary fees, or commissions in connection with the Transactions.

Section 4.24 Powers of Attorney and Suretyships. None of the Group Companies has any general or special powers of attorney outstanding (whether as grantor or grantee thereof) or any obligation or liability (whether actual, accrued, accruing, contingent or otherwise) as guarantor, surety, co-signer, endorser, co-maker, indemnitor or otherwise in respect of the obligation of any Person.

Section 4.25 No Other Representations and Warranties. Except for the representations and warranties contained in this Article IV and any certificate delivered at the Closing (in each case, as qualified by the Company Disclosure Schedule), none of the Company, the Company Subsidiaries, or any other Person (a) makes any representation or warranty, express or implied, including as to condition, merchantability, suitability, or fitness for a particular purpose of any of the Business or any of the properties or assets of the Company and the Company Subsidiaries, or (b) makes any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding the Company, any Company Subsidiary, or the Business (including any representation or warranty of any kind or nature whatsoever concerning or as to the accuracy or completeness of any projections, budgets, forecasts, or other forward looking financial information concerning the future revenue, income, profit, or other financial results of the Company and the Company Subsidiaries).

Article V. REPRESENTATIONS AND WARRANTIES OF PARENT PARTIES

The Parent Parties, jointly and severally, hereby represent and warrant to the Company that, except as disclosed in the Parent SEC Documents filed prior to the Signing Date or as set forth in the disclosure schedules delivered by the Parent Parties to the Company simultaneously with the execution of this Agreement (the “Parent Disclosure Schedule(s)”, and together with the Company Disclosure Schedules, as the context so requires, the “Disclosure Schedules”), each of the following representing representations and warranties is true, complete, and correct as of the Signing Date and as of the Closing Date (or, if such representations and warranties are made with respect to a certain date, as of such date). The Parties agree that any reference to numbered and lettered sections and subsections of this Article V will only refer to the section or subsection being referenced; provided that where it is apparent on the face of a disclosure under a particular Disclosure Schedule that such disclosure is, or may be reasonably determined to be, relevant to the matters described under any other Sections of this Agreement, such disclosure may also be deemed to be relevant to such other Sections.

Section 5.1 Corporate Existence and Power.

(a) Parent is an exempted company duly incorporated, validly existing and in good standing under the Laws of the Cayman Islands. Parent Merger Sub is a company duly incorporated, validly existing and in good standing under the Laws of France.

(b) Each of the Parent Parties has all power and authority, corporate and otherwise, and all governmental licenses, franchises, permits, authorizations, consents and approvals required to own and operate its properties and assets and to carry on its business as presently conducted and as proposed to be conducted.

Section 5.2 Authorization.

(a) The execution, delivery and performance by each of the Parent Parties of this Agreement and the Additional Agreements (to which it is a party) and the consummation by each of the Parent Parties of the Transactions are within the corporate powers of such Parent Parties and have been duly authorized by all necessary corporate action,

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including the Parent Board Recommendation, on the part of the Parent Parties to the extent required by their respective Organizational Documents, other than the Required Parent Shareholder Approval, the sole shareholder approval of Parent Merger Sub approving the Reincorporation Merger, and the required approval of the Merger by the shareholders of Parent Surviving Corporation. This Agreement has been duly executed and delivered by the Parent Parties and it and the Additional Agreements (to which each of them is a party) will constitute upon execution and delivery by all parties, a valid and legally binding agreement of the Parent Parties, enforceable against them in accordance with their representative terms except for the Enforceability Exceptions.

(b) Parent Board Approval; Parent Shareholder Vote. The Parent Board (including any required committee or subgroup of the Parent Board) and the sole member of Parent Merger Sub have, as of the date of this Agreement, unanimously (i) approved and declared the advisability of this Agreement, the other Additional Agreements, and the consummation of the Transactions, and (ii) determined that the consummation of the Transactions is in the best interest of, as applicable, the Parent and shareholders of Parent (as a whole). Other than the Required Shareholder Approval, no other corporate proceedings on the part of Parent are necessary to approve the consummation of the Transactions.

Section 5.3 Governmental Authorization. None of the execution, delivery, or performance by the Parent Parties of this Agreement or any Additional Agreements to which they are a party, requires any consent, approval, license, or other action by or in respect of, or registration, declaration, or filing with any Governmental Authority other than (a) the filing of the Reincorporation Plan of Merger, and other related documents required by the Cayman Companies Act with the Cayman Registrar and the publication of notification of the Reincorporation Merger in the Cayman Islands Government Gazette pursuant to the Cayman Companies Act, (b) the filing of the Reincorporation Plan of Merger, the Draft Merger Agreement, and other related documents required by the French Commercial Code with the French Registrar and the publication of notification of the Mergers in a journal authorized to publish legal notices in France (journal d’annonces légales) pursuant to the French Commercial Code, (c) the SEC or applicable Principal Market approval required to consummate the Transactions, and (d) any notifications or other filings required under applicable Antitrust Laws.

Section 5.4 Non-Contravention. Subject to the receipt of the Required Parent Shareholder Approval, none of the execution, delivery, or performance by the Parent Parties of this Agreement or any Additional Agreements to which it is or will be a party does or will (a) contravene or conflict with the Organizational Documents of any such Parent Party, (b) contravene or conflict with or constitute a violation of any provision of any Law or Order binding upon or applicable to any such Parent Party, or by which the Parent Parties’ assets or properties may be bound, in any material respect; (c) except for the Contracts listed on Section 5.4 of the Parent Disclosure Schedule, constitute a default under or breach of (with or without the giving of notice or the passage of time or both) or violate or give rise to any right of termination, cancellation, amendment or acceleration of any right or obligation of any such Parent Party or require any payment or reimbursement or result in a loss of any benefit relating to the business to which the Parent Parties are entitled, or impose any other liability, directly or indirectly, on the Parent Parties, under any provision of any Contract or other instrument or obligations binding upon the Parent Parties or by which any of the Parent Ordinary Shares or any of the Parent Parties’ assets or properties is or may be bound or any Permit, (d) result in the creation or imposition of any Lien (except Permitted Liens) on any of the Parent Ordinary Shares or any Parent Parties’ assets or properties, or (e) cause a loss of any material benefit relating to the business to which the Parent Parties are or may be entitled under any provision of any permit or Contract binding upon the Parent Parties in the case of (c) through (e), other than as would not be reasonably expected to, individually or in the aggregate, have a Parent Material Adverse Effect.

Section 5.5 Capitalization.

(a) Parent.

(i) As of the Signing Date, the authorized share capital of Parent is $55,500 divided into (i) 500,000,000 Parent Class A Ordinary Shares, (ii) 50,000,000 Parent Class B Ordinary Shares and (iii) 5,000,000 preference shares of a par value of $0.0001 each (“Parent Preference Shares”), of which (A) 18,034,273 Parent Class A Ordinary Shares are issued and outstanding as of the Signing Date, (B) 9,583,333 Parent Class B Ordinary Shares are issued and outstanding as of the Signing Date and (C) no Parent Preference Shares are issued and outstanding as of the Signing Date.

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(ii) All issued and outstanding Parent Ordinary Shares are duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of Parent’s Organizational Documents or any contract to which Parent is a party or by which Parent is bound.

(iii) Except as set forth in Parent’s Organizational Documents, there are no outstanding contractual obligations of Parent to repurchase, redeem or otherwise acquire any Parent Ordinary Shares or any capital equity of Parent. There are no outstanding contractual obligations of Parent to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person.

(iv) As of the Signing Date there are no outstanding subscriptions, options, warrants, rights or other securities (including debt securities) of Parent exercisable or exchangeable for Parent Ordinary Shares, any other commitments, calls, conversion rights, rights of exchange or privilege (whether pre-emptive, contractual or by matter of Law), plans or other agreements of any character providing for the issuance of additional shares, the sale of treasury shares or other equity securities of Parent, or for the repurchase or redemption by Parent of shares or other equity securities of Parent or the value of which is determined by reference to shares or other equity securities of Parent, and as of the Signing Date there are no voting trusts, proxies or agreements of any kind which may obligate Parent to issue, purchase, register for sale, redeem or otherwise acquire any Parent Ordinary Shares or other equity securities of Parent.

(b) Parent Merger Sub.

(i) Upon the execution of this Agreement, the authorized share capital of Parent Merger Sub will be €1,000 divided into 100 Parent Merger Sub Shares, of which one Parent Merger Sub Share is issued and outstanding as of such time and held by Parent. No other voting securities of Parent Merger Sub are issued, reserved for issuance or outstanding.

(ii) All issued and outstanding Parent Merger Sub Shares are duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of Parent Merger Sub’s Organizational Documents or any contract to which Parent Merger Sub is a party or by which Parent Merger Sub is bound.

(iii) Except as set forth in Parent Merger Sub’s Organizational Documents, there are no outstanding contractual obligations of Parent Merger Sub to repurchase, redeem or otherwise acquire any Parent Merger Sub Shares or any capital equity of Parent Merger Sub. There are no outstanding contractual obligations of Parent Merger Sub to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person.

(iv) Parent Merger Sub is a wholly owned subsidiary of Parent and was formed for the sole purpose of the Reincorporation Merger. There are no outstanding subscriptions, options, warrants, rights or other securities (including debt securities) of SPAC exercisable or exchangeable for Parent Merger Sub Shares, any other commitments, calls, conversion rights, rights of exchange or privilege (whether pre-emptive, contractual or by matter of Law), plans or other agreements of any character providing for the issuance of additional shares, the sale of treasury shares or other equity securities of Parent Merger Sub, or for the repurchase or redemption by Parent Merger Sub of shares or other equity Securities of Parent Merger Sub or the value of which is determined by reference to shares or other equity securities of Parent Merger Sub, and there are no voting trusts, proxies or agreements of any kind which may obligate Parent Merger Sub to issue, purchase, register for sale, redeem or otherwise acquire any Parent Merger Sub Shares or other equity securities of Parent Merger Sub.

(c) Issuance of Shares. The shares issued as Merger Consideration, when issued in accordance with this Agreement, will be duly authorized and validly issued, and will be fully paid and nonassessable, free and clear of any Liens and not subject to or issued in violation of any right of any third party pursuant to any contract to which the Parent Parties are bound, applicable Law or the Parent Parties’ Organizational Documents.

Section 5.6 Subsidiaries. Other than Parent Merger Sub, Parent has no other Subsidiaries.

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Section 5.7 Parent Disclosures and Reporting Obligations.

(a) Parent SEC Documents.

(i) Parent has timely filed or furnished all forms, reports, schedules, statements and other documents, including any exhibits thereto, required to be filed or furnished by Parent with the SEC since Parent’s formation under the Exchange Act and the Securities Act, (collectively, and together with any exhibits and schedules thereto and other information incorporated therein, and as they have been supplemented, modified or amended since the time of filing, the “Parent SEC Documents”) and will file or furnish all such forms, reports, schedules, statements and other documents required to be filed or furnished by the Parent Parties subsequent to the Signing Date with the SEC pursuant to the Exchange Act and the Securities Act (collectively, and together with any exhibits and schedules thereto and other information incorporated therein, and as they have been supplemented, modified or amended since the time of filing, but excluding the Proxy Statement/Prospectus, the “Additional Parent Parties SEC Documents”). Parent has made available to the Company true, complete, and correct copies of the Parent SEC Documents, except to the extent available in full without redaction on the SEC’s website through EDGAR for at least five days prior to the Signing Date.

(ii) The Parent SEC Documents, as of their respective dates of filing, complied, and the Additional Parent Parties SEC Documents, as of their respective dates of filing, will comply in all material respects with the applicable requirements of the Securities Act, the Exchange Act, and the Sarbanes-Oxley Act and the rules and regulations promulgated thereunder. Parent is, and following the Reincorporation Merger, the Parent Surviving Corporation will be, in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the NYSE.

(iii) The Parent SEC Documents did not, and the Additional Parent Parties SEC Documents will not, at the time they were or are filed, as the case may be, with the SEC (except to the extent that information contained in any Parent SEC Document or Additional Parent Parties SEC Document has been or is revised or superseded by a later filed Parent SEC Document or Additional Parent SEC Document, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

(iv) As of the Signing Date, there are no outstanding or unresolved comments from the SEC with respect to the Parent SEC Documents. To the knowledge of Parent and, following the Reincorporation Merger Effective Time, the Parent Surviving Corporation, none of the Parent SEC Documents and the Additional Parent Parties SEC Documents is subject to ongoing SEC review or investigation.

(b) Parent Parties Financial Statements.

(i) The financial statements and notes contained or incorporated by reference in the Parent SEC Documents and the Additional Parent Parties SEC Documents (collectively, the “Parent Parties Financial Statements”) are true, complete and accurate, were prepared from the books and records of the Parent Parties, which books and records are, in all material respects, true complete and correct and have been maintained in all material respects in accordance with commercially reasonable business practices and fairly present in all material respects, in conformity with U.S. GAAP applied on a consistent basis throughout the periods involved, and comply in all material respects with the rules and regulations of the SEC, the Exchange Act and the Securities Act, as applicable, the financial position of the Parent Parties as of the dates thereof and the results of operations, shareholders’ equity and cash flows of the Parent Parties for the periods reflected therein.

(ii) The Parent Parties Financial Statements have been prepared in accordance with all applicable GAAP requirements issued by the PCAOB.

(iii) No financial statements other than those of Parent and the Parent Surviving Corporation, as applicable, are required by GAAP to be included in the consolidated financial statements of Parent and the Parent Surviving Corporation, respectively.

(c) There are no off-balance sheet liabilities (“engagements hors bilan”), contingent obligations under any guarantee, indemnity, comfort letter or other assurance of payment or security of whatever nature for, or that the Parent Parties have otherwise agreed to become directly liable for, any obligation of any third party. The accounting records of the Parent Parties are (a) in the possession of the Parent Parties or under its control, (b) up-to-date, (c) have

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been fully and accurately maintained in all material respects and are kept by the Parent Parties and each of their respective Subsidiaries in accordance with Laws and (d) there are no material inaccuracies or discrepancies of any kind contained or reflected in them.

(d) Internal Controls, etc.

(i) Since formation Parent has, and from the date of the Reincorporation Merger Effective Time, the Parent Surviving Corporation will have timely filed all certifications and statements required by (A) Rule 13a-14 or Rule 15d-14 under the Exchange Act or (B) 18 U.S.C. Section 1350 (Section 906 of the Sarbanes-Oxley Act) with respect to any Parent SEC Documents and Additional Parent Parties SEC Documents, as applicable. Each such certification is correct and complete.

(ii) Parent has and, following the Reincorporation Meger Effective Time, the Parent Surviving Corporation will have, established and maintained a system of internal controls over financial reporting (as defined in Rule 13a-15(f) and 15d-15(f) of the Exchange Act) that are sufficient to provide reasonable assurance regarding the reliability of Parent’s and, following the Reincorporation Merger Effective Time, the Parent Surviving Corporation’s financial reporting and the preparation of Parent’s and, following the Reincorporation Merger Effective Time, the Parent Surviving Corporation’s, financial statements for external purposes in accordance with GAAP.

(iii) Except as described in the Parent SEC Documents and the Additional Parent Parties SEC Documents, neither Parent (including any employee thereof) nor Parent’s independent auditors has and, following the Reincorporation Merger Effective Time, the Parent Surviving Corporation (including any employee thereof) nor the Parent Surviving Corporation’s independent auditors have identified or been made aware of (A) any significant deficiency or material weakness in the system of internal accounting controls utilized by Parent and the Parent Surviving Corporation, (B) any fraud, whether or not material, or whistle-blower allegation that involves Parent’s or the Parent Surviving Corporation’s management or other employees or consultants who have a role in the preparation of financial statements or the internal accounting controls utilized by Parent or the Parent Surviving Corporation, as applicable, or (C) any claim or allegation regarding any of the foregoing.

(e) Information Supplied.

(i) None of the information supplied or to be supplied by any Parent Party for inclusion or incorporation by reference (A) in any Current Report on Form 8-K, Annual Report on Form 10-K, Quarterly Report on Form 10-Q, Current Report on Form 6-K, or Annual Report on Form 20-F, and any exhibits or amendments thereto or any other report, form, registration, or other filing made with any Governmental Authority or stock exchange with respect to the Transactions, or (B) in the Registration Statement, including the Proxy Statement/Prospectus and any other the filings with the SEC and mailings to Parent’s shareholders with respect to the solicitation of proxies to approve the Transactions will, at the date of filing, effectiveness, mailing or meeting of the shareholders, as the case may be, and in the case of any amendment thereto, at the time of such amendment, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

(f) Listing and Reporting Matters.

(i) As of the Signing Date, the Parent Class A Ordinary Shares, Parent Units, and Parent Warrants are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the Nasdaq Global Market under the symbols “BBCQ,” “BBCQU” and “BBCQW,” respectively.

(ii) As of immediately following the Reincorporation Merger Effective Time, the Parent Surviving Corporation Ordinary Shares and Parent Surviving Corporation Warrants will be registered pursuant to Section 12(b) of the Exchange Act and will be listed for trading on the Nasdaq Global Market.

(iii) Parent is, and following the consummation of the Reincorporation Merger, the Parent Surviving Corporation will be, in compliance with the rules of Nasdaq and there is no Action pending or, to the knowledge of Parent (and following the consummation of the Reincorporation Merger, the Parent Surviving Corporation), threatened against the Parent Parties by Nasdaq or the SEC with respect to any intention by such entity to enter a final non-appealable Action to deregister the Parent Class A Ordinary Shares, Parent Warrants, or Parent Units or terminate the listing of Parent Ordinary Shares, Parent Warrants, or Parent Units (or, with respect to the Parent Surviving Corporation, the Parent Surviving Corporation Ordinary Shares, Parent Surviving Corporation Warrants, or

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Parent Surviving Corporation Units or terminate the listing of Parent Surviving Corporation Ordinary Shares, Parent Surviving Corporation Warrants, or Parent Surviving Corporation Units) on the Nasdaq Global Market.

(iv) None of Parent or its Affiliates has taken any action that is designed to terminate the registration of Parent Class A Ordinary Shares, Parent Warrants, or Parent Units under the Exchange Act nor will Parent Surviving Corporation nor its Affiliates take any action after the Reincorporation Merger Effective Time that is designed to terminate the registration of the Parent Surviving Corporation Ordinary Shares or Parent Surviving Corporation Warrants under the Exchange Act, except, in each case, as contemplated by this Agreement. Parent has not received any written or oral notice from Nasdaq or the SEC regarding the revocation of such listing or otherwise regarding the delisting of Parent Class A Ordinary Shares, Parent Warrants, or Parent Units from the Nasdaq or the SEC and following the Reincorporation Merger Effective Time, will not have received any written or oral notice from Nasdaq or the SEC regarding the revocation of such listing or otherwise regarding the delisting of Parent Surviving Corporation Ordinary Shares or Parent Surviving Corporation Warrants from Nasdaq or the SEC. From the Signing Date through the Closing, Parent and the Parent Surviving Corporation, as applicable, will promptly notify the Company of any communications or correspondence from Nasdaq with respect to any potential suspension of listing or delisting action contemplated or threatened by Nasdaq.

(g) Investment Company. No Parent Party is or will be an “investment company” within the meaning of the Investment Company Act.

Section 5.8 Business Activities.

(a) Since its incorporation, Parent has not conducted any business activities other than activities directed toward the accomplishment of a Business Combination.

(b) Except as set forth in the Memorandum and Articles of Association of Parent, there is no agreement, commitment, or Order binding upon Parent or to which Parent is a party which has or would reasonably be expected to have the effect of prohibiting or impairing any business practice of Parent or any acquisition of property by Parent or the conduct of business by Parent as currently conducted or as contemplated to be conducted as of the Closing.

(c) Parent Merger Sub was formed solely for the purpose of engaging in the Transactions, has not conducted any business prior to the Signing Date and has no assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and any Additional Agreement to which it is a party, as applicable, and the Transactions, as applicable.

(d) Parent does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity.

(e) Except for this Agreement and the Transactions, neither Parent nor Parent Merger Sub has any interests, rights, obligations, or liabilities with respect to, or is party to, bound by or has its assets or property subject to, in each case whether directly or indirectly, any Contract or transaction which is, or would reasonably be interpreted as constituting, a Business Combination.

(f) Debts and Liabilities.

(i) There is no liability, debt, or obligation against Parent or its Subsidiaries, except for liabilities and obligations (A) reflected or reserved for on Parent’s consolidated balance sheet as of January 9, 2026 or disclosed in the notes thereto (other than any such liabilities not reflected, reserved, or disclosed as are not and would not be, in the aggregate, material to Parent and its Subsidiaries, taken as a whole), (B) that have arisen since the date of Parent’s consolidated balance sheet as of January 9, 2026 in the ordinary course of the operation of business of Parent and its Subsidiaries (other than any such liabilities as are not and would not be, in the aggregate, material to Parent and its Subsidiaries, taken as a whole), (C) disclosed in the Parent Disclosure Schedules, or (D) incurred in connection with or contemplated by this Agreement and/or the Transactions.

(ii) As of the Signing Date, other than the Working Capital Loans, Parent does not have, or have any present intention, agreement, arrangement or understanding to enter into or incur, any obligations with respect to or under any indebtedness for borrowed money.

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(iii) There are no outstanding loans or other extensions of credit made by Parent to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of Parent and, following the Reincorporation Merger Effective Time, there will be no outstanding loans or other extensions of credit made by the Parent Surviving Corporation to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of the Parent Surviving Corporation. Parent has not taken and the Parent Surviving Corporation will not take any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(iv) Except for this Agreement and the Additional Agreements including any agreements permitted by Section 6.1 or as set forth on Section 5.8(f)(iv) to the Parent Disclosure Schedules, no Parent Party is, and at no time has been, party to any Contract with any other Person that would require payments by any Parent Party in excess of $30,000 monthly, $100,000 in the aggregate with respect to any individual Contract or more than $500,000 in the aggregate when taken together with all other Contracts, other than this Agreement and the Additional Agreements (including any agreements permitted by Section 6.1 and Contracts set forth on Section 5.8(f) to the Parent Disclosure Schedules).

Section 5.9 Trust Account.

(a) As of the Signing Date, Parent has at least $288,000,000 in the trust account established by Parent for the benefit of its public shareholders in a United States-based account, maintained by the Trustee, acting as trustee (the “Trust Account”) pursuant to the Investment Management Trust Agreement, and such monies are invested in “government securities” (as such term is defined in the Investment Company Act) and held in trust by the Trustee pursuant to the Investment Management Trust Agreement.

(b) The Investment Management Trust Agreement is in full force and effect and is a legal, valid and binding obligation of Parent and, to the knowledge of Parent, the Trustee, enforceable in accordance with its terms, except as may be limited by Enforceability Exceptions. The Investment Management Trust Agreement has not been terminated, repudiated, rescinded, amended or supplemented or modified, in any respect, and, to the knowledge of Parent, no such termination, repudiation, rescission, amendment, supplement or modification is contemplated. There are no separate agreements, side letters, arrangements or other agreements or understandings (whether written, unwritten, express or implied) that would (i) cause the description of the Investment Management Trust Agreement in the Parent SEC Documents to be inaccurate in any material respect or that would entitle any Person to any portion of the funds in the Trust Account, except to the extent that Parent may convert all of the assets held in the Trust Account into cash provided that Parent does not consummate an initial business combination within the time prescribed in the Prospectus and the Parent Organizational Documents, or (ii) entitle any Person other than shareholders of Parent who will have elected to redeem their Parent Class A Ordinary Shares or the underwriters of Parent’s initial public offering in respect of their Deferred Discount (as defined in the Investment Management Trust Agreement) to any portion of the proceeds in the Trust Account.

(c) Parent has not released any monies from the Trust Account (other than interest income earned on the funds held in the Trust Account as permitted by the Investment Management Trust Agreement).

(d) Prior to the Closing, none of the funds held in the Trust Account have been or are permitted to be released, except in the circumstances described in the Organizational Documents of Parent and the Investment Management Trust Agreement.

(e) Parent has performed all material obligations required to be performed by it to date under, and is not in default, breach or delinquent in performance or any other respect (claimed or actual) in connection with the Investment Management Trust Agreement, and, to the knowledge of the Parent Parties, no event has occurred which, with due notice or lapse of time or both, would constitute such a material default thereunder.

(f) As of the Signing Date, there are no claims or Proceedings pending or, to the Parent Parties’ knowledge threatened with respect to the Trust Account.

(g) As of the Signing Date, no Parent Shareholder will be entitled to receive any amount from the Trust Account except to the extent such Parent Shareholder will have elected to tender its Parent Class A Ordinary Shares for redemption.

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(h) As of the Signing Date, assuming the accuracy of the representations and warranties of the Company contained in this Agreement and the compliance by the Company with its respective obligations under this Agreement, Parent has no reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account will not be available to Parent or, as applicable, the Surviving Corporation, on the Closing Date.

(i) Upon the consummation of the Transactions, the Parent Parties will have no further obligation under either the Investment Management Trust Agreement or their Organizational Documents to liquidate or distribute any assets held in the Trust Account, and the Investment Management Trust Agreement will terminate in accordance with its terms.

Section 5.10 Pre-PIPE and PIPE Investments. The Parent Parties have delivered to the Company a true, correct and complete copy of the Pre-PIPE SPA entered in connection with the execution of this Agreement and will deliver promptly any additional PIPE SPAs entered into after the date hereof. The Pre-PIPE SPA is and each additional PIPE SPA, when delivered, will be (i) a legal, valid, and binding obligation of the Parent Parties and, to the knowledge of the Parent Parties, each Pre-PIPE Investor and any other PIPE Investor and (ii) enforceable against the Parent Parties and, to the knowledge of the Parent Parties, each Pre-PIPE Investor and any other PIPE Investor, subject to the Enforceability Exceptions. The Pre-PIPE SPA is and each additional PIPE SPA, when delivered will be, in full force and effect and has not been withdrawn or terminated, or otherwise amended or modified, in any respect, and no withdrawal, termination, amendment or modification is contemplated by the Parent Parties. There are no other agreements, side letters, or arrangements between the Parent Parties and any Pre-PIPE Investor or, following the entry into any additional PIPE SPA, the Parent Parties and any additional PIPE Investor, relating to any PIPE SPA or Subscription Agreement or the Pre-PIPE Investment or any other PIPE Investment that could (i) affect the obligation of such Pre-PIPE Investors to purchase Pre-PIPE Convertible Bonds or the Pre-PIPE Warrants equal to the commitment amount set forth in the Pre-PIPE SPA or (ii) affect the obligation of any additional PIPE Investors to purchase their committed amounts as set forth in any additional PIPE SPAs. No event has occurred that, with or without notice, lapse of time or both, would constitute a default or breach on the part of the Parent Parties under any term or condition of the Pre-PIPE SPA, any other PIPE SPA or any Subscription Agreement and no Parent Party has any reason to believe that it will be unable to satisfy in all material respects on a timely basis any term or condition of closing to be satisfied by it contained in the Pre-PIPE SPA, any other PIPE SPA or any Subscription Agreement.

Section 5.11 Tax Matters.

(a) Each of the Parent Parties has timely filed all material Tax Returns required by applicable Law to be filed them, all material Taxes (whether or not shown on any Tax Returns) due and owing by the Parent Parties have been timely paid, other than Taxes being contested in good faith and for which adequate reserves have been established in accordance with U.S. GAAP, and all such Tax Returns were true, complete, and correct in all material respects.

(b) There is no Action pending, being conducted or threatened in writing against the Parent Parties in respect of any material Tax, nor has any claim, assessment or deficiency for any material Tax been asserted in writing by any Tax Authority that has not been resolved or settled in full.

(c) No written claim has been made by any Tax Authority in a jurisdiction where the Parent Parties has not filed a Tax Return that it is or may be subject to any Tax Return filing requirements or Taxation by such jurisdiction.

(d) No Parent Party is a party to or bound by any Tax sharing agreement, Tax indemnification agreement, Tax allocation agreement or similar agreement (other than Contracts entered into in the ordinary course of business and not relating primarily to Taxes).

(e) The Parent Parties have withheld and timely paid to the appropriate Governmental Authority all material Taxes required to be withheld and paid in connection with any amounts paid or owing to any employee, creditor, independent contractor or other third party and has complied in all material respects with all applicable Laws relating to the payment and withholding of Taxes.

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(f) No Parent Party has an outstanding request for any extension of time within which to pay any material Taxes or file any material Tax Returns (other than automatic extensions requested in the ordinary course), and there has been no waiver or extension of any applicable statute of limitations for the assessment or collection of any material Taxes of any Parent Party that will remain outstanding as of the Closing Date.

(g) No Parent Party has distributed the stock of another Person, or had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

(h) No Parent Party has been a party to or bound by any closing agreement, private letter rulings, technical advice memoranda, offer in compromise, or similar agreement with any Tax Authority in respect of which such Parent Party could have any material Tax Liability after the Closing. No Parent Party has any request for a ruling in respect of material Taxes pending between the Parent and any Tax Authority.

(i) The Parent Parties are not aware of the existence of any fact or circumstances, nor has taken or agreed to take any action or has omitted to take any action, that would reasonably be expected to prevent or impede the Reincorporation Merger from qualifying for the Reincorporation Intended Tax Treatment.

(j) Each of the Parent Parties is, and at all times since its formation has been, properly and validly classified for U.S. federal income Tax purposes as a corporation (within the meaning of the Code), and no election has been made to treat any Parent Party other than as a corporation for U.S. federal income Tax purposes.

(k) There are no Liens for Taxes upon any assets of the Parent Parties other than Permitted liens described in clause (c) of the definition of such term.

(l) No Parent Party has any material liability for the Taxes of any Person (other than a Parent Party) as a result of being a member of an affiliated, aggregate, combined, consolidated, or unitary group, as a transferee or successor, by Contract (other than any Contract entered into in the ordinary course of business and not relating primarily to Taxes), or otherwise by Law.

(m) No Parent Party will be required to include any item of income in, or exclude any item of deduction from, taxable income for any Tax period (or portion thereof) ending after the Closing as a result of (i) any use of an improper or change in method of accounting before Closing, (ii) any “closing agreement” as described in Section 7121 of the Code (or any comparable or similar provisions of applicable Law) executed before Closing, (iii) any installment sale or open transaction disposition made before the Closing, (iv) any deferred intercompany gain or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any predecessor provision or any similar provision of state, local or foreign Law), (v) prepaid amount received or deferred revenue accrued before the Closing outside the ordinary course, or (vi) an election under Section 108(i) of the Code made before the Closing.

(n) No Parent Party is resident for income Tax purposes or has a “permanent establishment” (within the meaning of the applicable Tax treaty or convention) in a country other than the country in which it is organized.

(o) No Parent Party has participated in a “listed transaction”, as defined in Section 6707A(c)(2) of the Code and Treasury Regulations 1.6011-4(b)(2) (or any similar or corresponding provision of state, local or non-U.S. Law).

(p) Each of the Parent Parties is, and at all times since their respective formations has been, properly and validly classified for French income tax purposes as a corporation (within the meaning of the French Tax Code), and no election has been made to treat any Parent Party as other than as a corporation for French income tax purposes.

(q) The Parent Surviving Corporation agrees to take all actions necessary or appropriate to ensure that the Merger qualifies for the French Tax-Favored Merger Regime, including making the Article 210 A Commitments in the Draft Merger Agreement and complying with such commitments following the Merger Effective Time.

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Section 5.12 Legal and Regulatory Matters.

(a) Compliance with Laws.

(i) General. Except as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect, since January 1, 2023, (A) no Parent Party has materially violated an applicable law, and (B) to the knowledge of the Parent Parties, no Action by any Governmental Authority is pending or threatened alleging any such violation by the Parent Parties.

(ii) International Trade Matters; Anti-Bribery Compliance.

(A) The Parent Parties, and each of its officers, directors, managers, employees, or, to the knowledge of the Parent Companies, agents, subcontractors, and vendors and other Persons acting on behalf of the Parent Companies, (I) are, and have been for the past three years, in material compliance with all applicable Anti-Corruption Laws, Anti-Money Laundering Laws, and International Trade Laws; (II) are, and have been since April 24, 2019, in material compliance with all applicable Sanctions Laws; and (III) have, as has been material, obtained all required licenses, consents, notices, waivers, approvals, orders, registrations, declarations, or other authorizations from, and have made any material filings with, any applicable Governmental Authority for all activities and transactions, including for the import, export, re-export, deemed export, deemed reexport, or transfer required under the Sanctions Laws and International Trade Laws, and the provision of financial services required under Anti-Money Laundering Laws. There are and have since January 1, 2023, been no pending (to the extent that official notice has been provided) or, to the knowledge of the Parent Parties, threatened, Actions against the Parent Parties related to any Anti-Corruption Laws, Anti-Money Laundering Laws, Sanctions Laws, or International Trade Laws. None of the Parent Parties, or, to the knowledge of the Parent Parties, any of its officers, directors, managers, employees, agents, subcontractors and vendors and other Persons acting on behalf of the Parent Parties (I) is, or has since April 24, 2019, been a Sanctioned Person or a Restricted Person, or (II) has transacted business directly or indirectly with any Sanctioned Person or Restricted Person or with or in any Sanctioned Jurisdiction, in each case in material violation of applicable Sanctions Laws or International Trade Laws.

(iii) No Market Manipulation. Neither the Parent Parties nor their Affiliates have taken, and they will not take, directly or indirectly, any action designed to, or that might reasonably be expected to, cause or result in stabilization or manipulation of the price of the Parent Ordinary Shares or, following the Reincorporation Merger Effective Time, the Parent Surviving Corporation Ordinary Shares, to facilitate the sale or resale of the Parent Ordinary Shares or, following the Reincorporation Merger Effective Time, Parent Surviving Corporation Ordinary Shares or affect the price at which the Parent Ordinary Shares or, following the Reincorporation Merger Effective Time, Parent Surviving Corporation Ordinary Shares may be issued or resold; provided, however, that this provision will not prevent the Parent Parties from engaging in investor relations or public relations activities consistent with past practices and permitted by the Securities Act and the Exchange Act.

(iv) CFIUS. Parent (i) it is not a “foreign person” within the meaning of 31 C.F.R. Part 800 and Section 721 of the Defense Production Act of 1950, as amended, and the regulations promulgated thereunder by the Committee on Foreign Investment in the United States (“CFIUS”), and (ii) no foreign person has control over Parent for purposes of CFIUS.

(b) Litigation. There is no Action (or, to the knowledge of Parent, any basis therefor) pending against or involving any Parent Party, any of its officers or directors (in their capacities as such) or any of its securities or any of its assets or Contracts before any Governmental Authority, except as would not be material to the Parent Parties, taken as a whole, or which in any manner challenges or seeks to prevent, enjoin, alter, or delay the Transactions, this Agreement or the Additional Agreements. There are no outstanding judgments against the Parent Parties. No Parent Party is, or has previously been, to the knowledge of the Parent Parties, subject to any Order with any Governmental Authority.

Section 5.13 Employee Matters.

(a) Other than any officers as described in the Parent SEC Documents, the Parent Parties have no and have never had any employees on their payroll, and have never retained any contractors, other than professional consultants and professional advisors.

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(b) Other than reimbursement of any out-of-pocket expenses incurred by Parent’s officers and directors in connection with activities on Parent’s behalf in an aggregate amount not in excess of the amount of cash held by Parent outside of the Trust Account, Parent has no unsatisfied material liability with respect to any officer or director.

(c) The Parent Parties have never and do not currently maintain, sponsor, or contribute to (and never have been, and are not, required to maintain, sponsor or contribute to), and never have, do not have and could not reasonably be expected to have, any current or contingent obligation or liability (including on account of an ERISA Affiliate) with respect to, any “employee benefit plan” as defined in Section 3(3) of ERISA, whether or not subject to ERISA, and any other employment, individual consulting, retention, termination, severance, separation, transition, incentive, equity or equity-based, deferred compensation, change in control, bonus, retirement, pension, savings, health, welfare, paid time off, retiree or post-termination health or welfare, fringe benefit, or any other compensation or benefit plan, agreement, arrangement, policy or program, including such plans, agreements, arrangements, policies, and programs providing compensation or benefits to any current or former director, officer, employee or other service provider of the Parent Parties.

Section 5.14 Sponsor Agreement.

(a) Parent has delivered to the Company a true, complete, and correct copy of the sponsor agreement, dated January 7, 2026, by and between Parent and the Sponsor (the “Sponsor Agreement”).

(b) The Sponsor Agreement is in full force and effect and has not been withdrawn or terminated, or otherwise amended or modified, in any respect, and no withdrawal, termination, amendment or modification is contemplated by Parent.

(c) The Sponsor Agreement is a legal, valid, and binding obligation of Parent and, to the knowledge of Parent, each other party thereto and neither the execution or delivery by any party thereto, nor the performance of any party’s obligations under, the Sponsor Agreement violates any provision of, or results in the breach of or default under, or require any filing, registration or qualification under, any applicable Law. No event has occurred that, with or without notice, lapse of time or both, would constitute a default or breach on the part of Parent under any material term or condition of the Sponsor Agreement.

Section 5.15 Fairness Opinion. The special committee of the board of directors of Parent has received the opinion of Newbridge Securities Corporation to the effect that, as of the date of such opinion and subject to the assumptions, limitations, qualifications and other conditions contained therein, the Merger Consideration is fair, from a financial point of view, to the Parent Shareholders (other than the Sponsor).

Section 5.16 Affiliate Transactions. Except as set forth in Section 5.16 of the Parent Disclosure Schedules, Parent is not and, following its formation, Parent Merger Sub, and following the Reincorporation Merger Effective Time, the Parent Surviving Corporation will not be a party to any transaction, agreement, arrangement, or understanding with any (a) present or former executive officer or director of Parent or the Parent Surviving Corporation, (b) beneficial owner (within the meaning of Section 13(d) of the Exchange Act) of 5% or more of the capital stock or equity interests of Parent or the Parent Surviving Corporation, or (c) Affiliate, “associate” or member of the “immediate family” (as such terms are respectively defined in Rules 12b-2 and 16a-1 of the Exchange Act) of any of the foregoing. None of the persons set forth in clause (a) owes any amount to Parent, Parent Merger Sub, or the Parent Surviving Corporation or owns any material assets, tangible or intangible, of the business of Parent, Parent Merger Sub, or the Parent Surviving Corporation.

Section 5.17 Finders’ Fees. The Parent Parties have not incurred any liability or obligation to any party for any brokerage, investment bankers’ or finders’ fees, or commissions in connection with the Transactions.

Section 5.18 No Other Representations and Warranties. Except for the representations and warranties contained in this Article V and any certificate delivered at the Closing (in each case, as qualified by the Parent Disclosure Schedule), none of the Parent, Parent Merger Sub, or any other Person (a) makes any representation or warranty, express or implied, including as to condition, merchantability, suitability, or fitness for a particular purpose of any of the business or any of the properties or assets of Parent or Parent Merger Sub, or (b) makes any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding Parent or Parent Merger Sub (including any representation or warranty of any kind or nature whatsoever concerning or as to the accuracy or

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completeness of any projections, budgets, forecasts, or other forward looking financial information concerning the future revenue, income, profit, or other financial results of Parent or Parent Merger Sub).

Article VI. MUTUAL COVENANTS OF THE PARTIES

Section 6.1 Conduct of the Businesses.

(a) From the Signing Date until the earlier of (I) the date this Agreement is terminated in accordance with Article X and (II) the Closing Date (such period the “Interim Period”), except in the case of actions by the Company, if Parent will otherwise have given prior written consent (which consent will not be unreasonably conditioned, withheld, or delayed), or, in the case of actions by any of the Parent Parties, if the Company will otherwise have given prior written consent (which consent will not be unreasonably conditioned, withheld or delayed) and except (x) as set forth on Section 6.1 of the Company Disclosure Schedules or Parent Disclosure Schedules, as applicable, and (y) subject to Section 6.1(b), or (z) as required by applicable Law, each Party will, and the Company will cause its Subsidiaries to, conduct their respective businesses only in the ordinary course (including the payment of accounts payable and the collection of accounts receivable), consistent with past practices and will use its commercially reasonable efforts to preserve intact their business operations, goodwill and relationships with employees, clients, suppliers and other third parties with whom it has business relationships. Without limiting the generality of the foregoing, during the Interim Period, except (x) as expressly required or permitted by this Agreement or any Additional Agreement, (y) in the case of the Company and any Company Subsidiary, as set forth on Section 6.1 of the Company Disclosure Schedules, or in the case of Parent or Parent Merger Sub, as set forth on Section 6.1 of the Parent Disclosure Schedules or (z) as required by applicable Law, without the prior written consent of the other Party (which will not be unreasonably conditioned, withheld or delayed), the Company (on its behalf and on behalf of any Subsidiary) and each Parent Party agrees that it will not:

(i) amend, modify or supplement its Organizational Documents or, in respect of the Parent Parties, the Investment Management Trust Agreement, other than pursuant to this Agreement;

(ii) (x) with respect to the Company or any Company Subsidiary, amend, waive any provision of, terminate prior to its scheduled expiration date, or otherwise compromise in any way, any Material Contract in a manner that is materially adverse to the interests of the Company or any Company Subsidiary, as applicable, or (y) with respect to Parent, amend, waive any provision of, terminate prior to its scheduled expiration date, or otherwise compromise in any way, the Investment Management Trust Agreement (other than ministerial changes that do not have an economic impact);

(iii) solely with respect to the Company or any Company Subsidiary, enter into any contract, agreement, license or, commitment, after the date of this Agreement, including for capital expenditures, that would be considered a Material Contract and would obligate the payment of more than €5,000,000 (individually or in the aggregate), except for entry into any Contract in the ordinary course of business consistent with past practice;

(iv) solely with respect to the Company or any Company Subsidiary, make any capital expenditures in excess of €10,000,000 (individually or in the aggregate), except for in the ordinary course of business consistent with past practice;

(v) sell, assign, transfer, lease, license, sublicense, convey, pledge or otherwise encumber or subject to any Lien (other than a Permitted Lien), abandon, cancel, fail to maintain, or otherwise dispose of any of the Company’s or Company Subsidiary’s, or Parent’s, as applicable, material tangible or intangible assets or assets covered by any Contract except (A) pursuant to existing contracts or commitments disclosed in this Agreement, (B) sales of Inventory or licenses in the ordinary course consistent with past practice, and (C) not exceeding €5,000,000 in the aggregate;

(vi) pay, declare or promise to pay any dividends or other distributions with respect to its capital stock or share capital, or pay, declare or promise to pay any other payments to any Shareholder (other than, in the case of any Shareholder who is an employee, payments of salary accrued in said period at the current salary rate);

(vii) obtain or incur or guarantee any loan or other Indebtedness, except for trade payables in the ordinary course of business consistent with past practice (except for the Working Capital Loans);

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(viii) merge or consolidate with or acquire any other Person or be acquired by any other Person;

(ix) make any change in its accounting principles other than in accordance with the applicable accounting policies or methods or write down the value of any Inventory or assets other than in the ordinary course of business consistent with past practice;

(x) extend any loans other than travel or other expense advances to employees in the ordinary course of business;

(xi) issue, redeem or repurchase any share capital or capital stock or share, membership interests or other securities, or issue any securities exchangeable for or convertible into any share or any shares of its share capital or capital stock, other than in connection with the Pre-PIPE Investment, any other PIPE Investment or as otherwise contemplated by this Agreement or any Additional Agreement;

(xii) except in the ordinary course of business or as required by the terms of a Company Plan or as required by French law, (A) hire any officer, employee or consultant who would receive annual base compensation in excess of $200,000 or to hold an executive level position, (B) materially increase the severance or change of control benefits offered to any current or new employees, directors or consultants, or (C) pay any bonus or make any profit-sharing or similar payment to, or materially increase the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its employees, directors or consultants;

(xiii) make, change or revoke any material Tax election or change any annual Tax accounting periods; settle or compromise any material claim, notice, audit report or assessment in respect of material Taxes; amend any material Tax Return; prepare any material Tax Return in a manner which is not consistent with past practice; agree or consent to the extension or waiver of the limitation period applicable to any claim or assessment in respect of material Taxes with any Governmental Authority, or enter into any Tax allocation, Tax sharing, Tax indemnity or other closing agreement relating to any material Taxes (other than a contract entered into in the ordinary course of business consistent with past practices, the primary purpose of which is not related to Taxes);

(xiv) take or fail to take any actions that would cause or would be reasonably likely to cause any of Parent, Parent Surviving Corporation or the Surviving Corporation, as applicable, to cease being a “foreign private issuer” within the meaning of the rules of the Exchange Act;

(xv) settle or agree to settle any Actions;

(xvi) terminate or modify any material Permit; or

(xvii) undertake any legally binding obligation to do any of the foregoing.

(b) Notwithstanding anything to the contrary in Section 6.1(a), concurrently with the Closing, all outstanding Liabilities of the Parent Parties that have incurred from reasonable and documented out-of-pocket costs or expenses in connection with the Transactions and all outstanding reasonable and documented out-of-pocket costs or expenses of the Parent Parties incurring in connection with the Transactions will be settled and paid in full by the Surviving Corporation.

Section 6.2 Alternative Transactions.

(a) From the Signing Date through the earlier of termination of this Agreement in accordance with this Agreement and the Closing Date, other than in connection with the Transactions, neither the Company, on the one hand, nor the Parent Parties, on the other hand, will, and such Persons will cause each of their respective Subsidiaries, Affiliates and Representatives not to, directly or indirectly, (i) encourage, solicit, initiate, engage or participate in negotiations with any Person concerning, or make any offers or proposals related to, any Alternative Transaction, (ii) take any other action intended or knowingly designed to facilitate the efforts of any Person relating to a possible Alternative Transaction, (iii) enter into, engage in or continue any discussions or negotiations with respect to an Alternative Transaction with, or provide any non-public information, data or access to employees to, any Person that has made, or that is considering making, a proposal with respect to an Alternative Transaction or (iv) approve, recommend or enter into any Alternative Transaction or any Contract related to any Alternative Transaction. For purposes of this Agreement, the term “Alternative Transaction” will mean any of the following transactions involving the Company or the Company Subsidiaries or any of the Parent Parties (other than the Transactions): (i) any merger,

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consolidation, share exchange, business combination, amalgamation, recapitalization, consolidation, liquidation or dissolution or other similar transaction, or (ii) any sale, lease, exchange, transfer or other disposition of a material portion of the assets of such Person (other than the sale, the lease, transfer or other disposition of assets in the ordinary course of business) or any class or series of the share capital or capital stock or other equity interests of the Company or the Company Subsidiaries or the Parent Parties in a single transaction or series of transactions.

(b) In the event that there is an unsolicited proposal for, or an indication of a serious interest in entering into, an Alternative Transaction, communicated in writing to the Company or any of the Parent Parties or any of their respective representatives or agents (each, an “Alternative Proposal”), such party will as promptly as practicable (and in any event within two Business Days after receipt) advise the other parties to this Agreement in writing of such Alternative Proposal and the material terms and conditions of any such Alternative Proposal (including any changes thereto) and the identity of the Person making any such Alternative Proposal. The Company and the Parent Parties will keep the other parties informed on a reasonably current basis of material developments with respect to any such Alternative Proposal.

Section 6.3 Confidentiality; Publicity; Access to Information.

(a) Confidentiality. The Parties agree that the Confidentiality Agreement will continue in full force and effect during the Interim Period.

(b) Publicity.

(i) The Parties will mutually agree to the text of (i) any initial press release and Parent’s Current Report on Form 8-K announcing the execution and delivery of this Agreement, (ii) any press release and Surviving Corporation’s Current Report on Form 8-K announcing the Closing and (iii) a report on Form 20-F to be filed by the Surviving Corporation to report the closing and to include certain other information required by the Exchange Act, in each case prior to the release and/or filing thereof, as applicable, and will use their respective reasonable efforts to provide the other Parties with all information reasonably requested by the Parties and required to be included by the SEC in such press releases and filings.

(ii) Except as required by Law, any Governmental Authority or stock exchange rule with respect to the Parent SEC Documents, or as required by Section 6.4, and without limiting any party’s obligations under the Confidentiality Agreement, the Parties agree that neither they nor any of their Subsidiaries nor their Representatives will issue any press release or make any other written public disclosure (including to any customers or employees of such Party) concerning the Transactions without the prior approval of the other Party (which consent will not be unreasonably withheld, conditioned or delayed).

(iii) If a Party has determined in good faith and upon advice of its outside legal counsel that it is required to make a press release or other disclosure by Law, such Party will provide the other Party with a copy of the proposed press release or disclosure within a commercially reasonable time period and will consult with the other Party regarding the text of such press release or other disclosure; provided, however, that each of the Company and Parent may make any public statement in response to specific questions by the press, analysts, investors or those attending industry conferences or financial analysts conference calls, so long as any such statements contain only information previously disclosed in a public statement, press release or other communication previously approved. Notwithstanding anything to the contrary in this Section, nothing in this Agreement will modify or affect SPAC’s obligations pursuant to Section 6.4. The foregoing will not prohibit any Party from communicating with third parties to the extent necessary for the purpose of seeking any third party consent, so long as any communications contain only information previously disclosed in a public statement, press release or other communication previously approved.

(c) Access to Information. Subject to the terms of the Confidentiality Agreement, during the Interim Period, the Company and the Parent Parties will use commercially reasonable efforts and subject to applicable Law to (i) continue to give each other Party, its legal counsel and other Representatives full access to its offices, properties, and Books and Records, (ii) furnish to the other Party, its legal counsel and other Representatives such information relating to the business of the Company or the Parent Parties as such Persons may request, and (iii) cause its respective Representatives to cooperate with the other Party in such other Party’s investigation of its business; provided, however, that no investigation pursuant to this Section 6.3 (or any investigation prior to the Signing Date) will affect any representation or warranty given by the Company or the Parent Parties and, provided further, that any investigation pursuant to this Section 6.3 will be conducted upon reasonable advanced notice and in such manner as not to interfere

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unreasonably with the conduct of the business of the Company or the Parent Parties. Notwithstanding anything to the contrary in this Agreement, no party will be required to provide the access described above or disclose any information if doing so is reasonably likely to (i) result in a waiver of attorney client privilege, work product doctrine or similar privilege, as reasonably determined upon the advice of outside legal counsel, or (ii) violate any Contract to which it is a party or to which it is subject or applicable Law; provided, that, in the case of each of (i) and (ii), such Party will use reasonable best efforts to provide (x) such access as can be provided (or otherwise convey such information regarding the applicable matter as can be conveyed) or (y) such information in a manner without violating such privilege, Contract or Law.

Section 6.4 Registration Statement.

(a) As promptly as practicable following the execution and delivery of this Agreement, the Company will provide Parent and Parent Merger Sub such information concerning the Company and the Shareholders as is either required by the federal securities laws or reasonably requested by Parent or Parent Merger Sub for inclusion in the Registration Statement. As promptly as practicable following the receipt by Parent and Parent Merger Sub from the Company of such information, including the Company’s Financial Statements pursuant to Section 6.4(g), Parent and Merger Sub will prepare, with the assistance from the Company, and cause to be filed with the SEC a registration statement on Form F-4 (as amended or supplemented from time to time, and including the Proxy Statement/Prospectus (as defined below) contained therein, the “Registration Statement”) in connection with the registration under the Securities Act of the Surviving Corporation Shares and Surviving Corporation Warrants to be issued under this Agreement, which Registration Statement will also contain the Proxy Statement/Prospectus, all in accordance with and as required by Parent’s Organizational Documents, Parent Merger Sub’s Organizational Documents, applicable Law, and any applicable rules and regulations of the SEC and Nasdaq or such other Principal Market as agreed to by the Parties.

(b) The Registration Statement will include a proxy statement of Parent, as well as a prospectus for the offering of Surviving Corporation Shares and Surviving Corporation Warrants to Parent’s shareholders, and following the Reincorporation Merger Effective Time, the Merger Consideration Shares to the Shareholders (as amended, the “Proxy Statement/Prospectus”) for the purpose of soliciting proxies from Parent’s shareholders for the matters to be acted upon at the Parent Extraordinary General Meeting and providing the public shareholders of Parent an opportunity, in accordance with Parent’s Organizational Documents and the final IPO prospectus of Parent, dated January 7, 2026 (the “Prospectus”), to elect to have their Parent Class A Ordinary Shares redeemed in conjunction with the shareholder vote on the Parent Party Shareholder Approval Matters.

(c) The Proxy Statement/Prospectus will include proxy materials for the purpose of soliciting proxies from Parent’s shareholders to vote, at an extraordinary general meeting of Parent’s shareholders to be called and held for such purpose (the “Parent Extraordinary General Meeting”), in favor of resolutions approving (i) the adoption and approval of this Agreement and the Additional Agreements and the Transactions and the transactions contemplated thereby, including the Mergers, by the Parent’s shareholders in accordance with Parent’s Organizational Documents, the Cayman Companies Act, the French Commercial Code, and the rules and regulations of the SEC and Nasdaq, (ii) the entry into the Reincorporation Plan of Merger and all matters related thereto in accordance with the Cayman Companies Act, (iii) the approval of the entry by Parent Surviving Corporation into the Draft Merger Agreement, following and subject to approval of and consummation of the Reincorporation Merger and the transactions contemplated by the Reincorporation Plan of Merger, (iv) subject to the effectiveness of the Reincorporation Merger pursuant to the Reincorporation Plan of Merger, the adoption of the amended and restated Articles of Association of Parent Surviving Corporation, (v) the adoption of the LTIP, (vi) the adjournment of the Parent Extraordinary General Meeting to a later date or dates, if necessary or convenient, in the reasonable determination of the chairman of Parent (x) to permit further solicitation and vote of proxies in the event that there are insufficient votes for any of the foregoing, (y) if Parent determines that one or more of the conditions to Closing is not or will not be satisfied or waived or (z) to facilitate the Reincorporation Merger, the Merger or any other Transaction and (vii) such other matters as the Company and the Parent Parties will hereafter mutually determine to be necessary or appropriate in order to effect the Mergers and the other Transactions (the approvals described in foregoing clauses (i), (ii), (iii), (iv), (v), (vi) and (vii), collectively, the “Parent Party Shareholder Approval Matters”).

(d) In connection with the Registration Statement, Parent, Parent Merger Sub, and the Company will file with the SEC financial and other information about the Transactions in accordance with applicable Law and applicable proxy solicitation and registration statement requirements set forth in Parent’s Organizational Documents,

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Parent Merger Sub’s Organizational Documents, the Cayman Companies Act, the French Commercial Code, and the rules and regulations of the SEC and Nasdaq. Without limiting the generality of the foregoing, the Parties will reasonably cooperate in connection with the preparation for inclusion in the Registration Statement and the Proxy Statement/Prospectus of pro forma financial statements that comply with the requirements of Regulation S-X under the rules and regulations of the SEC.

(e) The Parent Parties will provide the Company (and its counsel) with drafts of the Registration Statement, the Proxy Statement/Prospectus, and any amendment or supplement thereto (collectively, the “Transaction Filings”) sufficiently in advance of filing with the SEC and mailing to Parent’s shareholders to permit meaningful review and comment. The Parent Parties will consult with the Company (and its counsel) in good faith with respect to the form and content of the Transaction Filings and will consider in good faith all reasonable comments of the Company.

(f) The Parent Parties will not file the Registration Statement, any amendment or supplement thereto, or any other documents related to the Transactions with the SEC without the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned, or delayed).

(g) The Company will provide the Parent Parties with such reasonable information concerning the Company and its equity holders, officers, directors, employees, assets, Liabilities, condition (financial or otherwise), business and operations that may be required or appropriate for inclusion in the Proxy Statement/Prospectus, or in any amendments or supplements thereto, which information provided by the Company will be updated as necessary and true and correct and not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made in light of the circumstances under which they are made not materially misleading (subject to the qualifications and limitations set forth in the materials provided by the Company). To the extent required by applicable SEC rules, any financial statements or financial information so provided will be reviewed or audited by the Company’s independent auditors in accordance with applicable standards.

(h) The Parent Parties and the Company will ensure that the information furnished by them for use in the Transaction Filings is updated as necessary so that, at the time of (i) filing, (ii) mailing to shareholders, and (iii) effectiveness (or declaration of effectiveness) of the Registration Statement, such information does not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements made, in light of the circumstances under which they are made, not materially misleading.

(i) The Parent Parties will provide such information concerning each Parent Parties and its equity holders, officers, directors, employees, assets, Liabilities, condition (financial or otherwise), business and operations that may be required or appropriate for inclusion in the Proxy Statement/Prospectus, or in any amendments or supplements thereto, which information provided by the Parent Parties will be true and correct and not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made not materially misleading. If required by applicable SEC rules or regulations, such financial information provided by the Parent Parties must be reviewed or audited by the Parent Parties’ auditors.

(j) Each of the Parent Parties and the Company will use its reasonable best efforts to cause the Registration Statement and the Proxy Statement/Prospectus to comply with the rules and regulations promulgated by the SEC, to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and to keep the Registration Statement effective as long as is necessary to consummate the Merger.

(k) Each of the Parent Parties and the Company will furnish all information concerning it as may reasonably be requested by the other Party in connection with such actions and the preparation of the Registration Statement and the Proxy Statement/Prospectus, including its Representatives, non-Party Affiliates and their respective Representatives, or for including in any other statement, filing, notice or application made by or on behalf of the Parent Parties or the Company to the SEC or Nasdaq in connection with the Transactions, including delivering customary tax representation letters to enable counsel to deliver any tax opinions requested or required by the SEC to be submitted.

(l) Promptly after the Registration Statement is declared effective under the Securities Act, the Parent Parties will cause the Proxy Statement/Prospectus to be mailed to shareholders of Parent as promptly as practicable following the effective date of the Registration Statement (but in no event later than three Business Days thereafter except as otherwise required by applicable Law).

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(m) The Parent Parties will cause the Proxy Statement/Prospectus to be disseminated to Parent’s shareholders, in each case as and to the extent required by applicable Laws and subject to the terms and conditions of this Agreement and Parent Parties’ Organizational Documents

(n) Parent and Merger Sub will, as promptly as reasonably practicable, advise Company of the time of effectiveness of the Registration Statement, the issuance of any stop order relating thereto or the suspension of the qualification for offering or sale in any jurisdiction, and the Parties will each use its reasonable best efforts to have any such stop order or suspension lifted, reversed or otherwise terminated.

(o) Each of the Parent Parties and the Company will cooperate and mutually agree upon (such agreement not to be unreasonably withheld or delayed), any response to comments of the SEC or its staff with respect to the Registration Statement and any amendment to the Registration Statement filed in response thereto. If any of the Parent Parties or the Company becomes aware that any information contained in the Registration Statement will have become false or misleading in any material respect or that the Registration Statement is required to be amended in order to comply with applicable Law, then (i) such Party will promptly inform the other Parties, and (ii) each of the Parent Parties, on the one hand, and the Company, on the other hand, and will cooperate and mutually agree upon (such agreement not to be unreasonably withheld or delayed) an amendment or supplement to the Registration Statement.

(p) The Parent Parties and the Company will use reasonable best efforts to cause the Registration Statement as so amended or supplemented, to be filed with the SEC and to be disseminated to the holders of Parent Ordinary Shares, pursuant to applicable Law and subject to the terms and conditions of this Agreement, the Parent Parties’ Organizational Documents and the Company’s Organizational Documents. Each of the Company and the Parent Parties will provide the other Parties with copies of any written comments, and will inform such other parties of any oral comments, that the Parent Parties receive from the SEC or its staff with respect to the Registration Statement promptly after the receipt of such comments and will give the other Parties a reasonable opportunity to review and comment on any proposed written or oral responses to such comments prior to responding to the SEC or its staff.

(q) Each of the Parent Parties and the Company will, and will cause each of its Subsidiaries to, make their respective directors, officers and employees, upon reasonable advance notice, available at a reasonable time and location to the Company, the Parent Parties and their respective representatives in connection with the drafting of the public filings with respect to the Transactions, including the proxy statement, and responding in a timely manner to comments from the SEC.

(r) Each Party will promptly correct any information provided by it for use in the Proxy Statement/Prospectus (and other related materials) if and to the extent that such information is determined to have become false or misleading in any material respect or as otherwise required by applicable Laws. Each Party will promptly notify the other in writing upon becoming aware of any such circumstance and will promptly provide corrected or supplemental information as necessary to comply with applicable Laws.

Section 6.5 PIPE Investment.

(a) The Parties will use their commercially reasonable efforts to obtain commitments to the PIPE Investment pursuant to PIPE SPAs and Subscription Agreements on terms mutually agreed to by the Parent Parties and the Company. The Parent Parties will provide the Company with drafts of the PIPE SPAs and Subscription Agreements and any amendments or supplements thereto sufficiently in advance of the execution thereof to permit meaningful review and comment. The list of investors to be contacted will be subject to the consent (such consent not to be unreasonably withheld, conditioned or delayed) of the Company’s Supervisory Board. The Parent Parties will consult with the Company in good faith with respect to the terms of the PIPE Investment, the PIPE SPAs and the Subscription Agreements and will not enter into any PIPE SPAs or Subscription Agreements, any amendments or supplements thereto, or any other agreements, side letters or arrangements related to the PIPE Investments without the consent of the Company. The Company and the placement agent will be third-party beneficiaries of certain terms set forth in the PIPE SPAs and Subscription Agreements to be agreed to by Parent, the Company and any placement agent related to such PIPE Investment.

(b) As soon as reasonably practicable after the execution thereof, the Parent Parties will deliver to the Company true, complete, and correct copies of each of the PIPE SPAs and Subscription Agreements, together with any other agreements, side letters, or arrangements between the Parent Parties and any of the counterparty(ies) thereto relating to the PIPE Investment, the Company, the Parent Parties or their respective Affiliates.

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(c) The Parent Parties will promptly disclose to the Company the existence of any other agreements, side letters, or arrangements between the Parent Parties and any PIPE Investor relating to any PIPE Investment that could affect the obligations of the PIPE Investors to contribute to the Parent Parties the applicable portion of the PIPE Investment Amount set forth in the PIPE SPAs.

(d) The Parent Parties will notify the Company promptly if any PIPE SPA is no longer in full force and effect or has been withdrawn or terminated, or otherwise amended or modified, in any respect, and if any withdrawal, termination, amendment or modification is contemplated by the Parent Parties.

(e) The Parent Parties will notify the Company promptly if any event occurs that, with or without notice, lapse of time or both, would constitute a default or breach on the part of any Parent Party under any term or condition of any PIPE SPA or if a Parent Party has any reason to believe that any such Parent Party will be unable to satisfy in all material respects on a timely basis any term or condition of closing to be satisfied by it contained in any PIPE SPA.

Section 6.6 Reasonable Best Efforts; Further Assurances. (a) Subject to the terms and conditions of this Agreement, each Party will use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under applicable Laws, and cooperate as reasonably requested by the other parties, to consummate and implement expeditiously each of the Transactions. The Parties will execute and deliver such other documents, certificates, agreements and other writings and take such other actions as may be necessary or reasonably desirable in order to consummate or implement expeditiously each of the Transactions.

Section 6.7 Equity Incentive Plan. Effective as of (and contingent on) the Closing, the Surviving Corporation will adopt a new equity incentive plan in a form and substance reasonably acceptable to Parent and the Company and which will be approved by the Surviving Corporation’s board of directors (the “LTIP”), and which LTIP will provide for awards for a number of Surviving Corporation Shares up to ten percent (10%), and for the CEO and the Chairman of the Company Board up to one percent (1%), of the aggregate number of Surviving Corporation Shares issued and outstanding immediately after the Closing on a fully diluted and as-converted basis (after giving effect to the Parent Shareholder Redemptions, if any) (the “LTIP Share Reserve”). Parent and the Company will negotiate further edits to the LTIP (including vesting criteria based on performance conditions) in good faith based on recommendations from the Company’s compensation consultant, which will be incorporated into the LTIP, subject to the approval of the Surviving Corporation’s board of directors, in advance of the Parent Extraordinary General Meeting.

Section 6.8 Antitrust Efforts.

(a) Each of the Company and Parent will promptly (i) make or cause to be made all filings and submissions under any Antitrust Laws required for the consummation of the Transactions, (ii) supply any additional information and documentary material that may be requested by a Governmental Authority in connection with such filings, (iii) respond to any inquiries under Antitrust Laws by a Governmental Authority related to the Transactions, and (iv) coordinate and cooperate with the other, through each Party’s antitrust counsel, in exchanging information and providing such assistance as the other may reasonably request in connection with all of the foregoing. The Company will be responsible for paying 100% of any filing fees required in connection with the foregoing.

(b) The Company and Parent will use reasonable best efforts to obtain as promptly as practicable any required clearance or the expiration or termination of any applicable waiting period from any Governmental Authority and to resolve any objections under Antitrust Laws by any Governmental Authority to this Agreement or consummation of the Transactions.

(c) Each of the Company and Parent will furnish to each other’s outside counsel such necessary information and reasonable assistance as the other may request in connection with its preparation of any submission that is necessary in connection with the foregoing.

(d) The Company and Parent will (i) promptly notify each other of any oral or written communication received from any Governmental Authority, and (ii) subject to applicable Law, furnish the other party’s outside counsel with copies of all correspondence, filings, applications, submissions, notifications, documents, and communications between them and their respective Affiliates on one hand, and any Governmental Authority on the other hand, with respect to this Agreement.

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(e) Except as may be prohibited by any Governmental Authority and applicable Law, each party will consult and cooperate with the other through each party’s antitrust counsel, and will consider in good faith, the views of the other party, in connection with any analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal made or submitted in connection with any suit, claim, action, investigation or proceeding under or relating to Antitrust Laws; provided, however, that nothing in this Agreement will prevent a party from responding to or complying with a subpoena or other legal process required by Law or submitting documents or factual information in response to a request therefor.

(f) To the extent permitted by any such Governmental Authority and to the extent reasonably practical, each party will permit the other party’s outside counsel to be present at each meeting or teleconference relating to any investigation or Action and to have access to and be consulted in connection with any document, opinion or proposal made or submitted to any Governmental Authority in connection with any such investigation or Action. Each of the Company and Parent may, as they deem necessary, designate any sensitive materials to be exchanged in connection with this Section as “outside antitrust counsel only.” Any such materials, as well as the information contained therein, will be provided only to a receiving party’s outside antitrust counsel (and mutually acknowledged outside consultants) and not disclosed by such antitrust counsel (or consultants) to any employees, officers, or directors of the receiving party without the advance written consent of the party supplying such materials or information. Notwithstanding anything to the contrary contained in this Agreement, materials provided to the other party or its outside antitrust counsel pursuant to this Section 6.8 may be redacted (x) to remove references concerning valuation of the Company, (y) as necessary to comply with contractual arrangements, and (z) as necessary to address reasonable privilege or confidentiality concerns.

Section 6.9 Trust Account. The Company acknowledges that the Parent Parties will make appropriate arrangements to cause the funds in the Trust Account to be disbursed in accordance with, and subject to the terms of, the Investment Management Trust Agreement and the Prospectus and for the payment of (a) all amounts payable to public shareholders of Parent who will have validly redeemed their Parent Class A Ordinary Shares at the Merger Effective Time, (b) the expenses of the Parent Parties to the third parties to which they are owed, (c) the Deferred Underwriting Amount to the underwriter in the IPO, (d) reimbursement of all reasonable and documented out-of-pocket costs and expenses of the Company and of the Parent Parties solely in connection with the transactions contemplated in this Agreement to the Company, and (e) the remaining monies in the Trust Account to the Parent Parties. Except as otherwise expressly provided in the Investment Management Trust Agreement, the Parent Parties will not agree to, or permit, any amendment or modification of, or waiver under, the Investment Management Trust Agreement, except as may be required by the SEC, Nasdaq, applicable law, or to comply with Parent’s fiduciary duties, without the prior written consent of the Company, which will not be unreasonably withheld, conditioned or delayed. The Company hereby agrees on behalf of itself and its Affiliates that, notwithstanding anything to the contrary in this Agreement, neither the Company nor any of its Affiliates do now or will at any time hereafter have any right, title, interest or claim of any kind in or to any monies in the Trust Account or distributions therefrom, or make any claim against the Trust Account (including any distributions therefrom), regardless of whether such claim arises as a result of, in connection with or relating in any way to, this Agreement or any proposed or actual business relationship between Parent, on the one hand, and the Company, on the other hand, or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (collectively, the “Released Claims”). The Company on behalf of itself and its Affiliates hereby irrevocably waives any Released Claims that the Company or any of its Affiliates may have against the Trust Account (including any distributions therefrom) now or in the future as a result of, or arising out of, any negotiations, contracts or agreements with Parent and will not seek recourse against the Trust Account (including any distributions therefrom) for any reason whatsoever (including for an alleged breach of this Agreement or any other agreement with Parent or its Affiliates). The Company agrees and acknowledges that such irrevocable waiver is material to this Agreement and specifically relied upon by Parent and its Affiliates to induce Parent to enter into this Agreement, and the Company further intends and understands such waiver to be valid, binding and enforceable against the Company and each of its Affiliates under applicable Law. To the extent the Company or any of its Affiliates commences any Action based upon, in connection with, relating to or arising out of any matter relating to Parent, which Action seeks, in whole or in part, monetary relief against Parent, the Company hereby acknowledges and agrees that the Company’s and its Affiliates’ sole remedy will be against funds held outside of the Trust Account and that such claim will not permit the Company or its Affiliates (or any person claiming on any of their behalf or in lieu of any of them) to have any claim against the Trust Account or any amounts contained therein. Notwithstanding anything else set forth in this Agreement, nothing herein will serve to limit or prohibit the Company’s right to pursue a claim against Parent or any of its Affiliates for legal relief against assets held outside the Trust Account (including from and after the consummation of a Business Combination) or for specific performance or other injunctive or non-monetary relief.
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Section 6.10 Directors’ and Officers’ Indemnification and Insurance.

(a) The Parties agree that all rights to exculpation, indemnification and advancement of expenses existing in favor of the current or former directors and officers of the Parent Parties and the Company, as applicable (the “D&O Indemnified Persons”), as provided in their respective Organizational Documents, in each case as in effect on the date of this Agreement, or under any indemnification, employment or other similar agreements between any D&O Indemnified Person and any of the Parent Parties and the Company, as applicable in effect on the Signing Date, will survive the Closing and continue in full force and effect in accordance with their respective terms to the extent permitted by applicable Law. For a period of six years after the Merger Effective Time, the parties will cause the Organizational Documents of the Surviving Corporation to contain provisions no less favorable with respect to exculpation and indemnification of and advancement of expenses to D&O Indemnified Persons than are set forth as of the date of this Agreement in the Organizational Documents of the Parent Parties and the Company, as applicable, to the extent permitted by applicable Law.

(b) For the benefit of the Parent Parties’ directors and officers, Parent or Parent Merger Sub will be permitted prior to the Merger Effective Time to obtain a “tail” directors’ and officers’ insurance policy that provides coverage for up to a six-year period from and after the Closing Date for events occurring prior to the Closing Date (the “Purchaser D&O Tail Insurance”) that is substantially equivalent to and in any event not less favorable in the aggregate than Parent’s existing policy, or, if substantially equivalent insurance coverage is unavailable, comparable coverage, at the Company’s expense; provided that in no event will Parent be required to expend for such policies pursuant to this Section 6.10(b) an annual premium amount in excess of 250% of Parent’s current annual premium. The Purchaser D&O Tail Insurance will be paid for at or before Closing and will be considered a Transaction Expense, the Surviving Corporation will cause such Purchaser D&O Tail Insurance to be maintained in full force and effect, for its full term, and the Surviving Corporation will honor all obligations thereunder.

(c) For the benefit of the Company’s directors and officers, Parent will or will cause one or more of its Subsidiaries, at or prior to the Merger Effective Time to obtain and fully pay the premium for a “tail” directors’ and officers’ insurance policy that provides coverage for a six-year period from and after the Closing Date for events occurring prior to the Closing Date (the “Company D&O Tail Insurance”) that is substantially equivalent to and in any event not less favorable in the aggregate than the Company’s existing policy, or, if substantially equivalent insurance coverage is unavailable, comparable coverage, at the Company’s expense; provided that in no event will Parent be required to expend for such policies pursuant to this Section 6.10(c) an annual premium amount in excess of 250% of the amount of Company’s current annual premium. The Company D&O Tail Insurance will be paid for at or before Closing and will be considered a Transaction Expense. The Surviving Corporation will cause such Company D&O Tail Insurance to be maintained in full force and effect, for its full term, and the Surviving Corporation will honor all obligations thereunder.

(d) On the Closing Date, the Surviving Corporation will enter into customary indemnification agreements reasonably satisfactory to the Company with the individuals elected as executive officers and members of the board of directors of the Surviving Corporation as of the Closing, which indemnification agreements will continue to be effective following the Closing.

(e) Parent and the Company acknowledge (on behalf of themselves and their respective Subsidiaries) that the D&O Indemnified Persons under this Section 6.10 may have certain rights to indemnification, advancement of expenses and/or insurance provided by current shareholders, members, or other Affiliates of such shareholders (“Indemnitee Affiliates”) separate from the indemnification obligations of Parent, the Company and their respective Subsidiaries under this Agreement. The Parties agree (i) that Parent, the Company and their respective Subsidiaries are the indemnitors of first resort (i.e., its obligations to the D&O Indemnified Persons under this Section 6.10 are primary and any obligation of any Indemnitee Affiliate to advance expenses or to provide indemnification for the same expenses or liabilities incurred by the Indemnified Persons under this Section 6.10 are secondary), (ii) that Parent, the Company and their respective Subsidiaries will be required to advance the full amount of expenses incurred by the Indemnified Persons under this Section 6.10 and will be liable for the full amount of all expenses, judgments, penalties, fines and amounts paid in settlement to the extent legally permitted and required by Parent’s, the Company’s and their respective Subsidiaries’ governing documents or any director or officer indemnification agreements, without regard to any rights the Indemnified Persons under this Section 6.10 may have against any Indemnitee Affiliate, and (iii) that the Parties (on behalf of themselves and their respective Subsidiaries) irrevocably waive, relinquish and release the

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Indemnitee Affiliates from any and all claims against the Indemnitee Affiliates for contribution, subrogation or any other recovery of any kind in respect thereof.

(f) Notwithstanding anything contained in this Agreement to the contrary, this Section 6.10 will survive the consummation of the Merger indefinitely and will be binding, jointly and severally, on the Surviving Corporation and its Subsidiaries and all successors and assigns of the Surviving Corporation and its Subsidiaries. In the event that the Surviving Corporation or its Subsidiaries or any of their respective successors or assigns consolidates with or merges into any other Person and will not be the continuing or surviving corporation or entity of such consolidation or merger or transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision will be made so that the successors and assigns of the Surviving Corporation or its Subsidiaries, as the case may be, will succeed to the obligations set forth in this Section 6.10.

Section 6.11 Tax Matters.

(a) Parent and Parent Merger Sub will use their reasonable best efforts to cause the Reincorporation Merger to qualify for the Reincorporation Intended Tax Treatment, and none of Parent, Parent Merger Sub, and their respective Affiliates has taken or will take any action (or fail to take any action), if such action (or failure to act), whether before or after the Reincorporation Merger Effective Time, would reasonably be expected to prevent or impede the Reincorporation Merger from qualifying for the Reincorporation Intended Tax Treatment. Parent, Parent Merger Sub and the Company will each use their reasonable best efforts to cause the Merger to qualify for the Merger Intended Tax Treatment, and none of Parent, Parent Merger Sub, the Company, and their respective Affiliates has taken or will take any action (or fail to take any action), if such action (or failure to act), whether before or after the Merger Effective Time, would reasonably be expected to prevent or impede the Merger from qualifying for the Merger Intended Tax Treatment.

(b) Each of Parent, Parent Merger Sub, the Company, and their respective Affiliates will file all Tax Returns consistent with the Reincorporation Intended Tax Treatment and the Merger Intended Tax Treatment (in each case, including attaching the statement described in Treasury Regulations Section 1.368.3-(a) on or with the its Tax Return for the taxable year of the Reincorporation Merger), and will take no position inconsistent with the Reincorporation Intended Tax Treatment or the Merger Intended Tax Treatment, whether in audits, Tax Returns or otherwise, unless otherwise required by a Taxing Authority as a result of a “determination” within the meaning of Section 1313(a) of the Code.

(c) Notwithstanding anything to the contrary contained in this Agreement, all Transfer Taxes will be paid by the Company. The Party required by Law to do so will file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes, and if required by applicable Law, the Parties will, and will cause their respective Affiliates to, join in the execution of any such Tax Returns and other documentation. Any expenses incurred in connection with the filing of such Tax Returns or other documentation will be borne by the Company. Notwithstanding any other provision of this Agreement, the Parties will (and will cause their respective Affiliates to) cooperate in good faith to minimize, to the extent permissible under applicable Law, the amount of any such Transfer Taxes.

(d) The Parties undertake to ensure that the Draft Merger Agreement includes all commitments required under Article 210 A of the French Tax Code for the Merger to qualify for the French Tax-Favored Merger Regime (Article 210 A Commitments). The Parties will cooperate in good faith to include in the Draft Merger Agreement all provisions necessary to comply with Articles 210 A and seq. of the French Tax Code

Section 6.12 Shareholder Litigation. The Parent Parties will notify the Company, and the Company will notify the Parent Parties, promptly following receipt of any threat to file, or written notice of the filing of, an Action related to this Agreement or the Transactions by any of their respective shareholders against any of the Parent Parties, the Company or any of their respective directors or officers (any such action, a “Shareholder Action”). The Parent Parties will keep the Company, and the Company will keep the Parent Parties, as applicable, reasonably apprised of the defense, settlement, prosecution or other developments with respect to any such Shareholder Action. The Parent Parties will give the Company, and the Company will give the Parent Parties, as applicable, the opportunity to participate in, subject to a customary joint defense agreement, the defense of any such litigation, to give due consideration to the Company’s or such Parent Party’s advice, as applicable, with respect to such litigation and to not settle any such litigation without the prior written consent of the Company or such Parent Party, as applicable, such consent not to be unreasonably withheld, conditioned or delayed; provided that, for the avoidance of doubt, Parent, or following the Reincorporation Merger Effective Time, the Parent Surviving Corporation will bear all costs of investigation and

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all defense and attorneys’ and other professionals’ fees and all settlement payments related to any such Shareholder Action initiated by or on behalf of any shareholders of Parent, or following the Reincorporation Merger Effective Time, the Parent Surviving Corporation, in their capacity as such, and the Company will bear all costs of investigation and all defense and attorneys’ and other professionals’ fees and all settlement payments related to any such Shareholder Action initiated by or on behalf of any shareholders of the Company, in their capacity as such.

Section 6.13 Working Capital Loans. The Parties hereby agree that Parent will have the right to elect, in its sole discretion, whether the outstanding balance of any Working Capital Loans at Closing will be paid by the Surviving Corporation in the form of (a) cash, or (b) Surviving Corporation Warrants.

Section 6.14 Compliance with Anti-Corruption Laws. Each Party represents and undertakes to comply and procures that the Surviving Corporation will comply with all Anti-Corruption Laws and not to use the funds of the Surviving Corporation or any of its subsidiaries that will be available upon closing of the Business Combination in transactions that constitute or contribute to an act of corruption or trafficking in influence. In addition, each Party represents that all the necessary measures have been taken and will be taken by the Surviving Corporation and, in particular, appropriate procedures and codes of conduct had been adopted and implemented to prevent any violation of Anti-Corruption Laws. Insofar as any Party or the Surviving Corporation is or becomes subject to the provisions of article 17 of Law n°2016-1691 relating to transparency, anti-corruption and modernisation of the economy (loi relative à la transparence, à la lutte contre la corruption et à la modernisation de la vie économique), each Party represents that it has taken all necessary measures and, in particular, has adopted and implemented appropriate procedures and codes of conduct in order to prevent any violation of such Anti-Corruption Laws.

Section 6.15 Compliance with Anti-Money Laundering Laws. Each Party represents and undertakes to comply and procures that the Surviving Corporate will comply, with all Anti-Money Laundering Laws. Each Party represents, pursuant to Anti-Money Laundering Laws that:

-        It acts for its own benefit;

-        The origin of funds available to the Surviving Corporation upon closing of the Business Combination is legal and does not come from an activity contrary to Anti-Money Laundering Laws, Sanctions Laws or Anti-Corruption Laws; and

-        It has not facilitated by any means the false justification of the origin of goods or income of the perpetrator of a crime or an offence which has brought him/her/it a direct or indirect profit, or provided an assistance for any investment, concealment or conversion transaction of the direct or indirect outcome of any crime or offence or the financing of a terrorist activity.

Section 6.16 Compliance with Sanctions Laws. Each Party represents and undertakes to and procures that the Surviving Corporation will, comply with all Sanctions Laws and not to use the funds of the Surviving Corporation or any of its subsidiaries that will be available upon closing of the Business Combination (i) in a Sanctioned Jurisdiction or (ii) in a way which may result in a violation by such Party or the Surviving Corporation of the Sanctions Laws.

Section 6.17 Expense Reports. During the Interim Period, each Party will prepare a good faith estimate of all Transaction Expenses incurred by it to such date, to be delivered to the other Party on the first Business Day of each month.

Article VII. COVENANTS OF THE COMPANY

Section 7.1 Financial Information. The Company will use commercially reasonable efforts to deliver as soon as practicable to the Parent Parties by September 30, 2026, (i) the audited consolidated financial statements, including balance sheets of the Company, and the related statements of operations, changes in shareholders’ equity and cash flows for the fiscal year ended December 31, 2024 (the “Audited 2024 Financial Statements”) and (ii) the audited consolidated financial statements, including balance sheets of the Company, and the related statements of operations, changes in shareholders’ equity and cash flows for the fiscal year ended December 31, 2025 (the “Audited 2025 Financial Statements”, together with the Audited 2024 Financial Statements, the “Company Audited Financial Statements”). The Company Audited Financial Statements will have been prepared in accordance with all applicable IFRS and Regulation S-X requirements and audited in accordance with all applicable requirements of the PCAOB and the Company will use its commercially reasonable efforts to ensure the Company Audited Financial Statements contain an unqualified report of the Company’s auditors. The Company Audited Financial Statements when delivered

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to Parent, will fairly present in all material respects the financial position of the Company as of the dates thereof and the results of operations of the Company for the periods then ended in accordance with its applicable accounting standards applied in a consistent basis in all material respects (except for the absence of footnotes and other presentation items and for normal and recurring year-end adjustments, in each case, the impact of which is not material). The Company will provide as promptly as reasonably practicable additional financial information as reasonably requested by the Parent Parties required to be included in the Registration Statement.

Section 7.2 Tax Reporting. From the Signing Date through the Closing Date, the Company will duly and timely file all income and other material Tax Returns required to be filed with the applicable Taxing Authority and timely pay all material Taxes required to be paid to any Taxing Authority.

Article VIII. COVENANTS OF THE PARENT PARTIES

Section 8.1 Parent Shareholders’ Approval.

(a) As promptly as practicable (and in any event within 30 days) after the date on which the Registration Statement is declared effective under the Securities Act by the SEC, Parent will establish a record date for, duly call, give notice of, convene and hold the Parent Extraordinary General Meeting in accordance with Parent’s Organizational Documents for the purpose of voting on the Parent Party Shareholder Approval Matters; provided, that Parent may postpone the Parent Extraordinary General Meeting, or the chairman of the Parent Board may adjourn the Parent Extraordinary General Meeting with consent of the Parent Extraordinary General Meeting, on one or more occasions for up to 30 days in the aggregate (or, if earlier, until the Outside Date) upon the good faith determination by the chairman of the Parent Board, after reasonable consultation with the Company, that such postponement or adjournment is necessary to solicit additional proxies to obtain approval of the Parent Party Shareholder Approval Matters or otherwise take actions consistent with Parent’s obligations pursuant to Section 6.6; provided, however, that in no event will any individual adjournment by Parent of the Parent Extraordinary General Meeting be for more than 10 Business Days later than the original date of Parent Extraordinary General Meeting without the prior written consent of the Company.

(b) Parent will use its best efforts to obtain the approval of the Parent Party Shareholder Approval Matters at the Parent Extraordinary General Meeting, including by soliciting from its shareholders proxies as promptly as possible in favor of the Parent Party Shareholder Approval Matters, and will take all other action it may deem reasonably necessary or advisable to secure the required vote or consent of its shareholders.

(c) The Parent Board will recommend to its shareholders that they approve the Parent Party Shareholder Approval Matters (the “Parent Recommendation”) and will include the Parent Recommendation in the Proxy Statement/Prospectus. Neither the Parent Board nor any committee or subgroup thereof will, except in compliance with applicable Law, after consultation with its outside legal counsel, (i) withdraw, modify, amend, or qualify (or propose to withdraw, modify, amend or qualify publicly) the Parent Recommendation or fail to include the Parent Recommendation in the Proxy Statement/Prospectus, or (ii) approve, recommend, or declare advisable (or publicly propose to do so) any Alternative Transaction or Alternative Proposal.

(d) Parent agrees that its obligation to establish a record date for, duly call, give notice of, convene and hold the Parent Extraordinary General Meeting for the purpose of seeking approval of the Parent Party Shareholder Approval Matters will not be affected by any intervening event or circumstance, and Parent agrees to establish a record date for, duly call, give notice of, convene and hold the Parent Extraordinary General Meeting and submit for the approval of its shareholders the Parent Party Shareholder Approval Matters, in each case in accordance with this Agreement, regardless of any intervening event or circumstance.

Section 8.2 Parent Public Filings. From the Signing Date through the Merger Effective Time, Parent will use reasonable best efforts to keep current and timely file or timely furnish (or obtain extensions in respect thereof and file or furnish within the applicable grace period) all registration statements reports schedules, forms, statements and other documents required to be filed or furnished with the SEC (collectively, as they have been supplemented, amended or modified since the time of their filing and including all exhibits and schedules thereto and other information incorporated therein, the “Additional SEC Reports”) and otherwise comply in all material respects with its reporting obligations under applicable securities Laws.

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Section 8.3 Reincorporation Merger. In accordance with this Agreement and applicable Law, any applicable rules and regulations of the SEC or Nasdaq and the Parent Organizational Documents, Parent will cause the Reincorporation Merger to become effective prior to the Closing Date pursuant to Article II.

Section 8.4 SPAC Stock Exchange Listing. From the Signing Date through the Closing, Parent and, following the Reincorporation Merger Effective Time, the Parent Surviving Corporation will use reasonable best efforts to ensure Parent and, following the Reincorporation Merger Effective Time, the Parent Surviving Corporation remains listed as a public company on, and for Parent Class A Ordinary Shares and, following the Reincorporation Merger Effective Time, the Parent Surviving Corporation Ordinary Shares to be listed on, Nasdaq (or other Principal Market mutually agreed by Parent and the Company). Parent will take all steps reasonably necessary or advisable to cause the Surviving Corporation Shares to trade under such symbol as mutually agreed by the Company and Parent and/or the Parent Surviving Corporation, as applicable, prior to the Closing.

Section 8.5 Equity Financing; Cooperation.

(a) During the period between the Signing Date and the Closing, the Parent Parties will take, or cause to be taken, all reasonable actions and do, or cause to be done, all things necessary, proper or advisable to consummate the transactions contemplated by the PIPE SPAs, including maintaining in effect such PIPE SPAs and will use its reasonable efforts to (i) satisfy in all material respects on a timely basis all conditions and covenants applicable to the Parent Parties in such PIPE SPAs and otherwise comply with its obligations thereunder, and (ii) in the event that all conditions in such PIPE SPAs (other than conditions that the Parent Parties or their respective Affiliates control the satisfaction of and other than those conditions that by their nature are to be satisfied at the Closing) have been satisfied, enforce the rights of and the Parent Parties under the PIPE SPAs to cause the PIPE Investors to pay to (or as directed by) and the Parent Parties the applicable purchase price under each PIPE Investor’s applicable PIPE SPA in accordance with its terms and consummate the transactions contemplated by such PIPE SPAs at or prior to Closing and the Company will cooperate with and the Parent Parties in such efforts.

(b) Each of the Parent Parties acknowledges and agrees that, the Company will be entitled to cause the Parent Parties and the Surviving Corporation to specifically enforce the obligations of the PIPE Investors to fund the subscription amounts set forth in the PIPE SPAs executed by such PIPE Investors and the provisions of each such PIPE SPA of which the Company is an express third party beneficiary, in each case, subject to the terms and conditions set forth in each such PIPE SPA. Each of the Parent Parties will not, without the prior written consent of the Company (such consent not to be unreasonably withheld, delayed or conditioned), increase, decrease or otherwise modify the PIPE Investment (including by entry into any additional securities purchase agreements or subscription agreements with respect to any PIPE Investment) or the subscription amount under any PIPE SPA or reduce or impair the rights of the Parent Parties under any PIPE SPA, permit or consent to any material amendment, supplement or modification to any PIPE SPA (including (i) the price, terms, timing and conditions of the funding of the PIPE Investment, (ii) the identity of any PIPE Investor, the representations of the PIPE Investors and/or of the Parent Parties, (iii) the covenants of the PIPE Investors that apply prior to the consummation of the PIPE Investment or the termination of the PIPE SPAs, (iv) the registration rights of the PIPE Investor, (v) the indemnification obligations of the Parent Parties under this Agreement, the PIPE SPAs or pursuant to any Additional Agreement, (vi) the termination provisions of the PIPE SPAs, (vii) any covenants, obligations or liabilities set forth in the PIPE SPAs that survive the consummation of the PIPE Investment and (viii) any amendments, side letters or other Contracts related to the foregoing matters), any waiver (in whole or in part) of, or provide consent to modify (including consent to terminate), any material provision or remedy under, or any replacements of, any of the PIPE SPAs, or any replacements of, any of the PIPE SPAs, in each case, other than any assignment or transfer contemplated therein or expressly permitted thereby (without any further amendment, modification or waiver to such assignment or transfer provision); provided, that, in the case of any such assignment or transfer, the initial party to such PIPE SPA remains bound by its obligations with respect thereto in the event that the transferee or assignee, as applicable, does not comply with its obligations to consummate the PIPE Investment.

(c) Without limiting the generality of the foregoing, each of the Parent Parties will give the Company, prompt written notice, (i) of any breach or default (or any event or circumstance that, with or without notice, lapse of time or both, could give rise to any breach or default) by any party to any PIPE SPA known to such Party, (ii) of the receipt of any written notice or other written communication from any party to any PIPE SPA (other than written notices or other written communication from such other Party) with respect to any actual, potential, threatened or claimed expiration, lapse, withdrawal, breach, default, termination or repudiation by any party to any PIPE SPA of any

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provisions of any PIPE SPA or (iii) if any portion of the PIPE Investment pursuant to the PIPE SPA will not be funded in accordance with the terms of the applicable PIPE SPA. The Parent Parties will confer with the Company regarding timing of the expected Closing Date (as defined in the PIPE SPA) and deliver all notices they are required to deliver under the PIPE SPA on a timely basis in order to cause the PIPE Investors to fund their respective obligations as far in advance of the Closing as permitted by the PIPE SPA and consummate the transactions contemplated by the PIPE SPA at or prior to the Closing.

Section 8.6 Section 16 Matters. Prior to the Merger Effective Time, Parent, and, following the Reincorporation Merger Effective Time, the Parent Surviving Corporation will take all commercially reasonable steps as may be required (to the extent permitted under applicable Law) to cause any acquisition or disposition of the Parent Ordinary Shares and, following the Reincorporation Merger Effective Time, the Parent Surviving Corporation Ordinary Shares, or any derivative thereof that occurs or is deemed to occur by reason of or pursuant to the Transactions by each Person who is or will be or may be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Parent and the Parent Surviving Corporation to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 8.7 Foreign Private Issuer. The Parent Parties will use commercially reasonable efforts to ensure that Parent Merger Sub, Parent Surviving Corporation and the Surviving Corporation, as applicable, maintain their status as “foreign private issuers” within the meaning of the rules of the Exchange Act from and after the date of this Agreement.

Section 8.8 Additional Matters.

(a) Warrant Amendment Agreement. In connection with the Reincorporation Merger, Surviving Corporation and Continental Stock Transfer & Trust Company, a New York corporation (the “Trustee”), acting as warrant agent, will enter into an amendment agreement with respect to the Parent Warrant Agreement, in substantially the form attached hereto as Exhibit I (the “Warrant Amendment Agreement”), pursuant to which Surviving Corporation and Trustee will amend the Parent Warrant Agreement to reflect the conversion of the Parent Warrants to Surviving Corporation Warrants pursuant to the Mergers.

(b) Compliance with SPAC Agreements. The Parent Parties will comply with each of the applicable agreements entered into in connection with the IPO, except to the extent any such agreement is modified by virtue of this Agreement.

(c) Name Change. Prior to the earlier of the confidential submission or the filing of the initial Registration Statement with the SEC, Parent Merger Sub will execute and file such documents as may be required to change the name of Parent Merger Sub to “Pasqal Holding SA” or such other name selected by the Company.

Article IX. CONDITIONS TO CLOSING

Section 9.1 Condition to the Obligations of the Parties. The obligations of all of the Parties to consummate the Closing are subject to the satisfaction of all the following conditions:

(a) No provisions of any applicable Law and no Order then in effect will prohibit or prevent the consummation of the Closing.

(b) The filings with and notices to any Governmental Authority required in connection with the Transactions, if any, will have been made and any applicable waiting periods under Antitrust Laws (including any extensions thereof) will have expired or been terminated.

(c) The SEC will have declared the Registration Statement effective, and no stop order suspending the effectiveness of the Registration Statement or any part thereof will have been issued and remain in effect.

(d) The Parent Party Shareholder Approval Matters will have been approved by the requisite vote of the shareholders of Parent at the Parent Extraordinary General Meeting in accordance with Parent Parties’ Organizational Documents, applicable Law and the Proxy Statement/Prospectus (the “Required Parent Shareholder Approval”).

(e) The Requisite Company Vote will have been obtained.

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(f) At the Closing, the Surviving Corporation will have access to no less than $150,000,000 (prior to the payment of any Transaction Expenses), from (i) funds remaining in the Trust Account following the exercise of all Parent Shareholder Redemption Rights, (ii) the proceeds of the PIPE Investment under the PIPE SPAs and Subscription Agreements entered into as of the date of this Agreement (as amended in accordance with this Agreement) and any additional Subscription Agreements entered into after the date of this Agreement in accordance with this Agreement and (iii) funds raised from any other financing transactions agreed upon by the Parties and their respective board of directors, but excluding, for the avoidance of doubt, the Series C equity raise closed by the Company on February 27, 2026 (“Available Closing Surviving Corporation Cash”).

(g) The Organizational Documents necessary to give effect to the Reincorporation Merger and the Reincorporation Plan of Merger will have been adopted or executed and delivered by the Parties thereto, as applicable.

(h) All action will have been taken such that the board of directors of the Surviving Corporation as of immediately following the Closing will be constituted in accordance with Section 2.2(b).

(i) The Surviving Corporation Shares and Surviving Corporation Warrants contemplated to be listed pursuant to this Agreement will have been approved for listing on Nasdaq or another Principal Market mutually agreed to by the Company and Parent and will be eligible for continued listing on the Nasdaq Global Market or such other Principal Market, as applicable, immediately following the Closing.

Section 9.2 Conditions to Obligations of the Parent Parties. The obligation of the Parent Parties to consummate the Closing is subject to the satisfaction or the waiver, at the Parent Parties’ sole and absolute discretion, of all the following further conditions:

(a) The Company will have duly performed all of its covenants and obligations under this Agreement required to be performed by it at or prior to the Closing Date in all material respects, unless the applicable obligation has a materiality qualifier in which case it will be duly performed in all respects.

(b) All of the representations and warranties of the Company contained in Article IV of this Agreement, disregarding all qualifications and exceptions contained in this Agreement relating to materiality or Company Material Adverse Effect, regardless of whether it involved a known risk, will (i) be true and correct at and as of the Signing Date except as provided in the Company Disclosure Schedules pursuant to Article IV, and (ii) be true and correct as of the Closing Date except as provided in the Company Disclosure Schedules pursuant to Article IV (except that if the representations and warranties speak only as of a specific date prior to the Closing Date, such representations and warranties need only to be true and correct as of such earlier date), other than where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not had, and as would not reasonably be expected to have, a Company Material Adverse Effect; it being understood and agreed that (A) the Company Fundamental Representations will not be qualified by materiality, “material” or “Company Material Adverse Effect” or any similar limitation, all Company Fundamental Representations will be true and correct in all material respects, and (B) the Company’s representations and warranties in Section 4.5 (Capitalization) will be true and correct in all respects except for de minimis inaccuracies at and as of such date.

(c) Since the Signing Date, there has not occurred a Company Material Adverse Effect which is continuing.

(d) The Parent Parties will have received a certificate signed by the Chief Executive Officer and Chief Financial Officer of the Company to the effect set forth in clauses (a) through (c) of this Section 9.2.

(e) The Parent Parties will have received a recent certificate of good standing (i) as of a date no later than 10 days prior to the Closing Date regarding the Company from the French Registrar, and (ii) as of the most recent practicable date regarding each other Company Subsidiary from its applicable jurisdiction.

(f) Each of the persons listed on Section 9.2(f) of the Company Disclosure Schedules will have entered into a Lock-Up Agreement.

(g) Each of the persons listed on Section 9.2(g) of the Company Disclosure Schedules will have entered into a Non-Competition and Non-Solicitation Agreement.

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Section 9.3 Conditions to Obligations of the Company. The obligation of the Company to consummate the Closing is subject to the satisfaction, or the waiver at the Company’s discretion, of all of the following further conditions:

(a) The Parent Parties will have duly performed all of their covenants and obligations under this Agreement required to be performed by them at or prior to the Closing Date in all material respects, unless the applicable obligation has a materiality qualifier in which case it will be duly performed in all respects.

(b) All of the representations and warranties of the Parent Parties contained in Article V of this Agreement, disregarding all qualifications and exceptions contained in this Agreement relating to materiality or Parent Material Adverse Effect, regardless of whether it involved a known risk, will (i) be true and correct at and as of the Signing Date except as provided in the Parent Disclosure Schedules pursuant to Article V, and (ii) be true and correct as of the Closing Date except as provided in the Parent Disclosure Schedules pursuant to Article V (except that if the representations and warranties speak only as of a specific date prior to the Closing Date, such representations and warranties need only to be true and correct as of such earlier date), other than where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not had, and as would not reasonably be expected to have, a Parent Material Adverse Effect; it being understood and agreed that (A) the Parent Parties Fundamental Representations will not be qualified by materiality, “material” or “Parent Material Adverse Effect” or any similar limitation, all such Parent Parties Fundamental Representations will be true and correct in all material respects, and (B) the Parent Parties’ representations and warranties in Section 5.5 (Capitalization) will be true and correct in all respects except for de minimis inaccuracies at and as of such date.

(c) Since the Signing Date, there has not occurred a Parent Material Adverse Effect which is continuing.

(d) The Company will have received a certificate signed by an authorized officer of Parent Parties to the effect set forth in clauses (a) through (c) of this Section 9.3.

(e) Each of the persons listed on Section 9.3(e) of the Parent Disclosure Schedules will have entered into a Lock-Up Agreement.

(f) Parent will have delivered to the Company written resignations, in form and substance reasonable acceptable to the Company, from each of the officers and directors of Parent effective as of the Merger Effective Time.

Article X. TERMINATION

Section 10.1 Termination. This Agreement may be terminated and the Mergers and the other Transactions may be abandoned at any time prior to the Merger Approval Date, notwithstanding any Requisite Company Vote and adoption of this Agreement and the Transactions by the equity holders of the Company or Parent:

(a) by the mutual written consent of the Company and Parent duly authorized by each of their respective boards of directors;

(b) by either the Company or any Parent Party, duly authorized by its respective board of directors:

(i) on or after December 31, 2026 (the “Outside Date”), if the Merger will not have been consummated prior to the Outside Date; provided, however, that the right to terminate under this Section 10.1(b)(i) will not be available and the Outside Date will automatically be extended to December 31, 2027, without action of any Parties, unless Parent and the Company both send written notice of termination to the other or otherwise mutually agree in writing to terminate this Agreement at least ten (10) Business Days prior to December 31, 2026; provided, further, that the right to terminate this Agreement under this Section 10.1(b)(i) will not be available to a Party if the failure of the Mergers to have been consummated on or before the Outside Date was due to such Party’s breach of or failure to perform any of its representations, warranties, covenants or agreements set forth in this Agreement; provided, further, that the right to terminate under this Section 10.1(b)(i) will not be available and the Outside Date will automatically be extended by an additional 60 days: (i) in the event that the SEC has not declared effective under the Securities Act the Registration Statement by the date by the Outside Date (unless such failure to be declared effective results from the breach by any Party of its representations, warranties, covenants or other agreements contained in this Agreement or the failure or delay by any Party to use the efforts required hereunder to cause such Registration Statement to become effective); or (ii) the issuance of clearance or approval from a Governmental Authority to the

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extent required to satisfy the condition set forth in Section 9.1(b)(ii) will not have been fulfilled but all other conditions to Closing either have been fulfilled or are then capable of being fulfilled; provided, further, that the Parties hereby agree that if the Merger will not have been consummated prior to the Outside Date, without prejudice to the right of either the Company or any Parent Party to terminate this Agreement under this Section 10.1(b)(i), the Parties will enter into good faith discussions, with a view to continuing to pursue the Transactions on terms and conditions mutually agreed by the Parties;

(ii) if any Order having the effect set forth in Section 9.1(a) will be in effect and will have become final and non-appealable; provided, however, that the right to terminate this Agreement under this Section 10.1(b)(ii) will not be available to a Party if such Order was due to such Party’s breach of or failure to perform any of its representations, warranties, covenants or agreements set forth in this Agreement; or

(iii) if any of the Parent Party Shareholder Approval Matters will fail to receive the Required Parent Shareholder Approval at the Parent Extraordinary General Meeting (unless such Parent Extraordinary General Meeting has been adjourned or postponed, in which case at the final adjournment or postponement thereof);

(c) by any of the Parent Parties, if (i) any of the representations or warranties of the Company set forth in Article IV will have become untrue or inaccurate, or if there has been a breach by the Company of any covenant or agreement on the part of the Company set forth in this Agreement (including an obligation to consummate the Closing and subject to any cure period provided for in this Agreement or agreed to by the Parent Parties), in each case such that the conditions to Closing set forth in Section 9.2 would not be satisfied, and (ii) such inaccuracy of the representations or warranties of the Company, or the breach or breaches is incapable of being cured or is not cured (or waived by the Parent Parties) by the earlier of (A) the Outside Date or (B) 20 days after written notice thereof is delivered to the Company; provided, however, that the Parent Parties will not have the right to terminate this Agreement pursuant to this Section 10.1(b) if any Parent Party is then in material breach of any representation, warranty, covenant, or obligation under this Agreement, which breach has not been cured;

(d) by the Company, if (i) any of the representations or warranties of any Parent Party set forth in Article V will have become untrue or inaccurate, or if there has been a breach by any Parent Party of any covenant or agreement on its part set forth in this Agreement (including an obligation to consummate the Closing and subject to any cure period provided for in this Agreement or agreed to by the Company), in each case such that the conditions to Closing set forth in Section 9.3 would not be satisfied and (ii) such inaccuracy of the representations or warranties of any Parent Party, or the breach or breaches is incapable of being cured or is not cured (or waived by the Company) by the earlier of (A) the Outside Date or (B) 20 days after written notice thereof is delivered to the Parent Parties; provided, however, that the Company will not have the right to terminate this Agreement pursuant to this Section 10.1(d) if the Company is then in material breach of any representation, warranty, covenant, or obligation under this Agreement, which breach has not been cured;

(e) by Parent if the Company fails to deliver the Company Audited Financial Statements to Parent on or before September 30, 2026 in accordance with Section 7.1; or

(f) by Parent or the Company, if such other Party (either the Company or Parent) fails to consummate the Transactions upon satisfaction of all of the conditions to Closing set forth in Article IX (other than those conditions that by their nature would be satisfied at the Closing and those conditions that may be waived by Parent or the Company, as applicable) or otherwise terminates the Agreement in breach of this Article X, provided in each case, that Parent or the Company, as the case may be, is ready and willing to consummate the Transactions at such time.

Section 10.2 Effect of Termination. In the event of the termination of this Agreement (other than termination pursuant to Section 10.1(a)), written notice thereof will be given by the Party desiring to terminate to the other Party or Parties, specifying the provision of this Agreement pursuant to which such termination is made, and this Agreement will following such delivery become null and void (other than the provisions of Section 6.3, this Section 10.2 and Article XI) without Liability of any party to any other party, provided, that in the event of termination pursuant to Section 10.1(c) or Section 10.1(d), termination will not relieve a party from any Liability arising from or relating to fraud or any willful breach of a representation, a warranty or a covenant by such party prior to the termination. Notwithstanding the foregoing, if Parent terminates this Agreement pursuant to Section 10.1(e) or Section 10.1(f)Section 10.1(f), then the Company will pay to Parent $3,000,000 as liquidated damages.

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Article XI. GENERAL PROVISIONS

Section 11.1 No Survival; No Recourse, etc.

(a) No Survival. None of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, will survive the Closing and will terminate and expire upon the occurrence of the Merger Effective Time (and there will be no Liability after the Closing in respect thereof), except for those covenants and agreements contained in this Agreement that by their terms expressly apply in whole or in part after the Closing and then only with respect to any breaches occurring on or after the Closing, and except as otherwise expressly set forth in this Section 11.1(a).

(b) No Recourse. This Agreement may only be enforced against, and any claim or cause of Action based upon, arising out of, or related to this Agreement or the Transactions may only be brought against, the entities that are expressly named as Parties and then only with respect to the specific obligations set forth in this Agreement with respect to such Party. Except to the extent a party hereto (and then only to the extent of the specific obligations undertaken pursuant to this Agreement), (i) no past, present or future director, officer, employee, incorporator, member, partner, shareholder, Affiliate, agent, attorney, advisor or Representative of any Party and (ii) no past, present or future director, officer, employee, incorporator, member, partner, shareholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any of the foregoing will have any liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of the Company, Parent, or Parent Merger Sub under this Agreement or for any claim based on, arising out of, or related to this Agreement or the Transactions.

(c) Acknowledgements.

(i) Each of the Parties acknowledges and agrees (on its own behalf and on behalf of its respective Affiliates and its and their respective Representatives) that (A) it has conducted its own independent investigation of the financial condition, results of operations, assets, liabilities, properties and projected operations of the other Parties (and their respective Subsidiaries) and has been afforded satisfactory access to the books and records, facilities and personnel of the other Parties (and their respective Subsidiaries) for purposes of conducting such investigation, (ii) the Company representations and warranties in Article IV or as provided in any certificate delivered in accordance with Article IX, constitute the sole and exclusive representations and warranties of the Company in connection with the Transactions, (iii) the Parent Party representations and warranties in Article V or as provided in any certificate delivered in accordance with Article IX, constitute the sole and exclusive representations and warranties of the Parent Parties, (iv) except for the representations and warranties in Article IV and Article V or as provided in any certificate delivered in accordance with Article IX, none of the Parties or any other Person makes, or has made, any other express or implied representation or warranty with respect to any Party (or any Party’s Subsidiaries), including any implied warranty or representation as to condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of such Party or its Subsidiaries or the Transactions and all other representations and warranties of any kind or nature expressed or implied (including (x) regarding the completeness or accuracy of, or any omission to state or to disclose, any information, including in the estimates, projections or forecasts or any other information, document or material provided to or made available to any Party or their respective Affiliates or Representatives in certain “data rooms,” management presentations or in any other form in expectation of the Transactions, including meetings, calls or correspondence with management of any Party (or any Party’s Subsidiaries), and (y) any relating to the future or historical business, condition (financial or otherwise), results of operations, prospects, assets or liabilities of any Party (or its Subsidiaries), or the quality, quantity or condition of any Party’s or its Subsidiaries’ assets) are specifically disclaimed by all Parties and their respective Subsidiaries and all other Persons (including the Representatives and Affiliates of any Party or its Subsidiaries), (v) Representatives of the Parent Parties or the Company have not made, and are not making, any representation or warranty whatsoever to any Party or its Affiliates and will not be liable in respect of the accuracy or completeness of any information provided to any Party or its Affiliates, and (vi) each Party and its respective Affiliates are not relying on any representations and warranties in connection with the Transactions except the representations and warranties in Article IV and Article V or as provided in any certificate delivered in accordance with Article IX. The foregoing does not limit any rights of any Party pursuant to any other Additional Agreement against any other Party pursuant to such Additional Agreement to which it is a

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party or an express third-party beneficiary thereof. Except as otherwise expressly set forth in this Agreement, Parent understands and agrees that any assets, properties and business of the Company and its Subsidiaries are furnished “as is”, “where is” and subject to and except for the representations and warranties in Article IV by the Company or as provided in any certificate delivered in accordance with Article IX, with all faults and without any other representation or warranty of any nature whatsoever. Nothing in this Section will relieve any Party of liability in the case of actual and intentional Fraud committed by such Party.

(ii) Effective upon Closing, except with respect to those covenants and agreements contained in this Agreement that by their terms expressly apply at or after the Closing, each of the Parties waives, on its own behalf and on behalf of its respective Affiliates and Representatives, to the fullest extent permitted under applicable Law, any and all rights, Actions and causes of action it may have against any other Party or their respective Subsidiaries and any of their respective current or former Affiliates or Representatives relating to the operation of any Party or its Subsidiaries or their respective businesses or relating to the subject matter of this Agreement, the schedules, or the exhibits to this Agreement, whether arising under or based upon any federal, state, local or foreign Law. Each Party acknowledges and agrees that it will not assert, institute or maintain any Action of any kind whatsoever, including a counterclaim, cross-claim, or defense, regardless of the legal or equitable theory under which such liability or obligation may be sought to be imposed, that makes any claim contrary to the agreements and covenants set forth in this Section. Notwithstanding anything in this Agreement to the contrary, nothing in this Section will preclude any Party from seeking any remedy for Fraud by a Party solely and exclusively with respect to the making of any representation or warranty by it in this Agreement (as applicable). Each Party will have the right to enforce this Section on behalf of any Person that would be benefitted or protected by this Section if they were a Party. The foregoing agreements, acknowledgements, disclaimers, and waivers are irrevocable. For the avoidance of doubt, nothing in this Section will limit, modify, restrict, or operate as a waiver with respect to, any rights any Party may have under any written agreement entered into in connection with the transactions that are contemplated by this Agreement, including any other Additional Agreement.

Section 11.2 Expenses. Unless otherwise provided for in this Agreement, if the Closing does not take place, all costs and expenses (including all fees and disbursements of counsel, financial advisors, and accountants) incurred in connection with the negotiation and preparation of this Agreement and the Additional Agreements, the performance of the terms of this Agreement and the Additional Agreements, and the consummation of the Transactions, will be paid by the respective party incurring such costs and expenses. Upon the Closing, accrued and unpaid Transaction Expenses of the Company and Parent Parties will be paid by and/or reimbursed by wire transfer of immediately available funds, from the Surviving Corporation.

Section 11.3 Notices. All notices, requests, demands, and other communications under this Agreement will be in writing and will be deemed to have been duly given or made (a) if sent by registered or certified mail in the United States return receipt requested, upon receipt, (b) if sent designated for overnight delivery by an internationally recognized overnight air courier (such as DHL or Federal Express), two Business Days after dispatch from any location in the United States, (c) if sent by e-mail transmission before 5:00 p.m. Pacific Time on a Business Day, when transmitted and receipt is confirmed, (d) if sent by e-mail transmission on a day other than a Business Day or after 5:00 p.m. Pacific Time on a Business Day and receipt is confirmed, on the following Business Day, and (e) if otherwise actually personally delivered, when delivered; provided that such notices, requests, demands, and other communications are delivered to the address set forth below, or to such other address as any party will provide by like notice to the other parties to this Agreement.

if to the Company, to:

Pasqal Holding SAS
24 Av. Emile Baudot
91120 Palaiseau
France
Attention:	Mr. Wasiq Bokhari, Mr. Loic Henriet
Email:	wasiq.bokhari@pasqal.com/loic@pasqal.com

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with a copy to (which will not constitute notice):

Orrick, Herrington & Sutcliffe LLC
51 West 52nd Street
New York, NY 10019-6142
United States
Attention:	Marsha Mogilevich, David Schwartz, Albert Vanderlaan
Email:	mmogilevich@orrick.com, dschwartz@orrick.com,
avanderlaan@orrick.com
Orrick, Herrington & Sutcliffe (Europe) LLP
61 rue des Belles Feuilles
75116 Paris
France
Attention:	Yves Lepage, Olivier Jouffroy
Email:	ylepage@orrick.com, ojouffroy@orrick.com

if to any Parent Party or Parent Merger Sub (prior to the Closing):

Bleichroeder Acquisition Corp. II
1345 Avenue of the Americas, Fl 47
New York, NY 10105
Attention:	Robert Folino
Email:	Robert.Folino@bspac1.com

with a copy to (which will not constitute notice):

Reed Smith LLP
2850 N. Harwood Street, Suite 1500
Dallas, TX 75201
Attention:	Lynwood E. Reinhardt Jr., Esq.
Jocelyne E. Kelly
Email:	LReinhardt@reedsmith.com
Jocelyne.Kelly@reedsmith.com

Section 11.4 Entire Agreement. This Agreement (including any schedules, annexes, and exhibits to this Agreement), including the Disclosure Schedules and the Annexes to this Agreement, the Additional Agreements and the Confidentiality Agreement, constitute the entire agreement among the Parties with respect to the subject matter of this Agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement. No provision of this Agreement or any Additional Agreement may be explained or qualified by any agreement, negotiations, understanding, discussion, conduct or course of conduct or by any trade usage. Except as otherwise expressly provided herein or in any Additional Agreement, there is no condition precedent to the effectiveness of nay provision hereof or thereof.

Section 11.5 Severability. Whenever possible, each provision of this Agreement will be interpreted in such a manner as to be effective and valid under applicable Law. In the event that any term or other provision of this Agreement, or the application thereof, is held to be invalid, illegal, or incapable of being enforced by any applicable rule of Law, or public policy, all other conditions and provisions of this Agreement will nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions are not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the Parties will negotiate in good faith to modify this Agreement (or cause such court or other legal authority to modify) for any provision so held to be invalid a valid provision, so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the Transactions be effected as originally contemplated to the fullest extent possible.

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Section 11.6 Amendments; No Waivers. Subject to applicable Law, any provision of this Agreement may be amended or waived prior to the Effective Time if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each of the Parties, or, in the case of a waiver, by each Party against whom the waiver is to be effective; provided that, after approval and adoption of this Agreement and the Merger by Parent Shareholders and without their further approval, no amendment or waiver will reduce the amount or change the kind of consideration to be received in exchange for any equity securities of the Company. No course of dealing and no failure or delay on the part of any party in exercising any right, power, or remedy conferred by this Agreement will operate as a waiver thereof or otherwise prejudice such party’s rights, powers, and remedies. The failure of any of the Parties to require the performance of a term or obligation under this Agreement or the waiver by any of the Parties of any breach under this Agreement will not prevent subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach under this Agreement. No single or partial exercise of any right, power, or remedy conferred by this Agreement will preclude any other or further exercise thereof or the exercise of any other right, power, or remedy.

Section 11.7 Assignment; Successors and Assigns. All covenants and agreements and other provisions set forth in this Agreement and made by or on behalf of any of the Parties will bind and inure to the benefit of the successors, heirs, and permitted assigns of such Party, whether or not so expressed. None of the Parties may assign, transfer, or delegate any of their respective rights or obligations under this Agreement, by operation of Law or otherwise, without the consent in writing of the Company and Parent. Any purported assignment or delegation of rights or obligations without such consent and in violation of this Section will be void and of no force or effect, in addition to constituting a material breach of this Agreement.

Section 11.8 Third Party Beneficiaries. This Agreement will be binding upon and inure solely to the benefit of each Party to this Agreement, and nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement, except (a) as set forth in or contemplated by the terms and provisions of Section 6.10 or Section 11.1(b), and (b) from and after the Effective Time, the rights of the Shareholders to receive the Merger Consideration, as applicable, as provided in this Agreement.

Section 11.9 Governing Law; Dispute Resolution Provisions.

(a) Governing Law. Other than the Draft Merger Agreement, which will be governed by the French Commercial Code and the Reincorporation Plan of Merger, which will be governed by Cayman Islands law, this Agreement, including any claims or causes of action (whether in contract, tort, or statute) that may be based upon, arise out of, or relate to this Agreement, or the negotiation, execution, or performance thereof or the Transactions, will be governed by and construed and enforced in accordance with the Laws of the State of Delaware, without giving effect to any choice or conflict of Law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

(b) Dispute Resolution. In the event of any dispute arising out of or in connection with this Agreement, or any matters described or contemplated in this Agreement, the Parties agree that any Party may elect to first refer such dispute to non-binding mediation under the ICC Mediation Rules. In the event that either (i) such dispute has not been settled pursuant to the ICC Mediation Rules within 30 days following the filing of a request for mediation by any Party or within such other period as the Parties may agree in writing, or (ii) if the Party bringing such dispute elects to forego mediation, then a Party may refer such dispute exclusively to the International Chamber of Commerce (the “ICC”) and such dispute will thereafter be finally adjudicated under the Rules of Arbitration of the ICC (the “ICC Rules”) by one arbitrator (A) appointed in accordance with the ICC Rules, and (B) in any case having substantial experience adjudicating and arbitrating disputes among parties relating to mergers and acquisitions in the State of Delaware under and in accordance with the internal laws of the State of Delaware. The venue and seat of arbitration will be Paris, France. The language to be used in the arbitral proceedings will be English. The arbitration proceedings will be confidential. The arbitrators will have the authority to issue or order injunctions, specific performance and other equitable remedies.

(c) Waiver of Jury Trial. EACH PARTY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ANY PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE, AND ENFORCEMENT OF THIS AGREEMENT AND THEREOF. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT, OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY

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OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATION OF THIS WAIVER, (C) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 11.10 Counterparts. This Agreement may be executed in one or more counterparts, each of which will constitute an original, but all of which will be considered one and the same agreement and will become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties the original, photocopied or electronically transmitted (including scanned .pdf image) signature pages that together, it being understood that all Parties need not sign the same counterpart. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or other electronic transmission, including by e-mail attachment, will be effective as delivery of a manually executed counterpart of this Agreement. The words “execution,” “signed,” “signature,” and words of like import in this Agreement or in any other certificate, agreement or document related to this Agreement or any other Additional Agreement will include images of manually executed signatures transmitted by facsimile or other electronic format (including, “pdf”, “tif” or “jpg”) and other electronic signatures (including, DocuSign and AdobeSign). The use of electronic signatures and electronic records (including, any contract or other record created, generated, sent, communicated, received, or stored by electronic means) will be of the same legal effect, validity and enforceability as a manually executed signature or use of a paper-based record-keeping system to the fullest extent permitted by applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the Delaware Uniform Electronic Transactions Act and any other applicable law. Minor variations in the form of the signature page, including footers from earlier versions of this Agreement or any such other document, will be disregarded in determining the party’s intent or the effectiveness of such signature.

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Annex A-68

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first written above.

Parent:
Bleichroeder Acquisition Corp. II
By:	/s/ Andrew Gundlach
	Name:	Andrew Gundlach
	Title:	Chief Executive Officer
Parent Merger Sub:
BLEICHROEDER ACQUISITION 2 FRANCE
By:	/s/ Michel Combes
	Name:	Michel Combes
	Title:	President

Annex A-69

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first written above.

Company:
PASQAL HOLDING SAS
By:	/s/ Wasiq Bokhari
	Name:	Mr. Wasiq Bokhari
	Title:	President

Annex A-70

Annex A-1

AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER
AND
ASSIGNMENT AND ASSUMPTION AGREEMENT

This AMENDMENT NO. 1 to the AGREEMENT AND PLAN OF MERGER, dated as of May 26, 2026 (this “Amendment”), is made by and between Bleichroeder Acquisition Corp. II, a Cayman Islands exempted company (“Parent”), Bleichroeder Acquisition 2 France, a société par actions simplifiée formed under the laws of the Republic of France and wholly owned subsidiary of Parent (the “Parent Merger Sub”), Bleichroeder Acquisition France Merger Sub 2, a société anonyme formed under the laws of the Republic of France (“New Merger Sub”), and Pasqal Holding SAS, a société par actions simplifiée formed under the laws of the Republic of France (the “Company”). Parent, Parent Merger Sub and the Company shall each be referred to herein from time to time individually as a “Party” and collectively as the “Parties”.

RECITALS:

WHEREAS, Parent, Parent Merger Sub and the Company are parties to that certain Agreement and Plan of Merger, dated as of February 28, 2026 (as may be amended or supplemented from time to time, the “Business Combination Agreement”);

WHEREAS, in connection with the Transactions, Parent Merger Sub desires to assign, and New Merger Sub desires to assume, all of Parent Merger Sub’s rights and obligations under the Business Combination Agreement, and each of Parent and the Company desires to consent to such assignment and assumption and to acknowledge the substitution of New Merger Sub for Parent Merger Sub as a party to the Business Combination Agreement;

WHEREAS, pursuant to Section 11.6 of the Business Combination Agreement, the Business Combination Agreement may be amended or waived prior to the Effective Time if, but only if, such amendment or waiver is in writing and executed by the Parties; and

WHEREAS, the Parties desire to amend the Business Combination Agreement as hereinafter set forth.

NOW, THEREFORE for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.    Definitions.    Capitalized terms used in this Amendment and not otherwise defined herein shall have the respective meanings ascribed to them in the Business Combination Agreement.

2.    Assignment and Assumption.    Effective as of the date hereof, Parent Merger Sub hereby irrevocably assigns, transfers, conveys and delivers to New Merger Sub all of Parent Merger Sub’s right, title and interest in, to and under the Business Combination Agreement, including all of Parent Merger Sub’s rights, benefits and privileges thereunder. New Merger Sub hereby accepts such assignment and assumes and agrees to observe and perform all of the duties, obligations, terms, provisions and covenants, and to pay and discharge all of the liabilities of Parent Merger Sub to be observed, performed, paid or discharged in connection with the Business Combination Agreement. Each of Parent and the Company hereby (i) consents to the assignment and assumption pursuant to and in accordance with Section 11.7 of the Business Combination Agreement, (ii) acknowledges and agrees that, effective as of the date hereof, New Merger Sub shall be substituted for Parent Merger Sub as a “Party” and as “Parent Merger Sub” for all purposes under the Business Combination Agreement, as amended by this Amendment, and all references in the Business Combination Agreement to “Parent Merger Sub” shall be deemed to refer to New Merger Sub, and (iii) releases and discharges Parent Merger Sub from any and all obligations arising under the Business Combination Agreement from and after the date hereof. Notwithstanding the foregoing, nothing in this Section 2 shall be deemed to release Parent Merger Sub from any obligation or liability under the Business Combination Agreement that arose or accrued prior to the date hereof.

Annex A-1-1

3.    Amendments.    The Business Combination Agreement is hereby amended as follows:

a.    The introductory paragraph of the Business Combination Agreement is hereby amended and restated by deleting “Bleichroeder Acquisition 2 France, a société par actions simplifiée formed under the laws of the Republic of France and wholly owned subsidiary of Parent” and replacing it with “Bleichroeder Acquisition France Merger Sub 2, a société anonyme formed under the laws of the Republic of France,” and any references to Parent Merger Sub shall be deemed to refer to Bleichroeder Acquisition France Merger Sub 2, a société anonyme formed under the laws of the Republic of France.

b.    The fourth WHEREAS clause of the Preamble is hereby deleted in its entirety and replaced with the following:

“WHEREAS, Parent Merger Sub exists for the purpose of effectuating the Transactions, including the merger of Parent with and into Parent Merger Sub (the “Reincorporation Merger”), in which Parent Merger Sub will be the surviving entity of the Reincorporation Merger (the “Parent Surviving Corporation”).”

c.    The ninth WHEREAS clause of the Preamble is hereby deleted in its entirety and replaced with the following

“WHEREAS, as a condition and inducement to the Parties’ willingness to enter into this Agreement, concurrently with the execution and delivery of this Agreement, Parent and Parent Merger Sub, on the one hand and on behalf of the Surviving Corporation, and certain investors named therein (the “Pre-PIPE Investors”), on the other hand, have executed and delivered that certain securities purchase agreement (the “Pre-PIPE SPA”), pursuant to which the Pre-PIPE Investors have agreed, among other things, to subscribe from the Surviving Corporation, and Parent and Parent Merger Sub have agreed, among other things, to issue to such investors, for an aggregate issue amount of not less than $150 million, (a) senior unsecured convertible bonds of the Surviving Corporation convertible into Surviving Corporation Shares, governed by French law (the “Convertible Bonds”), having the rights, preferences and privileges substantially consistent with terms set forth in Exhibit A to the Pre-PIPE SPA, to be attached to the Surviving Corporation’s shareholders decision authorizing the issuance of the Convertible Bonds (the “Convertible Bonds Terms and Conditions”) and (b) warrants (bons de souscription d’actions) to purchase Surviving Corporation Shares, governed by French law (the “Pre-PIPE Warrants”), having the rights, preferences and privileges substantially consistent with the terms set forth in Exhibit A to the Pre-PIPE SPA, to be attached to the Surviving Corporation’s shareholders decision authorizing the issuance of the Pre-Pipe Warrants (the “Pre-PIPE Warrants Terms and Conditions”), pursuant to subscription forms relating to the subscription for (i) the Convertible Bonds and (ii) the Pre-PIPE Warrants (each a “Pre-PIPE Subscription Agreement” and, collectively the “Pre-PIPE Subscription Agreements”), in each case to be delivered substantially concurrently with the Closing (such investment, the “Pre-PIPE Investment”).”

d.    The final WHEREAS clause of the Business Combination Agreement is hereby deleted in its entirety and replaced with the following:

“WHEREAS, the board of directors of Parent Merger Sub (the “Parent Merger Sub Board”) has (i) determined that this Agreement, the Additional Agreements to which Parent Merger Sub is a party, the Mergers, and the other Transactions are fair and advisable to, and in the best interests of, Parent Merger Sub and the shareholders of Parent Merger Sub, in their respective capacities as shareholders of Parent Merger Sub, and (ii) approved and adopted this Agreement, the Additional Agreements to which Parent Merger Sub is a party, the Mergers and the other Transactions.”

Annex A-1-2

e.    The definition of “Parent Merger Sub Shares” is hereby deleted in its entirety and replaced with the following:

“Parent Merger Sub Shares” means the ordinary shares, of par value €.10 each, of Parent Merger Sub.

f.    The last sentence of Section 2.1(a) of the Business Combination Agreement is hereby deleted in its entirety.

g.    The last sentence of Section 2.1(f)(iii) of the Business Combination Agreement is hereby deleted in its entirety and replaced with the following:

“In addition, as of the Reincorporation Merger Effective Time, each Parent Merger Sub Share issued and outstanding immediately prior to the Reincorporation Merger Effective Time, whether held by Parent or by any other shareholder of Parent Merger Sub, will be automatically cancelled and extinguished without any conversion or consideration delivered in exchange therefor.”

h.    Section 5.2(a) of the Business Combination Agreement is hereby deleted in its entirety and replaced with the following:

“The execution, delivery and performance by each of the Parent Parties of this Agreement and the Additional Agreements (to which it is a party) and the consummation by each of the Parent Parties of the Transactions are within the corporate powers of such Parent Parties and have been duly authorized by all necessary corporate action, including the Parent Board Recommendation, on the part of the Parent Parties to the extent required by their respective Organizational Documents, other than the Required Parent Shareholder Approval, the approval of the shareholders of Parent Merger Sub approving the Reincorporation Merger, and the required approval of the Merger by the shareholders of Parent Surviving Corporation. This Agreement has been duly executed and delivered by the Parent Parties and it and the Additional Agreements (to which each of them is a party) will constitute upon execution and delivery by all parties, a valid and legally binding agreement of the Parent Parties, enforceable against them in accordance with their respective terms except for the Enforceability Exceptions.”

i.     Section 5.2(b) of the Business Combination Agreement is hereby deleted in its entirety and replaced with the following:

“Parent Board Approval; Parent Shareholder Vote. The Parent Board (including any required committee or subgroup of the Parent Board) and the shareholders of Parent Merger Sub have, as of the date of this Agreement, unanimously (i) approved and declared the advisability of this Agreement, the other Additional Agreements, and the consummation of the Transactions, and (ii) determined that the consummation of the Transactions is in the best interest of, as applicable, Parent and shareholders of Parent (as a whole). Other than the Required Shareholder Approval, no other corporate proceedings on the part of Parent are necessary to approve the consummation of the Transactions.”

j.     Section 5.5(b)(i) of the Business Combination Agreement is hereby deleted in its entirety and replaced with the following:

“The authorized share capital of Parent Merger Sub is €50,000, divided into 500,000 Parent Merger Sub Shares, of which 500,000 Parent Merger Sub Shares are issued and outstanding as of such time, of which 499,990 Parent Merger Sub Shares are held by Parent and 10 Parent Merger Sub Shares are held by Michel Combes. No other voting securities of Parent Merger Sub are issued, reserved for issuance or outstanding.”

Annex A-1-3

k.    The first sentence of Section 5.5(b)(iv) of the Business Combination Agreement is hereby deleted in its entirety and replaced with the following:

“The share capital of Parent Merger Sub is owned by Parent and Michel Combes, and Parent Merger Sub was formed for the purpose of the Reincorporation Merger.”

l.     Section 5.6 of the Business Combination Agreement is hereby deleted in its entirety and replaced with the following:

“Subsidiaries. Other than its equity interest in Parent Merger Sub, Parent has no other Subsidiaries or equity interests in any other Person.”

m.   Section 8.8(c) of the Business Combination Agreement is hereby deleted in its entirety and replaced with the following:

“Name Change. Prior to the consummation of the Merger, Parent Merger Sub shareholders will decide to change, and take all actions necessary to change, the name of Parent Merger Sub to “Pasqal Holding SA” or such other name selected by the Company and such name change shall become effective immediately prior to or substantially simultaneously with the consummation of the Merger. Immediately after the consummation of the Merger, Parent Merger Sub will file with the trade and companies register any documents required to update the trade and companies register.”

4.           Effect of this Amendment.    Except as expressly provided by this Amendment, each of the provisions of the Business Combination Agreement shall remain unchanged and in full force and effect following the execution of this Amendment. Following the execution of this Amendment, references in the Business Combination Agreement to “this Agreement”, “herein”, “hereof” or phrases having a similar meaning shall refer to the Business Combination Agreement as amended by this Amendment.

5.           Entire Agreement.    This Amendment and the Business Combination Agreement constitute the entire agreement among the Parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the Parties or any of their respective Subsidiaries with respect to the subject matter hereof.

6.           General Provisions.    Section 11.3 (Notices), Section 11.5 (Severability), Section 11.10 (Counterparts), and Section 11.9 (Governing Law; Dispute Resolution Provisions) of the Business Combination Agreement are incorporated herein by reference and shall apply, mutatis mutandis, to this Amendment as though fully set forth herein.

[Signature pages follow]

Annex A-1-4

IN WITNESS WHEREOF, the Parties hereto have caused this Amendment to be executed by their respective authorized representatives as of the date first written above.

Bleichroeder Acquisition Corp. II
By:	/s/ Marcello Padula
Name:	Marcello Padula
Title:	Chief Executive Officer
BLEICHROEDER ACQUISITION 2 FRANCE
By:	/s/ Michel Combes
Name:	Michel Combes
Title:	President
BLEICHROEDER ACQUISITION FRANCE MERGER SUB 2
By:	/s/ Michel Combes
Name:	Michel Combes
Title:	President
PASQAL HOLDING SAS
By:	/s/ Wasiq Bokhari
Name:	Michel Combes
Title:	President

Annex A-1-5

Annex D

SPONSOR SUPPORT AGREEMENT

This SPONSOR SUPPORT AGREEMENT (this “Agreement”) is made and entered into on as of February 28, 2026, by and among (i) Bleichroeder Sponsor 2 LLC, a Delaware limited liability company (the “Sponsor”), (ii) Bleichroeder Acquisition Corp. II, a Cayman Islands exempted company (“Parent”), (iii) Pasqal Holding SAS, a société par actions simplifiée formed under the laws of the Republic of France (the “Company”), and (iv) Bleichroeder Acquisition 2 France, a société anonyme formed under the laws of the Republic of France and wholly owned subsidiary of the Parent (“Parent Merger Sub”). Any capitalized term used but not defined in this Agreement will have the meaning ascribed to such term in the Business Combination Agreement (as defined below).

WHEREAS, concurrently with the execution and delivery of this Agreement, (i) Parent, (ii) Parent Merger Sub, and (iii) the Company entered into an Agreement and Plan of Merger (as amended from time to time in accordance with the terms thereof, the “Business Combination Agreement”), pursuant to which, among other matters, (a) Parent will merge with and into Parent Merger Sub, with Parent Merger Sub continuing as the surviving company (the “Reincorporation Merger”), and with Parent Shareholders receiving one ordinary share, par value $0.0001 of the Parent Surviving Corporation (the “Surviving Corporation Shares”) for each Class A Ordinary Share, par value €0.10 of the Parent Surviving Corporation (the “Parent Class A Ordinary Shares”) held by such shareholder, and (b) as promptly as practicable after the Reincorporation Merger Effective Time, the Company will merge with and into Parent Surviving Corporation, with Parent Surviving Corporation continuing as the surviving company (the “Merger”, and together with the Reincorporation Merger, the “Mergers”, and together with the other transactions contemplated by the Business Combination Agreement and the Additional Agreements, the “Transactions”), with the members of the Company receiving Surviving Corporation Shares in exchange for their Company Class A Ordinary Shares, Company Class B Ordinary Shares, Company Class C Ordinary Shares, Company Class Seed Ordinary Shares and Company Common Ordinary Shares, and as a result of the Mergers, the Surviving Corporation Shares and Surviving Corporation Warrants will be approved for listing on Nasdaq or another Principal Market, all upon the terms and subject to the conditions set forth in the Business Combination Agreement and in accordance with the provisions of applicable Law;

WHEREAS, as of the date hereof, Sponsor owns 9,583,333 Parent Class B ordinary shares, par value $0.0001 per share (all such Parent Class B Ordinary Shares and any other Parent Ordinary Shares and any other equity securities of Parent of which beneficial ownership of record or the power to vote is hereafter acquired by Sponsor prior to the termination of this Agreement and any all other shares of Parent issued or issuable to Sponsor or acquired thereby after the date hereof, including from the exercise of any Parent Private Warrants and any Parent equity or debt securities (including securities convertible into equity) issued in connection with the Pre-PIPE Investment or PIPE Investment, being referred to herein as the “Shares”);

WHEREAS, as of the date hereof, Sponsor also owns 5,000,000 private placement warrants of the Parent (the “Parent Private Warrants”);

WHEREAS, in connection with Parent’s initial public offering (the “IPO”), Parent, Sponsor and the then current officers and directors of SPAC entered into a letter agreement, dated as of January 7, 2026 (the “Insider Letter”), pursuant to which Sponsor agreed to certain voting requirements, transfer restrictions and waiver of redemption rights with respect to the Parent Ordinary Shares owned by it;

WHEREAS, the Parent Organizational Documents provide, among other matters, that Parent Class B Ordinary Shares will automatically convert into Parent Class A Ordinary Shares upon the consummation of an initial business combination, subject to adjustment if additional Parent Class A Ordinary Shares or Equity-linked Securities (as defined in the Parent Organization Documents) are issued or deemed issued in excess of the amounts sold in the IPO (the “Anti-Dilution Right”), excluding certain exempted issuances; and

WHEREAS, in order to induce the Company, Parent and Parent Merger Sub to enter into the Business Combination Agreement, Sponsor is executing and delivering this Agreement to the Company, Parent and Parent Merger Sub.

Annex D-1

NOW, THEREFORE, in consideration of the premises set forth above, which are incorporated in this Agreement as if fully set forth below, and intending to be legally bound hereby, the parties hereby agree as follows:

1. Agreement to Vote. Sponsor, solely in its capacity as a shareholder of Parent, with respect to the Shares, hereby agrees during the term of this Agreement to vote (or cause to be voted) at the Parent Extraordinary General Meeting and any other meeting of the shareholders of Parent, however called, or any adjournment thereof, and in any action by written consent of the shareholders of Parent related to any matters contemplated by the Business Combination Agreement and the Additional Agreements, or in any other circumstance in which the vote, consent or other approval of the shareholders of Parent is sought (and to appear at any such meeting, in person or by proxy, or otherwise cause all of the Shares to be counted as present thereat for purposes of establishing a quorum), all of the Shares, in each case, to the extent Shares are entitled to vote thereon or consent thereto (i) in favor of the Parent Party Shareholder Approval Matters, and (ii) in opposition to: (A) any proposals (x) for an Alternative Transaction, (y) any merger, consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by SPAC (other than the Transactions); or (z) any actions which are in competition with or materially inconsistent with the transactions contemplated by the Business Combination Agreement; (B) other than as contemplated by the Business Combination Agreement, any (x) material change in the present capitalization of the Parent, (y) amendment of the Parent’s Organizational Documents or (z) change in the Parent’s corporate structure or business; and (C) any other action or proposal involving Parent that would reasonably be expected to prevent, impede, interfere with, delay, postpone or adversely affect in any material respect the transactions contemplated by the Business Combination Agreement or would reasonably be expected to (i) impede, frustrate, prevent or nullify any provision of this Agreement, the Business Combination Agreement or any Additional Agreement, (ii) result in a breach in any material respect of any covenant, representation, warranty or any other obligation or agreement of Parent under the Business Combination Agreement or any Additional Agreement, or (iii) result in any of the conditions in respect of obligations of Parent set forth in Article IX of the Business Combination Agreement not being fulfilled (provided that nothing herein shall affect, restrict or in any way apply to any right that Parent has to terminate the Business Combination Agreement in accordance with the terms thereof).

2. No Redemption. The Sponsor hereby agrees that it shall not redeem, or submit a request to Parent’s transfer agent or otherwise exercise any right to redeem, any Shares.

3. Transfer of Shares.

(a) No Transfers. Sponsor agrees that during the term of this Agreement it shall not, and shall cause its Affiliates not to, without Parent’s, Parent Merger Sub’s and the Company’s prior written consent, (A) offer for sale, sell (including short sales), transfer, tender, pledge, encumber, assign or otherwise dispose of (including by gift) (collectively, a “Transfer”), or enter into any contract, option, derivative, hedging or other agreement or arrangement or understanding (including any profit-sharing arrangement) with respect to, or consent to, a Transfer of, any or all of the Shares; (B) grant any proxies or powers of attorney with respect to any or all of the Shares; (C) permit to exist any lien of any nature whatsoever (other than those imposed by this Agreement, the Business Combination Agreement, the Additional Agreements, applicable securities Laws or Parent’s Organizational Documents, as in effect on the date hereof) with respect to any or all of the Shares; or (D) take any action with the intent of preventing, impeding, interfering with or adversely affecting Sponsor’s ability to perform its obligations under this Agreement. Parent hereby agrees that it shall not permit any Transfer of the Shares in violation of this Agreement. Sponsor agrees with, and covenants to, the Company, Parent Merger Sub and Parent that Sponsor shall not request that Parent register the Transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any Shares during the term of this Agreement without the prior written consent of the Company and Parent, unless such Transfer is permitted hereunder.

(b) Permitted Transfers. Section 4(a) shall not prohibit a Transfer of Shares by Sponsor to (i) any member of Sponsor or (ii) to any Affiliate of Sponsor, so long as, in the case of the foregoing clauses (i) and (ii), Sponsor provides notice to Parent and the Company prior to such transfer, and the assignee or transferee agrees to be bound by the terms of this Agreement and executes and delivers to the parties hereto a written consent and joinder, in form reasonably satisfactory to the Company, memorializing such agreement. During the term of this Agreement, Parent will not register or otherwise recognize the transfer (book-entry or otherwise) of any Shares or any certificate or uncertificated interest representing any of Sponsor’s Shares, except as permitted by, and in accordance with, this Section 4(b).

4. Waiver. Sponsor hereby waives any adjustment to the conversion ratio set forth in the Parent Organizational Documents and the Anti-Dilution Rights with respect to the Shares (whether resulting from the transactions contemplated hereby, by the Business Combination Agreement or any Additional Agreements or by any other

Annex D-2

transaction consummated in connection with the transactions contemplated hereby and thereby) and agrees that in connection with the transactions contemplated by the Business Combination Agreement, at the Effective Time, each Share (by virtue of consummation of both Mergers) shall convert into the right to receive one Surviving Corporation Share on a one-to-one basis.

5. Representations and Warranties. Sponsor represents and warrants for and on behalf of itself to Parent, Parent Merger Sub and the Company as follows:

(a) Binding Agreement. Sponsor (i) is (A) a limited liability company duly organized and validly existing under the laws of the jurisdiction of its organization and (B) has all necessary power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement, the performance of its obligations hereunder and the consummation of the transactions contemplated hereby by Sponsor has been duly authorized by all necessary limited liability action on the part of Sponsor. This Agreement, assuming due authorization, execution and delivery hereof by the other parties hereto, constitutes a legal, valid and binding obligation of Sponsor, enforceable against Sponsor in accordance with its terms (except as such enforceability may be limited by the Enforceability Exceptions). Sponsor understands and acknowledges that the Parent, Parent Merger Sub and the Company are entering into the Business Combination Agreement in reliance upon the execution and delivery of this Agreement by Sponsor.

(b) Ownership of Shares. As of the date hereof, Sponsor is the sole record and beneficial ownership of the Shares, is the lawful owner of such Shares, has the sole power to vote or cause to be voted such Shares, and has good and valid title to such Shares, free and clear of any and all Liens of any nature or kind whatsoever, other than those imposed by this Agreement, applicable securities Laws or the Parent’s Organizational Documents, as in effect on the date hereof. Sponsor has not entered into any voting agreement (other than this Agreement and the Insider Letter) with or granted any Person any proxy (revocable or irrevocable) with respect to the Shares, there is no limitation on Sponsor’s ability to sell or otherwise dispose of the Shares other than restrictions arising under applicable securities Laws, this Agreement and the Insider Letter. Except as set forth on Section 5.17 of the Parent Disclosure Schedules, no broker, finder, investment banker or other Person is entitled to any brokerage, finder’s or other fee or commission from Sponsor, Parent, or any of their respective Affiliates, in connection with the Transactions based upon arrangements made by or on behalf of Sponsor or any of its Affiliates. Except for the Shares set forth under Sponsor’s name on the signature page hereto, as of the date of this Agreement, Sponsor is not a beneficial owner of, record holder of or have the right to acquire any: (i) equity securities of Parent having the right to vote on any matters on which Sponsors of equity securities of Parent may vote or which are convertible into or exchangeable for, at any time, equity securities of Parent or (ii) options, warrants or other rights to acquire from Parent any equity securities or securities convertible into or exchangeable for equity securities of Parent, other than the Parent Private Warrants.

(c) Contracts with Parent. Except for (i) the Contracts disclosed in Section 5.16 of the Parent Disclosure Schedules and (ii) any Contract filed as an exhibit to a form, report, schedule, statement or other document that is publicly filed with the SEC, neither Sponsor nor any of its Affiliates are party to, and does not have any rights with respect to or arising from, any Contract with Parent.

(d) No Conflicts. No filing with, notification to, or consent from any Governmental Authority, and no consent, approval, authorization or permit of any other person is necessary for the execution of this Agreement by Sponsor, the performance of its obligations hereunder or the consummation by it of the transactions contemplated hereby. None of the execution and delivery of this Agreement by Sponsor, the performance of its obligations hereunder or the consummation by it of the transactions contemplated hereby shall (i) conflict with or violate any provision of the Organizational Documents of Sponsor, if applicable, (ii) result in, or give rise to, a violation or breach of or a default under any of the terms of any Contract or obligation to which Sponsor is a party or by which Sponsor or any of the Shares or its other assets may be bound, or (iii) conflict with or violate any applicable Law or Order; except in the case of clauses (ii) and (iii) above as would not reasonably be expected, either individually or in the aggregate, to impair Sponsor’s ability to timely perform its obligations under this Agreement in any material respect or consummate the transactions contemplated hereby.

(e) No Inconsistent Agreements. Sponsor hereby covenants and agrees that, except for this Agreement, Sponsor (i) has not entered into, nor will enter into at any time while this Agreement remains in effect, any voting agreement or voting trust with respect to the Shares inconsistent with Sponsor’s obligations pursuant to this Agreement, (ii) has not granted, nor will grant at any time while this Agreement remains in effect, a proxy, a consent or power of attorney with respect to the Shares and (iii) has not entered into any agreement or knowingly taken any action (nor will enter into

Annex D-3

any agreement or knowingly take any action) that would make any representation or warranty of Sponsor contained herein untrue or incorrect in any material respect or have the effect of preventing Sponsor from performing any of its material obligations under this Agreement.

(f) Litigation. There is no Action pending or, to the knowledge of Sponsor, threatened against Sponsor, or, to the knowledge of Sponsor, any of its directors, managers, officers or employees (in their capacity as such) or otherwise affecting Sponsor or its assets, nor is any Order outstanding against or involving Sponsor, whether at law or in equity, before or by any Governmental Authority, which would reasonably be expected to impair Sponsor’s ability to perform its obligations under this Agreement in any material respect. There is no Action that Sponsor has pending against any other Person.

(g) Acknowledgment. Sponsor understands and acknowledges that each of Parent, Parent Merger Sub and the Company is entering into the Business Combination Agreement in reliance upon Sponsor’s execution and delivery of this Agreement.

6. Other Covenants and Agreements.

(a) Sponsor hereby agrees that it shall (i) at or prior to the Effective Time, execute and deliver, or cause to be executed and delivered, the Additional Agreements, in substantially the form previously provided to Sponsor as of the date of this Agreement or as otherwise agreed upon in accordance with the Business Combination Agreement, and (ii) undertake commercially reasonable efforts to (x) execute and deliver, or cause to be executed and delivered, such additional or further consents, documents and other instruments and (y) take, or cause to be taken, such actions, and do, or cause to be done, and assist and cooperate with the other parties in doing such things, in each case, as are reasonably necessary for the purpose of effectively carrying out the Transactions.

(b) Sponsor hereby waives and agrees not to assert or perfect any rights of appraisal or rights to dissent from the Business Combination or either Merger that Sponsor may have by virtue of ownership of the Shares and agrees not to commence or participate in any claim, derivative or otherwise, against any party to the Business Combination Agreement related to the negotiation, execution or delivery of this Agreement, the Business Combination Agreement or the transactions contemplated thereby or the Mergers.

7. Termination. This Agreement and the obligations of Sponsor under this Agreement shall automatically terminate upon the earliest of: (a) the Closing; (b) the termination of the Business Combination Agreement in accordance with its terms; or (c) the mutual written agreement of the Company, the Sponsor and Parent. Upon termination or expiration of this Agreement, no party shall have any further obligations or liabilities under this Agreement; provided, however, such termination or expiration shall not relieve any party from liability for any willful breach of this Agreement or any Fraud Claim against such party, in either case, occurring prior to termination of this Agreement. The representations and warranties contained in this Agreement and in any certificate or other writing delivered pursuant hereto will not survive the Closing or the termination of this Agreement.

8. Miscellaneous.

(a) Except as otherwise provided herein or in the Business Combination Agreement or any Additional Agreements, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the transactions contemplated hereby are consummated.

(b) Notices. All notices, requests, demands, and other communications under this Agreement will be in writing and will be deemed to have been duly given or made (a) if sent by registered or certified mail in the United States return receipt requested, upon receipt, (b) if sent designated for overnight delivery by an internationally recognized overnight air courier (such as DHL or Federal Express), two Business Days after dispatch from any location in the United States, (c) if sent by e-mail transmission before 5:00 p.m. Pacific Time on a Business Day, when transmitted and receipt is confirmed, (d) if sent by e-mail transmission on a day other than a Business Day or after 5:00 p.m. Pacific Time on a Business Day and receipt is confirmed, on the following Business Day, and (e) if otherwise actually personally delivered, when delivered; provided that such notices, requests, demands, and other communications are delivered to the address set forth below, or to such other address as any party will provide by like notice to the other parties to this Agreement.

Annex D-4

If to the Sponsor, to: Bleichroeder Sponsor 2 LLC 1345 Avenue of the Americas, Fl 47 New York, NY 10105 Attn: Robert Folino	with a copy (which will not constitute notice) to: Reed Smith LLP 2850 N. Harwood Street Suite 1500 Dallas, TX 75201 Attn: Lynwood E. Reinhardt, Esq.; Jocelyne E. Kelly
If to Parent, at or prior to the Closing, to: Bleichroeder Acquisition Corp. II 1345 Avenue of the Americas, Fl 47 New York, NY 10105 Attn: Robert Folino	with a copy (which will not constitute notice) to: Reed Smith LLP 2850 N. Harwood Street Suite 1500 Dallas, TX 75201 Attn: Lynwood E. Reinhardt, Esq.; Jocelyne E. Kelly
If to the Surviving Corporation after the Closing: Bleichroeder Acquisition 2 France 1345 Avenue of the Americas, Fl 47 New York, NY 10105 Attn: Robert Folino

with a copy (which will not constitute notice) to:

Orrick, Herrington & Sutcliffe

51 West 52nd St.

New York, NY 10019

Attn: Marsha Mogilevich; David Schwartz Albert Vanderlaan

Orrick, Herrington & Sutcliffe (Europe) LLP

61 rue de Belles Feuilles

75116 Paris

France

Attn: Yves Lepage; Olivier Jouffroy

(c) If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

(d) This Agreement, the Business Combination Agreement and the Additional Agreements constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. This Agreement shall not be assigned (whether pursuant to a merger, by operation of law or otherwise). This Agreement may not be amended or modified in any respect, except by a written agreement executed by all of the parties hereto.

(e) This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

(f) This Agreement shall be governed by, construed and enforced in accordance with the Laws of the State of Delaware without regard to the conflict of laws principles thereof. All Actions arising out of or relating to this Agreement shall be heard and determined exclusively in any state or federal courts seated in New Castle County, Delaware (the “Specified Courts”). Each Party hereby (a) submits to the exclusive jurisdiction of any Specified Court for the purpose of any Action arising out of or relating to this Agreement brought by any Party hereto and (b) irrevocably waives, and agrees not to assert by way of motion, defense or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the transactions contemplated hereby may not be enforced in or by any Specified Court. Each Party agrees that a final judgment in any Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each Party irrevocably consents to the service of the summons and

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complaint and any other process in any other Action relating to the transactions contemplated by this Agreement, on behalf of itself, or its property, by personal delivery of copies of such process to such Party at the applicable address set forth in Section 9(b). Nothing in this Section 9(b) shall affect the right of any party to serve legal process in any other manner permitted by applicable law.

(g) WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY HERETO (I) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SEEK TO ENFORCE THAT FOREGOING WAIVER AND (II) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9(G).

(h) Section 1.2 and Section 6.3(b) of the Business Combination Agreement will apply to this agreement, mutatis mutandis.

(i) This Agreement may be executed and delivered (including by facsimile or portable document format (pdf) transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

(j) Without further consideration, each party shall use commercially reasonable efforts to execute and deliver or cause to be executed and delivered such additional documents and instruments and take all such further action as may be required or advisable to consummate the transactions contemplated by this Agreement.

(k) This Agreement shall not be effective or binding upon Sponsor until such time as the Business Combination Agreement is executed by each of the parties thereto.

(l) Sponsor hereby authorizes Parent and the Company to publish and disclose in any announcement or disclosure, in each case, required by the SEC or Nasdaq (including all documents and schedules filed with the SEC in connection with the foregoing, including the Registration Statement), Sponsor’s identity and ownership of the Shares and the nature of Sponsor’s commitments and agreements under this Agreement, the Business Combination Agreement, the Additional Agreements and any other agreements to the extent such disclosure is required by applicable securities Laws, the SEC or Nasdaq; provided that the content of any such disclosure shall require the prior written consent of Sponsor (not to be unreasonably withheld, delayed or conditioned).

(m)  If, and as often as, there are any changes in Parent or the Shares by way of stock split, stock dividend, combination or reclassification, or through merger, consolidation, reorganization, recapitalization or business combination, or by any other means, equitable adjustment shall be made to the provisions of this Agreement as may be required and are agreed upon by the parties so that the rights, privileges, duties and obligations hereunder shall continue with respect to Parent, Parent Merger Sub, the Company, the Sponsor and the Shares as so changed.

[Remainder of Page Intentionally Left Blank; Signature Pages Follow]

Annex D-6

IN WITNESS WHEREOF, each Party hereto has caused this Agreement to be signed and delivered by its respective duly authorized officer as of the date first written above.

Sponsor:
BLEICHROEDER SPONSOR 2 LLC
By:	/s/ Andrew Gundlach
	Name:	Andrew Gundlach
	Title:	Managing Member of Bleichroeder Manager
SPAC:
BLEICHROEDER ACQUISITION CORP. II
By:	/s/ Andrew Gundlach
	Name:	Andrew Gundlach
	Title:	Chief Executive Officer
SPAC Merger Sub:
BLEICHROEDER ACQUISITION 2 FRANCE
By:	/s/ Michel Combes
	Name:	Michel Combes
	Title:	President
The Company:
PASQAL HOLDING SAS
By:	/s/ Wasiq Bokhari
	Name:	Wasiq Bokhari
	Title:	President

Annex D-7

Annex E

COMPANY SUPPORT AGREEMENT

This COMPANY SUPPORT AGREEMENT (this “Agreement”) is made and entered into as of February 28, 2026, by and among (i) Bleichroeder Acquisition Corp. II, a Cayman Islands exempted company (“Parent”), (ii) Bleichroeder Acquisition 2 France, a société anonyme formed under the laws of the Republic of France (“Parent Merger Sub”), and (iii) certain of the Shareholders of Pasqal Holding SAS, a société par actions simplifiée formed under the laws of the Republic of France (the “Company”), whose names appear on the signature pages of this Agreement (each, a “Supporting Shareholder” and, collectively, the “Supporting Shareholders”). Any capitalized term used but not defined in this Agreement will have the meaning ascribed to such term in that certain Agreement and Plan of Merger, dated as of the date hereof, by and among Parent, Bleichroeder Acquisition 2 France, a société anonyme formed under the laws of the Republic of France and wholly owned subsidiary of Parent (“Parent Merger Sub”), and the Company (the “Business Combination Agreement”), in the form attached as Exhibit B.

WHEREAS, the Business Combination Agreement provides that, among other things, following the Reincorporation Merger, Parent Surviving Corporation, acting as absorbing company (société absorbante) and the Company, acting as absorbed company (société absorbée) will enter into a Draft Merger Agreement (projet de traité de fusion) (the “Merger Agreement”), which provides, among other things, that, upon the terms and subject to the conditions thereof, the Company will be absorbed by Parent Surviving Corporation by way of a merger by absorption (fusion-absorption) in accordance the laws of the Republic of France with Parent Surviving Corporation surviving the Merger (the “Surviving Corporation”);

WHEREAS, as of the date hereof, each Supporting Shareholder owns of record (inscrit sur le registre des mouvements de titres) the number of Company Shares as set forth opposite such Supporting Shareholder’s name on Exhibit A hereto (all such Company Shares and any Company Shares and any other equity securities of the Company and any all other shares of the Company issued or issuable to such Supporting Shareholder or acquired thereby of which ownership of record or the power to vote is hereafter acquired by such Supporting Shareholder prior to the termination of this Agreement being referred to herein as the “Shares”); and

WHEREAS, in order to induce Parent and Parent Merger Sub to enter into the Business Combination Agreement, the Supporting Shareholders are executing and delivering this Agreement to Parent and Parent Merger Sub.

NOW, THEREFORE, in consideration of the premises set forth above, which are incorporated in this Agreement as if fully set forth below, and intending to be legally bound hereby, the parties hereby agree as follows:

1. Agreement to Vote. Subject to the earlier termination of this Agreement in accordance with Section 6, each Supporting Shareholder, severally and not jointly, hereby agrees to (A) be present (in person, or by proxy, through video-conference or any other means allowed by the Company’s by-laws) at any meeting of the Shareholders or participate in any action by written consent of the Shareholders so that all Shares held by such Supporting Shareholder are counted for purposes of determining the presence of a quorum at such meeting, and (B) vote, or cause to be voted, at any meeting of the Shareholders, and in any action by written consent of the Shareholders (which written consent shall be delivered promptly after the Registration Statement / Proxy Statement has been declared effective, if applicable), all of such Shares held by such Supporting Shareholder entitled to vote at such time, (i) in favor of the approval and adoption of the Business Combination Agreement, Merger Agreement, Additional Agreements and the approval of the Merger and the other Transactions and (ii) in opposition to: (A) any proposals (x) for an Alternative Transaction, (y) any merger, consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by the Company (other than the Transactions); or (z) any actions which are in competition with or materially inconsistent with the transactions contemplated by the Business Combination Agreement; (B) other than as contemplated by the Business Combination Agreement, any material change in (x) the present capitalization of the Company or any amendment of the Company’s Organizational Documents or (y) the Company’s corporate structure or business; and (C) any other action or proposal involving Company that would reasonably be expected to prevent, impede, interfere with, delay, postpone or adversely affect in any material respect the transactions contemplated by the Business Combination Agreement or would reasonably be expected to (i) impede, frustrate, prevent or nullify any provision of this Agreement, the Business Combination Agreement or any Additional Agreement, (ii) result in a breach in any material respect of any covenant, representation, warranty or any other

Annex E-1

obligation or agreement of the Company under the Business Combination Agreement or any Additional Agreement, or (iii) result in any of the conditions in respect of obligations of Company set forth in Article IX of the Business Combination Agreement not being fulfilled.

2. Waiver Under Certain Agreements. Each Supporting Shareholder, by this Agreement, with respect to his, her or its Shares, severally and not jointly, hereby agrees that it waives, to the extent applicable to such Supporting Shareholder, (i) any rights under any agreement providing for redemption rights, put rights, purchase rights, preemptive rights, rights of first refusal, rights of first offer or other similar rights, in each case that would be triggered by virtue of consummation of the Transactions, including, without limitation, the Merger, and (ii) subject to the occurrence of, and effective immediately prior to, the Merger Effective Time, any information rights, rights to consult with and advise management, inspection rights, Company Board observer rights or rights to receive information delivered to the Company Board, but excluding, for the avoidance of doubt, any rights such Supporting Shareholder may have that relate to any indemnification, commercial or employment agreements or arrangements between such Supporting Shareholder and the Company or any Subsidiary, which will survive in accordance with their terms. For the avoidance of doubt, the foregoing waiver does not affect the rights of creditors of either Parent Surviving Corporation or the Company under the French Commercial Code (Code de commerce) relating to the statutory creditor opposition period (délai d’opposition des créanciers).”

3. Transfer of Shares. Each Supporting Shareholder, severally and not jointly, agrees that it will not, directly or indirectly, (a) sell, assign, transfer (including by operation of law), lien, pledge, dispose of or otherwise encumber any of the Shares or otherwise agree to do any of the foregoing, except for a sale, assignment or transfer pursuant to the Business Combination Agreement or to another Supporting Shareholder that is a party to this Agreement and bound by the terms and obligations hereof, (b) deposit any Shares into a voting trust or enter into a voting agreement or arrangement or grant any proxy or power of attorney with respect thereto that is inconsistent with this Agreement or (c) enter into any contract, option or other arrangement or undertaking with respect to the direct or indirect acquisition or sale, assignment, transfer (including by operation of law) or other disposition of any Shares; provided, that, the foregoing will not prohibit the transfer of the Shares by a Supporting Shareholder to an Affiliate of such Supporting Shareholder or, if the Supporting Shareholder is an individual, to any member of the Supporting Shareholder’s immediate family or to a trust solely for the benefit of the Supporting Shareholder or any member of the Supporting Shareholder’s immediate family, but only if such Affiliate, family member or trust executes this Agreement or a joinder agreeing to become a party to this Agreement prior to such transfer. Any attempted transfer of Shares or any interest therein in violation of this Section 3 shall be null and void. Notwithstanding the foregoing, a Supporting Shareholder may sell, assign, or transfer any of its Shares to a third party (such third party, a “Permitted Transferee”) prior to the Closing if, and only if, (i) such sale, assignment, or transfer has been consented to in writing by each of the board of directors of Parent and the board of directors of the Company, and (ii) such Permitted Transferee, prior to or concurrently with such sale, assignment, or transfer, executes and delivers a signature page or joinder agreement (as applicable) to this Agreement and any Additional Agreement to which the transferring Supporting Shareholder is party (or will be a party at Closing in accordance with the Business Combination Agreement), in each case, with the same force and effect as if such Permitted Transferee was originally a party thereto as such Supporting Shareholder.

4. No Solicitation of Transactions. Each Supporting Shareholder, severally and not jointly, agrees not to directly or indirectly, through any Representative or otherwise, (i) encourage, solicit, initiate, engage or participate in negotiations with any Person concerning, or make any offers or proposals related to, any Alternative Transaction, (ii) take any other action intended or knowingly designed to facilitate the efforts of any Person relating to a possible Alternative Transaction, (iii) enter into, engage in or continue any discussions or negotiations with respect to an Alternative Transaction with, or provide any non-public information, data or access to employees to, any Person that has made, or that is considering making, a proposal with respect to an Alternative Transaction or (iv) approve, recommend or enter into any Alternative Transaction or any Contract related to any Alternative Transaction. Each Supporting Shareholder will, and will cause each of its Representatives to, immediately cease and cause to be terminated any existing solicitation of, or discussions or negotiations with, any Person (other than a Parent Party) relating to any Alternative Transaction. Each Supporting Shareholder may respond to any unsolicited proposal regarding an Alternative Transaction by indicating that the Company is subject to an exclusivity agreement and such Supporting Shareholder is unable to provide any information related to the Company or entertain any proposals or offers or engage in any negotiations or discussions concerning an Alternative Transaction for as long as the Business Combination Agreement remains in effect.

Annex E-2

Notwithstanding anything in this Agreement to the contrary, (i) no Supporting Shareholder will be responsible for the actions of the Company or the Company Board (or any committee thereof) or any officers, directors, employees and professional advisors (each in their capacity as such) of the Company (the “Company Related Parties”), with respect to any of the matters contemplated by this Section 4, (ii) no Supporting Shareholder makes any representations or warranties with respect to the actions of any of the Company Related Parties with respect to any of the matters contemplated by this Section 4, and (iii) any breach by the Company of its obligations under Section 6.2 of the Business Combination Agreement will not be considered a breach of this Section 4 (it being understood for the avoidance of doubt that each Supporting Shareholder will remain responsible for any breach by it or its Representatives of this Section 4).

5. Representations and Warranties. Each Supporting Shareholder, severally and not jointly, represents and warrants to Parent as follows:

(a) The execution, delivery and performance by such Supporting Shareholder of this Agreement and the consummation by such Supporting Shareholder of the transactions contemplated hereby do not and will not (i) conflict with or violate any United States or non-United States statute, law, ordinance, regulation, rule, code, executive order, injunction, judgment, decree or other order applicable to such Supporting Shareholder, (ii) require any consent, approval or authorization of, declaration, filing or registration with, or notice to, any Person, (iii) result in the creation of any encumbrance on any Shares (other than under this Agreement, the Business Combination Agreement and the agreements contemplated by the Business Combination Agreement, including the Additional Agreements), or (iv) conflict with or result in a breach of or constitute a default under any provision of such Supporting Shareholder’s Organizational Documents, except in the case of clauses (i), (ii) and (iv) above, as would not reasonably be expected to prevent or materially delay the consummation of the Transactions or that would reasonably be expected to prevent such Supporting Shareholder from fulfilling its obligations under this Agreement.

(b) As of the date of this Agreement, such Supporting Shareholder owns exclusively of record (inscrit sur le registre des mouvements de titres) and has good and valid title to the Shares set forth opposite such Supporting Shareholder’s name on Exhibit A free and clear of any security interest, lien, claim, pledge, proxy, option, right of first refusal, agreement, voting restriction, limitation on disposition, charge, adverse claim of ownership or use or other encumbrance of any kind, other than pursuant to (i) this Agreement, (ii) applicable securities laws and (iii) the Company’s Organizational Documents, and as of the date of this Agreement, such Supporting Shareholder has the sole power (as currently in effect) to vote and right, power and authority to sell, transfer and deliver such Shares, and such Supporting Shareholder does not own, directly or indirectly, any other Shares.

(c) Such Supporting Shareholder has the power, authority and capacity to execute, deliver and perform this Agreement and this Agreement has been duly authorized, executed and delivered by such Supporting Shareholder.

(d) As of the date hereof, there is no Action pending against, or, to the knowledge of such Supporting Shareholder after reasonable inquiry, threatened against such Supporting Shareholder that would reasonably be expected to materially impair the ability of such Supporting Shareholder to perform its obligations hereunder or to consummate the transactions contemplated hereby.

(e) Such Supporting Shareholder has read this Agreement, had the opportunity to consult legal counsel prior to entering into this Agreement, and fully and completely understands this Agreement.

(f) Such Supporting Shareholder understands and acknowledges that Parent and Parent Merger Sub are relying upon the Supporting Shareholder’s execution, delivery and performance of this Agreement and upon the representations and warranties and covenants of the Supporting Shareholder contained in this Agreement.

(g) No agent, broker, investment banker, finder or other intermediary is or will be entitled to any fee or commission or reimbursement of expenses from Parent, Parent Merger Sub or the Company or any of their respective Affiliates in respect of this Agreement based upon any arrangement or agreement made by or on behalf of such Supporting Shareholder.

(h) Except for the representations and warranties made by the Supporting Shareholder in this Section 5, or as may be set forth in any Additional Agreements, neither the Supporting Shareholder nor any other Person makes any express or implied representation or warranty to Parent in connection with this Agreement or the transactions contemplated by this Agreement, and the Supporting Shareholder expressly disclaims any such other representations or warranties.

Annex E-3

6. Termination. This Agreement and the obligations of the Supporting Shareholders under this Agreement will automatically terminate upon the earliest of (a) the Closing; (b) the termination of the Business Combination Agreement in accordance with its terms and (c) the effective date of a written agreement of the parties hereto terminating this Agreement. Upon termination of this Agreement, neither party will have any further obligations or liabilities under this Agreement; provided, that, nothing in this Section 6 will relieve any party of liability for any willful material breach of this Agreement or any Fraud Claim against such party occurring prior to termination. The representations and warranties contained in this Agreement and in any certificate or other writing delivered pursuant hereto will not survive the Closing or the termination of this Agreement.

7. Miscellaneous.

(a) From time to time and without additional consideration, each Supporting Shareholder will execute and deliver, or cause to be executed and delivered, such additional transfers, assignments, endorsements, proxies, consents and other instruments, and will take such further actions as Parent may reasonably request for the purpose of carrying out and furthering the intent of this Agreement. Without limiting the foregoing, in accordance with the terms and conditions set forth in the Business Combination Agreement, each Supporting Shareholder will execute and deliver (i) the Registration Rights Agreement, the Lock-Up Agreement and (ii) any documents, agreements, certificates or other instruments requested by the Company and required to effectuate and/or document any Transactions contemplated by the Business Combination Agreement.

(b) Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby will be paid by the party incurring such costs and expenses, whether or not the transactions contemplated hereby are consummated.

(c) All notices, requests, demands, and other communications under this Agreement will be in writing and will be deemed to have been duly given or made (a) if sent by registered or certified mail in the United States return receipt requested, upon receipt, (b) if sent designated for overnight delivery by an internationally recognized overnight air courier (such as DHL or Federal Express), two Business Days after dispatch from any location in the United States, (c) if sent by e-mail transmission before 5:00 p.m. Pacific Time on a Business Day, when transmitted and receipt is confirmed, (d) if sent by e-mail transmission on a day other than a Business Day or after 5:00 p.m. Pacific Time on a Business Day and receipt is confirmed, on the following Business Day, and (e) if otherwise actually personally delivered, when delivered; provided that such notices, requests, demands, and other communications are delivered to the address set forth below, or to such other address as any party will provide by like notice to the other parties to this Agreement.

if to the Company (following the Closing), to:

Pasqal Holding SAS

Attention: Wasiq Bokhari; Loïc Henriet; Charline Stonehouse

Email: wasiq.bokhari@pasqal.com; loic@pasqal.com; charline.stonehouseext@pasqal.com with a copy to (which will not constitute notice):

Attention: Marsha Mogilevich; Yves Lepage; Olivier Jouffroy; Albert Vanderlaan

Email: mmogilevich@orrick.com; ylepage@orrick.com; ojouffroy@orrick.com; avanderlaan@orrick.com if to any Parent Party:

Bleichroeder Acquisition Corp II

1345 Avenue of the Americas, Fl 47

New York, NY 10105

Attention: Robert Folino

Email: Robert.Folino@bspac1.com

Annex E-4

with a copy to (which will not constitute notice):

Reed Smith LLP

2850 N. Harwood Street, Suite 1500

Dallas, TX 75201

Attention: Lynwood E. Reinhardt Jr., Esq.

Jocelyne E. Kelly

Email: LReinhardt@reedsmith.com

Jocelyne.Kelly@reedsmith.com

(d) If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement will nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto will negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

(e) This Agreement constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, among the parties hereto, or any of them, with respect to the subject matter hereof. This Agreement will not be assigned (whether pursuant to a merger, by operation of law or otherwise), by any party hereto without the prior express written consent of the other parties hereto.

(f) This Agreement will be binding upon and inure solely to the benefit of each party hereto (and each party’s permitted assigns), and nothing in this Agreement, express or implied, is intended to or will confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. No Supporting Shareholder will be liable for the breach by any other Supporting Shareholder of this Agreement.

(g) This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing signed by each of the parties hereto.

(h) The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties hereto will be entitled, to the fullest extent permitted by applicable law, to specific performance of the terms hereof, in addition to any other remedy at law or in equity.

(i) This Agreement, including any claims or causes of action (whether in contract, tort, or statute) that may be based upon, arise out of, or relate to this Agreement, or the negotiation, execution, or performance thereof or the Transactions, will be governed by and construed and enforced in accordance with the Laws of the State of Delaware, without giving effect to any choice or conflict of Law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware, provided, however, that notwithstanding the foregoing, the Merger, as a fusion-absorption governed by French law, and all matters relating to the corporate formalities, effectiveness and legal consequences of the Merger under French law, including the transfer of assets and liabilities of the Company to the Surviving Corporation by universal succession (transmission universelle de patrimoine), shall be governed by and construed in accordance with the laws of the Republic of France. In the event of any dispute arising out of or in connection with this Agreement, or any matters described or contemplated in this Agreement, the Parties agree that any Party may elect to first refer such dispute to non-binding mediation under the ICC Mediation Rules. In the event that either (i) such dispute has not been settled pursuant to the ICC Mediation Rules within 30 days following the filing of a request for mediation by any Party or within such other period as the Parties may agree in writing, or (ii) if the Party bringing such dispute elects to forego mediation, then a Party may refer such dispute exclusively to the International Chamber of Commerce (the “ICC”) and such dispute will thereafter be finally adjudicated under the Rules of Arbitration of the ICC (the “ICC Rules”) by one arbitrator (A) appointed in accordance with the ICC Rules, and (B) in any case having substantial experience adjudicating and arbitrating disputes among parties relating to mergers and acquisitions in the State of Delaware under and in accordance with the internal laws of the State of Delaware. The venue and seat of arbitration will be

Annex E-5

Paris, France. The language to be used in the arbitral proceedings will be English. The arbitration proceedings will be confidential. The arbitrators will have the authority to issue or order injunctions, specific performance and other equitable remedies.

(j) This Agreement may be executed in one or more counterparts, all of which will be considered one and the same agreement and will become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or other electronic transmission, including by e-mail attachment, will be effective as delivery of a manually executed counterpart of this Agreement.

(k) Each Supporting Shareholder hereby authorizes the Company and Parent to publish and disclose in any announcement or disclosure required by the SEC, applicable law, or any stock exchange such Supporting Shareholder’s identity and ownership of Shares and the nature of such Supporting Shareholder’s obligations under this Agreement; provided, that, prior to any such publication or disclosure, the Company and Parent have provided such Supporting Shareholder with an opportunity to review and comment upon such announcement or disclosure, which comments the Company and Parent will consider in good faith. Each Supporting Shareholder will promptly provide any information reasonably requested by Parent or the Company for any regulatory application or filing made or approval sought in connection with the Transaction (including filings with the SEC).

(l) At the reasonable request of Parent, in the case of any Supporting Shareholder, or at the reasonable request of the Supporting Shareholders, in the case of Parent, and without further consideration, each party will execute and deliver or cause to be executed and delivered such additional documents and instruments and take such further action as may be reasonably necessary to consummate the transactions contemplated hereby.

(m) This Agreement will not be effective or binding upon any Supporting Shareholder until after such time as the Business Combination Agreement is executed and delivered by the Company, Parent, and Parent Merger Sub.

(n) Notwithstanding anything herein to the contrary, each Supporting Shareholder signs this Agreement solely in such Supporting Shareholder’s capacity as a Shareholder, and not in any other capacity and, if applicable, this Agreement will not limit or otherwise affect the actions of any affiliate, employee or designee of such Supporting Shareholder or any of its affiliates in his or her capacity as an officer or director of the Company.

(o) EACH PARTY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ANY PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE, AND ENFORCEMENT OF THIS AGREEMENT AND THEREOF. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT, OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATION OF THIS WAIVER, (C) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

[Signature Pages Follow]

Annex E-6

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

Pasqal Holding SAS
By:	/s/ Wasiq Bokhari
	Name:	Wasiq Bokhari
	Title:	President

[Signature page to Company Support Agreement]

Annex E-7

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

FPS Fonds Innovation Défense
By:	/s/ Nicolas Berdou
	Name:	Nicolas Berdou
	Title:	Authorized Signatory
Address and email address for purposes of Section 7(b): [***]_______________________
___________________________

[Signature page to Company Support Agreement]

Annex E-8

FPS Bpifrance Innovation I, Compartiment B Large Venture 2
By:	/s/ Mailys Ferrere
	Name:	Mailys Ferrere
	Title:	Authorized Signatory
Address and email address for purposes of Section 7(b): [***]_______________________
___________________________

[Signature page to Company Support Agreement]

Annex E-9

Franklin Investments Pte. Ltd (Temasek)
By:	/s/ Russel Tham
	Name:	Russell Tham
	Title:	Authorized Signatory
Address and email address for purposes of Section 7(b): [***]_______________________
___________________________

[Signature page to Company Support Agreement]

Annex E-10

Runa Capital Fund III, LP
By:	/s/ Gary Carr
	Name:	Gary Carr
	Title:	Authorized Signatory
Address and email address for purposes of Section 7(b): [***]_______________________
___________________________

[Signature page to Company Support Agreement]

Annex E-11

INVESTIQO
By:	/s/ Christophe Jurczak
	Name:	Christophe Jurczak
	Title:	Authorized Signatory
Address and email address for purposes of Section 7(b): [***]_______________________
___________________________

[Signature page to Company Support Agreement]

Annex E-12

QUANTONATION 1
By:	/s/ Olivier Tonneau
	Name:	Olivier Tonneau
	Title:	Authorized Signatory
Address and email address for purposes of Section 7(b): [***]_______________________
___________________________

[Signature page to Company Support Agreement]

Annex E-13

Quantonation Co-Investment SPV I, LLC
By:	/s/ Olivier Tonneau
	Name:	Olivier Tonneau
	Title:	Authorized Signatory
Address and email address for purposes of Section 7(b): [***]_______________________
___________________________

[Signature page to Company Support Agreement]

Annex E-14

FPCI Quantonation Co-Investment SPV II, LLC
By:	/s/ Olivier Tonneau
	Name:	Olivier Tonneau
	Title:	Authorized Signatory
Address and email address for purposes of Section 7(b): [***]_______________________
___________________________

[Signature page to Company Support Agreement]

Annex E-15

Rosa Investments Pte. Ltd.
By:	/s/ Russel Tham
	Name:	Russel Tham
	Title:	Authorized Signatory
Address and email address for purposes of Section 7(b): [***]_______________________
___________________________

[Signature page to Company Support Agreement]

Annex E-16

Georges-Olivier Reymond
By:	/s/ Georges-Olivier Reymond
	Name:	Georges-Olivier Reymond
Address and email address for purposes of Section 7(b): [***]_______________________
___________________________

[Signature page to Company Support Agreement]

Annex E-17

Antoine Browaeys
By:	/s/ Antoine Browaeys
	Name:	Antoine Browaeys
Address and email address for purposes of Section 7(b): [***]_______________________
___________________________

[Signature page to Company Support Agreement]

Annex E-18

EIC Fund
By:	/s/ Alain Delobbe
	Name:	Alain Delobbe
	Title:	Authorized Signatory
Address and email address for purposes of Section 7(b): [***]_______________________
___________________________
By:	/s/ Vivek Belani
	Name:	Vivek Belani
	Title:	Authorized Signatory
Address and email address for purposes of Section 7(b): [***]_______________________
___________________________

[Signature page to Company Support Agreement]

Annex E-19

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

Bleichroeder Acquisition Corp. II
By:	/s/ Andrew Gundlach
	Name:	Andrew Gundlach
	Title:	Chief Executive Officer

[Signature page to Company Support Agreement]

Annex E-20

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

Bleichroeder Acquisition France 2
By:	/s/ Michel Combes
	Name:	Michel Combes
	Title:	President

[Signature page to Company Support Agreement]

Annex E-21

Exhibit A

List of Supporting Shareholders

Name of Supporting Shareholder	Number of Shares of Company Shares Owned
[***]	[***]

Annex E-22

Exhibit B

Business Combination Agreement

Annex E-23

Annex F

FORM OF LOCK-UP AGREEMENT

This lock-up agreement (this “Agreement”) is made and entered into as of [***], 2026 (the “Effective Date”), by and among (i) Pasqal Holding SA, a société anonyme formed under the laws of the Republic of France (the “Company”), (ii) Bleichroeder Sponsor 2 LLC, a Delaware limited liability company (the “Sponsor”), (iii) each of the parties listed on Schedule 1 attached hereto (the “Pasqal Shareholders”), (iv) each of the parties listed on Schedule 2 attached hereto (the “Parent Shareholders”), and (v) the directors and executive officers listed on Schedule 3 attached hereto (collectively, the “Directors and Officers”). The Sponsor, the Parent Shareholders, the Pasqal Shareholders, the Directors and Officers and any person or entity who hereafter becomes a party to this Agreement are referred to herein, individually, as a “Securityholder” and, collectively, as the “Securityholders.” This Agreement collectively with any other lock-up agreements entered into in connection with the business combination set forth in the Business Combination Agreement are referred to herein as the “Lock-Up Agreements.”

Capitalized terms used but not defined herein have the meanings ascribed in that certain Agreement and Plan of Merger, dated as of February 28, 2026 (as it may be amended, restated, supplemented or otherwise modified from time to time in accordance with the terms of such agreement, the “Business Combination Agreement”), entered into by and among Bleichroeder Acquisition Corp. II, a Cayman Islands exempted company (“Parent”), Bleichroeder Acquisition 2 France, a société par actions simplifiée formed under the laws of the Republic of France and wholly owned subsidiary of the Parent (the “Parent Merger Sub”), and Pasqal Holding SAS, a société par actions simplifiée formed under the laws of the Republic of France (the “HoldCo”), in connection with the business combination set forth in the Business Combination Agreement.

WHEREAS, pursuant to the Business Combination Agreement, (a) Parent merged with and into Parent Merger Sub (the “Reincorporation Merger”), with Parent Merger Sub continuing as the surviving entity (the “Parent Surviving Corporation”), and (b) following the Reincorporation Merger, the Holdco merged with and into the Parent Surviving Corporation, with the Parent Surviving Corporation surviving such merger and continuing as the Company, the surviving public entity;

WHEREAS, pursuant to the Business Combination Agreement, and in view of the valuable consideration to be received by the parties thereunder, the parties desire to enter into the Lock-Up Agreements, pursuant to which the Lock-Up Shares (as defined below) shall become subject to limitations on disposition as set forth herein.

NOW, THEREFORE, in consideration of the premises set forth above, which are incorporated in this Agreement as if fully set forth below, and intending to be legally bound hereby, the parties hereby agree as follows:

1. Subject to the exceptions set forth herein, each of the Securityholders agree not to, without the prior written consent of the board of directors of the Company, (i) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option, right or warrant to purchase, exchange, assign, lend or otherwise transfer, dispose of or agree to transfer or dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations of the Securities and Exchange Commission promulgated thereunder, (A) any ordinary shares, par value €0.10 each, of the Company (the “Ordinary Shares”) beneficially owned or held by it immediately after the Merger Effective Time (excluding any Ordinary Shares acquired as part of the Pre-PIPE Investment, the PIPE Investment or issued in exchange for, or on conversion or exercise of, any securities issued as part of the Pre-PIPE Investment or the PIPE Investment), (B) any Ordinary Shares issuable upon the exercise of options to purchase Ordinary Shares beneficially owned or held by it immediately after the Merger Effective Time, or (C) any securities or debt convertible into or exercisable or exchangeable for Ordinary Shares beneficially owned or held by it immediately after the Merger Effective Time (excluding any such securities or convertible debt acquired as part of the Pre-PIPE Investment, the PIPE Investment or issued in exchange for, or on conversion or exercise of, any securities issued as part of the Pre-PIPE Investment or the PIPE Investment) (collectively, the “Lock-Up Shares”), (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any of the Lock-Up Shares, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise or (iii) publicly announce any intention to effect any transaction specified in clause (i) and (ii) (the actions specified in clauses (i)-(iii), collectively, “Transfer”) during the period beginning on the Closing Date and ending on the date described in Paragraph 3 (the “Lock-Up Period”).

Annex F-1

2. The restrictions set forth in paragraph 1 shall not apply to:

(i)          in the case of an entity, a Transfer (A) to another entity that is an affiliate (as defined in Rule 405 promulgated under the Securities Act of 1933, as amended (the “Securities Act”)) of the undersigned, or to any investment fund or other entity controlling, controlled by, managing or managed by or under common control with the undersigned or affiliates of the undersigned or who shares a common investment advisor with the undersigned, (B) as part of a distribution to members, partners or shareholders or (C) to officers, directors, members or employees of the undersigned or any of its affiliates and any affiliate or immediate family member of any of the undersigned’s officers, directors, members or employees;

(ii)         in the case of an individual, Transfers by gift to members of the individual’s immediate family (as defined below) or to a trust, the beneficiary of which is a member of one of the individual’s immediate family, an affiliate of such person or to a charitable organization;

(iii)        in the case of an individual, Transfers by virtue of laws of descent and distribution upon death of the individual;

(iv)        in the case of an individual, Transfers by operation of law or pursuant to a court order, such as a qualified domestic relations order, divorce decree or separation agreement;

(v)         in the case of an individual, Transfers to a partnership, limited liability company or other entity of which the undersigned and/or the immediate family (as defined below) of the undersigned are the legal and beneficial owner of all of the outstanding equity securities or similar interests;

(vi)        in the case of an entity that is a trust, Transfers to a trustor or beneficiary of the trust or to the estate of a beneficiary of such trust;

(vii)       in the case of an entity, Transfers by virtue of the laws of the state of the entity’s organization and the entity’s organizational documents upon dissolution or liquidation of the entity;

(viii)      Transfers to a nominee or custodian of a person to whom a Transfer would be permitted under clauses (i) through (vii);

(ix)        the granting of security over any Ordinary Shares owned by the Securityholder, provided that in the event of enforcement of such security, the beneficiary of such security agrees to be bound by the terms of this Agreement for the remainder of the Lock-Up Period;

(x)         Transfers relating to Ordinary Shares or other securities convertible into or exercisable or exchangeable for Ordinary Shares resulting from the exercise, exchange or conversion of Lock-Up Shares beneficially owned or held by the Securityholder immediately after the Merger Effective Time; it being understood that all securities received upon such conversion, exercise, exchange or Transfer will remain subject to the restrictions of this Agreement during the Lock-Up Period;

(xi)        Transfers relating to Ordinary Shares or other securities convertible into or exercisable or exchangeable for Ordinary Shares acquired in open market transactions after the Closing, provided that no such transaction is required to be, or is, publicly announced (whether on Form 4, Form 5 or otherwise, other than a required filing on Schedule 13F, 13G or 13G/A) during the Lock-Up Period;

(xii)       the sale or Transfer of Ordinary Shares, and only such number of Ordinary Shares to the extent required for, and resulting from, the exercise of up to 337,800 BSPCEs (the “Rollover BSPCEs”) for the purpose of paying the exercise price of the Rollover BSPCEs, including upon the “cashless” or “net” exercise, or for paying taxes due as a result of the exercise of such Rollover BSPCEs;

(xiii)      Transfers to the Company pursuant to any contractual arrangement in effect at the Merger Effective Time that provides for the repurchase by the Company or forfeiture of Ordinary Shares or other securities convertible into or exercisable or exchangeable for Ordinary Shares in connection with the termination of the Securityholder’s service to the Company;

Annex F-2

(xiv)      the entry, by the Securityholder, at any time after the Merger Effective Time, of any trading plan providing for the sale of Ordinary Shares by the Securityholder, which trading plan meets the requirements of Rule 10b5-1(c) under the Exchange Act, provided, however, that such plan does not provide for, or permit, the sale of any Ordinary Shares during the Lock-Up Period and no public announcement or filing is voluntarily made or required regarding such plan during the Lock-Up Period; and

(xv)       Transfers in the event of completion of a liquidation, merger, stock exchange or other similar transaction which results in all of the Company’s securityholders having the right to exchange their Ordinary Shares for cash, securities or other property;

provided, however, that (A) in the case of clauses (i) through (ix), these permitted transferees must enter into a written agreement with the Company, in substantially the form of this Agreement (it being understood that any references to “immediate family” in the agreement executed by such transferee shall expressly refer only to the immediate family of the Securityholder and not to the immediate family of the transferee), prior to such Transfer, agreeing to be bound by these Transfer restrictions. For purposes of this paragraph, “immediate family” shall mean a spouse, domestic partner, child (including by adoption), father, mother, brother or sister of the undersigned, and lineal descendant (including by adoption) of the undersigned or of any of the foregoing persons; and “affiliate” shall have the meaning set forth in Rule 405 under the Securities Act.

3. The Lock-Up Period shall terminate for Securityholders, upon the earlier of (x) 180 days after the Closing Date, (y) the day after the date on which the closing price of the Ordinary Shares equals or exceeds $12.00 per share (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing after the Closing Date, and (z) the date on which the Company completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of the Company’s shareholders having the right to exchange their shares for cash, securities or other property.

4. In the event that (i) the Company releases, in full or in part, any party subject to the Lock-Up Agreements (each, a “Released Party”) and (ii) such release or series of releases (each, a “Lock-Up Release,” collectively, the “Lock-Up Releases”) cumulatively relates to more than 1,000,000 Lock-Up Shares (as adjusted for any stock dividend, stock split, combination of shares, reclassification, recapitalization or other similar event), then the Lock-Up Shares held by other Securityholders shall be automatically released from the restrictions on Transfer set forth in this Agreement to the same extent, calculated by multiplying (A) the number of Lock-Up Shares held by the other Securityholders immediately prior to such Lock-Up Releases and (B) the quotients obtained by dividing (x) the number of Lock-Up Shares held by the Released Party subject to the Lock-Up Releases and (y) the number of Lock-Up Shares held by the Released Party immediately prior to the Lock-Up Releases. In the event of any such Lock-Up Release, the Company shall use its reasonable best efforts to notify the Securityholders within two (2) Business Days of the occurrence of such Lock-Up Release.

5. For the avoidance of doubt, each Securityholder shall retain all of its rights as a shareholder of the Company with respect to the Lock-Up Shares during the Lock-Up Period, including the right to vote any Lock-Up Shares that are entitled to vote.

6. The lock-up provisions in (i) Section 8 of the letter agreement, dated as of January 7, 2026, by and among Parent, the Sponsor and certain Insiders (as defined therein) signatory thereto and (ii) Section 7 of the Private Placement Warrants Purchase Agreement, dated as of January 7, 2026, by and among Parent, CCM and Clear Street LLC, shall terminate and be of no further force or effect upon the effectiveness of the lock-up provisions of this Agreement.

7. In furtherance of the foregoing, the Company, and any duly appointed transfer agent for the registration or transfer of the securities described therein, are hereby authorized to decline to make any transfer of securities if such transfer would constitute a violation or breach of this Agreement, and such purported Transfer shall be null and void ab initio. In addition, during the Lock-Up Period, to the extent possible under French law, each certificate or book-entry position evidencing the Lock-Up Shares shall be marked with a legend in substantially the following form, in addition to any other applicable legends:

“THE SECURITIES REPRESENTED HEREBY ARE SUBJECT TO RESTRICTIONS ON TRANSFER SET FORTH IN THE LOCK-UP AGREEMENT, DATED [***], 2026, BY AND AMONG THE COMPANY AND THE REGISTERED HOLDER OF THE SECURITIES (OR THE PREDECESSOR IN INTEREST TO THE SECURITIES). A COPY OF SUCH LOCK-UP AGREEMENT WILL BE FURNISHED WITHOUT CHARGE BY THE COMPANY TO THE HOLDER HEREOF UPON WRITTEN REQUEST.”

Annex F-3

8. This Agreement constitutes the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersedes all prior understandings, agreements or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof or the transactions contemplated hereby provided, that, for the avoidance of doubt, the foregoing shall not affect the rights and obligations of the parties under the Business Combination Agreement or any documents related thereto or referred to therein. This Agreement may not be changed, amended, modified or waived (other than to correct a typographical error) as to any particular provision, except by a written instrument executed by the undersigned (i) Securityholder and (ii) the Company.

9. No party hereto may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written consent of the other party. Any purported assignment in violation of this paragraph shall be void and ineffectual and shall not operate to transfer or assign any interest or title to the purported assignee. This Agreement shall be binding on the Securityholder and each of its respective successors, heirs and assigns and permitted transferees.

10. The Law of the State of Delaware shall govern (a) all claims or matters related to or arising from this Agreement (including any tort or non-contractual claims) and (b) any questions concerning the construction, interpretation, validity and enforceability of this Agreement, and the performance of the obligations imposed by this Agreement, in each case without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Law of any jurisdiction other than the State of Delaware.

11. Each party hereto submits to the exclusive jurisdiction of first, the Court of Chancery of the State of Delaware or if such court declines jurisdiction, then to any court of the State of Delaware or the Federal District Court for the District of Delaware, in any Action arising out of or relating to this Agreement, agrees that all claims in respect of the Action shall be heard and determined in any such court and agrees not to bring any Action arising out of or relating to this Agreement in any other courts. Nothing in this paragraph 11, however, shall affect the right of any party to serve legal process in any other manner permitted by Law or at equity. Each party hereto agrees that a final judgment in any Action so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by Law or at equity. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION BROUGHT TO RESOLVE ANY DISPUTE BETWEEN OR AMONG ANY OF THE PARTIES (WHETHER ARISING IN CONTRACT, TORT OR OTHERWISE) ARISING OUT OF, CONNECTED WITH, RELATED OR INCIDENTAL TO THIS AGREEMENT, THE TRANSACTIONS OR THE RELATIONSHIPS ESTABLISHED AMONG THE PARTIES UNDER THIS AGREEMENT. EACH PARTY FURTHER WARRANTS AND REPRESENTS THAT SUCH PARTY HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT SUCH PARTY KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

12. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity without the necessity of proving the inadequacy of money damages as a remedy and without bond or other security being required, this being in addition to any other remedy to which they are entitled at law or in equity. Each of the parties hereto hereby further acknowledges that the existence of any other remedy contemplated by this Agreement does not diminish the availability of specific performance of the obligations hereunder or any other injunctive relief. It is accordingly agreed that the parties hereto shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Court of Chancery or any other state or federal court within the State of Delaware, this being in addition to any other remedy to which such party is entitled at law or in equity. Each party hereto hereby further agrees that in the event of any action by any other party for specific performance or injunctive relief, it will not assert that a remedy at law or other remedy would be adequate or that specific performance or injunctive relief in respect of such breach or violation should not be available on the grounds that money damages are adequate or any other grounds

13. This Agreement shall terminate on the expiration of the Lock-Up Period.

[remainder of page intentionally left blank]

Annex F-4

IN WITNESS WHEREOF, each of the parties has duly executed this Lock-Up Agreement as of the Effective Date.

COMPANY:
PASQAL HOLDING SA
By:
Name:
Title:

[Signature Page to Lock-Up Agreement]

Annex F-5

IN WITNESS WHEREOF, each of the parties has duly executed this Lock-Up Agreement as of the Effective Date.

SPONSOR:
BLEICHROEDER SPONSOR 2, LLC
By:
Name:
Title:

[Signature Page to Lock-Up Agreement]

Annex F-6

IN WITNESS WHEREOF, each of the parties has duly executed this Lock-Up Agreement as of the Effective Date.

(Name of Securityholder – Please Print)

(Signature)

(Name of Signatory if Securityholder is an entity – Please Print)

(Title of Signatory if Securityholder is an entity – Please Print)
Address:_____________________________

[Signature Page to Lock-Up Agreement]

Annex F-7

Annex G

FORM OF AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT

THIS AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT (as it may be amended, restated, supplemented or otherwise modified from time to time in accordance with its terms, this “A&R Registration Rights Agreement”), dated as of [•], 2026, is made and entered into by and among (i) Pasqal Holding SA, a société anonyme formed under the laws of the Republic of France (the “PubCo”); (ii) each of the Persons identified on the signature pages hereto or on the signature pages to a joinder in the form attached to this A&R Registration Rights Agreement as Exhibit A under the heading “Company Shareholders” or “Insiders” or “Investors”; and (iii) Bleichroeder Sponsor 2 LLC, a Delaware limited liability company (the “Sponsor”). Each of PubCo, the Company Shareholders, the Insiders and the Sponsor may be referred to herein as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, Pasqal Holding SAS, a société par actions simplifiée formed under the laws of the Republic of France (the “Company”) has entered into that certain Agreement and Plan of Merger, dated as of February 28, 2026 (as it may be amended, restated or otherwise modified from time to time in accordance with the terms of such agreement, the “Business Combination Agreement”), by and among the Company, Bleichroeder Acquisition Corp. II, a Cayman Islands exempted company (“Parent”), and Bleichroeder Acquisition 2 France, a société par actions simplifiée formed under the laws of the Republic of France and wholly owned subsidiary of the Parent (the “Parent Merger Sub”), in connection with the business combination set forth in the Business Combination Agreement;

WHEREAS, pursuant to the Business Combination Agreement, (a) Parent merged with and into Parent Merger Sub (the “Reincorporation Merger”), with Parent Merger Sub continuing as the surviving entity (the “Parent Surviving Corporation”), and (b) following the Reincorporation Merger, the Company merged with and into the Parent Surviving Corporation, with the Parent Surviving Corporation surviving such merger and continuing as PubCo, the surviving public entity (the “Merger”);

WHEREAS, in connection with the Merger and pursuant to the Business Combination Agreement, the shareholders of the Company will receive PubCo Shares (as defined herein);

WHEREAS, Parent, Sponsor and certain other Parent Shareholders (as such term is defined in the Business Combination Agreement) (the “Existing Holders”) are party to that certain Registration Rights Agreement, dated as of January 7, 2026 (the “Original RRA”);

WHEREAS, in connection with the Closing (as defined herein), PubCo, PubCo’s directors and executive officers and certain shareholders of PubCo, including the Sponsor, will enter into Lock-Up Agreements (each a “Lock-Up Agreement” and, collectively, the “Lock-Up Agreements”) in connection with the Merger;

WHEREAS, pursuant to Section 5.5 of the Original RRA, any of the terms of the Original RRA may be amended with the written consent of Parent and Existing Holders holding a majority in interest of the Registrable Securities (as defined herein) at the time in question (which majority interest must include Cohen & Company Capital Markets, a division of Cohen & Company Securities, LLC (“CCM”), if such amendment or modification affects in any way the rights of CCM thereunder) (the “Requisite Holders”);

WHEREAS, in connection with the execution of this A&R Registration Rights Agreement, Parent and the Requisite Holders desire to amend and restate the Original RRA and as set forth in this A&R Registration Rights Agreement; and

WHEREAS, the Parties desire to set forth their agreement with respect to registration rights and certain other matters, in each case in accordance with the terms and conditions of this A&R Registration Rights Agreement.

Annex G-1

NOW, THEREFORE, in consideration of the representations, mutual covenants and agreements contained in this A&R Registration Rights Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, intending to be legally bound, hereby agree as follows:

Article 1

DEFINITIONS

Section 1.1 Definitions. As used in this A&R Registration Rights Agreement, the following terms shall have the following meanings:

“Action” means any action, suit, charge, litigation, arbitration, or other proceeding at law or in equity (whether civil, criminal or administrative) by or before any Governmental Entity.

“Adverse Disclosure” means any public disclosure of material non-public information, which disclosure, in the good faith determination of the Chief Executive Officer, Chief Financial Officer, any other principal executive officer of PubCo or the Board, after consultation with counsel to PubCo, (a) would be required to be made in any Registration Statement or Prospectus in order for the applicable Registration Statement or Prospectus not to contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein (in the case of any Prospectus and any preliminary Prospectus, in the light of the circumstances under which they were made) not misleading, (b) would only be required at that time because the Registration Statement is being filed, declared effective or used, as the case may be and (c) PubCo has (i) a bona fide business purpose for not making such information public or (ii) determined the premature disclosure of such information would materially adversely affect the Company.

“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, its capacity as a sole or managing member or otherwise; provided, that no Party shall be deemed an Affiliate of PubCo or any of its subsidiaries for purposes of this A&R Registration Rights Agreement.

“Automatic Shelf Registration Statement” has the meaning set forth in Rule 405 promulgated by the SEC pursuant to the Securities Act.

“Beneficially Own” has the meaning set forth in Rule 13d-3 promulgated under the Exchange Act.

“Board” means the board of directors of PubCo.

“Business Combination Agreement” has the meaning set forth in the Recitals.

“Business Day” means any day except a Saturday, a Sunday or any other day on which commercial banks are required or authorized to close in the State of New York or Paris, France.

“Chief Executive Officer” means the chief executive officer (directeur général) of Pubco.

“Chief Financial Officer” means the chief financial officer (directeur financier) of Pubco.

“Closing” has the meaning given to such term in the Business Combination Agreement.

“Closing Date” has the meaning given to such term in the Business Combination Agreement.

“Company” has the meaning set forth in the Recitals.

“Company Shareholders” means each undersigned party not identified as an “Insider” or “Sponsor” on the signature pages or Joinders attached hereto.

“Convertible Bonds” means the senior unsecured convertible bonds convertible into PubCo Shares issued pursuant to the Securities Purchase Agreement.

“Demand Delay” has the meaning set forth in Section 2.2(a)(ii).

“Demand Initiating Holders” has the meaning set forth in Section 2.2(a).

Annex G-2

“Demand Registration” has the meaning set forth in Section 2.2(a).

“Effective Date” has the meaning set forth in Section 1.3.

“Effectiveness Period” has the meaning set forth in Section 2.5(a).

“Eligible Demand Participation Holders” means any Holder or group of Holders, that together elects to dispose of Registrable Securities having an aggregate value of at least $25,000,000, at the time of the demand for registration, solely with respect to Registrable Securities that have been released from the Lock-Up restrictions under the Lock-Up Agreements.

“Eligible Take-Down Holders” means each Holder, solely with respect to Registrable Securities that have been released from the Lock-Up restrictions under the Lock-Up Agreements.

“Equity Securities” means, with respect to any Person, all of the shares of capital stock or equity of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock or equity of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock or equity of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares or equity (or such other interests), restricted stock awards, restricted stock units, equity appreciation rights, phantom equity rights, profit participation and all of the other ownership or profit interests of such Person (including partnership or member interests therein), whether voting or nonvoting.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and any successor thereto, as the same shall be in effect from time to time.

“FINRA” means the Financial Industry Regulatory Authority, Inc.

“Governmental Entity” means any nation or government, any state, province or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any court, arbitrator (public or private) or other body or administrative, regulatory or quasi-judicial authority, agency, department, board, commission or instrumentality of any federal, state, local or foreign jurisdiction.

“Holder” means any holder of Registrable Securities who is a Party to, or who succeeds to rights under, this A&R Registration Rights Agreement pursuant to Section 3.1.

“Insiders” means each undersigned party identified as an “Insider” on the signature pages attached hereto.

“Investment Warrant” means the warrants of PubCo to purchase a number of PubCo Shares equal to 125% of the total number of PubCo Shares into which the Convertible Bonds are initially convertible at the Closing, each exercisable at an initial exercise price of $12.00 per share.

“Investment Securities” means the Convertible Bonds and the Investment Warrants, collectively, held by the Investors.

“Investors” means the accredited investors party to the Securities Purchase Agreement.

“Laws” means all laws, acts, statutes, constitutions, treaties, ordinances, codes, rules, regulations, and rulings of a Governmental Entity, including common law. All references to “Laws” shall be deemed to include any amendments thereto, and any successor Law, unless the context otherwise requires.

“Lock-Up Period” shall have the meaning set forth in the Lock-Up Agreements.

“Marketed” means an Underwritten Shelf Take-Down or other Underwritten Offering, as applicable, that involves (i) the use or involvement of a customary “road show” (including an “electronic road show”) or (ii) other substantial marketing effort by Underwriters over a period of at least 48 hours.

“Merger” has the meaning set forth in the Recitals.

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“Misstatement” shall mean an untrue statement of a material fact or an omission to state a material fact required to be stated in a Registration Statement or Prospectus, or necessary to make the statements in a Registration Statement or Prospectus, in the light of the circumstances under which they were made, not misleading.

“Non-Marketed” means an Underwritten Shelf Take-Down that is not a Marketed Underwritten Shelf Take-Down.

“Non-Marketed Underwritten Shelf Take-Down Selling Holders” has the meaning set forth in Section 2.1(d)(iv)(B).

“Original RRA” has the meaning set forth in the Recitals.

“Party” has the meaning set forth in the Preamble.

“Permitted Transferee” shall mean any person or entity to whom a Holder of Registrable Securities is permitted to transfer such Registrable Securities, including (i) prior to the expiration of the Lock-Up Period, any person or entity to whom a Holder of Registrable Securities is permitted to Transfer such Registrable Securities pursuant to such Holder’s Lock-Up Agreement, and (ii) after the expiration of the Lock-Up Period, subject to and in accordance with any other applicable agreement between such Holder and PubCo, and the Company and any Permitted Transferee thereafter.

“Person” means any natural person, sole proprietorship, partnership, trust, unincorporated association, corporation, limited liability company, entity or Governmental Entity.

“Prospectus” means the prospectus included in any Registration Statement, all amendments (including post-effective amendments) and supplements to such prospectus, and all material incorporated by reference in such prospectus.

“PubCo” has the meaning set forth in the Preamble.

“PubCo Shares” means the ordinary shares, par value €0.10 per share, of PubCo, including any such ordinary shares issuable upon the exercise of any warrant or other right to acquire such ordinary shares.

“Reincorporation Merger” has the meaning set forth in the Recitals.

“Registrable Securities” means (i) any PubCo Shares and Warrants Beneficially Owned by a Holder as of immediately following the Closing (including the PubCo Shares issued or issuable upon the exercise of the Warrants), (ii) any PubCo Shares issuable upon conversion of any Convertible Bonds, including without limitation, PubCo Shares issuable in respect of any accrued and unpaid payment-in-kind (“PIK”) interest thereon (it being agreed that for purposes of determining the number of PubCo Shares issuable upon conversion of such Convertible Notes and related PIK interest, such calculation shall include PIK interest that would accrued for a period of at least three (3) years from the Closing Date), and (iii) any Equity Securities of PubCo that may be issued or distributed or be issuable with respect to the securities referred to in clause (i) by way of conversion, dividend, share sub-divisions, share capitalizations, or other distribution, merger, consolidation, exchange, recapitalization or reclassification or similar transaction, in each case Beneficially Owned by a Holder as of immediately following the Closing; provided, however, that any such Registrable Securities shall cease to be Registrable Securities when: (a) a Registration Statement with respect to the sale of such Registrable Securities has become effective under the Securities Act and such Registrable Securities have been sold, Transferred, disposed of or exchanged in accordance with the plan of distribution set forth in such Registration Statement; (b) such Registrable Securities shall have ceased to be outstanding; (c) such Registrable Securities have been sold to, or through, a broker, dealer or Underwriter in a public distribution or other public securities transaction; (d) such Registrable Securities shall have been otherwise Transferred by a Holder, a new certificate or book-entry for such security not bearing a legend restricting further Transfer shall have been delivered by PubCo and subsequent public distribution of such security shall not require registration under the Securities Act; or (e) such Registrable Securities are eligible for resale without registration pursuant to Rule 144 under the Securities Act (or any successor rule promulgated thereafter by the SEC) without volume or manner-of-sale restrictions and without the requirement for PubCo to be in compliance with the current public information required by Rule 144(i)(2) under the Securities Act.

“Registration” means a registration, including any related Shelf Take-Down, effected by preparing and filing a registration statement, prospectus or similar document in compliance with the requirements of the Securities Act, and such registration statement becoming effective.

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“Registration Expenses” means the out-of-pocket expenses of a Registration or other Transfer pursuant to the terms of this A&R Registration Rights Agreement, including (a) all SEC, stock exchange and FINRA registration and filing fees (including, if applicable, the fees and expenses of any “qualified independent underwriter,” as such term is defined in Rule 5121 of FINRA (or any successor provision), and of its counsel), (b) all fees and expenses of complying with securities or blue sky laws (including reasonable fees and disbursements of counsel for the Underwriters in connection with blue sky qualifications of the Registrable Securities), (c) all printing, messenger and delivery expenses, (d) the reasonable fees and expenses incurred in connection with the listing of the Registrable Securities on any securities exchange and all rating agency fees, (e) the reasonable fees and disbursements of counsel for PubCo and of its independent public accountants, including the expenses of any special audits and/or comfort letters required by or incident to such performance and compliance, (f) the reasonable and documented fees and out-of-pocket expenses of one counsel for all of the Holders participating in an Underwritten Offering, selected by such Holders that own a majority of the Registrable Securities participating in such Registration or other Transfer; provided, however, that such reimbursable fees and expenses of counsel shall not exceed $50,000, per Registration and (g) any other reasonable and documented fees and distributions customarily paid by the issuers of securities.

“Registration Statement” means any registration statement that covers the Registrable Securities pursuant to the provisions of this A&R Registration Rights Agreement, including the Prospectus included in such registration statement, amendments (including post-effective amendments) and supplements to such registration statement, and all exhibits to and all material incorporated by reference in such registration statement.

“Representatives” means, with respect to any Person, any of such Person’s officers, directors, employees, agents, attorneys, accountants, actuaries, consultants, equity financing partners or financial advisors or other Person acting on behalf of such Person.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and any successor thereto, as the same shall be in effect from time to time.

“Securities Purchase Agreement” means that certain securities purchase agreement dated as of March 4, 2026, by and among Parent, Parent Merger Sub and the accredited investors named therein, pursuant to which PubCo issued $250.0 million aggregate principal amount of Convertible Notes and Investment Warrants in connection with the Closing.

“Shelf Holder” means any Holder that owns Registrable Securities that have been registered on a Shelf Registration Statement.

“Shelf Registration” means a registration of securities pursuant to a Registration Statement filed with the SEC in accordance with and pursuant to Rule 415 promulgated under the Securities Act.

“Shelf Registration Statement” means a Registration Statement of PubCo filed with the SEC on either (a) Form F-3 (or any successor form or other appropriate form under the Securities Act) or (b) if PubCo is not permitted to file a Registration Statement on Form F-3, a Registration Statement on Form F-1 (or any successor form or other appropriate form under the Securities Act), in each case for an offering to be made on a delayed or continuous basis pursuant to Rule 415 under the Securities Act covering the Registrable Securities, as applicable.

“Shelf Suspension” has the meaning set forth in Section 2.1(c).

“Shelf Take-Down” means any offering or sale of Registrable Securities initiated by a Shelf Take-Down Initiating Holder pursuant to a Shelf Registration Statement.

“Shelf Take-Down Initiating Holders” has the meaning set forth in Section 2.1(d).

“Sponsor” has the meaning set forth in the Preamble.

“Subscription Agreements” has the meaning given to such term in the Business Combination Agreement.

“Subsequent Shelf Registration” has the meaning set forth in Section 2.1(b).

“Take-Down Participation Notice” has the meaning set forth in Section 2.1(d)(iv)(C).

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“Take-Down Tagging Holder” has the meaning set forth in Section 2.1(d)(iv)(B).

“Transfer” means to (A) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option, right or warrant to purchase, exchange, assign, lend or otherwise transfer, dispose of or agree to transfer or dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act, and the rules and regulations of the SEC promulgated thereunder, with respect to, any security, or any right or interest therein or (B) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise. The terms “Transferee,” “Transferor,” “Transferred,” and other forms of the word “Transfer” shall have the correlative meanings.

“Underwriter” means any investment banker(s) and manager(s) appointed to administer the offering of any Registrable Securities as principal in an Underwritten Offering.

“Underwritten Offering” means a Registration in which securities of PubCo are sold to an Underwriter for distribution to the public.

“Underwritten Shelf Take-Down” has the meaning set forth in Section 2.1(d)(ii)(A).

“Underwritten Shelf Take-Down Notice” has the meaning set forth in Section 2.1(d)(ii)(A).

“Warrant Agreement” shall mean that certain Warrant Agreement, dated as of January 7, 2026, by and between the SPAC and Continental Stock Transfer & Trust Company, as warrant agent, as amended in connection with the Merger.

“Warrants” shall mean the warrants of the PubCo, each exercisable for one PubCo Share at an initial exercise price of $11.50 per share, which were assumed by PubCo in the Merger and are governed by the terms of the Warrant Agreement.

“Well-Known Seasoned Issuer” has the meaning set forth in Rule 405 promulgated by the SEC pursuant to the Securities Act.

Section 1.2 Interpretive Provisions. For all purposes of this A&R Registration Rights Agreement, except as otherwise provided in this A&R Registration Rights Agreement or unless the context otherwise requires:

(a) the meanings of defined terms are applicable to the singular as well as the plural forms of such terms;

(b) the words “hereof”, “herein”, “hereunder” and words of similar import, when used in this A&R Registration Rights Agreement, refer to this A&R Registration Rights Agreement as a whole and not to any particular provision of this A&R Registration Rights Agreement;

(c) references in this A&R Registration Rights Agreement to any Law shall be deemed also to refer to such Law, and all rules and regulations promulgated thereunder;

(d) whenever the words “include”, “includes” or “including” are used in this A&R Registration Rights Agreement, they shall mean “without limitation;”

(e) the captions and headings of this A&R Registration Rights Agreement are for convenience of reference only and shall not affect the interpretation of this A&R Registration Rights Agreement; and

(f) pronouns of any gender or neuter shall include, as appropriate, the other pronoun forms.

Section 1.3 Effectiveness. This A&R Registration Rights Agreement shall become effective upon the Closing (as such term is defined in the Business Combination Agreement) (the “Effective Date”) and shall be of no further force or effect upon any termination of the Business Combination Agreement (without liability to either party).

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Article 2

REGISTRATION RIGHTS

Section 2.1 Shelf Registration.

(a) Filing. PubCo shall use commercially reasonable efforts to file or submit within thirty (30) Business Days following the Closing Date (the “Filing Deadline”) a Shelf Registration Statement covering the resale of all Registrable Securities (except as determined by PubCo pursuant to Section 2.7 as of two (2) Business Days prior to such filing) on a delayed or continuous basis. PubCo shall use its commercially reasonable efforts to cause such Shelf Registration Statement to become effective under the Securities Act as soon as reasonably practicable after such filing, but in no event later than the earlier of (i) the 90th calendar day (or the 120th calendar day if the SEC notifies PubCo that it will “review” the Shelf Registration Statement) after the Closing Date and (ii) the tenth (10th) Business Day after the date PubCo is notified (orally or in writing, whichever is earlier) by the SEC that such Shelf Registration Statement will not be “reviewed” or will not be subject to further review (the “Effectiveness Deadline”) (provided that (A) if such date falls on a date that is not a Business Day, such date shall be extended to the next Business Day on which the SEC is open and (B) if the SEC is closed for operations due to a government shutdown then such date shall be extended by the same number of Business Days that the SEC remains closed; notwithstanding the foregoing, PubCo shall use its commercially reasonable efforts to cause the Shelf Registration Statement to become effective by the Effectiveness Deadline or as soon as practicable thereafter pursuant to any applicable guidance issued by the SEC during such government shutdown). PubCo shall maintain such Shelf Registration Statement in accordance with the terms of this A&R Registration Rights Agreement, and shall prepare and file with the SEC such amendments, including post-effective amendments, and supplements as may be necessary to keep such Shelf Registration Statement continuously effective, available for use and in compliance with the provisions of the Securities Act until such time as of which all Registrable Securities registered by such Shelf Registration Statement have been sold or cease to be Registrable Securities. In the event PubCo files a Shelf Registration Statement on Form F-1, PubCo shall use its commercially reasonable efforts to convert such Shelf Registration Statement (and any Subsequent Shelf Registration) to a Shelf Registration Statement on Form F-3 as soon as reasonably practicable after PubCo is eligible to use Form F-3. PubCo shall also use its commercially reasonable efforts to file any replacement or additional Shelf Registration Statement and use commercially reasonable efforts to cause such replacement or additional Shelf Registration Statement to become effective prior to the expiration of the initial Shelf Registration Statement filed pursuant to this Section 2.1(a). If (A) the Shelf Registration Statement has not been filed by the Filing Deadline, (B) the Shelf Registration Statement has not been declared effective by the Effectiveness Deadline, or (C) at any time on or after the Effectiveness Deadline the Shelf Registration Statement (or any Subsequent Shelf Registration Statement covering Registrable Securities (as defined below)) ceases to be effective or unusable for the public resale of Registrable Securities for more than fifteen (15) consecutive Business Days or for more than an aggregate of forty-five (45) Business Days in any twelve (12) month period (each such event, a “Registration Default”), then, as liquidated damages and not as a penalty, PubCo shall pay to each Investor an amount in cash (the “Liquidated Damages”) equal to 1.00% of the aggregate amount paid pursuant to the Securities Purchase Agreement by such Investor for such Investment Securities then held by such Investor for each 30-day period or pro rata for any portion thereof during which the failure continues Liquidated Damages shall accrue from and including the date of the applicable Registration Default until, but excluding, the date on which such Registration Default is cured, and shall be payable by PubCo in arrears within five (5) Business Days after the end of each thirty (30) day period (or portion thereof) in which such Liquidated Damages accrue. Notwithstanding the foregoing, (a) in no event shall the aggregate amount of Liquidated Damages (or interest thereon) paid under this A&R Registration Rights Agreement to any Investor exceed, in the aggregate, 7.5% of the aggregate purchase price of the Investment Securities purchased by such Investor under the Securities Purchase Agreement and (b) no Liquidated Damages shall accrue or be payable (i) during any period that a Registration Default exists solely as a result of any Investor’s failure to timely provide information reasonably requested by PubCo that is required to be included in a Registration Statement or Prospectus supplement, (ii) during any suspension, delay or postponement of filing or effectiveness, blackout or similar period permitted under this A&R Registration Rights Agreement, including pursuant to Section 2.1(c) and Section 2.2(a)(ii), or (iii) during any period that a Registration Default exists as a result of an event outside PubCo’s reasonable control, including but not limited to a government shutdown or failure to obtain consent of its independent registered public accounting firm or other required consents from auditors to include such firm’s audit report in the Registration Statement, provided that PubCo has used its best efforts to avoid such Registration Default. The Parties agree that the Liquidated Damages provided for in this Section 2.1(a) constitute a reasonable estimate of the damages that will be suffered by the Investors as a result of a Registration Default and are not intended to constitute a penalty.

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(b) Subsequent Shelf Registration. If any Shelf Registration Statement ceases to be effective under the Securities Act for any reason at any time while there remain any Registrable Securities registered by such Shelf Registration Statement, PubCo shall use its commercially reasonable efforts to as promptly as is reasonably practicable cause such Shelf Registration Statement to again become effective under the Securities Act (including obtaining the prompt withdrawal of any order suspending the effectiveness of such Shelf Registration Statement), and shall use its commercially reasonable efforts to as promptly as is reasonably practicable amend such Shelf Registration Statement in a manner reasonably expected to result in the withdrawal of any order suspending the effectiveness of such Shelf Registration Statement or file an additional Registration Statement as a Shelf Registration (a “Subsequent Shelf Registration”) registering the resale of all outstanding Registrable Securities registered by such prior Shelf Registration Statement. If a Subsequent Shelf Registration is filed, PubCo shall use its commercially reasonable efforts to (i) cause such Subsequent Shelf Registration to become effective under the Securities Act as promptly as is reasonably practicable after the filing thereof (it being agreed that the Subsequent Shelf Registration shall be an Automatic Shelf Registration Statement if PubCo is a Well-Known Seasoned Issuer) and (ii) keep such Subsequent Shelf Registration continuously effective, available for use and in compliance with the provisions of the Securities Act until such time as of which all Registrable Securities registered by such Subsequent Shelf Registration have been sold or cease to be Registrable Securities.

(c) Suspension of Filing or Registration. Upon receipt of written notice from the Company that a Shelf Registration Statement or Prospectus contains or includes a Misstatement, each of the Holders shall forthwith discontinue disposition of Registrable Securities until they have received copies of a supplemented or amended Registration Statement or Prospectus correcting the Misstatement filed with the SEC (it being understood that PubCo hereby covenants to prepare and file such supplement or amendment as soon as reasonably practicable after the time of such notice), or until they are advised in writing by PubCo that the use of the Registration Statement or Prospectus may be resumed. PubCo shall be entitled to delay or postpone the filing or effectiveness of a Shelf Registration Statement, and from time to time to require the Holders not to sell under a Registration Statement or to suspend the effectiveness thereof, if the filing, effectiveness or continued use of a Shelf Registration Statement at any time would (i) require PubCo to make an Adverse Disclosure, (ii) materially interfere with any bona fide material financing, acquisition, disposition or other similar transaction involving the Company or any of its subsidiaries then under consideration, or (iii) require the inclusion in such Shelf Registration Statement of financial statements that are unavailable to PubCo for reasons beyond PubCo’s control; provided, however, that PubCo shall have a period of not more than sixty (60) consecutive calendar days within which to delay the filing or effectiveness (but not the preparation) of such Shelf Registration Statement or, in the case of a Shelf Registration Statement that has been declared effective, to suspend the use by Holders of such Shelf Registration Statement (in each case, a “Shelf Suspension”); provided, however, that PubCo shall not be permitted to exercise in any twelve (12) month period (i) more than two (2) Shelf Suspensions pursuant to this Section 2.1(c) and Demand Delays pursuant to Section 2.2(a)(ii) in the aggregate or (ii) aggregate Shelf Suspensions pursuant to this Section 2.1(c) and Demand Delays pursuant to Section 2.2(a)(ii) of more than one hundred twenty (120) calendar days, in each case unless consented to in writing by Holders holding a majority of the Registrable Securities. Each Holder shall keep confidential the fact that a Shelf Suspension is in effect and the contents of any notice by PubCo of a Shelf Suspension for the permitted duration of the Shelf Suspension or until otherwise notified by PubCo, except (A) for disclosure to such Holder’s employees, agents and professional advisers who need to know such information and are obligated to keep it confidential, (B) for disclosures to the extent required in order to comply with reporting obligations to its limited partners who have agreed to keep such information confidential or (C) as required by law or subpoena. In the case of a Shelf Suspension that occurs after the effectiveness of the applicable Shelf Registration Statement, the Holders agree to suspend use of the applicable Prospectus for the permitted duration of such Shelf Suspension in connection with any sale or purchase of, or offer to sell or purchase, Registrable Securities, upon receipt of written notice by PubCo. PubCo shall immediately notify the Holders or Shelf Holders, as applicable, upon the termination of any Shelf Suspension, and (i) in the case of a Shelf Registration Statement that has not been declared effective, shall promptly thereafter file the Shelf Registration Statement and use its commercially reasonable efforts to have such Shelf Registration Statement declared effective under the Securities Act and (ii) in the case of an effective Shelf Registration Statement, shall amend or supplement the Prospectus, if necessary, so it does not contain any Misstatement prior to the expiration of the Shelf Suspension and furnish to the Shelf Holders such numbers of copies of the Prospectus as so amended or supplemented as the Shelf Holders may reasonably request. PubCo agrees, if necessary, to supplement or make amendments to the Shelf Registration Statement if required by the registration form used by PubCo for the Registration or by the instructions applicable to such registration form or by the Securities Act or the rules or regulations promulgated thereunder or as may reasonably be requested by the Shelf Holders Beneficially Owning a majority of the Registrable Securities then outstanding.

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(d) Shelf Take-Downs.

(i) Generally. Subject to the terms and provisions of this Article 2 (including Section 2.2(d)), an Eligible Take-Down Holder may initiate a Shelf Take-Down (the then Eligible Take-Down Holder, the “Shelf Take-Down Initiating Holder”) that, at the option of such Shelf Take-Down Initiating Holder (A) is in the form of an Underwritten Shelf Take-Down or a Shelf Take-Down that is not an Underwritten Shelf Take-Down and (B) in the case of an Underwritten Shelf Take-Down, is Non-Marketed or Marketed, in each case, as shall be specified in the written demand delivered by the Shelf Take-Down Initiating Holder to PubCo pursuant to the provisions of this Section 2.1(d). For the avoidance of doubt, an Eligible Take-Down Holder that is not a Shelf Take-Down Initiating Holder cannot initiate a Shelf Take-Down. Notwithstanding anything else set forth in this Section 2.1, Underwritten Shelf Take-Downs shall be subject to the restrictions set forth in Section 2.2(d) below. A Shelf Take-Down Initiating Holder may initiate an Underwritten Shelf Take-Down, a Non-Marketed Underwritten Shelf Take-Down or Non-Underwritten Shelf Take-Down only if a Shelf Registration Statement covering the Registrable Securities to be included therein is then effective and only to the extent such Shelf Registration Statement may be used for such Shelf Take-Down.

(ii) Underwritten Shelf Take-Downs.

(A) A Shelf Take-Down Initiating Holder may elect in a written demand delivered to PubCo (an “Underwritten Shelf Take-Down Notice”) for any Shelf Take-Down that it has initiated to be in the form of an Underwritten Offering (an “Underwritten Shelf Take-Down”), and PubCo shall, if so requested, file and effect an amendment or supplement of the Shelf Registration Statement for such purpose as soon as practicable; provided, that any such Underwritten Shelf Take-Down must comply with Section 2.2(d) and involve the offer and sale of Registrable Securities having a reasonably anticipated gross aggregate offering price of at least $25,000,000. PubCo shall have the right to select the Underwriter or Underwriters to administer such Underwritten Shelf Take-Down; provided, that such Underwriter or Underwriters shall be reasonably acceptable to the Shelf Holders that own a majority of the Registrable Securities to be offered for sale in such Underwritten Shelf Take-Down subject to the limitations of this Section 2.1(d)(ii)(B).

(B) With respect to any Underwritten Shelf Take-Down (including any Marketed Underwritten Shelf Take-Down and any Non-Marketed Underwritten Shelf Take-Down), in the event that a Shelf Holder otherwise would be entitled to participate in such Underwritten Shelf Take-Down pursuant to this Section 2.1(d)(ii), Section 2.1(d)(iii) or Section 2.1(d)(iv), as the case may be, the right of such Shelf Holder to participate in such Underwritten Shelf Take-Down shall be conditioned upon such Shelf Holder’s participation in such underwriting and the inclusion of such Shelf Holder’s Registrable Securities in the Underwritten Offering to the extent provided herein. PubCo, together with all Shelf Holders proposing to distribute their securities through such Underwritten Shelf Take-Down, shall enter into an underwriting agreement in customary form with the Underwriter or Underwriters selected in accordance with Section 2.1(d)(ii)(A). Notwithstanding any other provision of this Section 2.1, if the Underwriter shall advise PubCo that marketing factors (including an adverse effect on the per security offering price) require a limitation of the number of Registrable Securities to be included in an Underwritten Shelf Take-Down, then PubCo shall so advise all Shelf Holders that have requested to participate in such Underwritten Shelf Take-Down, and the number of Registrable Securities that may be included in such Underwritten Shelf Take-Down shall be allocated in the following manner: (A) first, to any Shelf Holders electing to participate in such Underwritten Shelf Take-Down on a pro rata basis based on the total number of Registrable Securities requested to be included in such Underwritten Offering by such Holder, (B) second, to PubCo and (C) third, to other holders of Equity Securities of PubCo exercising a contractual or other right to dispose of such Equity Securities in such Underwritten Offering. No Registrable Securities excluded from an Underwritten Shelf Take-Down by reason of the Underwriter’s marketing limitation shall be included in such Underwritten Offering. For the avoidance of doubt, PubCo may include securities for its own account (or for the account of any other Persons) in such Underwritten Shelf Take-Down subject to the limitations of this Section 2.2.

(iii) Marketed Underwritten Shelf Take-Downs. The Shelf Take-Down Initiating Holder submitting an Underwritten Shelf Take-Down Notice shall indicate in such notice that it delivers to PubCo pursuant to Section 2.1(d)(ii) whether it intends for such Underwritten Shelf Take-Down to be Marketed (a “Marketed Underwritten Shelf Take-Down”). Upon receipt of an Underwritten Shelf Take-Down Notice indicating that such Underwritten Shelf Take-Down will be a Marketed Underwritten Shelf Take-Down, PubCo shall promptly (but in any event no later than ten (10) days prior to the expected date of such Marketed Underwritten Shelf Take-Down) give written notice of such Marketed Underwritten Shelf Take-Down to all other Eligible Take-Down Holders of

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Registrable Securities under such Shelf Registration Statement and any such Eligible Take-Down Holders requesting inclusion in such Marketed Underwritten Shelf Take-Down must respond in writing within five (5) days after the receipt of such notice. Each such Eligible Take-Down Holder that timely delivers any such request shall be permitted to sell in such Marketed Underwritten Shelf Take-Down subject to the terms and conditions of Section 2.1(d)(ii). In connection with each Marketed Underwritten Shelf Take-Down, each Shelf Take-Down Initiating Holder agrees to reasonably assist the Company and any Underwriters, brokers, sales agents or placement agents prior to sending an Underwritten Shelf Take-Down Notice and thereafter in order to facilitate preparation of any Registration Statement, Prospectus or other offering documentation related to such Holder’s Marketed Underwritten Shelf Take-Down Notice and such Underwritten Shelf Take-Down.

(iv) Non-Marketed Underwritten Shelf Take-Downs and Non-Underwritten Shelf Take-Downs.

(A) Any Shelf Take-Down Initiating Holder may initiate (x) an Underwritten Shelf Take-Down that is Non-Marketed (a “Non-Marketed Underwritten Shelf Take-Down”) or (y) a Shelf Take-Down that is not an Underwritten Shelf Take-Down (a “Non-Underwritten Shelf Take-Down”) by providing written notice thereof to PubCo and, to the extent required by Section 2.1(d)(iv)(B), PubCo shall provide written notice thereof to all other Eligible Take-Down Holders; provided, that any such Non-Marketed Underwritten Shelf Take-Down or Non-Underwritten Shelf Take-Down must comply with Section 2.2(d) and any notice to PubCo of a Non-Marketed Underwritten Shelf Take-Down must involve the offer and sale of Registrable Securities having a reasonably anticipated gross aggregate offering price of at least $25,000,000.

(B) With respect to each Non-Marketed Underwritten Shelf Take-Down, the Shelf Take-Down Initiating Holder initiating such Non-Marketed Underwritten Shelf Take-Down shall provide written notice (a “Non-Marketed Underwritten Shelf Take-Down Notice”) of such Non-Marketed Underwritten Shelf Take-Down to PubCo at least five (5) Business Days in advance thereof and PubCo shall use commercially reasonable efforts to provide written notice thereof to all other Eligible Take-Down Holders at least forty-eight (48) hours prior to the expected time of the pricing of the applicable Non-Marketed Underwritten Shelf Take-Down, which Non-Marketed Underwritten Shelf Take-Down Notice shall set forth (I) the total number of Registrable Securities expected to be offered and sold in such Non-Marketed Underwritten Shelf Take-Down which must involve the offer and sale of Registrable Securities having a reasonably anticipated net aggregate offering price of at least $25,000,000, (II) the expected timing and plan of distribution of such Non-Marketed Underwritten Shelf Take-Down, (III) an invitation to each Eligible Take-Down Holder to elect (such Eligible Take-Down Holders who make such an election being “Take-Down Tagging Holders” and, together with the Shelf Take-Down Initiating Holders and all other Persons (other than any Affiliates of the Shelf Take-Down Initiating Holders) who otherwise are Transferring, or have exercised a contractual or other right to Transfer, Registrable Securities in connection with such Non-Marketed Underwritten Shelf Take-Down, the “Non-Marketed Underwritten Shelf Take-Down Selling Holders”) to include in the Non-Marketed Underwritten Shelf Take-Down Registrable Securities held by such Take-Down Tagging Holder (but subject to Section 2.1(d)(ii)(B)) and (IV) the action or actions required (including the timing thereof) in connection with such Non-Marketed Underwritten Shelf Take-Down with respect to each Eligible Take-Down Holder that elects to exercise such right (including the delivery of one or more stock certificates representing Registrable Securities of such Eligible Take-Down Holder to be sold in such Non-Marketed Underwritten Shelf Take-Down).

(C) Upon delivery of a Non-Marketed Underwritten Shelf Take-Down Notice, each Eligible Take-Down Holder may elect to sell Registrable Securities in such Non-Marketed Underwritten Shelf Take-Down, at the same price per Registrable Security and pursuant to the same terms and conditions with respect to payment for the Registrable Securities as agreed to by the Shelf Take-Down Initiating Holders, by sending an irrevocable written notice (a “Take-Down Participation Notice”) to PubCo within the time period specified in such Non-Marketed Underwritten Shelf Take-Down Notice (which time period shall be at least twenty-four (24) hours prior to the expected time of the pricing of the applicable Non-Marketed Underwritten Shelf Take-Down), indicating their election to sell up to the number of Registrable Securities in the Non-Marketed Underwritten Shelf Take-Down specified by such Eligible Take-Down Holder in such Take-Down Participation Notice (but, in all cases, subject to Section 2.1(d)(ii)(B)). Following the time period specified in such Non-Marketed Underwritten Shelf Take-Down Notice, each Take-Down Tagging Holder that has delivered a Take-Down Participation Notice shall be permitted to sell in such Non-Marketed Underwritten Shelf Take-Down on the terms and conditions set forth in the Non-Marketed Underwritten Shelf Take-Down Notice, concurrently with the Shelf Take-Down Initiating Holders and the other Non-Marketed Underwritten Shelf Take-Down Selling Holders, the number of Registrable Securities calculated

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pursuant to Section 2.1(d)(ii)(B). It is understood that in order to be entitled to exercise their right to sell Registrable Securities in a Non-Marketed Underwritten Shelf Take-Down pursuant to this Section 2.1(d)(iv), each Take-Down Tagging Holder must agree to make the same representations, warranties, covenants, indemnities and agreements, if any, as the Shelf Take-Down Initiating Holders agree to make in connection with the Non-Marketed Underwritten Shelf Take-Down, with such additions or changes as are required of such Take-Down Tagging Holder by the Underwriters (if applicable).

(D) Notwithstanding the delivery of any Non-Marketed Underwritten Shelf Take-Down Notice, all determinations as to whether to complete any Non-Marketed Underwritten Shelf Take-Down and as to the timing, manner, price and other terms and conditions of any Non-Marketed Underwritten Shelf Take-Down shall be at the sole discretion of the applicable Shelf Take-Down Initiating Holder, and PubCo agrees to use its commercially reasonable efforts to cooperate in facilitating any Non-Marketed Underwritten Shelf Take-Down pursuant to this Section 2.1(d). Each of the Eligible Take-Down Holders agrees to (i) reasonably assist the Company and any Underwriters, brokers, sales agents or placement agents prior to sending a Non-Marketed Underwritten Shelf Take-Down Notice and thereafter in order to facilitate preparation of the Registration Statement, Prospectus and other offering documentation related to such Holder’s Non-Marketed Underwritten Shelf Take-Down Notice and such Non-Marketed Underwritten Shelf Take-Down and (ii) reasonably cooperate with each of the other Eligible Take-Down Holders and PubCo to establish notice, delivery and documentation procedures and measures to facilitate such other Eligible Take-Down Holders’ participation in Non-Marketed Underwritten Shelf Take-Downs pursuant to this Section 2.1(d).

(E) With respect to each Non-Underwritten Shelf Take-Down, the Shelf Take-Down Initiating Holder initiating such Non-Underwritten Shelf Take-Down shall provide written notice of such Non-Underwritten Shelf Take-Down (the “Non-Underwritten Shelf Take-Down Notice”) to PubCo at least five (5) Business Days prior to the expected time of such Non-Underwritten Shelf Take-Down, which shall set forth (I) the total number of Registrable Securities expected to be offered and sold in such Non-Underwritten Shelf Take-Down which must involve the offer and sale of Registrable Securities having a reasonably anticipated gross aggregate offering price of at least $25,000,000, (II) the expected timing and plan of distribution of such Non-Underwritten Shelf Take-Down, and (III) the action or actions required (including the timing thereof) in connection with such Non-Underwritten Shelf Take-Down. In connection with each Non-Underwritten Shelf Take-Down, each Shelf Take-Down Initiating Holder agrees to reasonably assist the Company and any brokers, sales agents or placement agents prior to sending a Non-Underwritten Shelf Take-Down Notice and thereafter in order to facilitate preparation of any documentation related to such Holder’s Non-Underwritten Shelf Take-Down Notice and such Non-Underwritten Shelf Take-Down.

Section 2.2 Demand Registrations.

(a) Holders’ Demand for Registration. Subject to Section 2.2(d), if, at a time when a Shelf Registration Statement is not effective pursuant to Section 2.1, PubCo shall receive from an Eligible Demand Participation Holder (such Holder(s), the “Demand Initiating Holder”) a written demand that PubCo effect any Registration in connection with an Underwritten Offering other than a Shelf Registration or a Shelf Take-Down (a “Demand Registration”) of Registrable Securities held by such Holder(s) having a reasonably anticipated gross aggregate offering price of at least $25,000,000, PubCo will:

(i) promptly (but in any event within five (5) days prior to the date such Demand Registration becomes effective under the Securities Act) give written notice of the proposed Demand Registration to all other Holders; and

(ii) use its commercially reasonable efforts to effect such registration as soon as practicable and facilitate the sale and distribution of all or such portion of such Demand Initiating Holders’ Registrable Securities as are specified in such demand, together with all or such portion of the Registrable Securities of any other Holders joining in such demand (together with the Demand Initiating Holder, the “Participating Holders”) as are specified in a written demand received by PubCo within five (5) days after such written notice is given; provided that PubCo shall not be obligated to file any Registration Statement or other disclosure document pursuant to this Section 2.2 (but shall be obligated to continue to prepare such Registration Statement or other disclosure document) if the filing or effectiveness of such Registration Statement at any time would (A) require PubCo to make an Adverse Disclosure, (B) materially interfere with any bona fide material financing, acquisition, disposition or other similar transaction involving the Company or any of its subsidiaries then under consideration or (C) require the inclusion in such Registration Statement of financial statements that are unavailable to PubCo for reasons beyond PubCo’s control; provided, however, that

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PubCo may, in its discretion, defer the filing of such Registration Statement for an additional period (each, a “Demand Delay”) of not more than sixty (60) consecutive calendar days; provided, however, that PubCo shall not exercise, in any twelve (12) month period, (i) more than two (2) Demand Delays pursuant to this Section 2.2(a) and Shelf Suspensions pursuant to Section 2.1(c) in the aggregate or (ii) aggregate Demand Delays pursuant to this Section 2.2(a) and Shelf Suspensions pursuant to Section 2.(c) of more than one hundred twenty (120) calendar days, in each case unless consented to in writing by the Participating Holders holding a majority of the Registrable Securities held by such Participating Holders. Each Participating Holder shall keep confidential the fact that a Demand Delay is in effect and the contents of any notice by PubCo of a Demand Delay for the permitted duration of the Demand Delay or until otherwise notified by PubCo, except (A) for disclosure to such Participating Holder’s employees, agents and professional advisers who need to know such information and are obligated to keep it confidential, (B) for disclosures to the extent required in order to comply with reporting obligations to its limited partners who have agreed to keep such information confidential or (C) as required by law.

(b) Underwriting. If the Demand Initiating Holders intend to distribute the Registrable Securities covered by their demand by means of an Underwritten Offering, they shall so advise PubCo as part of their demand made pursuant to this Section 2.2, and PubCo shall include such information in the written notice referred to in Section 2.2(a)(i). In such event, the right of any Holder to registration pursuant to this Section 2.2 shall be conditioned upon such Holder’s participation in such Underwritten Offering and the inclusion of such Holder’s Registrable Securities in the Underwritten Offering to the extent provided herein. PubCo, together with all holders of Registrable Securities proposing to distribute their securities through such Underwritten Offering, shall enter into an underwriting agreement in customary form with the Underwriter or Underwriters selected by PubCo and reasonably satisfactory to the Participating Holders that own a majority of the Registrable Securities to be offered for sale in such Underwritten Offering. Notwithstanding any other provision of this Section 2.2, if the Underwriter shall advise PubCo that marketing factors (including an adverse effect on the per security offering price) require a limitation of the number of Registrable Securities to be underwritten, then PubCo shall so advise all Participating Holders that have requested to participate in such offering, and the number of Registrable Securities that may be included in the Demand Registration and Underwritten Offering shall be allocated in the following manner: (A) first, to the Participating Holders on a pro rata basis based on the total number of Registrable Securities held by such Holders, (B) second, to PubCo and (C) third, to other holders of Equity Securities of PubCo exercising a contractual or other right to dispose of such Equity Securities in such Underwritten Offering. No Registrable Securities excluded from the Underwritten Offering by reason of the Underwriter’s marketing limitation shall be included in such Demand Registration. For the avoidance of doubt, PubCo may include securities for its own account (or for the account of any other Persons) in such Demand Registration subject to the limitations of this Section 2.2.

(c) Effective Registration. PubCo shall be deemed to have effected a Demand Registration if the Registration Statement pursuant to such registration is declared effective by the SEC and PubCo has complied with all of its obligations under this A&R Registration Rights Agreement with respect thereto. No Demand Registration shall be deemed to have been effected if such registration is subsequently interfered with by any stop order, injunction or other order or requirement of the SEC or other governmental agency or court unless and until (i) such stop order or injunction is removed, rescinded or otherwise terminated and (ii) a majority-in-interest of the Demand Initiating Holders thereafter affirmatively elect to continue with such Registration and accordingly notify PubCo in writing, but in no event later than five (5) days after the occurrence of (i); provided that PubCo shall not be obligated or required to file another Registration Statement until the Registration Statement that has been previously filed with respect to a Registration pursuant to a Demand Registration becomes effective or is subsequently terminated.

(d) Restrictions on Registered Offerings. Notwithstanding the rights and obligations set forth in Section 2.1 and/or Section 2.2, in no event shall PubCo be obligated to take any action to effect:

(i) any Demand Registration or Shelf Take-Down at the request of any Holder prior to the expiration of the Lock-Up Period, to the extent such request relates to Registrable Securities that have not been released from the Lock-Up restrictions in the Lock-Up Agreements;

(ii) any Demand Registration or Underwritten Shelf Take-Down at the request of the Sponsor, except the Sponsor shall be entitled to initiate one (1) Demand Registration or Underwritten Shelf Take-Down in total in accordance with the terms of this Article 2, to the extent such request relates to Registrable Securities that have been released from the Lock-Up restrictions in the Lock-Up Agreements;

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(iii) more than three (3) Demand Registrations under this Section 2.2 (other than under clause (ii) above), except the Company Shareholders shall be entitled to initiate two (2) Demand Registrations or Underwritten Shelf Take-Downs in total in accordance with the terms of this Article 2, to the extent such request relates to Registrable Securities that have been released from the Lock-Up restrictions in the Lock-Up Agreements;

(iv) more than an aggregate of three (3) Underwritten Offerings (including Underwritten Shelf Take-Downs) (other than under clause (ii) above), except the Company Shareholders shall be entitled to initiate two (2) Underwritten Offerings in accordance with the terms of this Article 2;

(v) more than one (1) Underwritten Offering (including Underwritten Shelf Take-Downs) in any 180-day period; or

(vi) any Demand Registration while a Shelf Registration Statement remains outstanding in accordance with the terms of this A&R Registration Rights Agreement.

A majority-in-interest of the Demand Initiating Holders shall have the right to withdraw from a Demand Registration for any or no reason whatsoever upon written notification to PubCo and any Underwriter or Underwriters of their intention to withdraw from such Demand Registration prior to the effectiveness of the Registration Statement filed with the SEC with respect to the Registration of their Registrable Securities pursuant to such Demand Registration. If a majority-in-interest of the Demand Initiating Holders (i) withdraws from a proposed offering pursuant to this Section 2.2(d) and (ii) reimburse the Registration Expenses of PubCo incurred in respect of such aborted Demand Registration, then such registration shall not count as a Demand Registration provided for in Section 2.2.

Notwithstanding anything to the contrary in this Section 2.2(d), in the event that Company Shareholders that are Demand Initiating Holders or Shelf Take-Down Initiating Holders, as applicable, do not sell at least fifty percent (50%) of the Registrable Securities requested to be sold in a Demand Registration in connection with an Underwritten Offering or an Underwritten Shelf Take-Down as a result of the Underwriter advising PubCo that marketing factors (including an adverse effect on the per security offering price) require a limitation of the number of Registrable Securities to be underwritten, then for purposes of clauses (iv), (v) and (vi) above, such Demand Registration or Underwritten Shelf Take-Down (as applicable) shall not be considered a Demand Registration or Underwritten Shelf Take-Down effected at the request of such Demand Initiating Holder or Shelf Take-Down Initiating Holder.

Section 2.3 Piggyback Registration.

(a) If at any time or from time to time PubCo shall determine to register any of its Equity Securities, either for its own account or for the account of security holders (other than in (1) a registration relating solely to employee benefit plans, (2) a registration statement on Form F-4 or S-8 (or such other similar successor forms then in effect under the Securities Act), (3) a registration pursuant to which PubCo is offering to exchange its own securities for other securities, (4) a registration statement relating solely to dividend reinvestment or similar plans, (5) a Shelf Registration Statement pursuant to which only the initial purchasers and subsequent Transferees of debt securities of PubCo or any of its subsidiaries that are convertible for PubCo Shares and that are initially issued pursuant to a private placement exemption, Rule 144A and/or Regulation S (or any successor provision) of the Securities Act may resell such notes and sell the PubCo Shares into which such notes may be converted, (6) a registration pursuant to Section 2.1 or Section 2.2 hereof, (7) a “universal” Shelf Registration Statement on Form F-3 (or any successor Form) or (8) a registration expressly contemplated by the Subscription Agreements), PubCo will:

(i) promptly (but in no event less than ten (10) days before the effective date of the relevant Registration Statement) give to each Holder written notice thereof; and

(ii) include in such Registration (and any related qualification under state securities laws or other compliance), and in any Underwritten Offering involved therein, all the Registrable Securities specified in a written request or requests made within five (5) days after receipt of such written notice from PubCo by any Holder or Holders except as set forth in Section 2.3(b) below.

Each Holder shall keep confidential its receipt of any such notice until the contents of such notice are publicly announced by PubCo or until otherwise notified by PubCo, except (A) for disclosure to such Holder’s employees, agents and professional advisers who need to know such information and are obligated to keep it confidential, (B) for disclosures to the extent required in order to comply with reporting obligations to its limited partners who have agreed to keep such information confidential or (C) as required by law or subpoena.

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Notwithstanding anything herein to the contrary, this Section 2.3 shall not apply (i) prior to the expiration of the Lock-Up Period in respect of any Holder, to the extent relating to Registrable Securities that have not been released from the Lock-Up restrictions in the Lock-Up Agreements or (ii) to any Shelf Take-Down irrespective of whether such Shelf Take-Down is an Underwritten Shelf Take-Down or not an Underwritten Shelf Take-Down.

(b) Underwriting. If the Registration of which PubCo gives notice pursuant to Section 2.3(a) is for an Underwritten Offering, PubCo shall so advise the Holders as a part of the written notice given pursuant to Section 2.3(a)(i). In such event the right of any Holder to participate in such registration pursuant to this Section 2.3 shall be conditioned upon such Holder’s participation in such Underwritten Offering and the inclusion of such Holder’s Registrable Securities in the Underwritten Offering to the extent provided herein. All Holders proposing to dispose of their Registrable Securities through such Underwritten Offering, together with PubCo and the other parties distributing their Equity Securities of PubCo through such Underwritten Offering, shall enter into an underwriting agreement in customary form with the Underwriter or Underwriters selected for such Underwritten Offering by PubCo. Notwithstanding any other provision of this Section 2.3, if the Underwriters shall advise PubCo that marketing factors (including, without limitation, an adverse effect on the per security offering price) require a limitation of the number of Registrable Securities to be underwritten, then PubCo may limit the number of Registrable Securities to be included in the Registration and Underwritten Offering as follows:

(i) If the Registration is initiated and undertaken for PubCo’s account, PubCo shall so advise all Holders of Registrable Securities that have requested to participate in such offering, and the number of Registrable Securities that may be included in the Registration and Underwritten Offering shall be allocated in the following manner: (A) first, to PubCo, (B) second, to the Holders of Registrable Securities on a pro rata basis based on the total number of Registrable Securities held by such Holders and (C) third, to other holders of Equity Securities of PubCo exercising a contractual or other right to dispose of such Equity Securities in such Underwritten Offering.

(ii) If the Registration is initiated and undertaken at the request of one or more holders of Equity Securities of PubCo who are not Holders, PubCo shall so advise all Holders of Registrable Securities that have requested to participate in such offering, and the number of Registrable Securities that may be included in the Registration and Underwritten Offering shall be allocated in the following manner: (A) first, to the initiating holders of Equity Securities of PubCo exercising a contractual or other right to dispose of such Equity Securities in such Underwritten Offering and any other holders of PubCo exercising such contractual or other right to dispose of their Equity Securities in such Underwritten Offering, on a pro rata basis based on the total number of Equity Securities requested to be included, (B) second, to PubCo, (C) third, to the Holders of Registrable Securities on a pro rata basis based on the total number of Registrable Securities held by such Holders, (D) fourth, to any other holders of Equity Securities of PubCo exercising a contractual or other right to dispose of such Equity Securities in such Underwritten Offering.

No securities excluded from the Underwritten Offering by reason of the Underwriter’s marketing limitation shall be included in such Registration.

(c) Right to Terminate Registration. PubCo shall have the right to terminate or withdraw any Registration initiated by it under this Section 2.3 prior to the effectiveness of such Registration whether or not any Holder has elected to include Registrable Securities in such Registration.

Section 2.4 Expenses of Registration. Except as provided in Section 2.2(d), all Registration Expenses incurred in connection with all Registrations or other Transfers effected pursuant to or permitted by this A&R Registration Rights Agreement shall be borne by PubCo. It is acknowledged by the Holders that the Holders selling or otherwise Transferring any Registrable Securities in any Registration or Transfer shall bear all incremental selling expenses relating to the sale or Transfer of such Registrable Securities, such as Underwriters’ commissions and discounts, brokerage fees, Underwriter marketing costs and, other than as set forth in the definition of “Registration Expenses,” all reasonable fees and expenses of any legal counsel representing such Holders, in each case pro rata based on the number of Registrable Securities that such Holders have sold or Transferred in such Registration. Any transfer taxes with respect to the sale of Registrable Securities will be borne by the Holder of such Registrable Securities.

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Section 2.5 Obligations of PubCo. Whenever required under this Article 2 to effect the Registration of any Registrable Securities, PubCo shall, as expeditiously as reasonably possible:

(a) prepare and file with the SEC a Registration Statement with respect to such Registrable Securities and use its commercially reasonable efforts to cause such Registration Statement to become effective and remain effective until all Registrable Securities covered by such Registration Statement have been sold or are no longer outstanding (such period, the “Effectiveness Period”);

(b) prepare and file with the SEC such amendments, post-effective amendments and supplements to such Registration Statement and the Prospectus used in connection with such Registration Statement as may be required by the rules, regulations or instructions applicable to the registration form used by PubCo or by the Securities Act or rules and regulations thereunder to keep such Registration Statement effective until all Registrable Securities covered by such Registration Statement are sold in accordance with the intended plan of distribution set forth in such Registration Statement or supplement to the Prospectus;

(c) permit a representative of the Holders, any Underwriter participating in any distribution pursuant to such Registration and any attorney or accountant retained by such Holders, to participate in good faith in the preparation of such Registration Statement and cause PubCo’s officers, directors and employees to supply all information reasonably requested by any such representative, attorney or accountant in connection with the Registration; provided, however, that such representatives enter into a confidentiality agreement, in form and substance reasonably satisfactory to PubCo, prior to the release or disclosure of any such information;

(d) during the Effectiveness Period, furnish to the Holders such numbers of copies of the Registration Statement and the related Prospectus, including all exhibits thereto and documents incorporated by reference therein and a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities owned by them; provided that PubCo will not have any obligation to provide any document pursuant to this clause that is available on the SEC’s EDGAR system;

(e) in the event of any Underwritten Offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing Underwriter(s) of such offering; each Holder participating in such underwriting shall also enter into and perform its obligations under such an agreement;

(f) notify each Holder of Registrable Securities covered by such Registration Statement, at any time when a Prospectus relating thereto is required to be delivered under the Securities Act, of the happening of any event as a result of which the Prospectus included in such Registration Statement, as then in effect, includes a Misstatement;

(g) notify each Holder of Registrable Securities covered by such Registration Statement as soon as reasonably practicable after notice thereof is received by PubCo of the issuance by the SEC of any stop order suspending the effectiveness of such Registration Statement or any order by the SEC or any other regulatory authority preventing or suspending the use of any preliminary or final Prospectus or the initiation or threatening of any proceedings for such purposes, or any notification with respect to the suspension of the qualification of the Registrable Securities for offering or sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose;

(h) use its commercially reasonable efforts to prevent the issuance of any stop order suspending the effectiveness of any Registration Statement or of any order preventing or suspending the use of any preliminary or final Prospectus and, if any such order is issued, to use commercially reasonable efforts to obtain the withdrawal of any such order as soon as reasonably practicable;

(i) use its commercially reasonable efforts to register or qualify, and cooperate with the Holders of Registrable Securities covered by such Registration Statement, the Underwriters, if any, and their respective counsel, in connection with the Registration or qualification of such Registrable Securities for offer and sale under the blue sky or securities laws of each state and other jurisdiction of the United States as any such Holder or Underwriters, if any, or their respective counsel reasonably request in writing, and do any and all other things reasonably necessary or advisable to keep such Registration or qualification in effect for such period as required by Section 2.1(b) and Section 2.2(c), as applicable; provided, that PubCo shall not be required to qualify generally to do business in any jurisdiction where it is not then so qualified or take any action which would subject it to taxation or service of process in any such jurisdiction where it is not then so subject;

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(j) in the case of an Underwritten Offering, use its commercially reasonable efforts to obtain for delivery to the Underwriters an opinion or opinions from counsel for PubCo, dated the date of the closing under the underwriting agreement, in customary form, scope and substance, which opinions shall be reasonably satisfactory to the managing Underwriter;

(k) in the case of an Underwritten Offering, use its commercially reasonable efforts to obtain for delivery to PubCo and the Underwriters a comfort letter from PubCo’s independent certified public accountants in customary form and covering such matters of the type customarily covered by comfort letters as the managing Underwriter reasonably requests;

(l) use its commercially reasonable efforts to list the Registrable Securities that are covered by such Registration Statement with any securities exchange or automated quotation system on which the PubCo Shares or other Equity Securities of PubCo, as applicable, are then listed;

(m) use its commercially reasonable efforts to provide and cause to be maintained a transfer agent and registrar for all Registrable Securities covered by the applicable Registration Statement from and after a date not later than the effective date of such Registration Statement;

(n) cooperate with Holders of Registrable Securities in such Registration and the managing Underwriters, if any, to facilitate the timely preparation and delivery of certificates, if such Registrable Securities are certificated, representing Registrable Securities to be sold, such certificates to be in such denominations and registered in such names as such Holders or the managing Underwriters may request at least two (2) Business Days prior to any sale of Registrable Securities;

(o) use its commercially reasonable efforts to make available to its security holders, as soon as reasonably practicable, an earnings statement satisfying the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder (or any successor rule promulgated thereafter by the SEC);

(p) in the case of an Underwritten Offering that is Marketed, use its commercially reasonably efforts to cause appropriate personnel of PubCo to participate in the customary “road show” presentations that may be reasonably requested by the managing Underwriter; and

(q) otherwise, in good faith, reasonably cooperate with, and take such customary actions as may reasonably be requested by, the Holders, in connection with such Registration.

Section 2.6 Indemnification.

(a) PubCo will, and does hereby undertake to, indemnify and hold harmless, to the extent permitted by Law, each Holder of Registrable Securities and each of such Holder’s officers, directors, agents and each Person, if any, who controls such Holder, within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act against all claims, losses, damages, liabilities and reasonable and documented expenses (including reasonable and documented attorneys’ fees) arising out of or based upon (i) any Misstatement or any alleged Misstatement or (ii) any violation or alleged violation by PubCo (or any of its agents or Affiliates) of the Securities Act, the Exchange Act, any state securities law or any rule or regulation promulgated thereunder and relating to an action or inaction required of PubCo in connection with the offering of Registrable Securities; provided that PubCo will not be liable in any such case to the extent that any such claim, loss, damage, liability or expense arises out of or is based upon any Misstatement or any alleged Misstatement made in reliance and in conformity with written information furnished to PubCo by such Holder expressly for use therein.

(b) Each Holder (if Registrable Securities held by or issuable to such Holder are included in such Registration, qualification, compliance or sale pursuant to this Article 2) will, and does hereby undertake to, indemnify and hold harmless, to the extent permitted by Law, severally and not jointly, PubCo and each of its officers, directors, agents, any other Holder selling securities in such Registration Statement, any controlling Person of any such underwriter or other Holder and each Person, if any, who controls PubCo within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act, against all claims, losses, damages, liabilities and expenses (including reasonable attorneys’ fees) (or actions in respect thereof) arising out of or based upon any Misstatement or alleged Misstatement or (ii) any violation or alleged violation by a Holder (or any of its agents or Affiliates) of the Securities Act, the Exchange Act, any state securities law, or any rule or regulation promulgated thereunder and relating to an action or inaction required of such Holder in connection with the offering of Registrable Securities,

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but in the case of clause (i), only to the extent, that such Misstatement or alleged Misstatement was made in such Registration Statement, prospectus, offering circular, free writing prospectus or other document, in reliance upon and in conformity with written information that relates to such Holder in its capacity as a selling security Holder and was furnished to PubCo by such Holder expressly for use therein; provided, however, that the aggregate liability of each Holder hereunder shall be limited to the net proceeds after underwriting discounts and commissions received by such Holder upon the sale of the Registrable Securities giving rise to such indemnification obligation, except in the case of fraud or willful misconduct by such Holder. The Holders of Registrable Securities shall indemnify the Underwriters, their officers, directors and each person or entity who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to indemnification of PubCo.

(c) Each party entitled to indemnification under this Section 2.6 (the “Indemnified Party”) shall give notice to the party required to provide such indemnification (the “Indemnifying Party”) of any claim as to which indemnification may be sought promptly after such Indemnified Party has actual knowledge thereof, and shall permit the Indemnifying Party to assume the defense of any such claim or any litigation resulting therefrom; provided that counsel for the Indemnifying Party, who shall conduct the defense of such claim or litigation, shall be subject to approval by the Indemnified Party (whose approval shall not be unreasonably withheld) and the Indemnified Party may participate in such defense at the Indemnifying Party’s expense if representation of such Indemnified Party would be, in the reasonable judgment of the Indemnified Party, inappropriate due to an actual or potential conflict of interest between such Indemnified Party and any other party represented by such counsel in such proceeding or there may be reasonable defenses available to the Indemnified Party that are different from or additional to those available to the Indemnifying Party; and provided, further, that the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Section 2.6, except to the extent that such failure to give notice materially prejudices the Indemnifying Party in the defense of any such claim or any such litigation. An Indemnifying Party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such Indemnifying Party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim. If such defense is assumed by the Indemnifying Party, the Indemnifying Party shall not be subject to any liability for any settlement made by the Indemnified Party without its consent (but such consent shall not be unreasonably withheld). No Indemnifying Party shall, without the consent of the Indemnified Party, not to be unreasonably withheld or delayed, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the Indemnifying Party pursuant to the terms of such settlement) or which settlement does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect to such claim or litigation.

(d) In order to provide for just and equitable contribution in case indemnification is prohibited or limited by law, the Indemnifying Party, in lieu of indemnifying such Indemnified Party, shall contribute to the amount paid or payable by such Indemnified Party as a result of such losses, claims, damages, liabilities or expenses in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party and Indemnified Party in connection with the actions which resulted in such losses, claims, damages, liabilities or expenses, as well as any other relevant equitable considerations. The relative fault of such Indemnifying Party and Indemnified Party shall be determined by reference to, among other things, whether any action in question, including any Misstatement or alleged Misstatement, has been made by, or relates to information supplied by, such Indemnifying Party or Indemnified Party, and such Person’s relative intent, knowledge, access to information and opportunity to correct or prevent such actions; provided, however, that in any case, (i) no Holder will be required to contribute any amount in excess of the net proceeds after underwriting discounts and commissions received by such Holder upon the sale of the Registrable Securities giving rise to such contribution obligation and (ii) no Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation. The Parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 2.6(d) were determined by pro rata allocation or by any other method of allocation, which does not take account of the equitable considerations referred to in this Section 2.6(d).

(e) Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in any underwriting agreement entered into in connection with any Underwritten Offering conflict with the foregoing provisions, the provisions in such underwriting agreement shall control.

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Section 2.7 Information by Holder. The Holder or Holders of Registrable Securities included in any Registration shall furnish to PubCo such information regarding such Holder or Holders and the distribution proposed by such Holder or Holders as PubCo may reasonably request in writing and as shall be required in connection with any Registration, qualification or compliance referred to in this Article 2. Each Holder agrees, if requested in writing by PubCo, to represent to PubCo the total number of Registrable Securities held by such Holder in order for PubCo to make determinations under this A&R Registration Rights Agreement, including for purposes of Section 2.9 hereof. Notwithstanding anything to the contrary contained in this A&R Registration Rights Agreement, if any Holder does not provide PubCo with information requested pursuant to this Section 2.7, PubCo may exclude such Holder’s Registrable Securities from the applicable Registration Statement or Prospectus if PubCo determines, based on the advice of outside counsel, that such information is necessary to effect the Registration and such Holder continues thereafter to withhold such information. No Person may participate in any Underwritten Offering of Equity Securities of PubCo pursuant to a Registration under this A&R Registration Rights Agreement unless such Person completes and executes all customary questionnaires, powers of attorney, custody agreements, indemnities, lock-up agreements, underwriting agreements and other customary documents as may be reasonably required under the terms of such underwriting arrangements. Subject to the minimum thresholds set forth in Section 2.1(d)(ii) and Section 2.2(a) of this A&R Registration Rights Agreement, the exclusion of a Holder’s Registrable Securities as a result of this Section 2.7 shall not affect the registration of the other Registrable Securities to be included in such Registration.

Section 2.8 Delay of Registration. No Holder shall have any right to obtain, and hereby waives any right to seek, an injunction restraining or otherwise delaying any such Registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Article 2.

Section 2.9 Rule 144 Reporting. As long as any Holder shall own Registrable Securities, PubCo, at all times while it shall be a reporting company under the Exchange Act, covenants to use its commercially reasonable efforts to file timely (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by PubCo after the date hereof pursuant to Section 13(a) or 15(d) of the Exchange Act. Upon the request of any Holder, PubCo shall deliver to such Holder a written certification of a duly authorized officer as to whether it has complied with such requirements. PubCo further covenants that in connection with any sale or other disposition of the Registrable Securities, subject to applicable law, it shall take such further action as any Holder may reasonably request, all to the extent required from time to time to enable such Holder to resell or otherwise dispose of shares of Registrable Securities held by such Holder without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 promulgated under the Securities Act (or any successor rule promulgated thereafter by the SEC), including assisting with the removal of any legends included on the Registrable Securities upon the resale of such Registrable Securities in accordance with the provisions of Rule 144; provided that PubCo and the transfer agent shall have received such customary representations and other documentation reasonably acceptable to PubCo and the transfer agent in connection therewith including, but not limited to, customary representations that such Registrable Securities are being sold in accordance with Rule 144. PubCo shall be responsible for the fees of its transfer agent and all DTC fees associated with such issuance.

Section 2.10 “Market Stand Off” Agreement. Each Holder, other than the Investors, hereby agrees with PubCo that, in connection with any Underwritten Offerings, during such period (which period shall in no event exceed ninety (90) days) from the date of pricing, or, if not applicable, following the effective date of a Registration Statement of PubCo (or, in the case of an Underwritten Shelf Take-Down, the date of the filing of a preliminary Prospectus or Prospectus supplement relating to such Underwritten Offering (or if there is no such filing, the first contemporaneous press release announcing commencement of such Underwritten Offering)), as the Company or the Holders (excluding the Investors) that own a majority of the Registrable Securities participating in such Underwritten Offering may agree to with the Underwriter or Underwriters of such Underwritten Offering (a “Market Stand-Off Period”), such Holder and its Affiliates shall not Transfer (other than to donees who agree to be similarly bound) any Registrable Securities held by it at any time during such period except Registrable Securities included in such Registration. In connection with any Underwritten Offering contemplated by this Section 2.10, PubCo shall use commercially reasonable efforts to cause each director and executive officer of PubCo to execute a customary lock-up for the Market Stand-Off Period. Each Holder, other than the Investors, agrees with PubCo that it shall deliver to the Underwriter or Underwriters for any such Underwritten Offering a customary lock-up agreement (with customary terms, conditions and exceptions) that is substantially similar to the agreement delivered to the Underwriter or Underwriters by the Holders that own a majority of the Registrable Securities participating in such Registration reflecting their agreement set forth in this Section 2.10; provided, that such agreement shall not be materially more restrictive than any similar agreement entered into by PubCo’s directors and executive officers participating in such Underwritten Offering; provided, further, that

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such agreement shall provide that any early release of any Holder from the provisions of the terms of such agreement shall be on a pro rata basis among all Holders. For the avoidance of doubt, references to “Holder” in this Section 2.10 do not include the Investors holding Investment Securities.

Section 2.11 Foreign Private Issuer Status. As of such time as PubCo ceases to be a “foreign private issuer” (as defined in Rule 12b-2 under the Exchange Act), (a) all references in this A&R Registration Rights Agreement to a Form F-1 shall thereafter be deemed to refer to a shelf registration on Form S-1 (or any successor form) and (b) all references in this A&R Registration Rights Agreement to a Form F-3 shall thereafter be deemed to refer to a shelf registration on Form S-3 (or any successor form).

Section 2.12 Other Obligations. In connection with a Transfer of Registrable Securities pursuant to an effective Registration Statement with a current Prospectus, PubCo shall, subject to applicable Law, as interpreted by PubCo with the advice of counsel, and the receipt of any customary documentation required from the applicable Holders in connection therewith, (a) promptly instruct its transfer agent to remove any restrictive legends applicable to the Registrable Securities being Transferred and (b) in connection with a sale of the Registrable Securities, use its commercially reasonable efforts to cause its legal counsel to deliver the necessary legal opinions, if any, to the transfer agent in connection with the instruction under clause (a). In addition, PubCo shall cooperate reasonably with, and take such customary actions as may reasonably be requested by the Holders, in connection with the aforementioned Transfers; provided, however, that PubCo shall have no obligation to participate in any “road shows” or assist with the preparation of any offering memoranda or related documentation with respect to any Transfer of Registrable Securities in any transaction that does not constitute an Underwritten Offering; provided further that the Company and the Transfer Agent shall have received such customary representations and other documentation reasonably acceptable to the Company and the Transfer Agent in connection therewith including, but not limited to, customary representations from the Holders that such Registrable Securities have been sold or transferred pursuant to an effective Registration Statement with a current Prospectus, pursuant to the plan of distribution set forth in such Prospectus.

Section 2.13 Term. Article 2 shall terminate on the earlier of (i) the fifth (5th) anniversary of the date of this A&R Registration Rights Agreement and (ii) with respect to any Holder, on the date that such Holder no longer holds any Registrable Securities. The provisions of Section 2.6 shall survive any such termination with respect to such Holder.

Section 2.14 Other Registration Rights. Other than the registration rights set forth in the Original RRA and in the Subscription Agreements, PubCo represents and warrants that no Person, other than a Holder of Registrable Securities pursuant to this A&R Registration Rights Agreement, has any right to require PubCo to register any securities of PubCo for sale or to include such securities of PubCo in any Registration Statement filed by PubCo for the sale of securities for its own account or for the account of any other Person. Further, each of PubCo and the Sponsor represents and warrants that this A&R Registration Rights Agreement supersedes any other registration rights agreement or agreement (including the Original RRA), among any of the relevant parties; other than, in respect of any Holders who are also party to the Subscription Agreements, the Subscription Agreements.

Section 2.15 Termination of Original RRA. Upon the Closing, PubCo and the Sponsor hereby agree that the Original RRA and all of the respective rights and obligations of the parties thereunder are hereby terminated in their entirety and shall be of no further force or effect. Sponsor hereby covenants that on or prior to the Closing Date, the Original RRA shall have been terminated.

Article 3

GENERAL PROVISIONS

Section 3.1 Assignment; Successors and Assigns; No Third-Party Beneficiaries.

(a) Except as otherwise permitted pursuant to this A&R Registration Rights Agreement, no Party may assign such Party’s rights and obligations under this A&R Registration Rights Agreement, in whole or in part, without the prior written consent of PubCo. Any such assignee may not again assign those rights, other than in accordance with this Article 3. Any attempted assignment of rights or obligations in violation of this Article 3 shall be null and void.

(b) Notwithstanding anything to the contrary contained in this A&R Registration Rights Agreement (other than the succeeding sentence of this Section 3.1(b)), (i) prior to the expiration of the Lock-Up Period, a Holder may not Transfer such Holder’s rights or obligations under this A&R Registration Rights Agreement in connection

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with a Transfer of such Holder’s Registrable Securities, in whole or in part, except in connection with a Transfer permitted pursuant to the Lock-Up Agreements; and (ii) after the expiration of the Lock-Up restrictions in the Lock-Up Agreements with respect to any Registrable Securities held by a Holder, a Holder may Transfer such Holder’s rights or obligations under this A&R Registration Rights Agreement in connection with a Transfer of such Registrable Securities, in whole or in part, to (x) any of such Holder’s Permitted Transferees, or (y) any Person with the prior written consent of PubCo. Any Transferee of Registrable Securities (other than pursuant to an effective registration statement under the Securities Act or pursuant to a Rule 144 transaction) shall, except as otherwise expressly stated herein, have all the rights and be subject to all of the obligations of the Transferor Holder under this A&R Registration Rights Agreement following its execution and delivery of a joinder in the form attached to this A&R Registration Rights Agreement as Exhibit B, which shall be required at the time of and as a condition to such Transfer. No Transfer of Registrable Securities by a Holder shall be registered on PubCo’s books and records, and such Transfer of Registrable Securities shall be null and void and not otherwise effective, unless any such Transfer is made in accordance with the terms and conditions of this A&R Registration Rights Agreement, and PubCo is hereby authorized by all of the Holders to enter appropriate stop transfer notations on its transfer records to give effect to this A&R Registration Rights Agreement.

(c) All of the terms and provisions of this A&R Registration Rights Agreement shall be binding upon the Parties and their respective successors, assigns, heirs and Representatives, but shall inure to the benefit of and be enforceable by the successors, assigns, heirs and Representatives of any Party only to the extent that they are permitted successors, heirs and Representatives pursuant to the terms of this A&R Registration Rights Agreement.

(d) Nothing in this A&R Registration Rights Agreement, express or implied, is intended to confer upon any Party, other than the Parties and their respective permitted successors, assigns, heirs and Representatives, any rights or remedies under this A&R Registration Rights Agreement or otherwise create any third party beneficiary hereto.

Section 3.2 Termination. Article 2 of this A&R Registration Rights Agreement shall terminate as set forth in Section 2.12. The remainder of this A&R Registration Rights Agreement shall terminate automatically (without any action by any Party) as to each Holder when such Holder, following the Closing Date, ceases to Beneficially Own any Registrable Securities. Notwithstanding anything herein to the contrary, in the event the Business Combination Agreement terminates in accordance with its terms prior to the Closing, this A&R Registration Rights Agreement shall automatically terminate and be of no further force or effect, without any further action required by the Parties.

Section 3.3 Severability. If any provision of this A&R Registration Rights Agreement is determined to be invalid, illegal or unenforceable by any Governmental Entity, the remaining provisions of this A&R Registration Rights Agreement, to the extent permitted by Law shall remain in full force and effect.

Section 3.4 Entire Agreement; Amendments; No Waiver.

(a) This A&R Registration Rights Agreement, together with the Exhibits to this A&R Registration Rights Agreement, the Business Combination Agreement and all other Additional Agreements (as such term is defined in the Business Combination Agreement), constitute the entire agreement among the Parties with respect to the subject matter hereof and thereof and supersede all prior and contemporaneous agreements, understandings and discussions, whether oral or written, relating to such subject matter in any way, including the Original RRA, and there are no warranties, representations or other agreements among the Parties in connection with such subject matter except as set forth in this A&R Registration Rights Agreement and therein.

(b) No provision of this A&R Registration Rights Agreement may be amended or modified in whole or in part at any time without the express written consent of PubCo and the Holders holding in the aggregate more than fifty percent (50%) of the Registrable Securities Beneficially Owned by the Holders; provided that any such amendment or modification that adversely affects any right granted to a Holder, solely in their capacity as a holder of the shares of capital stock of PubCo, in a manner that is materially different from the other Holders (in such capacity) shall require the consent of the Holder so affected.

(c) No waiver of any provision or default under, nor consent to any exception to, the terms of this A&R Registration Rights Agreement shall be effective unless in writing and signed by the Party to be bound and then only to the specific purpose, extent and instance so provided.

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Section 3.5 Counterparts; Electronic Delivery. This A&R Registration Rights Agreement and any other agreements, certificates, instruments and documents delivered pursuant to this A&R Registration Rights Agreement may be executed and delivered in one or more counterparts and by fax, email or other electronic transmission, each of which shall be deemed an original and all of which shall be considered one and the same agreement. No Party shall raise the use of a fax machine or email to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a fax machine or email as a defense to the formation or enforceability of a contract and each Party forever waives any such defense. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this A&R Registration Rights Agreement or any document to be signed in connection with this A&R Registration Rights Agreement shall be deemed to include electronic signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, and the parties hereto consent to conduct the transactions contemplated hereunder by electronic means.

Section 3.6 Notices. All notices, demands and other communications to be given or delivered under this A&R Registration Rights Agreement shall be in writing and shall be deemed to have been given (a) when personally delivered (or, if delivery is refused, upon presentment) or received by email (with confirmation of transmission) prior to 6:00 p.m. CET on a Business Day and, if otherwise, on the next Business Day, (b) one (1) Business Day following sending by reputable overnight express courier (charges prepaid) or (c) three (3) calendar days following mailing by certified or registered mail, postage prepaid and return receipt requested. Unless another address is specified in writing pursuant to the provisions of this Section 3.6, notices, demands and other communications shall be sent to the addresses indicated below or on the receiving party’s signature page:

Pasqal Holding SA

24 Av. Emile Baudot

91120 Palaiseau

France

Attention: Wasiq Bokhari

Loïc Henriet

Charline Stonehouse

Email: wasiq.bokhari@pasqal.com

loic@pasqal.com

charline.stonehouse-ext@pasqal.com

with a copy (which shall not constitute notice) to:

Orrick, Herrington & Sutcliffe LLP

61 rue des Belles Feuilles

Paris 75116

France

Attn: Yves Lepage

Email: ylepage@orrick.com

and

Orrick, Herrington & Sutcliffe LLP

51 W 52nd St

New York, New York 10019

Attn: Albert Vanderlaan

Marsha Mogilevich

Email: avanderlaan@orrick.com

mmogilevich@orrick.com

if to the Sponsor, to:

Bleichroeder Sponsor 2 LLC

1345 Avenue of the Americas

Fl 47

New York, NY 10105

Attn: Andrew Gundlach, Chief Executive Officer

Email: andrew.gundlach@bleichroederlp.com

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with a copy (which shall not constitute notice) to:

Reed Smith LLP

2850 N. Harwood Street, Suite 1500

Dallas, TX 75201

Attn: Lynwood E. Reinhardt Jr., Esq.

Jocelyne E. Kelly

Email: LReinhardt@reedsmith.com

Jocelyne.Kelly@reedsmith.com

Section 3.7 Governing Law; Waiver of Jury Trial; Jurisdiction. The Law of the State of Delaware shall govern (a) all Actions, claims or matters related to or arising from this A&R Registration Rights Agreement (including any tort or non-contractual claims) and (b) any questions concerning the construction, interpretation, validity and enforceability of this A&R Registration Rights Agreement, and the performance of the obligations imposed by this A&R Registration Rights Agreement, in each case without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Law of any jurisdiction other than the State of Delaware. EACH PARTY TO THIS A&R REGISTRATION RIGHTS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION BROUGHT TO RESOLVE ANY DISPUTE BETWEEN OR AMONG ANY OF THE PARTIES (WHETHER ARISING IN CONTRACT, TORT OR OTHERWISE) ARISING OUT OF, CONNECTED WITH, RELATED OR INCIDENTAL TO THIS A&R REGISTRATION RIGHTS AGREEMENT, THE TRANSACTIONS CONTEMPLATED BY THIS A&R REGISTRATION RIGHTS AGREEMENT AND/OR THE RELATIONSHIPS ESTABLISHED AMONG THE PARTIES UNDER THIS A&R REGISTRATION RIGHTS AGREEMENT. THE PARTIES FURTHER WARRANT AND REPRESENT THAT EACH HAS REVIEWED THIS WAIVER WITH SUCH PARTY’S LEGAL COUNSEL, AND THAT EACH KNOWINGLY AND VOLUNTARILY WAIVES SUCH PARTY’S JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. Each of the Parties submits to the exclusive jurisdiction of first, the Chancery Court of the State of Delaware or if such court declines jurisdiction, then to the Federal District Court for the District of Delaware, in any Action arising out of or relating to this A&R Registration Rights Agreement, agrees that all claims in respect of the Action shall be heard and determined in any such court and agrees not to bring any Action arising out of or relating to this A&R Registration Rights Agreement in any other courts. Each Party irrevocably consents to the service of process in any such Action by the mailing of copies thereof by registered or certified mail, postage prepaid, to such Party, at its address for notices as provided in Section 3.6 of this A&R Registration Rights Agreement, such service to become effective ten (10) Business Days after such mailing. Each Party hereby irrevocably waives any objection to such service of process and further irrevocably waives and agrees not to plead or claim in any Action commenced hereunder or under any other documents contemplated hereby that service of process was in any way invalid or ineffective. Nothing in this Section 3.7, however, shall affect the right of any Party to serve legal process in any other manner permitted by Law or at equity; provided, that each of the Parties hereby waives any right it may have under the Laws of any jurisdiction to commence by publication any Action with respect to this A&R Registration Rights Agreement. To the fullest extent permitted by applicable Law, each of the Parties hereby irrevocably waives any objection it may now or hereafter have to the laying of venue of any Action arising out of or relating to this in any of the courts referred to in this Section 3.7 and hereby further irrevocably waives and agrees not to plead or claim that any such court is not a convenient forum for any such Action. Each Party agrees that a final judgment in any Action so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by Law or at equity, in any jurisdiction.

Section 3.8 Specific Performance. Each Party hereby agrees and acknowledges that it may be impossible to measure in money the damages that would be suffered if the Parties fail to comply with any of the obligations imposed on them by this A&R Registration Rights Agreement and that, in the event of any such failure, an aggrieved Party will be irreparably damaged and will not have an adequate remedy at Law. Any such Party may, therefore, be entitled (in addition to any other remedy to which such Party may be entitled at Law or in equity) to seek injunctive relief, including specific performance, to enforce such obligations, without the posting of any bond.

Section 3.9 Consents, Approvals and Actions. If any consent, approval or action of the Company Shareholders is required at any time pursuant to this A&R Registration Rights Agreement, such consent, approval or action shall be deemed given if the holders of a majority of the outstanding Equity Securities of PubCo held by the Company Shareholders at such time provide such consent, approval or action in writing at such time.

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Section 3.10 Not a Group; Independent Nature of Holders’ Obligations and Rights. The Holders and PubCo agree that the arrangements contemplated by this A&R Registration Rights Agreement are not intended to constitute the formation of a “group” (as defined in Section 13(d)(3) of the Exchange Act). Each Holder agrees that, for purposes of determining beneficial ownership of such Holder, it shall disclaim any beneficial ownership by virtue of this A&R Registration Rights Agreement of PubCo’s Equity Securities owned by the other Holders, and PubCo agrees to recognize such disclaimer in its Exchange Act and Securities Act reports. The obligations of each Holder under this A&R Registration Rights Agreement are several and not joint with the obligations of any other Holder, and no Holder shall be responsible in any way for the performance of the obligations of any other Holder under this A&R Registration Rights Agreement. Nothing contained herein, and no action taken by any Holder pursuant hereto, shall be deemed to constitute the Holders as, and PubCo acknowledges that the Holders do not so constitute, a partnership, an association, a joint venture or any other kind of group or entity, or create a presumption that the Holders are in any way acting in concert or as a group or entity with respect to such obligations or the transactions contemplated by this A&R Registration Rights Agreement, and PubCo acknowledges that the Holders are not acting in concert or as a group, and PubCo shall not assert any such claim, with respect to such obligations or the transactions contemplated by this A&R Registration Rights Agreement. The decision of each Holder to enter into this A&R Registration Rights Agreement has been made by such Holder independently of any other Holder. Each Holder acknowledges that no other Holder has acted as agent for such Holder in connection with such Holder making its investment in PubCo and that no other Holder will be acting as agent of such Holder in connection with monitoring such Holder’s investment in the PubCo Shares or enforcing its rights under this A&R Registration Rights Agreement. PubCo and each Holder confirms that each Holder has had the opportunity to independently participate with PubCo and its subsidiaries in the negotiation of the transaction contemplated hereby with the advice of its own counsel and advisors. Each Holder shall be entitled to independently protect and enforce its rights, including, without limitation, the rights arising out of this A&R Registration Rights Agreement, and it shall not be necessary for any other Holder to be joined as an additional party in any proceeding for such purpose. The use of a single agreement to effectuate the rights and obligations contemplated hereby was solely in the control of PubCo, not the action or decision of any Holder, and was done solely for the convenience of PubCo and its subsidiaries and not because it was required to do so by any Holder. It is expressly understood and agreed that each provision contained in this A&R Registration Rights Agreement is between PubCo and a Holder, solely, and not between PubCo and the Holders collectively and not between and among the Holders.

Section 3.11 Representations and Warranties of the Parties. Each of the Parties hereby represents and warrants to each of the other Parties as follows:

(a) Such Party, to the extent applicable, is duly organized or incorporated, validly existing and in good standing under the laws of the jurisdiction of its organization or incorporation and has all requisite power and authority to conduct its business as it is now being conducted and is proposed to be conducted.

(b) Such Party has the full power, authority and legal right to execute, deliver and perform this A&R Registration Rights Agreement. The execution, delivery and performance of this A&R Registration Rights Agreement have been duly authorized by all necessary action, corporate or otherwise, of such Party. This A&R Registration Rights Agreement has been duly executed and delivered by such Party and constitutes their legal, valid and binding obligation, enforceable against it, him or her in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally.

(c) The execution and delivery by such Party of this A&R Registration Rights Agreement, the performance by such Party of their obligations hereunder by such Party does not and will not violate (i) in the case of Parties who are not individuals, any provision of its by-laws, charter, articles of association, partnership agreement or other similar organizational document, (ii) any provision of any material agreement to which it, he or she is a Party or by which it, he or she is bound or (iii) any law, rule, regulation, judgment, order or decree to which it, he or she is subject.

(d) Such Party is not currently in violation of any law, rule, regulation, judgment, order or decree, which violation could reasonably be expected at any time to have a material adverse effect upon such Party’s ability to enter into this A&R Registration Rights Agreement or to perform their obligations hereunder.

(e) There is no pending legal action, suit or proceeding that would materially and adversely affect the ability of such Party to enter into this A&R Registration Rights Agreement or to perform their obligations hereunder.

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Section 3.12 No Third-Party Liabilities. This A&R Registration Rights Agreement may only be enforced against the named parties hereto. All claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to any of this A&R Registration Rights Agreement, or the negotiation, execution or performance of this A&R Registration Rights Agreement (including any representation or warranty made in or in connection with this A&R Registration Rights Agreement or as an inducement to enter into this A&R Registration Rights Agreement), may be made only against the Persons that are expressly identified as parties hereto, as applicable; and no past, present or future direct or indirect director, officer, employee, incorporator, member, partner, stockholder, Affiliate, portfolio company in which any such Party or any of its investment fund Affiliates have made a debt or equity investment (and vice versa), agent, attorney or Representative of any Party hereto (including any Person negotiating or executing this A&R Registration Rights Agreement on behalf of a Party hereto), unless a Party to this A&R Registration Rights Agreement, shall have any liability or obligation with respect to this A&R Registration Rights Agreement or with respect any claim or cause of action (whether in contract or tort) that may arise out of or relate to this A&R Registration Rights Agreement, or the negotiation, execution or performance of this A&R Registration Rights Agreement (including a representation or warranty made in or in connection with this A&R Registration Rights Agreement or as an inducement to enter into this A&R Registration Rights Agreement).

Section 3.13 Legends. Without limiting the obligations of PubCo set forth in Section 2.11, each of the Holders acknowledges that (i) no Transfer, hypothecation or assignment of any Registrable Securities Beneficially Owned by such Holder may be made except in compliance with applicable federal and state securities laws and (ii) PubCo shall (x) place customary restrictive legends on the certificates or book entries representing the Registrable Securities subject to this A&R Registration Rights Agreement and (y) remove such restrictive legends as contemplated by Section 2.9 and Section 2.12 hereof as well as at the time the applicable Transfer and other restrictions contemplated thereby are no longer applicable to the Registrable Securities represented by such certificates or book entries.

Section 3.14 Adjustments. If there are any changes in the PubCo Shares as a result of stock split, stock dividend, combination or reclassification, or through merger, consolidation, recapitalization or other similar event, appropriate adjustment shall be made in the provisions of this A&R Registration Rights Agreement, as may be required, so that the rights, privileges, duties and obligations under this A&R Registration Rights Agreement shall continue with respect to the PubCo Shares as so changed.

(Signature Pages Follow)

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IN WITNESS WHEREOF, each of the Parties has duly executed this A&R Registration Rights Agreement as of the Effective Date.

PASQAL HOLDING SA
By:
Name:
Title:

[Signature Page to A&R Registration Rights Agreement]

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IN WITNESS WHEREOF, each of the Parties has duly executed this A&R Registration Rights Agreement as of the Effective Date.

SPONSOR:
BLEICHROEDER SPONSOR 2 LLC
By: Bleichroeder Manager 2 LLC, the Managing Member
By:
	Name:	Andrew Gundlach
	Title:	Managing Member of Bleichroeder Manager 2 LLC

[Signature Page to A&R Registration Rights Agreement]

Annex G-26

IN WITNESS WHEREOF, each of the Parties has duly executed this A&R Registration Rights Agreement as of the Effective Date.

COMPANY SHAREHOLDERS:
[____]
By:
Name:	[____]
Title:	[____]
Email:
Mailing Address:

[Signature Page to A&R Registration Rights Agreement]

Annex G-27

IN WITNESS WHEREOF, each of the Parties has duly executed this A&R Registration Rights Agreement as of the Effective Date.

INSIDERS:
[____]
By:
Name:	[____]
Title:	[____]
Email:
Mailing Address:

[Signature Page to A&R Registration Rights Agreement]

Annex G-28

Exhibit A

Form of Joinder

This Joinder (this “Joinder”) to the Amended and Restated Registration Rights Agreement, made as of ____, is executed by ____ (“Joining Company Shareholder”).

WHEREAS, pursuant to the Business Combination Agreement, Joining Company Shareholder will receive PubCo Shares; and

WHEREAS, Joining Company Shareholder is required to become a party to that certain Amended and Restated Registration Rights Agreement, dated as of [***], 2026, among Pasqal Holding SA, a société anonyme formed under the laws of the Republic of France (“PubCo”), and the other persons party thereto (the “A&R Registration Rights Agreement”) by executing and delivering this Joinder, whereupon such Joining Company Shareholder will be treated as a Party (with the same rights and obligations as other Holders party thereto) for all purposes of the A&R Registration Agreement.

NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements set forth herein, and intending to be legally bound hereby, the parties hereto agree as follows:

Section 1. Definitions. To the extent capitalized words used in this Joinder are not defined in this Joinder, such words shall have the respective meanings set forth in the A&R Registration Rights Agreement.

Section 2. Joinder. Joining Company Shareholder hereby acknowledges and agrees that (a) such Joining Company Shareholder has received and read the A&R Registration Rights Agreement, and (b) such Joining Company Shareholder will be treated as a Party (with the same rights and obligations as other Holders party thereto) for all purposes of the A&R Registration Rights Agreement.

Section 3. Notice. Any notice, demand or other communication under the A&R Registration Rights Agreement to Joining Company Shareholder shall be given to Joining Company Shareholder at the address set forth on the signature page hereto in accordance with Section 3.6 of the A&R Registration Rights Agreement.

Section 4. Governing Law. This Joinder shall be governed by and construed in accordance with the law of the State of Delaware.

Section 5. Counterparts; Electronic Delivery. This Joinder may be executed and delivered in one or more counterparts, by fax, email or other electronic transmission, each of which shall be deemed an original and all of which shall be considered one and the same agreement. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Joinder or any document to be signed in connection with this Joinder shall be deemed to include electronic signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, and the parties hereto consent to conduct the transactions contemplated hereunder by electronic means.

(signature page follows)

Annex G-29

IN WITNESS WHEREOF, this Joinder has been duly executed and delivered by the parties as of the date first above written.

JOINING COMPANY SHAREHOLDER:
[____]
By:
Name:	[____]
Title:	[____]
Email:
Mailing Address:

Signature Page to Joinder to Amended and Restated Registration Rights Agreement

Annex G-30

Exhibit B

Form of Joinder

This Joinder (this “Joinder”) to the A&R Registration Rights Agreement, made as of ____, is between ____ (“Transferor”) and ____ (“Transferee”).

WHEREAS, as of the date hereof, Transferee is acquiring Registrable Securities (the “Acquired Interests”) from Transferor;

WHEREAS, Transferor is a party to that certain A&R Registration Rights Agreement, dated as of [***], 2026, among Pasqal Holding SA, a société anonyme formed under the laws of the Republic of France (“PubCo”), and the other persons party thereto (the “A&R Registration Rights Agreement”); and

WHEREAS, Transferee is required, at the time of and as a condition to such Transfer, to become a party to the A&R Registration Rights Agreement by executing and delivering this Joinder, whereupon such Transferee will be treated as a Party (with the same rights and obligations as the Transferor) for all purposes of the A&R Registration Rights Agreement.

NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements set forth herein, and intending to be legally bound hereby, the parties hereto agree as follows:

Section 1. Definitions. To the extent capitalized words used in this Joinder are not defined in this Joinder, such words shall have the respective meanings set forth in the A&R Registration Rights Agreement.

Section 2. Acquisition. The Transferor hereby Transfers to the Transferee all of the Acquired Interests.

Section 3. Joinder. Transferee hereby acknowledges and agrees that (a) such Transferee has received and read the A&R Registration Rights Agreement, (b) such Transferee is acquiring the Acquired Interests in accordance with and subject to the terms and conditions of the A&R Registration Rights Agreement and (c) such Transferee will be treated as a Party (with the same rights and obligations as the Transferor) for all purposes of the A&R Registration Rights Agreement.

Section 4. Notice. Any notice, demand or other communication under the A&R Registration Rights Agreement to Transferee shall be given to Transferee at the address set forth on the signature page hereto in accordance with Section 3.6 of the A&R Registration Rights Agreement.

Section 5. Governing Law. This Joinder shall be governed by and construed in accordance with the law of the State of Delaware.

Section 6. Counterparts; Electronic Delivery. This Joinder may be executed and delivered in one or more counterparts, by fax, email or other electronic transmission, each of which shall be deemed an original and all of which shall be considered one and the same agreement. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Joinder or any document to be signed in connection with this Joinder shall be deemed to include electronic signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, and the parties hereto consent to conduct the transactions contemplated hereunder by electronic means.

Annex G-31

IN WITNESS WHEREOF, this Joinder has been duly executed and delivered by the parties as of the date first above written.

TRANSFEROR:
[____]
By:
Name:	[____]
Title:	[____]
Email:
Mailing Address:

TRANSFEREE:
[____]
By:
Name:	[____]
Title:	[____]
Email:
Mailing Address:

Signature Page to Joinder to Amended and Restated Registration Rights Agreement

Annex G-32

Annex J

February 28th, 2026

PRIVATE & CONFIDENTIAL

For the Special Committee of the Board of Directors of Bleichroeder Acquisition Corp. II (NASDAQ:BBCQ)

1345 Avenue of the Americas, Floor 47, New York, NY 10105 | United States

We understand that Bleichroeder Acquisition Corp. II (NASDAQ:BBCQ), a publicly traded Cayman Islands exempted company (“BBCQ”), is considering entering into an Agreement and Plan of Merger (the “Business Combination Agreement”) with Pasqal Holding SAS, a private société par actions simplifiée, formed under the laws of the Republic of France (“PASQ”) (together with the other transactions contemplated by the Business Combination Agreement, the “Transaction”). In connection with the closing of the Transaction (the “Closing”), BBCQ will be renamed Pasqal Holding SA (“Surviving Corporation”). Capitalized terms used herein but not defined have the meanings given to them in the Business Combination Agreement.

The Business Combination Agreement provides that BBCQ will merger with and into Bleichroeder Acquisition 2 France, a société anonyme formed under the laws of the Republic of France and wholly owned subsidiary of BBCQ (“Merger Sub”), with Merger Sub surviving, followed as promptly as practicable thereafter by PASQ merging with and into Merger Sub, with Merger Sub surviving as PubCo. In connection with the Closing of the Transaction the equity interests of BBCQ and PASQ shareholders will be converted into the right to receive equity interests of PubCo. PASQ shareholders will receive shares of Surviving Corporation at the Exchange Ratio of $10 per share, based on a pre-money equity valuation of PASQ on a fully diluted basis of $2,000,000,000 USD (the “Total Pre-Money Consideration”).

Substantially concurrent with the Closing, there will be a private placement of certain securities of Surviving Corporation in an amount no less than $150,000,000 USD.

The Board of Directors, acting through the Special Committee of the Board of Directors, has retained Newbridge Securities Corporation to render an opinion as to whether, on the date of February 28th, 2026, each of (i) the Total Pre-Money Consideration to be paid pursuant to the Transaction is fair, from a financial point of view, to the shareholders of BBCQ other than Bleichroeder Sponsor 2 LLC, and (ii) the Transaction has an aggregate fair market value of at least eighty percent (80.0%) of the value of the assets held by BBCQ in its trust account (the “Trust Account”) for the benefit of the shareholders of BBCQ other than Bleichroeder Sponsor 2 LLC (excluding any deferred underwriters discounts and commissions held in the Trust Account and taxes payable on the income earned on the Trust Account) at the time of the Business Combination Agreement. Newbridge used the date of February 27th, 2026, because that is the closing trading date of BBCQ before BBCQ and PASQ entered into the Business Combination Agreement.

We have not been requested to opine to, and our Opinion (as defined below) does not in any manner address, the underlying business decision of BBCQ to enter into the Business Combination Agreement. Our Opinion does not address the relative merits of entering into the Business Combination Agreement as compared to any alternative business strategy that might exist for BBCQ.

Newbridge, as part of its investment banking business, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, going private transactions, related-party transactions, negotiated underwritings, secondary distributions of listed and unlisted securities, debt restructurings, private placements, and valuations for corporate and other purposes. We do not perform tax, accounting or legal services, nor do we render such advice.

Newbridge will receive a fee and reimbursement of its expenses for such services. In addition, BBCQ has agreed to indemnify Newbridge for certain liabilities arising out of its engagement, including the rendering of this Opinion.

Newbridge has not participated in, or provided advice with respect to, the pricing determination, structuring or negotiation of the Business Combination Agreement.

Investment Advisory Services offered through Newbridge Financial Services Group, Inc. an SEC Registered Investment Advisor

1200 North Federal Highway, Suite 400, Boca Raton, FL 33432 | Telephone: 561.395.1220 Fax: 561.229.1531

www.newbridgesecurities.com

Annex J-1

In the ordinary course of business, Newbridge, certain customer accounts held at Newbridge, and certain of our affiliates, as well as investment funds in which we or our affiliates may have financial interests, may acquire, hold or sell, long or short positions, or trade or otherwise effect transactions, in equity, debt, and other securities and financial instruments (including bank loans and other obligations) of, or investments in BBCQ.

In connection with the review and analysis performed to render our Opinion, among other things, we have undertaken the following:

•        considered our assessment of general economic, market and financial conditions as well as our experience in connection with similar transactions, and business and securities valuations generally;

•        reviewed various drafts of the Business Combination Agreement;

•        reviewed publicly available financial information of BBCQ filed with the U.S. Securities & Exchange Commission, between January 8th, 2026, through February 27th, 2026;

•        conducted discussions with BBCQ’s management team to better understand BBCQ’s recent business history, and acquisition strategy;

•        reviewed the draft investor presentation, dated February 2026, describing PASQ’s history, business and operations, strategy and the Transaction;

•        conducted discussions with PASQ’s management team to better understand PASQ’s recent business history and future drivers of growth;

•        reviewed PASQ’s unaudited financial information for FY-2025; and

•        performed a Public Company Comparable analysis of similar companies to PASQ, that included variables such as companies trading on a major U.S. stock exchange and have businesses in the “Quantum Computing” sector to attain 2025 Enterprise Value / Revenue multiples.

In forming our Opinion, we have had full access to, and full cooperation from, the management team of both BBCQ and PASQ to ask questions and receive answers. Our Opinion is solely and necessarily based on economic, financial and market conditions as they exist and can be evaluated as of the date hereof.

In connection with our review and analyses and in arriving at our Opinion, we have assumed and relied upon the accuracy and completeness of the financial and other information provided to us or publicly available and have not attempted to verify independently any such information.

With respect to certain financial information, including financial analyses and projections, relating to the business and prospects of BBCQ and PASQ provided to us, we have assumed that the financial information has been reasonably prepared on a basis reflecting best currently available estimates and good faith judgments of the management team of BBCQ and PASQ, as applicable, as to the future financial performance of BBCQ and PASQ without and subsequent to entering into the Business Combination Agreement.

This Opinion is solely for the use of the Board of Directors of Bleichroeder Acquisition Corp. II (NASDAQ:BBCQ), and is not to be publicly disclosed, used, excerpted, reproduced or disseminated, quoted or referred to at any time, in any manner or for any purpose, without the prior written consent of Newbridge Securities Corporation, except that this Opinion may be reproduced in full in, and references to this Opinion and to Newbridge and its relationship with BBCQ may be included in, filings made by BBCQ with the U.S. Securities & Exchange Commission as well as any proxy statement or similar disclosure document delivered to the stockholders of BBCQ and PASQ.

We have tried to apply objective measures of value in rendering our Opinion. You understand, however, that such a valuation necessarily is based on some subjective interpretations of value. We understand that we are not obligated to review our Opinion due to events and fluctuating economic conditions occurring subsequent to the date of this Opinion.

Investment Advisory Services offered through Newbridge Financial Services Group, Inc. an SEC Registered Investment Advisor

1200 North Federal Highway, Suite 400, Boca Raton, FL 33432 | Telephone: 561.395.1220 Fax: 561.229.1531

www.newbridgesecurities.com

Annex J-2

Based upon and subject to the foregoing, it is our Opinion that, on the date hereof, (i) the Total Pre-Money Consideration to be paid pursuant to the Transaction is fair, from a financial point of view, to shareholders of BBCQ other than Bleichroeder Sponsor 2 LLC, and (ii) the Transaction has an aggregate fair market value of at least eighty percent (80.0%) of the value of the assets held by BBCQ in its Trust Account for the benefit of the shareholders of BBCQ other than Bleichroeder Sponsor 2 LLC (excluding any deferred underwriters discounts and commissions held in the Trust Account and taxes payable on the income earned on the Trust Account) at the time of the Business Combination Agreement (our “Opinion”).

Sincerely,

Newbridge Securities Corporation
/s/ Chad D. Champion
Chad D. Champion
Senior Managing Director
Head of Equity Capital Markets & Investment Banking

Investment Advisory Services offered through Newbridge Financial Services Group, Inc. an SEC Registered Investment Advisor

1200 North Federal Highway, Suite 400, Boca Raton, FL 33432 | Telephone: 561.395.1220 Fax: 561.229.1531

www.newbridgesecurities.com

Annex J-3

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers

Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against willful default, willful neglect, actual fraud or the consequences of committing a crime. The Bleichroeder Existing Governing Documents provide for indemnification of our officers and directors to the maximum extent permitted by law, including for any liability incurred in their capacities as such, except through their own actual fraud, willful default or willful neglect. We have purchased a policy of directors’ and officers’ liability insurance that insures our officers and directors against the cost of defense, settlement or payment of a judgment in some circumstances and insures us against our obligations to indemnify our officers and directors.

Bleichroeder’s officers and directors have agreed to waive any right, title, interest or claim of any kind in or to any monies in the Trust Account, and have agreed to waive any right, title, interest or claim of any kind they may have in the future as a result of, or arising out of, any services provided to us and will not seek recourse against the Trust Account for any reason whatsoever. Accordingly, any indemnification provided will only be able to be satisfied by us if (i) we have sufficient funds outside of the Trust Account or (ii) we consummate an initial business combination.

Bleichroeder’s indemnification obligations may discourage shareholders from bringing a lawsuit against our officers or directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against our officers and directors, even though such an action, if successful, might otherwise benefit us and our shareholders. Furthermore, a shareholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against our officers and directors pursuant to these indemnification provisions.

We believe that these provisions of the Bleichroeder Existing Governing Documents, the insurance and the indemnity agreements are necessary to attract and retain talented and experienced officers and directors.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling Bleichroeder pursuant to the foregoing provisions, Bleichroeder has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 21. Exhibits and Financial Statement Schedules

(a) Exhibits.

Exhibit Number	Description
2.1†

Business Combination Agreement, dated as of February 28, 2026, by and among Bleichroeder Acquisition Corp. II, Bleichroeder Acquisition 2 France and Pasqal Holding SAS (incorporated by reference to Exhibit 2.1 to Bleichroeder’s Current Report on Form 8-K filed on March 5, 2026 and attached to the proxy statement/prospectus that forms a part of this registration statement as Annex A included as Annex A to this proxy statement/prospectus).

2.2†*

Amendment No. 1 to the Agreement and Plan of Merger and Assignment and Assumption Agreement, dated as of May 26, 2026, by and among Bleichroeder Acquisition Corp. II, Bleichroeder Acquisition France Merger Sub 2, Bleichroeder Acquisition 2 France and Pasqal Holding SAS (included as Annex A-1 to this proxy statement/prospectus).

2.3†**	Form of Reincorporation Plan of Merger (included as Annex B to this proxy statement/prospectus).
2.4†**	Form of French Merger Agreement (included as Annex C to this proxy statement/prospectus).
3.1

Amended and Restated Memorandum and Articles of Association of Bleichroeder Acquisition Corp. II (incorporated by reference to Exhibit 3.1 to Bleichroeder Acquisition Corp. II’s Current Report on Form 8-K filed on January 9, 2026).

3.2**	Form of Amended and Restated Articles of Association of Pasqal Holding SA (Statuts) (included as Annex H-1 to this proxy statement/prospectus).

Exhibit Number	Description
3.3**	Form of New Pasqal Board Internal Regulations (included as Annex H-2 to this proxy statement/prospectus).
4.1

Specimen Unit Certificate of Bleichroeder Acquisition Corp. II (incorporated by reference to Exhibit 4.1 to Bleichroeder Acquisition Corp. II’s Registration Statement on Form S-1 filed on December 23, 2025).

4.2

Specimen Ordinary Share Certificate of Bleichroeder Acquisition Corp. II (incorporated by reference to Exhibit 4.2 to Bleichroeder Acquisition Corp. II’s Registration Statement on Form S-1 filed on December 23, 2025).

4.3

Specimen Warrant Certificate of Bleichroeder Acquisition Corp. II (incorporated by reference to Exhibit 4.3 to Bleichroeder Acquisition Corp. II’s Registration Statement on Form S-1 filed on December 23, 2025).

4.4

Warrant Agreement, dated January 7, 2026, between Continental Stock Transfer & Trust Company and Bleichroeder Acquisition Corp. II (incorporated by reference to Exhibit 4.1 to Bleichroeder Acquisition Corp. II’s Current Report on Form 8-K filed on January 9, 2026).

4.5*	Form of Warrant Amendment Agreement.
4.6*	Terms and conditions of the Senior Unsecured Convertible Bonds.
4.7*	Terms and conditions of the Investment Warrants.
5.1**	Opinion of Orrick, Herrington & Sutcliffe LLP, French counsel to New Pasqal, as to the validity of the securities being registered.
8.1**	Opinion of Reed Smith LLP regarding certain U.S. federal income tax matters.
10.1†

Investment Management Trust Agreement, dated January 7, 2026, between Continental Stock Transfer & Trust Company and Bleichroeder Acquisition Corp. II (incorporated by reference to Exhibit 10.1 to Bleichroeder Acquisition Corp. II’s Current Report on Form 8-K filed on January 9, 2026).

10.2

Promissory Note, dated as of September 22, 2025, issued to Bleichroeder Sponsor 2 LLC (incorporated by reference to Exhibit 10.7 to Bleichroeder Acquisition Corp. II’s Registration Statement on Form S-1 filed on October 15, 2025).

10.3

Securities Subscription Agreement, dated as of September 22, 2025, by and between Bleichroeder Acquisition Corp. II and Bleichroeder Sponsor 2 LLC (incorporated by reference to Exhibit 10.8 to Bleichroeder Acquisition Corp. II’s Registration Statement on Form S-1 filed on October 15, 2025).

10.4

Letter Agreement, dated January 7, 2026, among Bleichroeder Acquisition Corp. II, Bleichroeder Sponsor 2 LLC and each director and officer of Bleichroeder Acquisition Corp. II (incorporated by reference to Exhibit 10.5 to Bleichroeder Acquisition Corp. II’s Current Report on Form 8-K filed on January 9, 2026).

10.5

Registration Rights Agreement, dated as of January 7, 2026, by and among Bleichroeder Acquisition Corp. II, Bleichroeder Sponsor 2 LLC and the Holders signatory thereto (incorporated by reference to Exhibit 10.2 to Bleichroeder Acquisition Corp. II’s Current Report on Form 8-K filed on January 9, 2026).

10.6

Underwriting Agreement, dated as of January 7, 2026, by and between Bleichroeder Acquisition Corp. II and Cohen & Company Capital Markets, a division of Cohen & Company Securities, LLC, as representative of the several underwriters (incorporated by reference to Exhibit 1.1 to Bleichroeder Acquisition Corp. II’s Current Report on Form 8-K filed on January 9, 2026).

10.7

Private Placement Warrants Purchase Agreement, dated as of January 7, 2026, by and between Bleichroeder Acquisition Corp. II and Bleichroeder Sponsor 2 LLC (incorporated by reference to Exhibit 10.3 to Bleichroeder Acquisition Corp. II’s Current Report on Form 8-K filed on January 9, 2026).

10.8

Form of Indemnity Agreement, between Bleichroeder Acquisition Corp. II and each of its officers and directors (incorporated by reference to Exhibit 10.6 to Bleichroeder Acquisition Corp. II’s Amendment No. 1 to Registration Statement on Form S-1 filed on December 23, 2025).

10.9

Form of Advisory Services Agreement, between Bleichroeder Acquisition Corp. II and MJP Advisory Group LLC (incorporated by reference to Exhibit 10.9 to Bleichroeder Acquisition Corp. II’s Amendment No. 1 to Registration Statement on Form S-1 filed on December 23, 2025).

10.10†

Securities Purchase Agreement, dated as of March 4, 2026, by and among Bleichroeder Acquisition Corp. II, Bleichroeder Acquisition 2 France and the Investors party thereto (incorporated by reference to Exhibit 10.5 to Bleichroeder Acquisition Corp. II’s Current Report on Form 8-K filed on March 5, 2026).

Exhibit Number	Description
10.11†

Form of Amended and Restated Registration Rights Agreement, among Pasqal Holding SA, Bleichroeder Sponsor 2 LLC, the Company Shareholders, the Insiders and the Holders signatory thereto (included as Annex G to this proxy statement/prospectus).

10.12**#	Form of Incentive Plan (included as Annex I to this proxy statement/prospectus).
10.13**#	Form of Share Appreciation Rights.
10.14**#	Form of Performance Based Share Appreciation Rights.
10.15**#	Form of Rollover BSPCE.
10.16*

Sponsor Support Agreement, dated as of February 28, 2026, by and among Bleichroeder Acquisition Corp. II, Bleichroeder Acquisition 2 France, Bleichroeder Sponsor 2 LLC and the other parties thereto (included as Annex D to this proxy statement/prospectus).

10.17*†

Company Support Agreement, dated as of February 28, 2026, by and among Bleichroeder Acquisition Corp. II, Bleichroeder Acquisition 2 France and the Supporting Shareholders of Pasqal Holding SAS party thereto (included as Annex E to this proxy statement/prospectus).

10.18*†

Form of Lock-Up Agreement, by and among Pasqal Holding SA, Bleichroeder Sponsor 2 LLC, the Pasqal Shareholders, the Parent Shareholders, the Directors and Officers party thereto (included as Annex F to this proxy statement/prospectus).

10.19**#	Form of Non-Competition and Non-Solicitation Agreement for Board Directors.
10.20**	Form of Indemnification Agreement between Pasqal Holding SA and each director and officer of Pasqal Holding SA.
10.21*	Commercial Lease Agreement (Bail Commercial) entered into between JMB DEVELOPPEMENT and Pasqal SAS on December 21, 2023, as amended. (English translation)
10.22**#	Corporate Mandate Agreement of Wasiq Bokhari, dated [•], 2026.
21.1**	List of Subsidiaries of the Registrant.
23.1*	Consent of PricewaterhouseCoopers Audit, independent registered public accounting firm for Pasqal SAS.
23.2*	Consent of WithumSmith+Brown, PC, independent registered public accounting firm for Bleichroeder Acquisition Corp. II.
23.3**	Consent of Orrick, Herrington & Sutcliffe LLP, French counsel (included as part of Exhibit 5.1).
23.4**	Consent of Reed Smith LLP (included in Exhibit 8.1).
23.5*	Consent of Newbridge Securities Corporation.
24.1*	Power of Attorney (included on the signature page hereto).
99.1**	Form of Proxy Card.
99.2*	Opinion of Newbridge Securities Corporation (included as Annex J to this proxy statement/prospectus).
99.3*	Consent of Wasiq Bokhari to be Named as a Director.
99.4*	Consent of Alain Aspect to be Named as a Director.
99.5*	Consent of Georges-Olivier Reymond to be Named as a Director.
99.6*	Consent of Michel Combes to be Named as a Director.
99.7*	Consent of Barbara Dalibard to be Named as a Director.
99.8*	Consent of Kathy Savitt to be Named as a Director.
99.9**	Consent of [•] to be Named as a Director.
99.10**	Consent of [•] to be Named as a Director.
99.11**	Consent of [•] to be Named as a Director.
107.1*	Calculation of Filing Fee Tables.

____________

#        Indicates management contract or compensatory plan or arrangement.

†        Certain of the exhibits and schedules to this Exhibit have been omitted in accordance with Regulation S-K Item 601(a)(5). The Registrant agrees to furnish a copy of all omitted exhibits and schedules to the SEC upon its request.

*        Filed herewith.

**      To be filed by amendment.

Item 22. Undertakings

(a)     The undersigned registrant hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)     To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)    To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee Tables” or “Calculation of Registration Fee” table, as applicable, in the effective registration statement.

(iii)   To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)    That, for the purpose of determining any liability under the U.S. Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered thereby, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)    To file a post-effective amendment to the registration statement to include any financial statements required by “Item 8.A. of Form 20-F” at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements.

(b)    The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

(c)     The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph 1, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(d)    That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(1)    Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(2)    Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(3)    The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(4)    Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(e)     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(f)     The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. The undertaking in this paragraph includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(g)    The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement on Form F-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of New York, New York on May 26, 2026.

BLEICHROEDER ACQUISITION FRANCE MERGER SUB 2
By:	/s/ Michel Combes
Name:	Michel Combes
Title:	President and Director

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Michel Combes	President and Director	May 26, 2026
Michel Combes	(Principal Executive Officer)
/s/ Andrew Gundlach	Director	May 26, 2026
Andrew Gundlach
/s/ Marcello Padula	Director	May 26, 2026
Marcello Padula

AUTHORIZED U.S. REPRESENTATIVE OF REGISTRANT

Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, the undersigned has signed this registration statement, solely in its capacity as the duly authorized representative of Bleichroeder Acquisition France Merger Sub 2, in the City of New York, New York on the 26th day of May, 2026.

By:	/s/ Michel Combes
Name:	Michel Combes
Title:	Authorized Representative

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Co-Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, there unto duly authorized, in the Cayman Islands on May 26, 2026.

BLEICHROEDER ACQUISITION CORP. II
By:	/s/ Marcello Padula
Name:	Marcello Padula
Title:	Chief Executive Officer and Chief Operating Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Marcello Padula and Robert Folino, and each one of them, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for them and in their name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to sign any new registration statement with respect to the offering contemplated thereby filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and all post-effective amendments thereto, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as they might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Marcello Padula	Chief Executive Officer and Chief Operating Officer	May 26, 2026
Marcello Padula	(Principal Executive Officer)
/s/ Robert Folino	Chief Financial Officer (Principal Financial Officer)	May 26, 2026
Robert Folino
/s/ Andrew Gundlach	Executive Chairman	May 26, 2026
Andrew Gundlach
/s/ Antoine Theysset	Director	May 26, 2026
Antoine Theysset
/s/ Kathy Savitt	Director	May 26, 2026
Kathy Savitt
/s/ Philippe Nyssen	Director	May 26, 2026
Philippe Nyssen
/s/ Clemence Rasigni	Director	May 26, 2026
Clemence Rasigni

AUTHORIZED U.S. REPRESENTATIVE OF CO-REGISTRANT

Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, the undersigned has signed this registration statement, solely in its capacity as the duly authorized representative of Bleichroeder Acquisition Corp. II, in the City of New York, New York on the 26th day of May, 2026.

By:	/s/ Marcello Padula
Name:	Marcello Padula
Title:	Authorized Representative

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Co-Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, there unto duly authorized, in the City of Paris, France, on May 26, 2026.

PASQAL HOLDING SAS
By:	/s/ Wasiq Bokhari
Name:	Wasiq Bokhari
Title:	President

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Wasiq Bokhari	President (Principal Executive Officer and Principal Financial Officer)	May 26, 2026
Wasiq Bokhari
/s/ Jean-Jacques Joulie	Director	May 26, 2026
Jean-Jacques Joulie
/s/ Georges-Olivier Reymond	Director	May 26, 2026
Georges-Olivier Reymond
/s/ Christophe Jurczaks	Director	May 26, 2026
Quantonation represented by Christophe Jurczaks
/s/ Antoine Browaeys	Director	May 26, 2026
Antoine Browaeys
/s/ Loïc Henriet	Director	May 26, 2026
Loïc Henriet
/s/ Maynard Kang	Director	May 26, 2026
Maynard Kang

AUTHORIZED U.S. REPRESENTATIVE OF CO-REGISTRANT

Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, the undersigned has signed this registration statement, solely in its capacity as the duly authorized representative of Pasqal Holding SAS, in the United States, on May 26, 2026.

Cogency Global Inc.
Authorized U.S. Representative
By:	/s/ Colleen A. De Vries
Name:	Colleen A. De Vries
Title:	Sr. Vice President on behalf of Cogency Global Inc.